(17)(2)(iv) Annual Report to Shareholders for the year ended October 31, 2010

Fund of Funds
Annual Report
October 31, 2010
www.transamericafunds.com
Customer Service 1-888-233-4339
P.O. Box 9012 • Clearwater, FL 33758-9012
Distributor: Transamerica Capital, Inc.

Dear Fellow Shareholder,
On behalf of Transamerica Funds, we would like to thank you for your continued support and confidence in our products as we look forward to continuing to serve you and your financial adviser in the future. We value the trust you have placed in us.
This annual report is provided to you with the intent of presenting a comprehensive review of the investments of each of your funds. The Securities and Exchange Commission requires that annual and semi-annual reports be sent to all shareholders, and we believe this report to be an important part of the investment process. In addition to providing a comprehensive review, this report also provides a discussion of accounting policies as well as matters presented to shareholders that may have required their vote.
We believe it is important to recognize and understand current market conditions in order to provide a context for reading this report. During the past twelve months, markets have generally advanced, yet have exhibited periods of weakness in conjunction with investors’ concerns over the health of the economy and the labor market, and periods of strength in conjunction with investors’ optimism of recovery and improved economic data points. The equity markets exhibited weakness in February, advanced into late April, were weak during June, July, and August, and ended the period near their highs of the year. The period ended with positive twelve month returns for both the broad equity and bond markets. Given concerns over debt levels overseas, the US Dollar entered a period of strength versus the Euro and British Pound until the late spring and early summer of 2010, when US Dollar weakness resumed. The US Dollar has weakened to multi-year lows versus the Japanese Yen. Oil prices have remained volatile over the past year, hitting their lows in early summer and rebounding to end higher at the end of the year. The Federal Reserve has kept the federal funds rate to a range of 0-0.25% in an effort to stimulate the economy. The unemployment rate has been sluggish to recede, beginning the period at 10.2% and ending the period at 9.6%. Anticipation of economic recovery has led to strong gains for particular equity and fixed-income sectors, including small-cap and mid-cap stocks, emerging market stocks, and high yield bonds. Money market securities have lagged on a relative basis. For the twelve months ended October 31, 2010, the Dow Jones Industrial Average returned 17.62%, the Standard & Poor’s 500 Index returned 16.52%, and the Barclays Capital U.S. Aggregate Bond Index returned 8.01%. Please keep in mind it is important to maintain a diversified portfolio as investment returns have historically been difficult to predict.
In addition to your active involvement in the investment process, we firmly believe that a financial adviser is a key resource to help you build a complete picture of your current and future financial needs. Financial advisers are familiar with the market’s history, including long-term returns and volatility of various asset classes. With your financial adviser, you can develop an investment program that incorporates factors such as your goals, your investment timeline, and your risk tolerance.
Please contact your financial adviser if you have any questions about the contents of this report, and thanks again for the confidence you have placed in us.
Sincerely,

John K. Carter	Christopher A. Staples
Chairman of the Board,	Vice President & Chief Investment Officer
President & Chief Executive Officer	Transamerica Funds
Transamerica Funds
The views expressed in this report reflect those of the portfolio managers only and may not necessarily represent the views of Transamerica Funds. These views are subject to change based upon market conditions. These views should not be relied upon as investment advice and are not indicative of trading intent on behalf of Transamerica Funds.

Transamerica Asset Allocation — Conservative Portfolio
(unaudited)
MARKET ENVIRONMENT
The 12-month period ended October 31, 2010 was characterized by some dramatic ups and downs in the financial markets, but it was a rising period overall. After the stock market’s initial powerful rebound in the spring and summer of 2009, it entered a more-sporadic phase that characterized most of this November 2009—October 2010 reporting period. In the spring, several developments raised the specter of a backsliding economy. The European debt crisis threatened that important region’s growth prospects, with consequences for the rest of the developed world, while U.S. unemployment and GDP estimates further fueled economic concerns. The stock market reacted with heavy losses in May and June, while safer havens like Treasuries and the U.S. dollar soared. Strong corporate earnings helped lift stocks during July’s earnings season, but once that support faded, so did July’s market gains. However, the period ended on a strongly positive jaunt; the Federal Reserve Board’s (“Fed”) announcement that it would pursue further quantitative easing sent the Standard & Poor’s 500 Composite Stock Index (“S&P 500”) up 8.92% in the month of September.
Through it all, the economy’s overall trend was one of gradual improvement. Unemployment dropped only slightly over the year and housing sales sank back into a malaise after the government’s homebuyer-credit program ended, but corporate earnings were clearly in recovery and GDP growth was consistently positive. Thus, by October 31st the S&P 500 had recorded a 16.52% gain for the 12-month period. Small-cap stocks rose even more sharply, with the Russell 2000® Index up 26.58%. The strongest parts of the market tended to be the economically sensitive sectors, while defensive sectors lagged behind. On its own track, the financials sector posted only small gains after a huge run-up in 2009, hampered by uncertainty surrounding the new financial-industry reform.
For the 12-month period, international markets were substantially hindered by the European debt situation. The Morgan Stanley Capital International-Europe, Australasia, and Far East Index (“MSCI-EAFE Net”) rose only 6.84% in local-currency terms. The MSCI-EAFE Net returned a little extra in U.S. dollar terms—but even its 8.36% dollar-denominated return was only half the S&P 500’s gain. Emerging markets were much stronger, with the biggest gains coming out of Latin America. The Morgan Stanley Capital International Emerging Markets Index (“MSCI-EMI”) soared 23.89% over the period.
Bonds held their own, with their largest gains coming in the period’s nervous stretches. The broad Barclays Capital U.S. Aggregate Bond Index returned 8.01% overall. Mortgages were weaker, though still safely in the black. Long-duration bonds fared well, while paltry yields on the short end of the curve translated to miniscule returns for short-term issues. The strongest bonds were the credit-sensitive variety: The Barclays Capital U.S. Corporate High Yield Bond Index rose 19.35%.
PERFORMANCE
For the year ended October 31, 2010, Transamerica Asset Allocation-Conservative Portfolio, Class A returned 11.59%. By comparison, its primary and secondary benchmarks, the Barclays Capital U.S. Aggregate Bond Index and the Wilshire 5000 Total Market Index, returned 8.01% and 19.41%, respectively.
STRATEGY REVIEW
The portfolio is structured to provide a mix of approximately 35% equity and 65% fixed-income securities (including cash) under normal conditions. The equity side provides broad coverage of both domestic and international markets, across the entire range of investment styles. The fixed-income portion covers investment-grade and credit-sensitive holdings, as well as international bonds. The portfolio also includes Treasury Inflation-Protected Securities (“TIPS”), emerging-markets equity and debt, international bonds, global real estate, commodities, and alternative strategies. The goal is to provide investors one-stop participation in the broad financial market (with a fixed-income tilt), so the portfolio includes ample coverage of traditional core asset classes as well as limited exposure to less-traditional asset classes like those mentioned above. These various asset classes can be expected to outperform and underperform the market at different times. But by diversifying across all of them one can participate in the long-term performance of each. Under the surface we endeavor to find and use top-quality money funds specializing in each asset class and style. We vigorously monitor these underlying funds for performance or style problems, and adjust their weightings continuously both to stay near our asset-class targets and to reflect the funds’ relative merit.
Of the portfolio’s nine bond funds, the only one to lag the Barclays Capital U.S. Aggregate Bond Index during the period was Transamerica Short-Term Bond. All of the other underlying bond funds surpassed the index. Riskier types of bonds tended to be rewarded the most; the high-yield and emerging-markets debt funds posted returns of more than 17%. Two of the portfolio’s largest bond positions, Transamerica PIMCO Total Return and Transamerica Loomis Sayles Bond, both notched gains in the double digits. It also helped that as the European debt crisis unfolded in the spring, we sharply reduced our weighting in Transamerica JPMorgan International Bond (which primarily held European bonds), and shifted those assets to other investment-grade bond holdings.
The portfolio also benefited from its domestic small- and mid-cap equity exposure. Such stocks made up a little over a third of the domestic-equity part of the portfolio (or 8.7% of the total portfolio) at the end of the reporting period. The small-cap Russell 2000® Index and the Russell Midcap® Index each rose more than 26%, and several of our small- and mid-cap underlying funds posted similarly strong returns. As was the case in the bond market, the period favored riskier equities as well. So it is not surprising that the portfolio’s emerging-markets and real estate holdings, although small weightings, were also significant gainers.

Transamerica Funds	Annual Report 2010

Transamerica Asset Allocation — Conservative Portfolio
(unaudited)
STRATEGY REVIEW (continued)
The major disappointment in the portfolio was the domestic large-cap funds. Of these five funds, only Transamerica Diversified Equity and Transamerica WMC Diversified Growth, managed to keep pace with the S&P 500’s 16.52% gain; and only the former beat its style-specific benchmark. We should note that in November 2010 we plan to add a sixth domestic large-cap fund to the mix (newly created Transamerica WMC Quality Value), which will complement the existing large-cap holdings well and also reduce the position sizes among the current five. Another drag on performance was Transamerica AllianceBernstein International Value, which has struggled at times over the past three years. Approval was recently received to replace AllianceBernstein, L.P. with Hansberger Global Investors, Inc. as sub-adviser on that fund subsequent to year end.
In early October 2010 we added a newly created absolute-return fund, Transamerica AQR Managed Futures Strategy, to the portfolio. It is a flexible long/short strategy that tactically manages exposure to equities, fixed income, commodities, and currencies through futures contracts. This addition bolsters the portfolio’s small basket of long-short strategies. Also in late September, Transamerica BlackRock Natural Resources, a natural-resources stock fund, was converted to a true commodities-futures fund by switching the sub-adviser from BlackRock Investment Management, LLC to Goldman Sachs Asset Management, L.P. The fund is now called Transamerica Goldman Sachs Commodity Strategy, and besides being a purer play on commodities, it is more diversified across the commodity landscape than the BlackRock version was.
During the period we eliminated small positions in Transamerica Convertible Securities and Transamerica Science & Technology. We concluded that owning convertible bonds, which are equity/bond hybrids, was an unnecessary complication in managing to our equity/bond mix within the portfolio. Meanwhile, we did not need a dedicated technology fund when the portfolio already has technology exposure through its growth funds.
Over the past two years, macroeconomic factors and government policy decisions have arguably been the main drivers of the world’s equity and fixed-income markets. In that environment, stock- and bond-picking skill has been less of a differentiator among investment managers. As the crisis psychology of 2008 and 2009 gradually fades, we believe we will see a return to a more fundamentals-driven market environment, which we believe will allow the talents of our underlying managers to contribute more significantly.
Jon Hale, CFA
Michael Stout, CFA
Dan McNeela, CFA
Hal Ratner
Co-Portfolio Managers
Morningstar Associates, LLC

Transamerica Funds	Annual Report 2010

Transamerica Asset Allocation — Conservative Portfolio
(unaudited)
Average Annual Total Return for Periods Ended 10/31/2010

			10 Years or
	1 Year	5 Years	Life of Portfolio	Inception Date

Class A (NAV)	11.59%	4.96%	5.63%	03/01/2002
Class A (POP)	5.42%	3.78%	4.95%	03/01/2002
Barclays Capital U.S. Aggregate Bond*	8.01%	6.45%	5.75%	03/01/2002
Wilshire 5000*	19.41%	2.59%	4.02%	03/01/2002

Class B (NAV)	10.82%	4.28%	4.99%	03/01/2002
Class B (POP)	5.82%	4.11%	4.99%	03/01/2002

Class C (NAV)	10.92%	4.34%	6.54%	11/11/2002
Class C (POP)	9.92%	4.34%	6.54%	11/11/2002

Class I (NAV)	N/A	N/A	9.39%	11/30/2009

Class R (NAV)	11.23%	N/A	4.48%	06/15/2006

NOTES

*	The Barclays Capital U.S. Aggregate Bond Index (“Barclays Capital U.S. Aggregate Bond”) and the Wilshire 5000 Total Market Index (“Wilshire 5000”) are unmanaged indices used as a general measure of market performance. Calculations assume dividends and capital gains are reinvested and do not include any managerial expenses. The 10 Years or Life of Portfolio calculation is based on the inception date of the Class A shares. You cannot invest directly in an index.
The performance data presented represents past performance; future results may vary. Performance data does not reflect the deduction of taxes that would be paid on portfolio distributions or the redemption of portfolio shares. Investment return and principal value will fluctuate so that an investor’s shares, when redeemed, may be worth more or less than their original cost. Current performance may be lower or higher than performance quoted. Please see www.transamericafunds.com for performance data current to the most recent month-end. Net Asset Value (“NAV”) returns include the reinvestment of dividends and capital gains but do not reflect any sales charges. Public Offering Price (“POP”) returns include the reinvestment of dividends and capital gains and reflect the maximum sales charge of 5.5% for A shares or the maximum applicable contingent deferred sales charge (5% in the 1st year, decreasing to 0% after 6 years) for Class B shares and 1% (during the first 12 months) for Class C shares. Shares purchased prior to March 1, 2004 are subject to a maximum applicable contingent deferred sales charge (5% in the 1st year, decreasing to 0% after 7 years) for Class B shares and (2% in the 1st year, decreasing to 0% after 2 years) for Class C shares.
Performance figures may reflect fee waivers and/or expense reimbursements by the Investment Adviser. Without such waivers and/or reimbursements, the performance would be lower. Future waivers and/or reimbursements are at the discretion of the Investment Adviser.
This material must be preceded or accompanied by a current prospectus, which includes specific contents regarding the investment objectives and policies of this portfolio.

Transamerica Funds	Annual Report 2010

Transamerica Asset Allocation — Growth Portfolio
(unaudited)
MARKET ENVIRONMENT
The 12-month period ended October 31, 2010 was characterized by some dramatic ups and downs in the financial markets, but it was a rising period overall. After the stock market’s initial powerful rebound in the spring and summer of 2009, it entered a more-sporadic phase that characterized most of this November 2009—October 2010 reporting period. In the spring, several developments raised the specter of a backsliding economy. The European debt crisis threatened that important region’s growth prospects, with consequences for the rest of the developed world, while U.S. unemployment and GDP estimates further fueled economic concerns. The stock market reacted with heavy losses in May and June, while safer havens like Treasuries and the U.S. dollar soared. Strong corporate earnings helped lift stocks during July’s earnings season, but once that support faded, so did July’s market gains. But the period ended on a strongly positive jaunt; the Federal Reserve Board’s (“Fed”) announcement that it would pursue further quantitative easing sent the Standard & Poor’s 500 Composite Stock Index (“S&P 500”) up 8.92% in the month of September.
Through it all, the economy’s overall trend was one of gradual improvement. Unemployment dropped only slightly over the year and housing sales sank back into a malaise after the government’s homebuyer-credit program ended, but corporate earnings were clearly in recovery and GDP growth was consistently positive. Thus, by October 31st the S&P 500 had recorded a 16.52% gain for the 12-month period. Small-cap stocks rose even more sharply, with the Russell 2000® Index up 26.58%. The strongest parts of the market tended to be the economically sensitive sectors, while defensive sectors lagged behind. On its own track, the financials sector posted only small gains after a huge run-up in 2009, hampered by uncertainty surrounding the new financial-industry reform.
For the 12-month period, international markets were substantially hindered by the European debt situation. The Morgan Stanley Capital International-Europe, Australasia, and Far East Index (“MSCI-EAFE Net”) rose only 6.84% in local-currency terms. The MSCI-EAFE Net returned a little extra in U.S. dollar terms—but even its 8.36% dollar-denominated return was only half the S&P 500’s gain. Emerging markets were much stronger, with the biggest gains coming out of Latin America. The Morgan Stanley Capital International Emerging Markets Index (“MSCI-EMI”) soared 23.89% over the period.
PERFORMANCE
For the year ended October 31, 2010, Transamerica Asset Allocation-Growth Portfolio, Class A returned 15.55%. By comparison, its benchmark, the Wilshire 5000 Total Market Index, returned 19.41%.
STRATEGY REVIEW
The portfolio is structured to provide broadly diversified coverage of the domestic and international equity markets, across a range of market capitalizations and investment styles. The portfolio also includes emerging markets, global real estate, and alternative strategies. The goal is to provide investors one-stop participation in the broad equity market, so the portfolio includes ample coverage of traditional core asset classes as well as limited exposure to less-traditional asset classes like those mentioned above. These various asset classes can be expected to outperform and underperform the market at different times. But by diversifying across all of them one can participate in the long-term performance of each. Under the surface we endeavor to find and use top-quality money managers specializing in each equity style. We vigorously monitor these underlying managers for performance or style problems, and adjust their weightings continuously both to stay near our asset-class and style targets and to reflect the managers’ relative merit.
During the period, the portfolio benefited from its domestic small- and mid-cap equity exposure. Such stocks made up a third of the domestic-equity part of the portfolio (or 20.9% of the total portfolio) at the end of the reporting period. The small-cap Russell 2000® Index and the Russell Midcap® Index each rose more than 26%, and several of our small- and mid-cap underlying funds posted similarly strong returns, with Transamerica Morgan Stanley Mid-Cap Growth and Transamerica Growth Opportunities particularly outperforming. The period rewarded most of the riskier asset classes, so it is not surprising that the portfolio’s emerging-markets and real estate holdings, although modest weightings, were also significant gainers. On the international side of the portfolio generally, most of the funds topped the MSCI-EAFE owing to either emerging-markets or smaller-cap exposure.
The major disappointment in the portfolio was the domestic large-cap funds, which as core holdings are all sizable positions. Of these five funds only Transamerica Diversified Equity and Transamerica WMC Diversified Growth managed to keep pace with the S&P 500’s 16.52% gain; and only the former beat its style-specific benchmark. We should note that in November 2010 we plan to add a sixth domestic large-cap fund to the mix (newly created Transamerica WMC Quality Value), which will complement the existing large-cap holdings well and also reduce the large position sizes among the current five. Another drag on performance was the portfolio’s small position in absolute-return funds. We hold them to manage risk in the portfolio, but because they are not very correlated with stocks, they will lag the market in particularly sharp upturns like that of the third quarter. Finally, Transamerica AllianceBernstein International Value, which has struggled at times over the past three years, hindered returns. Approval was recently received to replace AllianceBernstein L.P with Hansberger Global Investors, Inc. as sub-adviser on that fund subsequent to year end.

Transamerica Funds	Annual Report 2010

Transamerica Asset Allocation — Growth Portfolio
(unaudited)
STRATEGY REVIEW (continued)
In early October 2010 we added a newly created absolute-return fund, Transamerica AQR Managed Futures Strategy, to the portfolio. It is a flexible long/short strategy that tactically manages exposure to equities, fixed income, commodities, and currencies through futures contracts. This addition bolsters the portfolio’s small basket of long-short strategies. Also in late September, Transamerica BlackRock Natural Resources, a natural-resources stock fund, was converted to a true commodities-futures fund by switching the sub-adviser from BlackRock Investment Management, LLC to Goldman Sachs Asset Management, L.P. The fund is now called Transamerica Goldman Sachs Commodity Strategy, and besides being a purer play on commodities, it is more diversified across the commodity landscape than the BlackRock version was. One other change worth mentioning is that Transamerica Equity, a concentrated large-cap growth fund, switched to Transamerica WMC Diversified Growth in April of 2010. In November 2009, we also added a newly created diversified large-cap growth fund, Transamerica Diversified Equity, to the portfolio.
During the period we eliminated a small position in Transamerica Science & Technology. We concluded that we didn’t need a dedicated technology fund when the portfolio already has technology exposure through its growth funds.
Over the past two years, macroeconomic factors and government policy decisions have arguably been the main drivers of the world’s equity markets. In that environment, stock-picking skill has been less of a differentiator among investment managers. As the crisis psychology of 2008 and 2009 gradually fades, we believe we will see a return to a more fundamentals-driven market environment, which we believe will allow the talents of our underlying managers to contribute more significantly.
Jon Hale, CFA
Michael Stout, CFA
Dan McNeela, CFA
Hal Ratner
Co-Portfolio Managers
Morningstar Associates, LLC

Transamerica Funds	Annual Report 2010

Transamerica Asset Allocation — Growth Portfolio
(unaudited)
Average Annual Total Return for Periods Ended 10/31/2010

			10 Years or
	1 Year	5 Years	Life of Portfolio	Inception Date

Class A (NAV)	15.55%	2.05%	3.52%	03/01/2002
Class A (POP)	9.17%	0.90%	2.85%	03/01/2002
Wilshire 5000*	19.41%	2.59%	4.02%	03/01/2002

Class B (NAV)	14.65%	1.35%	2.89%	03/01/2002
Class B (POP)	9.65%	1.17%	2.89%	03/01/2002

Class C (NAV)	14.86%	1.42%	6.30%	11/11/2002
Class C (POP)	13.86%	1.42%	6.30%	11/11/2002

Class I (NAV)	N/A	N/A	11.57%	11/30/2009

Class R (NAV)	15.35%	N/A	0.64%	06/15/2006

NOTES

*	The Wilshire 5000 Total Market Index (“Wilshire 5000”) is an unmanaged index used as a general measure of market performance. Calculations assume dividends and capital gains are reinvested and do not include any managerial expenses. The 10 Years or Life of Portfolio calculation is based on the inception date of the Class A shares. You cannot invest directly in an index.
The performance data presented represents past performance; future results may vary. Performance data does not reflect the deduction of taxes that would be paid on portfolio distributions or the redemption of portfolio shares. Investment return and principal value will fluctuate so that an investor’s shares, when redeemed, may be worth more or less than their original cost. Current performance may be lower or higher than performance quoted. Please see www.transamericafunds.com for performance data current to the most recent month-end. Net Asset Value (“NAV”) returns include the reinvestment of dividends and capital gains but do not reflect any sales charges. Public Offering Price (“POP”) returns include the reinvestment of dividends and capital gains and reflect the maximum sales charge of 5.5% for A shares or the maximum applicable contingent deferred sales charge (5% in the 1st year, decreasing to 0% after 6 years) for Class B shares and 1% (during the first 12 months) for Class C shares. Shares purchased prior to March 1, 2004 are subject to a maximum applicable contingent deferred sales charge (5% in the 1st year, decreasing to 0% after 7 years) for Class B shares and (2% in the 1st year, decreasing to 0% after 2 years) for Class C shares.
Performance figures may reflect fee waivers and/or expense reimbursements by the Investment Adviser. Without such waivers and/or reimbursements, the performance would be lower. Future waivers and/or reimbursements are at the discretion of the Investment Adviser.
This material must be preceded or accompanied by a current prospectus, which includes specific contents regarding the investment objectives and policies of this portfolio.

Transamerica Funds	Annual Report 2010

Transamerica Asset Allocation — Moderate Growth Portfolio
(unaudited)
MARKET ENVIRONMENT
The 12-month period ended October 31, 2010 was characterized by some dramatic ups and downs, but it was a rising period overall. After the stock market’s initial powerful rebound in the spring and summer of 2009, it entered a more-sporadic phase that characterized most of this November 2009—October 2010 reporting period. In the spring, several developments raised the specter of a backsliding economy. The European debt crisis threatened that important region’s growth prospects, with consequences for the rest of the developed world, while U.S. unemployment and GDP estimates further fueled economic concerns. The stock market reacted with heavy losses in May and June, while safer havens like Treasuries and the U.S. dollar soared. Strong corporate earnings helped lift stocks during July’s earnings season, but once that support faded, so did July’s market gains. But the period ended on a strongly positive jaunt; the Federal Reserve Board’s (“Fed”) announcement that it would pursue further quantitative easing sent the Standard & Poor’s 500 Composite Stock Index (“S&P 500”) up 8.92% in the month of September.
Through it all, the economy’s overall trend was one of gradual improvement. Unemployment dropped only slightly over the year and housing sales sank back into a malaise after the government’s homebuyer-credit program ended, but corporate earnings were clearly in recovery and GDP growth was consistently positive. Thus, by October 31st the S&P 500 had recorded a 16.52% gain for the 12-month period. Small-cap stocks rose even more sharply, with the Russell 2000® Index up 26.58%. The strongest parts of the market tended to be the economically sensitive sectors, while defensive sectors lagged behind. On its own track, the financials sector posted only small gains after a huge run-up in 2009, hampered by uncertainty surrounding the new financial-industry reform.
For the 12-month period, international markets were substantially hindered by the European debt situation. The Morgan Stanley Capital International-Europe, Australasia, and Far East Index (“MSCI-EAFE Net”) rose only 6.84% in local-currency terms. The MSCI-EAFE Net returned a little extra in U.S. dollar terms—but even its 8.36% dollar-denominated return was only half the S&P 500’s gain. Emerging markets were much stronger, with the biggest gains coming out of Latin America. The Morgan Stanley Capital International Emerging Markets Index (“MSCI-EMI”) soared 23.89% over the period.
Bonds held their own, with their largest gains coming in the period’s nervous stretches. The broad Barclays Capital U.S. Aggregate Bond Index returned 8.01% overall. Mortgages were weaker, though still safely in the black. Long-duration bonds fared well, while paltry yields on the short end of the curve translated to miniscule returns for short-term issues. The strongest bonds were the credit-sensitive variety: The Barclays Capital U.S. Corporate High Yield Bond Index rose 19.35%.
PERFORMANCE
For the year ended October 31, 2010, Transamerica Asset Allocation-Moderate Growth Portfolio, Class A returned 14.35%. By comparison, its primary and secondary benchmarks, the Wilshire 5000 Total Market Index and the Barclays Capital U.S. Aggregate Bond Index, returned 19.41% and 8.01%, respectively.
STRATEGY REVIEW
The portfolio is structured to provide a mix of approximately 70% equity and 30% fixed-income securities (including cash) under normal conditions. The equity side provides broad coverage of both domestic and international markets, across the entire range of investment styles. The fixed-income portion covers investment-grade and credit-sensitive holdings, as well as international bonds. The portfolio also includes emerging markets, global real estate, commodities, and alternative strategies. The goal is to provide investors one-stop participation in the broad financial market, so the portfolio includes ample coverage of traditional core asset classes as well as limited exposure to less-traditional asset classes like those mentioned above. These various asset classes can be expected to outperform and underperform the market at different times. But by diversifying across all of them one can participate in the long-term performance of each. Under the surface we endeavor to find and use top-quality money managers specializing in each asset class and style. We vigorously monitor these underlying managers for performance or style problems, and adjust their weightings continuously both to stay near our asset-class targets and to reflect the managers’ relative merit.
During the period, the portfolio benefited from its domestic small- and mid-cap equity exposure. Such stocks made up about a third of the domestic-equity part of the portfolio (or 15.5% of the total portfolio) at the end of the reporting period. The small-cap Russell 2000® Index and the Russell Midcap® Index each rose more than 26%, and several of our small- and mid-cap underlying funds posted similarly strong returns, with Transamerica Morgan Stanley Mid-Cap Growth and Transamerica Growth Opportunities particularly outperforming. The period rewarded most of the riskier asset classes, so it’s not surprising that the portfolio’s emerging-markets and real estate holdings, although relatively small weightings, were also significant gainers.
Similarly, riskier asset classes tended to outperform in the bond slice of the portfolio as well. Of the portfolio’s nine bond funds, the only one to lag the Barclays Capital U.S. Aggregate Bond Index was Transamerica Short-Term Bond. All of the other underlying bond funds surpassed the index, and the high-yield and emerging-markets debt funds posted returns of more than 17%. Two of the portfolio’s large bond positions, Transamerica PIMCO Total Return and Transamerica Loomis Sayles Bond, both notched gains in the double digits.

Transamerica Funds	Annual Report 2010

Transamerica Asset Allocation — Moderate Growth Portfolio
(unaudited)
STRATEGY REVIEW (continued)
The major disappointment in the portfolio was the domestic large-cap funds, which as core holdings are all sizable positions. Of these five funds, only Transamerica Diversified Equity and Transamerica WMC Diversified Growth, managed to keep pace with the S&P 500’s 16.52% gain; and only the former beat its style-specific benchmark. We should note that in November 2010 we plan to add a sixth domestic large-cap fund to the mix (newly created Transamerica WMC Quality Value), which will complement the existing large-cap holdings well and also reduce the large position sizes among the current five. Another drag on performance was Transamerica AllianceBernstein International Value, which has struggled at times over the past three years. Approval was recently received to replace AllianceBernstein, L.P. with Hansberger Global Investors, Inc. as sub-adviser on that fund subsequent to year end.
In early October 2010 we added a newly created absolute-return fund, Transamerica AQR Managed Futures Strategy, to the portfolio. It is a flexible long/short strategy that tactically manages exposure to equities, fixed income, commodities, and currencies through futures contracts. This addition bolsters the portfolio’s small basket of long-short strategies. Also in late September, Transamerica BlackRock Natural Resources, a natural-resources stock fund, was converted to a true commodities-futures fund by switching the sub-adviser from BlackRock Investment Management, LLC to Goldman Sachs Asset Management, L.P. The fund is now called Transamerica Goldman Sachs Commodity Strategy, and besides being a purer play on commodities, it is more diversified across the commodity landscape than the BlackRock version was.
During the period we eliminated small positions in Transamerica Convertible Securities and Transamerica Science & Technology. We concluded that owning convertible bonds, which are equity/bond hybrids, was an unnecessary complication in managing our equity/bond mix within the portfolio. Meanwhile, we didn’t need a dedicated technology fund when the portfolio already has technology exposure through its growth funds.
Over the past two years, macroeconomic factors and government policy decisions have arguably been the main drivers of the world’s equity and fixed-income markets. In that environment, stock- and bond-picking skill has been less of a differentiator among investment managers. As the crisis psychology of 2008 and 2009 gradually fades, we believe we will see a return to a more fundamentals-driven market environment, which we believe will allow the talents of our underlying managers to contribute more significantly.
Jon Hale, CFA
Michael Stout, CFA
Dan McNeela, CFA
Hal Ratner
Co-Portfolio Managers
Morningstar Associates, LLC

Transamerica Funds	Annual Report 2010

Transamerica Asset Allocation — Moderate Growth Portfolio
(unaudited)
Average Annual Total Return for Periods Ended 10/31/2010

			10 Years or
	1 Year	5 Years	Life of Portfolio	Inception Date

Class A (NAV)	14.35%	3.60%	4.53%	03/01/2002
Class A (POP)	8.10%	2.43%	3.86%	03/01/2002
Wilshire 5000*	19.41%	2.59%	4.02%	03/01/2002
Barclays Capital U.S. Aggregate Bond*	8.01%	6.45%	5.75%	03/01/2002

Class B (NAV)	13.57%	2.89%	3.89%	03/01/2002
Class B (POP)	8.57%	2.71%	3.89%	03/01/2002

Class C (NAV)	13.58%	2.94%	6.67%	11/11/2002
Class C (POP)	12.58%	2.94%	6.67%	11/11/2002

Class I (NAV)	N/A	N/A	11.07%	11/30/2009

Class R (NAV)	14.08%	N/A	2.48%	06/15/2006

NOTES

*	The Wilshire 5000 Total Market Index (“Wilshire 5000”) and the Barclays Capital U.S. Aggregate Bond Index (“Barclays Capital U.S. Aggregate Bond”) are unmanaged indices used as a general measure of market performance. Calculations assume dividends and capital gains are reinvested and do not include any managerial expenses. The 10 Years or Life of portfolio calculation is based on the inception date of the Class A shares. You cannot invest directly in an index.
The performance data presented represents past performance; future results may vary. Performance data does not reflect the deduction of taxes that would be paid on portfolio distributions or the redemption of portfolio shares. Investment return and principal value will fluctuate so that an investor’s shares, when redeemed, may be worth more or less than their original cost. Current performance may be lower or higher than performance quoted. Please see www.transamericafunds.com for performance data current to the most recent month-end. Net Asset Value (“NAV”) returns include the reinvestment of dividends and capital gains but do not reflect any sales charges. Public Offering Price (“POP”) returns include the reinvestment of dividends and capital gains and reflect the maximum sales charge of 5.5% for A shares or the maximum applicable contingent deferred sales charge (5% in the 1st year, decreasing to 0% after 6 years) for Class B shares and 1% (during the first 12 months) for Class C shares. Shares purchased prior to March 1, 2004 are subject to a maximum applicable contingent deferred sales charge (5% in the 1st year, decreasing to 0% after 7 years) for Class B shares and (2% in the 1st year, decreasing to 0% after 2 years) for Class C shares.
Performance figures may reflect fee waivers and/or expense reimbursements by the Investment Adviser. Without such waivers and/or reimbursements, the performance would be lower. Future waivers and/or reimbursements are at the discretion of the Investment Adviser.
This material must be preceded or accompanied by a current prospectus, which includes specific contents regarding the investment objectives and policies of this portfolio.

Transamerica Funds	Annual Report 2010

Transamerica Asset Allocation — Moderate Portfolio
(unaudited)
MARKET ENVIRONMENT
The 12-month period ended October 31, 2010 was characterized by some dramatic ups and downs, but it was a rising period overall. After the stock market’s initial powerful rebound in the spring and summer of 2009, it entered a more-sporadic phase that characterized most of this November 2009—October 2010 reporting period. In the spring, several developments raised the specter of a backsliding economy. The European debt crisis threatened that important region’s growth prospects, with consequences for the rest of the developed world, while U.S. unemployment and GDP estimates further fueled economic concerns. The stock market reacted with heavy losses in May and June, while safer havens like Treasuries and the U.S. dollar soared. Strong corporate earnings helped lift stocks during July’s earnings season, but once that support faded, so did July’s market gains. But the period ended on a strongly positive jaunt; the Federal Reserve Board’s (“Fed”) announcement that it would pursue further quantitative easing sent the Standard & Poor’s 500 Composite Stock Index (“S&P 500”) up 8.92% in the month of September.
Through it all, the economy’s overall trend was one of gradual improvement. Unemployment dropped only slightly over the year and housing sales sank back into a malaise after the government’s homebuyer-credit program ended, but corporate earnings were clearly in recovery and GDP growth was consistently positive. Thus, by October 31st the S&P 500 had recorded a 16.52% gain for the 12-month period. Small-cap stocks rose even more sharply, with the Russell 2000® Index up 26.58%. The strongest parts of the market tended to be the economically sensitive sectors, while defensive sectors lagged behind. On its own track, the financials sector posted only small gains after a huge run-up in 2009, hampered by uncertainty surrounding the new financial-industry reform.
For the 12-month period, international markets were substantially hindered by the European debt situation. The Morgan Stanley Capital International-Europe, Australasia, and Far East Index (“MSCI-EAFE Net”) rose only 6.84% in local-currency terms. The MSCI-EAFE Net returned a little extra in U.S. dollar terms—but even its 8.36% dollar-denominated return was only half the S&P 500’s gain. Emerging markets were much stronger, with the biggest gains coming out of Latin America. The Morgan Stanley Capital International Emerging Markets Index (“MSCI-EMI”) soared 23.89% over the period.
Bonds held their own, with their largest gains coming in the period’s nervous stretches. The broad Barclays Capital U.S. Aggregate Bond Index returned 8.01% overall. Mortgages were weaker, though still safely in the black. Long-duration bonds fared well, while paltry yields on the short end of the curve translated to miniscule returns for short-term issues. The strongest bonds were the credit-sensitive variety: The Barclays Capital U.S. Corporate High Yield Bond Index rose 19.35%.
PERFORMANCE
For the year ended October 31, 2010, Transamerica Asset Allocation-Moderate Portfolio, Class A returned 12.95%. By comparison, its primary and secondary benchmarks, the Wilshire 5000 Total Market Index and the Barclays Capital U.S. Aggregate Bond Index, returned 19.41% and 8.01%, respectively.
STRATEGY REVIEW
The portfolio is structured to provide a mix of approximately 50% equity and 50% fixed-income securities (including cash) under normal conditions. The equity side provides broad coverage of both domestic and international markets, across the entire range of investment styles. The fixed-income portion covers investment-grade and credit-sensitive holdings, as well as international bonds. The portfolio also includes emerging markets, global real estate, commodities, and alternative strategies. The goal is to provide investors one-stop participation in the broad financial market, so the portfolio includes ample coverage of traditional core asset classes as well as limited exposure to less-traditional asset classes like those mentioned above. These various asset classes can be expected to outperform and underperform the market at different times. But by diversifying across all of them one can participate in the long-term performance of each. Under the surface we endeavor to find and use top-quality money managers specializing in each asset class and style. We vigorously monitor these underlying managers for performance or style problems, and adjust their weightings continuously both to stay near our asset-class targets and to reflect the managers’ relative merit.
During the period, the portfolio benefited from its domestic small- and mid-cap equity exposure. Such stocks made up a little over a third of the domestic-equity part of the portfolio (or 11.9% of the total portfolio) at the end of the reporting period. The small-cap Russell 2000® Index and the Russell Midcap® Index each rose more than 26%, and several of our small- and mid-cap underlying funds posted similarly strong returns, with Transamerica Morgan Stanley Mid-Cap Growth and Transamerica Growth Opportunities particularly outperforming. The period rewarded most of the riskier asset classes, so it is not surprising that the portfolio’s emerging-markets and real estate holdings, although relatively small weightings, were also significant gainers.
Similarly, riskier asset classes tended to outperform on the bond side of the portfolio as well. Of the portfolio’s nine bond funds, the only one to lag the Barclays Capital U.S. Aggregate Bond Index was Transamerica Short-Term Bond. All of the other underlying bond funds surpassed the index, and the high-yield and emerging-markets debt funds posted returns of more than 17%. The portfolio’s largest bond positions, Transamerica PIMCO Total Return and Transamerica Loomis Sayles Bond, both notched gains in the double digits. It also helped that as the European debt crisis unfolded in the spring, we sharply reduced our weighting in Transamerica JPMorgan International Bond (which primarily held European bonds), and shifted those assets to other investment-grade bond holdings.

Transamerica Funds	Annual Report 2010

Transamerica Asset Allocation — Moderate Portfolio
(unaudited)
STRATEGY REVIEW (continued)
The major disappointment in the portfolio was the domestic large-cap funds, which as core holdings are all sizable positions. Of these five funds only Transamerica Diversified Equity and Transamerica WMC Diversified Growth managed to keep pace with the S&P 500 16.52% gain; and only the former beat its style-specific benchmark. We should note that in November 2010 we plan to add a sixth domestic large-cap fund to the mix (newly created Transamerica WMC Quality Value), which will complement the existing large-cap holdings well and also reduce the large position sizes among the current five. Another drag on performance was Transamerica AllianceBernstein International Value, which has struggled at times over the past three years. Approval was recently received to replace AllianceBernstein L.P. with Hansberger Global Investors, Inc. as sub-adviser on that fund subsequent to year end.
In early October 2010 we added a newly created absolute-return fund, Transamerica AQR Managed Futures Strategy, to the portfolio. It is a flexible long/short strategy that tactically manages exposure to equities, fixed income, commodities, and currencies through futures contracts. This addition bolsters the portfolio’s small basket of long-short strategies. Also in late September, Transamerica BlackRock Natural Resources, a natural-resources stock fund, was converted to a true commodities-futures fund by switching the sub-adviser from BlackRock Investment Management, LLC to Goldman Sachs Asset Management, L.P. The fund is now called Transamerica Goldman Sachs Commodity Strategy, and besides being a purer play on commodities, it is more diversified across the commodity landscape than the BlackRock version was.
During the period we eliminated small positions in Transamerica Convertible Securities and Transamerica Science & Technology. We concluded that owning convertible bonds, which are equity/bond hybrids, was an unnecessary complication in managing to our equity/bond mix within the portfolio. Meanwhile, we did not need a dedicated technology fund when the portfolio already has technology exposure through its growth funds.
Over the past two years, macroeconomic factors and government policy decisions have arguably been the main drivers of the world’s equity and fixed-income markets. In that environment, stock- and bond-picking skill has been less of a differentiator among investment managers. As the crisis psychology of 2008 and 2009 gradually fades, we believe we will see a return to a more fundamentals-driven market environment, which we believe will allow the talents of our underlying managers to contribute more significantly.
Jon Hale, CFA
Michael Stout, CFA
Dan McNeela, CFA
Hal Ratner
Co-Portfolio Managers
Morningstar Associates, LLC

Transamerica Funds	Annual Report 2010

Transamerica Asset Allocation — Moderate Portfolio
(unaudited)
Average Annual Total Return for Periods Ended 10/31/2010

			10 Years or
	1 Year	5 Years	Life of Portfolio	Inception Date

Class A (NAV)	12.95%	4.51%	5.22%	03/01/2002
Class A (POP)	6.72%	3.33%	4.54%	03/01/2002
Wilshire 5000*	19.41%	2.59%	4.02%	03/01/2002
Barclays Capital U.S. Aggregate Bond*	8.01%	6.45%	5.75%	03/01/2002

Class B (NAV)	12.13%	3.80%	4.59%	03/01/2002
Class B (POP)	7.13%	3.63%	4.59%	03/01/2002

Class C (NAV)	12.22%	3.85%	6.80%	11/11/2002
Class C (POP)	11.22%	3.85%	6.80%	11/11/2002

Class I (NAV)	N/A	N/A	10.27%	11/30/2009

Class R (NAV)	12.60%	N/A	3.73%	06/15/2006

NOTES

*	The Wilshire 5000 Total Market Index (“Wilshire 5000”) and the Barclays Capital U.S. Aggregate Bond Index (“Barclays Capital U.S. Aggregate Bond”) are unmanaged indices used as a general measure of market performance. Calculations assume dividends and capital gains are reinvested and do not include any managerial expenses. The 10 Years or Life of Portfolio calculation is based on the inception date of the Class A shares. You cannot invest directly in an index.
The performance data presented represents past performance; future results may vary. Performance data does not reflect the deduction of taxes that would be paid on portfolio distributions or the redemption of portfolio shares. Investment return and principal value will fluctuate so that an investor’s shares, when redeemed, may be worth more or less than their original cost. Current performance may be lower or higher than performance quoted. Please see www.transamericafunds.com for performance data current to the most recent month-end. Net Asset Value (”NAV”) returns include the reinvestment of dividends and capital gains but do not reflect any sales charges. Public Offering Price (“POP”) returns include the reinvestment of dividends and capital gains and reflect the maximum sales charge of 5.5% for A shares or the maximum applicable contingent deferred sales charge (5% in the 1st year, decreasing to 0% after 6 years) for Class B shares and 1% (during the first 12 months) for Class C shares. Shares purchased prior to March 1, 2004 are subject to a maximum applicable contingent deferred sales charge (5% in the 1st year, decreasing to 0% after 7 years) for Class B shares and (2% in the 1st year, decreasing to 0% after 2 years) for Class C shares.
Performance figures may reflect fee waivers and/or expense reimbursements by the Investment Adviser. Without such waivers and/or reimbursements, the performance would be lower. Future waivers and/or reimbursements are at the discretion of the Investment Adviser.
This material must be preceded or accompanied by a current prospectus, which includes specific contents regarding the investment objectives and policies of this portfolio.

Transamerica Funds	Annual Report 2010

Transamerica Multi-Manager Alternative Strategies Portfolio
(unaudited)
MARKET ENVIRONMENT
The 12-month period ended October 31, 2010 was characterized by some dramatic ups and downs, but it was a rising period overall. After the stock market’s initial powerful rebound in the spring and summer of 2009, it entered a more-sporadic phase that characterized most of this November 2009—October 2010 reporting period. It is true that this year’s third quarter marked the fifth consecutive quarter of real U.S. gross domestic product (“GDP”) growth, but economic concerns have never been far from the surface. In the spring, several developments raised the specter of a backsliding economy. The European debt crisis threatened that important region’s growth prospects, with consequences for the rest of the developed world, while an uptick in U.S. unemployment in April and a downward revision of the first quarter’s GDP estimate further fueled economic concerns. The stock market reacted with heavy losses in May and June, while safer havens like Treasuries and the U.S. dollar soared. Strong corporate earnings helped lift stocks during July’s earnings season, but once that support faded, so did July’s market gains. But the period ended on a strongly positive jaunt; the Federal Reserve Board’s (“Fed”) announcement that it would pursue further quantitative easing sent the Standard & Poor’s 500 Composite Stock Index (“S&P 500”) up 8.92% in the month of September.
Through it all, the economy’s overall trend was one of gradual improvement. Unemployment dropped only slightly over the year and housing sales sank back into a malaise after the government’s homebuyer-credit program ended, but corporate earnings were clearly in recovery and GDP growth was consistently positive. Thus, by October 31st the S&P 500 had recorded a 16.52% gain for the 12-month period. Small-cap stocks rose even more sharply, with the Russell 2000® Index up 26.58%. The strongest parts of the market tended to be the economically sensitive sectors, while defensive sectors lagged behind. On its own track, the financials sector posted only small gains after a huge run-up in 2009, hampered by uncertainty surrounding the new financial-industry reform.
For the 12-month period, International markets were substantially hindered by the European debt situation. The Morgan Stanley Capital International-Europe, Australasia, and Far East Index (“MSCI-EAFE Net”) rose only 6.84% in local-currency terms. Although the U.S. dollar first dramatically rose and then fell back, for the period as a whole it gained modestly against the Euro and British pound. The greenback weakened rather badly, however, against the Japanese yen and Australian dollar. The combined effect was that the MSCI-EAFE Net returned a little extra in U.S. dollar terms—but even its 8.36% dollar-denominated return was only half the S&P 500’s gain. Emerging markets were much stronger, with the biggest gains coming out of Latin America. The Morgan Stanley Capital International Emerging Markets Index (“MSCI-EMI”) soared 23.89% over the period.
Bonds held their own, with their largest gains coming in the period’s nervous stretches. The broad Barclays Capital U.S. Aggregate Bond Index returned 8.01% overall. Mortgages were weaker, though still safely in the black. Long-duration bonds fared well, while paltry yields on the short end of the curve translated to miniscule returns for short-term issues. The strongest bonds were the credit-sensitive variety: The Barclays Capital U.S. Corporate High Yield Bond Index rose 19.35%.
PERFORMANCE
For the year ended October 31, 2010, Transamerica Multi-Manager Alternative Strategies Portfolio, Class A returned 7.83%. By comparison, its benchmark, the Bank of America Merrill Lynch 3-Month Treasury Bill +3% Wrap Index, returned 3.16%.
STRATEGY REVIEW
The Fund is meant to provide diversification against mainstream stocks and bonds by combining absolute-return, non-traditional equity, and lower-correlated fixed-income sleeves. Although replicating hedge-fund performance is not the Fund’s objective, we aim to provide a hedge-like performance profile in a mutual-fund format.
The portfolio’s holdings in non-traditional equity: Transamerica Oppenheimer Developing Markets; Transamerica Clarion Global Real Estate Securities; Transamerica Schroders International Small Cap; and Transamerica Third Avenue Value, contributed strong double-digit returns during the period. Meanwhile, the portfolio’s largest fixed-income position, Transamerica Loomis Sayles Bond, recorded a return that was competitive with the equity returns.
However, as a mark of our progress in reducing the portfolio’s equity sensitivity, the equity funds accounted for only 13.9% of assets at the end of the reporting period. The long-only bond funds, meanwhile, took up only 15.6%. Instead, the core absolute-return funds: Transamerica First Quadrant Global Macro; Transamerica BNY Mellon Market Neutral Strategy; and Transamerica AQR Managed Futures Strategy (a new addition discussed below), accounted for 38.0% of the portfolio, while the long-only tactical-allocation funds Transamerica BlackRock Global Allocation and Transamerica Federated Market Opportunity made up 23.8%. Most of these holdings delivered flatter returns than the equity and bond funds, and thus diluted the portfolio’s participation in the equity market’s rise. (As stated above, the S&P 500 gained 16.52% over the 12-month period.)
Despite the reduction in long-only equity holdings, the portfolio’s correlation with the equity market was high over the 12-month period, a function of the volatile equity market contributing most of the portfolio’s return variance.

Transamerica Funds	Annual Report 2010

Transamerica Multi-Manager Alternative Strategies Portfolio
(unaudited)
STRATEGY REVIEW (continued)
Bearing in mind that we have progressively moved the portfolio toward a less equity-sensitive profile since its December 28, 2006 inception, this recent performance is in keeping with its long-term upside and downside capture ratios. Since inception the Fund’s upside capture relative to the S&P 500 (based on monthly returns beginning in January 2007, the Fund’s first full month) has been 51%, while its downside participation has been 41%. The Fund’s standard deviation since inception (a measure of monthly return volatility) is 10.72% annualized, versus the S&P 500’s 19.62% standard deviation over that same stretch. Given that the bond market’s standard deviation over that time (as represented by the Barclays Capital U.S. Aggregate Bond Index) has been a remarkably low 3.78%, we would have preferred an even lower standard deviation relative to equities.
We believe some adjustments we have made to the portfolio over the past year will be beneficial in this respect. For one thing, in early October 2010 we added a third absolute-return fund, the newly created Transamerica AQR Managed Futures Strategy. Run by Clifford Asness of AQR Capital Management, LLC, it is a historically successful long/short strategy that tactically manages exposure to equities, fixed income, commodities, and currencies through the use of futures contracts. Also in late September, the former Transamerica BlackRock Natural Resources—a natural-resources stock fund—was converted to a true commodities-futures fund by switching the sub-adviser from BlackRock Investment Management, LLC to Goldman Sachs Asset Management, L.P. The fund is now called Transamerica Goldman Sachs Commodity Strategy, and besides being a purer play on commodities, it is more diversified across the commodity landscape than was the energy-focused BlackRock version. Finally, we added the Treasury Inflation-Protected Securities fund Transamerica PIMCO Real Return TIPS in October, both for its inflation-hedging properties and for its beneficial effect on offsetting the portfolio’s equity volatility. As part of these recent changes—as well as over the course of the year—we eliminated one long-only international equity fund and reduced the position sizes of other equity funds. We also eliminated Transamerica JPMorgan International Bond as the spring European debt crisis unfolded, and subsequently reduced Transamerica Loomis Sayles Bond.
Since the Fund’s inception, both the equity and bond markets have experienced historically large, exaggerated swings as the markets have cycled through panic to near-euphoric relief. Over this period, macroeconomic factors and government policy decisions have arguably been the main drivers of the world’s markets. All of this has had the effect of raising correlations across asset classes and making many hedge funds more market-sensitive than is typical. These developments have affected the Fund as well. We have continually responded to this challenge and believe the portfolio enhancements we have made over the past year further improve the Fund’s risk/return characteristics. We also believe that as the crisis psychology of 2008 and 2009 gradually fades, we will see a return to a more fundamentals-driven market environment, which should allow the talents of our underlying managers to contribute more significantly.
Jon Hale, CFA
Michael Stout, CFA
Dan McNeela, CFA
Hal Ratner
Co-Portfolio Managers
Morningstar Associates, LLC

Transamerica Funds	Annual Report 2010

Transamerica Multi-Manager Alternative Strategies Portfolio
(unaudited)
Average Annual Total Return for Periods Ended 10/31/2010

		10 Years or
	1 Year	Life of Portfolio	Inception Date

Class A (NAV)	7.83%	1.90%	12/28/2006
Class A (POP)	1.94%	0.42%	12/28/2006
BofA Merrill Lynch 3-Month Treasury Bill *	3.16%	5.01%	12/28/2006

Class C (NAV)	7.12%	1.25%	12/28/2006
Class C (POP)	6.12%	1.25%	12/28/2006

Class I (NAV)	N/A	6.90%	11/30/2009

NOTES

*	The Bank of America Merrill Lynch 3-Month Treasury Bill + 3% Wrap Index (“BofA Merrill Lynch 3-Month Treasury Bill”) is an unmanaged index used as a general measure of market performance. Calculations assume dividends and capital gains are reinvested and do not include any managerial expenses. The 10 Years or Life of Portfolio calculation is based on the inception date of the Class A shares. You cannot invest directly in an index.
The performance data presented represents past performance; future results may vary. Performance data does not reflect the deduction of taxes that would be paid on portfolio distributions or the redemption of portfolio shares. Investment return and principal value will fluctuate so that an investor’s shares, when redeemed, may be worth more or less than their original cost. Current performance may be lower or higher than performance quoted. Please see www.transamericafunds.com for performance data current to the most recent month-end. Net Asset Value (“NAV”) returns include the reinvestment of dividends and capital gains but do not reflect any sales charges. Public Offering Price (“POP”) returns include the reinvestment of dividends and capital gains and reflect the maximum sales charge of 5.5% for A shares or the maximum applicable contingent deferred sales charge and 1% (during the first 12 months) for Class C shares.
Performance figures may reflect fee waivers and/or expense reimbursements by the Investment Adviser. Without such waivers and/or reimbursements, the performance would be lower. Future waivers and/or reimbursements are at the discretion of the Investment Adviser.
The portfolio may utilize strategies and hedging techniques in matched combinations that are designed to neutralize or offset the risks of each strategy employing these techniques separately. Some strategies include long/short and market neutral strategies; bear markets strategies; tactical investment strategies (debt and/or equity); foreign currency trading strategies; global real estate securities; commodities and/or natural resources and/or precious metals; and non-traditional investments (such as micro-cap stocks and emerging market stocks). There is no assurance that these strategies will protect against losses. Certain hedging techniques and leverage employed in the management of the portfolio may accelerate the velocity of possible losses. This material must be preceded or accompanied by a current prospectus, which includes specific contents regarding the investment objectives and policies of this portfolio.

Transamerica Funds	Annual Report 2010

Transamerica Multi-Manager International Portfolio
(unaudited)
MARKET ENVIRONMENT
Global equity markets rose over the 12-month period ending October 31, 2010, but the period was characterized by volatility as markets struggled to adjust to an anemic global economic recovery. The cautious optimism toward recovery that had helped fuel global stock-market gains during the last part of 2009 gave way to renewed concerns in the spring. The European debt crisis threatened that region’s growth prospects, with consequences for the rest of the developed world, while an uptick in U.S. unemployment in April and a downward revision of the first quarter’s gross domestic production (“GDP”) estimate fueled worries that the economy would fall back into recession. The European debt crisis was doubly bad for U.S.-based international investors, because not only did European equity markets fall, but the euro plunged against the dollar, sending dollar-denominated returns even lower in the spring. Things changed direction during the summer and, especially, early fall, reflecting an easing of concerns over Europe’s debt troubles and the threat of a double-dip recession. The dollar began to weaken against major currencies, a move that picked up steam in September when the Federal Reserve Board (“Fed”) indicated it was prepared to engage in another round of quantitative easing. As international markets rose during September and October, dollar-based investors gained even more. While emerging markets were affected over the course of the year by these same macro factors, on the whole they consistently outperformed developed markets; a reflection of their superior growth prospects and sound financial footing compared with many developed economies.
PERFORMANCE
For the year ended October 31, 2010, Transamerica Multi-Manager International Portfolio, Class A returned 16.80%. By comparison, its benchmark, the Morgan Stanley Capital International World ex-U.S. Index (“MSCIW ex USA”), returned 10.10%.
STRATEGY REVIEW
The portfolio is structured to provide broad coverage of international equity markets. Its nine underlying portfolio holdings cover a range of international investing styles, including: large-cap value; blend, and growth stocks; mid- and small-cap stocks; emerging markets; global real estate; and global tactical asset allocation. The portfolio targets approximately 75% of assets in developed-markets stocks and 25% in emerging markets. Large-cap stocks are targeted at 65% to 70% of the portfolio, with mid- and small-cap stocks comprising 30% to 35%. The portfolio also contains smaller positions of about 5% each in the underlying global real estate and global tactical asset allocation funds. Our objective is to provide investors with comprehensive coverage of international markets in a single investment vehicle. As such, the portfolio is more broadly diversified than most international portfolios or indices. No one can predict with consistency which investment styles will outperform in any given quarter or year, but by diversifying across several of them, one can capture the long-term performance of each.
The portfolio easily outpaced MSCIW ex USA over the 12-month reporting period. Much of the outperformance is attributable to the portfolio’s emerging-markets exposure, which ranged between 25% and 30% of assets. The Morgan Stanley Capital International Emerging Markets Index (“MSCI-EMI”) gained 23.89% for the reporting period. But emerging markets are not included in the Fund’s MSCIW ex USA benchmark. Our primary emerging-markets holding, Transamerica Oppenheimer Developing Markets, gained 32.43% for the period, while Transamerica WMC Emerging Markets gained 21.08%. Additionally, several other underlying managers, particularly Transamerica Thornburg International Value, were helped by their own allocations to emerging markets. Indeed, the portfolio itself was overweight its normal emerging-markets target for most of the reporting period because of the decisions made by our core developed-markets underlying managers to devote more of their assets to developing markets.
We believe emerging economies will be the drivers of global economic growth in the coming years, as their expected GDP growth rates currently dwarf those of most developed markets. As a result, we expect to maintain a substantial allocation to emerging markets. Stronger economic growth is no guarantee of high equity returns, however, because growth expectations can be priced into markets in advance. Moreover, the Fed’s quantitative easing program threatens to flood emerging markets with too much foreign cash, which could lead these markets to disappoint in the short term.
We believe our portfolio is well positioned to benefit from longer-term growth in emerging markets, but also to mitigate short-term risk. At the overall portfolio level, we make adjustments if macroeconomic conditions warrant. At the underlying manager level, our emerging-markets exposure is diversified across active managers who use a variety of investment approaches. Not only do we have two dedicated emerging-markets managers, but several of our primarily developed-markets managers invest a portion of their portfolios in emerging markets, as does our tactical-allocation manager. Should emerging markets become less attractive than developed markets on a relative basis, these managers will tend to reduce their emerging-markets exposure.
Jon Hale, CFA
Michael Stout, CFA
Dan McNeela, CFA
Hal Ratner
Co-Portfolio Managers
Morningstar Associates, LLC

Transamerica Funds	Annual Report 2010

Transamerica Multi-Manager International Portfolio
(unaudited)
Average Annual Total Return for Periods Ended 10/31/2010

		10 Years or
	1 Year	Life of Portfolio	Inception Date

Class A (NAV)	16.80%	1.99%	03/01/2006
Class A (POP)	10.34%	0.76%	03/01/2006
MSCI World ex-US*	10.10%	1.75%	03/01/2006

Class B (NAV)	15.95%	1.26%	03/01/2006
Class B (POP)	10.95%	1.06%	03/01/2006

Class C (NAV)	16.10%	1.31%	03/01/2006
Class C (POP)	15.10%	1.31%	03/01/2006

Class I (NAV)	N/A	13.41%	11/30/2009

NOTES

*	The Morgan Stanley Capital International World ex-U.S. Index (“MSCI World ex-US”) is an unmanaged index used as a general measure of market performance. Calculations assume dividends and capital gains are reinvested and do not include any managerial expenses. The 10 Years or Life of Portfolio calculation is based on the inception date of the Class A shares. You cannot invest directly in an index.
The performance data presented represents past performance; future results may vary. Performance data does not reflect the deduction of taxes that would be paid on portfolio distributions or the redemption of portfolio shares. Investment return and principal value will fluctuate so that an investor’s shares, when redeemed, may be worth more or less than their original cost. Current performance may be lower or higher than performance quoted. Please see www.transamericafunds.com for performance data current to the most recent month-end. Net Asset Value (“NAV”) returns include the reinvestment of dividends and capital gains but do not reflect any sales charges. Public Offering Price (“POP”) returns include the reinvestment of dividends and capital gains and reflect the maximum sales charge of 5.5% for A shares or the maximum applicable contingent deferred sales charge (5% in the 1st year, decreasing to 0% after 6 years) for Class B shares and 1% (during the first 12 months) for Class C shares.
Performance figures may reflect fee waivers and/or expense reimbursements by the Investment Adviser. Without such waivers and/or reimbursements, the performance would be lower. Future waivers and/or reimbursements are at the discretion of the Investment Adviser.
Investments in global/international markets involve risks not associated with U.S. markets, such as currency fluctuations, adverse social and political developments, and the relatively small size and lesser liquidity of the markets. This material must be preceded or accompanied by a current prospectus, which includes specific contents regarding the investment objectives and policies of this portfolio.

Transamerica Funds	Annual Report 2010

Understanding Your Portfolios’ Expenses
(unaudited)
SHAREHOLDER EXPENSES
Portfolio shareholders may incur two types of costs: (1) transaction costs, including sales charges (loads) on purchases, contingent deferred sales charges on redemptions and redemption fees; and (2) ongoing costs, including management fees, and other portfolio expenses.
The following examples are intended to help you understand your ongoing costs (in dollars and cents) of investing in the portfolios and to compare these costs with the ongoing costs of investing in other portfolios.
The examples are based on an investment of $1,000 invested at May 1, 2010 and held for the entire period until October 31, 2010.
ACTUAL EXPENSES
The information in the table under the heading “Actual Expenses” provides information about actual account values and actual expenses. You may use the information in these columns, together with the amount you invested, to estimate the expenses that you paid over the period. Simply divide your account value by $1,000 (for example, an $8,600 account value divided by $1,000 = $8.6), then multiply the result by the number in the appropriate column for your share class titled “Expenses Paid During Period” to estimate the expenses you paid on your account during this period. If your account is an IRA, your expenses could have included a $15 annual fee. The amount of any fee paid through your account would increase the estimate of expenses you paid during the period and decrease your ending account value.
HYPOTHETICAL EXAMPLES FOR COMPARISON PURPOSES
The information in the table under the heading “Hypothetical Expenses” provides information about hypothetical account values and hypothetical expenses based on the portfolios’ actual expense ratios and an assumed rate of return of 5% per year before expenses, which are not the portfolios’ actual returns. The hypothetical account values and expenses may not be used to estimate the actual ending account balance or expenses you paid for the period. You may use this information to compare the ongoing costs of investing in your portfolios and other portfolios. To do so, compare this 5% hypothetical example with the 5% hypothetical examples that appear in the shareholder reports of the other portfolios. As in the case of the actual expense example, if your account is subject to an IRA fee, the amount of the fee paid through your account would increase the hypothetical expenses you would have paid during the period and decrease the hypothetical ending account value.
Please note that the expenses shown in the table are meant to highlight your ongoing costs only and do not reflect any transactional costs, such as sales charges, redemption fees, brokerage commissions paid on purchases and sales of portfolio shares. Therefore, the information under the heading “Hypothetical Expenses” is useful in comparing ongoing costs only, and will not help you determine the relative total costs of owning different portfolios. If any of these transaction costs were included, your costs would be higher. The expenses shown in the table do not reflect any fees that may be charged to you by brokers, financial intermediaries or other financial institutions.
Expense ratios may vary period to period because of various factors, such as an increase in expenses that are not a part of the advisory and administrative fees. Examples of such expenses are fees and expenses of trustees and their counsel, extraordinary expenses and interest expense.

		Actual Expenses		Hypothetical Expenses (b)
	Beginning	Ending Account	Expenses Paid	Ending Account	Expenses Paid	Annualized
Portfolio Name	Account Value	Value	During Period (a)	Value	During Period (a)	Expense Ratio (c)

Transamerica Asset Allocation — Conservative Portfolio
Class A	$1,000.00	$1,038.20	$3.29	$1,021.98	$3.26	0.64%
Class B	1,000.00	1,034.00	6.51	1,018.80	6.46	1.27
Class C	1,000.00	1,035.40	6.26	1,019.06	6.21	1.22
Class I	1,000.00	1,039.90	1.44	1,023.79	1.43	0.28
Class R	1,000.00	1,037.10	4.26	1,021.02	4.23	0.83

Transamerica Asset Allocation — Growth Portfolio
Class A	1,000.00	1,025.30	3.52	1,021.73	3.52	0.69
Class B	1,000.00	1,021.20	6.98	1,018.30	6.97	1.37
Class C	1,000.00	1,022.10	6.57	1,018.70	6.56	1.29
Class I	1,000.00	1,027.00	1.53	1,023.69	1.53	0.30
Class R	1,000.00	1,024.50	3.98	1,021.27	3.97	0.78

Transamerica Asset Allocation — Moderate Growth Portfolio
Class A	1,000.00	1,034.80	3.23	1,022.03	3.21	0.63
Class B	1,000.00	1,031.30	6.71	1,018.60	6.67	1.31
Class C	1,000.00	1,031.40	6.40	1,018.90	6.36	1.25
Class I	1,000.00	1,036.60	1.49	1,023.74	1.48	0.29
Class R	1,000.00	1,033.20	3.95	1,021.32	3.92	0.77

Transamerica Asset Allocation — Moderate Portfolio
Class A	1,000.00	1,037.60	3.13	1,022.13	3.11	0.61
Class B	1,000.00	1,034.00	6.56	1,018.75	6.51	1.28
Class C	1,000.00	1,034.20	6.31	1,019.00	6.26	1.23
Class I	1,000.00	1,039.40	1.44	1,023.79	1.43	0.28
Class R	1,000.00	1,036.90	4.00	1,021.27	3.97	0.78

Transamerica Funds	Annual Report 2010

Understanding Your Portfolios’ Expenses (continued)

		Actual Expenses		Hypothetical Expenses (b)
	Beginning	Ending Account	Expenses Paid	Ending Account	Expenses Paid	Annualized
Portfolio Name	Account Value	Value	During Period (a)	Value	During Period (a)	Expense Ratio (c)

Transamerica Multi-Manager Alternative Strategies Portfolio
Class A	$1,000.00	$1,029.40	$4.25	$1,021.02	$4.23	0.83%
Class C	1,000.00	1,025.30	7.50	1,017.80	7.48	1.47
Class I	1,000.00	1,031.40	2.56	1,022.68	2.55	0.50

Transamerica Multi-Manager International Portfolio
Class A	1,000.00	1,088.50	3.84	1,021.53	3.72	0.73
Class B	1,000.00	1,083.40	7.61	1,017.90	7.37	1.45
Class C	1,000.00	1,084.50	7.20	1,018.30	6.97	1.37
Class I	1,000.00	1,090.70	1.79	1,023.49	1.73	0.34

(a)	Expenses are calculated using the portfolios’ annualized expense ratios (as disclosed in the table), multiplied by the average account values for the period, multiplied by the number of days in the period (184 days), and divided by the number of days in the year (365 days).

(b)	5% return per year before expenses.

(c)	Expense ratios do not include expenses of the investment companies in which the portfolios invest.

Transamerica Funds	Annual Report 2010

Schedules of Investments Composition
At October 31, 2010
(the following charts summarize the Schedules of Investments of the portfolios by asset type)
(unaudited)

Transamerica Asset Allocation - Conservative Portfolio
Bonds	42.8%
U.S. Stocks	25.5
Tactical and Specialty	16.8
Inflation-Protected Securities	7.9
Global/International Stocks	6.5
Capital Preservation	0.5
Other Assets and Liabilities — Net	0.0 *

Total	100.0%

Transamerica Asset Allocation - Growth Portfolio
U.S. Stocks	65.3%
Global/International Stocks	21.9
Tactical and Specialty	12.9
Capital Preservation	0.0 *
Other Assets and Liabilities — Net	(0.1)

Total	100.0%

Transamerica Asset Allocation - Moderate Growth Portfolio
U.S. Stocks	46.4%
Bonds	18.6
Global/International Stocks	16.5
Tactical and Specialty	16.1
Inflation-Protected Securities	2.4
Capital Preservation	0.1
Other Assets and Liabilities — Net	(0.1)

Total	100.0%

Transamerica Asset Allocation - Moderate Portfolio
U.S. Stocks	34.8%
Bonds	31.1
Tactical and Specialty	18.1
Global/International Stocks	9.9
Inflation-Protected Securities	5.9
Capital Preservation	0.2
Other Assets and Liabilities — Net	(0.0) *

Total	100.0%

Transamerica Multi-Manager Alternative Strategies Portfolio
Tactical and Specialty	90.6%
Global/International Stocks	5.4
Inflation-Protected Securities	1.9
Capital Preservation	1.8
U.S. Stock	0.1
Other Assets and Liabilities — Net	0.2

Total	100.0%

Transamerica Multi-Manager International Portfolio
Global/International Stocks	89.7%
Tactical and Specialty	10.4
Other Assets and Liabilities — Net	(0.1)

Total	100.0%

*	Amount rounds to less than 0.1% or (0.1%).

Transamerica Funds	Annual Report 2010

Transamerica Asset Allocation — Conservative Portfolio
SCHEDULE OF INVESTMENTS
At October 31, 2010
(all amounts except share amounts in thousands)

	Shares	Value

INVESTMENT COMPANIES - 100.0% €
Bonds - 42.8%
Transamerica AEGON High Yield Bond	7,611,958	$70,182
Transamerica Flexible Income	1,932,020	17,446
Transamerica JPMorgan Core Bond	7,768,447	82,035
Transamerica JPMorgan International Bond	1,345,090	16,249
Transamerica Morgan Stanley Emerging Markets Debt	2,992,873	33,790
Transamerica PIMCO Total Return	17,623,370	190,155
Transamerica Short-Term Bond	10,520,633	108,783
Capital Preservation - 0.5%
Transamerica Money Market	5,739,596	5,740
Global/International Stocks - 6.5%
Transamerica AllianceBernstein International Value	541,157	4,367
Transamerica MFS International Equity	1,435,797	13,080
Transamerica Neuberger Berman International	1,255,142	11,221
Transamerica Oppenheimer Developing Markets	864,050	11,518
Transamerica Schroders International Small Cap	1,719,761	16,613
Transamerica Thornburg International Value	1,603,771	17,834
Transamerica WMC Emerging Markets	346,500	4,948
Inflation-Protected Securities - 7.9%
Transamerica PIMCO Real Return TIPS	8,301,259	96,295
Tactical and Specialty - 16.8%
Transamerica AQR Managed Futures Strategy ‡	2,706,730	27,338
Transamerica BlackRock Global Allocation	1,978,608	21,587
Transamerica BNY Mellon Market Neutral Strategy ‡	1,255,612	10,447
Transamerica Clarion Global Real Estate Securities	1,202,290	14,764
Transamerica Federated Market Opportunity	1,263,064	11,027
Transamerica First Quadrant Global Macro ‡	1,775,230	10,864
Transamerica Goldman Sachs Commodity Strategy	1,141,635	12,832
Transamerica Loomis Sayles Bond	8,544,677	95,187
U.S. Stocks - 25.5%
Transamerica BlackRock Large Cap Value	7,633,183	63,661
Transamerica Diversified Equity	2,260,835	32,511
Transamerica Growth Opportunities ‡	1,039,587	10,635
Transamerica Jennison Growth	5,437,479	64,054
Transamerica JPMorgan Mid Cap Value	1,073,606	10,919
Transamerica Morgan Stanley Mid-Cap Growth	875,933	11,448
Transamerica Morgan Stanley Small Company Growth ‡	740,097	8,097
Transamerica Oppenheimer Small- & Mid- Cap Value	1,103,912	10,299
Transamerica Third Avenue Value	915,865	19,746
Transamerica UBS Large Cap Value	4,773,030	43,816
Transamerica WMC Diversified Growth	3,867,680	35,196

Total Investment Companies (cost $1,118,200) #		1,214,684
Other Assets and Liabilities - Net		591

Net Assets		$1,215,275

NOTES TO SCHEDULE OF INVESTMENTS:

€	The portfolio invests its assets in the I2 share class of the affiliated Transamerica Funds.

‡	Non-income producing security.

#	Aggregate cost for federal income tax purposes is $1,123,249. Aggregate gross unrealized appreciation/depreciation for all securities in which there is an excess of value over tax cost were $105,291 and $13,856, respectively. Net unrealized appreciation for tax purposes is $91,435.
VALUATION SUMMARY:

	Level 1	Level 2	Level 3	Total
Investment Companies	$1,214,684	$—	$—	$1,214,684

The notes to the financial statements are an integral part of this report.

Transamerica Funds	Annual Report 2010

Transamerica Asset Allocation — Growth Portfolio
SCHEDULE OF INVESTMENTS
At October 31, 2010
(all amounts except share amounts in thousands)

	Shares	Value

INVESTMENT COMPANIES - 100.1% €
Capital Preservation - 0.0% ∞
Transamerica Money Market	60,228	$60
Global/International Stocks - 21.9%
Transamerica AllianceBernstein International Value	4,142,851	33,433
Transamerica MFS International Equity	3,457,805	31,501
Transamerica Neuberger Berman International	8,140,946	72,780
Transamerica Oppenheimer Developing Markets	6,381,033	85,059
Transamerica Schroders International Small Cap	7,068,232	68,279
Transamerica Thornburg International Value	5,030,210	55,936
Transamerica WMC Emerging Markets	559,322	7,987
Tactical and Specialty - 12.9%
Transamerica AQR Managed Futures Strategy ‡	3,952,454	39,920
Transamerica BlackRock Global Allocation	4,376,969	47,752
Transamerica BNY Mellon Market Neutral Strategy ‡	1,153,222	9,595
Transamerica Clarion Global Real Estate Securities	6,859,489	84,234
Transamerica Federated Market Opportunity	1,370,514	11,965
Transamerica First Quadrant Global Macro ‡	2,377,249	14,549
Transamerica Goldman Sachs Commodity Strategy	56,332	633
U.S. Stocks - 65.3%
Transamerica BlackRock Large Cap Value	25,292,754	210,942
Transamerica Diversified Equity	6,857,508	98,611
Transamerica Growth Opportunities ‡	1,504,543	15,391
Transamerica Jennison Growth	20,222,806	238,225
Transamerica JPMorgan Mid Cap Value	3,694,551	37,574
Transamerica Morgan Stanley Mid-Cap Growth	3,068,119	40,100
Transamerica Morgan Stanley Small Company Growth ‡	2,269,486	24,828
Transamerica Oppenheimer Small- & Mid- Cap Value	3,954,586	36,896
Transamerica Third Avenue Value	2,499,703	53,894
Transamerica UBS Large Cap Value	21,224,876	194,844
Transamerica WMC Diversified Growth	11,851,265	107,847

Total Investment Companies (cost $1,518,718) #		1,622,835
Other Assets and Liabilities - Net		(1,325)

Net Assets		$1,621,510

NOTES TO SCHEDULE OF INVESTMENTS:

€	The portfolio invests its assets in the I2 share class of the affiliated Transamerica Funds.

‡	Non-income producing security.

∞	Amount rounds to less than 0.1%.

#	Aggregate cost for federal income tax purposes is $1,535,724. Aggregate gross unrealized appreciation/depreciation for all securities in which there is an excess of value over tax cost were $171,766 and $84,655, respectively. Net unrealized appreciation for tax purposes is $87,111.
VALUATION SUMMARY:

	Level 1	Level 2	Level 3	Total
Investment Companies	$1,622,835	$—	$—	$1,622,835

The notes to the financial statements are an integral part of this report.

Transamerica Funds	Annual Report 2010

Transamerica Asset Allocation — Moderate Growth Portfolio
SCHEDULE OF INVESTMENTS
At October 31, 2010
(all amounts except share amounts in thousands)

	Shares	Value

INVESTMENT COMPANIES - 100.1% €
Bonds - 18.6%
Transamerica AEGON High Yield Bond	10,754,333	$99,155
Transamerica Flexible Income	2,570,764	23,214
Transamerica JPMorgan Core Bond	4,222,840	44,593
Transamerica JPMorgan International Bond	9,455,613	114,224
Transamerica Morgan Stanley Emerging Markets Debt	4,507,671	50,892
Transamerica PIMCO Total Return	18,831,699	203,193
Transamerica Short-Term Bond	6,098,408	63,058
Capital Preservation - 0.1%
Transamerica Money Market	2,196,063	2,196
Global/International Stocks - 16.5%
Transamerica AllianceBernstein International Value	5,919,323	47,769
Transamerica MFS International Equity	5,239,837	47,735
Transamerica Neuberger Berman International	12,334,958	110,275
Transamerica Oppenheimer Developing Markets	8,879,850	118,368
Transamerica Schroders International Small Cap	8,273,839	79,925
Transamerica Thornburg International Value	7,712,751	85,766
Transamerica WMC Emerging Markets	2,731,859	39,011
Inflation-Protected Securities - 2.4%
Transamerica PIMCO Real Return TIPS	6,674,410	77,423
Tactical and Specialty - 16.1%
Transamerica AQR Managed Futures Strategy ‡	9,486,579	95,814
Transamerica BlackRock Global Allocation	7,410,812	80,852
Transamerica BNY Mellon Market Neutral Strategy ‡	3,015,709	25,091
Transamerica Clarion Global Real Estate Securities	9,564,760	117,455
Transamerica Federated Market Opportunity	1,528,081	13,340
Transamerica First Quadrant Global Macro ‡	5,536,697	33,885
Transamerica Goldman Sachs Commodity Strategy	5,964,503	67,041
Transamerica Loomis Sayles Bond	7,642,818	85,141
U.S. Stocks - 46.4%
Transamerica BlackRock Large Cap Value	33,585,235	280,101
Transamerica Diversified Equity	10,604,419	152,492
Transamerica Growth Opportunities ‡	4,073,333	41,670
Transamerica Jennison Growth	21,835,816	257,226
Transamerica JPMorgan Mid Cap Value	7,397,495	75,233
Transamerica Morgan Stanley Mid-Cap Growth	4,366,186	57,066
Transamerica Morgan Stanley Small Company Growth ‡	2,274,864	24,887
Transamerica Oppenheimer Small- & Mid- Cap Value	6,175,938	57,621
Transamerica Third Avenue Value	4,013,332	86,527
Transamerica UBS Large Cap Value	31,911,812	292,951
Transamerica WMC Diversified Growth	18,116,459	164,860

Total Investment Companies (cost $3,005,913) #		3,216,050
Other Assets and Liabilities - Net		(2,170)

Net Assets		$3,213,880

NOTES TO THE SCHEDULE OF INVESTMENTS:

€	The portfolio invests its assets in the I2 share class of the affiliated Transamerica Funds.

‡	Non-income producing security.

#	Aggregate cost for federal income tax purposes is $3,034,004. Aggregate gross unrealized appreciation/depreciation for all securities in which there is an excess of value over tax cost were $303,473 and $121,427, respectively. Net unrealized appreciation for tax purposes is $182,046.
VALUATION SUMMARY:

	Level 1	Level 2	Level 3	Total
Investment Companies	$3,216,050	$—	$—	$3,216,050

The notes to the financial statements are an integral part of this report.

Transamerica Funds	Annual Report 2010

Transamerica Asset Allocation — Moderate Portfolio
SCHEDULE OF INVESTMENTS
At October 31, 2010
(all amounts except share amounts in thousands)

	Shares	Value
INVESTMENT COMPANIES - 100.0% €
Bonds - 31.1%
Transamerica AEGON High Yield Bond	11,866,631	$109,410
Transamerica Flexible Income	5,859,147	52,908
Transamerica JPMorgan Core Bond	5,220,670	55,130
Transamerica JPMorgan International Bond	3,722,317	44,966
Transamerica Morgan Stanley Emerging Markets Debt	4,343,627	49,040
Transamerica PIMCO Total Return	24,015,702	259,129
Transamerica Short-Term Bond	12,302,135	127,204
Capital Preservation - 0.2%
Transamerica Money Market	4,540,168	4,540
Global/International Stocks - 9.9%
Transamerica AllianceBernstein International Value	2,016,844	16,276
Transamerica MFS International Equity	4,116,792	37,504
Transamerica Neuberger Berman International	3,709,903	33,167
Transamerica Oppenheimer Developing Markets	2,475,331	32,996
Transamerica Schroders International Small Cap	4,671,665	45,128
Transamerica Thornburg International Value	3,515,107	39,088
Transamerica WMC Emerging Markets	1,296,935	18,520
Inflation-Protected Securities - 5.9%
Transamerica PIMCO Real Return TIPS	11,367,860	131,867
Tactical and Specialty - 18.1%
Transamerica AQR Managed Futures Strategy ‡	6,600,807	66,668
Transamerica BlackRock Global Allocation	4,067,274	44,374
Transamerica BNY Mellon Market Neutral Strategy ‡	2,048,012	17,039
Transamerica Clarion Global Real Estate Securities	4,459,888	54,767
Transamerica Federated Market Opportunity	2,123,153	18,535
Transamerica First Quadrant Global Macro ‡	2,885,451	17,659
Transamerica Goldman Sachs Commodity Strategy	3,027,512	34,029
Transamerica Loomis Sayles Bond	13,789,320	153,614
U.S. Stocks - 34.8%
Transamerica BlackRock Large Cap Value	16,270,744	135,698
Transamerica Diversified Equity	4,801,665	69,048
Transamerica Growth Opportunities ‡	3,721,332	38,069
Transamerica Jennison Growth	12,843,434	151,296
Transamerica JPMorgan Mid Cap Value	3,918,156	39,848
Transamerica Morgan Stanley Mid-Cap Growth	2,366,863	30,935
Transamerica Morgan Stanley Small Company Growth ‡	1,396,938	15,283
Transamerica Oppenheimer Small- & Mid- Cap Value	3,363,261	31,379
Transamerica Third Avenue Value	1,948,584	42,011
Transamerica UBS Large Cap Value	13,773,703	126,443
Transamerica WMC Diversified Growth	10,879,995	99,008

Total Investment Companies (cost $2,078,863) #		2,242,576
Other Assets and Liabilities - Net		(289)

Net Assets		$2,242,287

NOTES TO THE SCHEDULE OF INVESTMENTS:

€	The portfolio invests its assets in the I2 share class of the affiliated Transamerica Funds.

‡	Non-income producing security.

#	Aggregate cost for federal income tax purposes is $2,088,408. Aggregate gross unrealized appreciation/depreciation for all securities in which there is an excess of value over tax cost were $213,103 and $58,935, respectively. Net unrealized appreciation for tax purposes is $154,168.
VALUATION SUMMARY:

	Level 1	Level 2	Level 3	Total
Investment Companies	$2,242,576	$—	$—	$2,242,576

The notes to the financial statements are an integral part of this report.

Transamerica Funds	Annual Report 2010

Transamerica Multi-Manager Alternative Strategies Portfolio
SCHEDULE OF INVESTMENTS
At October 31, 2010
(all amounts except share amounts in thousands)

	Shares	Value

INVESTMENT COMPANIES - 99.8% €
Capital Preservation - 1.8%
Transamerica Money Market	5,091,130	$5,091
Global/International Stocks - 5.4%
Transamerica Oppenheimer Developing Markets	310,893	4,144
Transamerica Schroders International Small Cap	1,125,713	10,875
Inflation-Protected Securities - 1.9%
Transamerica PIMCO Real Return TIPS	457,255	5,304
Tactical and Specialty - 90.6%
Transamerica AQR Managed Futures Strategy ‡	2,641,120	26,675
Transamerica BlackRock Global Allocation	2,713,401	29,603
Transamerica BNY Mellon Market Neutral Strategy ‡	4,770,714	39,692
Transamerica Clarion Global Real Estate Securities	1,876,857	23,048
Transamerica Federated Market Opportunity	4,149,220	36,223
Transamerica First Quadrant Global Macro ‡	6,329,591	38,737
Transamerica Goldman Sachs Commodity Strategy	1,660,029	18,659
Transamerica Loomis Sayles Bond	3,404,412	37,925
U.S. Stock - 0.1%
Transamerica Third Avenue Value	16,845	363

Total Investment Companies (cost $275,903) #		276,339
Other Assets and Liabilities - Net		495

Net Assets		$276,834

NOTES TO SCHEDULE OF INVESTMENTS:

€	The portfolio invests its assets in the I2 share class of the affiliated Transamerica Funds.

‡	Non-income producing security.

#	Aggregate cost for federal income tax purposes is $278,053. Aggregate gross unrealized appreciation/depreciation for all securities in which there is an excess of value over tax cost were $8,019 and $9,733, respectively. Net unrealized depreciation for tax purposes is $1,714.
VALUATION SUMMARY:

	Level 1	Level 2	Level 3	Total
Investment Companies	$276,339	$—	$—	$276,339

The notes to the financial statements are an integral part of this report.

Transamerica Funds	Annual Report 2010

Transamerica Multi-Manager International Portfolio
SCHEDULE OF INVESTMENTS
At October 31, 2010
(all amounts except share amounts in thousands)

	Shares	Value

INVESTMENT COMPANIES - 100.1% €
Global/International Stocks - 89.7%
Transamerica AllianceBernstein International Value	3,750,680	$30,268
Transamerica MFS International Equity	5,700,445	51,931
Transamerica Neuberger Berman International	3,664,084	32,757
Transamerica Oppenheimer Developing Markets	3,349,444	44,648
Transamerica Schroders International Small Cap	4,066,624	39,284
Transamerica Thornburg International Value	5,463,143	60,750
Transamerica WMC Emerging Markets	2,342,214	33,447
Tactical and Specialty - 10.4%
Transamerica BlackRock Global Allocation	1,733,096	18,908
Transamerica Clarion Global Real Estate Securities	1,224,106	15,032

Total Investment Companies (cost $314,778) #		327,025
Other Assets and Liabilities - Net		(218)

Net Assets		$326,807

NOTES TO THE SCHEDULE OF INVESTMENTS:

€	The portfolio invests its assets in the I2 share class of the affiliated Transamerica Funds.

#	Aggregate cost for federal income tax purposes is $316,209. Aggregate gross unrealized appreciation/depreciation for all securities in which there is an excess of value over tax cost were $37,642 and $26,826, respectively. Net unrealized appreciation for tax purposes is $10,816.
VALUATION SUMMARY:

	Level 1	Level 2	Level 3	Total
Investment Companies	$327,025	$—	$—	$327,025

The notes to the financial statements are an integral part of this report.

Transamerica Funds	Annual Report 2010

STATEMENTS OF ASSETS AND LIABILITIES
At October 31, 2010
(all amounts except per share amounts in thousands)

			Transamerica
	Transamerica	Transamerica	Asset	Transamerica	Transamerica
	Asset	Asset	Allocation -	Asset	Multi-Manager	Transamerica
	Allocation -	Allocation -	Moderate	Allocation -	Alternative	Multi-Manager
	Conservative	Growth	Growth	Moderate	Strategies	International
	Portfolio	Portfolio	Portfolio	Portfolio	Portfolio	Portfolio

Assets:
Investments in affiliated investment companies, at value	$1,214,684	$1,622,835	$3,216,050	$2,242,576	$276,339	$327,025
Cash	—	1	1	—	—	—
Receivables:
Investment securities sold	322	731	451	951	—	251
Shares of beneficial interest sold	3,383	2,704	5,290	4,271	2,180	731
Dividends	191	—	112	224	—	—
Prepaid expenses	8	10	20	14	2	2

	$1,218,588	$1,626,281	$3,221,924	$2,248,036	$278,521	$328,009

Liabilities:
Accounts payable and accrued liabilities:
Investment securities purchased	$—	$—	$—	$—	$349	$—
Shares of beneficial interest redeemed	2,296	3,347	5,271	3,861	1,105	937
Management and advisory fees	102	137	271	189	46	25
Distribution and service fees	750	1,004	2,039	1,405	134	179
Transfer agent fees	95	198	301	173	33	40
Administration fees	13	17	34	24	3	3
Due to custodian	—	—	—	2	—	—
Other	57	68	128	95	17	18

	$3,313	$4,771	$8,044	$5,749	$1,687	$1,202

Net assets	$1,215,275	$1,621,510	$3,213,880	$2,242,287	$276,834	$326,807

Net assets consist of:
Shares of beneficial interest, unlimited shares authorized, no par value	1,160,195	1,735,223	3,277,877	2,164,275	286,982	407,631
Undistributed net investment income	740	1,433	—	7,062	—	1,314
Accumulated net realized loss from investments in affiliated investment companies	(42,144)	(219,263)	(274,134)	(92,763)	(10,584)	(94,385)
Net unrealized appreciation on investments in affiliated investment companies	96,484	104,117	210,137	163,713	436	12,247

Net assets	$1,215,275	$1,621,510	$3,213,880	$2,242,287	$276,834	$326,807

Net assets by class:
Class A	$485,473	$645,459	$1,202,885	$857,469	$128,041	$135,479
Class B	114,303	184,263	383,062	220,658		18,432
Class C	601,625	774,914	1,606,227	1,142,029	114,662	144,849
Class I	10,813	13,112	16,293	17,853	34,131	28,047
Class R	3,061	3,762	5,413	4,278
Shares outstanding:
Class A	43,260	56,829	103,817	74,000	13,043	13,774
Class B	10,229	16,609	33,223	19,105		1,893
Class C	53,910	69,879	139,631	99,288	11,781	14,861
Class I	962	1,151	1,403	1,538	3,467	2,846
Class R	271	334	469	371
Net asset value per share:
Class A	$11.22	$11.36	$11.59	$11.59	$9.82	$9.84
Class B	11.17	11.09	11.53	11.55		9.74
Class C	11.16	11.09	11.50	11.50	9.73	9.75
Class I	11.24	11.39	11.61	11.61	9.84	9.86
Class R	11.29	11.27	11.53	11.53

Maximum offering price per share: (a)
Class A	$11.87	$12.02	$12.26	$12.26	$10.39	$10.41

Investments in affiliated investment companies, at cost	$1,118,200	$1,518,718	$3,005,913	$2,078,863	$275,903	$314,778

(a)	Includes the maximum selling commission (represented as a percentage of offering price) which is reduced on certain levels of sales as set forth in the Prospectus. Net asset value per share for Classes B, C, and R shares represents offering price. The redemption price for Classes B and C shares equals net asset value less any applicable contingent deferred sales charge.

The notes to the financial statements are an integral part of this report.

Transamerica Funds	Annual Report 2010

STATEMENTS OF OPERATIONS
For the year ended October 31, 2010
(all amounts in thousands)

					Transamerica
	Transamerica	Transamerica	Transamerica	Transamerica	Multi-Manager	Transamerica
	Asset Allocation	Asset Allocation	Asset Allocation	Asset Allocation	Alternative	Multi-Manager
	- Conservative	- Growth	- Moderate	- Moderate	Strategies	International
	Portfolio	Portfolio	Growth Portfolio	Portfolio	Portfolio	Portfolio

Investment income:
Dividend income from affiliated investment companies	$43,118	$18,141	$75,584	$71,349	$5,359	$4,896

Expenses:
Management and advisory	1,093	1,583	3,097	2,090	480	305
Distribution and service:
Class A	1,483	2,141	3,943	2,711	426	471
Class B	1,150	1,902	3,933	2,280		183
Class C	5,461	7,728	15,635	10,754	1,045	1,373
Class R	11	15	23	16
Transfer agent:
Class A	561	1,109	1,496	893	201	229
Class B	133	396	632	309		56
Class C	379	1,094	1,680	866	160	244
Class I	9	9	13	13	23	20
Class R	5	6	7	6
Printing and shareholder reports	101	214	355	206	75	95
Custody	39	51	90	65	12	13
Administration	137	198	387	261	30	38
Legal	38	55	107	72	8	11
Audit and tax	11	12	15	13	9	9
Trustees	23	33	64	44	5	6
Registration	135	137	183	159	70	78
Other	17	24	44	31	5	7

Total expenses	10,786	16,707	31,704	20,789	2,549	3,138

Net of reimbursement of class expenses
Class B	—	—	—	—	—	(7)

Total reimbursed expenses	—	—	—	—	—	(7)

Net expenses	10,786	16,707	31,704	20,789	2,549	3,131

Net investment income	32,332	1,434	43,880	50,560	2,810	1,765

Net realized and unrealized gain (loss) on investments in affiliated investment companies:
Realized loss from investments in affiliated investment companies	(2,543)	(25,297)	(28,771)	(14,403)	(4,040)	(5,683)
Realized gain distributions from investments in affiliated investment companies	598	39	966	1,209	187	164

	(1,945)	(25,258)	(27,805)	(13,194)	(3,853)	(5,519)

Increase in unrealized appreciation (depreciation) on investments in affiliated investment companies	86,682	244,132	381,444	207,046	18,654	49,428

Net realized and unrealized gain (loss) on investments in affiliated investment companies	84,737	218,874	353,639	193,852	14,801	43,909

Net increase in net assets resulting from operations	$117,069	$220,308	$397,519	$244,412	$17,611	$45,674

The notes to the financial statements are an integral part of this report.

Transamerica Funds	Annual Report 2010

STATEMENTS OF CHANGES IN NET ASSETS
For the years ended:
(all amounts in thousands)

	Transamerica Asset Allocation -		Transamerica Asset Allocation -		Transamerica Asset Allocation -
	Conservative Portfolio		Growth Portfolio		Moderate Growth Portfolio
	October 31, 2010	October 31, 2009	October 31, 2010	October 31, 2009	October 31, 2010	October 31, 2009

From operations:
Net investment income	$32,332	$30,977	$1,434	$14,678	$43,880	$68,877
Net realized loss on investments in affiliated investment companies	(1,945)	(37,718)	(25,258)	(186,967)	(27,805)	(233,911)
Change in unrealized appreciation (depreciation) on investments in affiliated investment companies	86,682	167,509	244,132	351,453	381,444	575,877

Net increase in net assets resulting from operations	117,069	160,768	220,308	179,164	397,519	410,843

Distributions to shareholders:
From net investment income:
Class A	(14,142)	(13,153)	(5,402)	(10,375)	(23,955)	(32,722)
Class B	(3,351)	(4,011)	(552)	(2,123)	(6,248)	(10,197)
Class C	(15,609)	(16,263)	(2,866)	(9,364)	(25,214)	(40,056)
Class I	(117)		(1)		(1)
Class R	(57)	(57)	(22)	(40)	(83)	(73)

	(33,276)	(33,484)	(8,843)	(21,902)	(55,501)	(83,048)

From return of capital:
Class A	—	—	—	—	(2,948)	—
Class B	—	—	—	—	(1,092)	—
Class C	—	—	—	—	(4,213)	—
Class I	—		—		(1)
Class R	—	—	—	—	(10)	—

	—	—	—	—	(8,264)	—

Total distributions to shareholders	(33,276)	(33,484)	(8,843)	(21,902)	(63,765)	(83,048)

Capital share transactions:
Proceeds from shares sold:
Class A	193,284	139,081	125,705	143,445	246,315	230,540
Class B	24,305	31,792	13,404	18,975	33,918	38,265
Class C	184,037	198,027	96,270	115,363	253,627	244,779
Class I	12,648		15,205		18,965
Class R	2,060	713	1,666	1,940	3,710	1,114

	416,334	369,613	252,250	279,723	556,535	514,698

Dividends and distributions reinvested:
Class A	12,789	11,691	5,055	9,389	25,110	30,081
Class B	2,696	3,265	492	1,861	6,616	9,051
Class C	11,411	11,336	2,339	7,303	22,934	29,851
Class I	22		1		2
Class R	48	46	18	19	74	45

	26,966	26,338	7,905	18,572	54,736	69,028

Cost of shares redeemed:
Class A	(119,079)	(108,752)	(149,631)	(136,887)	(250,198)	(240,883)
Class B	(27,891)	(29,438)	(39,788)	(41,291)	(80,243)	(79,769)
Class C	(123,816)	(149,422)	(189,424)	(189,430)	(351,422)	(382,557)
Class I	(2,389)		(2,585)		(3,478)
Class R	(731)	(569)	(1,026)	(1,136)	(1,716)	(579)

	(273,906)	(288,181)	(382,454)	(368,744)	(687,057)	(703,788)

Redemption fees:
Class A	—	6	—	3	—	1
Class B	—	1	—	—	—	—
Class C	—	1	—	3	—	2

	—	8	—	6	—	3

Automatic conversions:
Class A	4,985	2,399	6,944	3,697	13,017	7,442
Class B	(4,985)	(2,399)	(6,944)	(3,697)	(13,017)	(7,442)

	—	—	—	—	—	—

Net increase (decrease) in net assets resulting from capital shares transactions	169,394	107,778	(122,299)	(70,443)	(75,786)	(120,059)

Net increase in net assets	253,187	235,062	89,166	86,819	257,968	207,736

Net assets:
Beginning of year	$962,088	$727,026	$1,532,344	$1,445,525	$2,955,912	$2,748,176

End of year	$1,215,275	$962,088	$1,621,510	$1,532,344	$3,213,880	$2,955,912

Undistributed (accumulated) net investment income (loss)	$740	$1,684	$1,433	$8,842	$—	$11,621

The notes to the financial statements are an integral part of this report.

Transamerica Funds	Annual Report 2010

STATEMENTS OF CHANGES IN NET ASSETS (continued)
For the years ended:
(all amounts in thousands)

	Transamerica Asset Allocation -		Transamerica Asset Allocation -		Transamerica Asset Allocation -
	Conservative Portfolio		Growth Portfolio		Moderate Growth Portfolio
	October 31, 2010	October 31, 2009	October 31, 2010	October 31, 2009	October 31, 2010	October 31, 2009

Share activity:
Shares issued:
Class A	18,127	15,113	11,870	17,028	22,775	25,412
Class B	2,300	3,491	1,302	2,296	3,140	4,250
Class C	17,370	21,793	9,258	13,991	23,452	27,170
Class I	1,181		1,398		1,723
Class R	191	80	157	231	343	121

	39,169	40,477	23,985	33,546	51,433	56,953

Shares issued-reinvested from distributions:
Class A	1,215	1,344	488	1,182	2,378	3,594
Class B	258	379	49	239	626	1,080
Class C	1,092	1,315	230	938	2,176	3,571
Class I	2		— (a)		— (a)
Class R	4	5	2	2	7	5

	2,571	3,043	769	2,361	5,187	8,250

Shares redeemed:
Class A	(11,138)	(11,999)	(14,114)	(16,568)	(23,092)	(27,351)
Class B	(2,622)	(3,248)	(3,847)	(5,088)	(7,439)	(9,088)
Class C	(11,645)	(16,669)	(18,320)	(23,261)	(32,671)	(43,805)
Class I	(221)		(247)		(320)
Class R	(68)	(61)	(99)	(137)	(158)	(63)

	(25,694)	(31,977)	(36,627)	(45,054)	(63,680)	(80,307)

Automatic conversions:
Class A	467	260	685	431	1,217	828
Class B	(469)	(261)	(700)	(441)	(1,221)	(830)

	(2)	(1)	(15)	(10)	(4)	(2)

Net increase (decrease) in shares outstanding:

Class A	8,671	4,718	(1,071)	2,073	3,278	2,483
Class B	(533)	361	(3,196)	(2,994)	(4,894)	(4,588)
Class C	6,817	6,439	(8,832)	(8,332)	(7,043)	(13,064)
Class I	962		1,151		1,403
Class R	127	24	60	96	192	63

	16,044	11,542	(11,888)	(9,157)	(7,064)	(15,106)

The notes to the financial statements are an integral part of this report.

Transamerica Funds	Annual Report 2010

STATEMENTS OF CHANGES IN NET ASSETS (continued)
For the years ended:
(all amounts in thousands)

	Transamerica Asset Allocation -		Transamerica Multi-Manager		Transamerica Multi-Manager
	Moderate Portfolio		Alternative Strategies Portfolio		International Portfolio
	October 31, 2010	October 31, 2009	October 31, 2010	October 31, 2009	October 31, 2010	October 31, 2009

From operations:
Net investment income	$50,560	$56,697	$2,810	$5,840	$1,765	$3,049
Net realized loss on investments in affiliated investment companies	(13,194)	(71,447)	(3,853)	(6,274)	(5,519)	(51,030)
Change in unrealized appreciation (depreciation) on investments in affiliated investment companies	207,046	312,983	18,654	28,291	49,428	108,676

Net increase in net assets resulting from operations	244,412	298,233	17,611	27,857	45,674	60,695

Distributions to shareholders:
From net investment income:
Class A	(24,791)	(25,025)	(1,911)	(3,552)	(1,770)	(770)
Class B	(6,406)	(7,739)			(109)	—
Class C	(29,833)	(32,988)	(940)	(2,751)	(850)	—
Class I	(2)		— (b)		(1)
Class R	(70)	(61)			—

	(61,102)	(65,813)	(2,851)	(6,303)	(2,730)	(770)

From return of capital:
Class A	—	—	(1,343)	—	—	—
Class B	—	—			—	—
Class C	—	—	(1,086)	—	—	—
Class I	—		(1)		—
Class R	—	—			—

	—	—	(2,430)	—	—	—

Total distributions to shareholders	(61,102)	(65,813)	(5,281)	(6,303)	(2,730)	(770)

Capital share transactions:
Proceeds from shares sold:
Class A	248,423	205,360	67,804	55,943	51,313	52,130
Class B	25,374	32,093			2,837	2,161
Class C	259,484	237,636	40,726	26,516	26,373	18,980
Class I	21,255		39,015		33,995
Class R	2,988	2,053			—

	557,524	477,142	147,545	82,459	114,518	73,271

Dividends and distributions reinvested:
Class A	22,613	22,442	2,646	2,810	1,359	603
Class B	5,572	6,569			90	—
Class C	22,219	23,369	1,636	2,055	629	—
Class I	2		1		1
Class R	46	46			—

	50,452	52,426	4,283	4,865	2,079	603

Cost of shares redeemed:
Class A	(187,717)	(167,320)	(68,188)	(47,972)	(71,349)	(48,414)
Class B	(48,268)	(57,609)			(4,354)	(3,438)
Class C	(230,064)	(260,060)	(29,264)	(32,021)	(34,194)	(44,010)
Class I	(4,349)		(5,941)		(8,375)
Class R	(1,261)	(1,135)			—

	(471,659)	(486,124)	(103,393)	(79,993)	(118,272)	(95,862)

Redemption fees:
Class A	—	—	—	1	—	1
Class B	—	—			—	—
Class C	—	5	—	—	—	—

	—	5	—	1	—	1

Automatic conversions:
Class A	9,392	4,828	—	—	603	435
Class B	(9,392)	(4,828)			(603)	(435)

	—	—	—	—	—	—

Net increase (decrease) in net assets resulting from capital shares transactions	136,317	43,449	48,435	7,332	(1,675)	(21,987)

Net increase in net assets	319,627	275,869	60,765	28,886	41,269	37,938

Net assets:
Beginning of year	$1,922,660	$1,646,791	$216,069	$187,183	$285,538	$247,600

End of year	$2,242,287	$1,922,660	$276,834	$216,069	$326,807	$285,538

Undistributed (accumulated) net investment income (loss)	$7,062	$17,604	$—	$41	$1,314	$2,279

The notes to the financial statements are an integral part of this report.

Transamerica Funds	Annual Report 2010

STATEMENTS OF CHANGES IN NET ASSETS (continued)
For the years ended:
(all amounts in thousands)

	Transamerica Asset Allocation -		Transamerica Multi-Manager		Transamerica Multi-Manager
	Moderate Portfolio		Alternative Strategies Portfolio		International Portfolio
	October 31, 2010	October 31, 2009	October 31, 2010	October 31, 2009	October 31, 2010	October 31, 2009

Share activity:
Shares issued:
Class A	22,832	21,960	7,180	6,565	5,798	7,357
Class B	2,338	3,459			318	296
Class C	23,890	25,589	4,335	3,168	2,972	2,664
Class I	1,937		4,096		3,782
Class R	274	224

	51,271	51,232	15,611	9,733	12,870	10,317

Shares issued-reinvested from distributions:
Class A	2,131	2,606	286	359	156	96
Class B	524	761			11	—
Class C	2,098	2,717	177	264	72	—
Class I	— (a)		— (a)		— (a)
Class R	4	6

	4,757	6,090	463	623	239	96

Shares redeemed:
Class A	(17,210)	(18,420)	(7,223)	(5,868)	(8,051)	(7,408)
Class B	(4,436)	(6,339)			(496)	(526)
Class C	(21,246)	(28,973)	(3,122)	(3,944)	(3,890)	(6,754)
Class I	(399)		(629)		(936)
Class R	(116)	(124)

	(43,407)	(53,856)	(10,974)	(9,812)	(13,373)	(14,688)

Automatic conversions:
Class A	865	524			70	65
Class B	(866)	(525)			(71)	(65)

	(1)	(1)	—	—	(1)	—

Net increase (decrease) in shares outstanding:

Class A	8,618	6,670	243	1,056	(2,027)	110
Class B	(2,440)	(2,644)			(238)	(295)
Class C	4,742	(667)	1,390	(512)	(846)	(4,090)
Class I	1,538		3,467		2,846
Class R	162	106

	12,620	3,465	5,100	544	(265)	(4,275)

(a)	Amount rounds to less than 1 share.

(b)	Amount rounds to less than $(1).

The notes to the financial statements are an integral part of this report.

Transamerica Funds	Annual Report 2010

FINANCIAL HIGHLIGHTS
For the period or years ended:

	Transamerica Asset Allocation — Conservative Portfolio
	Class A
	October 31,	October 31,	October 31,	October 31,	October 31,
For a share outstanding throughout each period	2010	2009	2008	2007	2006

Net asset value
Beginning of year	$10.42	$8.99	$12.40	$11.76	$11.35

Investment operations
From net investment income(a),(b)	0.35	0.40	0.36	0.38	0.28
From net realized and unrealized gain (loss) on affiliated investments	0.83	1.46	(3.21)	0.82	0.80

Total from investment operations	1.18	1.86	(2.85)	1.20	1.08

Distributions
Net investment income	(0.38)	(0.43)	(0.32)	(0.24)	(0.35)
Net realized gains on affiliated investments	—	—	(0.24)	(0.32)	(0.32)

Total distributions	(0.38)	(0.43)	(0.56)	(0.56)	(0.67)

Net asset value
End of year	$11.22	$10.42	$8.99	$12.40	$11.76

Total return(c)	11.59%	21.76%	(23.86%)	12.06%	9.90%

Net assets end of year (000’s)	$485,473	$360,558	$268,516	$242,342	$165,071

Ratio and supplemental data

Expenses to average net assets:(d)
After reimbursement/fee waiver	0.63%	0.65%	0.62%	0.62%	0.60%
Before reimbursement/fee waiver	0.63%	0.65%	0.62%	0.62%	0.60%
Net investment income, to average net assets(b),(e)	3.28%	4.27%	3.22%	3.18%	2.44%
Portfolio turnover rate(f)	16%	27%	10%	32%	29%

	Transamerica Asset Allocation — Conservative Portfolio
	Class B
	October 31,	October 31,	October 31,	October 31,	October 31,
For a share outstanding throughout each period	2010	2009	2008	2007	2006

Net asset value
Beginning of year	$10.38	$8.97	$12.36	$11.73	$11.32

Investment operations
From net investment income(a),(b)	0.30	0.35	0.31	0.30	0.20
From net realized and unrealized gain (loss) on affiliated investments	0.80	1.45	(3.22)	0.86	0.81

Total from investment operations	1.10	1.80	(2.91)	1.16	1.01

Distributions
Net investment income	(0.31)	(0.39)	(0.24)	(0.21)	(0.28)
Net realized gains on affiliated investments	—	—	(0.24)	(0.32)	(0.32)

Total distributions	(0.31)	(0.39)	(0.48)	(0.53)	(0.60)

Net asset value
End of year	$11.17	$10.38	$8.97	$12.36	$11.73

Total return(c)	10.82%	21.01%	(24.36%)	11.34%	9.19%

Net assets end of year (000’s)	$114,303	$111,706	$93,268	$116,569	$110,701

Ratio and supplemental data

Expenses to average net assets:(d)
After reimbursement/fee waiver	1.26%	1.28%	1.24%	1.25%	1.26%
Before reimbursement/fee waiver	1.26%	1.28%	1.24%	1.25%	1.26%
Net investment income, to average net assets(b),(e)	2.81%	3.71%	2.72%	2.59%	1.78%
Portfolio turnover rate(f)	16%	27%	10%	32%	29%

The notes to the financial statements are an integral part of this report.

Transamerica Funds	Annual Report 2010

FINANCIAL HIGHLIGHTS (continued)
For the period or years ended:

	Transamerica Asset Allocation — Conservative Portfolio
	Class C
	October 31,	October 31,	October 31,	October 31,	October 31,
For a share outstanding throughout each period	2010	2009	2008	2007	2006

Net asset value
Beginning of year	$10.37	$8.96	$12.35	$11.73	$11.32

Investment operations
From net investment income(a),(b)	0.29	0.34	0.29	0.30	0.21
From net realized and unrealized gain (loss) on affiliated investments	0.82	1.46	(3.19)	0.86	0.80

Total from investment operations	1.11	1.80	(2.90)	1.16	1.01

Distributions
Net investment income	(0.32)	(0.39)	(0.25)	(0.22)	(0.28)
Net realized gains on affiliated investments	—	—	(0.24)	(0.32)	(0.32)

Total distributions	(0.32)	(0.39)	(0.49)	(0.54)	(0.60)

Net asset value
End of year	$11.16	$10.37	$8.96	$12.35	$11.73

Total return(c)	10.92%	21.09%	(24.30%)	11.31%	9.25%

Net assets end of year (000’s)	$601,625	$488,315	$364,153	$336,981	$257,675

Ratio and supplemental data

Expenses to average net assets:(d)
After reimbursement/fee waiver	1.22%	1.23%	1.22%	1.22%	1.23%
Before reimbursement/fee waiver	1.22%	1.23%	1.22%	1.22%	1.23%
Net investment income, to average net assets(b),(e)	2.75%	3.69%	2.61%	2.60%	1.82%
Portfolio turnover rate(f)	16%	27%	10%	32%	29%

	Transamerica
	Asset
	Allocation —
	Conservative
	Portfolio
	Class I
	October 31,
For a share outstanding throughout each period	2010 (g)

Net asset value
Beginning of period	$10.69

Investment operations
From net investment income(a),(b)	0.22
From net realized and unrealized gain on affiliated investments	0.75

Total from investment operations	0.97

Distributions
Net investment income	(0.42)

Net asset value
End of year	$11.24

Total return(c)	9.39	%(h)

Net assets end of year (000’s)	$10,813

Ratio and supplemental data

Expenses to average net assets:(d)
After reimbursement/fee waiver	0.28	%(i)
Before reimbursement/fee waiver	0.28	%(i)
Net investment income, to average net assets(b)	2.24	%(i)
Portfolio turnover rate(f)	16	%(h)

The notes to the financial statements are an integral part of this report.

Transamerica Funds	Annual Report 2010

FINANCIAL HIGHLIGHTS (continued)
For the period or years ended:

	Transamerica Asset Allocation — Conservative Portfolio
	Class R
	October 31,	October 31,	October 31,	October 31,	October 31,
For a share outstanding throughout each period	2010	2009	2008	2007	2006 (j)

Net asset value
Beginning of period/year	$10.49	$9.05	$12.47	$11.84	$11.30

Investment operations
From net investment income(a),(b)	0.27	0.37	0.35	0.33	0.13
From net realized and unrealized gain (loss) on affiliated investments	0.88	1.49	(3.23)	0.85	0.47

Total from investment operations	1.15	1.86	(2.88)	1.18	0.60

Distributions
Net investment income	(0.35)	(0.42)	(0.30)	(0.23)	(0.06)
Net realized gains on affiliated investments	—	—	(0.24)	(0.32)	—

Total distributions	(0.35)	(0.42)	(0.54)	(0.55)	(0.06)

Net asset value
End of year	$11.29	$10.49	$9.05	$12.47	$11.84

Total return(c)	11.23%	21.59%	(23.98%)	11.89%	5.35	%(h)

Net assets end of year (000’s)	$3,061	$1,509	$1,089	$645	$53

Ratio and supplemental data

Expenses to average net assets:(d)
After reimbursement/fee waiver	0.88%	0.89%	0.82%	0.86%	0.66	%(i)
Before reimbursement/fee waiver	0.88%	0.89%	0.82%	0.86%	0.66	%(i)
Net investment income, to average net assets(b),(e)	2.56%	3.97%	3.14%	2.71%	3.03	%(i)
Portfolio turnover rate(f)	16%	27%	10%	32%	29	%(h)

	Transamerica Asset Allocation — Growth Portfolio
	Class A
	October 31,	October 31,	October 31,	October 31,	October 31,
For a share outstanding throughout each period	2010	2009	2008	2007	2006

Net asset value
Beginning of year	$9.92	$8.87	$15.46	$13.44	$11.99

Investment operations
From net investment income(a),(b)	0.05	0.12	0.15	0.23	0.03
From net realized and unrealized gain (loss) on affiliated investments	1.48	1.12	(6.29)	2.53	1.89

Total from investment operations	1.53	1.24	(6.14)	2.76	1.92

Distributions
Net investment income	(0.09)	(0.19)	(0.02)	(0.29)	(0.11)
Net realized gains on affiliated investments	—	—	(0.43)	(0.45)	(0.36)

Total distributions	(0.09)	(0.19)	(0.45)	(0.74)	(0.47)

Net asset value
End of year	$11.36	$9.92	$8.87	$15.46	$13.44

Total return(c)	15.55%	14.46%	(40.75%)	21.35%	16.38%

Net assets end of year (000’s)	$645,459	$574,500	$495,257	$781,872	$502,488

Ratio and supplemental data

Expenses to average net assets:(d)
After reimbursement/fee waiver	0.68%	0.73%	0.65%	0.64%	0.65%
Before reimbursement/fee waiver	0.68%	0.73%	0.65%	0.64%	0.65%
Net investment income, to average net assets(b),(e)	0.45%	1.41%	1.20%	1.62%	0.22%
Portfolio turnover rate(f)	10%	47%	12%	18%	22%

The notes to the financial statements are an integral part of this report.

Transamerica Funds	Annual Report 2010

FINANCIAL HIGHLIGHTS (continued)
For the period or years ended:

	Transamerica Asset Allocation — Growth Portfolio
	Class B
	October 31,	October 31,	October 31,	October 31,	October 31,
For a share outstanding throughout each period	2010	2009	2008	2007	2006

Net asset value
Beginning of year	$9.70	$8.63	$15.13	$13.17	$11.77

Investment operations
From net investment income (loss)(a),(b)	(0.02)	0.07	0.08	0.14	(0.05)
From net realized and unrealized gain (loss) on affiliated investments	1.44	1.10	(6.15)	2.47	1.85

Total from investment operations	1.42	1.17	(6.07)	2.61	1.80

Distributions
Net investment income	(0.03)	(0.10)	—	(0.20)	(0.04)
Net realized gains on affiliated investments	—	—	(0.43)	(0.45)	(0.36)

Total distributions	(0.03)	(0.10)	(0.43)	(0.65)	(0.40)

Net asset value
End of year	$11.09	$9.70	$8.63	$15.13	$13.17

Total return(c)	14.65%	13.78%	(41.15%)	20.54%	15.57%

Net assets end of year (000’s)	$184,263	$192,054	$196,817	$368,186	$288,719

Ratio and supplemental data

Expenses to average net assets:(d)
After reimbursement/fee waiver	1.35%	1.40%	1.30%	1.29%	1.31%
Before reimbursement/fee waiver	1.35%	1.40%	1.30%	1.29%	1.31%
Net investment income (loss), to average net assets(b),(e)	(0.18%)	0.84%	0.67%	1.02%	(0.42%)
Portfolio turnover rate(f)	10%	47%	12%	18%	22%

	Transamerica Asset Allocation — Growth Portfolio
	Class C
	October 31,	October 31,	October 31,	October 31,	October 31,
For a share outstanding throughout each period	2010	2009	2008	2007	2006

Net asset value
Beginning of year	$9.69	$8.64	$15.13	$13.18	$11.78

Investment operations
From net investment income (loss)(a),(b)	(0.01)	0.08	0.08	0.14	(0.05)
From net realized and unrealized gain (loss) on affiliated investments	1.45	1.08	(6.14)	2.48	1.85

Total from investment operations	1.44	1.16	(6.06)	2.62	1.80

Distributions
Net investment income	(0.04)	(0.11)	—	(0.22)	(0.04)
Net realized gains on affiliated investments	—	—	(0.43)	(0.45)	(0.36)

Total distributions	(0.04)	(0.11)	(0.43)	(0.67)	(0.40)

Net asset value
End of year	$11.09	$9.69	$8.64	$15.13	$13.18

Total return(c)	14.86%	13.72%	(41.08%)	20.60%	15.61%

Net assets end of year (000’s)	$774,914	$763,086	$751,881	$1,270,635	$876,768

Ratio and supplemental data

Expenses to average net assets:(d)
After reimbursement/fee waiver	1.29%	1.33%	1.26%	1.25%	1.26%
Before reimbursement/fee waiver	1.29%	1.33%	1.26%	1.25%	1.26%
Net investment income (loss), to average net assets(b),(e)	(0.12%)	0.90%	0.62%	1.03%	(0.38%)
Portfolio turnover rate(f)	10%	47%	12%	18%	22%

The notes to the financial statements are an integral part of this report.

Transamerica Funds	Annual Report 2010

FINANCIAL HIGHLIGHTS (continued)
For the period or years ended:

	Transamerica
	Asset
	Allocation —
	Growth
	Portfolio
	Class I
	October 31,
For a share outstanding throughout each period	2010 (g)

Net asset value
Beginning of period	$10.35

Investment operations
From net investment loss(a),(b)	(0.02)
From net realized and unrealized gain on affiliated investments	1.20

Total from investment operations	1.18

Distributions
Net investment income	(0.14)

Net asset value
End of year	$11.39

Total return(c)	11.57	%(h)

Net assets end of year (000’s)	$13,112

Ratio and supplemental data

Expenses to average net assets:(d)
After reimbursement/fee waiver	0.30	%(i)
Before reimbursement/fee waiver	0.30	%(i)
Net investment loss, to average net assets(b)	(0.15	%)(i)
Portfolio turnover rate(f)	10	%(h)

	Transamerica Asset Allocation — Growth Portfolio
	Class R
	October 31,	October 31,	October 31,	October 31,	October 31,
For a share outstanding throughout each period	2010	2009	2008	2007	2006 (j)

Net asset value
Beginning of period/year	$9.85	$8.84	$15.40	$13.43	$12.36

Investment operations
From net investment income(a),(b)	0.01	0.10	0.07	0.13	0.05
From net realized and unrealized gain (loss) on affiliated investments	1.49	1.12	(6.20)	2.60	1.02

Total from investment operations	1.50	1.22	(6.13)	2.73	1.07

Distributions
Net investment income	(0.08)	(0.21)	—	(0.31)	—
Net realized gains on affiliated investments	—	—	(0.43)	(0.45)	—

Total distributions	(0.08)	(0.21)	(0.43)	(0.76)	—

Net asset value
End of year	$11.27	$9.85	$8.84	$15.40	$13.43

Total return(c)	15.35%	14.35%	(40.81%)	21.20%	8.66	%(h)

Net assets end of year (000’s)	$3,762	$2,704	$1,570	$884	$85

Ratio and supplemental data

Expenses to average net assets:(d)
After reimbursement/fee waiver	0.84%	0.85%	0.83%	0.68%	0.67	%(i)
Before reimbursement/fee waiver	0.84%	0.85%	0.83%	0.68%	0.67	%(i)
Net investment income, to average net assets(b),(e)	0.15%	1.09%	0.57%	0.94%	1.08	%(i)
Portfolio turnover rate(f)	10%	47%	12%	18%	22	%(h)

The notes to the financial statements are an integral part of this report.

Transamerica Funds	Annual Report 2010

FINANCIAL HIGHLIGHTS (continued)
For the period or years ended:

	Transamerica Asset Allocation — Moderate Growth Portfolio
	Class A
	October 31,	October 31,	October 31,	October 31,	October 31,
For a share outstanding throughout each period	2010	2009	2008	2007	2006

Net asset value
Beginning of year	$10.39	$9.20	$14.58	$13.05	$11.88

Investment operations
From net investment income(a),(b)	0.19	0.28	0.26	0.33	0.15
From net realized and unrealized gain (loss) on affiliated investments	1.27	1.25	(5.04)	1.86	1.53

Total from investment operations	1.46	1.53	(4.78)	2.19	1.68

Distributions
Net investment income	(0.23)	(0.34)	(0.19)	(0.34)	(0.20)
Net realized gains on affiliated investments	—	—	(0.41)	(0.32)	(0.31)
From return of capital	(0.03)	—	—	—	—

Total distributions	(0.26)	(0.34)	(0.60)	(0.66)	(0.51)

Net asset value
End of year	$11.59	$10.39	$9.20	$14.58	$13.05

Total return(c)	14.35%	17.47%	(34.01%)	17.48%	14.59%

Net assets end of year (000’s)	$1,202,885	$1,044,810	$901,766	$1,295,568	$914,835

Ratio and supplemental data

Expenses to average net assets:(d)
After reimbursement/fee waiver	0.62%	0.66%	0.60%	0.60%	0.61%
Before reimbursement/fee waiver	0.62%	0.66%	0.60%	0.60%	0.61%
Net investment income, to average net assets(b),(e)	1.80%	2.99%	2.12%	2.42%	1.17%
Portfolio turnover rate(f)	17%	37%	13%	19%	21%

	Transamerica Asset Allocation — Moderate Growth Portfolio
	Class B
	October 31,	October 31,	October 31,	October 31,	October 31,
For a share outstanding throughout each period	2010	2009	2008	2007	2006

Net asset value
Beginning of year	$10.34	$9.12	$14.45	$12.94	$11.80

Investment operations
From net investment income(a),(b)	0.13	0.22	0.19	0.24	0.06
From net realized and unrealized gain (loss) on affiliated investments	1.25	1.24	(5.01)	1.85	1.52

Total from investment operations	1.38	1.46	(4.82)	2.09	1.58

Distributions
Net investment income	(0.16)	(0.24)	(0.10)	(0.26)	(0.13)
Net realized gains on affiliated investments	—	—	(0.41)	(0.32)	(0.31)
From return of capital	(0.03)	—	—	—	—

Total distributions	(0.19)	(0.24)	(0.51)	(0.58)	(0.44)

Net asset value
End of year	$11.53	$10.34	$9.12	$14.45	$12.94

Total return(c)	13.57%	16.69%	(34.44%)	16.69%	13.74%

Net assets end of year (000’s)	$383,062	$394,275	$389,429	$651,359	$549,040

Ratio and supplemental data

Expenses to average net assets:(d)
After reimbursement/fee waiver	1.30%	1.33%	1.27%	1.27%	1.28%
Before reimbursement/fee waiver	1.30%	1.33%	1.27%	1.27%	1.28%
Net investment income, to average net assets(b),(e)	1.19%	2.39%	1.54%	1.78%	0.51%
Portfolio turnover rate(f)	17%	37%	13%	19%	21%

The notes to the financial statements are an integral part of this report.

Transamerica Funds	Annual Report 2010

FINANCIAL HIGHLIGHTS (continued)
For the period or years ended:

	Transamerica Asset Allocation — Moderate Growth Portfolio
	Class C
	October 31,	October 31,	October 31,	October 31,	October 31,
For a share outstanding throughout each period	2010	2009	2008	2007	2006

Net asset value
Beginning of year	$10.32	$9.11	$14.45	$12.95	$11.80

Investment operations
From net investment income(a),(b)	0.13	0.22	0.18	0.24	0.07
From net realized and unrealized gain (loss) on affiliated investments	1.25	1.25	(5.00)	1.85	1.52

Total from investment operations	1.38	1.47	(4.82)	2.09	1.59

Distributions
Net investment income	(0.17)	(0.26)	(0.11)	(0.27)	(0.13)
Net realized gains on affiliated investments	—	—	(0.41)	(0.32)	(0.31)
From return of capital	(0.03)	—	—	—	—

Total distributions	(0.20)	(0.26)	(0.52)	(0.59)	(0.44)

Net asset value
End of year	$11.50	$10.32	$9.11	$14.45	$12.95

Total return(c)	13.58%	16.77%	(34.44%)	16.74%	13.87%

Net assets end of year (000’s)	$1,606,227	$1,513,954	$1,455,012	$2,098,087	$1,520,489

Ratio and supplemental data

Expenses to average net assets:(d)
After reimbursement/fee waiver	1.25%	1.28%	1.23%	1.23%	1.24%
Before reimbursement/fee waiver	1.25%	1.28%	1.23%	1.23%	1.24%
Net investment income, to average net assets(b),(e)	1.20%	2.43%	1.49%	1.79%	0.55%
Portfolio turnover rate(f)	17%	37%	13%	19%	21%

	Transamerica
	Asset
	Allocation —
	Moderate
	Growth
	Portfolio
	Class I
	October 31,
For a share outstanding throughout each period	2010 (g)

Net asset value
Beginning of period	$10.76

Investment operations
From net investment income(a),(b)	0.09
From net realized and unrealized gain on affiliated investments	1.07

Total from investment operations	1.16

Distributions
Net investment income	(0.28)
From Return of capital	(0.03)

Total distributions	(0.31)

Net asset value
End of year	$11.61

Total return(c)	11.07	%(h)

Net assets end of year (000’s)	$16,293

Ratio and supplemental data

Expenses to average net assets:(d)
After reimbursement/fee waiver	0.29	%(i)
Before reimbursement/fee waiver	0.29	%(i)
Net investment income, to average net assets(b)	0.89	%(i)
Portfolio turnover rate(f)	17	%(h)

The notes to the financial statements are an integral part of this report.

Transamerica Funds	Annual Report 2010

FINANCIAL HIGHLIGHTS (continued)
For the period or years ended:

	Transamerica Asset Allocation — Moderate Growth Portfolio
	Class R
	October 31,	October 31,	October 31,	October 31,	October 31,
For a share outstanding throughout each period	2010	2009	2008	2007	2006 (j)

Net asset value
Beginning of period/year	$10.36	$9.18	$14.54	$13.05	$12.13

Investment operations
From net investment income(a),(b)	0.15	0.25	0.22	0.24	0.10
From net realized and unrealized gain (loss) on affiliated investments	1.28	1.26	(5.00)	1.93	0.82

Total from investment operations	1.43	1.51	(4.78)	2.17	0.92

Distributions
Net investment income	(0.23)	(0.33)	(0.17)	(0.36)	—
Net realized gains on affiliated investments	—	—	(0.41)	(0.32)	—
From return of capital	(0.03)	—	—	—	—

Total distributions	(0.26)	(0.33)	(0.58)	(0.68)	—

Net asset value
End of year	$11.53	$10.36	$9.18	$14.54	$13.05

Total return(c)	14.08%	17.29%	(34.08%)	17.31%	7.58	%(h)

Net assets end of year (000’s)	$5,413	$2,873	$1,969	$1,983	$54

Ratio and supplemental data

Expenses to average net assets:(d)
After reimbursement/fee waiver	0.79%	0.82%	0.76%	0.67%	0.66	%(i)
Before reimbursement/fee waiver	0.79%	0.82%	0.76%	0.67%	0.66	%(i)
Net investment income, to average net assets(b),(e)	1.43%	2.68%	1.74%	1.80%	2.08	%(i)
Portfolio turnover rate(f)	17%	37%	13%	19%	21	%(h)

	Transamerica Asset Allocation — Moderate Portfolio
	Class A
	October 31,	October 31,	October 31,	October 31,	October 31,
For a share outstanding throughout each period	2010	2009	2008	2007	2006

Net asset value
Beginning of year	$10.62	$9.29	$13.69	$12.64	$11.78

Investment operations
From net investment income(a),(b)	0.30	0.36	0.33	0.36	0.24
From net realized and unrealized gain (loss) on affiliated investments	1.04	1.40	(4.05)	1.40	1.15

Total from investment operations	1.34	1.76	(3.72)	1.76	1.39

Distributions
Net investment income	(0.37)	(0.43)	(0.28)	(0.37)	(0.28)
Net realized gains on affiliated investments	—	—	(0.40)	(0.34)	(0.25)

Total distributions	(0.37)	(0.43)	(0.68)	(0.71)	(0.53)

Net asset value
End of year	$11.59	$10.62	$9.29	$13.69	$12.64

Total return(c)	12.95%	19.99%	(28.41%)	14.51%	12.22%

Net assets end of year (000’s)	$857,469	$694,532	$545,646	$665,013	$471,902

Ratio and supplemental data

Expenses to average net assets:(d)
After reimbursement/fee waiver	0.61%	0.63%	0.59%	0.59%	0.58%
Before reimbursement/fee waiver	0.61%	0.63%	0.59%	0.59%	0.58%
Net investment income, to average net assets(b),(e)	2.78%	3.76%	2.79%	2.83%	1.98%
Portfolio turnover rate(f)	16%	30%	12%	23%	22%

The notes to the financial statements are an integral part of this report.

Transamerica Funds	Annual Report 2010

FINANCIAL HIGHLIGHTS (continued)
For the period or years ended:

	Transamerica Asset Allocation — Moderate Portfolio
	Class B
	October 31,	October 31,	October 31,	October 31,	October 31,
For a share outstanding throughout each period	2010	2009	2008	2007	2006

Net asset value
Beginning of year	$10.59	$9.23	$13.59	$12.55	$11.70

Investment operations
From net investment income(a),(b)	0.24	0.30	0.27	0.28	0.16
From net realized and unrealized gain (loss) on affiliated investments	1.02	1.39	(4.05)	1.39	1.15

Total from investment operations	1.26	1.69	(3.78)	1.67	1.31

Distributions
Net investment income	(0.30)	(0.33)	(0.18)	(0.28)	(0.21)
Net realized gains on affiliated investments	—	—	(0.40)	(0.34)	(0.25)

Total distributions	(0.30)	(0.33)	(0.58)	(0.62)	(0.46)

Net asset value
End of year	$11.55	$10.59	$9.23	$13.59	$12.55

Total return(c)	12.13%	19.16%	(28.87%)	13.73%	11.50%

Net assets end of year (000’s)	$220,658	$228,151	$223,209	$357,175	$336,385

Ratio and supplemental data

Expenses to average net assets:(d)
After reimbursement/fee waiver	1.28%	1.30%	1.25%	1.25%	1.25%
Before reimbursement/fee waiver	1.28%	1.30%	1.25%	1.25%	1.25%
Net investment income, to average net assets(b),(e)	2.24%	3.23%	2.26%	2.21%	1.31%
Portfolio turnover rate(f)	16%	30%	12%	23%	22%

	Transamerica Asset Allocation — Moderate Portfolio
	Class C
	October 31,	October 31,	October 31,	October 31,	October 31,
For a share outstanding throughout each period	2010	2009	2008	2007	2006

Net asset value
Beginning of year	$10.55	$9.21	$13.58	$12.55	$11.70

Investment operations
From net investment income(a),(b)	0.24	0.30	0.26	0.28	0.16
From net realized and unrealized gain (loss) on affiliated investments	1.02	1.39	(4.03)	1.39	1.14

Total from investment operations	1.26	1.69	(3.77)	1.67	1.30

Distributions
Net investment income	(0.31)	(0.35)	(0.20)	(0.30)	(0.21)
Net realized gains on affiliated investments	—	—	(0.40)	(0.34)	(0.25)

Total distributions	(0.31)	(0.35)	(0.60)	(0.64)	(0.46)

Net asset value
End of year	$11.50	$10.55	$9.21	$13.58	$12.55

Total return(c)	12.22%	19.24%	(28.87%)	13.86%	11.46%

Net assets end of year (000’s)	$1,142,029	$997,766	$876,977	$1,159,220	$905,061

Ratio and supplemental data

Expenses to average net assets:(d)
After reimbursement/fee waiver	1.22%	1.24%	1.21%	1.21%	1.22%
Before reimbursement/fee waiver	1.22%	1.24%	1.21%	1.21%	1.22%
Net investment income, to average net assets(b),(e)	2.21%	3.25%	2.21%	2.22%	1.35%
Portfolio turnover rate(f)	16%	30%	12%	23%	22%

The notes to the financial statements are an integral part of this report.

Transamerica Funds	Annual Report 2010

FINANCIAL HIGHLIGHTS (continued)
For the period or years ended:

	Transamerica Asset
	Allocation —
	Moderate
	Portfolio
	Class I
	October 31,
For a share outstanding throughout each period	2010 (g)

Net asset value
Beginning of period	$10.94

Investment operations
From net investment income(a),(b)	0.17
From net realized and unrealized gain on affiliated investments	0.91

Total from investment operations	1.08

Distributions
Net investment income	(0.41)

Net asset value
End of year	$11.61

Total return(c)	10.27	%(h)

Net assets end of year (000’s)	$17,853

Ratio and supplemental data

Expenses to average net assets:(d)
After reimbursement/fee waiver	0.28	%(i)
Before reimbursement/fee waiver	0.28	%(i)
Net investment income, to average net assets(b)	1.73	%(i)
Portfolio turnover rate(f)	16	%(h)

	Transamerica Asset Allocation — Moderate Portfolio
	Class R
	October 31,	October 31,	October 31,	October 31,	October 31,
For a share outstanding throughout each period	2010	2009	2008	2007	2006 (j)

Net asset value
Beginning of period/year	$10.58	$9.28	$13.65	$12.64	$11.86

Investment operations
From net investment income(a),(b)	0.24	0.32	0.28	0.31	0.13
From net realized and unrealized gain (loss) on affiliated investments	1.06	1.42	(4.02)	1.42	0.65

Total from investment operations	1.30	1.74	(3.74)	1.73	0.78

Distributions
Net investment income	(0.35)	(0.44)	(0.23)	(0.38)	—
Net realized gains on affiliated investments	—	—	(0.40)	(0.34)	—

Total distributions	(0.35)	(0.44)	(0.63)	(0.72)	—

Net asset value
End of year	$11.53	$10.58	$9.28	$13.65	$12.64

Total return(c)	12.60%	19.81%	(28.57%)	14.31%	6.58	%(h)

Net assets end of year (000’s)	$4,278	$2,211	$959	$610	$53

Ratio and supplemental data

Expenses to average net assets:(d)
After reimbursement/fee waiver	0.83%	0.86%	0.87%	0.72%	0.66	%(i)
Before reimbursement/fee waiver	0.83%	0.86%	0.87%	0.72%	0.66	%(i)
Net investment income, to average net assets(b),(e)	2.23%	3.38%	2.37%	2.44%	2.73	%(i)
Portfolio turnover rate(f)	16%	30%	12%	23%	22	%(h)

The notes to the financial statements are an integral part of this report.

Transamerica Funds	Annual Report 2010

FINANCIAL HIGHLIGHTS (continued)
For the period or years ended:

	Transamerica Multi-Manager Alternative Strategies Portfolio
	Class A
	October 31,	October 31,	October 31,		October 31,
For a share outstanding throughout each period	2010	2009	2008		2007 (k)

Net asset value
Beginning of period/year	$9.35	$8.30	$10.78		$10.00

Investment operations
From net investment income(a),(b)	0.14	0.29	0.20		0.05
From net realized and unrealized gain (loss) on affiliated investments	0.58	1.08	(2.43)		0.73

Total from investment operations	0.72	1.37	(2.23)		0.78

Distributions
Net investment income	(0.15)	(0.32)	(0.25)		—
From return of capital	(0.10)	—	—		—

Total distributions	(0.25)	—	—		—

Net asset value
End of year	$9.82	$9.35	$8.30		$10.78

Total return(c)	7.83%	17.21%	(21.08%)		7.80	%(h)

Net assets end of year (000’s)	$128,041	$119,693	$97,482		$38,870

Ratio and supplemental data

Expenses to average net assets:(d)
After reimbursement/fee waiver	0.80%	0.81%	0.84	%(n)	0.90	%(i)
Before reimbursement/fee waiver	0.80%	0.81%	0.77	%(n)	1.29	%(i)
Net investment income, to average net assets(b),(e)	1.51%	3.43%	1.98%		0.58	%(i)
Portfolio turnover rate(f)	35%	18%	5%		—	%(h),(l)

	Transamerica Multi-Manager Alternative Strategies Portfolio
	Class C
	October 31,	October 31,	October 31,		October 31,
For a share outstanding throughout each period	2010	2009	2008		2007 (k)

Net asset value
Beginning of period/year	$9.27	$8.23	$10.72		$10.00

Investment operations
From net investment income (loss)(a),(b)	0.08	0.24	0.15		(0.01)
From net realized and unrealized gain (loss) on affiliated investments	0.57	1.06	(2.42)		0.73

Total from investment operations	0.65	1.30	(2.27)		0.72

Distributions
Net investment income	(0.09)	(0.26)	(0.22)		—
From return of capital	(0.10)	—	—		—

Total distributions	(0.19)	—	—		—

Net asset value
End of year	$9.73	$9.27	$8.23		$10.72

Total return(c)	7.12%	16.37%	(21.52%)		7.20	%(h)

Net assets end of year (000’s)	$114,662	$96,376	$89,701		$49,306

Ratio and supplemental data

Expenses to average net assets:(d)
After reimbursement/fee waiver	1.44%	1.45%	1.52	%(n)	1.55	%(i)
Before reimbursement/fee waiver	1.44%	1.45%	1.43	%(n)	1.99	%(i)
Net investment income (loss), to average net assets(b),(e)	0.82%	2.92%	1.53%		(0.07	%)(i)
Portfolio turnover rate(f)	35%	18%	5%		—	%(h),(l)
The notes to the financial statements are an integral part of this report.

Transamerica Funds	Annual Report 2010

FINANCIAL HIGHLIGHTS (continued)
For the period or years ended:

	Transamerica
	Multi-Manager
	Alternative
	Strategies
	Portfolio
	Class I
	October 31,
For a share outstanding throughout each period	2010 (g)

Net asset value
Beginning of period	$9.49

Investment operations
From net investment income(a),(b)	0.07
From net realized and unrealized gain on affiliated investments	0.57

Total from investment operations	0.64

Distributions
Net investment income	(0.19)
From return of capital	(0.10)

Total distributions	(0.29)

Net asset value
End of year	$9.84

Total return(c)	6.90	%(h)

Net assets end of year (000’s)	$34,131

Ratio and supplemental data
Expenses to average net assets:(d)
After reimbursement/fee waiver	0.50	%(i)
Before reimbursement/fee waiver	0.50	%(i)
Net investment income, to average net assets(b)	0.82	%(i)
Portfolio turnover rate(f)	35	%(h)

	Transamerica Multi-Manager International Portfolio
	Class A
	October 31,	October 31,	October 31,	October 31,	October 31,
For a share outstanding throughout each period	2010	2009	2008	2007	2006 (m)

Net asset value
Beginning of period/year	$8.53	$6.57	$13.24	$10.63	$10.00

Investment operations
From net investment income (loss)(a),(b)	0.09	0.17	0.27	0.32	(0.04)
From net realized and unrealized gain (loss) on affiliated investments	1.33	1.84	(6.53)	2.87	0.67

Total from investment operations	1.42	2.01	(6.26)	3.19	0.63

Distributions
Net investment income	(0.11)	(0.05)	(0.32)	(0.58)	—
Net realized gains on affiliated investments	—	—	(0.09)	—	—

Total distributions	(0.11)	(0.05)	(0.41)	(0.58)	—

Net asset value
End of year	$9.84	$8.53	$6.57	$13.24	$10.63

Total return(c)	16.80%	30.86%	(48.61%)	31.30%	6.30	%(h)

Net assets end of year (000’s)	$135,479	$134,751	$103,077	$178,422	$58,142

Ratio and supplemental data

Expenses to average net assets:(d)
After reimbursement/fee waiver	0.70%	0.74%	0.65%	0.65%	0.80	%(i)
Before reimbursement/fee waiver	0.70%	0.74%	0.65%	0.65%	0.88	%(i)
Net investment income (loss), to average net assets(b),(e)	1.04%	2.35%	2.59%	2.78%	(0.67	%)(i)
Portfolio turnover rate(f)	11%	32%	38%	1%	1	%(h)
The notes to the financial statements are an integral part of this report.

Transamerica Funds	Annual Report 2010

FINANCIAL HIGHLIGHTS (continued)
For the period or years ended:

	Transamerica Multi-Manager International Portfolio
	Class B
	October 31,	October 31,	October 31,	October 31,	October 31,
For a share outstanding throughout each period	2010	2009	2008	2007	2006 (m)

Net asset value
Beginning of period/year	$8.45	$6.50	$13.13	$10.59	$10.00

Investment operations
From net investment income (loss)(a),(b)	0.02	0.01	0.21	0.23	(0.09)
From net realized and unrealized gain (loss) on affiliated investments	1.32	1.94	(6.50)	2.86	0.68

Total from investment operations	1.34	1.95	(6.29)	3.09	0.59

Distributions
Net investment income	(0.05)	—	(0.25)	(0.55)	—
Net realized gains on affiliated investments	—	—	(0.09)	—	—

Total distributions	(0.05)	—	(0.34)	(0.55)	—

Net asset value
End of year	$9.74	$8.45	$6.50	$13.13	$10.59

Total return(c)	15.95%	30.00%	(49.04%)	30.32%	5.90	%(h)

Net assets end of year (000’s)	$18,432	$18,010	$15,781	$30,060	$9,849

Ratio and supplemental data

Expenses to average net assets:(d)
After reimbursement/fee waiver	1.45%	1.45%	1.42%	1.43%	1.45	%(i)
Before reimbursement/fee waiver	1.49%	1.57%	1.42%	1.43%	1.69	%(i)
Net investment income (loss), to average net assets(b),(e)	0.19%	0.08%	1.95%	1.98%	(1.32	%)(i)
Portfolio turnover rate(f)	11%	32%	38%	1%	1	%(h)

	Transamerica Multi-Manager International Portfolio
	Class C
	October 31,	October 31,	October 31,	October 31,	October 31,
For a share outstanding throughout each period	2010	2009	2008	2007	2006 (m)

Net asset value
Beginning of period/year	$8.45	$6.50	$13.13	$10.58	$10.00

Investment operations
From net investment income (loss)(a),(b)	0.02	0.03	0.21	0.24	(0.09)
From net realized and unrealized gain (loss) on affiliated investments	1.33	1.92	(6.49)	2.86	0.67

Total from investment operations	1.35	1.95	(6.28)	3.10	0.58

Distributions
Net investment income	(0.05)	—	(0.26)	(0.55)	—
Net realized gains on affiliated investments	—	—	(0.09)	—	—

Total distributions	(0.05)	—	(0.35)	(0.55)	—

Net asset value
End of year	$9.75	$8.45	$6.50	$13.13	$10.58

Total return(c)	16.10%	30.00%	(48.98%)	30.45%	5.80	%(h)

Net assets end of year (000’s)	$144,849	$132,777	$128,742	$250,419	$76,650

Ratio and supplemental data

Expenses to average net assets:(d)
After reimbursement/fee waiver	1.36%	1.43%	1.31%	1.31%	1.45	%(i)
Before reimbursement/fee waiver	1.36%	1.43%	1.31%	1.31%	1.53	%(i)
Net investment income (loss), to average net assets(b),(e)	0.27%	0.50%	2.01%	2.08%	(1.32	%)(i)
Portfolio turnover rate(f)	11%	32%	38%	1%	1	%(h)
The notes to the financial statements are an integral part of this report.

Transamerica Funds	Annual Report 2010

FINANCIAL HIGHLIGHTS (continued)
For the period or years ended:

	Transamerica
	Multi-Manager
	International
	Portfolio
	Class I
	October 31,
For a share outstanding throughout each period	2010 (g)

Net asset value
Beginning of period	$8.84

Investment operations
From net investment loss(a),(b)	(0.02)
From net realized and unrealized gain on affiliated investments	1.19

Total from investment operations	1.17

Distributions
Net investment income	(0.15)

Net asset value
End of year	$9.86

Total return(c)	13.41	%(h)

Net assets end of year (000’s)	$28,047

Ratio and supplemental data

Expenses to average net assets:(d)
After reimbursement/fee waiver	0.34	%(i)
Before reimbursement/fee waiver	0.34	%(i)
Net investment loss, to average net assets(b)	(0.21	%)(i)
Portfolio turnover rate(f)	11	%(h)

(a)	Calculated based on average number of shares outstanding.

(b)	Recognition of net investment income by the portfolio is affected by the timing of the declaration of dividends by the underlying affiliated investment companies in which the portfolio invests.

(c)	Total return has been calculated for the applicable period without deduction of a sales load, if any, on an initial purchase.

(d)	Does not include expenses of the investment companies in which the portfolio invests.

(e)	Includes redemption fees, if any. The impact of redemption fees is less than 0.01% for Class A, Class B, Class C, and Class R, respectively. The Portfolios, effective March 1, 2009, no longer charges redemption fees.

(f)	Does not include the portfolio activity of the underlying affiliated funds.

(g)	Commenced operations on November 30, 2009.

(h)	Not annualized.

(i)	Annualized.

(j)	Commenced operations on June 15, 2006.

(k)	Commenced operations on December 28, 2006.

(l)	Amount rounds to less than 1%.

(m)	Commenced operations on March 1, 2006.

(n)	Includes recaptured expenses by the investment adviser.

Note:	Prior to October 31,2009, all of the financial highlights were audited by another independent registered public accounting firm.
The notes to the financial statements are an integral part of this report.

Transamerica Funds	Annual Report 2010

NOTES TO FINANCIAL STATEMENTS
At October 31, 2010
(all amounts in thousands)
NOTE 1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES
Transamerica Funds (the “Trust”) is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”). Transamerica Asset Allocation—Conservative Portfolio, Transamerica Asset Allocation—Growth Portfolio, Transamerica Asset Allocation—Moderate Growth Portfolio, Transamerica Asset Allocation—Moderate Portfolio, Transamerica Multi—Manager Alternative Strategies Portfolio, and Transamerica Multi—Manager International Portfolio (each, a “Portfolio”; and collectively, the “Portfolios”) are part of Transamerica Funds.
The Portfolios, with the exception of Transamerica Multi-Manager Alternative Strategies Portfolio and Transamerica Multi—Manager International Portfolio, currently offer five classes of shares, Class A, Class B, Class C, Class I, and Class R. Transamerica Multi—Manager Alternative Strategies Portfolio currently offers three classes of shares, Class A, Class C, and Class I. Transamerica Multi—Manager International Portfolio currently offers four classes of shares, Class A, Class B, Class C, and Class I. Each class has a public offering price that reflects different sales charges, if any, and expense levels. Class B shares will convert to Class A shares eight years after purchase. Effective July 15, 2010, Class B shares were no longer offered for purchase.
The Portfolios offered new Class I shares with an inception date of November 30, 2009.
This report should be read in conjunction with the Portfolios’ current prospectus, which contains more complete information about the Portfolios, including investment objectives and strategies.
In the normal course of business, the Portfolios enter into contracts that contain a variety of representations that provide general indemnifications. The Portfolios’ maximum exposure under these arrangements is unknown, as this would involve future claims that may be made against the Portfolios and/or their affiliates that have not yet occurred. However, based on experience, the Portfolios expect the risk of loss to be remote.
In preparing the Portfolios’ financial statements in accordance with accounting principles generally accepted in the United States of America (“GAAP”), estimates or assumptions (which could differ from actual results) may be used that affect reported amounts and disclosures. The following is a summary of significant accounting policies followed by the Portfolios.
Security transactions and investment income: Security transactions are recorded on the trade date. Security gains and losses are calculated on the specific identification basis. Interest income is accrued as earned. Dividend income and capital gain distributions from affiliated investment companies, if any, are recorded on the ex-dividend date. Dividends and net realized gain (loss) from investment securities for the Portfolios are from investments in shares of affiliated investment companies.
Multiple class operations, income, and expenses: Income, non-class specific expenses, and realized and unrealized gains and losses are allocated daily to each class, based upon the value of shares outstanding method. Each class bears its own specific expenses as well as a portion of general, common expenses.
Dividend distributions: Distributions to shareholders are recorded on the ex-dividend date and are determined in accordance with federal income tax regulations which may differ from GAAP.
Redemption fees: A short-term trading redemption fee may be assessed on any sales of Portfolio shares in a fund account during the first five (5) NYSE trading days following their purchase date. This redemption fee will equal 2% of the amount redeemed and shares held the longest will be treated as being redeemed first and shares held the shortest as being redeemed last. The redemption fees received are disclosed in the Portfolios’ Statements of Changes in Net Assets. Effective March 1, 2009, the Portfolios no longer charged redemption fees.
Cash overdraft: Throughout the year, the Portfolios may have cash overdraft balances. A fee is incurred on these overdrafts by a rate based on the federal funds rate.
NOTE 2. SECURITY VALUATIONS
All investments in securities are recorded at their estimated fair value. The Portfolios value their investments at the close of the New York Stock Exchange (“NYSE”), normally 4 p.m. ET, each day the NYSE is open for business. The Portfolios utilize various methods to measure the fair value of their investments on a recurring basis. GAAP establishes a hierarchy that prioritizes inputs to valuation methods. The three Levels of inputs are:
Level 1—Unadjusted quoted prices in active markets for identical securities.
Level 2—Inputs, other than quoted prices included in Level 1, that are observable, either directly or indirectly. These inputs may include quoted prices for the identical instrument on an inactive market, prices for similar instruments, interest rates, prepayment speeds, credit risk, yield curves, default rates and similar data.

Transamerica Funds	Annual Report 2010

NOTES TO FINANCIAL STATEMENTS (continued)
At October 31, 2010
(all amounts in thousands)
NOTE 2. (continued)
Level 3—Unobservable inputs, to the extent that relevant observable inputs are not available, representing the Portfolios’ own assumptions about the assumptions a market participant would use in valuing the investment, based on the best information available.
The availability of observable inputs can vary from security to security and is affected by a wide variety of factors, including, but not limited to, the type of security, whether the security is new and not yet established in the marketplace, the liquidity of markets, and other characteristics particular to the security. To the extent that valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. Accordingly, the degree of judgment exercised in determining fair value is generally greatest for instruments categorized in Level 3.
The inputs used to measure fair value may fall into different Levels of the fair value hierarchy. In such cases, for disclosure purposes, the Level in the fair value hierarchy that is assigned to the fair value measurement of a security is determined based on the lowest Level input that is significant to the fair value measurement in its entirety.
Fair value measurements: Investment company securities are valued at the net asset value of the underlying fund. These securities are actively traded and no valuation adjustments are applied. They are categorized in Level 1 of the fair value hierarchy.
The hierarchy classification of inputs used to value the Portfolios’ investments at October 31, 2010 are disclosed at the end of the Portfolios’ Schedules of Investments. There were no transfers into or out of any Levels as described above during the year ended October 31, 2010.
NOTE 3. RELATED PARTY TRANSACTIONS
Transamerica Asset Management, Inc. (“TAM”), the Portfolios’ investment adviser, is directly owned by Western Reserve Life Assurance Co. of Ohio and AUSA Holding Company (“AUSA”), both of which are indirect, wholly owned subsidiaries of AEGON NV. AUSA is wholly owned by AEGON USA, LLC (“AEGON USA”), a financial services holding company whose primary emphasis is on life and health insurance, and annuity and investment products. AEGON USA is owned by AEGON US Holding Corporation, which is owned by Transamerica Corporation (DE). Transamerica Corporation (DE) is owned by The AEGON Trust, which is owned by AEGON International B.V., which is owned by AEGON NV, a Netherlands corporation, and a publicly traded international insurance group.
Transamerica Fund Services, Inc. (“TFS”) is the Portfolios’ administrator and transfer agent. Transamerica Capital, Inc. (“TCI”) is the Portfolios’ distributor/principal underwriter. TAM, TFS, and TCI are affiliates of AEGON, NV.
Certain officers and trustees of the Portfolios are also officers and/or directors of TAM, TFS and TCI.
Because the underlying funds have varied expense and fee levels and the Portfolios may own different proportions of underlying funds at different times, the amount of fees and expenses incurred indirectly by the Portfolios will vary. The Portfolios have material ownership interests in the underlying funds.
At the commencement of operations of each of these Portfolios and classes, TAM invested in each Portfolio. As of October 31, 2010, TAM had investments in the Portfolios as follows:

	Market	% of Portfolio’s
Portfolio Name	Value	Net Assets

Transamerica Asset Allocation-Conservative Portfolio
Class R	$61	0.01%
Transamerica Asset Allocation-Growth Portfolio
Class R	51	—	(a)
Transamerica Asset Allocation-Moderate Growth Portfolio
Class R	56	—	(a)
Transamerica Asset Allocation-Moderate Portfolio
Class R	59	—	(a)
Transamerica Multi-Manager Alternative Strategies Portfolio
Class A	269	0.10
Class C	262	0.09

(a)	Amount rounds to less than 0.01%.

Transamerica Funds	Annual Report 2010

NOTES TO FINANCIAL STATEMENTS (continued)
At October 31, 2010
(all amounts in thousands)
NOTE 3. (continued)
Investment advisory fees: The Portfolios pay management fees to TAM based on average daily net assets (“ANA”) at the following rates or breakpoints:

Transamerica Asset Allocation — Conservative Portfolio
ANA	0.10%
Transamerica Asset Allocation — Growth Portfolio
ANA	0.10
Transamerica Asset Allocation — Moderate Growth Portfolio
ANA	0.10
Transamerica Asset Allocation — Moderate Portfolio
ANA	0.10
Transamerica Multi-Manager Alternative Strategies Portfolio
First $500 million	0.20
Over $500 million up to $1 billion	0.19
Over $1 billion	0.18
Transamerica Multi — Manager International Portfolio
ANA	0.10
TAM has contractually agreed to waive its advisory fees and will reimburse the Portfolios to the extent that operating expenses, excluding distribution and service fees, extraordinary expenses, and acquired (i.e. underlying) portfolios’ fees and expenses, exceed the following stated annual limit:

Portfolio Name	Expense Limit

Transamerica Asset Allocation — Conservative Portfolio	0.45%
Transamerica Asset Allocation — Growth Portfolio	0.45
Transamerica Asset Allocation — Moderate Growth Portfolio	0.45
Transamerica Asset Allocation — Moderate Portfolio	0.45
Transamerica Multi-Manager Alternative Strategies Portfolio	0.55
Transamerica Multi-Manager International Portfolio*	0.45

*	This Portfolio may not recapture any fees waived and/or reimbursed prior to March 1, 2008.
If total Portfolio expenses, excluding 12b-1 fees and certain extraordinary expenses and acquired (i.e. underlying) portfolios’ fees and expenses, fall below the annual expense limitation agreement agreed to by the adviser within the succeeding 36 months, the Portfolios may be required to pay the adviser a portion or all of the previously waived advisory fees.
There were no amounts recaptured for the year ended October 31,2010.
The following amounts were available for recapture as of October 31, 2010:

Transamerica Multi-Manager International Portfolio	Reimbursement of Class Expenses	Available for Recapture Through

Fiscal Year 2009:
Class B	$18	10/31/2012
Fiscal Year 2010:
Class B	7	10/31/2013
Distribution and service fees: The Portfolios have 12b-1 distribution plans under the 1940 Act pursuant to which an annual fee, based on ANA, is paid to the distributor for various disbursements such as broker-dealer account servicing fees and other promotional expenses of the Portfolios. The Portfolios are authorized under the 12b-1 plans to pay fees on each available class up to the following limits: 0.35% for Class A; 1.00% for Class B; 1.00% for Class C; and 0.50% for Class R. 12b-1 fees are not applicable for Class I. Amounts paid are included in the Statements of Operations.
Underwriter commissions relate to front-end sales charges imposed for Class A shares and contingent deferred sales charges from Classes B, C, and certain A share redemptions. For the year ended October 31, 2010 the underwriter commissions paid to TCI were as follows:

Transamerica Asset Allocation — Conservative Portfolio
Received by Underwriter	$3,481
Retained by Underwriter	585
Contingent Deferred Sales Charge	310

Transamerica Asset Allocation — Growth Portfolio
Received by Underwriter	2,641
Retained by Underwriter	402
Contingent Deferred Sales Charge	400

Transamerica Asset Allocation — Moderate Growth Portfolio
Received by Underwriter	6,364
Retained by Underwriter	994
Contingent Deferred Sales Charge	785

Transamerica Asset Allocation — Moderate Portfolio
Received by Underwriter	5,510
Retained by Underwriter	891
Contingent Deferred Sales Charge	464

Transamerica Multi-Manager Alternative Strategies Portfolio
Received by Underwriter	828
Retained by Underwriter	126
Contingent Deferred Sales Charge	24

Transamerica Multi-Manager International Portfolio
Received by Underwriter	302
Retained by Underwriter	47
Contingent Deferred Sales Charge	73

Transamerica Funds	Annual Report 2010

NOTES TO FINANCIAL STATEMENTS (continued)
At October 31, 2010
(all amounts in thousands)
NOTE 3. (continued)
Administrative services: The Portfolios have entered into an agreement with TFS for financial and legal fund administration services. The Portfolios pay TFS an annual fee of 0.0125% of ANA. The Legal fees on the Statements of Operations are fees paid to external legal counsel.
Transfer agent fees: Pursuant to a Transfer Agency Agreement, as amended, the Portfolios pay TFS a fee for providing transfer agency services. Fees paid and the amounts due to TFS for the year ended October 31, 2010 are as follows:

Portfolio Name	Fees Paid to TFS	Due to TFS

Transamerica Asset Allocation — Conservative Portfolio	$1,043	$91
Transamerica Asset Allocation — Growth Portfolio	2,558	190
Transamerica Asset Allocation — Moderate Growth Portfolio	3,738	288
Transamerica Asset Allocation — Moderate Portfolio	2,023	166
Transamerica Multi-Manager Alternative Strategies Portfolio	373	31
Transamerica Multi-Manager International Portfolio	544	38
Deferred compensation plan: Under a non-qualified deferred compensation plan effective January 1, 1996, as amended and restated January 1, 2010 (the “Deferred Compensation Plan”), available to the Trustees, compensation may be deferred that would otherwise be payable by the Trust to an Independent Trustee on a current basis for services rendered as Trustee. Deferred compensation amounts will accumulate based on the value of Class A (or comparable) shares of a series of Transamerica Funds (without imposition of sales charge), or investment options under Transamerica Partners Institutional Funds and Transamerica Institutional Asset Allocation Funds, as elected by the Trustee.
NOTE 4. INVESTMENT TRANSACTIONS
The cost of affiliated investments purchased and proceeds from affiliated investments sold (excluding short-term securities) for the year ended October 31, 2010 were as follows:

	Purchases of securities:		Proceeds from maturities and sales of securities:
Portfolio Name	Long-term	U.S. Government	Long-term	U.S. Government

Transamerica Asset Allocation — Conservative Portfolio	$340,234	$—	$170,732	$—
Transamerica Asset Allocation — Growth Portfolio	161,734	—	292,571	—
Transamerica Asset Allocation — Moderate Growth Portfolio	511,868	—	603,561	—
Transamerica Asset Allocation — Moderate Portfolio	463,784	—	335,991	—
Transamerica Multi-Manager Alternative Strategies Portfolio	131,328	—	85,448	—
Transamerica Multi-Manager International Portfolio	32,805	—	34,408	—
NOTE 5. FEDERAL INCOME TAX MATTERS
The Portfolios have not made any provision for federal income or excise taxes due to their policy to distribute all of their taxable income and capital gains to their shareholders and otherwise qualify as regulated investment companies under Subchapter M of the Internal Revenue Code. The Portfolios recognize the tax benefits of uncertain tax positions only where the position is “more likely than not” to be sustained assuming examination by tax authorities. Management has evaluated the Portfolios’ tax positions taken for all open years (2007 — 2009), or expected to be taken in the Portfolios’ 2010 tax return, and has concluded that no provision for income tax is required in the Portfolios’ financial statements. If applicable, the portfolios recognize interest accrued related to unrecognized tax benefits in interest and penalties expense in Other on the Statements of Operations. The Portfolios identify their major tax jurisdictions as U.S. Federal, the state of Florida, and foreign jurisdictions where the Portfolios make significant investments; however the Portfolios are not aware of any tax positions for which it is reasonably possible that the total amounts of unrecognized tax benefits will change materially in the next twelve months. Income and capital gain distributions are determined in accordance with income tax regulations, which may differ from GAAP. These differences are primarily due to different treatment for items including, but not limited to wash sales, net operating losses, capital loss carryforwards, and post-October loss deferrals.
Therefore, distributions determined in accordance with tax regulations may differ significantly in amount or character from net investment income and realized gains for financial reporting purposes. Financial reporting records are adjusted for permanent book/tax differences to reflect tax character. Financial records are not adjusted for temporary differences. There were no reclassifications for fiscal year ended October 31, 2010.

Transamerica Funds	Annual Report 2010

NOTES TO FINANCIAL STATEMENTS (continued)
At October 31, 2010
(all amounts in thousands)
NOTE 5. (continued)
The capital loss carryforwards are available to offset future realized capital gains through the periods listed below.

Fund	Capital Loss Carryforwards	Available Through

Transamerica Asset Allocation — Conservative Portfolio	$35,255	October 31, 2017
Transamerica Asset Allocation — Conservative Portfolio	1,840	October 31, 2018
Transamerica Asset Allocation — Growth Portfolio	176,408	October 31, 2017
Transamerica Asset Allocation — Growth Portfolio	25,849	October 31, 2018
Transamerica Asset Allocation — Moderate Growth Portfolio	219,887	October 31, 2017
Transamerica Asset Allocation — Moderate Growth Portfolio	26,156	October 31, 2018
Transamerica Asset Allocation — Moderate Portfolio	69,947	October 31, 2017
Transamerica Asset Allocation — Moderate Portfolio	13,271	October 31, 2018
Transamerica Multi-Manager Alternative Strategies Portfolio	151	October 31, 2016
Transamerica Multi-Manager Alternative Strategies Portfolio	4,502	October 31, 2017
Transamerica Multi-Manager Alternative Strategies Portfolio	3,781	October 31, 2018
Transamerica Multi-Manager International Portfolio	36,280	October 31, 2016
Transamerica Multi-Manager International Portfolio	51,739	October 31, 2017
Transamerica Multi-Manager International Portfolio	4,935	October 31, 2018
There were no capital loss carryforwards utilized or expired during the year ended October 31, 2010.
The tax character of distributions paid may differ from the character of distributions shown in the Statements of Changes in Net Assets due to differences in book versus tax treatment. The tax character of distributions paid during 2009 and 2010 was as follows:

	2010 Distributions Paid From:			2009 Distributions Paid From:
	Ordinary	Long-term	Return	Ordinary	Long-term	Return
	income	Capital Gain	of Capital	income	Capital Gain	of Capital

Transamerica Asset Allocation — Conservative Portfolio	$33,276	$—	$—	$33,484	$—	$—
Transamerica Asset Allocation — Growth Portfolio	8,843	—	—	21,902	—	—
Transamerica Asset Allocation — Moderate Growth Portfolio	63,765	—	—	83,048	—	—
Transamerica Asset Allocation — Moderate Portfolio	61,102	—	—	65,813	—	—
Transamerica Multi-Manager Alternative Strategies Portfolio	5,281	—	—	6,303	—	—
Transamerica Multi-Manager International Portfolio	2,730	—	—	770	—	—
The tax basis components of distributable earnings as of October 31, 2010 are as follows:

		Undistributed		Other	Net Unrealized
	Undistributed	Long-term	Capital Loss	Temporary	Appreciation
Fund	Ordinary income	Capital Gain	Carryforward	Differences	(Depreciation)*

Transamerica Asset Allocation — Conservative Portfolio	$740	$—	$(37,095)	$—	$91,435
Transamerica Asset Allocation — Growth Portfolio	1,433	—	(202,257)	—	87,111
Transamerica Asset Allocation — Moderate Growth Portfolio	—	—	(246,043)	—	182,045
Transamerica Asset Allocation — Moderate Portfolio	7,062	—	(83,218)	—	154,169
Transamerica Multi-Manager Alternative Strategies Portfolio	—	—	(8,434)	—	(1,714)
Transamerica Multi-Manager International Portfolio	1,314	—	(92,954)	—	10,816

(a)	Rounds to less than $1.

*	Amounts include unrealized gain/loss from wash sales, if applicable.

Transamerica Funds	Annual Report 2010

Change of Independent Registered Certified Public Accounting Firm
PricewaterhouseCoopers LLP (“PwC”) served as independent registered certified public accounting firm through April 7, 2010. On April 8, 2010, upon recommendation by the Transamerica Funds’ Audit Committee, the Transamerica Funds’ Board selected Ernst & Young LLP to replace PwC as the independent public accountant for the fiscal year ending October 31, 2010.
The reports of PwC on the financial statements for the past two fiscal years contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.
During the two most recent fiscal years and through April 7, 2010, there have been no disagreements with PwC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of PwC would have caused them to make reference thereto in their reports on the financial statements for such years.
During the two most recent fiscal years and through April 7, 2010, there have been no reportable events (as defined in Item 304(a)(1)(v) of Regulation S-K).
Transamerica Funds requested and PwC furnished a letter addressed to the Securities and Exchange Commission stating whether or not it agreed with the above statements. A copy of such letter was filed as Exhibit 77 to Form N-SAR for the period.

Transamerica Funds	Annual Report 2010

Report of Independent Registered Public Accounting Firm
To the Board of Trustees & Shareholders of Transamerica Funds:
We have audited the accompanying statements of assets and liabilities of Transamerica Asset Allocation — Conservative Portfolio, Transamerica Asset Allocation — Growth Portfolio, Transamerica Asset Allocation — Moderate Growth Portfolio, Transamerica Asset Allocation — Moderate Portfolio, Transamerica Multi-Manager Alternative Strategies Portfolio, and Transamerica Multi-Manager International Portfolio, (the “Portfolios”) (six of the portfolios of the Transamerica Funds), including the schedules of investments, as of October 31, 2010, and the related statements of operations and changes in net assets for the year then ended, and financial highlights for the period then ended. These financial statements and financial highlights are the responsibility of the Portfolios’ management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audits. The statement of changes in net assets for the year ended October 31, 2009 and the financial highlights for periods ended prior to November 1, 2009 were audited by another independent registered public accounting firm whose report, dated December 21, 2009, expressed an unqualified opinion on that statement of changes in net assets and those financial highlights.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. We were not engaged to perform an audit of the Portfolios’ internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Portfolios’ internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements and financial highlights, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our procedures included confirmation of securities owned as of October 31, 2010, by correspondence with the custodian and brokers or by other appropriate auditing procedures where replies from brokers were not received. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of the aforementioned six Portfolios of the Transamerica Funds at October 31, 2010, the results of their operations and the changes in their net assets for the year then ended, and the financial highlights for the period ended October 31, 2010, in conformity with U.S. generally accepted accounting principles.
Boston, Massachusetts
December 23, 2010

Transamerica Funds	Annual Report 2010

TRANSAMERICA ASSET ALLOCATION — CONSERVATIVE PORTFOLIO (unaudited)
INVESTMENT ADVISORY AND SUB-ADVISORY AGREEMENTS — CONTRACT RENEWAL
At a meeting of the Board of Trustees of Transamerica Funds (the “Board”) held on June 9-10, 2010, the Board reviewed and considered the renewal of the investment advisory agreement (the “Investment Advisory Agreement”) between Transamerica Asset Allocation — Conservative Portfolio (the “Portfolio”) and Transamerica Asset Management, Inc. (“TAM”), as well as the renewal of the investment sub-advisory agreement (the “Sub-Advisory Agreement”) of the Portfolio between TAM and Morningstar Associates, LLC (the “Sub-Adviser”), to determine whether the agreements should be renewed.
Following their review and consideration, the Trustees determined that the renewal of the Investment Advisory Agreement and the Sub-Advisory Agreement and the compensation to be received by TAM and the Sub-Adviser under the agreements is consistent with TAM’s fiduciary duty under applicable law. The Board, including the independent members of the Board, unanimously approved the renewal of the Investment Advisory Agreement and Sub-Advisory Agreement through June 30, 2011. In reaching their decision, the Trustees requested and received from TAM and the Sub-Adviser such information as they deemed reasonably necessary to evaluate the agreements. The Trustees also considered information they had previously received from TAM and the Sub-Adviser as part of their regular oversight of the Portfolio, as well as comparative fee, expense, and performance information prepared by Lipper Inc. (“Lipper”), an independent provider of mutual fund performance information, and fee and expense information and profitability data prepared by management. In considering the proposed continuation of the Investment Advisory and Sub-Advisory Agreements, the Trustees evaluated a number of considerations that they believed, in light of the legal advice furnished to them by independent legal counsel and their own business judgment, to be relevant. They based their decisions on the following considerations, among others, although they did not identify any consideration or particular information that was controlling of their decisions:
The nature, extent and quality of the advisory services to be provided. The Board considered the nature, extent and quality of the services provided by TAM and the Sub-Adviser to the Portfolio in the past, as well as the services anticipated to be provided in the future. The Trustees also considered the Sub-Adviser’s investment approach for the Portfolio. The Board also considered the experience, capability and integrity of TAM’s senior management, the financial resources of TAM and the Sub-Adviser, TAM’s management oversight process and the professional qualifications of the portfolio management team of the Sub-Adviser. The Trustees determined that TAM and the Sub-Adviser can provide investment and related services that are appropriate in scope and extent in light of the Portfolio’s operations, the competitive landscape of the investment company business and investor needs.
The investment performance of the Portfolio. The Board considered the short and longer-term performance of the Portfolio in light of its investment objective, policies and strategies, including relative performance against a peer universe of comparable mutual funds as prepared by Lipper for various trailing periods ended December 31, 2009. The Board noted that the Portfolio’s performance was above the median for its peer universe for the past 1- and 5-year periods and in line with the median for the past 3-year period. On the basis of the Board’s assessment of the nature, extent and quality of advisory services to be provided or procured by TAM and the Sub-Adviser, the Board concluded that TAM and the Sub-Adviser are capable of generating a level of investment performance that is appropriate in light of the Portfolio’s investment objectives, policies and strategies and competitive with other investment companies.
The cost of advisory services provided and the level of profitability. The Board reviewed profitability information of TAM’s cost of procuring fund management services, as well as the costs of provision of administration, fund accounting and other services, to the Portfolio and to Transamerica Funds as a whole by TAM and its affiliates. The Board reviewed the management and sub-advisory fees for the Portfolio. The Trustees noted that the Portfolio’s contractual management fee was below the medians for its peer group and peer universe and that the total expenses of the Portfolio were above the medians for its peer group and peer universe. The Trustees noted the anticipated profitability of the relationship between the Portfolio, TAM and its affiliates, and the Sub-Adviser, as applicable, and determined that the management and sub-advisory fees to be received by TAM and the Sub-Adviser under the agreements are consistent with TAM’s fiduciary duty under applicable law. In making these observations and determinations, the Board reviewed, among other information, comparative information provided by Lipper and management.
Whether fee levels reflect economies of scale and the extent to which economies of scale would be realized as the Portfolio grows. The Trustees considered the economies of scale with respect to the management of the Portfolio, whether the Portfolio had appropriately benefited from any economies of scale, and whether there was potential for realization of any further economies of scale. The Trustees considered the management fee schedule and the existence of breakpoints, if any. The Trustees also concluded that they will have the opportunity to periodically reexamine whether the Portfolio has achieved economies of scale, and the appropriateness of management fees payable to TAM and fees paid to the Sub-Adviser, in the future.
Benefits to TAM, its affiliates, or the Sub-Adviser from their relationship with the Portfolio. The Board noted that management believes that other benefits anticipated to be derived by TAM, its affiliates, and the Sub-Adviser from their relationships with the Portfolio are expected to be consistent with industry practice and the best interests of the Portfolio and its shareholders. The Trustees also noted that TAM would not realize soft dollar benefits from its relationship with the Portfolio.
Other considerations. The Board determined that TAM has made a substantial commitment to the recruitment and retention of high quality personnel, and maintains the financial, compliance and operational resources reasonably necessary to manage the Portfolio in a professional manner that is consistent with the best interests of the Portfolio and its shareholders. In this regard, the Trustees favorably considered the procedures and policies in place by TAM to enforce compliance with applicable laws and regulations and oversee the portfolio management activities of the Sub-Adviser. The Trustees also determined that TAM has made a significant entrepreneurial commitment to the management and success of the Portfolio, reflected by TAM’s expense limitation and fee waiver arrangements with the Portfolio, which may result in TAM waiving fees for the benefit of shareholders.
Conclusion. After consideration of the factors described above as well as other factors, the Trustees, including all of the independent members of the Board, concluded that the renewal of the Investment Advisory Agreement and the Sub-Advisory Agreement and the compensation to be received by TAM and the Sub-Adviser is consistent with TAM’s fiduciary duty under applicable law and voted to approve the renewal of the Investment Advisory Agreement and the Sub-Advisory Agreement.

Transamerica Funds	Annual Report 2010

TRANSAMERICA ASSET ALLOCATION — GROWTH PORTFOLIO (unaudited)
INVESTMENT ADVISORY AND SUB-ADVISORY AGREEMENTS — CONTRACT RENEWAL
At a meeting of the Board of Trustees of Transamerica Funds (the “Board”) held on June 9-10, 2010, the Board reviewed and considered the renewal of the investment advisory agreement (the “Investment Advisory Agreement”) between Transamerica Asset Allocation — Growth Portfolio (the “Portfolio”) and Transamerica Asset Management, Inc. (“TAM”), as well as the renewal of the investment sub-advisory agreement (the “Sub-Advisory Agreement”) of the Portfolio between TAM and Morningstar Associates, LLC (the “Sub-Adviser”), to determine whether the agreements should be renewed.
Following their review and consideration, the Trustees determined that the renewal of the Investment Advisory Agreement and the Sub-Advisory Agreement and the compensation to be received by TAM and the Sub-Adviser under the agreements is consistent with TAM’s fiduciary duty under applicable law. The Board, including the independent members of the Board, unanimously approved the renewal of the Investment Advisory Agreement and Sub-Advisory Agreement through June 30, 2011. In reaching their decision, the Trustees requested and received from TAM and the Sub-Adviser such information as they deemed reasonably necessary to evaluate the agreements. The Trustees also considered information they had previously received from TAM and the Sub-Adviser as part of their regular oversight of the Portfolio, as well as comparative fee, expense, and performance information prepared by Lipper Inc. (“Lipper”), an independent provider of mutual fund performance information, and fee and expense information and profitability data prepared by management. In considering the proposed continuation of the Investment Advisory and Sub-Advisory Agreements, the Trustees evaluated a number of considerations that they believed, in light of the legal advice furnished to them by independent legal counsel and their own business judgment, to be relevant. They based their decisions on the following considerations, among others, although they did not identify any consideration or particular information that was controlling of their decisions:
The nature, extent and quality of the advisory services to be provided. The Board considered the nature, extent and quality of the services provided by TAM and the Sub-Adviser to the Portfolio in the past, as well as the services anticipated to be provided in the future. The Trustees also considered the Sub-Adviser’s investment approach for the Portfolio. The Board also considered the experience, capability and integrity of TAM’s senior management, the financial resources of TAM and the Sub-Adviser, TAM’s management oversight process and the professional qualifications of the portfolio management team of the Sub-Adviser. The Trustees determined that TAM and the Sub-Adviser can provide investment and related services that are appropriate in scope and extent in light of the Portfolio’s operations, the competitive landscape of the investment company business and investor needs.
The investment performance of the Portfolio. The Board considered the short and longer-term performance of the Portfolio in light of its investment objective, policies and strategies, including relative performance against a peer universe of comparable mutual funds as prepared by Lipper for various trailing periods ended December 31, 2009. The Board noted that the Portfolio’s performance was below the median for its peer universe for the past 1-year period, in line with the median for the past 3-year period and above the median for the past 5-year period. On the basis of the Board’s assessment of the nature, extent and quality of advisory services to be provided or procured by TAM and the Sub-Adviser, the Board concluded that TAM and the Sub-Adviser are capable of generating a level of investment performance that is appropriate in light of the Portfolio’s investment objectives, policies and strategies and competitive with other investment companies.
The cost of advisory services provided and the level of profitability. The Board reviewed profitability information of TAM’s cost of procuring fund management services, as well as the costs of provision of administration, fund accounting and other services, to the Portfolio and to Transamerica Funds as a whole by TAM and its affiliates. The Board reviewed the management and sub-advisory fees for the Portfolio. The Trustees noted that the Portfolio’s contractual management fee was below the medians for its peer group and peer universe and that the total expenses of the Portfolio were above the medians for its peer group and peer universe. The Trustees noted the anticipated profitability of the relationship between the Portfolio, TAM and its affiliates, and the Sub-Adviser, as applicable, and determined that the management and sub-advisory fees to be received by TAM and the Sub-Adviser under the agreements are consistent with TAM’s fiduciary duty under applicable law. In making these observations and determinations, the Board reviewed, among other information, comparative information provided by Lipper and management.
Whether fee levels reflect economies of scale and the extent to which economies of scale would be realized as the Portfolio grows. The Trustees considered the economies of scale with respect to the management of the Portfolio, whether the Portfolio had appropriately benefited from any economies of scale, and whether there was potential for realization of any further economies of scale. The Trustees considered the management fee schedule and the existence of breakpoints, if any. The Trustees also concluded that they will have the opportunity to periodically reexamine whether the Portfolio has achieved economies of scale, and the appropriateness of management fees payable to TAM and fees paid to the Sub-Adviser, in the future.
Benefits to TAM, its affiliates, or the Sub-Adviser from their relationship with the Portfolio. The Board noted that management believes that other benefits anticipated to be derived by TAM, its affiliates, and the Sub-Adviser from their relationships with the Portfolio are expected to be consistent with industry practice and the best interests of the Portfolio and its shareholders. The Trustees also noted that TAM would not realize soft dollar benefits from its relationship with the Portfolio.
Other considerations. The Board determined that TAM has made a substantial commitment to the recruitment and retention of high quality personnel, and maintains the financial, compliance and operational resources reasonably necessary to manage the Portfolio in a professional manner that is consistent with the best interests of the Portfolio and its shareholders. In this regard, the Trustees favorably considered the procedures and policies in place by TAM to enforce compliance with applicable laws and regulations and oversee the portfolio management activities of the Sub-Adviser. The Trustees also determined that TAM has made a significant entrepreneurial commitment to the management and success of the Portfolio, reflected by TAM’s expense limitation and fee waiver arrangements with the Portfolio, which may result in TAM waiving fees for the benefit of shareholders.
Conclusion. After consideration of the factors described above as well as other factors, the Trustees, including all of the independent members of the Board, concluded that the renewal of the Investment Advisory Agreement and the Sub-Advisory Agreement and the compensation to be received by TAM and the Sub-Adviser is consistent with TAM’s fiduciary duty under applicable law and voted to approve the renewal of the Investment Advisory Agreement and the Sub-Advisory Agreement.

Transamerica Funds	Annual Report 2010

TRANSAMERICA ASSET ALLOCATION — MODERATE GROWTH PORTFOLIO (unaudited)
INVESTMENT ADVISORY AND SUB-ADVISORY AGREEMENTS — CONTRACT RENEWAL
At a meeting of the Board of Trustees of Transamerica Funds (the “Board”) held on June 9-10, 2010, the Board reviewed and considered the renewal of the investment advisory agreement (the “Investment Advisory Agreement”) between Transamerica Asset Allocation — Moderate Growth Portfolio (the “Portfolio”) and Transamerica Asset Management, Inc. (“TAM”), as well as the renewal of the investment sub-advisory agreement (the “Sub-Advisory Agreement”) of the Portfolio between TAM and Morningstar Associates, LLC (the “Sub-Adviser”), to determine whether the agreements should be renewed.
Following their review and consideration, the Trustees determined that the renewal of the Investment Advisory Agreement and the Sub-Advisory Agreement and the compensation to be received by TAM and the Sub-Adviser under the agreements is consistent with TAM’s fiduciary duty under applicable law. The Board, including the independent members of the Board, unanimously approved the renewal of the Investment Advisory Agreement and Sub-Advisory Agreement through June 30, 2011. In reaching their decision, the Trustees requested and received from TAM and the Sub-Adviser such information as they deemed reasonably necessary to evaluate the agreements. The Trustees also considered information they had previously received from TAM and the Sub-Adviser as part of their regular oversight of the Portfolio, as well as comparative fee, expense, and performance information prepared by Lipper Inc. (“Lipper”), an independent provider of mutual fund performance information, and fee and expense information and profitability data prepared by management. In considering the proposed continuation of the Investment Advisory and Sub-Advisory Agreements, the Trustees evaluated a number of considerations that they believed, in light of the legal advice furnished to them by independent legal counsel and their own business judgment, to be relevant. They based their decisions on the following considerations, among others, although they did not identify any consideration or particular information that was controlling of their decisions:
The nature, extent and quality of the advisory services to be provided. The Board considered the nature, extent and quality of the services provided by TAM and the Sub-Adviser to the Portfolio in the past, as well as the services anticipated to be provided in the future. The Trustees also considered the Sub-Adviser’s investment approach for the Portfolio. The Board also considered the experience, capability and integrity of TAM’s senior management, the financial resources of TAM and the Sub-Adviser, TAM’s management oversight process and the professional qualifications of the portfolio management team of the Sub-Adviser. The Trustees determined that TAM and the Sub-Adviser can provide investment and related services that are appropriate in scope and extent in light of the Portfolio’s operations, the competitive landscape of the investment company business and investor needs.
The investment performance of the Portfolio. The Board considered the short and longer-term performance of the Portfolio in light of its investment objective, policies and strategies, including relative performance against a peer universe of comparable mutual funds as prepared by Lipper for various trailing periods ended December 31, 2009. The Board noted that the Portfolio’s performance was in line with the median for its peer universe for the past 1- and 3-year periods and above the median for the past 5-year period. On the basis of the Board’s assessment of the nature, extent and quality of advisory services to be provided or procured by TAM and the Sub-Adviser, the Board concluded that TAM and the Sub-Adviser are capable of generating a level of investment performance that is appropriate in light of the Portfolio’s investment objectives, policies and strategies and competitive with other investment companies.
The cost of advisory services provided and the level of profitability. The Board reviewed profitability information of TAM’s cost of procuring fund management services, as well as the costs of provision of administration, fund accounting and other services, to the Portfolio and to Transamerica Funds as a whole by TAM and its affiliates. The Board reviewed the management and sub-advisory fees for the Portfolio. The Trustees noted that the Portfolio’s contractual management fee was in line with the median for its peer group and below the median for its peer universe and that the total expenses of the Portfolio were above the medians for its peer group and peer universe. The Trustees noted the anticipated profitability of the relationship between the Portfolio, TAM and its affiliates, and the Sub-Adviser, as applicable, and determined that the management and sub-advisory fees to be received by TAM and the Sub-Adviser under the agreements are consistent with TAM’s fiduciary duty under applicable law. In making these observations and determinations, the Board reviewed, among other information, comparative information provided by Lipper and management.
Whether fee levels reflect economies of scale and the extent to which economies of scale would be realized as the Portfolio grows. The Trustees considered the economies of scale with respect to the management of the Portfolio, whether the Portfolio had appropriately benefited from any economies of scale, and whether there was potential for realization of any further economies of scale. The Trustees considered the management fee schedule and the existence of breakpoints, if any. The Trustees also concluded that they will have the opportunity to periodically reexamine whether the Portfolio has achieved economies of scale, and the appropriateness of management fees payable to TAM and fees paid to the Sub-Adviser, in the future.
Benefits to TAM, its affiliates, or the Sub-Adviser from their relationship with the Portfolio. The Board noted that management believes that other benefits anticipated to be derived by TAM, its affiliates, and the Sub-Adviser from their relationships with the Portfolio are expected to be consistent with industry practice and the best interests of the Portfolio and its shareholders. The Trustees also noted that TAM would not realize soft dollar benefits from its relationship with the Portfolio.
Other considerations. The Board determined that TAM has made a substantial commitment to the recruitment and retention of high quality personnel, and maintains the financial, compliance and operational resources reasonably necessary to manage the Portfolio in a professional manner that is consistent with the best interests of the Portfolio and its shareholders. In this regard, the Trustees favorably considered the procedures and policies in place by TAM to enforce compliance with applicable laws and regulations and oversee the portfolio management activities of the Sub-Adviser. The Trustees also determined that TAM has made a significant entrepreneurial commitment to the management and success of the Portfolio, reflected by TAM’s expense limitation and fee waiver arrangements with the Portfolio, which may result in TAM waiving fees for the benefit of shareholders.
Conclusion. After consideration of the factors described above as well as other factors, the Trustees, including all of the independent members of the Board, concluded that the renewal of the Investment Advisory Agreement and the Sub-Advisory Agreement and the compensation to be received by TAM and the Sub-Adviser is consistent with TAM’s fiduciary duty under applicable law and voted to approve the renewal of the Investment Advisory Agreement and the Sub-Advisory Agreement.

Transamerica Funds	Annual Report 2010

TRANSAMERICA ASSET ALLOCATION — MODERATE PORTFOLIO (unaudited)
INVESTMENT ADVISORY AND SUB-ADVISORY AGREEMENTS — CONTRACT RENEWAL
At a meeting of the Board of Trustees of Transamerica Funds (the “Board”) held on June 9-10, 2010, the Board reviewed and considered the renewal of the investment advisory agreement (the “Investment Advisory Agreement”) between Transamerica Asset Allocation — Moderate Portfolio (the “Portfolio”) and Transamerica Asset Management, Inc. (“TAM”), as well as the renewal of the investment sub-advisory agreement (the “Sub-Advisory Agreement”) of the Portfolio between TAM and Morningstar Associates, LLC (the “Sub-Adviser”), to determine whether the agreements should be renewed.
Following their review and consideration, the Trustees determined that the renewal of the Investment Advisory Agreement and the Sub-Advisory Agreement and the compensation to be received by TAM and the Sub-Adviser under the agreements is consistent with TAM’s fiduciary duty under applicable law.. The Board, including the independent members of the Board, unanimously approved the renewal of the Investment Advisory Agreement and Sub-Advisory Agreement through June 30, 2011. In reaching their decision, the Trustees requested and received from TAM and the Sub-Adviser such information as they deemed reasonably necessary to evaluate the agreements. The Trustees also considered information they had previously received from TAM and the Sub-Adviser as part of their regular oversight of the Portfolio, as well as comparative fee, expense, and performance information prepared by Lipper Inc. (“Lipper”), an independent provider of mutual fund performance information, and fee and expense information and profitability data prepared by management. In considering the proposed continuation of the Investment Advisory and Sub-Advisory Agreements, the Trustees evaluated a number of considerations that they believed, in light of the legal advice furnished to them by independent legal counsel and their own business judgment, to be relevant. They based their decisions on the following considerations, among others, although they did not identify any consideration or particular information that was controlling of their decisions:
The nature, extent and quality of the advisory services to be provided. The Board considered the nature, extent and quality of the services provided by TAM and the Sub-Adviser to the Portfolio in the past, as well as the services anticipated to be provided in the future. The Trustees also considered the Sub-Adviser’s investment approach for the Portfolio. The Board also considered the experience, capability and integrity of TAM’s senior management, the financial resources of TAM and the Sub-Adviser, TAM’s management oversight process and the professional qualifications of the portfolio management team of the Sub-Adviser. The Trustees determined that TAM and the Sub-Adviser can provide investment and related services that are appropriate in scope and extent in light of the Portfolio’s operations, the competitive landscape of the investment company business and investor needs.
The investment performance of the Portfolio. The Board considered the short and longer-term performance of the Portfolio in light of its investment objective, policies and strategies, including relative performance against a peer universe of comparable mutual funds as prepared by Lipper for various trailing periods ended December 31, 2009. The Board noted that the Portfolio’s performance was above the median for its peer universe for the past 1-, 3- and 5-year periods. On the basis of the Board’s assessment of the nature, extent and quality of advisory services to be provided or procured by TAM and the Sub-Adviser, the Board concluded that TAM and the Sub-Adviser are capable of generating a level of investment performance that is appropriate in light of the Portfolio’s investment objectives, policies and strategies and competitive with other investment companies.
The cost of advisory services provided and the level of profitability. The Board reviewed profitability information of TAM’s cost of procuring fund management services, as well as the costs of provision of administration, fund accounting and other services, to the Portfolio and to Transamerica Funds as a whole by TAM and its affiliates. The Board reviewed the management and sub-advisory fees for the Portfolio. The Trustees noted that the Portfolio’s contractual management fee was below the medians for its peer group and peer universe and that the total expenses of the Portfolio were above the medians for its peer group and peer universe. The Trustees noted the anticipated profitability of the relationship between the Portfolio, TAM and its affiliates, and the Sub-Adviser, as applicable, and determined that the management and sub-advisory fees to be received by TAM and the Sub-Adviser under the agreements are consistent with TAM’s fiduciary duty under applicable law. In making these observations and determinations, the Board reviewed, among other information, comparative information provided by Lipper and management.
Whether fee levels reflect economies of scale and the extent to which economies of scale would be realized as the Portfolio grows. The Trustees considered the economies of scale with respect to the management of the Portfolio, whether the Portfolio had appropriately benefited from any economies of scale, and whether there was potential for realization of any further economies of scale. The Trustees considered the management fee schedule and the existence of breakpoints, if any. The Trustees also concluded that they will have the opportunity to periodically reexamine whether the Portfolio has achieved economies of scale, and the appropriateness of management fees payable to TAM and fees paid to the Sub-Adviser, in the future.
Benefits to TAM, its affiliates, or the Sub-Adviser from their relationship with the Portfolio. The Board noted that management believes that other benefits anticipated to be derived by TAM, its affiliates, and the Sub-Adviser from their relationships with the Portfolio are expected to be consistent with industry practice and the best interests of the Portfolio and its shareholders. The Trustees also noted that TAM would not realize soft dollar benefits from its relationship with the Portfolio.
Other considerations. The Board determined that TAM has made a substantial commitment to the recruitment and retention of high quality personnel, and maintains the financial, compliance and operational resources reasonably necessary to manage the Portfolio in a professional manner that is consistent with the best interests of the Portfolio and its shareholders. In this regard, the Trustees favorably considered the procedures and policies in place by TAM to enforce compliance with applicable laws and regulations and oversee the portfolio management activities of the Sub-Adviser. The Trustees also determined that TAM has made a significant entrepreneurial commitment to the management and success of the Portfolio, reflected by TAM’s expense limitation and fee waiver arrangements with the Portfolio, which may result in TAM waiving fees for the benefit of shareholders.
Conclusion. After consideration of the factors described above as well as other factors, the Trustees, including all of the independent members of the Board, concluded that the renewal of the Investment Advisory Agreement and the Sub-Advisory Agreement and the compensation to be received by TAM and the Sub-Adviser is consistent with TAM’s fiduciary duty under applicable law and voted to approve the renewal of the Investment Advisory Agreement and the Sub-Advisory Agreement.

Transamerica Funds	Annual Report 2010

TRANSAMERICA MULTI-MANAGER ALTERNATIVE STRATEGIES PORTFOLIO (unaudited)
INVESTMENT ADVISORY AND SUB-ADVISORY AGREEMENTS — CONTRACT RENEWAL
At a meeting of the Board of Trustees of Transamerica Funds (the “Board”) held on June 9-10, 2010, the Board reviewed and considered the renewal of the investment advisory agreement (the “Investment Advisory Agreement”) between Transamerica Multi-Manager Alternative Strategies Portfolio (the “Portfolio”) and Transamerica Asset Management, Inc. (“TAM”), as well as the renewal of the investment sub-advisory agreement (the “Sub-Advisory Agreement”) of the Portfolio between TAM and Morningstar Associates, LLC (the “Sub-Adviser”), to determine whether the agreements should be renewed.
Following their review and consideration, the Trustees determined that the renewal of the Investment Advisory Agreement and the Sub-Advisory Agreement and the compensation to be received by TAM and the Sub-Adviser under the agreements is consistent with TAM’s fiduciary duty under applicable law. The Board, including the independent members of the Board, unanimously approved the renewal of the Investment Advisory Agreement and Sub-Advisory Agreement through June 30, 2011. In reaching their decision, the Trustees requested and received from TAM and the Sub-Adviser such information as they deemed reasonably necessary to evaluate the agreements. The Trustees also considered information they had previously received from TAM and the Sub-Adviser as part of their regular oversight of the Portfolio, as well as comparative fee, expense, and performance information prepared by Lipper Inc. (“Lipper”), an independent provider of mutual fund performance information, and fee and expense information and profitability data prepared by management. In considering the proposed continuation of the Investment Advisory and Sub-Advisory Agreements, the Trustees evaluated a number of considerations that they believed, in light of the legal advice furnished to them by independent legal counsel and their own business judgment, to be relevant. They based their decisions on the following considerations, among others, although they did not identify any consideration or particular information that was controlling of their decisions:
The nature, extent and quality of the advisory services to be provided. The Board considered the nature, extent and quality of the services provided by TAM and the Sub-Adviser to the Portfolio in the past, as well as the services anticipated to be provided in the future. The Trustees also considered the Sub-Adviser’s investment approach for the Portfolio. The Board also considered the experience, capability and integrity of TAM’s senior management, the financial resources of TAM and the Sub-Adviser, TAM’s management oversight process and the professional qualifications of the portfolio management team of the Sub-Adviser. The Trustees determined that TAM and the Sub-Adviser can provide investment and related services that are appropriate in scope and extent in light of the Portfolio’s operations, the competitive landscape of the investment company business and investor needs.
The investment performance of the Portfolio. The Board considered the short and longer-term performance of the Portfolio in light of its investment objective, policies and strategies, including relative performance against a peer universe of comparable mutual funds as prepared by Lipper for various trailing periods ended December 31, 2009. The Board noted that the Portfolio’s performance was below the median for its peer universe for the past 1-year period and above the median for the past 3-year period. The Board noted the challenges of finding a truly comparable peer group given the Portfolio’s unique nature. On the basis of the Board’s assessment of the nature, extent and quality of advisory services to be provided or procured by TAM and the Sub-Adviser, the Board concluded that TAM and the Sub-Adviser are capable of generating a level of investment performance that is appropriate in light of the Portfolio’s investment objectives, policies and strategies and competitive with other investment companies.
The cost of advisory services provided and the level of profitability. The Board reviewed profitability information of TAM’s cost of procuring fund management services, as well as the costs of provision of administration, fund accounting and other services, to the Portfolio and to Transamerica Funds as a whole by TAM and its affiliates. The Board reviewed the management and sub-advisory fees for the Portfolio. The Trustees noted that the Portfolio’s contractual management fee and total expenses were in line with the medians for its peer group and peer universe.. The Board noted the limited size of the Portfolio’s peer group due to the Portfolio’s unique nature. The Trustees noted the anticipated profitability of the relationship between the Portfolio, TAM and its affiliates, and the Sub-Adviser, as applicable, and determined that the management and sub-advisory fees to be received by TAM and the Sub-Adviser under the agreements are consistent with TAM’s fiduciary duty under applicable law. In making these observations and determinations, the Board reviewed, among other information, comparative information provided by Lipper and management.
Whether fee levels reflect economies of scale and the extent to which economies of scale would be realized as the Portfolio grows. The Trustees considered the economies of scale with respect to the management of the Portfolio, whether the Portfolio had appropriately benefited from any economies of scale, and whether there was potential for realization of any further economies of scale. In evaluating the extent to which the management fees payable under the Investment Advisory and Sub-Advisory Agreements reflect economies of scale or will permit economies of scale to be realized in the future, the Board noted that TAM and the Sub-Adviser offer breakpoints which benefit investors by passing on economies of scale in the form of lower management fees as the level of assets grows. The Trustees also concluded that they will have the opportunity to periodically reexamine whether the Portfolio has achieved economies of scale, and the appropriateness of management fees payable to TAM and fees paid to the Sub-Adviser, in the future.
Benefits to TAM, its affiliates, or the Sub-Adviser from their relationship with the Portfolio. The Board noted that management believes that other benefits anticipated to be derived by TAM, its affiliates, and the Sub-Adviser from their relationships with the Portfolio are expected to be consistent with industry practice and the best interests of the Portfolio and its shareholders. The Trustees also noted that TAM would not realize soft dollar benefits from its relationship with the Portfolio.
Other considerations. The Board determined that TAM has made a substantial commitment to the recruitment and retention of high quality personnel, and maintains the financial, compliance and operational resources reasonably necessary to manage the Portfolio in a professional manner that is consistent with the best interests of the Portfolio and its shareholders. In this regard, the Trustees favorably considered the procedures and policies in place by TAM to enforce compliance with applicable laws and regulations and oversee the portfolio management activities of the Sub-Adviser. The Trustees also determined that TAM has made a significant entrepreneurial commitment to the management and success of the Portfolio, reflected by TAM’s expense limitation and fee waiver arrangements with the Portfolio, which may result in TAM waiving fees for the benefit of shareholders.
Conclusion. After consideration of the factors described above as well as other factors, the Trustees, including all of the independent members of the Board, concluded that the renewal of the Investment Advisory Agreement and the Sub-Advisory Agreement and the compensation to be received by TAM and the Sub-Adviser is consistent with TAM’s fiduciary duty under applicable law and voted to approve the renewal of the Investment Advisory Agreement and the Sub-Advisory Agreement.

Transamerica Funds	Annual Report 2010

TRANSAMERICA MULTI-MANAGER INTERNATIONAL PORTFOLIO (unaudited)
INVESTMENT ADVISORY AND SUB-ADVISORY AGREEMENTS — CONTRACT RENEWAL
At a meeting of the Board of Trustees of Transamerica Funds (the “Board”) held on June 9-10, 2010, the Board reviewed and considered the renewal of the investment advisory agreement (the “Investment Advisory Agreement”) between Transamerica Multi-Manager International Portfolio (the “Portfolio”) and Transamerica Asset Management, Inc. (“TAM”), as well as the renewal of the investment sub-advisory agreement (the “Sub-Advisory Agreement”) of the Portfolio between TAM and Morningstar Associates, LLC (the “Sub-Adviser”), to determine whether the agreements should be renewed.
Following their review and consideration, the Trustees determined that the renewal of the Investment Advisory Agreement and the Sub-Advisory Agreement and the compensation to be received by TAM and the Sub-Adviser under the agreements is consistent with TAM’s fiduciary duty under applicable law. The Board, including the independent members of the Board, unanimously approved the renewal of the Investment Advisory Agreement and Sub-Advisory Agreement through June 30, 2011. In reaching their decision, the Trustees requested and received from TAM and the Sub-Adviser such information as they deemed reasonably necessary to evaluate the agreements. The Trustees also considered information they had previously received from TAM and the Sub-Adviser as part of their regular oversight of the Portfolio, as well as comparative fee, expense, and performance information prepared by Lipper Inc. (“Lipper”), an independent provider of mutual fund performance information, and fee and expense information and profitability data prepared by management. In considering the proposed continuation of the Investment Advisory and Sub-Advisory Agreements, the Trustees evaluated a number of considerations that they believed, in light of the legal advice furnished to them by independent legal counsel and their own business judgment, to be relevant. They based their decisions on the following considerations, among others, although they did not identify any consideration or particular information that was controlling of their decisions:
The nature, extent and quality of the advisory services to be provided. The Board considered the nature, extent and quality of the services provided by TAM and the Sub-Adviser to the Portfolio in the past, as well as the services anticipated to be provided in the future. The Trustees also considered the Sub-Adviser’s investment approach for the Portfolio. The Trustees noted that they receive, on a quarterly basis, an execution analysis from Capital Institutional Services, Inc. (CAPIS), an independent provider of trade analyses, for the Sub-Adviser and a comparison of trading results against a peer universe of managers. The Board also considered the experience, capability and integrity of TAM’s senior management, the financial resources of TAM and the Sub-Adviser, TAM’s management oversight process and the professional qualifications of the portfolio management team of the Sub-Adviser. The Trustees determined that TAM and the Sub-Adviser can provide investment and related services that are appropriate in scope and extent in light of the Portfolio’s operations, the competitive landscape of the investment company business and investor needs.
The investment performance of the Portfolio. The Board considered the short and longer-term performance of the Portfolio in light of its investment objective, policies and strategies, including relative performance against a peer universe of comparable mutual funds as prepared by Lipper for various trailing periods ended December 31, 2009. The Board noted that the Portfolio’s performance was above the median for its peer universe for the past 1-year period and in line with the median for the past 3-year period. On the basis of the Board’s assessment of the nature, extent and quality of advisory services to be provided or procured by TAM and the Sub-Adviser, the Board concluded that TAM and the Sub-Adviser are capable of generating a level of investment performance that is appropriate in light of the Portfolio’s investment objectives, policies and strategies and competitive with other investment companies.
The cost of advisory services provided and the level of profitability. The Board reviewed profitability information of TAM’s cost of procuring fund management services, as well as the costs of provision of administration, fund accounting and other services, to the Portfolio and to Transamerica Funds as a whole by TAM and its affiliates. The Board reviewed the management and sub-advisory fees for the Portfolio. The Trustees noted that the Portfolio’s contractual management fee and total expenses were in line with the medians for its peer group and above the medians for its peer universe. The Board noted the limited size of the Portfolio’s peer group due to the Portfolio’s unique nature. The Trustees noted the anticipated profitability of the relationship between the Portfolio, TAM and its affiliates, and the Sub-Adviser, as applicable, and determined that the management and sub-advisory fees to be received by TAM and the Sub-Adviser under the agreements are consistent with TAM’s fiduciary duty under applicable law. In making these observations and determinations, the Board reviewed, among other information, comparative information provided by Lipper and management.
Whether fee levels reflect economies of scale and the extent to which economies of scale would be realized as the Portfolio grows. The Trustees considered the economies of scale with respect to the management of the Portfolio, whether the Portfolio had appropriately benefited from any economies of scale, and whether there was potential for realization of any further economies of scale. The Trustees considered the management fee schedule and the existence of breakpoints, if any. The Trustees also concluded that they will have the opportunity to periodically reexamine whether the Portfolio has achieved economies of scale, and the appropriateness of management fees payable to TAM and fees paid to the Sub-Adviser, in the future.
Benefits to TAM, its affiliates, or the Sub-Adviser from their relationship with the Portfolio. The Board noted that management believes that other benefits anticipated to be derived by TAM, its affiliates, and the Sub-Adviser from their relationships with the Portfolio are expected to be consistent with industry practice and the best interests of the Portfolio and its shareholders. The Trustees also noted that TAM would not realize soft dollar benefits from its relationship with the Portfolio.
Other considerations. The Board determined that TAM has made a substantial commitment to the recruitment and retention of high quality personnel, and maintains the financial, compliance and operational resources reasonably necessary to manage the Portfolio in a professional manner that is consistent with the best interests of the Portfolio and its shareholders. In this regard, the Trustees favorably considered the procedures and policies in place by TAM to enforce compliance with applicable laws and regulations and oversee the portfolio management activities of the Sub-Adviser. The Trustees also determined that TAM has made a significant entrepreneurial commitment to the management and success of the Portfolio, reflected by TAM’s expense limitation and fee waiver arrangements with the Portfolio, which may result in TAM waiving fees for the benefit of shareholders.
Conclusion. After consideration of the factors described above as well as other factors, the Trustees, including all of the independent members of the Board, concluded that the renewal of the Investment Advisory Agreement and the Sub-Advisory Agreement and the compensation to be received by TAM and the Sub-Adviser is consistent with TAM’s fiduciary duty under applicable law and voted to approve the renewal of the Investment Advisory Agreement and the Sub-Advisory Agreement.

Transamerica Funds	Annual Report 2010

SUPPLEMENTAL INFORMATION (unaudited)

TAX INFORMATION
For dividends paid during the year ended October 31, 2010, the Portfolios designated the following as qualified dividend income:

Qualified Dividend
Portfolio	Income
Transamerica Asset Allocation — Conservative Portfolio	$3,023
Transamerica Asset Allocation — Growth Portfolio	14,678
Transamerica Asset Allocation — Moderate Growth Portfolio	35,844
Transamerica Asset Allocation — Moderate Portfolio	14,288
Transamerica Multi-Manager Alternative Strategies Portfolio	1,485
Transamerica Multi-Manager International Portfolio	3,050
For corporate shareholders, investment income (dividend income plus short-term gains, if any) qualifies for the dividends received deductions as follows:

Dividend Received
Portfolio	Deduction Percentage
Transamerica Asset Allocation — Conservative Portfolio	8.66%
Transamerica Asset Allocation — Growth Portfolio	100.00%
Transamerica Asset Allocation — Moderate Growth Portfolio	40.06%
Transamerica Asset Allocation — Moderate Portfolio	19.72%
Transamerica Multi-Manager Alternative Strategies Portfolio	15.40%
Transamerica Multi-Manager International Portfolio	9.17%
For tax purposes, there were no Long-Term Capital Gain Designations for the year ended October 31, 2010.
The information and distributions reported herein may differ from the information and distributions taxable to the shareholders for the calendar year ending December 31, 2010. Complete information will be computed and reported in conjunction with your 2010 Form 1099-DIV.

Transamerica Funds	Annual Report 2010

TRANSAMERICA FUNDS
Management of the Funds
(unaudited)
The Board Members and executive officers of the Trust are listed below. The Board governs each fund and is responsible for protecting the interests of the shareholders. The Board Members are experienced executives who meet periodically throughout the year to oversee the business affairs of each fund and the operation of the Trust by its officers. The Board also reviews the management of each fund’s assets by the investment adviser and its respective sub-adviser. The funds are among the funds advised and sponsored by Transamerica Asset Management, Inc. (“TAM”) (collectively, “Transamerica Asset Management Group”). Transamerica Asset Management Group (“TAMG”) consists of Transamerica Funds, Transamerica Series Trust (“TST”), Transamerica Income Shares, Inc. (“TIS”), Transamerica Partners Funds Group (“TPFG”), Transamerica Partners Funds Group II (“TPFG II”), Transamerica Partners Portfolios (“TPP”), and Transamerica Asset Allocation Variable Funds (“TAAVF”) and consists of 152 funds as of the date of this report.
The mailing address of each Board Member is c/o Secretary, 570 Carillon Parkway, St. Petersburg, Florida 33716. The Board Members, their ages, their positions with the Trust, and their principal occupations for the past five years (their titles may have varied during that period), the number of funds in TAMG the Board oversees, and other board memberships they hold are set forth in the table below.

Number of
Funds in
		Term of		Complex
		Office and		Overseen
	Position(s) Held	Length of	Principal Occupation(s) During	by Board	Other
Name and Age	with Trust	Time Served*	Past 5 Years	Member	Directorships
INTERESTED BOARD MEMBER**

John K. Carter (1961)	Chairman, Board Member, President, and Chief Executive Officer	Since 1999	Chairman and Board Member (2008 — 2010), President (2007 — 2010), Chief Executive Officer (2006 — 2010), Vice President, Secretary and Chief Compliance Officer (2003 — 2006), Transamerica Investors, Inc. (“TII”);	152	N/A

Chairman, Board Member, President and Chief Executive Officer, TPP, TPFG, TPFG II and TAAVF (2007 — present);

Chairman (2007 — present), Board Member (2006 — present), President and Chief Executive Officer (2006 — present), Senior Vice President (1999 — 2006), Chief Compliance Officer, General Counsel and Secretary (1999 — 2006), Transamerica Funds and TST;

Chairman (2007 — present), Board Member (2006 — present), President and Chief Executive Officer (2006 — present), Senior Vice President (2002 — 2006), General Counsel, Secretary and Chief Compliance Officer (2002 — 2006), TIS;

Chairman, President and Chief Executive Officer (2006 — present), Director (2002 — present), Senior Vice President (1999 — 2006), General Counsel and Secretary (2000 — 2006), Chief Compliance Officer (2004 — 2006), TAM;

Chairman, President and Chief Executive Officer (2006 — present), Senior Vice President (1999 — 2006), Director (2002 — present), General Counsel and Secretary (2001 — 2006), Transamerica Fund Services, Inc. (“TFS”);

Transamerica Funds	Annual Report 2010

				Number of
				Funds in
		Term of		Complex
		Office and		Overseen
	Position(s) Held	Length of	Principal Occupation(s) During	by Board	Other
Name and Age	with Trust	Time Served*	Past 5 Years	Member	Directorships
			Vice President, AFSG Securities Corporation (2001 — present);

			Senior Vice President, General Counsel and Secretary, Transamerica Index Funds, Inc. (“TIF”) (2002 — 2004); and

			Director, (2008 — present), Vice President, Transamerica Investment Services, Inc. (“TISI”) (2003 — 2005) and Transamerica Investment Management, LLC (“TIM”) (2001 — 2005).

INDEPENDENT BOARD MEMBERS***

Sandra N. Bane (1952)	Board Member	Since 2008	Retired (1999 — present); Partner, KPMG (1975 — 1999); Board Member, TII (2003 — 2010); and Board Member, Transamerica Funds, TST, TIS, TPP, TPFG, TPFG II and TAAVF (2008 — present).	152	Big 5 Sporting Goods (2002 — present); AGL Resources, Inc. (energy services holding company) (2008 — present)

Leo J. Hill (1956)	Lead Independent Board Member	Since 2002	Principal, Advisor Network Solutions, LLC (business consulting) (2006 — present);	152	N/A

			Board Member, TST (2001 — present);

			Board Member, Transamerica Funds and TIS (2002 — present);

			Board Member, TPP, TPFG, TPFG II and TAAVF (2007 — present);

			Board Member, TII (2008 — 2010);

			President, L. J. Hill & Company (a holding company for privately-held assets) (1999 — present);

			Market President, Nations Bank of Sun Coast Florida (1998 — 1999);

			Chairman, President and Chief Executive Officer, Barnett Banks of Treasure Coast Florida (1994 — 1998);

			Executive Vice President and Senior Credit Officer, Barnett Banks of Jacksonville, Florida (1991 — 1994); and

			Senior Vice President and Senior Loan Administration Officer, Wachovia Bank of Georgia (1976 — 1991).

Transamerica Funds	Annual Report 2010

				Number of
				Funds in
		Term of		Complex
		Office and		Overseen
	Position(s) Held	Length of	Principal Occupation(s) During	by Board	Other
Name and Age	with Trust	Time Served*	Past 5 Years	Member	Directorships
David W. Jennings (1946)	Board Member	Since 2009	Board Member, Transamerica Funds, TST, TIS, TPP, TPFG, TPFG II and TAAVF (2009 — present);	152	N/A

			Board Member, TII (2009 — 2010);

			Principal, Maxam Capital Management, LLC (2006 — 2008); and

			Principal, Cobble Creek Management LP (2004 — 2006).

Russell A. Kimball, Jr. (1944)	Board Member	1986 — 1990 and Since 2002	General Manager, Sheraton Sand Key Resort (1975 — present);	152	N/A

			Board Member, TST (1986 — present);

			Board Member, Transamerica Funds, (1986 — 1990), (2002 — present);

			Board Member, TIS (2002 — present);

			Board Member, TPP, TPFG, TPFG II and TAAVF (2007 — present); and

			Board Member, TII (2008 — 2010).

Eugene M. Mannella (1954)	Board Member	Since 2007	Chief Executive Officer, HedgeServ Corporation (hedge fund administration) (2008 — present);	152	N/A

			Self-employed consultant (2006 — present);

			President, ARAPAHO Partners LLC (limited purpose broker-dealer) (1998 — 2008);

			Board Member, TPP, TPFG, TPFG II and TAAVF (1993 — present);

			Board Member, Transamerica Funds, TST and TIS (2007 — present);

			Board Member, TII (2008 — 2010); and

			President, International Fund Services (alternative asset administration) (1993 — 2005).

Transamerica Funds	Annual Report 2010

				Number of
				Funds in
		Term of		Complex
		Office and		Overseen
	Position(s) Held	Length of	Principal Occupation(s) During	by Board	Other
Name and Age	with Trust	Time Served*	Past 5 Years	Member	Directorships
Norman R. Nielsen, Ph.D. (1939)	Board Member	Since 2006	Retired (2005 — present); Board Member, Transamerica Funds, TST and TIS (2006 — present);	152	Buena Vista University Board of Trustees (2004 — present)

			Board Member, TPP, TPFG, TPFG II and TAAVF (2007 — present);

			Board Member, TII (2008 — 2010);

			Director, Iowa Student Loan Service Corporation (2006 — present);

			Director, League for Innovation in the Community Colleges (1985 — 2005);

			Director, Iowa Health Systems (1994 — 2003);

			Director, U.S. Bank (1985 — 2006); and

			President, Kirkwood Community College (1985 — 2005).

Joyce G. Norden (1939)	Board Member	Since 2007	Retired (2004 — present); Board Member, TPFG, TPFG II and TAAVF (1993 — present); Board Member, TPP (2002 — present);	152	Board of Governors, Reconstructionist Rabbinical College (2007 — present)

			Board Member, Transamerica Funds, TST and TIS (2007 — present);

			Board Member, TII (2008 — 2010); and

			Vice President, Institutional Advancement, Reconstructionist Rabbinical College (1996 — 2004).

Patricia L. Sawyer (1950)	Board Member	Since 2007	Retired (2007 — present); President/Founder, Smith & Sawyer LLC (management consulting) (1989 — 2007); Board Member, Transamerica Funds, TST and TIS (2007 — present);	152	Honorary Trustee, Bryant University (1996 — present)

			Board Member, TII (2008 — 2010);

			Board Member, TPP, TPFG, TPFG II and TAAVF (1993 — present);

			Trustee, Chair of Finance Committee and Chair of Nominating Committee (1987 — 1996), Bryant University;

			Vice President, American Express (1987 — 1989);

			Vice President, The Equitable (1986 — 1987); and

			Strategy Consultant, Booz, Allen & Hamilton (1982 — 1986).

Transamerica Funds	Annual Report 2010

Number of
Funds in
		Term of		Complex
		Office and		Overseen
	Position(s) Held	Length of	Principal Occupation(s) During	by Board	Other
Name and Age	with Trust	Time Served*	Past 5 Years	Member	Directorships
John W. Waechter (1952)	Board Member	Since 2005	Attorney, Englander & Fischer, P.A. (2008 — present); Retired (2004 — 2008); Board Member, TST and TIS (2004 — present); Board Member, Transamerica Funds (2005 — present);	152	Operation PAR, Inc. (2008 — present); West Central Florida Council — Boy Scouts of America (2008 — present)

Board Member, TPP, TPFG, TPFG II and TAAVF (2007 — present);

Board Member, TII (2008 — 2010);

Employee, RBC Dain Rauscher (securities dealer) (2004);

Executive Vice President, Chief Financial Officer and Chief Compliance Officer, William R. Hough & Co. (securities dealer) (1979 — 2004); and

Treasurer, The Hough Group of Funds (1993 — 2004).

*	Each Board Member shall hold office until: 1) his or her successor is elected and qualified or 2) he or she resigns, retires or his or her term as a Board Member is terminated in accordance with the Trust’s Declaration of Trust.

**	May be deemed an “interested person” (as that term is defined in the 1940 Act) of the Trust because of his employment with TAM or an affiliate of TAM.

***	Independent Board Member means a Board Member who is not an “interested person” (as defined under the 1940 Act) of the Trust.

Transamerica Funds	Annual Report 2010

OFFICERS
The mailing address of each officer is c/o Secretary, 570 Carillon Parkway, St. Petersburg, Florida 33716. The following table shows information about the officers, including their ages, their positions held with the Trust and their principal occupations during the past five years (their titles may have varied during that period). Each officer will hold office until his or her successor has been duly elected or appointed or until his or her earlier death, resignation or removal.

Term of Office
		and Length of	Principal Occupation(s) or
Name and Age	Position	Time Served*	Employment During Past 5 Years
John K. Carter (1961)	Chairman, Board Member, President, and Chief Executive Officer	Since 1999	See the table above.

Dennis P. Gallagher (1970)	Vice President, General Counsel and Secretary	Since 2006	Vice President, General Counsel and Secretary, Transamerica Funds, TST and TIS (2006 — present);

Vice President, General Counsel and Secretary, TII, (2006 — 2010);

Vice President, General Counsel and Secretary, TPP, TPFG, TPFG II and TAAVF (2007 — present);

Director, Senior Vice President, General Counsel, Operations, and Secretary, TAM and TFS (2006 — present);

Assistant Vice President, TCI (2007 — present);

Director, Deutsche Asset Management (1998 — 2006); and

Corporate Associate, Ropes & Gray LLP (1995 — 1998).

Robert A. DeVault, Jr. (1965)	Vice President, Treasurer and Principal Financial Officer	Since 2009	Vice President, Treasurer and Principal Financial Officer, (March 2010 — present), Assistant Treasurer, (2009 — 2010), Transamerica Funds, TST, TIS, TPP, TPFG, TPFG II and TAAVF;

Vice President (March 2010 — present), Assistant Vice President (2007 — 2010) and Manager, Fund Administration, (2002 — 2007), TFS; and

Vice President (March 2010 — present), TAM.

Christopher A. Staples (1970)	Vice President and Chief Investment Officer	Since 2005	Vice President and Chief Investment Officer (2007 — 2010); Vice President — Investment Administration (2005 — 2007), TII;

Vice President and Chief Investment Officer (2007 — present), Senior Vice President — Investment Management (2006 — 2007), Vice President - Investment Management (2005 — 2006), Transamerica Funds, TST and TIS;

Vice President and Chief Investment Officer, TPP, TPFG, TPFG II and TAAVF (2007 — present);

Director (2005 — present), Senior Vice President — Investment Management (2006 — present) and Chief Investment Officer (2007 — present), TAM;

Director, TFS (2005 — present); and

Assistant Vice President, Raymond James & Associates (1999 — 2004).

Transamerica Funds	Annual Report 2010

Term of Office
		and Length of	Principal Occupation(s) or
Name and Age	Position	Time Served*	Employment During Past 5 Years
Robert S. Lamont, Jr. (1973)	Vice President, Chief Compliance Officer and Conflicts of Interest Officer	Since 2010	Vice President, Chief Compliance Officer and Conflicts of Interest Officer, Transamerica Funds, TST, TIS, TPP, TPFG, TPFG II and TAAVF (February 2010 — present);

Vice President and Senior Counsel, TAM and TFS (2007 — present);

Senior Counsel, United States Securities and Exchange Commission (2004 — 2007); and

Associate, Dechert, LLP (1999 — 2004).

Bradley O. Ackerman (1966)	Anti-Money Laundering Officer	Since 2007	Anti-Money Laundering Officer, TPP, TPFG, TPFG II and TAAVF (2009 — present);

Anti-Money Laundering Officer, Transamerica Funds (2007 — present);

Senior Compliance Officer, TAM (2007 — present); and

Director, Institutional Services, Rydex Investments (2002 — 2007).

Sarah L. Bertrand (1967)	Assistant Secretary	Since 2009	Assistant Secretary, Transamerica Funds, TST, TIS, TPP, TPFG, TPFG II and TAAVF (2009 — present);

Assistant Secretary, TII (2009 — 2010);

Assistant Vice President and Director, Legal Administration, TAM and TFS (2007 — present);

Assistant Secretary and Chief Compliance Officer, 40|86 Series Trust and 40|86 Strategic Income Fund (2000 — 2007); and

Second Vice President and Assistant Secretary, Legal and Compliance, 40|86 Capital Management, Inc. (1994 — 2007).

Timothy J. Bresnahan (1968)	Assistant Secretary	Since 2009	Assistant Secretary, Transamerica Funds, TST, TIS, TPP, TPFG, TPFG II and TAAVF (2009 — present);

Assistant Secretary, TII (2009 — 2010);

Counsel, TAM (2008 — present);

Counsel (contract), Massachusetts Financial Services, Inc. (2007);

Assistant Counsel, BISYS Fund Services Ohio, Inc. (2005 — 2007); and

Associate, Greenberg Traurig, P.A. (2004 — 2005).

Transamerica Funds	Annual Report 2010

Term of Office
		and Length of	Principal Occupation(s) or
Name and Age	Position	Time Served*	Employment During Past 5 Years
Margaret A. Cullem-Fiore (1957)	Assistant Secretary	Since 2010	Assistant Secretary, Transamerica Funds, TST, TIS, TPP, TPFG, TPFG II and TAAVF (April 2010 — present);

Assistant Vice President, TCI (2009 — present);

Vice President and Senior Counsel, TAM and TFS (2006 — present);

Vice President and Senior Counsel, Transamerica Financial Advisors, Inc. (2004 — 2007); and

Vice President and Senior Counsel, Western Reserve Life Assurance Co. of Ohio (2006).

Richard E. Shield, Jr. (1974)	Tax Officer	Since 2008	Tax Officer, Transamerica Funds, TST, TIS, TPP, TPFG, TPFG II and TAAVF (2008 — present);

Tax Officer, TII (2008 — 2010);

Tax Manager, Jeffrey P. McClanathan, CPA (2006 — 2007) and Gregory, Sharer & Stuart (2005 — 2006);

Tax Senior, Kirkland, Russ, Murphy & Tapp, P.A. (2003 — 2005); and

Certified Public Accountant, Schultz, Chaipel & Co., LLP (1998 — 2003).

Elizabeth Strouse (1974)	Assistant Treasurer	Since 2010	Assistant Treasurer, Transamerica Funds, TST, TIS, TPP, TPFG, TPFG II and TAAVF (April 2010 — present);

Director, Fund Financial Services (2009 — present), TFS;

Director, Fund Administration, TIAA-CREF (2007 — 2009); and

Manager (2006 — 2007) and Senior (2003 — 2006) Accounting and Assurance, PricewaterhouseCoopers, LLC.

*	Elected and serves at the pleasure of the Board of the Trust.
If an officer has held offices for different funds for different periods of time, the earliest applicable date is shown. No officer of the Trust, except for the Chief Compliance Officer, receives any compensation from the Trust.
Additional information about the Funds’ Board Members can be found in the Statement of Additional Information, available, without charge, upon request, by calling toll free 1-888-233-4339 or on the Trust’s website at www.transamericafunds.com.

Transamerica Funds	Annual Report 2010

PROXY VOTING POLICIES AND PROCEDURES AND QUARTERLY PORTFOLIO HOLDINGS
(unaudited)
A description of the Transamerica Funds’ proxy voting policies and procedures is available in the Statement of Additional Information of the Portfolios, available without charge upon request by calling 1-888-233-4339 (toll free) or on the Securities and Exchange Commission’s (“SEC”) website at http://www.sec.gov.
In addition, the Portfolios are required to file Form N-PX, with their complete proxy voting records for the 12 months ended June 30th, no later than August 31st of each year. The Form is available without charge: (1) from the Portfolios, upon request by calling 1-888-233-4339; and (2) on the SEC’s website at http://www.sec.gov.
The Portfolios file their complete schedule of portfolio holdings with the SEC for the first and third quarter of each fiscal year on Form N-Q, which is available on the SEC’s website at http://www.sec.gov. The Portfolios’ Form N-Q may be reviewed and copied at the SEC’s Public Reference Room in Washington, D.C. Information on the operation of the Public Reference Room may be obtained by calling 1-800-SEC-0330.
You may also visit the Trust’s website at www.transamericafunds.com for this and other information about the Portfolios and the Trust.
Important Notice Regarding Delivery of Shareholder Documents
Every year we send shareholders informative materials such as the Transamerica Funds Annual Report, the Transamerica Funds Prospectus, and other required documents that keep you informed regarding your Portfolios. Transamerica Funds will only send one piece per mailing address, a method that saves your Portfolios money by reducing mailing and printing costs. We will continue to do this unless you tell us not to. To elect to receive individual mailings, simply call a Transamerica Customer Service Representative toll free at 1-888-233-4339, 8 a.m. to 7 p.m. Eastern Time, Monday—Friday. Your request will take effect within 30 days.

Transamerica Funds	Annual Report 2010

NOTICE OF PRIVACY POLICY
(unaudited)
Your privacy is very important to us. We want you to understand what information we collect and how we use it. We collect and use “nonpublic personal information” in connection with providing our customers with a broad range of financial products and services as effectively and conveniently as possible. We treat nonpublic personal information in accordance with our Privacy Policy.
What Information We Collect and From Whom We Collect It
We may collect nonpublic personal information about you from the following sources:
•	Information we receive from you on applications or other forms, such as your name, address, and account number;
•	Information about your transactions with us, our affiliates, or others, such as your account balance and purchase/redemption history; and
•	Information we receive from non-affiliated third parties, including consumer reporting agencies.
What Information We Disclose and To Whom We Disclose It
We do not disclose any nonpublic personal information about current or former customers to anyone without their express consent, except as permitted by law. We may disclose the nonpublic personal information we collect, as described above, to persons or companies that perform services on our behalf and to other financial institutions with which we have joint marketing agreements. We will require these companies to protect the confidentiality of your nonpublic personal information and to use it only to perform the services for which we have hired them.
Our Security Procedures
We restrict access to your nonpublic personal information and only allow disclosures to persons and companies as permitted by law to assist in providing products or services to you. We maintain physical, electronic, and procedural safeguards to protect your nonpublic personal information and to safeguard the disposal of certain consumer information.
If you have any questions about our Privacy Policy, please call 1-888-233-4339 on any business day between 8 a.m. and 7 p.m. Eastern Time.
Note: This Privacy Policy applies only to customers that have a direct relationship with us or our affiliates. If you own shares of our funds in the name of a third party such as a bank or broker-dealer, its privacy policy may apply to you instead of ours.

Transamerica Funds	Annual Report 2010

P.O. Box 9012
Clearwater, FL 33758-9012
Customer Service 1-888-233-4339
P.O. Box 9012 • Clearwater, FL 33758-9012
Distributor: Transamerica Capital, Inc.

Open Funds
Annual Report
October 31, 2010
www.transamericafunds.com
Customer Service 1-888-233-4339
P.O. Box 9012 • Clearwater, FL 33758-9012
Distributor: Transamerica Capital, Inc.

Dear Fellow Shareholder,
On behalf of Transamerica Funds, we would like to thank you for your continued support and confidence in our products as we look forward to continuing to serve you and your financial adviser in the future. We value the trust you have placed in us.
This annual report is provided to you with the intent of presenting a comprehensive review of the investments of each of your funds. The Securities and Exchange Commission requires that annual and semi-annual reports be sent to all shareholders, and we believe this report to be an important part of the investment process. In addition to providing a comprehensive review, this report also provides a discussion of accounting policies as well as matters presented to shareholders that may have required their vote.
We believe it is important to recognize and understand current market conditions in order to provide a context for reading this report. During the past twelve months, markets have generally advanced, yet have exhibited periods of weakness in conjunction with investors’ concerns over the health of the economy and the labor market, and periods of strength in conjunction with investors’ optimism of recovery and improved economic data points. The equity markets exhibited weakness in February, advanced into late April, were weak during June, July, and August, and ended the period near their highs of the year. The period ended with positive twelve month returns for both the broad equity and bond markets. Given concerns over debt levels overseas, the US Dollar entered a period of strength versus the Euro and British Pound until the late spring and early summer of 2010, when US Dollar weakness resumed. The US Dollar has weakened to multi-year lows versus the Japanese Yen. Oil prices have remained volatile over the past year, hitting their lows in early summer and rebounding to end higher at the end of the year. The Federal Reserve has kept the federal funds rate to a range of 0-0.25% in an effort to stimulate the economy. The unemployment rate has been sluggish to recede, beginning the year at 10.2% and ending the period at 9.6%. Anticipation of economic recovery has led to strong gains for particular equity and fixed-income sectors, including small-cap and mid-cap stocks, emerging market stocks, and high yield bonds. Money market securities have lagged on a relative basis. For the twelve months ended October 31, 2010, the Dow Jones Industrial Average returned 17.62%, the Standard & Poor’s 500 Index returned 16.52%, and the Barclays Capital U.S. Aggregate Bond Index returned 8.01%. Please keep in mind it is important to maintain a diversified portfolio as investment returns have historically been difficult to predict.
In addition to your active involvement in the investment process, we firmly believe that a financial adviser is a key resource to help you build a complete picture of your current and future financial needs. Financial advisers are familiar with the market’s history, including long-term returns and volatility of various asset classes. With your financial adviser, you can develop an investment program that incorporates factors such as your goals, your investment timeline, and your risk tolerance.
Please contact your financial adviser if you have any questions about the contents of this report, and thanks again for the confidence you have placed in us.
Sincerely,

John K. Carter	Christopher A. Staples
Chairman of the Board,	Vice President & Chief Investment Officer
President & Chief Executive Officer	Transamerica Funds
Transamerica Funds
The views expressed in this report reflect those of the portfolio managers only and may not necessarily represent the views of the Transamerica Funds. These views are subject to change based upon market conditions. These views should not be relied upon as investment advice and are not indicative of trading intent on behalf of the Transamerica Funds.

Transamerica AEGON High Yield Bond
(formerly, Transamerica High Yield Bond)
(unaudited)
MARKET ENVIRONMENT
High Yield bonds historically perform well during the recovery years following a recession and the last 12 months were no exception. The Bank of America Merrill Lynch High Yield, Cash Pay Index returned 19.20% for the 12 months ended October 31, 2010.
The new issuance market set back-to-back annual records in a testament to the strength and liquidity of the High Yield market over the past 2 years. According to Barclays, US High Yield issuance in 2009 totaling $153 billion established a new mark which was surpassed by the $209 billion issued in 2010 through October. We anticipate the capital markets will remain robust in the near term as investors continue to seek out High Yield bonds, which offer attractive income relative to investment grade and government alternatives.
Investors will also continue to benefit from stability of cash flow in the coming quarters as a result of declining defaults. According to Moody’s, the current US trailing twelve month speculative grade default rate is slightly below 4.0%, the lowest reading since November 2008. Moody’s projects the base-case default rate for year-end 2010 will decline to 2.8% and fall further to 2.2% by mid-2011.
PERFORMANCE
For the year ended October 31, 2010, Transamerica AEGON High Yield Bond Class A returned 17.21%. By comparison its benchmark, the Bank of America Merrill Lynch U.S. High Yield, Cash Pay Index returned 19.20%.
STRATEGY REVIEW
Transamerica AEGON High Yield Bond (the “Fund”) underperformed the benchmark index for the fiscal year ended October 31, 2010. The underperformance is primarily attributable to financials, utilities and non-US domiciled issuers. Financials were a growing component of the high yield bond universe due to downgrades resulting from the credit crisis. Despite increasing the portfolio’s exposure to the sector we remained below-weight which resulted in underperformance as the group outperformed on the year. Utilities underperformed the benchmark while we maintained an over-allocation to the group. Lastly, the portfolio underperformed due to below-benchmark exposure to emerging markets which outperformed during the period. The underweight position is the result of a portfolio construction methodology that focuses primarily on US and developed country bonds.
The portfolio outperformed in the industrial areas of technology, consumer cyclicals and capital goods. Overweight positions in the technology sector, the gaming component of cyclicals and the building materials constituent of capital goods generated positive performance relative to the benchmark. The portfolio remains slightly overweight cyclical sectors such as technology, basic industry (including building materials and forestry/paper) and capital goods (including aerospace/defense and packaging). The portfolio is underweight telecommunications and energy as we believe they offer lower risk/reward opportunities and such defensive sectors will lag as the economy improves.
Recent economic reports indicate a slow to moderate economic expansion with expectations of low inflation. The tepid growth rate continues to cause concern regarding a potential double-dip scenario. The Federal Reserve Board is countering those fears with further quantitative easing in an effort to increase liquidity. Debt issuers have benefited from the low yield, high liquidity environment and we believe corporate fundamentals will continue to improve in the coming quarters. We also believe further monetary policy moves will benefit economically sensitive asset classes including high yield, as attractive yield producing alternatives diminish. The portfolio is positioned towards a view that we remain in a modest economic recovery and we believe the Fund will outperform in that environment.
Bradley J. Beman, CFA, CPA
Benjamin D. Miller, CFA
Kevin Bakker, CFA
Co-Portfolio Managers
AEGON USA Investment Management, LLC

Transamerica Funds	Annual Report 2010

Transamerica AEGON High Yield Bond
(formerly, Transamerica High Yield Bond)
(unaudited)
Average Annual Total Return for Periods Ended 10/31/2010

			10 Years or
	1 Year	5 Years	Life of Fund		Inception Date

Class A (NAV)	17.21%	8.36%	7.30%		06/14/1985
Class A (POP)	11.66%	7.30%	6.78%		06/14/1985
BofA Merrill Lynch U.S. High Yield, Cash Pay*	19.20%	8.85%	8.54%		06/14/1985

Class B (NAV)	16.38%	7.59%	6.71%		10/01/1995
Class B (POP)	11.38%	7.44%	6.71%		10/01/1995

Class C (NAV)	16.54%	7.66%	8.36%		11/11/2002
Class C (POP)	15.54%	7.66%	8.36%		11/11/2002

Class I (NAV)	N/A	N/A	15.92	%(a)	11/30/2009

Class I2 (NAV)	17.74%	8.87%	7.78%		11/08/2004

Class P (NAV)	N/A	N/A	16.21	%(a)	11/20/2009

NOTES

*	The Bank of America Merrill Lynch U.S. High Yield, Cash Pay Index (“BofA Merrill Lynch U.S. High Yield, Cash Pay”) is an unmanaged index used as a general measure of market performance. Calculations assume dividends and capital gains are reinvested and do not include any managerial expenses. The 10 Years or Life of Fund calculation is based on the previous 10 years. You cannot invest directly in an index.

(a)	Not Annualized
The performance data presented represents past performance; future results may vary. Performance data does not reflect the deduction of taxes that would be paid on fund distributions or the redemption of fund shares. Investment return and principal value will fluctuate so that an investor’s shares, when redeemed, may be worth more or less than their original cost. Current performance may be lower or higher than performance quoted. Please see www.transamericafunds.com for performance data current to the most recent month-end. Net Asset Value (“NAV”) returns include the reinvestment of dividends and capital gains but do not reflect any sales charges. Public Offering Price (“POP”) returns include the reinvestment of dividends and capital gains and reflect the maximum sales charge of 4.75% for A shares or the maximum applicable contingent deferred sales charge (5% in the 1st year, decreasing to 0% after 6 years) for Class B shares and 1% (during the first 12 months) for Class C shares. Shares purchased prior to March 1, 2004 are subject to a maximum applicable contingent deferred sales charge (5% in the 1st year, decreasing to 0% after 7 years) for Class B shares and (2% in the 1st year, decreasing to 0% after 2 years) for Class C shares. Net Asset Value (“NAV”) returns include the reinvestment of dividends and capital gains but do not reflect any sales charges.
Performance figures may reflect fee waivers and/or expense reimbursements by the Investment Adviser. Without such waivers and/or reimbursements, the performance would be lower. Future waivers and/or reimbursements are at the discretion of the Investment Adviser.
Investments in high-yield bonds (“junk bonds”) may be subject to greater volatility and risks as the income derived from these securities is not guaranteed and may be unpredictable. This material must be preceded or accompanied by a current prospectus, which includes specific contents regarding the investment objectives and policies of this fund.

Transamerica Funds	Annual Report 2010

Transamerica Balanced
(unaudited)
MARKET ENVIRONMENT
The 12 months ended October 31, 2010, was a strong but at times volatile period in both the equity and fixed income markets. A broad trend toward global economic recovery and a return to more normal business activity in the U.S. were at times overshadowed by specific domestic and global events.
Economic recovery and investor confidence gained momentum early in the reporting period as the U.S. emerged from the worst recession in decades. Manufacturing showed signs of a revival, reflecting an uptick in new orders and some inventory replenishment. Although the unemployment rate remained high, jobless claims trended downward and leveled out, and temporary employment increased. However, the expiration of the first-time home buyer’s tax credit took some wind out of the housing recovery. Even though there were some signs of inflationary pressures, particularly among commodities prices, inflation remained benign.
By mid-spring, however, confidence eroded over concerns about slowing global and domestic growth. This, combined with the onset of a sovereign debt crisis in Europe, sparked a migration out of risky assets. Also weighing on U.S. markets was legislative action to increase regulation of the largest banks and financial institutions. U.S. and global investors sought the relative safety of U.S. Treasuries and, to a lesser extent, agency securities.
Investor confidence later firmed due to a stabilizing financial situation in Europe; an outlook for China of slower but still robust growth; the potential for large changes on Capitol Hill from mid-term elections; and the possibility for another round of quantitative easing from the Federal Reserve Board. U.S. economic indicators, though still mixed, generally pointed to very moderate growth as the period came to a close.
Against this backdrop, as investors anticipated economic and business environments to move toward a more normal trajectory, equity markets finished the period higher. All sectors of the fixed income markets performed well, and corporate bonds outperformed Treasuries as investors looked for yield advantages over Treasuries.
PERFORMANCE
For the year ended October 31, 2010, Transamerica Balanced Class A returned 23.08%. By comparison, its primary and secondary benchmarks, the S&P 500 Composite Stock Index and the Barclays Capital U.S. Aggregate Bond Index, returned 16.52% and 8.01%, respectively.
STRATEGY REVIEW
During the period, Transamerica Balanced outperformed its benchmarks. For the equity segment, strong relative outperformance is attributable to stock selection in the consumer discretionary (i.e., Netflix, Inc.) and technology (Apple, Inc.) sectors.
Netflix, Inc. continues to grow their subscriber base faster than expectations, while its digital service will rent more movies than its DVD rental service for the first time in company history next quarter. Apple, Inc. performed well throughout the period due to the launch of the iPad and the introduction of the iPhone 4, whose many new features include a video calling application. Performance detractors included stock selection in the financial services sector (i.e., Charles Schwab Corp.) and individual holding Jacobs Engineering Group, Inc. Although Charles Schwab Corp. has been gaining market share over its competitors, record low interest rates have the potential to impact their earnings. As a result, we have been reducing the position. Jacobs Engineering Group, Inc., an engineering and construction firm, experienced a slowdown in business due to delays in “shovel ready” projects (i.e., highway and bridge construction)—we sold the position.
On the fixed income side overweighting corporate bonds and underweighting agency mortgage backed securities (“MBS”) helped drive performance. Within the corporate sector, we trimmed fully valued, high-quality positions and less-liquid longer positions to reinvest in new opportunities, such as commodity-oriented companies in metals and mining, and bonds backed by hard assets, such as enhanced equipment trust certificates backed by aircraft. While underweight agency MBS, we increased our weighting to non-agency MBS through real estate mortgage investment conduits (“REMIC”) which performed well due to competitive yields and higher total-return opportunities. Our overweight positions in cell-phone tower commercial mortgage-backed securities also contributed to performance. Throughout the period, we maintained a shorter-than-index duration (i.e., sensitivity to interest rates) for the portfolio. At times, this was a detractor from performance as rates rallied. However, the impact of this positioning was more than offset by our sector exposures.
Kirk J. Kim
Greg D. Haendel, CFA
Derek S. Brown, CFA
Brian W. Westhoff, CFA
Peter O. Lopez
Co-Portfolio Managers
Transamerica Investment Management, LLC

Transamerica Funds	Annual Report 2010

Transamerica Balanced
(unaudited)
Average Annual Total Return for Periods Ended 10/31/2010

			10 Years or
	1 Year	5 Years	Life of Fund		Inception Date

Class A (NAV)	23.08%	4.80%	3.25%		12/02/1994
Class A (POP)	16.31%	3.62%	2.67%		12/02/1994
S&P 500*	16.52%	1.73%	(0.02)%		12/02/1994
Barclays Capital U.S. Aggregate Bond*	8.01%	6.45%	6.38%		12/02/1994

Class B (NAV)	22.15%	4.12%	2.74%		10/01/1995
Class B (POP)	17.09%	3.94%	2.74%		10/01/1995

Class C (NAV)	22.43%	4.22%	5.40%		11/11/2002
Class C (POP)	21.43%	4.22%	5.40%		11/11/2002

Class I (NAV)	N/A	N/A	19.52	%(a)	11/30/2009

Class P (NAV)	N/A	N/A	18.19	%(a)	11/13/2009

NOTES

*	The S&P 500 Composite Stock Index (“S&P 500”) and the Barclays Capital U.S. Aggregate Bond Index (“Barclays Capital U.S. Aggregate Bond”) are unmanaged indices used as a general measure of market performance. Calculations assume dividends and capital gains are reinvested and do not include any managerial expenses. The 10 Years or Life of Fund calculation is based on the previous 10 years. You cannot invest directly in an index.

(a)	Not Annualized
The performance data presented represents past performance; future results may vary. Performance data does not reflect the deduction of taxes that would be paid on fund distributions or the redemption of fund shares. Investment return and principal value will fluctuate so that an investor’s shares, when redeemed, may be worth more or less than their original cost. Current performance may be lower or higher than performance quoted. Please see www.transamericafunds.com for performance data current to the most recent month-end. Net Asset Value (“NAV”) returns include the reinvestment of dividends and capital gains but do not reflect any sales charges. Public Offering Price (“POP”) returns include the reinvestment of dividends and capital gains and reflect the maximum sales charge of 5.5% for A shares or the maximum applicable contingent deferred sales charge (5% in the 1st year, decreasing to 0% after 6 years) for Class B shares and 1% (during the first 12 months) for Class C shares. Shares purchased prior to March 1, 2004 are subject to a maximum applicable contingent deferred sales charge (5% in the 1st year, decreasing to 0% after 7 years) for Class B shares and (2% in the 1st year, decreasing to 0% after 2 years) for Class C shares. Net Asset Value (“NAV”) returns include the reinvestment of dividends and capital gains but do not reflect any sales charges.
Performance figures may reflect fee waivers and/or expense reimbursements by the Investment Adviser. Without such waivers and/or reimbursements, the performance would be lower. Future waivers and/or reimbursements are at the discretion of the Investment Adviser.
This material must be preceded or accompanied by a current prospectus, which includes specific contents regarding the investment objectives and policies of this fund.

Transamerica Funds	Annual Report 2010

Transamerica Diversified Equity
(unaudited)
MARKET ENVIRONMENT
During the 12 months ended October 31, 2010, a broad trend toward global economic recovery and a return to more normal business activity in the U.S. was overshadowed by specific domestic and global events that negatively impacted investor confidence, causing tremendous volatility in equity markets.
Early in the period, positive data on U.S. gross domestic product, improvements in corporate earnings and the end of the worst recession in decades boosted investor confidence. Equity markets moved higher as the possibility of a sustained economic recovery prompted renewed business growth.
However, as the summer months approached, a perfect storm of global and domestic events provoked investor skepticism in equity markets, driving them lower. A sovereign debt crisis and fiscal austerity measures in Europe, coupled with tighter fiscal policies in China (to dampen growth), heightened investor concerns about whether the rate of global economic expansion was sustainable. Meanwhile, in the U.S., the impact of stubbornly high unemployment, the Gulf of Mexico oil spill and the unexpected “flash” crash in the equity markets would ultimately send global and domestic investors fleeing to the relative safety of U.S. Treasuries.
As the period came to a close, the realization that there would not be a liquidity event in Europe, the Federal Reserve Board’s promise to keep an easy monetary policy and the release of economic data in line with or only slightly below expectations, prompted a greater willingness to accept risk. As investors anticipated economic and business environments to move toward a more normal trajectory, equity markets finished the period higher.
PERFORMANCE
For the year ended October 31, 2010, Transamerica Diversified Equity Class P returned 19.31%. By comparison, its benchmark, the S&P 500 Composite Stock Index, returned 16.52%.
STRATEGY REVIEW
Throughout the period, we adhered to our bottom-up investment process: seeking companies with proven management; strong cash-flow characteristics; and sustainable competitive advantages. We positioned the portfolio for a positive economic outlook while staying true to our big-picture catalysts. Catalysts may be driven by company changes, such as a new product, or by industry changes, such as widespread adoption of smart phones, and will typically endure for years, contributing to performance over time.
Stock selection in the consumer discretionary, producer durables and technology (i.e., Apple, Inc. and Salesforce.com, Inc.) sectors, along with strong returns for BorgWarner Inc. were the primary contributors to relative outperformance during the period.
Apple, Inc. performed well throughout the period due to the launch of the iPad and the introduction of the iPhone 4, whose many new features include a video calling application. Salesforce.com, a provider of relationship management software, has shown strong growth compared to many of its competitors. BorgWarner, Inc., a manufacturer of turbo chargers in engines, continues to take market share as its products are improving fuel efficiency required to meet new environmental standards.
Detracting from relative performance was stock selection in the financial services sector (BlackRock, Inc.) and weak returns from individual holdings Palm, Inc. and Tetra Tech, Inc. Smart phone manufacturer Palm, Inc. struggled with its marketing strategies and potential cash flow issues; we eliminated the position early in the reporting period. BlackRock, Inc., a global leader in the investment business, performed well during the turmoil in the financial markets. However, their ability to improve margins coupled with slowing rates of growth into fixed income markets lowered investor confidence. We sold our position in BlackRock, Inc. Tetra Tech, Inc., a worldwide environmental engineering and construction firm, saw delays in government-funded projects causing a decrease in the backlog of projects for the company. Our position in Tetra Tech, Inc. was also sold.
Edward S. Han
Peter O. Lopez
Co-Portfolio Managers
Transamerica Investment Management, LLC

Transamerica Funds	Annual Report 2010

Transamerica Diversified Equity
(unaudited)
Average Annual Total Return for Periods Ended 10/31/2010

			10 Years or
	1 Year	5 Years	Life of Fund		Inception Date

Class P (NAV)	19.31%	3.30%	2.11%		04/01/1998
S&P 500*	16.52%	1.73%	(0.02)%		04/01/1998

Class A (NAV)	N/A	N/A	11.32	%(a)	11/13/2009
Class A (POP)	N/A	N/A	5.20	%(a)	11/13/2009

Class B (NAV)	N/A	N/A	10.68	%(a)	11/13/2009
Class B (POP)	N/A	N/A	5.68	%(a)	11/13/2009

Class C (NAV)	N/A	N/A	10.68	%(a)	11/13/2009
Class C (POP)	N/A	N/A	9.68	%(a)	11/13/2009

Class I (NAV)	N/A	N/A	14.16	%(a)	11/30/2009

Class I2 (NAV)	N/A	N/A	12.12	%(a)	11/13/2009

NOTES

*	The S&P 500 Composite Stock Index (“S&P 500”) is an unmanaged index used as a general measure of market performance. Calculations assume dividends and capital gains are reinvested and do not include any managerial expenses. 10 Years or Life of Fund calculation is based on the previous 10 years. You cannot invest directly in an index.

(a)	Not Annualized
The performance data presented represents past performance; future results may vary. Performance data does not reflect the deduction of taxes that would be paid on fund distributions or the redemption of fund shares. Investment return and principal value will fluctuate so that an investor’s shares, when redeemed, may be worth more or less than their original cost. Current performance may be lower or higher than performance quoted. Please see www.transamericafunds.com for performance data current to the most recent month-end. Net Asset Value (“NAV”) returns include the reinvestment of dividends and capital gains but do not reflect any sales charges. Public Offering Price (“POP”) returns include the reinvestment of dividends and capital gains and reflect the maximum sales charge of 5.5% for A shares or the maximum applicable contingent deferred sales charge (5% in the 1st year, decreasing to 0% after 6 years) for Class B shares and 1% (during the first 12 months) for Class C shares. Shares purchased prior to March 1, 2004 are subject to a maximum applicable contingent deferred sales charge (5% in the 1st year, decreasing to 0% after 7 years) for Class B shares and (2% in the 1st year, decreasing to 0% after 2 years) for Class C shares. Net Asset Value (“NAV”) returns include the reinvestment of dividends and capital gains but do not reflect any sales charges.
This material must be preceded or accompanied by a current prospectus, which includes specific contents regarding the investment objectives and policies of this fund.

Transamerica Funds	Annual Report 2010

Transamerica Flexible Income
(unaudited)
MARKET ENVIRONMENT
The 12 months ended October 31, 2010, was a strong but at times volatile period in the fixed income markets. A broad trend toward global economic recovery and a return to more normal business activity in the U.S. were at times overshadowed by specific domestic and global events.
Economic recovery and investor confidence gained momentum early in the reporting period as the U.S. emerged from the worst recession in decades. Manufacturing showed signs of a revival, reflecting an uptick in new orders and some inventory replenishment. Although the unemployment rate remained high, jobless claims trended downward and leveled out, and temporary employment increased. However, the expiration of the first-time home buyer’s tax credit took some wind out of the housing recovery. Even though there were some signs of inflationary pressures, particularly among commodities prices, inflation remained benign.
By mid-spring, however, confidence eroded over concerns about slowing global and domestic growth. This, combined with the onset of a sovereign debt crisis in Europe, sparked a migration out of risky assets. Also weighing on U.S. markets was legislative action to increase regulation of the largest banks and financial institutions. U.S. and global investors sought the relative safety of U.S. Treasuries and, to a lesser extent, agency securities.
Investor confidence later firmed due to a stabilizing financial situation in Europe; an outlook for China of slower but still robust growth; and the potential for large changes on Capitol Hill from mid-term elections. U.S. economic indicators, though still mixed, generally pointed to very moderate growth as the period came to a close.
Against this backdrop, all sectors of the fixed income markets performed well. Demand for Treasury securities and non-existent inflationary pressures pushed yields to lows not seen since the financial crisis of 2008. Corporate bonds outperformed Treasuries as investors looked for yield advantages over Treasuries. Plagued by increasing refinancing and low initial yields, the agency mortgage sector generated weaker, though still attractive, returns. However, non-agency mortgage backed securities (“MBS”) performed very well given cheap initial valuations combined with a slowing rate of decline in the housing market.
PERFORMANCE
For the year ended October 31, 2010, Transamerica Flexible Income Class A returned 14.89%. By comparison, its benchmark, the Barclays Capital U.S. Aggregate Bond Index, returned 8.01%.
STRATEGY REVIEW
Transamerica Flexible Income achieved its objective of providing high total return through a combination of current income and capital appreciation by overweighting corporate securities, underweighting agency MBS and Treasuries.
In the corporate sector, we reduced our exposure to financials, particularly large money-center banks, finding select opportunities in regional banks, which may not be as impacted by financial regulatory reform. Additionally, we increased exposure to industrials, emphasizing mining, metals and materials, areas that stand to benefit from increased commodities demand from emerging markets.
Further, we found opportunities in bonds backed by hard assets, such as enhanced equipment trust certificates backed by aircraft; and cell-phone tower commercial mortgage-backed securities. We also found opportunities in sovereign debt of commodity rich countries, such as Chile, the number one exporter of copper in the world. We reduced our exposure to equities, believing the anemic growth in the economy will not favor equity returns.
Among mortgages, agency MBS faced hurdles throughout the period due to modestly high prepayments, poor initial valuations and rumors of a massive government-led agency mortgage refinancing program. Our mortgage investments in the period were to non-agency MBS through real estate mortgage investment conduits, which performed well due to competitive yields, a slowing rate of decline in the housing market and the implementation of the government’s Public-Private Investment Program.
Throughout the period, we maintained a shorter-than-index duration (i.e., sensitivity to interest rates) for the portfolio. At times, this was a detractor from performance as rates rallied. However, the impact of this positioning was more than offset by our sector exposure.
Kirk J. Kim
Peter O. Lopez
Brian W. Westhoff, CFA
Derek S. Brown, CFA
Greg D. Haendel, CFA
Co-Portfolio Managers
Transamerica Investment Management, LLC

Transamerica Funds	Annual Report 2010

Transamerica Flexible Income
(unaudited)
Average Annual Total Return for Periods Ended 10/31/2010

			10 Years or
	1 Year	5 Years	Life of Fund		Inception Date

Class A (NAV)	14.89%	4.81%	5.38%		06/29/1987
Class A (POP)	9.37%	3.80%	4.87%		06/29/1987
Barclays Capital U.S. Aggregate Bond*	8.01%	6.45%	6.38%		06/29/1987

Class B (NAV)	14.02%	4.12%	4.82%		10/01/1995
Class B (POP)	9.02%	3.95%	4.82%		10/01/1995

Class C (NAV)	14.15%	4.19%	3.84%		11/11/2002
Class C (POP)	13.15%	4.19%	3.84%		11/11/2002

Class I (NAV)	N/A	N/A	13.10	%(a)	11/30/2009

Class I2 (NAV)	15.39%	5.43%	4.67%		11/08/2004

NOTES

*	The Barclays Capital U.S. Aggregate Bond Index (“Barclays Capital U.S. Aggregate Bond“) is an unmanaged index used as a general measure of market performance. Calculations assume dividends and capital gains are reinvested and do not include any managerial expenses. The 10 Years or Life of Fund calculation is based on the previous 10 years. You cannot invest directly in an index.

(a)	Not Annualized
The performance data presented represents past performance; future results may vary. Performance data does not reflect the deduction of taxes that would be paid on fund distributions or the redemption of fund shares. Investment return and principal value will fluctuate so that an investor’s shares, when redeemed, may be worth more or less than their original cost. Current performance may be lower or higher than performance quoted. Please see www.transamericafunds.com for performance data current to the most recent month-end. Net Asset Value (“NAV”) returns include the reinvestment of dividends and capital gains but do not reflect any sales charges. Public Offering Price (“POP”) returns include the reinvestment of dividends and capital gains and reflect the maximum sales charge of 4.75% for A shares or the maximum applicable contingent deferred sales charge (5% in the 1st year, decreasing to 0% after 6 years) for Class B shares and 1% (during the first 12 months) for Class C shares. Shares purchased prior to March 1, 2004 are subject to a maximum applicable contingent deferred sales charge (5% in the 1st year, decreasing to 0% after 7 years) for Class B shares and (2% in the 1st year, decreasing to 0% after 2 years) for Class C shares. Net Asset Value (“NAV”) returns include the reinvestment of dividends and capital gains but do not reflect any sales charges.
Performance figures may reflect fee waivers and/or expense reimbursements by the Investment Adviser. Without such waivers and/or reimbursements, the performance would be lower. Future waivers and/or reimbursements are at the discretion of the Investment Adviser.
This material must be preceded or accompanied by a current prospectus, which includes specific contents regarding the investment objectives and policies of this fund.

Transamerica Funds	Annual Report 2010

Transamerica Focus
(formerly, Transamerica Legg Mason Partners All Cap)
(unaudited)
MARKET ENVIRONMENT
During the 12 months ended October 31, 2010, a broad trend toward global economic recovery and a return to more normal business activity in the U.S. was overshadowed by specific domestic and global events that negatively impacted investor confidence, causing tremendous volatility in equity markets.
Early in the period, positive data on U.S. gross domestic product, improvements in corporate earnings and the end of the worst recession in decades boosted investor confidence. Equity markets moved higher as the possibility of a sustained economic recovery prompted renewed business growth.
However, as the summer months approached, a perfect storm of global and domestic events provoked investor skepticism in equity markets, driving them lower. A sovereign debt crisis and fiscal austerity measures in Europe, coupled with tighter fiscal policies in China (to dampen growth), heightened investor concerns about whether the rate of global economic expansion was sustainable. Meanwhile, in the U.S., the impact of stubbornly high unemployment, the Gulf of Mexico oil spill and the unexpected “flash” crash in the equity markets would ultimately send global and domestic investors fleeing to the relative safety of U.S. Treasuries.
As the period came to a close, the realization that there would not be a liquidity event in Europe, the Federal Reserve Board’s promise to keep an easy monetary policy, and the release of economic data in line with or only slightly below expectations prompted a greater willingness to accept risk. As investors anticipated economic and business environments to move toward a more normal trajectory, equity markets finished the period higher.
PERFORMANCE
For the year ended October 31, 2010, Transamerica Focus Class P returned 25.87%. By comparison, its benchmark, the S&P 500 Composite Stock Index returned, 16.52%.
STRATEGY REVIEW
Throughout the period, we adhered to our bottom-up investment process: seeking companies with proven management, strong cash-flow characteristics, and sustainable competitive advantages. We positioned the portfolio for a positive economic outlook while staying true to our big-picture catalysts. Catalysts may be driven by company changes, such as a new product, or by industry changes, such as widespread adoption of smart phones, and will typically endure for years, contributing to performance over time.
Stock selection in the consumer discretionary (i.e., priceline.com, Inc.), technology (i.e., Apple, Inc.) and producer durables sectors and strong returns for Alexion Pharmaceuticals, Inc. were the primary contributors to relative outperformance during the period.
We believe the international consumer will be an increasingly important factor in the global economy, part of our changing global consumer catalyst, and companies moving rapidly into international markets will benefit. On-line travel company priceline.com is benefiting from growth in Europe and is exploring new opportunities in Asia. Apple, Inc. performed well throughout the period due to the launch of the iPad and the introduction of the iPhone 4, whose many new features include a video calling application. Alexion Pharmaceuticals, Inc., a drug company serving a small patient population with rare blood diseases, has seen its drugs have clinical success in patient treatments.
Detracting from relative performance were weak returns from individual holdings Strayer Education, Inc., Palm, Inc., and Bank of America Corp. Strayer Education, Inc., an education services holding company, saw its stock price decline as scrutiny of for-profit education intensified going into election season, having a negative effect on student enrollment in the fall. Smart phone manufacturer Palm, Inc. struggled with its marketing strategies and potential cash flow issues; we eliminated the position early in the reporting period. In financials, investor concern about the possible impact of regulatory reform pressured stock prices of many companies, including Bank of America Corp. However, we feel the impact will be less severe than anticipated, since banks can now adjust their business models to the new set of rules.
Edward S. Han
Kirk J. Kim
Joshua D. Shaskan, CFA
Co-Portfolio Managers
Transamerica Investment Management, LLC

Transamerica Funds	Annual Report 2010

Transamerica Focus
(formerly, Transamerica Legg Mason Partners All Cap)
(unaudited)
Average Annual Total Return for Periods Ended 10/31/2010

			10 Years or
	1 Year	5 Years	Life of Fund		Inception Date

Class P (NAV)	25.87%	5.27%	(0.25)%		07/01/1997
S&P 500*	16.52%	1.73%	(0.02)%		07/01/1997
Russell 3000®*	18.34%	2.08%	0.62%		07/01/1997

Class A (NAV)	N/A	N/A	17.24	%(a)	11/13/2009
Class A (POP)	N/A	N/A	10.74	%(a)	11/13/2009

Class B (NAV)	N/A	N/A	16.51	%(a)	11/13/2009
Class B (POP)	N/A	N/A	11.51	%(a)	11/13/2009

Class C (NAV)	N/A	N/A	16.53	%(a)	11/13/2009
Class C (POP)	N/A	N/A	15.53	%(a)	11/13/2009

Class I (NAV)	N/A	N/A	19.58	%(a)	11/30/2009

NOTES

*	The Russell 3000® Index (“Russell 3000®”) served as the benchmark for the fund prior to November 13, 2009, at which time it was replaced with the S&P 500 Composite Stock Index (“S&P 500”). The S&P 500 and Russell 3000® are unmanaged indices used as a general measure of market performance. Calculations assume dividends and capital gains are reinvested and do not include any managerial expenses. 10 Years or Life of Fund calculation is based on the previous 10 years. You cannot invest directly in an index.

(a)	Not Annualized
The performance data presented represents past performance; future results may vary. Performance data does not reflect the deduction of taxes that would be paid on fund distributions or the redemption of fund shares. Investment return and principal value will fluctuate so that an investor’s shares, when redeemed, may be worth more or less than their original cost. Current performance may be lower or higher than performance quoted. Please see www.transamericafunds.com for performance data current to the most recent month-end. Net Asset Value (“NAV”) returns include the reinvestment of dividends and capital gains but do not reflect any sales charges. Public Offering Price (“POP”) returns include the reinvestment of dividends and capital gains and reflect the maximum sales charge of 5.5% for A shares or the maximum applicable contingent deferred sales charge (5% in the 1st year, decreasing to 0% after 6 years) for Class B shares and 1% (during the first 12 months) for Class C shares. Shares purchased prior to March 1, 2004 are subject to a maximum applicable contingent deferred sales charge (5% in the 1st year, decreasing to 0% after 7 years) for Class B shares and (2% in the 1st year, decreasing to 0% after 2 years) for Class C shares.
Performance figures may reflect fee waivers and/or expense reimbursements by the Investment Adviser. Without such waivers and/or reimbursements, the performance would be lower. Future waivers and/or reimbursements are at the discretion of the Investment Adviser.
The Fund is non-diversified. Investments in a “non-diversified” fund may be subject to specific risks such as susceptibility to single economic, political or regulatory events and may be subject to greater loss than investments in a diversified fund. This material must be preceded or accompanied by a current prospectus, which includes specific contents regarding the investment objectives and policies of this fund.
This material must be preceded or accompanied by a current prospectus, which includes specific contents regarding the investment objectives and policies of this fund.

Transamerica Funds	Annual Report 2010

Transamerica Growth Opportunities
(unaudited)
MARKET ENVIRONMENT
During the 12 months ended October 31, 2010, a broad trend toward global economic recovery and a return to more normal business activity in the U.S. was overshadowed by specific domestic and global events that negatively impacted investor confidence, causing tremendous volatility in equity markets.
Early in the period, positive data on U.S. gross domestic product, improvements in corporate earnings and the end of the worst recession in decades boosted investor confidence. Equity markets moved higher as the possibility of a sustained economic recovery prompted renewed business growth.
However, as the summer months approached, a perfect storm of global and domestic events provoked investor skepticism in equity markets, driving them lower. A sovereign debt crisis and fiscal austerity measures in Europe, coupled with tighter fiscal policies in China (to dampen growth), heightened investor concerns about whether the rate of global economic expansion was sustainable. Meanwhile, in the U.S., the impact of stubbornly high unemployment, the Gulf of Mexico oil spill and the unexpected “flash” crash in the equity markets would ultimately send global and domestic investors fleeing to the relative safety of U.S. Treasuries.
As the period came to a close, the realization that there would not be a liquidity event in Europe, the Federal Reserve Board’s promise to keep an easy monetary policy and the release of economic data in line with or only slightly below expectations, prompted a greater willingness to accept risk. As investors anticipated economic and business environments to move toward a more normal trajectory, equity markets finished the period higher.
PERFORMANCE
For the year ended October 31, 2010, Transamerica Growth Opportunities Class A returned 30.41%. By comparison, its benchmark, the Russell Midcap® Growth Index, returned 28.03%.
STRATEGY REVIEW
Throughout the period, we adhered to our bottom-up investment process: seeking companies with proven management, strong cash-flow characteristics; and sustainable competitive advantages. We also positioned the portfolio for a positive economic outlook while staying true to our big-picture catalysts. Catalysts may be driven by company changes, such as a new product, or by industry changes, such as widespread adoption of smart phones, and will typically endure for years, contributing to performance over time.
Stock selection in the producer durables, technology (i.e., Salesforce.com) and consumer discretionary (i.e., priceline.com, Inc.) sectors and strong returns for Core Laboratories N.V. were the primary contributors to relative outperformance during the period.
We believe the international consumer will be an increasingly important factor in the global economy, part of our changing global consumer catalyst, and companies moving rapidly into international markets will benefit. On-line travel company, priceline.com, Inc., is benefiting from growth in Europe, where its value-price offering has been adopted by many small hotels for the first time. Additionally, the company is exploring new opportunities in Asia. Salesforce.com, a provider of relationship management software, has shown strong growth compared to many of its competitors and fits nicely into our productivity enhancement catalyst. Core Laboratories N.V., which provides research on reservoir description to the global petroleum industry, was not negatively impacted by the Gulf of Mexico oil spill. Additionally, we believe Core Laboratories N.V. will continue to benefit as the petroleum industry explores the globe for future oil and gas reserves.
Detracting from relative performance were weak returns from individual holdings Strayer Education, Inc. and Palm, Inc., and stock selection in the healthcare and materials and processing sectors. Strayer Education, Inc., an education services holding company, saw its stock price decline as scrutiny of for-profit education intensified going into election season, having a negative effect on student enrollment in the fall. Smart phone manufacturer Palm, Inc. struggled with its marketing strategies and potential cash flow issues; we eliminated our position in Palm, Inc. early in the reporting period.
Edward S. Han
John J. Huber, CFA
Co-Portfolio Managers
Transamerica Investment Management, LLC

Transamerica Funds	Annual Report 2010

Transamerica Growth Opportunities
(unaudited)
Average Annual Total Return for Periods Ended 10/31/2010

			10 Years or
	1 Year	5 Years	Life of Fund		Inception Date

Class A (NAV)	30.41%	4.58%	1.22%		03/01/2000
Class A (POP)	23.21%	3.40%	0.64%		03/01/2000
Russell Midcap® Growth*	28.03%	4.28%	0.20%		03/01/2000

Class B (NAV)	29.47%	3.88%	0.57%		03/01/2000
Class B (POP)	24.47%	3.71%	0.57%		03/01/2000

Class C (NAV)	29.53%	3.93%	8.84%		11/11/2002
Class C (POP)	28.53%	3.93%	8.84%		11/11/2002

Class I (NAV)	N/A	N/A	26.74	%(a)	11/30/2009

Class I2 (NAV)	31.49%	N/A	5.11%		11/15/2005

Class P (NAV)	N/A	N/A	22.97	%(a)	11/13/2009

NOTES

*	The Russell Midcap® Growth Index (“Russell Midcap® Growth”) is an unmanaged index used as a general measure of market performance. Calculations assume dividends and capital gains are reinvested and do not include any managerial expenses. The 10 Years or Life of Fund calculation is based on the previous 10 years. You cannot invest directly in an index.

(a)	Not Annualized
The performance data presented represents past performance; future results may vary. Performance data does not reflect the deduction of taxes that would be paid on fund distributions or the redemption of fund shares. Investment return and principal value will fluctuate so that an investor’s shares, when redeemed, may be worth more or less than their original cost. Current performance may be lower or higher than performance quoted. Please see www.transamericafunds.com for performance data current to the most recent month-end. Net Asset Value (“NAV”) returns include the reinvestment of dividends and capital gains but do not reflect any sales charges. Public Offering Price (“POP”) returns include the reinvestment of dividends and capital gains and reflect the maximum sales charge of 5.5% for A shares or the maximum applicable contingent deferred sales charge (5% in the 1st year, decreasing to 0% after 6 years) for Class B shares and 1% (during the first 12 months) for Class C shares. Shares purchased prior to March 1, 2004 are subject to a maximum applicable contingent deferred sales charge (5% in the 1st year, decreasing to 0% after 7 years) for Class B shares and (2% in the 1st year, decreasing to 0% after 2 years) for Class C shares. Net Asset Value (“NAV”) returns include the reinvestment of dividends and capital gains but do not reflect any sales charges.
Performance figures may reflect fee waivers and/or expense reimbursements by the Investment Adviser. Without such waivers and/or reimbursements, the performance would be lower. Future waivers and/or reimbursements are at the discretion of the Investment Adviser.
Investing in small cap stocks generally involves greater risk and volatility, therefore an investment in the fund may not be appropriate for everyone. This material must be preceded or accompanied by a current prospectus, which includes specific contents regarding the investment objectives and policies of this fund.

Transamerica Funds	Annual Report 2010

Transamerica Short—Term Bond
(unaudited)
MARKET ENVIRONMENT
The 12 months ended October 31, 2010, was a strong but at times volatile period in the fixed income markets. A broad trend toward global economic recovery and a return to more normal business activity in the U.S. were at times overshadowed by specific domestic and global events.
Economic recovery and investor confidence gained momentum early in the reporting period as the U.S. emerged from the worst recession in decades. Manufacturing showed signs of a revival, reflecting an uptick in new orders and some inventory replenishment. Although the unemployment rate remained high, jobless claims trended downward and leveled out, and temporary employment increased. However, the expiration of the first-time home buyer’s tax credit took some wind out of the housing recovery. Even though there were some signs of inflationary pressures, particularly among commodities prices, inflation remained benign.
By mid-spring, however, confidence eroded over concerns about slowing global and domestic growth. This, combined with the onset of a sovereign debt crisis in Europe, sparked a migration out of risky assets. Also weighing on U.S. markets was legislative action to increase regulation of the largest banks and financial institutions. U.S. and global investors sought the relative safety of U.S. Treasuries and, to a lesser extent, agency securities.
Investor confidence later firmed due to a stabilizing financial situation in Europe; an outlook for China of slower but still robust growth; and the potential for large changes on Capitol Hill from mid-term elections. U.S. economic indicators, though still mixed, generally pointed to very moderate growth as the period came to a close.
Against this backdrop, all sectors of the fixed income markets performed well. Demand for Treasury securities and non-existent inflationary pressures pushed yields to lows not seen since the financial crisis of 2008. Corporate bonds outperformed Treasuries as investors looked for yield advantages over Treasuries. Plagued by increasing refinancing and low initial yields, the agency mortgage sector generated weaker, though still attractive, returns. However, non-agency mortgage backed securities (“MBS”) performed very well given cheap initial valuations combined with a slowing rate of decline in the housing market.
PERFORMANCE
For the year ended October 31, 2010, Transamerica Short-Term Bond Class I2 returned 7.37%. By comparison, its benchmark, the Bank of America Merrill Lynch U.S. Corporate & Government 1-3 Years Index, returned 3.18%.
STRATEGY REVIEW
Transamerica Short-Term Bond maintained a higher yield and achieved a higher total return than the benchmark index due to overweighting corporate securities, cell-phone tower asset-backed securities, and non-agency mortgage real estate mortgage investment conduits (“REMICs”), and underweighting agency MBS.
In the corporate sector, we looked to trim fully valued, high-quality and less-liquid corporate bonds to reinvest in new opportunities. While reducing exposure to financials, particularly large money-center banks, we found select opportunities in regional banks, which may not be as impacted by financial regulatory reform. Additionally, we increased exposure to industrials, emphasizing mining, metals and materials, areas that stand to benefit from increased commodities demand from emerging markets.
Further, we found opportunities in bonds backed by hard assets, such as enhanced equipment trust certificates backed by aircraft, and in forgotten and unloved credits still healing from the credit crisis. Our overweight positions in cell-phone tower commercial mortgage-backed securities also contributed to outperformance.
Among mortgages, agency MBS faced hurdles throughout the period due to modestly high prepayments, poor initial valuations and rumors of a massive government-led agency mortgage refinancing program. While underweight agency MBS, we remained invested in seasoned, low-loan-balance MBS collateralized mortgage obligations that exhibited diminished prepayment risk. We increased our weighting to non-agency MBS through resecuritized-REMICs, which performed well due to competitive yields, a slowing rate of decline in the housing market and the implementation of the government’s Public-Private Investment Program.
Throughout the period, we maintained a shorter-than-index duration (i.e., sensitivity to interest rates) for the portfolio. At times, this was a detractor from performance as rates rallied. However, the impact of this positioning was more than offset by our sector exposure.
Greg D. Haendel, CFA
Derek S. Brown, CFA
Co-Portfolio Managers
Transamerica Investment Management, LLC

Transamerica Funds	Annual Report 2010

Transamerica Short—Term Bond
(unaudited)
Average Annual Total Return for Periods Ended 10/31/2010

			10 Years or
	1 Year	5 Years	Life of Fund		Inception Date

Class I2 (NAV)	7.37%	5.83%	4.94%		11/08/2004
BofA Merrill Lynch U.S. Corporate & Government, 1-3 Yrs*	3.18%	4.70%	4.11%		11/08/2004

Class A (NAV)	7.15%	N/A	6.31%		11/01/2007
Class A (POP)	4.50%	N/A	5.40%		11/01/2007

Class C (NAV)	6.32%	N/A	5.54%		11/01/2007
Class C (POP)	5.32%	N/A	5.54%		11/01/2007

Class I (NAV)	N/A	N/A	6.34	%(a)	11/30/2009

NOTES

*	The Bank of America Merrill Lynch U.S. Corporate & Government, 1-3 Years Index (“BofA Merrill Lynch U.S. Corporate & Government, 1-3 Yrs”) is an unmanaged index used as a general measure of market performance. Calculations assume dividends and capital gains are reinvested and do not include any managerial expenses. 10 Years or Life of Fund calculation is based on the inception date of Class I2 shares. You cannot invest directly in an index.

(a)	Not Annualized
The performance data presented represents past performance; future results may vary. Performance data does not reflect the deduction of taxes that would be paid on fund distributions or the redemption of fund shares. Investment return and principal value will fluctuate so that an investor’s shares, when redeemed, may be worth more or less than their original cost. Current performance may be lower or higher than performance quoted. Please see www.transamericafunds.com for performance data current to the most recent month-end. Net Asset Value (“NAV”) returns include the reinvestment of dividends and capital gains but do not reflect any sales charges. Public Offering Price (“POP”) returns include the reinvestment of dividends and capital gains and reflect the maximum sales charge of 2.5% for A shares or the maximum applicable contingent deferred sales charge and 1% (during the first 12 months) for Class C shares. Net Asset Value (“NAV”) returns include the reinvestment of dividends and capital gains but do not reflect any sales charges.
Performance figures may reflect fee waivers and/or expense reimbursements by the Investment Adviser. Without such waivers and/or reimbursements, the performance would be lower. Future waivers and/or reimbursements are at the discretion of the Investment Adviser.
This material must be preceded or accompanied by a current prospectus, which includes specific contents regarding the investment objectives and policies of this fund.

Transamerica Funds	Annual Report 2010

Transamerica Small/Mid Cap Value
(unaudited)
MARKET ENVIRONMENT
During the 12 months ended October 31, 2010, a broad trend toward global economic recovery and a return to more normal business activity in the U.S. was overshadowed by specific domestic and global events that negatively impacted investor confidence, causing tremendous volatility in equity markets.
Early in the period, positive data on U.S. gross domestic product, improvements in corporate earnings and the end of the worst recession in decades boosted investor confidence. Equity markets moved higher as the possibility of a sustained economic recovery prompted renewed business growth.
However, as the summer months approached, a perfect storm of global and domestic events provoked investor skepticism in equity markets, driving them lower. A sovereign debt crisis and fiscal austerity measures in Europe, coupled with tighter fiscal policies in China (to dampen growth), heightened investor concerns about whether the rate of global economic expansion was sustainable. Meanwhile, in the U.S., the impact of stubbornly high unemployment, the Gulf of Mexico oil spill and the unexpected “flash” crash in the equity markets would ultimately send global and domestic investors fleeing to the relative safety of U.S. Treasuries.
As the period came to a close, the realization that there would not be a liquidity event in Europe, the Federal Reserve Board’s promise to keep an easy monetary policy, and the release of economic data in line with or only slightly below expectations prompted a greater willingness to accept risk. As investors anticipated economic and business environments to move toward a more normal trajectory, equity markets finished the period higher.
PERFORMANCE
For the year ended October 31, 2010, Transamerica Small/Mid Cap Value Class A returned 28.33%. By comparison, its benchmark, the Russell 2500® Value Index, returned 26.88%.
STRATEGY REVIEW
Throughout the period, we believed the market was in an acquisition cycle. Due to low financing costs, growth-challenged large-cap companies were finding growth opportunities in purchasing small-cap companies. In keeping with that view, we positioned the portfolio for a positive economic outlook while staying true to our intrinsic-value bottom-up process and big-picture catalysts. Catalysts may be driven by company changes, such as a new product, or by industry changes, such as widespread adoption of smart phones, and will typically endure for years, contributing to performance over time.
Stock selection in the producer durables and consumer discretionary sectors was the primary contributor to positive relative performance during the period. Top individual contributors included Sotheby’s, Continental Airlines Inc. and Kansas City Southern.
Sotheby’s, an international high-end auction company, benefited as global economies improved, driving an increase in emerging market wealth and a return to the auction markets. With a return of business discretionary spending, companies like United Continental Holdings, Inc. saw an increase in business travelers that positively impacted their bottom line. Kansas City Southern, a railroad company, benefits as transportation normalizes and products are moved throughout the country.
Detracting from relative performance was stock selection in the technology (Brocade Communications Systems, Inc.) and healthcare sectors. Brocade Communications Systems, Inc., a supplier of storage area networking solutions, was caught up in speculation of being a possible takeover target early in the reporting period. The rumored acquisition did not happen, resulting in a decline in the company’s stock price.
Also, individual holdings Office Depot, Inc. and General Cable Corp. were performance detractors. Office Depot, Inc. was added to the portfolio in anticipation of an improved employment landscape. We may have been a little premature with this particular catalyst, as unemployment numbers are still at elevated levels. However, as unemployment trends improve we believe Office Depot, Inc. will benefit. General Cable, a worldwide provider of copper, aluminum and fiber-optic wire and cable products had strong results amidst a huge rebound in prices for commodities, particularly copper. But with a decline in commercial construction, the company’s revenues have slowed and we sold the position to look for other investment opportunities.
Jeffrey J. Hoo, CFA
Thomas E. Larkin, III
Joshua D. Shaskan, CFA
Co-Portfolio Managers
Transamerica Investment Management, LLC

Transamerica Funds	Annual Report 2010

Transamerica Small/Mid Cap Value
(unaudited)
Average Annual Total Return for Periods Ended 10/31/2010

			10 Years or
	1 Year	5 Years	Life of Fund		Inception Date

Class A (NAV)	28.33%	7.63%	10.98%		04/02/2001
Class A (POP)	21.25%	6.43%	10.33%		04/02/2001
Russell 2500® Value *	26.88%	2.77%	8.11%		04/02/2001

Class B (NAV)	27.47%	6.94%	10.36%		04/02/2001
Class B (POP)	22.47%	6.78%	10.36%		04/02/2001

Class C (NAV)	27.57%	6.98%	13.92%		11/11/2002
Class C (POP)	26.57%	6.98%	13.92%		11/11/2002

Class I (NAV)	N/A	N/A	24.03	%(a)	11/30/2009

Class I2 (NAV)	29.00%	N/A	8.08%		11/15/2005

NOTES

*	The Russell 2500® Value Index (“Russell 2500® Value”) is an unmanaged index used as a general measure of market performance. Calculations assume dividends and capital gains are reinvested and do not include any managerial expenses. The 10 Years or Life of Fund calculation is based on the inception date of Class A shares. You cannot invest directly in an index.

(a)	Not Annualized
The performance data presented represents past performance; future results may vary. Performance data does not reflect the deduction of taxes that would be paid on fund distributions or the redemption of fund shares. Investment return and principal value will fluctuate so that an investor’s shares, when redeemed, may be worth more or less than their original cost. Current performance may be lower or higher than performance quoted. Please see www.transamericafunds.com for performance data current to the most recent month-end. Net Asset Value (“NAV”) returns include the reinvestment of dividends and capital gains but do not reflect any sales charges. Public Offering Price (“POP”) returns include the reinvestment of dividends and capital gains and reflect the maximum sales charge of 5.5% for A shares or the maximum applicable contingent deferred sales charge (5% in the 1st year, decreasing to 0% after 6 years) for Class B shares and 1% (during the first 12 months) for Class C shares. Shares purchased prior to March 1, 2004 are subject to a maximum applicable contingent deferred sales charge (5% in the 1st year, decreasing to 0% after 7 years) for Class B shares and (2% in the 1st year, decreasing to 0% after 2 years) for Class C shares. Net Asset Value (“NAV”) returns include the reinvestment of dividends and capital gains but do not reflect any sales charges.
Performance figures may reflect fee waivers and/or expense reimbursements by the Investment Adviser. Without such waivers and/or reimbursements, the performance would be lower. Future waivers and/or reimbursements are at the discretion of the Investment Adviser.
Investing in small cap stocks generally involves greater risk and volatility, therefore an investment in the fund may not be appropriate for everyone. This material must be preceded or accompanied by a current prospectus, which includes specific contents regarding the investment objectives and policies of this fund.

Transamerica Funds	Annual Report 2010

Transamerica WMC Diversified Growth
(formerly, Transamerica Equity)
(unaudited)
MARKET ENVIRONMENT
The market’s decline in the first part of the period reflected the lack of confidence from investors that the global economy would have sustainable growth in the future. The record government deficits continued to grow due to increased spending despite increased taxes. Equity markets rebounded to end the period reflecting the likelihood of a positive change in the direction of the US economy in 2011 due to less onerous regulation and an improvement in the relationship between business and Congress. Also, investors believed that the November elections would likely lead to a change in the leadership of Congress, which could result in a significant shift away from unsustainable trillion dollar deficits to a more pragmatic fiscal policy.
In this environment, six of the ten sectors in the Russell 1000® Growth Index (+2.8%) posted positive returns during the period. The Telecommunication Services (+15%) and Consumer Discretionary (+8%) sectors increased the most, while the Utilities sector (-11%) declined the most.
PERFORMANCE
For the period ended October 31, 2010, Transamerica WMC Diversified Growth Class A returned 18.04%. By comparison, its benchmark, the Russell 1000® Growth Index, returned 19.65%.
Effective April 9, 2010 Transamerica Equity changed its sub-adviser to Wellington Management Company, LLP and changed its name to Transamerica WMC Diversified Growth.
STRATEGY REVIEW
The fund’s investment process leverages the extensive research resources of Wellington Management and emphasizes a balance of growth, valuation, and quality criteria in selecting stocks. We utilize risk analysis tools to help maintain the Fund’s emphasis on stock selection and minimize other sources of relative risk. With this bottom-up approach incorporating diversified sources of alpha and effective risk analysis, our goal is to generate consistent outperformance over time.
During the period, strong selection in the Information Technology (“IT”) and Consumer Discretionary sectors was offset by weaker stock selection within Financials and Materials. The Fund’s underweight allocations to Consumer Staples and Materials weighed on relative performance during the period.
The fund’s largest contributors to relative performance during the period included NetApp, Inc., Altera Corp., and Las Vegas Sands Corp. Network storage equipment manufacturer NetApp, Inc. reported strong revenue growth as IT organizations used the firm’s low-cost, flexible and efficient storage infrastructure products to upgrade data centers. Shares of Altera Corp., a San Jose, California-based programmable logic semiconductor device manufacturer, rose after the company reported strong revenue growth and an increased operating margin. Casino owner and operator Las Vegas Sands Corp. shares performed well after the company beat expectations on strong performance both in its new Singapore resort and in Macau. Not owning weak performing benchmark stock Hewlett-Packard also contributed positively to benchmark relative performance.
The fund’s largest relative detractors during the period included Cisco Systems, Inc., ITT Educational Services, Inc., and Medtronic, Inc. California-based network equipment leader Cisco Systems, Inc. disappointed investors with a cautious outlook despite very strong results in the second quarter. Investors sold the stock aggressively thereafter. Shares of ITT Educational Services, Inc., a provider of post-secondary degree programs, were hurt by concerns about potential regulation of the for-profit education industry, slowing enrollment growth, and lower placement rates. Diversified medical device manufacturer Medtronic, Inc. experienced a broad-based slowdown in procedural volumes, which led to weakness in revenue growth. The fund’s position in insurance company Lincoln National Corp. also hurt relative and absolute performance results during the period.
Paul E. Marrkand, CFA
Portfolio Manager
Wellington Management Company, LLP

Transamerica Funds	Annual Report 2010

Transamerica WMC Diversified Growth
(formerly, Transamerica Equity)
(unaudited)
Average Annual Total Return for Periods Ended 10/31/2010

			10 Years or
	1 Year	5 Years	Life of Fund		Inception Date

Class A (NAV)	18.04%	0.23%	(1.08)%		03/01/2000
Class A (POP)	11.53%	(0.91)%	(1.63)%		03/01/2000
Russell 1000® Growth *	19.65%	3.21%	(2.52)%		03/01/2000

Class B (NAV)	17.26%	(0.48)%	(1.67)%		03/01/2000
Class B (POP)	12.26%	(0.68)%	(1.67)%		03/01/2000

Class C (NAV)	17.33%	(0.40)%	6.06%		11/11/2002
Class C (POP)	16.33%	(0.40)%	6.06%		11/11/2002

Class I (NAV)	N/A	N/A	13.14	%(a)	11/30/2009

Class I2 (NAV)	18.94%	N/A	0.24%		11/15/2005

Class P (NAV)	N/A	N/A	10.56	%(a)	11/13/2009

Class T (NAV)	18.83%	N/A	(1.87)%		10/27/2006
Class T (POP)	8.74%	N/A	(4.02)%		10/27/2006

NOTES

*	The Russell 1000® Growth Index (“Russell 1000® Growth”) is an unmanaged index used as a general measure of market performance. Calculations assume dividends and capital gains are reinvested and do not include any managerial expenses. The 10 Years or Life of Fund calculation is based on the previous 10 years. You cannot invest directly in an index.

(a)	Not Annualized
The performance data presented represents past performance; future results may vary. Performance data does not reflect the deduction of taxes that would be paid on fund distributions or the redemption of fund shares. Investment return and principal value will fluctuate so that an investor’s shares, when redeemed, may be worth more or less than their original cost. Current performance may be lower or higher than performance quoted. Please see www.transamericafunds.com for performance data current to the most recent month-end. Public Offering Price (“POP”) returns include the reinvestment of dividends and capital gains and reflect the maximum sales charge of 5.5% for A shares (8.5% for Class T) or the maximum applicable contingent deferred sales charge (5% in the 1st year, decreasing to 0% after 6 years) for Class B shares and 1% (during the first 12 months) for Class C shares. Shares purchased prior to March 1, 2004 are subject to a maximum applicable contingent deferred sales charge (5% in the 1st year, decreasing to 0% after 7 years) for Class B shares and (2% in the 1st year, decreasing to 0% after 2 years) for Class C shares. Net Asset Value (“NAV”) returns include the reinvestment of dividends and capital gains but do not reflect any sales charges. Net Asset Value (“NAV”) returns include the reinvestment of dividends and capital gains but do not reflect any sales charges.
Performance figures may reflect fee waivers and/or expense reimbursements by he Investment Adviser. Without such waivers and/or reimbursements, the performance would be lower. Future waivers and/or reimbursements are at the discretion of the Investment Adviser.
This material must be preceded or accompanied by a current prospectus, which includes specific contents regarding the investment objectives and policies of this fund.

Transamerica Funds	Annual Report 2010

Understanding Your Funds’ Expenses
(unaudited)
SHAREHOLDER EXPENSES
Fund shareholders may incur two types of costs: (1) transaction costs, including sales charges (loads) on purchases, contingent deferred sales charges on redemptions and redemption fees; and (2) ongoing costs, including management fees, dividend expense on short-sales, and other fund expenses.
The following examples are intended to help you understand your ongoing costs (in dollars and cents) of investing in the funds and to compare these costs with the ongoing costs of investing in other funds.
The examples are based on an investment of $1,000 invested at May 1, 2010 and held for the entire period until October 31, 2010.
ACTUAL EXPENSES
The information in the table under the heading “Actual Expenses” provides information about actual account values and actual expenses. You may use the information in these columns, together with the amount you invested, to estimate the expenses that you paid over the period. Simply divide your account value by $1,000 (for example, an $8,600 account value divided by $1,000 = $8.60), then multiply the result by the number in the appropriate column for your share class titled “Expenses Paid During Period” to estimate the expenses you paid on your account during this period. If your account is an IRA, your expenses could have included a $15 annual fee. The amount of any fee paid through your account would increase the estimate of expenses you paid during the period and decrease your ending account value.
HYPOTHETICAL EXAMPLES FOR COMPARISON PURPOSES
The information in the table under the heading “Hypothetical Expenses” provides information about hypothetical account values and hypothetical expenses based on the funds’ actual expense ratios and an assumed rate of return of 5% per year before expenses, which are not the funds’ actual returns. The hypothetical account values and expenses may not be used to estimate the actual ending account balance or expenses you paid for the period. You may use this information to compare the ongoing costs of investing in your funds and other funds. To do so, compare this 5% hypothetical example with the 5% hypothetical examples that appear in the shareholder reports of the other funds. As in the case of the actual expense example, if your account is subject to an IRA fee, the amount of the fee paid through your account would increase the hypothetical expenses you would have paid during the period and decrease the hypothetical ending account value.
Please note that the expenses shown in the table are meant to highlight your ongoing costs only and do not reflect any transactional costs. Therefore, the information under the heading “Hypothetical Expenses” is useful in comparing ongoing costs only, and will not help you determine the relative total costs of owning different funds. In addition, if these transactional costs were included, your costs would have been higher. The expenses shown in the table do not reflect any fees that may be charged to you by brokers, financial intermediaries or other financial institutions.
Expense ratios may vary period to period because of various factors, such as an increase in expenses that are not a part of the advisory and administrative fees. Examples of such fees and expenses of the trustees and their counsel, extraordinary expenses, and interest expense.

		Actual Expenses		Hypothetical Expenses (b)
	Beginning	Ending Account	Expenses Paid	Ending Account	Expenses Paid	Annualized
Fund Name	Account Value	Value	During Period (a)	Value	During Period (a)	Expense Ratio

Transamerica AEGON High Yield Bond
Class A	$1,000.00	$1,053.10	$6.05	$1,019.31	$5.96	1.17%
Class B	1,000.00	1,048.10	9.45	1,015.98	9.30	1.83
Class C	1,000.00	1,049.90	9.20	1,016.23	9.05	1.78
Class I	1,000.00	1,053.20	4.24	1,021.07	4.18	0.82
Class I2	1,000.00	1,054.90	3.47	1,021.83	3.41	0.67
Class P	1,000.00	1,052.70	4.66	1,020.67	4.58	0.90

Transamerica Balanced
Class A	1,000.00	1,072.50	8.10	1,017.39	7.88	1.55
Class B	1,000.00	1,068.70	11.63	1,013.96	11.32	2.23
Class C	1,000.00	1,069.60	10.95	1,014.62	10.66	2.11
Class I	1,000.00	1,073.50	7.63	1,017.85	7.43	1.46
Class P	1,000.00	1,075.10	5.81	1,019.61	5.65	1.11

Transamerica Diversified Equity
Class A	1,000.00	1,022.20	7.75	1,017.54	7.73	1.52
Class B	1,000.00	1,019.40	11.05	1,014.27	11.02	2.17
Class C	1,000.00	1,019.40	11.05	1,014.27	11.02	2.17
Class I	1,000.00	1,023.40	5.97	1,019.31	5.96	1.17
Class I2	1,000.00	1,025.70	4.14	1,021.12	4.13	0.81
Class P	1,000.00	1,024.30	5.87	1,019.41	5.85	1.15

Transamerica Flexible Income
Class A	1,000.00	1,050.50	4.96	1,020.37	4.89	0.96
Class B	1,000.00	1,046.20	9.44	1,015.98	9.30	1.83
Class C	1,000.00	1,047.40	8.77	1,016.64	8.64	1.70
Class I	1,000.00	1,052.00	3.83	1,021.48	3.77	0.74
Class I2	1,000.00	1,052.60	3.00	1,022.28	2.96	0.58

Transamerica Funds	Annual Report 2010

Understanding Your Funds’ Expenses (continued)
(unaudited)

		Actual Expenses		Hypothetical Expenses (b)
	Beginning	Ending Account	Expenses Paid	Ending Account	Expenses Paid	Annualized
Fund Name	Account Value	Value	During Period (a)	Value	During Period (a)	Expense Ratio

Transamerica Focus
Class A	$1,000.00	$1,077.40	$8.12	$1,017.39	$7.88	1.55%
Class B	1,000.00	1,073.20	11.50	1,014.12	11.17	2.20
Class C	1,000.00	1,073.30	11.50	1,014.12	11.17	2.20
Class I	1,000.00	1,078.40	6.29	1,019.16	6.11	1.20
Class P	1,000.00	1,077.30	7.44	1,018.05	7.22	1.42

Transamerica Growth Opportunities
Class A	1,000.00	1,045.80	9.02	1,016.38	8.89	1.75
Class B	1,000.00	1,042.60	12.36	1,013.11	12.18	2.40
Class C	1,000.00	1,042.50	12.41	1,013.06	12.23	2.40
Class I	1,000.00	1,047.30	7.22	1,018.15	7.12	1.40
Class I2	1,000.00	1,050.30	4.55	1,020.77	4.48	0.88
Class P	1,000.00	1,047.90	7.17	1,018.20	7.07	1.39

Transamerica Money Market
Class A	1,000.00	1,000.00	1.31	1,023.89	1.33	0.26
Class B	1,000.00	1,000.00	1.31	1,023.89	1.33	0.26
Class C	1,000.00	1,000.00	1.31	1,023.89	1.33	0.26
Class I	1,000.00	1,000.10	1.26	1,023.95	1.28	0.25
Class I2	1,000.00	1,000.10	1.21	1,024.00	1.22	0.25
Class P	1,000.00	1,000.10	1.26	1,023.95	1.28	0.25

Transamerica Short-Term Bond
Class A	1,000.00	1,027.30	4.24	1,021.02	4.23	0.83
Class C	1,000.00	1,023.30	8.11	1,017.19	8.08	1.59
Class I	1,000.00	1,027.30	3.32	1,021.93	3.31	0.65
Class I2	1,000.00	1,027.90	2.76	1,022.48	2.75	0.53

Transamerica Small/Mid Cap Value
Class A	1,000.00	996.30	7.55	1,017.64	7.63	1.50
Class B	1,000.00	993.40	10.75	1,014.42	10.87	2.14
Class C	1,000.00	993.90	10.45	1,014.72	10.56	2.08
Class I	1,000.00	999.00	5.24	1,019.96	5.30	1.04
Class I2	1,000.00	999.50	4.54	1,020.67	4.58	0.90

Transamerica WMC Diversified Growth
Class A	1,000.00	1,021.80	7.80	1,017.49	7.78	1.52
Class B	1,000.00	1,018.60	11.04	1,014.27	11.02	2.17
Class C	1,000.00	1,018.50	11.04	1,014.27	11.02	2.17
Class I	1,000.00	1,024.60	5.72	1,019.56	5.70	1.12
Class I2	1,000.00	1,024.80	4.13	1,021.12	4.13	0.81
Class P	1,000.00	1,023.00	5.86	1,019.41	5.85	1.15
Class T	1,000.00	1,024.90	5.05	1,020.21	5.04	0.99

(a)	Expenses are calculated using the fund’s annualized expense ratio (as disclosed in the table), multiplied by the average account value for the period, multiplied by the number of days in the period (184 days), and divided by the number of days in the year (365 days).

(b)	5% return per year before expenses.

Transamerica Funds	Annual Report 2010

Schedules of Investments Composition
At October 31, 2010
(The following charts summarize the Schedule of Investments of each fund by asset type)
(unaudited)

Transamerica AEGON High Yield Bond
(formerly, Transamerica High Yield Bond)

Corporate Debt Securities	90.7%
Securities Lending Collateral	18.1
Repurchase Agreement	4.8
Common Stocks	1.4
Preferred Corporate Debt Securities	1.1
Preferred Stock	0.3
Other Assets and Liabilities — Net	(16.4)

Total	100.0%

Transamerica Balanced

Common Stocks	66.1%
Corporate Debt Securities	16.8
Securities Lending Collateral	13.7
Mortgage-Backed Securities	5.8
U.S. Government Agency Obligations	3.3
Warrant	2.0
Asset-Backed Securities	2.0
Preferred Corporate Debt Securities	1.7
Repurchase Agreement	1.1
Municipal Government Obligations	0.5
U.S. Government Obligations	0.5
Other Assets and Liabilities — Net	(13.5)

Total	100.0%

Transamerica Diversified Equity

Common Stocks	98.5%
Securities Lending Collateral	13.9
Repurchase Agreement	1.5
Other Assets and Liabilities — Net	(13.9)

Total	100.0%

Transamerica Flexible Income

Corporate Debt Securities	63.8%
Securities Lending Collateral	10.2
Mortgage-Backed Securities	8.6
Preferred Corporate Debt Securities	5.8
Foreign Government Obligations	5.4
Asset-Backed Securities	5.4
Common Stocks	2.1
U.S. Government Obligations	1.6
Municipal Government Obligations	1.3
Preferred Stocks	1.1
Convertible Bonds	1.0
Warrant	0.9
Convertible Preferred Stock	0.8
U.S. Government Agency Obligation	0.5
Repurchase Agreement	0.2
Other Assets and Liabilities — NetΩ	(8.7)

Total	100.0%

Transamerica Focus (formerly, Transamerica Legg Mason Partners All Cap)

Common Stocks	97.4%
Securities Lending Collateral	4.5
Repurchase Agreement	2.6
Other Assets and Liabilities — Net	(4.5)

Total	100.0%

Transamerica Growth Opportunities

Common Stocks	99.4%
Securities Lending Collateral	25.7
Repurchase Agreement	0.6
Other Assets and Liabilities — Net	(25.7)

Total	100.0%

Transamerica Money Market

Commercial Paper	75.4%
Repurchase Agreements	14.4
Short-Term U.S. Government Obligations	10.3
Other Assets and Liabilities — Net	(0.1)

Total	100.0%

Transamerica Short-Term Bond

Corporate Debt Securities	65.8%
Mortgage-Backed Securities	20.5
Asset-Backed Securities	8.6
Preferred Corporate Debt Securities	1.4
Foreign Government Obligation	1.2
Municipal Government Obligation	0.6
U.S. Government Agency Obligations	0.5
Securities Lending Collateral	0.2
Repurchase Agreement	0.0 *
Other Assets and Liabilities — Net Ω	1.2

Total	100.0%

Transamerica Small/Mid Cap Value

Common Stocks	99.0%
Securities Lending Collateral	25.2
Repurchase Agreement	1.6
Other Assets and Liabilities — Net	(25.8)

Total	100.0%

Transamerica WMC Diversified Growth
(formerly, Transamerica Equity)

Common Stocks	100.0%
Securities Lending Collateral	7.2
Repurchase Agreement	0.1
Other Assets and Liabilities — Net	(7.3)

Total	100.0%

Ω	The Other Assets and Liabilities — Net category may include, but is not limited to, Forward Currency Contracts, Futures Contracts, Swap Agreements, Written Options and Swaptions, and Securities Sold Short.

*	Amount rounds to less than 0.1%.

Transamerica Funds	Annual Report 2010

Transamerica AEGON High Yield Bond
(formerly, Transamerica High Yield Bond)
SCHEDULE OF INVESTMENTS
At October 31, 2010
(all amounts in thousands)

	Principal	Value

PREFERRED CORPORATE DEBT SECURITIES - 1.1%
Diversified Financial Services - 0.3%
JPMorgan Chase & Co. — Series 1
7.90%, 04/30/2018 * Ž	$2,250	$2,399
Insurance - 0.8%
Lincoln National Corp.
7.00%, 05/17/2066 *	5,650	5,508

Total Preferred Corporate Debt Securities (cost $5,717)		7,907

CORPORATE DEBT SECURITIES - 90.7%
Aerospace & Defense - 2.9%
Alliant Techsystems, Inc.
6.75%, 04/01/2016 ^	3,880	4,025
6.88%, 09/15/2020	1,050	1,105
BE Aerospace, Inc.
6.88%, 10/01/2020	3,100	3,294
8.50%, 07/01/2018	1,800	2,016
Bombardier, Inc.
7.50%, 03/15/2018 - 144A	450	492
7.75%, 03/15/2020 - 144A	1,300	1,443
Hexcel Corp.
6.75%, 02/01/2015 ^	3,850	3,917
Spirit Aerosystems, Inc.
7.50%, 10/01/2017	2,795	2,935
Triumph Group, Inc.
8.63%, 07/15/2018	1,500	1,650
Auto Components - 0.3%
Lear Corp.
7.88%, 03/15/2018	1,180	1,283
8.13%, 03/15/2020 ^	440	490
Automobiles - 0.1%
Motors Liquidation Co.
7.13%, 07/15/2013 Џ	450	158
7.20%, 01/15/2011 Џ	1,800	625
8.10%, 06/15/2024 Џ	575	196
Beverages - 1.6%
Constellation Brands, Inc.
7.25%, 09/01/2016 - 05/15/2017 ^	7,550	8,297
Cott Beverages, Inc.
8.13%, 09/01/2018 ^	1,145	1,239
8.38%, 11/15/2017	1,570	1,703
Building Products - 0.6%
Associated Materials LLC
9.13%, 11/01/2017 - 144A	1,050	1,103
Masco Corp.
7.75%, 08/01/2029 ^	2,950	2,865
Chemicals - 2.5%
Huntsman International LLC
5.50%, 06/30/2016 ^	2,575	2,559
7.38%, 01/01/2015 ^	2,900	2,976
8.63%, 03/15/2020 ^	1,150	1,258
Lyondell Chemical Co.
8.00%, 11/01/2017 - 144A	1,500	1,643
Nova Chemicals Corp.
3.75%, 11/15/2013 *	6,125	5,963
8.38%, 11/01/2016	1,100	1,202
8.63%, 11/01/2019 ^	1,850	2,054
Commercial Services & Supplies - 1.2%
Aramark Corp.
8.50%, 02/01/2015 ^	1,450	1,523
Ceridian Corp.
11.25%, 11/15/2015 ^	2,930	2,849
12.25%, 11/15/2015 Ώ	346	337
Koppers, Inc.
7.88%, 12/01/2019 ^	3,320	3,594
Computers & Peripherals - 0.7%
Seagate Technology HDD Holdings, Inc.
6.80%, 10/01/2016 ^	4,795	4,897
Construction Materials - 1.7%
AGY Holding Corp.
11.00%, 11/15/2014	600	551
Ply Gem Industries, Inc.
11.75%, 06/15/2013	7,120	7,645
13.13%, 07/15/2014 ^	3,700	3,954
Consumer Finance - 1.9%
American General Finance Corp.
5.38%, 10/01/2012	5,247	4,984
5.85%, 06/01/2013 ^	3,725	3,455
6.90%, 12/15/2017	5,750	4,787
Containers & Packaging - 2.2%
Ball Corp.
6.63%, 03/15/2018	1,500	1,556
6.75%, 09/15/2020 ^	1,150	1,265
Cascades, Inc.
7.75%, 12/15/2017	2,305	2,463
7.88%, 01/15/2020	750	805
Graphic Packaging International, Inc.
7.88%, 10/01/2018 ^	2,400	2,538
9.50%, 06/15/2017 ^	1,300	1,433
Jefferson Smurfit Corp. (Escrow Certificates)
8.25%, 10/01/2012 ‡	7,745	310
Owens-Brockway Glass Container, Inc.
6.75%, 12/01/2014	3,335	3,411
Sealed Air Corp.
6.88%, 07/15/2033 - 144A	2,100	1,979
Diversified Consumer Services - 1.7%
Ford Holdings LLC
9.30%, 03/01/2030 ^	5,225	6,532
Service Corp., International
6.75%, 04/01/2015	350	368
6.75%, 04/01/2016 ^	4,800	5,058
7.00%, 06/15/2017 ^	175	186
Diversified Financial Services - 7.1%
Ally Financial, Inc.
6.75%, 12/01/2014 ^	6,240	6,536
8.00%, 03/15/2020 - 144A	1,600	1,768
8.30%, 02/12/2015 - 144A	900	981
CIT Group, Inc.
7.00%, 05/01/2014 - 05/01/2017 ^	13,220	13,196
Ford Motor Credit Co., LLC
6.63%, 08/15/2017	700	783
7.00%, 04/15/2015 ^	4,000	4,421
9.88%, 08/10/2011 ^	4,500	4,770
Nuveen Investments, Inc.
10.50%, 11/15/2015 ^	8,360	8,735
Reynolds Group Issuer, Inc.
7.13%, 04/15/2019 - 144A ^	1,800	1,877
9.00%, 04/15/2019 - 144A	5,175	5,376
Umbrella Acquisition, Inc.
9.75%, 03/15/2015 - 144A ^Ώ	2,096	2,199
The notes to the financial statements are an integral part of this report.

Transamerica Funds	Annual Report 2010

Transamerica AEGON High Yield Bond
(formerly, Transamerica High Yield Bond)
SCHEDULE OF INVESTMENTS (continued)
At October 31, 2010
(all amounts in thousands)

	Principal	Value

Diversified Telecommunication Services - 4.4%
Frontier Communications Corp.
8.50%, 04/15/2020	$220	$254
9.00%, 08/15/2031	6,515	7,264
Intelsat Corp.
9.25%, 06/15/2016	1,465	1,568
Qwest Communications International, Inc.
7.50%, 02/15/2014	2,825	2,882
Qwest Communications International, Inc. — Series B
7.50%, 02/15/2014	2,615	2,667
Sprint Capital Corp.
8.75%, 03/15/2032	5,575	6,119
Windstream Corp.
7.88%, 11/01/2017	2,375	2,595
8.63%, 08/01/2016	7,100	7,543
Electric Utilities - 3.6%
AES Red Oak LLC — Series B
9.20%, 11/30/2029	2,225	2,228
Dynegy Holdings, Inc.
7.75%, 06/01/2019	13,190	9,003
Elwood Energy LLC
8.16%, 07/05/2026	3,849	3,618
Intergen NV
9.00%, 06/30/2017 - 144A	7,025	7,587
LSP Energy, LP
7.16%, 01/15/2014	2,367	2,005
8.16%, 07/15/2025	750	523
Energy Equipment & Services - 0.4%
Pride International, Inc.
6.88%, 08/15/2020	2,650	3,001
Food & Staples Retailing - 1.3%
Rite Aid Corp.
7.50%, 03/01/2017 ^	2,000	1,928
10.38%, 07/15/2016 ^	2,625	2,792
SUPERVALU, Inc.
7.50%, 11/15/2014	1,600	1,612
8.00%, 05/01/2016 ^	2,880	2,927
Food Products - 1.9%
Del Monte Corp.
6.75%, 02/15/2015 ^	1,075	1,107
7.50%, 10/15/2019	1,100	1,207
Dole Food Co., Inc.
8.00%, 10/01/2016 - 144A ^	5,370	5,705
Simmons Foods, Inc.
10.50%, 11/01/2017 - 144A	1,800	1,800
Tyson Foods, Inc.
7.00%, 05/01/2018	2,400	2,598
8.25%, 10/01/2011	700	739
Health Care Equipment & Supplies - 1.0%
Cooper Cos., Inc.
7.13%, 02/15/2015	6,725	6,977
Health Care Providers & Services - 4.0%
Community Health Systems, Inc.
8.88%, 07/15/2015	7,400	7,918
DaVita, Inc.
6.38%, 11/01/2018	400	409
6.63%, 11/01/2020 ^	375	386
HCA, Inc.
9.25%, 11/15/2016	10,275	11,122
Healthsouth Corp.
7.75%, 09/15/2022	1,600	1,690
LifePoint Hospitals, Inc.
6.63%, 10/01/2020 - 144A	1,100	1,158
U.S. Oncology, Inc.
9.13%, 08/15/2017	4,970	5,529
UHS Escrow Corp.
7.00%, 10/01/2018 - 144A	400	418
Hotels, Restaurants & Leisure - 7.4%
Firekeepers Development Authority
13.88%, 05/01/2015 - 144A	4,000	4,690
GWR Operating Partnership LLP
10.88%, 04/01/2017 - 144A	2,690	2,838
Harrah’s Operating Co., Inc.
10.00%, 12/15/2018 ^	4,225	3,665
12.75%, 04/15/2018 - 144A ^	4,150	4,109
Mashantucket Western Pequot Tribe
8.50%, 11/15/2015 - 144A Џ	6,600	924
MGM Resorts International
5.88%, 02/27/2014 ^	2,500	2,250
7.50%, 06/01/2016 ^	2,625	2,336
10.38%, 05/15/2014	500	563
11.38%, 03/01/2018 ^	4,300	4,461
Mohegan Tribal Gaming Authority
6.13%, 02/15/2013	60	53
7.13%, 08/15/2014 ^	3,275	2,243
Royal Caribbean Cruises, Ltd.
6.88%, 12/01/2013	1,600	1,720
7.00%, 06/15/2013	3,000	3,248
7.25%, 06/15/2016 ^	1,300	1,417
Seminole Hard Rock Entertainment, Inc.
2.79%, 03/15/2014 - 144A *	325	288
Seneca Gaming Corp.
7.25%, 05/01/2012	5,400	5,265
Sheraton Holding Corp.
7.38%, 11/15/2015 ^	1,400	1,573
Starwood Hotels & Resorts Worldwide, Inc.
6.75%, 05/15/2018 ^	1,600	1,772
7.15%, 12/01/2019 ^	2,500	2,819
WMG Acquisition Corp.
9.50%, 06/15/2016	2,400	2,586
Wynn Las Vegas LLC
7.75%, 08/15/2020 - 144A	3,215	3,488
Household Durables - 4.2%
Beazer Homes USA, Inc.
9.13%, 06/15/2018	2,325	2,261
12.00%, 10/15/2017 ^	3,225	3,739
D.R. Horton, Inc.
5.25%, 02/15/2015 ^	2,208	2,186
Jarden Corp.
7.50%, 01/15/2020	1,710	1,813
7.50%, 05/01/2017 ^	3,390	3,606
K. Hovnanian Enterprises, Inc.
10.63%, 10/15/2016 ^	3,000	3,053
KB Home
9.10%, 09/15/2017	4,250	4,419
Meritage Homes Corp.
6.25%, 03/15/2015	2,580	2,593
7.15%, 04/15/2020	1,650	1,601
Mohawk Industries, Inc.
6.88%, 01/15/2016 ^	3,475	3,714
Standard Pacific Corp.
8.38%, 05/15/2018 ^	675	699
The notes to the financial statements are an integral part of this report.

Transamerica Funds	Annual Report 2010

Transamerica AEGON High Yield Bond
(formerly, Transamerica High Yield Bond)
SCHEDULE OF INVESTMENTS (continued)
At October 31, 2010
(all amounts in thousands)

	Principal	Value

Independent Power Producers & Energy Traders - 3.1%
Calpine Corp.
7.50%, 02/15/2021 - 144A	$1,725	$1,766
7.88%, 07/31/2020 - 144A	3,475	3,640
Edison Mission Energy
7.00%, 05/15/2017 ^	4,800	3,540
7.20%, 05/15/2019	6,500	4,679
7.75%, 06/15/2016 ^	2,000	1,610
NRG Energy, Inc.
7.25%, 02/01/2014	3,520	3,604
7.38%, 01/15/2017 ^	2,250	2,346
8.25%, 09/01/2020 - 144A	900	954
Insurance - 1.0%
Genworth Financial, Inc.
6.15%, 11/15/2066 *^	2,000	1,590
Liberty Mutual Group, Inc.
10.75%, 06/15/2058 - 144A *	4,400	5,456
IT Services - 1.8%
SunGard Data Systems, Inc.
9.13%, 08/15/2013	6,035	6,178
Unisys Corp.
12.50%, 01/15/2016	1,250	1,400
12.75%, 10/15/2014 - 144A ^	991	1,194
14.25%, 09/15/2015 - 144A	3,503	4,221
Leisure Equipment & Products - 0.1%
Icon Health & Fitness
11.88%, 10/15/2016 - 144A	600	594
Machinery - 1.1%
Case New Holland, Inc.
7.88%, 12/01/2017 - 144A ^	950	1,062
Manitowoc Co., Inc.
8.50%, 11/01/2020 ^	2,400	2,505
Navistar International Corp.
8.25%, 11/01/2021 ^	3,610	3,957
Media - 4.8%
Cablevision Systems Corp.
7.75%, 04/15/2018	3,550	3,874
8.00%, 04/15/2020 ^	350	387
CCO Holdings LLC
7.25%, 10/30/2017 - 144A	1,750	1,807
7.88%, 04/30/2018 - 144A	1,450	1,541
Cengage Learning Acquisitions, Inc.
13.25%, 07/15/2015 - 144A *	600	635
Charter Communications Operating LLC
8.00%, 04/30/2012 - 144A	3,025	3,218
Clear Channel Communications, Inc.
10.75%, 08/01/2016 ^	1,000	773
Clear Channel Worldwide Holdings, Inc.
9.25%, 12/15/2017	3,550	3,872
CSC Holdings LLC
7.63%, 07/15/2018 ^	4,650	5,143
8.50%, 06/15/2015	925	1,019
DISH DBS Corp.
7.13%, 02/01/2016	1,000	1,060
7.75%, 05/31/2015	4,880	5,312
7.88%, 09/01/2019	1,700	1,864
Nexstar Broadcasting, Inc.
8.88%, 04/15/2017 - 144A	1,550	1,643
Univision Communications, Inc.
7.88%, 11/01/2020 - 144A	1,850	1,943
Metals & Mining - 1.0%
Steel Dynamics, Inc.
7.38%, 11/01/2012 ^	3,000	3,206
U.S. Steel Corp.
7.00%, 02/01/2018 ^	2,535	2,592
7.38%, 04/01/2020 ^	1,500	1,566
Multiline Retail - 2.2%
Bon-Ton Department Stores, Inc.
10.25%, 03/15/2014	5,925	6,044
JC Penney Corp., Inc.
7.13%, 11/15/2023 ^	1,575	1,646
7.40%, 04/01/2037 ^	3,750	3,459
Macy’s Retail Holdings, Inc.
7.45%, 07/15/2017	4,100	4,623
Oil, Gas & Consumable Fuels - 9.5%
Berry Petroleum Co.
6.75%, 11/01/2020	2,500	2,581
Chesapeake Energy Corp.
6.63%, 08/15/2020	6,200	6,564
7.25%, 12/15/2018 ^	930	1,016
7.63%, 07/15/2013	100	109
9.50%, 02/15/2015	1,400	1,624
Connacher Oil and Gas, Ltd.
10.25%, 12/15/2015 - 144A	2,680	2,673
Consol Energy, Inc.
8.00%, 04/01/2017 - 144A	750	821
8.25%, 04/01/2020 - 144A	2,125	2,369
Continental Resources, Inc.
7.13%, 04/01/2021 - 144A ^	1,600	1,728
8.25%, 10/01/2019 ^	1,840	2,047
El Paso Corp.
7.25%, 06/01/2018 ^	5,475	6,075
Energy Transfer Equity, LP
7.50%, 10/15/2020	4,625	5,041
Hilcorp Energy I, LP
8.00%, 02/15/2020 - 144A	900	950
Kinder Morgan Finance Co.
5.70%, 01/05/2016	3,560	3,671
Linn Energy LLC
7.75%, 02/01/2021 - 144A	2,740	2,829
Linn Energy LLC Finance Corp.
8.63%, 04/15/2020 - 144A	2,340	2,527
MarkWest Energy Partners LP
6.75%, 11/01/2020	2,075	2,122
Newfield Exploration Co.
6.63%, 09/01/2014 ^	2,175	2,224
6.88%, 02/01/2020	1,175	1,254
7.13%, 05/15/2018	295	316
OPTI Canada, Inc.
7.88%, 12/15/2014 ^	1,590	1,193
8.25%, 12/15/2014	3,600	2,727
9.00%, 12/15/2012 - 144A	900	918
Pioneer Natural Resources Co.
6.65%, 03/15/2017	5,825	6,289
Plains Exploration & Production Co.
7.00%, 03/15/2017 ^	1,400	1,449
7.75%, 06/15/2015 ^	3,000	3,165
Stallion Oilfield Holdings, Ltd.
10.50%, 02/15/2015 - 144A	400	420
The notes to the financial statements are an integral part of this report.

Transamerica Funds	Annual Report 2010

Transamerica AEGON High Yield Bond
(formerly, Transamerica High Yield Bond)
SCHEDULE OF INVESTMENTS (continued)
At October 31, 2010
(all amounts except share amounts in thousands)

	Principal	Value

Oil, Gas & Consumable Fuels (continued)
Tesoro Corp.
6.63%, 11/01/2015 ^	$2,075	$2,096
Paper & Forest Products - 3.5%
Georgia-Pacific LLC
7.00%, 01/15/2015 - 144A	3,825	3,992
7.13%, 01/15/2017 - 144A	1,153	1,239
Smurfit Kappa Funding PLC
7.75%, 04/01/2015 ^	1,000	1,028
Verso Paper Holdings LLC
11.50%, 07/01/2014 ^	595	663
Verso Paper Holdings LLC — Series B
11.38%, 08/01/2016 ^	5,525	5,318
Westvaco Corp.
8.20%, 01/15/2030	3,800	4,119
Weyerhaeuser Co.
7.38%, 03/15/2032 ^	7,300	7,403
Pharmaceuticals - 0.9%
Mylan, Inc.
7.63%, 07/15/2017 - 144A	1,800	1,980
7.88%, 07/15/2020 - 144A	2,300	2,565
Valeant Pharmaceuticals International, Inc.
6.75%, 10/01/2017 - 144A	600	626
7.00%, 10/01/2020 - 144A	900	945
Real Estate Investment Trusts - 2.0%
Host Hotels & Resorts, Inc.
6.00%, 11/01/2020 - 144A	2,480	2,480
Host Hotels & Resorts, LP
7.13%, 11/01/2013 ^	2,331	2,360
9.00%, 05/15/2017 ^	1,300	1,466
Host Hotels & Resorts, LP — Series Q
6.75%, 06/01/2016	1,150	1,195
iStar Financial, Inc.
5.88%, 03/15/2016 ^	3,150	2,607
8.63%, 06/01/2013	5,000	4,324
Real Estate Management & Development - 1.1%
First Industrial, LP
5.75%, 01/15/2016	2,000	1,800
Realogy Corp.
10.50%, 04/15/2014 ^	6,305	5,659
Road & Rail - 0.7%
Hertz Corp.
7.50%, 10/15/2018 - 144A	2,500	2,575
8.88%, 01/01/2014 ^	2,511	2,580
Semiconductors & Semiconductor Equipment - 1.4%
Freescale Semiconductor, Inc.
9.25%, 04/15/2018 - 144A	1,925	2,060
10.75%, 08/01/2020 - 144A ^	1,770	1,836
NXP BV
9.75%, 08/01/2018 - 144A	5,425	5,920
Software - 0.9%
First Data Corp.
9.88%, 09/24/2015 ^	7,286	6,157
Specialty Retail - 0.2%
Claire’s Stores, Inc.
9.63%, 06/01/2015 Ώ	800	735
10.50%, 06/01/2017 ^	600	533
Textiles, Apparel & Luxury Goods - 1.1%
Jones Group, Inc.
6.13%, 11/15/2034	3,985	3,257
Levi Strauss & Co.
7.63%, 05/15/2020 ^	2,360	2,484
8.88%, 04/01/2016 ^	1,200	1,272
Phillips-Van Heusen Corp.
7.38%, 05/15/2020 ^	1,000	1,084
Wireless Telecommunication Services - 1.6%
Nextel Communications, Inc. — Series D
7.38%, 08/01/2015 ^	1,925	1,932
Nextel Communications, Inc. — Series E
6.88%, 10/31/2013	6,270	6,317
Sprint Nextel Corp.
9.25%, 04/15/2022	2,750	3,025

Total Corporate Debt Securities (cost $599,583)		640,341

	Shares	Value

PREFERRED STOCK - 0.3%
Diversified Financial Services - 0.3%
Ally Financial, Inc., 7.91% - 144A ▲	2,228	2,005
Total Preferred Stock (cost $701)

COMMON STOCKS - 1.4%
Containers & Packaging - 0.8%
Smurfit-Stone Container Corp. ‡	245,580	5,649
Diversified Financial Services - 0.4%
CIT Group, Inc. ‡^	68,248	2,957
IT Services - 0.2%
Unisys Corp. ‡^	61,972	1,428

Total Common Stocks (cost $10,433)		10,034

SECURITIES LENDING COLLATERAL - 18.1%
State Street Navigator Securities Lending
Trust — Prime Portfolio, 0.35% ▲	128,069,863	128,070
Total Securities Lending Collateral (cost $128,070)

	Principal	Value

REPURCHASE AGREEMENT - 4.8%
State Street Bank & Trust Co. 0.01% ▲, dated 10/29/2010, to be repurchased at $34,189 on 11/01/2010. Collateralized by U.S. Government Agency Obligations, 4.00%, due 12/15/2017, and with a total value of $34,873.	$34,189	34,189
Total Repurchase Agreement (cost $34,189)

Total Investment Securities (cost $778,693) #		822,546
Other Assets and Liabilities — Net		(115,992)

Net Assets		$706,554

The notes to the financial statements are an integral part of this report.

Transamerica Funds	Annual Report 2010

Transamerica AEGON High Yield Bond
(formerly, Transamerica High Yield Bond)
SCHEDULE OF INVESTMENTS (continued)
At October 31, 2010
(all amounts in thousands)

NOTES TO SCHEDULE OF INVESTMENTS:
*	Floating or variable rate note. Rate is listed as of 10/29/2010.

Ž	The security has a perpetual maturity. The date shown is the next call date.

^	All or a portion of this security is on loan. The value of all securities on loan is $125,479.

Џ	In default.

Ώ	Payment in-kind. Securities pay interest or dividends in the form of additional bonds or preferred stock.

▲	Rate shown reflects the yield at 10/29/2010.

‡	Non-income producing security.

#	Aggregate cost for federal income tax purposes is $778,829. Aggregate gross unrealized appreciation/depreciation for all securities in which there is an excess of value over tax cost were $55,581 and $11,864, respectively. Net unrealized appreciation for tax purposes is $43,717.
DEFINITION:
144A	144A Securities are registered pursuant to Rule 144A of the Securities Act of 1933. These securities are deemed to be liquid for purposes of compliance limitations on holdings of illiquid securities and may be resold as transactions exempt from registration, normally to qualified institutional buyers. At 10/31/2010, these securities aggregated $124,998, or 17.69%, of the fund’s net assets.
VALUATION SUMMARY:

Investment Securities	Level 1	Level 2	Level 3	Total

Common Stocks	$10,034	$—	$—	$10,034
Corporate Debt Securities	—	640,341	—	640,341
Preferred Corporate Debt Securities	—	7,907	—	7,907
Preferred Stocks	2,005	—	—	2,005
Repurchase Agreement	—	34,189	—	34,189
Securities Lending Collateral	128,070	—	—	128,070

Total	$140,109	$682,437	$—	$822,546

The notes to the financial statements are an integral part of this report.

Transamerica Funds	Annual Report 2010

Transamerica Balanced
SCHEDULE OF INVESTMENTS
At October 31, 2010
(all amounts in thousands)

	Principal	Value

U.S. GOVERNMENT OBLIGATIONS - 0.5%
U.S. Treasury Bond
4.38%, 11/15/2039 - 05/15/2040	$1,455	$1,550
Total U.S. Government Obligations (cost $1,526)

U.S. GOVERNMENT AGENCY OBLIGATIONS - 3.3%
Fannie Mae
5.00%, 05/01/2018 - 03/01/2036	1,531	1,670
5.50%, 07/01/2019 - 11/01/2038	7,525	8,143
6.00%, 08/01/2036 - 12/01/2037	425	465
Freddie Mac
5.00%, 04/01/2018	89	95
5.50%, 09/01/2018 - 11/01/2018	89	97
Freddie Mac, IO
5.00%, 08/01/2035	3,752	545

Total U.S. Government Agency Obligations (cost $10,744)		11,015

MORTGAGE-BACKED SECURITIES - 5.8%
American General Mortgage Loan Trust
Series 2009-1, Class A6
5.75%, 09/25/2048 - 144A *	925	964
American Tower Trust
Series 2007-1A, Class AFX
5.42%, 04/15/2037 - 144A	910	1,003
Series 2007-1A, Class C
5.62%, 04/15/2037 - 144A	405	431
BCAP LLC Trust
Series 2009-RR10, Class 2A1
3.08%, 08/26/2035 - 144A *	725	728
Series 2009-RR13, Class 13A3
5.25%, 03/26/2037 - 144A *	500	513
Series 2009-RR14, Class 1A1
6.00%, 05/26/2037 - 144A * Ə	801	813
Series 2009-RR3, Class 2A1
5.60%, 05/26/2037 - 144A *	363	377
Series 2009-RR6, Class 2A1
5.25%, 08/26/2035 - 144A *	523	508
Series 2010-RR1, Class 12A1
5.25%, 08/26/2036 - 144A *	857	896
Series 2010-RR6, Class 1A5
5.00%, 08/26/2022 - 144A *	448	462
Credit Suisse Mortgage Capital Certificates
Series 2009-16R, Class 11A1
7.00%, 08/26/2036 - 144A	507	541
Series 2010-15R, Class 2A1
3.50%, 05/26/2036 - 144A *	527	530
Series 2010-18R, Class 3A1
4.00%, 03/26/2037 - 144A Ə	700	704
Jefferies & Co., Inc.
Series 2009-R2, Class 2A
6.25%, 12/26/2037 - 144A *	505	526
Series 2009-R7, Class 10A3
6.00%, 12/26/2036 - 144A	432	460
Series 2009-R7, Class 12A1
5.29%, 08/26/2036 - 144A *	469	473
Series 2009-R7, Class 1A1
5.58%, 02/26/2036 - 144A *	730	753
Series 2009-R7, Class 4A1
3.06%, 09/26/2034 - 144A *	735	736
Series 2009-R9, Class 1A1
5.74%, 08/26/2046 - 144A *	478	483
Series 2010-R2, Class 1A1
6.00%, 05/26/2036 - 144A	742	783
Series 2010-R3, Class 1A1
5.52%, 03/21/2036 - 144A *	522	520
Series 2010-R6, Class 1A1
4.00%, 09/26/2037 - 144A	505	513
JP Morgan Re-REMIC
Series 2009-7, Class 8A1
5.66%, 01/27/2047 - 144A *	490	492
Series 2010-4, Class 7A1
4.32%, 08/26/2035 - 144A *	698	707
Series 2010-5, Class 2A2
4.50%, 07/26/2035 - 144A *	527	535
WaMu Mortgage Pass-Through Certificates
Series 2003-S9, Class A6
5.25%, 10/25/2033	1,640	1,670
Wells Fargo Mortgage Backed Securities Trust
Series 2003-G, Class A1
4.10%, 06/25/2033 *	804	821
Series 2003-L, Class 1A2
4.51%, 11/25/2033 *	732	758
Wells Fargo Mortgage Loan Trust
Series 2010-RR1, Class 2A1
0.37%, 08/27/2047 - 144A *	496	489

Total Mortgage-Backed Securities (cost $18,188)		19,189

ASSET-BACKED SECURITIES - 2.0%
America West Airlines Pass-Through Trust
Series 2001-1, Class G
8.06%, 07/02/2020	714	757
American Airlines Pass-Through Trust
Series 2001-2, Class A2
7.86%, 10/01/2011	710	743
Continental Airlines Pass-Through Trust
Series 2009-1
9.00%, 07/08/2016	494	573
Delta Air Lines, Inc.
Series 10-1A
6.20%, 07/02/2018 ^	1,060	1,134
Gazprom Via Gaz Capital SA
8.13%, 07/31/2014 - 144A	880	1,000
Northwest Airlines Pass-Through Trust
Series 2002-1, Class G2
6.26%, 11/20/2021	1,030	1,056
UAL Pass-Through Trust
Series 2009-1
10.40%, 11/01/2016	1,130	1,277

Total Asset-Backed Securities (cost $6,154)		6,540

MUNICIPAL GOVERNMENT OBLIGATIONS - 0.5%
Rhode Island Economic Development Corp.
6.00%, 11/01/2015 §	610	614
State of California
7.95%, 03/01/2036	1,130	1,188

Total Municipal Government Obligations (cost $1,741)		1,802

PREFERRED CORPORATE DEBT SECURITIES - 1.7%
Commercial Banks - 1.0%
Barclays Bank PLC
8.55%, 06/15/2011 - 144A * Ž ^	990	1,006
The notes to the financial statements are an integral part of this report.

Transamerica Funds	Annual Report 2010

Transamerica Balanced
SCHEDULE OF INVESTMENTS (continued)
At October 31, 2010
(all amounts in thousands)

	Principal	Value

Commercial Banks (continued)
PNC Financial Services Group, Inc.
8.25%, 05/21/2013 * Ž ^	$290	$304
Rabobank Nederland NV
11.00%, 06/30/2019 - 144A * Ž	790	1,055
Wells Fargo & Co.
Series K
7.98%, 03/15/2018 * Ž	950	998
Diversified Financial Services - 0.7%
JPMorgan Chase Capital XXV
Series Y
6.80%, 10/01/2037	710	706
ZFS Finance USA Trust II
6.45%, 06/15/2016 - 144A *	1,816	1,743

Total Preferred Corporate Debt Securities (cost $5,340)		5,812

CORPORATE DEBT SECURITIES - 16.8%
Auto Components - 0.2%
BorgWarner, Inc.
4.63%, 09/15/2020	560	585
Building Products - 0.2%
Voto-Votorantim Overseas Trading Operations NV
6.63%, 09/25/2019 - 144A	765	834
Chemicals - 0.2%
Nalco Co.
8.25%, 05/15/2017	470	523
Commercial Banks - 2.3%
Banco Santander Chile
3.75%, 09/22/2015 - 144A	610	616
Barclays Bank PLC
10.18%, 06/12/2021 - 144A	750	1,000
Fifth Third Bancorp
0.71%, 12/20/2016 *	1,095	986
M&I Marshall & Ilsley Bank
5.00%, 01/17/2017	1,015	960
Regions Bank
7.50%, 05/15/2018	300	320
Regions Financial Corp.
5.75%, 06/15/2015	865	892
Royal Bank of Scotland PLC
4.88%, 03/16/2015	460	495
Silicon Valley Bank
6.05%, 06/01/2017	1,280	1,353
Zions Bancorporation
7.75%, 09/23/2014	865	921
Consumer Finance - 0.2%
Block Financial LLC
7.88%, 01/15/2013 ^	745	770
Containers & Packaging - 0.4%
Graphic Packaging International, Inc.
9.50%, 06/15/2017	470	518
Rexam PLC
6.75%, 06/01/2013 - 144A	921	1,000
Diversified Financial Services - 3.2%
Aviation Capital Group
7.13%, 10/15/2020 - 144A	1,070	1,110
Glencore Funding LLC
6.00%, 04/15/2014 - 144A	995	1,038
GTP Towers Issuer LLC
4.44%, 02/15/2015 - 144A	1,435	1,530
International Lease Finance Corp.
6.50%, 09/01/2014 - 144A	980	1,058
Irish Life & Permanent Group Holdings PLC
3.60%, 01/14/2013 - 144A	990	928
Marina District Finance Co., Inc.
9.50%, 10/15/2015 - 144A ^	510	503
Oaktree Capital Management, LP
6.75%, 12/02/2019 - 144A	960	1,029
QHP Royalty Sub LLC
10.25%, 03/15/2015 - 144A	521	533
Selkirk Cogen Funding Corp.
Series A, Class
8.98%, 06/26/2012	772	812
TNK-BP Finance SA
6.25%, 02/02/2015 - 144A	490	520
7.50%, 03/13/2013 - 144A	485	526
Unison Ground Lease Funding LLC
6.39%, 04/15/2020 - 144A	1,260	1,343
Electric Utilities - 0.3%
KCP&L Greater Missouri Operations Co.
11.88%, 07/01/2012	852	980
Energy Equipment & Services - 0.4%
NGPL Pipeco LLC
6.51%, 12/15/2012 - 144A	840	906
Pride International, Inc.
6.88%, 08/15/2020	445	504
Food & Staples Retailing - 0.4%
Ingles Markets, Inc.
8.88%, 05/15/2017	790	873
Stater Brothers Holdings, Inc.
8.13%, 06/15/2012 ^	325	325
Food Products - 0.4%
Lorillard Tobacco Co.
8.13%, 06/23/2019	880	1,017
Michael Foods, Inc.
9.75%, 07/15/2018 - 144A	480	523
Hotels, Restaurants & Leisure - 0.1%
MGM Resorts International
6.75%, 09/01/2012	500	493
Insurance - 1.3%
Chubb Corp.
6.38%, 03/29/2067 *	680	698
Fidelity National Financial, Inc.
6.60%, 05/15/2017	520	536
HCC Insurance Holdings, Inc.
6.30%, 11/15/2019	930	1,007
Oil Insurance, Ltd.
7.56%, 06/30/2011 - 144A * Ž	490	440
Pacific Life Insurance Co.
9.25%, 06/15/2039 - 144A	430	524
Travelers Cos., Inc.
6.25%, 03/15/2037 *	1,030	1,072
Machinery - 0.4%
Kennametal, Inc.
7.20%, 06/15/2012	905	940
Metals & Mining - 0.3%
ArcelorMittal
5.25%, 08/05/2020	875	885
Multi-Utilities - 0.5%
Black Hills Corp.
5.88%, 07/15/2020	620	651
9.00%, 05/15/2014	790	936
Oil, Gas & Consumable Fuels - 0.6%
Lukoil International Finance BV
6.38%, 11/05/2014 - 144A ^	705	760
OPTI Canada, Inc.
8.25%, 12/15/2014	660	500
The notes to the financial statements are an integral part of this report.

Transamerica Funds	Annual Report 2010

Transamerica Balanced
SCHEDULE OF INVESTMENTS (continued)
At October 31, 2010
(all amounts except share amounts in thousands)

	Principal	Value

Oil, Gas & Consumable Fuels (continued)
Petroleum Co., of Trinidad & Tobago, Ltd.
9.75%, 08/14/2019 - 144A	$420	$524
Paper & Forest Products - 0.4%
Celulosa Arauco y Constitucion SA
5.00%, 01/21/2021 - 144A	720	742
Exopack Holding Corp.
11.25%, 02/01/2014	800	833
Real Estate Investment Trusts - 3.1%
BRE Properties, Inc.
5.20%, 03/15/2021	1,010	1,029
Dexus Property Group
7.13%, 10/15/2014 - 144A	1,027	1,167
Digital Realty Trust, LP
5.88%, 02/01/2020 - 144A	960	1,021
Duke Realty, LP
7.38%, 02/15/2015	820	942
Entertainment Properties Trust
7.75%, 07/15/2020 - 144A	880	913
Healthcare Realty Trust, Inc.
6.50%, 01/17/2017	875	961
Kilroy Realty, LP
6.63%, 06/01/2020 - 144A	950	971
PPF Funding, Inc.
5.35%, 04/15/2012 - 144A	1,007	1,033
Tanger Properties, LP
6.13%, 06/01/2020	300	331
6.15%, 11/15/2015	850	957
WEA Finance LLC
6.75%, 09/02/2019 - 144A	867	1,021
Real Estate Management & Development - 0.5%
Post Apartment Homes, LP
5.45%, 06/01/2012	620	644
6.30%, 06/01/2013	977	1,054
Trading Companies & Distributors - 0.2%
Noble Group, Ltd.
8.50%, 05/30/2013 - 144A	680	769
Wireless Telecommunication Services - 1.2%
Crown Castle Towers LLC
4.88%, 08/15/2020 - 144A	1,430	1,457
6.11%, 01/15/2020 - 144A	890	990
SBA Tower Trust
5.10%, 04/15/2017 - 144A	1,465	1,575

Total Corporate Debt Securities (cost $52,577)		56,207

	Shares	Value

COMMON STOCKS - 66.1%
Aerospace & Defense - 1.4%
Precision Castparts Corp. ^	33,270	4,544
Air Freight & Logistics - 2.6%
CH Robinson Worldwide, Inc. ^	70,241	4,950
Expeditors International of Washington, Inc. ^	72,381	3,573
Auto Components - 4.7%
BorgWarner, Inc. ‡^	163,296	9,163
Johnson Controls, Inc.	187,313	6,578
Capital Markets - 3.0%
Charles Schwab Corp.	273,166	4,207
T. Rowe Price Group, Inc. ^	101,348	5,601
Chemicals - 1.4%
Sigma-Aldrich Corp. ^	73,080	4,635
Commercial Banks - 0.6%
Marshall & Ilsley Corp. ^	358,377	2,118
Communications Equipment - 1.2%
QUALCOMM, Inc.	85,858	3,875
Computers & Peripherals - 3.3%
Apple, Inc. ‡	36,436	10,962
Diversified Financial Services - 2.0%
JPMorgan Chase & Co.	173,529	6,530
Electrical Equipment - 2.9%
Cooper Industries PLC — Class A	99,544	5,218
Emerson Electric Co.	85,480	4,693
Energy Equipment & Services - 1.7%
Core Laboratories NV ^	70,949	5,518
Food Products - 2.4%
Green Mountain Coffee Roasters, Inc. ‡^	239,954	7,916
Hotels, Restaurants & Leisure - 1.5%
Chipotle Mexican Grill, Inc. — Class A ‡ ^	23,602	4,961
Insurance - 0.9%
Berkshire Hathaway, Inc. — Class A ‡ ^	26	3,102
Internet & Catalog Retail - 8.2%
Amazon.com, Inc. ‡	70,950	11,717
NetFlix, Inc. ‡^	57,008	9,891
priceline.com, Inc. ‡	16,227	6,114
Internet Software & Services - 3.6%
Google, Inc. — Class A ‡	9,105	5,581
Rackspace Hosting, Inc. ‡^	253,722	6,333
Machinery - 7.8%
Caterpillar, Inc.	92,989	7,309
Deere & Co.	43,910	3,372
Kennametal, Inc. ^	214,486	7,323
PACCAR, Inc. ^	164,607	8,438
Metals & Mining - 1.6%
Vale SA — Class B ADR ‡^	161,376	5,186
Oil, Gas & Consumable Fuels - 2.6%
EOG Resources, Inc.	46,117	4,414
Petroleo Brasileiro SA ADR	130,057	4,438
Paper & Forest Products - 1.4%
Weyerhaeuser Co. ^	297,225	4,821
Pharmaceuticals - 2.1%
Perrigo Co. ^	45,741	3,013
Teva Pharmaceutical Industries, Ltd. ADR	75,465	3,917
Professional Services - 1.1%
Robert Half International, Inc. ^	134,431	3,644
Road & Rail - 2.0%
Union Pacific Corp.	74,632	6,544
Software - 6.1%
Citrix Systems, Inc. ‡	113,000	7,240
Microsoft Corp.	210,224	5,600
Oracle Corp.	262,295	7,712

Total Common Stocks (cost $165,203)		220,751

WARRANT - 2.0%
United States - 2.0%
Wells Fargo & Co. ‡
Expiration: 10/28/2018
Exercise Price: $34.01	802,985	6,625
Total Warrant (cost $6,326)
The notes to the financial statements are an integral part of this report.

Transamerica Funds	Annual Report 2010

Transamerica Balanced

SCHEDULE OF INVESTMENTS (continued)
At October 31, 2010
(all amounts except share amounts in thousands)

	Shares	Value

SECURITIES LENDING COLLATERAL - 13.7%
State Street Navigator Securities Lending Trust — Prime Portfolio, 0.35% ▲	45,695,627	$45,696
Total Securities Lending Collateral (cost $45,696)

	Principal	Value

REPURCHASE AGREEMENT - 1.1%
State Street Bank & Trust Co. 0.01% ▲, dated 10/29/2010, to be repurchased at $3,564 on 11/01/2010. Collateralized by a U.S. Government Agency Obligation, 4.00%, due 12/15/2017, and with a value of $3,636	$3,564	3,564
Total Repurchase Agreement (cost $3,564)

Total Investment Securities (cost $317,059) #		378,751
Other Assets and Liabilities — Net		(45,150)

Net Assets		$333,601

NOTES TO SCHEDULE OF INVESTMENTS:
*	Floating or variable rate note. Rate is listed as of 10/29/2010.

Ə	Security fair valued as determined in good faith in accordance with procedures established by the Board of Trustees. These securities had a total market value of $1,517, or 0.45%, of the fund’s net assets.

^	All or a portion of this security is on loan. The value of all securities on loan is $44,668.

§	Illiquid. This security had a value of $614, or 0.18%, of the fund’s net assets.

Ž	The security has a perpetual maturity. The date shown is the next call date.

‡	Non-income producing security.

▲	Rate shown reflects the yield at 10/29/2010.

#	Aggregate cost for federal income tax purposes is $317,405. Aggregate gross unrealized appreciation/depreciation for all securities in which there is an excess of value over tax cost were $65,506 and $4,160, respectively. Net unrealized appreciation for tax purposes is $61,346.
DEFINITIONS:
144A	144A Securities are registered pursuant to Rule 144A of the Securities Act of 1933. These securities are deemed to be liquid for purposes of compliance limitations on holdings of illiquid securities and may be resold as transactions exempt from registration, normally to qualified institutional buyers. At 10/31/2010, these securities aggregated $49,648, or 14.88%, of the fund’s net assets.

ADR	American Depositary Receipt

IO	Interest Only

REMIC	Real Estate Mortgage Investment Conduits (consist of a fixed pool of mortgages broken apart and marketed to investors as individual securities)
VALUATION SUMMARY:

Investment Securities	Level 1	Level 2	Level 3	Total

Asset-Backed Securities	$—	$6,540	$—	$6,540
Common Stocks	211,317	9,434	—	220,751
Corporate Debt Securities	—	56,207	—	56,207
Mortgage-Backed Securities	—	19,189	—	19,189
Municipal Government Obligations	—	1,802	—	1,802
Preferred Corporate Debt Securities	—	5,812	—	5,812
Repurchase Agreement	—	3,564	—	3,564
Securities Lending Collateral	45,696	—	—	45,696
U.S. Government Agency Obligations	—	11,015	—	11,015
U.S. Government Obligations	—	1,550	—	1,550
Warrants	6,625	—	—	6,625

Total	$263,638	$115,113	$—	$378,751

The notes to the financial statements are an integral part of this report.

Transamerica Funds	Annual Report 2010

Transamerica Diversified Equity
SCHEDULE OF INVESTMENTS
At October 31, 2010
(all amounts except share amounts in thousands)

	Shares	Value

COMMON STOCKS - 98.5%
Aerospace & Defense - 2.9%
Precision Castparts Corp.	164,741	$22,500
Rolls-Royce Group PLC — Class C ‡ Ə	4,657,860	1
Air Freight & Logistics - 4.6%
CH Robinson Worldwide, Inc. ^	257,050	18,117
Expeditors International of Washington, Inc.	375,656	18,542
Auto Components - 6.2%
BorgWarner, Inc. ‡ ^	381,227	21,391
Johnson Controls, Inc.	784,726	27,559
Biotechnology - 2.9%
Amgen, Inc. ‡	191,280	10,939
Celgene Corp. ‡	201,265	12,493
Capital Markets - 1.0%
T. Rowe Price Group, Inc.	143,095	7,909
Chemicals - 6.0%
Ecolab, Inc.	171,678	8,467
Nalco Holding Co.	793,425	22,358
Sigma-Aldrich Corp. ^	257,011	16,300
Commercial Banks - 4.9%
BB&T Corp.	631,750	14,789
City National Corp. ^	192,860	9,946
Wells Fargo & Co.	522,525	13,627
Communications Equipment - 3.3%
Cisco Systems, Inc. ‡	721,826	16,479
QUALCOMM, Inc.	204,053	9,209
Computers & Peripherals - 4.0%
Apple, Inc. ‡	104,753	31,517
Construction & Engineering - 1.0%
Jacobs Engineering Group, Inc. ‡ ^	196,612	7,591
Diversified Financial Services - 2.1%
Bank of America Corp.	565,166	6,465
JPMorgan Chase & Co.	274,520	10,331
Electrical Equipment - 2.3%
Hubbell, Inc. — Class B	331,695	17,918
Energy Equipment & Services - 3.4%
Core Laboratories NV ^	173,560	13,498
Schlumberger, Ltd.	191,487	13,383
Food Products - 1.0%
Green Mountain Coffee Roasters, Inc. ‡ ^	240,265	7,926
Health Care Equipment & Supplies - 1.0%
Covidien PLC	199,852	7,968
Hotels, Restaurants & Leisure - 7.6%
Chipotle Mexican Grill, Inc. — Class A ‡ ^	43,095	9,059
Marriott International, Inc. — Class A ^	624,675	23,144
McDonald’s Corp.	146,555	11,398
Starbucks Corp.	562,665	16,025
Insurance - 1.5%
Travelers Cos., Inc.	218,165	12,043
Internet & Catalog Retail - 2.8%
Amazon.com, Inc. ‡	135,378	22,356
Internet Software & Services - 2.2%
Google, Inc. — Class A ‡	28,251	17,318
IT Services - 1.5%
International Business Machines Corp.	84,987	12,204
Life Sciences Tools & Services - 1.9%
Covance, Inc. ‡ ^	136,360	6,408
Illumina, Inc. ‡ ^	155,795	8,461
Machinery - 7.7%
Caterpillar, Inc.	166,974	13,124
Donaldson Co., Inc. ^	213,540	10,404
Kennametal, Inc. ^	524,075	17,892
PACCAR, Inc. ^	390,909	20,038
Media - 1.0%
Walt Disney Co.	220,976	7,979
Multiline Retail - 1.4%
Target Corp.	219,155	11,383
Oil, Gas & Consumable Fuels - 2.1%
EOG Resources, Inc.	171,870	16,451
Paper & Forest Products - 1.0%
Weyerhaeuser Co. ^	490,603	7,958
Pharmaceuticals - 2.2%
Johnson & Johnson	113,505	7,227
Teva Pharmaceutical Industries, Ltd. ADR	188,795	9,798
Professional Services - 2.2%
Robert Half International, Inc. ^	653,255	17,710
Road & Rail - 2.0%
Norfolk Southern Corp.	259,420	15,952
Semiconductors & Semiconductor Equipment - 1.9%
ARM Holdings PLC ADR ^	202,890	3,587
Broadcom Corp. — Class A	286,505	11,672
Software - 4.6%
Citrix Systems, Inc. ‡	186,995	11,981
Oracle Corp.	566,805	16,664
Salesforce.com, Inc. ‡	66,060	7,668
Specialty Retail - 2.2%
CarMax, Inc. ‡ ^	552,685	17,128
Textiles, Apparel & Luxury Goods - 2.1%
Nike, Inc. — Class B	199,933	16,283
Trading Companies & Distributors - 2.9%
WW Grainger, Inc. ^	182,975	22,694
Wireless Telecommunication Services - 1.1%
American Tower Corp. — Class A ‡	168,095	8,675

Total Common Stocks (cost $668,862)		777,907

SECURITIES LENDING COLLATERAL - 13.9%
State Street Navigator Securities Lending Trust — Prime Portfolio, 0.35% ▲	109,461,771	109,462
Total Securities Lending Collateral (cost $109,462)

	Principal	Value

REPURCHASE AGREEMENT - 1.5%
State Street Bank & Trust Co. 0.01% ▲, dated 10/29/2010, to be repurchased at $11,754 on 11/01/2010. Collateralized by a U.S. Government Agency Obligation, 4.00%, due 12/15/2017, and with a value of $11,992.	$11,754	11,754
Total Repurchase Agreement (cost $11,754)

Total Investment Securities (cost $790,078) #		899,123
Other Assets and Liabilities — Net		(109,774)

Net Assets		$789,349

The notes to the financial statements are an integral part of this report.

Transamerica Funds	Annual Report 2010

Transamerica Diversified Equity
SCHEDULE OF INVESTMENTS (continued)
At October 31, 2010
(all amounts in thousands)

NOTES TO SCHEDULE OF INVESTMENTS:

Ə	Security fair valued as determined in good faith in accordance with procedures established by the Board of Trustees. This security had a market value of $1, or less than 0.01%, of the fund’s net assets.

‡	Non-income producing security.

^	All or a portion of this security is on loan. The value of all securities on loan is $106,976.

▲	Rate shown reflects the yield at 10/29/2010.

#	Aggregate cost for federal income tax purposes is $790,078. Aggregate gross unrealized appreciation/depreciation for all securities in which there is an excess of value over tax cost were $136,417 and $27,372, respectively. Net unrealized appreciation for tax purposes is $109,045.

DEFINITION:

ADR	American Depositary Receipt
VALUATION SUMMARY:

Investment Securities	Level 1	Level 2	Level 3	Total
Common Stocks	$743,055	$34,851	$1	$777,907
Repurchase Agreement	—	11,754	—	11,754
Securities Lending Collateral	109,462	—	—	109,462

Total	$852,517	$46,605	$1	$899,123

Level 3 Rollforward — Investment Securities

	Beginning						Ending
	Balance at	Net	Accrued	Total Realized	Change in Unrealized	Net Transfers	Balance at
Securities	10/31/2009	Purchases/(Sales)	Discounts/(Premiums)	Gain/(Loss)	(Depreciation)	In Level 3	10/31/2010
Common Stock	$—	$—	$—	$—	$(7)	$8	$1
The notes to the financial statements are an integral part of this report.

Transamerica Funds	Annual Report 2010

Transamerica Flexible Income
SCHEDULE OF INVESTMENTS
At October 31, 2010
(all amounts in thousands)

		Principal	Value

U.S. GOVERNMENT OBLIGATIONS - 1.6%
U.S. Treasury Inflation Indexed Bond
2.50%, 01/15/2029		$2,135	$2,626
U.S. Treasury Note
1.25%, 09/30/2015		1,400	1,407

Total U.S. Government Obligations (cost $3,658)			4,033

U.S. GOVERNMENT AGENCY OBLIGATION - 0.5%
Freddie Mac, IO
5.00%, 08/01/2035		9,379	1,362
Total U.S. Government Agency Obligation (cost $2,138)

FOREIGN GOVERNMENT OBLIGATIONS - 5.4%
Canada Housing Trust No. 1
3.15%, 06/15/2015	CAD	2,500	2,563
Canadian Government Bond
2.50%, 06/01/2015	CAD	2,500	2,519
Republic of Chile
5.50%, 08/05/2020	CLP	994,500	2,157
Republic of The Philippines
4.95%, 01/15/2021	PHP	90,000	2,222
United Mexican States
7.00%, 06/19/2014	MXN	18,000	1,540
7.50%, 06/21/2012	MXN	35,000	2,965

Total Foreign Government Obligations (cost $12,968)			13,966

MORTGAGE-BACKED SECURITIES - 8.6%
American General Mortgage Loan Trust
Series 2009-1, Class A6
5.75%, 09/25/2048 - 144A *		$1,785	1,860
American Tower Trust
Series 2007-1A, Class C
5.62%, 04/15/2037 - 144A		2,090	2,225
Series 2007-1A, Class D
5.96%, 04/15/2037 - 144A		1,950	2,085
BCAP LLC Trust
Series 2009-RR3, Class 2A1
5.60%, 05/26/2037 - 144A *		434	450
Series 2009-RR6, Class 2A1
5.25%, 08/26/2035 - 144A *		1,320	1,281
Series 2009-RR10, Class 2A1
3.08%, 08/26/2035 - 144A *		883	886
Series 2009-RR13, Class 13A3
5.25%, 03/26/2037 - 144A *		1,435	1,472
Series 2009-RR14, Class 1A1
6.00%, 05/26/2037 - 144A * Ə		1,779	1,806
Series 2010-RR1, Class 12A1
5.25%, 08/26/2036 - 144A *		1,906	1,994
Jefferies & Co., Inc.
Series 2009-R2, Class 2A
6.25%, 12/26/2037 - 144A *		565	588
Series 2009-R7, Class 1A1
5.58%, 02/26/2036 - 144A *		896	924
Series 2009-R7, Class 4A1
3.06%, 09/26/2034 - 144A *		910	911
Series 2009-R7, Class 10A3
6.00%, 12/26/2036 - 144A		490	521
Series 2009-R7, Class 12A1
5.29%, 08/26/2036 - 144A *		538	543
Series 2009-R7, Class 16A1
5.59%, 12/26/2036 - 144A *		317	323
Series 2009-R9, Class 1A1
5.74%, 08/26/2046 - 144A *		887	897
JP Morgan Re-REMIC
Series 2009-7, Class 8A1
5.66%, 01/27/2047 - 144A *		1,026	1,030
WaMu Mortgage Pass-Through Certificates
Series 2003-S9, Class A6
5.25%, 10/25/2033		1,475	1,503
Wells Fargo Mortgage Backed Securities Trust
Series 2003-G, Class A1
4.10%, 06/25/2033 *		547	558
Series 2003-L, Class 1A2
4.51%, 11/25/2033 *		404	418

Total Mortgage-Backed Securities (cost $21,131)			22,275

ASSET-BACKED SECURITIES - 5.4%
America West Airlines Pass-Through Trust
Series 2001-1, Class G
8.06%, 07/02/2020		1,757	1,863
American Airlines Pass-Through Trust
Series 2001-2, Class A2
7.86%, 10/01/2011		2,700	2,825
Continental Airlines Pass-Through Trust
Series 1997-1, Class A
7.46%, 04/01/2015		1,718	1,791
Gazprom Via Gaz Capital SA
8.13%, 07/31/2014 - 144A		2,060	2,341
Northwest Airlines Pass-Through Trust
Series 2002-1, Class G2
6.26%, 11/20/2021		2,602	2,667
UAL Pass-Through Trust
Series 2009-1
10.40%, 11/01/2016		2,241	2,533

Total Asset-Backed Securities (cost $13,388)			14,020

MUNICIPAL GOVERNMENT OBLIGATIONS - 1.3%
Rhode Island Economic Development Corp.
6.00%, 11/01/2015 §		1,545	1,555
State of California
7.95%, 03/01/2036		1,820	1,913

Total Municipal Government Obligations (cost $3,367)			3,468

PREFERRED CORPORATE DEBT SECURITIES - 5.8%
Commercial Banks - 3.5%
PNC Financial Services Group, Inc.
8.25%, 05/21/2013 * Ž ^		2,500	2,622
Rabobank Nederland NV
11.00%, 06/30/2019 - 144A * Ž		3,000	4,006
Wells Fargo & Co. — Series K
7.98%, 03/15/2018 * Ž ^		2,400	2,520
Diversified Financial Services - 1.8%
JPMorgan Chase Capital XXV — Series Y
6.80%, 10/01/2037		1,500	1,491
ZFS Finance USA Trust II
6.45%, 06/15/2016 - 144A *		3,300	3,168
Insurance - 0.5%
Reinsurance Group of America, Inc. — Series A
6.75%, 12/15/2065 *		1,375	1,229

Total Preferred Corporate Debt Securities (cost $13,945)			15,036

The notes to the financial statements are an integral part of this report.

Transamerica Funds	Annual Report 2010

Transamerica Flexible Income
SCHEDULE OF INVESTMENTS (continued)
At October 31, 2010
(all amounts in thousands)

	Principal	Value

CORPORATE DEBT SECURITIES - 63.8%
Aerospace & Defense - 0.7%
Transdigm, Inc.
7.75%, 07/15/2014	$2,000	$2,054
Beverages - 0.6%
Beverages & More, Inc.
9.63%, 10/01/2014 - 144A	1,635	1,647
Building Products - 0.4%
Voto-Votorantim Overseas Trading Operations NV
6.63%, 09/25/2019 - 144A ^	840	916
Capital Markets - 0.7%
E*Trade Financial Corp.
7.38%, 09/15/2013	1,900	1,888
Chemicals - 0.4%
Momentive Performance Materials, Inc.
9.75%, 12/01/2014	1,005	1,058
Commercial Banks - 6.8%
Barclays Bank PLC
7.38%, 06/29/2049	1,298	1,311
10.18%, 06/12/2021 - 144A	1,480	1,973
BBVA Bancomer SA
7.25%, 04/22/2020 - 144A	1,400	1,557
First Tennessee Bank NA
4.63%, 05/15/2013	1,300	1,305
M&I Marshall & Ilsley Bank
4.85%, 06/16/2015	2,900	2,756
5.00%, 01/17/2017	2,050	1,938
Regions Bank
7.50%, 05/15/2018 ^	2,560	2,734
Scotland International Finance
6.50%, 02/15/2011 - 144A	1,440	1,430
Zions Bancorporation
7.75%, 09/23/2014 ^	2,500	2,661
Commercial Services & Supplies - 0.8%
KAR Auction Services, Inc.
8.75%, 05/01/2014	1,890	1,963
Consumer Finance - 1.3%
Block Financial LLC
5.13%, 10/30/2014	1,300	1,252
Cardtronics, Inc.
8.25%, 09/01/2018	1,890	2,004
Containers & Packaging - 1.1%
Graphic Packaging International, Inc.
9.50%, 06/15/2017 ^	2,625	2,894
Distributors - 0.5%
Edgen Murray Corp.
12.25%, 01/15/2015 ^	1,500	1,219
Diversified Financial Services - 11.5%
Aviation Capital Group
7.13%, 10/15/2020 - 144A	2,700	2,799
Cemex Finance LLC
9.50%, 12/14/2016 - 144A ^	2,555	2,581
CIT Group, Inc.
7.00%, 05/01/2014 ^	1,575	1,583
Glencore Funding LLC
6.00%, 04/15/2014 - 144A	2,000	2,086
GTP Towers Issuer LLC
4.44%, 02/15/2015 - 144A	2,295	2,449
International Lease Finance Corp.
5.45%, 03/24/2011	1,170	1,176
6.50%, 09/01/2014 - 144A	2,360	2,549
Irish Life & Permanent Group Holdings PLC
3.60%, 01/14/2013 - 144A	2,500	2,342
Marina District Finance Co., Inc.
9.50%, 10/15/2015 - 144A ^	1,955	1,928
9.88%, 08/15/2018 - 144A ^	65	64
Oaktree Capital Management, LP
6.75%, 12/02/2019 - 144A	1,950	2,089
QHP Royalty Sub LLC
10.25%, 03/15/2015 - 144A	1,647	1,682
Selkirk Cogen Funding Corp. — Series A
8.98%, 06/26/2012	1,308	1,375
Sensus USA, Inc.
8.63%, 12/15/2013	500	508
TNK-BP Finance SA
7.50%, 03/13/2013 - 144A	1,345	1,458
Unison Ground Lease Funding LLC
6.39%, 04/15/2020 - 144A	2,615	2,789
Diversified Telecommunication Services - 0.5%
Sprint Capital Corp.
8.38%, 03/15/2012	1,300	1,389
Electric Utilities - 2.0%
Intergen NV
9.00%, 06/30/2017 - 144A	2,075	2,241
KCP&L Greater Missouri Operations Co.
11.88%, 07/01/2012	2,405	2,765
Electronic Equipment & Instruments - 0.9%
Anixter, Inc.
5.95%, 03/01/2015	2,300	2,289
Energy Equipment & Services - 2.0%
Enterprise Products Operating LLC — Series A
8.38%, 08/01/2066 *	1,150	1,213
MarkWest Energy Partners LP
6.88%, 11/01/2014	1,425	1,457
Pride International, Inc.
6.88%, 08/15/2020	1,040	1,178
Weatherford International, Ltd.
9.63%, 03/01/2019 ^	945	1,248
Food & Staples Retailing - 2.0%
Ingles Markets, Inc.
8.88%, 05/15/2017 ^	2,140	2,366
Stater Brothers Holdings, Inc.
8.13%, 06/15/2012 ^	1,000	1,001
SUPERVALU, Inc.
7.50%, 11/15/2014	1,900	1,914
Food Products - 2.0%
C&S Group Enterprises LLC
8.38%, 05/01/2017 - 144A ^	1,279	1,279
Lorillard Tobacco Co.
8.13%, 06/23/2019	2,150	2,484
Michael Foods, Inc.
9.75%, 07/15/2018 - 144A	1,200	1,308
Gas Utilities - 0.9%
EQT Corp.
8.13%, 06/01/2019	1,960	2,412
Health Care Providers & Services - 0.8%
Community Health Systems, Inc.
8.88%, 07/15/2015	1,900	2,033
Hotels, Restaurants & Leisure - 2.1%
Firekeepers Development Authority
13.88%, 05/01/2015 - 144A	1,075	1,260
MGM Resorts International
6.75%, 09/01/2012 ^	1,600	1,578
8.38%, 02/01/2011 ^	1,850	1,869
Pokagon Gaming Authority
10.38%, 06/15/2014 - 144A	650	676
The notes to the financial statements are an integral part of this report.

Transamerica Funds	Annual Report 2010

Transamerica Flexible Income
SCHEDULE OF INVESTMENTS (continued)
At October 31, 2010
(all amounts except share amounts in thousands)

	Principal	Value

Hotels, Restaurants & Leisure — (continued)
Station Casinos, Inc.
6.88%, 03/01/2016 Џ §	$700	$	w
Household Durables - 1.1%
Lennar Corp.
12.25%, 06/01/2017 ^	550		655
Sealy Mattress Co.
8.25%, 06/15/2014	2,125		2,151
Insurance - 3.9%
American Financial Group, Inc.
9.88%, 06/15/2019	1,100		1,347
Chubb Corp.
6.38%, 03/29/2067 *	2,300		2,360
Fidelity National Financial, Inc.
6.60%, 05/15/2017	2,580		2,662
Oil Insurance, Ltd.
7.56%, 06/30/2011 - 144A * Ž	1,245		1,118
Travelers Cos., Inc.
6.25%, 03/15/2037 *	2,385		2,480
Machinery - 0.2%
Polypore, Inc.
8.75%, 05/15/2012 ^	550		556
Media - 0.4%
Lions Gate Entertainment, Inc.
10.25%, 11/01/2016 - 144A	1,010		1,040
Metals & Mining - 2.9%
Anglo American Capital PLC
9.38%, 04/08/2019 - 144A	1,740		2,372
FMG Resources Property, Ltd.
7.00%, 11/01/2015 - 144A	160		164
10.63%, 09/01/2016 - 144A	2,445		3,605
Rio Tinto Finance USA, Ltd.
9.00%, 05/01/2019	1,000		1,408
Multi-Utilities - 0.8%
Black Hills Corp.
5.88%, 07/15/2020	1,200		1,259
9.00%, 05/15/2014	690		818
Oil, Gas & Consumable Fuels - 4.7%
Berry Petroleum Co.
10.25%, 06/01/2014	1,575		1,817
Energy Transfer Equity, LP
7.50%, 10/15/2020	320		349
Lukoil International Finance BV
6.38%, 11/05/2014 - 144A ^	1,280		1,381
OPTI Canada, Inc.
8.25%, 12/15/2014	2,655		2,011
Petrohawk Energy Corp.
7.25%, 08/15/2018 - 144A	2,050		2,127
Petroleum Co. of Trinidad & Tobago, Ltd.
9.75%, 08/14/2019 - 144A	776		967
Petroleum Development Corp.
12.00%, 02/15/2018	1,000		1,120
Ras Laffan Liquefied Natural Gas Co., Ltd. III
6.75%, 09/30/2019 - 144A	2,115		2,527
Paper & Forest Products - 2.1%
Ainsworth Lumber Co., Ltd.
11.00%, 07/29/2015 - 144A Ώ	3,083		2,638
Exopack Holding Corp.
11.25%, 02/01/2014 ^	2,650		2,756
Real Estate Investment Trusts - 3.1%
Dexus Property Group
7.13%, 10/15/2014 - 144A	2,155		2,449
Entertainment Properties Trust
7.75%, 07/15/2020 - 144A	1,300		1,349
Kilroy Realty, LP
6.63%, 06/01/2020 - 144A	2,440		2,494
PPF Funding, Inc.
5.35%, 04/15/2012 - 144A	1,720		1,764
Real Estate Management & Development - 0.6%
Post Apartment Homes, LP
5.45%, 06/01/2012	1,600		1,661
Specialty Retail - 1.0%
Michaels Stores, Inc.
11.38%, 11/01/2016 ^	1,200		1,323
Sally Holdings LLC
9.25%, 11/15/2014	1,250		1,314
Transportation Infrastructure - 0.8%
Martin Midstream Partners & Finance
8.88%, 04/01/2018 - 144A	1,900		1,976
Wireless Telecommunication Services - 4.2%
Crown Castle Towers LLC
4.88%, 08/15/2020 - 144A	3,350		3,413
6.11%, 01/15/2020 - 144A	2,300		2,558
Nextel Communications, Inc. — Series D
7.38%, 08/01/2015 ^	2,200		2,208
SBA Tower Trust
5.10%, 04/15/2017 - 144A	2,365		2,544

Total Corporate Debt Securities (cost $154,072)			164,719

	Shares	Value

CONVERTIBLE PREFERRED STOCK - 0.8%
Diversified Financial Services - 0.8%
Vale Capital II 6.75%,	22,000	2,046
Total Convertible Preferred Stock (cost $1,657)

PREFERRED STOCKS - 1.1%
Commercial Banks - 0.4%
BB&T Capital Trust VI 9.60%	34,000	947
Diversified Telecommunication Services - 0.7%
Centaur Funding Corp. 9.08% - 144A	1,661	1,778

Total Preferred Stocks (cost $3,003)		2,725

COMMON STOCKS - 2.1%
Auto Components - 0.5%
Johnson Controls, Inc.	40,000	1,405
Diversified Telecommunication Services - 1.0%
Frontier Communications Corp. ^	18,002	158
Verizon Communications, Inc. ^	75,000	2,435
Internet & Catalog Retail - 0.6%
Amazon.com, Inc. ‡ ^	9,000	1,486

Total Common Stocks (cost $4,922)		5,484

WARRANT - 0.9%
Commercial Banks - 0.9%
Wells Fargo & Co. ‡
Expiration: 10/28/2018
Exercise Price: $34.01	278,210	2,295
Total Warrant (cost $2,192)
The notes to the financial statements are an integral part of this report.

Transamerica Funds	Annual Report 2010

Transamerica Flexible Income
SCHEDULE OF INVESTMENTS (continued)
At October 31, 2010
(all amounts except share amounts in thousands)

	Principal	Value

CONVERTIBLE BONDS - 1.0%
Automobiles - 0.5%
Ford Motor Co.
4.25%, 11/15/2016	$730	$1,269
Energy Equipment & Services - 0.5%
Transocean, Inc.
1.63%, 12/15/2037 ^	1,250	1,245

Total Convertible Bonds (cost $1,954)		2,514

	Shares	Value

SECURITIES LENDING COLLATERAL - 10.2%
State Street Navigator Securities Lending Trust — Prime Portfolio, 0.35% ▲	26,269,009	26,269
Total Securities Lending Collateral (cost $26,269)

	Principal	Value

REPURCHASE AGREEMENT - 0.2%
State Street Bank & Trust Co. 0.01% ▲, dated 10/29/2010, to be repurchased at $541 on 11/01/2010. Collateralized by a U.S. Government Agency Obligation, 4.00%, due 12/15/2017, and with a value of $553.	$541	$541
Total Repurchase Agreement (cost $541)

Total Investment Securities (cost $265,205) #		280,753
Other Assets and Liabilities — Net		(22,354)

Net Assets		$258,399

FORWARD FOREIGN CURRENCY CONTRACTS:

			Amount in U.S.	Net Unrealized
		Settlement	Dollars Bought	Appreciation
Currency	Bought (Sold)	Date	(Sold)	(Depreciation)

Canadian Dollar	(2,300)	01/28/2011	$(2,247)	$(3)

NOTES TO SCHEDULE OF INVESTMENTS:

*	Floating or variable rate note. Rate is listed as of 10/29/2010.

Ə	Security fair valued as determined in good faith in accordance with procedures established by the Board of Trustees. This security had a market value of $1,806, or 0.70%, of the fund’s net assets.

Ž	The security has a perpetual maturity. The date shown is the next call date.

^	All or a portion of this security is on loan. The value of all securities on loan is $25,728.

§	Illiquid. This security had a value of $1,555, or 0.60%, of the fund’s net assets.

Џ	In default.

w	Value and/or principal is less than $1.

Ώ	Payment in-kind. Securities pay interest or dividends in the form of additional bonds or preferred stock.

▲	Rate shown reflects the yield at 10/29/2010.

‡	Non-income producing security.

#	Aggregate cost for federal income tax purposes is $265,205. Aggregate gross unrealized appreciation/depreciation for all securities in which there is an excess of value over tax cost were $18,367 and $2,819, respectively. Net unrealized appreciation for tax purposes is $15,548.

DEFINITIONS:

144A	144A Securities are registered pursuant to Rule 144A of the Securities Act of 1933. These securities are deemed to be liquid for purposes of compliance limitations on holdings of illiquid securities and may be resold as transactions exempt from registration, normally to qualified institutional buyers. At 10/31/2010, these securities aggregated $106,678, or 41.28%, of the fund’s net assets.

CAD	Canadian Dollar

CLP	Chilean Peso

IO	Interest Only

MXN	Mexican Peso

PHP	Philippines Peso

REMIC	Real Estate Mortgage Investment Conduits (consist of a fixed pool of mortgages broken apart and marketed to investors as individual securities)
The notes to the financial statements are an integral part of this report.

Transamerica Funds	Annual Report 2010

Transamerica Flexible Income
SCHEDULE OF INVESTMENTS (continued)
At October 31, 2010
(all amounts in thousands)
VALUATION SUMMARY:

Investment Securities	Level 1	Level 2	Level 3	Total
Asset-Backed Securities	$—	$14,020	$—	$14,020
Common Stocks	5,484	—	—	5,484
Convertible Bonds	—	2,514	—	2,514
Convertible Preferred Stocks	2,046	—	—	2,046
Corporate Debt Securities	—	164,719	—	164,719
Foreign Government Obligations	—	13,966	—	13,966
Mortgage-Backed Securities	—	22,275	—	22,275
Municipal Government Obligations	—	3,468	—	3,468
Preferred Corporate Debt Securities	—	15,036	—	15,036
Preferred Stocks	2,725	—	—	2,725
Repurchase Agreement	—	541	—	541
Securities Lending Collateral	26,269	—	—	26,269
U.S. Government Agency Obligations	—	1,362	—	1,362
U.S. Government Obligations	—	4,033	—	4,033
Warrants	2,295	—	—	2,295

Total	$38,819	$241,934	$—	$280,753

Other Financial Instruments*	Level 1	Level 2	Level 3	Total
Forward Foreign Currency Contracts — Depreciation	$—	$(3)	$—	$(3)

*	Other financial instruments are derivative instruments including, but not limited to, Futures Contracts, Forward Foreign Currency Contracts, and Swap Contracts that are valued at unrealized appreciation (depreciation) on the instrument.
The notes to the financial statements are an integral part of this report.

Transamerica Funds	Annual Report 2010

Transamerica Focus
(formerly, Transamerica Legg Mason Partners All Cap)
SCHEDULE OF INVESTMENTS
At October 31, 2010
(all amounts except share amounts in thousands)

	Shares	Value

COMMON STOCKS - 97.4%
Air Freight & Logistics - 3.1%
CH Robinson Worldwide, Inc.	61,541	$4,337
Biotechnology - 4.1%
Alexion Pharmaceuticals, Inc. ‡	86,608	5,915
Commercial Banks - 4.3%
PrivateBancorp, Inc. — Class A	245,076	2,889
SunTrust Banks, Inc.	132,723	3,321
Communications Equipment - 7.1%
QUALCOMM, Inc.	224,019	10,110
Computers & Peripherals - 8.8%
Apple, Inc. ‡	41,553	12,502
Diversified Consumer Services - 5.1%
K12, Inc. ‡	140,126	3,910
Strayer Education, Inc. ^	23,511	3,288
Diversified Financial Services - 2.1%
Bank of America Corp.	255,425	2,922
Food Products - 1.8%
Green Mountain Coffee Roasters, Inc. ‡	76,195	2,514
Health Care Equipment & Supplies - 1.6%
Covidien PLC	55,721	2,222
Hotels, Restaurants & Leisure - 10.4%
Marriott International, Inc. — Class A	262,782	9,737
Peet’s Coffee & Tea, Inc. ‡	133,267	5,097
Internet & Catalog Retail - 13.4%
Amazon.com, Inc. ‡	57,631	9,517
NetFlix, Inc. ‡	12,130	2,105
priceline.com, Inc. ‡	19,727	7,433
Internet Software & Services - 9.8%
Google, Inc. — Class A ‡	10,892	6,676
QuinStreet, Inc. ‡ ^	187,815	2,917
Rackspace Hosting, Inc. ‡ ^	171,700	4,286
Machinery - 5.2%
Kennametal, Inc. ^	77,083	2,632
PACCAR, Inc.	92,826	4,759
Media - 5.1%
IMAX Corp. ‡	336,365	7,282
Oil, Gas & Consumable Fuels - 0.6%
Rosetta Resources, Inc. ‡	36,845	881
Professional Services - 2.5%
Robert Half International, Inc. ^	133,658	3,623
Road & Rail - 1.4%
Kansas City Southern ‡	46,078	2,019
Software - 7.8%
Citrix Systems, Inc. ‡	83,741	5,364
RealD, Inc. ‡	94,200	1,971
Rosetta Stone, Inc. ‡	104,650	2,423
Rovi Corp. ‡	25,997	1,317
Textiles, Apparel & Luxury Goods - 3.2%
Nike, Inc. — Class B	55,851	4,549

Total Common Stocks (cost $103,243)		138,518

SECURITIES LENDING COLLATERAL - 4.5%
State Street Navigator Securities Lending Trust — Prime Portfolio, 0.35% ▲	6,375,803	6,376
Total Securities Lending Collateral (cost $6,376)

	Principal	Value

REPURCHASE AGREEMENT - 2.6%
State Street Bank & Trust Co. 0.01% ▲, dated 10/29/2010, to be repurchased at $3,642 on 11/01/2010. Collateralized by a U.S. Government Agency Obligation, 4.00%, due 12/15/2017, and with a value of $3,715.	$3,642	3,642
Total Repurchase Agreement (cost $3,642)

Total Investment Securities (cost $113,261) #		148,536
Other Assets and Liabilities — Net		(6,446)

Net Assets		$142,090

NOTES TO SCHEDULE OF INVESTMENTS:

‡	Non-income producing security.

^	All or a portion of this security is on loan. The value of all securities on loan is $6,230.

▲	Rate shown reflects the yield at 10/29/2010.

w	Value is less than $1.

#	Aggregate cost for federal income tax purposes is $113,261. Aggregate gross unrealized appreciation/depreciation for all securities in which there is an excess of value over tax cost were $37,663 and $2,388, respectively. Net unrealized appreciation for tax purposes is $35,275.
VALUATION SUMMARY:

Investment Securities	Level 1	Level 2	Level 3	Total
Common Stocks	$136,296	$2,222	$—	$138,518
Repurchase Agreement	—	3,642	—	3,642
Securities Lending Collateral	6,376	—	—	6,376

Total	$142,672	$5,864	$—	$148,536

Level 3 Rollforward — Investment Securities

	Beginning					Net Transfers	Ending
	Balance at	Net	Accrued	Total Realized	Change in Unrealized	In/(Out) of	Balance at
Securities	10/31/2009	Purchases/(Sales)	Discounts/(Premiums)	Gain/(Loss)	Appreciation/(Depreciation)	Level 3	10/31/2010
Common Stock	$w	$ (w )	$—	$—	$—	$—	$—
The notes to the financial statements are an integral part of this report.

Transamerica Funds	Annual Report 2010

Transamerica Growth Opportunities
SCHEDULE OF INVESTMENTS
At October 31, 2010
(all amounts except share amounts in thousands)

	Shares	Value

COMMON STOCKS - 99.4%
Air Freight & Logistics - 6.6%
CH Robinson Worldwide, Inc. ^	181,906	$12,820
Expeditors International of Washington, Inc. ^	137,025	6,764
Auto Components - 3.9%
BorgWarner, Inc. ‡ ^	208,503	11,699
Biotechnology - 2.6%
BioMarin Pharmaceutical, Inc. ‡ ^	98,747	2,583
Myriad Genetics, Inc. ‡ ^	187,139	3,730
Onyx Pharmaceuticals, Inc. ‡ ^	54,644	1,466
Capital Markets - 4.2%
Cohen & Steers, Inc. ^	104,970	2,632
Greenhill & Co., Inc. ^	85,401	6,633
T. Rowe Price Group, Inc. ^	61,018	3,372
Chemicals - 1.4%
Ecolab, Inc. ^	83,621	4,124
Commercial Banks - 5.2%
City National Corp. ^	214,124	11,043
Marshall & Ilsley Corp. ^	768,545	4,542
Communications Equipment - 1.7%
Juniper Networks, Inc. ‡ ^	101,328	3,282
Polycom, Inc. ‡ ^	54,187	1,830
Construction & Engineering - 0.8%
Jacobs Engineering Group, Inc. ‡ ^	60,693	2,343
Construction Materials - 1.2%
Martin Marietta Materials, Inc. ^	45,790	3,685
Consumer Finance - 1.4%
Green Dot Corp. — Class A ‡ ^	81,306	4,130
Diversified Consumer Services - 1.2%
Strayer Education, Inc. ^	26,396	3,691
Diversified Financial Services - 1.7%
MSCI, Inc. — Class A ‡ ^	137,184	4,918
Electrical Equipment - 4.0%
Cooper Industries PLC — Class A ^	184,499	9,672
Hubbell, Inc. — Class B	42,789	2,311
Energy Equipment & Services - 2.7%
Core Laboratories NV ^	103,644	8,061
Food Products - 1.1%
Green Mountain Coffee Roasters, Inc. ‡ ^	97,709	3,223
Health Care Equipment & Supplies - 3.5%
Idexx Laboratories, Inc. ‡ ^	48,450	2,905
Intuitive Surgical, Inc. ‡	28,189	7,412
Hotels, Restaurants & Leisure - 2.4%
Wynn Resorts, Ltd. ^	66,753	7,154
Internet & Catalog Retail - 3.8%
NetFlix, Inc. ‡ ^	10,700	1,856
priceline.com, Inc. ‡ ^	25,197	9,495
Internet Software & Services - 2.2%
Opentable, Inc. ‡ ^	44,285	2,717
Rackspace Hosting, Inc. ‡ ^	150,366	3,753
Life Sciences Tools & Services - 2.9%
Covance, Inc. ‡ ^	68,787	3,232
Illumina, Inc. ‡ ^	98,078	5,327
Machinery - 8.1%
Donaldson Co., Inc. ^	42,448	2,068
Joy Global, Inc. ^	91,455	6,489
Kennametal, Inc. ^	314,786	10,747
PACCAR, Inc. ^	92,547	4,744
Media - 4.5%
IMAX Corp. ‡ ^	603,970	13,075
Metals & Mining - 3.1%
Allegheny Technologies, Inc. ^	174,251	9,182
Oil, Gas & Consumable Fuels - 1.3%
Range Resources Corp. ^	99,558	3,722
Pharmaceuticals - 0.6%
Allergan, Inc.	24,955	1,807
Professional Services - 1.4%
Robert Half International, Inc. ^	158,051	4,285
Road & Rail - 4.2%
Kansas City Southern ‡ ^	283,567	12,426
Semiconductors & Semiconductor Equipment - 2.8%
ARM Holdings PLC ADR ^	186,590	3,299
Broadcom Corp. — Class A ^	122,393	4,986
Software - 14.5%
Concur Technologies, Inc. ‡ ^	45,420	2,345
Informatica Corp. ‡ ^	140,254	5,707
Intuit, Inc. ‡	185,555	8,907
RealD, Inc. ‡ ^	310,037	6,486
Rovi Corp. ‡ ^	151,226	7,660
Salesforce.com, Inc. ‡ ^	103,545	12,018
Specialty Retail - 1.8%
CarMax, Inc. ‡ ^	97,511	3,022
Guess?, Inc. ^	59,813	2,328
Textiles, Apparel & Luxury Goods - 1.1%
Under Armour, Inc. — Class A ‡ ^	68,182	3,183
Trading Companies & Distributors - 1.5%
WW Grainger, Inc. ^	37,044	4,595

Total Common Stocks (cost $222,910)		295,486

SECURITIES LENDING COLLATERAL - 25.7%
State Street Navigator Securities Lending Trust — Prime Portfolio, 0.35% ▲	76,542,802	76,543
Total Securities Lending Collateral (cost $76,543)

	Principal	Value

REPURCHASE AGREEMENT - 0.6%
State Street Bank & Trust Co. 0.01% ▲, dated 10/29/2010, to be repurchased at $1,862 on 11/01/2010. Collateralized by a U.S. Government Agency Obligation, 4.00%, due 12/15/2017, and with a value of $1,903.	$1,862	1,862
Total Repurchase Agreement (cost $1,862)

Total Investment Securities (cost $301,315) #		373,891
Other Assets and Liabilities — Net		(76,357)

Net Assets		$297,534

The notes to the financial statements are an integral part of this report.

Transamerica Funds	Annual Report 2010

Transamerica Growth Opportunities
SCHEDULE OF INVESTMENTS (continued)
At October 31, 2010
(all amounts in thousands)

NOTES TO SCHEDULE OF INVESTMENTS:

^	All or a portion of this security is on loan. The value of all securities on loan is $74,833.

‡	Non-income producing security.

▲	Rate shown reflects the yield at 10/29/2010.

#	Aggregate cost for federal income tax purposes is $301,669. Aggregate gross unrealized appreciation/depreciation for all securities in which there is an excess of value over tax cost were $76,829 and $4,607, respectively. Net unrealized appreciation for tax purposes is $72,222.
VALUATION SUMMARY:

Investment Securities	Level 1	Level 2	Level 3	Total
Common Stocks	$284,127	$11,359	$—	$295,486
Repurchase Agreement	—	1,862	—	1,862
Securities Lending Collateral	76,543	—	—	76,543

Total	$360,670	$13,221	$—	$373,891

The notes to the financial statements are an integral part of this report.

Transamerica Funds	Annual Report 2010

Transamerica Money Market
SCHEDULE OF INVESTMENTS
At October 31, 2010
(all amounts in thousands)

	Principal	Value

COMMERCIAL PAPER - 75.4%
Capital Markets - 4.2%
State Street Corp.
0.24%, 11/09/2010	$9,500	$9,499
Commercial Banks - 13.5%
Barclays U.S. Funding Corp.
0.23%, 12/23/2010	1,000	1,000
Canadian Imperial Holdings, Inc.
0.25%, 12/03/2010 - 01/11/2011	11,500	11,495
Royal Bank of Scotland PLC
0.28%, 01/07/2011 - 01/10/2011	11,550	11,545
Toronto-Dominion Holdings USA, Inc.
0.25%, 12/07/2010 - 144A	6,700	6,698
Computers & Peripherals - 4.5%
Hewlett-Packard Co.
0.20%, 11/17/2010 - 11/18/2010 -144A	10,200	10,199
Consumer Finance - 5.0%
Toyota Motor Credit Corp.
0.26%, 11/04/2010 - 12/30/2010	4,000	4,000
0.28%, 12/06/2010 - 12/08/2010	4,600	4,598
0.30%, 01/27/2011	2,750	2,748
Diversified Financial Services - 46.1%
Alpine Securitization
0.24%, 11/12/2010 - 11/23/2010 -144A	8,600	8,599
0.25%, 12/06/2010 - 144A	2,800	2,799
American Honda Finance Corp.
0.24%, 12/23/2010	3,850	3,849
CAFCO LLC
0.28%, 01/21/2011 - 01/24/2011 -144A	4,000	3,998
0.29%, 01/25/2011 - 144A	2,300	2,298
Caterpillar Financial Services Corp.
0.23%, 11/19/2010	1,000	1,000
Ciesco LLC
0.36%, 11/08/2010 - 144A	4,600	4,600
General Electric Capital Corp.
0.23%, 11/02/2010 - 11/10/2010	11,900	11,900
Nestle Capital Corp.
0.23%, 12/16/2010 - 144A	5,500	5,498
Old Line Funding LLC
0.25%, 11/01/2010 - 11/15/2010 -144A	9,000	8,998
0.26%, 12/08/2010 - 144A	1,600	1,600
PACCAR Financial Corp.
0.26%, 12/13/2010 - 12/16/2010	6,500	6,498
0.28%, 12/01/2010	1,600	1,600
Rabobank USA Financial Corp.
0.27%, 02/08/2011	4,000	3,997
Sheffield Receivables Corp.
0.26%, 12/02/2010 - 01/10/2011 -144A	4,700	4,698
0.27%, 01/24/2011 - 01/25/2011 -144A	5,100	5,097
Straight-A Funding LLC
0.23%, 11/08/2010 - 144A	1,200	1,200
0.24%, 12/01/2010 - 144A	1,800	1,800
0.25%, 11/16/2010 - 12/21/2010 -144A	8,800	8,798
UBS Finance Delaware LLC
0.20%, 11/01/2010	3,500	3,500
0.21%, 11/26/2010 - 11/30/2010	6,800	6,798
Wal-Mart Funding Corp.
0.25%, 11/10/2010 - 144A	5,500	5,499
Food & Staples Retailing - 2.1%
Wal-Mart Stores, Inc.
0.20%, 11/15/2010 - 144A	4,800	4,800

Total Commercial Paper (cost $171,206)		171,206

SHORT-TERM U.S. GOVERNMENT OBLIGATIONS - 10.3%
Fannie Mae
0.20%, 12/13/2010 ▲	4,200	4,199
Freddie Mac
0.14%, 11/19/2010 ▲	2,000	2,000
0.17%, 11/05/2010 - 11/26/2010 ▲	13,200	13,199
0.19%, 11/30/2010 - 12/14/2010 ▲	3,900	3,900

Total Short-Term U.S. Government Obligations (cost $23,298)		23,298

REPURCHASE AGREEMENTS - 14.4%
Bank of America NA 0.23% ▲, dated 10/29/2010, to be repurchased at $32,501 on 11/01/2010. Collateralized by a U.S. Government Agency Obligation, 4.50%, due 10/20/2040, and with a value of $33,205.	32,500	32,500
State Street Bank & Trust Co. 0.01% ▲, dated 10/29/2010, to be repurchased at $160 on 11/01/2010. Collateralized by a U.S. Government Agency Obligation, 4.00%, due 12/25/2038, and with a value of $166.	160	160

Total Repurchase Agreements (cost $32,660)		32,660

Total Investment Securities (cost $227,164) #		227,164
Other Assets and Liabilities — Net		(291)

Net Assets		$226,873

NOTES TO SCHEDULE OF INVESTMENTS:

▲	Rate shown reflects the yield at 10/29/2010.

#	Aggregate cost for federal income tax purposes is $227,164.

DEFINITION:

144A	144A Securities are registered pursuant to Rule 144A of the Securities Act of 1933. These securities are deemed to be liquid for purposes of compliance limitations on holdings of illiquid securities and may be resold as transactions exempt from registration, normally to qualified institutional buyers. At 10/31/2010, these securities aggregated $87,179, or 38.43%, of the fund’s net assets.
VALUATION SUMMARY:

Investment Securities	Level 1	Level 2	Level 3	Total
Commercial Paper	$—	$171,206	$—	$171,206
Repurchase Agreements	$—	32,660	—	32,660
Short-Term U.S. Government Obligations	—	23,298	—	23,298

Total	$—	$227,164	$—	$227,164

The notes to the financial statements are an integral part of this report.

Transamerica Funds	Annual Report 2010

Transamerica Short-Term Bond
SCHEDULE OF INVESTMENTS
At October 31, 2010
(all amounts in thousands)

	Principal	Value

U.S. GOVERNMENT AGENCY OBLIGATIONS - 0.5%
Fannie Mae
4.50%, 09/25/2020	$246	$246
5.00%, 06/25/2034	2,314	2,460
Freddie Mac
2.73%, 06/01/2035 *	4,899	5,115
5.05%, 08/01/2037 *	938	979
5.43%, 02/01/2038 *	3,913	4,161
5.50%, 01/15/2029	386	386

Total U.S. Government Agency Obligations (cost $12,774)		13,347

FOREIGN GOVERNMENT OBLIGATION - 1.2%
United Mexican States
7.50%, 06/21/2012 MXN	402,000	34,066
Total Foreign Government Obligation (cost $32,781)

MORTGAGE-BACKED SECURITIES - 20.5%
American General Mortgage Loan Trust
Series 2009-1, Class A5
5.75%, 09/25/2048 - 144A *	$13,311	13,983
Series 2009-1, Class A6
5.75%, 09/25/2048 - 144A *	13,000	13,546
American Tower Trust
Series 2007-1A, Class AFX
5.42%, 04/15/2037 - 144A	22,047	24,293
Series 2007-1A, Class B
5.54%, 04/15/2037 - 144A	4,750	5,078
Series 2007-1A, Class D
5.96%, 04/15/2037 - 144A	7,425	7,936
Banc of America Funding Corp.
Series 2010-R4, Class 1A1
5.50%, 07/26/2036 - 144A	9,851	10,035
Series 2010-R6, Class 4A1
3.25%, 07/26/2035 - 144A *	8,256	8,225
BCAP LLC Trust
Series 2009-RR10, Class 2A1
3.08%, 08/26/2035 - 144A *	4,605	4,623
Series 2009-RR13, Class 13A3
5.25%, 03/26/2037 - 144A *	9,513	9,758
Series 2009-RR13, Class 14A1
5.25%, 03/26/2037 - 144A *	4,624	4,733
Series 2009-RR13, Class 2A3
5.52%, 02/26/2036 - 144A * ə	7,471	7,508
Series 2009-RR13, Class 7A1
5.25%, 10/26/2036 - 144A *	2,895	2,948
Series 2009-RR14, Class 1A1
6.00%, 05/26/2037 - 144A * ə	10,591	10,750
Series 2009-RR2, Class A1
5.43%, 01/21/2038 - 144A *	24,131	24,360
Series 2009-RR3, Class 1A2
6.00%, 11/26/2036 - 144A *	3,164	3,351
Series 2009-RR3, Class 2A1
5.60%, 05/26/2037 - 144A *	11,421	11,855
Series 2009-RR6, Class 2A1
5.25%, 08/26/2035 - 144A *	12,368	11,996
Series 2010-RR1, Class 12A1
5.25%, 08/26/2036 - 144A *	11,397	11,917
Series 2010-RR6, Class 15A5
5.50%, 12/26/2036 - 144A * ə	8,723	8,723
Series 2010-RR6, Class 16A5
5.50%, 04/26/2036 - 144A * ə	4,248	4,291
Series 2010-RR6, Class 1A5
5.00%, 08/26/2022 - 144A *	16,372	16,865
Series 2010-RR6, Class 20A1
4.50%, 11/26/2035 - 144A *	4,833	4,882
Capmark Military Housing Trust
Series 2008-AMCW, Class A2
5.91%, 03/10/2015 - 144A	4,900	5,441
Credit Suisse Mortgage Capital Certificates
Series 2009-12R, Class 36A1
5.44%, 06/27/2036 - 144A *	11,307	11,853
Series 2009-16R, Class 11A1
7.00%, 08/26/2036 - 144A	8,807	9,396
Series 2010-12R, Class 10A1
4.50%, 11/26/2036 - 144A * ə	12,418	12,655
Series 2010-15R, Class 2A1
3.50%, 05/26/2036 - 144A *	14,638	14,712
Series 2010-15R, Class 6A1
3.50%, 10/26/2046 - 144A *	16,135	16,228
Series 2010-18R, Class 3A1
4.00%, 03/26/2037 - 144A ə	19,355	19,452
Global Tower Partners Acquisition Partners LLC
Series 2007-1A, Class AFL
0.46%, 05/15/2037 - 144A *	28,750	28,041
Series 2007-1A, Class B
5.52%, 05/15/2037 - 144A	8,880	9,263
Series 2007-1A, Class C
5.64%, 05/15/2037 - 144A	8,070	8,401
Series 2007-1A, Class E
6.22%, 05/15/2037 - 144A	7,870	8,143
GMAC Mortgage Corp., Loan Trust
Series 2010-1, Class A
4.25%, 07/25/2040 - 144A	10,898	10,879
Jefferies & Co., Inc.
Series 2009-R2, Class 2A
6.25%, 12/26/2037 - 144A *	3,276	3,414
Series 2009-R2, Class 3A
5.74%, 01/26/2047 - 144A *	4,043	4,116
Series 2009-R7, Class 10A3
6.00%, 12/26/2036 - 144A	2,866	3,049
Series 2009-R7, Class 11A1
5.05%, 03/26/2037 - 144A *	5,051	5,102
Series 2009-R7, Class 12A1
5.29%, 08/26/2036 - 144A *	3,255	3,284
Series 2009-R7, Class 16A1
5.59%, 12/26/2036 - 144A *	1,990	2,025
Series 2009-R7, Class 4A1
3.06%, 09/26/2034 - 144A *	3,819	3,826
Series 2009-R9, Class 1A1
5.74%, 08/26/2046 - 144A *	9,640	9,743
Series 2010-R2, Class 1A1
6.00%, 05/26/2036 - 144A	13,347	14,075
Series 2010-R3, Class 1A1
5.52%, 03/21/2036 - 144A *	10,868	10,825
Series 2010-R6, Class 1A1
4.00%, 09/26/2037 - 144A	15,852	16,110
JP Morgan Re-REMIC
Series 2009-5, Class 6A1
5.96%, 04/26/2037 - 144A *	6,029	6,234
Series 2009-7, Class 8A1
5.66%, 01/27/2047 - 144A *	5,329	5,351

The notes to the financial statements are an integral part of this report.

Transamerica Funds	Annual Report 2010

Transamerica Short-Term Bond
SCHEDULE OF INVESTMENTS (continued)
At October 31, 2010
(all amounts in thousands)

	Principal	Value

MORTGAGE-BACKED SECURITIES — (continued)
JP Morgan Re-REMIC (continued)
Series 2010-4, Class 7A1
4.32%, 08/26/2035 - 144A *	$18,372	$18,617
Series 2010-5, Class 2A2
4.50%, 07/26/2035 - 144A *	14,602	14,814
Series 2009-11, Class 1A1
5.75%, 02/26/2037 - 144A *	11,735	12,006
Mortgage Equity Conversion Asset Trust
Series 2010-1A, Class A
4.00%, 07/25/2060 - 144A	15,068	15,064
RBSSP Resecuritization Trust
Series 2009-1, Class 10A1
6.50%, 07/26/2037 - 144A	15,701	16,514
Station Place Securitization Trust
Series 2009-1, Class A
1.76%, 12/29/2010 - 144A *	18,555	18,540
Wells Fargo Mortgage Backed Securities Trust
Series 2003-G, Class A1
4.10%, 06/25/2033 *	2,818	2,877
Wells Fargo Mortgage Loan Trust
Series 2010-RR1, Class 2A1
0.37%, 08/27/2047 - 144A *	6,852	6,755
Series 2010-RR2, Class 1A1
5.21%, 09/27/2035 - 144A *	12,142	12,478
Series 2010-RR4, Class 1A1
5.52%, 12/27/2046 - 144A *	12,789	12,883

Total Mortgage-Backed Securities (cost $578,506)		593,822

ASSET-BACKED SECURITIES - 8.6%
America West Airlines Pass-Through Trust
Series 2001-1, Class G
8.06%, 07/02/2020	12,108	12,835
American Airlines Pass-Through Trust
Series 2001-2, Class A2
7.86%, 10/01/2011	24,030	25,140
Continental Airlines Pass-Through Trust
Series 1997-1, Class A
7.46%, 04/01/2015	18,935	19,740
Series 2001-1, Class A2
6.50%, 06/15/2011	3,230	3,311
Delta Air Lines, Inc.
Series 2000-1, Class A-2
7.57%, 11/18/2010	17,209	17,295
Series 2001-1, Class A-2
7.11%, 03/18/2013	7,590	7,951
Dominos Pizza Master Issuer LLC
Series 2007-1, Class A2
5.26%, 04/25/2037 - 144A	19,645	19,989
DT Auto Owner Trust
Series 2009-1, Class C
10.75%, 10/15/2015 - 144A	10,108	10,841
Gazprom Via Gaz Capital SA
8.13%, 07/31/2014 - 144A	12,400	14,090
Newmont Gold Co., Pass-Through Trust
Series 1994, Class A2
9.25%, 07/05/2012	1,842	1,980
Northwest Airlines Pass-Through Trust
Series 2001-1, Class A-2
6.84%, 04/01/2011	2,450	2,505
Series 2001-1, Class G1
1.10%, 05/20/2014 * ^	1,146	1,031
Oil and Gas Royalty Trust
Series 2005-1A, Class C
5.94%, 04/28/2013 - 144A	8,641	8,951
PF Export Receivables Master Trust
Series A
6.44%, 06/01/2015 - 144A	21,595	22,999
Tax Liens Securitization Trust
Series 2010-1A, Class 2A2
2.00%, 04/15/2018 - 144A	28,270	28,241
Trafigura Securitisation Finance PLC
Series 2007-1, Class A
0.50%, 12/15/2012 *	11,800	11,328
UAL Pass-Through Trust
Series 2009-1
10.40%, 11/01/2016	24,071	27,199
Vitol Master Trust
Series 2004-1, Class 1
0.65%, 07/15/2012 *	12,600	12,419

Total Asset-Backed Securities (cost $241,933)		247,845

MUNICIPAL GOVERNMENT OBLIGATION - 0.6%
Rhode Island Economic Development Corp.
6.00%, 11/01/2015 §	16,950	17,060
Total Municipal Government Obligation (cost $16,950)

PREFERRED CORPORATE DEBT SECURITIES - 1.4%
Capital Markets - 0.6%
State Street Capital Trust III
8.25%, 03/15/2011 * Ž	16,140	16,435
Diversified Financial Services - 0.8%
ZFS Finance USA Trust I
6.15%, 12/15/2065 - 144A *	23,845	23,517

Total Preferred Corporate Debt Securities (cost $39,498)		39,952

CORPORATE DEBT SECURITIES - 65.8%
Airlines - 0.5%
Southwest Airlines Co.
10.50%, 12/15/2011 - 144A	12,525	13,657
Capital Markets - 2.5%
Macquarie Group, Ltd.
7.30%, 08/01/2014 - 144A	20,590	23,272
Morgan Stanley
0.77%, 10/15/2015 *	19,060	17,521
2.88%, 05/14/2013 * ^	4,800	4,915
UBS AG
1.44%, 02/23/2012 *	8,000	8,063
2.25%, 08/12/2013 ^	17,165	17,537
Chemicals - 1.6%
Dow Chemical Co.
6.85%, 08/15/2013	5,400	5,977
Methanex Corp.
8.75%, 08/15/2012	17,216	18,335
Mosaic Co.
7.38%, 12/01/2014 - 144A	22,040	22,828

Commercial Banks - 8.5%
Banco Santander Chile
2.88%, 11/13/2012 - 144A	26,595	26,786
Bank of Scotland PLC
5.00%, 11/21/2011 - 144A	930	961
Fifth Third Bank
0.48%, 05/17/2013 *	27,365	26,226
First Tennessee Bank NA
4.63%, 05/15/2013	8,585	8,621
ICICI Bank, Ltd.
6.63%, 10/03/2012 - 144A	23,550	25,270

The notes to the financial statements are an integral part of this report.

Transamerica Funds	Annual Report 2010

Transamerica Short-Term Bond
SCHEDULE OF INVESTMENTS (continued)
At October 31, 2010
(all amounts in thousands)

	Principal	Value

Commercial Banks — (continued)
M&I Marshall & Ilsley Bank
5.30%, 09/08/2011	$5,000	$5,020
6.38%, 09/01/2011	12,095	12,356
Regions Financial Corp.
0.46%, 06/26/2012 *	7,750	7,418
4.88%, 04/26/2013	6,456	6,556
7.75%, 11/10/2014	13,000	14,226
Royal Bank of Scotland PLC
2.76%, 08/23/2013 *	26,415	27,049
Silicon Valley Bank
5.70%, 06/01/2012	4,315	4,490
SunTrust Banks, Inc.
5.25%, 11/05/2012	20,595	21,767
Wachovia Corp.
0.63%, 10/28/2015 *	22,400	20,663
Webster Bank NA
5.88%, 01/15/2013	7,338	7,514
Westpac Securities NZ, Ltd.
2.63%, 01/28/2013 - 144A	17,000	17,418
Zions Bancorporation
7.75%, 09/23/2014	12,900	13,730
Commercial Services & Supplies - 0.2%
Avery Dennison Corp.
4.88%, 01/15/2013	6,000	6,357
Computers & Peripherals - 0.5%
Seagate Technology International
10.00%, 05/01/2014 - 144A	12,715	15,512
Construction Materials - 2.2%
CRH America, Inc.
5.30%, 10/15/2013	4,600	4,951
Lafarge SA
5.50%, 07/09/2015 - 144A	10,000	10,633
6.15%, 07/15/2011	10,008	10,352
Lafarge North America, Inc.
6.88%, 07/15/2013	4,500	4,941
Martin Marietta Materials, Inc.
6.88%, 04/01/2011	8,000	8,161
Vulcan Materials Co.
6.30%, 06/15/2013	21,960	23,875
Consumer Finance - 0.7%
Block Financial LLC
7.88%, 01/15/2013	20,495	21,172
Containers & Packaging - 1.2%
Rexam PLC
6.75%, 06/01/2013 - 144A	26,424	28,690
Sonoco Products Co.
6.50%, 11/15/2013	4,940	5,541
Diversified Financial Services - 10.4%
American Honda Finance Corp.
2.38%, 03/18/2013 - 144A	7,000	7,178
Citigroup, Inc.
5.63%, 08/27/2012	20,589	21,777
6.00%, 12/13/2013 ^	6,000	6,637
FIA Card Services NA
7.13%, 11/15/2012	22,691	24,638
FMR LLC
4.75%, 03/01/2013 - 144A	17,560	18,618
General Electric Capital Corp.
0.42%, 11/01/2012 *	23,000	22,782
Glencore Funding LLC
6.00%, 04/15/2014 - 144A	13,925	14,521
GTP Towers Issuer LLC
4.44%, 02/15/2015 - 144A	10,000	10,671
Harley-Davidson Funding Corp.
5.00%, 12/15/2010 - 144A	12,230	12,256
5.25%, 12/15/2012 - 144A	16,935	17,857
International Lease Finance Corp.
6.50%, 09/01/2014 - 144A	26,000	28,081
Invesco, Ltd.
5.38%, 02/27/2013	17,640	18,832
Irish Life & Permanent Group Holdings PLC
3.60%, 01/14/2013 - 144A	24,885	23,315
JPMorgan Chase & Co.
5.75%, 01/02/2013	12,000	13,071
Marina District Finance Co., Inc.
9.50%, 10/15/2015 - 144A ^	13,930	13,738
Nissan Motor Acceptance Corp.
3.25%, 01/30/2013 - 144A	2,940	3,035
Pemex Finance, Ltd.
9.03%, 02/15/2011	4,316	4,367
Prime Property Funding II, Inc.
5.60%, 06/15/2011 - 144A	736	748
QHP Royalty Sub LLC
10.25%, 03/15/2015 - 144A	9,954	10,168
Selkirk Cogen Funding Corp. — Series A
8.98%, 06/26/2012	10,091	10,608
TNK-BP Finance SA
7.50%, 03/13/2013 - 144A	12,995	14,083
Woodside Finance, Ltd.
5.00%, 11/15/2013 - 144A	4,450	4,861
8.13%, 03/01/2014 - 144A	2,450	2,891
Diversified Telecommunication Services - 1.8%
Qwest Corp.
3.54%, 06/15/2013 *	26,220	27,465
Telefonica Emisiones SAU
0.62%, 02/04/2013 *	24,565	24,206
Electric Utilities - 0.9%
KCP&L Greater Missouri Operations Co.
11.88%, 07/01/2012	22,100	25,415
Electronic Equipment & Instruments - 0.5%
Tyco Electronics Group SA
6.00%, 10/01/2012	12,146	13,153
Energy Equipment & Services - 1.3%
Enterprise Products Operating LLC
7.63%, 02/15/2012	7,855	8,411
Gilroy Energy Center LLC
4.00%, 08/15/2011 - 144A	1,205	1,203
MarkWest Energy Partners LP
6.88%, 11/01/2014	1,450	1,483
NGPL Pipeco LLC
6.51%, 12/15/2012 - 144A	24,005	25,899
Food & Staples Retailing - 0.9%
Stater Brothers Holdings, Inc.
8.13%, 06/15/2012	4,400	4,406
SUPERVALU, Inc.
7.50%, 11/15/2014	13,400	13,500
Woolworths, Ltd.
5.25%, 11/15/2011 - 144A	7,000	7,283
Food Products - 0.2%
UST LLC
6.63%, 07/15/2012	6,460	6,999
Gas Utilities - 0.2%
EQT Corp.
5.15%, 11/15/2012	6,460	6,858

The notes to the financial statements are an integral part of this report.

Transamerica Funds	Annual Report 2010

Transamerica Short-Term Bond
SCHEDULE OF INVESTMENTS (continued)
At October 31, 2010
(all amounts in thousands)

	Principal	Value

Hotels, Restaurants & Leisure - 1.0%
Carrols Corp.
9.00%, 01/15/2013	$7,000	$7,070
Marriott International, Inc.
5.63%, 02/15/2013	10,725	11,619
4.63%, 06/15/2012	9,850	10,307
Household Durables - 0.4%
Whirlpool Corp.
8.00%, 05/01/2012	10,000	10,912
Industrial Conglomerates - 0.9%
Hutchison Whampoa International 03/13, Ltd.
6.50%, 02/13/2013 - 144A	22,810	25,165
Insurance - 1.7%
Fidelity National Financial, Inc.
5.25%, 03/15/2013	13,289	13,569
Liberty Mutual Group, Inc.
5.75%, 03/15/2014 - 144A	10,200	10,761
7.25%, 09/01/2012 - 144A	6,958	7,438
Reinsurance Group of America, Inc.
6.75%, 12/15/2011	15,490	16,147
Leisure Equipment & Products - 0.3%
Mattel, Inc.
5.63%, 03/15/2013	8,000	8,659
Machinery - 0.9%
Case New Holland, Inc.
7.75%, 09/01/2013	13,195	14,416
Kennametal, Inc.
7.20%, 06/15/2012	9,950	10,334
Metals & Mining - 3.1%
Anglo American Capital PLC
9.38%, 04/08/2014 - 144A	22,525	27,668
ArcelorMittal
5.38%, 06/01/2013	24,010	25,927
Freeport-McMoRan Corp.
8.75%, 06/01/2011	9,183	9,567
Steel Dynamics, Inc.
7.38%, 11/01/2012	4,770	5,098
Xstrata Canada Corp.
7.35%, 06/05/2012	18,796	20,302
Multi-Utilities - 0.5%
Black Hills Corp.
6.50%, 05/15/2013	9,290	10,124
9.00%, 05/15/2014	4,100	4,858
Oil, Gas & Consumable Fuels - 5.6%
Consol Energy, Inc.
7.88%, 03/01/2012	23,715	25,376
El Paso Corp.
7.00%, 05/15/2011	3,250	3,334
7.38%, 12/15/2012 ^	2,000	2,151
7.88%, 06/15/2012	2,945	3,144
Empresa Nacional del Petroleo
6.75%, 11/15/2012 - 144A	12,938	14,173
Energy Transfer Partners, LP
6.00%, 07/01/2013	21,736	23,983
Kinder Morgan, Inc.
6.50%, 09/01/2012	5,316	5,635
Kinder Morgan Energy Partners, LP
5.00%, 12/15/2013	13,826	15,146
Lukoil International Finance BV
6.38%, 11/05/2014 - 144A	12,980	14,002
Marathon Oil Corp.
8.38%, 05/01/2012	6,000	6,587
Murphy Oil Corp.
6.38%, 05/01/2012	8,240	8,802
Nustar Logistics, LP
6.05%, 03/15/2013	2,787	2,996
6.88%, 07/15/2012	8,115	8,740
Ras Laffan Liquefied Natural Gas Co., Ltd. III
4.50%, 09/30/2012 - 144A	11,915	12,485
5.83%, 09/30/2016 - 144A	12,196	13,268
Tengizchevroil Finance Co., SARL
6.12%, 11/15/2014 - 144A	1,440	1,516
Paper & Forest Products - 0.3%
Celulosa Arauco y Constitucion SA
5.13%, 07/09/2013	9,400	10,042
Real Estate Investment Trusts - 9.5%
AvalonBay Communities, Inc.
4.95%, 03/15/2013 ^	3,546	3,821
Boston Properties, LP
6.25%, 01/15/2013	10,000	11,003
BRE Properties, Inc.
7.45%, 01/15/2011	8,500	8,598
Dexus Property Group
7.13%, 10/15/2014 - 144A	15,325	17,417
Digital Realty Trust, LP
4.50%, 07/15/2015 - 144A	9,900	10,289
Duke Realty, LP
4.63%, 05/15/2013 ^	5,000	5,220
5.63%, 08/15/2011	2,000	2,044
5.88%, 08/15/2012	6,053	6,396
6.25%, 05/15/2013	6,386	6,927
ERP Operating, LP
5.20%, 04/01/2013	11,080	11,979
5.50%, 10/01/2012	8,205	8,796
HCP, Inc.
5.65%, 12/15/2013	26,605	29,095
Healthcare Realty Trust, Inc.
8.13%, 05/01/2011	14,330	14,814
Host Hotels & Resorts, LP
7.13%, 11/01/2013	7,145	7,234
Kilroy Realty, LP
5.00%, 11/03/2015	14,130	14,282
Kimco Realty Corp.
6.00%, 11/30/2012	3,860	4,180
Liberty Property, LP
6.38%, 08/15/2012	13,270	14,287
Pan Pacific Retail Properties, Inc.
6.13%, 01/15/2013	4,000	4,277
PPF Funding, Inc.
5.35%, 04/15/2012 - 144A	23,740	24,342
Shurgard Storage Centers LLC
5.88%, 03/15/2013	2,910	3,167
Tanger Properties, LP
6.15%, 11/15/2015	11,265	12,684
UDR, Inc.
5.13%, 01/15/2014	4,900	5,163
5.50%, 04/01/2014	5,500	5,870
United Dominion Realty Trust
5.00%, 01/15/2012	8,847	9,163
6.05%, 06/01/2013 ^	6,080	6,563
WEA Finance LLC
5.40%, 10/01/2012 - 144A	16,010	17,076
Weingarten Realty Investors
5.65%, 01/15/2013	4,965	5,201
Westfield Capital Corp., Ltd.
5.13%, 11/15/2014 - 144A	5,170	5,656

The notes to the financial statements are an integral part of this report.

Transamerica Funds	Annual Report 2010

Transamerica Short-Term Bond
SCHEDULE OF INVESTMENTS (continued)
At October 31, 2010
(all amounts except share amounts in thousands)

	Principal	Value

Real Estate Management & Development - 2.6%
Brookfield Asset Management, Inc.
7.13%, 06/15/2012	$25,089	$26,946
Post Apartment Homes, LP
5.45%, 06/01/2012	9,399	9,757
6.30%, 06/01/2013	12,926	13,955
7.70%, 12/20/2010 ^	5,000	5,038
Retail Property Trust
7.18%, 09/01/2013 - 144A	16,445	18,296
Semiconductors & Semiconductor Equipment - 0.9%
Maxim Integrated Products, Inc.
3.45%, 06/14/2013	25,000	25,804
Tobacco - 0.7%
Reynolds American, Inc.
7.25%, 06/01/2012	17,945	19,362
Trading Companies & Distributors - 1.5%
GATX Corp.
4.75%, 10/01/2012	16,950	17,805
Noble Group, Ltd.
8.50%, 05/30/2013 - 144A	24,175	27,346
Wireless Telecommunication Services - 1.8%
Crown Castle Towers LLC
3.21%, 08/15/2015 - 144A	12,000	12,275
4.52%, 01/15/2015 - 144A	11,870	12,703
Nextel Communications, Inc. — Series E
6.88%, 10/31/2013	13,890	13,995
SBA Tower Trust
4.25%, 04/15/2015 - 144A	12,380	13,223

Total Corporate Debt Securities (cost $1,844,636)		1,902,745

	Shares	Value

SECURITIES LENDING COLLATERAL - 0.2%
State Street Navigator Securities Lending Trust — Prime Portfolio, 0.35% ▲	4,714,520	4,715
Total Securities Lending Collateral (cost $4,715)

	Principal	Value

REPURCHASE AGREEMENT - 0.0% ∞
State Street Bank & Trust Co. 0.01% ▲, dated 10/29/2010, to be repurchased at $239 on 11/01/2010. Collateralized by a U.S. Government Agency Obligation, 4.00%, due 12/15/2017, and with a value of $246.	$239	239
Total Repurchase Agreement (cost $239)

Total Investment Securities (cost $2,772,032) #		2,853,791
Other Assets and Liabilities — Net		35,552

Net Assets		$2,889,343

The notes to the financial statements are an integral part of this report.

Transamerica Funds	Annual Report 2010

Transamerica Short-Term Bond
SCHEDULE OF INVESTMENTS (continued)
At October 31, 2010
(all amounts in thousands)
FUTURES CONTRACTS: γ

				Net Unrealized
Description	Type	Contracts ┌	Expiration Date	(Depreciation)
5-Year U.S. Treasury Note	Short	(1,060)	12/31/2010	$(1,743)

NOTES TO SCHEDULE OF INVESTMENTS:

*	Floating or variable rate note. Rate is listed as of 10/29/2010.

ə	Security fair valued as determined in good faith in accordance with procedures established by the Board of Trustees. These securities had a total market value of $63,379, or 2.19%, of the fund’s net assets.

^	All or a portion of this security is on loan. The value of all securities on loan is $4,615.

§	Illiquid. This security had a value of $17,060, or 0.59%, of the fund’s net assets.

Ž	The security has a perpetual maturity. The date shown is the next call date.

▲	Rate shown reflects the yield at 10/29/2010.

∞	Percentage rounds to less than 0.1%.

#	Aggregate cost for federal income tax purposes is $2,772,032. Aggregate gross unrealized appreciation/depreciation for all securities in which there is an excess of value over tax cost were $86,108 and $4,349, respectively. Net unrealized appreciation for tax purposes is $81,759.

γ	Cash in the amount of $2,305 has been segregated as collateral with the broker to cover margin requirements for open future contracts.

┌	Contract amounts are not in thousands.
DEFINITIONS:

144A	144A Securities are registered pursuant to Rule 144A of the Securities Act of 1933. These securities are deemed to be liquid for purposes of compliance limitations on holdings of illiquid securities and may be resold as transactions exempt from registration, normally to qualified institutional buyers. At 10/31/2010, these securities aggregated $1,406,105, or 48.67%, of the fund’s net assets.

MXN	Mexican Peso

REMIC	Real Estate Mortgage Investment Conduits (consist of a fixed pool of mortgages broken apart and marketed to investors as individual securities)
VALUATION SUMMARY:

Investment Securities	Level 1	Level 2	Level 3	Total
Asset-Backed Securities	$—	$247,845	$—	$247,845
Corporate Debt Securities	—	1,902,745	—	1,902,745
Foreign Government Obligations	—	34,066	—	34,066
Mortgage-Backed Securities	—	593,822	—	593,822
Municipal Government Obligations	—	17,060	—	17,060
Preferred Corporate Debt Securities	—	39,952	—	39,952
Repurchase Agreement	—	239	—	239
Securities Lending Collateral	4,715	—	—	4,715
U.S. Government Agency Obligations	—	13,347	—	13,347

Total	$4,715	$2,849,076	$—	$2,853,791

Other Financial Instruments*	Level 1	Level 2	Level 3	Total
Futures Contracts — Depreciation	$(1,743)	$—	$—	$(1,743)

*	Other financial instruments are derivative instruments including, but not limited to, Futures Contracts, Forward Foreign Currency Contracts, and Swap Contracts that are valued at unrealized appreciation (depreciation) on the instrument.

The notes to the financial statements are an integral part of this report.

Transamerica Funds	Annual Report 2010

Transamerica Small/Mid Cap Value
SCHEDULE OF INVESTMENTS
At October 31, 2010
(all amounts except share amounts in thousands)

	Shares	Value

COMMON STOCKS - 99.0%
Aerospace & Defense - 1.9%
Hexcel Corp. ‡ ^	582,955	$10,359
Airlines - 2.8%
United Continental Holdings, Inc. ‡ ^	523,954	15,216
Biotechnology - 2.0%
Martek Biosciences Corp. ‡ ^	499,960	10,974
Capital Markets - 2.0%
Raymond James Financial, Inc. ^	393,100	11,093
Chemicals - 2.8%
Intrepid Potash, Inc. ‡ ^	447,500	15,363
Commercial Banks - 8.8%
Cathay General Bancorp ^	612,375	8,328
City National Corp. ^	259,475	13,381
Marshall & Ilsley Corp. ^	1,486,275	8,784
PrivateBancorp, Inc. — Class A ^	913,910	10,775
SVB Financial Group ‡ ^	165,460	7,171
Commercial Services & Supplies - 1.4%
Steelcase, Inc. — Class A ^	881,100	7,410
Communications Equipment - 2.9%
Brocade Communications Systems, Inc. ‡ ^	1,173,055	7,414
Emulex Corp. ‡ ^	745,000	8,493
Construction & Engineering - 2.5%
Chicago Bridge & Iron Co. NV — NY Shares ‡	545,352	13,748
Diversified Consumer Services - 3.5%
Sotheby’s ^	435,525	19,093
Electric Utilities - 1.4%
Hawaiian Electric Industries, Inc. ^	345,580	7,789
Energy Equipment & Services - 3.8%
Oceaneering International, Inc. ‡ ^	198,500	12,281
Oil States International, Inc. ‡ ^	166,130	8,493
Health Care Equipment & Supplies - 4.5%
Cooper Cos., Inc. ^	279,900	13,811
Hologic, Inc. ‡ ^	689,035	11,038
Household Durables - 1.8%
Tupperware Brands Corp. ^	223,540	10,017
Insurance - 2.4%
HCC Insurance Holdings, Inc.	493,120	13,058
Internet Software & Services - 1.2%
Internet Brands, Inc. — Class A ‡ ^	477,000	6,315
Life Sciences Tools & Services - 1.8%
Charles River Laboratories International, Inc. ‡ ^	301,415	9,877
Machinery - 9.6%
AGCO Corp. ‡ ^	285,456	12,123
Navistar International Corp. ‡ ^	207,190	9,982
Robbins & Myers, Inc.	201,825	5,859
Titan International, Inc. ^	815,455	12,371
Watts Water Technologies, Inc. — Class A ^	347,536	12,224
Marine - 1.9%
Kirby Corp. ‡ ^	237,525	10,211
Media - 2.4%
Lamar Advertising Co. — Class A ‡ ^	379,205	12,889
Metals & Mining - 6.6%
Carpenter Technology Corp. ^	308,400	10,998
Globe Specialty Metals, Inc. ^	792,035	12,308
Thompson Creek Metals Co., Inc. ‡ ^	1,069,425	12,875
Multiline Retail - 2.4%
Saks, Inc. ‡ ^	1,160,325	12,926
Real Estate Investment Trusts - 9.4%
BioMed Realty Trust, Inc. ^	446,675	8,196
Capstead Mortgage Corp. ^	700,495	7,986
Douglas Emmett, Inc. ^	576,625	10,345
Dupont Fabros Technology, Inc. ^	379,215	9,518
Omega Healthcare Investors, Inc. ^	652,040	14,997
Real Estate Management & Development - 2.6%
Jones Lang Lasalle, Inc. ^	185,470	14,478
Road & Rail - 4.1%
Kansas City Southern ‡ ^	341,820	14,978
Ryder System, Inc. ^	174,300	7,626
Software - 2.5%
Aspen Technology, Inc. ‡ ^	794,588	8,899
THQ, Inc. ‡ ^	1,244,910	4,980
Specialty Retail - 1.5%
Office Depot, Inc. ‡ ^	1,887,325	8,474
Textiles, Apparel & Luxury Goods - 1.7%
Signet Jewelers, Ltd. ‡ ^	265,773	9,350
Trading Companies & Distributors - 4.9%
Beacon Roofing Supply, Inc. ‡ ^	553,400	8,168
United Rentals, Inc. ‡ ^	552,000	10,372
WESCO International, Inc. ‡ ^	198,225	8,488
Water Utilities - 1.9%
Aqua America, Inc. ^	466,760	10,050

Total Common Stocks (cost $430,223)		541,952

SECURITIES LENDING COLLATERAL - 25.2%
State Street Navigator Securities Lending Trust — Prime Portfolio, 0.35% ▲	138,081,130	138,081
Total Securities Lending Collateral (cost $138,081)

	Principal	Value

REPURCHASE AGREEMENT - 1.6%
State Street Bank & Trust Co. 0.01% ▲, dated 10/29/2010, to be repurchased at $8,966 on 11/01/2010. Collateralized by a U.S. Government Obligation, 2.50%, due 04/30/2015, and with a value of $9,147.	$8,966	8,966
Total Repurchase Agreement (cost $8,966)

Total Investment Securities (cost $577,270) #		688,999
Other Assets and Liabilities — Net		(141,262)

Net Assets		$547,737

The notes to the financial statements are an integral part of this report.

Transamerica Funds	Annual Report 2010

Transamerica Small/Mid Cap Value
SCHEDULE OF INVESTMENTS (continued)
At October 31, 2010
(all amounts in thousands)

NOTES TO SCHEDULE OF INVESTMENTS:

^	All or a portion of this security is on loan. The value of all securities on loan is $134,449.

‡	Non-income producing security.

▲	Rate shown reflects the yield at 10/29/2010.

#	Aggregate cost for federal income tax purposes is $577,390. Aggregate gross unrealized appreciation/depreciation for all securities in which there is an excess of value over tax cost were $123,775 and $12,166, respectively. Net unrealized appreciation for tax purposes is $111,609.
VALUATION SUMMARY:

Investment Securities	Level 1	Level 2	Level 3	Total
Common Stocks	$528,204	$13,748	$—	$541,952
Repurchase Agreement	—	8,966	—	8,966
Securities Lending Collateral	138,081	—	—	138,081

Total	$666,285	$22,714	$—	$688,999

The notes to the financial statements are an integral part of this report.

Transamerica Funds	Annual Report 2010

Transamerica WMC Diversified Growth
(formerly, Transamerica Equity)
SCHEDULE OF INVESTMENTS
At October 31, 2010
(all amounts except share amounts in thousands)

	Shares	Value

COMMON STOCKS - 100.0%
Aerospace & Defense - 2.4%
Boeing Co. ^	167,887	$11,860
Honeywell International, Inc. ^	321,097	15,126
Air Freight & Logistics - 0.8%
CH Robinson Worldwide, Inc. ^	136,495	9,620
Airlines - 0.7%
Southwest Airlines Co.	614,680	8,458
Automobiles - 1.2%
Ford Motor Co. ‡ ^	960,175	13,567
Beverages - 0.8%
Anheuser-Busch InBev NV ADR	158,341	9,960
Capital Markets - 1.6%
Goldman Sachs Group, Inc. ^	110,058	17,713
Commercial Banks - 0.9%
Banco Santander Brasil SA ADR	158,438	2,282
Wells Fargo & Co.	311,158	8,115
Communications Equipment - 8.3%
Cisco Systems, Inc. ‡ ^	2,755,687	62,913
Emulex Corp. ‡ ^	769,954	8,777
Juniper Networks, Inc. ‡ ^	552,288	17,889
Riverbed Technology, Inc. ‡ ^	107,354	6,177
Computers & Peripherals - 13.4%
Apple, Inc. ‡	176,273	53,036
Dell, Inc. ‡ ^	735,361	10,574
EMC Corp. ‡ ^	2,025,102	42,548
NetApp, Inc. ‡ ^	648,259	34,521
QLogic Corp. ‡ ^	727,619	12,784
SanDisk Corp. ‡ ^	54,319	2,041
Consumer Finance — 0.9%
American Express Co. ^	260,650	10,807
Diversified Consumer Services — 0.6%
ITT Educational Services, Inc. ‡ ^	116,398	7,511
Electrical Equipment - 1.0%
Emerson Electric Co. ^	218,493	11,995
Energy Equipment & Services - 0.8%
Baker Hughes, Inc. ^	98,668	4,571
Oceaneering International, Inc. ‡ ^	81,788	5,061
Food Products - 0.4%
General Mills, Inc.	123,747	4,645
Health Care Equipment & Supplies - 2.1%
Hologic, Inc. ‡ ^	304,912	4,885
Intuitive Surgical, Inc. ‡ ^	4,914	1,292
Medtronic, Inc.	417,963	14,716
Stryker Corp. ^	71,686	3,548
Health Care Providers & Services - 1.7%
Laboratory Corp. of America Holdings ‡ ^	108,671	8,837
UnitedHealth Group, Inc.	286,655	10,334
Hotels, Restaurants & Leisure - 2.3%
Carnival Corp. ^	145,569	6,284
Ctrip.com International, Ltd. ADR ‡	44,853	2,335
Las Vegas Sands Corp. ‡ ^	196,484	9,015
Starbucks Corp. ^	320,935	9,141
Household Products - 0.5%
Clorox Co. ^	78,428	5,219
Industrial Conglomerates - 1.9%
General Electric Co. ^	1,403,792	22,489
Insurance - 1.2%
Lincoln National Corp. ^	569,880	13,951
Internet & Catalog Retail - 2.9%
Amazon.com, Inc. ‡ ^	82,901	13,690
Expedia, Inc. ^	415,889	12,040
priceline.com, Inc. ‡ ^	19,474	7,338
Internet Software & Services - 3.5%
eBay, Inc. ‡ ^	191,567	5,711
Google, Inc. — Class A ‡	56,049	34,357
IT Services - 5.8%
Cognizant Technology Solutions Corp. — Class A ‡	62,928	4,102
International Business Machines Corp. ^	434,500	62,394
Life Sciences Tools & Services - 1.1%
Waters Corp. ‡	173,272	12,845
Machinery - 8.9%
Caterpillar, Inc. ^	450,626	35,419
Cummins, Inc. ^	73,095	6,440
Dover Corp.	215,525	11,444
Illinois Tool Works, Inc.	195,213	8,921
Ingersoll-Rand PLC ^	225,292	8,856
Joy Global, Inc.	192,059	13,627
Parker Hannifin Corp. ^	220,869	16,908
Media - 2.1%
News Corp. — Class A ^	489,708	7,081
Omnicom Group, Inc. ^	386,369	16,985
Metals & Mining - 3.2%
Cliffs Natural Resources, Inc. ^	118,078	7,699
Nucor Corp. ^	273,442	10,451
Rio Tinto PLC ADR	87,624	5,706
Teck Resources, Ltd. — Class B	290,223	12,984
Oil, Gas & Consumable Fuels - 3.0%
Anadarko Petroleum Corp. ^	159,938	9,847
Exxon Mobil Corp. ^	45,915	3,052
Occidental Petroleum Corp. ^	127,248	10,006
Valero Energy Corp.	648,217	11,635
Semiconductors & Semiconductor Equipment - 9.2%
Altera Corp. ^	1,182,884	36,917
Analog Devices, Inc. ^	442,521	14,900
Broadcom Corp. — Class A ^	309,018	12,589
Intel Corp. ^	125,515	2,519
Intersil Corp. — Class A ^	1,007,308	13,186
Xilinx, Inc. ^	998,943	26,782
Software - 12.3%
Adobe Systems, Inc. ‡	257,882	7,259
Autodesk, Inc. ‡ ^	265,298	9,598
BMC Software, Inc. ‡	169,934	7,725
Check Point Software Technologies, Ltd. ‡ ^	291,970	12,482
Citrix Systems, Inc. ‡	105,097	6,734
Longtop Financial Technologies, Ltd. ADR ‡ ^	123,865	4,501
Microsoft Corp. ^	1,378,636	36,727
Oracle Corp.	1,378,047	40,515
Red Hat, Inc. ‡ ^	217,009	9,171
VMware, Inc. — Class A ‡ ^	102,070	7,804
Specialty Retail - 3.6%
Advance Auto Parts, Inc. ^	148,413	9,644
Aeropostale, Inc. ‡ ^	81,086	1,977
Buckle, Inc. ^	65,860	1,916
Home Depot, Inc. ^	278,198	8,591

The notes to the financial statements are an integral part of this report.

Transamerica Funds	Annual Report 2010

Transamerica WMC Diversified Growth
(formerly, Transamerica Equity)
SCHEDULE OF INVESTMENTS (continued)
At October 31, 2010
(all amounts except share amounts in thousands)

	Shares	Value

Specialty Retail - (continued)
Ross Stores, Inc. ^	195,716	$11,544
TJX Cos., Inc. ^	195,511	8,972
Textiles, Apparel & Luxury Goods - 0.9%
Coach, Inc. ^	202,611	10,131

Total Common Stocks (cost $1,020,870)		1,156,319

SECURITIES LENDING COLLATERAL - 7.2%
State Street Navigator Securities Lending Trust — Prime Portfolio, 0.35% ▲	82,975,220	82,975
Total Securities Lending Collateral (cost $82,975)

	Principal	Value

REPURCHASE AGREEMENT - 0.1%
State Street Bank & Trust Co.
0.01% ▲, dated 10/29/2010, to be repurchased at $859 on 11/01/2010
Collateralized by a U.S. Government Agency
Obligation, 4.00%, due 12/15/2017, and with a value of $877	$859	859
Total Repurchase Agreement (cost $859)

Total Investment Securities (cost $1,104,704) #		1,240,153
Other Assets and Liabilities — Net		(84,237)

Net Assets		$1,155,916

NOTES TO SCHEDULE OF INVESTMENTS:

^	All or a portion of this security is on loan. The value of all securities on loan is $81,038.

‡	Non-income producing security.

▲	Rate shown reflects the yield at 10/29/2010.

#	Aggregate cost for federal income tax purposes is $1,113,269. Aggregate gross unrealized appreciation/depreciation for all securities in which there is an excess of value over tax cost were $158,094 and $31,210, respectively. Net unrealized appreciation for tax purposes is $126,884.
DEFINITION:
ADR     American Depositary Receipt
VALUATION SUMMARY:

Investment Securities	Level 1	Level 2	Level 3	Total
Common Stocks	$1,119,315	$37,004	$—	$1,156,319
Repurchase Agreement	—	859	—	859
Securities Lending Collateral	82,975	—	—	82,975

Total	$1,202,290	$37,863	$—	$1,240,153

The notes to the financial statements are an integral part of this report.

Transamerica Funds	Annual Report 2010

STATEMENTS OF ASSETS AND LIABILITIES
At October 31, 2010
(all amounts except per share amounts in thousands)

	Transamerica		Transamerica
	AEGON High	Transamerica	Diversified	Transamerica	Transamerica
	Yield Bond(b)	Balanced	Equity	Flexible Income	Focus(c)

Assets:
Investment securities, at value	$788,357	$375,187	$887,369	$280,212	$144,894
Repurchase agreement, at value	34,189	3,564	11,754	541	3,642
Receivables:
Investment securities sold	5,037	850	—	1,106	—
Shares of beneficial interest sold	1,755	631	226	951	189
Interest	13,693	1,393	—	4,292	—
Securities lending income (net)	39	31	12	9	35
Dividends	—	121	259	78	11
Dividend reclaims	—	—	121	—	15
Prepaid expenses	4	2	5	2	1

	$843,074	$381,779	$899,746	$287,191	$148,787

Liabilities:
Accounts payable and accrued liabilities:
Investment securities purchased	7,125	1,822	—	1,545	—
Shares of beneficial interest redeemed	790	255	338	780	156
Management and advisory fees	349	211	359	100	63
Distribution and service fees	108	101	111	55	47
Transfer agent fees	32	65	65	13	36
Administration fees	12	5	13	4	2
Other	34	23	49	23	17
Collateral for securities on loan	128,070	45,696	109,462	26,269	6,376
Unrealized depreciation on forward foreign currency contracts	—	—	—	3	—

	136,520	48,178	110,397	28,792	6,697

Net assets	$706,554	$333,601	$789,349	$258,399	$142,090

Net assets consist of:
Shares of beneficial interest, unlimited shares authorized, no par value	$714,067	$296,664	$726,461	$327,086	$119,899
Undistributed net investment income	1,697	326	10,396	748	—
Undistributed (accumulated) net realized gain (loss) from investments	(53,063)	(25,081)	(56,563)	(84,989)	(13,084)
Net unrealized appreciation (depreciation) on:
Investment securities	43,853	61,692	109,045	15,548	35,275
Translation of assets and liabilities denominated in foreign currencies	—	—	10	6	—

Net assets	$706,554	$333,601	$789,349	$258,399	$142,090

Net assets by class:
Class A	$193,332	$95,258	$83,766	$55,103	$48,547
Class B	13,887	14,658	7,735	10,614	9,916
Class C	41,810	24,194	15,013	36,264	12,814
Class I	27,057	265	421	9,787	434
Class I2(a)	408,505		358,714	146,631
Class P	21,963	199,226	323,700		70,379
Shares outstanding:
Class A	21,114	4,451	5,861	6,127	3,523
Class B	1,517	687	544	1,180	778
Class C	4,581	1,141	1,056	4,049	1,006
Class I	2,940	12	29	1,085	31
Class I2(a)	44,288		24,949	16,246
Class P	2,397	9,310	22,579		5,102
Net asset value per share:
Class A	$9.16	$21.40	$14.29	$8.99	$13.78
Class B	9.15	21.34	14.22	9.00	12.75
Class C	9.13	21.20	14.22	8.96	12.74
Class I	9.20	21.46	14.41	9.02	13.89
Class I2(a)	9.22		14.38	9.03
Class P	9.16	21.40	14.34		13.79
Maximum offering price per share (d)
Class A	$9.62	$22.65	$15.12	$9.44	$14.58

Investment securities, at cost	$744,504	$313,495	$778,324	$264,664	$109,619

Repurchase agreement, at cost	$34,189	$3,564	$11,754	$541	$3,642

Securities loaned, at value	$125,479	$44,668	$106,976	$25,728	$6,230

The notes to the financial statements are an integral part of this report.

Transamerica Funds	Annual Report 2010

STATEMENTS OF ASSETS AND LIABILITIES (continued)
At October 31, 2010
(all amounts except per share amounts in thousands)

	Transamerica		Transamerica	Transamerica	Transamerica
	Growth	Transamerica	Short-Term	Small/Mid Cap	WMC Diversified
	Opportunities	Money Market	Bond	Value	Growth(e)

Assets:
Investment securities, at value	$372,029	$194,504	$2,853,552	$680,033	$1,239,294
Repurchase agreement, at value	1,862	32,660	239	8,966	859
Cash on deposit with broker	—	—	2,305	—	—
Receivables:
Investment securities sold	720	—	51,770	2,282	4,594
Shares of beneficial interest sold	39	824	19,268	1,319	291
Interest	—	1	37,050	—	—
Securities lending income (net)	64	—	5	28	22
Dividends	5	—	—	297	555
Dividend reclaims	—	—	—	—	421
Money market waiver	—	79	—	—	—
Due from advisor	—	43	—	—	—
Prepaid expenses	2	2	19	3	7

	$374,721	$228,113	$2,964,208	$692,928	$1,246,043

Liabilities:
Accounts payable and accrued liabilities:
Investment securities purchased	174	—	52,168	5,633	5,303
Shares of beneficial interest redeemed	133	1,069	9,420	733	727
Management and advisory fees	185	—	1,066	361	566
Distribution and service fees	60	101	951	255	199
Transfer agent fees	64	48	92	87	192
Administration fees	5	4	49	9	19
Distribution payable	—	1	4,516	—	—
Variation margin	—	—	1,739	—	—
Other	23	17	149	32	146
Collateral for securities on loan	76,543	—	4,715	138,081	82,975

	77,187	1,240	74,865	145,191	90,127

Net assets	$297,534	$226,873	$2,889,343	$547,737	$1,155,916

Net assets consist of:
Shares of beneficial interest, unlimited shares authorized, no par value	$272,015	$226,873	$2,803,303	$597,327	$1,513,889
Accumulated net investment loss	—	—	(2,187)	—	—
Undistributed (accumulated) net realized gain (loss) from investments	(47,057)	—	8,186	(161,319)	(493,515)
Net unrealized appreciation (depreciation) on:
Investment securities	72,576	—	81,759	111,729	135,449
Futures contracts	—	—	(1,743)	—	—
Translation of assets and liabilities denominated in foreign currencies	—	—	25	—	93

Net assets	$297,534	$226,873	$2,889,343	$547,737	$1,155,916

Net assets by class:
Class A	$59,685	$119,744	$856,959	$283,240	$303,912
Class B	12,406	19,442		38,355	29,958
Class C	12,781	33,800	834,859	169,903	36,135
Class I	815	55	198,461	40,346	2,903
Class I2(a)	106,970	21,773	999,064	15,893	425,431
Class P	104,877	32,059			264,287
Class T					93,290
Shares outstanding:
Class A	6,078	119,744	81,407	14,994	34,146
Class B	1,372	19,441		2,125	3,643
Class C	1,407	33,795	79,454	9,514	4,375
Class I	80	55	19,176	2,107	317
Class I2(a)	10,453	21,774	96,601	831	46,742
Class P	10,647	32,059			29,749
Class T					3,714
Net asset value per share:
Class A	$9.82	$1.00	$10.53	$18.89	$8.90
Class B	9.05	1.00		18.05	8.22
Class C	9.08	1.00	10.51	17.86	8.26
Class I	10.19	1.00	10.35	19.15	9.14
Class I2(a)	10.23	1.00	10.34	19.13	9.10
Class P	9.85	1.00			8.88
Class T					25.12
Maximum offering price per share (d)
Class A	$10.39	$1.00	$10.80	$19.99	$9.42

Investment securities, at cost	$299,453	$194,504	$2,771,793	$568,304	$1,103,845

Repurchase agreement, at cost	$1,862	$32,660	$239	$8,966	$859

Securities loaned, at value	$74,833	$—	$4,615	$134,449	$81,038

The notes to the financial statements are an integral part of this report.

Transamerica Funds	Annual Report 2010

STATEMENTS OF ASSETS AND LIABILITIES (continued)
At October 31, 2010
(all amounts except per share amounts in thousands)

(a)	Effective November 30, 2009, all previously existing Class I shares were re-designated as Class I2 shares.

(b)	Formerly, Transamerica High Yield Bond.

(c)	Formerly, Transamerica Legg Mason Partners All Cap.

(d)	Includes the maximum selling commission (represented as a percentage of offering price) which is reduced on certain levels of sales as set forth in the Prospectus. Net asset value per share for Classes B, C, I, I2, P, and T shares represents offering price. The redemption price for Classes B and C shares equals net asset value less any applicable contingent deferred sales charge.

(e)	Formerly, Transamerica Equity.

The notes to the financial statements are an integral part of this report.

Transamerica Funds	Annual Report 2010

STATEMENTS OF OPERATIONS
For the year ended October 31, 2010
(all amounts in thousands)

	Transamerica		Transamerica
	AEGON High Yield	Transamerica	Diversified	Transamerica	Transamerica
	Bond(a),(b),*	Balanced*	Equity(a),*	Flexible Income(a),*	Focus(c),*

Investment income:
Dividend income	$133	$5,969	$18,964	$634	$914
Withholding taxes on foreign income	—	(28)	(80)	(22)	—
Interest income	52,789	8,122	2	16,229	—
Securities lending income (net)	307	103	98	55	130

	53,229	14,166	18,984	16,896	1,044

Expenses:
Management and advisory	3,557	2,615	4,975	1,331	1,048
Distribution and service:
Class A	357	295	280	157	143
Class B	130	173	83	105	124
Class C	288	224	146	250	122
Class P	72	561	734	—	163
Transfer agent:
Class A	138	297	450	73	195
Class B	22	83	53	26	71
Class C	31	55	73	27	38
Class I	13	2	2	5	2
Class I2	10		9	4
Class P	48	530	968		144
Printing and shareholder reports	41	49	105	17	35
Custody	88	74	103	52	23
Administration	122	70	137	49	26
Legal	22	8	19	9	1
Audit and tax	13	17	45	19	32
Trustees	12	7	17	5	3
Registration	152	79	147	72	63
Other	20	38	13	24	19

Total expenses	5,136	5,177	8,359	2,225	2,252

Class expense recaptured or (reimbursed)/(waived):
Class A	—	—	(158)	(35)	(94)
Class B	—	—	(23)	—	(39)
Class C	—	—	(20)	—	(7)
Class I	—	(1)	(1)	—	(1)
Class P	(50)	(499)	(689)	—	(7)

Total expense recaptured or (reimbursed)/(waived)	(50)	(500)	(891)	(35)	(148)

Net expenses	5,086	4,677	7,468	2,190	2,104

Net investment income (loss)	48,143	9,489	11,516	14,706	(1,060)

Net realized gain (loss) on transactions from:
Investment securities	24,273	33,718	12,124	18,070	4,802
Foreign currency transactions	—	5	7	(101)	—

	24,273	33,723	12,131	17,969	4,802

Net increase (decrease) in unrealized appreciation (depreciation) on:
Investment securities	30,571	19,340	75,150	1,889	22,155
Translation of assets and liabilities denominated in foreign currencies	—	(5)	10	(8)	—

Change in unrealized appreciation (depreciation)	30,571	19,335	75,160	1,881	22,155

Net realized and unrealized gain:	54,844	53,058	87,291	19,850	26,957

Net increase in net assets resulting from operations	$102,987	$62,547	$99,807	$34,556	$25,897

The notes to the financial statements are an integral part of this report.

Transamerica Funds	Annual Report 2010

STATEMENTS OF OPERATIONS (continued)
For the year ended October 31, 2010
(all amounts in thousands)

	Transamerica			Transamerica	Transamerica WMC
	Growth	Transamerica	Transamerica	Small/Mid Cap	Diversified
	Opportunities (a),*	Money Market (a),*	Short-Term Bond(a),*	Value(a),*	Growth(a),(d),*

Investment income:
Dividend income	$3,244	$—	$—	$6,041	$15,291
Withholding taxes on foreign income	(17)	—	—	—	(155)
Interest income	1	576	108,752	2	1
Securities lending income (net)	367	—	15	208	340

	3,595	576	108,767	6,251	15,477

Expenses:
Management and advisory	2,388	1,036	11,128	3,762	8,764
Distribution and service:
Class A	191	453	2,159	870	1,043
Class B	132	265		383	343
Class C	119	386	5,917	1,477	363
Class P	237	—			800
Transfer agent:
Class A	410	435	301	616	1,253
Class B	70	81		92	178
Class C	63	63	363	285	156
Class I	2	1	114	34	6
Class I2	3	1	25	1	8
Class P	232	55			619
Class T					154
Printing and shareholder reports	41	29	191	90	225
Custody	50	43	247	53	174
Administration	60	52	435	94	246
Legal	8	15	72	16	38
Audit and tax	14	11	12	14	48
Trustees	6	5	48	10	23
Registration	70	97	181	80	138
Other	8	7	27	9	17

Total expenses	4,104	3,035	21,220	7,886	14,596

Fund expenses waived	—	(752)	(855)	—	—
Class expense recaptured or (reimbursed)/(waived):
Class A	(123)	(876)	(617)	—	(121)
Class B	(1)	(344)		—	(46)
Class C	(1)	(446)	—	—	(18)
Class I	— (e)	(1)	—	—	—
Class I2	—	(1)	—	—	—
Class P	—	(55)			(250)

Total expense recaptured or (reimbursed)/(waived)	(125)	(2,475)	(1,472)	—	(435)

Net expenses	3,979	560	19,748	7,886	14,161

Net investment income (loss)	(384)	16	89,019	(1,635)	1,316

Net realized gain (loss) on transactions from:
Investment securities	22,355	—	26,471	39,083	208,600
Futures contracts	—	—	(6,977)	—	—
Foreign currency transactions	—	—	16	—	—

	22,355	—	19,510	39,083	208,600

Net increase (decrease) in unrealized appreciation (depreciation) on:
Investment securities	51,638	—	36,431	69,238	(14,945)
Futures contracts	—	—	(942)	—	—
Translation of assets and liabilities denominated in foreign currencies	—	—	28	—	17

Change in unrealized appreciation (depreciation)	51,638	—	35,517	69,238	(14,928)

Net realized and unrealized gain:	73,993	—	55,027	108,321	193,672

Net increase in net assets resulting from operations	$73,609	$16	$144,046	$106,686	$194,988

(a)	Effective November 30, 2009, all previously existing Class I shares were re-designated as Class I2 shares.

(b)	Formerly, Transamerica High Yield Bond.

(c)	Formerly, Transamerica Legg Mason Partners All Cap.

(d)	Formerly, Transamerica Equity.

(e)	Rounds to less than $1.

*	The fund offered new classes of shares during the year ended October 31, 2010. For a list of new classes and commencement dates, refer to the notes to the financial statements.

The notes to the financial statements are an integral part of this report.

Transamerica Funds	Annual Report 2010

STATEMENTS OF CHANGES IN NET ASSETS
For the periods and years ended:
(all amounts in thousands)

	Transamerica AEGON High Yield
	Bond (a),(g),*		Transamerica Balanced*
	October 31, 2010	October 31, 2009	October 31, 2010	October 31, 2009

From operations:
Net investment income	$48,143	$45,134	$9,489	$1,314
Net realized gain (loss)(b)	24,273	(55,912)	33,723	(10,547)
Change in unrealized appreciation (depreciation)(c)	30,571	183,047	19,335	23,660

Net increase in net assets resulting from operations	102,987	172,269	62,547	14,427

Distributions to shareholders:
From net investment income:
Class A	(7,929)	(3,588)	(2,267)	(1,014)
Class B	(917)	(873)	(269)	(251)
Class C	(2,048)	(961)	(479)	(226)
Class I	(642)		(5)
Class I2	(35,273)	(40,325)
Class P	(2,091)		(6,337)

	(48,900)	(45,747)	(9,357)	(1,491)

From net realized gains:
Class A	—	—	—	(3,148)
Class B	—	—	—	(1,819)
Class C	—	—	—	(1,091)

	—	—	—	(6,058)

Total distributions to shareholders	(48,900)	(45,747)	(9,357)	(7,549)

Capital share transactions:
Proceeds from shares sold:
Class A	175,590	47,357	7,851	2,689
Class B	5,029	4,221	1,097	1,256
Class C	25,217	18,109	1,724	912
Class I	27,869		302
Class I2	16,456	33,691
Class P	43,121		25,698

	293,282	103,378	36,672	4,857

Issued from fund acquisition:
Class A	—	—	18,932	—
Class B	—	—	3,855	—
Class C	—	—	5,342	—
Class I2	42,041	—		—
Class P	51,472		281,788	—

	93,513	—	309,917	—

Dividends and distributions reinvested:
Class A	6,300	2,491	2,132	3,940
Class B	565	546	256	1,971
Class C	1,325	576	430	1,182
Class I	264		3
Class I2	35,273	40,325
Class P	2,035		6,308

	45,762	43,938	9,129	7,093

Cost of shares redeemed:
Class A	(67,766)	(21,773)	(16,364)	(12,325)
Class B	(2,899)	(3,022)	(3,595)	(7,498)
Class C	(6,669)	(8,685)	(4,123)	(4,111)
Class I	(1,970)		(59)
Class I2	(195,700)	(126,635)
Class P	(76,785)		(146,174)

	(351,789)	(160,115)	(170,315)	(23,934)

Automatic conversions:
Class A	1,788	1,995	7,711	11,140
Class B	(1,788)	(1,995)	(7,711)	(11,140)

	—	—	—	—

Fair fund settlement:
Class A	3	—	2	—
Class B	— (d)	—	— (d)	—
Class C	1	—	1	—
Class I	— (d)		—
Class I2	21	—	— (d)
Class P	2		6

	27	—	9	—

Net increase (decrease) in net assets resulting from capital shares transactions

	80,795	(12,799)	185,412	(11,984)

Net increase (decrease) in net assets	134,882	113,723	238,602	(5,106)

Net assets:
Beginning of year	$571,672	$457,949	$94,999	$100,105

End of year	$706,554	$571,672	$333,601	$94,999

Undistributed net investment income	$1,697	$2,454	$326	$69

The notes to the financial statements are an integral part of this report.

Transamerica Funds	Annual Report 2010

STATEMENTS OF CHANGES IN NET ASSETS (continued)
For the periods and years ended:
(all amounts in thousands)

	Transamerica AEGON High Yield
	Bond (a),(g),*		Transamerica Balanced*
	October 31, 2010	October 31, 2009	October 31, 2010	October 31, 2009

Share activity:
Shares issued:
Class A	19,958	6,660	391	168
Class B	578	593	57	80
Class C	2,873	2,534	87	59
Class I	3,130		15
Class I2	1,868	4,433
Class P	4,932		1,305

	33,339	14,220	1,855	307

Shares issued on fund acquisition:
Class A	—	—	1,014	—
Class B	—	—	207	—
Class C	—	—	289	—
Class I2	4,928	—
Class P	6,070		15,093

	10,998	—	16,603	—

Shares issued-reinvested from distributions:
Class A	718	359	108	264
Class B	65	82	13	133
Class C	152	81	22	80
Class I	30		— (e)
Class I2	4,026	6,035
Class P	233		322

	5,224	6,557	465	477

Shares redeemed:
Class A	(7,735)	(3,199)	(842)	(794)
Class B	(331)	(432)	(186)	(490)
Class C	(765)	(1,154)	(214)	(269)
Class I	(220)		(3)
Class I2	(22,168)	(20,679)
Class P	(8,838)		(7,410)

	(40,057)	(25,464)	(8,655)	(1,553)

Automatic conversions:
Class A	205	271	403	704
Class B	(205)	(271)	(404)	(707)

	—	—	(1)	(3)

Net increase (decrease) in shares outstanding:
Class A	13,146	4,091	1,074	342
Class B	107	(28)	(313)	(984)
Class C	2,260	1,461	184	(130)
Class I	2,940		12
Class I2	(11,346)	(10,211)
Class P	2,397		9,310

	9,504	(4,687)	10,267	(772)

The notes to the financial statements are an integral part of this report.

Transamerica Funds	Annual Report 2010

STATEMENTS OF CHANGES IN NET ASSETS (continued)
For the periods and years ended:
(all amounts in thousands)

	Transamerica Diversified Equity(a),*
		10 Months	12 Months Ended
	October 31,	Ended October	December 31,
	2010(i)	31, 2009(j)	2008(j)

From operations:
Net investment income	$11,516	$485	$915
Net realized gain (loss)(b)	12,131	(24,478)	(2,752)
Change in unrealized appreciation (depreciation)(c)	75,160	71,013	(127,173)

Net increase in net assets resulting from operations	98,807	47,020	(129,010)

Distributions to shareholders:
From net investment income:
Investor Class	(879)	—	(430)
Class A	(118)
Class B	(5)
Class C	(8)
Class I	— (d)
Class I2	(144)
Class P	(519)

	(1,673)	—	(430)

From net realized gains:
Investor Class	—	—	(5,449)

Total distributions to shareholders	(1,673)	—	(5,879)

Capital share transactions:
Proceeds from shares sold:
Investor Class	2,312	42,808	62,498
Class A	1,803
Class B	466
Class C	413
Class I	469
Class I2	273,045
Class P	46,384

	324,892	42,808	62,498

Issued from fund acquisition:
Class A	86,981
Class B	10,090
Class C	16,272
Class I2	63,778
Class P	276,775

	453,896

Dividends and distributions reinvested:
Investor Class	552	—	—
Class A	113	—	3,738
Class B	5
Class C	8
Class I	— (d)
Class I2	144
Class P	325

	1,147	—	3,738

Redeemed due to acquisition:
Investor Class	(276,775)	—	—

Cost of shares redeemed:
Investor Class	(2,056)	(24,454)	(42,251)
Class A	(15,911)
Class B	(1,542)
Class C	(3,183)
Class I	(62)
Class I2	(14,522)
Class P	(34,102)

	(71,378)	(24,454)	(42,251)

Redemption fee:
Investor Class	—	3	6

Automatic conversions:
Class A	2,053
Class B	(2,053)

	—

Fair fund settlement:
Class A	73	—	—
Class B	8
Class C	13
Class I	— (d)
Class I2	275
Class P	242

	611	—	—

Net increase in net assets resulting from capital shares transactions	432,393	18,357	23,991

The notes to the financial statements are an integral part of this report.

Transamerica Funds	Annual Report 2010

STATEMENTS OF CHANGES IN NET ASSETS (continued)
For the periods and years ended:
(all amounts in thousands)

	Transamerica Diversified Equity(a),*
		10 Months	12 Months Ended
	October 31,	Ended October	December 31,
	2010(i)	31, 2009(j)	2008(j)

Net increase in net assets	$529,527	$65,377	$(110,898)

Net assets:
Beginning of year	$259,822	$194,445	$305,343

End of year	$789,349	$259,822	$194,445

Undistributed net investment income	$10,396	$547	$62

Share activity:
Shares issued:
Investor Class	139	4,116	4,769
Class A	135
Class B	36
Class C	31
Class I	33
Class I2	21,090
Class P	3,606

	25,070	4,116	4,769

Shares issued on fund acquisition:
Class A	6,767
Class B	785
Class C	1,266
Class I2	4,961
Class P	21,531

	35,310

Shares issued-reinvested from distributions:
Investor Class	43	—	388
Class A	9
Class B	— (e)
Class C	1
Class I	— (e)
Class I2	11
Class P	25

	89		388

Shares redeemed due to acquisition:
Investor Class	(21,531)	—

Shares redeemed:
Investor Class	(166)	(2,410)	(3,147)
Class A	(1,209)
Class B	(118)
Class C	(242)
Class I	(4)
Class I2	(1,113)
Class P	(2,583)

	(5,435)	(2,410)	(3,147)

Automatic conversions:
Class A	159
Class B	(159)

	—

Net increase (decrease) in shares outstanding:
Investor Class	(21,515)	1,706	2,010
Class A	5,861
Class B	544
Class C	1,056
Class I	29
Class I2	24,949
Class P	22,579

	33,503	1,706	2,010

The notes to the financial statements are an integral part of this report.

Transamerica Funds	Annual Report 2010

STATEMENTS OF CHANGES IN NET ASSETS (continued)
For the periods and years ended:
(all amounts in thousands)

	Transamerica Flexible Income(a),*		Transamerica Focus(h),*
				10 Months Ended	12 Months Ended
			October 31,	October 31,	December 31,
	October 31, 2010	October 31, 2009	2010(k)	2009(l)	2008(l)

From operations:
Net investment income (loss)	$14,706	$9,228	$(1,060)	$(378)	$(381)
Net realized gain (loss)(b)	17,969	(20,193)	4,802	(5,643)	(4,628)
Change in unrealized appreciation (depreciation)(c)	1,881	39,583	22,155	21,232	(32,976)

Net increase in net assets resulting from operations	34,556	28,618	25,897	15,211	(37,985)

Distributions to shareholders:
From net investment income:
Investor Class			—	—	—
Class A	(2,777)	(941)	(54)
Class B	(566)	(410)	(10)
Class C	(1,393)	(384)	(9)
Class I	(209)		— (d)
Class I2	(10,854)	(7,215)
Class P			(105)

	(15,799)	(8,950)	(178)

From net realized gains:
Investor Class			—	—	(2,249)

Total distributions to shareholders	(15,799)	(8,950)	(178)	—	(2,249)

Capital share transactions:
Proceeds from shares sold:
Investor Class			127	6,437	5,204
Class A	40,020	10,176	2,879
Class B	4,135	2,774	764
Class C	34,689	16,525	631
Class I	10,503		429
Class I2	3,933	28,190
Class P			2,885

	93,280	57,665	7,715	6,437	5,204

Issued from fund acquisition:		—
Class A	13,041	—	39,661
Class B	2,469	—	18,628
Class C	5,997	—	13,950
Class I2	53,655
Class P		—	68,302

	75,162		140,541

Dividends and distributions reinvested:
Investor Class			—	— (d)	2,226
Class A	2,040	781	51
Class B	400	317	9
Class C	718	298	8
Class I	41		— (d)
Class I2	10,854	7,215
Class P			104

	14,053	8,611	172	— (d)	2,226

Redeemed due to acquisition:
Investor Class			(68,302)	—	—

Cost of shares redeemed:
Investor Class			(166)	(8,784)	(11,740)
Class A	(29,821)	(4,781)	(8,976)
Class B	(3,008)	(2,734)	(3,226)
Class C	(20,023)	(11,057)	(3,668)
Class I	(1,014)		(50)
Class I2	(66,476)	(45,960)
Class P	—		(11,367)

	(120,342)	(64,532)	(27,453)	(8,784)	(11,740)

Redemption fee:
Investor Class			—	— (d)	6

Automatic conversions:
Class A	2,342	2,016	7,775
Class B	(2,342)	(2,016)	(7,775)

	—	—	—

Net increase (decrease) in net assets resulting from capital shares transactions
	62,153	1,744	52,673	2,437	(4,304)

Net increase in net assets	80,910	21,412	78,392	12,864	(44,538)

Net assets:
Beginning of year	$177,489	$156,077	$63,698	$50,834	$95,372

End of year	$258,399	$177,489	$142,090	$63,698	$50,834

Undistributed net investment income	$748	$1,228	$—	$—	$11

The notes to the financial statements are an integral part of this report.

Transamerica Funds	Annual Report 2010

STATEMENTS OF CHANGES IN NET ASSETS (continued)
For the periods and years ended:
(all amounts in thousands)

	Transamerica Flexible Income(a),*		Transamerica Focus(h),*
				10 Months Ended	12 Months Ended
			October 31,	October 31,	December 31,
	October 31, 2010	October 31, 2009	2010(k)	2009(l)	2008(l)

Share activity:
Shares issued:
Investor Class	—		8	442	274
Class A	4,626	1,330	232
Class B	479	382	67
Class C	4,015	2,105	54
Class I	1,195		35
Class I2	460	3,765
Class P			234

	10,775	7,582	630	442	274

Shares issued on fund acquisition:
Class A	1,554	—	3,369
Class B	294	—	1,700
Class C	717	—	1,275
Class I2	6,372	—
Class P			5,802

	8,937	—	12,146

Shares issued-reinvested from distributions:
Investor Class	—		—	— (e)	170
Class A	236	105	4
Class B	46	43	1
Class C	83	40	1
Class I	5		— (e)
Class I2	1,254	976
Class P			9

	1,624	1,164	15	— (e)	170

Shares redeemed due to acquisition:
Investor Class			(3,672)

Shares redeemed:
Investor Class	—		(10)	(597)	(649)
Class A	(3,460)	(654)	(734)
Class B	(347)	(370)	(288)
Class C	(2,327)	(1,414)	(324)
Class I	(115)		(4)
Class I2	(7,637)	(6,606)
Class P			(943)

	(13,886)	(9,044)	(2,303)	(597)	(649)

Automatic conversions:
Class A	270	271	652
Class B	(270)	(271)	(702)

	—	—	(50)

Net increase (decrease) in shares outstanding:

Investor Class			(3,674)	(155)	(205)
Class A	3,226	1,052	3,523
Class B	202	(216)	778
Class C	2,488	731	1,006
Class I	1,085		31
Class I2	449	(1,865)
Class P			5,102

	7,450	(298)	6,766	(155)	(205)

The notes to the financial statements are an integral part of this report.

Transamerica Funds	Annual Report 2010

STATEMENTS OF CHANGES IN NET ASSETS (continued)
For the periods and years ended:
(all amounts in thousands)

	Transamerica Growth
	Opportunities (a),*		Transamerica Money Market (a),*		Transamerica Short-Term Bond(a),*
	October 31, 2010	October 31, 2009	October 31, 2010	October 31, 2009	October 31, 2010	October 31, 2009

From operations:
Net investment income (loss)	$(384)	$(478)	$16	$517	$89,019	$37,983
Net realized gain (loss)(b)	22,355	(15,832)	—	—	19,510	526
Change in unrealized appreciation (depreciation)(c)	51,638	39,944	—	—	35,517	65,391

Net increase in net assets resulting from operations	73,609	23,634	16	517	144,046	103,900

Net equalization credit and charges	—	—	(84)	—	—	—

Distributions to shareholders:
From net investment income:
Class A	—	—	(5)	(307)	(25,649)	(4,009)
Class B	—	—	(1)	(32)
Class C	—	—	(2)	(44)	(20,162)	(3,980)
Class I	—		— (d)		(4,071)
Class I2	—	—	(3)	(134)	(39,448)	(31,013)
Class P	—		(4)

Total distributions to shareholders	—	—	(15)	(517)	(89,330)	(39,002)

Capital share transactions:
Proceeds from shares sold:
Class A	2,816	4,051	87,174	143,852	868,148	307,854
Class B	1,026	1,387	7,885	27,049
Class C	1,364	1,126	20,292	52,405	578,716	316,772
Class I	772		55		274,807
Class I2	19,035	10,374	8,382	17,852	338,251	225,676
Class P	3,868		11,682

	28,881	16,938	135,470	241,158	2,059,922	850,302

Issued from fund acquisition:
Class P	96,199		43,668		—	—

Dividends and distributions reinvested:
Class A	—	—	4	415	18,561	2,350
Class B	—	—	1	50
Class C	—	—	1	62	13,088	2,129
Class I	—		— (d)		810
Class I2	—	—	4	159	39,349	29,359
Class P	—		4

	—	—	14	686	71,808	33,838

Cost of shares redeemed:
Class A	(10,186)	(9,176)	(119,147)	(144,951)	(335,135)	(32,632)
Class B	(2,202)	(3,018)	(18,940)	(26,771)
Class C	(2,378)	(2,206)	(32,675)	(66,281)	(88,854)	(16,819)
Class I	(33)		—		(79,367)
Class I2	(55,843)	(14)	(20,731)	(13,219)	(111,416)	(87,178)
Class P	(15,721)		(23,294)

	(86,363)	(14,414)	(214,787)	(251,222)	(614,772)	(136,629)

Net income equalization:
Class A	—	—	42	—	—	—
Class B	—	—	9	—
Class C	—	—	12	—	—	—
Class I	—		— (d)		—
Class I2	—	—	9	—	—	—
Class P	—		12

	—	—	84	—	—	—

Redemption fee:
Class A	—	1	—	—	—	1

Automatic conversions:
Class A	3,838	6,621	5,116	4,826
Class B	(3,838)	(6,621)	(5,116)	(4,826)

	—	—	—	—

Fair fund settlement:
Class A	31	—	1	—	—	—
Class B	9	—	— (d)	—
Class C	7	—	— (d)	—	—	—
Class I	— (d)		— (d)		—
Class I2	73	—	— (d)	—	—	—
Class P	57		— (d)

	177	—	1	—	—	—

Net increase (decrease) in net assets resulting from capital shares transactions

	38,894	2,525	(35,550)	(9,378)	1,516,958	747,512

Net increase (decrease) in net assets	112,503	26,159	(35,633)	(9,378)	1,571,674	812,410

Net assets:
Beginning of year	$185,031	$158,872	$262,506	$271,884	$1,317,669	$505,259

End of year	$297,534	$185,031	$226,873	$262,506	$2,889,343	$1,317,669

Undistributed (accumulated) net investment income (loss)	$—	$(16)	$—	$83	$(2,187)	$518

The notes to the financial statements are an integral part of this report.

Transamerica Funds	Annual Report 2010

STATEMENTS OF CHANGES IN NET ASSETS (continued)
For the periods and years ended:
(all amounts in thousands)

	Transamerica Growth
	Opportunities (a),*		Transamerica Money Market (a),*		Transamerica Short-Term Bond(a),*
	October 31, 2010	October 31, 2009	October 31, 2010	October 31, 2009	October 31, 2010	October 31, 2009

Share activity:
Shares issued:
Class A	325	608	87,173	143,852	83,747	30,676
Class B	129	240	7,884	27,049
Class C	169	186	20,292	52,405	55,769	31,668
Class I	84	—	55		26,816
Class I2	2,050	1,484	8,382	17,852	33,121	23,703
Class P	444	—	11,681

	3,201	2,518	135,467	241,158	199,453	86,047

Shares issued on fund acquisition:

Class P	12,010		43,668

Shares issued-reinvested from distributions:
Class A	—	—	4	415	1,783	233
Class B	—	—	1	50
Class C	—	—	1	62	1,260	212
Class I	—		— (e)		79
Class I2	—	—	4	159	3,852	3,042
Class P	—		4

	—	—	14	686	6,974	3,487

Shares redeemed:
Class A	(1,176)	(1,404)	(119,147)	(144,951)	(32,381)	(3,251)
Class B	(278)	(517)	(18,940)	(26,771)
Class C	(298)	(374)	(32,675)	(66,281)	(8,542)	(1,683)
Class I	(4)		—		(7,719)
Class I2	(5,908)	(2)	(20,731)	(13,219)	(10,852)	(9,311)
Class P	(1,807)		(23,294)

	(9,471)	(2,297)	(214,787)	(251,222)	(59,494)	(14,245)

Automatic conversions:
Class A	455	1,029	5,116	4,826	—	—
Class B	(492)	(1,105)	(5,116)	(4,826)

	(37)	(76)	—	—	—	—

Net increase (decrease) in shares outstanding:
Class A	(396)	233	(26,854)	4,142	53,149	27,658
Class B	(641)	(1,382)	(16,171)	(4,498)
Class C	(129)	(188)	(12,382)	(13,814)	48,487	30,196
Class I	80		55		19,176
Class I2	(3,858)	1,482	(12,345)	4,792	26,121	17,434
Class P	10,647		32,059

	5,703	145	(35,638)	(9,378)	146,933	75,289

The notes to the financial statements are an integral part of this report.

Transamerica Funds	Annual Report 2010

STATEMENTS OF CHANGES IN NET ASSETS (continued)
For the periods and years ended:
(all amounts in thousands)

	Transamerica Small/Mid Cap		Transamerica WMC Diversified
	Value(a),*		Growth(a),(f),*
	October 31, 2010	October 31, 2009	October 31, 2010	October 31, 2009

From operations:
Net investment income (loss)	$(1,635)	$(582)	$1,316	$3,514
Net realized gain (loss)(b)	39,083	(101,349)	208,600	(229,461)
Change in unrealized appreciation (depreciation)(c)	69,238	110,124	(14,928)	309,390

Net increase in net assets resulting from operations	106,686	8,193	194,988	83,443

Distributions to shareholders:
From net investment income:
Class A	—	(4,092)	—	—
Class B	—	(531)	—	—
Class C	—	(1,959)	—	—
Class I	—		(45)
Class I2	—	(1,434)	(3,761)	(2,946)
Class P			(2,080)
Class T			—	(9)

Total distributions to shareholders	—	(8,016)	(5,886)	(2,955)

Capital share transactions:
Proceeds from shares sold:
Class A	128,433	90,888	13,236	18,934
Class B	8,100	7,452	2,191	2,981
Class C	50,351	34,707	1,883	2,444
Class I	49,227		12,918
Class I2	2,506	25,014	40,492	157,215
Class P			26,286
Class T			3,704	920

	238,617	158,061	100,710	182,494

Issued from fund acquisition:
Class I2			80,466	—
Class P			459,628

	—	—	540,094	—

Dividends and distributions reinvested:
Class A	—	3,256	—	—
Class B	—	458	—	—
Class C	—	1,538	—	—
Class I	—		4
Class I2	—	1,434	3,733	2,946
Class P			2,040
Class T			—	9

	—	6,686	5,777	2,955

Cost of shares redeemed:
Class A	(112,530)	(107,219)	(63,192)	(65,179)
Class B	(6,385)	(6,668)	(6,687)	(10,613)
Class C	(29,483)	(27,816)	(8,859)	(14,174)
Class I	(11,419)		(10,518)
Class I2	(597)	(201,385)	(421,721)	(67,722)
Class P			(249,854)
Class T			(13,273)	(11,813)

	(160,414)	(343,088)	(774,104)	(169,501)

Redemption fee:
Class A	—	6	—	—

Automatic conversions:
Class A	6,686	2,712	10,681	14,302
Class B	(6,686)	(2,712)	(10,681)	(14,302)

	—	—	—	—

Fair fund settlement:
Class A	—	—	1	—
Class B	—	—	— (d)	—
Class C	—	—	— (d)	—
Class I	—	—	— (d)
Class I2	—	—	1	—
Class P			1
Class T			— (d)	—

	—	—	3	—

Net increase (decrease) in net assets resulting from capital shares transactions

	78,203	(178,335)	(127,520)	15,948

Net increase (decrease) in net assets	184,889	(178,158)	61,582	96,436

Net assets:
Beginning of year	$362,848	$541,006	$1,094,334	$997,898

End of year	$547,737	$362,848	$1,155,916	$1,094,334

Undistributed (accumulated) net investment income (loss)	$—	$(1)	$—	$2,928

The notes to the financial statements are an integral part of this report.

Transamerica Funds	Annual Report 2010

STATEMENTS OF CHANGES IN NET ASSETS (continued)
For the periods and years ended:
(all amounts in thousands)

	Transamerica Small/Mid Cap		Transamerica WMC Diversified
	Value(a),*		Growth(a),(f),*
	October 31, 2010	October 31, 2009	October 31, 2010	October 31, 2009

Share activity:
Shares issued:
Class A	7,470	6,850	1,615	2,948
Class B	493	585	288	506
Class C	3,065	2,683	248	414
Class I	2,756		1,551
Class I2	141	2,158	4,973	21,289
Class P			3,236
Class T			158	51

	13,925	12,276	12,069	25,208

Shares issued on fund acquisition:

Class I2	—		9,765	—
Class P			56,955

	—		66,720	—

Shares issued-reinvested from distributions:
Class A	—	287	—	—
Class B	—	42	—	—
Class C	—	142	—	—
Class I	—		— (e)
Class I2	—	126	459	458
Class P			256
Class T			—	1

	—	597	715	459

Shares redeemed:
Class A	(6,565)	(9,340)	(7,654)	(10,073)
Class B	(393)	(572)	(881)	(1,764)
Class C	(1,833)	(2,456)	(1,162)	(2,369)
Class I	(649)		(1,234)
Class I2	(35)	(18,296)	(51,333)	(10,523)
Class P			(30,698)
Class T			(581)	(664)

	(9,475)	(30,664)	(93,543)	(25,393)

Automatic conversions:
Class A	400	207	1,325	2,192
Class B	(417)	(215)	(1,429)	(2,349)

	(17)	(8)	(104)	(157)

Net increase (decrease) in shares outstanding:
Class A	1,305	(1,996)	(4,714)	(4,933)
Class B	(317)	(161)	(2,022)	(3,607)
Class C	1,232	369	(914)	(1,955)
Class I	2,107		317
Class I2	106	(16,011)	(36,136)	11,224
Class P			29,749
Class T			(423)	(612)

	4,433	(17,799)	(14,143)	117

(a)	Effective November 30, 2009, all previously existing Class I shares were re-designated as Class I2 shares.

(b)	Net realized gain (loss) includes all items as listed in the Statements of Operations.

(c)	Change in unrealized appreciation (depreciation) includes all items as listed in the Statements of Operations.

(d)	Rounds to less than $1.

(e)	Rounds to less than 1 share.

(f)	Formerly, Transamerica Equity.

(g)	Formerly, Transamerica High Yield Bond.

(h)	Formerly, Transamerica Legg Mason Partners All Cap.

(i)	For this period, information is based on 13 days as Transamerica Premier Diversified Equity and 352 days as Transamerica Diversified Equity. The 13 days represents Investor Class activity, which reflects activity of the predecessor’s fund.

(j)	This period represents Transamerica Premier Diversified Equity.

(k)	For this period, information is based on 13 days as Transamerica Premier Focus and 352 days as Transamerica Focus (formerly, Transamerica Legg Mason Partners All Cap). The 13 days represents Investor Class activity, which reflects activity of the predecessor’s portfolio.

(l)	This period represents Transamerica Premier Focus.

*	The fund offered new classes of shares during the year ended October 31, 2010. For a list of new classes and commencement dates, refer to the notes to the financial statements.

The notes to the financial statements are an integral part of this report.

Transamerica Funds	Annual Report 2010

FINANCIAL HIGHLIGHTS
For the period or years ended:

	Transamerica AEGON High Yield Bond(a)
	Class A
	October 31,	October 31,	October 31,	October 31,	October 31,
For a share outstanding throughout each period	2010	2009	2008	2007	2006

Net asset value
Beginning of period/year	$8.45	$6.31	$9.12	$9.19	$8.97

Investment operations
Net investment income(b)	0.66	0.65	0.64	0.60	0.61
Net realized and unrealized gain (loss) on investments	0.73	2.14	(2.83)	(0.07)	0.19

Total from investment operations	1.39	2.79	(2.19)	0.53	0.80

Distributions
Net investment income	(0.68)	(0.66)	(0.62)	(0.60)	(0.58)

Total distributions	(0.68)	(0.66)	(0.62)	(0.60)	(0.58)

Net asset value
End of year	$9.16	$8.45	$6.31	$9.12	$9.19

Total return(c)	17.21%	47.58%	(25.46%)	5.90%	9.27%

Net assets end of year (000’s)	$193,332	$67,290	$24,506	$35,147	$43,514

Ratio and supplemental data
Expenses to average net assets
After reimbursement/fee waiver	1.15%	1.19%	1.16%	1.15%	1.16%
Before reimbursement/fee waiver	1.15%	1.19%	1.16%	1.15%	1.16%
Net investment income, to average net assets(d)	7.52%	9.08%	7.65%	6.45%	6.77%
Portfolio turnover rate	91%	58%	38%	80%	73%

	Transamerica AEGON High Yield Bond(a)
	Class B
	October 31,	October 31,	October 31,	October 31,	October 31,
For a share outstanding throughout each period	2010	2009	2008	2007	2006

Net asset value
Beginning of period/year	$8.44	$6.30	$9.11	$9.18	$8.97

Investment operations
Net investment income(b)	0.61	0.60	0.58	0.53	0.55
Net realized and unrealized gain (loss) on investments	0.72	2.15	(2.83)	(0.06)	0.19

Total from investment operations	1.33	2.75	(2.25)	0.47	0.74

Distributions
Net investment income	(0.62)	(0.61)	(0.56)	(0.54)	(0.53)

Total distributions	(0.62)	(0.61)	(0.56)	(0.54)	(0.53)

Net asset value
End of year	$9.15	$8.44	$6.30	$9.11	$9.18

Total return(c)	16.38%	46.69%	(26.04%)	5.19%	8.53%

Net assets end of year (000’s)	$13,887	$11,898	$9,091	$21,370	$27,753

Ratio and supplemental data
Expenses to average net assets
After reimbursement/fee waiver	1.83%	1.91%	1.85%	1.83%	1.83%
Before reimbursement/fee waiver	1.83%	1.91%	1.85%	1.83%	1.83%
Net investment income, to average net assets(d)	6.93%	8.56%	6.83%	5.77%	6.12%
Portfolio turnover rate	91%	58%	38%	80%	73%

The notes to the financial statements are an integral part of this report.

Transamerica Funds	Annual Report 2010

FINANCIAL HIGHLIGHTS (continued)
For the period or years ended:

	Transamerica AEGON High Yield Bond(a)
	Class C					Class I
	October 31,	October 31,	October 31,	October 31,	October 31,	October 31,
For a share outstanding throughout each period	2010	2009	2008	2007	2006	2010 (e)

Net asset value
Beginning of period/year	$8.42	$6.30	$9.10	$9.17	$8.96	$8.55

Investment operations
Net investment income(b)	0.61	0.60	0.58	0.53	0.55	0.63
Net realized and unrealized gain (loss) on investments	0.73	2.14	(2.82)	(0.06)	0.19	0.68

Total from investment operations	1.34	2.74	(2.24)	0.47	0.74	1.31

Distributions
Net investment income	(0.63)	(0.62)	(0.56)	(0.54)	(0.53)	(0.66)

Total distributions	(0.63)	(0.62)	(0.56)	(0.54)	(0.53)	(0.66)

Net asset value
End of year	$9.13	$8.42	$6.30	$9.10	$9.17	$9.20

Total return(c)	16.54%	46.63%	(25.89%)	5.21%	8.54%	15.92	%(f)

Net assets end of year (000’s)	$41,810	$19,548	$5,429	$10,160	$11,317	$27,057

Ratio and supplemental data
Expenses to average net assets
After reimbursement/fee waiver	1.77%	1.81%	1.80%	1.83%	1.83%	0.83	%(g)
Before reimbursement/fee waiver	1.77%	1.81%	1.80%	1.83%	1.83%	0.83	%(g)
Net investment income, to average net assets(d)	6.96%	8.23%	6.93%	5.77%	6.12%	7.71	%(g)
Portfolio turnover rate	91%	58%	38%	80%	73%	91	%(f)

	Transamerica AEGON High Yield Bond(a)
	Class I2(h)					Class P
	October 31,	October 31,	October 31,	October 31,	October 31,	October 31,
For a share outstanding throughout each period	2010	2009	2008	2007	2006	2010 (i)

Net asset value
Beginning of period/year	$8.50	$6.35	$9.17	$9.24	$9.02	$8.48

Investment operations
Net investment income(b)	0.71	0.69	0.69	0.65	0.67	0.65
Net realized and unrealized gain (loss) on investments	0.73	2.16	(2.85)	(0.07)	0.18	0.67

Total from investment operations	1.44	2.85	(2.16)	0.58	0.85	1.32

Distributions
Net investment income	(0.72)	(0.70)	(0.66)	(0.65)	(0.63)	(0.64)

Total distributions	(0.72)	(0.70)	(0.66)	(0.65)	(0.63)	(0.64)

Net asset value
End of year	$9.22	$8.50	$6.35	$9.17	$9.24	$9.16

Total return(c)	17.74%	48.39%	(25.05%)	6.39%	9.81%	16.21	%(f)

Net assets end of year (000’s)	$408,505	$472,936	$418,923	$331,300	$315,252	$21,963

Ratio and supplemental data
Expenses to average net assets
After reimbursement/fee waiver	0.66%	0.67%	0.65%	0.65%	0.66%	0.90	%(g)
Before reimbursement/fee waiver	0.66%	0.67%	0.65%	0.65%	0.66%	1.07	%(g)
Net investment income, to average net assets(d)	8.11%	9.96%	8.34%	6.96%	7.29%	7.90	%(g)
Portfolio turnover rate	91%	58%	38%	80%	73%	91	%(f)

The notes to the financial statements are an integral part of this report.

Transamerica Funds	Annual Report 2010

FINANCIAL HIGHLIGHTS (continued)
For the period or years ended:

	Transamerica Balanced
	Class A
	October 31,		October 31,		October 31,	October 31,	October 31,
For a share outstanding throughout each period	2010		2009		2008	2007	2006

Net asset value
Beginning of year	$17.85		$16.44		$25.70	$22.05	$19.90

Investment operations
Net investment income(b)	0.52		0.28		0.28	0.17	0.12
Net realized and unrealized gain (loss) on investments	3.55		2.47		(8.64)	3.62	2.12

Total from investment operations	4.07		2.75		(8.36)	3.79	2.24

Distributions
Net investment income	(0.52)		(0.31)		(0.24)	(0.14)	(0.09)
Net realized gains on investments	—		(1.03)		(0.66)	—	—

Total distributions	(0.52)		(1.34)		(0.90)	(0.14)	(0.09)

Net asset value
End of year	$21.40		$17.85		$16.44	$25.70	$22.05

Total return(c)	23.08%		18.43%		(33.55%)	17.28%	11.27%

Net assets end of year (000’s)	$95,258		$60,279		$49,917	$61,565	$55,547

Ratio and supplemental data
Expenses to average net assets
After reimbursement/fee waiver	1.56	%(j)	1.73	%(j)	1.52%	1.56%	1.58%
Before reimbursement/fee waiver	1.56	%(j)	1.73	%(j)	1.52%	1.56%	1.58%
Net investment income, to average net assets(d)	2.67%		1.72%		1.27%	0.73%	0.57%
Portfolio turnover rate	99%		100%		52%	52%	51%

	Transamerica Balanced
	Class B
	October 31,		October 31,		October 31,	October 31,	October 31,
For a share outstanding throughout each period	2010		2009		2008	2007	2006

Net asset value
Beginning of year	$17.79		$16.37		$25.58	$21.98	$19.88

Investment operations
Net investment income(b)	0.33		0.16		0.13	0.04	— (k)
Net realized and unrealized gain (loss) on investments	3.58		2.45		(8.58)	3.60	2.12

Total from investment operations	3.91		2.61		(8.45)	3.64	2.12

Distributions
Net investment income	(0.36)		(0.17)		(0.10)	(0.04)	(0.02)
Net realized gains on investments	—		(1.03)		(0.66)	—	—

Total distributions	(0.36)		(1.20)		(0.76)	(0.04)	(0.02)

Net asset value
End of year	$21.34		$17.79		$16.37	$25.58	$21.98

Total return(c)	22.15%		17.50%		(33.95%)	16.57%	10.65%

Net assets end of year (000’s)	$14,658		$17,787		$32,469	$96,573	$118,286

Ratio and supplemental data
Expenses to average net assets
After reimbursement/fee waiver	2.34	%(j)	2.46	%(j)	2.15%	2.14%	2.15%
Before reimbursement/fee waiver	2.34	%(j)	2.46	%(j)	2.15%	2.14%	2.15%
Net investment income, to average net assets(d)	1.73%		1.02%		0.59%	0.15%	0.01%
Portfolio turnover rate	99%		100%		52%	52%	51%

The notes to the financial statements are an integral part of this report.

Transamerica Funds	Annual Report 2010

FINANCIAL HIGHLIGHTS (continued)
For the period or years ended:

	Transamerica Balanced
	Class C										Class I
	October 31,		October 31,		October 31,		October 31,		October 31,		October 31,
For a share outstanding throughout each period	2010		2009		2008		2007		2006		2010 (e)

Net asset value
Beginning of period/year	$17.69		$16.30		$25.50		$21.91		$19.82		$18.49

Investment operations
Net investment income(b)	0.40		0.18		0.15		0.04		0.01		0.57
Net realized and unrealized gain (loss) on investments	3.53		2.46		(8.56)		3.59		2.10		2.98

Total from investment operations	3.93		2.64		(8.41)		3.63		2.11		3.55

Distributions
Net investment income	(0.42)		(0.22)		(0.13)		(0.04)		(0.02)		(0.58)
Net realized gains on investments	—		(1.03)		(0.66)		—		—		—

Total distributions	(0.42)		(1.25)		(0.79)		(0.04)		(0.02)		(0.58)

Net asset value
End of year	$21.20		$17.69		$16.30		$25.50		$21.91		$21.46

Total return(c)	22.43%		17.80%		(33.92%)		16.61%		10.64%		19.52	%(f)

Net assets end of year (000’s)	$24,194		$16,933		$17,719		$32,569		$36,750		$265

Ratio and supplemental data
Expenses to average net assets
After reimbursement/fee waiver	2.11	%(j)	2.27	%(j)	2.08%		2.11%		2.12%		1.46	%(g)(u)
Before reimbursement/fee waiver	2.11	%(j)	2.27	%(j)	2.08%		2.11%		2.12%		2.01	%(g)(u)
Net investment income, to average net assets(d)	2.09%		1.15%		0.69%		0.18%		0.03%		3.15	%(g)
Portfolio turnover rate	99%		100%		52%		52%		51%		99	%(f)

	Transamerica
	Balanced		Transamerica Diversified Equity
	Class P		Class A		Class B		Class C		Class I		Class I2(h)
	October 31,		October 31,		October 31,		October 31,		October 31,		October 31,
For a share outstanding throughout each period	2010 (l)		2010 (l)		2010 (l)		2010 (l)		2010 (e)		2010 (l)

Net asset value
Beginning of period/year	$18.67		$12.85		$12.85		$12.85		$12.65		$12.85

Investment operations
Net investment income(b)	0.54		0.15		0.06		0.06		0.26		0.26
Net realized and unrealized gain on investments	2.80		1.31		1.32		1.32		1.53		1.30

Total from investment operations	3.34		1.46		1.38		1.38		1.79		1.56

Distributions
Net investment income	(0.61)		(0.02)		(0.01)		(0.01)		(0.03)		(0.03)

Total distributions	(0.61)		(0.02)		(0.01)		(0.01)		(0.03)		(0.03)

Net asset value
End of year	$21.40		$14.29		$14.22		$14.22		$14.41		$14.38

Total return(c)	18.19	%(f)	11.32	%(f)	10.68	%(f)	10.68	%(f)	14.16	%(f)	12.12	%(f)

Net assets end of year (000’s)	$199,226		$83,766		$7,735		$15,013		$421		$358,714

Ratio and supplemental data
Expenses to average net assets
After reimbursement/fee waiver	1.11	%(g)(u)	1.52	%(g)	2.17	%(g)	2.17	%(g)	1.17	%(g)	0.81	%(g)
Before reimbursement/fee waiver	1.33	%(g)	1.72	%(g)	2.44	%(g)	2.31	%(g)	1.81	%(g)	0.81	%(g)
Net investment income, to average net assets(d)	2.88	%(g)	1.14	%(g)	0.40	%(g)	0.48	%(g)	2.14	%(g)	2.02	%(g)
Portfolio turnover rate	99	%(f)	79	%(f)	79	%(f)	79	%(f)	79	% (f)	79	%(f)

The notes to the financial statements are an integral part of this report.

Transamerica Funds	Annual Report 2010

FINANCIAL HIGHLIGHTS (continued)
For the period or years ended:

	Transamerica Diversified Equity
	Class P (w)
		10 Months
	October 31,	Ended October		December 31,	December 31,	December 31,	December 31,
For a share outstanding throughout each period	2010	31, 2009		2008	2007	2006	2005

Net asset value
Beginning of year	$12.08	$9.82		$17.15	$14.84	$13.69	$12.70

Investment operations
Net investment income(b)	0.21	0.02		0.05	0.01	0.01	0.02
Net realized and unrealized gain (loss) on investments	2.12	2.24		(7.08)	2.77	1.28	0.99

Total from investment operations	2.33	2.26		(7.03)	2.78	1.29	1.01

Distributions
Net investment income	(0.07)	—		(0.02)	— (k)	—	(0.02)
Net realized gains on investments	—	—		(0.28)	(0.47)	(0.14)	—

Total distributions	(0.07)	—		(0.30)	(0.47)	(0.14)	(0.02)

Net asset value
End of year	$14.34	$12.08		$9.82	$17.15	$14.84	$13.69

Total return(c)	19.31%	23.01	%(f)	(40.93%)	18.68%	9.42%	7.93%

Net assets end of year (000’s)	$323,700	$259,822		$194,445	$305,343	$207,607	$148,927

Ratio and supplemental data
Expenses to average net assets
After reimbursement/fee waiver	1.15%	1.15	%(g)	1.15%	1.15%	1.15%	1.10%
Before reimbursement/fee waiver	1.38%	1.32	%(g)	1.29%	1.15%	1.15%	1.31%
Net investment income, to average net assets(d)	1.56%	0.27	%(g)	0.35%	0.08%	0.04%	0.13%
Portfolio turnover rate	79%	25	%(f)	44%	29%	36%	35%

	Transamerica Flexible Income
	Class A
	October 31,		October 31,	October 31,	October 31,	October 31,
For a share outstanding throughout each period	2010		2009	2008	2007	2006

Net asset value
Beginning of year	$8.33		$7.22	$9.14	$9.38	$9.31

Investment operations
Net investment income(b)	0.50		0.46	0.44	0.48	0.43
Net realized and unrealized gain (loss) on investments	0.70		1.08	(1.89)	(0.25)	0.05

Total from investment operations	1.20		1.54	(1.45)	0.23	0.48

Distributions
Net investment income	(0.54)		(0.43)	(0.47)	(0.47)	(0.41)

Total distributions	(0.54)		(0.43)	(0.47)	(0.47)	(0.41)

Net asset value
End of year	$8.99		$8.33	$7.22	$9.14	$9.38

Total return(c)	14.89%		22.30%	(16.57%)	2.42%	5.34%

Net assets end of year (000’s)	$55,103		$24,173	$13,360	$15,409	$17,005

Ratio and supplemental data
Expenses to average net assets
After reimbursement/fee waiver	1.07	%(u)	1.47%	1.39%	1.40%	1.47%
Before reimbursement/fee waiver	1.15	%(u)	1.47%	1.39%	1.40%	1.47%
Net investment income, to average net assets(d)	5.79%		6.03%	5.12%	5.12%	4.64%
Portfolio turnover rate	120%		169%	98%	108%	110%

The notes to the financial statements are an integral part of this report.

Transamerica Funds	Annual Report 2010

FINANCIAL HIGHLIGHTS (continued)
For the period or years ended:

	Transamerica Flexible Income
	Class B
	October 31,		October 31,	October 31,	October 31,	October 31,
For a share outstanding throughout each period	2010		2009	2008	2007	2006

Net asset value
Beginning of year	$8.34		$7.23	$9.14	$9.39	$9.32

Investment operations
Net investment income(b)	0.43		0.40	0.38	0.42	0.38
Net realized and unrealized gain (loss) on investments	0.71		1.09	(1.88)	(0.26)	0.06

Total from investment operations	1.14		1.49	(1.50)	0.16	0.44

Distributions
Net investment income	(0.48)		(0.38)	(0.41)	(0.41)	(0.37)

Total distributions	(0.48)		(0.38)	(0.41)	(0.41)	(0.37)

Net asset value
End of year	$9.00		$8.34	$7.23	$9.14	$9.39

Total return(c)	14.02%		21.39%	(17.03%)	1.66%	4.81%

Net assets end of year (000’s)	$10,614		$8,161	$8,628	$17,007	$23,501

Ratio and supplemental data
Expenses to average net assets
After reimbursement/fee waiver	1.88	%(u)	2.16%	2.05%	2.04%	2.08%
Before reimbursement/fee waiver	1.88	%(u)	2.16%	2.05%	2.04%	2.08%
Net investment income, to average net assets(d)	4.97%		5.36%	4.42%	4.48%	4.08%
Portfolio turnover rate	120%		169%	98%	108%	110%

	Transamerica Flexible Income
	Class C						Class I
	October 31,		October 31,	October 31,	October 31,	October 31,	October 31,
For a share outstanding throughout each period	2010		2009	2008	2007	2006	2010 (e)

Net asset value
Beginning of period/year	$8.31		$7.21	$9.12	$9.36	$9.30	$8.48

Investment operations
Net investment income(b)	0.44		0.41	0.39	0.42	0.39	0.50
Net realized and unrealized gain (loss) on investments	0.70		1.08	(1.88)	(0.25)	0.04	0.57

Total from investment operations	1.14		1.49	(1.49)	0.17	0.43	1.07

Distributions
Net investment income	(0.49)		(0.39)	(0.42)	(0.41)	(0.37)	(0.53)

Total distributions	(0.49)		(0.39)	(0.42)	(0.41)	(0.37)	(0.53)

Net asset value
End of year	$8.96		$8.31	$7.21	$9.12	$9.36	$9.02

Total return(c)	14.15%		21.50%	(16.98%)	1.81%	4.74%	13.10	%(f)

Net assets end of year (000’s)	$36,264		$12,978	$5,981	$8,982	$12,519	$9,787

Ratio and supplemental data
Expenses to average net assets
After reimbursement/fee waiver	1.74	%(u)	2.06%	1.97%	2.00%	2.07%	0.76	%(g)(u)
Before reimbursement/fee waiver	1.74	%(u)	2.06%	1.97%	2.00%	2.07%	0.76	%(g)(u)
Net investment income, to average net assets(d)	5.14%		5.43%	4.52%	4.51%	4.15%	6.25	%(g)
Portfolio turnover rate	120%		169%	98%	108%	110%	120	%(f)

The notes to the financial statements are an integral part of this report.

Transamerica Funds	Annual Report 2010

FINANCIAL HIGHLIGHTS (continued)
For the period or years ended:

	Transamerica Flexible Income
	Class I2(h)
	October 31,		October 31,	October 31,	October 31,	October 31,
For a share outstanding throughout each period	2010		2009	2008	2007	2006

Net asset value
Beginning of year	$8.37		$7.25	$9.17	$9.42	$9.35

Investment operations
Net investment income (loss)(b)	0.53		0.50	0.50	0.53	0.50
Net realized and unrealized gain (loss) on investments	0.71		1.10	(1.90)	(0.26)	0.05

Total from investment operations	1.24		1.60	(1.40)	0.27	0.55

Distributions
Net investment income	(0.58)		(0.48)	(0.52)	(0.52)	(0.48)

Total distributions	(0.58)		(0.48)	(0.52)	(0.52)	(0.48)

Net asset value
End of year	$9.03		$8.37	$7.25	$9.17	$9.42

Total return(c)	15.39%		23.16%	(16.02%)	2.93%	6.04%

Net assets end of year (000’s)	$146,631		$132,177	$128,108	$370,611	$221,116

Ratio and supplemental data
Expenses to average net assets
After reimbursement/fee waiver	0.64	%(u)	0.85%	0.77%	0.80%	0.86%
Before reimbursement/fee waiver	0.64	%(u)	0.85%	0.77%	0.80%	0.86%
Net investment income (loss), to average net assets(d)	6.18%		6.64%	5.67%	5.71%	5.35%
Portfolio turnover rate	120%		169%	98%	108%	110%

			Transamerica Focus(m)
	Class A		Class B		Class C		Class I
	October 31,		October 31,		October 31,		October 31,
For a share outstanding throughout each period	2010 (l)		2010 (l)		2010 (l)		2010 (e)

Net asset value
Beginning of period/year	$11.77		$10.95		$10.94		$11.64

Investment operations
Net investment loss(b)	(0.09)		(0.15)		(0.15)		(0.06)
Net realized and unrealized gain on investments	2.12		1.96		1.96		2.33

Total from investment operations	2.03		1.81		1.81		2.27

Distributions
Net investment income	(0.02)		(0.01)		(0.01)		(0.02)

Total distributions	(0.02)		(0.01)		(0.01)		(0.02)

Net asset value
End of year	$13.78		$12.75		$12.74		$13.89

Total return(c)	17.24	%(f)	16.51	%(f)	16.53	%(f)	19.58	% (f)

Net assets end of year (000’s)	$48,547		$9,916		$12,814		$434

Ratio and supplemental data
Expenses to average net assets
After reimbursement/fee waiver	1.55	%(g)	2.20	%(g)	2.20	%(g)	1.20	% (g)
Before reimbursement/fee waiver	1.78	%(g)	2.51	%(g)	2.26	%(g)	1.85	% (g)
Net investment loss, to average net assets(d)	(0.75	%)(g)	(1.36	%)(g)	(1.39	%)(g)	(0.51	%) (g)
Portfolio turnover rate	57	%(f)	57	%(f)	57	%(f)	57	% (f)

The notes to the financial statements are an integral part of this report.

Transamerica Funds	Annual Report 2010

FINANCIAL HIGHLIGHTS (continued)
For the period or years ended:

	Transamerica Focus(m)
	Class P(x)
			10 Months
	October 31,		Ended October		December 31,	December 31,	December 31,	December 31,
For a share outstanding throughout each period	2010		31, 2009		2008	2007	2006	2005

Net asset value
Beginning of year	$17.34		$13.28		$23.64	$19.65	$18.59	$16.01

Investment operations
Net investment loss(b)	(0.08)		(0.10)		(0.10)	(0.11)	(0.11)	(0.06)
Net realized and unrealized gain (loss) on investments	(3.45)		4.16		(9.65)	4.11	1.17	2.64

Total from investment operations	(3.53)		4.06		(9.75)	4.00	1.06	2.58

Fund acquisition

Exchange Reduction	(6.83	)(v)

Distributions
Net investment income	(0.02)		—		—	—	—	—
Net realized gains on investments	—		—		(0.61)	(0.01)	—	—

Total distributions	(0.02)		—		(0.61)	(0.01)	—	—

Net asset value
End of year	$13.79		$17.34		$13.28	$23.64	$19.65	$18.59

Total return(c)	25.87%		30.57	%(f)	(41.19%)	20.35%	5.70%	16.12%

Net assets end of year (000’s)	$70,379		$63,698		$50,834	$95,372	$87,200	$111,705

Ratio and supplemental data
Expenses to average net assets
After reimbursement/fee waiver	1.42	%(n)	1.45	%(g)(n)	1.37%	1.18%	1.20%	1.32%
Before reimbursement/fee waiver	1.43	%(n)	1.56	%(g)(n)	1.37%	1.18%	1.20%	1.32%
Net investment loss, to average net assets(d)	(0.63%)		(0.80	%)(g)	(0.52%)	(0.50%)	(0.61%)	(0.38%)
Portfolio turnover rate	57%		62	%(f)	66%	51%	46%	67%

	Transamerica Growth Opportunities
	Class A
	October 31,	October 31,	October 31,	October 31,	October 31,
For a share outstanding throughout each period	2010	2009	2008	2007	2006

Net asset value
Beginning of year	$7.54	$6.57	$11.40	$8.36	$7.85

Investment operations
Net investment loss(b)	(0.05)	(0.05)	(0.06)	(0.09)	(0.07)
Net realized and unrealized gain (loss) on investments	2.33	1.02	(4.77)	3.13	0.58

Total from investment operations	2.28	0.97	(4.83)	3.04	0.51

Net asset value
End of year	$9.82	$7.54	$6.57	$11.40	$8.36

Total return(c)	30.41%	14.76%	(42.37%)	36.20%	6.62%

Net assets end of year (000’s)	$59,685	$48,788	$41,005	$64,825	$56,588

Ratio and supplemental data
Expenses to average net assets
After reimbursement/fee waiver	1.75%	1.75%	1.75%	1.75%	1.72%
Before reimbursement/fee waiver	1.98%	2.23%	1.81%	1.77%	1.72%
Net investment loss, to average net assets(d)	(0.56%)	(0.68%)	(0.69%)	(1.00%)	(0.89%)
Portfolio turnover rate	63%	71%	45%	85%	59%

The notes to the financial statements are an integral part of this report.

Transamerica Funds	Annual Report 2010

FINANCIAL HIGHLIGHTS (continued)
For the period or years ended:

	Transamerica Growth Opportunities
	Class B
	October 31,	October 31,	October 31,	October 31,	October 31,
For a share outstanding throughout each period	2010	2009	2008	2007	2006

Net asset value
Beginning of year	$6.99	$6.13	$10.72	$7.92	$7.48

Investment operations
Net investment loss(b)	(0.10)	(0.08)	(0.12)	(0.14)	(0.13)
Net realized and unrealized gain (loss) on investments	2.16	0.94	(4.47)	2.94	0.57

Total from investment operations	2.06	0.86	(4.59)	2.80	0.44

Net asset value
End of year	$9.05	$6.99	$6.13	$10.72	$7.92

Total return(c)	29.47%	14.03%	(42.82%)	35.35%	5.88%

Net assets end of year (000’s)	$12,406	$14,067	$20,823	$65,123	$66,098

Ratio and supplemental data
Expenses to average net assets
After reimbursement/fee waiver	2.40%	2.40%	2.40%	2.40%	2.40%
Before reimbursement/fee waiver	2.41%	2.71%	2.46%	2.45%	2.46%
Net investment loss, to average net assets(d)	(1.21%)	(1.25%)	(1.39%)	(1.66%)	(1.57%)
Portfolio turnover rate	63%	71%	45%	85%	59%

	Transamerica Growth Opportunities
	Class C					Class I
	October 31,	October 31,	October 31,	October 31,	October 31,	October 31,
For a share outstanding throughout each period	2010	2009	2008	2007	2006	2010 (e)

Net asset value
Beginning of period/year	$7.01	$6.16	$10.74	$7.94	$7.49	$8.04

Investment operations
Net investment loss(b)	(0.10)	(0.08)	(0.11)	(0.14)	(0.12)	(0.02)
Net realized and unrealized gain (loss) on investments	2.17	0.93	(4.47)	2.94	0.57	2.17

Total from investment operations	2.07	0.85	(4.58)	2.80	0.45	2.15

Net asset value
End of year	$9.08	$7.01	$6.16	$10.74	$7.94	$10.19

Total return(c)	29.53%	13.80%	(42.64%)	35.26%	6.01%	26.74	%(f)

Net assets end of year (000’s)	$12,781	$10,774	$10,619	$22,656	$21,688	$815

Ratio and supplemental data
Expenses to average net assets
After reimbursement/fee waiver	2.40%	2.40%	2.34%	2.36%	2.38%	1.40	%(g)
Before reimbursement/fee waiver	2.41%	2.62%	2.34%	2.36%	2.38%	1.48	%(g)
Net investment loss, to average net assets(d)	(1.21%)	(1.31%)	(1.29%)	(1.61%)	(1.54%)	(0.23	%)(g)
Portfolio turnover rate	63%	71%	45%	85%	59%	63	%(f)

The notes to the financial statements are an integral part of this report.

Transamerica Funds	Annual Report 2010

FINANCIAL HIGHLIGHTS (continued)
For the period or years ended:

	Transamerica Growth Opportunities
	Class I2(h)						Class P
	October 31,	October 31,	October 31,	October 31,	October 31,		October 31,
For a share outstanding throughout each period	2010	2009	2008	2007	2006 (o)		2010 (l)

Net asset value
Beginning of period/year	$7.78	$6.74	$11.59	$8.43	$7.99		$8.01

Investment operations
Net investment income (loss)(b)	0.03	0.01	0.01	(0.01)	—	(k)	(0.02)
Net realized and unrealized gain (loss) on investments	2.42	1.03	(4.86)	3.17	0.44		1.86

Total from investment operations	2.45	1.04	(4.85)	3.16	0.44		1.84

Net asset value
End of year	$10.23	$7.78	$6.74	$11.59	$8.43		$9.85

Total return(c)	31.49%	15.43%	(41.85%)	37.49%	5.51	%(f)	22.97	%(f)

Net assets end of year (000’s)	$106,970	$111,402	$86,425	$206,863	$214,775		$104,877

Ratio and supplemental data
Expenses to average net assets
After reimbursement/fee waiver	0.88%	0.91%	0.86%	0.88%	0.88	%(g)	1.37	%(g)
Before reimbursement/fee waiver	0.88%	0.91%	0.86%	0.88%	0.88	%(g)	1.37	%(g)
Net investment income (loss), to average net assets(d)	0.32%	0.15%	0.15%	(0.15%)	(0.06	%)(g)	(0.18	%)(g)
Portfolio turnover rate	63%	71%	45%	85%	59	%(f)	63	%(f)

	Transamerica Money Market
	Class A
	October 31,		October 31,		October 31,	October 31,	October 31,
For a share outstanding throughout each period	2010		2009		2008	2007	2006

Net asset value
Beginning of year	$1.00		$1.00		$1.00	$1.00	$1.00

Investment operations
Net investment income(b)	—	(k)	—	(k)	0.02	0.05	0.04
Net realized and unrealized gain on investments	—	(k)	—	(k)	— (k)	—	—

Total from investment operations	—	(k)	—	(k)	0.02	0.05	0.04

Net equalization and credits	—	(k)	—		—	—	—

Distributions
Net investment income	—	(k)	—	(k)	(0.02)	(0.05)	(0.04)
Net realized gains on investments	—		—		—	— (k)	—

Total distributions	—	(k)	—	(k)	(0.02)	(0.05)	(0.04)

Net asset value
End of year	$1.00		$1.00		$1.00	$1.00	$1.00

Total return(c)	0.01%		0.21%		2.52%	4.61%	4.09%

Net assets end of year (000’s)	$119,744		$146,598		$142,456	$95,766	$78,716

Ratio and supplemental data
Expenses to average net assets
After reimbursement/fee waiver	0.22	%(p)	0.60	%(p)	0.83%	0.83%	0.83%
Before reimbursement/fee waiver	1.19%		1.11%		1.08%	1.20%	1.23%
Net investment income, to average net assets(d)	—	% (q)	0.20%		2.40%	4.54%	3.98%

The notes to the financial statements are an integral part of this report.

Transamerica Funds	Annual Report 2010

FINANCIAL HIGHLIGHTS (continued)
For the period or years ended:

	Transamerica Money Market
	Class B
	October 31,		October 31,		October 31,	October 31,	October 31,
For a share outstanding throughout each period	2010		2009		2008	2007	2006

Net asset value
Beginning of year	$1.00		$1.00		$1.00	$1.00	$1.00

Investment operations
Net investment income(b)	—	(k)	—	(k)	0.02	0.04	0.03
Net realized and unrealized gain on investments	—	(k)	—	(k)	— (k)	—	—

Total from investment operations	—	(k)	—	(k)	0.02	0.04	0.03

Net equalization and credits	—	(k)	—		—	—	—

Distributions
Net investment income	—	(k)	—	(k)	(0.02)	(0.04)	(0.03)
Net realized gains on investments	—		—		—	— (k)	—

Total distributions	—	(k)	—	(k)	(0.02)	(0.04)	(0.03)

Net asset value
End of year	$1.00		$1.00		$1.00	$1.00	$1.00

Total return(c)	0.01%		0.08%		1.83%	3.92%	3.41%

Net assets end of year (000’s)	$19,442		$35,612		$40,110	$23,324	$25,727

Ratio and supplemental data
Expenses to average net assets
After reimbursement/fee waiver	0.21	% (p)	0.73	%(p)	1.48%	1.48%	1.48%
Before reimbursement/fee waiver	1.81%		1.75%		1.75%	1.83%	1.80%
Net investment income, to average net assets(d)	—	% (q)	0.08%		1.75%	3.87%	3.50%

	Transamerica Money Market
	Class C							Class I
	October 31,		October 31,		October 31,	October 31,	October 31,	October 31,
For a share outstanding throughout each period	2010		2009		2008	2007	2006	2010 (e)

Net asset value
Beginning of year	$1.00		$1.00		$1.00	$1.00	$1.00	$1.00

Investment operations
Net investment income(b)	—	(k)	—	(k)	0.02	0.04	0.03	—	(k)
Net realized and unrealized gain on investments	—	(k)	—	(k)	— (k)	—	—	—	(k)

Total from investment operations	—	(k)	—	(k)	0.02	0.04	0.03	—	(k)

Net equalization and credits	—	(k)	—		—	—	—	—	(k)

Distributions
Net investment income	—	(k)	—	(k)	(0.02)	(0.04)	(0.03)	—	(k)
Net realized gains on investments	—		—		—	— (k)	—	—

Total distributions	—	(k)	—	(k)	(0.02)	(0.04)	(0.03)	—	(k)

Net asset value
End of year	$1.00		$1.00		$1.00	$1.00	$1.00	$1.00

Total return(c)	0.01%		0.07%		1.86%	3.92%	3.16%	0.01	%(f)

Net assets end of year (000’s)	$33,800		$46,177		$59,991	$19,638	$17,286	$55

Ratio and supplemental data
Expenses to average net assets
After reimbursement/fee waiver	0.22	%(p)	0.76	%(p)	1.48%	1.48%	1.48%	0.22	%(g)(p)
Before reimbursement/fee waiver	1.66%		1.64%		1.67%	1.73%	1.82%	3.16	%(g)
Net investment income, to average net assets(d)	—	%(q)	0.07%		1.65%	3.88%	3.40%	0.01	%(g)

The notes to the financial statements are an integral part of this report.

Transamerica Funds	Annual Report 2010

FINANCIAL HIGHLIGHTS (continued)
For the period or years ended:

	Transamerica Money Market
	Class I2(h)								Class P
	October 31,		October 31,		October 31,	October 31,	October 31,		October 31,
For a share outstanding throughout each period	2010		2009		2008	2007	2006 (o)		2010 (i)

Net asset value
Beginning of period/year	$1.00		$1.00		$1.00	$1.00	$1.00		$1.00

Investment operations
Net investment income(b)	—	(k)	—	(k)	0.03	0.05	0.04		—	(k)
Net realized and unrealized gain on investments	—	(k)	—	(k)	— (k)	—	—		—	(k)

Total from investment operations	—	(k)	—	(k)	0.03	0.05	0.04		—	(k)

Net equalization and credits	—	(k)	—		—	—	—		—	(k)

Distributions
Net investment income	—	(k)	—	(k)	(0.03)	(0.05)	(0.04)		—	(k)
Net realized gains on investments	—		—		—	— (k)	—		—

Total distributions	—	(k)	—	(k)	(0.03)	(0.05)	(0.04)		—	(k)

Net asset value
End of year	$1.00		$1.00		$1.00	$1.00	$1.00		$1.00

Total return(c)	0.01%		0.35%		2.84%	4.98%	4.30	% (f)	0.01	%(f)

Net assets end of year (000’s)	$21,773		$34,119		$29,327	$34,673	$26,466		$32,059

Ratio and supplemental data
Expenses to average net assets
After reimbursement/fee waiver	0.21	%(p)	0.45	%(p)	0.48%	0.48%	0.48	%(g)	0.21	%(g)(p)
Before reimbursement/fee waiver	0.50%		0.53%		0.49%	0.52%	0.51	%(g)	0.66	%(g)
Net investment income, to average net assets(d)	0.01%		0.36%		2.89%	4.88%	4.39	%(g)	0.01	%(g)

	Transamerica Short-Term Bond
	Class A				Class C
	October 31,	October 31,	October 31,		October 31,	October 31,	October 31,
For a share outstanding throughout each period	2010	2009	2008(r)		2010	2009	2008(r)

Net asset value
Beginning of period/year	$10.26	$9.44	$10.00		$10.24	$9.42	$10.00

Investment operations
Net investment income(b)	0.43	0.51	0.38		0.36	0.43	0.32
Net realized and unrealized gain (loss) on investments	0.29	0.78	(0.54)		0.28	0.80	(0.55)

Total from investment operations	0.72	1.29	(0.16)		0.64	1.23	(0.23)

Distributions
Net investment income	(0.45)	(0.47)	(0.40)		(0.37)	(0.41)	(0.35)

Total distributions	(0.45)	(0.47)	(0.40)		(0.37)	(0.41)	(0.35)

Net asset value
End of year	$10.53	$10.26	$9.44		$10.51	$10.24	$9.42

Total return(c)	7.15%	13.40%	(1.70	%)(f)	6.32%	12.74%	(2.43	%)(f)

Net assets end of year (000’s)	$856,959	$289,879	$5,663		$834,859	$317,130	$7,263

Ratio and supplemental data
Expenses to average net assets
After reimbursement/fee waiver	0.83%	0.91%	1.11	%(g)	1.59%	1.65%	1.76	%(g)
Before reimbursement/fee waiver	0.97%	1.09%	1.11	%(g)	1.63%	1.74%	1.76	%(g)
Net investment income, to average net assets(d)	4.16%	5.14%	3.92	%(g)	3.40%	4.38%	3.28	%(g)
Portfolio turnover rate	54%	77%	67	%(f)	54%	77%	67	%(f)

The notes to the financial statements are an integral part of this report.

Transamerica Funds	Annual Report 2010

FINANCIAL HIGHLIGHTS (continued)
For the period or years ended:

	Transamerica Short-Term Bond
	Class I		Class I2(h)
	October 31,		October 31,	October 31,	October 31,	October 31,	October 31,
For a share outstanding throughout each period	2010 (e)		2010	2009	2008	2007	2006

Net asset value
Beginning of period/year	$10.14		$10.08	$9.28	$9.82	$9.84	$9.79

Investment operations
Net investment income(b)	0.39		0.46	0.50	0.43	0.47	0.40
Net realized and unrealized gain (loss) on investments	0.24		0.27	0.80	(0.54)	(0.04)	0.05

Total from investment operations	0.63		0.73	1.30	(0.11)	0.43	0.45

Distributions
Net investment income	(0.42)		(0.47)	(0.50)	(0.43)	(0.45)	(0.40)

Total distributions	(0.42)		(0.47)	(0.50)	(0.43)	(0.45)	(0.40)

Net asset value
End of year	$10.35		$10.34	$10.08	$9.28	$9.82	$9.84

Total return(c)	6.34	%(f)	7.37%	14.44%	(1.22%)	4.45%	4.72%

Net assets end of year (000’s)	$198,461		$999,064	$710,660	$492,333	$563,889	$379,442

Ratio and supplemental data
Expenses to average net assets
After reimbursement/fee waiver	0.65	%(g)	0.53%	0.63%	0.68%	0.67%	0.70%
Before reimbursement/fee waiver	0.67	%(g)	0.58%	0.69%	0.68%	0.67%	0.70%
Net investment income, to average net assets(d)	4.17	%(g)	4.52%	5.14%	4.38%	4.81%	4.10%
Portfolio turnover rate	54	%(f)	54%	77%	67%	117%	100%

	Transamerica Small/Mid Cap Value
	Class A
	October 31,	October 31,		October 31,	October 31,	October 31,
For a share outstanding throughout each period	2010	2009		2008	2007	2006

Net asset value
Beginning of year	$14.72	$12.70		$23.78	$17.78	$16.69

Investment operations
Net investment income (loss)(b)	(0.02)	—	(k)	0.21	0.14	0.28
Net realized and unrealized gain (loss) on investments	4.19	2.33		(8.64)	6.30	1.96

Total from investment operations	4.17	2.33		(8.43)	6.44	2.24

Distributions
Net investment income	—	(0.31)		(0.16)	(0.13)	(0.03)
Net realized gains on investments	—	—		(2.49)	(0.31)	(1.12)

Total distributions	—	(0.31)		(2.65)	(0.44)	(1.15)

Net asset value
End of year	$18.89	$14.72		$12.70	$23.78	$17.78

Total return(c)	28.33%	19.12%		(39.47%)	36.99%	13.97%

Net assets end of year (000’s)	$283,240	$201,569		$199,210	$96,667	$47,014

Ratio and supplemental data
Expenses to average net assets
After reimbursement/fee waiver	1.47%	1.59%		1.41%	1.41%	1.39%
Before reimbursement/fee waiver	1.47%	1.59%		1.41%	1.41%	1.39%
Net investment income (loss), to average net assets(d)	(0.12%)	—	%(q)	1.18%	0.71%	1.61%
Portfolio turnover rate	57%	101%		48%	22%	21%

The notes to the financial statements are an integral part of this report.

Transamerica Funds	Annual Report 2010

FINANCIAL HIGHLIGHTS (continued)
For the period or years ended:

	Transamerica Small/Mid Cap Value
	Class B
	October 31,	October 31,	October 31,	October 31,	October 31,
For a share outstanding throughout each period	2010	2009	2008	2007	2006

Net asset value
Beginning of year	$14.16	$12.19	$22.89	$17.12	$16.21

Investment operations
Net investment income (loss)(b)	(0.12)	(0.08)	0.06	0.02	(0.01)
Net realized and unrealized gain (loss) on investments	4.01	2.26	(8.27)	6.06	2.07

Total from investment operations	3.89	2.18	(8.21)	6.08	2.06

Distributions
Net investment income	—	(0.21)	—	—	(0.03)
Net realized gains on investments	—	—	(2.49)	(0.31)	(1.12)

Total distributions	—	(0.21)	(2.49)	(0.31)	(1.15)

Net asset value
End of year	$18.05	$14.16	$12.19	$22.89	$17.12

Total return(c)	27.47%	18.37%	(39.85%)	36.09%	13.21%

Net assets end of year (000’s)	$38,355	$34,573	$31,716	$53,285	$47,007

Ratio and supplemental data
Expenses to average net assets
After reimbursement/fee waiver	2.12%	2.24%	2.07%	2.07%	2.10%
Before reimbursement/fee waiver	2.12%	2.24%	2.07%	2.07%	2.10%
Net investment income (loss), to average net assets(d)	(0.74%)	(0.66%)	0.34%	0.12%	(0.06%)
Portfolio turnover rate	57%	101%	48%	22%	21%

	Transamerica Small/Mid Cap Value
	Class C					Class I
	October 31,	October 31,	October 31,	October 31,	October 31,	October 31,
For a share outstanding throughout each period	2010	2009	2008	2007	2006	2010 (e)

Net asset value
Beginning of period/year	$14.00	$12.10	$22.81	$17.09	$16.18	$15.44

Investment operations
Net investment income (loss)(b)	(0.12)	(0.08)	0.09	0.02	— (k)	(0.02)
Net realized and unrealized gain (loss) on investments	3.98	2.23	(8.24)	6.05	2.06	3.73

Total from investment operations	3.86	2.15	(8.15)	6.07	2.06	3.71

Distributions
Net investment income	—	(0.25)	(0.07)	(0.04)	(0.03)	—
Net realized gains on investments	—	—	(2.49)	(0.31)	(1.12)	—

Total distributions	—	(0.25)	(2.56)	(0.35)	(1.15)	—

Net asset value
End of year	$17.86	$14.00	$12.10	$22.81	$17.09	$19.15

Total return(c)	27.57%	18.42%	(39.84%)	36.16%	13.23%	24.03	%(f)

Net assets end of year (000’s)	$169,903	$115,960	$95,729	$63,856	$29,105	$40,346

Ratio and supplemental data
Expenses to average net assets
After reimbursement/fee waiver	2.07%	2.20%	2.04%	2.04%	2.08%	1.04	%(g)
Before reimbursement/fee waiver	2.07%	2.20%	2.04%	2.04%	2.08%	1.04	%(g)
Net investment income (loss), to average net assets(d)	(0.73%)	(0.63%)	0.52%	0.10%	(0.03%)	(0.11	%)(g)
Portfolio turnover rate	57%	101%	48%	22%	21%	57	%(f)

The notes to the financial statements are an integral part of this report.

Transamerica Funds	Annual Report 2010

FINANCIAL HIGHLIGHTS (continued)
For the period or years ended:

	Transamerica Small/Mid Cap Value
	Class I2(h)
	October 31,	October 31,	October 31,	October 31,	October 31,
For a share outstanding throughout each period	2010	2009	2008	2007	2006 (o)

Net asset value
Beginning of period/year	$14.82	$12.81	$23.91	$17.87	$16.84

Investment operations
Net investment income(b)	0.08	0.11	0.30	0.26	0.18
Net realized and unrealized gain (loss) on investments	4.23	2.31	(8.67)	6.32	1.97

Total from investment operations	4.31	2.42	(8.37)	6.58	2.15

Distributions
Net investment income	—	(0.41)	(0.24)	(0.23)	—
Net realized gains on investments	—	—	(2.49)	(0.31)	(1.12)

Total distributions	—	(0.41)	(2.73)	(0.54)	(1.12)

Net asset value
End of year	$19.13	$14.82	$12.81	$23.91	$17.87

Total return(c)	29.00%	19.85%	(39.11%)	37.78%	13.30	%(f)

Net assets end of year (000’s)	$15,893	$10,746	$214,351	$487,605	$478,728

Ratio and supplemental data
Expenses to average net assets
After reimbursement/fee waiver	0.88%	0.91%	0.85%	0.85%	0.86	%(g)
Before reimbursement/fee waiver	0.88%	0.91%	0.85%	0.85%	0.86	%(g)
Net investment income, to average net assets(d)	0.47%	0.89%	1.58%	1.30%	1.05	%(g)
Portfolio turnover rate	57%	101%	48%	22%	21	%(f)

	Transamerica WMC Diversified Growth(s)
	Class A
	October 31,	October 31,	October 31,	October 31,	October 31,
For a share outstanding throughout each period	2010	2009	2008	2007	2006

Net asset value
Beginning of year	$7.54	$6.85	$12.07	$9.83	$8.87

Investment operations
Net investment loss(b)	(0.02)	— (k)	(0.01)	(0.05)	(0.07)
Net realized and unrealized gain (loss) on investments	1.38	0.69	(5.21)	2.29	1.11

Total from investment operations	1.36	0.69	(5.22)	2.24	1.04

Distributions
Net realized gains on investments	—	—	—	—	(0.08)

Total distributions	—	—	—	—	(0.08)

Net asset value
End of year	$8.90	$7.54	$6.85	$12.07	$9.83

Total return(c)	18.04%	10.07%	(43.25%)	22.79%	11.71%

Net assets end of year (000’s)	$303,912	$292,838	$300,140	$532,251	$500,483

Ratio and supplemental data
Expenses to average net assets
After reimbursement/fee waiver	1.52%	1.52%	1.39%	1.40%	1.51%
Before reimbursement/fee waiver	1.56%	1.67%	1.39%	1.40%	1.51%
Net investment income (loss), to average net assets(d)	(0.28%)	0.06%	(0.07%)	(0.48%)	(0.70%)
Portfolio turnover rate	167%	53%	33%	62%	19%

The notes to the financial statements are an integral part of this report.

Transamerica Funds	Annual Report 2010

FINANCIAL HIGHLIGHTS (continued)
For the period or years ended:

	Transamerica WMC Diversified Growth(s)
	Class B
	October 31,	October 31,	October 31,	October 31,	October 31,
For a share outstanding throughout each period	2010	2009	2008	2007	2006

Net asset value
Beginning of year	$7.01	$6.42	$11.39	$9.35	$8.49

Investment operations
Net investment loss(b)	(0.07)	(0.03)	(0.08)	(0.12)	(0.12)
Net realized and unrealized gain (loss) on investments	1.28	0.62	(4.89)	2.16	1.06

Total from investment operations	1.21	0.59	(4.97)	2.04	0.94

Distributions
Net realized gains on investments	—	—	—	—	(0.08)

Total distributions	—	—	—	—	(0.08)

Net asset value
End of year	$8.22	$7.01	$6.42	$11.39	$9.35

Total return(c)	17.26%	9.19%	(43.63%)	21.82%	11.06%

Net assets end of year (000’s)	$29,958	$39,699	$59,479	$191,007	$222,144

Ratio and supplemental data
Expenses to average net assets
After reimbursement/fee waiver	2.17%	2.17%	2.17%	2.17%	2.17%
Before reimbursement/fee waiver	2.30%	2.50%	2.21%	2.21%	2.34%
Net investment loss, to average net assets(d)	(0.92%)	(0.53%)	(0.87%)	(1.25%)	(1.34%)
Portfolio turnover rate	167%	53%	33%	62%	19%

	Transamerica WMC Diversified Growth(s)
	Class C					Class I
	October 31,	October 31,	October 31,	October 31,	October 31,	October 31,
For a share outstanding throughout each period	2010	2009	2008	2007	2006	2010 (e)

Net asset value
Beginning of period/year	$7.04	$6.44	$11.42	$9.37	$8.50	$8.12

Investment operations
Net investment loss(b)	(0.07)	(0.03)	(0.07)	(0.11)	(0.12)	—	(k)
Net realized and unrealized gain (loss) on investments	1.29	0.63	(4.91)	2.16	1.07	1.06

Total from investment operations	1.22	0.60	(4.98)	2.05	0.95	1.06

Distributions
Net investment income	—	—	—	—	—	(0.04)
Net realized gains on investments	—	—	—	—	(0.08)	—

Total distributions	—	—	—	—	(0.08)	(0.04)

Net asset value
End of year	$8.26	$7.04	$6.44	$11.42	$9.37	$9.14

Total return(c)	17.33%	9.32%	(43.61%)	21.88%	11.16%	13.14	%(f)

Net assets end of year (000’s)	$36,135	$37,225	$46,676	$101,226	$97,047	$2,903

Ratio and supplemental data
Expenses to average net assets
After reimbursement/fee waiver	2.17%	2.17%	2.04%	2.07%	2.10%	1.01	%(g)
Before reimbursement/fee waiver	2.22%	2.32%	2.04%	2.07%	2.10%	1.01	%(g)
Net investment loss, to average net assets(d)	(0.93%)	(0.56%)	(0.72%)	(1.15%)	(1.27%)	(0.02	%)(g)
Portfolio turnover rate	167%	53%	33%	62%	19%	167	%(f)

The notes to the financial statements are an integral part of this report.

Transamerica Funds	Annual Report 2010

FINANCIAL HIGHLIGHTS (continued)
For the period or years ended:

	Transamerica WMC Diversified Growth(s)
	Class I2(h)							Class P
	October 31,	October 31,		October 31,	October 31,	October 31,		October 31,
For a share outstanding throughout each period	2010	2009		2008	2007	2006 (o)		2010 (l)

Net asset value
Beginning of period/year	$7.69	$6.99		$12.23	$9.90	$9.17		$8.07

Investment operations
Net investment income(b)	0.04	0.05		0.06	0.01	—	(k)	0.01
Net realized and unrealized gain (loss) on investments	1.41	0.69		(5.30)	2.32	0.81		0.84

Total from investment operations	1.45	0.74		(5.24)	2.33	0.81		0.85

Distributions
Net investment income	(0.04)	(0.04)		—	—	—		(0.04)
Net realized gains on investments	—	—		—	—	(0.08)		—

Total distributions	(0.04)	(0.04)		—	—	(0.08)		(0.04)

Net asset value
End of year	$9.10	$7.69		$6.99	$12.23	$9.90		$8.88

Total return(c)	18.94%	10.73%		(42.85%)	23.54%	8.83	%(f)	10.56	%(f)

Net assets end of year (000’s)	$425,431	$637,103		$500,722	$888,019	$714,803		$264,287

Ratio and supplemental data
Expenses to average net assets
After reimbursement/fee waiver	0.78%	0.82	%(t)	0.75%	0.78%	0.81	%(g)	1.15	%(g)
Before reimbursement/fee waiver	0.78%	0.82	%(t)	0.75%	0.78%	0.81	%(g)	1.23	%(g)
Net investment income, to average net assets(d)	0.51%	0.72%		0.55%	0.13%	0.02	%(g)	0.08	%(g)
Portfolio turnover rate	167%	53%		33%	62%	19	%(f)	167	%(f)

	Transamerica WMC Diversified Growth(s)
	Class T
	October 31,	October 31,		October 31,	October 31,	October 31,
For a share outstanding throughout each period	2010	2009		2008	2007	2006 (t)

Net asset value
Beginning of year	$21.14	$19.14		$33.53	$27.18	$27.10

Investment operations
Net investment income(b)	0.06	0.10		0.12	—	—	(k)
Net realized and unrealized gain (loss) on investments	3.92	1.90		(14.51)	6.35	0.08

Total from investment operations	3.98	2.00		(14.39)	6.35	0.08

Distributions
Net investment income	—	—	(k)	—	—	—

Total distributions	—	—	(k)	—	—	—

Net asset value
End of year	$25.12	$21.14		$19.14	$33.53	$27.18

Total return(c)	18.83%	10.46%		(42.92%)	23.36%	0.30	%(f)

Net assets end of year (000’s)	$93,290	$87,469		$90,881	$183,495	$195,420

Ratio and supplemental data
Expenses to average net assets
After reimbursement/fee waiver	0.96%	1.03	%(t)	0.89%	0.91%	0.84	%(g)
Before reimbursement/fee waiver	0.96%	1.03	%(t)	0.89%	0.91%	0.84	%(g)
Net investment income (loss), to average net assets(d)	0.28%	0.54%		0.42%	0.01%	(0.21	%)(g)
Portfolio turnover rate	167%	53%		33%	62%	19	%(f)

The notes to the financial statements are an integral part of this report.

Transamerica Funds	Annual Report 2010

FINANCIAL HIGHLIGHTS (continued)
For the period or years ended:

(a)	Formerly, Transamerica High Yield Bond.

(b)	Calculated based on average number of shares outstanding.

(c)	Total return has been calculated for the applicable period without deduction of a sales load, if any, on an initial purchase.

(d)	Includes Redemption Fees, if any. The impact of Redemption Fees is less than 0.01% for Class A, Class B, Class C, and Class I2, respectively.

(e)	Commenced operations November 30, 2009.

(f)	Not annualized.

(g)	Annualized.

(h)	Effective November 30, 2009, all previously existing Class I shares were re-designated as Class I2 Shares.

(i)	Commenced operations November 20, 2009.

(j)	Includes extraordinary expenses. The impact of the expenses were 0.01% and 0.02% for 2010 and 2009, respectively.

(k)	Rounds to less than $(0.01) or $0.01.

(l)	Commenced operations November 13, 2009.

(m)	Formerly, Transamerica Legg Mason Partners All Cap

(n)	Includes extraordinary expenses. The impact of the expenses were 0.02% and 0.05% for 2010 and 2009, respectively.

(o)	Commenced operations November 15, 2005.

(p)	Transamerica Asset Management, Inc. or any of its affiliates waive fees or reimburse expenses in order to avoid a negative yield. Refer to the notes to the financial statements for details.

(q)	Rounds to less than (0.01%) or 0.01%.

(r)	Commenced operations November 1, 2007.

(s)	Formerly, Transamerica Equity.

(t)	Commenced operations October 27, 2006.

(u)	Includes extraordinary expenses. The impact of the expenses was 0.01%.

(v)	Prior to the fund acquisition (see the notes to the financial statements for additional information), the accounting surviving funds’ Investor Class had a net asset value per share of $18.60. At the point of the acquisition, the Investor Class became Class P with a net asset value of $11.77.

(w)	Prior to November 13, 2009, information provided in previous periods reflects Transamerica Premier Diversified Equity, which is the accounting survivor pursuant to a Plan of Reorganization.

(x)	Prior to November 13, 2009, information provided in previous periods reflects Transamerica Premier Focus, which is the accounting survivor pursuant to a Plan of Reorganization.
Note: Prior to October 31, 2009, all of the financial highlights were audited by another independent registered public accounting firm, except for Transamerica Diversified Equity and Transamerica Focus.

The notes to the financial statements are an integral part of this report.

Transamerica Funds	Annual Report 2010

NOTES TO FINANCIAL STATEMENTS
At October 31, 2010
(all amounts in thousands)
NOTE 1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES
Transamerica Funds (the “Trust”) is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”). Effective November 6, 2009, Transamerica Legg Mason Partners All Cap changed its name to Transamerica Focus. Effective November 13, 2009, Transamerica High Yield Bond changed its name to Transamerica AEGON High Yield Bond. Effective November 13, 2009, Transamerica Diversified Equity was added to the Trust. Effective April 9, 2010, Transamerica Equity changed its name to Transamerica WMC Diversified Growth. Transamerica AEGON High Yield Bond, Transamerica Balanced, Transamerica Diversified Equity, Transamerica Flexible Income, Transamerica Focus, Transamerica Growth Opportunities, Transamerica Money Market, Transamerica Short-Term Bond, Transamerica Small/Mid Cap Value, and Transamerica WMC Diversified Growth (each, a “Fund”; collectively, the “Funds”) are part of Transamerica Funds.
Transamerica AEGON High Yield Bond, Transamerica Diversified Equity, Transamerica Growth Opportunities, and Transamerica Money Market, currently have six classes of shares; Class A, Class B, Class C, Class I, Class I2, and Class P. Transamerica Balanced and Transamerica Focus currently have five classes of shares; Class A, Class B, Class C, Class I, and Class P. Transamerica Flexible Income and Transamerica Small/Mid Cap Value currently have five classes of shares; Class A, Class B, Class C, Class I, and Class I2. Transamerica WMC Diversified Growth currently has seven classes of shares; Class A, Class B, Class C, Class I, Class I2, Class T, and Class P. Class T shares are not available to new investors. Transamerica Short-Term Bond currently has four classes of shares; Class A, Class C, Class I, and Class I2. Each of the above classes has a public offering price that reflects different sales charges, if any, and expense levels. Class B shares will convert to Class A shares eight years after purchase. Effective July 15, 2010, Class B shares of each Fund will no longer be offered for purchase.
The Funds offered new share classes during the year ended October 31, 2010. The commencement of operations’ dates for the share classes are as follows:

Fund	Class	Commencement Date
Transamerica AEGON High Yield Bond	Class I	11/30/2009
Transamerica AEGON High Yield Bond	Class P	11/20/2009
Transamerica Balanced	Class I	11/30/2009
Transamerica Balanced	Class P	11/13/2009
Transamerica Diversified Equity	Class A	11/13/2009
Transamerica Diversified Equity	Class B	11/13/2009
Transamerica Diversified Equity	Class C	11/13/2009
Transamerica Diversified Equity	Class I	11/30/2009
Transamerica Diversified Equity	Class I2	11/13/2009
Transamerica Flexible Income	Class I	11/30/2009
Transamerica Focus	Class A	11/13/2009
Transamerica Focus	Class B	11/13/2009
Transamerica Focus	Class C	11/13/2009
Transamerica Focus	Class I	11/30/2009
Transamerica Growth Opportunities	Class I	11/30/2009
Transamerica Growth Opportunities	Class P	11/13/2009
Transamerica Money Market	Class I	11/30/2009
Transamerica Money Market	Class P	11/20/2009
Transamerica Short-Term Bond	Class I	11/30/2009
Transamerica Small/Mid Cap Value	Class I	11/30/2009
Transamerica WMC Diversified Growth	Class I	11/30/2009
Transamerica WMC Diversified Growth	Class P	11/13/2009
Transamerica Focus is “non-diversified” under the 1940 Act.
This report should be read in conjunction with the Funds’ current prospectuses, which contain more complete information about the Funds including investment objectives and strategies.
In the normal course of business, the Funds enter into contracts that contain a variety of representations that provide general indemnifications. The Funds’ maximum exposure under these arrangements is unknown, as this would involve future claims that may be made against the Funds and/or their affiliates that have not yet occurred. However, based on experience, the Funds expect the risk of loss to be remote.
In preparing the Funds’ financial statements in accordance with accounting principles generally accepted in the United States of America (“GAAP”), estimates or assumptions (which could differ from actual results) may be used that affect reported amounts and disclosures. The following is a summary of significant accounting policies followed by the Funds.

Transamerica Funds	Annual Report 2010

NOTES TO FINANCIAL STATEMENTS (continued)
At October 31, 2010
(all amounts in thousands)
NOTE 1. (continued)
Repurchase agreements: Securities purchased subject to repurchase agreements are held at the Funds’ custodian and, pursuant to the terms of the repurchase agreements, must be collateralized by securities with an aggregate market value greater than or equal to 100% of the resale price. The Funds will bear the risk of value fluctuations until the securities can be sold and may encounter delays and incur costs in liquidating the securities. In the event of bankruptcy or insolvency of the seller, delays and costs may be incurred.
Foreign currency denominated investments: The accounting records of the Funds are maintained in U.S. dollars. Securities and other assets and liabilities denominated in foreign currencies are translated into U.S. dollars at the closing exchange rate each day. The cost of foreign securities is translated at the exchange rate in effect when the investment was acquired. Each Fund combines fluctuations from currency exchange rates and fluctuations in value when computing net realized and unrealized gains or losses from investments.
Net foreign currency gains and losses resulting from changes in exchange rates include: 1) foreign currency fluctuations between trade date and settlement date of investment security transactions; 2) gains and losses on forward foreign currency contracts; and 3) the difference between the receivable amounts of interest and dividends recorded in the accounting records in U.S. dollars and the amounts actually received.
Foreign currency denominated assets may involve risks not typically associated with domestic transactions. These risks include revaluation of currencies, adverse fluctuations in foreign currency values and possible adverse political, social and economic developments, including those particular to a specific industry, country or region.
Foreign capital gains taxes: The Funds may be subject to taxes imposed by countries in which they invest, with respect to their investments in issuers existing or operating in such countries. Such taxes are generally based on income earned or repatriated and capital gains realized on the sale of such investments. The Funds accrue such taxes when the related income or capital gains are earned. Some countries require governmental approval for the repatriation of investment income, capital or the proceeds of sales earned by foreign investors. In addition, if there is deterioration in a country’s balance of payments or for other reasons, a country may impose temporary restrictions on foreign capital remittances abroad.
Forward foreign currency contracts: The Funds are subject to foreign currency exchange rate risk exposure in the normal course of pursuing their investment objectives. The Funds enter into forward foreign currency contracts to hedge against exchange rate risk arising from investments in securities denominated in foreign currencies. Forward foreign currency contracts are marked to market daily, with the change in value recorded as an unrealized gain or loss. When the contracts are settled, a realized gain or loss is incurred. Risks may arise from changes in market value of the underlying currencies and from the possible inability of counterparties to meet the terms of their contracts.
Open forward foreign currency contracts at October, 31 2010 are listed in the Schedules of Investments.
Option and swaption contracts: The Funds are subject to equity price risk, interest rate risk, and foreign currency exchange rate risk in the normal course of pursuing their investment objectives. The Funds enter into option contracts to manage exposure to various market fluctuations. Options are valued at the average of the bid and ask (“Mean Quote”) established each day at the close of the board of trade or exchange on which they are traded. The primary risks associated with options are an imperfect correlation between the change in value of the securities held and the prices of the option contracts; the possibility of an illiquid market and an inability of the counterparty to meet the contract terms.
The Funds write call and put options on futures, swaps (“swaptions”), securities or currencies they own or in which they may invest. When a Fund writes a covered call or put option/swaption, an amount equal to the premium received by a Fund is included in the Fund’s Statement of Assets and Liabilities as an asset and as an equivalent liability. Premiums received from writing options/swaptions which expire are treated as realized gains. Premiums received from writing options/swaptions which are exercised or closed are added to the proceeds or offset against amounts paid on the underlying future, swap, security or currency transaction to determine the realized gain or loss. Options are marked-to-market daily to reflect the current value of the option/swaption written.
Funds purchase put and call options on foreign or US securities, indices, futures, swaps (“swaptions”), and commodities. Purchasing call options tends to increase exposure to the underlying instrument. Purchasing put options tends to decrease exposure to the underlying instrument. The Funds pay premiums, which are included in the Statements of Assets and Liabilities as an investment and subsequently marked-to-market to reflect the current value of the option. Premiums paid for purchasing options which expire are treated as realized losses. The risk associated with purchasing put and call options is limited to the premium paid. Premiums paid for purchasing options which are exercised or closed are added to the amounts paid or offset against the proceeds on the underlying futures, swaps, security, commodity, or currency transaction to determine the realized gain or loss. Realized gains or losses are reflected in the realized gains or losses of investment securities on the Statements of Operations.
At October 31, 2010, the Funds did not hold any open option or swaption contracts.
Futures contracts: The Funds are subject to equity price risk, interest rate risk, and foreign currency exchange rate risk in the normal course of pursuing their investment objectives. Certain Funds use futures contracts to gain exposure to, or hedge against, changes in the value of equities, interest rates, or foreign currencies. A futures contract represents a commitment for the future purchase or sale of an asset at a specified price on a specified date. Upon entering into such contracts, the Funds are required to deposit with the broker either in cash or securities an initial margin in an amount equal to a certain percentage of the contract amount.

Transamerica Funds	Annual Report 2010

NOTES TO FINANCIAL STATEMENTS (continued)
At October 31, 2010
(all amounts in thousands)
NOTE 1. (continued)
Subsequent payments (variation margin) are paid or received by the Funds each day, depending on the daily fluctuations in the value of the contracts, and are recorded for financial statement purposes as unrealized gains or losses by the Funds. Upon entering into such contracts, the Funds bear the risk of interest or exchange rates or securities prices moving unexpectedly, in which case, the Funds may not achieve the anticipated benefits of the futures contracts and may realize losses. With futures, there is minimal counterparty credit risk to the Funds since futures are exchange traded and the exchange’s clearinghouse, as counterparty to all exchange traded futures, guarantees the futures against default.
The open future contracts at October 31, 2010 are listed in the Schedules of Investments. The variation margin receivable or payable, as applicable, is included in the Statements of Assets and Liabilities.
Restricted and illiquid securities: Restricted and illiquid securities are subject to legal or contractual restrictions on resale or are illiquid. Restricted securities generally may be resold in transactions exempt from registration. A security may be considered illiquid if it lacks a readily available market or if its valuation has not changed for a certain period of time. Disposal of these securities may involve time-consuming negotiations and expense, and prompt sale at the current valuation may be difficult.
The restricted and illiquid securities at October 31, 2010 are listed in the Schedules of Investments.
Payment in-kind securities (“PIK”): PIK’s give the issuer the option at each interest payment date of making interest payments in either cash or additional debt securities. Those additional debt securities usually have the same terms, including maturity dates and interest rates, and associated risks as the original bonds. The daily market quotations of the original bonds may include the accrued interest (referred to as a “dirty price”) and require a pro-rata adjustment from interest receivable to the unrealized appreciation or depreciation on investments on the Statements of Assets and Liabilities.
The payment in-kind securities at October 31, 2010 are listed in the Schedules of Investments.
Cash overdraft: Throughout the year, the Funds may have cash overdraft balances. A fee is incurred on these overdrafts by a rate based on the federal funds rate.
Securities lending: Securities are lent to qualified financial institutions and brokers. The lending of Funds’ securities exposes the Funds to risks such as the following: (i) the borrowers may fail to return the loaned securities; (ii) the borrowers may not be able to provide additional collateral; (iii) the Funds may experience delays in recovery of the loaned securities or delays in access to collateral; or (iv) the Funds may experience losses related to the investment collateral. To minimize certain risks, loan counterparties pledge cash collateral equal to at least the market value of the securities loaned. Cash collateral received is invested in the State Street Navigator Securities Lending Trust-Prime Portfolio, a money market mutual fund registered under the 1940 Act. By lending such securities, the Funds seek to increase their net investment income through the receipt of interest (after rebates and fees).
Such income is reflected separately on the Statements of Operations. The value of loaned securities and related collateral outstanding at October 31, 2010 are shown in the Schedules of Investments and Statements of Assets and Liabilities.
Income from loaned securities on the Statements of Operations is net of fees earned by the lending agent for its services.
Commission recapture: The sub-advisers of certain Funds, to the extent consistent with the best execution and usual commission rate policies and practices, have elected to place security transactions of the Funds with broker/dealers with which Transamerica Funds has established a Commission Recapture Program. A Commission Recapture Program is any arrangement under which a broker/dealer applies a portion of the commissions received by such broker/dealer on the security transactions to the Funds. In no event will commissions paid by the Funds be used to pay expenses that would otherwise be borne by any other funds within Transamerica Funds, or by any other party.
Commissions recaptured for the year ended October 31, 2010, are included in net realized gain (loss) in the Statements of Operations and are summarized as follows:

Fund	Commissions
Transamerica Balanced	$3
Transamerica Growth Opportunities	16
Transamerica Focus	5
Transamerica Small/Mid Cap Value	14
Transamerica Diversified Equity	24
Transamerica WMC Diversified Growth	56

Transamerica Funds	Annual Report 2010

NOTES TO FINANCIAL STATEMENTS (continued)
At October 31, 2010
(all amounts in thousands)
NOTE 1. (continued)
Security transactions and investment income: Security transactions are recorded on the trade date. Security gains and losses are calculated on the specific identification basis. Dividend income, if any, is recorded on the ex-dividend date or, in the case of foreign securities, as soon as the Funds are informed of the ex-dividend date. Interest income, including accretion of discounts and amortization of premiums, is recorded on the accrual basis commencing on the settlement date.
Dividend income related to a Real Estate Investment Trust (“REIT”) is recorded at management’s estimate of the income included in distributions from the REIT investments. Distributions received in excess of the estimated amount are recorded as a reduction of the cost of investments. The actual amounts of income, return of capital and capital gains are only determined by each REIT after the fiscal year end and may differ from the estimated amounts.
Multiple class operations, income, and expenses: Income, non-class specific expenses and realized and unrealized gains and losses are allocated daily to each class, based upon the value of shares outstanding method. Each class bears its own specific expenses as well as a portion of general, common expenses.
Dividend distributions: Distributions to shareholders are recorded on the ex-dividend date and are determined in accordance with federal income tax regulations which may differ from GAAP.
The Funds follow the accounting practice known as “Equalization” by which a portion of the proceeds from sales and costs of reacquiring Fund shares, equivalent on a per share basis to the amount of distributable net investment income on the date of the transaction, is credited or charged to undistributed net investment income. As a result, undistributed net investment income per share is unaffected by sales or reacquisition of Fund shares. Amounts related to Equalization can be found on the Statements of Changes in Net Assets.
Foreign taxes: The Funds may be subject to foreign taxes on income, gains on investments or currency repatriation, a portion of which may be recoverable. The Funds will accrue such taxes and recoveries as applicable, based upon the current interpretation of tax rules and regulations that exist in the markets in which the Funds invest.
Redemption fees: Prior to March 1, 2009, a short-term trading redemption fee may be assessed on any sales of Fund shares in a fund account during the first five (5) NYSE trading days following their purchase date. This redemption fee will equal 2% of the amount redeemed and shares held the longest will be treated as being redeemed first and shares held the shortest as being redeemed last. Effective March 1, 2009, the Funds no longer charged redemption fees. The redemption fees received are disclosed in the Funds’ Statements of Changes in Net Assets.
Fair funds settlement: The Securities and Exchange Commission (“SEC”) had investigated several companies and found that there were some companies that conducted rapid in and out trading of mutual funds, known as market timing, through deceptive means. Through a SEC order the companies found to be market timing against mutual funds were required to pay amounts to compensate for the market timing activity. Amounts received as a result of the SEC order are noted on the Statements of Changes in Net Assets.
Market and credit risk: On September 6, 2008, the Federal Housing Finance Agency (“FHFA”) placed Federal National Mortgage Association (“FNMA” or “Fannie Mae”) and Federal Home Loan Mortgage Corporation (“FHLMC” or “Freddie Mac”) into conservatorship. As the conservator, FHFA succeeded to all rights, titles, powers and privileges of FNMA and FHLMC and of any stockholder, officer or director of FNMA and FHLMC with respect to FNMA and FHLMC and the assets of FNMA and FHLMC. On September 7, 2008, the U.S. Treasury announced additional steps taken by it in connection with the conservatorship. The U.S. Treasury entered into a Senior Preferred Stock Purchase Agreement with each of FNMA and FHLMC pursuant to which the U.S. Treasury will purchase up to an aggregate of $100 billion of each of FNMA and FHLMC to maintain a positive net worth in each enterprise. Second, the U.S. Treasury announced the creation of a new secured lending facility which is available to each of FNMA and FHLMC as a liquidity backstop. Third, the U.S. Treasury announced the creation of a temporary program to purchase mortgage-backed securities issued by each of FNMA and FHLMC. On February 18, 2009, the U.S. Treasury announced that it was doubling the size of its commitment to each enterprise under the Senior Preferred Stock Program to $200 billion. Both the liquidity backstop and the mortgage-backed securities purchase program expired December 31, 2009. FNMA and FHLMC are continuing to operate as going concerns while in conservatorship and each remains liable for all of its obligations, including its guaranty obligations, associated with its mortgage-backed securities. The Senior Preferred Stock Purchase Agreement is intended to enhance each of FNMA’s and FHLMC’s ability to meet its obligations. The FHFA has indicated that the conservatorship of each enterprise will end when the FHFA determines that the FHFA’s plan to restore the enterprise to a safe and solvent condition has been completed.
NOTE 2. SECURITY VALUATIONS
All investments in securities are recorded at their estimated fair value. The Funds value their investments at the close of the New York Stock Exchange (“NYSE”), normally 4 p.m. ET, each day the NYSE is open for business. The Funds utilize various methods to measure the fair value of their investments on a recurring basis. GAAP establishes a hierarchy that prioritizes inputs to valuation methods. The three Levels of inputs are:
Level 1—Unadjusted quoted prices in active markets for identical securities.
Level 2—Inputs, other than quoted prices included in Level 1, that are observable, either directly or indirectly. These inputs may include quoted prices for the identical instrument on an inactive market, prices for similar instruments, interest rates, prepayment speeds, credit risk, yield curves, default rates and similar data.

Transamerica Funds	Annual Report 2010

NOTES TO FINANCIAL STATEMENTS (continued)
At October 31, 2010
(all amounts in thousands)
NOTE 2. (continued)
Level 3—Unobservable inputs, to the extent that relevant observable inputs are not available, representing the Funds’ own assumptions about the assumptions a market participant would use in valuing the investment, based on the best information available.
The availability of observable inputs can vary from security to security and is affected by a wide variety of factors, including, but not limited to, the type of security, whether the security is new and not yet established in the marketplace, the liquidity of markets, and other characteristics particular to the security. To the extent that valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. Accordingly, the degree of judgment exercised in determining fair value is generally greatest for instruments categorized in Level 3.
The inputs used to measure fair value may fall into different Levels of the fair value hierarchy. In such cases, for disclosure purposes, the Level in the fair value hierarchy that is assigned to the fair value measurement of a security is determined based on the lowest Level input that is significant to the fair value measurement in its entirety.
Fair value measurements: Descriptions of the valuation techniques applied to the Funds’ major categories of assets and liabilities measured at fair value on a recurring basis are as follows:
Equity securities (common and preferred stock): Securities are stated at the last reported sales price or closing price on the day of valuation taken from the primary exchange where the security is principally traded. To the extent these securities are actively traded and valuation adjustments are not applied, they are categorized in Level 1 of the fair value hierarchy.
Foreign securities, in which their primary trading market closes at the same time or after the NYSE, are valued based on quotations from the primary market in which they are traded are categorized in Level 1. Because many foreign securities markets and exchanges close prior to the close of the NYSE, closing prices for foreign securities in those markets or on those exchanges do not reflect the events that occur after that close. Certain foreign securities may be fair valued using a pricing service that considers the correlation of the trading patterns of the foreign security to the intraday trading in the U.S. markets for investments such as American Depositary Receipts (“ADRs”), financial futures, Exchange Traded Funds, and the movement of the certain indices of securities based on a statistical analysis of their historical relationship; such valuations generally are categorized in Level 2.
Preferred stock, repurchase agreements, and other equities traded on inactive markets or valued by reference to similar instruments are also generally categorized in Level 2.
Securities lending collateral: Securities lending collateral is a money market fund, which is valued at the net assets of the underlying securities and no valuation adjustments are applied. It is categorized in Level 1 of the fair value hierarchy.
Corporate bonds: The fair value of corporate bonds is estimated using various techniques, which consider recently executed transactions in securities of the issuer or comparable issuers, market price quotations (where observable), bond spreads, fundamental data relating to the issuer, and credit default swap spreads adjusted for any basis difference between cash and derivative instruments. While most corporate bonds are categorized in Level 2 of the fair value hierarchy, in instances where lower relative weight is placed on transaction prices, quotations, or similar observable inputs, they are categorized in Level 3.
Asset backed securities: The fair value of asset backed securities is estimated based on models that consider the estimated cash flows of each tranche of the entity, establish a benchmark yield, and develop an estimated tranche specific spread to the benchmark yield based on the unique attributes of the tranche. To the extent the inputs are observable and timely, the values would generally be categorized in Level 2 of the fair value hierarchy; otherwise they would be categorized as Level 3.
Short-term notes: Short-term notes are valued using amortized cost, which approximates fair value. To the extent the inputs are observable and timely, the values would be generally categorized in Level 2 of the fair value hierarchy.
Government securities: Government securities are normally valued using a model that incorporates market observable data such as reported sales of similar securities, broker quotes, yields, bids, offers, and reference data. Certain securities are valued by principally using dealer quotations. Government securities generally are categorized in Level 2 of the fair value hierarchy.
U.S. government agency securities: U.S. government agency securities are comprised of two main categories consisting of agency issued debt and mortgage pass-throughs. Generally, agency issued debt securities are valued in a manner similar to U.S. government securities. Mortgage pass-throughs include to be announced (“TBA”) securities and mortgage pass-through certificates. Generally, TBA securities and mortgage pass-throughs are valued using TBA quotations. Depending on market activity levels and whether quotations or other observable data are used, these securities are typically categorized in Level 2 of the fair value hierarchy.
Restricted securities (equity and debt): Restricted securities for which quotations are not readily available are valued at fair value as determined in good faith by Transamerica Asset Management, Inc.’s (“TAM”) Valuation Committee under the supervision of the Funds’ Board of Trustees. Restricted securities issued by publicly traded companies are generally valued at a discount to similar publicly traded securities. Restricted securities issued by nonpublic entities may be valued by reference to comparable public entities and/or fundamental data relating to the issuer. Depending on the relative significance of valuation inputs, these instruments may be classified in either Level 2 or Level 3 of the fair value hierarchy.

Transamerica Funds	Annual Report 2010

NOTES TO FINANCIAL STATEMENTS (continued)
At October 31, 2010
(all amounts in thousands)
NOTE 2. (continued)
Derivative instruments: Listed derivatives that are actively traded are valued based on quoted prices from the exchange and are categorized in Level 1 of the fair value hierarchy. Over the counter (“OTC”) derivative contracts include forward, swap, and option contracts related to interest rates, foreign currencies, credit standing of reference entities, equity prices, or commodity prices. Depending on the product and the terms of the transaction, the fair value of the OTC derivative products are modeled taking into account the counterparties’ creditworthiness and using a series of techniques, including simulation models. Many pricing models do not entail material subjectivity because the methodologies employed do not necessitate significant judgments and the pricing inputs are observed from actively quoted markets, as is the case of interest rate swap and option contracts. A substantial majority of OTC derivative products valued by the Funds using pricing models fall into this category and are categorized within Level 2 of the fair value hierarchy.
Other: Securities for which quotations are not readily available or whose values have been determined to be unreliable are valued at fair market value as determined in good faith by TAM’s Valuation Committee under the supervision of the Funds’ Board of Trustees.
The hierarchy classification of inputs used to value the Funds’ investments at October 31, 2010, as well as a reconciliation of assets for which significant unobservable inputs (Level 3) were used in determining value, are disclosed at the end of each Fund’s Schedule of Investments.
There were no significant transfers between Level 1 and Level 2 during the year ended October 31, 2010.
NOTE 3. RELATED PARTY TRANSACTIONS
TAM, the Funds’ investment adviser, is directly owned by Western Reserve Life Assurance Co. of Ohio and AUSA Holding Company (“AUSA”), both of which are indirect, wholly owned subsidiaries of AEGON NV. AUSA is wholly owned by AEGON USA, LLC (“AEGON USA”), a financial services holding company whose primary emphasis is on life and health insurance, and annuity and investment products. AEGON USA is owned by AEGON US Holding Corporation, which is owned by Transamerica Corporation (DE). Transamerica Corporation (DE) is owned by The AEGON Trust, which is owned by AEGON International B.V., which is owned by AEGON NV, a Netherlands corporation, and a publicly traded international insurance group.
Transamerica Investment Management, LLC (“TIM”) is both an affiliate and sub-adviser of Transamerica Balanced, Transamerica Diversified Equity, Transamerica Flexible Income, Transamerica Focus, Transamerica Growth Opportunities, Transamerica Money Market, Transamerica Short-Term Bond, and Transamerica Small/Mid Cap Value. AEGON USA Investment Management, LLC (“AUIM”) is both an affiliate and sub-adviser of Transamerica AEGON High Yield Bond.
Effective April 9, 2010 TIM is no longer a sub-adviser of Transamerica Equity. This Fund’s name changed to Transamerica WMC Diversified Growth and its new sub-adviser is Wellington Management Company, LLP.
Transamerica Fund Services, Inc. (“TFS”) is the Funds’ administrator and transfer agent. Transamerica Capital, Inc. (“TCI”) is the Funds’ distributor/principal underwriter. TAM, TIM, AUIM, TFS, and TCI are affiliates of AEGON NV.
Certain officers and trustees of the Funds are also officers of TAM, TIM, AUIM, TFS, and TCI.
At the commencement of the operations, TAM invested in the Funds. As of October 31, 2010, TAM had investments in each Fund as follows:

	Market	% of Fund’s
Fund Name	Value	Net Assets
Transamerica Balanced
Class I	$60	0.02%
Transamerica Diversified Equity
Class I	57	0.01
Transamerica Flexible Income
Class C	404	0.16
Transamerica Focus
Class I	59	0.04
Transamerica Growth Opportunities
Class I	63	0.02
Transamerica Money Market
Class I	50	0.02

Transamerica Funds	Annual Report 2010

NOTES TO FINANCIAL STATEMENTS (continued)
At October 31, 2010
(all amounts in thousands)
NOTE 3. (continued)
The following schedule reflects the percentage of each Fund’s assets owned by affiliated investment companies at October 31, 2010:

		% of Net
Transamerica AEGON High Yield Bond	Market Value	Assets

Transamerica Asset Allocation-Conservative Portfolio	$70,182	9.93%
Transamerica Asset Allocation-Moderate Growth Portfolio	99,155	14.03
Transamerica Asset Allocation-Moderate Portfolio	109,410	15.49
Transamerica Asset Allocation-Conservative VP	18,110	2.56
Transamerica Asset Allocation-Moderate Growth VP	29,412	4.16
Transamerica Asset Allocation-Moderate VP	31,055	4.40

Total	$357,324	50.57%

		% of Net
Transamerica Diversified Equity	Market Value	Assets

Transamerica Asset Allocation-Conservative Portfolio	$32,511	4.12%
Transamerica Asset Allocation-Growth Portfolio	98,611	12.49
Transamerica Asset Allocation-Moderate Growth Portfolio	152,492	19.32
Transamerica Asset Allocation-Moderate Portfolio	69,048	8.75

Total	$352,662	44.68%

		% of Net
Transamerica Flexible Income	Market Value	Assets

Transamerica Asset Allocation-Conservative Portfolio	$17,446	6.75%
Transamerica Asset Allocation-Moderate Growth Portfolio	23,214	8.99
Transamerica Asset Allocation-Moderate Portfolio	52,908	20.48
Transamerica Asset Allocation-Conservative VP	12,309	4.76
Transamerica Asset Allocation-Moderate Growth VP	16,544	6.40
Transamerica Asset Allocation-Moderate VP	23,281	9.01

Total	$145,702	56.39%

		% of Net
Transamerica Growth Opportunities	Market Value	Assets

Transamerica Asset Allocation-Conservative Portfolio	$10,635	3.57%
Transamerica Asset Allocation-Growth Portfolio	15,391	5.17
Transamerica Asset Allocation-Moderate Growth Portfolio	41,670	14.01
Transamerica Asset Allocation-Moderate Portfolio	38,069	12.80

Total	$105,765	35.55%

		% of Net
Transamerica Money Market	Market Value	Assets

Transamerica Asset Allocation-Conservative Portfolio	$5,740	2.53%
Transamerica Asset Allocation-Growth Portfolio	60	0.03
Transamerica Asset Allocation-Moderate Growth Portfolio	2,196	0.97
Transamerica Asset Allocation-Moderate Portfolio	4,540	2.00
Transamerica Multi-Manager Alternative Strategies Portfolio	5,091	2.24

Total	$17,627	7.77%

		% of Net
Transamerica Short-Term Bond	Market Value	Assets

Transamerica Asset Allocation-Conservative Portfolio	$108,783	3.77%
Transamerica Asset Allocation-Moderate Growth Portfolio	63,058	2.18
Transamerica Asset Allocation-Moderate Portfolio	127,204	4.40
Transamerica Asset Allocation-Conservative VP	215,414	7.46
Transamerica Asset Allocation-Moderate Growth VP	199,074	6.89
Transamerica Asset Allocation-Moderate VP	252,376	8.73
Transamerica International Moderate Growth VP	25,209	0.87

Total	$991,118	34.30%

		% of Net
Transamerica WMC Diversified Growth	Market Value	Assets

Transamerica Asset Allocation-Conservative Portfolio	$35,196	3.04%
Transamerica Asset Allocation-Growth Portfolio	107,847	9.33
Transamerica Asset Allocation-Moderate Growth Portfolio	164,860	14.26
Transamerica Asset Allocation-Moderate Portfolio	99,008	8.57

Total	$406,911	35.20%

Transamerica Funds	Annual Report 2010

NOTES TO FINANCIAL STATEMENTS (continued)
At October 31, 2010
(all amounts in thousands)
NOTE 3. (continued)
Investment advisory fees: The Funds pay management fees to TAM based on average daily net assets (“ANA”) at the following breakpoints:

Transamerica AEGON High Yield Bond
First $400 million	0.59%
Over $400 million up to $750 million	0.575%
Over $750 million	0.55%
Transamerica Balanced (Effective November 13, 2009)
First $500 million	0.75%
Over $500 million up to $1 billion	0.65%
Over $1 billion	0.60%
Transamerica Balanced (Prior to November 13, 2009)
First $250 million	0.80%
Over $250 million up to $500 million	0.75%
Over $500 million up to $1.5 billion	0.70%
Over $1.5 billion	0.625%
Transamerica Diversified Equity
First $500 million	0.73%
Over $500 million up to $2.5 billion	0.70%
Over $2.5 billion	0.65%
Transamerica Flexible Income (Effective February 1, 2010)
First $250 million	0.475%
Over $250 million up to $350 million	0.425%
Over $350 million	0.40%
Transamerica Flexible Income (Prior to February 1, 2010)
First $250 million	0.725%
Over $250 million up to $350 million	0.675%
Over $350 million	0.625%
Transamerica Focus
First $500 million	0.80%
Over $500 million	0.675%
Transamerica Growth Opportunities
First $250 million	0.80%
Over $250 million up to $500 million	0.75%
Over $500 million	0.70%
Transamerica Money Market
ANA	0.40%
Transamerica Short-Term Bond (Effective May 1, 2010)
First $250 million	0.55%
Over $250 million up to $500 million	0.50%
Over $500 million up to $1 billion	0.475%
Over $1 billion	0.45%
Transamerica Short-Term Bond (Prior to May 1, 2010) *
First $250 million	0.65%
Over $250 million up to $500 million	0.60%
Over $500 million up to $1 billion	0.575%
Over $1 billion	0.55%
Transamerica Small/Mid Cap Value
First $500 million	0.80%
Over $500 million	0.75%
Transamerica WMC Diversified Growth (Effective November 13, 2009)
First $500 million	0.73%
Over $500 million up to $2.5 billion	0.70%
Over $2.5 billion	0.65%
Transamerica WMC Diversified Growth (Prior to November 13, 2009)
First $500 million	0.75%
Over $500 million up to $2.5 billion	0.70%
Over $2.5 billion	0.65%
TAM has contractually agreed to waive its advisory fee and will reimburse the Funds to the extent that operating expenses, excluding distribution and service fees and certain extraordinary expenses, exceed the following stated annual limit:

	Class A, B, C, I, I2, and T	Class P
Fund	Expense Limit	Expense Limit^
Transamerica AEGON High Yield Bond **	1.24%	0.90%
Transamerica Balanced	1.45	1.10
Transamerica Diversified Equity	1.17	1.15
Transamerica Flexible Income φ +	1.35	—
Transamerica Focus **	1.20	1.40
Transamerica Growth Opportunities **	1.40	1.40
Transamerica Money Market	0.48	0.48
Transamerica Short-Term Bond * +	0.85	—
Transamerica Small/Mid Cap Value	1.40	—
Transamerica WMC Diversified Growth **	1.17	1.15

**	The Fund may not recapture any fees waived and/or reimbursed prior to March 1, 2008.

φ	Effective March 1, 2010, Transamerica Flexible Income had an expense cap change to 1.35%. Prior to March 1, 2010, the expense cap was 1.50%.

^	Inclusive of 12b-1 fees.

*	Prior to May 1, 2010, the Investment Adviser agreed to reduce the Fund Operating Expenses by waiving 0.10% of its investment management fees payable to it by Transamerica Short-Term Bond through March 1, 2011, that are not available for recapture. This waiver was discontinued effective May 1, 2010.

+	The Investment Adviser has contractually agreed, through March 1, 2011, to waive 0.10% of the 0.35% 12b-1 fee on Class A shares that are not available for recapture.

Transamerica Funds	Annual Report 2010

NOTES TO FINANCIAL STATEMENTS (continued)
At October 31, 2010
(all amounts in thousands)
NOTE 3. (continued)
If total Fund expenses, excluding 12b-1 fees and certain ordinary expenses, fall below the annual expense limitation agreement agreed to by the adviser within the succeeding 36 months, the Funds may be required to pay the adviser a portion or all of the previously reimbursed/waived class expenses.
There were no amounts recaptured during the year ended October 31, 2010.
The following amounts were available for recapture as of October 31, 2010:

	Reimbursement of	Available for
Fund	Class Expenses	Recapture Through
Transamerica AEGON High Yield Bond
Fiscal Year 2010:		10/31/2013
Class P	$50
Transamerica Balanced
Fiscal Year 2010:		10/31/2013
Class I	1
Class P	499
Transamerica Diversified Equity
Fiscal Year 2008:		10/31/2011
Class P *	357
Fiscal Year 2009:		10/31/2012
Class P *	311
Fiscal Year 2010:		10/31/2013
Class A	158
Class B	23
Class C	20
Class I	1
Class P *	689
Transamerica Growth Opportunities
Fiscal Year 2008:		10/31/2011
Class A	31
Class B	27
Fiscal Year 2009:		10/31/2012
Class A	203
Class B	48
Class C	22
Fiscal Year 2010:		10/31/2013
Class A	123
Class B	1
Class C	1
Class I	— (a)

Transamerica Focus
Fiscal Year 2009:		10/31/2012
Class P **	50
Fiscal Year 2010:		10/31/2013
Class A	94
Class B	39
Class C	7
Class I	1
Class P **	7
Transamerica Money Market
Fiscal Year 2008:		10/31/2011
Class A	276
Class B	71
Class C	62
Class I2	2
Fiscal Year 2009:		10/31/2012
Class A	763
Class B	422
Class C	552
Class I2	30
Fiscal Year 2010:		10/31/2013
Fund Level	752
Class A	876
Class B	344
Class C	446
Class I	1
Class I2	1
Class P	55
Transamerica WMC Diversified Growth
Fiscal Year 2008:		10/31/2011
Class B	54
Fiscal Year 2009:		10/31/2012
Class A	418
Class B	145
Class C	58
Fiscal Year 2010:		10/31/2013
Class A	121
Class B	46
Class C	18
Class P	250

*	Formerly, Transamerica Premier Diversified Equity, Investor Class.

**	Formerly, Transamerica Premier Focus, Investor Class.

(a)	Amount rounds to less than $1.
In addition to the advisory fee waiver for Transamerica Money Market, TAM or any of its affiliates waive fees or reimburse expenses of one or more classes of Transamerica Money Market in order to avoid a negative yield. At any point in which the Transamerica Money Market, or any classes thereof, achieves a positive yield, the expenses previously waived or reimbursed within the succeeding three years pursuant to this paragraph may be reimbursed to TAM, to the extent that such reimbursement does not cause classes of Transamerica Money Market to experience a negative yield. Waived expenses related to the maintenance of the yield are included in the Statements of Operations, within the class expense (reimbursed). As of year ended October 31, 2010 and year ended October 31, 2009, the amounts waived were as follows:

			2010 Amount Waived		2009 Amount Waived
Fund/Class	2010 Amount Waived ($)		(Basis Points)	2009 Amount Waived ($)	(Basis Points)
Fund	$700		27	$146	5
A	441		34	305	20
B	263		99	300	72
C	382		99	436	70
I2	—		—	3	1
P	—	(a)	— (b)

(a)	Amount rounds to less than $1.

(b)	Amount rounds to less than 1 basis point.

Transamerica Funds	Annual Report 2010

NOTES TO FINANCIAL STATEMENTS (continued)
At October 31, 2010
(all amounts in thousands)
NOTE 3. (continued)
Distribution and service fees: The Funds have 12b-1 distribution plans under the 1940 Act pursuant to which an annual fee, based on ANA, is paid to the distributor for various disbursements such as broker-dealer account servicing fees and other promotional expenses of the Funds. The Funds are authorized under the 12b-1 plans to pay fees on each class up to the following limits: 0.35% for Class A, 1.00% for Class B, 1.00% for Class C, and 0.25% for Class P. 12b-1 fees are not applicable for Class I, Class I2, and Class T. TAM has contractually agreed to waive 0.10% of 12b-1 fees on Class A shares of Transamerica Flexible Income and Transamerica Short-Term Bond through March 1, 2011.
Underwriter commissions relate to front-end sales charges imposed for Class A shares and contingent deferred sales charges from Class B, Class C, and certain Class A share redemptions. For the year ended October 31, 2010, the underwriter commissions were as follows:

Transamerica AEGON High Yield Bond
Received by Underwriter	$548
Retained by Underwriter	100
Contingent Deferred Sales Charge	35

Transamerica Balanced
Received by Underwriter	76
Retained by Underwriter	12
Contingent Deferred Sales Charge	18

Transamerica Diversified Equity
Received by Underwriter	44
Retained by Underwriter	7
Contingent Deferred Sales Charge	9

Transamerica Flexible Income
Received by Underwriter	367
Retained by Underwriter	69
Contingent Deferred Sales Charge	17

Transamerica Focus
Received by Underwriter	34
Retained by Underwriter	5
Contingent Deferred Sales Charge	18

Transamerica Growth Opportunities
Received by Underwriter	66
Retained by Underwriter	10
Contingent Deferred Sales Charge	14

Transamerica Money Market
Received by Underwriter	—
Retained by Underwriter	—
Contingent Deferred Sales Charge	109

Transamerica Short-Term Bond
Received by Underwriter	3,358
Retained by Underwriter	682
Contingent Deferred Sales Charge	464

Transamerica Small/Mid Cap Value
Received by Underwriter	560
Retained by Underwriter	84
Contingent Deferred Sales Charge	115

Transamerica WMC Diversified Growth
Received by Underwriter	256
Retained by Underwriter	39
Contingent Deferred Sales Charge	40
Administrative services: The Funds have entered into an agreement with TFS for financial and legal fund administration services. The Funds pay TFS an annual fee of 0.02% of ANA. The Legal fees on the Statements of Operations are fees paid to external legal counsel.
Transfer agent fees: Pursuant to a Transfer Agency Agreement, as amended, the Funds pay TFS a fee for providing transfer agent services. Fees paid and the amounts due to TFS for the year ended October 31, 2010 are as follows:

Fund	Fees Paid to TFS	Due to TFS
Transamerica AEGON High Yield Bond	$242	$30
Transamerica Balanced	949	62
Transamerica Diversified Equity	1,455	62
Transamerica Flexible Income	126	12
Transamerica Focus	421	34
Transamerica Growth Opportunities	728	61
Transamerica Money Market	593	46
Transamerica Short-Term Bond	720	89
Transamerica Small/Mid Cap Value	995	83
Transamerica WMC Diversified Growth	2,259	184
Deferred compensation plan: Under a non-qualified deferred compensation plan effective January 1, 1996, as amended and restated January 1, 2010 (the “Deferred Compensation Plan”), available to the Trustees, compensation may be deferred that would otherwise be payable by the Trust to an Independent Trustee on a current basis for services rendered as Trustee. Deferred compensation amounts will accumulate based on the value of Class A (or comparable) shares of a series of Transamerica Funds (without imposition of sales charge), or investment options under Transamerica Partners Institutional Funds and Transamerica Institutional Asset Allocation Funds, as elected by the Trustee.
Brokerage commissions: There were no brokerage commissions incurred on security transactions placed with affiliates of the advisers or sub-advisers for the year ended October 31, 2010.

Transamerica Funds	Annual Report 2010

NOTES TO FINANCIAL STATEMENTS (continued)
At October 31, 2010
(all amounts in thousands)
NOTE 4. INVESTMENT TRANSACTIONS
The cost of securities purchased and proceeds from securities sold (excluding short-term securities) for the year ended October 31, 2010 were as follows:

	Purchases of securities:		Proceeds from maturities and sales of securities:
Fund	Long-term	U.S. Government	Long-term	U.S. Government
Transamerica AEGON High Yield Bond	$583,788	$—	$523,091	$—
Transamerica Balanced	466,568	27,236	317,804	30,302
Transamerica Diversified Equity	956,461	—	538,988	—
Transamerica Flexible Income	305,093	38,756	250,146	40,919
Transamerica Focus	119,354	—	72,781	—
Transamerica Growth Opportunities	218,075	—	187,343	—
Transamerica Money Market	—	—	—	—
Transamerica Short-Term Bond	2,590,304	35,225	1,144,021	37,494
Transamerica Small/Mid Cap Value	352,724	—	258,815	—
Transamerica WMC Diversified Growth	1,996,619	—	2,159,322	—
NOTE 5. DERIVATIVE FINANCIAL INSTRUMENTS
Transamerica Flexible Income:
The Fund is subject to various risks in the normal course of pursuing its investment objective. The volume of derivatives held at year end is indicative of the volume held throughout the year. The tables below highlight the types of risks and the derivative instruments used to mitigate the risks:
Fair Values of Derivative Instruments on the Statements of Assets and Liabilities as of October 31, 2010:
Derivatives not accounted for as hedging instruments

Foreign exchange
Location	contracts
Liability derivatives
Unrealized depreciation on forward foreign currency contracts	$(3)
Effect of Derivative Instruments on the Statements of Operations for the Year Ended October 31, 2010:
Derivatives not accounted for as hedging instruments

Location	Foreign exchange contracts
Realized Gain / (Loss) on derivatives recognized in income
Net realized gain (loss) on transactions from forward foreign currency contracts	$(69)
Change in Unrealized Appreciation / (Depreciation) on derivatives recognized in income
Net increase (decrease) in unrealized appreciation (depreciation) on translation of assets and liabilities denominated in foreign currencies	(14)

Total	$(83)

For non-exchange traded derivatives (swaps and forward foreign currency contracts), under standard derivatives agreements, the Fund may be required to post collateral on derivatives if the Fund is in a net liability position with the counterparty exceeding certain amounts. Additionally, counterparties may immediately terminate derivatives contracts if the Fund fails to maintain sufficient asset coverage for its contracts or its net assets decline by stated percentages.

Transamerica Funds	Annual Report 2010

NOTES TO FINANCIAL STATEMENTS (continued)
At October 31, 2010
(all amounts in thousands)
NOTE 5. (continued)
Transamerica Short-Term Bond:
The Fund is subject to various risks in the normal course of pursuing its investment objective. The volume of derivatives held at year end is indicative of the volume held throughout the year. The tables below highlight the types of risks and the derivative instruments used to mitigate the risks:
Fair Values of Derivative Instruments on the Statements of Assets and Liabilities as of October 31, 2010
Derivatives not accounted for as hedging instruments

Location	Interest rate contracts
Liability derivatives
Accounts payable and accrued liabilities, Net Assets — Unrealized depreciation	$(1,743)*

*	Includes cumulative appreciation/depreciation of futures contracts as reported in the Schedule of Investments. Only current day’s variation margin is reported within the Statement of Assets and Liabilities.
Effect of Derivative Instruments on the Statements of Operations for the year ended October 31, 2010
Derivatives not accounted for as hedging instruments

Location	Interest rate contracts
Realized Gain / (Loss) on derivatives recognized in income
Net realized (loss) on transactions from futures contracts	$(6,977)
Change in Unrealized Appreciation / (Depreciation) on derivatives recognized in income
Net increase (decrease) in unrealized appreciation (depreciation) on futures contracts	(942)

Total	$(7,919)

NOTE 6. FEDERAL INCOME TAX MATTERS
The Funds have not made any provision for federal income or excise taxes due to their policy to distribute all of their taxable income and capital gains to their shareholders and otherwise qualify as regulated investment companies under Subchapter M of the Internal Revenue Code. The Funds recognize the tax benefits of uncertain tax positions only where the position is “more likely than not” to be sustained assuming examination by tax authorities. Management has evaluated the Funds’ tax provisions taken for all open tax years (2007 — 2009), or expected to be taken in the Funds’ 2010 tax returns, and has concluded that no provision for income tax is required in the Funds’ financial statements. The Funds identify their major tax jurisdictions as U.S. Federal, the state of Florida, and foreign jurisdictions where the Funds make significant investments; however, the Funds are not aware of any tax positions for which it is reasonably possible that the total amounts of unrecognized tax benefits will change materially in the next twelve months. Income and capital gain distributions are determined in accordance with income tax regulations, which may differ from GAAP. These differences are primarily due to differing treatment for items including, but not limited to wash sales, structured notes, foreign bonds, swaps, net operating losses, distributions, passive foreign investment companies, capital loss carryforwards, and post-October loss deferrals.
Therefore, distributions determined in accordance with tax regulations may differ significantly in amount or character from net investment income and realized gains for financial reporting purposes. Financial reporting records are adjusted for permanent book/tax differences to reflect tax character. Financial records are not adjusted for temporary differences. These reclassifications are as follows:

			Undistributed
	Shares of beneficial	Undistributed	(accumulated) net realized
	interest, unlimited shares	(accumulated) net	gain (loss) from
Fund	authorized	investment income (loss)	investment securities
Transamerica AEGON High Yield Bond	$10,582	—	$(10,582)
Transamerica Balanced	47,975	125	(48,100)
Transamerica Diversified Equity	40,084	6	(40,090)
Transamerica Flexible Income	34,322	613	(34,935)
Transamerica Focus	6,364	1,238	(7,602)
Transamerica Growth Opportunities	20,253	400	(20,653)
Transamerica Short-Term Bond	—	(2,394)	2,394
Transamerica Small/Mid Cap Value	(1,637)	1,636	1
Transamerica WMC Diversified Growth	315,795	1,642	(317,437)

Transamerica Funds	Annual Report 2010

NOTES TO FINANCIAL STATEMENTS (continued)
At October 31, 2010
(all amounts in thousands)
NOTE 6. (continued)
The capital loss carryforwards are available to offset future realized capital gains through the periods listed below. Funds not listed in the table below do not have any capital loss carryforwards.

Fund	Capital Loss Carryforwards		Available Through
Transamerica AEGON High Yield Bond	$441		October 31, 2015
Transamerica AEGON High Yield Bond	6,194		October 31, 2016
Transamerica AEGON High Yield Bond	46,292		October 31, 2017
Transamerica Balanced	2,419		October 31, 2015
Transamerica Balanced	2,019		October 31, 2016
Transamerica Balanced	20,297		October 31, 2017
Transamerica Diversified Equity	21,679		October 31, 2016
Transamerica Diversified Equity	34,884		October 31, 2017
Transamerica Flexible Income	14,199		October 31, 2015
Transamerica Flexible Income	50,271		October 31, 2016
Transamerica Flexible Income	20,523		October 31, 2017
Transamerica Focus	2,379		October 31, 2016
Transamerica Focus	10,705		October 31, 2017
Transamerica Growth Opportunities	21,371		October 31, 2016
Transamerica Growth Opportunities	25,332		October 31, 2017
Transamerica Money Market	1		October 31, 2013
Transamerica Money Market	1		October 31, 2014
Transamerica Money Market	—	(a)	October 31, 2015
Transamerica Money Market	1		October 31, 2017
Transamerica Small/Mid Cap Value	59,831		October 31, 2016
Transamerica Small/Mid Cap Value	101,368		October 31, 2017
Transamerica WMC Diversified Growth	58,264		October 31, 2016
Transamerica WMC Diversified Growth	426,686		October 31, 2017

(a)	Amount rounds to less than $1.
The capital loss carryforwards utilized or expired during the year ended October 31, 2010 were as follows:

Capital Loss Carryforwards
Utilized/Expired During the
Fund	Year Ended October 31, 2010
Transamerica AEGON High Yield Bond	$38,280
Transamerica Balanced	32,893
Transamerica Flexible Income	17,289
Transamerica Diversified Equity	65,744
Transamerica Focus	4,550
Transamerica Growth Opportunities	22,328
Transamerica Short-Term Bond	14,519
Transamerica Small/Mid Cap Value	39,080
Transamerica WMC Diversified Growth	185,469
The tax character of distributions paid may differ from the character of distributions shown in the Statements of Changes in Net Assets due to short-term gains being treated as ordinary income for tax purposes. The tax character of distributions paid during 2010 and 2009 were as follows:

	2010 Distributions Paid From:			2009 Distributions Paid From:
	Ordinary	Long-term		Ordinary	Long-term
	Income	Capital Gain	Return of Capital	Income	Capital Gain	Return of Capital
Transamerica AEGON High Yield Bond	$48,900	$—	$—	$45,747	$—	$—
Transamerica Balanced	9,357	—	—	1,491	6,058	—
Transamerica Diversified Equity	1,673	—	—	—	—	—
Transamerica Flexible Income	15,799	—	—	8,950	—	—
Transamerica Focus	178	—	—	595	—	—
Transamerica Money Market	15	—	—	517	—	—
Transamerica Short-Term Bond	89,330	—	—	39,002	—	—
Transamerica Small/Mid Cap Value	—	—	—	8,016	—	—
Transamerica WMC Diversified Growth	5,886	—	—	2,955	—	—

Transamerica Funds	Annual Report 2010

NOTES TO FINANCIAL STATEMENTS (continued)
At October 31, 2010
(all amounts in thousands)
NOTE 6. (continued)
The tax basis components of distributable earnings as of October 31, 2010 were as follows:

		Undistributed		Other	Net Unrealized
	Undistributed	Long-term	Capital Loss	Temporary	Appreciation
Fund	Ordinary Income	Capital Gain	Carryforward	Differences	(Depreciation)*
Transamerica AEGON High Yield Bond	$1,794	$— (a)	$(52,927)	$(97)	$43,717
Transamerica Balanced	326	—	(24,735)	—	61,346
Transamerica Diversified Equity	10,396	—	(56,563)	—	109,055
Transamerica Flexible Income	749	—	(84,993)	—	15,557
Transamerica Focus	—	—	(13,084)	—	35,275
Transamerica Growth Opportunities	—	—	(46,703)	—	72,222
Transamerica Money Market	3	—	(3)	—	—
Transamerica Short-Term Bond	2,329	6,442	—	(4,515)	81,784
Transamerica Small/Mid Cap Value	—	—	(161,199)	—	111,609
Transamerica WMC Diversified Growth	—	—	(484,950)	—	126,977

(a)	Amount rounds to less than $1.

*	Amounts include unrealized gain/loss from wash sales, foreign currency, securities sold short, and derivative instruments, if applicable.
NOTE 7. REORGANIZATION
Transamerica AEGON High Yield Bond:
On November 20, 2009, Transamerica AEGON High Yield Bond (formerly, Transamerica High Yield Bond) acquired all of the net assets of Transamerica Premier High Yield Bond Fund pursuant to a Plan of Reorganization. Transamerica AEGON High Yield Bond is the accounting survivor. The purpose of the transaction was to achieve a more cohesive, focused, and streamlined fund complex. The acquisition was accomplished by a tax-free exchange of 10,998 shares of Transamerica AEGON High Yield Bond for 14,218 shares of Transamerica Premier High Yield Bond Fund outstanding on November 20, 2009. Transamerica Premier High Yield Bond Fund’s net assets at that date, $93,513, including $7,786 unrealized appreciation, were combined with those of Transamerica AEGON High Yield Bond. The aggregate net assets of Transamerica AEGON High Yield Bond immediately before the acquisition were $582,106; the combined net assets of Transamerica AEGON High Yield Bond immediately after the acquisition were $675,619. Shares issued with the acquisition were as follows:
     Transamerica Premier High Yield Bond Fund

Classes	Shares	Amount
I2	4,928	$42,041
P	6,070	51,472
The exchange ratios of the reorganization for each class are as follows (Transamerica AEGON High Yield Bond shares issuable/ Transamerica Premier High Yield Bond Fund):
     Transamerica Premier High Yield Bond Fund

Classes	Exchange Ratio
I2	0.77
P	0.78
Assuming the reorganization had been completed on November 1, 2009, the beginning of the annual reporting period of the Fund, the Fund’s pro forma results of operations for the year ended October 31, 2010, are as follows:

Net investment income	$48,578
Net realized and unrealized gain	55,331
Net increase in net assets resulting from operations	103,909
Because the combined investment portfolios have been managed as a single integrated portfolio since the acquisition was completed, it is not practicable to separate the amounts of revenue and earnings of Transamerica Premier High Yield Bond Fund that have been included in the Fund’s Statement of Operations since November 20, 2009.

Transamerica Funds	Annual Report 2010

NOTES TO FINANCIAL STATEMENTS (continued)
At October 31, 2010
(all amounts in thousands)
NOTE 7. (continued)
Transamerica Balanced:
On November 13, 2009, Transamerica Balanced acquired all of the net assets of Transamerica Value Balanced and Transamerica Premier Balanced Fund pursuant to a Plan of Reorganization. Transamerica Balanced is the accounting survivor. The purpose of the transaction was to achieve a more cohesive, focused, and streamlined fund complex. The acquisition was accomplished by a tax-free exchange of 16,603 shares of Transamerica Balanced for 2,784 shares of Transamerica Value Balanced and 13,545 shares of Transamerica Premier Balanced Fund outstanding on November 13, 2009. Transamerica Value Balanced net assets at that date, $28,129, including $4,036 unrealized appreciation, were combined with those of Transamerica Balanced. Transamerica Premier Balanced Fund’s net assets at that date, $281,788, including $32,655 unrealized appreciation, were combined with those of Transamerica Balanced. The aggregate net assets of Transamerica Balanced immediately before the acquisition were $98,823; the combined net assets of Transamerica Balanced immediately after the acquisition were $408,740. Shares issued with the acquisition were as follows:
     Transamerica Value Balanced

Classes	Shares	Amount
A	1,014	$18,932
B	207	3,855
C	289	5,342
     Transamerica Premier Balanced Fund

Class	Shares	Amount
P	15,093	$281,788
The exchange ratios of the reorganization for each class are as follows (Transamerica Balanced shares issuable/Transamerica Value Balanced):
     Transamerica Value Balanced

Classes	Exchange Ratio
A	0.54
B	0.54
C	0.54
The exchange ratio of the reorganization for the class is as follows (Transamerica Balanced shares issuable/Transamerica Premier Balanced Fund):
Transamerica Premier Balanced Fund

Class	Exchange Ratio
P	1.11
Assuming the reorganization had been completed on November 1, 2009, the beginning of the annual reporting period of the Fund, the Fund’s pro forma results of operations for the year ended October 31, 2010, are as follows:

Net investment income	$9,768
Net realized and unrealized gain	66,502
Net increase in net assets resulting from operations	76,270
Because the combined investment portfolios have been managed as a single integrated portfolio since the acquisition was completed, it is not practicable to separate the amounts of revenue and earnings of Transamerica Value Balanced and Transamerica Premier Balanced Fund that have been included in the Fund’s Statement of Operations since November 13, 2009.

Transamerica Funds	Annual Report 2010

NOTES TO FINANCIAL STATEMENTS (continued)
At October 31, 2010
(all amounts in thousands)
NOTE 7. (continued)
Transamerica Diversified Equity:
On November 13, 2009, Transamerica Diversified Equity acquired all of the net assets of Transamerica Science & Technology, Transamerica Templeton Global, Transamerica Premier Diversified Equity Fund and Transamerica Premier Institutional Diversified Equity Fund pursuant to a Plan of Reorganization. Transamerica Premier Diversified Equity Fund is the accounting survivor. The purpose of the transaction was to achieve a more cohesive, focused, and streamlined fund complex. The acquisition was accomplished by a tax-free exchange of 35,310 shares of Transamerica Diversified Equity for 17,970 shares of Transamerica Science & Technology, 4,437 shares of Transamerica Templeton Global, 21,531 shares of Transamerica Premier Diversified Equity Fund and 216 shares of Transamerica Premier Institutional Diversified Equity Fund outstanding on November 13, 2009. Transamerica Science & Technology’s net assets at that date, $71,411, including $16,691 unrealized appreciation, were combined with those of Transamerica Diversified Equity. Transamerica Templeton Global net assets at that date, $103,595, including $5,276 unrealized appreciation, were combined with those of Transamerica Diversified Equity. Transamerica Premier Diversified Equity Fund’s net assets at that date, $276,775, including $29,067 unrealized appreciation, were combined with those of Transamerica Diversified Equity. Transamerica Premier Institutional Diversified Equity Fund’s net assets at that date, $2,115, including $346 unrealized appreciation, were combined with those of Transamerica Diversified Equity, which was newly organized on November 13, 2009; therefore, it had no assets before the acquisition. The combined net assets of Transamerica Diversified Equity immediately after the acquisition were $453,896. Shares issued with the acquisition were as follows:
          Transamerica Science & Technology

Classes	Shares	Amount
A	500	$6,423
B	131	1,678
C	128	1,647
I2	4,796	61,663
          Transamerica Templeton Global

Classes	Shares	Amount
A	6,267	$80,558
B	654	8,412
C	1,138	14,625
          Transamerica Premier Diversified Equity Fund

Class	Shares	Amount
P	21,531	$276,775
          Transamerica Premier Institutional Diversified Equity Fund

Class	Shares	Amount
I2	165	$2,115
The exchange ratios of the reorganization for each class are as follows (Transamerica Diversified Equity shares issuable/Transamerica Science & Technology):
          Transamerica Science & Technology

Classes	Exchange Ratio
A	0.30
B	0.28
C	0.28
I2	0.31

Transamerica Funds	Annual Report 2010

NOTES TO FINANCIAL STATEMENTS (continued)
At October 31, 2010
(all amounts in thousands)
NOTE 7. (continued)
The exchange ratios of the reorganization for each class are as follows (Transamerica Diversified Equity shares issuable/Transamerica Templeton Global):
          Transamerica Templeton Global

Classes	Exchange Ratio
A	1.84
B	1.74
C	1.72
The exchange ratio of the reorganization for the class is as follows (Transamerica Diversified Equity shares issuable/Transamerica Premier Diversified Equity Fund):
          Transamerica Premier Diversified Equity Fund

Class	Exchange Ratio
P	1.00
The exchange ratio of the reorganization for the class is as follows (Transamerica Diversified Equity shares issuable/Transamerica Premier Institutional Diversified Equity Fund):
          Transamerica Premier Institutional Diversified Equity Fund

Class	Exchange Ratio
I2	0.76
Assuming the reorganization had been completed on November 1, 2009, the beginning of the annual reporting period of the Fund, the Fund’s pro forma results of operations for the year ended October 31, 2010, are as follows:

Net investment income	$11,471
Net realized and unrealized gain	98,761
Net increase in net assets resulting from operations	110,232
Because the combined investment portfolios have been managed as a single integrated portfolio since the acquisition was completed, it is not practicable to separate the amounts of revenue and earnings of Transamerica Science & Technology, Transamerica Templeton Global, Transamerica Premier Diversified Equity Fund, and Transamerica Premier Institutional Diversified Equity Fund that have been included in the Fund’s Statement of Operations since November 13, 2009.
Transamerica Flexible Income:
On November 13, 2009, Transamerica Flexible Income acquired all of the net assets of Transamerica Convertible Securities pursuant to a Plan of Reorganization. Transamerica Flexible Income is the accounting survivor. The purpose of the transaction was to achieve a more cohesive, focused, and streamlined fund complex. The acquisition was accomplished by a tax-free exchange of 8,937 shares of Transamerica Flexible Income for 8,540 shares of Transamerica Convertible Securities outstanding on November 13, 2009. Transamerica Convertible Securities net assets at that date, $75,162, including $5,629 unrealized appreciation, were combined with those of Transamerica Flexible Income. The aggregate net assets of Transamerica Flexible Income immediately before the acquisition were $186,259; the combined net assets of Transamerica Flexible Income immediately after the acquisition were $261,421. Shares issued with the acquisition were as follows:
          Transamerica Convertible Securities

Class	Shares	Amount
A	1,554	$13,041
B	294	2,469
C	717	5,997
I2	6,372	53,655

Transamerica Funds	Annual Report 2010

NOTES TO FINANCIAL STATEMENTS (continued)
At October 31, 2010
(all amounts in thousands)
NOTE 7. (continued)
The exchange ratios of the reorganization for each class are as follows (Transamerica Flexible Income shares issuable/Transamerica Convertible Securities):
          Transamerica Convertible Securities

Classes	Exchange Ratio
A	1.05
B	1.04
C	1.04
I2	1.05
Assuming the reorganization had been completed on November 1, 2009, the beginning of the annual reporting period of the Fund, the Fund’s pro forma results of operations for the year ended October 31, 2010, are as follows:

Net investment income	$14,761
Net realized and unrealized gain	23,352
Net increase in net assets resulting from operations	38,113
Because the combined investment portfolios have been managed as a single integrated portfolio since the acquisition was completed, it is not practicable to separate the amounts of revenue and earnings of Transamerica Convertible Securities that have been included in the Fund’s Statement of Operations since November 13, 2009.
Transamerica Focus:
On November 13, 2009, Transamerica Focus (formerly, Transamerica Legg Mason Partners All Cap) acquired all of the net assets of Transamerica Premier Focus Fund pursuant to a Plan of Reorganization. Transamerica Premier Focus Fund is the accounting survivor. The purpose of the transaction was to achieve a more cohesive, focused, and streamlined fund complex. The acquisition was accomplished by a tax-free exchange of 6,344 shares of Transamerica Premier Focus Fund for 6,344 shares of Transamerica Focus. As part of the acquisition shareholders of the accounting survivor, Transamerica Premier Focus Fund, received an additional 2,130 shares; resulting in a total shares of 5,802 of Transamerica Focus. Transamerica Focus’s net assets at that date, $72,239, including $4,752 unrealized appreciation, were combined with those of Transamerica Premier Focus Fund. The aggregate net assets of Transamerica Premier Focus Fund immediately before the acquisition was $68,302; the combined net assets of Transamerica Focus immediately after the acquisition was $140,541. Shares issued with the acquisition were as follows:
          Transamerica Premier Focus Fund

Class	Shares	Amount
P	5,802	$68,302
          Transamerica Focus (formerly, Transamerica Legg Mason Partners All Cap)

Class	Shares	Amount
A	3,369	$39,661
B	1,700	18,628
C	1,275	13,950
The exchange ratio of the reorganization for the class is as follows (Transamerica Focus shares issuable/Transamerica Premier Focus Fund):
          Transamerica Premier Focus Fund

Class	Exchange Ratio
P	1.58

Transamerica Funds	Annual Report 2010

NOTES TO FINANCIAL STATEMENTS (continued)
At October 31, 2010
(all amounts in thousands)
NOTE 7. (continued)
The exchange ratio of the reorganization for the class is as follows (Transamerica Focus shares issuable/Transamerica Focus (formerly, Transamerica Legg Mason Partners All Cap)):
          Transamerica Focus (formerly, Transamerica Legg Mason Partners All Cap)

Class	Exchange Ratio
A	1.00
B	1.00
C	1.00
Assuming the reorganization had been completed on November 1, 2009, the beginning of the annual reporting period of the Fund, the Fund’s pro forma results of operations for the year ended October 31, 2010, are as follows:

Net investment loss	$(1,091)
Net realized and unrealized gain	31,363
Net increase in net assets resulting from operations	30,272
Because the combined investment portfolios have been managed as a single integrated portfolio since the acquisition was completed, it is not practicable to separate the amounts of revenue and earnings of Transamerica Premier Focus Fund that have been included in the Fund’s Statement of Operations since November 13, 2009.
Transamerica Growth Opportunities:
On November 13, 2009, Transamerica Growth Opportunities acquired all of the net assets of Transamerica Premier Growth Opportunities Fund pursuant to a Plan of Reorganization. Transamerica Growth Opportunities is the accounting survivor. The purpose of the transaction was to achieve a more cohesive, focused, and streamlined fund complex. The acquisition was accomplished by a tax-free exchange of 12,010 shares of Transamerica Growth Opportunities for 4,478 shares of Transamerica Premier Growth Opportunities Fund outstanding on November 13, 2009. Transamerica Premier Growth Opportunities Fund’s net assets at that date, $96,199, including $12,641 unrealized appreciation, were combined with those of Transamerica Growth Opportunities. The aggregate net assets of Transamerica Growth Opportunities immediately before the acquisition were $197,060; the combined net assets of Transamerica Growth Opportunities immediately after the acquisition were $293,259. Shares issued with the acquisition were as follows:
          Transamerica Premier Growth Opportunities Fund

Class	Shares	Amount
P	12,010	$96,199
The exchange ratio of the reorganization for the class is as follows (Transamerica Growth Opportunities shares issuable/Transamerica Premier Growth Opportunities Fund):
          Transamerica Premier Growth Opportunities Fund

Class	Exchange Ratio
P	2.68
Assuming the reorganization had been completed on November 1, 2009, the beginning of the annual reporting period of the Fund, the Fund’s pro forma results of operations for the year ended October 31, 2010, are as follows:

Net investment loss	$(385)
Net realized and unrealized gain	79,972
Net increase in net assets resulting from operations	79,587

Transamerica Funds	Annual Report 2010

NOTES TO FINANCIAL STATEMENTS (continued)
At October 31, 2010
(all amounts in thousands)
NOTE 7. (continued)
Because the combined investment portfolios have been managed as a single integrated portfolio since the acquisition was completed, it is not practicable to separate the amounts of revenue and earnings of Transamerica Premier Growth Opportunities Fund that have been included in the Fund’s Statement of Operations since November 13, 2009.
Transamerica Money Market:
On November 20, 2009, Transamerica Money Market acquired all of the net assets of Transamerica Premier Cash Reserve Fund pursuant to a Plan of Reorganization. Transamerica Money Market is the accounting survivor. The purpose of the transaction was to achieve a more cohesive, focused, and streamlined fund complex. The acquisition was accomplished by a tax-free exchange of 43,668 shares of Transamerica Money Market for 43,668 shares of Transamerica Premier Cash Reserve Fund outstanding on November 20, 2009. Transamerica Premier Cash Reserve Fund’s net assets at that date, $43,668, were combined with those of Transamerica Money Market. The aggregate net assets of Transamerica Money Market immediately before the acquisition were $254,159; the combined net assets of Transamerica Money Market immediately after the acquisition were $297,827. Shares issued with the acquisition were as follows:
          Transamerica Premier Cash Reserve Fund

Class	Shares	Amount
P	43,668	$43,668
The exchange ratio of the reorganization for the class is as follows (Transamerica Money Market shares issuable/Transamerica Premier Cash Reserve Fund):
          Transamerica Premier Cash Reserve Fund

Class	Exchange Ratio
P	1.00
Assuming the reorganization had been completed on November 1, 2009, the beginning of the annual reporting period of the Fund, the Fund’s pro forma results of operations for the year ended October 31, 2010, are as follows:

Net investment income	$12
Net realized and unrealized gain	1
Net increase in net assets resulting from operations	13
Because the combined investment portfolios have been managed as a single integrated portfolio since the acquisition was completed, it is not practicable to separate the amounts of revenue and earnings of Transamerica Premier Cash Reserve Fund that have been included in the Fund’s Statement of Operations since November 20, 2009.
Transamerica WMC Diversified Growth:
On November 13, 2009, Transamerica WMC Diversified Growth (formerly, Transamerica Equity) acquired all of the net assets of Transamerica Premier Equity Fund and Transamerica Premier Institutional Equity Fund pursuant to a Plan of Reorganization. Transamerica WMC Diversified Growth is the accounting survivor. The purpose of the transaction was to achieve a more cohesive, focused, and streamlined fund complex. The acquisition was accomplished by a tax-free exchange of 66,720 shares of Transamerica WMC Diversified Growth for 25,932 shares of Transamerica Premier Equity Fund and 8,477 shares of Transamerica Premier Institutional Equity Fund outstanding on November 13, 2009. Transamerica Premier Equity Fund’s net assets at that date, $459,628, including $49,578 unrealized appreciation, were combined with those of Transamerica WMC Diversified Growth. Transamerica Premier Institutional Equity Fund’s net assets at that date, $80,466, including $7,579 unrealized appreciation, were combined with those of Transamerica WMC Diversified Growth. The aggregate net assets of Transamerica WMC Diversified Growth immediately before the acquisition were $1,167,181; the combined net assets of Transamerica WMC Diversified Growth immediately after the acquisition were $1,707,275. Shares issued with the acquisition were as follows:

Transamerica Funds	Annual Report 2010

NOTES TO FINANCIAL STATEMENTS (continued)
At October 31, 2010
(all amounts in thousands)
NOTE 7. (continued)
          Transamerica Premier Equity Fund

Class	Shares	Amount
P	56,955	$459,628
          Transamerica Premier Institutional Equity Fund

Class	Shares	Amount
I2	9,765	$80,466
The exchange ratio of the reorganization for the class is as follows (Transamerica WMC Diversified Growth shares issuable/ Transamerica Premier Equity Fund):
          Transamerica Premier Equity Fund

Class	Exchange Ratio
P	2.20
The exchange ratio of the reorganization for the class is as follows (Transamerica WMC Diversified Growth shares issuable/ Transamerica Premier Institutional Equity Fund):
          Transamerica Premier Institutional Equity Fund

Class	Exchange Ratio
I2	1.15
Assuming the reorganization had been completed on November 1, 2009, the beginning of the annual reporting period of the Fund, the Fund’s pro forma results of operations for the year ended October 31, 2010, are as follows:

Net investment income	$1,405
Net realized and unrealized gain	260,518
Net increase in net assets resulting from operations	261,923
Because the combined investment portfolios have been managed as a single integrated portfolio since the acquisition was completed, it is not practicable to separate the amounts of revenue and earnings of Transamerica Premier Equity Fund and Transamerica Premier Institutional Equity Fund that have been included in the Fund’s Statement of Operations since November 13, 2009.

Transamerica Funds	Annual Report 2010

Report of Independent Registered Public Accounting Firm
To the Board of Trustees & Shareholders of Transamerica Funds:
We have audited the accompanying statements of assets and liabilities of Transamerica AEGON High Yield Bond, Transamerica Balanced, Transamerica Flexible Income, Transamerica Growth Opportunities, Transamerica Money Market, Transamerica Short-Term Bond, Transamerica Small/Mid Cap Value, and Transamerica WMC Diversified Growth, including the schedules of investments, as of October 31, 2010, and the related statements of operations and changes in net assets for the year then ended, and the financial highlights for the period then ended. We have also audited the accompanying statements of assets and liabilities of Transamerica Diversified Equity and Transamerica Focus, including the schedules of investments, as of October 31, 2010, and the related statements of operations for the year then ended, and the statements of changes in net assets and financial highlights for the periods indicated therein. The aforementioned ten funds of the Transamerica Funds are hereafter referred to as the “Funds.” These financial statements and financial highlights are the responsibility of the Funds’ management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audits. The statements of changes in net assets for the year ended October 31, 2009 and the financial highlights for periods ended prior to November 1, 2009 for Transamerica AEGON High Yield Bond, Transamerica Balanced, Transamerica Flexible Income, Transamerica Growth Opportunities, Transamerica Money Market, Transamerica Short-Term Bond, Transamerica Small/Mid Cap Value, and Transamerica WMC Diversified Growth were audited by another independent registered public accounting firm whose report, dated December 21, 2009, expressed an unqualified opinion on those statements of changes in net assets and financial highlights.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. We were not engaged to perform an audit of the Funds’ internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Funds’ internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements and financial highlights, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our procedures included confirmation of securities owned as of October 31, 2010, by correspondence with the custodian and brokers or by other appropriate auditing procedures where replies from brokers were not received. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of the aforementioned ten Funds of the Transamerica Funds at October 31, 2010, the results of their operations for the year then ended, and the changes in their net assets and the financial highlights for the periods indicated therein, in conformity with U.S. generally accepted accounting principles.
Boston, Massachusetts
December 23, 2010

Transamerica Funds	Annual Report 2010

Change of Independent Registered Certified Public Accounting Firm
PricewaterhouseCoopers LLP (“PwC”) served as independent registered certified public accounting firm through April 7, 2010. On April 8, 2010, upon recommendation by the Transamerica Funds’ Audit Committee, the Transamerica Funds’ Board selected Ernst & Young LLP to replace PwC as the independent public accountant for the fiscal year ending October 31, 2010.
The reports of PwC on the financial statements for the past two fiscal years contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.
During the two most recent fiscal years and through April 7, 2010, there have been no disagreements with PwC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of PwC would have caused them to make reference thereto in their reports on the financial statements for such years.
During the two most recent fiscal years and through April 7, 2010, there have been no reportable events (as defined in Item 304(a)(1)(v) of Regulation S-K).
Transamerica Funds requested that PwC furnish it with a letter addressed to the Securities and Exchange Commission stating whether or not it agreed with the above statements. A copy of such letter was filed as Exhibit 77 to Form N-SAR for the period.

Transamerica Funds	Annual Report 2010

TRANSAMERICA AEGON HIGH YIELD BOND
(FORMERLY TRANSAMERICA HIGH YIELD BOND)
INVESTMENT ADVISORY AND SUB-ADVISORY AGREEMENTS — CONTRACT RENEWAL
(unaudited)
At a meeting of the Board of Trustees of Transamerica Funds (the “Board”) held on June 9-10, 2010, the Board reviewed and considered the renewal of the investment advisory agreement (the “Investment Advisory Agreement”) between Transamerica AEGON High Yield Bond (the “Fund”) and Transamerica Asset Management, Inc. (“TAM”), as well as the renewal of the investment sub-advisory agreement (the “Sub-Advisory Agreement”) of the Fund between TAM and AEGON USA Investment Management, LLC (the “Sub-Adviser”), to determine whether the agreements should be renewed.
Following their review and consideration, the Trustees determined that the renewal of the Investment Advisory Agreement and the Sub-Advisory Agreement and the compensation to be received by TAM and the Sub-Adviser under the agreements is consistent with TAM’s fiduciary duty under applicable law. The Board, including the independent members of the Board, unanimously approved the renewal of the Investment Advisory Agreement and Sub-Advisory Agreement through June 30, 2011. In reaching their decision, the Trustees requested and received from TAM and the Sub-Adviser such information as they deemed reasonably necessary to evaluate the agreements. The Trustees also considered information they had previously received from TAM and the Sub-Adviser as part of their regular oversight of the Fund, as well as comparative fee, expense, and performance information prepared by Lipper Inc. (“Lipper”), an independent provider of mutual fund performance information, and fee and expense information and profitability data prepared by management. In considering the proposed continuation of the Investment Advisory and Sub-Advisory Agreements, the Trustees evaluated a number of considerations that they believed, in light of the legal advice furnished to them by independent legal counsel and their own business judgment, to be relevant. They based their decisions on the following considerations, among others, although they did not identify any consideration or particular information that was controlling of their decisions:
The nature, extent and quality of the advisory services to be provided. The Board considered the nature, extent and quality of the services provided by TAM and the Sub-Adviser to the Fund in the past, as well as the services anticipated to be provided in the future. The Trustees also considered the Sub-Adviser’s investment approach for the Fund. The Board also considered the experience, capability and integrity of TAM’s senior management, the financial resources of TAM and the Sub-Adviser, TAM’s management oversight process and the professional qualifications of the portfolio management team of the Sub-Adviser. The Trustees determined that TAM and the Sub-Adviser can provide investment and related services that are appropriate in scope and extent in light of the Fund’s operations, the competitive landscape of the investment company business and investor needs.
The investment performance of the Fund. The Board considered the short and longer-term performance of the Fund in light of its investment objective, policies and strategies, including relative performance against a peer universe of comparable mutual funds as prepared by Lipper for various trailing periods ended December 31, 2009. The Board noted that the Fund’s performance was above the median for its peer universe for the past 1- 3-, 5-, and 10-year periods. On the basis of the Board’s assessment of the nature, extent and quality of advisory services to be provided or procured by TAM and the Sub-Adviser, the Board concluded that TAM and the Sub-Adviser are capable of generating a level of investment performance that is appropriate in light of the Fund’s investment objectives, policies and strategies and competitive with other investment companies.
The cost of advisory services provided and the level of profitability. The Board reviewed profitability information of TAM’s cost of procuring fund management services, as well as the costs of provision of administration, fund accounting and other services, to the Fund and to Transamerica Funds as a whole by TAM and its affiliates. The Board reviewed the management and sub-advisory fees for the Fund. The Trustees noted that the Fund’s contractual management fee was in line with the medians for its peer group and peer universe and that the total expenses of the Fund were above the medians for its peer group and peer universe. The Trustees noted the anticipated profitability of the relationship between the Fund, TAM and its affiliates, and the Sub-Adviser, as applicable, and determined that the management and sub-advisory fees to be received by TAM and the Sub-Adviser under the agreements are consistent with TAM’s fiduciary duty under applicable law. In making these observations and determinations, the Board reviewed, among other information, comparative information provided by Lipper and management.
Whether fee levels reflect economies of scale and the extent to which economies of scale would be realized as the Fund grows. The Trustees considered the economies of scale with respect to the management of the Fund, whether the Fund had appropriately benefited from any economies of scale, and whether there was potential for realization of any further economies of scale. In evaluating the extent to which the management fees payable under the Investment Advisory and Sub-Advisory Agreements reflect economies of scale or will permit economies of scale to be realized in the future, the Board noted that TAM and the Sub-Adviser offer breakpoints which benefit investors by passing on economies of scale in the form of lower management fees as the level of assets grows. The Trustees also concluded that they will have the opportunity to periodically reexamine whether the Fund has achieved economies of scale, and the appropriateness of management fees payable to TAM and fees paid to the Sub-Adviser, in the future.
Benefits to TAM, its affiliates, or the Sub-Adviser from their relationship with the Fund. The Board noted that management believes that other benefits anticipated to be derived by TAM, its affiliates, and the Sub-Adviser from their relationships with the Fund are expected to be consistent with industry practice and the best interests of the Fund and its shareholders. The Trustees also noted that TAM would not realize soft dollar benefits from its relationship with the Fund.

Transamerica Funds	Annual Report 2010

TRANSAMERICA AEGON HIGH YIELD BOND (continued)
(FORMERLY TRANSAMERICA HIGH YIELD BOND)
INVESTMENT ADVISORY AND SUB-ADVISORY AGREEMENTS — CONTRACT RENEWAL
(unaudited)
Other considerations. The Board determined that TAM has made a substantial commitment to the recruitment and retention of high quality personnel, and maintains the financial, compliance and operational resources reasonably necessary to manage the Fund in a professional manner that is consistent with the best interests of the Fund and its shareholders. In this regard, the Trustees favorably considered the procedures and policies in place by TAM to enforce compliance with applicable laws and regulations and oversee the portfolio management activities of the Sub-Adviser. The Trustees also determined that TAM has made a significant entrepreneurial commitment to the management and success of the Fund, reflected by TAM’s expense limitation and fee waiver arrangements with the Fund, which may result in TAM waiving fees for the benefit of shareholders.
Conclusion. After consideration of the factors described above as well as other factors, the Trustees, including all of the independent members of the Board, concluded that the renewal of the Investment Advisory Agreement and the Sub-Advisory Agreement and the compensation to be received by TAM and the Sub-Adviser is consistent with TAM’s fiduciary duty under applicable law and voted to approve the renewal of the Investment Advisory Agreement and the Sub-Advisory Agreement.

Transamerica Funds	Annual Report 2010

TRANSAMERICA BALANCED
INVESTMENT ADVISORY AND SUB-ADVISORY AGREEMENTS — CONTRACT RENEWAL
(unaudited)
At a meeting of the Board of Trustees of Transamerica Funds (the “Board”) held on June 9-10, 2010, the Board reviewed and considered the renewal of the investment advisory agreement (the “Investment Advisory Agreement”) between Transamerica Balanced (the “Fund”) and Transamerica Asset Management, Inc. (“TAM”), as well as the renewal of the investment sub-advisory agreement (the “Sub-Advisory Agreement”) of the Fund between TAM and Transamerica Investment Management, LLC (the “Sub-Adviser”), to determine whether the agreements should be renewed.
Following their review and consideration, the Trustees determined that the renewal of the Investment Advisory Agreement and the Sub-Advisory Agreement and the compensation to be received by TAM and the Sub-Adviser under the agreements is consistent with TAM’s fiduciary duty under applicable law. The Board, including the independent members of the Board, unanimously approved the renewal of the Investment Advisory Agreement and Sub-Advisory Agreement through June 30, 2011. In reaching their decision, the Trustees requested and received from TAM and the Sub-Adviser such information as they deemed reasonably necessary to evaluate the agreements, including composite information about fees and performance provided by the Sub-Adviser. The Trustees also considered information they had previously received from TAM and the Sub-Adviser as part of their regular oversight of the Fund, as well as comparative fee, expense, and performance information prepared by Lipper Inc. (“Lipper”), an independent provider of mutual fund performance information, and fee and expense information and profitability data prepared by management. In considering the proposed continuation of the Investment Advisory and Sub-Advisory Agreements, the Trustees evaluated a number of considerations that they believed, in light of the legal advice furnished to them by independent legal counsel and their own business judgment, to be relevant. They based their decisions on the following considerations, among others, although they did not identify any consideration or particular information that was controlling of their decisions:
The nature, extent and quality of the advisory services to be provided. The Board considered the nature, extent and quality of the services provided by TAM and the Sub-Adviser to the Fund in the past, as well as the services anticipated to be provided in the future. The Trustees also considered the Sub-Adviser’s investment approach for the Fund. The Trustees noted that they receive, on a quarterly basis, an execution analysis from Capital Institutional Services, Inc. (CAPIS), an independent provider of trade analyses, for the Sub-Adviser and a comparison of trading results against a peer universe of managers. The Board also considered the experience, capability and integrity of TAM’s senior management, the financial resources of TAM and the Sub-Adviser, TAM’s management oversight process and the professional qualifications of the portfolio management team of the Sub-Adviser. The Trustees determined that TAM and the Sub-Adviser can provide investment and related services that are appropriate in scope and extent in light of the Fund’s operations, the competitive landscape of the investment company business and investor needs.
The investment performance of the Fund. The Board considered the short and longer-term performance of the Fund in light of its investment objective, policies and strategies, including relative performance against a peer universe of comparable mutual funds as prepared by Lipper for various trailing periods ended December 31, 2009. The Board noted that the Fund’s performance was above the median for its peer universe for the past 1- and 3-year periods and in line with the median for its peer universe for the past 5- and 10-year periods. The Trustees also noted recent changes in the Fund’s portfolio management team. The Trustees agreed that they would monitor the portfolio manager transition and performance going forward. On the basis of the Board’s assessment of the nature, extent and quality of advisory services to be provided or procured by TAM and the Sub-Adviser, the Board concluded that TAM and the Sub-Adviser are capable of generating a level of investment performance that is appropriate in light of the Fund’s investment objectives, policies and strategies and competitive with other investment companies.
The cost of advisory services provided and the level of profitability. The Board reviewed profitability information of TAM’s cost of procuring fund management services, as well as the costs of provision of administration, fund accounting and other services, to the Fund and to Transamerica Funds as a whole by TAM and its affiliates. The Board reviewed the management and sub-advisory fees for the Fund. The Trustees noted that the Fund’s contractual management fee and total expenses were above the medians for its peer group and peer universe. It was noted that the peer group was challenging due to varying asset allocations. The Trustees noted the anticipated profitability of the relationship between the Fund, TAM and its affiliates, and the Sub-Adviser, as applicable, and determined that the management and sub-advisory fees to be received by TAM and the Sub-Adviser under the agreements are consistent with TAM’s fiduciary duty under applicable law. In making these observations and determinations, the Board reviewed, among other information, comparative information provided by Lipper and management.
Whether fee levels reflect economies of scale and the extent to which economies of scale would be realized as the Fund grows. The Trustees considered the economies of scale with respect to the management of the Fund, whether the Fund had appropriately benefited from any economies of scale, and whether there was potential for realization of any further economies of scale. In evaluating the extent to which the management fees payable under the Investment Advisory and Sub-Advisory Agreements reflect economies of scale or will permit economies of scale to be realized in the future, the Board noted that TAM and the Sub-Adviser offer breakpoints which benefit investors by passing on economies of scale in the form of lower management fees as the level of assets grows. The Trustees also concluded that they will have the opportunity to periodically reexamine whether the Fund has achieved economies of scale, and the appropriateness of management fees payable to TAM and fees paid to the Sub-Adviser, in the future.

Transamerica Funds	Annual Report 2010

TRANSAMERICA BALANCED (continued)
INVESTMENT ADVISORY AND SUB-ADVISORY AGREEMENTS — CONTRACT RENEWAL
(unaudited)
Benefits to TAM, its affiliates, or the Sub-Adviser from their relationship with the Fund. The Board noted that management believes that other benefits anticipated to be derived by TAM, its affiliates, and the Sub-Adviser from their relationships with the Fund are expected to be consistent with industry practice and the best interests of the Fund and its shareholders. The Trustees also noted that TAM would not realize soft dollar benefits from its relationship with the Fund. The Board also noted that the Sub-Adviser is participating in a brokerage program pursuant to which a portion of brokerage commissions paid by the Fund is recaptured for the benefit of the Fund and its shareholders, thus limiting the amount of soft dollar arrangements the Sub-Adviser may engage in with respect to the Fund’s brokerage transactions.
Other considerations. The Board determined that TAM has made a substantial commitment to the recruitment and retention of high quality personnel, and maintains the financial, compliance and operational resources reasonably necessary to manage the Fund in a professional manner that is consistent with the best interests of the Fund and its shareholders. In this regard, the Trustees favorably considered the procedures and policies in place by TAM to enforce compliance with applicable laws and regulations and oversee the portfolio management activities of the Sub-Adviser. The Trustees also determined that TAM has made a significant entrepreneurial commitment to the management and success of the Fund, reflected by TAM’s expense limitation and fee waiver arrangements with the Fund, which may result in TAM waiving fees for the benefit of shareholders.
Conclusion. After consideration of the factors described above as well as other factors, the Trustees, including all of the independent members of the Board, concluded that the renewal of the Investment Advisory Agreement and the Sub-Advisory Agreement and the compensation to be received by TAM and the Sub-Adviser is consistent with TAM’s fiduciary duty under applicable law and voted to approve the renewal of the Investment Advisory Agreement and the Sub-Advisory Agreement.

Transamerica Funds	Annual Report 2010

TRANSAMERICA FLEXIBLE INCOME
INVESTMENT ADVISORY AND SUB-ADVISORY AGREEMENTS — CONTRACT RENEWAL
(unaudited)
At a meeting of the Board of Trustees of Transamerica Funds (the “Board”) held on June 9-10, 2010, the Board reviewed and considered the renewal of the investment advisory agreement (the “Investment Advisory Agreement”) between Transamerica Flexible Income (the “Fund”) and Transamerica Asset Management, Inc. (“TAM”), as well as the renewal of the investment sub-advisory agreement (the “Sub-Advisory Agreement”) of the Fund between TAM and Transamerica Investment Management, LLC (the “Sub-Adviser”), to determine whether the agreements should be renewed.
Following their review and consideration, the Trustees determined that the renewal of the Investment Advisory Agreement and the Sub-Advisory Agreement and the compensation to be received by TAM and the Sub-Adviser under the agreements is consistent with TAM’s fiduciary duty under applicable law. The Board, including the independent members of the Board, unanimously approved the renewal of the Investment Advisory Agreement and Sub-Advisory Agreement through June 30, 2011. In reaching their decision, the Trustees requested and received from TAM and the Sub-Adviser such information as they deemed reasonably necessary to evaluate the agreements, including composite information about fees and performance provided by the Sub-Adviser. The Trustees also considered information they had previously received from TAM and the Sub-Adviser as part of their regular oversight of the Fund, as well as comparative fee, expense, and performance information prepared by Lipper Inc. (“Lipper”), an independent provider of mutual fund performance information, and fee and expense information and profitability data prepared by management. In considering the proposed continuation of the Investment Advisory and Sub-Advisory Agreements, the Trustees evaluated a number of considerations that they believed, in light of the legal advice furnished to them by independent legal counsel and their own business judgment, to be relevant. They based their decisions on the following considerations, among others, although they did not identify any consideration or particular information that was controlling of their decisions:
The nature, extent and quality of the advisory services to be provided. The Board considered the nature, extent and quality of the services provided by TAM and the Sub-Adviser to the Fund in the past, as well as the services anticipated to be provided in the future. The Trustees also considered the Sub-Adviser’s investment approach for the Fund. The Trustees noted that they receive, on a quarterly basis, an execution analysis from Capital Institutional Services, Inc. (CAPIS), an independent provider of trade analyses, for the Sub-Adviser and a comparison of trading results against a peer universe of managers. The Board also considered the experience, capability and integrity of TAM’s senior management, the financial resources of TAM and the Sub-Adviser, TAM’s management oversight process and the professional qualifications of the portfolio management team of the Sub-Adviser. The Trustees determined that TAM and the Sub-Adviser can provide investment and related services that are appropriate in scope and extent in light of the Fund’s operations, the competitive landscape of the investment company business and investor needs.
The investment performance of the Fund. The Board considered the short and longer-term performance of the Fund in light of its investment objective, policies and strategies, including relative performance against a peer universe of comparable mutual funds as prepared by Lipper for various trailing periods ended December 31, 2009. The Board noted that the Fund’s performance was above the median for its peer universe for the past 1-year period and below the median for the past 3-, 5- and 10-year periods. The Board discussed the reasons for the Fund’s underperformance with TAM. It was noted that performance has improved since the Fund’s new portfolio management team took over management of the Fund in October 2008. The Trustees agreed that they would continue to monitor the performance of the Fund. On the basis of the Board’s assessment of the nature, extent and quality of advisory services to be provided or procured by TAM and the Sub-Adviser, the Board concluded that TAM and the Sub-Adviser are capable of generating a level of investment performance that is appropriate in light of the Fund’s investment objectives, policies and strategies and competitive with other investment companies.
The cost of advisory services provided and the level of profitability. The Board reviewed profitability information of TAM’s cost of procuring fund management services, as well as the costs of provision of administration, fund accounting and other services, to the Fund and to Transamerica Funds as a whole by TAM and its affiliates. The Board reviewed the management and sub-advisory fees for the Fund. The Trustees noted that the Fund’s contractual management fee was below the medians for its peer group and peer universe and that the total expenses of the Fund were above the medians for its peer group and peer universe. It was noted that TAM voluntarily lowered its management fee in 2007, 2008, and 2010. Management also noted that it expected total expenses to fall as a result of the recent fee reduction. The Trustees noted the anticipated profitability of the relationship between the Fund, TAM and its affiliates, and the Sub-Adviser, as applicable, and determined that the management and sub-advisory fees to be received by TAM and the Sub-Adviser under the agreements are consistent with TAM’s fiduciary duty under applicable law. In making these observations and determinations, the Board reviewed, among other information, comparative information provided by Lipper and management.
Whether fee levels reflect economies of scale and the extent to which economies of scale would be realized as the Fund grows. The Trustees considered the economies of scale with respect to the management of the Fund, whether the Fund had appropriately benefited from any economies of scale, and whether there was potential for realization of any further economies of scale. In evaluating the extent to which the management fees payable under the Investment Advisory and Sub-Advisory Agreements reflect economies of scale or will permit economies of scale to be realized in the future, the Board noted that TAM and the Sub-Adviser offer breakpoints which benefit investors by passing on economies of scale in the form of lower management fees as the level of assets grows. The Trustees also concluded that they will have the opportunity to periodically reexamine whether the Fund has achieved economies of scale, and the appropriateness of management fees payable to TAM and fees paid to the Sub-Adviser, in the future.

Transamerica Funds	Annual Report 2010

TRANSAMERICA FLEXIBLE INCOME (continued)
INVESTMENT ADVISORY AND SUB-ADVISORY AGREEMENTS — CONTRACT RENEWAL
(unaudited)
Benefits to TAM, its affiliates, or the Sub-Adviser from their relationship with the Fund. The Board noted that management believes that other benefits anticipated to be derived by TAM, its affiliates, and the Sub-Adviser from their relationships with the Fund are expected to be consistent with industry practice and the best interests of the Fund and its shareholders. The Trustees also noted that TAM would not realize soft dollar benefits from its relationship with the Fund.
Other considerations. The Board determined that TAM has made a substantial commitment to the recruitment and retention of high quality personnel, and maintains the financial, compliance and operational resources reasonably necessary to manage the Fund in a professional manner that is consistent with the best interests of the Fund and its shareholders. In this regard, the Trustees favorably considered the procedures and policies in place by TAM to enforce compliance with applicable laws and regulations and oversee the portfolio management activities of the Sub-Adviser. The Trustees also determined that TAM has made a significant entrepreneurial commitment to the management and success of the Fund, reflected by TAM’s expense limitation and fee waiver arrangements with the Fund, which may result in TAM waiving fees for the benefit of shareholders.
Conclusion. After consideration of the factors described above as well as other factors, the Trustees, including all of the independent members of the Board, concluded that the renewal of the Investment Advisory Agreement and the Sub-Advisory Agreement and the compensation to be received by TAM and the Sub-Adviser is consistent with TAM’s fiduciary duty under applicable law and voted to approve the renewal of the Investment Advisory Agreement and the Sub-Advisory Agreement.

Transamerica Funds	Annual Report 2010

TRANSAMERICA FOCUS
(FORMERLY TRANSAMERICA LEGG MASON PARTNERS ALL CAP)
INVESTMENT ADVISORY AGREEMENT — CONTRACT RENEWAL
(unaudited)
At a meeting of the Board of Trustees of Transamerica Funds (the “Board”) held on June 9-10, 2010, the Board reviewed and considered the renewal of the investment advisory agreement (the “Investment Advisory Agreement”) between Transamerica Focus (the “Fund”) and Transamerica Asset Management, Inc. (“TAM”), to determine whether the agreement should be renewed.
Following their review and consideration, the Trustees determined that the renewal of the Investment Advisory Agreement and the compensation to be received by TAM under the agreement is consistent with TAM’s fiduciary duty under applicable law. The Board, including the independent members of the Board, unanimously approved the renewal of the Investment Advisory Agreement through June 30, 2011. In reaching their decision, the Trustees requested and received from TAM such information as they deemed reasonably necessary to evaluate the agreement. The Trustees also considered information they had previously received from TAM as part of their regular oversight of the Fund, as well as comparative fee, expense, and performance information prepared by Lipper Inc. (“Lipper”), an independent provider of mutual fund performance information, and fee and expense information and profitability data prepared by management. In considering the proposed continuation of the Investment Advisory Agreement, the Trustees evaluated a number of considerations that they believed, in light of the legal advice furnished to them by independent legal counsel and their own business judgment, to be relevant. They based their decision on the following considerations, among others, although they did not identify any consideration or particular information that was controlling of their decision:
The nature, extent and quality of the advisory services to be provided. The Board considered the nature, extent and quality of the services provided by TAM to the Fund in the past, as well as the services anticipated to be provided in the future. The Trustees also considered TAM’s investment approach for the Fund. The Board also considered the experience, capability and integrity of TAM’s senior management, the financial resources of TAM, and the professional qualifications of the portfolio management team of TAM. The Trustees determined that TAM can provide investment and related services that are appropriate in scope and extent in light of the Fund’s operations, the competitive landscape of the investment company business and investor needs.
The investment performance of the Fund. The Board considered the short and longer-term performance of the Fund in light of its investment objective, policies and strategies, including relative performance against a peer universe of comparable funds as prepared by Lipper for various trailing periods ended December 31, 2009. The Board noted that the Fund’s performance was above the median for its peer universe for the past 1- and 10-year periods, below the median for the past 3-year period, and in line with the median for its past 5-year period. The Board also noted that the Fund’s performance reflected management by the Fund’s previous sub-adviser. On the basis of the Board’s assessment of the nature, extent and quality of advisory services to be provided or procured by TAM, the Board concluded that TAM is capable of generating a level of investment performance that is appropriate in light of the Fund’s investment objectives, policies and strategies and competitive with other investment companies.
The cost of advisory services provided and the level of profitability. The Board reviewed profitability information of TAM’s cost of procuring fund management services, as well as the costs of provision of administration, fund accounting and other services, to the Fund and to Transamerica Funds as a whole by TAM and its affiliates. The Board reviewed the management fee for the Fund. The Trustees noted that the Fund’s contractual management fee was below the median for its peer group and above the median for its peer universe and that the total expenses of the Fund were above the medians for its peer group and peer universe. The Trustees noted the anticipated profitability of the relationship between the Fund, TAM and its affiliates, as applicable, and determined that the management fees to be received by TAM under the agreements are consistent with TAM’s fiduciary duty under applicable law. In making these observations and determinations, the Board reviewed, among other information, comparative information provided by Lipper and management.
Whether fee levels reflect economies of scale and the extent to which economies of scale would be realized as the Fund grows. The Trustees considered the economies of scale with respect to the management of the Fund, whether the Fund had appropriately benefited from any economies of scale, and whether there was potential for realization of any further economies of scale. In evaluating the extent to which the management fee payable under the Investment Advisory Agreement reflects economies of scale or will permit economies of scale to be realized in the future, the Board noted that TAM offers breakpoints which benefit investors by passing on economies of scale in the form of lower management fees as the level of assets grows. The Trustees also concluded that they will have the opportunity to periodically reexamine whether the Fund has achieved economies of scale, and the appropriateness of management fees payable to TAM, in the future.
Benefits to TAM and its affiliates from their relationship with the Fund. The Board noted that management believes that other benefits anticipated to be derived by TAM and its affiliates from their relationships with the Fund are expected to be consistent with industry practice and the best interests of the Fund and its shareholders. The Trustees also noted that TAM would not realize soft dollar benefits from its relationship with the Fund.
Other considerations. The Board determined that TAM has made a substantial commitment to the recruitment and retention of high quality personnel, and maintains the financial, compliance and operational resources reasonably necessary to manage the Fund in a professional manner that is consistent with the best interests of the Fund and its shareholders. In this regard, the Trustees favorably considered the procedures and policies in place by TAM to enforce compliance with applicable laws and regulations. The Trustees also determined that TAM has made a significant entrepreneurial commitment to the management and success of the Fund, reflected by TAM’s expense limitation and fee waiver arrangements with the Fund, which may result in TAM waiving fees for the benefit of shareholders.

Transamerica Funds	Annual Report 2010

TRANSAMERICA FOCUS (continued)
(FORMERLY TRANSAMERICA LEGG MASON PARTNERS ALL CAP)
INVESTMENT ADVISORY AGREEMENT — CONTRACT RENEWAL
(unaudited)
Conclusion. After consideration of the factors described above as well as other factors, the Trustees, including all of the independent members of the Board, concluded that the renewal of the Investment Advisory Agreement and the compensation to be received by TAM is consistent with TAM’s fiduciary duty under applicable law and voted to approve the renewal of the Investment Advisory Agreement.

Transamerica Funds	Annual Report 2010

TRANSAMERICA GROWTH OPPORTUNITIES
INVESTMENT ADVISORY AND SUB-ADVISORY AGREEMENTS — CONTRACT RENEWAL
(unaudited)
At a meeting of the Board of Trustees of Transamerica Funds (the “Board”) held on June 9-10, 2010, the Board reviewed and considered the renewal of the investment advisory agreement (the “Investment Advisory Agreement”) between Transamerica Growth Opportunities (the “Fund”) and Transamerica Asset Management, Inc. (“TAM”), as well as the renewal of the investment sub-advisory agreement (the “Sub-Advisory Agreement”) of the Fund between TAM and Transamerica Investment Management, LLC (the “Sub-Adviser”), to determine whether the agreements should be renewed.
Following their review and consideration, the Trustees determined that the renewal of the Investment Advisory Agreement and the Sub-Advisory Agreement and the compensation to be received by TAM and the Sub-Adviser under the agreements is consistent with TAM’s fiduciary duty under applicable law. The Board, including the independent members of the Board, unanimously approved the renewal of the Investment Advisory Agreement and Sub-Advisory Agreement through June 30, 2011. In reaching their decision, the Trustees requested and received from TAM and the Sub-Adviser such information as they deemed reasonably necessary to evaluate the agreements, including composite information about fees and performance provided by the Sub-Adviser. The Trustees also considered information they had previously received from TAM and the Sub-Adviser as part of their regular oversight of the Fund, as well as comparative fee, expense, and performance information prepared by Lipper Inc. (“Lipper”), an independent provider of mutual fund performance information, and fee and expense information and profitability data prepared by management. In considering the proposed continuation of the Investment Advisory and Sub-Advisory Agreements, the Trustees evaluated a number of considerations that they believed, in light of the legal advice furnished to them by independent legal counsel and their own business judgment, to be relevant. They based their decisions on the following considerations, among others, although they did not identify any consideration or particular information that was controlling of their decisions:
The nature, extent and quality of the advisory services to be provided. The Board considered the nature, extent and quality of the services provided by TAM and the Sub-Adviser to the Fund in the past, as well as the services anticipated to be provided in the future. The Trustees also considered the Sub-Adviser’s investment approach for the Fund. The Trustees noted that they receive, on a quarterly basis, an execution analysis from Capital Institutional Services, Inc. (CAPIS), an independent provider of trade analyses, for the Sub-Adviser and a comparison of trading results against a peer universe of managers. The Board also considered the experience, capability and integrity of TAM’s senior management, the financial resources of TAM and the Sub-Adviser, TAM’s management oversight process and the professional qualifications of the portfolio management team of the Sub-Adviser. The Trustees determined that TAM and the Sub-Adviser can provide investment and related services that are appropriate in scope and extent in light of the Fund’s operations, the competitive landscape of the investment company business and investor needs.
The investment performance of the Fund. The Board considered the short and longer-term performance of the Fund in light of its investment objective, policies and strategies, including relative performance against a peer universe of comparable mutual funds as prepared by Lipper for various trailing periods ended December 31, 2009. The Board noted that the Fund’s performance was below the median for its peer universe for the past 1-year period and above the median for the past 3- and 5-year periods. The Trustees also noted recent changes in the Fund’s portfolio management team. The Trustees agreed that they would monitor the portfolio manager transition and performance going forward. On the basis of the Board’s assessment of the nature, extent and quality of advisory services to be provided or procured by TAM and the Sub-Adviser, the Board concluded that TAM and the Sub-Adviser are capable of generating a level of investment performance that is appropriate in light of the Fund’s investment objectives, policies and strategies and competitive with other investment companies.
The cost of advisory services provided and the level of profitability. The Board reviewed profitability information of TAM’s cost of procuring fund management services, as well as the costs of provision of administration, fund accounting and other services, to the Fund and to Transamerica Funds as a whole by TAM and its affiliates. The Board reviewed the management and sub-advisory fees for the Fund. The Trustees noted that the Fund’s contractual management fee was in line with the medians for its peer group and peer universe and that the total expenses of the Fund were above the medians for its peer group and peer universe. The Trustees noted the anticipated profitability of the relationship between the Fund, TAM and its affiliates, and the Sub-Adviser, as applicable, and determined that the management and sub-advisory fees to be received by TAM and the Sub-Adviser under the agreements are consistent with TAM’s fiduciary duty under applicable law. In making these observations and determinations, the Board reviewed, among other information, comparative information provided by Lipper and management.
Whether fee levels reflect economies of scale and the extent to which economies of scale would be realized as the Fund grows. The Trustees considered the economies of scale with respect to the management of the Fund, whether the Fund had appropriately benefited from any economies of scale, and whether there was potential for realization of any further economies of scale. In evaluating the extent to which the management fees payable under the Investment Advisory and Sub-Advisory Agreements reflect economies of scale or will permit economies of scale to be realized in the future, the Board noted that TAM and the Sub-Adviser offer breakpoints which benefit investors by passing on economies of scale in the form of lower management fees as the level of assets grows. The Trustees also concluded that they will have the opportunity to periodically reexamine whether the Fund has achieved economies of scale, and the appropriateness of management fees payable to TAM and fees paid to the Sub-Adviser, in the future.

Transamerica Funds	Annual Report 2010

TRANSAMERICA GROWTH OPPORTUNITIES (continued)
INVESTMENT ADVISORY AND SUB-ADVISORY AGREEMENTS — CONTRACT RENEWAL
(unaudited)
Benefits to TAM, its affiliates, or the Sub-Adviser from their relationship with the Fund. The Board noted that management believes that other benefits anticipated to be derived by TAM, its affiliates, and the Sub-Adviser from their relationships with the Fund are expected to be consistent with industry practice and the best interests of the Fund and its shareholders. The Trustees also noted that TAM would not realize soft dollar benefits from its relationship with the Fund. The Board also noted that the Sub-Adviser is participating in a brokerage program pursuant to which a portion of brokerage commissions paid by the Fund is recaptured for the benefit of the Fund and its shareholders, thus limiting the amount of soft dollar arrangements the Sub-Adviser may engage in with respect to the Fund’s brokerage transactions.
Other considerations. The Board determined that TAM has made a substantial commitment to the recruitment and retention of high quality personnel, and maintains the financial, compliance and operational resources reasonably necessary to manage the Fund in a professional manner that is consistent with the best interests of the Fund and its shareholders. In this regard, the Trustees favorably considered the procedures and policies in place by TAM to enforce compliance with applicable laws and regulations and oversee the portfolio management activities of the Sub-Adviser. The Trustees also determined that TAM has made a significant entrepreneurial commitment to the management and success of the Fund, reflected by TAM’s expense limitation and fee waiver arrangements with the Fund, which may result in TAM waiving fees for the benefit of shareholders.
Conclusion. After consideration of the factors described above as well as other factors, the Trustees, including all of the independent members of the Board, concluded that the renewal of the Investment Advisory Agreement and the Sub-Advisory Agreement and the compensation to be received by TAM and the Sub-Adviser is consistent with TAM’s fiduciary duty under applicable law and voted to approve the renewal of the Investment Advisory Agreement and the Sub-Advisory Agreement.

Transamerica Funds	Annual Report 2010

TRANSAMERICA MONEY MARKET
INVESTMENT ADVISORY AND SUB-ADVISORY AGREEMENTS — CONTRACT RENEWAL
(unaudited)
At a meeting of the Board of Trustees of Transamerica Funds (the “Board”) held on June 9-10, 2010, the Board reviewed and considered the renewal of the investment advisory agreement (the “Investment Advisory Agreement”) between Transamerica Money Market (the “Fund”) and Transamerica Asset Management, Inc. (“TAM”), as well as the renewal of the investment sub-advisory agreement (the “Sub-Advisory Agreement”) of the Fund between TAM and Transamerica Investment Management, LLC (the “Sub-Adviser”), to determine whether the agreements should be renewed.
Following their review and consideration, the Trustees determined that the renewal of the Investment Advisory Agreement and the Sub-Advisory Agreement and the compensation to be received by TAM and the Sub-Adviser under the agreements is consistent with TAM’s fiduciary duty under applicable law. The Board, including the independent members of the Board, unanimously approved the renewal of the Investment Advisory Agreement and Sub-Advisory Agreement through June 30, 2011. In reaching their decision, the Trustees requested and received from TAM and the Sub-Adviser such information as they deemed reasonably necessary to evaluate the agreements, including composite information about fees and performance provided by the Sub-Adviser. The Trustees also considered information they had previously received from TAM and the Sub-Adviser as part of their regular oversight of the Fund, as well as comparative fee, expense, and performance information prepared by Lipper Inc. (“Lipper”), an independent provider of mutual fund performance information, and fee and expense information and profitability data prepared by management. In considering the proposed continuation of the Investment Advisory and Sub-Advisory Agreements, the Trustees evaluated a number of considerations that they believed, in light of the legal advice furnished to them by independent legal counsel and their own business judgment, to be relevant. They based their decisions on the following considerations, among others, although they did not identify any consideration or particular information that was controlling of their decisions:
The nature, extent and quality of the advisory services to be provided. The Board considered the nature, extent and quality of the services provided by TAM and the Sub-Adviser to the Fund in the past, as well as the services anticipated to be provided in the future. The Trustees also considered the Sub-Adviser’s investment approach for the Fund. The Board also considered the experience, capability and integrity of TAM’s senior management, the financial resources of TAM and the Sub-Adviser, TAM’s management oversight process and the professional qualifications of the portfolio management team of the Sub-Adviser. The Trustees determined that TAM and the Sub-Adviser can provide investment and related services that are appropriate in scope and extent in light of the Fund’s operations, the competitive landscape of the investment company business and investor needs.
The investment performance of the Fund. The Board considered the short and longer-term performance of the Fund in light of its investment objective, policies and strategies, including relative performance against a peer universe of comparable mutual funds as prepared by Lipper for various trailing periods ended December 31, 2009. The Board noted that the Fund’s performance was below the median for its peer universe for the past 1-, 3- and 5- year periods. The Board noted that performance in the Lipper Money Market category is largely driven by fee levels. On the basis of the Board’s assessment of the nature, extent and quality of advisory services to be provided or procured by TAM and the Sub-Adviser, the Board concluded that TAM and the Sub-Adviser are capable of generating a level of investment performance that is appropriate in light of the Fund’s investment objectives, policies and strategies and competitive with other investment companies.
The cost of advisory services provided and the level of profitability. The Board reviewed profitability information of TAM’s cost of procuring fund management services, as well as the costs of provision of administration, fund accounting and other services, to the Fund and to Transamerica Funds as a whole by TAM and its affiliates. The Board reviewed the management and sub-advisory fees for the Fund. The Trustees noted that the Fund’s contractual management fee was in line with the median for its peer group and above the median for its peer universe and that the total expenses of the Fund were below the medians for its peer group and peer universe. The Trustees noted the anticipated profitability of the relationship between the Fund, TAM and its affiliates, and the Sub-Adviser, as applicable, and determined that the management and sub-advisory fees to be received by TAM and the Sub-Adviser under the agreements are consistent with TAM’s fiduciary duty under applicable law. In making these observations and determinations, the Board reviewed, among other information, comparative information provided by Lipper and management.
Whether fee levels reflect economies of scale and the extent to which economies of scale would be realized as the Fund grows. The Trustees considered the economies of scale with respect to the management of the Fund, whether the Fund had appropriately benefited from any economies of scale, and whether there was potential for realization of any further economies of scale. The Trustees considered the management fee schedule and the existence of breakpoints, if any. The Trustees also concluded that they will have the opportunity to periodically reexamine whether the Fund has achieved economies of scale, and the appropriateness of management fees payable to TAM and fees paid to the Sub-Adviser, in the future.
Benefits to TAM, its affiliates, or the Sub-Adviser from their relationship with the Fund. The Board noted that management believes that other benefits anticipated to be derived by TAM, its affiliates, and the Sub-Adviser from their relationships with the Fund are expected to be consistent with industry practice and the best interests of the Fund and its shareholders. The Trustees also noted that TAM would not realize soft dollar benefits from its relationship with the Fund.

Transamerica Funds	Annual Report 2010

TRANSAMERICA MONEY MARKET (continued)
INVESTMENT ADVISORY AND SUB-ADVISORY AGREEMENTS — CONTRACT RENEWAL
(unaudited)
Other considerations. The Board determined that TAM has made a substantial commitment to the recruitment and retention of high quality personnel, and maintains the financial, compliance and operational resources reasonably necessary to manage the Fund in a professional manner that is consistent with the best interests of the Fund and its shareholders. In this regard, the Trustees favorably considered the procedures and policies in place by TAM to enforce compliance with applicable laws and regulations and oversee the portfolio management activities of the Sub-Adviser. The Trustees also determined that TAM has made a significant entrepreneurial commitment to the management and success of the Fund, reflected by TAM’s expense limitation and fee waiver arrangements with the Fund, which may result in TAM waiving fees for the benefit of shareholders.
Conclusion. After consideration of the factors described above as well as other factors, the Trustees, including all of the independent members of the Board, concluded that the renewal of the Investment Advisory Agreement and the Sub-Advisory Agreement and the compensation to be received by TAM and the Sub-Adviser is consistent with TAM’s fiduciary duty under applicable law and voted to approve the renewal of the Investment Advisory Agreement and the Sub-Advisory Agreement.

Transamerica Funds	Annual Report 2010

TRANSAMERICA SHORT-TERM BOND
INVESTMENT ADVISORY AND SUB-ADVISORY AGREEMENTS — CONTRACT RENEWAL
(unaudited)
At a meeting of the Board of Trustees of Transamerica Funds (the “Board”) held on June 9-10, 2010, the Board reviewed and considered the renewal of the investment advisory agreement (the “Investment Advisory Agreement”) between Transamerica Short-Term Bond (the “Fund”) and Transamerica Asset Management, Inc. (“TAM”), as well as the renewal of the investment sub-advisory agreement (the “Sub-Advisory Agreement”) of the Fund between TAM and Transamerica Investment Management, LLC (the “Sub-Adviser”), to determine whether the agreements should be renewed.
Following their review and consideration, the Trustees determined that the renewal of the Investment Advisory Agreement and the Sub-Advisory Agreement and the compensation to be received by TAM and the Sub-Adviser under the agreements is consistent with TAM’s fiduciary duty under applicable law. The Board, including the independent members of the Board, unanimously approved the renewal of the Investment Advisory Agreement and Sub-Advisory Agreement through June 30, 2011. In reaching their decision, the Trustees requested and received from TAM and the Sub-Adviser such information as they deemed reasonably necessary to evaluate the agreements, including composite information about fees and performance provided by the Sub-Adviser. The Trustees also considered information they had previously received from TAM and the Sub-Adviser as part of their regular oversight of the Fund, as well as comparative fee, expense, and performance information prepared by Lipper Inc. (“Lipper”), an independent provider of mutual fund performance information, and fee and expense information and profitability data prepared by management. In considering the proposed continuation of the Investment Advisory and Sub-Advisory Agreements, the Trustees evaluated a number of considerations that they believed, in light of the legal advice furnished to them by independent legal counsel and their own business judgment, to be relevant. They based their decisions on the following considerations, among others, although they did not identify any consideration or particular information that was controlling of their decisions:
The nature, extent and quality of the advisory services to be provided. The Board considered the nature, extent and quality of the services provided by TAM and the Sub-Adviser to the Fund in the past, as well as the services anticipated to be provided in the future. The Trustees also considered the Sub-Adviser’s investment approach for the Fund. The Board also considered the experience, capability and integrity of TAM’s senior management, the financial resources of TAM and the Sub-Adviser, TAM’s management oversight process and the professional qualifications of the portfolio management team of the Sub-Adviser. The Trustees determined that TAM and the Sub-Adviser can provide investment and related services that are appropriate in scope and extent in light of the Fund’s operations, the competitive landscape of the investment company business and investor needs.
The investment performance of the Fund. The Board considered the short and longer-term performance of the Fund in light of its investment objective, policies and strategies, including relative performance against a peer universe of comparable mutual funds as prepared by Lipper for various trailing periods ended December 31, 2009. The Board noted that the Fund’s performance was above the median for its peer universe for the past 1-, 3- and 5-year periods. On the basis of the Board’s assessment of the nature, extent and quality of advisory services to be provided or procured by TAM and the Sub-Adviser, the Board concluded that TAM and the Sub-Adviser are capable of generating a level of investment performance that is appropriate in light of the Fund’s investment objectives, policies and strategies and competitive with other investment companies.
The cost of advisory services provided and the level of profitability. The Board reviewed profitability information of TAM’s cost of procuring fund management services, as well as the costs of provision of administration, fund accounting and other services, to the Fund and to Transamerica Funds as a whole by TAM and its affiliates. The Board reviewed the management and sub-advisory fees for the Fund. The Trustees noted that the Fund’s contractual management fee was above the medians for its peer group and peer universe and that the total expenses of the Fund were in line with the medians for its peer group and peer universe. The Trustees noted the anticipated profitability of the relationship between the Fund, TAM and its affiliates, and the Sub-Adviser, as applicable, and determined that the management and sub-advisory fees to be received by TAM and the Sub-Adviser under the agreements are consistent with TAM’s fiduciary duty under applicable law. In making these observations and determinations, the Board reviewed, among other information, comparative information provided by Lipper and management.
Whether fee levels reflect economies of scale and the extent to which economies of scale would be realized as the Fund grows. The Trustees considered the economies of scale with respect to the management of the Fund, whether the Fund had appropriately benefited from any economies of scale, and whether there was potential for realization of any further economies of scale. In evaluating the extent to which the management fees payable under the Investment Advisory and Sub-Advisory Agreements reflect economies of scale or will permit economies of scale to be realized in the future, the Board noted that TAM and the Sub-Adviser offer breakpoints which benefit investors by passing on economies of scale in the form of lower management fees as the level of assets grows. The Trustees also concluded that they will have the opportunity to periodically reexamine whether the Fund has achieved economies of scale, and the appropriateness of management fees payable to TAM and fees paid to the Sub-Adviser, in the future.
Benefits to TAM, its affiliates, or the Sub-Adviser from their relationship with the Fund. The Board noted that management believes that other benefits anticipated to be derived by TAM, its affiliates, and the Sub-Adviser from their relationships with the Fund are expected to be consistent with industry practice and the best interests of the Fund and its shareholders. The Trustees also noted that TAM would not realize soft dollar benefits from its relationship with the Fund.

Transamerica Funds	Annual Report 2010

TRANSAMERICA SHORT-TERM BOND (continued)
INVESTMENT ADVISORY AND SUB-ADVISORY AGREEMENTS — CONTRACT RENEWAL
(unaudited)
Other considerations. The Board determined that TAM has made a substantial commitment to the recruitment and retention of high quality personnel, and maintains the financial, compliance and operational resources reasonably necessary to manage the Fund in a professional manner that is consistent with the best interests of the Fund and its shareholders. In this regard, the Trustees favorably considered the procedures and policies in place by TAM to enforce compliance with applicable laws and regulations and oversee the portfolio management activities of the Sub-Adviser. The Trustees also determined that TAM has made a significant entrepreneurial commitment to the management and success of the Fund, reflected by TAM’s expense limitation and fee waiver arrangements with the Fund, which may result in TAM waiving fees for the benefit of shareholders.
Conclusion. After consideration of the factors described above as well as other factors, the Trustees, including all of the independent members of the Board, concluded that the renewal of the Investment Advisory Agreement and the Sub-Advisory Agreement and the compensation to be received by TAM and the Sub-Adviser is consistent with TAM’s fiduciary duty under applicable law and voted to approve the renewal of the Investment Advisory Agreement and the Sub-Advisory Agreement.

Transamerica Funds	Annual Report 2010

TRANSAMERICA SMALL/MID CAP VALUE
INVESTMENT ADVISORY AND SUB-ADVISORY AGREEMENTS — CONTRACT RENEWAL
(unaudited)
At a meeting of the Board of Trustees of Transamerica Funds (the “Board”) held on June 9-10, 2010, the Board reviewed and considered the renewal of the investment advisory agreement (the “Investment Advisory Agreement”) between Transamerica Small/Mid Cap Value (the “Fund”) and Transamerica Asset Management, Inc. (“TAM”), as well as the renewal of the investment sub-advisory agreement (the “Sub-Advisory Agreement”) of the Fund between TAM and Transamerica Investment Management, LLC (the “Sub-Adviser”), to determine whether the agreements should be renewed.
Following their review and consideration, the Trustees determined that the renewal of the Investment Advisory Agreement and the Sub-Advisory Agreement and the compensation to be received by TAM and the Sub-Adviser under the agreements is consistent with TAM’s fiduciary duty under applicable law. The Board, including the independent members of the Board, unanimously approved the renewal of the Investment Advisory Agreement and Sub-Advisory Agreement through June 30, 2011. In reaching their decision, the Trustees requested and received from TAM and the Sub-Adviser such information as they deemed reasonably necessary to evaluate the agreements, including composite information about fees and performance provided by the Sub-Adviser. The Trustees also considered information they had previously received from TAM and the Sub-Adviser as part of their regular oversight of the Fund, as well as comparative fee, expense, and performance information prepared by Lipper Inc. (“Lipper”), an independent provider of mutual fund performance information, and fee and expense information and profitability data prepared by management. In considering the proposed continuation of the Investment Advisory and Sub-Advisory Agreements, the Trustees evaluated a number of considerations that they believed, in light of the legal advice furnished to them by independent legal counsel and their own business judgment, to be relevant. They based their decisions on the following considerations, among others, although they did not identify any consideration or particular information that was controlling of their decisions:
The nature, extent and quality of the advisory services to be provided. The Board considered the nature, extent and quality of the services provided by TAM and the Sub-Adviser to the Fund in the past, as well as the services anticipated to be provided in the future. The Trustees also considered the Sub-Adviser’s investment approach for the Fund. The Trustees noted that they receive, on a quarterly basis, an execution analysis from Capital Institutional Services, Inc. (CAPIS), an independent provider of trade analyses, for the Sub-Adviser and a comparison of trading results against a peer universe of managers. The Board also considered the experience, capability and integrity of TAM’s senior management, the financial resources of TAM and the Sub-Adviser, TAM’s management oversight process and the professional qualifications of the portfolio management team of the Sub-Adviser. The Trustees determined that TAM and the Sub-Adviser can provide investment and related services that are appropriate in scope and extent in light of the Fund’s operations, the competitive landscape of the investment company business and investor needs.
The investment performance of the Fund. The Board considered the short and longer-term performance of the Fund in light of its investment objective, policies and strategies, including relative performance against a peer universe of comparable mutual funds as prepared by Lipper for various trailing periods ended December 31, 2009. The Board noted that the Fund’s performance was above the median for its peer universe for the past 1-, 3- and 5-year periods. On the basis of the Board’s assessment of the nature, extent and quality of advisory services to be provided or procured by TAM and the Sub-Adviser, the Board concluded that TAM and the Sub-Adviser are capable of generating a level of investment performance that is appropriate in light of the Fund’s investment objectives, policies and strategies and competitive with other investment companies.
The cost of advisory services provided and the level of profitability. The Board reviewed profitability information of TAM’s cost of procuring fund management services, as well as the costs of provision of administration, fund accounting and other services, to the Fund and to Transamerica Funds as a whole by TAM and its affiliates. The Board reviewed the management and sub-advisory fees for the Fund. The Trustees noted that the Fund’s contractual management fee was in line with the medians for its peer group and peer universe and that the total expenses of the Fund were above the medians for its peer group and peer universe. The Trustees noted the anticipated profitability of the relationship between the Fund, TAM and its affiliates, and the Sub-Adviser, as applicable, and determined that the management and sub- advisory fees to be received by TAM and the Sub-Adviser under the agreements are consistent with TAM’s fiduciary duty under applicable law. In making these observations and determinations, the Board reviewed, among other information, comparative information provided by Lipper and management.
Whether fee levels reflect economies of scale and the extent to which economies of scale would be realized as the Fund grows. The Trustees considered the economies of scale with respect to the management of the Fund, whether the Fund had appropriately benefited from any economies of scale, and whether there was potential for realization of any further economies of scale. In evaluating the extent to which the management fees payable under the Investment Advisory and Sub-Advisory Agreements reflect economies of scale or will permit economies of scale to be realized in the future, the Board noted that TAM and the Sub-Adviser offer breakpoints which benefit investors by passing on economies of scale in the form of lower management fees as the level of assets grows. The Trustees also concluded that they will have the opportunity to periodically reexamine whether the Fund has achieved economies of scale, and the appropriateness of management fees payable to TAM and fees paid to the Sub-Adviser, in the future.
Benefits to TAM, its affiliates, or the Sub-Adviser from their relationship with the Fund. The Board noted that management believes that other benefits anticipated to be derived by TAM, its affiliates, and the Sub-Adviser from their relationships with the Fund are expected to be consistent with industry practice and the best interests of the Fund and its shareholders. The Trustees also noted that TAM would not realize soft dollar benefits from its relationship with the Fund. The Board also noted that the Sub-Adviser is participating in a brokerage program pursuant to which a portion of brokerage commissions paid by the Fund is recaptured for the benefit of the Fund and its shareholders, thus limiting the amount of soft dollar arrangements the Sub-Adviser may engage in with respect to the Fund’s brokerage transactions.

Transamerica Funds	Annual Report 2010

TRANSAMERICA SMALL/MID CAP VALUE (continued)
INVESTMENT ADVISORY AND SUB-ADVISORY AGREEMENTS — CONTRACT RENEWAL
(unaudited)
Other considerations. The Board determined that TAM has made a substantial commitment to the recruitment and retention of high quality personnel, and maintains the financial, compliance and operational resources reasonably necessary to manage the Fund in a professional manner that is consistent with the best interests of the Fund and its shareholders. In this regard, the Trustees favorably considered the procedures and policies in place by TAM to enforce compliance with applicable laws and regulations and oversee the portfolio management activities of the Sub-Adviser. The Trustees also determined that TAM has made a significant entrepreneurial commitment to the management and success of the Fund, reflected by TAM’s expense limitation and fee waiver arrangements with the Fund, which may result in TAM waiving fees for the benefit of shareholders.
Conclusion. After consideration of the factors described above as well as other factors, the Trustees, including all of the independent members of the Board, concluded that the renewal of the Investment Advisory Agreement and the Sub-Advisory Agreement and the compensation to be received by TAM and the Sub-Adviser is consistent with TAM’s fiduciary duty under applicable law and voted to approve the renewal of the Investment Advisory Agreement and the Sub-Advisory Agreement.

Transamerica Funds	Annual Report 2010

TRANSAMERICA WMC DIVERSIFIED GROWTH
(FORMERLY TRANSAMERICA EQUITY)
INVESTMENT ADVISORY AGREEMENT — CONTRACT RENEWAL
(unaudited)
At a meeting of the Board of Trustees of Transamerica Funds (the “Board”) held on June 9-10, 2010, the Board reviewed and considered the renewal of the investment advisory agreement (the “Investment Advisory Agreement”) between Transamerica WMC Diversified Growth (the “Fund”) and Transamerica Asset Management, Inc. (“TAM”), to determine whether the agreement should be renewed.
Following their review and consideration, the Trustees determined that the renewal of the Investment Advisory Agreement and the compensation to be received by TAM under the agreements is consistent with TAM’s fiduciary duty under applicable law. The Board, including the independent members of the Board, unanimously approved the renewal of the Investment Advisory Agreement through June 30, 2011. In reaching their decision, the Trustees requested and received from TAM such information as they deemed reasonably necessary to evaluate the agreement. The Trustees also considered information they had previously received from TAM as part of their regular oversight of the Fund, as well as comparative fee, expense, and performance information prepared by Lipper Inc. (“Lipper”), an independent provider of mutual fund performance information, and fee and expense information and profitability data prepared by management. In considering the proposed continuation of the Investment Advisory Agreement, the Trustees evaluated a number of considerations that they believed, in light of the legal advice furnished to them by independent legal counsel and their own business judgment, to be relevant. They based their decision on the following considerations, among others, although they did not identify any consideration or particular information that was controlling of their decision:
The nature, extent and quality of the advisory services to be provided. The Board considered the nature, extent and quality of the services provided by TAM to the Fund in the past, as well as the services anticipated to be provided in the future. The Trustees also considered TAM’s investment approach for the Fund. The Board also considered the experience, capability and integrity of TAM’s senior management, the financial resources of TAM, and the professional qualifications of the portfolio management team of TAM. The Trustees determined that TAM can provide investment and related services that are appropriate in scope and extent in light of the Fund’s operations, the competitive landscape of the investment company business and investor needs.
The investment performance of the Fund. The Board considered the short and longer-term performance of the Fund in light of its investment objective, policies and strategies, including relative performance against a peer universe of comparable funds as prepared by Lipper for various trailing periods ended December 31, 2009. The Board noted that the Fund’s performance was below the median for its peer universe for the past 1- and 3-year periods. The Board also noted that the Fund’s performance reflected the management of the Fund’s previous sub-adviser and the Board agreed to monitor the Fund’s performance going forward. On the basis of the Board’s assessment of the nature, extent and quality of advisory services to be provided or procured by TAM, the Board concluded that TAM is capable of generating a level of investment performance that is appropriate in light of the Fund’s investment objectives, policies and strategies and competitive with other investment companies.
The cost of advisory services provided and the level of profitability. The Board reviewed profitability information of TAM’s cost of procuring fund management services, as well as the costs of provision of administration, fund accounting and other services, to the Fund and to Transamerica Funds as a whole by TAM and its affiliates. The Board reviewed the management fee for the Fund. The Trustees noted that the Fund’s contractual management fee was in line with the medians for its peer group and peer universe and that the total expenses of the Fund were below the medians for its peer group and peer universe. The Trustees noted the anticipated profitability of the relationship between the Fund, TAM and its affiliates, as applicable, and determined that the management fees to be received by TAM under the agreements are consistent with TAM’s fiduciary duty under applicable law. In making these observations and determinations, the Board reviewed, among other information, comparative information provided by Lipper and management.
Whether fee levels reflect economies of scale and the extent to which economies of scale would be realized as the Fund grows. The Trustees considered the economies of scale with respect to the management of the Fund, whether the Fund had appropriately benefited from any economies of scale, and whether there was potential for realization of any further economies of scale. In evaluating the extent to which the management fee payable under the Investment Advisory Agreement reflects economies of scale or will permit economies of scale to be realized in the future, the Board noted that TAM offers breakpoints which benefit investors by passing on economies of scale in the form of lower management fees as the level of assets grows. The Trustees also concluded that they will have the opportunity to periodically reexamine whether the Fund has achieved economies of scale, and the appropriateness of management fees payable to TAM, in the future.
Benefits to TAM and its affiliates from their relationship with the Fund. The Board noted that management believes that other benefits anticipated to be derived by TAM and its affiliates from their relationships with the Fund are expected to be consistent with industry practice and the best interests of the Fund and its shareholders. The Trustees also noted that TAM would not realize soft dollar benefits from its relationship with the Fund.
Other considerations. The Board determined that TAM has made a substantial commitment to the recruitment and retention of high quality personnel, and maintains the financial, compliance and operational resources reasonably necessary to manage the Fund in a professional manner that is consistent with the best interests of the Fund and its shareholders. In this regard, the Trustees favorably considered the procedures and policies in place by TAM to enforce compliance with applicable laws and regulations. The Trustees also determined that TAM has made a significant entrepreneurial commitment to the management and success of the Fund, reflected by TAM’s expense limitation and fee waiver arrangements with the Fund, which may result in TAM waiving fees for the benefit of shareholders.

Transamerica Funds	Annual Report 2010

TRANSAMERICA WMC DIVERSIFIED GROWTH (continued)
(FORMERLY TRANSAMERICA EQUITY)
INVESTMENT ADVISORY AGREEMENT — CONTRACT RENEWAL
(unaudited)
Conclusion. After consideration of the factors described above as well as other factors, the Trustees, including all of the independent members of the Board, concluded that the renewal of the Investment Advisory Agreement and the compensation to be received by TAM is consistent with TAM’s fiduciary duty under applicable law and voted to approve the renewal of the Investment Advisory Agreement.

Transamerica Funds	Annual Report 2010

SUPPLEMENTAL INFORMATION (unaudited)
TAX INFORMATION
For dividends paid during the year ended October 31, 2010, the Funds designated the following as qualified dividend income:

Qualified Dividend
Fund	Income (000’s)
Transamerica AEGON High Yield Bond	$97
Transamerica Balanced	5,671
Transamerica Diversified Equity	38
Transamerica Flexible Income	237
Transamerica Focus	246
Transamerica WMC Diversified Growth	3,552
For corporate shareholders, investment income (dividend income plus short-term gains, if any) qualifies for the dividends received deductions as follows:

Dividend Received
Fund	Deduction Percentage
Transamerica AEGON High Yield Bond	0.21%
Transamerica Balanced	52.96
Transamerica Diversified Equity	100.00
Transamerica Flexible Income	1.69
Transamerica Focus	100.00
Transamerica WMC Diversified Growth	100.00
For tax purposes, there were no Long-Term Capital Gain Designations for the year ended October 31, 2010.
The information and distributions reported herein may differ from the information and distributions taxable to the shareholders for the calendar year ending December 31, 2010. Complete information will be computed and reported in conjunction with your 2010 Form 1099-DIV.

Transamerica Funds	Annual Report 2010

TRANSAMERICA FUNDS
Management of the Funds
(unaudited)
The Board Members and executive officers of the Trust are listed below. The Board governs each fund and is responsible for protecting the interests of the shareholders. The Board Members are experienced executives who meet periodically throughout the year to oversee the business affairs of each fund and the operation of the Trust by its officers. The Board also reviews the management of each fund’s assets by the investment adviser and its respective sub-adviser. The funds are among the funds advised and sponsored by Transamerica Asset Management, Inc. (“TAM”) (collectively, “Transamerica Asset Management Group”). Transamerica Asset Management Group (“TAMG”) consists of Transamerica Funds, Transamerica Series Trust (“TST”), Transamerica Income Shares, Inc. (“TIS”), Transamerica Partners Funds Group (“TPFG”), Transamerica Partners Funds Group II (“TPFG II”), Transamerica Partners Portfolios (“TPP”), and Transamerica Asset Allocation Variable Funds (“TAAVF”) and consists of 152 funds as of the date of this report.
The mailing address of each Board Member is c/o Secretary, 570 Carillon Parkway, St. Petersburg, Florida 33716. The Board Members, their ages, their positions with the Trust, and their principal occupations for the past five years (their titles may have varied during that period), the number of funds in TAMG the Board oversees, and other board memberships they hold are set forth in the table below.

Number of
Funds in
		Term of		Complex
		Office and		Overseen
	Position(s) Held	Length of	Principal Occupation(s) During	by Board	Other
Name and Age	with Trust	Time Served*	Past 5 Years	Member	Directorships
INTERESTED BOARD MEMBER**

John K. Carter (1961)	Chairman, Board Member, President, and Chief Executive Officer	Since 1999	Chairman and Board Member (2008 — 2010), President (2007 — 2010), Chief Executive Officer (2006 — 2010), Vice President, Secretary and Chief Compliance Officer (2003 — 2006), Transamerica Investors, Inc. (“TII”);	152	N/A

Chairman, Board Member, President and Chief Executive Officer, TPP, TPFG, TPFG II and TAAVF (2007 — present);

Chairman (2007 — present), Board Member (2006 — present), President and Chief Executive Officer (2006 — present), Senior Vice President (1999 — 2006), Chief Compliance Officer, General Counsel and Secretary (1999 — 2006), Transamerica Funds and TST;

Chairman (2007 — present), Board Member (2006 — present), President and Chief Executive Officer (2006 — present), Senior Vice President (2002 — 2006), General Counsel, Secretary and Chief Compliance Officer (2002 — 2006), TIS;

Chairman, President and Chief Executive Officer (2006 — present), Director (2002 — present), Senior Vice President (1999 — 2006), General Counsel and Secretary (2000 — 2006), Chief Compliance Officer (2004 — 2006), TAM;

Chairman, President and Chief Executive Officer (2006 — present), Senior Vice President (1999 — 2006), Director (2002 — present), General Counsel and Secretary (2001 — 2006), Transamerica Fund Services, Inc. (“TFS”);

Transamerica Funds	Annual Report 2010

				Number of
				Funds in
		Term of		Complex
		Office and		Overseen
	Position(s) Held	Length of	Principal Occupation(s) During	by Board	Other
Name and Age	with Trust	Time Served*	Past 5 Years	Member	Directorships
			Vice President, AFSG Securities Corporation (2001 —present);

			Senior Vice President, General Counsel and Secretary, Transamerica Index Funds, Inc. (“TIF”) (2002 — 2004); and

			Director, (2008 — present), Vice President, Transamerica Investment Services, Inc. (“TISI”) (2003 — 2005) and Transamerica Investment Management, LLC (“TIM”) (2001 — 2005).

INDEPENDENT BOARD MEMBERS***

Sandra N. Bane (1952)	Board Member	Since 2008	Retired (1999 — present); Partner, KPMG (1975 — 1999); Board Member, TII (2003 — 2010); and Board Member, Transamerica Funds, TST, TIS, TPP, TPFG, TPFG II and TAAVF (2008 — present).	152	Big 5 Sporting Goods (2002 — present); AGL Resources, Inc. (energy services holding company) (2008 — present)

Leo J. Hill (1956)	Lead Independent Board Member	Since 2002	Principal, Advisor Network Solutions, LLC (business consulting) (2006 — present); Board Member, TST (2001 — present);	152	N/A

			Board Member, Transamerica Funds and TIS (2002 — present);

			Board Member, TPP, TPFG, TPFG II and TAAVF (2007 — present);

			Board Member, TII (2008 — 2010);

			President, L. J. Hill & Company (a holding company for privately-held assets) (1999 — present);

			Market President, Nations Bank of Sun Coast Florida (1998 — 1999);

			Chairman, President and Chief Executive Officer, Barnett Banks of Treasure Coast Florida (1994 — 1998);

			Executive Vice President and Senior Credit Officer, Barnett Banks of Jacksonville, Florida (1991 — 1994); and

			Senior Vice President and Senior Loan Administration Officer, Wachovia Bank of Georgia (1976 — 1991).

Transamerica Funds	Annual Report 2010

				Number of
				Funds in
		Term of		Complex
		Office and		Overseen
	Position(s) Held	Length of	Principal Occupation(s) During	by Board	Other
Name and Age	with Trust	Time Served*	Past 5 Years	Member	Directorships
David W. Jennings (1946)	Board Member	Since 2009	Board Member, Transamerica Funds, TST, TIS, TPP, TPFG, TPFG II and TAAVF (2009 — present);	152	N/A

			Board Member, TII (2009 — 2010);

			Principal, Maxam Capital Management, LLC (2006 — 2008); and

			Principal, Cobble Creek Management LP (2004 — 2006).

Russell A. Kimball, Jr. (1944)	Board Member	1986 — 1990 and Since 2002	General Manager, Sheraton Sand Key Resort (1975 — present); Board Member, TST (1986 — present);	152	N/A

			Board Member, Transamerica Funds, (1986 — 1990), (2002 — present);

			Board Member, TIS (2002 — present);

			Board Member, TPP, TPFG, TPFG II and TAAVF (2007 — present); and

			Board Member, TII (2008 — 2010).

Eugene M. Mannella (1954)	Board Member	Since 2007	Chief Executive Officer, HedgeServ Corporation (hedge fund administration) (2008 — present);	152	N/A

			Self-employed consultant (2006 — present);

			President, ARAPAHO Partners LLC (limited purpose broker-dealer) (1998 — 2008);

			Board Member, TPP, TPFG, TPFG II and TAAVF (1993 — present);

			Board Member, Transamerica Funds, TST and TIS (2007 — present);

			Board Member, TII (2008 — 2010); and

			President, International Fund Services (alternative asset administration) (1993 — 2005).

Transamerica Funds	Annual Report 2010

				Number of
				Funds in
		Term of		Complex
		Office and		Overseen
	Position(s) Held	Length of	Principal Occupation(s) During	by Board	Other
Name and Age	with Trust	Time Served*	Past 5 Years	Member	Directorships
Norman R. Nielsen, Ph.D. (1939)	Board Member	Since 2006	Retired (2005 — present); Board Member, Transamerica Funds, TST and TIS (2006 — present); Board Member, TPP, TPFG, TPFG II and TAAVF (2007 — present);	152	Buena Vista University Board of Trustees (2004 — present)

			Board Member, TII (2008 — 2010);

			Director, Iowa Student Loan Service Corporation (2006 — present);

			Director, League for Innovation in the Community Colleges (1985 — 2005); Director, Iowa Health Systems (1994 — 2003);

			Director, U.S. Bank (1985 — 2006); and President, Kirkwood Community College (1985 — 2005).

Joyce G. Norden (1939)	Board Member	Since 2007	Retired (2004 — present); Board Member, TPFG, TPFG II and TAAVF (1993 — present); Board Member, TPP (2002 — present); Board Member, Transamerica Funds, TST and TIS (2007 — present);	152	Board of Governors, Reconstruction -ist Rabbinical College (2007 — present)

			Board Member, TII (2008 — 2010); and Vice President, Institutional Advancement, Reconstructionist Rabbinical College (1996 — 2004).

Patricia L. Sawyer (1950)	Board Member	Since 2007	Retired (2007 — present); President/Founder, Smith & Sawyer LLC (management consulting) (1989 — 2007); Board Member, Transamerica Funds, TST and TIS (2007 — present); Board Member, TII (2008 — 2010);	152	Honorary Trustee, Bryant University (1996 — present)

			Board Member, TPP, TPFG, TPFG II and TAAVF (1993 — present);

			Trustee, Chair of Finance Committee and Chair of Nominating Committee (1987 — 1996), Bryant University;

			Vice President, American Express (1987 — 1989);

			Vice President, The Equitable (1986 — 1987); and

			Strategy Consultant, Booz, Allen & Hamilton (1982 — 1986).

Transamerica Funds	Annual Report 2010

Number of
Funds in
		Term of		Complex
		Office and		Overseen
	Position(s) Held	Length of	Principal Occupation(s) During	by Board	Other
Name and Age	with Trust	Time Served*	Past 5 Years	Member	Directorships
John W. Waechter (1952)	Board Member	Since 2005	Attorney, Englander & Fischer, P.A. (2008 — present); Retired (2004 — 2008); Board Member, TST and TIS (2004 — present); Board Member, Transamerica Funds (2005 — present); Board Member, TPP, TPFG, TPFG II and TAAVF (2007 — present);	152	Operation PAR, Inc. (2008 — present); West Central Florida Council — Boy Scouts of America (2008 — present)

Board Member, TII (2008 — 2010);

Employee, RBC Dain Rauscher (securities dealer) (2004);

Executive Vice President, Chief Financial Officer and Chief Compliance Officer, William R. Hough & Co. (securities dealer) (1979 — 2004); and

Treasurer, The Hough Group of Funds (1993 — 2004).

*	Each Board Member shall hold office until: 1) his or her successor is elected and qualified or 2) he or she resigns, retires or his or her term as a Board Member is terminated in accordance with the Trust’s Declaration of Trust.

**	May be deemed an “interested person” (as that term is defined in the 1940 Act) of the Trust because of his employment with TAM or an affiliate of TAM.

***	Independent Board Member means a Board Member who is not an “interested person” (as defined under the 1940 Act) of the Trust.

Transamerica Funds	Annual Report 2010

OFFICERS
The mailing address of each officer is c/o Secretary, 570 Carillon Parkway, St. Petersburg, Florida 33716. The following table shows information about the officers, including their ages, their positions held with the Trust and their principal occupations during the past five years (their titles may have varied during that period). Each officer will hold office until his or her successor has been duly elected or appointed or until his or her earlier death, resignation or removal.

Term of
Office and
		Length of	Principal Occupation(s) or
Name and Age	Position	Time Served*	Employment During Past 5 Years
John K. Carter (1961)	Chairman, Board Member, President, and Chief Executive Officer	Since 1999	See the table above.

Dennis P. Gallagher (1970)	Vice President, General Counsel and Secretary	Since 2006	Vice President, General Counsel and Secretary, Transamerica Funds, TST and TIS (2006 — present); Vice President, General Counsel and Secretary, TII, (2006 — 2010);

Vice President, General Counsel and Secretary, TPP, TPFG, TPFG II and TAAVF (2007 — present);

Director, Senior Vice President, General Counsel, Operations, and Secretary, TAM and TFS (2006 — present);

Assistant Vice President, TCI (2007 — present); Director, Deutsche Asset Management (1998 — 2006); and

Corporate Associate, Ropes & Gray LLP (1995 — 1998).

Robert A. DeVault, Jr. (1965)	Vice President, Treasurer and Principal Financial Officer	Since 2009	Vice President, Treasurer and Principal Financial Officer, (March 2010 — present), Assistant Treasurer, (2009 — 2010), Transamerica Funds, TST, TIS, TPP, TPFG, TPFG II and TAAVF;

Vice President (March 2010 — present), Assistant Vice President (2007 — 2010) and Manager, Fund Administration, (2002 — 2007), TFS; and

Vice President (March 2010 — present), TAM.

Christopher A. Staples (1970)	Vice President and Chief Investment Officer	Since 2005	Vice President and Chief Investment Officer (2007 — 2010); Vice President — Investment Administration (2005 — 2007), TII;

Vice President and Chief Investment Officer (2007 — present), Senior Vice President — Investment Management (2006 — 2007), Vice President — Investment Management (2005 — 2006), Transamerica Funds, TST and TIS;

Vice President and Chief Investment Officer, TPP, TPFG, TPFG II and TAAVF (2007 — present);

Director (2005 — present), Senior Vice President — Investment Management (2006 — present) and Chief Investment Officer (2007 — present), TAM; Director, TFS (2005 — present); and

Assistant Vice President, Raymond James & Associates (1999 — 2004).

Transamerica Funds	Annual Report 2010

Term of
Office and
		Length of	Principal Occupation(s) or
Name and Age	Position	Time Served*	Employment During Past 5 Years
Robert S. Lamont, Jr. (1973)	Vice President, Chief Compliance Officer and Conflicts of Interest Officer	Since 2010	Vice President, Chief Compliance Officer and Conflicts of Interest Officer, Transamerica Funds, TST, TIS, TPP, TPFG, TPFG II and TAAVF (February 2010 — present);

Vice President and Senior Counsel, TAM and TFS (2007 — present);

Senior Counsel, United States Securities and Exchange Commission (2004 — 2007); and

Associate, Dechert, LLP (1999 — 2004).

Bradley O. Ackerman (1966)	Anti-Money Laundering Officer	Since 2007	Anti-Money Laundering Officer, TPP, TPFG, TPFG II and TAAVF (2009 — present);

Anti-Money Laundering Officer, Transamerica Funds (2007 — present);

Senior Compliance Officer, TAM (2007 — present); and

Director, Institutional Services, Rydex Investments (2002 — 2007).

Sarah L. Bertrand (1967)	Assistant Secretary	Since 2009	Assistant Secretary, Transamerica Funds, TST, TIS, TPP, TPFG, TPFG II and TAAVF (2009 — present);

Assistant Secretary, TII (2009 — 2010);

Assistant Vice President and Director, Legal Administration, TAM and TFS (2007 — present);

Assistant Secretary and Chief Compliance Officer, 40|86 Series Trust and 40|86 Strategic Income Fund (2000 — 2007); and

Second Vice President and Assistant Secretary, Legal and Compliance, 40|86 Capital Management, Inc. (1994 — 2007).

Timothy J. Bresnahan (1968)	Assistant Secretary	Since 2009	Assistant Secretary, Transamerica Funds, TST, TIS, TPP, TPFG, TPFG II and TAAVF (2009 — present);

Assistant Secretary, TII (2009 — 2010);

Counsel, TAM (2008 — present);

Counsel (contract), Massachusetts Financial Services, Inc. (2007);

Assistant Counsel, BISYS Fund Services Ohio, Inc. (2005 — 2007); and

Associate, Greenberg Traurig, P.A. (2004 — 2005).

Transamerica Funds	Annual Report 2010

Term of
Office and
		Length of	Principal Occupation(s) or
Name and Age	Position	Time Served*	Employment During Past 5 Years
Margaret A. Cullem-Fiore (1957)	Assistant Secretary	Since 2010	Assistant Secretary, Transamerica Funds, TST, TIS, TPP, TPFG, TPFG II and TAAVF (April 2010 — present); Assistant Vice President, TCI (2009 — present);

Vice President and Senior Counsel, TAM and TFS (2006 — present);

Vice President and Senior Counsel, Transamerica Financial Advisors, Inc. (2004 — 2007); and

Vice President and Senior Counsel, Western Reserve Life Assurance Co. of Ohio (2006).

Richard E. Shield, Jr. (1974)	Tax Officer	Since 2008	Tax Officer, Transamerica Funds, TST, TIS, TPP, TPFG, TPFG II and TAAVF (2008 — present);

Tax Officer, TII (2008 — 2010);

Tax Manager, Jeffrey P. McClanathan, CPA (2006 — 2007) and Gregory, Sharer & Stuart (2005 — 2006);

Tax Senior, Kirkland, Russ, Murphy & Tapp, P.A. (2003 — 2005); and

Certified Public Accountant, Schultz, Chaipel & Co., LLP (1998 — 2003).

Elizabeth Strouse (1974)	Assistant Treasurer	Since 2010	Assistant Treasurer, Transamerica Funds, TST, TIS, TPP, TPFG, TPFG II and TAAVF (April 2010 — present);

Director, Fund Financial Services (2009 - present), TFS;

Director, Fund Administration, TIAA-CREF (2007 — 2009); and

Manager (2006 — 2007) and Senior (2003 — 2006) Accounting and Assurance, PricewaterhouseCoopers, LLC.

*	Elected and serves at the pleasure of the Board of the Trust.
If an officer has held offices for different funds for different periods of time, the earliest applicable date is shown. No officer of the Trust, except for the Chief Compliance Officer, receives any compensation from the Trust.
Additional information about the Funds’ Board Members can be found in the Statement of Additional Information, available, without charge, upon request, by calling toll free 1-888-233-4339 or on the Trust’s website at www.transamericafunds.com.

Transamerica Funds	Annual Report 2010

PROXY VOTING POLICIES AND PROCEDURES AND QUARTERLY PORTFOLIO HOLDINGS
(unaudited)
A description of the Transamerica Funds’ proxy voting policies and procedures is available in the Statement of Additional Information of the Portfolios, available without charge upon request by calling 1-888-233-4339 (toll free) or on the Securities and Exchange Commission’s (“SEC”) website at http://www.sec.gov.
In addition, the Portfolios are required to file Form N-PX, with their complete proxy voting records for the 12 months ended June 30th, no later than August 31st of each year. The Form is available without charge: (1) from the Portfolios, upon request by calling 1-888-233-4339; and (2) on the SEC’s website at http://www.sec.gov.
The Portfolios file their complete schedule of portfolio holdings with the SEC for the first and third quarter of each fiscal year on Form N-Q, which is available on the SEC’s website at http://www.sec.gov. The Portfolios’ Form N-Q may be reviewed and copied at the SEC’s Public Reference Room in Washington, D.C. Information on the operation of the Public Reference Room may be obtained by calling 1-800-SEC-0330.
You may also visit the Trust’s website at www.transamericafunds.com for this and other information about the Portfolios and the Trust.
Important Notice Regarding Delivery of Shareholder Documents
Every year we send shareholders informative materials such as the Transamerica Funds Annual Report, the Transamerica Funds Prospectus, and other required documents that keep you informed regarding your Portfolios. Transamerica Funds will only send one piece per mailing address, a method that saves your Portfolios money by reducing mailing and printing costs. We will continue to do this unless you tell us not to. To elect to receive individual mailings, simply call a Transamerica Customer Service Representative toll free at 1-888-233-4339, 8 a.m. to 7 p.m. Eastern Time, Monday—Friday. Your request will take effect within 30 days.

Transamerica Funds	Annual Report 2010

NOTICE OF PRIVACY POLICY
(unaudited)
Protecting your privacy is very important to us. We want you to understand what information we collect and how we use it. We collect and use “nonpublic personal information” in connection with providing our customers with a broad range of financial products and services as effectively and conveniently as possible. We treat nonpublic personal information in accordance with our Privacy Policy.
What Information We Collect and From Whom We Collect It
We may collect nonpublic personal information about you from the following sources:
•	Information we receive from you on applications or other forms, such as your name, address, and account number;
•	Information about your transactions with us, our affiliates, or others, such as your account balance and purchase/redemption history; and
•	Information we receive from non-affiliated third parties, including consumer reporting agencies.
What Information We Disclose and To Whom We Disclose It
We do not disclose any nonpublic personal information about current or former customers to anyone without their express consent, except as permitted by law. We may disclose the nonpublic personal information we collect, as described above, to persons or companies that perform services on our behalf and to other financial institutions with which we have joint marketing agreements. We will require these companies to protect the confidentiality of your nonpublic personal information and to use it only to perform the services for which we have hired them.
Our Security Procedures
We restrict access to your nonpublic personal information and only allow disclosures to persons and companies as permitted by law to assist in providing products or services to you. We maintain physical, electronic, and procedural safeguards to protect your nonpublic personal information and to safeguard the disposal of certain consumer information.
If you have any questions about our Privacy Policy, please call 1-888-233-4339 on any business day between 8 a.m. and 7 p.m. Eastern Time.
Note: This Privacy Policy applies only to customers that have a direct relationship with us or our affiliates. If you own shares of our funds in the name of a third party such as a bank or broker-dealer, its privacy policy may apply to you instead of ours.

Transamerica Funds	Annual Report 2010

P.O. Box 9012
Clearwater, FL 33758-9012
Customer Service 1-888-233-4339
P.O. Box 9012 • Clearwater, FL 33758-9012
Distributor: Transamerica Capital, Inc.

Class I2 Funds
Annual Report
October 31, 2010
www.transamericafunds.com
Customer Service 1-888-233-4339
P.O. Box 9012 • Clearwater, FL 33758-9012
Distributor: Transamerica Capital, Inc.

Dear Fellow Shareholder,
On behalf of Transamerica Funds, we would like to thank you for your continued support and confidence in our products as we look forward to continuing to serve you and your financial adviser in the future. We value the trust you have placed in us.
This annual report is provided to you with the intent of presenting a comprehensive review of the investments of each of your funds. The Securities and Exchange Commission requires that annual and semi-annual reports be sent to all shareholders, and we believe this report to be an important part of the investment process. In addition to providing a comprehensive review, this report also provides a discussion of accounting policies as well as matters presented to shareholders that may have required their vote.
We believe it is important to recognize and understand current market conditions in order to provide a context for reading this report. During the past twelve months, markets have generally advanced, yet have exhibited periods of weakness in conjunction with investors’ concerns over the health of the economy and the labor market, and periods of strength in conjunction with investors’ optimism of recovery and improved economic data points. The equity markets exhibited weakness in February, advanced into late April, were weak during June, July, and August, and ended the period near their highs of the year. The period ended with positive twelve month returns for both the broad equity and bond markets. Given concerns over debt levels overseas, the U.S. Dollar entered a period of strength versus the Euro and British Pound until the late spring and early summer of 2010, when U.S. Dollar weakness resumed. The U.S. Dollar has weakened to multi-year lows versus the Japanese Yen. Oil prices have remained volatile over the past year, hitting their lows in early summer and rebounding to end higher at the end of the year. The Federal Reserve has kept the federal funds rate to a range of 0-0.25% in an effort to stimulate the economy. The unemployment rate has been sluggish to recede, beginning the period at 10.2% and ending the period at 9.6%. Anticipation of economic recovery has led to strong gains for particular equity and fixed-income sectors, including small-cap and mid-cap stocks, emerging market stocks, and high yield bonds. Money market securities have lagged on a relative basis. For the twelve months ended October 31, 2010, the Dow Jones Industrial Average returned 17.62%, the Standard & Poor’s 500 Index returned 16.52%, and the Barclays Capital U.S. Aggregate Bond Index returned 8.01%. Please keep in mind it is important to maintain a diversified portfolio as investment returns have historically been difficult to predict.
In addition to your active involvement in the investment process, we firmly believe that a financial adviser is a key resource to help you build a complete picture of your current and future financial needs. Financial advisers are familiar with the market’s history, including long-term returns and volatility of various asset classes. With your financial adviser, you can develop an investment program that incorporates factors such as your goals, your investment timeline, and your risk tolerance.
Please contact your financial adviser if you have any questions about the contents of this report, and thanks again for the confidence you have placed in us.

Sincerely,

John K. Carter	Christopher A. Staples
Chairman of the Board,	Vice President & Chief Investment Officer
President & Chief Executive Officer	Transamerica Funds
Transamerica Funds
The views expressed in this report reflect those of the portfolio managers only and may not necessarily represent the views of the Transamerica Funds. These views are subject to change based upon market conditions. These views should not be relied upon as investment advice and are not indicative of trading intent on behalf of the Transamerica Funds.

Transamerica AllianceBernstein International Value

(unaudited)
MARKET ENVIRONMENT
Equity markets were volatile during the twelve-month period ended October 31, 2010. The period started with mounting concerns about the sovereign debt crisis in Greece and potential contagion. The negative sentiment continued into the second quarter as investors feared the troubles in Europe may arrest the world’s economic recovery. The third quarter saw markets recoup some their losses of the second quarter. However, uncertainty prevailed as investors grappled with a host of unknowns and the concern of a double-dip recession. The Morgan Stanley Capital International-Europe, Australasia, Far East Index (“MSCI-EAFE”) ended the period up 8.82%.
Sector returns for the 12-month period were led by the industrial commodities, consumer and telecommunications sectors. Financial stocks declined; other laggards for the period were the technology and energy sectors, which rose but underperformed the market.
PERFORMANCE
For the year ended October 31, 2010, Transamerica AllianceBernstein International Value Class I2 returned 5.61%. By comparison, its benchmark, the MSCI-EAFE returned 8.82%.
STRATEGY REVIEW
Recent conditions in global markets have been particularly challenging for value investors. When stocks of all stripes trade in the same direction, it’s harder than normal for stock pickers to beat benchmarks. Rising stock correlation has been driven by a focus on macro-economic issues rather than company fundamentals. This adversely affects investors in the most attractively valued stocks, which are often among the most controversial. Given these circumstances, the portfolio underperformed its benchmark, the MSCI-EAFE, during the twelve-month period.
Detracting the most from returns was stock selection, particularly in the technology and consumer cyclical sectors. Detractors included Japan’s Toshiba, as concern about consumer spending and weaker pricing undermined holdings, while uncertainty about economic growth hurt Japan Tobacco. Both firms were also hurt by an appreciating yen. Other detractors included BP PLC and Banco Santander. BP suffered from the operational and political fallout of the explosion and subsequent oil spill at its Deepwater Horizon project in the Gulf of Mexico. Banco Santander fell due to sovereign concerns and increased regulation issues. We have since exited our position in Banco Santander.
After falling sharply in the second quarter, commodity stocks rallied in the third quarter as concern about Chinese economic growth diminished. Xstrata and Rio Tinto ranked among the top performers as they stood to benefit the most from Chinese demand for copper and iron ore. Rising demand in China also helped BMW’s sales. The German carmaker contributed to portfolio returns as it continued a strong run by beating analysts’ sales estimates. Also contributing to returns was our position in telecommunication holding, Vodafone Group PLC.
From a sector perspective, an underweight in the consumer staples and capital equipment sectors detracted from performance, while overweights in the telecommunications and consumer cyclical sectors contributed.
The portfolio’s country allocations are primarily a result of our bottom-up stock selection process. Overall security selection within countries was negative, detracting the most in France and the United Kingdom. Country selection was positive, contributing due to the portfolio’s underweight in Greece and overweights in Canada and Germany. Finally, currency selection in the portfolio was negative, due to an underweight in the Australian dollar and the U.S. dollar.
We are not deterred about recent performance. We believe the portfolio is well positioned to benefit from a rising market as stock valuations recover and the most attractively valued stocks still trade at a significant discount to the most expensive stocks. We believe these wide spreads will narrow as risk appetite increases and return to historical norms, creating considerable upside potential.
Additionally, the unusual degree to which equities are trading in the same direction is unlikely to continue. Eventually, as the market begins to pay closer attention to fundamentals, we believe stronger companies will be rewarded in kind.
When the market begins to focus on fundamentals again the portfolio should benefit, as holds underappreciated stocks across industries, including cyclical sectors such as technology and industrial commodities as well in more defensive sectors such as telecommunications and consumer staples. Since many stocks with strong fundamentals trade at depressed valuations, we do not need to take large sector overweights to capture the diverse opportunity.
The corporate environment going forward appears encouraging. Earnings reports are surprising analysts, while companies are underleveraged and generating strong cash flows. We believe that it is only a matter of time before this excess cash is used for increased capital spending and takeovers, or to reward investors with higher buybacks and dividends.
Our research shows that dividends and buybacks have been strong and reliable contributors to investor returns. These trends should boost returns because the portfolio includes more attractively valued stocks with greater cash flow generation potential than the market.
Sharon E. Fay, CFA
Kevin F. Simms, CPA
Henry S. D’Auria, CFA
Eric J. Franco, CFA
Co-Portfolio Managers
AllianceBernstein L.P.

Transamerica Funds	Annual Report 2010

Transamerica AllianceBernstein International Value

(unaudited)
Average Annual Total Return for Periods Ended 10/31/2010

		10 Years or
	1 Year	Life of Fund	Inception Date

Class I2 (NAV)	5.61%	(0.55)%	12/06/2005
MSCI-EAFE*	8.82%	2.94%	12/06/2005
NOTES

*	The Morgan Stanley Capital International-Europe, Australasia, Far East Index (“MSCI-EAFE”) is an unmanaged index used as a general measure of market performance. Calculations assume dividends and capital gains are reinvested and do not include any managerial expenses. The 10 Years or Life of Fund calculation is based on the inception date of the fund. You cannot invest directly in an index.
The performance data presented represents past performance; future results may vary. Performance data does not reflect the deduction of taxes that would be paid on fund distributions or the redemption of fund shares. Investment return and principal value will fluctuate so that an investor’s shares, when redeemed, may be worth more or less than their original cost. Current performance may be lower or higher than performance quoted. Please see www.transamericafunds.com for performance data current to the most recent month-end. Net Asset Value (“NAV”) returns include the reinvestment of dividends and capital gains. Fund shares are sold without a sales load.
Performance figures may reflect fee waivers and/or expense reimbursements by the Investment Adviser. Without such waivers and/or reimbursements, the performance would be lower. Future waivers and/or reimbursements are at the discretion of the Investment Adviser.
International investing involves special risks including currency fluctuations, political instability, and different financial accounting standards. This material must be preceded or accompanied by a current prospectus, which includes specific contents regarding the investment objectives and policies of this fund. This fund is only available in Class I2 shares, which are not available for direct investment by the public.

Transamerica Funds	Annual Report 2010

Transamerica BlackRock Global Allocation

(unaudited)
MARKET ENVIRONMENT
For the period November 1, 2009 through October 31, 2010, global equities meaningfully outperformed global bond markets by a margin of two to one. Global equities, as measured by the Financial Times Stock Exchange World Index (“FTSE World”), returned 13.92%. Global bonds, as measured by the Citigroup World Government Bond Index, returned 6.35%. We believe the environment offers investment opportunities that, in the aggregate, are superior to those currently offered by long-duration government bonds and cash. However, we believe that a diversified approach will remain important, as global economic expansion unfolds at a slower pace in the developed markets versus the developing markets; and investors evaluate opportunities amidst uncertain global monetary policies, stubbornly high unemployment and high budget deficits.
PERFORMANCE
For the year ended October 31, 2010, Transamerica BlackRock Global Allocation Class I2 returned 11.40%. By comparison, its benchmark, the FTSE World, returned 13.92%.
STRATEGY REVIEW
For the twelve-month period ended October 31, 2010, Transamerica BlackRock Global Allocation returned 11.40%. Fund results lagged the 13.92% return of its broad-based all-equity benchmark, the FTSE World.
In absolute terms, the fund’s returns were aided by the recovery in global equity prices which occurred over the past twelve months. Looking at equities by sectors, sub allocation contributed modestly to performance primarily driven by an overweight in materials and an underweight to financials. Stock selection in financials, materials, information technology and utilities contributed positively to performance. From a country perspective on the equity portion of the fund, sub allocation was relatively flat while security selection contributed to performance. The largest contributors were underweights to Spain and Australia. Positive security selection in Canada and Taiwan contributed to performance as well. Looking at fixed income, security selection was modestly positive mostly around corporate spreads.
The fund has modestly overweight equities. Within equities from a regional perspective, the fund has an overweight position in Asian and Latin American stocks and an underweight position in European and U.S. stocks. The fund is also underweight in fixed income securities. Within fixed income, the fund has overweight convertible bonds as well as U.S. dollar denominated foreign securities with corresponding underweights in U.S. Treasuries and Japanese and German government bonds. The fund has overweight cash equivalents, partially due to our desire to keep the portfolio duration low.
The fund may use derivatives, including options, futures, indexed securities, inverse securities, swaps and forward contracts both to seek to increase the return of the fund and to hedge (or protect) the value of its assets against adverse movements in currency exchange rates, interest rates and movements in the securities markets. The use of options, futures, indexed securities, inverse securities, swaps and forward contracts can be effective in protecting or enhancing the value of the fund’s assets.
Dennis W. Stattman
Dan Chamby
Romualdo Roldan
Co-Portfolio Managers
BlackRock Investment Management, LLC

Transamerica Funds	Annual Report 2010

Transamerica BlackRock Global Allocation

(unaudited)
Average Annual Total Return for Periods Ended 10/31/2010

		10 Years or
	1 Year	Life of Fund	Inception Date

Class I2 (NAV)	11.40%	7.05%	12/06/2005
FTSE World *	13.92%	3.08%	12/06/2005
NOTES

*	The Financial Times Stock Exchange World Index (“FTSE World”) is an unmanaged index used as a general measure of market performance. Calculations assume dividends and capital gains are reinvested and do not include any managerial expenses. The 10 Years or Life of Fund calculation is based on the inception date of the fund. You cannot invest directly in an index.
The performance data presented represents past performance; future results may vary. Performance data does not reflect the deduction of taxes that would be paid on fund distributions or the redemption of fund shares. Investment return and principal value will fluctuate so that an investor’s shares, when redeemed, may be worth more or less than their original cost. Current performance may be lower or higher than performance quoted. Please see www.transamericafunds.com for performance data current to the most recent month-end. Net Asset Value (“NAV”) returns include the reinvestment of dividends and capital gains. Fund shares are sold without a sales load.
Performance figures may reflect fee waivers and/or expense reimbursements by the Investment Adviser. Without such waivers and/or reimbursements, the performance would be lower. Future waivers and/or reimbursements are at the discretion of the Investment Adviser.
International investing involves special risks including currency fluctuations, political instability, and different financial accounting standards. This material must be preceded or accompanied by a current prospectus, which includes specific contents regarding the investment objectives and policies of this fund. This fund is only available in Class I2 shares, which are not available for direct investment by the public.

Transamerica Funds	Annual Report 2010

Transamerica BlackRock Large Cap Value

(unaudited)
MARKET ENVIRONMENT
Toward the end of the fund’s prior fiscal year, massive policy stimulus was sufficient to break the downward spiral in asset values and economic activity. The speed and severity of the economic and financial meltdown was extraordinary and the lingering effects were not short-lived. It is hardly a surprise that the greatest destruction in wealth and the deepest recession since the 1930s dealt a powerful blow to business and consumer confidence. However, once an economic recovery process begins, it tends to continue barring some new shock or serious policy mistake. Equities performed well in the first half of the fiscal year against a favorable backdrop of improving corporate earnings and accommodative Federal Reserve Board policy.
The latter half of the fiscal year began with intensified fears among investors of a double-dip recession. The pace of improvement on the employment front was painfully slow. Unemployment levels typically have the largest impact on consumer confidence and along with low confidence levels, consumer spending, though relatively firm, was struggling. At the same time, the corporate sector remained resilient and business spending levels were increasing. Most central bankers around the world were hesitant to increase rates, recognizing that it would be counterproductive, and the economy continued to grind higher.
To close the fiscal year, the market has returned to the general upward trend seen in the first half as investors have renewed their focus on the cyclical economic recovery and the tailwind of attractive valuations. Looking out over the next three to six months, we see little reason to expect a pronounced acceleration in U.S. economic growth. At the same time, however, we do not believe growth will slow to the point that the economy will sink back into recession.
PERFORMANCE
For the year ended October 31, 2010, Transamerica BlackRock Large Cap Value Class I2 returned 8.16%. By comparison, its benchmark, the Russell 1000® Value Index, returned 15.71%.
STRATEGY REVIEW
Over the year, we increased the fund’s exposure to pro-cyclical sectors on the notion that these sectors are most likely to deliver outperformance for the long term. During the year, we added to the fund’s holdings in the consumer discretionary and information technology (“IT”) sectors. In consumer discretionary, we favor retailers, where disciplined inventory management and promotional activity should be a driver for earnings. In IT, we favor names with hardware exposure that are positioned to benefit from the ongoing enterprise refresh cycle.
During the year, we decreased the fund’s exposure to the energy and health care sectors. In energy, we are most cautious about companies with exposure to natural gas as we continue to see excess supply issues. Though we have reduced exposure to health care, the fund remains overweight relative to the benchmark. We believe compressed valuations, relatively healthy earnings outlooks, and improving clarity related to health care reform bode well for the sector in the longer term. Still, we have slightly decreased our exposure to health care and we have used the proceeds to increase exposure to IT and consumer discretionary.
The financial sector continues to be the fund’s largest underweight. Low investment returns due to low interest rates and a flat yield curve creates an ongoing challenge for banks and insurance companies. Additionally, we expect regulatory uncertainties and business model questions to persist for some time.
On an individual security basis, the fund’s underweight exposure to Exxon Mobil Corp. was the largest contributor to relative performance during the period. Underweights in financial stocks JP Morgan Chase & Co. and Wells Fargo & Co. also had a positive impact. Holdings of Macy’s, Inc. and Smith International, Inc. added to returns.
The fund’s holdings in Bank of America Corp., Seagate Technology PLC, Goldman Sachs Group, Inc., and Genworth Financial, Inc. had a negative impact on returns. An underweight position in AT&T Inc. also detracted from relative performance.
Security selection within IT, particularly in the computers & peripherals industry, had a negative impact on performance. In financials, security selection hindered returns, most notably an underweight in real estate investment trusts. A general underweight and security selection in consumer discretionary also detracted from performance.
Contributing positively to performance was security selection in the health care and the energy sectors.
Robert C. Doll, Jr., CFA, CPA
Daniel Hanson, CFA
Peter Stournaras, CFA
Co-Portfolio Managers
BlackRock Investment Management, LLC

Transamerica Funds	Annual Report 2010

Transamerica BlackRock Large Cap Value

(unaudited)
Average Annual Total Return for Periods Ended 10/31/2010

		10 Years or
	1 Year	Life of Fund	Inception Date

Class I2 (NAV)	8.16%	(1.77)%	11/15/2005
Russell 1000® Value*	15.71%	0.23%	11/15/2005
NOTES

*	The Russell 1000® Value Index (“Russell 1000® Value”) is an unmanaged index used as a general measure of market performance. Calculations assume dividends and capital gains are reinvested and do not include any managerial expenses. The 10 Years or Life of Fund calculation is based on the inception date of the fund. You cannot invest directly in an index.
The performance data presented represents past performance; future results may vary. Performance data does not reflect the deduction of taxes that would be paid on fund distributions or the redemption of fund shares. Investment return and principal value will fluctuate so that an investor’s shares, when redeemed, may be worth more or less than their original cost. Current performance may be lower or higher than performance quoted. Please see www.transamericafunds.com for performance data current to the most recent month-end. Net Asset Value (“NAV”) returns include the reinvestment of dividends and capital gains. Fund shares are sold without a sales load.
Performance figures may reflect fee waivers and/or expense reimbursements by the Investment Adviser. Without such waivers and/or reimbursements, the performance would be lower. Future waivers and/or reimbursements are at the discretion of the Investment Adviser.
This material must be preceded or accompanied by a current prospectus, which includes specific contents regarding the investment objectives and policies of this fund. This fund is only available in Class I2 shares, which are not available for direct investment by the public.

Transamerica Funds	Annual Report 2010

Transamerica BNY Mellon Market Neutral Strategy

(unaudited)
MARKET ENVIRONMENT
During the past twelve months, we have witnessed significant reversals in the market from month-to-month and quarter-to-quarter. Upbeat sentiment in the fourth quarter of last year and the first quarter of this year, fueled by positive indicators in manufacturing and corporate earnings, drove the Standard & Poor’s 500 Composite Stock Index (“S&P 500”) to gains of approximately 5% in each quarter. Then, as concerns grew about continued economic weakness in the second quarter of this year, the S&P 500 retreated over 11%. Finally, during the third quarter, optimism returned, and the S&P 500 gained back the losses of the prior quarter.
This “risk on, risk off” environment, which resulted in higher than normal correlations among stocks, made it more difficult to maintain desired positioning in the portfolio and presented a challenge during the period.
PERFORMANCE
For the year ended October 31, 2010, Transamerica BNY Mellon Market Neutral Strategy Class I2 returned (1.30)%. By comparison, its benchmark, the Bank of America Merrill Lynch 3 Month Treasury Bill + 3% Wrap Fee Index, returned 3.16%.
STRATEGY REVIEW
The market neutral strategy is a long/short stock selection strategy based on our quantitative implementation of fundamental valuation concepts. Our daily investment process combines a highly diversified set of factors, or characteristics, including value-based metrics, behavioral/momentum metrics, and metrics based on earnings quality and sustainability. We blend these measures into a single composite rank for each stock using a dynamic weighting scheme. Then we construct long and short portfolios that are carefully controlled along several dimensions of risk. These include the requirement that the net of the long and short portfolios always be near neutral in terms of beta, sector/industry exposure, and capitalization, among other risk factors.
The portfolio underperformed its benchmark early in the period when quality was out of favor, but has outperformed in the latter half of the period. Our growth/momentum metrics added the most value, particularly those that are focused on share price behavior. Although some of the other factors also had positive impact, particularly in recent months, the portfolio’s performance was not as strong as it could have been due to the continuing rapid vacillation of investor sentiment regarding the prospects for recovery of the global economy. These macro drivers often led to share prices responding less to the corporate fundamentals of valuation, earnings growth and quality that we rely on than to alternating states of pessimism and optimism.
We do not make tactical changes in the implementation of the strategy based on market conditions, and continued to maintain an even blend of value, growth/momentum factors, and earnings sustainability factors. We do monitor and control risk exposures that develop in the market.
Overall, small cap holdings added more value than large cap holdings over the twelve month period. Specialty retailer Fossil, Inc. gained strongly during the period, and added the most value. The maker of watches, jewelry, handbags, and other accessories posted significant sales and profit increases during the year. Other outperforming long holdings include medical services provider Humana, Inc., consumer electronics maker Apple, Inc., and industrial parts maker Timken Co. Short holdings, which added value, included Comstock Resources, Inc., an underperforming oil and gas exploration company, and wireless carrier Leap Wireless International, Inc.
Specialty vehicle maker Oshkosh Corp., a long holding which added substantial value last year, declined this year amid concerns about decreases in defense spending, impacting orders for its armored vehicles. Other long holdings which detracted from performance included software maker Symantec Corp., wire and cable manufacturer General Cable, and Constellation Energy Group, Inc. On the short side, real estate management firm Jones Lang LaSalle, Inc. and Edwards Lifesciences Corp. detracted from performance as these short holdings increased in value.
Our investment process seeks to minimize the impact of sector/industry weightings on the performance of the portfolio by maintaining approximately equal weightings of long and short positions in each sector and industry. Slight net long and short sector/industry positions had very minimal impact. Positive impacts, such as a contribution from our net long position in the consumer cyclical sector, largely offset negative impacts such as that of a small net underweight to the strongly performing telecommunications sector.
Michael F. Dunn, CFA
Oliver E. Buckley
Langton C. Garvin, CFA
Co-Portfolio Managers
Mellon Capital Management Corporation

Transamerica Funds	Annual Report 2010

Transamerica BNY Mellon Market Neutral Strategy

(unaudited)
Average Annual Total Return for Periods Ended 10/31/2010

		10 Years or
	1 Year	Life of Fund	Inception Date

Class I2 (NAV)	(1.30)%	(2.87)%	01/03/2007
BofA Merrill Lynch 3-Month Treasury Bill *	3.16%	1.90%	01/03/2007
NOTES

*	The Bank of America Merrill Lynch 3-Month Treasury Bill + 3% Wrap Fee Index (“BofA Merrill Lynch 3-Month Treasury Bill”) is an unmanaged index used as a general measure of market performance. Calculations assume dividends and capital gains are reinvested and do not include any managerial expenses. The 10 Years or Life of Fund calculation is based on the inception date of the fund. You cannot invest directly in an index.
The performance data presented represents past performance; future results may vary. Performance data does not reflect the deduction of taxes that would be paid on fund distributions or the redemption of fund shares. Investment return and principal value will fluctuate so that an investor’s shares, when redeemed, may be worth more or less than their original cost. Current performance may be lower or higher than performance quoted. Please see www.transamericafunds.com for performance data current to the most recent month-end. Net Asset Value (“NAV”) returns include the reinvestment of dividends and capital gains. Fund shares are sold without a sales load.
Performance figures may reflect fee waivers and/or expense reimbursements by the Investment Adviser. Without such waivers and/or reimbursements, the performance would be lower. Future waivers and/or reimbursements are at the discretion of the Investment Adviser.
This material must be preceded or accompanied by a current prospectus, which includes specific contents regarding the investment objectives and policies of this fund. This fund is only available in Class I2 shares, which are not available for direct investment by the public.

Transamerica Funds	Annual Report 2010

Transamerica Federated Market Opportunity

(unaudited)
MARKET ENVIRONMENT
It was a volatile, but overall strong, reporting period for the stock market. The fiscal year started with equity markets continuing their historic rally from the March 2009 low, where the Standard & Poor’s 500 Composite Stock Index (“S&P 500”) returned approximately 70% by January, 2010. After an 8% decline into February, the S&P 500 rallied more than 15% and set the high for the fiscal year in April. A crisis over European sovereign debt, along with fading U.S. economic indicators, led to an abrupt 16% decline in the S&P 500 by early July. After sharp swings up and down in July and August, the S&P 500 completed the fiscal year with a further gain of 15% as concerns over Europe abated, growth in emerging economies remained strong, and market participants began to anticipate further monetary easing by the Federal Reserve Board (“Fed”) and political change in the U.S. The S&P 500 ended the reporting period with a total return of 16.52%.
The U.S. Dollar Index also was volatile during the reporting period. The U.S. Dollar Index increased nearly 20% from the November 2009 low to the June 2010 high as U.S. economic fundamentals improved and the European sovereign debt crisis pressured the Euro lower. The rally stopped abruptly as U.S. economic indicators started to roll over, investors anticipated further monetary easing by the Fed, and the European debt crisis abated. The U.S. Dollar Index fell 12.6% from its peak and ended the reporting period with a return of 1.3%.
PERFORMANCE
For the year ended October 31, 2010, Transamerica Federated Market Opportunity Class I2 returned (2.11)%. By comparison, its primary and secondary benchmarks, the Russell 3000® Value Index and the Bank of America Merrill Lynch 3-Month Treasury Bill Index, returned 16.40% and 0.12%, respectively.
STRATEGY REVIEW
The fund is managed to provide absolute positive returns with low correlation to the U.S. equity market. The fund underperformed its benchmarks for the fiscal year as equity markets were extremely volatile ending the reporting period higher. The fund maintained a “net short” equity position using put options for most of the reporting period. The rationale for the strategy was that the history of stock market bubbles, and of stock market valuations in general, supported a highly risk-averse strategy. With economic and financial conditions still precarious in fund management’s assessment, there was substantial fundamental support for this strategy. Since stock prices continued to rise sharply into the end of the fiscal year; however, this negative (short) position relative to stock prices resulted in losses to the portfolio.
Throughout the reporting period the fund’s equity long exposure was concentrated in Healthcare, Japanese Stocks and Materials. Healthcare stocks performed particularly well, boosted by low valuations and the passage of healthcare reform legislation that removed much of the cloud over the group. Gold bullion continued to set record highs throughout the reporting period, which produced significant returns for gold stocks. Materials, Information Technology, Telecommunication Services, Energy and Consumer Staple stocks also yielded positive performance for the fund, while Consumer Discretionary and Utility stocks had negative returns for the reporting period. Commodity exchange-traded funds (“ETF”), International government debt holdings and U.S. Treasuries also added to the fund’s returns.
The fund’s currency exposure was positioned during most of the reporting period for an increase in the U.S. dollar verses currencies of emerging or commodity-producing economies. This strategy produced solid returns for the first half of the reporting period as the U.S. dollar rallied amid the European debt crisis. However, the U.S. dollar reversed nearly all of its gains in second half of the reporting period, as confidence in European fiscal and monetary policies increased, in contrast to developments in the U.S.
Among the positive contributors to the fund’s performance, the best was the Central Fund of Canada, a precious metals mutual fund. One of the largest losses came from the put options on the Consumer Discretionary ETFs. From a country perspective, Japanese stocks were the top contributors to the fund.
Steven J. Lehman, CFA
Dana L. Meissner, CFA
Co-Portfolio Managers
Federated Equity Management Company of Pennsylvania

Transamerica Funds	Annual Report 2010

Transamerica Federated Market Opportunity

(unaudited)
Average Annual Total Return for Periods Ended 10/31/2010

		10 Years or
	1 Year	Life of Fund	Inception Date

Class I2 (NAV)	(2.11)%	0.26%	12/06/2005
Russell 3000® Value *	16.40%	(0.16)%	12/06/2005
BofA Merrill Lynch 3-Month Treasury Bill *	0.12%	2.53%	12/06/2005
NOTES

*	The Russell 3000® Value Index (“Russell 3000® Value”) and the Bank of America Merrill Lynch 3-Month Treasury Bill Index (“BofA Merrill Lynch 3-Month Treasury Bill”) are unmanaged indices used as a general measure of market performance. Calculations assume dividends and capital gains are reinvested and do not include any managerial expenses. The 10 Years or Life of Fund calculation is based on the inception date of the fund. You cannot invest directly in an index.
The performance data presented represents past performance; future results may vary. Performance data does not reflect the deduction of taxes that would be paid on fund distributions or the redemption of fund shares. Investment return and principal value will fluctuate so that an investor’s shares, when redeemed, may be worth more or less than their original cost. Current performance may be lower or higher than performance quoted. Please see www.transamericafunds.com for performance data current to the most recent month-end. Net Asset Value (“NAV”) returns include the reinvestment of dividends and capital gains. Fund shares are sold without a sales load.
Performance figures may reflect fee waivers and/or expense reimbursements by the Investment Adviser. Without such waivers and/or reimbursements, the performance would be lower. Future waivers and/or reimbursements are at the discretion of the Investment Adviser.
International investing involves special risks including currency fluctuations, political instability, and different financial accounting standards. This material must be preceded or accompanied by a current prospectus, which includes specific contents regarding the investment objectives and policies of this fund. This fund is only available in Class I2 shares, which are not available for direct investment by the public.

Transamerica Funds	Annual Report 2010

Transamerica First Quadrant Global Macro
(formerly, Transamerica UBS Dynamic Alpha)

(unaudited)
MARKET ENVIRONMENT
At the end of 2009, economic news is certainly improving around the globe, and it is clear that the worst of the current recession is behind us. But the future remains uncertain. There is risk that the market is anticipating more recovery than the economy can actually deliver. There is also risk that the central banks, in an attempt to keep low rates from developing into a new speculative bubble, raise rates sooner than expected.
While falling volatility and broad asset class returns signal a potential return to normalcy across developed equity markets in the first quarter of 2010, bond returns were only modestly positive. The global market concerns about the debt of Greece and other small European countries in the European Monetary Union simmered through the beginning of the year, but came to a boil in the second half of April. While the U.S. economy has been giving evidence of improving, and Asia of moving ahead, Europe has been struggling with how to respond to their own crisis. The downgrades in Greek, and then Spanish debt, are accompanied by the grim outlook for Italy and Portugal. Negative reaction to the European response to the Greek crisis sent stock and commodity markets sharply down in May. The stock market suffered one of its worst reversals since February 2009. A late recovery reduced the size of the losses, but uncertainty remains. The VIX Index, which measures the implied volatility of Standard & Poor’s 500 Composite Stock Index options, also spiked during the month, to increase by more than 100% at one point. The VIX fell back to 30 by the end of May, but well above its low of about 15, set only the month before. Credit spreads likewise widened, showing that the markets remain nervous after the late month bounce. Developed market sovereign bond returns soared, and yields dropped, in a classic flight-to-quality response.
Global markets experienced three different environments over the third quarter. Investors risk appetite increased in July as they shook off the effects of the spike in volatility in the second quarter and enjoyed relatively strong second quarter earnings announcements. Next, the end of July brought results of the stress tests for European banks, which were lukewarm at best. Subsequently, investors remained somewhat uncertain in August, including renewed fears about the worldwide economic recovery with particular focus on the U.S. In September, government involvement was the topic of choice. For Japan and Switzerland, it was about whether or not they would intervene in the markets. For the U.S. and China, it was about the battle over the China’s control over the Yuan. Stocks and bonds were dominated by the prospects of a second round of “quantitative easing” by the Federal Reserve Board.
PERFORMANCE
For the year ended October 31, 2010, Transamerica First Quadrant Global Macro Class I2 returned 0.66%. By comparison, its benchmark, the Citigroup 1-Month Treasury Bill Index, returned 0.11%.
STRATEGY REVIEW
Currency selection and bond country selection were the main contributors to performance for the reporting period. Volatility management also contributed to results, albeit to a lesser extent. In contrast, global asset class selection and stock country selection detracted slightly from performance. Derivatives are an integral part in obtaining the fund’s performance.
The relative valuation model, which measures the relative attractiveness of each bond market, helped drive performance in bond country selection. The Portfolio benefited from long positions in the U.S., Canada, and Australia.
From a stock country selection perspective, our exposures in the UK, Japan and the U.S. helped returns, which were offset by the long positions in Italy and Spain. Value-based and currency risk strategies were successful for this sleeve.
In terms of currency selection, gains were led by our positions in the Euro and U.S. dollar in the second quarter of 2010. Our trade flow model, which targets currency flows caused by short-term price fluctuations in traded goods, helped drive performance in our currency positions.
Lastly, global asset class selection detracted mildly from overall results. During much of the review period, we favored global stocks over global bonds, with exception in May 2010. By the end of the period, we moved back to an overweight to global stocks. Asset class positioning extended in the third quarter and now robustly favors global stocks over global bonds. This results from a bullish combination of the long-horizon relative valuation strategy and shorter-term strategies driven by recent volatility trends.
Kenneth J. Ferguson
Dori Levanoni
Chuck Fannin, CFA
Co-Portfolio Managers
First Quadrant, L.P.

Transamerica Funds	Annual Report 2010

Transamerica First Quadrant Global Macro
(formerly, Transamerica UBS Dynamic Alpha)

(unaudited)
Average Annual Total Return for Periods Ended 10/31/2010

		10 Years or
	1 Year	Life of Fund	Inception Date

Class I2 (NAV)	0.66%	(2.10)%	01/03/2007
Citigroup 1-Month Treasury Bill*	0.11%	1.58%	01/03/2007
Consumer Price Index*	1.17%	2.12%	01/03/2007
NOTES

*	Prior to November 1, 2009, the Consumer Price Index served as the primary benchmark for the fund, at which time, it was replaced with the Citigroup 1-Month Treasury Bill Index (“Citigroup 1-Month Treasury Bill“). The Citigroup 1-Month Treasury Bill and the Consumer Price Index are unmanaged indices used as a general measure of market performance. Calculations assume dividends and capital gains are reinvested and do not include any managerial expenses. The 10 Years or Life of Fund calculation is based on the inception date of the fund. You cannot invest directly in an index.
The performance data presented represents past performance; future results may vary. Performance data does not reflect the deduction of taxes that would be paid on fund distributions or the redemption of fund shares. Investment return and principal value will fluctuate so that an investor’s shares, when redeemed, may be worth more or less than their original cost. Current performance may be lower or higher than performance quoted. Please see www.transamericafunds.com for performance data current to the most recent month-end. Net Asset Value (“NAV”) returns include the reinvestment of dividends and capital gains. Fund shares are sold without a sales load.
Performance figures may reflect fee waivers and/or expense reimbursements by the Investment Adviser. Without such waivers and/or reimbursements, the performance would be lower. Future waivers and/or reimbursements are at the discretion of the Investment Adviser.
International investing involves special risks including currency fluctuations, political instability, and different financial accounting standards. This material must be preceded or accompanied by a current prospectus, which includes specific contents regarding the investment objectives and policies of this fund. This fund is only available in Class I2 shares, which are not available for direct investment by the public.

Transamerica Funds	Annual Report 2010

Transamerica JPMorgan Core Bond

(unaudited)
MARKET ENVIRONMENT
The year began with the economy showing signs of improvement following significant market dislocations, mass layoffs and unprecedented policy actions, but ended with concern that the global economy might experience a “double-dip” recession.
Unemployment continued to be an issue for the economy during the year. The amount of part-time workers on payrolls and the historically low workweek gave employers incentive to increase the hours of their existing employees rather than hiring members of the unemployed workforce. The unemployment rate continued to decline during the first half of 2010 from the peak of 10.1% in October 2009, primarily due to temporary hiring for the census; however, the average duration of unemployment continued to extend from historical norms and stood at 33.3 weeks as of September.
Housing remained a major concern in the market as excess supply of both new and existing homes continued to depress housing prices. Housing transaction volumes were higher in the middle of the year as homebuyers took advantage of a tax credit, but this later dropped off after the credit expired. Housing transaction volumes have declined broadly as homebuyers brought purchases forward this year to take advantage of the tax credit.
The sovereign debt crisis in the Eurozone plagued global markets during second quarter of 2010. Even after the announcement of a €750 billion bailout package, the European sovereign debt crisis left an overall bleak economic picture in Europe. These continued concerns, accompanied by disappointing economic news in the U.S., led to a flight to quality as Treasury yields fell across the board.
Finally, the Federal Reserve Board (“Fed”) views stable inflation expectations as a critical condition to ensure that monetary policy is transmitted efficiently to the real economy. With inflation running below its traditional comfort levels, the Fed may fear that inflation expectations could become unhinged to the downside. There is also the risk that increased quantitative easing and a perception of debt monetization could lead inflation expectations higher.
Treasury prices rallied for the year ended October 31, 2010, as investors continued to react to disappointing economic data and the potential for a “double-dip” recession. Specifically, the spread between the two- and five-year Treasury yields decreased to 83 basis points (bps) from 141 bps at the end of the October 2009. The yield of the two-year note declined 58 bps, ending at 0.34%, and the yield of the five-year note fell 116 bps to 1.17%.
PERFORMANCE
For the year ended October 31, 2010, Transamerica JPMorgan Core Bond Class I2 returned 8.16%. By comparison its benchmark, the Barclays Capital U.S. Aggregate Bond Index, returned 8.01%.
STRATEGY REVIEW
The portfolio remained overweight in seasoned AAA-rated mortgage-backed securities, with most of its exposure in seasoned collateralized mortgage obligations (“CMOs”). We continued to favor seasoned agency CMOs, along with select high-quality non-agency structures.
Corporate earnings remained at or above expectations on whole, with companies continuing to run lean balance sheets. A low-rate environment also contributed to record corporate debt issuance over the period, as investors’ willingness to lend to corporations remained strong. As such, the credit sector outperformed comparable-duration Treasuries by 311 basis points (“bps”), with financial names being among the best performers (Barclays Bank PLC).
The portfolio’s sector allocations did not change dramatically throughout the year. We remained overweight in mortgage securities, slightly overweight in agency debentures and modestly underweight in corporate bonds.
From a ratings perspective, lower credit-quality issues outperformed AAA issues, as investors looked to add incremental risk and yield to their portfolios. Specifically, A and BBB securities produced 224 and 501 bps of excess returns versus duration-neutral AAA issues (Barclays Bank PLC). The Portfolio’s underweight in the BBB segment of the market was a slight detractor from performance for the period.
The portfolio’s duration ended the year at 4.25 years compared to 4.40 years for the benchmark.
The portfolio does not hold non-cash derivatives (futures, options, swaps), therefore, there are no applicable comments pertaining to their performance.
Douglas S. Swanson
Portfolio Manager
J.P. Morgan Investment Management Inc.

Transamerica Funds	Annual Report 2010

Transamerica JPMorgan Core Bond

(unaudited)
Average Annual Total Return for Periods Ended 10/31/2010

		10 Years or
	1 Year	Life of Fund	Inception Date

Class I2 (NAV)	8.16%	7.11%	07/01/2009
Barclays Capital U.S. Aggregate Bond*	8.01%	9.29%	07/01/2009
NOTES

*	The Barclays Capital U.S. Aggregate Bond Index (“Barclays Capital U.S. Aggregate Bond”) is an unmanaged index used as a general measure of market performance. Calculations assume dividends and capital gains are reinvested and do not include any managerial expenses. The 10 Years or Life of Fund calculation is based on the inception date of the fund. You cannot invest directly in an index.
The performance data presented represents past performance; future results may vary. Performance data does not reflect the deduction of taxes that would be paid on fund distributions or the redemption of fund shares. Investment return and principal value will fluctuate so that an investor’s shares, when redeemed, may be worth more or less than their original cost. Current performance may be lower or higher than performance quoted. Please see www.transamericafunds.com for performance data current to the most recent month-end. Net Asset Value (“NAV”) returns include the reinvestment of dividends and capital gains. Fund shares are sold without a sales load.
Performance figures may reflect fee waivers and/or expense reimbursements by the Investment Adviser. Without such waivers and/or reimbursements, the performance would be lower. Future waivers and/or reimbursements are at the discretion of the Investment Adviser.
This material must be preceded or accompanied by a current prospectus, which includes specific contents regarding the investment objectives and policies of this fund. This fund is only available in Class I2 shares, which are not available for direct investment by the public.

Transamerica Funds	Annual Report 2010

Transamerica JPMorgan International Bond

(unaudited)
MARKET ENVIRONMENT
The end of 2009 and beginning of 2010 showed a steady improvement in economic data and signs of corporate strength as evidenced by earnings and trends in credit-rating migration. November and December were both “taking risk on” months, and Treasuries sold off as a consequence. Nevertheless, market actors expressed concern about the economic outlook as the effects of fiscal stimulus began to fade.
In the first quarter and early second quarter, the solvency of Greece and other peripheral European sovereigns came under intense scrutiny, prompting the European Central Bank (“ECB”) to announce an emergency €750 billion rescue package jointly with the International Monetary Fund. However, this “shock and awe” tactic provided only temporary relief to the markets, with the spreads of peripheral European sovereign debt over German debt soon reaching new wides and other risky assets (high yield bonds, emerging market debt and equities) selling off in sympathy worldwide. At the same time, relatively riskless instruments, such as Treasuries and government bonds performed very strongly.
The effect of the sovereign stress became so severe that the ECB further announced it would publish the results of bank stress tests in July in an attempt to assuage fears about the health of European banks with large exposures to peripheral debt. Despite the skepticism of commentators about the methodology used, the markets responded positively to the news that all but a small handful of European banks were adequately capitalized and that even in the worst case, bail-out costs would be manageable in scale. This, plus ultra-loose monetary policy globally, not least the ongoing commitment of the ECB to purchase peripheral debt, allowed risk appetite to reappear in the third quarter.
An unusual situation emerged where both risky assets and relatively risk-free assets rallied simultaneously in response to the promise of ultra-loose monetary policy on an open-ended time horizon. Equity markets developed strongly, corporate bond spreads tightened, particularly in high yield, and at the same time, AAA-rated government bond yields descended to levels only previously seen at the nadir of the crisis in late 2008 to early 2009. This was enhanced by the expectation of further quantitative easing from the U.S. Federal Reserve Board. However, towards the end of the period, there were signs that the rally was running out of steam as the effect of this anticipation waned and renewed concerns about the lack of clear recovery set in.
PERFORMANCE
For the year ended October 31, 2010, Transamerica JPMorgan International Bond Class I2 returned 8.54%. By comparison its benchmark, the JPMorgan Government Bond ex-U.S. unhedged Index, returned 8.00%.
STRATEGY REVIEW
Transamerica JPMorgan International Bond outperformed its benchmark in the twelve months ended October 31, 2010. The portfolio was long on headline duration for much of the year, with the exception of a period during the summer. The portfolio was short on euro bonds throughout the second quarter, which greatly benefited the performance. Early in the year, we were short on the U.K. versus long E.U. in 10-year maturities, which contributed strongly to performance, owing to the extreme uncertainty at the time about U.K. public finances, growth outlook and sovereign credit rating. Late in the second quarter and into the third, the portfolio was long U.K. versus short E.U. on the basis of reduced gilt supply and the newly elected U.K. government’s far greater commitment to fiscal retrenchment. Despite the flight-to-quality bid for German bonds arising from peripheral weakness, this trade performed well, as U.K. growth figures proved stronger than expected. Returns were enhanced by adding an outright long U.K. duration position in the third quarter. We have introduced yield-curve flatteners in countries where rates will be on hold for the foreseeable future and investors; therefore, will roll up the curve in search of yield.
The portfolio maintained an overweight in investment-grade corporate credit, particularly in financials, throughout the twelve months. While there have been both “risk on” and “risk off” periods in the past year, the former has predominated and credit spreads have progressively tightened. The portfolio also benefited from its unhedged exposures to the Brazilian real, Mexican peso, Indonesian rupiah and South Korean won, all of which performed strongly versus the U.S. dollar over the year, supported by strong investor sentiment towards emerging market debt.
Jon B. Jonsson
Portfolio Manager
J.P. Morgan Investment Management Inc.

Transamerica Funds	Annual Report 2010

Transamerica JPMorgan International Bond

(unaudited)
Average Annual Total Return for Periods Ended 10/31/2010

		10 Years or
	1 Year	Life of Fund	Inception Date

Class I2 (NAV)	8.54%	8.41%	12/06/2005
JPMorgan Gov Bond ex US unhedged*	8.00%	9.27%	12/06/2005
NOTES

*	The JPMorgan Government Bond Index ex-U.S. unhedged (“JPMorgan Gov Bond ex US unhedged”) is an unmanaged index used as a general measure of market performance. Calculations assumed dividends and capital gains are reinvested and do not include any managerial expenses. The 10 Years or Life of Fund calculation is based on the inception date of the fund. You cannot invest directly in an index.
The performance data presented represents past performance; future results may vary. Performance data does not reflect the education of taxes that would be paid on fund distributions or the redemption of fund shares. Investment return and principal value will fluctuate so that an investor’s shares, when redeemed, may be worth more or less than their original cost. Current performance may be lower or higher than performance quoted. Please see www.transamericafunds.com for performance data current to the most recent month-end. Net Asset Value (“NAV”) returns include the reinvestment of dividends and capital gains. Fund shares are sold without a sales load.
Performance figures may reflect fee waivers and/or expense reimbursements by the Investment Adviser. Without such waivers and/or reimbursements, the performance would be lower. Future waivers and/or reimbursements are at the discretion of the Investment Adviser.
This material must be preceded or accompanied by a current prospectus, which includes specific contents regarding the investment objectives and policies of this fund. This fund is only available in Class I2 shares, which are not available for direct investment by the public.

Transamerica Funds	Annual Report 2010

Transamerica JPMorgan Mid Cap Value

(unaudited)
MARKET ENVIRONMENT
Despite economic and political uncertainty dominating the headlines, U.S. equity markets continued to post robust gains over the past twelve months. After a shaky start in October, stocks finished 2009 on a high note as solid third-quarter earnings results and increased earnings expectations for 2010 were key underpinnings of the continued strength in equities. Markets walked on shaky ground at the turn of the calendar, with most of the weakness attributable to events overseas as ongoing concerns about Greece’s inability to roll over maturing debt caused further investor anxiety. However, a contingent support plan for the Greek government, continued strength in U.S. corporate profits and the Federal Reserve Board (“Fed”) reiterating that interest rates will remain at very low levels for an extended period helped propel equity markets to double-digit gains through mid-April.
Fear returned to the U.S. equity markets in late April as a flood of negative news surrounding the sovereign debt situation in Europe and May’s “flash crash,” along with continued political and regulatory uncertainty, particularly within the financial sector, all contributed to increased market volatility. In addition, markets were further pressured by slowing growth in China as well as increased talk of a “double-dip” recession in the U.S. and Europe. While September and October historically have been difficult months for equity investors, markets rallied on additional statements from the Fed that it is prepared “to provide additional accommodation” if needed to further support the economic recovery.
PERFORMANCE
For the year ended October 31, 2010, Transamerica JPMorgan Mid Cap Value Class I2 returned 25.08%. By comparison, its benchmark, the Russell Midcap® Value Index, returned 27.49%.
STRATEGY REVIEW
Transamerica JPMorgan Mid Cap Value underperformed its benchmark, the Russell Midcap® Value Index, for the year ended October 31, 2010, due mostly to stock selection in the healthcare and financial sectors. The portfolio’s stock selection in the industrials and information technology sector contributed to performance.
A top detractor from performance was Gannett Co., Inc. The company publishes 83 daily U.S. newspapers, including USA TODAY. Gannett Co., Inc. continues to see declines in publishing revenues. Despite this, the company has managed to increase operating margins through increased operating efficiencies and lower newsprint prices. Another detractor from performance was BancorpSouth, Inc., a bank holding company serving customers in the Southeastern United States. The company reported disappointing earnings results driven mostly by higher-than-anticipated loan losses. BancorpSouth, Inc. is viewed as one of the highest-quality banks in the region, given the company’s above-average tangible common equity ratio and continued growth in deposits.
On the upside, Albemarle Corp., a specialty chemical company, was a top contributor to performance. The company operates through three segments: polymer solutions, catalysts and fine chemicals. Shares advanced as all three business segments continued to recover from the global economic slowdown. Another top contributor to performance was Tyco Electronics Ltd., a global provider of engineered electronic components, network solutions, specialty products and undersea telecommunication systems. The company is executing on its aggressive restructuring initiatives undertaken during the downturn as volumes have recovered and profit margins have improved significantly.
The portfolio’s strategy is based on the premise that stock selection, focused on undervalued mid-cap companies with durable franchises that are led by strong management teams, should generate consistent returns with lower levels of volatility over the long term. We set out to accomplish this goal by investing in businesses with relatively lower levels of cyclicality that maximize the probability of consistent earnings and free cash-flow generation. Despite different investment styles/themes coming in and going out of favor, we have not wavered in what is important to us and continue to implement the same disciplined investment process.
Gloria Fu, CFA
Lawrence Playford, CFA, CPA
Jonathan K.L. Simon
Co-Portfolio Managers
J.P. Morgan Investment Management Inc.

Transamerica Funds	Annual Report 2010

Transamerica JPMorgan Mid Cap Value

(unaudited)
Average Annual Total Return for Periods Ended 10/31/2010

		10 Years or
	1 Year	Life of Fund	Inception Date

Class I2 (NAV)	25.08%	3.69%	11/15/2005
Russell Midcap® Value *	27.49%	3.05%	11/15/2005
NOTES

*	The Russell Midcap® Value Index (“Russell Midcap® Value“) is an unmanaged index used as a general measure of market performance. Calculations assume dividends and capital gains are reinvested and do not include any managerial expenses. The 10 Years or Life of Fund calculation is based on the inception date of the fund. You cannot invest directly in an index.
The performance data presented represents past performance; future results may vary. Performance data does not reflect the deduction of taxes that would be paid on fund distributions or the redemption of fund shares. Investment return and principal value will fluctuate so that an investor’s shares, when redeemed, may be worth more or less than their original cost. Current performance may be lower or higher than performance quoted. Please see www.transamericafunds.com for performance data current to the most recent month-end. Net Asset Value (“NAV”) returns include the reinvestment of dividends and capital gains. Fund shares are sold without a sales load.
Performance figures may reflect fee waivers and/or expense reimbursements by the Investment Adviser. Without such waivers and/or reimbursements, the performance would be lower. Future waivers and/or reimbursements are at the discretion of the Investment Adviser.
This material must be preceded or accompanied by a current prospectus, which includes specific contents regarding the investment objectives and policies of this fund. This fund is only available in Class I2 shares, which are not available for direct investment by the public.

Transamerica Funds	Annual Report 2010

Transamerica Loomis Sayles Bond

(unaudited)
MARKET ENVIRONMENT
The recovery has paced along since the fall of last year and despite recurring pockets of volatility along the way a “double dip” recession was avoided. This year has favored supply, with demand remaining strong for new issues, helping to improve credit spreads among corporates, as businesses generally favored using funds for refinancing purposes. Interest rates have moved lower over the period, driven by consistent policy language by the Federal Reserve Board favoring continued easing. With interest rates on the short end of the yield curve anchored near zero, investors’ reach for yield has favored longer duration issues this year, a move which has aided the flattening of the curve. Riskier assets in general were favored by investors over the year and helped drive returns among corporates and Commerical Mortgage-Backed Securities (“CMBS”).
Emerging nations have and may continue to enjoy robust growth, especially those tethered to the China growth story, but many developed countries will rely on an appropriate mix of policy initiatives to continue growing. The U.S. faces multiple policy challenges, some of which are home grown and others which are shared with our global neighbors. Uncertainty over policy risk is currently a major theme in the capital markets.
For businesses, despite liquid balance sheets, strong profit growth and access to cheap capital, many businesses have been reluctant to hire and invest. Given pent up demand, successful policy initiatives that can unlock this potential spending represent an upside “risk” to our forecast.
For U.S. consumers, we believe policies regarding housing and taxation are critical. Consumers suffered a large drop in wealth from housing and the stock market during the recession. Home prices appear to be bottoming, but we do not see a significant rise in prices as we believe the market still has to absorb foreclosure supply. The outlook could improve if policies were enacted to help clear the pipeline. Consumers have been busy deleveraging throughout the year, but much of that has been done through defaults or by not taking on new debt.
With little worry that growth or inflation will suddenly spike up near term, we think bond yields in the U.S., Europe, Japan, and possibly elsewhere, will likely remain low for the next several quarters. Central banks are unlikely to hike short rates and the long end typically benefits from demand for yield in a world of savings gluts. We believe the general level of yields will remain low, but volatile on the perceived success or failure of various policy initiatives, including actions to address some aspects of the crisis in Europe. The upcoming elections in the U.S. may only add to the volatility.
PERFORMANCE
For the year ended October 31, 2010, Transamerica Loomis Sayles Bond Class I2 returned 18.69%. By comparison, its benchmark, the Barclays Capital U.S. Government Credit/Bond Index, returned 8.48%.
STRATEGY REVIEW
The portfolio experienced strong performance over the past year aided largely by strong security selection and positive sector allocation as the markets moved towards recovery. Our relative overweight in high yield credit contributed significantly to relative performance as investors reaching for yield amid an environment of continued low rates were drawn to riskier assets throughout much of the year. The portfolio’s out of benchmark allocation to non U.S. dollar denominated bonds also proved beneficial to performance. Growth has been robust over the past year in developing and commodity rich nations and our exposure to Mexico, Indonesia, Brazil and Canada have resulted in strong gains for the portfolio. Our underweight to U.S. Treasuries, Agencies, and AAA rated credit generally proved additive to relative performance as interest rates have remained low and the attraction of risk premiums have favored other investment classes.
Within high yield corporates, our propensity for lower coupon longer duration high yield holdings also provided a boost to excess return as low interest rates had many investors favoring the longer end of the yield curve. High yield issuers have taken advantage of strong demand in the primary markets over the past year to refinance, which has helped the default rate trend to the lower single digits.
CMBS has been a top performing sector this past year, as scarce supply was met with strong demand by investors seeking investment grade credits with yield. Spreads in the sector have tightened significantly and outlook has improved while the progression of underlying fundamentals has seen marginal gains but still has a ways to go. Our CMBS exposure remains skewed towards higher quality issues. The convertibles in the portfolio have performed well over the past year.
We maintain our overweight to corporate bonds relative to U.S. Treasuries as we believe strong relative value remains at an improved risk/reward relationship. Liquidity has improved throughout the year and along with a steady new issue market, we have been able to take advantage of selectively adding to the portfolio when opportunity has arisen as well as trimming exposure to credits that we believe have reached full value. Our non U.S. dollar exposure remains focused on commodity rich countries that we believe offer high relative value as global growth remains strong. With around 240 issues currently in the portfolio we remain well diversified in order to take advantage of both attractive price opportunities as they present themselves and longer term market trends going forward.
Kathleen C. Gaffney, CFA
Matthew J. Eagan, CFA
Daniel J. Fuss, CFA, CIC
Elaine M. Stokes
Co-Portfolio Managers
Loomis, Sayles & Company, L.P.

Transamerica Funds	Annual Report 2010

Transamerica Loomis Sayles Bond

(unaudited)
Average Annual Total Return for Periods Ended 10/31/2010

		10 Years or
	1 Year	Life of Fund	Inception Date

Class I2 (NAV)	18.69%	8.95%	01/03/2007
Barclays Capital U.S. Government/Credit Bond*	8.48%	6.86%	01/03/2007
NOTES

*	The Barclays Capital U.S. Government/Credit Bond Index (“Barclays Capital U.S. Government/Credit Bond”) is an unmanaged index used as a general measure of market performance. Calculations assume dividends and capital gains are reinvested and do not include any managerial expenses. The 10 Years or Life of Fund calculation is based on the inception date of the fund. You cannot invest directly in an index.
The performance data presented represents past performance; future results may vary. Performance data does not reflect the deduction of taxes that would be paid on fund distributions or the redemption of fund shares. Investment return and principal value will fluctuate so that an investor’s shares, when redeemed, may be worth more or less than their original cost. Current performance may be lower or higher than performance quoted. Please see www.transamericafunds.com for performance data current to the most recent month-end. Net Asset Value (“NAV”) returns include the reinvestment of dividends and capital gains. Fund shares are sold without a sales load.
Performance figures may reflect fee waivers and/or expense reimbursements by the Investment Adviser. Without such waivers and/or reimbursements, the performance would be lower. Future waivers and/or reimbursements are at the discretion of the Investment Adviser.
International investing involves special risks including currency fluctuations, political instability, and different financial accounting standards. This material must be preceded or accompanied by a current prospectus, which includes specific contents regarding the investment objectives and policies of this fund. This fund is only available in Class I2 shares, which are not available for direct investment by the public.

Transamerica Funds	Annual Report 2010

Transamerica Morgan Stanley Emerging Markets Debt
(formerly, Transamerica Van Kampen Emerging Markets Debt)

(unaudited)
MARKET ENVIRONMENT
Emerging market debt performance was supported by solid fundamentals toward the end of 2009. Economic recovery appeared to be underway and financial risks were removed from the system. This was a period of consolidation in the wake of the financial crises of 2008, not only from an economic point of view, but also from an asset performance point of view with a more “normal” rate of return (that is, single-digit or low double-digit annualized returns).
The first quarter of 2010 was a good period for fixed income assets, which were supported by a positive macro backdrop of generally benign economic data and unchanged monetary policy in the largest world economies. In addition, important policy decisions influenced global markets including the passage of health care reform in the U.S. and Europe’s coordinated response to fiscal crises in its peripheral markets. Against this backdrop, emerging market debt strongly outperformed developed fixed income markets in the first quarter. This trend we believe will continue given emerging economies’ more pronounced recovery and robust fundamentals. Flows into emerging market bonds reached record levels, bolstered by the outperformance of emerging market economies and by investors’ search for higher-yielding assets.
Financial markets were choppy during the second quarter of 2010, as investors focused on the unfolding crisis in peripheral Europe. Worries over a double-dip recession and banking sector struggles in the developed world, as well as tighter monetary policy in certain emerging market countries overshadowed the generally strong fundamentals in the U.S. and most of the emerging world. While we believed problems in the developed markets should have limited impact in the emerging markets, we also believed that lingering uncertainty in financial markets would be increasingly likely to have a measurable impact on global macroeconomic performance, particularly on growth. That said, we viewed the movement toward normalization of monetary policy by several emerging market central banks as highlighting the relative strength of most emerging economies.
During the third quarter of 2010, the performance of emerging market debt was driven primarily by economic and policy developments in the developed world, particularly expectation for policy responses (mainly quantitative easing) to continued economic uncertainty in developed economies. Emerging market central banks slowed the pace of interest rate hikes as growth softened from very robust levels and inflation remained stable. We think the risk that emerging market countries will adopt capital controls has risen. Brazil and Thailand raised taxes on capital inflows in the third quarter. However, emerging markets continued to benefit from strong portfolio inflows, a trend that we believe is likely to be longer lasting and structural than many previously thought.
PERFORMANCE
For the year ended October 31, 2010 Transamerica Morgan Stanley Emerging Markets Debt Class I2 returned 17.16%. By comparison, its benchmark, the JPMorgan Emerging Markets Bond Index Global, returned 17.72%.
STRATEGY REVIEW
The portfolio underperformed the JPMorgan Emerging Markets Bond Global Index, mainly due to below-benchmark exposure to the Philippines, Uruguay, Lebanon, Turkey, South Africa, and Malaysia. Yield curve posture in Brazil and Mexico also detracted from relative returns. Conversely, overweight positions in Indonesia, Peru, and Ukraine; local rates exposure to Brazil and Mexico; and security selection in Argentina aided returns.
We believe global growth will soften marginally in the second half of 2010 as higher growth in the euro zone could soften the impact of lower growth in the U.S. We assign a very low probability to a double-dip recession scenario in the developed world, but we also believe markets are likely to remain volatile until there is clearer evidence supporting that view. Our strategy remains predicated on a benign growth outlook for emerging markets in the second half of this year and in 2011. Policy rates will remain lower for longer in the developed world, in our view, reflecting softer growth prospects and limited inflationary pressures, particularly in the U.S. In contrast, we believe that most emerging markets will continue raising rates in the remainder of 2010 and in 2011, albeit at a slower pace.
The implementation of another round of quantitative easing (“QE2”) by the U.S. Federal Reserve Board could end up reducing real rates to close to zero in the longer end of the U.S. Treasury yield curve and could have an impact on inflation, inflation expectations, and economic activity in the U.S. However, it is also quite likely that some of the additional liquidity produced by QE2 will find its way into emerging markets, exerting additional pressure on exchange rates, yield curves, and equity prices. Additionally, emerging markets have the distinct advantage of higher growth rates and solid sovereign balance sheets, which may make the asset class a leading destination for capital. We believe macroeconomic fundamentals in the emerging world remain robust and are not under the same pressures as the developed world. Looking ahead, we believe that developments in Europe and the U.S. will continue to drive emerging debt markets; however, contagion of risks from developed to emerging markets through more fundamental channels (global capital and trade flows) remain less apparent at this point.
While the global backdrop remains supportive, our valuation models suggest that emerging market debt is near fair value. Many of the “good stories” in the emerging markets have been recognized by the market and are no longer undervalued by our measures. As such, we believe that some credits will remain constrained by stretched valuations. However, our models indicate that numerous lower credit quality countries experiencing positive rates of change still warrant an overweight position.
Eric J. Baurmeister
Federico L. Kaune
Co-Portfolio Managers
Morgan Stanley Investment Management Inc.

Transamerica Funds	Annual Report 2010

Transamerica Morgan Stanley Emerging Markets Debt
(formerly, Transamerica Van Kampen Emerging Markets Debt)

(unaudited)
Average Annual Total Return for Periods Ended 10/31/2010

			10 Years or
	1 Year	5 Years	Life of Fund	Inception Date

Class I2 (NAV)	17.16%	8.99%	9.08%	11/08/2004
JPMorgan Emerging Markets Bond Global*	17.72%	9.87%	10.01%	11/08/2004
NOTES

*	The JPMorgan Emerging Markets Bond Index Global (“JPMorgan Emerging Markets Bond Global”) is an unmanaged index used as a general measure of market performance. Calculations assume dividends and capital gains are reinvested and do not include any managerial expenses. The 10 Years or Life of Fund calculation is based on the inception date of the fund. You cannot invest directly in an index.
The performance data presented represents past performance; future results may vary. Performance data does not reflect the deduction of taxes that would be paid on fund distributions or the redemption of fund shares. Investment return and principal value will fluctuate so that an investor’s shares, when redeemed, may be worth more or less than their original cost. Current performance may be lower or higher than performance quoted. Please see www.transamericafunds.com for performance data current to the most recent month-end. Net Asset Value (“NAV”) returns include the reinvestment of dividends and capital gains. Fund shares are sold without a sales load.
Performance figures may reflect fee waivers and/or expense reimbursements by the Investment Adviser. Without such waivers and/or reimbursements, the performance would be lower. Future waivers and/or reimbursements are at the discretion of the Investment Adviser.
International investing involves special risks including currency fluctuations, political instability, and different financial accounting standards. This material must be preceded or accompanied by a current prospectus, which includes specific contents regarding the investment objectives and policies of this fund. This fund is only available in Class I2 shares, which are not available for direct investment by the public.

Transamerica Funds	Annual Report 2010

Transamerica Morgan Stanley Mid-Cap Growth
(formerly, Transamerica Van Kampen Mid-Cap Growth)

(unaudited)
MARKET ENVIRONMENT
Concerns about the pace of global economic growth dominated equity markets in the twelve months ended October 31, 2010. Continued weakness in jobs and real estate data in the U.S. and a potential sovereign debt crisis in several peripheral European countries ignited fears of a double-dip recession in the developed world. Investors fled risky assets for gold and Treasury securities, causing higher levels of volatility and more muted returns in the U.S. equity market than had been seen in 2009. However, beginning in September 2010, investor expectations shifted on the prospect of a second round of quantitative easing (a process of purchasing bonds on the open market to lower long-term borrowing costs) by the Federal Reserve Board. As the chances of a double-dip recession appeared to diminish, stocks rallied through the end of the period.
We have seen a lot of volatility in the marketplace in the past year, and the market’s future prospects remain unclear from both a top-down and bottom-up perspective. Nonetheless, as we enter the final months of the year we remain optimistic. We continue to focus on identifying high-quality companies with sustainable competitive advantages that are not linked to a specific macroeconomic forecast. We maintain our long-term perspective and look to capitalize on compelling opportunities within the marketplace to upgrade the portfolio.
PERFORMANCE
For the year ended October 31, 2010, Transamerica Morgan Stanley Mid-Cap Growth Class I2 returned 36.64%. By comparison its benchmark, the Russell Midcap® Growth Index, returned 28.03%.
STRATEGY REVIEW
The investment team looks for high-quality growth companies that have these attributes: sustainable competitive advantages; business visibility; rising return on invested capital; free cash flow; and a favorable risk/reward profile. We find these companies through intense fundamental research. Our emphasis is on secular growth, and as a result short-term market events are not as meaningful in the stock selection process.
The portfolio’s relative outperformance was driven by positive results from stock selection and an overweight in the consumer discretionary sector, where exposure to the leisure industry led performance. Stock selection in technology also contributed, although an underweight in the sector slightly detracted from relative gains. The computer services software and systems industry was the chief performance driver. Both stock selection and an underweight in utilities were advantageous to relative performance. Within the sector, the telecommunications industry was the most additive.
However, other investments had a negative effect on relative performance. Stock selection in energy was the largest detractor, despite the benefit of an overweight there. Within the sector, natural gas producers were the main area of weakness. Both stock selection and an overweight in financial services were detrimental to relative performance, with underperformance primarily in the diversified financial services industry. Although an overweight in the producer durables sector had a positive influence on relative performance, it was more than offset by unfavorable stock selection there, most notably in the commercial services segment.
Dennis P. Lynch
David S. Cohen
Sam G. Chainani
Alexander T. Norton
Jason C. Yeung
Armistead B. Nash
Co-Portfolio Managers
Morgan Stanley Investment Management Inc.

Transamerica Funds	Annual Report 2010

Transamerica Morgan Stanley Mid-Cap Growth
(formerly, Transamerica Van Kampen Mid-Cap Growth)

(unaudited)
Average Annual Total Return for Periods Ended 10/31/2010

		10 Years or
	1 Year	Life of Fund	Inception Date

Class I2 (NAV)	36.64%	7.28%	01/03/2006
Russell Midcap® Growth*	28.03%	3.06%	01/03/2006
NOTES

*	The Russell Midcap® Growth Index (“Russell Midcap® Growth”) is an unmanaged index used as a general measure of market performance. Calculations assume dividends and capital gains are reinvested and do not include any managerial expenses. The 10 Years or Life of Fund calculation is based on the inception date of the fund. You cannot invest directly in an index.
The performance data presented represents past performance; future results may vary. Performance data does not reflect the deduction of taxes that would be paid on fund distributions or the redemption of fund shares. Investment return and principal value will fluctuate so that an investor’s shares, when redeemed, may be worth more or less than their original cost. Current performance may be lower or higher than performance quoted. Please see www.transamericafunds.com for performance data current to the most recent month-end. Net Asset Value (“NAV”) returns include the reinvestment of dividends and capital gains. Fund shares are sold without a sales load.
Performance figures may reflect fee waivers and/or expense reimbursements by the Investment Adviser. Without such waivers and/or reimbursements, the performance would be lower. Future waivers and/or reimbursements are at the discretion of the Investment Adviser.
This material must be preceded or accompanied by a current prospectus, which includes specific contents regarding the investment objectives and policies of this fund. This fund is only available in Class I2 shares, which are not available for direct investment by the public.

Transamerica Funds	Annual Report 2010

Transamerica Morgan Stanley Small Company Growth
(formerly, Transamerica Van Kampen Small Company Growth)

(unaudited)
MARKET ENVIRONMENT
Concerns about the pace of global economic growth dominated equity markets in the twelve months ended October 31, 2010. Continued weakness in jobs and real estate data in the U.S. and a potential sovereign debt crisis in several peripheral European countries ignited fears of a double-dip recession in the developed world. Investors fled risky assets for gold and Treasury securities, causing higher levels of volatility and more muted returns in the U.S. equity market than had been seen in 2009. However, beginning in September 2010, investor expectations shifted on the prospect of a second round of quantitative easing (a process of purchasing bonds on the open market to lower long-term borrowing costs) by the Federal Reserve Board. As the chances of a double-dip recession appeared to diminish, stocks rallied through the end of the period.
We have seen a lot of volatility in the marketplace in the past year, especially in the small-cap segment, and the market’s future prospects remain unclear from both a top-down and bottom-up perspective. Nonetheless, as we enter the final months of the year we remain optimistic. We continue to focus on identifying high-quality companies with sustainable competitive advantages that are not linked to a specific macro economic forecast. We maintain our long-term perspective and look to capitalize on compelling opportunities within the marketplace to upgrade the portfolio.
PERFORMANCE
For the year ended October 31, 2010, Transamerica Morgan Stanley Small Company Growth Class I2 returned 24.04%. By comparison, its benchmark, the Russell 2000® Growth Index, returned 28.67%.
STRATEGY REVIEW
The investment team looks for high-quality growth companies that have these attributes: sustainable competitive advantages; business visibility; rising return on invested capital; free cash flow; and a favorable risk/reward profile. We find these companies through intense fundamental research. Our emphasis is on secular growth, and as a result short-term market events are not as meaningful in the stock selection process.
The portfolio’s underperformance relative to the Russell 2000® Growth Index was driven by stock selection and an underweight in the technology sector. Within the sector, performance lagged most significantly in the computer technology industry. Stock selection in health care also dampened relative performance, though it was slightly offset by relative gains from an underweight to the sector. The health care services industry was the sector’s leading detractor. Further relative losses came from the energy sector, where stock selection and underweight in the sector were disadvantageous. The portfolio’s exposure to natural gas producers was the main area of the weakness.
Despite the portfolio’s underperformance, there were sectors that contributed positively to relative returns during the period. Stock selection and an underweight in producer durables had the largest positive effect on relative performance, driven by the back office support, human resources, and consulting industry. In the materials and processing sector, both stock selection and an overweight there added to outperformance. The sector’s gain was supported largely by the diversified metals and minerals industry. Finally, although an overweight in the utilities sector was somewhat detrimental to relative performance, stock selection was favorable, with a positive contribution from the miscellaneous utilities industry.
Dennis P. Lynch
David S. Cohen
Sam G. Chainani
Alexander T. Norton
Jason C. Yeung
Armistead B. Nash
Co-Portfolio Managers
Morgan Stanley Investment Management Inc.

Transamerica Funds	Annual Report 2010

Transamerica Morgan Stanley Small Company Growth
(formerly, Transamerica Van Kampen Small Company Growth)

(unaudited)
Average Annual Total Return for Periods Ended 10/31/2010

			10 Years or
	1 Year	5 Years	Life of Fund	Inception Date

Class I2 (NAV)	24.04%	3.17%	4.74%	11/08/2004
Russell 2000® Growth *	28.67%	3.99%	4.48%	11/08/2004
NOTES

*	The Russell 2000® Growth Index (“Russell 2000® Growth”) is an unmanaged index used as a general measure of market performance. Calculations assume dividends and capital gains are reinvested and do not include any managerial expenses. The 10 Years or Life of Fund calculation is based on the inception date of the fund. You cannot invest directly in an index.
The performance data presented represents past performance; future results may vary. Performance data does not reflect the deduction of taxes that would be paid on fund distributions or the redemption of fund shares. Investment return and principal value will fluctuate so that an investor’s shares, when redeemed, may be worth more or less than their original cost. Current performance may be lower or higher than performance quoted. Please see www.transamericafunds.com for performance data current to the most recent month-end. Net Asset Value (“NAV”) returns include the reinvestment of dividends and capital gains. Fund shares are sold without a sales load.
Performance figures may reflect fee waivers and/or expense reimbursements by the Investment Adviser. Without such waivers and/or reimbursements, the performance would be lower. Future waivers and/or reimbursements are at the discretion of the Investment Adviser.
Investing in small cap stocks generally involves greater risks so an investment in the Fund may not be appropriate for everyone. This material must be preceded or accompanied by a current prospectus, which includes specific contents regarding the investment objectives and policies of this fund. This fund is only available in Class I2 shares, which are not available for direct investment by the public.

Transamerica Funds	Annual Report 2010

Transamerica Neuberger Berman International

(unaudited)
MARKET ENVIRONMENT
A strong final three months helped international markets, as measured by the Morgan Stanley Capital International-Europe, Australasia, Far East Index (“MSCI-EAFE”), to a solid gain for the twelve month period ended October 31, 2010. Gains were widespread, with nearly all sectors and countries posting positive returns. Singapore posted the strongest gains in the MSCI-EAFE, followed by Denmark, and Sweden. Greece was the worst performing country, followed by Ireland, Spain, Italy, and Portugal; these were the only countries to decline over the period. By sector, Materials, Consumer Discretionary, Industrials, and Consumer Staples were the best performers. Financials were the worst performing sector in the Index, posting a slightly negative return. For the fiscal year, the MSCI-EAFE underperformed both the Standard & Poor’s 500 Composite Stock Index and the Morgan Stanley Capital International Emerging Markets Index.
PERFORMANCE
For the year ended October 31, 2010, Transamerica Neuberger Berman International Class I2 returned 19.16%. By comparison, its benchmark, the MSCI-EAFE, returned 8.82%.
STRATEGY REVIEW
The fund significantly outperformed the MSCI-EAFE over the period.
The Financials sector was the strongest contributor, driven by strong stock selection. Materials and Information Technology holdings were also beneficial to the fund’s relative return. The Health Care and Consumer Staples sectors were the only two sector detractors from relative performance, with fund holdings underperforming the benchmark in each case. Stock selection in Utilities was also weak; however, this was offset by a significant underweight to the underperforming sector (the fund ended with no exposure to the sector).
From a country perspective, Canada was the strongest relative contributor, as the fund benefited from significant exposure to the country which is not part of the MSCI-EAFE. Japan and the United Kingdom (“UK”) also provided strong relative returns based on strong stock selection. Australia and Hong Kong were the two most significant detractors from fund performance.
The second largest position in the portfolio, Hyundai Mobis, a Korean automobile parts and equipment manufacturer was the strongest contributor over the period as the company continued to benefit from Hyundai and Kia Motor’s market share gains.
The third largest position in the portfolio, Canadian technology company MacDonald Dettwiler and Associates, Ltd. experienced strong growth in its Systems business, and provided the second biggest contribution to relative returns.
Pacific Rubiales, an international oil and gas company with operations in South America, was up on the back of strong production growth and continued exploration success in its Quifa field; there were also positive developments on enhanced oil recovery process negotiations with Ecopetrol, the Columbian state oil company.
The fund’s three largest individual detractors were Health Care companies Ipsen SA, iSoft Group, and Nobel Biocare.
Ipsen SA, a French specialty pharmaceuticals company, focused on oncology, neurology and endocrinology, announced a twelve to eighteen month delay on Taspoglutide (a diabetes drug) due to hypersensitivity reactions noted in Phase III clinical trials. The stock was under review at the end of the period.
iSoft Group, an Australian developer of software for the health care sector, declined when the company disclosed that the new UK leadership (resulting from the recent UK elections) would postpone implementation of a software rollout in England. We sold out of the position on concerns of the lack of cost visibility and increasing balance sheet risk.
Nobel Biocare is one of the two largest manufacturers of dental implants, alongside Straumann. We eliminated the position, as despite several management changes, the company was unable to combat declining growth rates and market share losses.
Benjamin Segal, CFA
Portfolio Manager
Neuberger Berman Management LLC

Transamerica Funds	Annual Report 2010

Transamerica Neuberger Berman International

(unaudited)
Average Annual Total Return for Periods Ended 10/31/2010

		10 Years or
	1 Year	Life of Fund	Inception Date

Class I2 (NAV)	19.16%	1.67%	12/06/2005
MSCI-EAFE*	8.82%	2.94%	12/06/2005
NOTES

*	The Morgan Stanley Capital International — Europe, Australasia, Far East Index (“MSCI-EAFE”) is an unmanaged index used as a general measure of market performance. Calculations assume dividends and capital gains are reinvested and do not include any managerial expenses. The 10 Years or Life of Fund calculation is based on the inception date of the fund. You cannot invest directly in an index.
The performance data presented represents past performance; future results may vary. Performance data does not reflect the deduction of taxes that would be paid on fund distributions or the redemption of fund shares. Investment return and principal value will fluctuate so that an investor’s shares, when redeemed, may be worth more or less than their original cost. Current performance may be lower or higher than performance quoted. Please see www.transamericafunds.com for performance data current to the most recent month-end. Net Asset Value (“NAV”) returns include the reinvestment of dividends and capital gains. Fund shares are sold without a sales load.
Performance figures may reflect fee waivers and/or expense reimbursements by the Investment Adviser. Without such waivers and/or reimbursements, the performance would be lower. Future waivers and/or reimbursements are at the discretion of the Investment Adviser.
International investing involves special risks including currency fluctuations, political instability, and different financial accounting standards. This material must be preceded or accompanied by a current prospectus, which includes specific contents regarding the investment objectives and policies of this fund. This fund is only available in Class I2 shares, which are not available for direct investment by the public.

Transamerica Funds	Annual Report 2010

Transamerica Oppenheimer Developing Markets

(unaudited)
MARKET ENVIRONMENT
Over the reporting period, we have seen a two speed recovery, with slow, sub-par growth in the developed world and continued rapid growth in the emerging economies. Growth rates in developed economies have been hampered by efforts to significantly reduce heavy debt burdens as a result of years of overuse of leverage by both consumers and governments. Unemployment figures remained stubbornly high and housing markets in many economies, most significantly in the United States, continued to struggle. Understandably, consumer confidence remained low. To add to the tumult, the Euro zone’s debt crisis sent markets sharply lower over the spring and summer, before rebounding in the last two months of the period. In contrast, emerging markets continued to witness very strong growth during the period. Indeed, growth was so strong that we saw a tightening of monetary policy in order to rein in growth to sustainable levels and to keep a lid on inflation. High inflation, particularly in food prices, can put great pressure on economic, political and market stability in developing nations.
PERFORMANCE
For the year ended October 31, 2010, Transamerica Oppenheimer Developing Markets Class I2 returned 32.43%. By comparison, its benchmark, the Morgan Stanley Capital International Emerging Markets Index (“MSCI-EMI”), returned 23.89%.
STRATEGY REVIEW
At period end, relative to the MSCI-EMI, the fund’s largest sector overweights were in consumer staples and information technology, which were also among the largest contributors to the fund’s outperformance during the reporting period. Within consumer staples, the major contributors to relative performance were Russian retailer Magnit OJSC and Chilean retailer Centros Comerciales Sudamericanos SA. In information technology, Indian business software and outsourcing giant Infosys Technologies, Ltd. was a major positive contributor to fund performance, as were Baidu, Inc., which gained market share in part due to Google’s difficulties in China, and High Tech Computer Corp. in Taiwan, which manufactures the Android phone.
The fund also performed well within the financials and energy sectors during the period. Within financials, the fund fared particularly well within the commercial banks subsector, where HDFC Bank Ltd. and BanColombia SA benefited performance. We gradually increased our weighting in the energy sector over the course of the reporting period and this was also a positive, as the fund substantially outperformed the MSCI-EMI in terms of stock selection, in part due to the solid performance of Russian gas producer NovaTek OAO.
During the reporting period, consumer discretionary, telecommunication services and materials detracted from performance. Within consumer discretionary, the fund’s underweight position in the automobiles and components subsector, which performed well for the MSCI-EMI, detracted from results, as did an overweight position in B2W Cia Global Do Varejo. The two laggards in telecommunication services, Orascom Telecom Holding in Egypt and Turkcell Iletisim Hizmetleri AS in Turkey, were sold during the period. The fund’s underweight position in materials, which performed well for the MSCI-EMI during the period, resulted in the underperformance within the sector.
At period end, the fund had overweight positions to the consumer staples, information technology, consumer discretionary and health care sectors; and underweight positions to the materials, financials, industrials, telecommunication services and energy sectors, and did not hold any securities within the utilities sector. On a country basis, the fund had its largest overweight positions to the United Kingdom, India, Mexico and Hong Kong, and its greatest underweight positions to Korea, China and Taiwan.
Justin Leverenz, CFA
Portfolio Manager
OppenheimerFunds, Inc.

Transamerica Funds	Annual Report 2010

Transamerica Oppenheimer Developing Markets

(unaudited)
Average Annual Total Return for Periods Ended 10/31/2010

		10 Years or
	1 Year	Life of Fund	Inception Date

Class I2 (NAV)	32.43%	14.37%	12/06/2005
MSCI-EMI *	23.89%	13.23%	12/06/2005
NOTES

*	The Morgan Stanley Capital International Emerging Markets Index (“MSCI-EMI”) is an unmanaged index used as a general measure of market performance. Calculations assume dividends and capital gains are reinvested and do not include any managerial expenses. The 10 Years or Life of Fund calculation is based on the inception date of the fund. You cannot invest directly in an index.
The performance data presented represents past performance; future results may vary. Performance data does not reflect the deduction of taxes that would be paid on fund distributions or the redemption of fund shares. Investment return and principal value will fluctuate so that an investor’s shares, when redeemed, may be worth more or less than their original cost. Current performance may be lower or higher than performance quoted. Please see www.transamericafunds.com for performance data current to the most recent month-end. Net Asset Value (“NAV”) returns include the reinvestment of dividends and capital gains. Fund shares are sold without a sales load.
Performance figures may reflect fee waivers and/or expense reimbursements by the Investment Adviser. Without such waivers and/or reimbursements, the performance would be lower. Future waivers and/or reimbursements are at the discretion of the Investment Adviser.
International investing involves special risks including currency fluctuations, political instability, and different financial accounting standards. This material must be preceded or accompanied by a current prospectus, which includes specific contents regarding the investment objectives and policies of this fund. This fund is only available in Class I2 shares, which are not available for direct investment by the public.

Transamerica Funds	Annual Report 2010

Transamerica Oppenheimer Small- & Mid-Cap Value

(unaudited)
MARKET ENVIRONMENT
During the first half of the reporting period, U.S. stocks generally continued to rally in response to an economic recovery that began early in 2009. Improving manufacturing activity and a rebound in corporate earnings helped bolster the confidence of consumers, businesses and investors, but the rebound proved more sluggish than most previous recoveries, due to stubbornly high unemployment and weakness in housing markets. Nonetheless, improving investor sentiment helped sustain a stock market rally through April 2010.
The investment climate changed significantly in May. A sovereign debt crisis arose in Europe, where Greece in particular struggled to finance its heavy debt load, focusing attention on the similar problems of European nations such as Ireland, Spain, Hungary and others. Robust economic growth in China seemed to spark local inflationary pressures, and investors worried that remedial measures might choke off a major engine of the global recovery.
PERFORMANCE
For the year ended October 31, 2010, Transamerica Oppenheimer Small- & Mid-Cap Value Class I2 returned 21.44%. By comparison, its benchmark, the
Russell 2500® Value Index (“Russell 2500® Value”), returned 26.88%.
STRATEGY REVIEW
For the twelve-month period ended October 31, 2010, the fund produced positive absolute returns with share class I2 returning 21.44%. On a relative basis, the fund underperformed the Russell 2500® Value, which returned 26.88%. During the reporting period, the fund’s underperformance stemmed primarily from weaker relative stock selection within the financials and consumer staples sectors. The fund outperformed the Russell 2500® Value within the industrials and health care sectors due to stronger relative stock selection.
While equities remained volatile in the third quarter of 2010, we began to see evidence that investors were placing greater emphasis on underlying business fundamentals. Equities closed out the period strongly, as the Standard & Poor’s 500 Composite Stock Index had one of its best September months on record, and continued to rally in October. Despite this late rally, we remain cautious regarding the complex financial and economic challenges that continue to confront investors, from concerns over European sovereign debt to the slow pace of economic growth in the developed world.
During the reporting period, the fund’s greatest relative performers on a sector basis were industrials and health care. In terms of industrials, the fund performed particularly well within the machinery subsector, as overweight positions in Wabco Holdings, Inc. and Navistar International Corp. produced strong results. The fund’s overweight position in aerospace and defense holding Goodrich Corp., which performed well during the period, also contributed positively to relative performance. Within the health care sector, an overweight position in Valeant Pharmaceuticals International, Inc. provided the bulk of the outperformance, as the stock posted a triple digit total return for the fund during the reporting period. Outside of industrials and health care, additional individual contributors to performance during the period included CMS Energy Corp., Brinker International, Inc., Intrepid Potash, Inc., Hospira, Inc. and Assurant, Inc.
During the reporting period, the greatest detractors from performance were the financials and consumer staples due to weaker relative stock selection. Within financials, the fund’s underweight position to Real Estate Investment Trusts, which performed well for the Index, was the greatest detractor to performance. The fund also underperformed within the investment banking and brokerage subsector, as overweight positions in Investment Technology Group, Inc. and E*TRADE Financial Corp. detracted from performance. The fund exited its position in Investment Technology Group by period end. In terms of consumer staples, overweight positions in Kroger Co, Molson Coors Brewing Co. and Dole Food Co., Inc. hurt relative performance.
At period end, while we remain cautious in our outlook in the near term, we are optimistic about the long-term outlook for the economy.
John Damian
Portfolio Manager
OppenheimerFunds, Inc.

Transamerica Funds	Annual Report 2010

Transamerica Oppenheimer Small- & Mid-Cap Value

(unaudited)
Average Annual Total Return for Periods Ended 10/31/2010

		10 Years or
	1 Year	Life of Fund	Inception Date

Class I2 (NAV)	21.44%	0.79%	08/01/2006
Russell 2500® Value *	26.88%	0.89%	08/01/2006
NOTES

*	The Russell 2500® Value Index (“Russell 2500® Value”) is an unmanaged index used as a general measure of market performance. Calculations assume dividends and capital gains are reinvested and do not include any managerial expenses. The 10 Years or Life of Fund calculation is based on the inception date of the fund. You cannot invest directly in an index.
The performance data presented represents past performance; future results may vary. Performance data does not reflect the deduction of taxes that would be paid on fund distributions or the redemption of fund shares. Investment return and principal value will fluctuate so that an investor’s shares, when redeemed, may be worth more or less than their original cost. Current performance may be lower or higher than performance quoted. Please see www.transamericafunds.com for performance data current to the most recent month-end. Net Asset Value (“NAV”) returns include the reinvestment of dividends and capital gains. Fund shares are sold without a sales load.
Performance figures may reflect fee waivers and/or expense reimbursements by the Investment Adviser. Without such waivers and/or reimbursements, the performance would be lower. Future waivers and/or reimbursements are at the discretion of the Investment Adviser.
Investing in small cap stocks generally involves greater risk and volatility, therefore an investment in the fund may not be appropriate for everyone. This material must be preceded or accompanied by a current prospectus, which includes specific contents regarding the investment objectives and policies of this fund. The fund is only available in Class I2 shares, which are not available for direct investment by the public.

Transamerica Funds	Annual Report 2010

Transamerica Schroders International Small Cap

(unaudited)
MARKET ENVIRONMENT
International equity markets continued to make progress over the twelve month period, with smaller companies leading the way in most regions. The Standard & Poor’s SmallCap EuroPacific Index was up 14.53% compared to a 9.7% rise in the Standard & Poor’s Large/Midcap EuroPacific Index. Currency moves have been a material factor over the period, with the Japanese yen continuing to strengthen versus the U.S. dollar, but the Euro generally weak due to well publicized concerns over the debt levels of some of the smaller European countries such as Greece, Ireland and Portugal.
Although smaller company stocks performed well overall, and were particularly strong versus larger peers in the United Kingdom and continental Europe, they lagged in Japan. The strongest sectors were materials, telecommunications and information technology, while financials, health care and utilities performed less well.
PERFORMANCE
For the year ended October 31, 2010, Transamerica Schroders International Small Cap Class I2 returned 18.29%. By comparison, its benchmark, the S&P SmallCap EuroPacific Index, returned 14.53%.
STRATEGY REVIEW
The market environment has been beneficial to the fund’s portfolio which registered a return of 18.29% over the period. Relative returns have also been strong, primarily thanks to strong stock selection in continental Europe, the United Kingdom and in Japan. In Europe, the main contribution was from stocks in the industrial, energy and consumer cyclical sectors, while in the United Kingdom selection was good in industrial, energy and consumer areas. In Japan, selection was strong, particularly in the industrial and materials sectors. Regional allocation has been a modest positive in the period due to our overweighting in the Pacific excluding Japan (even though stock selection was slightly behind in that region) and the underweight in Japan.
Our focus has continued to be upon identifying companies offering sustainable and relatively visible growth prospects, with sound balance sheets and strong management. We continue to identify many companies fitting these criteria across the different regions, and while many holdings have reached our assessment of fair value, we have found other opportunities to recycle the proceeds.
Regional allocations have changed modestly over the period. We remain relatively positive on smaller Asia excluding Japan and emerging markets, though we have switched some exposure from the former to the latter. Elsewhere, reductions in exposure to Japan and continental Europe have funded additions to the United Kingdom where we believed the prospect of fiscal retrenchment has been increasingly discounted and there have been encouraging signs of a revival in merger and acquisition activity.
Matthew Dobbs
Portfolio Manager
Schroder Investment Management North America Inc.

Transamerica Funds	Annual Report 2010

Transamerica Schroders International Small Cap

(unaudited)
Average Annual Total Return for Periods Ended 10/31/2010

		10 Years or
	1 Year	Life of Fund	Inception Date

Class I2 (NAV)	18.29%	(0.44)%	03/01/2008
S&P EPAC SmallCap*	14.53%	(3.47)%	03/01/2008
NOTES

*	The S&P SmallCap EuroPacific Index (“S&P EPAC SmallCap”) is an unmanaged index used as a general measure of market performance. Calculations assume dividends and capital gains are reinvested and do not include any managerial expenses. The 10 Years or Life of Fund calculation is based on the inception date of the fund. You cannot invest directly in an index.
The performance data presented represents past performance; future results may vary. Performance data does not reflect the deduction of taxes that would be paid on fund distributions or the redemption of fund shares. Investment return and principal value will fluctuate so that an investor’s shares, when redeemed, may be worth more or less than their original cost. Current performance may be lower or higher than performance quoted. Please see www.transamericafunds.com for performance data current to the most recent month-end. Net Asset Value (“NAV”) returns include the reinvestment of dividends and capital gains. Fund shares are sold without a sales load.
Performance figures may reflect fee waivers and/or expense reimbursements by the Investment Adviser. Without such waivers and/or reimbursements, the performance would be lower. Future waivers and/or reimbursements are at the discretion of the Investment Adviser.
International investing involves special risks including currency fluctuations, political instability, and different financial accounting standards. This material must be preceded or accompanied by a current prospectus, which includes specific contents regarding the investment objectives and policies of this fund. This fund is only available in Class I2 shares, which are not available for direct investment by the public.

Transamerica Funds	Annual Report 2010

Transamerica Third Avenue Value

(unaudited)
MARKET ENVIRONMENT
The fiscal year ended October 31, 2010, saw the lumpy and sporadic continuation of the global economy recovery reflected in most broad equity markets. Most equity indexes bottomed in March 2009 and continued upward for the remainder of the year. At the start of 2010, some doubts began to emerge about the strength and sustainability of the global recovery. The Federal Reserve Board maintained its extremely accommodative monetary policy while the U.S. government deployed proceeds from the American Recovery and Reinvestment Act of 2009. A worldwide debate between stimulus advocates and proponents of economic austerity became the prominent economic argument of the day. This argument is still being waged.
In April and May, a European debt crisis revealed itself with Greece being the first European Union country to come close to defaulting on its debt. Other European countries with debt problems included Portugal, Ireland, Italy and Spain. The European Union, with some help from the International Monetary Fund, organized a large regional stimulus program, coupled with austerity budgets in some nations with high debt to gross domestic production (“GDP”) ratios.
Throughout the year, the U.S. and Europe showed markedly high levels of unemployment and the U.S. savings rate climbed from nearly 0% before the financial crisis to over 5% today. Economic fundamentals in both the U.S. and Europe have been improving, with U.S. unemployment ticking down a bit and GDP growth positive and modestly accelerating. Equity markets recovered sharply in September and October 2010.
PERFORMANCE
For the year ended October 31, 2010, Transamerica Third Avenue Value Class I2 returned 18.53%. By comparison, its primary and secondary benchmarks, the Russell 3000® Value Index and the Morgan Stanley Capital International World Index (“MSCI World”), returned 16.40% and 13.32%, respectively.
STRATEGY REVIEW
Third Avenue Value employs a disciplined, fundamental value approach to stock selection, seeking to invest in well-managed, well-capitalized companies trading at a discount to our conservative estimate of net asset value. For the fiscal year, Third Avenue Value outperformed both the Russell 3000® Value and the MSCI World Indices.
The largest contributor to the fund’s performance was Cimarex Energy Co., up 96.9% for the year. Cimarex has had a strong year of improving operating results and growing cash flow that management has used to strengthen the company’s already solid balance sheet. Oil and gas reserves have grown more rapidly than many expected.
The second strongest contributor was Brookfield Asset Management, Inc., up 44.3% for the year. Brookfield is a well-financed, well-managed investment company with significant investments in real estate, power generation, and infrastructure. The company has opportunistically invested a substantial amount of capital in the past year-and-a-half, having participated in the reorganization of General Growth Properties (the largest U.S. real estate-related bankruptcy in history) and leading the $1.5 billion recapitalization of Babcock & Brown Infrastructure. In addition, Brookfield has gained a lot of traction within its asset management business, having raised nearly $10 billion of external capital over the past few years. We believe that Brookfield’s management team will continue to take advantage of market dislocations to create value by investing its capital alongside its partners in opportunistic investments, which should allow Brookfield to continue to increase the company’s Net Asset Value (“NAV”) for the foreseeable future.
The portfolio’s third strongest contributor was Hutchison Whampoa, Ltd., up 42.5%. Hutchison is a Hong Kong-based holding company that has a global telecommunications footprint, energy and infrastructure investments throughout the world (including substantial ownership of Canada’s Husky Energy) and is the operator of five of the world’s seven busiest container ports. Hutchison is 50% owned by Cheung Kong Holdings, which is also a portfolio holding and another of our strongest contributors for the year. In addition to its vast Hong Kong and Chinese real estate holdings, Cheung Kong has made major investments in China’s infrastructure, including a natural gas company. Chairman Li Ka-Shing has been increasing his stake in Cheung Kong, further aligning his interests with those of his shareholders.
The portfolio’s largest detractor was Investment Technology Group, Inc., down 33.9%. This New York City-based agency brokerage has struggled in 2010 due to weak global equity market volumes.
The second largest detractor from performance was The St. Joe Co, down 15.7%. In October, St. Joe was the subject of public criticism from a hedge fund manager, who claims to have been shorting the stock since 2006 and detailed his thesis in a long presentation at a New York investment conference. Our view of St. Joe is that the company has substantial real estate and cash assets, as well as attractive access to credit.
During the year we closed several positions in order to free up cash to pursue other opportunities. These sales included Brookfield Infrastructure, Derwent, Hang Lung Group, Hang Lung Properties, Montpelier Re, Power Corp., El Financial and Sapporo Holdings. During the year, we established positions in the following issuers: Cenovus Energy, KeyCorp, Resolution, Wheelock and Wilmington Trust. Cenovus, an integrated oil company, was received as a spin-off from existing position Encana. Resolution Ltd, a UK acquisition vehicle of life insurance businesses, had acquired Friends Provident and subsequently purchased the book of Axa Life. Resolution is well managed and well financed. We established toe-hold positions in regional bank and financial services companies KeyCorp and Wilmington Trust, at discounts to estimated net asset value. Although the near-term earnings outlooks were weak, we believed that future NAV growth could be achieved by expanding net interest margin, reducing loan losses and as loan demand normalized. The risks included further deterioration in the commercial real estate portfolios and the potential for dilutive equity raises. Credit quality has improved for Key; however, it has deteriorated for Wilmington, which is a now the subject of a proposed merger with M&T bank, at below our purchase price. Wheelock & Co. is a well-financed real estate investment company with valuable properties in Hong Kong in addition to some holdings in mainland China and Singapore in which we were able to establish a position at a significant discount to the NAV.
Yang Lie
Curtis R. Jensen
Kathleen K. Crawford
Co-Portfolio Managers
Third Avenue Management LLC

Transamerica Funds	Annual Report 2010

Transamerica Third Avenue Value

(unaudited)
Average Annual Total Return for Periods Ended 10/31/2010

		10 Years or
	1 Year	Life of Fund	Inception Date

Class I2 (NAV)	18.53%	(6.06)%	05/01/2007
Russell 3000® Value *	16.40%	(6.87)%	05/01/2007
MSCI World*	13.32%	(4.45)%	05/01/2007
NOTES

*	The Russell 3000® Value Index (“Russell 3000® Value “) and the Morgan Stanley Capital International World Index (“MSCI World”) are unmanaged indices used as a general measure of market performance. Calculations assume dividends and capital gains are reinvested and do not include any managerial expenses. The 10 Years or Life of Fund calculation is based on the inception date of the fund. You cannot invest directly in an index.
The performance data presented represents past performance; future results may vary. Performance data does not reflect the deduction of taxes that would be paid on fund distributions or the redemption of fund shares. Investment return and principal value will fluctuate so that an investor’s shares, when redeemed, may be worth more or less than their original cost. Current performance may be lower or higher than performance quoted. Please see www.transamericafunds.com for performance data current to the most recent month-end. Net Asset Value (“NAV”) returns include the reinvestment of dividends and capital gains. Fund shares are sold without a sales load.
Performance figures may reflect fee waivers and/or expense reimbursements by the Investment Adviser. Without such waivers and/or reimbursements, the performance would be lower. Future waivers and/or reimbursements are at the discretion of the Investment Adviser.
International investing involves special risks including currency fluctuations, political instability, and different financial accounting standards. This material must be preceded or accompanied by a current prospectus, which includes specific contents regarding the investment objectives and policies of this fund. This fund is only available in Class I2 shares, which are not available for direct investment by the public.

Transamerica Funds	Annual Report 2010

Transamerica Thornburg International Value

(unaudited)
MARKET ENVIRONMENT
The fiscal year ended October 31, 2010 was both challenging and satisfying. The subsidence of uncertainties surrounding the sovereign debt crisis in Europe and unsettling economic data here at home, along with accommodative global monetary policies, seemed to promote a renewed appetite for equity risk. This helped the late-staged turnaround in performance for our fiscal year, and culminated in the best September for the U.S. stock market in over 70 years. International markets responded as well. For U.S. investors, currency movements were an added plus, especially late in the period. Developing markets played a somewhat unusual role, experiencing slightly less volatility and more economic stability than developed regions, in the form of trade surpluses and broadly stable fiscal positions and currencies. These currency dynamics, coupled with outperformance of many emerging market stocks, played a role in the relative returns of the Morgan Stanley Capital International All Country World Index ex-U.S. (“MSCI ACWI ex-US”) vs. the Morgan Stanley Capital International-Europe, Australasia, and Far East Index, with the former returning 13.08% and the latter 8.82% during the period. A number of currencies appreciated versus the U.S. dollar, providing investors with excess returns over and above stock price appreciation. European currencies, while weak early on, have recently retraced much of the declines of earlier in the period, while the Australian and Canadian dollar now trade near parity with the U.S. dollar, a level not seen in years.
The unexpected recovery of markets in September was refreshing after a summer of economic debate and focus on the possibility of a double dip recession in the United States creating a drag on the global economy. There are still plenty of worries, not the least of which is continued consumer and financial institution deleveraging. Budget deficits in developed markets, the aftershock of accommodative monetary policies, and the lingering sovereign debt crisis in Europe have spurred contentious currency movements. In this challenging environment, many publicly traded corporate securities remain reasonably healthy. Liquidity is abundant, costs seem under control, profits are surprisingly good, and emerging market economies continue to expand. This generally favorable backdrop encourages our guarded optimism. We remain committed to finding investments with an embedded value proposition. If we do this well, our portfolio will have the potential to participate in a recovering market within the bounds of normal volatility.
PERFORMANCE
For the year ended October 31, 2010, Transamerica Thornburg International Value Class I2 returned 15.75%. By comparison, its benchmark, the MSCI ACWI ex-US, returned 13.08%.
STRATEGY REVIEW
The diversification of our holdings and the three basket approach served us well during the period, as we were able to perform reasonably well during periods of high volatility, resulting in superior aggregate performance over the period. Notably, our top ten performing stocks were spread amongst several distinct industries, propelled by company-specific dynamics, and domiciled in varying geographies.
Our consumer discretionary holdings staged notable rebounds and were the strongest contributor to our 12-month performance with LVMH Moët Hennessey Louis Vuitton SA up nearly 52%. Hennes & Mauritz AB was another strong performer, up nearly 25% during the period. We own these companies not due to our belief in the superfluous opening of wallets, but due to strong franchises in what was a depressed industry, healthy balance sheets, and cost discipline which allows for operating leverage as sales recover. We also had positive company-specific news flow in Novo Nordisk A/S, which benefited from the approval of a new diabetes drug Victoza, as well as delays in competitive products, and Potash Corp., of Saskatchewan, which received an offer from BHP Billiton, Ltd.
The area that proved to be most problematic for the portfolio was the financial sector. Returns here were negative on an absolute and relative basis. As one might suspect, it was primarily the European financials institutions that suffered the most but the portfolio’s two Japanese financial companies fared no better: both Dai-ichi Life Insurance Ltd. and Mitsubishi UFJ Financial Group Inc. traded down significantly during the period.
William V. Fries, CFA
Wendy Trevisani
Lei Wang, CFA
Co-Portfolio Managers
Thornburg Investment Management, Inc.

Transamerica Funds	Annual Report 2010

Transamerica Thornburg International Value

(unaudited)
Average Annual Total Return for Periods Ended 10/31/2010

		10 Years or
	1 Year	Life of Fund	Inception Date

Class I2 (NAV)	15.75%	5.86%	09/15/2008
MSCI ACWI ex-US*	13.08%	4.04%	09/15/2008
NOTES

*	The Morgan Stanley Capital International All Country World Index ex-U.S. (“MSCI ACWI ex-US”) is an unmanaged index used as a general measure of market performance. Calculations assume dividends and capital gains are reinvested and do not include any managerial expenses. The 10 Years or Life of Fund calculation is based on the inception date of the fund. You cannot invest directly in an index.
The performance data presented represents past performance; future results may vary. Performance data does not reflect the deduction of taxes that would be paid on fund distributions or the redemption of fund shares. Investment return and principal value will fluctuate so that an investor’s shares, when redeemed, may be worth more or less than their original cost. Current performance may be lower or higher than performance quoted. Please see www.transamericafunds.com for performance data current to the most recent month-end. Net Asset Value (“NAV”) returns include the reinvestment of dividends and capital gains. Fund shares are sold without a sales load.
Performance figures may reflect fee waivers and/or expense reimbursements by the Investment Adviser. Without such waivers and/or reimbursements, the performance would be lower. Future waivers and/or reimbursements are at the discretion of the Investment Adviser.
International investing involves special risks including currency fluctuations, political instability, and different financial accounting standards. This material must be preceded or accompanied by a current prospectus, which includes specific contents regarding the investment objectives and policies of this fund. This fund is only available in Class I2 shares, which are not available for direct investment by the public.

Transamerica Funds	Annual Report 2010

Transamerica UBS Large Cap Value

(unaudited)
MARKET ENVIRONMENT
While certain economic data moderated toward the end of the review period, the economy, overall, continued to expand. Economic growth was supported by the federal government’s $787 billion stimulus program, increased consumer spending and improved manufacturing activity, as companies moved to rebuild inventories amid rising demand.
Although the economy continued to expand, albeit at a slower pace, during the reporting period, the Federal Reserve Board (“Fed”) remained concerned about unemployment, which stood at 9.6% as last reported in September 2010. As a result, the Fed maintained its highly accommodative monetary policy, keeping the Fed funds rate within a range of 0.00% to 0.25%, a historic low. (The federal funds rate, or “fed funds” rate, is the rate that banks charge one another for funds they borrow on an overnight basis.) The Fed has now held short-term interest rates steady since December 2008.
During a speech in October 2010, Fed Chairman Bernanke expressed concerns regarding the current state of the overall economy. He also alluded to the possibility of another round of quantitative easing, saying that the Fed “is prepared to provide additional accommodation if needed to support the economic recovery and to return inflation over time to levels consistent with our mandate.” As expected, in November (after the reporting period ended), the Fed announced another round of quantitative easing to help stimulate the economy, which included the purchase of $600 billion of longer-term U.S. Treasury securities by the end of the second quarter of 2011.
The U.S. equity market continued its ascent that began in the spring of 2009, with the Standard & Poor’s 500 Composite Stock Index (“S&P 500”) posting positive returns during five of the first six months of the review period. Improving economic conditions, better-than-expected corporate profits and robust investor demand supported the market. However, in May and June, the market reversed course, and the S&P 500 declined 7.99% and 5.23%, respectively. The market’s weakness was triggered by a series of events, including the debt crisis in Europe, uncertainties regarding financial reform legislation and disappointing economic data. The market then regained its footing in July, but subsequently stumbled again in August, primarily due to fears of a double-dip recession. However, with the Fed indicating that it may take further actions to support the economy, the stock market again rallied in September and October, rising 8.92% and 3.80%, respectively. All told, the S&P 500 gained 16.52% during the 12 months ended October 31, 2010.
PERFORMANCE
For the year ended October 31, 2010, Transamerica UBS Large Cap Value Class I2 returned 10.09%. By comparison, its benchmark, the Russell 1000® Value Index returned 15.71%.
STRATEGY REVIEW
While the portfolio produced a solid absolute return during the reporting period, it underperformed its benchmark, the Russell 1000® Value Index. Stock selection was the main detractor from results over the period, but this was partially offset by sector allocation.
From a stock selection perspective, the portfolio’s holdings in the financials, utilities and information technology sectors were the largest detractors from results. In contrast, holdings in the consumer discretionary and materials sectors were positive for relative performance.
In terms of sector allocation, the largest contributors were an underweight to financials and overweights to consumer discretionary and industrials. This was partially offset by the negative impact of the portfolio’s overweights to the healthcare and utilities sectors, as well as an underweight to materials.
From an individual security perspective, the largest detractors from results were the portfolio’s exposure to Ultra Petroleum Corp., Covidien PLC, JPMorgan Chase & Co., FirstEnergy Corp. and Hewlett-Packard Co. In contrast, the portfolio’s exposure to Anadarko Petroleum Corp., Interpublic Group of Cos.,Inc., Carnival Corp., Comcast Corp. and Goldman Sachs Group, Inc. were the largest contributors to performance.
Thomas M. Cole
Thomas J. Digenan
John C. Leonard
Co-Portfolio Managers
UBS Global Asset Management (Americas) Inc.

Transamerica Funds	Annual Report 2010

Transamerica UBS Large Cap Value

(unaudited)
Average Annual Total Return for Periods Ended 10/31/2010

			10 Years or
	1 Year	5 Years	Life of Fund	Inception Date

Class I2 (NAV)	10.09%	(1.03)%	0.67%	11/08/2004
Russell 1000® Value*	15.71%	0.62%	1.88%	11/08/2004
NOTES

*	The Russell 1000® Value Index (“Russell 1000® Value”) is an unmanaged index used as a general measure of market performance. Calculations assume dividends and capital gains are reinvested and do not include any managerial expenses. The 10 Years or Life of Fund calculation is based on the inception date of the fund. You cannot invest directly in an index.
The performance data presented represents past performance; future results may vary. Performance data does not reflect the deduction of taxes that would be paid on fun distributions or the redemption of fund shares. Investment return and principal value will fluctuate so that an investor’s shares, when redeemed, may be worth more or less than their original cost. Current performance may be lower or higher than performance quoted. Please see www. transmericafunds.com for performance data current to the most recent month-end. Net Asset Value (“NAV”) returns included the reinvestment of dividends and capital gains. Fund shares are sold without a sales load.
Performance figures may reflect fee waivers and/or expense reimbursements by the Investment Adviser. Without such waivers and/or reimbursements, the performance would be lower. Future waivers and/or reimbursements are at the discretion of the Investment Adviser.
This material must be preceded or accompanied by a current prospectus, which includes specific contents regarding the investment objectives and policies of this fund. This fund is only available in Class I2 shares, which are not available for direct investment by the public.

Transamerica Funds	Annual Report 2010

Transamerica WMC Emerging Markets

(unaudited)
MARKET ENVIROMENT
For the year ended October 31, 2010, the Morgan Stanley Capital International Emerging Markets Index (“MSCI-EMI”) rose 23.9% as investors favored equities in regions with strong growth prospects and solid government fiscal positions. Regionally, Europe, the Middle East, and Africa (“EMEA”) rose 27.1%; Latin America rose 23.8%; and Asia rose 23.4%. Turkey (+55.3%) posted the largest return in the EMEA region, as the country benefited from increasing export growth. Within Latin America, Colombia (+74.4%) led the MSCI-EMI higher as the country continues to attract foreign investment amid export growth and government efforts to combat criminal activity. Brazil (+15.1%) rose, supported by healthy economic growth and rising commodity prices during the year; however, it lagged its peers as uncertainty over the pending presidential election and the Brazilian government’s decision to raise taxes on foreign purchases of local bonds twice during the month of October weighed on the market. Within Asia, India (+34.9%) climbed higher as its economy accelerated. India’s central bank has raised its policy rates five times this year to harness economic growth and high inflation. China (+11.3%) lagged its peers amid efforts by the Chinese government to contain lending and tighten monetary policy to prevent the economy from overheating. On a sector basis, Consumer Discretionary (+44.8%), Consumer Staples (+42.7%), and Health Care (+41.4%) led the MSCI-EMI higher as all ten sectors posted positive returns. Energy (+7.6%) and Utilities (+17.6%) lagged during the period.
PERFORMANCE
For the year ended October 31, 2010, Transamerica WMC Emerging Markets Class I2 returned 21.08%. By comparison, its benchmark, the MSCI-EMI, returned 23.89%.
STRATEGY REVIEW
For the twelve months ended October 31, 2010, the Transamerica WMC Emerging Markets underperformed the MSCI-EMI on a gross of fee basis by 162 basis points (“bps”). The fund also underperformed the Lipper Emerging Markets (peer group) Average by 563 bps.
The fund underperformed the MSCI-EMI during the twelve month period. Overall, country allocation hurt relative performance, primarily overweights to Egypt and Israel. Stock selection also detracted from results, particularly in South Korea and China.
On a sector basis, allocation contributed to relative performance, particularly an overweight in Health Care. Stock selection within sectors, such as Health Care, Consumer Discretionary, and Financials, hurt relative performance.
Positions in integrated Russian steel producer Evraz Group, leading electronics manufacturer Samsung Electronics Co., Ltd., and Teva Pharmaceutical Industries, Ltd., a global pharmaceutical company based in Israel that develops, produces, and markets generic drugs, were among leading detractors from relative performance.
Top relative performers included integrated oil and gas company Petrol Brasileiros, the leading fashion retailer in Brazil Lojas Renner, and India’s largest automobile company, Tata Motors.
There are some indications that the mid-cycle global slowdown phase may be coming to an end. Europe faces significant headwinds, especially in the peripheral European countries, as the region is experiencing a much tighter fiscal spending environment. In the U.S., the economy continues to be held back by high unemployment and a weak housing market. China has deftly curbed rising lending growth, which likely will lead to slower growth in certain areas such as property development. Macroeconomic fundamentals continue to be superior in emerging markets compared to developed markets. Fiscal policy is sounder, economic growth rates are higher, and wealth accrual has been faster than in the developed world.
One of the key themes we are following is the integration, both political and economic, of regions in different areas of the world and the potential boost this would provide to economic fundamentals and business growth and profitability. This trend is quite visible, for example, among the Association of Southeast Asian Nations (“ASEAN”). Within this region, we are overweight Thailand and Malaysia. We are also closely watching the integration of the Andean region, and have exposure through investments in Chile, Colombia, and Peru.
Similarly, we have exposure to companies in Egypt and Jordan, which are developing their businesses regionally in North Africa and the Middle East.
From a sector perspective, we are underweight Materials and Energy and continue to emphasize domestically-oriented sectors, including Healthcare and Consumer Discretionary.
Vera M. Trojan, CFA
Portfolio Manager
Wellington Management Company, LLP

Transamerica Funds	Annual Report 2010

Transamerica WMC Emerging Markets

(unaudited)
Average Annual Total Return for Periods Ended 10/31/2010

		10 Years or
	1 Year	Life of Fund	Inception Date

Class I2 (NAV)	21.08%	19.88%	09/30/2008
MSCI-EMI *	23.89%	21.61%	09/30/2008
NOTES

*	The Morgan Stanley Capital International Emerging Markets Index (“MSCI-EMI”) is an unmanaged index used as a general measure of market performance. Calculations assume dividends and capital gains are reinvested and do not include any managerial expenses. The 10 years of Life or Fund calculation is based on the inception date of the fund. You cannot invest directly in an index.
The performance data presented represents past performance; future results may vary. Performance data does not reflect the deduction of taxes that would be paid on fund distributions or the redemption of fund shares. Investment return and principal value will fluctuate so that an investor’s shares, when redeemed, may be worth more or less than their original cost. Current performance may be lower or higher than performance quoted. Please see www.transamericafunds.com for performance data current to the most recent month-end. Net Asset Value (“NAV”) returns include the reinvestment of dividends and capital gains. Fund shares are sold without a sales load.
Performance figures may reflect fee waivers and/or expense reimbursements by the Investment Adviser. Without such waivers and/or reimbursements, the performance would be lower. Future waivers and/or reimbursements are at the discretion of the Investment Adviser.
International investing involves special risks including currency fluctuations, political instability, and different financial accounting standards. This material must be preceded or accompanied by a current prospectus, which includes specific contents regarding the investment objectives and policies of this fund. This fund is only available in Class I2 shares, which are not available for direct investment by the public.

Transamerica Funds	Annual Report 2010

Understanding Your Funds’ Expenses
(unaudited)
SHAREHOLDER EXPENSES
Fund shareholders may incur two types of costs: (1) transaction costs, including sales charges (loads) on purchases, contingent deferred sales charges on redemptions; and (2) ongoing costs, including management fees, dividend expense on short-sales, and other fund expenses.
The following examples are intended to help you understand your ongoing costs (in dollars and cents) of investing in the funds and to compare these costs with the ongoing costs of investing in other funds.
The examples are based on an investment of $1,000 invested at May 1, 2010 and held for the entire period until October 31, 2010.
ACTUAL EXPENSES
The information in the table under the heading “Actual Expenses” provides information about actual account values and actual expenses. You may use the information in these columns, together with the amount you invested, to estimate the expenses that you paid over the period. Simply divide your account value by $1,000 (for example, an $8,600 account value divided by $1,000 = $8.60), then multiply the result by the number in the appropriate column for your share class titled “Expenses Paid During Period” to estimate the expenses you paid on your account during this period.
HYPOTHETICAL EXAMPLES FOR COMPARISON PURPOSES
The information in the table under the heading “Hypothetical Expenses” provides information about hypothetical account values and hypothetical expenses based on the funds’ actual expense ratios and an assumed rate of return of 5% per year before expenses, which is not the funds’ actual returns. The hypothetical account values and expenses may not be used to estimate the actual ending account balance or expenses you paid for the period. You may use this information to compare the ongoing costs of investing in the funds versus other funds. To do so, compare this 5% hypothetical example with the 5% hypothetical examples that appear in the shareholder reports of the other funds.
Please note that the expenses shown in the table are meant to highlight your ongoing costs only and do not reflect any transactional costs. Therefore, the information under the heading “Hypothetical Expenses” is useful in comparing ongoing costs only, and will not help you determine the relative total costs of owning different funds. In addition, if these transactional costs were included, your costs would have been higher.
Expense ratios may vary period to period because of various factors, such as an increase in expenses that are not a part of the advisory and administrative fees. Examples of such expenses are fees and expenses of the trustees and their counsel, extraordinary expenses and interest expense.

		Actual Expenses		Hypothetical Expenses (b)
	Beginning	Ending Account	Expenses Paid	Ending Account	Expenses Paid	Annualized
Fund Name	Account Value	Value	During Period (a)	Value	During Period (a)	Expense Ratio

Transamerica AllianceBernstein International Value	$1,000.00	$1,045.30	$5.10	$1,020.21	$5.04	0.99%
Transamerica BlackRock Global Allocation	1,000.00	1,040.00	4.52	1,020.77	4.48	0.88
Transamerica BlackRock Large Cap Value	1,000.00	954.20	4.09	1,021.02	4.23	0.83
Transamerica BNY Mellon Market Neutral Strategy	1,000.00	1,002.40	14.43	1,010.79	14.50	2.86 (c)
Transamerica Federated Market Opportunity	1,000.00	1,022.40	4.64	1,020.62	4.63	0.91
Transamerica First Quadrant Global Macro	1,000.00	1,001.60	8.43	1,016.79	8.49	1.67
Transamerica JPMorgan Core Bond	1,000.00	1,058.50	2.59	1,022.68	2.55	0.50
Transamerica JPMorgan International Bond	1,000.00	1,131.80	3.39	1,022.03	3.21	0.63
Transamerica JPMorgan Mid Cap Value	1,000.00	1,008.90	4.56	1,020.67	4.58	0.90
Transamerica Loomis Sayles Bond	1,000.00	1,073.00	3.66	1,021.68	3.57	0.70
Transamerica Morgan Stanley Emerging Markets Debt	1,000.00	1,092.30	5.38	1,020.06	5.19	1.02
Transamerica Morgan Stanley Mid-Cap Growth	1,000.00	1,120.90	4.65	1,020.82	4.43	0.87
Transamerica Morgan Stanley Small Company Growth	1,000.00	1,064.20	5.36	1,020.01	5.24	1.03
Transamerica Neuberger Berman International	1,000.00	1,096.90	5.71	1,019.76	5.50	1.08
Transamerica Oppenheimer Developing Markets	1,000.00	1,153.10	7.22	1,018.50	6.77	1.33
Transamerica Oppenheimer Small- & Mid-Cap Value	1,000.00	1,014.10	4.92	1,020.32	4.94	0.97
Transamerica Schroders International Small Cap	1,000.00	1,099.00	6.35	1,019.16	6.11	1.20
Transamerica Third Avenue Value	1,000.00	1,037.00	4.47	1,020.82	4.43	0.87
Transamerica Thornburg International Value	1,000.00	1,093.40	5.80	1,019.66	5.60	1.10
Transamerica UBS Large Cap Value	1,000.00	966.30	3.92	1,021.22	4.02	0.79
Transamerica WMC Emerging Markets	1,000.00	1,086.80	7.36	1,018.15	7.12	1.40

(a)	Expenses are calculated using the fund’s annualized expense ratio (as disclosed in the table), multiplied by the average account value for the period, multiplied by the number of days in the period (184 days), and divided by the number of days in the year (365 days).

(b)	5% return per year before expenses.

(c)	Includes dividends and interest on securities sold short (representing 1.37% of average net assets).

Transamerica Funds	Annual Report 2010

Schedules of Investments Composition
At October 31, 2010
(The following charts summarize the Schedules of Investments of the funds by asset type)
(unaudited)

Transamerica AllianceBernstein International Value

Common Stocks	96.8%
Securities Lending Collateral	6.4
Repurchase Agreement	1.2
Other Assets and Liabilities — Net	(4.4	)(a)

Total	100.0%

Transamerica BlackRock Global Allocation

Common Stocks	56.9%
U.S. Government Obligations	9.2
Foreign Government Obligations	7.9
Convertible Bonds	7.5
Short-Term U.S. Government Obligations	6.8
Corporate Debt Securities	4.5
Investment Companies	4.2
Securities Lending Collateral	1.4
Preferred Stocks	1.1
Convertible Preferred Stocks	0.3
Preferred Corporate Debt Security	0.2
Loan Assignment	0.1
Purchased Options	0.1
Warrants	0.1
Rights	0.0	*
Asset-Backed Securities	0.0	*
Repurchase Agreement	0.0	*
Other Assets and Liabilities — Net	(0.3	)(a)

Total	100.0%

Transamerica BlackRock Large Cap Value

Common Stocks	99.9%
Securities Lending Collateral	0.1
Short-Term Investment Companies	0.1
Other Assets and Liabilities — Net	(0.1)

Total	100.0%

Transamerica BNY Mellon Market Neutral Strategy

Common Stocks	97.7%
Repurchase Agreement	8.8
Other Assets and Liabilities — Net	(6.5	)(a)

Total	100.0%

Transamerica Federated Market Opportunity

Repurchase Agreement	54.1%
Common Stocks	30.9
Investment Companies	6.6
U.S. Government Obligations	5.4
Purchased Options	3.5
Securities Lending Collateral	1.7
Other Assets and Liabilities — Net	(2.2	)(a)

Total	100.0%

Transamerica First Quadrant Global Macro
(formerly, Transamerica USB Dynamic Alpha)

Repurchase Agreement	82.8%
Short-Term U.S. Government Obligations	18.2
Purchased Options	0.0	*
Other Assets and Liabilities — Net	(1.0	)(a)

Total	100.0%

Transamerica JPMorgan Core Bond

U.S. Government Agency Obligations	49.8%
U.S. Government Obligations	25.1
Corporate Debt Securities	12.6
Mortgage-Backed Securities	10.2
Securities Lending Collateral	7.1
Asset-Backed Securities	1.7
Foreign Government Obligations	0.2
Municipal Government Obligations	0.1
Other Assets and Liabilities — Net	(6.8)

Total	100.0%

Transamerica JPMorgan International Bond

Foreign Government Obligations	66.3%
Corporate Debt Securities	28.8
Structured Note Debts	1.2
Mortgage-Backed Securities	1.0
Short-Term Foreign Government Obligation	0.3
Asset-Backed Securities	0.0	*
Other Assets and Liabilities — Net	2.4	(a)

Total	100.0%

Transamerica JPMorgan Mid Cap Value

Common Stocks	98.1%
Securities Lending Collateral	4.2
Repurchase Agreement	2.1
Other Assets and Liabilities — Net	(4.4)

Total	100.0%

Transamerica Loomis Sayles Bond

Corporate Debt Securities	46.0%
Foreign Government Obligations	18.6
Convertible Bonds	9.3
Securities Lending Collateral	8.2
Mortgage-Backed Securities	7.2
U.S. Government Obligations	5.7
Asset-Backed Securities	4.5
Repurchase Agreement	2.0
Convertible Preferred Stocks	1.2
Structured Note Debts	1.0
Preferred Corporate Debt Security	1.0
Preferred Stocks	0.9
Loan Assignment	0.6
Common Stocks	0.1
Other Assets and Liabilities — Net	(6.3)

Total	100.0%

Transamerica Morgan Stanley Emerging Markets Debt
(formerly, Transamerica Van Kampen Emerging Markets Debt)

Foreign Government Obligations	73.5%
Securities Lending Collateral	15.8
Corporate Debt Securities	15.0
Repurchase Agreement	5.3
Other Assets and Liabilities — Net	(9.6)

Total	100.0%

Transamerica Morgan Stanley Mid-Cap Growth
(formerly, Transamerica Van Kampen Mid-Cap Growth)

Common Stocks	98.7%
Securities Lending Collateral	25.4
Repurchase Agreement	2.1
Other Assets and Liabilities — Net	(26.2)

Total	100.0%

Transamerica Funds	Annual Report 2010

Schedules of Investments Composition (continued)
At October 31, 2010
(The following charts summarize the Schedules of Investments of the funds by asset type)
(unaudited)

Transamerica Morgan Stanley Small Company Growth
(formerly, Transamerica Van Kampen Small Company Growth)

Common Stocks	95.2%
Securities Lending Collateral	15.5
Repurchase Agreement	3.3
Preferred Stocks	1.9
Other Assets and Liabilities — Net	(15.9)

Total	100.0%

Transamerica Neuberger Berman International

Common Stocks	98.5%
Securities Lending Collateral	4.7
Repurchase Agreement	1.5
Warrants	0.0 *
Other Assets and Liabilities — Net	(4.7)

Total	100.0%

Transamerica Oppenheimer Developing Markets

Common Stocks	95.3%
Securities Lending Collateral	4.5
Repurchase Agreement	3.6
Preferred Stocks	1.1
Other Assets and Liabilities — Net	(4.5)

Total	100.0%

Transamerica Oppenheimer Small- & Mid-Cap Value

Common Stocks	93.7%
Repurchase Agreement	6.1
Securities Lending Collateral	1.3
Other Assets and Liabilities — Net	(1.1)

Total	100.0%

Transamerica Schroders International Small Cap

Common Stocks	96.6%
Securities Lending Collateral	9.9
Repurchase Agreement	2.4
Rights	0.0 *
Other Assets and Liabilities — Net	(8.9)

Total	100.0%

Transamerica Third Avenue Value

Common Stocks	95.9%
Securities Lending Collateral	17.8
Repurchase Agreement	3.9
Warrants	0.1
Other Assets and Liabilities — Net	(17.7)

Total	100.0%

Transamerica Thornburg International Value

Common Stocks	93.8%
Securities Lending Collateral	6.8
Repurchase Agreement	5.6
Preferred Stocks	2.7
Rights	0.1
Other Assets and Liabilities — Net	(9.0	)(a)

Total	100.0%

Transamerica UBS Large Cap Value

Common Stocks	98.8%
Investment Companies	0.8
Repurchase Agreement	0.2
Other Assets and Liabilities — Net	0.2

Total	100.0%

Transamerica WMC Emerging Markets

Common Stocks	91.3%
Investment Companies	4.9
Securities Lending Collateral	3.9
Repurchase Agreement	3.2
Preferred Stocks	1.4
Warrants	0.2
Rights	0.0	*
Other Assets and Liabilities — Net	(4.9	)(a)

Total	100.0%

(a)	The Other Assets and Liabilities — Net category may include, but is not limited to, Forward Currencies contracts, Futures contracts, Swap Agreements, Written Options and Swaptions, Securities Sold Short, and Cash Collateral.

*	Amount rounds to less than 0.1%.

Transamerica Funds	Annual Report 2010

Transamerica AllianceBernstein International Value
SCHEDULE OF INVESTMENTS
At October 31, 2010
(all amounts except share amounts in thousands)

	Shares	Value

COMMON STOCKS - 96.8%
Australia - 4.2%
Australia & New Zealand Banking Group, Ltd.	97,900	$2,379
BHP Billiton, Ltd.	23,700	973
Boral, Ltd. ^	163,760	704
Challenger Financial Services Group, Ltd.	268,400	1,209
Incitec Pivot, Ltd.	292,500	1,066
National Australia Bank, Ltd.	211,121	5,266
Telstra Corp., Ltd.	392,000	1,025
Austria - 0.7%
OMV AG	53,100	1,984
Belgium - 1.4%
Delhaize Group SA	40,383	2,821
KBC Groep NV ‡	31,600	1,375
Canada - 5.1%
Agrium, Inc.	34,100	3,016
Lundin Mining Corp. ‡	305,800	1,937
National Bank of Canada ^	39,800	2,619
Nexen, Inc. ^	191,898	4,084
Suncor Energy, Inc.	76,988	2,467
Toronto-Dominion Bank ^	17,200	1,239
Cayman Islands - 0.3%
Daphne International Holdings, Ltd.	674,000	756
Denmark - 1.1%
Danske Bank A/S — Class R ‡	121,700	3,237
France - 14.3%
Arkema SA	23,900	1,544
BNP Paribas	65,864	4,818
Bouygues SA	99,300	4,376
Capital Gemini SA	55,300	2,821
Cie Generale de Geophysique-Veritas ‡	53,100	1,238
EDF SA	51,700	2,369
France Telecom SA	130,400	3,133
Lagardere SCA	63,300	2,700
PPR SA	9,700	1,590
Renault SA ‡	44,700	2,484
Sanofi-Aventis SA	63,700	4,449
Societe Generale	61,144	3,662
Vallourec SA	26,682	2,769
Vivendi SA	168,490	4,806
Germany - 7.8%
Allianz SE	42,000	5,264
Bayer AG	56,400	4,209
Deutsche Bank AG	41,900	2,415
E.ON AG	162,200	5,079
Muenchener Rueckversicherungs AG	16,400	2,565
ThyssenKrupp AG	99,700	3,669
Hong Kong - 1.9%
Esprit Holdings, Ltd.	429,694	2,301
New World Development, Ltd.	1,113,000	2,194
Noble Group, Ltd.	905,636	1,301
Italy - 4.3%
ENI SpA	175,700	3,959
Telecom Italia SpA	2,218,800	3,404
Telecom Italia SpA — RSP	1,617,800	1,981
UniCredit SpA	1,325,745	3,456
Japan - 26.9%
AEON Co., Ltd. ^	102,200	1,204
Air Water, Inc.	43,000	502
Asahi Breweries, Ltd. ^	122,200	2,468
Asahi Glass Co., Ltd.	257,000	2,469
East Japan Railway Co.	17,900	1,107
Isuzu Motors, Ltd.	463,000	1,784
ITOCHU Corp.	218,800	1,920
Japan Tobacco, Inc.	1,165	3,624
JFE Holdings, Inc.	90,500	2,825
JX Holdings, Inc.	417,000	2,451
KDDI Corp.	372	2,004
Konami Corp.	45,400	800
Konica Minolta Holdings, Inc.	137,500	1,333
Mitsubishi Corp.	159,800	3,842
Mitsubishi Gas Chemical Co., Inc.	234,000	1,448
Mitsubishi Materials Corp. ‡ ^	819,000	2,565
Mitsubishi Tanabe Pharma Corp.	96,000	1,570
Mitsubishi UFJ Financial Group, Inc.	191,000	890
Mitsui & Co., Ltd.	204,900	3,220
Mitsui Fudosan Co., Ltd.	213,000	4,025
Namco Bandai Holdings, Inc.	50,300	464
NGK Spark Plug Co., Ltd.	102,000	1,422
Nippon Express Co., Ltd.	463,000	1,841
Nippon Telegraph & Telephone Corp.	79,800	3,625
Nissan Motor Co., Ltd.	369,600	3,261
ORIX Corp. ^	32,160	2,933
Sharp Corp. ^	408,000	4,031
Sony Corp.	139,100	4,649
Sumitomo Electric Industries, Ltd.	179,400	2,290
Sumitomo Mitsui Financial Group, Inc.	89,700	2,689
Sumitomo Realty & Development Co., Ltd. ^	98,000	2,136
Sumitomo Rubber Industries, Ltd.	35,800	386
Tokyo Electric Power Co., Inc.	148,300	3,548
Tokyo Gas Co., Ltd.	424,000	1,997
Toshiba Corp.	615,000	3,080
Kazakhstan - 0.3%
Eurasian Natural Resources Corp., PLC	73,500	1,025
Netherlands - 1.2%
Koninklijke Ahold NV	99,200	1,371
Randstad Holding NV ‡	46,076	2,193
New Zealand - 0.3%
Telecom Corp., of New Zealand, Ltd. ^	541,985	839
Norway - 0.4%
Petroleum Geo-Services ASA ‡	100,050	1,250
Spain - 1.0%
Telefonica SA	114,100	3,081
Switzerland - 2.3%
Novartis AG	98,380	5,703
UBS AG ‡	65,438	1,108
United Kingdom - 23.3%
AstraZeneca PLC	108,000	5,416
Aviva PLC	526,800	3,360
BAE Systems PLC	612,000	3,380
Barclays PLC	828,200	3,644
BP PLC	927,400	6,327
British American Tobacco PLC	38,400	1,464
Imperial Tobacco Group PLC	128,200	4,107
Informa PLC	348,200	2,433
Marks & Spencer Group PLC	573,700	3,929
Old Mutual PLC	1,588,100	3,306
Premier Foods PLC ‡	1,225,300	346
Rio Tinto PLC	110,300	7,133
Royal Dutch Shell PLC — Class A ^	292,630	9,491
Thomas Cook Group PLC	322,400	935
Travis Perkins PLC	95,300	1,265
TUI Travel PLC	406,500	1,375
Vodafone Group PLC	2,454,512	6,680
Xstrata PLC	261,734	5,073

Total Common Stocks (cost $298,360)		289,350

SECURITIES LENDING COLLATERAL — 6.4%
State Street Navigator Securities Lending Trust — Prime Portfolio, 0.35% ▲	18,983,228	18,983
Total Securities Lending Collateral (cost $18,983)
The notes to the financial statements are an integral part of this report.

Transamerica Funds	Annual Report 2010

Transamerica AllianceBernstein International Value
SCHEDULE OF INVESTMENTS (continued)
At October 31, 2010
(all amounts in thousands)

	Principal	Value

REPURCHASE AGREEMENT - 1.2%
State Street Bank & Trust Co. 0.01% ▲, dated 10/29/2010, to be repurchased at $3,575 on 11/01/2010. Collateralized by a U.S. Government Agency Obligation, 4.00%, due 12/15/2017, and with a value of $3,649.	$3,575	$3,575
Total Repurchase Agreement (cost $3,575)

Total Investment Securities (cost $320,918) #		311,908
Other Assets and Liabilities — Net		(13,157)

Net Assets		$298,751

FORWARD FOREIGN CURRENCY CONTRACTS:

			Amount in U.S.	Net Unrealized
Currency	(Sold)	Settlement Date	Dollars (Sold)	Appreciation

Canadian Dollar	(6,538)	01/18/2011	$(6,420)	$21

	Percentage of
INVESTMENTS BY INDUSTRY (unaudited):	Total Investments	Value

Commercial Banks	11.3%	$35,274
Oil, Gas & Consumable Fuels	10.0	30,763
Metals & Mining	8.0	25,200
Pharmaceuticals	6.7	21,347
Diversified Telecommunication Services	5.5	17,088
Insurance	4.6	14,495
Trading Companies & Distributors	3.8	11,548
Electric Utilities	3.5	10,996
Media	3.2	9,939
Tobacco	3.0	9,195
Wireless Telecommunication Services	2.9	8,684
Household Durables	2.8	8,680
Real Estate Management & Development	2.7	8,355
Chemicals	2.4	7,576
Automobiles	2.4	7,529
Multiline Retail	1.8	5,519
Food & Staples Retailing	1.7	5,396
Construction & Engineering	1.4	4,376
Capital Markets	1.2	3,523
Aerospace & Defense	1.1	3,380
Computers & Peripherals	1.0	3,080
Road & Rail	0.9	2,948
Consumer Finance	0.9	2,933
IT Services	0.9	2,821
Machinery	0.9	2,769
Energy Equipment & Services	0.8	2,488
Building Products	0.8	2,469
Beverages	0.8	2,468
Hotels, Restaurants & Leisure	0.8	2,310
Specialty Retail	0.7	2,301
Electrical Equipment	0.7	2,290
Professional Services	0.7	2,193
Gas Utilities	0.6	1,997
Auto Components	0.6	1,808
The notes to the financial statements are an integral part of this report.

Transamerica Funds	Annual Report 2010

Transamerica AllianceBernstein International Value
SCHEDULE OF INVESTMENTS (continued)
At October 31, 2010
(all amounts in thousands)

	Percentage of
INVESTMENTS BY INDUSTRY (unaudited): (continued)	Total Investments	Value

Office Electronics	0.4%	$1,333
Diversified Financial Services	0.4	1,209
Software	0.3	800
Textiles, Apparel & Luxury Goods	0.2	756
Construction Materials	0.2	704
Leisure Equipment & Products	0.1	464
Food Products	0.1	346

Investment Securities, at Value	92.8	289,350
Short-Term Investments	7.2	22,558

Total Investments	100.0%	$311,908

NOTES TO SCHEDULE OF INVESTMENTS:

^	All or a portion of this security is on loan. The value of all securities on loan is $18,057.

‡	Non-income producing security.

▲	Rate shown reflects the yield at 10/29/2010.

♦	Value is less than $1.

#	Aggregate cost for federal income tax purposes is $322,646. Aggregate gross unrealized depreciation for all securities in which there is an excess of value over tax cost were $22,423 and $33,161, respectively. Net unrealized depreciation for tax purposes is $10,738.

DEFINITION:

RSP	Refers to Risparmio shares, which are savings shares on the Italian Stock Exchange
VALUATION SUMMARY:

Investment Securities	Level 1	Level 2	Level 3	Total

Common Stocks	$16,118	$273,232	$—	$289,350
Repurchase Agreement	—	3,575	—	3,575
Securities Lending Collateral	18,983	—	—	18,983

Total	$35,101	$276,807	$—	$311,908

Other Financial Instruments*	Level 1	Level 2	Level 3	Total

Forward Foreign Currency Contracts — Appreciation	$—	$21	$—	$21
Level 3 Rollforward — Investment Securities

	Beginning								Net Transfers	Ending
	Balance at	Net	Accrued	Total Realized			Change in Unrealized		In/(Out) of	Balance at
Securities	10/31/2009	Purchases/(Sales)	Discounts/(Premiums)	Gain/(Loss)			Appreciation/(Depreciation)		Level 3	10/31/2010

Common Stocks	$40	$(40)	$—	$	(♦	)	$	♦	$—	$—
Rights	♦	(♦ )	—		—			—	—	—

Total	$40	$(40)	$—	$	(♦	)	$	♦	$—	$—

*	Other financial instruments are derivative instruments including, but not limited to, Futures Contracts, Forward Foreign Currency Contracts, and Swap Contracts that are valued at unrealized appreciation (depreciation) on the instrument.
The notes to the financial statements are an integral part of this report.

Transamerica Funds	Annual Report 2010

Transamerica BlackRock Global Allocation
SCHEDULE OF INVESTMENTS
At October 31, 2010
(all amounts in thousands)

		Principal	Value

U.S. GOVERNMENT OBLIGATIONS - 9.2%
United States - 9.2%
U.S. Treasury Inflation Indexed Bond
2.38%, 01/15/2027		$972	$1,167
U.S. Treasury Note
1.38%, 02/15/2013		2,050	2,095
2.13%, 11/30/2014		2,484	2,608
2.25%, 01/31/2015		3,136	3,308
2.38%, 02/28/2015		4,348	4,606
2.50%, 03/31/2015		4,027	4,291
2.63%, 12/31/2014 Y		4,245	4,542
2.63%, 02/29/2016 - 08/15/2020		10,886	10,970
3.50%, 05/15/2020		11,055	11,924

Total U.S. Government Obligations (cost $43,678)			45,511

FOREIGN GOVERNMENT OBLIGATIONS - 7.9%
Australia - 0.2%
Australia Government Bond
5.75%, 06/15/2011	AUD	1,145	1,130
Brazil - 1.6%
Brazil Notas do Tesouro Nacional
10.00%, 01/01/2017 - 01/01/2021	BRL	15,281	8,152
Canada - 0.3%
Canadian Government Bond
3.50%, 06/01/2020	CAD	736	762
4.00%, 06/01/2016	CAD	605	652
Germany - 2.3%
Bundesrepublik Deutschland
3.50%, 07/04/2019	EUR	1,480	2,231
4.00%, 01/04/2018	EUR	550	856
4.25%, 07/04/2017	EUR	1,550	2,443
Deutsche Bundesrepublik Inflation Linked
1.50%, 04/15/2016	EUR	380	560
Federal Republic of Germany
1.50%, 09/21/2012 - 144A		$1,600	1,631
4.00%, 07/04/2016	EUR	2,470	3,821
Hong Kong - 0.4%
Hong Kong Government Bond
2.03%, 03/18/2013	HKD	10,650	1,424
4.13%, 02/22/2013	HKD	3,350	469
Korea, Republic of - 0.2%
Export-Import Bank of Korea
4.13%, 09/09/2015		$875	920
Malaysia - 0.2%
Republic of Malaysia
3.46%, 07/31/2013	MYR	217	70
3.76%, 04/28/2011	MYR	3,400	1,098
Netherlands - 0.1%
Netherlands Government Bond
3.75%, 07/15/2014	EUR	250	376
New Zealand - 0.1%
Republic of New Zealand CPI Linked Bond
4.50%, 02/15/2016	NZD	400	469
Poland - 0.2%
Republic of Poland CPI Linked Bond
3.00%, 08/24/2016	PLN	2,131	759
Turkey - 0.4%
Republic of Turkey
4.00%, 04/01/2020	TRY	379	299
10.00%, 01/09/2013	TRY	273	200
10.50%, 01/15/2020	TRY	2,055	1,627
Ukraine - 0.1%
Republic of Ukraine
6.88%, 09/23/2015 - 144A		$110	$110
7.75%, 09/23/2020 - 144A		295	298
United Kingdom - 1.8%
United Kingdom Gilt
4.25%, 03/07/2011	GBP	1,835	2,979
4.75%, 03/07/2020	GBP	3,318	6,033
Vietnam - 0.0%¥
Socialist Republic of Vietnam
6.75%, 01/29/2020 - Reg S		$100	114

Total Foreign Government Obligations (cost $36,531)			39,483

ASSET-BACKED SECURITY - 0.0%¥
Cayman Islands - 0.0%¥
Latitude CLO, Ltd.
Series 2005-1I, Class SUB
Zero Coupon, 12/15/2017		200	64
Total Asset-Backed Security (cost $177)

PREFERRED CORPORATE DEBT SECURITIES - 0.2%
Cayman Islands - 0.0%¥
DBS Capital Funding Corp.
7.66%, 03/15/2011 - Reg S * Ž		42	43
United Kingdom - 0.2%
Lloyds TSB Bank PLC
13.00%, 01/21/2029 Ž	GBP	500	977

Total Preferred Corporate Debt Securities (cost $936)			1,020

CORPORATE DEBT SECURITIES - 4.5%
Argentina - 0.0%¥
Empresa Distribuidora Y Comercializadora Norte
9.75%, 10/25/2022 - 144A		$73	76
Bermuda - 0.1%
Intelsat Subsidiary Holding Co., SA
8.50%, 01/15/2013		259	262
8.88%, 01/15/2015		41	42
Brazil - 0.1%
Banco do Brasil SA
4.50%, 01/22/2015 - 144A		219	232
Banco Santander Brasil SA
4.50%, 04/06/2015 - 144A		165	173
Canada - 0.1%
Viterra, Inc.
5.95%, 08/01/2020 - 144A		370	366
Cayman Islands - 0.2%
Cosan Finance, Ltd.
7.00%, 02/01/2017 - 144A		90	97
CSN Islands XII Corp.
7.00%, 12/23/2049 - 144A		369	365
Hutchison Whampoa International 09, Ltd.
7.63%, 04/09/2019 - 144A		400	497
El Salvador - 0.1%
Telemovil Finance Co., Ltd.
8.00%, 10/01/2017 - 144A		295	306
Hong Kong - 0.2%
Hutchison Whampoa International 03/33, Ltd.
6.25%, 01/24/2014 - Reg S		200	224
Hutchison Whampoa International 09/16, Ltd.
4.63%, 09/11/2015 - 144A		242	262
4.63%, 09/11/2015 - Reg S		617	665
The notes to the financial statements are an integral part of this report.

Transamerica Funds	Annual Report 2010

Transamerica BlackRock Global Allocation
SCHEDULE OF INVESTMENTS (continued)
At October 31, 2010
(all amounts in thousands)

		Principal	Value

Ireland - 0.1%
Vimpel Communications Via VIP Finance
Ireland, Ltd. OJSC
9.13%, 04/30/2018 - 144A		$638	$723
Kazakhstan - 0.2%
KazMunaiGaz Finance Sub BV
7.00%, 05/05/2020 - 144A		369	392
9.13%, 07/02/2018 - 144A		504	607
Korea, Republic of - 0.6%
Hana Bank
4.50%, 10/30/2015 - 144A		134	142
Hyundai Motor Manufacturing Czech SRO
4.50%, 04/15/2015 - 144A		248	262
Korea Development Bank
4.38%, 08/10/2015		892	959
Korea Electric Power Corp.
5.13%, 04/23/2034 - Reg S		579	626
7.95%, 04/01/2096 *		448	338
Luxembourg - 0.3%
Evraz Group SA
8.88%, 04/24/2013 - 144A		160	171
9.50%, 04/24/2018 - 144A		225	254
TNK-BP Finance SA
6.63%, 03/20/2017 - 144A		552	587
7.50%, 07/18/2016 - 144A		200	222
7.88%, 03/13/2018 - 144A		197	222
Vimpel Communications OJSC Via UBS
Luxembourg SA
8.25%, 05/23/2016 - Reg S		200	219
Malaysia - 0.2%
Johor Corp.
1.00%, 07/31/2012 §	MYR	2,896	1,145
Mexico - 0.3%
BBVA Bancomer SA
7.25%, 04/22/2020 - 144A		$367	408
Pemex Project Funding Master Trust
6.63%, 06/15/2035		368	408
Petroleos Mexicanos
6.00%, 03/05/2020		599	677
Singapore - 0.1%
Bumi Investment PTE, Ltd.
10.75%, 10/06/2017 - 144A		244	255
Yanlord Land Group, Ltd.
9.50%, 05/04/2017 - 144A		370	385
Supranational - 0.2%
European Investment Bank
3.63%, 10/15/2011	EUR	296	422
4.38%, 04/15/2013	EUR	400	597
Switzerland - 0.3%
UBS AG
4.88%, 08/04/2020		$1,293	1,386
Trinidad and Tobago - 0.0%¥
Petroleum Co., of Trinidad & Tobago, Ltd.
9.75%, 08/14/2019 - 144A		185	231
United Arab Emirates - 0.0%¥
Abu Dhabi National Energy Co.
6.50%, 10/27/2036 - Reg S		100	102
United Kingdom - 0.0%¥
BP Capital Markets PLC
3.13%, 10/01/2015		207	212
United States - 1.4%
Advanced Micro Devices, Inc.
8.13%, 12/15/2017		$140	$151
Alberto-Culver Co.
5.15%, 06/01/2020		89	95
Building Materials Corp., of America
6.88%, 08/15/2018 - 144A		111	111
Calpine Corp.
7.50%, 02/15/2021 - 144A		73	75
7.88%, 07/31/2020 - 144A		177	185
Calpine Corp. Escrow
8.75%, 07/15/2013 Ə		2,142	♦
CF Industries Holdings, Inc.
7.13%, 05/01/2020		256	297
Clearwater Paper Corp.
7.13%, 11/01/2018 - 144A		37	39
Consol Energy, Inc.
8.00%, 04/01/2017 - 144A		575	629
Cott Beverages, Inc.
8.13%, 09/01/2018		74	80
DaVita, Inc.
6.38%, 11/01/2018		166	170
6.63%, 11/01/2020		148	152
DJO Finance LLC
9.75%, 10/15/2017 - 144A		74	77
Ford Motor Credit Co., LLC
6.63%, 08/15/2017		112	125
7.00%, 04/15/2015		100	111
8.00%, 12/15/2016		200	233
GCI, Inc.
7.25%, 02/15/2014		227	232
Hertz Corp.
7.50%, 10/15/2018 - 144A		189	195
Host Hotels & Resorts, LP
7.13%, 11/01/2013		26	26
Insight Communications Co., Inc.
9.38%, 07/15/2018 - 144A		89	97
Kraft Foods, Inc.
2.63%, 05/08/2013		311	323
4.13%, 02/09/2016		675	734
Linn Energy LLC
7.75%, 02/01/2021 - 144A		369	380
MetroPCS Wireless, Inc.
7.88%, 09/01/2018		22	24
Mylan, Inc.
7.63%, 07/15/2017 - 144A		181	199
NRG Energy, Inc.
8.25%, 09/01/2020 - 144A		110	117
Phibro Animal Health Corp.
9.25%, 07/01/2018 - 144A		52	54
Pinafore LLC
9.00%, 10/01/2018 - 144A		74	79
Reliance Holdings USA, Inc.
4.50%, 10/19/2020 - 144A		294	287
6.25%, 10/19/2040 - 144A		250	248
Reynolds Group Issuer, Inc.
9.00%, 04/15/2019 - 144A		185	192
SunGard Data Systems, Inc.
9.13%, 08/15/2013		111	114
Texas Industries, Inc.
9.25%, 08/15/2020 - 144A		292	307
The notes to the financial statements are an integral part of this report.

Transamerica Funds	Annual Report 2010

Transamerica BlackRock Global Allocation
SCHEDULE OF INVESTMENTS (continued)
At October 31, 2010
(all amounts except share amounts in thousands)

	Principal	Value

United States — (continued)
Thermo Fisher Scientific, Inc.
3.20%, 05/01/2015	$171	$181
Valeant Pharmaceuticals International, Inc.
6.75%, 10/01/2017 - 144A	148	154
7.00%, 10/01/2020 - 144A	222	233

Total Corporate Debt Securities (cost $20,130)		22,225

		Shares	Value

CONVERTIBLE PREFERRED STOCKS - 0.3%
Bermuda - 0.0%¥
Bunge, Ltd. 4.88%		1,390	$126
United States - 0.3%
El Paso Corp. 4.99%		560	663
Mylan, Inc. 6.50%		513	610

Total Convertible Preferred Stocks (cost $1,053)			1,399

PREFERRED STOCKS - 1.1%
Brazil - 0.5%
Cia Brasileira de Distribuicao Grupo
Pao de Acucar — Class A 0.91% ▲		24,181	948
Cia Brasileira de Distribuicao Grupo Pao de
Acucar — Class B Ə		455	18
Itau Unibanco Holding SA 2.22% ▲		21,200	517
Usinas Siderurgicas de Minas Gerais
SA 2.86% ▲		10,800	135
Vale SA 1.96% ▲		26,600	747
France - 0.0%¥
Cie Generale des Etablissements
Michelin 1.74% ▲		1,513	240
Germany - 0.1%
Volkswagen AG 1.53% ▲		4,580	688
Switzerland - 0.0%¥
XL Group PLC — Switzerland GMBH
10.75%		4,470	133
United Kingdom - 0.1%
HSBC Holdings PLC 8.00%		14,400	398
United States - 0.4%
Apache Corp. 6.00%		5,400	314
Chesapeake Energy Corp. 5.75% - 144A		1,083	1,076
Citigroup Capital XIII 7.88% *		10,132	269
Omnicare Capital Trust II 4.00%		4,800	180

Total Preferred Stocks (cost $4,473)			5,663

COMMON STOCKS - 56.9%
Australia - 0.7%
BHP Billiton, Ltd.		46,989	1,929
CSL, Ltd.		17,854	574
Newcrest Mining, Ltd.		8,423	330
Rio Tinto, Ltd. ^		3,592	291
Telstra Corp., Ltd.		89,746	235
Austria - 0.0%¥
Telekom Austria AG		8,386	128
Belgium - 0.1%
RHJ International ‡		50,600	395
RHJ International - 144A ‡		17,100	133
Bermuda - 0.3%
Axis Capital Holdings, Ltd.		1,256	43
China Gas Holdings, Ltd.		68,600	39
China Resources Gas Group, Ltd.		84,000	125
Endurance Specialty Holdings, Ltd.		10,202	422
Platinum Underwriters Holdings, Ltd.		4,289	185
RenaissanceRe Holdings, Ltd.		4,312	260
Validus Holdings, Ltd.		6,461	183
VimpelCom, Ltd. ADR ‡		26,300	403
Brazil - 1.7%
All America Latina Logistica SA		24,130	230
Banco do Brasil SA		4,900	95
Banco Santander Brasil SA		18,100	257
Cia Energetica de Minas Gerais	ADR	7,663	137
Cosan, Ltd. — Class A		38,100	501
Cyrela Brazil Realty SA
Empreendimentos e Participacoes		47,600	658
Hypermarcas SA ‡		89,200	1,469
MRV Engenharia e Participacoes SA		51,300	501
Petroleo Brasileiro SA — Class A	ADR	95,652	2,983
SLC Agricola SA		38,200	494
VIVO Participacoes SA	ADR	31,800	911
Canada - 3.1%
Agrium, Inc. ■		9,100	805
Alamos Gold, Inc.		29,950	464
Barrick Gold Corp.		34,885	1,677
BCE, Inc.		1,400	47
Canadian Natural Resources, Ltd.		15,700	574
Canadian Pacific Railway, Ltd.		14,694	957
Cenovus Energy, Inc.		480	13
Daylight Energy, Ltd. ^		38,960	379
Eldorado Gold Corp.		53,627	908
Goldcorp, Inc.		40,459	1,803
Iamgold Corp.		89,325	1,632
Katanga Mining, Ltd. ‡ ^		67,782	97
Kinross Gold Corp.		99,434	1,788
Potash Corp., of Saskatchewan, Inc.		1,920	279
Research In Motion, Ltd. ‡		900	51
Rogers Communications, Inc. — Class B		10,500	383
Silver Wheaton Corp. ‡		25,200	725
Sino-Forest Corp. — Class A ‡ ^		29,200	577
Suncor Energy, Inc.		8,625	276
Talisman Energy, Inc.		7,070	128
Teck Resources, Ltd. — Class B		1,110	50
TELUS Corp.		3,970	176
Thomson Reuters Corp. ■		700	27
Viterra, Inc. ‡		12,200	117
Yamana Gold, Inc.		120,217	1,323
Cayman Islands - 0.0%¥
Mindray Medical International, Ltd.	ADR	2,900	84
Mongolian Mining Corp. ‡		127,800	138
Chile - 0.1%
Banco Santander Chile	ADR	3,200	297
Sociedad Quimica y Minera de Chile SA	ADR	4,700	243
China - 0.7%
China BlueChemical, Ltd.		295,300	234
China Communications Services Corp., Ltd. — Class H		5,000	3
China Life Insurance Co., Ltd.	ADR	5,302	348
China Life Insurance Co., Ltd. — Class H		75,900	332
The notes to the financial statements are an integral part of this report.

Transamerica Funds	Annual Report 2010

Transamerica BlackRock Global Allocation
SCHEDULE OF INVESTMENTS (continued)
At October 31, 2010
(all amounts except share amounts in thousands)

		Shares	Value

China (continued)
China Pacific Insurance Group Co., Ltd.		35,800	$148
China Shenhua Energy Co., Ltd. — Class H		69,852	312
China Telecom Corp., Ltd.		386,000	200
CSR Corp., Ltd.		129,900	132
Dongfeng Motor Group Co., Ltd. — Class H		32,700	71
Guangshen Railway Co., Ltd.		522,700	210
Guangzhou Automobile Group Co., Ltd.		360,686	554
Jiangsu Expressway Co., Ltd. — Class H		44,700	53
Ping An Insurance Group Co., of China, Ltd. — Class H		22,738	244
Sinopharm Group Co. — Class H		55,700	218
Sohu.com, Inc. ‡		800	60
Xiamen International Port Co., Ltd. — Class H		494,200	93
Zhongsheng Group Holdings, Ltd. ‡		150,500	387
Cyprus - 0.0%¥
AFI Development PLC	GDR‡	47,100	55
AFI Development PLC — Class B ‡		47,100	53
Egypt - 0.1%
Telecom Egypt		126,368	388
Finland - 0.1%
Fortum OYJ		12,003	340
Nokia OYJ	ADR	3,800	41
France - 0.9%
AXA SA		12,978	236
AXA SA	ADR	500	9
BNP Paribas		8,100	592
Cie Generale D’optique Essilor International SA		12,171	813
France Telecom SA		28,417	683
Sanofi-Aventis SA		8,900	622
Sanofi-Aventis SA	ADR	1,261	44
Technip SA		1,300	109
Total SA		11,096	603
Total SA	ADR	14,000	763
Vivendi SA		5,400	154
Germany - 0.2%
Allianz SE		1,256	157
Bayer AG		4,371	326
Bayer AG	ADR	300	23
Bayerische Motoren Werke AG		1,900	136
Deutsche Telekom AG	ADR	3,000	43
Kabel Deutschland Holding AG ‡		8,000	361
Guernsey, Channel Islands - 0.0%¥
Amdocs, Ltd. ‡		1,536	47
Hong Kong - 1.6%
AIA Group, Ltd. ‡		65,800	196
Beijing Enterprises Holdings, Ltd.		213,420	1,458
Chaoda Modern Agriculture Holdings, Ltd.		813,890	663
Cheung Kong Holdings, Ltd.		27,500	420
Cheung Kong Infrastructure Holdings, Ltd.		50,900	213
China Dongxiang Group Co.		360,188	203
China Huiyuan Juice Group, Ltd.		63,000	42
China Mobile, Ltd.		135,300	1,378
China Unicom, Ltd.		139,100	198
Hutchison Whampoa, Ltd.		47,700	471
Link REIT		275,867	852
Noble Group, Ltd. ^		84,405	121
Ports Design, Ltd.		1,300	3
Shougang Concord International Enterprises Co., Ltd. ‡		529,400	89
Tianjin Development Holdings ‡		915,800	707
Tianjin Port Development Holdings, Ltd.		1,475,600	327
Wharf Holdings, Ltd.		63,525	417
India - 0.9%
Adani Enterprises, Ltd.		37,300	596
Adani Power, Ltd. ‡		110,201	321
Bharat Heavy Electricals, Ltd.		16,100	886
Container Corp., of India		3,530	105
Housing Development Finance Corp.		61,220	947
Larsen & Toubro, Ltd.		8,500	386
Reliance Industries, Ltd.		27,570	681
State Bank of India		10,870	772
Indonesia - 0.1%
Bumi Resources PT		983,901	245
Telekomunikasi Indonesia PT		469,600	478
Ireland - 0.3%
Accenture PLC - Class A		932	42
Covidien PLC		7,212	288
Ingersoll-Rand PLC		900	35
XL Group PLC - Class A		61,571	1,302
Israel - 0.2%
Check Point Software Technologies, Ltd. ‡		1,200	51
Teva Pharmaceutical Industries, Ltd.	ADR	14,980	778
Italy - 0.4%
Assicurazioni Generali SpA		3,800	83
ENI SpA		39,100	881
Intesa Sanpaolo SpA		108,900	383
Telecom Italia SpA		127,400	195
UniCredit SpA		262,000	684
Japan - 6.1%
Aisin Seiki Co., Ltd.		8,530	268
Astellas Pharma, Inc.		6,500	242
Bank of Kyoto, Ltd. ^		22,560	202
Bridgestone Corp.		11,100	199
Canon, Inc.		16,564	766
Coca-Cola Central Japan Co., Ltd.		5,749	73
Coca-Cola West Co., Ltd.		17,081	261
Daihatsu Motor Co., Ltd. ^		15,980	216
Daikin Industries, Ltd.		1,700	59
Dainippon Sumitomo Pharma Co., Ltd.		1,000	9
Daiwa House Industry Co., Ltd.		19,670	213
Denso Corp. ^		10,070	313
East Japan Railway Co.		22,726	1,405
Fanuc, Ltd.		2,150	312
Fuji Heavy Industries, Ltd.		68,420	474
Fujitsu, Ltd.		14,600	100
Futaba Industrial Co., Ltd. ‡ ^		19,400	103
Hitachi Chemical Co., Ltd.		15,100	281
Hokkaido Coca-Cola Bottling Co., Ltd.		6,800	34
Honda Motor Co., Ltd.		15,282	558
Hoya Corp.		25,589	598
INPEX Corp.		166	863
Japan Real Estate Investment Corp. REIT		9	87
Japan Retail Fund Investment Corp. REIT ^		19	30
The notes to the financial statements are an integral part of this report.

Transamerica Funds	Annual Report 2010

Transamerica BlackRock Global Allocation
SCHEDULE OF INVESTMENTS (continued)
At October 31, 2010
(all amounts except share amounts in thousands)

		Shares	Value

Japan (continued)
JGC Corp.		26,410	$506
KDDI Corp.		181	975
Kinden Corp.		20,600	177
Kirin Holdings Co., Ltd.		36,500	501
Komatsu, Ltd.		10,300	252
Kubota Corp. ^		84,884	756
Kuraray Co., Ltd.		18,530	266
Kyowa Hakko Kirin Co., Ltd.		23,880	234
Mikuni Coca-Cola Bottling Co., Ltd.		14,400	123
Mitsubishi Corp.		57,120	1,373
Mitsubishi Tanabe Pharma Corp.		13,000	213
Mitsubishi UFJ Financial Group, Inc.		94,820	442
Mitsui & Co., Ltd.		66,832	1,051
Mitsui O.S.K. Lines, Ltd.		34,040	218
MS&AD Insurance Group Holdings		42,017	1,009
Murata Manufacturing Co., Ltd.		7,250	408
NGK Insulators, Ltd.		11,900	180
Nintendo Co., Ltd.		800	207
Nippon Building Fund, Inc. REIT		12	117
Nippon Electric Glass Co., Ltd.		9,800	126
Nippon Telegraph & Telephone Corp.		10,630	483
NKSJ Holdings, Inc. ‡		88,380	607
Nomura Holdings, Inc. ^		36,060	187
NTT DoCoMo, Inc.		849	1,430
NTT Urban Development Corp. ^		155	142
Okumura Corp.		69,300	242
Rinnai Corp. ^		4,180	255
ROHM Co., Ltd.		4,660	291
Sekisui House, Ltd.		55,900	525
Seven & I Holdings Co., Ltd.		25,457	593
Shin-Etsu Chemical Co., Ltd.		19,176	970
Shionogi & Co., Ltd.		15,120	263
Sony Corp.	ADR	800	27
Sony Financial Holdings, Inc. ^		49	170
Sumitomo Chemical Co., Ltd. ^		247,320	1,078
Sumitomo Electric Industries, Ltd.		18,100	231
Sumitomo Mitsui Financial Group, Inc.		10,780	323
Suzuki Motor Corp.		44,662	1,088
Tadano, Ltd. ^		7,000	31
TDK Corp.		4,120	235
Terumo Corp. ^		4,250	216
Toda Corp.		65,400	221
Toho Co., Ltd. ^		16,181	250
Tokio Marine Holdings, Inc.		47,000	1,325
Tokyo Gas Co., Ltd.		122,370	576
Toyota Industries Corp.		23,237	656
Toyota Motor Corp.		10,470	372
UBE Industries, Ltd.		118,900	291
West Japan Railway Co.		99	368
Jersey, Channel Islands - 0.0%¥
Shire PLC	ADR	500	35
Kazakhstan - 0.2%
KazMunaiGas Exploration Production	GDR	49,200	846
Korea, Republic of - 0.8%
Cheil Industries, Inc.		2,500	210
Korean Reinsurance Co.		4,365	49
KT Corp.		1,650	65
KT Corp.	ADR	24,940	516
KT&G Corp.		7,310	449
LG Corp.		3,100	222
LG Display Co., Ltd.		6,000	205
Mando Corp. ‡		600	69
Meritz Fire & Marine Insurance Co., Ltd.		4,463	31
Paradise Co., Ltd.		25,139	92
POSCO		800	328
POSCO	ADR	2,800	291
Samsung Electronics Co., Ltd.		1,350	893
Samsung Fine Chemicals Co., Ltd.		3,800	226
SK Telecom Co., Ltd.		2,960	449
Lithuania - 0.1%
Antofagasta PLC		22,100	468
Luxembourg - 0.0%¥
Millicom International Cellular SA		1,500	142
Malaysia - 0.4%
Axiata Group Bhd ‡		193,500	279
British American Tobacco Malaysia Bhd ‡		12,900	193
IOI Corp., Bhd		59,098	111
Plus Expressways Bhd		318,081	450
Telekom Malaysia Bhd		69,800	76
Tenaga Nasional Bhd		104,357	295
YTL Power International Bhd		809,305	608
Mexico - 0.2%
America Movil SAB de CV	ADR	13,200	756
Fomento Economico Mexicano SAB de CV	ADR	3,200	176
Netherlands - 0.2%
CNH Global NV ‡		1,300	52
Koninklijke KPN NV		17,491	292
Koninklijke Philips Electronics NV		8,800	265
Koninklijke Philips Electronics NV (NY Shares)		1,800	55
Unilever NV		3,900	116
Norway - 0.1%
DnB NOR ASA		21,000	288
Statoil ASA		20,100	439
Panama - 0.1%
McDermott International, Inc. ‡		34,742	536
Philippines - 0.1%
Philippine Long Distance Telephone Co.	ADR	4,100	255
Poland - 0.0%¥
Powszechny Zaklad Ubezpieczen SA		1,100	146
Russian Federation - 1.4%
Federal Hydrogenerating Co. ‡		1,050,759	54
Federal Hydrogenerating Co.	ADR ‡	222,046	1,149
Gazprom OAO	ADR	23,900	524
Kuzbassrazrezugol ‡		820,060	287
LSR Group - 144A	GDR ‡ Ə	78,700	640
Magnitogorsk Iron & Steel Works	GDR	17,200	215
MMC Norilsk Nickel	ADR ^	14,034	262
Novorossiysk Commercial Sea Port PJSC	GDR	5,700	588
Polyus Gold OJSC	ADR	33,100	984
Rosneft Oil Co.	GDR	74,000	516
Rushydro ‡ Ə		1,823,967	93
The notes to the financial statements are an integral part of this report.

Transamerica Funds	Annual Report 2010

Transamerica BlackRock Global Allocation
SCHEDULE OF INVESTMENTS (continued)
At October 31, 2010
(all amounts except share amounts in thousands)

		Shares	Value

Russian Federation (continued)
Sberbank of Russian Federation		438,000	$1,452
Uralkali	GDR	1,400	35
Singapore - 0.9%
Capitaland, Ltd.		66,850	201
DBS Group Holdings, Ltd.		22,770	245
Fraser and Neave, Ltd.		102,000	492
Global Logistic Properties, Ltd. ‡		46,200	83
Keppel Corp., Ltd.		82,510	635
MobileOne, Ltd.		158,030	271
Oversea-Chinese Banking Corp.		96,190	670
Parkway Holdings, Ltd. Ə		162,830	497
Parkway Life REIT ‡		6,732	9
SembCorp Marine, Ltd. ^		54,510	194
Singapore Press Holdings, Ltd. ^		57,080	183
Singapore Telecommunications, Ltd.		256,450	612
United Overseas Bank, Ltd.		12,670	182
South Africa - 0.1%
Anglo Platinum, Ltd. ‡		1,435	141
AngloGold Ashanti, Ltd.	ADR	2,500	118
Impala Platinum Holdings, Ltd.		4,900	139
Life Healthcare Group Holdings, Ltd.		96,700	194
Sasol, Ltd.		1,700	77
Spain - 0.4%
Banco Bilbao Vizcaya Argentaria SA		22,300	293
Banco Santander SA		71,800	922
Telefonica SA		15,669	423
Telefonica SA	ADR	4,000	325
Switzerland - 1.2%
ACE, Ltd.		20,546	1,220
Credit Suisse Group AG		7,180	297
Credit Suisse Group AG	ADR	1,000	42
Garmin, Ltd.		1,373	45
Nestle SA		25,337	1,388
Noble Corp.		1,086	37
Novartis AG		11,788	683
Roche Holding AG		2,825	415
Transocean, Ltd. ‡		7,582	481
Tyco Electronics, Ltd.		3,932	125
Tyco International, Ltd.		3,859	148
UBS AG ‡		22,200	375
Weatherford International, Ltd. ‡		20,346	342
Zurich Financial Services AG		1,461	358
Taiwan - 0.9%
Asustek Computer, Inc.		15,617	127
Catcher Technology Co., Ltd.		28,100	75
Cheng Shin Rubber Industry Co., Ltd.		82,500	184
Chunghwa Telecom Co., Ltd.		146,396	342
Chunghwa Telecom Co., Ltd.	ADR	27,108	635
Compal Electronics, Inc.		64,242	82
Delta Electronics, Inc.		149,541	617
Far EasTone Telecommunications Co., Ltd.		181,000	260
High Tech Computer Corp.		35,262	795
Hon Hai Precision Industry Co., Ltd.		82,042	311
Mediatek, Inc.		13,025	164
Pegatron Corp. ‡		42,034	57
Taiwan Semiconductor Manufacturing Co., Ltd.		315,888	648
Thailand - 0.2%
Hana Microelectronics PCL		125,158	104
PTT PCL		38,097	385
PTT Chemical PCL		24,866	117
Siam Commercial Bank PCL		132,075	452
Turkey - 0.4%
Bim Birlesik Magazalar AS		10,800	371
Tupras Turkiye Petrol Rafinerileri AS		12,362	329
Turk Telekomunikasyon AS		70,080	327
Turkcell Iletisim Hizmet AS		30,147	216
Turkiye Garanti Bankasi AS		89,836	542
United Kingdom - 2.3%
Anglo American PLC		15,200	708
AstraZeneca PLC	ADR	1,100	55
BG Group PLC		56,300	1,097
BP PLC		99,069	676
BP PLC	ADR	20,400	833
British American Tobacco PLC		8,006	305
BT Group PLC — Class A		87,500	215
Diageo PLC	ADR	15,538	1,150
Ensco PLC	ADR	900	42
GlaxoSmithKline PLC	ADR	1,100	43
Guinness Peat Group PLC ^		431,377	237
HSBC Holdings PLC		137,128	1,425
International Power PLC		50,500	338
Lloyds TSB Group PLC ‡		424,116	469
National Grid PLC		102,900	973
Prudential PLC		11,000	111
Royal Dutch Shell PLC — Class A	ADR	8,031	521
Standard Chartered PLC		9,800	284
Unilever PLC		8,586	248
Unilever PLC	ADR	4,600	133
Vodafone Group PLC		326,122	888
Vodafone Group PLC	ADR	22,361	615
United States - 29.3%
3M Co.		8,700	733
Abbott Laboratories		22,227	1,141
Adobe Systems, Inc. ‡		5,500	155
Advance Auto Parts, Inc.		763	49
Advanced Micro Devices, Inc. ‡		40,500	297
AES Corp. ‡		24,997	299
Aetna, Inc.		25,160	751
Agilent Technologies, Inc. ‡		9,700	338
Allergan, Inc.		2,900	210
Alliance Resource Partners, LP		4,173	246
Allstate Corp.		5,616	171
Altera Corp.		1,600	50
Altria Group, Inc.		21,462	546
American Commercial Lines, Inc. ‡		10,577	351
American Electric Power Co., Inc.		11,672	437
American Tower Corp. — Class A ‡		9,450	488
American Water Works Co., Inc.		10,772	257
AmerisourceBergen Corp. — Class A		8,834	290
Amgen, Inc. ‡		10,616	607
Amphenol Corp. — Class A ^		1,518	76
Anadarko Petroleum Corp.		12,993	800
Analog Devices, Inc.		2,646	89
AOL, Inc. ‡		603	16
The notes to the financial statements are an integral part of this report.

Transamerica Funds	Annual Report 2010

Transamerica BlackRock Global Allocation
SCHEDULE OF INVESTMENTS (continued)
At October 31, 2010
(all amounts except share amounts in thousands)

	Shares	Value

United States (continued)
Apache Corp.	7,833	$791
Apple, Inc. ‡ ■	16,501	4,965
Arch Capital Group, Ltd. ‡	3,500	302
Ascent Media Corp. ‡	50	1
AT&T, Inc.	102,092	2,909
Autodesk, Inc. ‡	1,300	47
Babcock & Wilcox Co. ‡	17,371	396
Bank of America Corp.	133,119	1,523
Bank of New York Mellon Corp.	39,918	1,000
Biogen Idec, Inc. ‡	808	51
BMC Software, Inc. ‡	1,669	76
Boeing Co.	14,498	1,024
Boston Scientific Corp. ‡	3,904	25
Bristol-Myers Squibb Co.	122,360	3,290
Broadcom Corp. - Class A	4,938	201
Bunge, Ltd.	6,943	417
CA, Inc.	36,260	842
Cablevision Systems Corp. - Class A	1,378	37
Capital One Financial Corp.	800	30
Cardinal Health, Inc.	1,259	44
CareFusion Corp. ‡	1,235	30
Celgene Corp. ‡	4,500	279
CenturyLink, Inc.	6,633	274
Cephalon, Inc. ‡ ^	500	33
CF Industries Holdings, Inc. ■	10,621	1,301
Charter Communications, Inc. ‡	1,900	62
Chesapeake Energy Corp.	9,546	207
Chevron Corp.	36,066	2,979
Chubb Corp.	9,110	529
CIGNA Corp.	10,210	359
Cimarex Energy Co.	600	46
Cisco Systems, Inc. ‡	61,198	1,397
Citigroup, Inc. ‡	315,764	1,317
CMS Energy Corp.	12,273	226
CAN Financial Corp. ‡	1,500	42
Coca-Cola Co.	6,468	396
Cognizant Technology Solutions Corp. - Class A ‡	2,604	170
Colgate-Palmolive Co.	10,424	804
Comcast Corp. - Class A	64,668	1,332
Complete Production Services, Inc. ‡	10,845	254
Computer Sciences Corp.	2,188	107
Comverse Technology, Inc. ‡	28,819	231
ConAgra Foods, Inc.	6,760	152
ConocoPhillips	29,040	1,725
Consol Energy, Inc.	40,370	1,484
Constellation Brands, Inc. - Class A ‡	4,710	93
Constellation Energy Group, Inc.	900	27
Corning, Inc. ■	68,210	1,247
Crown Holdings, Inc. ‡	7,086	228
CVS Caremark Corp.	18,068	544
Darden Restaurants, Inc.	800	37
DaVita, Inc. ‡	6,549	470
Dell, Inc. ‡ ■	76,281	1,097
Devon Energy Corp.	12,269	798
DIRECTV - Class A ‡	15	1
Discovery Communications, Inc. - Class A ‡	382	17
Discovery Communications, Inc. - Class C ‡	500	19
DISH Network Corp. - Class A	7,080	141
Dollar Tree, Inc. ‡	1,050	54
Domtar Corp. ■	3,800	302
Dow Chemical Co.	24,692	761
Dr. Pepper Snapple Group, Inc.	4,737	173
E.I. du Pont de Nemours & Co.	17,032	805
Eastman Chemical Co.	1,000	79
Eaton Corp.	518	46
eBay, Inc. ‡	12,509	373
El Paso Corp.	85,863	1,139
Electronic Arts, Inc. ‡	23,430	371
Eli Lilly & Co.	7,335	258
EMC Corp. ‡	29,591	622
Endo Pharmaceuticals Holdings, Inc. ‡	2,177	80
Energizer Holdings, Inc. ‡	600	45
Entergy Corp.	6,542	488
Exco Resources, Inc.	52,874	784
Exelon Corp.	14,137	577
Expedia, Inc.	1,570	46
Exxon Mobil Corp.	79,620	5,292
Fidelity National Financial, Inc. - Class A	43,180	578
Fidelity National Information Services, Inc.	1,367	37
FMC Corp.	17,977	1,315
Ford Motor Co. ‡	35,800	506
Forest Laboratories, Inc. ‡	3,194	106
Freeport-McMoRan Copper & Gold, Inc.	7,588	718
Gap, Inc.	2,250	43
General Communication, Inc. - Class A ‡	3,024	32
General Electric Co.	181,030	2,900
General Mills, Inc.	11,328	425
Genzyme Corp. ‡	9,271	669
Gilead Sciences, Inc. ‡	15,291	607
Global Industries, Ltd. ‡ ^	56,763	329
Goldman Sachs Group, Inc.	8,740	1,407
Google, Inc. - Class A ‡	2,836	1,738
Halliburton Co.	22,542	718
Harris Corp.	1,179	53
Healthsouth Corp. ‡ ^	12,005	217
Hess Corp.	9,161	577
Hewlett-Packard Co. ■	36,975	1,555
HJ Heinz Co.	4,594	226
Hologic, Inc. ‡	46,316	742
Hospira, Inc. ‡	1,600	95
Humana, Inc. ‡	9,246	539
Intel Corp.	56,465	1,132
International Business Machines Corp.	24,187	3,473
International Game Technology	20,247	316
International Paper Co.	6,110	154
Intuit, Inc. ‡	1,000	48
Johnson & Johnson	49,761	3,168
JPMorgan Chase & Co.	67,210	2,529
KBR, Inc.	12,082	307
Kimberly-Clark Corp.	500	32
King Pharmaceuticals, Inc. ‡	3,274	46
Kraft Foods, Inc. - Class A	34,046	1,098
L-3 Communications Holdings, Inc.	800	58
The notes to the financial statements are an integral part of this report.

Transamerica Funds	Annual Report 2010

Transamerica BlackRock Global Allocation
SCHEDULE OF INVESTMENTS (continued)
At October 31, 2010
(all amounts except share amounts in thousands)

	Shares	Value

United States (continued)
Lexmark International, Inc. - Class A ‡	9,494	$361
Liberty Global, Inc. ‡	1,400	53
Liberty Media Corp. - Capital ‡	4	♦
Liberty Media Corp. - Interactive ‡	567	8
Liberty Media Corp. - Starz ‡	1	♦
Life Technologies Corp. ‡	7,267	365
Limited Brands, Inc.	1,517	45
Lincoln National Corp.	1,600	39
Lockheed Martin Corp.	10,373	739
Lorillard, Inc.	2,485	212
Lubrizol Corp.	406	42
Macy’s, Inc.	1,900	45
Marathon Oil Corp.	26,575	945
Mattel, Inc.	16,807	392
McDonald’s Corp.	7,217	561
McGraw-Hill Cos., Inc.	1,500	56
McKesson Corp.	8,058	532
Mead Johnson Nutrition Co. - Class A	15,144	891
MeadWestvaco Corp.	1,529	39
Medco Health Solutions, Inc. ‡	11,811	620
Medtronic, Inc.	27,378	963
Merck & Co., Inc.	55,343	2,008
MetLife, Inc.	13,628	550
Mettler-Toledo International, Inc. ‡	1,455	190
Micron Technology, Inc. ‡	4,300	36
Microsoft Corp.	155,972	4,155
Molson Coors Brewing Co. - Class B	900	43
Morgan Stanley	31,293	778
Motorola, Inc. ‡	53,367	435
Murphy Oil Corp.	3,031	197
Mylan, Inc. ‡	1,598	32
Nabors Industries, Ltd. ‡	3,564	74
National Oilwell Varco, Inc.	17,059	917
National Semiconductor Corp.	2,182	30
Newmont Mining Corp.	28,155	1,714
News Corp. - Class A	24,780	358
Nextera Energy, Inc.	14,054	774
NII Holdings, Inc. ‡	1,000	42
Northern Trust Corp.	17,516	869
Northrop Grumman Corp.	7,841	496
NRG Energy, Inc. ‡	5,580	111
Occidental Petroleum Corp.	15,806	1,243
Oracle Corp.	56,270	1,654
Pall Corp.	2,303	98
Parker Hannifin Corp.	600	46
PartnerRe, Ltd.	2,019	160
PerkinElmer, Inc.	7,767	182
Perrigo Co.	6,800	448
Pfizer, Inc.	137,159	2,387
PG&E Corp.	6,397	306
PharMerica Corp. ‡ ^	283	3
Philip Morris International, Inc.	13,391	783
Pitney Bowes, Inc.	1,357	30
Polo Ralph Lauren Corp. - Class A	400	39
Polycom, Inc. ‡	17,045	576
PPG Industries, Inc.	900	69
PPL Corp.	19,200	516
Praxair, Inc.	3,037	277
Precision Castparts Corp.	3,420	467
Pride International, Inc. ‡	1,000	30
Principal Financial Group, Inc.	5,146	138
Procter & Gamble Co.	29,356	1,866
Progressive Corp.	12,040	255
QUALCOMM, Inc.	44,597	2,012
Qwest Communications International, Inc.	102,289	675
R.R. Donnelley & Sons Co.	1,913	35
Ralcorp Holdings, Inc. ‡	1,024	64
Raytheon Co.	5,231	241
Ross Stores, Inc.	708	42
Ryder System, Inc.	855	37
Safeway, Inc. ^	1,370	31
SanDisk Corp. ‡	1,094	41
Sara Lee Corp.	49,898	715
Schlumberger, Ltd.	19,680	1,376
Seagate Technology PLC ‡	2,100	31
Sears Holdings Corp. ‡	400	29
Sempra Energy	900	48
Simon Property Group, Inc. REIT	3,100	298
SM Energy Co.	11,001	459
Southern Co.	6,550	248
Southwest Airlines Co.	3,200	44
Spirit Aerosystems Holdings, Inc. - Class A ‡	28,411	615
Sprint Nextel Corp. ‡	40,066	165
St. Joe Co. ‡	13,653	276
State Street Corp.	12,088	505
Stryker Corp.	700	35
SUPERVALU, Inc.	2,749	30
Symantec Corp. ‡ ■	32,072	519
Target Corp.	700	36
Teradata Corp. ‡	1,941	76
Texas Instruments, Inc.	27,118	802
Thermo Fisher Scientific, Inc. ‡	10,174	523
Time Warner Cable, Inc.	3,273	189
Time Warner, Inc.	6,603	215
TJX Cos., Inc.	1,000	46
Total System Services, Inc. ^	2,932	46
Transatlantic Holdings, Inc.	2,420	127
Travelers Cos., Inc.	18,925	1,044
U.S. Bancorp	44,539	1,077
Union Pacific Corp.	21,787	1,911
United Technologies Corp. ■	12,584	941
UnitedHealth Group, Inc.	21,220	765
Unum Group	1,502	34
URS Corp. ‡	700	27
Valero Energy Corp.	17,109	307
VeriSign, Inc. ‡	1,468	51
Verizon Communications, Inc.	58,873	1,912
Viacom, Inc. - Class B	26,001	1,003
Wal-Mart Stores, Inc.	31,618	1,713
Waters Corp. ‡	5,351	397
WellPoint, Inc. ‡	18,012	979
Wells Fargo & Co.	89,724	2,340
Western Digital Corp. ‡	3,218	103
The notes to the financial statements are an integral part of this report.

Transamerica Funds	Annual Report 2010

Transamerica BlackRock Global Allocation
SCHEDULE OF INVESTMENTS (continued)
At October 31, 2010
(all amounts except share amounts in thousands)

	Shares	Value

United States (continued)
Whirlpool Corp.	400	$30
Williams Cos., Inc.	2,000	43
Windstream Corp.	5,904	75
Wisconsin Energy Corp.	593	35
Wyndham Worldwide Corp.	1,500	43
Xerox Corp.	60,025	702
Xilinx, Inc.	1,290	35

Total Common Stocks (cost $256,192)		283,509

INVESTMENT COMPANIES - 4.2%
United States - 4.1%
Consumer Staples Select Sector SPDR Fund	15,861	456
Energy Select Sector SPDR Fund	48,185	2,853
Financial Select Sector SPDR Fund ^	47,010	684
Health Care Select Sector SPDR Fund	15,879	494
iShares Dow Jones U.S. Telecommunications Sector Index Fund	8,925	197
iShares MSCI Brazil Index Fund	3,800	293
iShares Silver Trust ^	44,600	1,078
Market Vectors - Gold Miners ETF	53,673	3,073
SPDR Gold Shares	64,282	8,527
SPDR KBW Regional Banking Trust ETF	10,207	231
Technology Select Sector SPDR Fund	44,400	1,081
Utilities Select Sector SPDR Fund	42,200	1,340
Vanguard Telecommunication Services ETF	400	25
Vietnam - 0.1%
Dragon Capital - Vietnam Enterprise Investments, Ltd. Ə	51,468	113
Vinaland, Ltd.	243,300	203

Total Investment Companies (cost $16,038)		20,648

RIGHTS - 0.0%¥
Spain - 0.0%¥
Banco Santander SA ‡ ^	71,800	12
United Kingdom - 0.0%¥
Standard Chartered PLC ‡	1,225	10

Total Rights (cost $12)		22

	Notional
	Amount	Value

PURCHASED OPTIONS - 0.1%
Call Options - 0.1%
CIT SW Taiwan Taiex Index	$3	$59
Call Strike $7531.94
Expires 12/21/2011
American Commercial Lines Inc.	1	4
Call Strike $30.00
Expires 12/18/2010
Deutsche Bank MSCI Europe Excluding
United Kingdom Index	49	170
Call Strike $96.02
Expires 09/01/2011
Google, Inc. Class A	1	25
Call Strike $620.00
Expires 12/18/2010
Put Options - 0.0%¥
KOSPI 200 Index	3,300	46
Put Strike $230.71
Expires 12/08/2011

Total Purchased Options (cost $75)		304

		Principal	Value

CONVERTIBLE BONDS - 7.5%
Bermuda - 0.0%¥
Celestial Nutrifoods, Ltd.
Zero Coupon, 06/12/2011 §	SGD	1,400	216
Canada - 0.4%
Daylight Energy, Ltd.
6.25%, 12/31/2014	CAD	223	234
Petrobakken Energy, Ltd.
3.13%, 02/08/2016 - Reg S		$900	864
Sino-Forest Corp.
5.00%, 08/01/2013 - 144A §		775	942
Cayman Islands - 0.5%
China Milk Products Group, Ltd.
Zero Coupon, 01/05/2012		600	252
FU JI Food and Catering Services Holdings, Ltd.
Zero Coupon, 10/18/2010 Џ	CNY	2,700	77
Pyrus, Ltd.
7.50%, 12/20/2015		$500	533
Subsea 7, Inc.
2.80%, 06/06/2011		400	402
Zeus Cayman
Zero Coupon, 08/19/2013	JPY	92,000	1,141
China - 0.2%
China Petroleum & Chemical Corp.
Zero Coupon, 04/24/2014	HKD	5,240	764
Germany - 0.3%
Kreditanstalt fuer Wiederaufbau
3.25%, 06/27/2013	EUR	900	1,314
Hong Kong - 0.0%¥
Hongkong Land CB 2005, Ltd.
2.75%, 12/21/2012 - Reg S		$100	179
Hungary - 0.0%¥
Magyar Nemzeti Vagyonkezel Zrt
4.40%, 09/25/2014	EUR	100	143
India - 1.0%
Gujarat NRE Coke, Ltd.
Zero Coupon, 04/12/2011		$100	136
Jaiprakash Associates, Ltd.
Zero Coupon, 09/12/2012		102	135
Ranbaxy Laboratories, Ltd.
Zero Coupon, 03/18/2011		227	284
REI Agro, Ltd.
5.50%, 11/13/2014 - 144A §		640	653
Reliance Communications, Ltd.
Zero Coupon, 05/10/2011		475	590
Zero Coupon, 03/06/2012		1,300	1,560
Suzlon Energy, Ltd.
Zero Coupon, 06/12/2012 - 10/11/2012		775	782
Zero Coupon, 07/25/2014 ∆		592	521
The notes to the financial statements are an integral part of this report.

Transamerica Funds	Annual Report 2010

Transamerica BlackRock Global Allocation
SCHEDULE OF INVESTMENTS (continued)
At October 31, 2010
(all amounts in thousands)

		Principal	Value

India (continued)
Tata Steel, Ltd.
1.00%, 09/05/2012		$300	$364
Japan - 0.0%¥
Nagoya Railroad Co., Ltd.
Zero Coupon, 03/30/2012	JPY	3,000	37
Jersey, Channel Islands - 0.7%
Aldar Funding, Ltd.
5.77%, 11/10/2011		$225	221
Dana Gas Sukuk, Ltd.
7.50%, 10/31/2012		2,640	2,529
Fresenius Finance Jersey, Ltd.
5.63%, 08/14/2011	EUR	200	348
Shire PLC
2.75%, 05/09/2014		$427	434
Luxembourg - 0.1%
Acergy SA
2.25%, 10/11/2013		100	112
Actelion Finance SCA
Zero Coupon, 11/22/2011	CHF	320	350
Malaysia - 0.6%
Berjaya Land Bhd
8.00%, 08/15/2011	MYR	1,240	412
Cherating Capital, Ltd.
2.00%, 07/05/2012 *		$500	632
IOI Capital Bhd
Zero Coupon, 12/18/2011		445	642
Paka Capital, Ltd.
Zero Coupon, 03/12/2013		200	208
Rafflesia Capital, Ltd.
1.25%, 10/04/2011 *		800	1,089
Singapore - 1.1%
Capitaland, Ltd.
2.10%, 11/15/2016	SGD	750	577
2.95%, 06/20/2022	SGD	1,750	1,264
3.13%, 03/05/2018	SGD	1,750	1,406
Keppel Land, Ltd.
2.50%, 06/23/2013	SGD	200	162
Olam International, Ltd.
6.00%, 10/15/2016		$400	545
Wilmar International, Ltd.
Zero Coupon, 12/18/2012		300	416
Yanlord Land Group, Ltd.
5.85%, 07/13/2014	SGD	750	607
Ying Li International Real Estate Ltd
4.00%, 03/03/2015	SGD	750	490
Spain - 0.1%
Telvent GIT SA
5.50%, 04/15/2015 - 144A		$339	364
United Kingdom - 0.0%¥
Anglo American PLC
4.00%, 05/07/2014 - Reg S		100	178
United States - 2.5%
Advanced Micro Devices, Inc.
6.00%, 05/01/2015		1,491	1,481
Amylin Pharmaceuticals, Inc.
3.00%, 06/15/2014		560	483
Central European Distribution Corp.
3.00%, 03/15/2013		61	57
Chesapeake Energy Corp.
2.50%, 05/15/2037		1,186	1,022
Gilead Sciences, Inc.
0.50%, 05/01/2011		183	196
0.63%, 05/01/2013		610	710
1.63%, 05/01/2016 - 144A		148	164
Helix Energy Solutions Group, Inc.
3.25%, 12/15/2025		200	191
Hologic, Inc.
2.00%, 12/15/2037 *		1,841	1,735
Intel Corp.
2.95%, 12/15/2035		577	580
3.25%, 08/01/2039		1,046	1,241
Kinetic Concepts, Inc.
3.25%, 04/15/2015 - 144A		110	113
King Pharmaceuticals, Inc.
1.25%, 04/01/2026		194	193
LifePoint Hospitals, Inc.
3.25%, 08/15/2025		348	345
3.50%, 05/15/2014		82	81
McMoRan Exploration Co.
5.25%, 10/06/2011		170	202
Mylan, Inc.
1.25%, 03/15/2012 ^		778	826
Omnicare, Inc.
3.25%, 12/15/2035		346	308
SanDisk Corp.
1.00%, 05/15/2013		1,348	1,265
SBA Communications Corp.
1.88%, 05/01/2013		251	278
4.00%, 10/01/2014		213	309
SM Energy Co.
3.50%, 04/01/2027		439	468
Sonosite, Inc.
3.75%, 07/15/2014		108	118

Total Convertible Bonds (cost $32,900)			37,475

LOAN ASSIGNMENT - 0.1%
Metals & Mining - 0.1%
Multi Daerah Bersaing PT
7.29%, 04/13/2012 § ∆		429	427
Total Loan Assignment (cost $424)
The notes to the financial statements are an integral part of this report.

Transamerica Funds	Annual Report 2010

Transamerica BlackRock Global Allocation

SCHEDULE OF INVESTMENTS (continued)
At October 31, 2010
(all amounts in thousands)

	Principal	Value

SHORT-TERM U.S. GOVERNMENT OBLIGATIONS - 6.8%
U.S. Treasury Bill
0.11%, 01/06/2011 ▲	$2,740	$2,739
0.12%, 12/09/2010 ▲	16,964	16,962
0.13%, 12/02/2010 ▲	3,667	3,667
0.13%, 11/26/2010 ▲	6,870	6,869
0.14%, 12/16/2010 ▲	100	100
0.15%, 12/23/2010 ▲	3,500	3,499

Total Short-Term U.S. Government Obligations (cost $33,836)		33,836

	Shares	Value

WARRANTS - 0.1%
United States - 0.1%
Bank of America Corp. ‡
Expiration: 01/16/2019
Exercise Price: $13.30	22,336	131
Ford Motor Co. ‡
Expiration: 01/01/2013
Exercise Price: $9.20	43,117	245
Canada - 0.0%∞
Kinross Gold Corp. ‡
Expiration: 09/03/2013
Exercise Price: 32.00 CAD	9,602	22

Total Warrants (cost $422)		398

SECURITIES LENDING COLLATERAL - 1.4%
State Street Navigator Securities Lending Trust - Prime Portfolio, 0.35%▲	6,896,350	6,896

Total Securities Lending Collateral (cost $6,896)

	Principal	Value

REPURCHASE AGREEMENT - 0.0%∞
State Street Bank & Trust Co. 0.01% ▲, dated 10/29/2010, to be repurchased at $24 on 11/01/2010. Collateralized by a U.S. Government Agency Obligation, 4.00%, due 12/15/2017, and with a value of $28.	$24	24
Total Repurchase Agreement (cost $24)

Total Investment Securities (cost $453,797) #		498,904
Other Assets and Liabilities - Net		(1,599)

Net Assets		$497,305

	Notional
	Amount	Value

WRITTEN OPTIONS - (0.1%)
Put Options - 0.0%
American Commercial Lines Inc.	$(1)	♦
Put Strike $25.00
Expires 12/18/2010
CIT SW Taiwan Taiex Index	(3)	♦
Put Strike 6,228.91 TWD
Expires 12/21/2011
Deutsche Bank MSCI Europe
Excluding United Kingdom Index	(31)	♦
Put Strike $90.74
Expires 09/01/2011
General Mills, Inc.	(3)	(2)
Put Strike $33.00
Expires 04/16/2011
General Mills, Inc.	(3)	(3)
Put Strike $34.00
Expires 04/16/2011
Google, Inc. Class A	(1)	(16)
Put Strike $590.00
Expires 12/18/2010
Mead Johnson Nutrition Co.	(2)	♦
Put Strike $45.00
Expires 01/22/2011
SPX Index	(1)	(34)
Put Strike $988.57
Expires 12/08/2011
Call Options - (0.1%)
Agrium, Inc.	(4)	(54)
Call Strike $75.00
Expires 01/22/2011
Agrium, Inc.	(1)	(27)
Call Strike $70.00
Expires 01/22/2011
Agrium, Inc.	(4)	(94)
Call Strike $65.00
Expires 01/22/2011
Apple, Inc.	♦	(4)
Call Strike $320.00
Expires 01/22/2011
CF Industries Holdings, Inc.	(4)	(58)
Call Strike $115.00
Expires 01/22/2011
CF Industries Holdings, Inc.	(4)	(89)
Call Strike $105.00
Expires 01/22/2011
CF Industries Holdings, Inc.	(3)	(82)
Call Strike $95.00
Expires 01/22/2011
Corning, Inc.	(23)	(21)
Call Strike $19.00
Expires 01/22/2011
Dell, Inc.	(9)	(17)
Call Strike $15.00
Expires 01/21/2012
Dell, Inc.	(11)	(7)
Call Strike $15.00
Expires 01/22/2011
Domtar Corp.	(4)	(60)
Call Strike $65.00
Expires 01/22/2011
Google, Inc. Class A	(1)	(6)
Call Strike $650.00
Expires 12/18/2010
Google, Inc. Class A	(1)	(5)
Call Strike $660.00
Expires 12/18/2010
Hewlett Packard Co.	(6)	(15)
Call Strike $50.00
Expires 01/21/2012

The notes to the financial statements are an integral part of this report.

Transamerica Funds	Annual Report 2010

Transamerica BlackRock Global Allocation

SCHEDULE OF INVESTMENTS (continued)
At October 31, 2010
(all amounts in thousands)

	Notional
	Amount	Value

Call Options (continued)
Symantec Corp.	$(19)	$(36)
Call Strike $17.50
Expires 01/21/2012
Thomson Reuters Corp.	(1)	♦
Call Strike $39.00
Expires 11/20/2010
United Technologies Corp.	(7)	(32)
Call Strike $80.00
Expires 01/21/2012

Total Written Options (Premiums: $355)		$(662)

FUTURES CONTRACTS:

				Net Unrealized
				Appreciation
Description	Type	Contracts Г	Expiration Date	(Depreciation)

ASX SPI 200 Index	Long	1	12/16/2010	$(1)
DAX Index	Long	9	12/17/2010	108
DJ Euro Stoxx 50 Index	Long	96	12/17/2010	100
FTSE 100 Index	Long	9	12/17/2010	20
Hang Seng China Enterprises Index	Short	(1)	11/29/2010	1
Hang Seng Index	Short	(1)	11/29/2010	1
Nikkei 225 Index	Long	13	12/09/2010	(16)
S&P 500 Index	Long	2	12/16/2010	27
S&P TSE 60 Index	Short	(1)	12/16/2010	♦

				$240

FORWARD FOREIGN CURRENCY CONTRACTS:

			Amount in U.S.	Net Unrealized
		Settlement	Dollars Bought	Appreciation
Currency	Bought (Sold)	Date	(Sold)	(Depreciation)

Canadian Dollar	1,163	12/03/2010	$1,135	$4
Canadian Dollar	208	12/03/2010	203	1
Euro	732	11/05/2010	1,021	(1)
Euro	732	11/05/2010	1,026	(7)
Euro	1,466	11/12/2010	2,045	(5)
Euro	739	11/18/2010	1,027	1
Euro	651	11/18/2010	900	6
Euro	370	11/19/2010	511	4
Euro	1,099	11/19/2010	1,531	(3)
Euro	717	11/19/2010	998	(1)
Euro	370	11/19/2010	511	4
Euro	225	12/02/2010	311	1
Japanese Yen	78,173	11/18/2010	956	16
Japanese Yen	207,995	11/18/2010	2,547	39
Pound Sterling	(332)	11/12/2010	(526)	(5)
Republic of Korea Won	1,276,910	11/08/2010	1,132	3
Republic of Korea Won	228,010	11/08/2010	202	♦
South African Rand	(2,157)	11/12/2010	(314)	7
South African Rand	(3,327)	11/12/2010	(479)	5
Swiss Franc	2,130	11/18/2010	2,190	(25)
Swiss Franc	1,690	12/03/2010	1,713	4

				$48

The notes to the financial statements are an integral part of this report.

Transamerica Funds	Annual Report 2010

Transamerica BlackRock Global Allocation

SCHEDULE OF INVESTMENTS (continued)
At October 31, 2010
(all amounts in thousands)
FORWARD FOREIGN CROSS CURRENCY CONTRACTS:

				Net Unrealized
			Settlement	Appreciation
Bought/Sold	Currency	Amount	Date	(Depreciation)

Buy	Swiss Franc	1,746	11/05/2010	$(45)
Sell	Euro	(1,305)	11/05/2010	3
Buy	Swiss Franc	923	11/05/2010	(25)
Sell	Euro	(690)	11/05/2010	3
Buy	Swiss Franc	1,666	11/04/2010	(32)
Sell	Euro	(1,247)	11/04/2010	(10)
Buy	Swiss Franc	1,209	11/04/2010	(24)
Sell	Euro	(904)	11/04/2010	(6)

				$(136)

	Percentage of
INVESTMENTS BY INDUSTRY (unaudited):	Total Investments	Value

Oil, Gas & Consumable Fuels	10.1%	$47,612
U.S. Government Obligation	9.1	45,511
Foreign Government Obligation	7.9	39,483
Capital Markets	4.8	25,032
Metals & Mining	4.8	22,843
Commercial Banks	4.6	20,892
Pharmaceuticals	4.0	20,364
Diversified Financial Services	2.8	14,301
Diversified Telecommunication Services	2.8	13,901
Wireless Telecommunication Services	2.6	13,652
Insurance	2.6	13,276
Computers & Peripherals	2.3	11,277
Food Products	2.2	10,845
Industrial Conglomerates	2.2	10,665
Chemicals	1.9	9,490
Real Estate Management & Development	1.7	8,440
Software	1.7	8,172
Semiconductors & Semiconductor Equipment	1.6	8,121
Health Care Providers & Services	1.4	7,316
Electric Utilities	1.4	7,004
Health Care Equipment & Supplies	1.2	5,682
Road & Rail	1.1	5,455
Energy Equipment & Services	1.0	5,414
Automobiles	1.0	5,170
Communications Equipment	1.0	4,796
Food & Staples Retailing	1.0	4,793
Electronic Equipment & Instruments	0.9	4,746
Biotechnology	0.9	4,723
Aerospace & Defense	0.9	4,581
Media	0.9	4,556
IT Services	0.9	4,353
Beverages	0.6	3,202
Trading Companies & Distributors	0.6	3,141
Electrical Equipment	0.6	2,816
Household Products	0.5	2,747
Tobacco	0.5	2,488
Machinery	0.4	2,259
Internet Software & Services	0.4	2,238
Paper & Forest Products	0.4	2,053
Auto Components	0.4	2,032
Construction & Engineering	0.3	1,866
Life Sciences Tools & Services	0.3	1,838
Multi-Utilities	0.3	1,655
Personal Products	0.3	1,564

The notes to the financial statements are an integral part of this report.

Transamerica Funds	Annual Report 2010

Transamerica BlackRock Global Allocation

SCHEDULE OF INVESTMENTS (continued)
At October 31, 2010
(all amounts in thousands)

	Percentage of
INVESTMENTS BY INDUSTRY (unaudited) (continued):	Total Investments		Value

Household Durables	0.3%		$1,540
Hotels, Restaurants & Leisure	0.3		1,538
Transportation Infrastructure	0.3		1,511
Independent Power Producers & Energy Traders	0.3		1,473
Office Electronics	0.3		1,468
Real Estate Investment Trusts	0.3		1,419
Construction Materials	0.2		1,058
Thrifts & Mortgage Finance	0.1		947
Gas Utilities	0.1		615
Specialty Retail	0.1		612
Marine	0.1		569
Building Products	0.1		549
Textiles, Apparel & Luxury Goods	0.1		455
Leisure Equipment & Products	0.1		392
Water Utilities	0.0	∞	257
Containers & Packaging	0.0	∞	228
Multiline Retail	0.0	∞	164
Commercial Services & Supplies	0.0	∞	65
Asset-Backed Security	0.0	∞	64
Internet & Catalog Retail	0.0	∞	54
Airlines	0.0	∞	44
Consumer Finance	0.0	∞	30

Investment Securities, at Value	91.6		457,417
Index Based Purchased Options	0.0		59
Short-Term Investments	8.4		41,428

Total Investments	100.0%		$498,904

NOTES TO SCHEDULE OF INVESTMENTS:

∞	Percentage rounds to less than 0.01%.

*	Floating or variable rate note. Rate is listed as of 10/29/2010.

Ə	Securities fair valued as determined in good faith in accordance with procedures established by the Board of Trustees. These securities had a total market value of $1,361, or 0.27% of the fund’s net assets.

§	Illiquid. These securities aggregated to $3,383, or 0.68%, of the fund’s net assets.

Ž	The security has a perpetual maturity. The date shown is the next call date.

▲	Rate shown reflects the yield at 10/29/2010.

‡	Non-income producing security.

^	All or a portion of this security is on loan. The value of all securities on loan is $6,593.

♦	Value and/or notional amount is less than $1.

Џ	In default.

Y	All or a portion of this security in the amount of $1,391 have been segregated as collateral with the broker to cover margin requirements for open futures contracts.

■	All or a portion of these securities in the amount of $4,065, and cash in the amount of $696, have been segregated as collateral with the broker to cover margin requirements for open written options contracts.

Г	Contract amounts are not in thousands.

Δ	Restricted Security. At 10/31/2010, the fund owned the following securities which were restricted as to public resale. These securities aggregated a total value of $948, or 0.43%, of net assets.

	Date of
Description	Acquisition	Principal	Cost	Value	Price¥

Suzlon Energy Limited	07/21/2009	$592	$611	$521	$0.88
Multi Daerah Bersiang PT	04/13/2010	429	424	427	1.00
¥ Price not rounded to thousands.

#	Aggregate cost for federal income tax purposes is $455,779. Aggregate gross unrealized appreciation for all securities in which there is an excess of value over tax cost were $61,992 and $18,867, respectively. Net unrealized appreciation for tax purposes is $43,125.

The notes to the financial statements are an integral part of this report.

Transamerica Funds	Annual Report 2010

Transamerica BlackRock Global Allocation

SCHEDULE OF INVESTMENTS (continued)
At October 31, 2010
(all amounts in thousands)
DEFINITIONS:

144A	144A Securities are registered pursuant to Rule 144A of the Securities Act of 1933. These securities are deemed to be liquid for purposes of compliance limitations on holdings of illiquid securities and may be resold as transactions exempt from registration, normally to qualified institutional buyers. At 10/31/2010, these securities aggregated $17,017, or 3.42%, of the fund’s net assets.

ADR	American Depositary Receipt

AUD	Australian Dollar

BRL	Brazilian Real

CAD	Canadian Dollar

CHF	Swiss Franc

CNY	Chinese Yuan

ETF	Exchange-Traded Fund

EUR	Euro

GBP	Pound Sterling

GDR	Global Depositary Receipt

HKD	Hong Kong Dollar

JPY	Japanese Yen

MYR	Malaysian Riggit

NOK	Norwegian Krone

NZD	New Zealand Dollar

OJSC	Open Joint Stock Company

PJSC	Public Joint Stock Company

PLN	Polish Zloty

REIT	Real Estate Investment Trust (includes domestic REITs and Foreign Real Estate Investment Companies)

SGD	Singapore Dollar

SPDR	Standard & Poor’s Depositary Receipt

TRY	Turkish New Lira

TWD	Taiwan New Dollar
VALUATION SUMMARY:

Investment Securities	Level 1	Level 2	Level 3	Total

Asset-Backed Securities	$—	$64	$—	$64
Common Stocks	173,481	110,028	—	283,509
Convertible Bonds	—	37,475	—	37,475
Convertible Preferred Stocks	1,399	—	—	1,399
Corporate Debt Securities	—	22,225	♦	22,225
Foreign Government Obligations	—	39,483	—	39,483
Investment Companies	20,332	316	—	20,648
Loan Assignments	—	427	—	427
Preferred Corporate Debt Securities	—	1,020	—	1,020
Preferred Stocks	4,185	1,478	—	5,663
Purchased Options	304	—	—	304
Repurchase Agreement	—	24	—	24
Rights	—	22	—	22
Securities Lending Collateral	6,896	—	—	6,896
Short-Term U.S. Government Obligations	—	33,836	—	33,836
U.S. Government Obligations	—	45,511	—	45,511
Warrants	398	—	—	398

Total	$206,995	$291,909	$ ♦	$498,904

Other Financial Instruments	Level 1	Level 2	Level 3	Total

Written Options	$—	$(662)	$—	$(662)

Other Financial Instruments*	Level 1	Level 2	Level 3	Total

Futures Contracts - Appreciation	$257	$—	$—	$257
Futures Contracts - Depreciation	(17)	—	—	(17)
Forward Foreign Currency Contracts - Appreciation	—	101	—	101
Forward Foreign Currency Contracts - Depreciation	—	(189)	—	(189)

Total	$240	$(88)	$—	$152

Level 3 Rollforward - Investment Securities

	Beginning						Net Transfers	Ending
	Balance at	Net		Accrued	Total Realized	Change in Unrealized	In/(Out) of	Balance at
Securities	10/31/2009	Purchases/(Sales)		Discounts/(Premiums)	Gain/(Loss)	Appreciation/(Depreciation)	Level 3	10/31/2010

Corporate Debt Security	$—	$	♦	$—	$—	$—	$—	$ ♦
Rights	1		—	—	—	(1)	—	—

Total	$1	$	♦	$—	$—	$(1)	$—	$ ♦

*	Other financial instruments are derivative instruments including, but not limited to, Futures Contracts, Forward Foreign Currency Contracts, and Swap Contracts that are valued at unrealized appreciation (depreciation) on the instrument.

The notes to the financial statements are an integral part of this report.

Transamerica Funds	Annual Report 2010

Transamerica BlackRock Large Cap Value

SCHEDULE OF INVESTMENTS
At October 31, 2010
(all amounts except share amounts in thousands)

	Shares	Value

COMMON STOCKS - 99.9%
Aerospace & Defense - 2.2%
L-3 Communications Holdings, Inc.	92,000	$6,641
Raytheon Co.	193,000	8,894
Auto Components - 0.5%
Autoliv, Inc.	54,000	3,850
Beverages - 0.8%
Constellation Brands, Inc. - Class A ‡	297,000	5,860
Biotechnology - 1.7%
Amgen, Inc. ‡	204,000	11,667
Chemicals - 1.4%
Ashland, Inc.	22,000	1,136
Huntsman Corp.	87,000	1,205
Lubrizol Corp.	20,100	2,060
RPM International, Inc.	77,000	1,595
Valspar Corp.	128,000	4,108
Commercial Banks - 4.2%
CapitalSource, Inc.	377,000	2,303
Fifth Third Bancorp	673,000	8,452
KeyCorp	330,000	2,703
Regions Financial Corp.	1,149,000	7,239
SunTrust Banks, Inc.	329,000	8,232
Wells Fargo & Co.	28,000	730
Commercial Services & Supplies - 1.0%
Avery Dennison Corp.	137,000	4,980
Cintas Corp.	19,000	522
R.R. Donnelley & Sons Co.	74,000	1,365
Communications Equipment - 1.4%
Motorola, Inc. ‡	1,176,000	9,584
Computers & Peripherals - 4.0%
Lexmark International, Inc. - Class A ‡	175,000	6,655
SanDisk Corp. ‡	148,000	5,562
Seagate Technology PLC ‡	504,000	7,384
Western Digital Corp. ‡	253,000	8,102
Construction & Engineering - 0.3%
KBR, Inc.	72,000	1,829
Consumer Finance - 2.4%
Capital One Financial Corp.	234,000	8,721
Discover Financial Services	168,000	2,965
SLM Corp. ‡	425,000	5,058
Diversified Consumer Services - 0.1%
Service Corp., International	122,000	1,010
Diversified Financial Services - 3.2%
Bank of America Corp.	1,644,000	18,808
JPMorgan Chase & Co.	91,000	3,424
Diversified Telecommunication Services - 5.1%
AT&T, Inc.	212,000	6,042
Frontier Communications Corp.	408,000	3,582
Qwest Communications International, Inc.	1,292,000	8,527
Verizon Communications, Inc.	551,000	17,892
Electric Utilities - 1.3%
Edison International	245,000	9,041
Electronic Equipment & Instruments - 1.5%
Corning, Inc.	566,000	10,346
Energy Equipment & Services - 3.1%
Nabors Industries, Ltd. ‡	382,000	7,984
Oil States International, Inc. ‡	42,700	2,183
Rowan Cos., Inc. ‡	241,000	7,929
Unit Corp. ‡	88,000	3,452
Food & Staples Retailing - 2.3%
Kroger Co.	71,000	1,562
Safeway, Inc.	363,000	8,313
SUPERVALU, Inc.	590,000	6,366
Food Products - 3.8%
ConAgra Foods, Inc.	355,000	7,984
Del Monte Foods Co.	360,000	5,162
Sara Lee Corp.	462,000	6,620
Tyson Foods, Inc. - Class A	438,000	6,811
Gas Utilities - 1.7%
Atmos Energy Corp.	99,100	2,918
Energen Corp.	113,000	5,045
UGI Corp.	126,000	3,791
Health Care Providers & Services - 9.2%
Aetna, Inc.	275,000	8,212
AmerisourceBergen Corp. - Class A	219,000	7,188
Cardinal Health, Inc.	59,800	2,074
CIGNA Corp.	232,000	8,164
Coventry Health Care, Inc. ‡	272,300	6,377
Humana, Inc. ‡	144,000	8,394
Lincare Holdings, Inc.	77,700	2,037
Tenet Healthcare Corp. ‡	323,000	1,408
UnitedHealth Group, Inc.	323,000	11,645
WellPoint, Inc. ‡	169,000	9,183
Hotels, Restaurants & Leisure - 1.6%
Brinker International, Inc.	187,000	3,467
Wyndham Worldwide Corp.	273,000	7,849
Household Durables - 1.3%
Newell Rubbermaid, Inc.	128,000	2,259
Whirlpool Corp.	87,000	6,597
Household Products - 0.9%
Procter & Gamble Co.	94,000	5,976
Independent Power Producers & Energy Traders - 2.9%
AES Corp. ‡	653,000	7,796
Constellation Energy Group, Inc.	143,000	4,324
Mirant Corp. ‡	388,000	4,117
NRG Energy, Inc. ‡	247,800	4,934
Industrial Conglomerates - 3.2%
General Electric Co.	1,401,000	22,444
Insurance - 6.9%
American Financial Group, Inc.	133,800	4,092
Assurant, Inc.	46,000	1,819
Axis Capital Holdings, Ltd.	24,000	816
Berkshire Hathaway, Inc. - Class B ‡	39,000	3,103
Endurance Specialty Holdings, Ltd.	117,200	4,852
Genworth Financial, Inc. - Class A ‡	575,000	6,521
HCC Insurance Holdings, Inc.	217,600	5,762
Prudential Financial, Inc.	73,000	3,838
Unitrin, Inc.	78,000	1,895
Unum Group	351,000	7,869
XL Group PLC - Class A	362,000	7,656
IT Services - 1.1%
Computer Sciences Corp.	112,000	5,494
Convergys Corp. ‡	216,000	2,445
Machinery - 1.8%
AGCO Corp. ‡	46,000	1,954
Oshkosh Corp. ‡	73,000	2,154
Timken Co.	61,200	2,535
Trinity Industries, Inc.	276,000	6,273

The notes to the financial statements are an integral part of this report.

Transamerica Funds	Annual Report 2010

Transamerica BlackRock Large Cap Value

SCHEDULE OF INVESTMENTS (continued)
At October 31, 2010
(all amounts except share amounts in thousands)

	Shares	Value

Media - 5.8%
CBS Corp. - Class B	474,000	$8,025
Comcast Corp. - Class A	716,000	14,736
News Corp. - Class A	742,000	10,729
Time Warner Cable, Inc.	115,000	6,655
Multiline Retail - 1.2%
Macy’s, Inc.	364,000	8,605
Multi-Utilities - 1.0%
CMS Energy Corp.	108,000	1,985
Integrys Energy Group, Inc. Λ	90,000	4,787
Oil, Gas & Consumable Fuels - 5.3%
Chevron Corp.	62,000	5,122
Marathon Oil Corp.	259,000	9,212
Southern Union Co.	177,600	4,463
Teekay Corp.	67,300	2,140
Valero Energy Corp.	467,000	8,383
Williams Cos., Inc.	373,000	8,027
Paper & Forest Products - 1.9%
Domtar Corp.	34,000	2,698
International Paper Co.	310,000	7,837
MeadWestvaco Corp.	107,600	2,769
Pharmaceuticals - 5.6%
Bristol-Myers Squibb Co.	464,000	12,483
Eli Lilly & Co.	296,000	10,419
Endo Pharmaceuticals Holdings, Inc. ‡	61,200	2,248
Forest Laboratories, Inc. ‡	246,000	8,130
Johnson & Johnson	54,000	3,438
Pfizer, Inc.	153,000	2,662
Road & Rail - 0.2%
Ryder System, Inc.	33,400	1,461
Semiconductors & Semiconductor Equipment - 3.0%
Intel Corp.	584,000	11,721
Micron Technology, Inc. ‡	893,000	7,385
Novellus Systems, Inc. ‡	67,000	1,957
Software - 1.2%
Amdocs, Ltd. ‡	128,000	3,927
CA, Inc.	207,600	4,818
Specialty Retail - 2.0%
GameStop Corp. - Class A ‡	349,000	6,861
Gap, Inc.	368,000	6,996
Wireless Telecommunication Services - 1.8%
NII Holdings, Inc. ‡	31,000	1,296
Sprint Nextel Corp. ‡	1,902,000	7,836
Telephone & Data Systems, Inc.	101,000	3,518

Total Common Stocks (cost $659,438)		701,046

SHORT-TERM INVESTMENT COMPANY - 0.1%
Capital Markets 0.1%
BlackRock Provident TempFund 24	839,839	840
Total Short-Term Investment Company (cost $840)

SECURITIES LENDING COLLATERAL - 0.1%
State Street Navigator Securities Lending Trust - Prime Portfolio, 0.35% ▲	894,618	895
Total Securities Lending Collateral (cost $895)

Total Investment Securities (cost $661,173) #		702,781
Other Assets and Liabilities - Net		(576)

Net Assets		$702,205

NOTES TO SCHEDULE OF INVESTMENTS:

‡	Non-income producing security.

^	All or a portion of this security is on loan. The value of all securities on loan is $873.

▲	Rate shown reflects the yield at 10/29/2010.

#	Aggregate cost for federal income tax purposes is $671,288. Aggregate gross unrealized appreciation for all securities in which there is an excess of value over tax cost were $63,118 and $31,625, respectively. Net unrealized appreciation for tax purposes is $31,493.
VALUATION SUMMARY:

Investment Securities	Level 1	Level 2	Level 3	Total

Common Stocks	$689,463	$11,583	$—	$701,046
Securities Lending Collateral	895	—	—	895
Short-Term Investment Companies	840	—	—	840

Total	$691,198	$11,583	$—	$702,781

The notes to the financial statements are an integral part of this report.

Transamerica Funds	Annual Report 2010

Transamerica BNY Mellon Market Neutral Strategy

SCHEDULE OF INVESTMENTS
At October 31, 2010
(all amounts except share amounts in thousands)

	Shares	Value

COMMON STOCKS - 97.7%
Aerospace & Defense - 3.0%
Astronics Corp. ‡	5,000	$104
Ceradyne, Inc. ‡	2,000	48
Cubic Corp.	2,100	91
Ducommun, Inc.	5,400	116
GenCorp, Inc. ‡	13,500	66
General Dynamics Corp.	5,900	402
Herley Industries, Inc. ‡	6,100	101
L-3 Communications Holdings, Inc.	10,600	766
LMI Aerospace, Inc. ‡	6,800	111
Moog, Inc. - Class A ‡	1,600	60
Northrop Grumman Corp.	9,800	619
Raytheon Co.	15,300	705
Teledyne Technologies, Inc. ‡	2,400	100
Air Freight & Logistics - 0.7%
Atlas Air Worldwide Holdings, Inc. ‡	2,200	115
Dynamex, Inc. ‡	4,800	101
Pacer International, Inc. ‡	13,400	75
United Parcel Service, Inc. - Class B	6,500	438
Airlines - 1.5%
Alaska Air Group, Inc. ‡	13,100	692
JetBlue Airways Corp. ‡	7,200	50
Southwest Airlines Co.	36,900	508
United Continental Holdings, Inc. ‡	12,100	351
US Airways Group, Inc. ‡	4,400	52
Auto Components - 0.9%
American Axle & Manufacturing Holdings, Inc. ‡	10,100	93
Autoliv, Inc.	9,400	671
Cooper Tire & Rubber Co.	3,200	63
Dana Holding Corp. ‡	3,800	54
Shiloh Industries, Inc. ‡	5,000	50
Spartan Motors, Inc.	4,000	20
Beverages - 1.2%
Boston Beer Co., Inc. - Class A ‡	700	50
Dr. Pepper Snapple Group, Inc.	33,200	1,214
MGP Ingredients, Inc.	2,800	25
Building Products - 1.0%
Griffon Corp. ‡	8,100	95
Owens Corning, Inc. ‡	31,600	855
Quanex Building Products Corp.	6,200	112
Capital Markets - 1.3%
BGC Partners, Inc. - Class A	5,500	38
Eaton Vance Corp.	9,400	270
Federated Investors, Inc. - Class B	20,900	521
GFI Group, Inc.	5,600	27
Raymond James Financial, Inc.	16,900	477
Waddell & Reed Financial, Inc. - Class A	4,300	125
Chemicals - 2.8%
American Vanguard Corp.	16,100	119
Cabot Corp.	12,800	435
Cytec Industries, Inc.	9,800	485
Ferro Corp. ‡	9,400	129
Huntsman Corp.	30,100	417
Lubrizol Corp.	11,100	1,138
PolyOne Corp. ‡	7,100	92
Scotts Miracle-Gro Co. - Class A	2,800	150
WR Grace & Co. ‡	1,200	38
Commercial Banks - 3.2%
Bank of Hawaii Corp.	8,700	376
Bok Financial Corp.	6,900	319
City National Corp.	8,700	449
Commerce Bancshares, Inc.	11,900	438
First Citizens BancShares, Inc. - Class A	500	93
First Horizon National Corp.	38,509	389
Fulton Financial Corp.	46,000	430
International Bancshares Corp.	26,900	460
Old National Bancorp	4,700	44
Republic Bancorp, Inc. - Class A	1,400	29
S&T Bancorp, Inc.	2,200	43
Stellarone Corp.	3,500	45
Trustmark Corp.	3,200	71
Webster Financial Corp.	8,300	142
West Bancorporation, Inc. ‡	4,300	28
Commercial Services & Supplies - 1.0%
ABM Industries, Inc.	2,300	52
ACCO Brands Corp. ‡	7,800	49
Avery Dennison Corp.	14,900	542
Consolidated Graphics, Inc. ‡	2,500	116
G&K Services, Inc. - Class A	2,000	49
M&F Worldwide Corp. ‡	3,100	83
Tetra Tech, Inc. ‡	5,300	112
Viad Corp.	1,900	38
Communications Equipment - 1.5%
Arris Group, Inc. ‡	11,800	110
Blue Coat Systems, Inc. ‡	2,700	73
Comtech Telecommunications Corp.	4,000	123
CPI International, Inc. ‡	2,500	35
Harris Corp.	19,300	872
Loral Space & Communications, Inc. ‡	1,700	95
Oplink Communications, Inc. ‡	1,100	19
Plantronics, Inc.	7,000	251
Computers & Peripherals - 1.5%
Electronics for Imaging, Inc. ‡	6,700	92
Hutchinson Technology, Inc. ‡	14,700	50
Imation Corp. ‡	4,700	46
Lexmark International, Inc. - Class A ‡	15,800	601
SanDisk Corp. ‡	19,100	717
Synaptics, Inc. ‡	1,900	51
Xyratex, Ltd. ‡	2,500	39
Construction & Engineering - 0.7%
Argan, Inc. ‡	2,200	19
Englobal Corp. ‡	14,600	42
Great Lakes Dredge & Dock Corp.	17,700	110
Insituform Technologies, Inc. - Class A ‡	1,900	41
URS Corp. ‡	14,700	572
Construction Materials - 0.0%∞
U.S. Lime & Minerals, Inc. ‡	600	24
Consumer Finance - 0.1%
Advance America Cash Advance Centers, Inc.	6,000	30
Ezcorp, Inc. - Class A ‡	1,200	26
World Acceptance Corp. ‡	600	26
Containers & Packaging - 0.6%
Crown Holdings, Inc. ‡	7,700	248
Sealed Air Corp.	15,500	359

The notes to the financial statements are an integral part of this report.

Transamerica Funds	Annual Report 2010

Transamerica BNY Mellon Market Neutral Strategy

SCHEDULE OF INVESTMENTS (continued)
At October 31, 2010
(all amounts except share amounts in thousands)

	Shares	Value

Diversified Consumer Services - 1.9%
Career Education Corp. ‡	24,700	$433
CPI Corp.	2,900	72
DeVry, Inc.	5,500	263
ITT Educational Services, Inc. ‡	7,000	452
Lincoln Educational Services Corp. ‡	4,300	54
Pre-Paid Legal Services, Inc. ‡	1,600	96
Regis Corp.	2,100	43
Sotheby’s	13,600	595
Universal Technical Institute, Inc.	5,300	103
Diversified Financial Services - 1.0%
Cash America International, Inc.	700	25
Euronet Worldwide, Inc. ‡	3,600	65
JPMorgan Chase & Co.	6,000	226
Moody’s Corp.	14,300	386
SEI Investments Co.	17,100	379
Diversified Telecommunication Services - 0.7%
AT&T, Inc.	20,300	579
Cbeyond, Inc. ‡	6,400	87
Neutral Tandem, Inc. ‡	3,300	48
Electric Utilities - 3.4%
DPL, Inc.	45,600	1,191
IDACORP, Inc.	10,700	394
NV Energy, Inc.	65,900	900
Pinnacle West Capital Corp.	10,400	428
Unisource Energy Corp.	2,800	98
Wisconsin Energy Corp.	10,600	631
Electrical Equipment - 0.9%
AO Smith Corp.	1,300	73
AZZ, Inc.	1,000	37
Brady Corp. - Class A	1,600	49
Woodward Governor Co.	24,300	762
Electronic Equipment & Instruments - 3.2%
Anixter International, Inc.	2,200	118
Benchmark Electronics, Inc. ‡	4,000	66
Checkpoint Systems, Inc. ‡	4,100	90
Coherent, Inc. ‡	700	29
Corning, Inc.	44,900	821
Faro Technologies, Inc. ‡	2,600	63
Greatbatch, Inc. ‡	1,700	37
Ingram Micro, Inc. - Class A ‡	11,400	201
Insight Enterprises, Inc. ‡	6,700	101
Measurement Specialties, Inc. ‡	3,100	69
Newport Corp. ‡	3,000	44
Power-One, Inc. ‡	11,000	115
Richardson Electronics, Ltd.	2,600	28
SYNNEX Corp. ‡	1,000	29
Tech Data Corp. ‡	11,600	499
Tessco Technologies, Inc.	6,800	103
Viasystems Group, Inc.	3,600	57
Vishay Intertechnology, Inc. ‡	89,300	1,008
Energy Equipment & Services - 2.9%
Bristow Group, Inc. ‡	2,000	78
Exterran Holdings, Inc. ‡	27,300	687
Helmerich & Payne, Inc.	8,900	381
Nabors Industries, Ltd. ‡	30,800	644
National Oilwell Varco, Inc.	7,400	398
Natural Gas Services Group, Inc. ‡	6,500	102
Oceaneering International, Inc. ‡	7,700	476
OYO Geospace Corp. ‡	1,600	97
Tesco Corp. ‡	9,500	120
TETRA Technologies, Inc. ‡	12,100	118
Food & Staples Retailing - 1.0%
Andersons, Inc.	500	20
Costco Wholesale Corp.	7,400	464
Ruddick Corp.	2,400	84
Safeway, Inc.	20,500	469
Food Products - 2.7%
Archer-Daniels-Midland Co.	13,800	460
Cal-Maine Foods, Inc.	2,900	84
Dole Food Co., Inc. ‡	2,200	20
Hormel Foods Corp.	14,800	680
Lancaster Colony Corp.	13,800	689
Sanderson Farms, Inc.	1,200	50
Sara Lee Corp.	29,500	423
Seneca Foods Corp. - Class A ‡	1,100	25
Tyson Foods, Inc. - Class A	33,000	513
Gas Utilities - 0.6%
Nicor, Inc.	900	43
Oneok, Inc.	3,700	184
Southwest Gas Corp.	3,300	115
WGL Holdings, Inc.	8,700	335
Health Care Equipment & Supplies - 2.6%
Analogic Corp.	2,500	114
Angiodynamics, Inc. ‡	5,700	81
Cooper Cos., Inc.	2,400	118
CryoLife, Inc. ‡	10,100	65
Haemonetics Corp. ‡	1,900	104
Hologic, Inc. ‡	31,300	501
Immucor, Inc. ‡	12,000	209
Integra LifeSciences Holdings Corp. ‡	2,200	95
Invacare Corp.	2,600	70
Kinetic Concepts, Inc. ‡	26,400	1,004
Medical Action Industries, Inc. ‡	9,200	91
Nutraceutical International Corp. ‡	2,900	47
Sirona Dental Systems, Inc. ‡	2,800	105
Staar Surgical Co. ‡	4,500	24
STERIS Corp.	3,000	103
Symmetry Medical, Inc. ‡	2,300	20
Wright Medical Group, Inc. ‡	7,100	95
Health Care Providers & Services - 1.9%
AMERIGROUP Corp. ‡	2,700	113
Amsurg Corp. - Class A ‡	3,100	56
Five Star Quality Care, Inc. ‡	19,300	105
Gentiva Health Services, Inc. ‡	4,300	100
Humana, Inc. ‡	20,400	1,188
Kindred Healthcare, Inc. ‡	14,800	203
Magellan Health Services, Inc. ‡	2,100	101
Providence Service Corp. ‡	5,400	89
U.S. Physical Therapy, Inc. ‡	4,300	81
Universal American Corp.	3,600	58
Health Care Technology - 0.1%
Omnicell, Inc. ‡	8,200	115
Hotels, Restaurants & Leisure - 3.1%
Biglari Holdings, Inc. ‡	160	53
Bob Evans Farms, Inc.	2,400	69
Cheesecake Factory, Inc. ‡	15,300	446

The notes to the financial statements are an integral part of this report.

Transamerica Funds	Annual Report 2010

Transamerica BNY Mellon Market Neutral Strategy

SCHEDULE OF INVESTMENTS (continued)
At October 31, 2010
(all amounts except share amounts in thousands)

	Shares	Value

Hotels, Restaurants & Leisure (continued)
Cracker Barrel Old Country Store, Inc.	1,900	$102
Domino’s Pizza, Inc. ‡	7,700	114
International Speedway Corp. - Class A	24,700	564
Papa John’s International, Inc. ‡	2,700	70
Red Robin Gourmet Burgers, Inc. ‡	3,400	69
Starbucks Corp.	33,100	943
Wyndham Worldwide Corp.	35,100	1,009
Household Durables - 2.2%
American Greetings Corp. - Class A	24,900	482
Harman International Industries, Inc. ‡	18,000	605
Helen of Troy, Ltd. ‡	2,000	51
iRobot Corp. ‡	4,900	102
Kid Brands, Inc. ‡	2,100	20
Leggett & Platt, Inc.	10,800	220
Lifetime Brands, Inc. ‡	4,000	51
Newell Rubbermaid, Inc.	25,000	441
Standard Pacific Corp. ‡	10,900	40
Whirlpool Corp.	5,600	425
Household Products - 0.7%
Central Garden & Pet Co. - Class A ‡	4,600	48
Colgate-Palmolive Co.	4,300	332
Energizer Holdings, Inc. ‡	3,000	224
Oil-Dri Corp., of America	4,600	101
Independent Power Producers & Energy Traders - 0.9%
Constellation Energy Group, Inc.	32,700	989
Industrial Conglomerates - 0.3%
Standex International Corp.	3,400	92
Textron, Inc.	10,500	218
Insurance - 2.9%
American Safety Insurance Holdings, Ltd. ‡	2,900	54
Aspen Insurance Holdings, Ltd.	17,300	491
Endurance Specialty Holdings, Ltd.	7,800	323
Everest RE Group, Ltd.	3,500	295
Hallmark Financial Services, Inc. ‡	5,400	48
HCC Insurance Holdings, Inc.	7,400	196
Infinity Property & Casualty Corp.	1,600	83
Mercer Insurance Group, Inc.	2,600	48
Montpelier Re Holdings, Ltd.	2,700	49
Platinum Underwriters Holdings, Ltd.	1,200	52
Reinsurance Group of America, Inc. - Class A	12,600	631
State Auto Financial Corp.	2,900	45
Torchmark Corp.	5,200	298
United Fire & Casualty Co.	2,300	46
Unitrin, Inc.	18,900	459
Internet Software & Services - 0.2%
Constant Contact, Inc. ‡	3,000	69
Internap Network Services Corp. ‡	14,600	73
Websense, Inc. ‡	5,200	105
IT Services - 2.4%
Broadridge Financial Solutions, Inc.	9,300	205
CACI International, Inc. - Class A ‡	1,200	60
Ciber, Inc. ‡	8,400	31
Convergys Corp. ‡	13,400	152
CSG Systems International, Inc. ‡	5,800	113
DST Systems, Inc.	15,100	653
Lionbridge Technologies, Inc. ‡	20,200	101
ManTech International Corp. - Class A ‡	1,200	47
Mastercard, Inc. - Class A	1,700	408
MAXIMUS, Inc.	1,700	103
SRA International, Inc. - Class A ‡	2,600	52
Teletech Holdings, Inc. ‡	3,300	50
Unisys Corp. ‡	3,300	76
VeriFone Holdings, Inc. ‡	3,400	115
Visa, Inc. - Class A	5,300	414
Leisure Equipment & Products - 0.3%
Jakks Pacific, Inc. ‡	5,500	104
Leapfrog Enterprises, Inc. - Class A ‡	4,300	24
Multimedia Games, Inc. ‡	26,100	102
Sturm Ruger & Co., Inc.	3,900	61
Life Sciences Tools & Services - 0.5%
Bruker Corp. ‡	3,900	58
Cambrex Corp. ‡	10,200	46
Parexel International Corp. ‡	5,000	108
Thermo Fisher Scientific, Inc. ‡	5,500	283
Machinery - 4.8%
Alamo Group, Inc.	5,000	120
ArvinMeritor, Inc. ‡	6,300	104
Astec Industries, Inc. ‡	2,200	65
Blount International, Inc. ‡	4,100	62
Briggs & Stratton Corp.	5,900	104
Deere & Co.	3,200	246
Donaldson Co., Inc.	8,900	434
Gorman-Rupp Co.	1,800	54
ITT Corp.	11,100	524
Joy Global, Inc.	5,400	383
Kadant, Inc. ‡	4,000	79
Kaydon Corp.	2,900	101
Manitowoc Co., Inc.	63,800	711
Miller Industries, Inc.	7,300	98
Mueller Water Products, Inc. - Class A	9,600	29
Oshkosh Corp. ‡	30,000	884
Tennant Co.	3,300	111
Timken Co.	20,600	852
Trinity Industries, Inc.	13,700	311
Watts Water Technologies, Inc. - Class A	1,400	49
Media - 1.6%
APAC Customer Services, Inc. ‡	17,200	104
Arbitron, Inc.	1,700	43
Courier Corp.	1,700	25
Dolan Co. ‡	5,700	61
Entercom Communications Corp. - Class A ‡	6,600	55
EW Scripps Co. - Class A ‡	3,600	31
Gannett Co., Inc.	7,900	94
Lodgenet Interactive Corp. ‡	9,100	23
News Corp. - Class A	33,900	491
Outdoor Channel Holdings, Inc. ‡	6,400	34
Scholastic Corp.	8,200	241
Sinclair Broadcast Group, Inc. - Class A ‡	6,200	50
Viacom, Inc. - Class B	12,000	464
World Wrestling Entertainment, Inc. - Class A	2,200	30
Metals & Mining - 0.7%
Northwest Pipe Co. ‡	2,700	51
Titanium Metals Corp. ‡	16,900	332
Worthington Industries, Inc.	27,700	427

The notes to the financial statements are an integral part of this report.

Transamerica Funds	Annual Report 2010

Transamerica BNY Mellon Market Neutral Strategy

SCHEDULE OF INVESTMENTS (continued)
At October 31, 2010
(all amounts except share amounts in thousands)

	Shares	Value

Multiline Retail - 0.7%
Big Lots, Inc. ‡	7,200	$226
Dillard’s, Inc. - Class A	1,800	46
Dollar Tree, Inc. ‡	8,750	449
Multi-Utilities - 1.0%
DTE Energy Co.	9,300	435
Integrys Energy Group, Inc.	13,000	691
Oil, Gas & Consumable Fuels - 10.0%
Arch Coal, Inc.	3,800	93
Bill Barrett Corp. ‡	11,700	442
Chesapeake Energy Corp.	8,900	193
Chevron Corp.	6,100	504
Cimarex Energy Co.	16,200	1,244
Cloud Peak Energy, Inc. ‡	6,500	113
ConocoPhillips	9,600	570
Energy Partners, Ltd. ‡	8,000	89
Exco Resources, Inc.	17,300	257
Forest Oil Corp. ‡	39,000	1,199
Gran Tierra Energy, Inc. ‡	8,500	63
Hess Corp.	9,600	605
International Coal Group, Inc. ‡	7,900	44
Murphy Oil Corp.	1,800	117
Panhandle Oil and Gas, Inc. - Class A	800	20
Peabody Energy Corp.	3,600	190
Penn Virginia Corp.	6,000	89
PetroQuest Energy, Inc. ‡	9,500	53
Pioneer Natural Resources Co.	11,100	775
Southern Union Co.	24,900	626
Stone Energy Corp. ‡	2,900	45
Sunoco, Inc.	24,300	911
W&T Offshore, Inc.	5,600	61
Walter Energy, Inc.	10,600	932
Warren Resources, Inc. ‡	14,600	61
Whiting Petroleum Corp. ‡	2,700	271
Williams Cos., Inc.	61,500	1,324
Paper & Forest Products - 1.1%
International Paper Co.	28,500	720
MeadWestvaco Corp.	18,500	476
Personal Products - 0.6%
Elizabeth Arden, Inc. ‡	6,000	123
Estee Lauder Cos., Inc. - Class A	6,400	455
Inter Parfums, Inc.	4,100	72
Nu Skin Enterprises, Inc. - Class A	1,700	52
Pharmaceuticals - 2.6%
Eli Lilly & Co.	15,500	546
Hi-Tech Pharmacal Co., Inc. ‡	2,900	63
Impax Laboratories, Inc. ‡	4,800	90
Johnson & Johnson	2,200	140
King Pharmaceuticals, Inc. ‡	29,500	417
Medicis Pharmaceutical Corp. - Class A	21,600	643
Mylan, Inc. ‡	33,400	678
Obagi Medical Products, Inc. ‡	6,100	70
Par Pharmaceutical Cos., Inc. ‡	3,700	120
Professional Services - 0.7%
CBIZ, Inc. ‡	4,200	25
FTI Consulting, Inc. ‡	13,100	465
ICF International, Inc. ‡	2,900	74
Navigant Consulting, Inc. ‡	8,300	76
VSE Corp.	2,700	95
Real Estate Investment Trusts - 0.0%∞
Retail Opportunity Investments Corp.	5,200	50
Real Estate Management & Development - 0.4%
Jones Lang Lasalle, Inc.	6,000	468
Road & Rail - 1.1%
Amerco, Inc. ‡	900	74
CSX Corp.	4,500	277
Kansas City Southern ‡	3,700	162
Ryder System, Inc.	15,500	678
Semiconductors & Semiconductor Equipment - 4.0%
Applied Materials, Inc.	18,500	229
ATMI, Inc. ‡	4,200	74
Brooks Automation, Inc. ‡	3,700	25
Cypress Semiconductor Corp. ‡	41,300	582
DSP Group, Inc. ‡	3,900	28
Fairchild Semiconductor International, Inc. - Class A ‡	31,300	353
FEI Co. ‡	3,900	85
Lattice Semiconductor Corp. ‡	19,100	93
Marvell Technology Group, Ltd. ‡	22,700	438
Micrel, Inc.	8,600	102
Micron Technology, Inc. ‡	96,700	800
MKS Instruments, Inc. ‡	5,600	116
Novellus Systems, Inc. ‡	4,000	117
RF Micro Devices, Inc. ‡	112,300	819
Silicon Laboratories, Inc. ‡	2,700	108
Standard Microsystems Corp. ‡	4,200	101
Supertex, Inc. ‡	900	21
TriQuint Semiconductor, Inc. ‡	10,600	109
Veeco Instruments, Inc. ‡	2,100	88
Software - 4.3%
ACI Worldwide, Inc. ‡	16,500	402
Amdocs, Ltd. ‡	10,500	322
BMC Software, Inc. ‡	14,300	651
CA, Inc.	27,600	641
Deltek, Inc. ‡	6,200	49
Epicor Software Corp. ‡	9,700	91
Guidance Software, Inc. ‡	6,900	45
Manhattan Associates, Inc. ‡	4,000	123
Microsoft Corp.	21,300	567
Netscout Systems, Inc. ‡	3,000	70
Progress Software Corp. ‡	2,500	93
QAD, Inc.	8,700	37
Solarwinds, Inc. ‡	5,700	103
Symantec Corp. ‡	63,200	1,024
Synchronoss Technologies, Inc. ‡	2,000	43
Synopsys, Inc. ‡	18,900	483
Specialty Retail - 2.5%
Childrens Place Retail Stores, Inc. ‡	2,300	101
Collective Brands, Inc. ‡	3,400	52
DSW, Inc. - Class A ‡	2,300	77
Finish Line, Inc. - Class A	3,800	58
Genesco, Inc. ‡	1,900	62
Haverty Furniture Cos., Inc.	3,200	34
Hibbett Sports, Inc. ‡	4,200	113
J. Crew Group, Inc. ‡	8,000	256
Jo-Ann Stores, Inc. ‡	1,100	48
Shoe Carnival, Inc. ‡	4,600	105
Stage Stores, Inc.	2,800	37

The notes to the financial statements are an integral part of this report.

Transamerica Funds	Annual Report 2010

Transamerica BNY Mellon Market Neutral Strategy

SCHEDULE OF INVESTMENTS (continued)
At October 31, 2010
(all amounts except share amounts in thousands)

	Shares	Value

Specialty Retail (continued)
TJX Cos., Inc.	11,600	$532
Williams-Sonoma, Inc.	37,500	1,215
Textiles, Apparel & Luxury Goods - 2.1%
Carter’s, Inc. ‡	1,200	30
Columbia Sportswear Co.	900	47
Deckers Outdoor Corp. ‡	1,900	110
Delta Apparel, Inc. ‡	4,200	54
Fossil, Inc. ‡	12,300	727
Hanesbrands, Inc. ‡	25,900	642
Signet Jewelers, Ltd. ‡	3,200	113
Timberland Co. - Class A ‡	14,500	304
Unifi, Inc. ‡	13,200	62
Unifirst Corp.	2,200	101
Warnaco Group, Inc. ‡	1,000	53
Thrifts & Mortgage Finance - 0.0%∞
Abington Bancorp, Inc.	1,900	20
Trading Companies & Distributors - 0.2%
Applied Industrial Technologies, Inc.	3,700	113
DXP Enterprises, Inc. ‡	5,800	110
Wireless Telecommunication Services - 1.9%
MetroPCS Communications, Inc. ‡	72,100	751
Telephone & Data Systems, Inc.	36,200	1,260
USA Mobility, Inc.	4,800	81

Total Common Stocks (cost $93,146)		105,898

	Principal	Value

REPURCHASE AGREEMENT - 8.8%
State Street Bank & Trust Co. 0.01% ▲, dated 10/29/2010, to be repurchased at $9,539 on 11/01/2010. Collateralized by a U.S. Government Agency Obligation, 4.00%, due 12/15/2017, and with a value of $9,732.	$9,539	9,539
Total Repurchase Agreement (cost $9,539)

Total Investment Securities (cost $102,685) #		115,437
Other Assets and Liabilities - Net		(7,095)

Net Assets		$108,342

	Shares	Value

SECURITIES SOLD SHORT (97.6%) µ
COMMON STOCKS (97.6%)
Aerospace & Defense (3.2%)
AAR Corp. ‡	(900)	$(20)
Aerovironment, Inc. ‡	(2,100)	(49)
American Science & Engineering, Inc.	(800)	(66)
Applied Signal Technology, Inc.	(3,700)	(124)
Boeing Co.	(6,000)	(424)
Goodrich Corp.	(4,100)	(336)
Hexcel Corp. ‡	(4,800)	(85)
Orbital Sciences Corp. ‡	(6,300)	(102)
Precision Castparts Corp.	(6,000)	(819)
TASER International, Inc. ‡	(26,600)	(105)
Transdigm Group, Inc. ‡	(18,500)	(1,227)
Triumph Group, Inc.	(1,200)	(100)
Air Freight & Logistics (0.5%)
FedEx Corp.	(5,900)	(518)
Hub Group, Inc. - Class A ‡	(1,600)	(52)
Airlines (0.1%)
Skywest, Inc.	(4,200)	(64)
Auto Components (0.8%)
Amerigon, Inc. ‡	(7,700)	(83)
BorgWarner, Inc. ‡	(8,500)	(477)
Exide Technologies ‡	(18,000)	(106)
Stoneridge, Inc. ‡	(8,800)	(97)
Superior Industries International, Inc.	(5,400)	(97)
Automobiles (0.5%)
Harley-Davidson, Inc.	(17,600)	(540)
Beverages (1.4%)
Coca-Cola Co.	(9,700)	(595)
PepsiCo, Inc.	(14,200)	(927)
Biotechnology (0.2%)
Cepheid, Inc. ‡	(4,800)	(101)
Codexis, Inc. ‡	(5,700)	(58)
Pharmasset, Inc. ‡	(2,700)	(102)
Building Products (0.6%)
Armstrong World Industries, Inc. ‡	(14,100)	(589)
NCI Building Systems, Inc. ‡	(11,500)	(114)
Capital Markets (1.3%)
Charles Schwab Corp.	(25,500)	(393)
Evercore Partners, Inc.	(1,300)	(39)
Greenhill & Co., Inc.	(5,700)	(443)
optionsXpress Holdings, Inc. ‡	(3,200)	(51)
State Street Corp.	(10,400)	(434)
Teton Advisors, Inc. - Class B ‡ Ə	(3)	(♦ )
Westwood Holdings Group, Inc.	(1,300)	(47)
Chemicals (2.4%)
Dow Chemical Co.	(24,800)	(764)
FMC Corp.	(5,800)	(424)
LSB Industries, Inc. ‡	(4,300)	(96)
Monsanto Co.	(9,400)	(559)
Mosaic Co.	(9,700)	(710)
Quaker Chemical Corp.	(2,800)	(102)
Commercial Banks (2.4%)
Associated Banc-Corp.	(33,300)	(423)
BancorpSouth, Inc.	(12,200)	(161)
BB&T Corp.	(16,100)	(377)
Dime Community Bancshares, Inc.	(1,400)	(20)
FNB Corp.	(5,900)	(50)
Metro Bancorp, Inc. ‡	(4,500)	(45)
PrivateBancorp, Inc. - Class A	(7,800)	(92)
Sterling Bancshares, Inc.	(3,800)	(20)
TCF Financial Corp.	(27,700)	(365)
Texas Capital Bancshares, Inc. ‡	(2,800)	(51)
Washington Trust Bancorp, Inc.	(2,600)	(52)
Wells Fargo & Co.	(11,200)	(292)
Whitney Holding Corp.	(45,400)	(376)
Wilmington Trust Corp.	(36,300)	(258)
Commercial Services & Supplies (0.7%)
Casella Waste Systems, Inc. - Class A ‡	(9,200)	(45)
Clean Harbors, Inc. ‡	(1,400)	(99)
Deluxe Corp.	(2,400)	(49)
Electro Rent Corp.	(6,800)	(101)
Herman Miller, Inc.	(4,600)	(88)
Innerworkings, Inc. ‡	(14,800)	(102)
McGrath Rentcorp	(2,800)	(71)
Mobile Mini, Inc. ‡	(5,900)	(103)
Sykes Enterprises, Inc. ‡	(7,200)	(120)

The notes to the financial statements are an integral part of this report.

Transamerica Funds	Annual Report 2010

Transamerica BNY Mellon Market Neutral Strategy

SCHEDULE OF INVESTMENTS (continued)
At October 31, 2010
(all amounts except share amounts in thousands)

	Shares	Value

Communications Equipment (2.4%)
Acme Packet, Inc. ‡	(2,100)	$(83)
Adtran, Inc.	(36,300)	(1,171)
Emulex Corp. ‡	(5,500)	(63)
Infinera Corp. ‡	(10,900)	(89)
Ixia ‡	(4,600)	(72)
Juniper Networks, Inc. ‡	(10,600)	(343)
KVH Industries, Inc. ‡	(3,700)	(52)
Network Equipment Technologies, Inc. ‡	(9,400)	(30)
Polycom, Inc. ‡	(11,500)	(388)
Riverbed Technology, Inc. ‡	(2,200)	(127)
Sycamore Networks, Inc.	(3,200)	(98)
Viasat, Inc. ‡	(2,900)	(119)
Computers & Peripherals (1.3%)
Avid Technology, Inc. ‡	(7,400)	(93)
Intermec, Inc. ‡	(9,500)	(111)
NCR Corp. ‡	(31,700)	(435)
NetApp, Inc. ‡	(13,100)	(698)
Stratasys, Inc. ‡	(900)	(28)
Construction & Engineering (1.8%)
Fluor Corp.	(20,600)	(993)
Granite Construction, Inc.	(8,600)	(208)
MYR Group, Inc. ‡	(5,500)	(86)
Orion Marine Group, Inc. ‡	(9,100)	(114)
Pike Electric Corp. ‡	(3,500)	(26)
Quanta Services, Inc. ‡	(28,100)	(552)
Containers & Packaging (2.3%)
AEP Industries, Inc. ‡	(4,200)	(102)
Bemis Co., Inc.	(27,100)	(861)
Greif, Inc. -Class A	(10,200)	(599)
Packaging Corp., of America	(36,500)	(892)
Distributors (0.4%)
LKQ Corp. ‡	(19,300)	(420)
Diversified Consumer Services (0.9%)
Cambium Learning Group, Inc. ‡	(16,000)	(49)
Hillenbrand, Inc.	(42,800)	(920)
Diversified Financial Services (1.6%)
Bank of America Corp.	(22,600)	(259)
Interactive Brokers Group, Inc. - Class A ‡	(26,300)	(492)
MSCI, Inc. - Class A ‡	(15,800)	(566)
NYSE Euronext	(15,200)	(466)
Diversified Telecommunication Services (2.1%)
AboveNet, Inc. ‡	(1,500)	(85)
Atlantic Tele-Network, Inc.	(2,000)	(85)
CenturyLink, Inc.	(22,200)	(919)
General Communication, Inc. - Class A ‡	(4,800)	(50)
Hughes Communications, Inc. ‡	(1,100)	(31)
Windstream Corp.	(81,100)	(1,027)
Electric Utilities (1.4%)
CH Energy Group, Inc.	(2,200)	(100)
Empire District Electric Co.	(4,400)	(93)
ITC Holdings Corp.	(7,300)	(457)
Southern Co.	(19,100)	(723)
Unitil Corp.	(4,500)	(98)
Electrical Equipment (1.0%)
Acuity Brands, Inc.	(2,000)	(100)
AMETEK, Inc.	(6,600)	(357)
Emerson Electric Co.	(7,000)	(384)
Encore Wire Corp.	(3,600)	(75)
GrafTech International, Ltd. ‡	(5,400)	(89)
PowerSecure International, Inc. ‡	(10,600)	(100)
Electronic Equipment & Instruments (1.2%)
Agilent Technologies, Inc. ‡	(11,000)	(383)
Cognex Corp.	(3,400)	(91)
FLIR Systems, Inc. ‡	(15,200)	(422)
Mercury Computer Systems, Inc. ‡	(6,600)	(105)
Plexus Corp. ‡	(3,100)	(94)
ScanSource, Inc. ‡	(2,300)	(69)
TTM Technologies, Inc. ‡	(10,100)	(106)
Energy Equipment & Services (3.4%)
Carbo Ceramics, Inc.	(1,100)	(92)
Global Industries, Ltd. ‡	(19,800)	(115)
Helix Energy Solutions Group, Inc. ‡	(71,200)	(904)
Lufkin Industries, Inc.	(2,100)	(103)
Patterson-UTI Energy, Inc.	(32,500)	(631)
Pride International, Inc. ‡	(19,600)	(594)
Spectra Energy Corp.	(8,200)	(195)
Tidewater, Inc.	(21,900)	(1,009)
Food & Staples Retailing (0.4%)
Pantry, Inc. ‡	(4,400)	(86)
Susser Holdings Corp. ‡	(3,800)	(52)
Sysco Corp.	(6,100)	(179)
United Natural Foods, Inc. ‡	(1,400)	(50)
Winn-Dixie Stores, Inc. ‡	(3,400)	(23)
Food Products (3.0%)
Bunge, Ltd.	(7,700)	(463)
Darling International, Inc. ‡	(6,600)	(66)
Diamond Foods, Inc.	(1,200)	(53)
Green Mountain Coffee Roasters, Inc. ‡	(31,500)	(1,038)
Griffin Land & Nurseries, Inc.	(1,900)	(47)
Harbinger Group, Inc. ‡	(10,000)	(52)
Imperial Sugar Co.	(1,900)	(24)
Kraft Foods, Inc. - Class A	(20,100)	(649)
Lance, Inc.	(4,500)	(102)
Ralcorp Holdings, Inc. ‡	(11,000)	(683)
Schiff Nutrition International, Inc.	(12,300)	(99)
TreeHouse Foods, Inc. ‡	(2,200)	(103)
Gas Utilities (1.1%)
EQT Corp.	(12,000)	(449)
National Fuel Gas Co.	(13,500)	(745)
Health Care Equipment & Supplies (2.3%)
Accuray, Inc. ‡	(5,400)	(36)
Cutera, Inc. ‡	(13,800)	(100)
Dexcom, Inc. ‡	(6,500)	(89)
Edwards Lifesciences Corp. ‡	(15,900)	(1,015)
Gen-Probe, Inc. ‡	(6,500)	(315)
HeartWare International, Inc. ‡	(600)	(41)
ICU Medical, Inc. ‡	(2,500)	(91)
Iris International, Inc. ‡	(2,500)	(23)
Masimo Corp.	(3,200)	(97)
Natus Medical, Inc. ‡	(3,900)	(51)
Neogen Corp. ‡	(2,900)	(97)
Orthovita, Inc. ‡	(10,600)	(23)
Palomar Medical Technologies, Inc. ‡	(9,600)	(102)
Quidel Corp. ‡	(8,500)	(98)
Rochester Medical Corp. ‡	(3,300)	(36)
Syneron Medical, Ltd. ‡	(9,500)	(100)
Volcano Corp. ‡	(4,100)	(100)
Zoll Medical Corp. ‡	(1,500)	(49)

The notes to the financial statements are an integral part of this report.

Transamerica Funds	Annual Report 2010

Transamerica BNY Mellon Market Neutral Strategy

SCHEDULE OF INVESTMENTS (continued)
At October 31, 2010
(all amounts except share amounts in thousands)

	Shares	Value

Health Care Providers & Services (1.8%)
Air Methods Corp. ‡	(2,900)	$(119)
Alliance Healthcare Services, Inc. ‡	(11,100)	(44)
BioScrip, Inc. ‡	(21,500)	(121)
Catalyst Health Solutions, Inc. ‡	(1,300)	(49)
Centene Corp. ‡	(3,200)	(71)
Ensign Group, Inc.	(1,800)	(34)
Genoptix, Inc. ‡	(5,900)	(100)
Hanger Orthopedic Group, Inc. ‡	(1,100)	(21)
HMS Holdings Corp. ‡	(2,000)	(120)
Landauer, Inc.	(1,700)	(104)
RehabCare Group, Inc. ‡	(4,800)	(107)
Rural/Metro Corp. ‡	(7,700)	(66)
Transcend Services, Inc. ‡	(7,500)	(131)
Universal Health Services, Inc. - Class B	(13,800)	(569)
VCA Antech, Inc. ‡	(11,600)	(240)
Health Care Technology (0.1%)
Computer Programs & Systems, Inc.	(2,400)	(109)
MedAssets, Inc. ‡	(2,300)	(43)
Hotels, Restaurants & Leisure (2.8%)
Ambassadors Group, Inc.	(8,800)	(98)
Bally Technologies, Inc. ‡	(2,300)	(83)
Buffalo Wild Wings, Inc. ‡	(2,100)	(99)
Churchill Downs, Inc.	(3,100)	(112)
Einstein Noah Restaurant Group, Inc. ‡	(4,500)	(50)
Isle of Capri Casinos, Inc. ‡	(6,400)	(51)
Krispy Kreme Doughnuts, Inc. ‡	(21,200)	(119)
McDonald’s Corp.	(3,900)	(303)
Penn National Gaming, Inc. ‡	(20,300)	(675)
Royal Caribbean Cruises, Ltd. ‡	(3,100)	(123)
Scientific Games Corp. - Class A ‡	(40,100)	(317)
Shuffle Master, Inc. ‡	(9,700)	(91)
Sonic Corp. ‡	(6,200)	(55)
Starwood Hotels & Resorts Worldwide, Inc.	(2,500)	(135)
Vail Resorts, Inc. ‡	(2,200)	(89)
WMS Industries, Inc. ‡	(15,300)	(668)
Household Durables (3.9%)
Fortune Brands, Inc.	(5,900)	(319)
Interface, Inc. - Class A	(3,500)	(50)
Jarden Corp.	(32,800)	(1,051)
MDC Holdings, Inc.	(31,700)	(816)
Meritage Homes Corp. ‡	(3,800)	(70)
National Presto Industries, Inc.	(800)	(90)
Stanley Black & Decker, Inc.	(16,500)	(1,023)
Toll Brothers, Inc. ‡	(41,300)	(741)
Household Products (0.5%)
Clorox Co.	(5,800)	(386)
Spectrum Brands Holdings, Inc. ‡	(3,800)	(108)
Independent Power Producers & Energy Traders (0.7%)
Calpine Corp. ‡	(60,100)	(751)
Insurance (3.2%)
AON Corp.	(5,400)	(215)
Arthur J. Gallagher & Co.	(18,100)	(510)
Assured Guaranty, Ltd.	(30,600)	(583)
Brown & Brown, Inc.	(23,200)	(517)
Enstar Group, Ltd. ‡	(700)	(56)
Erie Indemnity Co. - Class A	(9,800)	(560)
Fidelity National Financial, Inc. - Class A	(19,600)	(262)
FPIC Insurance Group, Inc. ‡	(1,400)	(50)
Hilltop Holdings, Inc. ‡	(3,800)	(38)
Old Republic International Corp.	(24,300)	(321)
PartnerRe, Ltd.	(3,200)	(254)
Progressive Corp.	(5,100)	(108)
Internet Software & Services (0.3%)
Dealertrack Holdings, Inc. ‡	(3,200)	(62)
Savvis, Inc. ‡	(5,300)	(127)
support.com, Inc. ‡	(18,300)	(104)
IT Services (0.9%)
Cass Information Systems, Inc.	(2,400)	(83)
Hackett Group, Inc. ‡	(25,200)	(98)
iGate Corp.	(2,700)	(55)
Integral Systems, Inc. ‡	(10,600)	(90)
Paychex, Inc.	(13,100)	(364)
RightNow Technologies, Inc. ‡	(4,300)	(112)
Sapient Corp.	(6,900)	(91)
Syntel, Inc.	(1,000)	(49)
Virtusa Corp. ‡	(5,700)	(81)
Leisure Equipment & Products (0.8%)
Hasbro, Inc.	(14,700)	(680)
Marine Products Corp. ‡	(9,300)	(58)
RC2 Corp. ‡	(3,900)	(82)
Life Sciences Tools & Services (0.8%)
AMAG Pharmaceuticals, Inc. ‡	(1,100)	(18)
Dionex Corp. ‡	(600)	(54)
Illumina, Inc. ‡	(14,600)	(792)
Machinery (2.7%)
Badger Meter, Inc.	(2,400)	(100)
Bucyrus International, Inc. - Class A	(7,100)	(484)
Chart Industries, Inc. ‡	(5,500)	(128)
Douglas Dynamics, Inc.	(1,600)	(23)
Dynamic Materials Corp.	(4,200)	(65)
Force Protection, Inc. ‡	(16,600)	(93)
John Bean Technologies Corp.	(5,800)	(99)
Middleby Corp. ‡	(1,400)	(105)
Mueller Industries, Inc.	(3,100)	(91)
PACCAR, Inc.	(7,400)	(379)
Sun Hydraulics Corp.	(2,900)	(90)
Terex Corp. ‡	(49,700)	(1,116)
Wabash National Corp. ‡	(12,400)	(100)
Marine (0.1%)
Hornbeck Offshore Services, Inc. ‡	(3,400)	(76)
Media (1.3%)
CKX, Inc. ‡	(18,600)	(76)
Dreamworks Animation SKG, Inc. - Class A ‡	(19,800)	(698)
Fisher Communications, Inc. ‡	(2,400)	(44)
Lamar Advertising Co. - Class A ‡	(2,800)	(95)
Rentrak Corp. ‡	(2,900)	(79)
Scripps Networks Interactive, Inc. - Class A	(4,800)	(244)
Walt Disney Co.	(5,500)	(199)
Metals & Mining (2.0%)
Allegheny Technologies, Inc.	(16,700)	(879)
Compass Minerals International, Inc.	(10,000)	(789)
Horsehead Holdings Corp. ‡	(10,300)	(113)
Nucor Corp.	(7,800)	(298)
RTI International Metals, Inc. ‡	(2,500)	(78)
Multiline Retail (0.5%)
JC Penney Co., Inc.	(9,000)	(281)
PriceSmart, Inc.	(1,500)	(44)
Stein Mart, Inc. ‡	(10,900)	(102)
Tuesday Morning Corp. ‡	(17,800)	(85)

The notes to the financial statements are an integral part of this report.

Transamerica Funds	Annual Report 2010

Transamerica BNY Mellon Market Neutral Strategy

SCHEDULE OF INVESTMENTS (continued)
At October 31, 2010
(all amounts except share amounts in thousands)

	Shares	Value

Multi-Utilities (2.9%)
Alliant Energy Corp.	(8,700)	$(318)
Black Hills Corp.	(13,400)	(427)
Dominion Resources, Inc.	(16,700)	(726)
NorthWestern Corp.	(3,500)	(104)
PG&E Corp.	(8,200)	(392)
Public Service Enterprise Group, Inc.	(26,900)	(870)
Vectren Corp.	(12,600)	(345)
Oil, Gas & Consumable Fuels (7.8%)
Cabot Oil & Gas Corp.	(30,200)	(875)
Carrizo Oil & Gas, Inc. ‡	(5,200)	(123)
Comstock Resources, Inc. ‡	(17,100)	(382)
Consol Energy, Inc.	(26,400)	(970)
Denbury Resources, Inc. ‡	(59,200)	(1,008)
EOG Resources, Inc.	(9,100)	(871)
Goodrich Petroleum Corp. ‡	(1,600)	(22)
James River Coal Co. ‡	(5,500)	(95)
Magnum Hunter Resources Corp. ‡	(5,400)	(26)
Massey Energy Co.	(9,500)	(400)
Northern Oil and Gas Inc. ‡	(3,700)	(73)
Overseas Shipholding Group, Inc.	(22,300)	(745)
Patriot Coal Corp. ‡	(19,200)	(259)
Petrohawk Energy Corp. ‡	(24,500)	(417)
Plains Exploration & Production Co. ‡	(41,200)	(1,149)
Rex Energy Corp. ‡	(9,500)	(117)
Rosetta Resources, Inc. ‡	(4,600)	(110)
South Jersey Industries, Inc.	(700)	(35)
Tesoro Corp.	(56,300)	(730)
Venoco, Inc. ‡	(3,000)	(46)
Paper & Forest Products (0.1%)
Deltic Timber Corp.	(2,400)	(112)
Pharmaceuticals (1.6%)
Merck & Co., Inc.	(12,100)	(439)
Pain Therapeutics, Inc. ‡	(15,900)	(122)
Pfizer, Inc.	(11,600)	(202)
Salix Pharmaceuticals, Ltd. ‡	(2,600)	(98)
Sucampo Pharmaceuticals, Inc. - Class A ‡	(15,100)	(51)
Warner Chilcott PLC -Class A	(5,300)	(127)
Watson Pharmaceuticals, Inc. ‡	(14,200)	(663)
Professional Services (3.2%)
Acacia Research - Acacia Technologies ‡	(2,400)	(64)
Corporate Executive Board Co.	(3,300)	(103)
CoStar Group, Inc. ‡	(2,000)	(99)
Equifax, Inc.	(7,800)	(258)
Franklin Covey Co. ‡	(4,000)	(34)
IHS, Inc. - Class A ‡	(8,500)	(614)
Korn/Ferry International ‡	(5,800)	(102)
Monster Worldwide, Inc. ‡	(51,200)	(924)
Resources Connection, Inc.	(5,600)	(91)
Robert Half International, Inc.	(20,600)	(558)
Towers Watson & Co. - Class A	(12,600)	(648)
Real Estate Management & Development (0.1%)
Forestar Group, Inc. ‡	(5,200)	(89)
Tejon Ranch Co. ‡	(900)	(20)
Road & Rail (1.1%)
Arkansas Best Corp.	(4,000)	(101)
Avis Budget Group, Inc. ‡	(8,900)	(103)
Hertz Global Holdings, Inc. ‡	(73,300)	(830)
Knight Transportation, Inc.	(3,900)	(70)
Marten Transport, Ltd.	(4,700)	(100)
Semiconductors & Semiconductor Equipment (5.4%)
Advanced Energy Industries, Inc. ‡	(6,600)	(95)
Ceva, Inc. ‡	(7,400)	(137)
Cree, Inc. ‡	(14,500)	(744)
Entropic Communications, Inc. ‡	(2,700)	(23)
FormFactor, Inc. ‡	(8,600)	(84)
International Rectifier Corp. ‡	(34,800)	(808)
Intersil Corp. - Class A	(42,800)	(560)
Maxim Integrated Products, Inc.	(17,500)	(379)
Memc Electronic Materials, Inc. ‡	(86,900)	(1,114)
Mips Technologies, Inc. - Class A ‡	(8,400)	(123)
Netlogic Microsystems, Inc. ‡	(4,300)	(129)
NVIDIA Corp. ‡	(29,700)	(357)
Semtech Corp. ‡	(5,800)	(124)
Tessera Technologies, Inc. ‡	(5,300)	(105)
Texas Instruments, Inc.	(31,600)	(934)
Xilinx, Inc.	(4,100)	(110)
Software (3.8%)
Adobe Systems, Inc. ‡	(26,100)	(735)
Concur Technologies, Inc. ‡	(1,500)	(77)
DemandTec, Inc. ‡	(11,700)	(124)
Electronic Arts, Inc. ‡	(57,200)	(907)
JDA Software Group, Inc. ‡	(4,000)	(101)
PROS Holdings, Inc. ‡	(3,100)	(32)
Red Hat, Inc. ‡	(21,500)	(908)
Salesforce.com, Inc. ‡	(8,500)	(986)
Successfactors, Inc. ‡	(2,500)	(68)
Taleo Corp. - Class A ‡	(1,100)	(32)
Tivo, Inc. ‡	(8,700)	(97)
Tyler Technologies, Inc. ‡	(4,600)	(94)
Specialty Retail (3.4%)
Abercrombie & Fitch Co. - Class A	(16,000)	(686)
Bebe Stores, Inc.	(7,700)	(51)
Hot Topic, Inc.	(18,100)	(104)
Lithia Motors, Inc. - Class A	(6,500)	(71)
Lowe’s Cos., Inc.	(19,400)	(414)
Lumber Liquidators Holdings, Inc. ‡	(4,100)	(99)
O’Reilly Automotive, Inc. ‡	(12,500)	(730)
Penske Automotive Group, Inc. ‡	(3,800)	(51)
RadioShack Corp.	(38,600)	(776)
Rue21, Inc. ‡	(1,900)	(51)
Rush Enterprises, Inc. - Class A ‡	(2,100)	(33)
Systemax, Inc.	(3,900)	(51)
Urban Outfitters, Inc. ‡	(14,000)	(431)
Wet Seal, Inc. - Class A ‡	(13,300)	(47)
Zumiez, Inc. ‡	(4,700)	(123)
Textiles, Apparel & Luxury Goods (1.1%)
Iconix Brand Group, Inc. ‡	(4,800)	(84)
K-Swiss, Inc. - Class A ‡	(3,900)	(47)
Phillips-Van Heusen Corp.	(15,400)	(945)
Steven Madden, Ltd. ‡	(2,150)	(91)
Volcom, Inc. ‡	(3,400)	(58)
Thrifts & Mortgage Finance (0.9%)
ESSA Bancorp, Inc.	(5,100)	(65)
Hudson City Bancorp, Inc.	(24,600)	(287)
New York Community Bancorp, Inc.	(27,200)	(459)
PMI Group, Inc. ‡	(21,700)	(73)
Provident New York Bancorp	(5,300)	(47)

The notes to the financial statements are an integral part of this report.

Transamerica Funds	Annual Report 2010

Transamerica BNY Mellon Market Neutral Strategy

SCHEDULE OF INVESTMENTS (continued)
At October 31, 2010
(all amounts in thousands)

	Shares	Value

Trading Companies & Distributors (1.3%)
Aceto Corp.	(5,300)	$(39)
Houston Wire & Cable Co.	(6,800)	(78)
MSC Industrial Direct Co. - Class A	(9,000)	(512)
RSC Holdings, Inc. ‡	(12,700)	(103)
Titan Machinery, Inc. ‡	(5,900)	(115)
United Rentals, Inc. ‡	(29,700)	(558)
Transportation Infrastructure (0.0%)
Quality Distribution, Inc. ‡	(5,400)	(39)
Water Utilities (0.6%)
Aqua America, Inc.	(28,300)	(610)
Connecticut Water Service, Inc.	(3,500)	(85)
Wireless Telecommunication Services (1.2%)
Leap Wireless International, Inc. ‡	(41,700)	(476)
SBA Communications Corp. - Class A ‡	(22,100)	(867)
Total Common Stocks (proceeds $95,530)		(105,764)

Total Securities Sold Short (proceeds $95,530)		$(105,764)

NOTES TO SCHEDULE OF INVESTMENTS:

‡	Non-income producing security.

µ	Cash in the amount of $98,819 is segregated with the broker to cover margin requirements for open securities sold short transactions.

∞	Percentage rounds to less than 0.1%.

Ə	Security fair valued as determined in good faith in accordance with procedures established by the Board of Trustees. This security had a market value of less than $1, or less than 0.1%, of the fund’s net assets.

♦	Value is less than $1 or $(1).

▲	Rate shown reflects the yield at 10/29/2010.

#	Aggregate cost for federal income tax purposes is $103,260. Aggregate gross unrealized appreciation for all securities in which there is an excess of value over tax cost were $14,515 and $2,338, respectively. Net unrealized appreciation for tax purposes is $12,177.
VALUATION SUMMARY:

Investment Securities	Level 1	Level 2	Level 3	Total

Common Stocks	$105,576	$322	$—	$105,898
Repurchase Agreement	—	9,539	—	9,539

Total	$105,576	$9,861	$—	$115,437

Securities Sold Short	Level 1	Level 2	Level 3	Total

Common Stocks	$(105,418)	$(346)	$—	$(105,764)
Level 3 Rollforward - Securities Sold Short

	Beginning					Net Transfers	Ending
	Balance at	Net	Accrued	Total Realized	Change in Unrealized	(In)/Out of	Balance at
Securities	10/31/2009	(Purchases)/Sales	Discounts/(Premiums)	Gain/(Loss)	Appreciation/(Depreciation)	Level 3	10/31/2010

Common Stock	$ (♦ )	$ (♦ )	$—	$ ♦	$—	$ ♦	$—

The notes to the financial statements are an integral part of this report.

Transamerica Funds	Annual Report 2010

Transamerica Federated Market Opportunity
SCHEDULE OF INVESTMENTS
At October 31, 2010
(all amounts except share amounts in thousands)

	Principal	Value

U.S. GOVERNMENT OBLIGATION - 5.4%
United States - 5.4%
U.S. Treasury Note 0.63%, 07/31/2012	$5,000	$5,026
Total U.S. Government Obligation (cost$5,010)

	Shares	Value

COMMON STOCKS - 30.9%
Australia - 0.9%
Telstra Corp., Ltd.	325,000	850
Canada - 0.2%
Yamana Gold, Inc.	18,000	198
Japan - 6.4%
KDDI Corp.	160	862
Mitsumi Electric Co., Ltd.	36,000	613
NTT DoCoMo, Inc.	660	1,112
Sankyo Co., Ltd.	18,000	960
Secom Co., Ltd.	19,000	863
Toyo Suisan Kaisha, Ltd.	32,000	686
Yamato Holdings Co., Ltd.	65,000	819
Switzerland - 3.2%
Actelion, Ltd. ‡	22,000	1,098
Nobel Biocare Holding AG	57,000	942
Noble Corp.	26,000	898
United Kingdom - 1.4%
AstraZeneca PLC	12,000	602
Ensco PLC ADR	15,000	695
United States - 18.8%
American Eagle Outfitters, Inc.	33,000	528
Amgen, Inc. ‡	19,000	1,086
AT&T, Inc.	22,000	627
Baxter International, Inc.	13,000	662
Becton, Dickinson and Co.	8,000	604
Cephalon, Inc. ‡ Λ	13,000	864
Chico’s FAS, Inc.	54,000	525
Computer Sciences Corp.	15,000	736
Constellation Energy Group, Inc.	23,000	696
Exelon Corp.	17,000	694
Gilead Sciences, Inc. ‡	43,000	1,705
Itron, Inc. ‡	14,000	851
Microsoft Corp.	42,000	1,119
Nabors Industries, Ltd. ‡	45,000	941
Quest Diagnostics, Inc.	15,000	737
Royal Gold, Inc.	14,000	693
SUPERVALU, Inc.	78,000	842
Tidewater, Inc. Λ	25,000	1,153
Ultra Petroleum Corp. ‡	16,000	658
Unit Corp. ‡	23,000	902
Zimmer Holdings, Inc. ‡	15,000	711

Total Common Stocks (cost $26,742)		28,532

INVESTMENT COMPANIES - 6.6%
Canada - 4.8%
Central Fund of Canada, Ltd. — Class A Λ	250,000	4,425
United States - 1.8%
PowerShares DB Agriculture Fund	56,000	1,664

Total Investment Companies (cost $4,596)		6,089

	Notional
	Amount	Value

PURCHASED OPTIONS - 3.5%
Put Options - 3.5%
Financial Select Sector SPDR Fund	$220	$167
Put Strike $15.00
Expires 12/18/2010
iShares MSCI Emerging Market Index Fund	260	260
Put Strike $44.00
Expires 12/18/2010
iShares Russell 2000 Index Fund	160	286
Put Strike $66.00
Expires 12/31/2010
iShares Russell 2000 Index Fund	30	34
Put Strike $63.00
Expires 12/31/2010
iShares Russell 2000 Index Fund	110	507
Put Strike $72.00
Expires 01/22/2011
SPDR S&P 500 ETF Trust	90	254
Put Strike $115.00
Expires 12/31/2010
SPDR S&P 500 ETF Trust	170	939
Put Strike $120.00
Expires 01/22/2011
SPDR S&P Midcap 400 ETF Trust	70	466
Put Strike $150.00
Expires 01/22/2011
SPDR S&P Retail ETF	180	115
Put Strike $40.00
Expires 12/18/2010
SPDR S&P Retail ETF	120	144
Put Strike $42.00
Expires 12/18/2010
SPDR S&P Retail ETF	30	95
Put Strike $45.00
Expires 01/22/2011

Total Purchased Options (cost $6,422)		3,267

	Shares	Value

SECURITIES LENDING COLLATERAL - 1.7%
State Street Navigator Securities Lending
Trust — Prime Portfolio, 0.35% ▲	1,537,638	1,538
Total Securities Lending Collateral (cost $1,538)

	Principal	Value

REPURCHASE AGREEMENT - 54.1%
State Street Bank & Trust Co. 0.01% ▲, dated 10/29/2010, to be repurchased at $50,045 on 11/01/2010. Collateralized by a U.S. Government Agency Obligation, 4.00%, due 12/15/2017, and with a value of $51,049.	$50,045	50,045
Total Repurchase Agreement (cost $50,045)

Total Investment Securities (cost $94,353) #		94,497
Other Assets and Liabilities — Net		(2,025)

Net Assets		$92,472

The notes to the financial statements are an integral part of this report.

Transamerica Funds	Annual Report 2010

Transamerica Federated Market Opportunity

SCHEDULE OF INVESTMENTS (continued)
At October 31, 2010
(all amounts in thousands)
FORWARD FOREIGN CURRENCY CONTRACTS:

			Amount in U.S.	Net Unrealized
		Settlement	Dollars Bought	Appreciation
Currency	Bought (Sold)	Date	(Sold)	(Depreciation)

Australian Dollar	(1,800)	12/22/2010	$(1,643)	$(109)
Australian Dollar	(1,000)	12/22/2010	(913)	(60)
Brazilian Real	2,285	12/02/2010	1,317	19
Brazilian Real	(2,285)	12/02/2010	(1,278)	(58)
Canadian Dollar	(4,200)	12/03/2010	(4,073)	(41)
Euro	(1,100)	12/15/2010	(1,501)	(29)
Hungarian Forint	(268,870)	01/21/2011	(1,343)	(22)
Japanese Yen	(159,129)	12/27/2010	(1,902)	(76)
Japanese Yen	(289,754)	12/27/2010	(3,462)	(140)
Mexican Peso	(23,100)	12/17/2010	(1,834)	(31)
Mexican Peso	23,100	12/17/2010	1,751	113
New Zealand Dollar	(1,400)	12/22/2010	(1,038)	(25)
New Zealand Dollar	(1,750)	12/22/2010	(1,260)	(68)
Peruvian Sol	(607)	04/11/2011	(214)	(3)
Peruvian Sol	607	04/11/2011	212	4
Polish Zloty	(4,200)	12/17/2010	(1,385)	(84)
Polish Zloty	4,200	12/17/2010	1,345	123
Polish Zloty	(3,300)	01/21/2011	(1,146)	(5)
Pound Sterling	(700)	11/18/2010	(1,065)	(56)
Pound Sterling	575	11/18/2010	894	27
Pound Sterling	(800)	11/18/2010	(1,276)	(6)
Pound Sterling	(300)	11/18/2010	(456)	(24)
Republic of Korea Won	(390,150)	03/23/2011	(317)	(32)
Republic of Korea Won	390,149	03/23/2011	340	9
Singapore Dollar	(1,695)	12/02/2010	(1,267)	(43)
Singapore Dollar	1,695	12/02/2010	1,251	58
South African Rand	(9,659)	11/30/2010	(1,241)	(132)
South African Rand	5,675	11/30/2010	810	(3)
South African Rand	3,300	11/30/2010	471	(2)
South African Rand	(9,500)	11/30/2010	(1,273)	(77)
Swedish Krona	(8,800)	12/21/2010	(1,283)	(32)
Swedish Krona	(3,000)	12/21/2010	(446)	(2)
Swiss Franc	(810)	11/10/2010	(798)	(25)
Swiss Franc	(1,500)	11/10/2010	(1,447)	(78)
Swiss Franc	(1,067)	11/10/2010	(1,026)	(58)
Turkish Lira	(2,400)	12/30/2010	(1,684)	28

				$(940)

FORWARD FOREIGN CROSS CURRENCY CONTRACTS:

				Unrealized
			Settlement	Appreciation
Bought/Sold	Currency	Amount	Date	(Depreciation)

Buy	Australian Dollar	1,450	11/02/2010	$207
Sell	Swiss Franc	(1,281)	11/02/2010	(88)
Buy	Australian Dollar	1,900	11/02/2010	230
Sell	Japanese Yen	(141,588)	11/02/2010	(129)
Buy	Australian Dollar	1,217	11/15/2010	(9)
Sell	Turkish Lira	(1,700)	11/15/2010	17
Buy	Canadian Dollar	1,123	12/30/2010	5
Sell	New Zealand Dollar	(1,500)	12/30/2010	(43)
Buy	Euro	994	12/17/2010	108
Sell	New Zealand Dollar	(1,800)	12/17/2010	(91)
Buy	Euro	992	12/15/2010	104
Sell	Swiss Franc	(1,300)	12/15/2010	(46)
Buy	Euro	800	12/30/2010	70
Sell	South African Rand	(7,502)	12/30/2010	(19)
Buy	Japanese Yen	146,693	11/02/2010	195
Sell	Australian Dollar	(1,900)	11/02/2010	(233)
Buy	Japanese Yen	114,170	11/11/2010	86
Sell	Swedish Krona	(9,450)	11/11/2010	(81)
The notes to the financial statements are an integral part of this report.

Transamerica Funds	Annual Report 2010

Transamerica Federated Market Opportunity
SCHEDULE OF INVESTMENTS (continued)
At October 31, 2010
(all amounts in thousands)
FORWARD FOREIGN CROSS CURRENCY CONTRACTS (continued):

				Unrealized
			Settlement	Appreciation
Bought/Sold	Currency	Amount	Date	(Depreciation)

Buy	New Zealand Dollar	1,800	12/17/2010	$40
Sell	Euro	(970)	12/17/2010	(23)
Buy	New Zealand Dollar	1,500	12/30/2010	11
Sell	Canadian Dollar	(1,146)	12/30/2010	4
Buy	New Zealand Dollar	1,750	12/01/2010	114
Sell	Swiss Franc	(1,244)	12/01/2010	(47)
Buy	Norwegian Krone	7,931	12/17/2010	63
Sell	Swiss Franc	(1,300)	12/17/2010	(33)
Buy	Polish Zloty	4,050	12/17/2010	108
Sell	Swiss Franc	(1,320)	12/17/2010	(34)
Buy	Pound Sterling	820	12/01/2010	79
Sell	South African Rand	(9,737)	12/01/2010	(149)
Buy	Pound Sterling	800	12/08/2010	31
Sell	Swiss Franc	(1,241)	12/08/2010	(11)
Buy	Pound Sterling	730	01/19/2011	18
Sell	New Zealand Dollar	(1,549)	01/19/2011	(22)
Buy	Singapore Dollar	2,544	01/19/2011	3
Sell	Australian Dollar	(2,000)	01/19/2011	23
Buy	South African Rand	8,984	12/01/2010	(27)
Sell	Pound Sterling	(820)	12/01/2010	(10)
Buy	South African Rand	7,677	12/30/2010	(12)
Sell	Euro	(800)	12/30/2010	(15)
Buy	Swedish Krona	9,450	11/11/2010	135
Sell	Japanese Yen	(111,980)	11/11/2010	(113)
Buy	Swiss Franc	1,320	12/17/2010	(26)
Sell	Polish Zloty	(3,916)	12/17/2010	(2)
Buy	Swiss Franc	1,214	12/08/2010	(25)
Sell	Pound Sterling	(800)	12/08/2010	(22)
Buy	Swiss Franc	1,372	11/02/2010	160
Sell	Australian Dollar	(1,450)	11/02/2010	(186)
Buy	Swiss Franc	1,300	12/17/2010	16
Sell	Norwegian Krone	(7,923)	12/17/2010	(43)
Buy	Swiss Franc	1,292	12/01/2010	122
Sell	New Zealand Dollar	(1,750)	12/01/2010	(140)
Buy	Swiss Franc	1,300	12/15/2010	(14)
Sell	Euro	(978)	12/15/2010	(25)
Buy	Turkish Lira	1,700	11/15/2010	46
Sell	Australian Dollar	(1,213)	11/15/2010	(50)

				$227

	Percentage of
INVESTMENTS BY INDUSTRY (unaudited):	Total Investments	Value

Capital Markets	6.4%	$6,089
U.S. Government Obligation	5.3	5,026
Biotechnology	5.0	4,753
Energy Equipment & Services	4.9	4,589
Health Care Equipment & Supplies	3.1	2,919
Wireless Telecommunication Services	2.2	1,974
Diversified Telecommunication Services	1.6	1,477
Electronic Equipment & Instruments	1.5	1,464
Software	1.2	1,119
Specialty Retail	1.1	1,053
Leisure Equipment & Products	1.0	960
Metals & Mining	0.9	891
Commercial Services & Supplies	0.9	863
Food & Staples Retailing	0.9	842
Air Freight & Logistics	0.9	819
Health Care Providers & Services	0.8	737
IT Services	0.8	736
The notes to the financial statements are an integral part of this report.

Transamerica Funds	Annual Report 2010

Transamerica Federated Market Opportunity

SCHEDULE OF INVESTMENTS (continued)
At October 31, 2010
(all amounts in thousands)

	Percentage of
INVESTMENTS BY INDUSTRY (unaudited) (continued):	Total Investments	Value

Independent Power Producers & Energy Traders	0.7%	$696
Electric Utilities	0.7	694
Food Products	0.7	686
Oil, Gas & Consumable Fuels	0.7	658
Pharmaceuticals	0.6	602

Investment Securities, at Value	41.9	39,647
Short-Term Investments	58.1	54,850

Total Investments	100.0%	$94,497

NOTES TO SCHEDULE OF INVESTMENTS:

‡	Non-income producing security.

Λ	All or a portion of this security is on loan. The value of all securities on loan is $1,496.

▲	Rate shown reflects the yield at 10/29/2010.

#	Aggregate cost for federal income tax purposes is $94,556. Aggregate gross unrealized depreciation for all securities in which there is an excess of value over tax cost were $3,224 and $3,283, respectively. Net unrealized depreciation for tax purposes is $59.

DEFINITIONS:

ADR	American Depositary Receipt

ETF	Exchange-Traded Fund

SPDR	Standard & Poor’s Depositary Receipt
VALUATION SUMMARY:

Investment Securities	Level 1	Level 2	Level 3	Total

Common Stocks	$17,532	$11,000	$—	$28,532
Investment Companies	6,089	—	—	6,089
Purchased Options	3,267	—	—	3,267
Repurchase Agreement	—	50,045	—	50,045
Securities Lending Collateral	1,538	—	—	1,538
U.S. Government Obligations	—	5,026	—	5,026

Total	$28,426	$66,071	$—	$94,497

Other Financial Instruments*	Level 1	Level 2	Level 3	Total

Forward Foreign Currency Contracts — Appreciation	$—	$2,376	$—	$2,376
Forward Foreign Currency Contracts — Depreciation	—	(3,089)	—	(3,089)

Total	$—	($713)	$—	($713)

*	Other financial instruments are derivative instruments including, but not limited to, Futures Contracts, Forward Foreign Currency Contracts, and Swap Contracts that are valued at unrealized appreciation (depreciation) on the instrument.
The notes to the financial statements are an integral part of this report.

Transamerica Funds	Annual Report 2010

Transamerica First Quadrant Global Macro
(formerly, Transamerica UBS Dynamic Alpha)

SCHEDULE OF INVESTMENTS
At October 31, 2010
(all amounts in thousands)

	Notional
	Amount	Value

PURCHASED OPTIONS - 0.0% ∞
Call Options - 0.0% ∞
CBOE SPX Volitility Index	$18	$4
Call Strike $32.50
Expires 11/17/2010
CBOE SPX Volitility Index	15	10
Call Strike $25.00
Expires 11/17/2010
S&P 500 Index	12	15
Call Strike $1,350.00
Expires 01/22/2011
Put Options - 0.0% ∞
S&P 500 Index	19	10
Put Strike $825.00
Expires 12/18/2010

Total Purchased Options (cost $97)		39

	Principal	Value

SHORT-TERM U.S. GOVERNMENT OBLIGATIONS - 18.2%
United States - 18.2%
U.S. Treasury Bill
0.11%, 11/12/2010 ▲ ■	$3,000	3,000
0.11%, 11/18/2010 ▲ ■ ☼	3,000	3,000
0.12%, 11/04/2010 ▲ Y ☼	10,000	9,999
0.14%, 12/16/2010 ▲	1,000	1,000
0.14%, 12/30/2010 ▲ ☼	6,000	5,999

Total Short-Term U.S. Government Obligations (cost $22,998)		22,998

REPURCHASE AGREEMENT - 82.8%
State Street Bank & Trust Co. 0.01% ▲, dated 10/29/2010, to be repurchased at $104,395 on 11/01/2010. Collateralized by U.S. Government Agency Obligations, 4.00%, due 12/15/2017, and with a total value of$106,483.	104,395	104,395
Total Repurchase Agreement (cost $104,395)

Total Investment Securities (cost $127,490) #		127,432
Other Assets and Liabilities — Net		(1,290)

Net Assets		$126,142

	Notional
	Amount	Value

WRITTEN OPTIONS — (0.2%)
Put Options — (0.1%)
S&P 500 Index	$(10)	$(77)
Put Strike $1,075.00
Expires 12/18/2010
Call Options — (0.1%)
CBOE SPX Volitility Index	(15)	(5)
Call Strike $30.00
Expires 11/17/2010
S&P 500 Index	(12)	(167)
Call Strike $1,250.00
Expires 01/22/2011

Total Written Options (Premiums: $427)		$(249)

FUTURES CONTRACTS:

				Net Unrealized
				Appreciation
Description	Type	Contracts Γ	Expiration Date	(Depreciation)

10-Year Australian Treasury Bond	Short	(356)	12/15/2010	$179
10-Year Canada Government Bond	Short	(434)	12/20/2010	(286)
10-Year Mini Japan Government Bond	Long	230	12/08/2010	473
10-Year U.S. Treasury Note	Long	391	12/21/2010	14
AEX Index	Long	21	11/19/2010	(10)
ASX SPI 200 Index	Short	(10)	12/16/2010	1
CAC 40 Index	Long	55	11/19/2010	13
DAX Index	Long	11	12/17/2010	133
The notes to the financial statements are an integral part of this report.

Transamerica Funds	Annual Report 2010

Transamerica First Quadrant Global Macro
(formerly, Transamerica UBS Dynamic Alpha)

SCHEDULE OF INVESTMENTS (continued)
At October 31, 2010
(all amounts in thousands)
FUTURES CONTRACTS (continued):

				Net Unrealized
				Appreciation
Description	Type	Contracts Γ	Expiration Date	(Depreciation)

FTSE 100 Index	Long	37	12/17/2010	$61
FTSE MIB Index	Long	26	12/17/2010	122
German Euro Bund	Long	186	12/08/2010	(173)
Hang Seng Index	Short	(12)	11/29/2010	27
IBEX 35 Index	Long	28	11/19/2010	76
S&P 500 E-Mini Index	Long	64	12/17/2010	163
S&P TSE 60 Index	Short	(5)	12/16/2010	(20)
TOPIX Index	Long	25	12/10/2010	(51)
United Kingdom Long Gilt Bond	Short	(272)	12/29/2010	679

				$1,401

FORWARD FOREIGN CURRENCY CONTRACTS:

			Amount in U.S.	Net Unrealized
		Settlement	Dollars Bought	Appreciation
Currency	Bought (Sold)	Date	(Sold)	(Depreciation)

Australian Dollar	2,985	12/15/2010	$2,826	$81
Australian Dollar	1,310	12/15/2010	1,184	92
Australian Dollar	263	12/15/2010	256	1
Australian Dollar	(4,230)	12/15/2010	(4,064)	(56)
Australian Dollar	(1,867)	12/15/2010	(1,822)	3
Australian Dollar	(31,493)	12/15/2010	(28,548)	(2,130)
Australian Dollar	516	12/15/2010	495	8
Australian Dollar	(4,583)	12/15/2010	(4,535)	71
Australian Dollar	1,350	12/15/2010	1,249	67
Australian Dollar	1,138	12/15/2010	1,064	44
Australian Dollar	(3,748)	12/15/2010	(3,637)	(14)
Australian Dollar	1,744	12/15/2010	1,611	88
Australian Dollar	3,124	12/15/2010	2,943	100
Australian Dollar	1,706	12/15/2010	1,622	40
Australian Dollar	2,489	12/15/2010	2,327	98
Australian Dollar	2,498	12/15/2010	2,365	68
Australian Dollar	3,251	12/15/2010	3,174	(7)
Canadian Dollar	763	12/15/2010	762	(14)
Canadian Dollar	(23,810)	12/15/2010	(22,845)	(477)
Canadian Dollar	(967)	12/15/2010	(948)	1
Canadian Dollar	(2,307)	12/15/2010	(2,198)	(62)
Canadian Dollar	423	12/15/2010	410	4
Canadian Dollar	3,743	12/15/2010	3,621	45
Canadian Dollar	(590)	12/15/2010	(574)	(3)
Canadian Dollar	(2,048)	12/15/2010	(1,984)	(21)
Canadian Dollar	1,221	12/15/2010	1,192	4
Canadian Dollar	(2,198)	12/15/2010	(2,125)	(28)
Canadian Dollar	1,632	12/15/2010	1,609	(11)
Canadian Dollar	(1,957)	12/15/2010	(1,892)	(25)
Canadian Dollar	2,672	12/15/2010	2,626	(9)
Canadian Dollar	(1,591)	12/15/2010	(1,542)	(17)
Canadian Dollar	(928)	12/15/2010	(899)	(10)
Canadian Dollar	1,379	12/15/2010	1,352	(1)
Euro	(9,459)	12/15/2010	(12,168)	(988)
Euro	1,234	12/15/2010	1,717	♦
Euro	835	12/15/2010	1,092	70
Euro	2,522	12/15/2010	3,302	206
Euro	2,087	12/15/2010	2,709	194
Euro	1,241	12/15/2010	1,686	41
Euro	1,678	12/15/2010	2,278	56
Euro	1,045	12/15/2010	1,438	16
Euro	1,997	12/15/2010	2,573	206
The notes to the financial statements are an integral part of this report.

Transamerica Funds	Annual Report 2010

Transamerica First Quadrant Global Macro
(formerly, Transamerica UBS Dynamic Alpha)

SCHEDULE OF INVESTMENTS (continued)
At October 31, 2010
(all amounts in thousands)
FORWARD FOREIGN CURRENCY CONTRACTS (continued):

			Amount in U.S.	Net Unrealized
		Settlement	Dollars Bought	Appreciation
Currency	Bought (Sold)	Date	(Sold)	(Depreciation)

Euro	1,284	12/15/2010	$1,682	$104
Euro	3,060	12/15/2010	4,255	1
Euro	(1,601)	12/15/2010	(2,185)	(42)
Euro	(2,032)	12/15/2010	(2,827)	♦
Euro	2,501	12/15/2010	3,476	2
Euro	(828)	12/15/2010	(1,103)	(48)
Euro	(1,277)	12/15/2010	(1,709)	(67)
Euro	(2,638)	12/15/2010	(3,400)	(269)
Euro	(1,345)	12/15/2010	(1,872)	1
Euro	(1,596)	12/15/2010	(2,207)	(13)
Euro	2,173	12/15/2010	2,777	245
Japanese Yen	(45,648)	12/15/2010	(558)	(10)
Japanese Yen	204,749	12/15/2010	2,523	22
Japanese Yen	1,143,307	12/15/2010	13,483	731
Japanese Yen	(159,110)	12/15/2010	(1,949)	(29)
Japanese Yen	(45,908)	12/15/2010	(558)	(13)
Japanese Yen	(213,564)	12/15/2010	(2,557)	(98)
Japanese Yen	198,224	12/15/2010	2,333	132
Japanese Yen	(191,175)	12/15/2010	(2,367)	(10)
Japanese Yen	(218,304)	12/15/2010	(2,608)	(106)
Japanese Yen	(240,122)	12/15/2010	(2,803)	(183)
Japanese Yen	(94,798)	12/15/2010	(1,168)	(11)
Japanese Yen	(234,574)	12/15/2010	(2,822)	(94)
Japanese Yen	(52,704)	12/15/2010	(636)	(19)
Japanese Yen	(41,218)	12/15/2010	(490)	(22)
Japanese Yen	(183,434)	12/15/2010	(2,176)	(104)
Japanese Yen	(71,587)	12/15/2010	(837)	(53)
Japanese Yen	(143,346)	12/15/2010	(1,762)	(20)
Japanese Yen	(94,283)	12/15/2010	(1,161)	(11)
Japanese Yen	(246,712)	12/15/2010	(2,937)	(131)
Japanese Yen	(162,944)	12/15/2010	(2,003)	(23)
Japanese Yen	(297,056)	12/15/2010	(3,566)	(127)
New Zealand Dollar	363	12/15/2010	263	13
New Zealand Dollar	3,105	12/15/2010	2,228	130
New Zealand Dollar	(1,454)	12/15/2010	(1,085)	(19)
New Zealand Dollar	(739)	12/15/2010	(529)	(32)
New Zealand Dollar	(2,405)	12/15/2010	(1,728)	(99)
New Zealand Dollar	1,226	12/15/2010	914	17
New Zealand Dollar	4,108	12/15/2010	3,082	38
New Zealand Dollar	(2,958)	12/15/2010	(2,138)	(108)
New Zealand Dollar	2,868	12/15/2010	2,149	29
New Zealand Dollar	(960)	12/15/2010	(694)	(35)
New Zealand Dollar	(5,135)	12/15/2010	(3,672)	(228)
New Zealand Dollar	2,891	12/15/2010	2,073	123
New Zealand Dollar	(3,876)	12/15/2010	(2,808)	(136)
New Zealand Dollar	63	12/15/2010	47	1
New Zealand Dollar	(4,607)	12/15/2010	(3,493)	(6)
New Zealand Dollar	(2,036)	12/15/2010	(1,488)	(58)
New Zealand Dollar	(1,064)	12/15/2010	(778)	(30)
New Zealand Dollar	2,100	12/15/2010	1,576	19
New Zealand Dollar	(3,172)	12/15/2010	(2,310)	(99)
Pound Sterling	(103)	12/15/2010	(158)	(6)
Pound Sterling	744	12/15/2010	1,176	16
Pound Sterling	(1,398)	12/15/2010	(2,207)	(32)
Pound Sterling	(1,077)	12/15/2010	(1,691)	(34)
Pound Sterling	(706)	12/15/2010	(1,084)	(46)
Pound Sterling	(1,638)	12/15/2010	(2,567)	(58)
Pound Sterling	(1,146)	12/15/2010	(1,821)	(16)
Pound Sterling	1,060	12/15/2010	1,675	22
Pound Sterling	(1,354)	12/15/2010	(2,110)	(59)
Pound Sterling	179	12/15/2010	284	2
Pound Sterling	20,483	12/15/2010	31,593	1,215
The notes to the financial statements are an integral part of this report.

Transamerica Funds	Annual Report 2010

Transamerica First Quadrant Global Macro
(formerly, Transamerica UBS Dynamic Alpha)

SCHEDULE OF INVESTMENTS (continued)
At October 31, 2010
(all amounts in thousands)
FORWARD FOREIGN CURRENCY CONTRACTS (continued):

			Amount in U.S.	Net Unrealized
		Settlement	Dollars Bought	Appreciation
Currency	Bought (Sold)	Date	(Sold)	(Depreciation)

Pound Sterling	1,292	12/15/2010	$2,046	$23
Pound Sterling	1,037	12/15/2010	1,614	47
Swedish Krona	7,076	12/15/2010	999	59
Swedish Krona	6,630	12/15/2010	988	3
Swedish Krona	17,576	12/15/2010	2,638	(11)
Swedish Krona	(18,147)	12/15/2010	(2,716)	3
Swedish Krona	13,149	12/15/2010	1,821	145
Swedish Krona	56,780	12/15/2010	7,834	654
Swedish Krona	13,754	12/15/2010	2,024	32
Swedish Krona	(2,622)	12/15/2010	(376)	(16)
Swedish Krona	18,010	12/15/2010	2,702	(9)
Swedish Krona	9,295	12/15/2010	1,302	87
Swedish Krona	15,466	12/15/2010	2,354	(42)
Swedish Krona	(16,553)	12/15/2010	(2,407)	(67)
Swedish Krona	21,167	12/15/2010	3,090	75
Swedish Krona	(31,535)	12/15/2010	(4,551)	(164)
Swedish Krona	19,782	12/15/2010	2,943	15
Swedish Krona	13,156	12/15/2010	1,806	161
Swedish Krona	(6,890)	12/15/2010	(1,002)	(28)
Swiss Franc	(2,751)	12/15/2010	(2,721)	(76)
Swiss Franc	(2,239)	12/15/2010	(2,245)	(31)
Swiss Franc	(622)	12/15/2010	(617)	(15)
Swiss Franc	(861)	12/15/2010	(873)	(3)
Swiss Franc	(1,837)	12/15/2010	(1,922)	55
Swiss Franc	(2,714)	12/15/2010	(2,791)	32
Swiss Franc	1,866	12/15/2010	1,899	(2)
Swiss Franc	2,429	12/15/2010	2,465	4
Swiss Franc	155	12/15/2010	160	(3)
Swiss Franc	2,017	12/15/2010	2,016	34
Swiss Franc	(1,499)	12/15/2010	(1,530)	5
Swiss Franc	(1,633)	12/15/2010	(1,709)	49
Swiss Franc	2,363	12/15/2010	2,445	(42)
Swiss Franc	1,269	12/15/2010	1,333	(44)
Swiss Franc	(8,929)	12/15/2010	(8,745)	(332)
Swiss Franc	(1,511)	12/15/2010	(1,564)	28
Swiss Franc	4,003	12/15/2010	3,941	129
Swiss Franc	4,683	12/15/2010	4,622	139
Swiss Franc	(2,360)	12/15/2010	(2,414)	15
Swiss Franc	2,204	12/15/2010	2,188	53

				$(1,048)

NOTES TO SCHEDULE OF INVESTMENTS:

∞	Percentage rounds to less than 0.1%.

▲	Rate shown reflects the yield at 10/29/2010.

♦	Net unrealized appreciation (depreciation) is less than $1 or $(1).

■	All or a portion of these securities, in the amount of $4,700, have been segregated as collateral with the broker to cover margin requirements for open written options.

Y	All or a portion of this security, in the amount of $6,999, has been segregated as collateral with the broker to cover margin requirements for open futures contracts.

☼	All or a portion of these securities, in the amount of $8,109, have been segregated as collateral with the broker to cover margin requirements for open forward contracts.

Γ	Contract amounts are not in thousands.

#	Aggregate cost for federal income tax purposes is $127,490. Aggregate gross unrealized depreciation for all securities in which there is an excess of value over tax cost were $3 and $61, respectively. Net unrealized depreciation for tax purposes is $58.
The notes to the financial statements are an integral part of this report.

Transamerica Funds	Annual Report 2010

Transamerica First Quadrant Global Macro
(formerly, Transamerica UBS Dynamic Alpha)

SCHEDULE OF INVESTMENTS (continued)
At October 31, 2010
(all amounts in thousands)
VALUATION SUMMARY:

Investment Securities	Level 1	Level 2	Level 3	Total

Purchased Options	$39	$—	$—	$39
Repurchase Agreement	—	104,395	—	104,395
Short-Term U.S. Government Obligations	—	22,998	—	22,998

Total	$39	$127,393	$—	$127,432

Other Financial Instruments	Level 1	Level 2	Level 3	Total

Written Options	$—	$(249)	$—	$(249)

Other Financial Instruments*	Level 1	Level 2	Level 3	Total

Futures Contracts — Appreciation	$1,941	$—	$—	$1,941
Futures Contracts — Depreciation	(540)	—	—	(540)
Forward Foreign Currency Contracts — Appreciation	—	6,314	—	6,314
Forward Foreign Currency Contracts — Depreciation	—	(7,362)	—	(7,362)

Total	$1,401	$(1,048)	$—	$353

Level 3 Rollforward — Investment Securities

	Beginning					Net Transfers	Ending
	Balance at	Net	Accrued	Total Realized	Change in Unrealized	In/(Out) of	Balance at
Securities	10/31/2009	Purchases/(Sales)	Discounts/(Premiums)	Gain/(Loss)	Appreciation/(Depreciation)	Level 3	10/31/2010

Common Stock	$6	$(1)	$—	$(283)	$278	$—	$—

*	Other financial instruments are derivative instruments including, but not limited to, Futures Contracts, Forward Foreign Currency Contracts, and Swap Contracts that are valued at unrealized appreciation (depreciation) on the instrument.
The notes to the financial statements are an integral part of this report.

Transamerica Funds	Annual Report 2010

Transamerica JPMorgan Core Bond

SCHEDULE OF INVESTMENTS
At October 31, 2010
(all amounts in thousands)

	Principal	Value

U.S. GOVERNMENT OBLIGATIONS - 25.1%
U.S. Treasury Bond
4.50%, 02/15/2036 Λ	$100	$110
5.38%, 02/15/2031	300	373
5.50%, 08/15/2028	800	1,007
6.00%, 02/15/2026	200	264
6.13%, 11/15/2027	350	470
6.38%, 08/15/2027	50	69
6.50%, 11/15/2026	600	833
6.63%, 02/15/2027	150	211
6.75%, 08/15/2026 Λ	250	355
7.25%, 05/15/2016	1,075	1,413
7.50%, 11/15/2016	12,450	16,695
8.13%, 08/15/2019	9,783	14,253
8.50%, 02/15/2020 Λ	50	75
8.75%, 05/15/2017 Λ	3,620	5,342
8.75%, 08/15/2020	2,505	3,607
8.88%, 08/15/2017	32,029	46,489
8.88%, 02/15/2019 Λ	5,913	9,014
9.00%, 11/15/2018	1,000	1,509
9.25%, 02/15/2016	5,700	8,033
U.S. Treasury Inflation Indexed Bond
2.50%, 01/15/2029 Λ	1,017	1,251
U.S. Treasury Inflation Indexed Note
2.38%, 04/15/2011	18,697	18,901
3.50%, 01/15/2011	2,509	2,526
U.S. Treasury Note
1.75%, 04/15/2013	1,000	1,033
2.38%, 02/28/2015 - 03/31/2016	3,300	3,479
2.63%, 12/31/2014 - 04/30/2016	16,025	17,126
3.00%, 09/30/2016	1,000	1,083
3.13%, 10/31/2016	3,200	4,224
3.13%, 04/30/2017 Λ	16,500	17,159
3.25%, 12/31/2016 - 03/31/2017	28,950	31,689
3.88%, 05/15/2018	3,330	3,754
4.13%, 05/15/2015	3,100	3,527
4.25%, 11/15/2017 Λ	1,250	1,443
4.50%, 05/15/2017	6,180	7,226
U.S. Treasury STRIPS
0.67%, 02/15/2014 ▲ Λ	4,500	4,401
0.75%, 05/15/2014 ▲ Λ	5,400	5,258
0.85%, 08/15/2014 ▲	4,000	3,870
1.03%, 02/15/2015 ▲	5,100	4,880
1.47%, 05/15/2016 ▲	200	184
1.72%, 11/15/2016 ▲ Λ	150	135
1.81%, 02/15/2017 ▲	3,960	3,530
1.98%, 08/15/2017 ▲	300	262
2.05%, 11/15/2017 ▲ Λ	3,625	3,134
2.16%, 02/15/2018 ▲	2,100	1,792
2.28%, 08/15/2018 ▲	550	460
2.55%, 05/15/2019 ▲ Λ	3,090	2,484
2.65%, 08/15/2019 ▲	2,550	2,020
2.87%, 05/15/2020 ▲ Λ	3,400	2,587
2.94%, 08/15/2020 ▲	950	714
2.95%, 11/15/2020 ▲	700	520
3.11%, 08/15/2021 ▲	400	286
3.20%, 02/15/2022 ▲	400	279
3.52%, 02/15/2024 ▲	75	47
3.55%, 05/15/2024 ▲	300	186
3.59%, 08/15/2024 ▲	475	290
3.62%, 11/15/2024 ▲	1,600	963
3.66%, 02/15/2025 ▲	1,150	682
3.70%, 05/15/2025 ▲	700	409
3.73%, 08/15/2025 ▲	400	231
3.83%, 05/15/2026 ▲ Λ	600	331
3.90%, 02/15/2027 ▲	200	106
3.94%, 08/15/2027 ▲	100	52
3.97%, 11/15/2027 ▲	350	178
3.99%, 02/15/2028 ▲ Λ	850	427
4.01%, 05/15/2028 ▲ Λ	100	50
4.06%, 02/15/2029 ▲	1,950	929
4.09%, 05/15/2029 ▲	100	47
4.10%, 08/15/2029 ▲	500	232
4.14%, 02/15/2030 ▲	50	23
4.23%, 11/15/2031 ▲	100	41
4.24%, 02/15/2032 ▲	50	20
4.42%, 05/15/2036 ▲	100	32

Total U.S. Government Obligations (cost $249,060)		266,615

U.S. GOVERNMENT AGENCY OBLIGATIONS - 49.8%
Fannie Mae PO
04/25/2019 - 01/25/2040	10,434	9,521
Fannie Mae
0.46%, 10/27/2037 *	2,000	1,996
0.48%, 02/25/2036 - 03/25/2045 *	819	814
0.50%, 10/25/2046 *	781	780
0.51%, 06/27/2036 *	3,319	3,296
0.52%, 11/25/2046 *	1,692	1,691
0.56%, 03/25/2036 *	585	585
0.66%, 06/25/2037 - 05/25/2042 *	1,517	1,514
0.71%, 07/25/2034 *	1,002	1,001
1.34%, 07/05/2014 ▲	4,000	3,797
2.29%, 06/01/2017 ▲	800	678
3.40%, 03/01/2036 *	1,465	1,541
3.50%, 12/25/2018	3,000	3,172
4.00%, 12/25/2039	1,671	1,770
4.18%, 03/01/2036 *	589	620
4.50%, 12/25/2017 - 10/25/2039	11,991	12,996
4.55%, 06/25/2043	416	442
4.75%, 09/25/2018	1,000	1,087
5.00%, 04/25/2016 - 08/01/2040	31,204	35,069
5.38%, 06/12/2017 Λ	20,000	24,130
5.43%, 11/01/2037 *	437	464
5.50%, 01/01/2018 - 10/25/2040	45,124	49,328
5.51%, 07/01/2037 *	306	325
5.59%, 12/01/2036 *	639	677
5.61%, 01/25/2032 *	391	390
5.69%, 11/01/2036- 04/01/2037 *	354	376
5.71%, 09/01/2036 *	190	201
5.74%, 08/01/2037 *	487	518
5.75%, 08/25/2034	1,000	1,084
5.83%, 12/01/2036 *	312	331
5.86%, 11/01/2036 *	753	800
5.90%, 02/25/2015	520	523
5.92%, 04/01/2036 *	647	691
5.93%, 09/01/2037 *	43	46
5.95%, 07/01/2037 *	292	310
The notes to the financial statements are an integral part of this report.

Transamerica Funds	Annual Report 2010

Transamerica JPMorgan Core Bond

SCHEDULE OF INVESTMENTS (continued)
At October 31, 2010
(all amounts in thousands)

	Principal	Value

U.S. GOVERNMENT AGENCY OBLIGATIONS (continued)
Fannie Mae (continued)
5.95%, 06/25/2040	$884	$914
5.96%, 09/01/2037 *	375	403
5.98%, 05/01/2036 *	759	798
6.00%, 03/01/2019 - 12/25/2049	39,641	43,788
6.00%, 02/01/2037 *	224	239
6.11%, 07/01/2037 *	366	390
6.13%, 02/25/2040 *	1,072	1,197
6.14%, 11/01/2037 *	390	415
6.18%, 08/01/2036 *	155	168
6.21%, 06/01/2036 *	451	476
6.24%, 10/01/2036 *	299	318
6.25%, 09/25/2038 *	966	1,068
6.30%, 09/01/2036 *	472	501
6.33%, 02/01/2037 *	432	461
6.43%, 03/25/2040	916	1,009
6.50%, 05/25/2017 - 07/25/2042	25,649	28,513
6.61%, 09/01/2036 *	181	193
6.75%, 04/25/2037	1,240	1,414
7.00%, 12/25/2033 - 02/25/2044	6,330	7,295
7.36%, 12/25/2042 *	278	326
7.50%, 05/17/2024 - 12/25/2045	4,533	5,285
8.00%, 02/25/2023 - 10/01/2031	3,156	3,779
8.71%, 11/25/2037 *	1,564	1,932
12.15%, 03/25/2040 *	1,450	1,728
15.69%, 01/25/2034 *	197	241
16.23%, 08/25/2035 - 10/25/2035 *	669	805
17.17%, 09/25/2024 *	573	770
19.43%, 05/25/2035 *	994	1,301
21.81%, 04/25/2037 *	641	913
23.63%, 11/25/2035 *	499	710
Fannie Mae IO
0.64%, 10/25/2016 *	1,147	14
4.00%, 10/25/2014	3,165	224
4.18%, 11/25/2040 *	4,995	409
4.74%, 07/25/2040 *	5,901	581
5.00%, 07/25/2039	806	135
5.64%, 10/25/2039 *	1,375	124
5.74%, 02/25/2038 *	1,379	171
5.92%, 12/25/2039 *	367	37
5.99%, 01/25/2040 *	4,869	499
6.09%, 12/25/2037 *	5,705	590
6.14%, 07/25/2037 - 05/25/2040 *	10,033	1,143
6.16%, 04/25/2040 *	2,666	273
6.19%, 10/25/2037 - 12/25/2037 *	2,558	340
6.36%, 07/25/2037 *	4,175	531
6.39%, 10/25/2026 - 03/25/2039 *	7,930	946
6.46%, 01/25/2038 *	464	32
6.73%, 03/25/2038 *	1,475	204
6.84%, 02/25/2040 *	1,783	303
Fannie Mae STRIPS
3.74%, 11/15/2021	1,000	660
Federal Farm Credit Bank
5.13%, 11/15/2018	2,000	2,348
Financing Corp. STRIPS
3.30%, 09/26/2019 ▲	500	381
Freddie Mac
0.51%, 08/15/2023	1,378	1,377
0.56%, 04/15/2035 - 03/15/2036 *	1,388	1,387
1.46%, 07/15/2039 *	1,234	1,254
4.00%, 01/15/2018	758	810
4.17%, 03/01/2036 *	1,185	1,242
4.25%, 10/15/2030	905	924
4.50%, 07/01/2014 - 07/15/2039	16,593	17,920
4.78%, 10/25/2037 *	1,115	1,161
5.00%, 10/01/2018 - 08/01/2040	16,678	18,286
5.13%, 11/17/2017 Λ	33,430	40,018
5.23%, 05/25/2043	2,012	2,199
5.30%, 06/15/2012	637	667
5.31%, 05/01/2038 *	264	280
5.32%, 05/01/2037 *	358	380
5.50%, 08/23/2017 - 01/15/2039	28,170	31,128
5.69%, 04/01/2037 *	176	188
5.73%, 06/01/2037 *	528	567
5.75%, 10/15/2035	2,211	2,384
5.76%, 05/01/2037 *	1,053	1,118
5.79%, 05/01/2037 *	311	332
5.82%, 11/01/2036 *	389	413
5.84%, 05/01/2036 *	336	353
5.86%, 04/01/2037 *	285	303
5.93%, 04/01/2037 *	170	182
5.94%, 11/01/2036 *	118	125
5.96%, 03/01/2037 *	772	820
6.00%, 08/15/2021 - 02/25/2043	16,499	18,257
6.00%, 06/15/2038 *	575	618
6.05%, 10/01/2037 *	416	442
6.13%, 05/01/2037 *	321	343
6.17%, 12/01/2036 *	796	845
6.24%, 09/01/2037 *	427	456
6.25%, 10/15/2023	1,293	1,379
6.30%, 10/01/2036 *	429	455
6.34%, 12/01/2036 *	920	980
6.36%, 10/01/2037 *	799	857
6.41%, 02/01/2037 *	406	436
6.50%, 02/15/2026 - 02/25/2043	15,349	17,074
6.50%, 09/25/2043 *	274	312
6.82%, 11/15/2021 *	1,775	1,968
7.00%, 12/15/2036 - 07/25/2043	3,682	4,137
7.15%, 11/15/2046 *	2,926	3,252
7.50%, 11/15/2036 - 09/25/2043	5,710	6,442
8.50%, 09/01/2015	204	225
8.62%, 11/15/2033 *	72	71
8.69%, 11/15/2033 *	403	402
8.77%, 10/15/2033 *	311	311
9.18%, 12/15/2028 *	485	529
10.00%, 03/17/2026 - 10/01/2030	1,598	1,893
11.00%, 02/17/2021	711	790
14.38%, 06/15/2033 *	331	379
15.80%, 10/15/2033 *	171	186
15.94%, 10/15/2033 *	426	467
16.65%, 02/15/2040 *	500	724
16.81%, 02/15/2038 *	154	184
19.45%, 07/15/2035 *	154	197
20.26%, 08/15/2031 *	264	350
20.98%, 05/15/2035 *	159	215
23.60%, 06/15/2035 *	134	220
The notes to the financial statements are an integral part of this report.

Transamerica Funds	Annual Report 2010

Transamerica JPMorgan Core Bond

SCHEDULE OF INVESTMENTS (continued)
At October 31, 2010
(all amounts in thousands)

	Principal	Value

U.S. GOVERNMENT AGENCY OBLIGATIONS (continued)
Freddie Mac IO
1.00%, 10/15/2040 - 10/15/2040 *	$4,500	$608
5.00%, 04/15/2032 - 08/15/2040	4,911	699
5.50%, 07/15/2037	820	113
5.74%, 11/15/2037 *	1,709	153
5.79%, 05/15/2038 *	4,752	503
5.84%, 05/15/2039 *	3,459	377
5.99%, 12/15/2039 *	3,746	449
6.08%, 12/15/2039 *	2,403	533
6.14%, 01/15/2037 *	1,732	241
6.19%, 11/15/2037 *	267	35
6.44%, 01/15/2019 *	2,023	161
6.54%, 09/15/2039 *	1,552	269
7.44%, 08/15/2036 *	7,909	1,307
Freddie Mac PO
03/15/2019 - 10/15/2039	10,520	9,605
Freddie Mac Re-REMIC
6.00%, 05/15/2036	2,996	3,431
Ginnie Mae PO
12/20/2032 - 11/16/2037	4,065	3,740
Ginnie Mae IO
5.57%, 02/20/2038 *	578	52
5.69%, 02/20/2039 - 06/20/2039 *	2,078	210
5.74%, 02/20/2038 *	5,328	622
5.78%, 02/20/2039 *	695	69
5.79%, 08/16/2039 *	4,091	389
5.84%, 11/20/2034 - 08/20/2039 *	11,844	1,284
5.89%, 07/20/2038 *	3,682	358
5.94%, 03/20/2037 - 06/20/2038 *	8,929	939
6.04%, 03/20/2039 *	771	69
6.14%, 12/20/2038 - 11/16/2039 *	3,533	335
6.27%, 12/20/2037 *	282	32
6.29%, 11/16/2033 - 11/20/2037 *	779	116
6.50%, 03/20/2039	391	45
7.34%, 09/20/2038 *	354	42
7.44%, 04/16/2038 *	210	27
Ginnie Mae
0.46%, 04/16/2037 *	252	251
5.50%, 05/16/2019 - 09/20/2039	6,372	7,180
5.75%, 02/20/2036 - 08/20/2036	3,938	4,251
5.86%, 10/20/2033 *	926	1,028
6.00%, 04/20/2020 - 12/20/2039	4,408	4,892
6.50%, 04/20/2028 - 12/15/2035	4,985	5,544
7.00%, 09/15/2031 - 10/16/2040	4,229	4,813
7.00%, 09/20/2034 *	92	93
7.38%, 03/17/2033 *	370	380
7.50%, 12/20/2029 - 10/15/2037	2,330	2,681
8.74%, 04/20/2034 *	460	483
14.23%, 11/17/2032 *	150	181
16.76%, 02/20/2034 *	73	93
Tennessee Valley Authority
5.25%, 09/15/2039	40	45
Tennessee Valley Authority Generic STRIPS
2.97%, 05/01/2019 ▲	500	379

Total U.S. Government Agency Obligations (cost $518,395)		530,180

FOREIGN GOVERNMENT OBLIGATIONS - 0.2%
Province of Manitoba Canada
2.13%, 04/22/2013	100	103
Province of Ontario Canada
2.70%, 06/16/2015	700	736
2.95%, 02/05/2015 Λ	515	547
Province of Quebec Canada
6.35%, 01/30/2026	285	380

Total Foreign Government Obligations (cost $1,670)		1,766

MORTGAGE-BACKED SECURITIES - 10.2%
American General Mortgage Loan Trust
Series 2006-1, Class A5
5.75%, 12/25/2035 - 144A *	421	456
Series 2009-1, Class A4
5.75%, 09/25/2048 - 144A *	1,650	1,721
Series 2009-1, Class A5
5.75%, 09/25/2048 - 144A *	1,100	1,156
Series 2009-1, Class A7
5.75%, 09/25/2048 - 144A *	1,900	1,909
ASG Resecuritization Trust
Series 2009-1, Class A60
5.43%, 06/26/2037 - 144A *	228	232
Series 2009-2, Class A55
5.51%, 05/24/2036 - 144A *	403	418
Series 2009-3, Class A65
5.43%, 03/26/2037 - 144A *	1,395	1,404
Series 2009-4, Class A60
6.00%, 06/28/2037 - 144A	318	335
Series 2010-3, Class 2A22
0.42%, 10/28/2036 - 144A *	1,326	1,303
Series 2010-4, Class 2A20
0.40%, 11/28/2036 - 144A *	784	760
Banc of America Alternative Loan Trust
Series 2003-11, Class 1A1
6.00%, 01/25/2034	200	208
Series 2003-11, Class 2A1
6.00%, 01/25/2034	262	274
Series 2003-7, Class 2A4
5.00%, 09/25/2018	662	685
Series 2003-9, Class 1CB2
5.50%, 11/25/2033	325	333
Series 2004-1, Class 5A1
5.50%, 02/25/2019	123	124
Series 2004-6, Class 3A2
6.00%, 07/25/2034	440	451
Series 2004-8, Class 3A1
5.50%, 09/25/2019	159	166
Banc of America Commercial Mortgage, Inc.
Series 2005-3, Class A4
4.67%, 07/10/2043	300	316
Series 2005-3, Class AM
4.73%, 07/10/2043	800	740
Series 2005-5, Class A4
5.12%, 10/10/2045 *	200	220
Series 2006-3, Class A4
5.89%, 07/10/2044 *	600	657
Series 2006-4, Class A4
5.63%, 07/10/2046	500	540
Series 2006-5, Class A4
5.41%, 09/10/2047	150	160
Banc of America Funding Corp.
Series 2004-3, Class 1A1
5.50%, 10/25/2034	908	939
The notes to the financial statements are an integral part of this report.

Transamerica Funds	Annual Report 2010

Transamerica JPMorgan Core Bond

SCHEDULE OF INVESTMENTS (continued)
At October 31, 2010
(all amounts in thousands)

	Principal	Value

MORTGAGE-BACKED SECURITIES (continued)
Banc of America Funding Corp. (continued)
Series 2004-3, Class 1A7
5.50%, 10/25/2034	$142	$145
Series 2004-C, Class 1A1
5.03%, 12/20/2034 *	373	386
Series 2010-R4, Class 5A1
0.41%, 07/26/2036 - 144A *	529	511
Series 2010-R5, Class 5A6
0.56%, 05/26/2037 - 144A *	2,861	2,816
Series 2010-R7, Class A1
0.44%, 06/25/2046 - 144A *	1,108	1,088
Banc of America Mortgage Securities, Inc.
Series 2003-3, Class 2A1
0.81%, 05/25/2018 *	196	190
Series 2003-6, Class 2A1
0.71%, 08/25/2018 *	340	333
Series 2003-C, Class 3A1
3.02%, 04/25/2033 *	447	460
Series 2003-E, Class 2A2
2.87%, 06/25/2033 *	611	584
Series 2004-3, Class 1A23
4.50%, 04/25/2034	110	110
Series 2004-3, Class 1A26
5.50%, 04/25/2034	1,300	1,382
Series 2004-3, Class 3A1
5.00%, 04/25/2019	269	277
Series 2004-5, Class 4A1
4.75%, 06/25/2019	214	219
Series 2004-C, Class 2A2
3.01%, 04/25/2034 *	1,212	1,213
BCAP LLC Trust
Series 2009-RR10, Class 17A1
5.75%, 06/26/2037 - 144A	303	321
Series 2009-RR14, Class 3A2
2.91%, 08/26/2035 - 144A *	500	471
Series 2009-RR5, Class 8A1
5.50%, 11/26/2034 - 144A	874	902
Series 2010-RR5, Class 2A5
5.18%, 04/26/2037 - 144A *	1,000	919
Series 2010-RR6, Class 22A3
5.38%, 06/26/2036 - 144A *	973	1,022
Series 2010-RR6, Class 5A1
5.50%, 11/26/2037 - 144A *	706	714
Series 2010-RR7, Class 15A1
1.06%, 01/26/2036 - 144A *	1,294	1,210
Series 2010-RR7, Class 16A1
1.05%, 02/26/2047 - 144A *	926	897
Series 2010-RR7, Class 1A5
5.03%, 04/26/2035 - 144A *	2,340	2,436
Series 2010-RR7, Class 2A1
5.66%, 07/26/2045 - 144A *	2,316	2,363
Series 2010-RR8, Class 3A3
5.10%, 05/26/2035 - 144A *	829	857
Bear Stearns Adjustable Rate Mortgage Trust
Series 2003-4, Class 3A1
5.01%, 07/25/2033 *	349	360
Series 2004-2, Class 14A
5.15%, 05/25/2034 *	446	461
Series 2005-5, Class A1
2.34%, 08/25/2035 *	481	461
Bear Stearns Commercial Mortgage Securities
Series 2006-PW11, Class A4
5.46%, 03/11/2039 *	200	220
Chase Mortgage Finance Corp.
Series 2003-S2, Class A1
5.00%, 03/25/2018	539	554
Series 2007-A1, Class 2A1
2.89%, 02/25/2037 *	864	874
Series 2007-A1, Class 7A1
2.93%, 02/25/2037 *	772	783
Series 2007-A1, Class 9A1
4.20%, 02/25/2037 *	346	352
Series 2007-A2, Class 1A1
2.90%, 07/25/2037 *	167	166
Chase Mortgage Finance Corp., PO
Series 2003-S9, Class AP
10/25/2018	140	121
Citicorp Mortgage Securities, Inc.
Series 2003-6, Class 1A2
4.50%, 05/25/2033	191	195
Citigroup Commercial Mortgage Trust
Series 2005-C3, Class AM
4.83%, 05/15/2043 *	440	444
Citigroup Mortgage Loan Trust, Inc.
Series 2008-AR4, Class 1A1A
5.47%, 11/25/2038 * θ	1,560	1,572
Citigroup Mortgage Loan Trust, Inc.
Series 2009-10, Class 1A1
2.71%, 09/25/2033 - 144A *	1,282	1,280
Series 2010-7, Class 10A1
2.87%, 02/25/2035 - 144A *	584	581
Commercial Mortgage Asset Trust
Series 1999-C1, Class D
7.35%, 01/17/2032 *	1,000	1,101
Countrywide Alternative Loan Trust, PO
Series 2002-7, Class
08/25/2032	181	125
Countrywide Home Loan Mortgage Pass-Through Trust
Series 2003-34, Class A6
5.25%, 09/25/2033	250	258
Series 2003-39, Class A6
5.00%, 10/25/2033	715	731
Series 2003-J13, Class 1A7
5.25%, 01/25/2034	1,437	1,481
Series 2004-5, Class 1A4
5.50%, 06/25/2034	1,075	1,135
Series 2004-8, Class 2A1
4.50%, 06/25/2019	189	194
Series 2004-J4, Class 2A1
5.00%, 05/25/2019	343	353
Credit Suisse First Boston Mortgage Securities Corp.
Series 2003-27, Class 5A3
5.25%, 11/25/2033	718	736
Series 2003-27, Class 5A4
5.25%, 11/25/2033	815	850
Series 2003-29, Class 5A1
7.00%, 12/25/2033	322	335
Series 2003-29, Class 8A1
6.00%, 11/25/2018	177	183
Series 2003-AR15, Class 3A1
2.81%, 06/25/2033 *	460	457
The notes to the financial statements are an integral part of this report.

Transamerica Funds	Annual Report 2010

Transamerica JPMorgan Core Bond

SCHEDULE OF INVESTMENTS (continued)
At October 31, 2010
(all amounts in thousands)

	Principal	Value

MORTGAGE-BACKED SECURITIES (continued)
Credit Suisse First Boston Mortgage Securities Corp. (continued)
Series 2004-8, Class 3A5
5.50%, 12/25/2034	$845	$872
Credit Suisse Mortgage Capital Certificates
Series 2006-C2, Class A3
5.66%, 03/15/2039 *	600	650
Series 2009-3R, Class 19A3
6.00%, 01/27/2038 - 144A	573	611
Series 2010-11R, Class A1
1.26%, 06/28/2047 - 144A *	1,238	1,242
Series 2010-15R, Class 7A1
5.34%, 10/26/2037 - 144A *	666	675
CW Capital Cobalt, Ltd.
Series 2006-C1, Class A4
5.22%, 08/15/2048	600	627
Deutsche ALT-A Securities, Inc., Alternate Loan Trust
Series 2005-1, Class 2A1
5.59%, 02/25/2020 *	384	388
Deutsche Mortgage Securities, Inc.
Series 2010-RS2, Class A1
1.51%, 06/28/2047 - 144A *	868	868
First Horizon Asset Securities, Inc.
Series 2003-8, Class 2A1
4.50%, 09/25/2018	273	284
GMAC Mortgage Corp., Loan Trust
Series 2003-AR1, Class A4
3.41%, 10/19/2033 *	289	289
Series 2003-AR2, Class 2A4
3.50%, 12/19/2033 *	1,579	1,564
Series 2004-J2, Class A2
0.76%, 06/25/2034 *	260	251
Series 2004-J5, Class A7
6.50%, 01/25/2035	633	652
Series 2004-J6, Class 1A1
5.00%, 01/25/2020	423	437
Series 2010-1, Class A
4.25%, 07/25/2040 - 144A	747	746
Greenwich Capital Commercial Funding Corp.
Series 2005-GG3, Class AJ
4.86%, 08/10/2042 *	220	216
GSR Mortgage Loan Trust
Series 2003-7F, Class 1A4
5.25%, 06/25/2033	1,462	1,489
Series 2004-8F, Class 2A3
6.00%, 09/25/2034	664	704
Series 2005-5F, Class 2A3
5.50%, 06/25/2035	596	603
Series 2005-5F, Class 8A3
0.76%, 06/25/2035 *	646	583
Impac Secured Assets CMN Owner Trust
Series 2003-2, Class A1
5.50%, 08/25/2033	178	186
JP Morgan Re-REMIC
Series 2010-4, Class 7A1
4.32%, 08/26/2035 - 144A *	836	847
JPMorgan Chase Commercial Mortgage Securities Corp.
Series 2005-CB13, Class A4
5.28%, 01/12/2043 *	385	412
JPMorgan Mortgage Trust
Series 2004-A3, Class 4A1
4.30%, 07/25/2034 *	244	244
Series 2004-A4, Class 1A1
4.55%, 09/25/2034 *	325	334
Series 2004-S1, Class 1A7
5.00%, 09/25/2034	163	170
Series 2005-A1, Class 3A4
5.01%, 02/25/2035 *	688	694
Series 2005-A1, Class 5A1
4.48%, 02/25/2035 *	529	544
Series 2006-A2, Class 4A1
2.93%, 08/25/2034 *	705	703
Series 2006-A3, Class 6A1
2.99%, 08/25/2034 *	187	175
LB-UBS Commercial Mortgage Trust
Series 2006-C1, Class A4
5.16%, 02/15/2031	150	163
Series 2006-C4, Class A4
5.88%, 06/15/2038 *	400	440
LVII Resecuritization Trust
Series 2009-1, Class A1
5.95%, 11/27/2037 - 144A *	420	428
Series 2009-2, Class A3
3.00%, 09/27/2037 - 144A *	1,000	998
Series 2009-2, Class A4
3.00%, 09/27/2037 - 144A *	1,000	1,000
MASTR Adjustable Rate Mortgages Trust
Series 2004-13, Class 3A6
2.90%, 11/21/2034 *	222	223
MASTR Alternative Loans Trust
Series 2003-9, Class 2A1
6.00%, 12/25/2033	283	292
MASTR Asset Securitization Trust
Series 2003-2, Class 1A1
5.00%, 03/25/2018	219	225
Series 2003-3, Class 3A18
5.50%, 04/25/2033	595	595
Series 2003-7, Class 4A1
4.25%, 09/25/2033	227	227
Series 2004-P7, Class A6
5.50%, 12/27/2033 - 144A	865	913
MASTR Resecuritization Trust, PO
Series 2005, Class 3
05/28/2035 - 144A	418	267
Merrill Lynch Mortgage Investors, Inc.
Series 2003-A4, Class 2A
2.89%, 07/25/2033 *	238	244
Series 2003-A5, Class 2A6
2.57%, 08/25/2033 *	238	230
Series 2004-A4, Class A2
2.79%, 08/25/2034 *	376	378
Merrill Lynch Mortgage Trust
Series 2005-LC1, Class AJ
5.33%, 01/12/2044 *	500	476
Series 2006-C1, Class A4
5.65%, 05/12/2039 *	730	801
MLCC Mortgage Investors, Inc.
Series 2004-D, Class A2
0.89%, 08/25/2029 *	505	471
Morgan Stanley Capital I
Series 2006-T21, Class A4
5.16%, 10/12/2052 *	200	219
Series 2007-T27, Class A4
5.65%, 06/11/2042 *	200	222
The notes to the financial statements are an integral part of this report.

Transamerica Funds	Annual Report 2010

Transamerica JPMorgan Core Bond

SCHEDULE OF INVESTMENTS (continued)
At October 31, 2010
(all amounts in thousands)

	Principal	Value

MORTGAGE-BACKED SECURITIES (continued)
Prime Mortgage Trust, PO
Series 2004-CL1, Class 1
02/25/2034	$42	$32
Prime Mortgage Trust
Series 2004-CL1, Class 1A1
6.00%, 02/25/2034	400	417
RBSSP Resecuritization Trust
Series 2009-1, Class 1A1
6.50%, 02/26/2036 - 144A	737	787
Series 2010-4, Class 12A1
4.50%, 03/26/2021 - 144A	975	965
Residential Accredit Loans, Inc.
Series 2003-QS1, Class A6
4.25%, 01/25/2033	250	253
Series 2003-QS13, Class A5
0.91%, 07/25/2033 *	614	489
Series 2003-QS15, Class A7
5.50%, 08/25/2033	1,185	1,208
Series 2003-QS18, Class A1
5.00%, 09/25/2018	237	242
Series 2004-QS7, Class A4
5.50%, 05/25/2034	356	303
Residential Asset Securitization Trust
Series 2002-A13, Class A4
5.25%, 12/25/2017	182	184
Residential Funding Mortgage Securities I
Series 2003-S20, Class 2A1
4.75%, 12/25/2018	232	239
Series 2003-S4, Class A4
5.75%, 03/25/2033	1,080	1,137
Salomon Brothers Mortgage Securities VII, Inc.
Series 2003-HYB1, Class A
3.22%, 09/25/2033 *	780	782
Salomon Brothers Mortgage Securities VII, Inc.
Series 2003-UP1, Class A
3.95%, 04/25/2032 - 144A *	73	63
Structured Asset Securities Corp.
Series 2003-16, Class A3
0.76%, 06/25/2033 *	230	211
Series 2003-32, Class 1A1
5.08%, 11/25/2033 *	299	304
Series 2003-33H, Class 1A1
5.50%, 10/25/2033	244	245
Series 2003-35, Class 3A1
0.76%, 12/25/2033 *	876	830
Series 2003-37A, Class 2A
4.99%, 12/25/2033 *	421	439
Series 2004-4XS, Class 1A5
5.49%, 02/25/2034 *	838	843
Series 2004-5H, Class A4
5.54%, 12/25/2033	1,000	1,029
Thornburg Mortgage Securities Trust
Series 2004-1, Class II2A
2.12%, 03/25/2044 *	276	267
TIAA Seasoned Commercial Mortgage Trust
Series 2007-C4, Class A3
6.04%, 08/15/2039 *	650	725
Vendee Mortgage Trust
Series 1993-1, Class ZB
7.25%, 02/15/2023	514	594
Series 1998-2, Class 1G
6.75%, 06/15/2028	863	1,011
WaMu Mortgage Pass-Through Certificates
Series 2003-AR6, Class A1
2.70%, 06/25/2033 *	257	254
Series 2003-AR7, Class A7
2.67%, 08/25/2033 *	503	493
Series 2003-AR8, Class A
2.72%, 08/25/2033 *	165	167
Series 2003-AR9, Class 1A6
2.71%, 09/25/2033 *	840	812
Series 2003-S4, Class 2A10
16.76%, 06/25/2033 *	80	90
Series 2003-S8, Class A4
4.50%, 09/25/2018	513	527
Series 2003-S9, Class A8
5.25%, 10/25/2033	580	577
Series 2004-AR3, Class A1
2.71%, 06/25/2034 *	114	110
Series 2004-AR3, Class A2
2.71%, 06/25/2034 *	1,178	1,174
Series 2004-CB2, Class 7A
5.50%, 08/25/2019	272	283
Series 2004-CB3, Class 4A
6.00%, 10/25/2019	784	819
Series 2004-S1, Class 1A3
0.66%, 03/25/2034 *	394	390
Series 2004-S2, Class 2A4
5.50%, 06/25/2034	569	590
WaMu MSC Mortgage Pass-Through Certificates
Series 2004-RA2, Class 2A
7.00%, 07/25/2033	246	255
Washington Mutual MSC Mortgage Pass-Through Certificates
Series 2003-MS2, Class 1A1
5.75%, 02/25/2033	951	979
Wells Fargo Mortgage Backed Securities Trust
Series 2003-15, Class 1A1
4.75%, 12/25/2018	364	379
Series 2003-J, Class 2A5
4.44%, 10/25/2033 *	50	51
Series 2003-K, Class 1A1
4.46%, 11/25/2033 *	129	129
Series 2004-4, Class A9
5.50%, 05/25/2034	846	887
Series 2004-7, Class 2A2
5.00%, 07/25/2019	580	606
Series 2004-E, Class A8
4.85%, 05/25/2034 *	345	349
Series 2004-EE, Class 2A1
2.86%, 12/25/2034 *	645	633
Series 2004-EE, Class 2A2
2.86%, 12/25/2034 *	161	160
Series 2004-EE, Class 3A1
3.00%, 12/25/2034 *	151	149
Series 2004-EE, Class 3A2
3.00%, 12/25/2034 *	226	228
Series 2004-I, Class 1A1
3.04%, 07/25/2034 *	185	186
Series 2004-U, Class A1
3.01%, 10/25/2034 *	1,905	1,845
Series 2004-V, Class 1A1
2.90%, 10/25/2034 *	378	377
The notes to the financial statements are an integral part of this report.

Transamerica Funds	Annual Report 2010

Transamerica JPMorgan Core Bond

SCHEDULE OF INVESTMENTS (continued)
At October 31, 2010
(all amounts in thousands)

	Principal	Value

MORTGAGE-BACKED SECURITIES (continued)
Wells Fargo Mortgage Backed Securities Trust (continued)
Series 2004-V, Class 1A2
2.90%, 10/25/2034 *	$169	$170
Series 2005-13, Class A1
5.00%, 11/25/2020	378	395
Series 2005-AR8, Class 2A1
2.92%, 06/25/2035 *	285	279

Total Mortgage-Backed Securities (cost $105,896)		108,510

ASSET-BACKED SECURITIES - 1.7%
AH Mortgage Advance Trust
Series 2010-ADV1, Class A1
3.97%, 08/15/2022 - 144A	530	537
Ally Auto Receivables Trust
Series 2009-A, Class A3
2.33%, 06/17/2013 - 144A	100	102
Series 2010-1, Class A3
1.45%, 05/15/2014	330	334
Series 2010-3, Class A3
1.11%, 10/15/2014	920	928
Series 2010-3, Class A4
1.55%, 08/17/2015	357	359
AmeriCredit Automobile Receivables Trust
Series 2010-1, Class A2
0.97%, 01/15/2013	111	111
Series 2010-1, Class A3
1.66%, 03/17/2014	95	96
Series 2010-3, Class A3
1.14%, 04/08/2015	535	537
Bank of America Auto Trust
Series 2009-2A, Class A3
2.13%, 09/15/2013 - 144A	100	101
Series 2009-3A, Class A3
1.67%, 12/16/2013 - 144A	105	106
Series 2010-1A, Class A3
1.39%, 03/15/2014 - 144A	260	262
Series 2010-1A, Class A4
2.18%, 02/15/2017 - 144A	185	190
Series 2010-2, Class A2
0.91%, 10/15/2012	540	541
Series 2010-2, Class A3
1.31%, 07/15/2014	310	313
Series 2010-2, Class A4
1.94%, 06/15/2017	510	523
CarMax Auto Owner Trust
Series 2010-1, Class A3
1.56%, 07/15/2014	200	202
Chase Funding Mortgage Loan Asset-Backed
Certificates
Series 2003-2, Class 2A2
0.82%, 02/25/2033 *	647	582
Series 2003-5, Class 1A4
4.40%, 02/25/2030	392	392
Series 2003-6, Class 1A4
4.50%, 11/25/2034	550	546
Series 2003-6, Class 1A5
5.35%, 11/25/2034 *	500	446
Chrysler Financial Auto Securitization Trust
Series 2010-A, Class A3
0.91%, 08/08/2013	1,000	1,003
Citibank Credit Card Issuance Trust
Series 2007-A7, Class A7
0.61%, 08/20/2014 *	1,000	1,002
CNH Equipment Trust
Series 2009-C, Class A3
1.85%, 12/16/2013	25	25
Series 2010-A, Class A3
1.54%, 07/15/2014	635	643
GE Capital Credit Card Master Note Trust
Series 2009-2, Class A
3.69%, 07/15/2015	600	626
HSBC Home Equity Loan Trust
Series 2005-2, Class A1
0.53%, 01/20/2035 *	104	95
Series 2006-1, Class A1
0.42%, 01/20/2036 *	191	173
Series 2007-1, Class A2F
5.60%, 03/20/2036 *	200	207
Series 2007-1, Class AS
0.46%, 03/20/2036 *	203	189
Series 2007-3, Class APT
1.46%, 11/20/2036 *	148	135
Hyundai Auto Receivables Trust
Series 2010-B, Class A3
0.97%, 04/15/2015	340	342
Series 2010-B, Class A4
1.63%, 03/15/2017	375	379
Mercedes-Benz Auto Receivables Trust
Series 2010-1, Class A1
0.31%, 05/13/2011	911	911
Series 2010-1, Class A3
1.42%, 08/15/2014	250	253
Morgan Stanley ABS Capital I
Series 2004-WMC3, Class M1
1.01%, 01/25/2035 *	74	72
Nissan Auto Receivables Owner Trust
Series 2010-A, Class A3
0.87%, 07/15/2014	455	457
Series 2010-A, Class A4
1.31%, 09/15/2016	300	302
PennyMac Loan Trust
Series 2010-NPL1, Class A
4.25%, 05/25/2050 - 144A *	546	544
Residential Asset Mortgage Products, Inc.
Series 2004-RS6, Class AI4
5.46%, 05/25/2032 *	569	587
Structured Asset Investment Loan Trust
Series 2005-5, Class A9
0.53%, 06/25/2035 *	400	370
Structured Asset Securities Corp.
Series 2002-AL1, Class A2
3.45%, 02/25/2032	330	315
Series 2004-6XS, Class A5A
5.53%, 03/25/2034 *	654	637
Series 2005-NC1, Class A11
4.69%, 02/25/2035 *	1,120	1,147
Toyota Auto Receivables Owner Trust
Series 2010-C, Class A3
0.77%, 04/15/2014	70	70
USAA Auto Owner Trust
Series 2009-2, Class A3
1.54%, 10/15/2012	115	116
Series 2009-2, Class A4
2.53%, 06/17/2013	115	119
The notes to the financial statements are an integral part of this report.

Transamerica Funds	Annual Report 2010

Transamerica JPMorgan Core Bond

SCHEDULE OF INVESTMENTS (continued)
At October 31, 2010
(all amounts in thousands)

	Principal	Value

ASSET-BACKED SECURITIES (continued)
World Omni Auto Receivables Trust
Series 2010-A, Class A4
2.21%, 05/15/2015	$275	$283

Total Asset-Backed Securities (cost $17,992)		18,210

MUNICIPAL GOVERNMENT OBLIGATIONS - 0.1%
Port Authority of New York & New Jersey
5.65%, 11/01/2040	485	480
State of Illinois
5.10%, 06/01/2033	85	68

Total Municipal Government Obligations (cost $565)		548

CORPORATE DEBT SECURITIES - 12.6%
Aerospace & Defense - 0.1%
BAE Systems Holdings, Inc.
5.20%, 08/15/2015 - 144A	380	420
Lockheed Martin Corp.
4.25%, 11/15/2019	150	162
5.72%, 06/01/2040 - 144A	108	116
United Technologies Corp.
8.88%, 11/15/2019	250	354
Automobiles - 0.1%
Daimler Finance North America LLC
6.50%, 11/15/2013	80	92
7.30%, 01/15/2012	460	493
Beverages - 0.1%
Anheuser-Busch InBev Worldwide, Inc.
7.20%, 01/15/2014 - 144A	60	70
7.75%, 01/15/2019 - 144A	650	841
PepsiCo, Inc.
7.90%, 11/01/2018	100	134
SABMiller PLC
5.50%, 08/15/2013 - 144A	180	198
Biotechnology - 0.1%
Amgen, Inc.
3.45%, 10/01/2020	400	400
4.50%, 03/15/2020	56	62
5.75%, 03/15/2040 ^	165	179
Capital Markets - 1.5%
Bank of New York Mellon Corp.
2.95%, 06/18/2015 ^	675	707
4.60%, 01/15/2020 ^	40	43
BlackRock, Inc.
6.25%, 09/15/2017 ^	635	748
BP Capital Markets PLC
3.88%, 03/10/2015	675	714
Charles Schwab Corp.
4.95%, 06/01/2014	100	112
Credit Suisse
4.38%, 08/05/2020 ^	316	325
5.30%, 08/13/2019	600	666
6.00%, 02/15/2018	400	449
Credit Suisse USA, Inc.
5.13%, 08/15/2015 ^	170	192
Deutsche Bank AG
2.38%, 01/11/2013	250	257
3.88%, 08/18/2014	100	107
Goldman Sachs Group, Inc.
3.70%, 08/01/2015	563	583
5.25%, 10/15/2013 ^	225	246
5.38%, 03/15/2020	390	413
6.00%, 06/15/2020 ^	122	136
6.15%, 04/01/2018	200	224
6.25%, 09/01/2017 ^	650	735
6.75%, 10/01/2037	200	210
7.50%, 02/15/2019	2,050	2,469
Jefferies Group, Inc.
6.25%, 01/15/2036	260	238
6.45%, 06/08/2027 ^	180	175
8.50%, 07/15/2019	575	679
Morgan Stanley — Series F
5.55%, 04/27/2017	170	181
Morgan Stanley
4.00%, 07/24/2015	333	343
4.20%, 11/20/2014	156	162
5.45%, 01/09/2017	500	531
5.63%, 09/23/2019	610	641
6.25%, 08/28/2017 ^	450	496
6.63%, 04/01/2018	200	225
7.30%, 05/13/2019	1,000	1,153
Nomura Holdings, Inc.
5.00%, 03/04/2015	350	379
6.70%, 03/04/2020	263	299
UBS AG
2.25%, 08/12/2013	250	255
3.88%, 01/15/2015 ^	600	628
4.88%, 08/04/2020 ^	525	563
5.88%, 12/20/2017 ^	110	126
Chemicals - 0.2%
Dow Chemical Co.
4.85%, 08/15/2012	190	202
8.55%, 05/15/2019	350	450
E.I. du Pont de Nemours & Co.
1.95%, 01/15/2016	173	174
4.90%, 01/15/2041 ^	125	123
PPG Industries, Inc.
5.75%, 03/15/2013	120	131
7.40%, 08/15/2019	300	360
9.00%, 05/01/2021	310	427
Praxair, Inc.
4.38%, 03/31/2014	375	413
5.20%, 03/15/2017	150	173
Commercial Banks - 2.2%
ANZ National International, Ltd.
2.38%, 12/21/2012 - 144A	105	107
Bank of Nova Scotia
1.65%, 10/29/2015 - 144A	359	352
3.40%, 01/22/2015	205	220
Bank of Tokyo-Mitsubishi UFJ, Ltd.
3.85%, 01/22/2015 - 144A	227	244
Barclays Bank PLC
2.50%, 09/21/2015 - 144A	510	514
2.50%, 01/23/2013	150	154
3.90%, 04/07/2015 ^	170	182
5.00%, 09/22/2016 ^	100	111
5.13%, 01/08/2020 ^	350	379
5.20%, 07/10/2014	125	139
6.75%, 05/22/2019 ^	400	475
The notes to the financial statements are an integral part of this report.

Transamerica Funds	Annual Report 2010

Transamerica JPMorgan Core Bond

SCHEDULE OF INVESTMENTS (continued)
At October 31, 2010
(all amounts in thousands)

	Principal	Value

Commercial Banks (continued)
BB&T Corp.
3.38%, 09/25/2013 ^	$195	$207
3.85%, 07/27/2012	485	509
3.95%, 04/29/2016	515	550
4.90%, 06/30/2017	550	585
5.25%, 11/01/2019	90	97
6.85%, 04/30/2019	250	304
Canadian Imperial Bank of Commerce
2.60%, 07/02/2015 - 144A	1,750	1,830
Comerica, Inc.
3.00%, 09/16/2015 ^	150	153
DnB NOR Boligkreditt
2.10%, 10/14/2015 - 144A	757	758
HSBC Bank PLC
3.50%, 06/28/2015 - 144A	1,175	1,244
4.13%, 08/12/2020 - 144A ^	275	280
KeyBank NA
5.70%, 11/01/2017	245	260
5.80%, 07/01/2014 ^	250	274
M&T Bank Corp.
5.38%, 05/24/2012	80	85
National Australia Bank, Ltd.
2.50%, 01/08/2013 - 144A	400	410
2.75%, 09/28/2015 - 144A	280	284
3.75%, 03/02/2015 - 144A ^	280	298
National City Corp.
4.90%, 01/15/2015	165	182
Nordea Bank AB
1.75%, 10/04/2013	200	201
PNC Funding Corp.
3.00%, 05/19/2014 ^	180	187
4.38%, 08/11/2020	433	439
5.13%, 02/08/2020 ^	250	271
5.25%, 11/15/2015	130	145
5.63%, 02/01/2017	130	142
6.70%, 06/10/2019	150	179
Rabobank Nederland NV
2.13%, 10/13/2015	105	106
3.20%, 03/11/2015 - 144A	500	526
Stadshypotek AB
1.45%, 09/30/2013 - 144A	1,394	1,410
Toronto-Dominion Bank
2.20%, 07/29/2015 - 144A	295	300
U.S. Bancorp
2.00%, 06/14/2013 ^	540	556
2.88%, 11/20/2014	121	127
Wachovia Bank NA
0.62%, 03/15/2016 * ^	450	415
5.00%, 08/15/2015	500	552
6.00%, 11/15/2017	2,000	2,275
Wachovia Corp.
5.50%, 05/01/2013	420	462
5.75%, 06/15/2017 - 02/01/2018 ^	2,170	2,472
Wells Fargo & Co.
3.75%, 10/01/2014 ^	390	417
5.63%, 12/11/2017 ^	100	113
Westpac Banking Corp.
4.88%, 11/19/2019 ^	750	815
Commercial Services & Supplies - 0.0% ∞
Browning-Ferris Industries, Inc.
9.25%, 05/01/2021	105	135
Waste Management, Inc.
4.75%, 06/30/2020 ^	319	343
Communications Equipment - 0.0% ∞
Cisco Systems, Inc.
4.45%, 01/15/2020	150	166
5.50%, 01/15/2040	50	53
5.90%, 02/15/2039	100	112
Computers & Peripherals - 0.2%
Dell, Inc.
2.30%, 09/10/2015 ^	371	373
5.65%, 04/15/2018	90	102
HP Enterprise Services LLC
7.45%, 10/15/2029 ^	500	654
Consumer Finance - 0.2%
American Express Co.
7.00%, 03/19/2018	400	480
American Express Credit Corp.
7.30%, 08/20/2013	200	229
Capital One Financial Corp.
6.75%, 09/15/2017	180	217
7.38%, 05/23/2014	75	88
HSBC Finance Corp.
4.75%, 07/15/2013 ^	165	176
5.00%, 06/30/2015 ^	455	497
5.50%, 01/19/2016	260	289
Toyota Motor Credit Corp.
3.20%, 06/17/2015	385	412
Diversified Financial Services - 2.6%
Allstate Life Global Funding Trust
5.38%, 04/30/2013	200	221
Associates Corp.
6.95%, 11/01/2018	700	791
Bank of America Corp. — Series L
7.38%, 05/15/2014	650	737
Bank of America Corp.
5.63%, 07/01/2020 ^	1,340	1,388
5.65%, 05/01/2018	700	737
5.75%, 12/01/2017	220	233
6.50%, 08/01/2016	500	558
Blackstone Holdings Finance Co., LLC
5.88%, 03/15/2021 - 144A	1,205	1,215
Capital One Bank USA NA
8.80%, 07/15/2019	900	1,142
Caterpillar Financial Services Corp.
7.15%, 02/15/2019 ^	100	128
Caterpillar Financial Services Corp. — Series F
5.85%, 09/01/2017	150	176
7.05%, 10/01/2018 ^	150	189
Citigroup, Inc.
4.75%, 05/19/2015	62	66
5.38%, 08/09/2020 ^	355	374
6.00%, 12/13/2013 - 08/15/2017 ^	2,115	2,333
6.01%, 01/15/2015	175	194
6.13%, 11/21/2017	345	384
6.38%, 08/12/2014	310	348
6.50%, 08/19/2013	110	123
8.13%, 07/15/2039	100	126
8.50%, 05/22/2019	550	691
The notes to the financial statements are an integral part of this report.

Transamerica Funds	Annual Report 2010

Transamerica JPMorgan Core Bond

SCHEDULE OF INVESTMENTS (continued)
At October 31, 2010
(all amounts in thousands)

	Principal	Value

Diversified Financial Services (continued)
CME Group, Inc.
5.75%, 02/15/2014	$196	$223
Countrywide Financial Corp.
6.25%, 05/15/2016	550	587
Diageo Capital PLC
4.83%, 07/15/2020	90	101
5.75%, 10/23/2017	230	272
Diageo Finance BV
5.50%, 04/01/2013	290	321
General Electric Capital Corp.
4.38%, 09/16/2020	600	605
5.40%, 02/15/2017 ^	400	442
5.50%, 06/04/2014 ^	685	768
5.50%, 01/08/2020 ^	1,140	1,255
5.63%, 05/01/2018	2,000	2,234
5.63%, 09/15/2017	1,500	1,681
6.00%, 08/07/2019	1,420	1,603
Goldman Sachs Group, LP
8.00%, 03/01/2013 - 144A	325	367
International Lease Finance Corp.
5.25%, 01/10/2013 ^	100	101
John Deere Capital Corp.
5.75%, 09/10/2018	100	118
MassMutual Global Funding II
2.88%, 04/21/2014 - 144A	100	106
3.63%, 07/16/2012 - 144A	600	626
Merrill Lynch & Co., Inc.
5.00%, 01/15/2015	650	683
5.45%, 02/05/2013	390	415
6.88%, 04/25/2018	100	112
Merrill Lynch & Co., Inc. — Series C
6.40%, 08/28/2017	850	926
National Rural Utilities Cooperative Finance Corp.
2.63%, 09/16/2012	25	26
10.38%, 11/01/2018	250	357
Tyco International Finance SA
8.50%, 01/15/2019	100	132
Volkswagen International Finance NV
1.63%, 08/12/2013 - 144A	116	117
Diversified Telecommunication Services - 0.8%
AT&T Corp.
8.00%, 11/15/2031	27	35
AT&T, Inc.
5.35%, 09/01/2040 - 144A	898	881
5.50%, 02/01/2018	300	349
5.88%, 02/01/2012	400	425
6.30%, 01/15/2038	500	550
BellSouth Telecommunications, Inc.
6.30%, 12/15/2015	163	178
7.00%, 10/01/2025	300	339
British Telecommunications PLC
5.95%, 01/15/2018	200	223
COX Enterprises, Inc.
7.38%, 07/15/2027 - 144A	200	230
Deutsche Telekom International Finance BV
6.00%, 07/08/2019 ^	395	473
France Telecom SA
8.50%, 03/01/2031	130	183
GTE Corp.
6.84%, 04/15/2018	1,500	1,781
8.75%, 11/01/2021	250	352
Telecom Italia Capital SA
4.95%, 09/30/2014	250	270
7.00%, 06/04/2018	250	297
Telefonica Emisiones SAU
6.22%, 07/03/2017 ^	150	176
Verizon Communications, Inc.
6.10%, 04/15/2018	411	489
Verizon Global Funding Corp.
5.85%, 09/15/2035 ^	175	186
7.75%, 12/01/2030	300	379
Verizon Maryland, Inc.
7.15%, 05/01/2023	600	639
Verizon Pennsylvania, Inc.
8.35%, 12/15/2030	240	275
Electric Utilities - 0.9%
Alabama Power Co.
5.88%, 12/01/2022	370	441
Appalachian Power Co.
5.95%, 05/15/2033	50	51
Carolina Power & Light Co.
5.30%, 01/15/2019	80	93
Cleveland Electric Illuminating Co.
7.88%, 11/01/2017	180	224
Consolidated Edison Co., of New York, Inc.
5.70%, 06/15/2040 ^	154	167
Consumers Energy Co.
6.70%, 09/15/2019	100	124
Duke Energy Carolinas LLC
4.30%, 06/15/2020	156	170
Duke Energy Indiana, Inc.
3.75%, 07/15/2020	200	206
Enel Finance International SA
5.13%, 10/07/2019 - 144A	200	217
Exelon Generation Co., LLC
4.00%, 10/01/2020	600	596
5.75%, 10/01/2041	86	84
Florida Power & Light Co.
5.95%, 10/01/2033	150	167
Georgia Power Co.
4.75%, 09/01/2040	77	72
Indiana Michigan Power Co.
7.00%, 03/15/2019 ^	338	413
Jersey Central Power & Light Co.
7.35%, 02/01/2019	330	408
Massachusetts Electric Co.
5.90%, 11/15/2039 - 144A	55	60
MidAmerican Energy, Co.
5.30%, 03/15/2018 ^	500	570
Nevada Power Co. — Series V
7.13%, 03/15/2019	100	124
Nevada Power Co.
5.38%, 09/15/2040 ^	52	52
6.50%, 08/01/2018	50	60
Niagara Mohawk Power Corp.
4.88%, 08/15/2019 - 144A	50	55
NiSource Finance Corp.
6.80%, 01/15/2019	200	237
10.75%, 03/15/2016	485	649
The notes to the financial statements are an integral part of this report.

Transamerica Funds	Annual Report 2010

Transamerica JPMorgan Core Bond

SCHEDULE OF INVESTMENTS (continued)
At October 31, 2010
(all amounts in thousands)

	Principal	Value

Electric Utilities (continued)
Northern States Power Co.
5.35%, 11/01/2039	$19	$20
6.25%, 06/01/2036	100	118
Oncor Electric Delivery Co., LLC
6.80%, 09/01/2018	375	458
Pacific Gas & Electric Co.
5.40%, 01/15/2040 ^	42	44
6.05%, 03/01/2034	60	67
8.25%, 10/15/2018 ^	150	202
PacifiCorp
5.65%, 07/15/2018	100	119
6.25%, 10/15/2037	200	234
Progress Energy, Inc.
4.88%, 12/01/2019	200	220
6.00%, 12/01/2039	50	55
PSEG Power LLC
5.13%, 04/15/2020	151	165
5.32%, 09/15/2016	800	898
5.50%, 12/01/2015	100	114
Public Service Co., of Oklahoma
5.15%, 12/01/2019	33	36
Public Service Electric & Gas Co.
2.70%, 05/01/2015	150	157
5.38%, 11/01/2039	28	30
Southern California Edison Co.
5.50%, 03/15/2040 ^	130	140
Southwestern Public Service Co. — Series G
8.75%, 12/01/2018	405	520
Electronic Equipment & Instruments - 0.1%
Arrow Electronics, Inc.
3.38%, 11/01/2015	35	35
6.00%, 04/01/2020	385	413
6.88%, 07/01/2013 - 06/01/2018	292	328
Energy Equipment & Services - 0.3%
ANR Pipeline Co.
9.63%, 11/01/2021	200	292
CenterPoint Energy Resources Corp.
5.95%, 01/15/2014	150	168
7.88%, 04/01/2013	60	69
Halliburton Co.
6.15%, 09/15/2019 ^	70	84
Spectra Energy Capital LLC
6.20%, 04/15/2018	325	375
8.00%, 10/01/2019 ^	490	619
TransCanada PipeLines, Ltd
7.13%, 01/15/2019 ^	400	512
TransCanada Pipelines, Ltd.
6.50%, 08/15/2018	175	215
Transocean, Inc.
6.50%, 11/15/2020	500	557
Food & Staples Retailing - 0.0% ∞
CVS Caremark Corp.
6.13%, 09/15/2039	150	161
Kroger Co.
5.40%, 07/15/2040	51	51
7.50%, 04/01/2031	100	126
Food Products - 0.3%
Bunge, Ltd. Finance Corp.
5.88%, 05/15/2013	400	433
8.50%, 06/15/2019	110	134
Cargill, Inc.
6.00%, 11/27/2017 - 144A	220	260
7.35%, 03/06/2019 - 144A	250	314
Kraft Foods, Inc.
5.38%, 02/10/2020	609	683
6.13%, 08/23/2018	225	266
6.50%, 08/11/2017	875	1,053
Gas Utilities - 0.1%
AGL Capital Corp.
4.45%, 04/15/2013	300	321
5.25%, 08/15/2019	100	110
Atmos Energy Corp.
4.95%, 10/15/2014	200	221
Health Care Providers & Services - 0.0% ∞
Medco Health Solutions, Inc.
2.75%, 09/15/2015	140	144
Household Durables - 0.0% ∞
Newell Rubbermaid, Inc.
4.70%, 08/15/2020 ^	183	190
Independent Power Producers & Energy Traders - 0.0% ∞
Tennessee Valley Authority
4.63%, 09/15/2060	236	237
Industrial Conglomerates - 0.1%
Koninklijke Philips Electronics NV
7.20%, 06/01/2026	500	619
Insurance - 0.6%
ACE INA Holdings, Inc.
5.60%, 05/15/2015	425	484
Aflac, Inc.
6.45%, 08/15/2040	108	110
Allstate Corp.
5.00%, 08/15/2014	70	78
AON Corp.
3.50%, 09/30/2015 ^	46	47
6.25%, 09/30/2040	83	84
Berkshire Hathaway Finance Corp.
5.40%, 05/15/2018 ^	200	228
5.75%, 01/15/2040	100	105
I Financial Corp.
5.85%, 12/15/2014	200	215
5.88%, 08/15/2020	282	288
Jackson National Life Global Funding
5.38%, 05/08/2013 - 144A	950	1,032
Metropolitan Life Global Funding I
2.50%, 01/11/2013 - 144A	670	688
2.88%, 09/17/2012 - 144A	200	206
5.13%, 06/10/2014 - 144A	300	334
New York Life Global Funding
3.00%, 05/04/2015 - 144A	600	635
4.65%, 05/09/2013 - 144A	150	163
Pacific Life Global Funding
5.00%, 05/15/2017 - 144A	100	107
5.15%, 04/15/2013 - 144A ^	280	303
Principal Life Income Funding Trusts
5.10%, 04/15/2014	385	422
5.30%, 04/24/2013	250	274
5.30%, 12/14/2012	260	283
Travelers Property Casualty Corp.
7.75%, 04/15/2026	450	568
IT Services - 0.0% ∞
International Business Machines Corp.
8.00%, 10/15/2038	100	141
The notes to the financial statements are an integral part of this report.

Transamerica Funds	Annual Report 2010

Transamerica JPMorgan Core Bond

SCHEDULE OF INVESTMENTS (continued)
At October 31, 2010
(all amounts in thousands)

	Principal	Value
Machinery - 0.0% ∞
Caterpillar, Inc.
7.90%, 12/15/2018 ^	$250	$332
Media - 0.7%
CBS Corp.
5.75%, 04/15/2020 ^	63	70
7.88%, 07/30/2030	130	153
8.88%, 05/15/2019	100	130
Comcast Cable Holdings LLC
10.13%, 04/15/2022	414	593
Comcast Corp.
5.85%, 11/15/2015	300	351
COX Communications, Inc.
5.45%, 12/15/2014	50	57
DIRECTV Holdings LLC
4.60%, 02/15/2021 ^	400	414
6.00%, 08/15/2040	700	713
Historic TW, Inc.
9.15%, 02/01/2023	200	272
NBC Universal, Inc.
5.95%, 04/01/2041 - 144A	210	214
News America Holdings, Inc.
8.88%, 04/26/2023	200	275
News America, Inc.
6.20%, 12/15/2034	250	265
7.25%, 05/18/2018 ^	155	193
7.30%, 04/30/2028	130	147
TCI Communications, Inc.
7.13%, 02/15/2028	100	115
8.75%, 08/01/2015	700	890
Thomson Reuters Corp.
4.70%, 10/15/2019	75	81
Time Warner Cable, Inc.
6.75%, 07/01/2018	40	48
7.30%, 07/01/2038	90	109
8.25%, 02/14/2014	400	478
8.25%, 04/01/2019 ^	530	690
8.75%, 02/14/2019	230	306
Time Warner Entertainment Co., LP
8.38%, 07/15/2033	250	316
Time Warner, Inc.
6.20%, 03/15/2040	100	108
7.63%, 04/15/2031	300	365
Viacom, Inc.
6.25%, 04/30/2016	300	355
Metals & Mining - 0.1%
BHP Billiton Finance USA, Ltd.
6.50%, 04/01/2019 ^	270	335
Rio Tinto Finance USA, Ltd.
3.70%, 10/31/2020 θ	80	79
8.95%, 05/01/2014	400	500
Multiline Retail - 0.0% ∞
Target Corp.
7.00%, 01/15/2038	140	175
Multi-Utilities - 0.1%
Dominion Resources, Inc.
6.00%, 11/30/2017	450	530
6.40%, 06/15/2018	170	205
Sempra Energy
6.00%, 10/15/2039	150	164
8.90%, 11/15/2013	180	216
9.80%, 02/15/2019	140	195
Xcel Energy, Inc.
4.70%, 05/15/2020	50	55
Office Electronics - 0.0% ∞
Xerox Corp.
6.75%, 02/01/2017 ^	330	392
8.25%, 05/15/2014	90	108
Oil, Gas & Consumable Fuels - 0.6%
Alberta Energy Co., Ltd.
7.38%, 11/01/2031	500	604
Anadarko Petroleum Corp.
7.63%, 03/15/2014	400	455
8.70%, 03/15/2019 ^	150	186
ConocoPhillips
6.00%, 01/15/2020	105	129
6.65%, 07/15/2018 ^	350	437
EnCana Corp.
6.50%, 05/15/2019 ^	150	185
ENI SpA
5.70%, 10/01/2040 - 144A	900	923
Marathon Oil Corp.
7.50%, 02/15/2019	220	283
Petro-Canada
6.05%, 05/15/2018	312	368
Shell International Finance BV
3.10%, 06/28/2015	478	507
4.30%, 09/22/2019	300	329
4.38%, 03/25/2020 ^	410	451
Statoil ASA
3.13%, 08/17/2017	200	205
Suncor Energy, Inc.
6.10%, 06/01/2018	250	296
Talisman Energy, Inc.
7.75%, 06/01/2019	385	498
Tosco Corp.
7.80%, 01/01/2027	160	199
8.13%, 02/15/2030	230	305
Union Pacific Resources Group, Inc.
7.15%, 05/15/2028 ^	52	52
XTO Energy, Inc.
4.63%, 06/15/2013	60	66
6.25%, 08/01/2017	105	129
Pharmaceuticals - 0.0% ∞
Pharmacia Corp.
6.50%, 12/01/2018	260	322
Real Estate Investment Trusts - 0.2%
Commonwealth
5.88%, 09/15/2020	400	400
6.25%, 08/15/2016	100	106
6.65%, 01/15/2018	215	233
ERP Operating, LP
5.75%, 06/15/2017	120	135
Simon Property Group, LP
4.38%, 03/01/2021	60	61
5.65%, 02/01/2020 ^	247	279
6.13%, 05/30/2018	280	324
6.75%, 05/15/2014 ^	50	58
10.35%, 04/01/2019	120	170
WEA Finance LLC
6.75%, 09/02/2019 - 144A	180	212
7.13%, 04/15/2018 - 144A	60	71
The notes to the financial statements are an integral part of this report.

Transamerica Funds	Annual Report 2010

Transamerica JPMorgan Core Bond

SCHEDULE OF INVESTMENTS (continued)
At October 31, 2010
(all amounts except share amounts in thousands)

	Principal	Value
Road & Rail - 0.3%
Burlington Northern Santa Fe LLC
3.60%, 09/01/2020 ^	$125	$126
4.70%, 10/01/2019	75	82
5.65%, 05/01/2017	150	173
5.75%, 03/15/2018 ^	500	580
7.29%, 06/01/2036 ^	90	112
Canadian National Railway Co.
5.85%, 11/15/2017	180	212
CSX Corp.
6.25%, 04/01/2015	125	147
6.25%, 03/15/2018 ^	160	190
7.38%, 02/01/2019	350	440
Ryder System, Inc.
3.60%, 03/01/2016	132	135
Union Pacific Corp.
5.78%, 07/15/2040 - 144A	300	315
7.00%, 02/01/2016	150	184
Software - 0.1%
Intuit, Inc.
5.75%, 03/15/2017	70	79
Microsoft Corp.
1.63%, 09/25/2015	390	391
4.50%, 10/01/2040	70	67
Oracle Corp.
5.00%, 07/08/2019 ^	100	114
5.38%, 07/15/2040 - 144A	123	129
6.50%, 04/15/2038	200	241
Specialty Retail - 0.0% ∞
Lowe’s Cos., Inc.
7.11%, 05/15/2037	120	152
Staples, Inc.
9.75%, 01/15/2014	80	99
Transportation Infrastructure - 0.0% ∞
United Parcel Service of America, Inc.
8.38%, 04/01/2030 *	200	267
8.38%, 04/01/2020	60	84
Water Utilities - 0.0% ∞
American Water Capital Corp.
6.09%, 10/15/2017	400	463
Wireless Telecommunication Services - 0.0% ∞
Vodafone Group PLC
5.45%, 06/10/2019 ^	75	88

Total Corporate Debt Securities (cost $128,167)		134,513

	Shares	Value
SECURITIES LENDING COLLATERAL - 7.1%
State Street Navigator Securities Lending
Trust — Prime Portfolio, 0.35% ▲	75,683,745	75,684
Total Securities Lending Collateral (cost $75,684)

Total Investment Securities (cost $1,097,429) #		1,136,026
Other Assets and Liabilities — Net		(72,568)

Net Assets		$1,063,458

NOTES TO SCHEDULE OF INVESTMENTS:

^	All or a portion of this security is on loan. The value of all securities on loan is $74,165.

*	Floating or variable rate note. Rate is listed as of 10/29/2010.

Ә	Security fair valued as determined in good faith in accordance with procedures established by the Board of Trustees. This security had a market value of $1,651, or 0.16%, of the fund’s net assets.

∞	Percentage rounds to less than 0.1%.

▲	Rate shown reflects the yield at 10/29/2010.

#	Aggregate cost for federal income tax purposes is $1,097,429. Aggregate gross unrealized appreciation for all securities in which there is an excess of value over tax cost were $40,822 and $2,225, respectively. Net unrealized appreciation for tax purposes is $38,597.
DEFINITIONS:

144A	144A Securities are registered pursuant to Rule 144A of the Securities Act of 1933. These securities are deemed to be liquid for purposes of compliance limitations on holdings of illiquid securities and may be resold as transactions exempt from registration, normally to qualified institutional buyers. At 10/31/2010, these securities aggregated $60,316, or 5.67%, of the fund’s net assets.

IO	Interest Only

PO	Principal Only

REMIC	Real Estate Mortgage Investment Conduits (consist of a fixed pool of mortgages broken apart and marketed to investors as individual securities)

STRIPS	Separate Trading of Registered Interest and Principal of Securities
VALUATION SUMMARY:

Investment Securities	Level 1	Level 2	Level 3	Total

Asset-Backed Securities	$—	$18,210	$—	$18,210
Corporate Debt Securities	—	134,513	—	134,513
Foreign Government Obligations	—	1,766	—	1,766
Mortgage-Backed Securities	—	108,510	—	108,510
Municipal Government Obligations	—	548	—	548
Securities Lending Collateral	75,684	—	—	75,684
U.S. Government Agency Obligations	—	530,180	—	530,180
U.S. Government Obligations	—	266,615	—	266,615

Total	$75,684	$1,060,342	$—	$1,136,026

The notes to the financial statements are an integral part of this report.

Transamerica Funds	Annual Report 2010

Transamerica JPMorgan International Bond

SCHEDULE OF INVESTMENTS
At October 31, 2010
(all amounts in thousands)

		Principal	Value

FOREIGN GOVERNMENT OBLIGATIONS - 66.3%
Australia - 0.7%
New South Wales Treasury Corp.
5.50%, 03/01/2017	AUD	3,100	$3,036
Belgium - 3.2%
Belgium Government Bond
4.00%, 03/28/2018	EUR	9,600	14,296
Brazil - 0.7%
Brazil Notas do Tesouro Nacional
10.00%, 01/01/2013	BRL	5,480	3,110
Canada - 1.5%
Canadian Government Bond
2.50%, 06/01/2015	CAD	3,800	3,828
5.00%, 06/01/2037	CAD	890	1,107
5.75%, 06/01/2033	CAD	1,413	1,889
Denmark - 1.3%
Denmark Government Bond
4.00%, 11/15/2019	DKK	10,150	2,114
5.00%, 11/15/2013	DKK	19,000	3,914
France - 4.0%
Caisse d’Amortissement de la Dette Sociale
3.75%, 10/25/2020	EUR	3,020	4,453
France Government Bond
5.75%, 10/25/2032	EUR	6,950	13,254
Germany - 1.8%
Bundesrepublik Deutschland
3.50%, 07/04/2019	EUR	1,800	2,714
4.75%, 07/04/2034	EUR	2,930	5,195
Indonesia - 0.6%
Indonesia Treasury Bond
11.50%, 09/15/2019	IDR	20,500,000	2,899
Italy - 11.0%
Italy Buoni Poliennali del Tesoro
4.00%, 09/01/2020 - 02/01/2037	EUR	7,750	10,556
4.25%, 08/01/2014	EUR	8,000	11,792
5.00%, 08/01/2034	EUR	5,360	7,794
5.25%, 08/01/2017	EUR	12,300	19,145
Japan - 24.5%
Japan Government Bond
1.30%, 03/20/2015	JPY	3,950,000	51,246
1.50%, 09/20/2018	JPY	920,000	12,208
1.90%, 06/20/2025	JPY	170,000	2,231
2.10%, 09/20/2024 - 09/20/2028	JPY	2,505,000	33,133
2.20%, 09/20/2039	JPY	780,000	10,166
Korea, Republic of - 1.5%
Korea Treasury Bond
4.00%, 06/10/2012	KRW	4,600,000	4,148
Republic of Korea
5.75%, 09/10/2013	KRW	2,900,000	2,727
Mexico - 1.5%
Mexican Bonos
8.00%, 12/19/2013	MXN	76,200	6,690
Netherlands - 2.5%
Netherlands Government Bond
3.75%, 01/15/2042	EUR	2,870	4,495
4.25%, 07/15/2013	EUR	4,400	6,616
Norway - 1.0%
Kommunalbanken AS
4.88%, 12/10/2012	GBP	2,500	4,277
Philippines - 1.0%
Republic of The Philippines
8.75%, 03/03/2013	PHP	185,000	4,685
South Africa - 1.2%
Republic of South Africa
7.00%, 02/28/2031	ZAR	43,800	5,581
Spain - 4.2%
Spain Government Bond
4.25%, 01/31/2014	EUR	7,100	10,366
4.60%, 07/30/2019	EUR	3,240	4,682
4.90%, 07/30/2040	EUR	2,580	3,540
Sweden - 1.0%
Sweden Government Bond
4.50%, 08/12/2015	SEK	28,000	4,603
United Kingdom - 3.1%
United Kingdom Gilt
4.25%, 06/07/2032	GBP	3,600	5,924
4.50%, 12/07/2042	GBP	4,620	7,837

Total Foreign Government Obligations (cost $267,396)			296,251

MORTGAGE-BACKED SECURITY - 1.0%
Spain - 1.0%
Union de Creditos Inmobiliarios
Series 15, Class A
1.02%, 12/18/2048 § *	EUR	3,939	4,310
Total Mortgage-Backed Security (cost $5,314)

ASSET-BACKED SECURITY - 0.0% ∞
Spain - 0.0% ∞
Fondo de Titulizacion de Activos Santander Auto
Series 1, Class A
0.95%, 11/25/2021 § *	EUR	119	163
Total Asset-Backed Security (cost $151)

CORPORATE DEBT SECURITIES - 28.8%
Australia - 0.5%
Suncorp-Metway, Ltd.
4.00%, 01/16/2014	GBP	1,290	2,210
Denmark - 0.7%
Spar Nord Bank A/S
2.50%, 07/10/2012	EUR	2,280	3,216
France - 2.1%
Cie de Financement Foncier
1.25%, 12/01/2011	JPY	750,000	9,365
Germany - 8.4%
Bayerische Landesbank
1.40%, 04/22/2013	JPY	1,008,000	12,756
Eurohypo AG
3.75%, 04/11/2011	EUR	8,800	12,377
IKB Deutsche Industriebank AG
2.63%, 03/13/2012	EUR	3,419	4,848
Kreditanstalt fuer Wiederaufbau
2.60%, 06/20/2037	JPY	170,000	2,358
5.50%, 12/07/2015	GBP	2,150	3,986
Landwirtschaftliche Rentenbank
1.38%, 04/25/2013	JPY	101,000	1,288
Ireland - 1.2%
Ulster Bank Finance PLC
0.97%, 03/29/2011 *	EUR	4,000	5,530
The notes to the financial statements are an integral part of this report.

Transamerica Funds	Annual Report 2010

Transamerica JPMorgan International Bond

SCHEDULE OF INVESTMENTS (continued)
At October 31, 2010
(all amounts in thousands)

		Principal	Value

Netherlands - 2.7%
Fortis Bank Nederland NV
3.38%, 05/19/2014	EUR	3,200	$4,675
LeasePlan Corp. NV
3.25%, 05/22/2014	EUR	4,950	7,190
Spain - 4.2%
AyT Cedulas Cajas VII Fondo de Titulizacion de Activos
4.00%, 06/23/2011	EUR	9,200	12,844
La Caja de Ahorros y Pensiones de Barcelona
3.25%, 10/05/2015	EUR	2,400	3,228
Santander Central Hispano Issuances, Ltd.
6.80%, 11/29/2010	GBP	1,790	2,877
Supranational - 4.8%
European Investment Bank
1.40%, 06/20/2017	JPY	946,000	12,408
4.25%, 10/15/2014	EUR	5,900	8,962
Sweden - 1.1%
Swedbank AB
3.13%, 02/02/2012	EUR	3,500	4,977
United Kingdom - 3.1%
Bank of Scotland PLC
3.25%, 01/25/2013	EUR	3,200	4,519
Lloyds TSB Bank PLC
3.75%, 11/17/2011	EUR	3,285	4,693
Royal Bank of Scotland Group PLC
3.75%, 11/14/2011	EUR	3,130	4,462

Total Corporate Debt Securities (cost $110,270)			128,769

STRUCTURED NOTE DEBT - 1.2%
United Kingdom - 1.2%
Barclays Bank PLC
1.18%, 04/20/2016 *	EUR	4,000	5,487
Total Structured Note Debt (cost $5,045)

SHORT-TERM FOREIGN GOVERNMENT OBLIGATION - 0.3%
France Treasury Bill BTF
0.73%, 03/10/2011 ▲ Υ		$1,003	1,393
Total Short-Term Foreign Government Obligation (cost $1,297)

Total Investment Securities (cost $389,473) #			436,373
Other Assets and Liabilities — Net			10,768

Net Assets			$447,141

	Percentage of
INVESTMENTS BY INDUSTRY (unaudited):	Total Investments	Value

Foreign Government Obligation	67.9%	$296,251
Commercial Banks	22.8	99,635
Diversified Financial Services	4.6	20,034
Thrifts & Mortgage Finance	2.8	12,377
Mortgage-Backed Security	1.0	4,310
Insurance	0.5	2,210
Asset-Backed Security	0.0	163

Investment Securities, at Value	99.7	434,980
Short-Term Investments	0.3	1,393

Total Investments	100.0%	$436,373

FUTURES CONTRACTS:

				Net Unrealized
				Appreciation
Description	Type	Contracts ┌	Expiration Date	(Depreciation)

10-Year Canada Government Bond	Long	23	12/20/2010	$(10)
10-Year Japan Government Bond	Long	23	12/09/2010	511
3-Year Australian Treasury Bond	Long	4	12/15/2010	(2)
German Euro BOBL	Short	(287)	12/08/2010	468
German Euro BUND	Long	49	12/08/2010	(87)
German Euro SCHATZ	Short	(10)	12/08/2010	8
United Kingdom Long Gilt Bond	Long	157	12/29/2010	(169)

				$719

The notes to the financial statements are an integral part of this report.

Transamerica Funds	Annual Report 2010

Transamerica JPMorgan International Bond

SCHEDULE OF INVESTMENTS (continued)
At October 31, 2010
(all amounts in thousands)
FORWARD FOREIGN CROSS CURRENCY CONTRACTS:

				Net Unrealized
			Settlement	Appreciation
Bought/Sold	Currency	Amount	Date	(Depreciation)

Buy	Australian Dollar	3,273	12/08/2010	$(28)
Sell	Euro	(2,302)	12/08/2010	16
Buy	Euro	2,972	12/08/2010	36
Sell	Pound Sterling	(2,613)	12/08/2010	(88)
Buy	Japanese Yen	165,427	12/08/2010	65
Sell	Euro	(1,438)	12/08/2010	(9)
Buy	Japanese Yen	74,143	12/08/2010	8
Sell	Pound Sterling	(583)	12/08/2010	(20)
Buy	Norwegian Krone	19,830	12/08/2010	13
Sell	Swedish Krona	(22,633)	12/08/2010	(18)
Buy	Norwegian Krone	13,828	12/08/2010	3
Sell	Pound Sterling	(1,491)	12/08/2010	(35)
Buy	Norwegian Krone	13,215	12/08/2010	(5)
Sell	Pound Sterling	(1,426)	12/08/2010	(28)
Buy	Norwegian Krone	13,720	12/08/2010	(3)
Sell	Pound Sterling	(1,473)	12/08/2010	(18)
Buy	Pound Sterling	2,114	12/08/2010	27
Sell	Norwegian Krone	(19,476)	12/08/2010	40
Buy	Pound Sterling	2,893	12/08/2010	33
Sell	Norwegian Krone	(27,082)	12/08/2010	(14)
Buy	Pound Sterling	560	12/08/2010	13
Sell	Japanese Yen	(72,064)	12/08/2010	(12)
Buy	South African Rand	3,719	12/08/2010	(13)
Sell	Euro	(386)	12/08/2010	3
Buy	Swedish Krona	10,758	12/08/2010	3
Sell	Norwegian Krone	(9,414)	12/08/2010	2

				$(29)

FORWARD FOREIGN CURRENCY CONTRACTS:

			Amount in U.S.	Net Unrealized
		Settlement	Dollars Bought	Appreciation
Currency	Bought (Sold)	Date	(Sold)	(Depreciation)

Australian Dollar	(461)	12/08/2010	(446)	$(3)
Australian Dollar	3,353	12/08/2010	3,197	72
Canadian Dollar	4,514	12/08/2010	4,414	8
Canadian Dollar	2,900	12/08/2010	2,863	(22)
Danish Krone	(10,561)	12/08/2010	(1,952)	(19)
Euro	(37,072)	12/08/2010	(51,053)	(520)
Euro	(2,642)	12/08/2010	(3,687)	12
Euro	(489)	12/08/2010	(676)	(4)
Euro	3,000	12/08/2010	4,083	90
Euro	(1,468)	12/08/2010	(2,045)	2
Euro	1,600	12/08/2010	2,224	2
Euro	1,000	12/08/2010	1,389	2
Japanese Yen	(168,107)	12/08/2010	(2,073)	(17)
Japanese Yen	150,000	12/08/2010	1,862	3
Japanese Yen	(36,397)	12/08/2010	(451)	(2)
Japanese Yen	3,542,447	12/08/2010	42,535	1,502
Japanese Yen	40,000	12/08/2010	479	18
Norwegian Krone	27,061	12/08/2010	4,616	(4)
Pound Sterling	400	12/08/2010	632	9
Pound Sterling	1,850	12/08/2010	2,929	35
Pound Sterling	2,472	12/08/2010	3,926	33
Pound Sterling	(521)	12/08/2010	(825)	(10)
South African Rand	(40,148)	12/08/2010	(5,683)	(14)
Swedish Krona	(6,319)	12/08/2010	(940)	(5)
Swiss Franc	193	12/08/2010	200	(3)

				$1,165

The notes to the financial statements are an integral part of this report.

Transamerica Funds	Annual Report 2010

Transamerica JPMorgan International Bond

SCHEDULE OF INVESTMENTS (continued)
At October 31, 2010
(all amounts in thousands)
NOTES TO SCHEDULE OF INVESTMENTS:

*	Floating or variable rate note. Rate is listed as of 10/29/2010.

∞	Percentage rounds to less than 0.1%.

§	Illiquid. These securities aggregated to $4,473, or 1.00%, of the fund’s net assets.

#	Aggregate cost for federal income tax purposes is $389,682. Aggregate gross unrealized appreciation/depreciation for all securities in which there is an excess of value over tax cost were $50,732 and $4,041, respectively. Net unrealized appreciation for tax purposes is $46,691.

┌	Contract amounts are not in thousands.

Υ	A portion of this security has been segregated as collateral with the broker, in the amount of $1,261, to cover margin requirements for open futures contracts.

DEFINITIONS:

AUD	Australian Dollar

BRL	Brazilian Real

CAD	Canadian Dollar

DKK	Danish Krone

EUR	Euro

GBP	Pound Sterling

IDR	Indonesian Rupiah

JPY	Japanese Yen

KRW	South Korean Won

MXN	Mexican Peso

PHP	Philippines Peso

SEK	Swedish Krona

ZAR	South African Rand
VALUATION SUMMARY:

Investment Securities	Level 1	Level 2	Level 3	Total

Asset-Backed Securities	$—	$163	$—	$163
Corporate Debt Securities	—	128,769	—	128,769
Foreign Government Obligations	—	296,251	—	296,251
Mortgage-Backed Securities	—	4,310	—	4,310
Short-Term Foreign Government Obligations	—	1,393	—	1,393
Structured Note Debts	—	5,487	—	5,487

Total	$—	$436,373	$—	$436,373

Other Financial Instruments*	Level 1	Level 2	Level 3	Total

Futures Contracts — Appreciation	$987	$—	$—	$987
Futures Contracts — Depreciation	(268)	—	—	(268)
Forward Foreign Currency Contracts — Appreciation	—	2,050	—	2,050
Forward Foreign Currency Contracts — Depreciation	—	(914)	—	(914)

Total	$719	$1,136	$—	$1,855

*	Other financial instruments are derivative instruments including, but not limited to, Futures Contracts, Forward Foreign Currency Contracts, and Swap Contracts that are valued at unrealized appreciation (depreciation) on the instrument.
The notes to the financial statements are an integral part of this report.

Transamerica Funds	Annual Report 2010

Transamerica JPMorgan Mid Cap Value

SCHEDULE OF INVESTMENTS
At October 31, 2010
(all amounts except share amounts in thousands)

	Shares	Value

COMMON STOCKS - 98.1%
Aerospace & Defense - 1.7%
Alliant Techsystems, Inc. ‡	18,100	$1,380
L-3 Communications Holdings, Inc.	20,500	1,480
Auto Components - 0.7%
WABCO Holdings, Inc. ‡	24,600	1,142
Beverages - 0.8%
Brown-Forman Corp. — Class B	22,225	1,352
Capital Markets - 2.9%
Affiliated Managers Group, Inc. ‡	8,350	715
Ameriprise Financial, Inc.	26,200	1,354
Northern Trust Corp.	22,600	1,122
T. Rowe Price Group, Inc.	28,200	1,558
Chemicals - 3.5%
Albemarle Corp.	39,072	1,959
PPG Industries, Inc.	26,000	1,994
Sigma-Aldrich Corp.	28,200	1,788
Commercial Banks - 5.7%
BancorpSouth, Inc.	63,400	836
BB&T Corp.	36,800	861
City National Corp.	17,000	877
Cullen/Frost Bankers, Inc. Λ	16,600	871
Fifth Third Bancorp	97,400	1,223
M&T Bank Corp. Λ	19,800	1,481
SunTrust Banks, Inc.	54,400	1,361
TCF Financial Corp. Λ	54,900	722
Wilmington Trust Corp.	55,500	395
Zions Bancorporation	34,500	713
Commercial Services & Supplies - 1.8%
Republic Services, Inc. — Class A	96,900	2,889
Containers & Packaging - 1.5%
Ball Corp.	38,300	2,465
Distributors - 1.0%
Genuine Parts Co.	32,600	1,560
Diversified Consumer Services - 0.2%
H&R Block, Inc.	32,600	384
Diversified Telecommunication Services - 1.4%
CenturyLink, Inc. Λ	40,200	1,663
Windstream Corp.	52,554	665
Electric Utilities - 2.9%
Northeast Utilities	15,900	497
Westar Energy, Inc.	84,300	2,133
Wisconsin Energy Corp.	36,400	2,167
Electrical Equipment - 2.4%
AMETEK, Inc.	21,500	1,162
Cooper Industries PLC — Class A	24,400	1,279
Roper Industries, Inc.	21,700	1,507
Electronic Equipment & Instruments - 3.5%
Amphenol Corp. — Class A	29,700	1,489
Arrow Electronics, Inc. ‡	41,800	1,238
Tyco Electronics, Ltd.	91,000	2,882
44Food & Staples Retailing - 1.4%
Safeway, Inc.	98,600	2,257
Food Products - 2.4%
JM Smucker Co.	49,300	3,168
Ralcorp Holdings, Inc. ‡	9,500	590
Gas Utilities - 3.8%
Energen Corp.	55,432	2,474
EQT Corp.	47,800	1,790
Oneok, Inc.	40,100	1,998
Health Care Equipment & Supplies - 1.6%
Becton, Dickinson and Co.	34,285	2,589
Health Care Providers & Services - 4.6%
AmerisourceBergen Corp. — Class A	25,400	834
Community Health Systems, Inc. ‡	47,800	1,438
Coventry Health Care, Inc. ‡	82,850	1,940
Lincare Holdings, Inc.	97,524	2,558
VCA Antech, Inc. ‡	36,500	754
Hotels, Restaurants & Leisure - 2.2%
Darden Restaurants, Inc.	20,580	941
Marriott International, Inc. — Class A	34,955	1,295
Yum! Brands, Inc.	29,000	1,437
Household Durables - 3.2%
Fortune Brands, Inc. Λ	42,500	2,296
Jarden Corp. Λ	34,300	1,100
Snap-On, Inc.	36,600	1,867
Household Products - 1.0%
Clorox Co.	8,600	572
Energizer Holdings, Inc. ‡	14,900	1,115
Industrial Conglomerates - 0.9%
Carlisle Cos., Inc.	41,700	1,462
Insurance - 11.9%
AON Corp.	28,700	1,141
Arch Capital Group, Ltd. ‡	4,700	406
Assurant, Inc.	31,000	1,226
Cincinnati Financial Corp.	85,155	2,507
Loews Corp.	87,300	3,447
Old Republic International Corp. Λ	171,850	2,268
OneBeacon Insurance Group, Ltd. — Class A	65,465	922
Principal Financial Group, Inc.	50,000	1,342
Symetra Financial Corp.	34,800	385
Transatlantic Holdings, Inc.	46,200	2,430
WR Berkley Corp. Λ	79,000	2,174
XL Group PLC — Class A	51,300	1,085
Internet & Catalog Retail - 0.8%
Expedia, Inc.	46,200	1,337
Media - 4.0%
Cablevision Systems Corp. — Class A	27,800	743
Clear Channel Outdoor Holdings, Inc. — Class A ‡	85,673	1,018
DISH Network Corp. — Class A	56,300	1,118
Gannett Co., Inc.	106,800	1,266
Omnicom Group, Inc.	20,300	892
Scripps Networks Interactive, Inc. — Class A	15,200	774
Washington Post Co. — Class B	1,755	706
Multiline Retail - 0.9%
Macy’s, Inc.	59,600	1,409
Multi-Utilities - 4.3%
CMS Energy Corp.	153,900	2,828
NSTAR Λ	39,200	1,635
Xcel Energy, Inc.	105,100	2,508
Oil, Gas & Consumable Fuels - 7.5%
CVR Energy, Inc. ‡	81,500	776
Devon Energy Corp.	33,500	2,178
El Paso Corp.	115,800	1,536
Kinder Morgan Management LLC	17,389	1,072
Newfield Exploration Co. ‡	28,900	1,723
Teekay Corp.	54,800	1,743
Williams Cos., Inc.	151,200	3,253
The notes to the financial statements are an integral part of this report.

Transamerica Funds	Annual Report 2010

Transamerica JPMorgan Mid Cap Value

SCHEDULE OF INVESTMENTS (continued)
At October 31, 2010
(all amounts except share amounts in thousands)

	Shares	Value

Real Estate Investment Trusts - 3.4%
Kimco Realty Corp.	44,500	$767
Public Storage	6,700	665
Regency Centers Corp. Λ	40,200	1,696
Ventas, Inc.	11,700	627
Vornado Realty Trust	20,656	1,804
Real Estate Management & Development - 1.0%
Brookfield Properties Corp.	95,850	1,667
Software - 2.0%
Jack Henry & Associates, Inc. Λ	61,000	1,657
Synopsys, Inc. ‡	64,900	1,660
Specialty Retail - 7.4%
AutoZone, Inc. ‡	5,300	1,259
Bed Bath & Beyond, Inc. ‡	42,400	1,861
Gap, Inc.	153,700	2,923
Sherwin-Williams Co.	26,200	1,912
Staples, Inc.	27,300	559
Tiffany & Co.	35,900	1,903
TJX Cos., Inc.	36,200	1,661
Textiles, Apparel & Luxury Goods - 0.9%
Phillips-Van Heusen Corp.	25,300	1,552
Thrifts & Mortgage Finance - 1.0%
People’s United Financial, Inc.	129,900	1,599
Tobacco - 0.3%
Lorillard, Inc.	6,500	555
Water Utilities - 0.5%
American Water Works Co., Inc.	34,200	817
Wireless Telecommunication Services - 1.1%
Telephone & Data Systems, Inc. (Special Shares) — Class L	59,960	1,789

Total Common Stocks (cost $133,596)		160,420

SECURITIES LENDING COLLATERAL - 4.2%
State Street Navigator Securities Lending Trust — Prime Portfolio, 0.35% ▲	6,817,966	6,818
Total Securities Lending Collateral (cost $6,818)

	Principal	Value

REPURCHASE AGREEMENT - 2.1%
State Street Bank & Trust Co. 0.01% ▲, dated 10/29/2010, to be repurchased at $3,504 on 11/01/2010. Collateralized by a U.S. Government Agency Obligation, 4.00%, due 12/15/2017, and with a value of $3,578.	$3,504	3,504
Total Repurchase Agreement (cost $3,504)

Total Investment Securities (cost $143,918) #		170,742
Other Assets and Liabilities — Net		(7,130)

Net Assets		$163,612

NOTES TO SCHEDULE OF INVESTMENTS:

‡	Non-income producing security.

Λ	All or a portion of this security is on loan. The value of all securities on loan is $6,663.

▲	Rate shown reflects the yield at 10/29/2010.

#	Aggregate cost for federal income tax purposes is $146,519. Aggregate gross unrealized appreciation/depreciation for all securities in which there is an excess of value over tax cost were $30,302 and $6,079, respectively. Net unrealized appreciation for tax purposes is $24,223.
VALUATION SUMMARY:

Investment Securities	Level 1	Level 2	Level 3	Total

Common Stocks	$156,453	$3,967	$—	$160,420
Repurchase Agreement	—	3,504	—	3,504
Securities Lending Collateral	6,818	—	—	6,818

Total	$163,271	$7,471	$—	$170,742

The notes to the financial statements are an integral part of this report.

Transamerica Funds	Annual Report 2010

Transamerica Loomis Sayles Bond

SCHEDULE OF INVESTMENTS
At October 31, 2010
(all amounts in thousands)

		Principal	Value

U.S. GOVERNMENT OBLIGATIONS - 5.7%
United States - 5.7%
U.S. Treasury Note
0.38%, 09/30/2012 Λ		$14,765	$14,775
1.38%, 03/15/2013		12,940	13,233
2.50%, 04/30/2015 Λ		5,345	5,695

Total U.S. Government Obligations (cost $33,052)			33,703

FOREIGN GOVERNMENT OBLIGATIONS - 18.6%
Australia - 2.0%
New South Wales Treasury Corp.
6.00%, 05/01/2012	AUD	4,340	4,310
7.00%, 12/01/2010	AUD	2,960	2,904
Queensland Treasury Corp.
7.13%, 09/18/2017 - 144A	NZD	5,865	4,847
Brazil - 1.8%
Republic of Brazil
10.25%, 01/10/2028	BRL	16,750	10,664
Canada - 5.6%
Canada Housing Trust No. 1
3.55%, 09/15/2013	CAD	1,825	1,880
Canadian Government Bond
3.00%, 12/01/2015	CAD	17,160	17,645
3.75%, 06/01/2012	CAD	6,690	6,807
5.25%, 06/01/2012	CAD	5,115	5,322
Province of Ontario Canada
4.20%, 03/08/2018	CAD	150	158
Province of Quebec Canada
6.75%, 11/09/2015	NZD	2,825	2,295
Colombia - 0.5%
Republic of Colombia
9.85%, 06/28/2027	COP	665,000	540
12.00%, 10/22/2015	COP	3,500,000	2,561
Korea, Republic of - 3.6%
Export-Import Bank of Korea
5.10%, 10/29/2013 - 144A	KRW	184,600	4,135
Korea Treasury Bond
5.00%, 09/10/2014	KRW	18,384,830	17,126
Malaysia - 0.5%
Republic of Malaysia
3.21%, 05/31/2013	MYR	9,370	3,008
Mexico - 3.3%
United Mexican States
8.00%, 12/07/2023	MXN	207,000	19,399
Philippines - 0.2%
Republic of The Philippines
4.95%, 01/15/2021	PHP	50,000	1,235
Supranational - 1.1%
Inter-American Development Bank
2.50%, 03/11/2013	INR	291,000	6,303

Total Foreign Government Obligations (cost $98,229)			111,139

MORTGAGE-BACKED SECURITIES - 7.2%
United States - 7.2%
Banc of America Commercial Mortgage, Inc.
Series 2007-2, Class A4
5.69%, 04/10/2049 *		500	524
Banc of America Funding Corp.
Series 2005-5, Class 1A11
5.50%, 09/25/2035		1,490	1,406
Series 2006-I, Class 1A1
2.87%, 12/20/2036 *		177	169
Banc of America Mortgage Securities, Inc.
Series 2005-F, Class 2A2
2.94%, 07/25/2035 *		442	398
Bear Stearns Commercial Mortgage Securities
Series 2007-PW15, Class A4
5.33%, 02/11/2044		1,300	1,353
Series 2007-PW16, Class A4
5.72%, 06/11/2040 *		700	758
Commercial Mortgage Pass-Through Certificates
Series 2007-C9, Class A4
5.81%, 12/10/2049 *		1,050	1,136
Countrywide Home Loan Mortgage Pass-Through Trust
Series 2004-22, Class A1
3.17%, 11/25/2034 *		1,295	1,123
Credit Suisse Mortgage Capital Certificates
Series 2007-C3, Class A4
5.72%, 06/15/2039 *		2,410	2,501
Series 2007-C4, Class A4
5.80%, 09/15/2039 *		1,200	1,245
Series 2007-C5, Class A4
5.70%, 09/15/2040 *		4,785	4,971
Series 2008-C1, Class A3
6.21%, 02/15/2041 *		1,540	1,650
Greenwich Capital Commercial Funding Corp.
Series 2007-GG11, Class A4
5.74%, 12/10/2049		3,100	3,271
Series 2007-GG9, Class A4
5.44%, 03/10/2039		3,000	3,207
JPMorgan Chase Commercial Mortgage Securities Corp.
Series 2007-CB19, Class A4
5.74%, 02/12/2049 *		740	787
Series 2007-LD11, Class A4
5.82%, 06/15/2049 *		5,310	5,637
Series 2007-LDPX, Class A3
5.42%, 01/15/2049		3,250	3,403
JPMorgan Mortgage Trust
Series 2007-A1, Class 4A2
2.97%, 07/25/2035 *		428	417
MASTR Adjustable Rate Mortgages Trust
Series 2004-15, Class 4A1
3.18%, 12/25/2034 *		2,012	1,773
Series 2005-2, Class 5A1
3.01%, 03/25/2035 *		1,269	1,106
The notes to the financial statements are an integral part of this report.

Transamerica Funds	Annual Report 2010

Transamerica Loomis Sayles Bond

SCHEDULE OF INVESTMENTS (continued)
At October 31, 2010
(all amounts in thousands)

		Principal	Value

United States — (continued)
MLCC Mortgage Investors, Inc.
Series 2004-1, Class 2A1
2.31%, 12/25/2034 *		$429	$413
Morgan Stanley Re-REMIC Trust
Series 2009-GG10, Class A4B
5.81%, 08/12/2045 - 144A *		2,900	2,836
Wells Fargo Mortgage Backed Securities Trust
Series 2005-AR2, Class 2A2
2.86%, 03/25/2035 *		1,161	1,081
Series 2005-AR4, Class 2A2
2.95%, 04/25/2035 *		1,472	1,413

Total Mortgage-Backed Securities (cost $33,258)			42,578

ASSET-BACKED SECURITIES - 4.5%
United States - 4.5%
American Airlines Pass-Through Trust
Series 2001-2, Class A2
7.86%, 10/01/2011		2,965	3,102
Series 2009-1A
10.38%, 07/02/2019		981	1,173
Chesapeake Funding LLC
Series 2009-2A, Class B
2.01%, 09/15/2021 - 144A *		1,000	955
Series 2009-2A, Class C
2.01%, 09/15/2021 - 144A *		1,200	1,112
Continental Airlines Pass-Through Trust
Series 2001-1
6.70%, 06/15/2021		771	810
Countrywide Asset-Backed Certificates
Series 2004-13, Class AF5B
5.10%, 05/25/2035 *		625	487
Series 2004-4, Class M1
0.98%, 07/25/2034 *		450	298
CVS Pass-Through Trust
6.94%, 01/10/2030		1,248	1,385
Delta Air Lines, Inc. Pass-Through Trust
Series 2007-1, Class A
6.82%, 08/10/2022		2,442	2,637
Series 2007-1, Class B
8.02%, 08/10/2022		2,272	2,340
Diamond Resorts Owner Trust
Series 2009-1, Class A
9.31%, 03/20/2026 - 144A		1,064	1,077
JP Morgan Mortgage Acquisition Corp.
Series 2005-OPT1, Class M2
0.73%, 06/25/2035 *		650	458
Merrill Lynch Mortgage Investors, Inc.
Series 2005-HE1, Class M1
0.69%, 02/25/2036 *		675	509
Option One Mortgage Loan Trust
Series 2004-3, Class M2
0.83%, 11/25/2034 *		775	599
Park Place Securities, Inc.
Series 2004-WCW2, Class M2
0.91%, 10/25/2034 *		1,275	965
Sierra Receivables Funding Co.
Series 2009-3A, Class A1
7.62%, 07/20/2026 - 144A		1,711	1,734
UAL Pass-Through Trust
Series 2007-1, Class A
6.64%, 07/02/2022		6,773	6,941

Total Asset-Backed Securities (cost $25,241)			26,582

PREFERRED CORPORATE DEBT SECURITIES - 1.0%
United States - 1.0%
Bank of America Corp.
8.00%, 01/30/2018 * Ž		215	217
Hercules, Inc.
6.50%, 06/30/2029		1,260	1,040
NGC Corp., Capital Trust I
8.32%, 06/01/2027 §		200	89
Xerox Capital Trust I
8.00%, 02/01/2027		4,347	4,458

Total Preferred Corporate Debt Securities (cost $5,183)			5,804

CORPORATE DEBT SECURITIES - 46.0%
Australia - 0.3%
General Electric Capital Australia Funding, Ltd.
8.00%, 02/13/2012	AUD	1,635	1,641
Canada - 0.3%
Bell Canada
6.10%, 03/16/2035 - 144A	CAD	475	484
Bombardier, Inc.
7.45%, 05/01/2034 - 144A		$800	784
Nortel Networks, Ltd.
6.88%, 09/01/2023 Џ		410	111
Nortel Networks Capital Corp.
7.88%, 06/15/2026 Λ Џ		300	207
Luxembourg - 0.9%
ArcelorMittal
5.25%, 08/05/2020		1,265	1,280
7.00%, 10/15/2039		1,280	1,288
Telecom Italia Capital SA
6.00%, 09/30/2034		2,760	2,653
Mexico - 0.2%
America Movil SAB de CV
8.46%, 12/18/2036	MXN	12,000	1,004
Supranational - 2.1%
European Investment Bank
Zero Coupon, 04/24/2013 - 144A	IDR	118,809,000	11,706
7.00%, 01/18/2012	NZD	1,580	1,248
United Arab Emirates - 1.4%
DP World, Ltd.
6.85%, 07/02/2037 - 144A		$6,410	6,032
Dubai Electricity & Water Authority
7.38%, 10/21/2020 - 144A		2,100	2,065
United States - 40.8%
Advanced Micro Devices, Inc.
7.75%, 08/01/2020 - 144A Λ		715	758
The notes to the financial statements are an integral part of this report.

Transamerica Funds	Annual Report 2010

Transamerica Loomis Sayles Bond

SCHEDULE OF INVESTMENTS (continued)
At October 31, 2010
(all amounts in thousands)

		Principal	Value

United States — (continued)
Alcatel-Lucent USA, Inc.
6.45%, 03/15/2029 Λ		$6,210	$5,186
6.50%, 01/15/2028		1,275	1,061
Alcoa, Inc.
5.95%, 02/01/2037 Λ		4,850	4,592
6.75%, 01/15/2028 Λ		1,395	1,420
Ally Financial, Inc.
8.30%, 02/12/2015 - 144A		2,665	2,905
American General Finance Corp.
6.90%, 12/15/2017		6,260	5,212
Associates Corp.
6.95%, 11/01/2018		1,645	1,859
AT&T Corp.
6.50%, 03/15/2029		200	216
Bruce Mansfield Unit
6.85%, 06/01/2034 §		2,757	3,043
Calpine Corp.
7.50%, 02/15/2021 - 144A		2,740	2,805
CenturyLink, Inc.
7.60%, 09/15/2039		1,425	1,425
CIT Group, Inc.
7.00%, 05/01/2016 - 05/01/2017 Λ		2,830	2,818
Citigroup, Inc.
5.38%, 08/09/2020 Λ		4,420	4,652
5.50%, 02/15/2017 Λ		2,200	2,323
5.88%, 02/22/2033		180	171
6.00%, 10/31/2033		1,280	1,232
6.13%, 08/25/2036		760	735
Corning, Inc.
5.75%, 08/15/2040		3,260	3,297
Developers Diversified Realty Corp.
7.88%, 09/01/2020 Λ		1,585	1,720
Dillard’s, Inc.
7.13%, 08/01/2018		990	983
Dynegy Holdings, Inc.
7.63%, 10/15/2026		450	270
7.75%, 06/01/2019		625	427
El Paso Corp.
7.42%, 02/15/2037		1,235	1,210
Energy Future Holdings Corp.
5.55%, 11/15/2014 Λ		6,735	4,294
6.50%, 11/15/2024 Λ		1,110	438
6.55%, 11/15/2034		305	119
Equifax, Inc.
7.00%, 07/01/2037		400	450
Ford Motor Co.
6.50%, 08/01/2018 Λ		100	106
6.63%, 02/15/2028		4,788	4,979
7.45%, 07/16/2031 Λ		2,875	3,263
7.50%, 08/01/2026		115	123
Fortune Brands, Inc.
5.88%, 01/15/2036		2,060	1,881
Frontier Communications Corp.
7.88%, 01/15/2027 Λ		2,160	2,257
General Electric Capital Corp.
2.96%, 05/18/2012	SGD	2,500	1,957
3.49%, 03/08/2012	SGD	2,400	1,888
4.38%, 09/21/2015 Λ		$10,955	11,966
7.63%, 12/10/2014	NZD	320	258
Harley-Davidson Funding Corp.
6.80%, 06/15/2018 - 144A		3,865	4,203
Hasbro, Inc.
6.60%, 07/15/2028		4,730	4,864
HCA, Inc.
7.05%, 12/01/2027		55	49
7.19%, 11/15/2015		2,555	2,517
7.50%, 12/15/2023		3,200	2,944
7.58%, 09/15/2025		755	725
7.69%, 06/15/2025		1,545	1,452
7.75%, 07/15/2036		125	115
8.36%, 04/15/2024		190	187
Highwoods Properties, Inc. REIT
5.85%, 03/15/2017		1,175	1,236
International Lease Finance Corp.
5.65%, 06/01/2014 Λ		300	300
6.50%, 09/01/2014 - 144A		3,905	4,217
6.63%, 11/15/2013		555	572
8.75%, 03/15/2017 - 144A		1,150	1,308
JC Penney Corp., Inc.
7.63%, 03/01/2097		430	388
Joy Global, Inc.
6.63%, 11/15/2036		2,780	2,830
Level 3 Financing, Inc.
8.75%, 02/15/2017 Λ		4,045	3,706
9.25%, 11/01/2014 Λ		445	436
Mackinaw Power LLC
6.30%, 10/31/2023 - 144A		1,550	1,681
Macy’s Retail Holdings, Inc.
6.79%, 07/15/2027		1,065	1,035
Masco Corp.
5.85%, 03/15/2017		2,440	2,460
6.13%, 10/03/2016 Λ		3,505	3,589
6.50%, 08/15/2032 Λ		485	428
7.13%, 03/15/2020 Λ		1,505	1,580
7.75%, 08/01/2029		200	194
Merrill Lynch & Co., Inc.
5.70%, 05/02/2017		300	308
6.05%, 06/01/2034		820	810
6.11%, 01/29/2037		3,810	3,627
Midwest Generation LLC
8.56%, 01/02/2016		736	738
Morgan Stanley
5.50%, 07/24/2020		2,560	2,664
Mosaic Global Holdings, Inc.
7.30%, 01/15/2028		420	483
Motorola, Inc.
6.50%, 09/01/2025 Λ		3,175	3,318
6.63%, 11/15/2037 Λ		712	741
New Albertsons, Inc.
6.63%, 06/01/2028		4,210	3,126
7.45%, 08/01/2029		1,305	1,057
7.75%, 06/15/2026		680	564
8.00%, 05/01/2031		905	735
NLV Financial Corp.
7.50%, 08/15/2033 - 144A		190	185
Northwest Airlines, Inc. Pass-Through Trust Class A
7.03%, 11/01/2019		6,463	6,802
The notes to the financial statements are an integral part of this report.

Transamerica Funds	Annual Report 2010

Transamerica Loomis Sayles Bond

SCHEDULE OF INVESTMENTS (continued)
At October 31, 2010
(all amounts except share amounts in thousands)

		Principal	Value

United States — (continued)
Owens & Minor, Inc.
6.35%, 04/15/2016 §		$835	$857
Owens Corning, Inc.
7.00%, 12/01/2036		4,585	4,667
Parker Drilling Co.
9.13%, 04/01/2018		325	341
Plains All American Pipeline, LP
6.70%, 05/15/2036		930	989
Pride International, Inc.
6.88%, 08/15/2020		5,000	5,663
ProLogis REIT
5.63%, 11/15/2015 - 11/15/2016		1,825	1,927
5.75%, 04/01/2016		1,435	1,527
6.63%, 05/15/2018		525	564
6.88%, 03/15/2020		2,970	3,227
Pulte Group, Inc.
6.00%, 02/15/2035		110	86
6.38%, 05/15/2033		1,780	1,420
7.88%, 06/15/2032		1,500	1,373
Qwest Capital Funding, Inc.
6.50%, 11/15/2018		965	992
6.88%, 07/15/2028		1,510	1,459
7.63%, 08/03/2021		1,000	1,045
Qwest Corp.
6.88%, 09/15/2033 Λ		2,770	2,784
7.20%, 11/10/2026		895	902
7.25%, 09/15/2025		1,705	1,836
7.50%, 06/15/2023 Λ		1,670	1,678
Ralcorp Holdings, Inc.
6.63%, 08/15/2039 Λ		3,060	3,276
Realty Income Corp. REIT
6.75%, 08/15/2019 Λ		3,795	4,391
Reynolds American, Inc.
7.25%, 06/15/2037		880	916
SLM Corp.
5.00%, 04/15/2015 Λ		2,284	2,186
5.63%, 08/01/2033		779	600
8.45%, 06/15/2018		4,030	4,221
Sprint Capital Corp.
6.88%, 11/15/2028		10,035	9,459
8.75%, 03/15/2032		245	269
Toro Co.
6.63%, 05/01/2037 §		2,500	2,388
Toys “R” Us, Inc.
7.38%, 10/15/2018		6,440	6,247
USG Corp.
6.30%, 11/15/2016 Λ		4,585	4,104
9.50%, 01/15/2018		1,070	1,054
Valero Energy Corp.
6.63%, 06/15/2037 Λ		4,225	4,270
Verizon Maryland, Inc.
5.13%, 06/15/2033 Λ		200	176
Westvaco Corp.
7.95%, 02/15/2031		1,135	1,207
8.20%, 01/15/2030		2,985	3,235
Weyerhaeuser Co.
6.88%, 12/15/2033		4,740	4,372
7.38%, 03/15/2032		855	867
Wyndham Worldwide Corp.
6.00%, 12/01/2016		2,010	2,147
7.38%, 03/01/2020		1,835	2,035

Total Corporate Debt Securities (cost $255,786)			273,733

STRUCTURED NOTES DEBT - 1.0%
United States - 1.0%
JPMorgan Chase & Co.
Zero Coupon, 09/10/2012 - 144A	IDR	37,004,100	3,720
Zero Coupon, 04/12/2012 - 144A	IDR	21,967,355	2,278

Total Structure Notes Debt (cost $5,303)			5,998

	Shares	Value

CONVERTIBLE PREFERRED STOCKS - 1.2%
United States - 1.2%
AES Trust III
6.75% Λ	10,950	531
Bank of America Corp.
7.25%	805	762
El Paso Energy Capital Trust I
4.75% Λ	6,300	250
Ford Motor Co., Capital Trust II
6.50%	2,100	104
Lucent Technologies Capital Trust I
7.75%	4,900	4,288
Newell Financial Trust I
5.25% Λ	10,000	420
Sovereign Capital Trust IV
4.38% Λ	7,350	298
Wells Fargo & Co.
7.50%	190	190

Total Convertible Preferred Stocks (cost $6,330)		6,843

PREFERRED STOCKS - 0.9%
United States - 0.9%
Ally Financial, Inc.
7.00% - 144A	1,675	1,508
Countrywide Capital IV
6.75%	88,375	2,030
SLM Corp.
6.00%	78,825	1,547

Total Preferred Stocks (cost $3,514)		5,085

COMMON STOCKS - 0.1%
United States - 0.1%
Dex One Corp. ‡ Λ	1,218	9
Owens-Illinois, Inc. ‡ Λ	10,796	302

Total Common Stocks (cost $728)		311

	Principal	Value

LOAN ASSIGNMENT - 0.6%
United States - 0.6%
Level 3 Financing, Inc.
11.50%, 03/13/2014 *	$3,250	3,510
Total Loan Assignment (cost $3,228)
The notes to the financial statements are an integral part of this report.

Transamerica Funds	Annual Report 2010

Transamerica Loomis Sayles Bond

SCHEDULE OF INVESTMENTS (continued)
At October 31, 2010
(all amounts except share amounts in thousands)

	Principal	Value

CONVERTIBLE BONDS - 9.3%
Canada - 0.4%
Nortel Networks Corp.
1.75%, 04/15/2012 Џ	$450	$360
2.13%, 04/15/2014 Џ	2,870	2,296
United States - 8.9%
Ciena Corp.
0.25%, 05/01/2013 Λ	125	114
0.88%, 06/15/2017 Λ	2,695	1,937
3.75%, 10/15/2018 - 144A	445	427
Ford Motor Co.
4.25%, 11/15/2016	3,715	6,455
Hologic, Inc.
2.00%, 12/15/2037 *	3,130	2,950
Human Genome Sciences, Inc.
2.25%, 08/15/2012	1,170	1,982
Intel Corp.
2.95%, 12/15/2035	2,740	2,754
3.25%, 08/01/2039 Λ	10,315	12,235
Level 3 Communications, Inc.
3.50%, 06/15/2012	1,365	1,271
7.00%, 03/15/2015 - 144A §	2,110	1,941
Liberty Media LLC
3.50%, 01/15/2031	122	66
Micron Technology, Inc.
1.88%, 06/01/2014	495	474
Nektar Therapeutics
3.25%, 09/28/2012	1,960	2,007
Omnicare, Inc.
3.25%, 12/15/2035	4,545	4,051
Owens-Brockway Glass Container, Inc.
3.00%, 06/01/2015 - 144A	2,390	2,387
Peabody Energy Corp.
4.75%, 12/15/2041 Λ	1,325	1,575
Trinity Industries, Inc.
3.88%, 06/01/2036	2,785	2,594
Valeant Pharmaceuticals International
4.00%, 11/15/2013 Λ	1,300	2,733
Vertex Pharmaceuticals, Inc.
3.35%, 10/01/2015	5,100	5,355

Total Convertible Bonds (cost $46,986)		55,964

	Shares	Value
SECURITIES LENDING COLLATERAL - 8.2%
State Street Navigator Securities Lending Trust — Prime Portfolio, 0.35% ▲	48,432,594	$48,433
Total Securities Lending Collateral (cost $48,433)

	Principal	Value

REPURCHASE AGREEMENT - 2.0%
State Street Bank & Trust Co. 0.01% ▲, dated 10/29/2010, to be repurchased at $12,109 on 11/01/2010. Collateralized by a U.S. Government Agency Obligation, 4.00%, due 12/15/2017, and with a value of $12,351.	$12,109	12,109
Total Repurchase Agreement (cost $12,109)

Total Investment Securities (cost $577,380) #		631,792
Other Assets and Liabilities — Net		(37,572)

Net Assets		$594,220

The notes to the financial statements are an integral part of this report.

Transamerica Funds	Annual Report 2010

Transamerica Loomis Sayles Bond

SCHEDULE OF INVESTMENTS (continued)
At October 31, 2010
(all amounts in thousands)

	Percentage of
INVESTMENTS BY INDUSTRY (unaudited):	Total Investments	Value

Foreign Government Obligation	17.6%	$111,139
Diversified Financial Services	9.5	60,265
Diversified Telecommunication Services	6.8	42,787
Mortgage-Backed Security	6.7	42,578
U.S. Government Obligation	5.3	33,703
Asset-Backed Security	4.2	26,582
Building Products	2.9	18,076
Semiconductors & Semiconductor Equipment	2.6	16,221
Communications Equipment	2.5	15,758
Automobiles	2.4	15,030
Real Estate Investment Trusts	2.3	14,592
Consumer Finance	2.2	13,766
Commercial Banks	2.1	13,144
Health Care Providers & Services	2.0	12,897
Paper & Forest Products	1.5	9,681
Metals & Mining	1.4	8,580
Electric Utilities	1.3	8,056
Machinery	1.2	7,812
Biotechnology	1.2	7,337
Oil, Gas & Consumable Fuels	1.2	7,305
Energy Equipment & Services	1.1	6,993
Specialty Retail	1.1	6,982
Airlines	1.1	6,802
Independent Power Producers & Energy Traders	1.0	6,379
Transportation Infrastructure	1.0	6,032
Household Durables	0.8	5,180
Leisure Equipment & Products	0.8	4,864
Food & Staples Retailing	0.8	4,747
Office Electronics	0.7	4,458
Hotels, Restaurants & Leisure	0.7	4,182
Electronic Equipment & Instruments	0.5	3,297
Food Products	0.5	3,276
Health Care Equipment & Supplies	0.5	2,950
Pharmaceuticals	0.4	2,733
Containers & Packaging	0.4	2,689
Capital Markets	0.4	2,664
Multiline Retail	0.4	2,406
Multi-Utilities	0.3	2,065
Life Sciences Tools & Services	0.3	2,007
Chemicals	0.2	1,523
Wireless Telecommunication Services	0.2	1,004
Tobacco	0.1	916
Aerospace & Defense	0.1	784
Professional Services	0.1	450
Thrifts & Mortgage Finance	0.0	298
Insurance	0.0	185
Media	0.0	75

Investment Securities, at Value	90.4	571,250
Short-Term Investments	9.6	60,542

Total Investments	100.0%	$631,792

The notes to the financial statements are an integral part of this report.

Transamerica Funds	Annual Report 2010

Transamerica Loomis Sayles Bond

SCHEDULE OF INVESTMENTS (continued)
At October 31, 2010
(all amounts in thousands)

NOTES TO SCHEDULE OF INVESTMENTS:

Λ	All or a portion of this security is on loan. The value of all securities on loan is $47,443.

*	Floating or variable rate note. Rate is listed as of 10/29/2010.

Ž	The security has a perpetual maturity. The date shown is the next call date.

Џ	In default.

‡	Non-income producing security.

▲	Rate shown reflects the yield at 10/29/2010.

§	Illiquid. These securities aggregated to $8,318, or 1.40%, of the fund’s net assets.

#	Aggregate cost for federal income tax purposes is $577,380. Aggregate gross unrealized appreciation/depreciation for all securities in which there is an excess of value over tax cost were $61,929 and $7,517, respectively. Net unrealized appreciation for tax purposes is $54,412.

DEFINITIONS:

144A	144A Securities are registered pursuant to Rule 144A of the Securities Act of 1933. These securities are deemed to be liquid for purposes of compliance limitations on holdings of illiquid securities and may be resold as transactions exempt from registration, normally to qualified institutional buyers. At 10/31/2010, these securities aggregated $68,090, or 11.46%, of the fund’s net assets.

AUD	Australian Dollar

BRL	Brazilian Real

CAD	Canadian Dollar

COP	Columbian Peso

IDR	Indonesian Rupiah

INR	Indian Rupee

KRW	South Korean Won

MXN	Mexican Peso

MYR	Malaysian Riggit

NZD	New Zealand Dollar

PHP	Philippines Peso

REIT	Real Estate Investment Trust (includes domestic REITs and Foreign Real Estate Investment Companies)

SGD	Singapore Dollar
VALUATION SUMMARY:

Investment Securities	Level 1	Level 2	Level 3	Total

Asset-Backed Securities	$—	$26,582	$—	$26,582
Common Stocks	311	—	—	311
Convertible Bonds	—	55,964	—	55,964
Convertible Preferred Stocks	6,843	—	—	6,843
Corporate Debt Securities	—	273,733	—	273,733
Foreign Government Obligations	—	111,139	—	111,139
Loan Assignments	—	3,510	—	3,510
Mortgage-Backed Securities	—	42,578	—	42,578
Preferred Corporate Debt Securities	—	5,804	—	5,804
Preferred Stocks	5,085	—	—	5,085
Repurchase Agreement	—	12,109	—	12,109
Securities Lending Collateral	48,433	—	—	48,433
Structured Note Debts	—	5,998	—	5,998
U.S. Government Obligations	—	33,703	—	33,703

Total	$60,672	$571,120	$—	$631,792

The notes to the financial statements are an integral part of this report.

Transamerica Funds	Annual Report 2010

Transamerica Morgan Stanley Emerging Markets Debt
(formerly, Transamerica Van Kampen Emerging Markets Debt)
SCHEDULE OF INVESTMENTS
At October 31, 2010
(all amounts in thousands)

	Principal	Value

FOREIGN GOVERNMENT OBLIGATIONS - 73.5%
Argentina - 4.4%
Republic of Argentina
1.33%, 12/31/2038 ^	$2,310	$1,058
7.00%, 10/03/2015	10,852	10,374
8.28%, 12/31/2033 ^	2,072	1,966
Belarus - 0.3%
Republic of Belarus
8.75%, 08/03/2015 - Reg S	740	759
Brazil - 8.2%
Banco Nacional de Desenvolvimento Economico e Social
5.50%, 07/12/2020 - 144A	2,970	3,208
6.37%, 06/16/2018 - 144A	2,020	2,318
Republic of Brazil
5.88%, 01/15/2019 ^	3,640	4,321
7.13%, 01/20/2037	970	1,280
8.00%, 01/15/2018 ^	4,043	4,885
8.88%, 10/14/2019 - 04/15/2024	4,833	6,929
11.00%, 08/17/2040 ^	1,300	1,821
Colombia - 3.4%
Republic of Colombia
7.38%, 03/18/2019	4,020	5,135
11.75%, 02/25/2020 ^	3,160	5,072
Croatia - 0.6%
Republic of Croatia
6.63%, 07/14/2020 - 144A ^	1,630	1,845
Dominican Republic - 0.6%
Republic of The Dominican Republic
7.50%, 05/06/2021 - 144A ^	720	824
9.04%, 01/23/2018 - Reg S	743	893
Ecuador - 0.9%
Republic of Ecuador
9.38%, 12/15/2015 - Reg S	2,870	2,612
Georgia - 0.5%
Republic of Georgia
7.50%, 04/15/2013	1,390	1,456
Ghana - 1.2%
Republic of Ghana
8.50%, 10/04/2017 - 144A ^	2,596	2,966
8.50%, 10/04/2017 - Reg S	540	618
Indonesia - 5.7%
Republic of Indonesia
6.88%, 01/17/2018 - 144A	2,710	3,269
7.75%, 01/17/2038 - 144A	4,531	6,094
7.75%, 01/17/2038 - Reg S	893	1,201
11.63%, 03/04/2019 - Reg S	4,250	6,588
Ivory Coast - 0.7%
Republic of The Ivory Coast
2.50%, 12/31/2032 - Reg S	3,479	2,140
Lithuania - 1.2%
Lithuania Government International Bond
7.38%, 02/11/2020 - Reg S ^	1,370	1,596
Republic of Lithuania
6.75%, 01/15/2015 - 144A	1,810	2,018
Mexico - 4.6%
United Mexican States
5.63%, 01/15/2017	2,020	2,336
5.95%, 03/19/2019	860	1,020
6.05%, 01/11/2040	2,750	3,163
6.75%, 09/27/2034 ^	5,887	7,270
Pakistan - 0.4%
Republic of Pakistan
6.88%, 06/01/2017 - Reg S	1,330	1,207
Panama - 2.5%
Republic of Panama
5.20%, 01/30/2020	3,420	3,881
8.88%, 09/30/2027 ^	1,694	2,528
9.38%, 04/01/2029 ^	700	1,075
Peru - 4.5%
Republic of Peru
7.13%, 03/30/2019 ^	1,890	2,400
7.35%, 07/21/2025	2,300	3,053
8.75%, 11/21/2033 ^	5,351	8,177
Philippines - 4.4%
Republic of The Philippines
4.00%, 01/15/2021 ^	6,993	6,993
8.38%, 06/17/2019 ^	1,841	2,455
8.88%, 03/17/2015 ^	771	985
9.50%, 02/02/2030	1,796	2,741
Russian Federation - 8.5%
Russian Federation
7.50%, 03/31/2030 - Reg S *	6,286	7,543
12.75%, 06/24/2028 - Reg S	4,470	8,169
Russian Foreign Bond — Eurobond
5.00%, 04/29/2020 - Reg S	10,000	10,410
Senegal - 0.2%
Republic of Senegal
8.75%, 12/22/2014	680	697
South Africa - 0.3%
Republic of South Africa
5.50%, 03/09/2020 ^	910	1,031
Sri Lanka - 0.2%
Republic of Sri Lanka
6.25%, 10/04/2020 - 144A ^	680	706
Turkey - 11.1%
Republic of Turkey
5.63%, 03/30/2021	6,000	6,706
6.75%, 05/30/2040	2,920	3,460
6.88%, 03/17/2036 ^	8,214	9,878
7.00%, 03/11/2019	4,170	5,103
7.50%, 11/07/2019 ^	5,000	6,325
8.00%, 02/14/2034 ^	1,720	2,313
Ukraine - 4.4%
Republic of Ukraine
6.58%, 11/21/2016 - Reg S	5,882	5,779
6.75%, 11/14/2017 - Reg S	3,470	3,418
7.65%, 06/11/2013 - Reg S	2,146	2,217
7.75%, 09/23/2020 - 144A	1,780	1,798
Uruguay - 0.4%
Republic of Uruguay
8.00%, 11/18/2022	953	1,282
Venezuela - 4.3%
Republic of Venezuela
5.75%, 02/26/2016 - Reg S	3,400	2,423
6.00%, 12/09/2020 - Reg S	1,940	1,156
7.00%, 03/31/2038 - Reg S	2,907	1,628
7.65%, 04/21/2025	4,700	2,857
9.00%, 05/07/2023 - Reg S	1,340	920
9.25%, 09/15/2027 ^	1,070	781

The notes to the financial statements are an integral part of this report.

Transamerica Funds	Annual Report 2010

Transamerica Morgan Stanley Emerging Markets Debt
(formerly, Transamerica Van Kampen Emerging Markets Debt)
SCHEDULE OF INVESTMENTS (continued)
At October 31, 2010
(all amounts except share amounts in thousands)

	Principal	Value

Venezuela (continued)
9.25%, 05/07/2028 - Reg S	$3,035	$2,012
10.75%, 09/19/2013 ^	1,180	1,139

Total Foreign Government Obligations (cost $195,258)		$222,281

CORPORATE DEBT SECURITIES - 15.0%
Kazakhstan - 3.6%
KazMunaiGaz Finance Sub BV
7.00%, 05/05/2020 - 144A	2,236	2,377
9.13%, 07/02/2018 - 144A	7,130	8,577
Luxembourg - 0.4%
Severstal OAO Via Steel Capital SA
6.70%, 10/25/2017 - 144A ^	1,222	1,217
Mexico - 5.5%
Pemex Project Funding Master Trust
6.63%, 06/15/2035 ^	5,173	5,749
8.63%, 12/01/2023	1,750	2,102
Petroleos Mexicanos
5.50%, 01/21/2021 ^	5,790	6,294
8.00%, 05/03/2019 ^	2,097	2,695
Netherlands - 1.9%
Intergas Finance BV
6.38%, 05/14/2017 - Reg S	900	981
Majapahit Holding BV
7.75%, 01/20/2020 - Reg S	3,000	3,675
Pindo Deli Finance BV -Class C
0.00%, 04/28/2025 - Reg S * Џ §	1,500	26
1.00%, 04/28/2025 - 144A * Џ §	9,415	165
2.29%, 04/28/2015 - Reg S * Џ §	297	43
3.29%, 04/28/2018 - Reg S * Џ §	1,500	158
3.29%, 04/28/2015 - 04/28/2018 144A * Џ §	150	16
Tjiwi Kimia Finance BV -Class B
0.00%, 04/28/2027 - 144A * Џ §	1,045	31
3.29%, 04/28/2015 - Reg S * Џ §	988	148
3.29%, 04/28/2015 - 04/28/2018 144A * Џ §	2,148	258
3.29%, 04/30/2018 - Reg S * Џ §	1,000	120
4.94%, 04/28/2027 - Reg S * Џ §	1,500	45
Russian Federation - 2.2%
Russian Agricultural Bank OJSC Via RSHB Capital SA
6.30%, 05/15/2017 - 144A	1,527	1,611
7.18%, 05/16/2013 - Reg S	450	483
7.18%, 05/16/2013 - 144A	4,130	4,430
Singapore - 0.5%
Bumi Investment Pte, Ltd.
10.75%, 10/06/2017 - 144A	1,550	1,617
United States - 0.3%
Reliance Holdings USA, Inc.
6.25%, 10/19/2040 - 144A ^	850	842
Virgin Islands, British - 0.6%
Gerdau Trade, Inc.
5.75%, 01/30/2021 - 144A ^	1,780	1,845

Total Corporate Debt Securities (cost $48,879)		45,505

	Shares	Value

SECURITIES LENDING COLLATERAL - 15.8%
State Street Navigator Securities Lending Trust — Prime Portfolio, 0.35% ▲	47,767,163	$47,767

Total Securities Lending Collateral (cost $47,767)

	Principal	Value

REPURCHASE AGREEMENT - 5.3%
State Street Bank & Trust Co. 0.01% ▲, dated 10/29/2010, to be repurchased at $15,996 on 11/01/2010. Collateralized by a U.S. Government Agency Obligation, 4.00%, due 12/15/2017, with a value of $16,318.	$15,996	15,996
Total Repurchase Agreement (cost $15,996)

Total Investment Securities (cost $307,900) #		331,549
Other Assets and Liabilities — Net		(28,973)

Net Assets		$302,576

The notes to the financial statements are an integral part of this report.

Transamerica Funds	Annual Report 2010

Transamerica Morgan Stanley Emerging Markets Debt
(formerly, Transamerica Van Kampen Emerging Markets Debt)
SCHEDULE OF INVESTMENTS (continued)
At October 31, 2010
(all amounts in thousands)

	Percentage of
INVESTMENTS BY INDUSTRY (unaudited):	Total Investments	Value

Foreign Government Obligation	67.0%	$222,281
Oil, Gas & Consumable Fuels	8.6	28,636
Diversified Financial Services	2.5	8,141
Electric Utilities	1.1	3,675
Metals & Mining	0.9	3,062
Paper & Forest Products	0.3	1,010
Gas Utilities	0.3	981

Investment Securities, at Value	80.8	267,786
Short-Term Investments	19.2	63,763

Total Investments	100.0%	$331,549

NOTES TO SCHEDULE OF INVESTMENTS:

^	All or a portion of this security is on loan. The value of all securities on loan is $46,793.

*	Floating or variable rate note. Rate is listed as of 10/29/2010.

Џ	In default.

▲	Rate shown reflects the yield at 10/29/2010.

§	Illiquid. These securities aggregated to $1,010, or 0.33%, of the fund’s net assets.

#	Aggregate cost for federal income tax purposes is $311,612. Aggregate gross unrealized appreciation/depreciation for all securities in which there is an excess of value over tax cost were $27,352 and $7,415, respectively. Net unrealized appreciation for tax purposes is $19,937.
DEFINITIONS:

144A	144A Securities are registered pursuant to Rule 144A of the Securities Act of 1933. These securities are deemed to be liquid for purposes of compliance limitations on holdings of illiquid securities and may be resold as transactions exempt from registration, normally to qualified institutional buyers. At 10/31/2010, these securities aggregated $48,032, or 15.87%, of the fund’s net assets.
VALUATION SUMMARY:

Investment Securities	Level 1	Level 2	Level 3	Total
Corporate Debt Securities	$—	$45,271	$234	$45,505
Foreign Government Obligations	—	222,281	—	222,281
Repurchase Agreement	—	15,996	—	15,996
Securities Lending Collateral	47,767	—	—	47,767

Total	$47,767	$283,548	$234	$331,549

Level 3 Rollforward — Investment Securities

	Beginning					Net Transfers	Ending
	Balance at	Net	Accrued	Total Realized	Change in Unrealized	In/(Out) of	Balance at
Securities	10/31/2009	Purchases/(Sales)	Discounts/(Premiums)	Gain/(Loss)	Appreciation/(Depreciation)	Level 3	10/31/2010
Corporate Debt Securities	$831	$—	$29	$—	$150	$(776)	$234

The notes to the financial statements are an integral part of this report.

Transamerica Funds	Annual Report 2010

Transamerica Morgan Stanley Mid-Cap Growth
(formerly, Transamerica Van Kampen Mid-Cap Growth)
SCHEDULE OF INVESTMENTS
At October 31, 2010
(all amounts except share amounts in thousands)

	Shares	Value

COMMON STOCKS - 98.7%
Air Freight & Logistics - 3.6%
CH Robinson Worldwide, Inc. ^	60,256	$4,247
Expeditors International of Washington, Inc. ^	128,567	6,346
Automobiles - 0.6%
Better Place ‡ Ə § Δ	555,742	1,667
Beverages - 1.1%
Coca-Cola Enterprises, Inc.	128,492	3,085
Capital Markets - 2.9%
Calamos Asset Management, Inc. — Class A ^	86,672	1,039
Greenhill & Co., Inc. ^	56,541	4,392
T. Rowe Price Group, Inc. ^	56,669	3,132
Chemicals - 4.6%
Intrepid Potash, Inc. ‡ ^	156,589	5,377
Nalco Holding Co. ^	152,176	4,288
Rockwood Holdings, Inc. ‡ ^	108,350	3,675
Commercial Services & Supplies - 5.3%
Covanta Holding Corp. ^	240,304	3,792
Edenred ‡	353,419	7,403
Stericycle, Inc. ‡ ^	60,684	4,353
Computers & Peripherals - 2.7%
Teradata Corp. ‡ ^	203,155	7,996
Construction Materials - 1.3%
Martin Marietta Materials, Inc. ^	46,800	3,766
Distributors - 0.3%
Li & Fung, Ltd.	194,000	1,022
Diversified Consumer Services - 1.5%
New Oriental Education & Technology Group ADR ‡ ^	41,568	4,463
Diversified Financial Services - 5.8%
IntercontinentalExchange, Inc. ‡ ^	37,485	4,306
Leucadia National Corp. ‡ ^	178,117	4,528
Moody’s Corp. ^	48,335	1,308
MSCI, Inc. — Class A ‡ ^	190,033	6,812
Electrical Equipment - 0.9%
First Solar, Inc. ‡ ^	19,880	2,737
Food Products - 2.4%
Mead Johnson Nutrition Co. — Class A	120,265	7,074
Health Care Equipment & Supplies - 4.1%
Gen-Probe, Inc. ‡ ^	91,204	4,417
Idexx Laboratories, Inc. ‡ ^	59,920	3,593
Intuitive Surgical, Inc. ‡ ^	15,406	4,051
Hotels, Restaurants & Leisure - 8.9%
Betfair Group PLC ‡	60,335	1,387
Chipotle Mexican Grill, Inc. — Class A ‡ ^	23,973	5,039
Ctrip.com International, Ltd. ADR ‡	191,846	9,990
Wynn Resorts, Ltd. ^	89,474	9,590
Household Durables - 1.9%
Gafisa SA ADR	172,406	2,895
NVR, Inc. ‡ ^	4,390	2,754
Internet & Catalog Retail - 6.0%
NetFlix, Inc. ‡ ^	43,076	7,474
priceline.com, Inc. ‡ ^	26,987	10,170
Internet Software & Services - 2.5%
Akamai Technologies, Inc. ‡ ^	81,279	4,200
Alibaba.com, Ltd. ‡	1,658,200	3,226
IT Services - 1.5%
Gartner, Inc. ‡ ^	135,497	4,294
Redecard SA	16,478	213
Life Sciences Tools & Services - 4.2%
Illumina, Inc. ‡ ^	154,847	8,410
Techne Corp. ^	62,267	3,793
Machinery - 2.0%
Schindler Holding AG	54,190	5,810
Media - 3.9%
Discovery Communications, Inc. — Series C ‡	78,087	3,034
Groupe Aeroplan, Inc.	229,934	2,796
Naspers, Ltd. — Class N	107,753	5,658
Metals & Mining - 1.7%
Lynas Corp., Ltd. ‡	1,221,554	1,753
Molycorp, Inc. ‡	92,862	3,287
Multiline Retail - 2.1%
Dollar Tree, Inc. ‡ ^	85,969	4,411
Sears Holdings Corp. ‡ ^	22,886	1,647
Oil, Gas & Consumable Fuels - 3.9%
Petrohawk Energy Corp. ‡	61,113	1,040
Range Resources Corp. ^	107,867	4,033
Ultra Petroleum Corp. ‡ ^	156,911	6,457
Personal Products - 1.1%
Natura Cosmeticos SA	115,400	3,305
Pharmaceuticals - 0.7%
Ironwood Pharmaceuticals, Inc. ‡	54,887	614
Ironwood Pharmaceuticals, Inc. — Class A ‡ ^	126,794	1,419
Professional Services - 6.0%
IHS, Inc. — Class A ‡ ^	60,207	4,349
Intertek Group PLC	226,053	6,720
Verisk Analytics, Inc. — Class A ‡ ^	215,440	6,422
Semiconductors & Semiconductor Equipment - 0.9%
ARM Holdings PLC ADR ^	147,308	2,604
Software - 11.5%
Autodesk, Inc. ‡ ^	106,817	3,865
Citrix Systems, Inc. ‡	39,479	2,529
FactSet Research Systems, Inc. ^	51,645	4,533
Red Hat, Inc. ‡ ^	124,363	5,256
Rovi Corp. ‡ ^	58,293	2,953
Salesforce.com, Inc. ‡ ^	62,943	7,305
Solera Holdings, Inc. ^	142,654	6,855
Trading Companies & Distributors - 1.3%
Fastenal Co. ^	74,949	3,858
Wireless Telecommunication Services - 1.5%
Millicom International Cellular SA	44,907	4,248

Total Common Stocks (cost $218,406)		289,065

SECURITIES LENDING COLLATERAL - 25.4%
State Street Navigator Securities Lending Trust — Prime Portfolio, 0.35% ▲	74,283,962	74,284
Total Securities Lending Collateral (cost $74,284)

The notes to the financial statements are an integral part of this report.

Transamerica Funds	Annual Report 2010

Transamerica Morgan Stanley Mid-Cap Growth
(formerly, Transamerica Van Kampen Mid-Cap Growth)
SCHEDULE OF INVESTMENTS (continued)
At October 31, 2010
(all amounts in thousands)

	Principal	Value

REPURCHASE AGREEMENT - 2.1%
State Street Bank & Trust Co. 0.01% ▲, dated 10/29/2010, to be repurchased at $6,008 on 11/01/2010. Collateralized by a U.S. Government Agency Obligation, 4.00%, due 12/15/2017, and with a value of $6,130.	$6,008	$6,008
Total Repurchase Agreement (cost $6,008)

Total Investment Securities (cost $298,698) #		369,357
Other Assets and Liabilities — Net		(76,782)

Net Assets		$292,575

NOTES TO SCHEDULE OF INVESTMENTS:

^	All or a portion of this security is on loan. The value of all securities on loan is $72,653.

Ə	Security fair valued as determined in good faith in accordance with procedures established by the Board of Trustees. This security had a market value of $1,667, or 0.57%, of the fund’s net assets.

‡	Non-income producing security.

▲	Rate shown reflects the yield at 10/29/2010.

§	Illiquid. This security aggregated to $1,667, or 0.57%, of the fund’s net assets.

Δ	Restricted Security. At 10/31/2010, the fund owned the following security (representing 0.57% of net assets) which was restricted as to public resale.

Description	Date of Acquisition	Shares	Cost	Value	Price¥

Better Place	01/25/2010	555,742	$1,667	$1,667	$3.00

¥	Price not rounded to thousands.

#	Aggregate cost for federal income tax purposes is $299,051. Aggregate gross unrealized appreciation/depreciation for all securities in which there is an excess of value over tax cost were $76,474 and $6,168, respectively. Net unrealized appreciation for tax purposes is $70,306.
DEFINITION:

ADR	American Depositary Receipt
VALUATION SUMMARY:

Investment Securities	Level 1	Level 2	Level 3	Total
Common Stocks	$250,179	$37,219	$1,667	$289,065
Repurchase Agreement	—	6,008	—	6,008
Securities Lending Collateral	74,284	—	—	74,284

Total	$324,463	$43,227	$1,667	$369,357

Level 3 Rollforward — Investment Securities

	Beginning					Net Transfers	Ending
	Balance at	Net	Accrued	Total Realized	Change in Unrealized	In/(Out) of	Balance at
Securities	10/31/2009	Purchases/(Sales)	Discounts/(Premiums)	Gain/(Loss)	Appreciation/(Depreciation)	Level 3	10/31/2010
Common Stocks	$659	$1,667	$—	$—	$50	$(709)	$1,667

The notes to the financial statements are an integral part of this report.

Transamerica Funds	Annual Report 2010

Transamerica Morgan Stanley Small Company Growth
(formerly, Transamerica Van Kampen Small Company Growth)
SCHEDULE OF INVESTMENTS
At October 31, 2010
(all amounts except share amounts in thousands)

	Shares	Value

PREFERRED STOCKS - 2.3%
Biotechnology - 0.3%
Pacific Bioscience ‡ Ə § Δ	63,479	$480
Internet Software & Services - 1.1%
Twitter, Inc. ‡ Ə § Δ	41,309	660
Xoom, Inc. ‡ Ə § Δ	264,130	528
Youku.com, Inc. Ə § Δ	1,712,512	852
IT Services - 0.3%
Ning, Inc. ‡ Ə § Δ	108,208	630
Pharmaceuticals - 0.6%
Microbia, Inc. ‡	96,357	1,078

Total Preferred Stocks (cost $4,089)		4,228

COMMON STOCKS - 94.8%
Automobiles - 0.5%
Better Place ‡ Ə § Δ	289,277	868
Capital Markets - 4.4%
Capital Southwest Corp.	4,708	455
CETIP SA — Balcao Organizado de Ativos e Derivativos	99,400	1,055
Greenhill & Co., Inc. ^	80,368	6,242
Chemicals - 3.9%
Intrepid Potash, Inc. ‡ ^	98,056	3,366
Rockwood Holdings, Inc. ‡	112,558	3,819
Commercial Services & Supplies - 1.4%
Covanta Holding Corp. ^	157,921	2,492
Construction Materials - 3.3%
Eagle Materials, Inc. ^	141,431	3,318
Texas Industries, Inc. ^	76,712	2,621
Distributors - 0.2%
Li & Fung, Ltd.	78,975	417
Diversified Financial Services - 4.0%
MSCI, Inc. — Class A ‡	176,676	6,334
Pico Holdings, Inc. ‡ ^	32,502	999
Diversified Telecommunication Services - 1.2%
Cogent Communications Group, Inc. ‡ ^	205,235	2,227
Electric Utilities - 5.0%
Brookfield Infrastructure Partners, LP ^	257,779	5,452
Prime AET&D Holdings No. 1 Pty, Ltd. ‡ Ə	737,572	♦
Prime Infrastructure Group	737,572	3,598
Health Care Equipment & Supplies - 1.9%
Gen-Probe, Inc. ‡ ^	70,810	3,429
Health Care Providers & Services - 1.1%
Castlight Health, Inc. ‡ Ə § Δ	193,841	797
HMS Holdings Corp. ‡	11,857	712
LCA-Vision, Inc. ‡	65,744	458
Health Care Technology - 3.4%
Athenahealth, Inc. ‡ ^	111,011	4,438
MedAssets, Inc. ‡ ^	99,612	1,847
Hotels, Restaurants & Leisure - 9.7%
Ambassadors Group, Inc. ^	61,949	687
BJ’s Restaurants, Inc. ‡ ^	108,237	3,588
Country Style Cooking Restaurant Chain Co., Ltd. ADR ‡	34,025	1,006
Gaylord Entertainment Co. ‡ ^	41,635	1,388
PF Chang’s China Bistro, Inc. ^	144,569	6,639
Vail Resorts, Inc. ‡ ^	107,586	4,364
Household Durables - 4.3%
Brookfield Incorporacoes SA	536,876	2,924
Gafisa SA ADR ^	204,283	3,429
iRobot Corp. ‡ ^	73,019	1,525
Insurance - 2.5%
Greenlight Capital Re, Ltd. - Class A ‡ ^	161,772	4,620
Internet & Catalog Retail - 4.1%
Blue Nile, Inc. ‡ ^	111,577	4,752
DeNA Co., Ltd. ^	60,200	1,558
MakeMyTrip, Ltd. ‡ ^	31,278	1,131
Internet Software & Services - 9.0%
comScore, Inc. ‡ ^	55,600	1,307
GSI Commerce, Inc. ‡ ^	129,636	3,166
Mercadolibre, Inc. ‡ ^	55,521	3,672
Opentable, Inc. ‡ ^	85,351	5,235
VistaPrint NV ‡	61,130	2,572
IT Services - 4.1%
Acxiom Corp. ‡	173,802	3,050
Forrester Research, Inc. ‡ ^	118,976	3,934
Information Services Group, Inc. ‡ ^	246,520	459
Leisure Equipment & Products - 1.7%
Universal Entertainment Corp. ‡	120,700	3,028
Life Sciences Tools & Services - 3.3%
Techne Corp. ^	97,463	5,937
Media - 0.1%
Lakes Entertainment, Inc. ‡ ^	61,344	144
Metals & Mining - 3.9%
Lynas Corp., Ltd. ‡	4,896,796	7,027
Oil, Gas & Consumable Fuels - 2.5%
Atlas Energy, Inc. ‡	121,045	3,525
Brigham Exploration Co. ‡ ^	49,260	1,039
Pharmaceuticals - 0.4%
Ironwood Pharmaceuticals, Inc. — Class A ‡	70,549	789
Professional Services - 7.8%
Advisory Board Co. ‡ ^	115,990	5,430
Corporate Executive Board Co.	119,719	3,740
CoStar Group, Inc. ‡ ^	99,620	4,947
Real Estate Management & Development - 0.3%
Consolidated-Tomoka Land Co. ^	13,702	360
Market Leader, Inc. ‡ ^	109,204	213
Semiconductors & Semiconductor Equipment - 1.9%
Tessera Technologies, Inc. ‡	175,968	3,472
Software - 6.5%
Blackboard, Inc. ‡ ^	51,125	2,134
Longtop Financial Technologies, Ltd. ADR ‡ ^	54,871	1,994
Netsuite, Inc. ‡	57,661	1,181
Solera Holdings, Inc.	117,185	5,631
Successfactors, Inc. ‡ ^	34,588	938
Specialty Retail - 1.0%
Citi Trends, Inc. ‡ ^	89,333	1,874
Textiles, Apparel & Luxury Goods - 1.4%
Lululemon Athletica, Inc. ‡ ^	59,016	2,616

Total Common Stocks (cost $136,839)		171,969

The notes to the financial statements are an integral part of this report.

Transamerica Funds	Annual Report 2010

Transamerica Morgan Stanley Small Company Growth
(formerly, Transamerica Van Kampen Small Company Growth)
SCHEDULE OF INVESTMENTS (continued)
At October 31, 2010
(all amounts except share amounts in thousands)

	Shares	Value

SECURITIES LENDING COLLATERAL - 15.5%
State Street Navigator Securities Lending Trust — Prime Portfolio, 0.35% ▲	28,042,700	$28,043
Total Securities Lending Collateral (cost $28,043)

	Principal	Value

REPURCHASE AGREEMENT - 3.3%
State Street Bank & Trust Co. 0.01% ▲, dated 10/29/2010, to be repurchased at $6,004 on 11/01/2010. Collateralized by a U.S. Government Agency Obligation, 4.00%, due 12/25/2024, and with a value of $6,126.	$6,004	6,004
Total Repurchase Agreement (cost $6,004)

Total Investment Securities (cost $174,975) #		210,244
Other Assets and Liabilities — Net		(28,784)

Net Assets		$181,460

NOTES TO SCHEDULE OF INVESTMENTS:

▲	Rate shown reflects the yield at 10/29/2010.

Ə	Securities fair valued as determined in good faith in accordance with procedures established by the Board of Trustees. These securities had a total market value of $4,815, or 2.65%, of the fund’s net assets.

§	Illiquid. These securities aggregated to $4,815, or 2.65%, of the fund’s net assets.

‡	Non-income producing security.

^	All or a portion of this security is on loan. The value of all securities on loan is $27,355.

♦	Value is less than $1.

Δ	Restricted Securities. At 10/31/2010, the fund owned the following securities which were restricted as to public resale. These securities aggregated a total of 4,815, or 2.65%, of net assets.

Description	Date of Acquisition	Shares	Cost	Value	Price¥

Pacific Bioscience	07/11/2008	63,479	$444	$480	$7.56
Twitter, Inc.	09/24/2009	41,309	660	660	15.98
Xoom, Inc.	02/23/2010	264,130	757	528	2.00
Ning, Inc.	03/19/2008	108,208	774	630	5.82
Better Place	01/25/2010	289,277	868	868	3.00
Castlight Health, Inc.	06/04/2010	193,841	797	797	4.11
Youku.com, Inc.	09/16/2010	1,712,512	852	852	0.50

¥	Price not rounded to thousands.

#	Aggregate cost for federal income tax purposes is $178,308. Aggregate gross unrealized appreciation/depreciation for all securities in which there is an excess of value over tax cost were $38,691 and $6,755, respectively. Net unrealized appreciation for tax purposes is $31,936.
DEFINITION:

ADR	American Depositary Receipt
VALUATION SUMMARY:

Investment Securities	Level 1	Level 2	Level 3	Total
Common Stocks	$150,973	$19,331	$1,665	$171,969
Preferred Stocks	1,078	—	3,150	4,228
Repurchase Agreement	—	6,004	—	6,004
Securities Lending Collateral	28,043	—	—	28,043

Total	$180,094	$25,335	$4,815	$210,244

Level 3 Rollforward — Investment Securities

	Beginning					Net Transfers	Ending
	Balance at	Net	Accrued	Total Realized	Change in Unrealized	In/(Out) of	Balance at
Securities	10/31/2009	Purchases/(Sales)	Discounts/(Premiums)	Gain/(Loss)	Appreciation/(Depreciation)	Level 3	10/31/2010
Common Stocks	$—	$1,665	$—	$—	$—	$—	$1,665
Preferred Stocks	3,214	1,608	—	—	(427)	(1,245)	3,150

Total	$3,214	$3,273	$—	$—	$(427)	$(1,245)	$4,815

The notes to the financial statements are an integral part of this report.

Transamerica Funds	Annual Report 2010

Transamerica Neuberger Berman International
SCHEDULE OF INVESTMENTS
At October 31, 2010
(all amounts except share amounts in thousands)

	Shares	Value

COMMON STOCKS - 98.5%
Australia - 1.3%
BHP Billiton, Ltd. ADR ^	62,700	$5,179
Centamin Egypt, Ltd. ‡	836,500	2,362
Austria - 0.8%
Vienna Insurance Group AG Wiener Versicherung Gruppe	82,107	4,416
Belgium - 2.9%
Anheuser-Busch InBev NV	64,090	4,017
Anheuser-Busch InBev NV — STRIP VVPR ‡	130,726	1
Colruyt SA ‡ ^	90,135	5,078
Telenet Group Holding NV ‡	188,016	7,850
Brazil - 3.6%
Banco Santander Brasil SA ADR	241,500	3,478
Petroleo Brasileiro SA ADR	88,000	3,003
Porto Seguro SA ‡	431,700	6,347
Totvs SA	42,085	3,886
Ultrapar Participacoes SA ADR	70,289	4,361
Canada - 8.6%
Bankers Petroleum, Ltd. ‡	477,600	3,348
Corus Entertainment, Inc. — Class B	259,410	5,601
Eldorado Gold Corp.	559,800	9,479
Macdonald Dettwiler & Associates, Ltd. ‡	234,485	11,682
Neo Material Technologies, Inc. ‡	608,400	3,531
Pacific Rubiales Energy Corp. ‡	303,700	9,681
Silver Wheaton Corp. ‡	246,400	7,083
Cayman Islands - 0.5%
China Liansu Group Holdings, Ltd. ‡	4,893,400	3,062
Chile - 1.2%
Sociedad Quimica y Minera de Chile SA — Series B ADR	135,185	7,003
China - 3.1%
Bank of China, Ltd.	10,384,000	6,229
Changyou.com, Ltd. ADR ‡	104,200	3,540
China Mobile, Ltd. ADR	107,865	5,541
China Vanke Co., Ltd.	1,889,700	2,711
Denmark - 2.0%
Novo Nordisk A/S — Class B	56,707	5,969
Tryg A/S ^	108,815	5,483
France - 6.1%
Alcatel-Lucent ‡ ^	1,393,968	4,893
Arkema SA	98,703	6,378
BNP Paribas	83,005	6,071
CNP Assurances	203,483	4,061
Eutelsat Communications	86,369	3,244
Ipsen SA	64,368	2,267
Sodexo	132,784	8,641
Germany - 5.2%
Deutsche Boerse AG	100,407	7,066
Fresenius Medical Care AG & Co., KGaA	88,783	5,656
Linde AG	42,822	6,166
SMA Solar Technology AG ^	28,533	3,368
Tognum AG	333,438	8,113
Hong Kong - 0.5%
Kerry Properties, Ltd.	551,000	3,057
India - 0.9%
Bank of Baroda	198,300	4,544
State Bank of India GDR	4,961	685
Ireland - 2.0%
DCC PLC	199,986	5,778
Willis Group Holdings PLC	177,300	5,638
Israel - 0.6%
Teva Pharmaceutical Industries, Ltd. ADR	70,400	3,654
Japan - 12.7%
Brother Industries, Ltd. ^	447,200	5,713
Circle K Sunkus Co., Ltd. ^	293,200	4,161
GMO Internet, Inc. § ^	908,900	3,253
Jupiter Telecommunications Co., Ltd.	8,713	9,430
KDDI Corp.	1,218	6,561
Kenedix Realty Investment Corp. REIT ^	1,477	5,864
Makita Corp.	130,400	4,586
Nifco, Inc. ^	235,400	5,930
Nihon Kohden Corp.	267,600	5,091
Nippon Electric Glass Co., Ltd.	592,600	7,637
NSD Co., Ltd. § ^	356,200	3,794
Point, Inc.	60,900	2,547
Sankyo Co., Ltd.	91,700	4,889
Sundrug Co., Ltd. ^	189,800	5,283
Korea, Republic of - 3.4%
Hyundai Mobis	47,225	11,751
Samsung Electronics Co., Ltd.	6,401	4,238
Samsung SDI Co., Ltd.	27,005	3,708
Lithuania - 0.9%
Antofagasta PLC	259,427	5,495
Netherlands - 10.3%
Akzo Nobel NV	113,935	6,765
Fugro NV	103,590	7,328
Koninklijke Ahold NV	522,793	7,226
Nutreco NV	125,825	9,155
Sligro Food Group NV §	197,633	6,472
TNT NV	278,276	7,398
Unilever NV	353,513	10,482
USG People NV ‡	276,370	5,133
Norway - 2.2%
DnB NOR ASA	575,525	7,901
ProSafe SE ^	734,670	4,843
South Africa - 1.1%
MTN Group, Ltd.	351,230	6,318
Sweden - 1.6%
Elekta AB — Class B ^	88,960	3,367
Svenska Handelsbanken AB — Class A	175,031	5,723
Switzerland - 8.5%
Bucher Industries AG	34,358	5,276
Credit Suisse Group AG	125,876	5,200
Givaudan SA	5,946	6,127
Nestle SA	159,606	8,742
Roche Holding AG	46,137	6,775
SGS SA	4,874	7,801
Sulzer AG	81,556	9,928
Turkey - 0.9%
Sinpas Gayrimenkul Yatirim Ortakligi AS REIT ‡	3,423,221	5,136
United Kingdom - 17.6%
Amlin PLC	1,213,524	7,906
Avanti Communications Group PLC ‡	301,251	2,838
Balfour Beatty PLC	641,811	2,846
Cairn Energy PLC ‡	1,064,125	6,580
Chemring Group PLC	213,839	10,273
Croda International PLC	266,911	6,150
Experian Group, Ltd.	798,795	9,286
Fidessa Group PLC §	121,047	3,103
HSBC Holdings PLC	534,259	5,549
Informa PLC	668,596	4,671
Jazztel PLC ‡ ^	1,251,890	5,750
Mitie Group PLC	1,335,500	4,348
Reed Elsevier PLC	680,994	5,838
RPS Group PLC	1,613,790	5,312

The notes to the financial statements are an integral part of this report.

Transamerica Funds	Annual Report 2010

Transamerica Neuberger Berman International
SCHEDULE OF INVESTMENTS (continued)
At October 31, 2010
(all amounts except share amounts in thousands)

	Shares	Value

United Kingdom - (continued)
Smith & Nephew PLC	385,075	$3,387
Travis Perkins PLC	217,475	2,887
Tullow Oil PLC	224,890	4,270
Vodafone Group PLC	4,698,609	12,789

Total Common Stocks (cost $464,198)		576,011

WARRANT - 0.0% ∞
Italy - 0.0% ∞
UBI Banca SCpA ‡
Expiration: 06/30/2011
Exercise Price: 12.30 EUR	138,395	1
Total Warrant (cost $-)

SECURITIES LENDING COLLATERAL - 4.7%
State Street Navigator Securities Lending Trust — Prime Portfolio, 0.35% ▲	27,520,097	27,520
Total Securities Lending Collateral (cost $27,520)

	Principal	Value

REPURCHASE AGREEMENT - 1.5%
State Street Bank & Trust Co. 0.01% ▲, dated 10/29/2010, to be repurchased at $8,585 on 11/01/2010. Collateralized by a U.S. Government Agency Obligation, 4.00%, due 12/15/2017, and with a value of $8,759.	$8,585	8,585
Total Repurchase Agreement (cost $8,585)

Total Investment Securities (cost $500,303) #		612,117
Other Assets and Liabilities — Net		(27,268)

Net Assets		$584,849

	Percentage of
INVESTMENTS BY INDUSTRY (unaudited):	Total Investments	Value

Chemicals	7.8%	$48,050
Commercial Banks	6.6	40,181
Insurance	5.5	33,851
Wireless Telecommunication Services	5.1	31,209
Metals & Mining	4.8	29,598
Media	4.7	28,784
Food Products	4.6	28,379
Oil, Gas & Consumable Fuels	4.4	26,882
Software	4.2	26,005
Food & Staples Retailing	3.9	24,059
Pharmaceuticals	3.0	18,665
Professional Services	2.8	17,087
Diversified Telecommunication Services	2.7	16,438
Machinery	2.5	15,204
Commercial Services & Supplies	2.4	14,793
Energy Equipment & Services	2.0	12,171
Health Care Equipment & Supplies	1.9	11,845
Auto Components	1.9	11,751
Electrical Equipment	1.9	11,481
Electronic Equipment & Instruments	1.9	11,345
Real Estate Investment Trusts	1.8	11,000
Aerospace & Defense	1.7	10,273
Hotels, Restaurants & Leisure	1.4	8,641
Air Freight & Logistics	1.2	7,398
Diversified Financial Services	1.2	7,066
Multiline Retail	1.1	6,708
Industrial Conglomerates	0.9	5,778
Real Estate Management & Development	0.9	5,768
Office Electronics	0.9	5,713
Health Care Providers & Services	0.9	5,656
Capital Markets	0.8	5,200
Communications Equipment	0.8	4,893
Leisure Equipment & Products	0.8	4,889
Household Durables	0.7	4,586
Specialty Retail	0.7	4,361

The notes to the financial statements are an integral part of this report.

Transamerica Funds	Annual Report 2010

Transamerica Neuberger Berman International
SCHEDULE OF INVESTMENTS (continued)
At October 31, 2010
(all amounts in thousands)

	Percentage of
INVESTMENTS BY INDUSTRY (unaudited) (continued):	Total Investments	Value

Semiconductors & Semiconductor Equipment	0.7%	$4,238
Beverages	0.7	4,018
Internet Software & Services	0.5	3,253
Building Products	0.5	3,062
Trading Companies & Distributors	0.5	2,887
Construction & Engineering	0.5	2,846

Investment Securities, at Value	94.1	576,012
Short-Term Investments	5.9	36,105

Total Investments	100.0%	$612,117

NOTES TO SCHEDULE OF INVESTMENTS:

^	All or a portion of this security is on loan. The value of all securities on loan is $25,794.

‡	Non-income producing security.

♦	Value is less than $1.

∞	Percentage rounds to less than 0.01%.

▲	Rate shown reflects the yield at 10/29/2010.

§	Illiquid. These securities aggregated to $16,622, or 2.84%, of the fund’s net assets.

#	Aggregate cost for federal income tax purposes is $505,830. Aggregate gross unrealized appreciation/depreciation for all securities in which there is an excess of value over tax cost were $115,826 and $9,539, respectively. Net unrealized appreciation for tax purposes is $106,287.
DEFINITIONS:

ADR	American Depositary Receipt
GDR	Global Depositary Receipt
REIT	Real Estate Investment Trust (includes domestic REITs and Foreign Real Estate Investment Companies)
STRIP VVPR	Is a coupon which, if presented along with the corresponding coupon of the share, allows to benefit from a reduced withholding tax of 15% (rather than 25%) on the dividends paid by the company.
VALUATION SUMMARY:

Investment Securities	Level 1	Level 2	Level 3	Total
Common Stocks	$81,545	$494,466	$—	$576,011
Repurchase Agreement	—	8,585	—	8,585
Securities Lending Collateral	27,520	—	—	27,520
Warrants	—	1	—	1

Total	$109,065	$503,052	$—	$612,117

The notes to the financial statements are an integral part of this report.

Transamerica Funds	Annual Report 2010

Transamerica Oppenheimer Developing Markets
SCHEDULE OF INVESTMENTS
At October 31, 2010
(all amounts except share amounts in thousands)

	Shares	Value

PREFERRED STOCK - 1.1%
Brazil - 1.1%
Lojas Americanas SA, 0.42% ▲	648,990	$6,981
Total Preferred Stock (cost $3,350)

COMMON STOCKS - 95.3%
Belgium - 0.1%
Anheuser-Busch InBev NV	5,121	321
Bermuda - 0.5%
China Yurun Food Group, Ltd.	81,000	313
Dairy Farm International Holdings, Ltd.	308,842	2,409
VimpelCom, Ltd. ADR ‡	38,910	597
Brazil - 14.0%
Anhanguera Educacional Participacoes SA	140,200	2,779
B2W Cia Global Do Varejo	275,300	5,035
BM&FBOVESPA SA	725,346	6,079
Cia Brasileira de Distribuicao Grupo Pao de Acucar — Class A ADR ^	24,360	965
Cia de Bebidas das Americas ADR ^	46,900	6,530
Cyrela Brazil Realty SA Empreendimentos e Participacoes	265,600	3,671
Diagnosticos da America SA ‡	227,300	2,807
Empresa Brasileira de Aeronautica SA ADR ^	261,320	7,539
Estacio Participacoes SA	231,900	3,465
Fleury SA ‡	20,300	263
MRV Engenharia e Participacoes SA	330,500	3,227
Multiplan Empreendimentos Imobiliarios SA	108,400	2,486
Natura Cosmeticos SA	335,500	9,609
Petroleo Brasileiro SA — Class A ADR	642,200	20,031
Vale SA — Class B ADR ‡	360,580	10,359
Canada - 1.2%
Niko Resources, Ltd.	37,543	3,582
Pacific Rubiales Energy Corp. ‡	121,693	3,879
Cayman Islands - 1.2%
Ambow Education Holding, Ltd. ADR ‡ ^	81,460	979
Baidu, Inc. ADR ‡	27,710	3,049
Ctrip.com International, Ltd. ADR ‡	56,930	2,964
Mindray Medical International, Ltd. ADR ^	20,030	580
Chile - 1.0%
Banco Santander Chile	16,096,179	1,433
Centros Comerciales Sudamericanos SA	580,676	4,534
China - 4.8%
China Shenhua Energy Co., Ltd. — Class H	861,500	3,846
CNOOC, Ltd.	5,957,000	12,311
PetroChina Co., Ltd.	4,942,000	6,019
Shanghai Zhenhua Heavy Industries Co., Ltd. ‡	1,525,470	1,007
Tencent Holdings, Ltd.	176,200	4,039
Tingyi Cayman Islands Holding Corp.	635,000	1,729
Tsingtao Brewery Co., Ltd.	54,000	290
Colombia - 0.9%
Almacenes Exito SA -144A GDR	101,100	1,324
BanColombia SA ADR	60,060	4,051
Denmark - 0.9%
Carlsberg AS — Class B	51,507	5,633
Egypt - 1.5%
Commercial International Bank Egypt SAE	645,755	4,864
Eastern Co.	39,982	831
Egyptian Financial Group-Hermes Holding	681,049	3,399
France - 0.8%
CFAO SA	104,412	4,640
Hong Kong - 5.6%
AIA Group, Ltd. ‡	434,000	1,293
China Mobile, Ltd.	701,500	7,145
China Resources Enterprise, Ltd.	1,767,000	7,420
Hang Lung Group, Ltd.	430,750	2,862
Hang Lung Properties, Ltd.	1,404,549	6,850
Hong Kong Exchanges & Clearing, Ltd.	386,700	8,511
India - 12.1%
Asian Paints, Ltd.	15,006	904
Colgate Palmolive Co.	120,426	2,391
Divi’s Laboratories, Ltd.	175,698	2,741
HDFC Bank, Ltd. ADR ^	37,370	6,464
Hindustan Unilever, Ltd.	1,290,489	8,562
Housing Development Finance Corp.	500,476	7,736
ICICI Bank, Ltd. ADR	130,940	6,884
Infosys Technologies, Ltd.	341,422	22,803
Sun Pharmaceuticals Industries, Ltd.	56,936	2,702
Tata Consultancy Services, Ltd.	311,765	7,369
Zee Entertainment Enterprises, Ltd.	894,126	5,583
Zee Learn, Ltd. ‡ Ə	178,613	♦
Indonesia - 2.6%
Astra International PT	732,100	4,669
Bank Central Asia PT	3,450,900	2,703
Telekomunikasi Indonesia PT	5,531,175	5,632
Unilever Indonesia PT	1,577,000	3,079
Korea, Republic of - 4.6%
MegaStudy Co., Ltd. ^	19,547	3,440
NHN Corp. ‡	95,347	16,904
Shinsegae Co., Ltd.	15,468	7,849
Lithuania - 0.2%
Antofagasta PLC	62,550	1,325
Luxembourg - 1.3%
Tenaris SA ADR ^	195,830	8,113
Mexico - 10.5%
America Movil SAB de CV — Series L ADR	395,980	22,674
Corp GEO SAB de CV — Series B ‡	43,544	138
Fomento Economico Mexicano SAB de CV ^	1,403,870	7,720
Fomento Economico Mexicano SAB de CV ADR	186,630	10,247
Grupo Financiero Inbursa SA — Class O ^	319,370	1,381
Grupo Modelo SAB de CV — Series C	1,117,667	6,264
Grupo Televisa SA ADR	244,980	5,500
Impulsora Del Desarrollo Y El Empleo en America Latina SAB de CV ‡	813,339	1,055
Sare Holding SAB de CV — Class B ‡ ^	1,857,218	473
Wal-Mart de Mexico SAB de CV — Series V	3,108,685	8,509
Norway - 0.4%
DNO International ASA ‡	1,529,600	2,403
Peru - 0.6%
Credicorp, Ltd.	29,970	3,773
Philippines - 3.1%
Jollibee Foods Corp.	1,284,700	2,643
Philippine Long Distance Telephone Co.	49,865	3,104
SM Investments Corp.	274,920	3,483
SM Prime Holdings, Inc.	34,380,270	9,558
Russian Federation - 4.0%
Magnit OJSC	117,363	13,438
NovaTek OAO -144A GDR	47,100	4,505
NovaTek OAO GDR	64,700	6,189
South Africa - 6.0%
Anglo Platinum, Ltd. ‡ ^	80,920	8,005
Impala Platinum Holdings, Ltd.	437,257	12,359
JSE, Ltd.	33,885	382
MTN Group, Ltd.	447,526	8,050
Standard Bank Group, Ltd.	550,064	8,112

The notes to the financial statements are an integral part of this report.

Transamerica Funds	Annual Report 2010

Transamerica Oppenheimer Developing Markets
SCHEDULE OF INVESTMENTS (continued)
At October 31, 2010
(all amounts in thousands)

	Shares	Value

Taiwan - 6.8%
Epistar Corp.	2,487,500	$7,953
High Tech Computer Corp.	577,537	13,033
Mediatek, Inc.	573,922	7,216
Synnex Technology International Corp.	1,262,801	3,089
Taiwan Semiconductor Manufacturing Co., Ltd.	4,936,459	10,123
Thailand - 0.2%
Siam Commercial Bank PCL	438,900	1,501
Turkey - 3.3%
Anadolu AS	114,258	1,801
Bim Birlesik Magazalar AS	140,309	4,816
Enka Insaat VE Sanayi AS	1,571,868	7,095
Haci Omer Sabanci Holding AS	1,127,424	6,108
Turkiye Garanti Bankasi AS	11,158	67
United Kingdom - 6.4%
Anglo American PLC	286,148	13,333
Cairn Energy PLC ‡	846,539	5,235
SABMiller PLC	429,210	13,917
Tullow Oil PLC	340,580	6,466
United States - 0.7%
Sohu.com, Inc. ‡	53,350	3,975

Total Common Stocks (cost $430,690)		581,095

SECURITIES LENDING COLLATERAL - 4.5%
State Street Navigator Securities Lending Trust — Prime Portfolio, 0.35% ▲	27,273,778	27,274
Total Securities Lending Collateral (cost $27,274)

	Principal	Value

REPURCHASE AGREEMENT - 3.6%
State Street Bank & Trust Co. 0.01% ▲, dated 10/29/2010, to be repurchased at $22,154 on 11/01/2010. Collateralized by U.S. Government Agency Obligations, 4.00%, due 12/15/2017, and with a value of $22,600.	$22,154	22,154
Total Repurchase Agreement (cost $22,154)

Total Investment Securities (cost $483,468) #		637,504
Other Assets and Liabilities — Net		(27,292)

Net Assets		$610,212

	Percentage of
INVESTMENTS BY INDUSTRY (unaudited):	Total Investments	Value

Oil, Gas & Consumable Fuels	11.7%	$74,466
Beverages	8.3	52,723
Metals & Mining	7.1	45,381
Food & Staples Retailing	6.9	43,844
Commercial Banks	6.5	41,233
Wireless Telecommunication Services	6.4	40,973
IT Services	4.7	30,172
Internet Software & Services	4.4	27,967
Semiconductors & Semiconductor Equipment	4.0	25,292
Real Estate Management & Development	3.9	24,983
Diversified Financial Services	3.3	21,080
Household Products	2.2	14,032
Computers & Peripherals	2.0	13,033
Media	1.7	11,083
Diversified Consumer Services	1.7	10,663
Industrial Conglomerates	1.7	10,578
Personal Products	1.5	9,609
Energy Equipment & Services	1.3	8,113
Thrifts & Mortgage Finance	1.2	7,736
Aerospace & Defense	1.2	7,539
Distributors	1.2	7,420
Multiline Retail	1.1	6,981
Diversified Telecommunication Services	1.0	6,229
Hotels, Restaurants & Leisure	0.9	5,607
Internet & Catalog Retail	0.8	5,035
Automobiles	0.7	4,669
Auto Components	0.7	4,640
Household Durables	0.7	4,282
Capital Markets	0.5	3,399
Electronic Equipment & Instruments	0.5	3,089
Health Care Providers & Services	0.5	3,070
Life Sciences Tools & Services	0.4	2,741
Pharmaceuticals	0.4	2,702
Food Products	0.3	2,042
Insurance	0.2	1,293
Construction & Engineering	0.2	1,055

The notes to the financial statements are an integral part of this report.

Transamerica Funds	Annual Report 2010

Transamerica Oppenheimer Developing Markets
SCHEDULE OF INVESTMENTS (continued)
At October 31, 2010
(all amounts in thousands)

	Percentage of
INVESTMENTS BY INDUSTRY (unaudited) (continued):	Total Investments	Value

Machinery	0.2%	$1,007
Chemicals	0.1	904
Tobacco	0.1	831
Health Care Equipment & Supplies	0.1	580
Commercial Services & Supplies	0.0 ∞	♦

Investment Securities, at Value	92.2	588,076
Short-Term Investments	7.8	49,428

Total Investments	100.0%	$637,504

NOTES TO SCHEDULE OF INVESTMENTS:

‡	Non-income producing security.

^	All or a portion of this security is on loan. The value of all securities on loan is $26,318.

Ə	Security fair valued as determined in good faith in accordance with procedures established by the Board of Trustees. This security had a market value of less than $1, or less than 0.01%, of the fund’s net assets.

♦	Value is less than $1.

▲	Rate shown reflects the yield at 10/29/2010.

∞	Amount rounds to less than 0.1%.

#	Aggregate cost for federal income tax purposes is $499,233. Aggregate gross unrealized appreciation/depreciation for all securities in which there is an excess of value over tax cost were $146,775 and $8,504, respectively. Net unrealized appreciation for tax purposes is $138,271.
DEFINITIONS:

144A	144A Securities are registered pursuant to Rule 144A of the Securities Act of 1933. These securities are deemed to be liquid for purposes compliance limitations on holdings of illiquid securities and may be resold as transactions exempt from registration, normally to qualified institutional buyers. At 10/31/2010, these securities aggregated $5,829, or 0.96%, of the fund’s net assets.
ADR	American Depositary Receipt
GDR	Global Depositary Receipt
VALUATION SUMMARY:

Investment Securities	Level 1	Level 2	Level 3	Total
Common Stocks	$186,248	$394,847	$—	$581,095
Preferred Stocks	6,981	—	—	6,981
Repurchase Agreement	—	22,154	—	22,154
Securities Lending Collateral	27,274	—	—	27,274

Total	$220,503	$417,001	$—	$637,504

The significant transfers in and out Levels 1 and 2 during the year ended October 31, 2010 are as follows:

	Transfer In	Transfer Out
Net transfer in and/or out of Level 1	—	$330,874
Net transfer in and/or out of Level 2	$268,511	—
The transfers are due a reclassification of certain foreign securities in accordance with the Fund’s valuation policy.

The notes to the financial statements are an integral part of this report.

Transamerica Funds	Annual Report 2010

Transamerica Oppenheimer Small- & Mid-Cap Value
SCHEDULE OF INVESTMENTS
At October 31, 2010
(all amounts except share amounts in thousands)

	Shares	Value

COMMON STOCKS - 93.7%
Aerospace & Defense - 2.7%
Aercap Holdings NV ‡	143,140	$1,848
Goodrich Corp.	75,690	6,212
Auto Components - 4.4%
Goodyear Tire & Rubber Co. ‡	227,030	2,320
Lear Corp. ‡	50,470	4,462
WABCO Holdings, Inc. ‡	138,750	6,440
Beverages - 1.0%
Molson Coors Brewing Co. — Class B	62,380	2,946
Capital Markets - 1.4%
Affiliated Managers Group, Inc. ‡	31,574	2,703
E*Trade Financial Corp. ‡	100,866	1,442
Chemicals - 3.7%
Celanese Corp. — Series A	166,640	5,941
Intrepid Potash, Inc. ‡ ^	151,150	5,189
Commercial Banks - 4.0%
Comerica, Inc.	126,120	4,512
Fifth Third Bancorp	315,390	3,961
KeyCorp	441,460	3,616
Communications Equipment - 1.2%
Harris Corp.	82,040	3,707
Computers & Peripherals - 0.3%
Seagate Technology PLC ‡	63,020	923
Construction & Engineering - 1.0%
Foster Wheeler AG ‡	126,180	2,955
Containers & Packaging - 0.9%
Owens-Illinois, Inc. ‡	100,780	2,825
Diversified Financial Services - 3.2%
CIT Group, Inc. ‡	100,910	4,372
Fifth Street Finance Corp.	189,195	2,233
Invesco, Ltd.	132,420	3,046
Electric Utilities - 4.5%
Cleco Corp.	151,340	4,732
NV Energy, Inc.	378,430	5,170
Pepco Holdings, Inc.	189,220	3,644
Electrical Equipment - 1.1%
General Cable Corp. ‡	113,560	3,173
Electronic Equipment & Instruments - 3.5%
Agilent Technologies, Inc. ‡	145,074	5,050
Amphenol Corp. — Class A	50,478	2,530
Elster Group SE ADR ‡	63,050	939
Sanmina-SCI Corp. ‡	126,110	1,662
Energy Equipment & Services - 1.9%
Ensco PLC ADR	63,110	2,925
Tidewater, Inc.	63,040	2,908
Food & Staples Retailing - 1.0%
Kroger Co.	138,730	3,052
Food Products - 2.1%
Chiquita Brands International, Inc. ‡	176,570	2,343
ConAgra Foods, Inc.	113,670	2,557
Dole Food Co., Inc. ‡	126,170	1,163
Gas Utilities - 1.9%
AGL Resources, Inc.	63,100	2,477
EQT Corp.	81,960	3,069
Health Care Equipment & Supplies - 1.8%
Hospira, Inc. ‡	88,250	5,249
Health Care Providers & Services - 3.3%
Aetna, Inc.	107,250	3,203
DaVita, Inc. ‡	37,857	2,716
Universal Health Services, Inc. — Class B	100,930	4,166
Hotels, Restaurants & Leisure - 2.9%
Bally Technologies, Inc. ‡	100,880	3,640
Brinker International, Inc.	116,670	2,163
Pinnacle Entertainment, Inc. ‡	229,171	2,933
Household Durables - 1.2%
Mohawk Industries, Inc. ‡	63,040	3,615
Household Products - 0.9%
Energizer Holdings, Inc. ‡	37,988	2,841
Industrial Conglomerates - 1.4%
Tyco International, Ltd.	110,410	4,226
Insurance - 7.7%
ACE, Ltd.	75,688	4,497
AON Corp.	81,960	3,258
Assurant, Inc.	126,110	4,986
Everest RE Group, Ltd.	88,274	7,440
Genworth Financial, Inc. — Class A ‡	252,290	2,861
IT Services - 1.6%
Teletech Holdings, Inc. ‡	315,387	4,788
Leisure Equipment & Products - 1.6%
Mattel, Inc.	201,780	4,708
Life Sciences Tools & Services - 1.4%
Thermo Fisher Scientific, Inc. ‡	82,040	4,218
Machinery - 3.3%
Ingersoll-Rand PLC	107,230	4,215
Navistar International Corp. ‡	119,881	5,777
Media - 1.5%
Cablevision Systems Corp. — Class A	170,260	4,553
Metals & Mining - 0.8%
Allegheny Technologies, Inc.	43,850	2,310
Multi-Utilities - 2.3%
CMS Energy Corp. ^	378,378	6,955
Oil, Gas & Consumable Fuels - 5.3%
Bill Barrett Corp. ‡	119,950	4,528
Consol Energy, Inc.	75,730	2,784
Noble Energy, Inc.	63,040	5,136
Ultra Petroleum Corp. ‡	75,670	3,114
Pharmaceuticals - 0.6%
Valeant Pharmaceuticals International, Inc.	63,090	1,742
Professional Services - 1.3%
Towers Watson & Co. — Class A	75,660	3,890
Real Estate Investment Trusts - 3.1%
BioMed Realty Trust, Inc.	201,816	3,703
ProLogis	252,820	3,451
Starwood Property Trust, Inc.	100,880	2,039
Road & Rail - 1.2%
JB Hunt Transport Services, Inc.	100,880	3,628
Semiconductors & Semiconductor Equipment - 2.0%
LAM Research Corp. ‡	63,085	2,889
Marvell Technology Group, Ltd. ‡	164,020	3,167
Software - 1.8%
Aspen Technology, Inc. ‡	215,540	2,414
Electronic Arts, Inc. ‡	189,210	2,999
Specialty Retail - 3.0%
Abercrombie & Fitch Co. — Class A	37,810	1,621
Bed Bath & Beyond, Inc. ‡	69,390	3,045
Childrens Place Retail Stores, Inc. ‡	63,090	2,779
Talbots, Inc. ‡	151,390	1,481
Textiles, Apparel & Luxury Goods - 1.3%
Phillips-Van Heusen Corp.	63,030	3,866
Thrifts & Mortgage Finance - 0.8%
NewAlliance Bancshares, Inc.	189,200	2,439

The notes to the financial statements are an integral part of this report.

Transamerica Funds	Annual Report 2010

Transamerica Oppenheimer Small- & Mid-Cap Value
SCHEDULE OF INVESTMENTS (continued)
At October 31, 2010
(all amounts except share amounts in thousands)

	Shares	Value

Trading Companies & Distributors - 0.7%
Aircastle, Ltd.	103,780	$956
SeaCube Container Leasing, Ltd. ‡	108,980	1,269
Wireless Telecommunication Services - 1.1%
NII Holdings, Inc. ‡	75,730	3,166

Total Common Stocks (cost $227,275)		280,471

SECURITIES LENDING COLLATERAL - 1.3%
State Street Navigator Securities Lending Trust – Prime Portfolio, 0.35% ▲	3,866,085	3,866
Total Securities Lending Collateral (cost $3,866)

	Principal	Value

REPURCHASE AGREEMENT - 6.1%
State Street Bank & Trust Co. 0.01% ▲, dated 10/29/2010, to be repurchased at $18,231 on 11/01/2010. Collateralized by U.S. Government Agency Obligations, 4.00%, due 12/15/2017, and with a value of $18,599.	$18,231	18,231
Total Repurchase Agreement (cost $18,231)

Total Investment Securities (cost $249,372) #		302,568
Other Assets and Liabilities — Net		(3,343)

Net Assets		$299,225

NOTES TO SCHEDULE OF INVESTMENTS:

‡	Non-income producing security.

^	All or a portion of this security is on loan. The value of all securities on loan is $3,766.

▲	Rate shown reflects the yield at 10/29/2010.

#	Aggregate cost for federal income tax purposes is $254,503. Aggregate gross unrealized appreciation/depreciation for all securities in which there is an excess of value over tax cost were $51,530 and $3,465, respectively. Net unrealized appreciation for tax purposes is $48,065.
DEFINITION:

ADR	American Depositary Receipt
VALUATION SUMMARY:

Investment Securities	Level 1	Level 2	Level 3	Total
Common Stocks	$258,866	$21,605	$—	$280,471
Repurchase Agreement	—	18,231	—	18,231
Securities Lending Collateral	3,866	—	—	3,866

Total	$262,732	$39,836	$—	$302,568

The notes to the financial statements are an integral part of this report.

Transamerica Funds	Annual Report 2010

Transamerica Schroders International Small Cap
SCHEDULE OF INVESTMENTS
At October 31, 2010
(all amounts except share amounts in thousands)

	Shares	Value

COMMON STOCKS - 96.6%
Australia - 6.5%
Amcor, Ltd.	757,947	$4,989
Ansell, Ltd. ^	285,561	3,790
Computershare, Ltd.	493,962	4,897
Crane Group, Ltd. ^	474,893	3,526
Dart Energy, Ltd. ‡	693,485	781
Fairfax Media, Ltd. ^	2,678,571	3,805
Iluka Resources, Ltd. ‡	743,362	4,900
Mirvac Group REIT	1,347,359	1,709
Myer Holdings, Ltd. ^	587,443	2,210
Sims Metal Management, Ltd.	211,687	3,407
Transpacific Industries Group, Ltd. ‡ ^	1,337,516	1,612
Austria - 2.3%
Kapsch TrafficCom AG §	50,000	2,882
Mayr Melnhof Karton AG	40,000	4,323
RHI AG ‡	90,000	2,984
Rosenbauer International AG §	58,500	2,515
Belgium - 1.4%
Bekaert SA	9,235	2,814
EVS Broadcast Equipment SA ^	44,000	2,762
Kinepolis Group NV	15,112	1,091
Tessenderlo Chemie NV	36,028	1,233
Bermuda - 0.3%
Aquarius Platinum, Ltd.	289,058	1,669
Brazil - 0.8%
Cia Brasileira de Distribuicao Grupo Pao de Acucar — Class A ADR	46,306	1,834
Cyrela Brazil Realty SA Empreendimentos e Participacoes	179,633	2,483
Canada - 0.9%
Niko Resources, Ltd.	20,030	1,911
Sino-Forest Corp. — Class A ‡ ^	161,188	3,186
Cayman Islands - 1.8%
Concord Medical Services Holdings, Ltd. ADR ‡	368,786	2,607
Evergreen International Holdings, Ltd. ‡ Ə	74,000	44
Fook Woo Group Holdings, Ltd. ‡	12,913,000	4,565
Intime Department Store Group Co., Ltd.	1,182,000	1,815
Parkson Retail PLC	473,500	855
China - 1.1%
China Agri-Industries Holdings, Ltd.	1,583,000	2,308
China National Building Material Co., Ltd.	616,000	1,504
China National Materials Co., Ltd.	2,722,000	2,426
Denmark - 1.2%
Solar A/S — Class B	58,000	3,815
Tryg AS	55,000	2,772
France - 5.2%
Alten, Ltd.	45,506	1,520
Bourbon SA ^	110,000	5,009
Club Mediterranee ‡ ^	94,034	1,840
Groupe Eurotunnel SA	365,000	3,628
L’Occitane International SA ‡	801,500	2,378
Meetic	120,000	3,582
Rubis	57,415	6,364
Saft Groupe SA	30,765	1,175
Store Electronic ‡	55,000	716
Sword Group	63,000	2,320
Germany - 8.6%
Bijou Brigitte AG §	8,000	1,291
Bilfinger Berger SE	65,000	4,734
Brenntag AG ‡	30,500	2,859
Cewe Color Holding AG	51,431	2,219
CompuGroup Medical AG §	230,000	3,029
Draegerwerk AG ‡	8,777	634
Freenet AG	435,000	5,513
Grenkeleasing AG	14,224	757
KUKA AG ‡ ^	127,726	2,673
MTU Aero Engines Holding AG	63,623	3,843
PSI AG Gesellschaft Fuer Produkte und Systeme der Informationstechnologie	21,837	476
R. Stahl AG §	30,000	1,157
Rheinmetall AG	94,000	6,773
SAF-Holland SA ‡	136,900	1,061
SFC Energy AG § ‡	130,000	878
Tipp24 SE ‡	55,000	2,213
Tom Tailor Holding AG ‡	120,000	2,547
Wirecard AG ^	205,000	3,061
Xing AG ‡	30,000	1,322
Greece - 0.1%
Eurobank Properties Real Estate Investment Co. REIT	90,000	752
Hong Kong - 3.2%
Bawang International Group Holding, Ltd.	2,358,000	992
Beijing Enterprises Water Group, Ltd. ‡	11,276,000	3,942
Dah Sing Banking Group, Ltd.	2,468,400	4,223
Johnson Electric Holdings, Ltd.	8,541,000	4,495
Techtronic Industries Co.	4,024,500	4,076
Indonesia - 0.7%
Bank Mandiri	5,061,000	3,964
Ireland - 2.2%
Bank of Ireland ‡	1,250,000	933
DCC PLC	190,000	5,486
Grafton Group PLC	250,000	1,065
IFG Group PLC	424,624	772
Irish Continental Group PLC	79,779	1,657
Irish Life & Permanent Group Holdings PLC ‡	650,825	1,377
Origin Enterprises PLC	151,005	657
Isle of Man - 0.3%
Exillon Energy PLC ‡	400,000	1,679
Israel - 0.3%
Oridion Systems, Ltd. § ‡	150,000	1,662
Italy - 3.7%
Ansaldo STS SpA	125,000	1,723
Azimut Holding SpA	580,000	5,917
CIR-Compagnie Industriali Riunite SpA ‡ ^	600,000	1,364
Davide Campari-Milano SpA	400,000	2,537
Gruppo Coin SpA ‡	161,628	1,702
Landi Renzo SpA ^	410,167	1,985
Natuzzi SpA ADR ‡	400,000	1,336
Prysmian SpA	198,000	3,839
Japan - 14.8%
Accordia Golf Co., Ltd. ^	2,373	2,170
AICA Kogyo Co., Ltd.	115,000	1,292
Arcs Co., Ltd. ^	201,000	2,606
Asahi Diamond Industrial Co., Ltd. ^	128,000	2,259
Daido Steel Co., Ltd. ^	352,000	1,793
Exedy Corp.	13,700	429
Fujikura Kasei Co., Ltd.	246,100	1,477
Glory, Ltd. ^	89,900	1,983
Hisaka Works, Ltd. ^	118,000	1,359
Icom, Inc. ^	31,200	840
JSP Corp.	232,700	2,684
Koito Manufacturing Co., Ltd.	171,000	2,238
Kuroda Electric Co., Ltd.	160,400	1,864
Lintec Corp.	110,900	2,492
Miura Co., Ltd. ^	77,700	1,760
Modec, Inc. ^	220,100	3,140
Moshi Moshi Hotline, Inc.	68,050	1,584
Musashi Seimitsu Industry Co., Ltd. ^	150,600	3,587
Nabtesco Corp. ^	51,100	905
NEC Networks & System Integration Corp.	149,600	1,746
Nichi-Iko Pharmaceutical Co., Ltd. ^	89,800	3,167
Nidec Copal Corp. ^	110,000	1,612
Nifco, Inc. ^	129,900	3,271
Nihon Parkerizing Co., Ltd. ^	220,000	2,889
Nippon Thompson Co., Ltd. ^	554,000	3,841
Nishimatsuya Chain Co., Ltd. ^	88,400	851

The notes to the financial statements are an integral part of this report.

Transamerica Funds	Annual Report 2010

Transamerica Schroders International Small Cap
SCHEDULE OF INVESTMENTS (continued)
At October 31, 2010
(all amounts except share amounts in thousands)

	Shares	Value

Japan - (continued)
Nitta Corp. ^	194,200	$3,074
OSAKA Titanium Technologies Co. ^	52,300	2,451
Seven Bank, Ltd. ^	849	1,529
Shinko Plantech Co., Ltd.	195,300	1,811
Shinmaywa Industries, Ltd. ^	548,000	1,907
Sumida Corp. ^	147,700	1,226
Takasago International Corp.	399,000	1,924
Tokai Tokyo Financial Holdings, Inc. ^	758,000	2,638
Trusco Nakayama Corp.	139,400	2,032
Tsumura & Co. ^	52,500	1,615
Tsuruha Holdings, Inc.	48,800	2,101
Tsutsumi Jewelry Co., Ltd. §	75,100	1,769
Works Applications Co., Ltd.	3,432	1,437
Yushin Precision Equipment Co., Ltd.	103,600	1,872
Korea, Republic of - 1.9%
Glovis Co., Ltd.	28,565	4,049
Samsung SDI Co., Ltd. ^	28,264	3,881
Taewoong Co., Ltd. ^	50,663	2,530
Netherlands - 4.8%
Delta Lloyd NV	250,000	5,162
Fugro NV	90,000	6,366
Gamma Holding NV ‡	11,577	351
Imtech NV	160,000	5,376
James Hardie Industries SE ‡	274,557	1,450
LBi International NV § ‡	763,467	1,541
Ten Cate NV ^	150,000	4,954
TomTom NV ‡	140,752	1,234
New Zealand - 0.9%
Fletcher Building, Ltd. ^	775,741	4,855
Norway - 1.7%
Dockwise, Ltd. ‡ ^	106,000	2,697
Morpol ASA ‡	550,000	2,000
Pronova BioPharma AS ‡	730,000	1,222
Statoil Fuel & Retail ASA ‡	216,030	1,531
Storebrand ASA ‡	241,391	1,756
Portugal - 0.1%
Zon Multimedia	100,000	532
Singapore - 3.3%
Biosensors International Group, Ltd. ‡	4,846,000	4,193
SATS, Ltd.	1,820,000	4,008
Sia Engineering Co., Ltd.	1,207,000	4,047
Tiger Airways Holdings, Ltd. ‡	1,967,000	2,827
Yanlord Land Group, Ltd. ^	2,398,000	3,187
Spain - 1.0%
Codere SA ‡	240,000	2,672
Enagas	50,000	1,102
Pescanova SA ^	45,000	1,469
Sweden - 1.0%
Byggmax Group AB ‡	472,345	3,801
Kungsleden AB	207,199	1,644
Switzerland - 7.7%
Bank Sarasin & Cie AG	81,000	2,963
Banque Cantonale Vaudoise	5,000	2,431
Emmi AG	4,963	827
Forbo Holding AG	3,720	1,998
GAM Holding, Ltd. ‡	196,561	3,107
Gategroup Holding AG ‡ ^	150,000	6,958
Gurit Holding AG	1,691	924
Helvetia Holding AG	9,930	3,499
Implenia AG ‡	59,119	1,778
Inficon Holding AG	799	121
Kuoni Reisen Holding AG	7,544	3,235
Micronas Semiconductor Holding AG ‡	89,785	802
Newave Energy Holding SA §	52,000	2,404
Orior AG ‡	53,000	2,491
Partners Group Holding AG	18,983	3,473
Sika AG	687	1,361
Uster Technologies AG § ‡	55,000	1,568
Valora Holding AG	8,500	2,246
Taiwan - 0.2%
Hung Poo Real Estate Development Corp.	710,000	1,056
United Arab Emirates - 0.3%
Lamprell PLC ^	300,000	1,615
United Kingdom - 18.3%
Albemarle & Bond Holdings §	372,313	1,796
Anglo Pacific Group PLC	424,426	2,244
Aveva Group PLC	80,000	1,910
Berkeley Group Holdings PLC ‡	50,000	674
Bodycote PLC	526,291	2,235
Bovis Homes Group PLC ‡	270,000	1,506
BSS Group PLC ^	233,460	1,657
Burberry Group PLC	100,000	1,633
Carillion PLC	300,000	1,654
Consort Medical PLC	195,489	1,566
Cranswick PLC	100,000	1,434
CSR PLC ‡ ^	235,000	1,197
Dechra Pharmaceuticals PLC	263,470	2,238
Derwent London PLC REIT	90,000	2,192
Devro PLC	450,000	1,622
E2V Technologies PLC § ‡	1,871,727	2,939
eaga PLC	807,549	802
Elementis PLC	1,750,000	3,210
Fidessa Group PLC	83,775	2,147
Forth Ports PLC	100,000	2,115
Future PLC	1,400,000	493
Go-Ahead Group PLC	50,000	1,093
Grainger PLC	857,639	1,464
Halfords Group PLC	200,000	1,357
Hamworthy PLC	390,342	2,457
Helphire Group PLC § ‡	1,477,353	515
HMV Group PLC ^	1,414,722	1,026
Homeserve PLC	240,715	1,748
Hunting PLC	160,000	1,652
Inchcape PLC ‡	341,233	1,907
Intec Telecom Systems PLC	1,150,000	1,327
John Wood Group PLC	308,963	2,156
Keller Group PLC	154,801	1,569
Kier Group PLC	160,000	3,394
Mears Group PLC	305,362	1,487
Millennium & Copthorne Hotels PLC	228,234	1,993
Mitie Group PLC	468,036	1,524
Next PLC	50,000	1,831
Oxford Instruments PLC	200,598	1,741
Premier Farnell PLC	450,000	1,963
Premier Oil PLC ‡	110,000	2,964
PV Crystalox Solar PLC	711,762	604
PZ Cussons PLC	450,000	2,906
Regus PLC	1,000,000	1,385
SDL PLC ‡	255,000	2,455
Senior PLC	900,000	1,909
Shanks Group PLC	1,194,041	2,128
SIG PLC ‡	1,000,000	1,819
TalkTalk Telecom Group PLC ‡	700,000	1,479
Tate & Lyle PLC	207,076	1,666
Travis Perkins PLC	50,000	664
Ultra Electronics Holdings PLC	57,177	1,705
Victrex PLC	90,000	1,862
Vitec Group PLC	117,844	1,077
Wellstream Holdings PLC	150,000	1,779
WH Smith PLC	250,000	1,940
William Hill PLC	562,042	1,447
Yell Group PLC ‡ ^	2,000,000	452

Total Common Stocks (cost $454,738)		529,959

The notes to the financial statements are an integral part of this report.

Transamerica Funds	Annual Report 2010

Transamerica Schroders International Small Cap
SCHEDULE OF INVESTMENTS (continued)
At October 31, 2010
(all amounts except share amounts in thousands)

	Shares	Value

RIGHT - 0.0% ∞
Switzerland - 0.0% ∞
Gategroup Holding AG Ə	150,000	$	♦
Total Right (cost $—)

SECURITIES LENDING COLLATERAL - 9.9%
State Street Navigator Securities Lending Trust — Prime Portfolio, 0.35% ▲	54,053,685		54,054
Total Securities Lending Collateral (cost $54,054)

	Principal	Value

REPURCHASE AGREEMENT - 2.4%
State Street Bank & Trust Co. 0.01% ▲, dated 10/29/2010, to be repurchased at $12,912 on 11/01/2010. Collateralized by a U.S. Government Agency Obligation, 4.00%, due 12/15/2017, and with a value of $13,171.	$12,912	12,912
Total Repurchase Agreement (cost $12,912)

Total Investment Securities (cost $521,704) #		596,925
Other Assets and Liabilities — Net		(48,637)

Net Assets		$548,288

	Percentage of
INVESTMENTS BY INDUSTRY (unaudited):	Total Investments	Value

Machinery	6.2%	$38,430
Energy Equipment & Services	4.3	25,375
Construction & Engineering	4.1	24,816
Chemicals	3.9	23,327
Commercial Services & Supplies	3.5	20,645
Specialty Retail	3.2	18,814
Capital Markets	3.1	18,098
Electrical Equipment	2.7	16,209
Trading Companies & Distributors	2.7	15,775
Hotels, Restaurants & Leisure	2.6	15,570
Electronic Equipment & Instruments	2.5	15,469
Software	2.5	15,101
Metals & Mining	2.4	14,220
Industrial Conglomerates	2.3	13,623
Household Durables	2.2	13,307
Insurance	2.2	13,189
Food Products	2.1	11,983
Transportation Infrastructure	2.0	11,893
Health Care Equipment & Supplies	1.9	11,845
Oil, Gas & Consumable Fuels	1.9	11,231
Construction Materials	1.8	10,793
Commercial Banks	1.8	10,649
IT Services	1.6	9,478
Containers & Packaging	1.5	9,312
Auto Components	1.5	9,300
Food & Staples Retailing	1.5	9,032
Pharmaceuticals	1.4	8,242
Textiles, Apparel & Luxury Goods	1.4	8,229
Communications Equipment	1.3	7,544
Gas Utilities	1.3	7,466
Real Estate Management & Development	1.2	7,351
Diversified Telecommunication Services	1.1	6,992
Multiline Retail	1.1	6,711
Internet Software & Services	1.1	6,445
Media	1.1	6,373
Aerospace & Defense	0.9	5,548
Diversified Financial Services	0.9	5,337

The notes to the financial statements are an integral part of this report.

Transamerica Funds	Annual Report 2010

Transamerica Schroders International Small Cap
SCHEDULE OF INVESTMENTS (continued)
At October 31, 2010
(all amounts in thousands)

	Percentage of
INVESTMENTS BY INDUSTRY (unaudited): (continued)	Total Investments	Value

Road & Rail	0.9%	$5,236
Building Products	0.8	4,818
Real Estate Investment Trusts	0.8	4,653
Air Freight & Logistics	0.7	4,049
Personal Products	0.6	3,370
Paper & Forest Products	0.6	3,186
Household Products	0.5	2,906
Airlines	0.5	2,827
Leisure Equipment & Products	0.5	2,689
Health Care Providers & Services	0.4	2,607
Beverages	0.4	2,537
Semiconductors & Semiconductor Equipment	0.3	1,999
Distributors	0.3	1,907
Consumer Finance	0.3	1,796
Marine	0.3	1,657

Investment Securities, at Value	88.7	529,959
Short-Term Investments	11.3	66,966

Total Investments	100.0%	$596,925

NOTES TO SCHEDULE OF INVESTMENTS:

^	All or a portion of this security is on loan. The value of all securities on loan is $51,300.

‡	Non-income producing security.

Ə	Securities fair valued as determined in good faith in accordance with procedures established by the Board of Trustees. These securities had a total market value of $44, or 0.01%, of the fund’s net assets.

∞	Percentage rounds to less than 0.1%.

♦	Value is less than $1.

▲	Rate shown reflects the yield at 10/29/2010.

§	Illiquid. These securities aggregated to $25,946, or 4.73%, of the fund’s net assets.

#	Aggregate cost for federal income tax purposes is $523,088. Aggregate gross unrealized appreciation/depreciation for all securities in which there is an excess of value over tax cost were $95,282 and $21,445, respectively. Net unrealized appreciation for tax purposes is $73,837.
DEFINITIONS:
ADR            American Depositary Receipt
REIT           Real Estate Investment Trust (includes domestic REITs and Foreign Real Estate Investment Companies)
VALUATION SUMMARY:

Investment Securities	Level 1	Level 2	Level 3		Total
Common Stocks	$20,925	$509,034		$—	$529,959
Repurchase Agreement	—	12,912		—	12,912
Rights	—	—		♦	♦
Securities Lending Collateral	54,054	—		—	54,054

Total	$74,979	$521,946	$	♦	$596,925

Level 3 Rollforward — Investment Securities

	Beginning					Net Transfers	Ending
	Balance at	Net	Accrued	Total Realized	Change in Unrealized	In/(Out) of	Balance at
Securities	10/31/2009	Purchases/(Sales)	Discounts/(Premiums)	Gain/(Loss)	Appreciation/(Depreciation)	Level 3	10/31/2010
Rights	$—	$ ♦	$—	$—	$—	$—	$ ♦

The notes to the financial statements are an integral part of this report.

Transamerica Funds	Annual Report 2010

Transamerica Third Avenue Value
SCHEDULE OF INVESTMENTS
At October 31, 2010
(all amounts except share amounts in thousands)

	Shares	Value

COMMON STOCKS - 95.9%
Austria - 0.7%
Andritz AG	35,000	$2,681
Canada - 15.4%
Brookfield Asset Management, Inc. - Class A ^	734,586	21,832
Canfor Corp. ‡	589,723	5,568
Cenovus Energy, Inc.	327,000	9,097
E-L Financial Corp., Ltd. §	3,536	1,387
EnCana Corp.	367,000	10,357
Viterra, Inc. ‡	1,107,150	10,606
France - 0.6%
Sanofi-Aventis SA	32,950	2,301
Germany - 2.2%
Lanxess AG	123,000	8,560
Guernsey, Channel Islands - 2.3%
Resolution, Ltd.	2,127,500	8,928
Hong Kong - 18.4%
Cheung Kong Holdings, Ltd.	1,279,153	19,522
Henderson Land Development Co., Ltd.	2,944,727	20,913
Hutchison Whampoa, Ltd.	2,045,888	20,192
Wharf Holdings, Ltd.	948,141	6,226
Wheelock & Co., Ltd.	1,062,000	3,734
Japan - 11.3%
Mitsui Fudosan Co., Ltd.	649,462	12,276
Tokio Marine Holdings, Inc.	470,080	13,249
Toyota Industries Corp.	630,107	17,775
Korea, Republic of - 4.2%
POSCO ADR ^	154,261	16,034
Sweden - 4.4%
Investor AB - Class A	866,546	17,008
United States - 36.4%
Alamo Group, Inc.	148,983	3,576
Alexander & Baldwin, Inc. ^	118,770	4,089
Applied Materials, Inc.	493,961	6,105
AVX Corp.	836,145	11,990
Bank of New York Mellon Corp. ^	560,052	14,036
Bristow Group, Inc. ‡ ^	173,630	6,734
Capital Southwest Corp.	19,256	1,861
Cimarex Energy Co. ^	251,128	19,274
Cross Country Healthcare, Inc. ‡ ^	211,206	1,542
Electro Scientific Industries, Inc. ‡ ^	196,486	2,283
Electronics for Imaging, Inc. ‡ ^	202,436	2,771
Forest City Enterprises, Inc. - Class A ‡ ^	679,836	9,920
Intel Corp. ^	355,961	7,144
Investment Technology Group, Inc. ‡	424,815	6,049
KeyCorp ^	230,000	1,884
Leucadia National Corp. ‡ ^	95,000	2,415
Lexmark International, Inc. - Class A ‡ ^	36,205	1,377
MDC Holdings, Inc. ^	28,363	730
Nabors Industries, Ltd. ‡ ^	196,865	4,114
Pharmaceutical Product Development, Inc.	300,710	7,761
St. Joe Co. ‡ ^	370,892	7,488
Sycamore Networks, Inc. ^	95,818	2,921
Tejon Ranch Co. ‡	86,299	1,921
Tellabs, Inc. ^	941,479	6,421
Westwood Holdings Group, Inc. ^	111,753	4,026
Wilmington Trust Corp. ^	180,000	1,280

Total Common Stocks (cost $413,557)		367,958

WARRANT - 0.1%
Hong Kong - 0.1%
Henderson Land Development Co., Ltd. ‡
Expiration: 06/01/2011
Exercise Price: $58.00	694,907	269
Total Warrant (cost $—)

SECURITIES LENDING COLLATERAL - 17.8%
State Street Navigator Securities Lending Trust - Prime Portfolio, 0.35% ▲	68,017,291	68,017
Total Securities Lending Collateral (cost $68,017)

	Principal	Value

REPURCHASE AGREEMENT - 3.9%
State Street Bank & Trust Co. 0.01% ▲, dated 10/29/2010, to be repurchased at $14,788 on 11/01/2010. Collateralized by a U.S. Government Agency Obligation, 4.00%, due 12/25/2024, and with a value of $15,085.	$14,788	14,788
Total Repurchase Agreement (cost $14,788)

Total Investment Securities (cost $496,362) #		451,032
Other Assets and Liabilities - Net		(67,898)

Net Assets		$383,134

The notes to the financial statements are an integral part of this report.

Transamerica Funds	Annual Report 2010

Transamerica Third Avenue Value
SCHEDULE OF INVESTMENTS (continued)
At October 31, 2010
(all amounts in thousands)

	Percentage of
INVESTMENTS BY INDUSTRY (unaudited):	Total Investments	Value

Real Estate Management & Development	23.0%	$104,101
Oil, Gas & Consumable Fuels	8.6	38,728
Capital Markets	5.7	25,972
Insurance	5.2	23,564
Industrial Conglomerates	4.5	20,192
Diversified Financial Services	4.3	19,423
Auto Components	4.0	17,775
Metals & Mining	3.6	16,034
Electronic Equipment & Instruments	3.2	14,273
Semiconductors & Semiconductor Equipment	2.9	13,249
Energy Equipment & Services	2.4	10,848
Food Products	2.4	10,606
Communications Equipment	2.1	9,342
Chemicals	1.9	8,560
Life Sciences Tools & Services	1.7	7,761
Machinery	1.4	6,257
Paper & Forest Products	1.2	5,568
Computers & Peripherals	0.9	4,148
Marine	0.9	4,089
Commercial Banks	0.7	3,164
Pharmaceuticals	0.5	2,301
Health Care Providers & Services	0.3	1,542
Household Durables	0.2	730

Investment Securities, at Value	81.6	368,227
Short-Term Investments	18.4	82,805

Total Investments	100.0%	$451,032

NOTES TO SCHEDULE OF INVESTMENTS:

^	All or a portion of this security is on loan. The value of all securities on loan is $66,315.

‡	Non-income producing security.

▲	Rate shown reflects the yield at 10/29/2010.

§	Illiquid. This security aggregated to $1,387, or 0.36%, of the fund’s net assets.

#	Aggregate cost for federal income tax purposes is $500,043. Aggregate gross unrealized appreciation/depreciation for all securities in which there is an excess of value over tax cost were $29,351 and $78,362, respectively. Net unrealized depreciation for tax purposes is $49,011.

DEFINITION:

ADR	American Depositary Receipt
VALUATION SUMMARY:

Investment Securities	Level 1	Level 2	Level 3	Total
Common Stocks	$198,559	$169,399	$—	$367,958
Repurchase Agreement	—	14,788	—	14,788
Securities Lending Collateral	68,017	—	—	68,017
Warrants	—	269	—	269

Total	$266,576	$184,456	$—	$451,032

The notes to the financial statements are an integral part of this report.

Transamerica Funds	Annual Report 2010

Transamerica Thornburg International Value
SCHEDULE OF INVESTMENTS
At October 31, 2010
(all amounts except share amounts in thousands)

	Shares	Value

PREFERRED STOCK - 2.7%
Germany - 2.7%
Volkswagen AG, 1.53% ▲	141,421	$21,258
Total Preferred Stock (cost $13,232)

COMMON STOCKS - 93.8%
Australia - 2.0%
BHP Billiton, Ltd.	370,992	15,234
Bermuda - 0.9%
SeaDrill, Ltd. ^	223,150	6,759
Brazil - 3.6%
BM&FBOVESPA SA	1,326,000	11,113
Empresa Brasileira de Aeronautica SA ADR ^	203,127	5,860
Natura Cosmeticos SA	396,000	11,342
Canada - 5.0%
Canadian National Railway Co. ^	239,189	15,492
Canadian Natural Resources, Ltd.	312,714	11,385
Potash Corp., of Saskatchewan, Inc. ^	54,365	7,888
Thomson Reuters Corp. ^	113,800	4,346
China - 6.8%
China Life Insurance Co., Ltd. — Class H	326,552	1,430
China Merchants Bank Co., Ltd. — Class H	4,394,566	12,416
CNOOC, Ltd.	7,957,555	16,446
Industrial & Commercial Bank of China — Class H	17,475,200	14,069
Sinopharm Group Co. — Class H	2,253,514	8,824
Denmark - 3.2%
Novo Nordisk A/S — Class B	189,492	19,946
Vestas Wind Systems A/S ‡ ^	160,165	5,112
France - 8.8%
Air Liquide SA	89,992	11,641
BNP Paribas	212,230	15,522
Lafarge SA ^	191,393	10,938
LVMH Moet Hennessy Louis Vuitton SA	144,190	22,597
Publicis Groupe SA ^	154,100	7,676
Germany - 5.0%
Deutsche Bank AG	132,146	7,618
Fresenius Medical Care AG & Co., KGaA	205,335	13,080
SAP AG	352,040	18,360
Guernsey, Channel Islands - 0.9%
Amdocs, Ltd. ‡	228,713	7,017
Hong Kong - 2.3%
Hong Kong Exchanges & Clearing, Ltd.	803,800	17,691
Ireland - 0.9%
Covidien PLC	180,415	7,193
Israel - 2.4%
Teva Pharmaceutical Industries, Ltd. ADR	353,338	18,338
Italy - 1.2%
Intesa Sanpaolo SpA	2,689,118	9,460
Japan - 8.9%
Canon, Inc.	228,727	10,574
Dai-ichi Life Insurance Co., Ltd. ^	4,673	5,668
Fanuc, Ltd.	67,526	9,776
Komatsu, Ltd.	713,560	17,486
Mitsubishi UFJ Financial Group, Inc.	2,477,100	11,544
Toyota Motor Corp.	401,874	14,278
Korea, Republic of - 1.5%
Hyundai Motor Co.	78,233	11,819
Luxembourg - 1.4%
ArcelorMittal ^	333,500	10,720
Mexico - 3.3%
America Movil SAB de CV — Series L ADR	208,989	11,967
Wal-Mart de Mexico SAB de CV — Series V	5,002,580	13,693
Netherlands - 1.3%
ING Groep NV ‡	936,300	9,995
Spain - 2.2%
Telefonica SA	642,354	17,344
Sweden - 2.0%
Hennes & Mauritz AB — Class B	451,480	15,911
Switzerland - 6.8%
Julius Baer Group, Ltd.	232,055	9,796
Logitech International SA ‡ ^	441,562	8,373
Nestle SA	288,546	15,805
Novartis AG	321,241	18,623
Taiwan - 0.9%
High Tech Computer Corp.	324,892	7,331
Turkey - 1.1%
Turkiye Garanti Bankasi AS	1,451,643	8,763
United Kingdom - 18.7%
ARM Holdings PLC	1,035,914	6,030
BG Group PLC	488,566	9,515
British American Tobacco PLC	443,829	16,926
British Sky Broadcasting Group PLC	743,024	8,411
Cairn Energy PLC ‡	633,596	3,918
Carnival PLC	368,455	15,882
Kingfisher PLC	2,881,190	10,978
Pearson PLC	502,307	7,683
Reckitt Benckiser Group PLC	255,726	14,305
SABMiller PLC	300,398	9,740
Smith & Nephew PLC	765,743	6,736
Standard Chartered PLC	646,016	18,691
Tesco PLC	2,373,423	16,233
United States - 2.7%
Schlumberger, Ltd. ^	177,314	12,392
Southern Copper Corp. ^	195,900	8,385

Total Common Stocks (cost $607,391)		730,084

RIGHT - 0.1%
United Kingdom - 0.1%
Standard Chartered PLC	70,361	592
Total Rights (cost $—)

SECURITIES LENDING COLLATERAL - 6.8%
State Street Navigator Securities Lending Trust — Prime Portfolio, 0.35% ▲	53,237,988	53,238
Total Securities Lending Collateral (cost $53,238)

	Principal	Value

REPURCHASE AGREEMENT - 5.6%
State Street Bank & Trust Co. 0.01% ▲, dated 10/29/2010, to be repurchased at $43,235 on 11/01/2010. Collateralized by a U.S. Government Agency Obligation, 4.00%, due 12/15/2017, and with a value of $44,101.	$43,235	43,235
Total Repurchase Agreement (cost $43,235)

Total Investment Securities (cost $717,096) #		848,407
Other Assets and Liabilities — Net		(69,923)

Net Assets		$778,484

The notes to the financial statements are an integral part of this report.

Transamerica Funds	Annual Report 2010

Transamerica Thornburg International Value
SCHEDULE OF INVESTMENTS (continued)
At October 31, 2010
(all amounts in thousands)
FORWARD FOREIGN CURRENCY CONTRACTS:

			Amount in U.S.	Net Unrealized
		Settlement	Dollars Bought	Appreciation
Currency	Bought (Sold)	Date	(Sold)	(Depreciation)

Euro	(1,539)	01/25/2011	(2,019)	$(121)
Euro	24,970	01/25/2011	33,960	753
Euro	(23,431)	01/25/2011	(30,133)	(2,440)
Mexican Peso	(41,561)	11/30/2010	(3,235)	(124)
Mexican Peso	(196,400)	11/30/2010	(14,821)	(1,054)
Pound Sterling	(7,828)	11/18/2010	(11,380)	(1,162)
Pound Sterling	14,128	11/18/2010	21,781	854
Pound Sterling	(3,400)	11/18/2010	(4,909)	(538)
Pound Sterling	(2,900)	11/18/2010	(4,194)	(452)

				$(4,284)

	Percentage of
INVESTMENTS BY INDUSTRY (unaudited):	Total Investments	Value

Commercial Banks	10.7%	$91,057
Pharmaceuticals	7.7	65,731
Automobiles	5.6	47,355
Oil, Gas & Consumable Fuels	4.8	41,264
Diversified Financial Services	4.6	38,799
Metals & Mining	4.1	34,339
Food & Staples Retailing	3.5	29,926
Media	3.3	28,116
Machinery	3.2	27,262
Specialty Retail	3.2	26,889
Software	3.0	25,377
Textiles, Apparel & Luxury Goods	2.7	22,597
Chemicals	2.3	19,529
Energy Equipment & Services	2.2	19,151
Capital Markets	2.1	17,414
Diversified Telecommunication Services	2.0	17,344
Tobacco	2.0	16,926
Hotels, Restaurants & Leisure	1.9	15,882
Food Products	1.9	15,805
Computers & Peripherals	1.9	15,704
Road & Rail	1.9	15,492
Household Products	1.7	14,305
Health Care Equipment & Supplies	1.6	13,929
Health Care Providers & Services	1.5	13,080
Wireless Telecommunication Services	1.4	11,967
Personal Products	1.3	11,342
Construction Materials	1.3	10,938
Office Electronics	1.2	10,574
Beverages	1.1	9,740
Insurance	0.9	7,098
Semiconductors & Semiconductor Equipment	0.7	6,030
Aerospace & Defense	0.7	5,860
Electrical Equipment	0.6	5,112

Investment Securities, at Value	88.6	751,934
Short-Term Investments	11.4	96,473

Total Investments	100.0%	$848,407

NOTES TO SCHEDULE OF INVESTMENTS:

▲	Rate shown reflects the yield at 10/29/2010.

^	All or a portion of this security is on loan. The value of all securities on loan is $51,240.

‡	Non-income producing security.

#	Aggregate cost for federal income tax purposes is $718,670. Aggregate gross unrealized appreciation/depreciation for all securities in which there is an excess of value over tax cost were $146,753 and $17,016, respectively. Net unrealized appreciation for tax purposes is $129,737.

The notes to the financial statements are an integral part of this report.

Transamerica Funds	Annual Report 2010

Transamerica Thornburg International Value
SCHEDULE OF INVESTMENTS (continued)
At October 31, 2010
(all amounts in thousands)
DEFINITION:
ADR      American Depositary Receipt
VALUATION SUMMARY:

Investment Securities	Level 1	Level 2	Level 3	Total
Common Stocks	$120,622	$609,462	$—	$730,084
Preferred Stocks	—	21,258	—	21,258
Repurchase Agreement	—	43,235	—	43,235
Rights	—	592	—	592
Securities Lending Collateral	53,238	—	—	53,238

Total	$173,860	$674,547	$—	$848,407

Other Financial Instruments*	Level 1	Level 2	Level 3	Total
Forward Foreign Currency Contracts — Appreciation	$—	$1,607	$—	$1,607
Forward Foreign Currency Contracts — Depreciation	—	(5,891)	—	(5,891)

Total	$—	$(4,284)	$—	$(4,284)

*	Other financial instruments are derivative instruments including, but not limited to, Futures Contracts, Forward Foreign Currency Contracts, and Swap Contracts that are valued at unrealized appreciation (depreciation) on the instrument.

The notes to the financial statements are an integral part of this report.

Transamerica Funds	Annual Report 2010

Transamerica UBS Large Cap Value
SCHEDULE OF INVESTMENTS
At October 31, 2010
(all amounts except share amounts in thousands)

	Shares	Value

COMMON STOCKS - 98.8%
Aerospace & Defense - 3.2%
General Dynamics Corp.	350,800	$23,896
Raytheon Co.	255,400	11,769
Air Freight & Logistics - 1.5%
FedEx Corp.	195,100	17,114
Airlines - 1.1%
Southwest Airlines Co.	864,500	11,896
Auto Components - 1.1%
Johnson Controls, Inc.	347,300	12,197
Beverages - 1.8%
PepsiCo, Inc.	304,000	19,851
Biotechnology - 1.2%
Amgen, Inc. ‡	231,800	13,257
Capital Markets - 3.9%
Bank of New York Mellon Corp.	919,655	23,047
Goldman Sachs Group, Inc.	131,800	21,213
Chemicals - 1.8%
Dow Chemical Co.	653,400	20,144
Commercial Banks - 5.2%
U.S. Bancorp	816,300	19,738
Wells Fargo & Co.	1,479,900	38,596
Computers & Peripherals - 2.0%
Hewlett-Packard Co.	331,300	13,935
Seagate Technology PLC ‡	571,200	8,368
Diversified Consumer Services - 0.6%
Apollo Group, Inc. — Class A ‡	166,900	6,255
Diversified Financial Services - 4.2%
JPMorgan Chase & Co.	1,244,600	46,834
Diversified Telecommunication Services - 3.5%
AT&T, Inc.	1,380,800	39,353
Electric Utilities - 5.4%
American Electric Power Co., Inc.	642,000	24,037
Exelon Corp.	350,300	14,299
FirstEnergy Corp.	619,200	22,489
Energy Equipment & Services - 3.5%
Baker Hughes, Inc.	437,100	20,250
Noble Corp.	546,700	18,878
Food & Staples Retailing - 2.1%
Kroger Co.	1,055,400	23,219
Health Care Equipment & Supplies - 4.2%
Baxter International, Inc.	235,300	11,977
Boston Scientific Corp. ‡	2,285,600	14,582
Covidien PLC	515,200	20,541
Health Care Providers & Services - 2.2%
UnitedHealth Group, Inc.	684,300	24,669
Hotels, Restaurants & Leisure - 2.5%
Carnival Corp.	643,800	27,793
Household Durables - 2.0%
Fortune Brands, Inc.	411,900	22,263
Household Products - 3.3%
Procter & Gamble Co.	600,900	38,199
Insurance - 5.3%
Aflac, Inc.	444,300	24,833
MetLife, Inc.	502,700	20,274
Principal Financial Group, Inc.	592,900	15,913
Machinery - 4.9%
Dover Corp.	358,000	19,010
Illinois Tool Works, Inc.	519,100	23,722
PACCAR, Inc.	242,700	12,441
Media - 8.5%
Comcast Corp. — Class A	1,723,800	35,477
Interpublic Group of Cos., Inc. ‡	1,374,800	14,229
Time Warner, Inc.	874,900	28,443
Viacom, Inc. — Class B	476,800	18,400
Metals & Mining - 1.1%
Steel Dynamics, Inc.	848,800	12,325
Oil, Gas & Consumable Fuels - 8.3%
Exxon Mobil Corp.	735,200	48,870
Hess Corp.	182,600	11,509
Peabody Energy Corp.	280,100	14,817
Ultra Petroleum Corp. ‡	442,000	18,188
Personal Products - 1.1%
Avon Products, Inc.	402,800	12,265
Pharmaceuticals - 5.7%
Johnson & Johnson	611,300	38,921
Merck & Co., Inc.	724,100	26,270
Road & Rail - 0.9%
Ryder System, Inc.	243,900	10,671
Semiconductors & Semiconductor Equipment - 1.3%
Applied Materials, Inc.	569,500	7,039
Marvell Technology Group, Ltd. ‡	375,400	7,249
Software - 2.8%
Adobe Systems, Inc. ‡	606,100	17,061
Symantec Corp. ‡	903,500	14,619
Specialty Retail - 2.6%
GameStop Corp. — Class A ‡	526,500	10,351
Lowe’s Cos., Inc.	897,800	19,150

Total Common Stocks (cost $1,060,075)		1,112,706

INVESTMENT COMPANY - 0.8%
Capital Markets - 0.8%
SPDR S&P 500 ETF Trust	72,000	8,534
Total Investment Company (cost $8,251)

	Principal	Value

REPURCHASE AGREEMENT - 0.2%
State Street Bank & Trust Co. 0.01% ▲, dated 10/29/2010, to be repurchased at $1,741 on 11/01/2010. Collateralized by a U.S. Government Agency Obligation, 4.00%, due 12/15/2017, and with a value of $1,780.	$1,741	$1,741
Total Repurchase Agreement (cost $1,741)

Total Investment Securities (cost $1,070,067) #		1,122,981
Other Assets and Liabilities — Net		2,552

Net Assets		$1,125,533

The notes to the financial statements are an integral part of this report.

Transamerica Funds	Annual Report 2010

Transamerica UBS Large Cap Value
SCHEDULE OF INVESTMENTS (continued)
At October 31, 2010
(all amounts in thousands)

NOTES TO SCHEDULE OF INVESTMENTS:

‡	Non-income producing security.

▲	Rate shown reflects the yield at 10/29/2010.

#	Aggregate cost for federal income tax purposes is $1,075,272. Aggregate gross unrealized appreciation/depreciation for all securities in which there is an excess of value over tax cost were $79,249 and $31,540, respectively. Net unrealized appreciation for tax purposes is $47,709.
DEFINITION:

ETF	Exchange-Traded Fund

SPDR	Standard & Poor’s Depository Receipt
VALUATION SUMMARY:

Investment Securities	Level 1	Level 2	Level 3	Total
Common Stocks	$1,073,287	$39,419	$—	$1,112,706
Investment Companies	8,534	—	—	8,534
Repurchase Agreement	—	1,741	—	1,741

Total	$1,081,821	$41,160	$—	$1,122,981

The notes to the financial statements are an integral part of this report.

Transamerica Funds	Annual Report 2010

Transamerica WMC Emerging Markets
SCHEDULE OF INVESTMENTS
At October 31, 2010
(all amounts except share amounts in thousands)

	Shares	Value

PREFERRED STOCKS - 1.4%
Brazil - 1.4%
Cia Paranaense de Energia, 3.12% ▲	153,400	$3,607
Lojas Americanas SA, 0.42% ▲	196,500	2,114

Total Preferred Stocks (cost $5,060)		5,721

COMMON STOCKS - 91.3%
Argentina - 0.4%
Banco Macro SA ADR	11,500	573
Grupo Financiero Galicia SA ADR ‡	34,200	446
Telecom Argentina SA ADR	33,200	791
Bermuda - 2.7%
Aquarius Platinum, Ltd.	619,334	3,575
Central European Media Enterprises, Ltd. — Class A ‡ ^	97,600	2,250
GOME Electrical Appliances Holdings, Ltd. ‡	5,521,000	1,859
Shangri-La Asia, Ltd.	1,568,000	3,540
Brazil - 14.0%
Banco Bradesco SA ADR ^	226,415	4,709
Banco Santander Brasil SA ADR	143,200	2,062
BM&FBovespa SA	390,700	3,274
Centrais Eletricas Brasileiras SA	202,300	2,784
Cia de Concessoes Rodoviarias	113,100	3,060
Cyrela Brazil Realty SA Empreendimentos e Participacoes	255,800	3,535
Duratex SA ‡	132,500	1,527
Estacio Participacoes SA	76,100	1,137
Itau Unibanco Holding SA -144A ADR ‡ Ə	32,400	796
Itau Unibanco Holding SA ADR	368,330	9,047
Julio Simoes Logistica SA ‡	216,700	1,134
Lojas Renner SA	126,200	4,988
Natura Cosmeticos SA	94,300	2,701
OGX Petroleo e Gas Participacoes SA ‡	436,400	5,729
Totvs SA	26,500	2,447
Vale SA — Class B ADR ‡ ^	250,100	8,038
Canada - 0.8%
Pacific Rubiales Energy Corp. ‡	102,500	3,267
Cayman Islands - 1.5%
E-House China Holdings, Ltd. ADR	39,200	655
Hengan International Group Co., Ltd.	331,500	3,139
Lijun International Pharmaceutical Holding, Ltd.	2,295,000	788
Simcere Pharmaceutical Group ADR ‡	36,200	331
Springland International Holdings, Ltd. ‡	412,000	346
United Laboratories International Holdings, Ltd.	470,000	893
Chile - 0.7%
Enersis SA ADR	133,200	3,038
China - 7.9%
Bank of China, Ltd.	8,279,000	4,966
China Construction Bank Corp. — Class H	5,094,000	4,856
China Merchants Bank Co., Ltd. — Class H	1,383,485	3,909
China Petroleum & Chemical Corp. ADR ^	32,900	3,136
China Shenhua Energy Co., Ltd. — Class H	1,667,500	7,443
China Shipping Development Co., Ltd. — Class H	2,864,000	4,168
Huaneng Power International, Inc. — Class H	692,000	395
Ping An Insurance Group Co., of China, Ltd. — Class H	329,500	3,533
Colombia - 0.6%
Bancolombia SA ADR ^	35,002	2,361
Egypt - 1.7%
Egyptian Financial Group-Hermes Holding	901,599	4,500
Orascom Construction Industries	54,907	2,510
Hong Kong - 4.5%
AIA Group, Ltd. ‡	653,600	1,948
China Mobile, Ltd.	504,000	5,132
China Overseas Land & Investment, Ltd.	1,074,000	2,256
China Unicom, Ltd.	3,234,000	4,598
Hong Kong Exchanges & Clearing, Ltd.	141,200	3,108
Lenovo Group, Ltd.	2,276,000	1,480
Hungary - 0.6%
Richter Gedeon	10,271	2,447
India - 7.5%
Canara Bank	264,894	4,305
Indiabulls Real Estate, Ltd. ‡	627,153	2,697
IndusInd Bank, Ltd.	193,627	1,162
Lanco Infratech, Ltd. ‡	2,547,819	3,659
Piramal Healthcare, Ltd.	154,592	1,663
Reliance Industries, Ltd.	157,750	3,896
Rural Electrification Corp., Ltd.	277,080	2,316
Tata Consultancy Services, Ltd.	227,819	5,385
Tata Motors, Ltd.	184,533	4,833
United Spirits, Ltd. GDR	65,517	1,101
Indonesia - 1.9%
Bank Mandiri	4,850,000	3,799
Indo Tambangraya Megah	765,000	3,868
Korea, Republic of - 8.8%
Dong-A Pharmaceutical Co., Ltd.	22,431	2,342
Doosan Corp.	12,196	1,642
Green Cross Corp.	8,485	1,063
Hyundai Mobis	3,853	959
Hyundai Motor Co.	32,771	4,952
KB Financial Group, Inc.	49,116	2,182
Mirae Asset Securities Co., Ltd.	35,102	1,837
NHN Corp. ‡	14,976	2,655
Samsung Card Co.	62,169	2,978
Samsung Electronics Co., Ltd.	17,944	11,881
Samsung SDI Co., Ltd.	26,032	3,574
Malaysia - 3.1%
AMMB Holdings Bhd	1,333,500	2,709
Axiata Group Bhd ‡	2,250,300	3,247
CIMB Group Holdings Bhd	1,424,300	3,795
Genting Bhd	922,800	3,096
Mautitius - 0.8%
Golden Agri-Resources, Ltd.	6,852,000	3,441
Mexico - 3.2%
America Movil SAB de CV — Series L ADR	175,690	10,060
Grupo Mexico SAB de CV — Series B	992,100	3,268
Netherlands - 0.8%
X5 Retail Group NV GDR ‡	83,241	3,488
Panama - 0.5%
Copa Holdings SA — Class A	40,500	2,055
Peru - 1.2%
Cia de Minas Buenaventura SA ADR	90,990	4,826
Philippines - 0.7%
Ayala Corp.	79,480	743
Cebu Air, Inc. ‡	258,200	747
Metropolitan Bank & Trust	418,480	762
SM Investments Corp.	61,230	776
Poland - 1.5%
Powszechna Kasa Oszczednosci Bank Polski SA	211,868	3,345
Powszechny Zaklad Ubezpieczen SA	22,618	3,000
Russian Federation - 4.2%
Gazprom OAO ADR	203,758	4,466
Lukoil OAO ADR	100,110	5,587
MMC Norilsk Nickel ADR	130,819	2,440
Sberbank of Russian Federation	1,418,956	4,702
South Africa - 9.1%
Adcock Ingram Holdings, Ltd.	272,775	2,547
AngloGold Ashanti, Ltd. ADR ^	73,600	3,467
Aspen Pharmacare Holdings, Ltd. ‡	250,184	3,340
Barloworld, Ltd.	654,506	4,905
Clicks Group, Ltd.	497,583	3,246
Foschini Group, Ltd.	199,513	2,422
Imperial Holdings, Ltd.	161,917	2,641
Life Healthcare Group Holdings, Ltd.	659,399	1,322
Naspers, Ltd. — Class N	67,837	3,562
Nedbank Group, Ltd.	200,189	3,744
Sasol, Ltd.	77,367	3,484
Shoprite Holdings, Ltd.	169,085	2,390

The notes to the financial statements are an integral part of this report.

Transamerica Funds	Annual Report 2010

Transamerica WMC Emerging Markets
SCHEDULE OF INVESTMENTS (continued)
At October 31, 2010
(all amounts except share amounts in thousands)

	Shares	Value

Taiwan - 6.5%
Acer, Inc.	890,902	$2,586
Hon Hai Precision Industry Co., Ltd.	1,897,616	7,189
Mediatek, Inc.	148,000	1,861
Synnex Technology International Corp.	1,416,620	3,465
Taiwan Semiconductor Manufacturing Co., Ltd.	4,582,354	9,398
Yuanta Financial Holding Co., Ltd.	3,866,000	2,430
Thailand - 3.7%
Advanced Info Service PCL	676,500	2,031
CP ALL PCL	2,125,400	3,155
Kasikornbank PCL	870,900	3,659
Land and Houses PCL	6,929,000	1,618
PTT Chemical PCL	470,100	2,211
Siam Commercial Bank PCL	749,500	2,563
Turkey - 1.5%
Turkcell Iletisim Hizmet AS ADR	188,700	3,383
Turkiye Is Bankasi — Class C	604,246	2,676
United Kingdom - 0.9%
African Barrick Gold, Ltd.	107,275	938
Hikma Pharmaceuticals PLC	206,297	2,598

Total Common Stocks (cost $322,875)		375,338

INVESTMENT COMPANY - 4.9%
United States - 4.9%
Vanguard Emerging Markets ETF	430,400	20,156
Total Investment Company (cost $20,156)

RIGHTS - 0.0% ∞
Korea, Republic of - 0.0% ∞
Green Cross Corp. Ə §	463	16
Total Rights (cost $—)

WARRANTS - 0.2%
Germany - 0.2%
IndusInd Bank, Ltd. § ‡
Expiration: 02/19/2020
Exercise Price: $0.00	124,871	736
India - 0.0% ∞
Lanco Infratech, Ltd. § ‡
Expiration: 01/25/2013
Exercise Price: $0.00	57,528	82

Total Warrants (cost $691)		818

SECURITIES LENDING COLLATERAL - 3.9%
State Street Navigator Securities Lending Trust — Prime Portfolio, 0.35% ▲	15,983,129	15,983
Total Securities Lending Collateral (cost $15,983)

	Principal	Value

REPURCHASE AGREEMENT - 3.2%
State Street Bank & Trust Co. 0.01% ▲, dated 10/29/2010, to be repurchased at $13,358 on 11/01/2010. Collateralized by a U.S. Government Agency Obligation, 4.00%, due 12/15/2017, and with a value of $13,628.	$13,358	13,358
Total Repurchase Agreement (cost $13,358)

Total Investment Securities (cost $378,123) #		431,390
Other Assets and Liabilities — Net		(20,079)

Net Assets		$411,311

FORWARD FOREIGN CURRENCY CONTRACTS:

			Amount in U.S.	Net Unrealized
		Settlement	Dollars Bought	Appreciation
Currency	Bought (Sold)	Date	(Sold)	(Depreciation)

Hungarian Forint	166,658	01/20/2011	$689	$157
Hungarian Forint	(254,987)	01/20/2011	(1,257)	(38)
Hungarian Forint	(78,329)	01/20/2011	(387)	(11)
Hungarian Forint	166,658	01/20/2011	688	158
South African Rand	(14,805)	06/03/2011	(1,804)	(244)
South African Rand	(3,800)	06/03/2011	(493)	(32)
Turkish Lira	(2,256)	05/16/2011	(1,418)	(102)

				$(112)

The notes to the financial statements are an integral part of this report.

Transamerica Funds	Annual Report 2010

Transamerica WMC Emerging Markets
SCHEDULE OF INVESTMENTS (continued)
At October 31, 2010
(all amounts in thousands)

	Percentage of
INVESTMENTS BY INDUSTRY (unaudited):	Total Investments	Value

Commercial Banks	16.5%	$71,155
Oil, Gas & Consumable Fuels	9.4	40,876
Metals & Mining	6.0	26,552
Wireless Telecommunication Services	5.7	23,853
Semiconductors & Semiconductor Equipment	5.4	23,140
Emerging Market — Equity	4.7	20,156
Pharmaceuticals	4.3	18,028
Electronic Equipment & Instruments	3.3	14,228
Diversified Financial Services	2.8	12,150
Multiline Retail	2.6	10,694
Electric Utilities	2.1	9,429
Food & Staples Retailing	2.1	9,033
Capital Markets	2.0	8,767
Insurance	2.0	8,481
Industrial Conglomerates	1.7	7,323
Real Estate Management & Development	1.6	7,226
Hotels, Restaurants & Leisure	1.5	6,636
Construction & Engineering	1.4	6,251
Personal Products	1.3	5,840
Media	1.3	5,812
Diversified Telecommunication Services	1.3	5,389
IT Services	1.2	5,385
Automobiles	1.1	4,952
Machinery	1.1	4,833
Specialty Retail	1.0	4,281
Transportation Infrastructure	1.0	4,194
Marine	1.0	4,168
Computers & Peripherals	0.9	4,066
Household Durables	0.8	3,535
Food Products	0.8	3,441
Consumer Finance	0.7	2,978
Airlines	0.7	2,802
Internet Software & Services	0.6	2,655
Distributors	0.6	2,641
Software	0.6	2,447
Chemicals	0.5	2,211
Paper & Forest Products	0.4	1,527
Health Care Providers & Services	0.3	1,322
Diversified Consumer Services	0.3	1,137
Beverages	0.3	1,101
Auto Components	0.2	959
Independent Power Producers & Energy Traders	0.1	395

Investment Securities, at Value	93.2	402,049
Short-Term Investments	6.8	29,341

Total Investments	100.0%	$431,390

NOTES TO SCHEDULE OF INVESTMENTS:

▲	Rate shown reflects the yield at 10/29/2010.

‡	Non-income producing security.

^	All or a portion of this security is on loan. The value of all securities on loan is $15,611.

Ə	Securities fair valued as determined in good faith in accordance with procedures established by the Board of Trustees. These securities had a total market value of $812, or 0.20% of the fund’s net assets.

∞	Percentage rounds to less than 0.1%.

§	Illiquid. These securities aggregated to $834, or 0.20%, of fund’s net assets.

#	Aggregate cost for federal income tax purposes is $379,760. Aggregate gross unrealized appreciation/depreciation for all securities in which there is an excess of value over tax cost were $54,431 and $2,801, respectively. Net unrealized appreciation for tax purposes is $51,630.
DEFINITIONS:

The notes to the financial statements are an integral part of this report.

Transamerica Funds	Annual Report 2010

Transamerica WMC Emerging Markets
SCHEDULE OF INVESTMENTS (continued)
At October 31, 2010
(all amounts in thousands)

144A	144A Securities are registered pursuant to Rule 144A of the Securities Act of 1933. These securities are deemed to be liquid for purposes of compliance limitations on holdings of illiquid securities and may be resold as transactions exempt from registration, normally to qualified institutional buyers. At 10/31/2010, these securities aggregated $796, or 0.19%, of the fund’s net assets.

ADR	American Depositary Receipt

ETF	Exchange-Traded Fund

GDR	Global Depositary Receipt
VALUATION SUMMARY:

Investment Securities	Level 1	Level 2	Level 3	Total
Common Stocks	$105,029	$270,309	$—	$375,338
Investment Companies	20,156	—	—	20,156
Preferred Stocks	5,721	—	—	5,721
Repurchase Agreement	—	13,358	—	13,358
Rights	—	16	—	16
Securities Lending Collateral	15,983	—	—	15,983
Warrants	—	818	—	818

Total	$137,895	$293,495	$—	$431,390

Other Financial Instruments*	Level 1	Level 2	Level 3	Total
Forward Foreign Currency Contracts — Appreciation	$—	$315	$—	$315
Forward Foreign Currency Contracts — Depreciation	—	(427)	—	(427)

Total	$—	$(112)	$—	$(112)

*	Other financial instruments are derivative instruments including, but not limited to, Futures Contracts, Forward Foreign Currency Contracts, and Swap Contracts that are valued at unrealized appreciation (depreciation) on the instrument.

The notes to the financial statements are an integral part of this report.

Transamerica Funds	Annual Report 2010

STATEMENTS OF ASSETS AND LIABILITIES
At October 31, 2010
(all amounts except per share amounts in thousands)

	Transamerica	Transamerica	Transamerica	Transamerica	Transamerica
	AllianceBernstein	BlackRock	BlackRock	BNY Mellon	Federated	Transamerica
	International	Global	Large Cap	Market Neutral	Market	First Quadrant
	Value	Allocation	Value	Strategy	Opportunity	Global Macro(a)

Assets:
Investment securities, at value	$308,333	$498,880	$702,781	$105,898	$44,452	$23,037
Repurchase agreement, at value	3,575	24	—	9,539	50,045	104,395
Cash on deposit with broker	—	696	—	98,819	—	—
Foreign currency, at value	2,781	1,700	—	—	—	—
Receivables:
Investment securities sold	2,427	4,538	—	1,211	404	—
Shares of beneficial interest sold	10	163	9	— (b)	1	— (b)
Interest	— (b)	1,568	— (b)	— (b)	16	— (b)
Securities lending income (net)	5	3	— (b)	—	1	—
Dividends	839	523	851	58	64	—
Dividend reclaims	222	81	—	—	2	26
Variation margin	—	240	—	—	—	172
Prepaid expenses	2	3	5	1	1	1
Unrealized appreciation on forward foreign currency contracts	21	101	—	—	2,376	6,314

	$318,215	$508,520	$703,646	$215,526	$97,362	$133,945

Liabilities:
Accounts payable and accrued liabilities:
Investment securities purchased	182	2,742	—	1,215	176	—
Shares of beneficial interest redeemed	45	251	44	—	— (b)	—
Management and advisory fees	217	313	469	131	67	160
Transfer agent fees	2	3	4	1	— (b)	1
Custody fees	18	36	7	4	5	13
Administration fees	5	9	12	2	2	2
Audit and tax fees	10	29	5	11	10	13
Dividends from securities sold short	—	—	—	55	—	—
Capital gains tax	—	79	—	—	—	—
Other	2	6	5	1	3	3
Collateral for securities on loan	18,983	6,896	895	—	1,538	—
Written options, at value	—	662	—	—	—	249
Securities sold short, at value	—	—	—	105,764	—	—
Unrealized depreciation on forward foreign currency contracts	—	189	—	—	3,089	7,362

	19,464	11,215	1,441	107,184	4,890	7,803

Net assets	$298,751	$497,305	$702,205	$108,342	$92,472	$126,142

Net assets consist of:
Shares of beneficial interest, unlimited shares authorized, no par value	$466,411	$465,555	$814,717	$119,062	$102,257	$193,630
Undistributed (accumulated) net investment income (loss)	5,051	4,876	6,421	—	403	—
Undistributed (accumulated) net realized gain (loss) from investments	(163,810)	(18,061)	(160,541)	(13,238)	(9,622)	(67,954)
Net unrealized appreciation (depreciation) on:
Investment securities	(9,010)	45,107	41,608	12,752	144	(58)
Futures contracts	—	240	—	—	—	1,401
Written option contracts	—	(307)	—	—	—	178
Translation of assets and liabilities denominated in foreign currencies	109	(105)	—	—	(710)	(1,055)
Securities sold short	—	—	—	(10,234)	—	—

Net assets	$298,751	$497,305	$702,205	$108,342	$92,472	$126,142

Shares outstanding	37,035	45,568	84,156	13,025	10,588	20,603

Net asset value and offering price per share	$8.07	$10.91	$8.34	$8.32	$8.73	$6.12

Investment securities, at cost	$317,343	$453,773	$661,173	$93,146	$44,308	$23,095

Repurchase agreement, at cost	$3,575	$24	$—	$9,539	$50,045	$104,395

Foreign currency, at cost	$2,750	$1,675	$—	$—	$—	$—

Securities loaned, at value	$18,057	$6,593	$873	$—	$1,496	$—

Premium received on written option & swaption contracts	$—	$355	$—	$—	$—	$427

Proceeds received from securities sold short	$—	$—	$—	$95,530	$—	$—

The notes to the financial statements are an integral part of this report.

Transamerica Funds	Annual Report 2010

STATEMENTS OF ASSETS AND LIABILITIES (continued)
At October 31, 2010
(all amounts except per share amounts in thousands)

		Transamerica			Transamerica	Transamerica
	Transamerica	JPMorgan	Transamerica	Transamerica	Morgan Stanley	Morgan Stanley
	JPMorgan Core	International	JPMorgan Mid	Loomis Sayles	Emerging	Mid-Cap
	Bond	Bond	Cap Value	Bond	Markets Debt(c)	Growth(d)

Assets:
Investment securities, at value	$1,136,026	$436,373	$167,238	$619,683	$315,553	$363,349
Repurchase agreement, at value	—	—	3,504	12,109	15,996	6,008
Foreign currency, at value	—	3,203	—	—	105	3
Receivables:
Investment securities sold	412	9,890	1,127	4,153	14,886	1,969
Shares of beneficial interest sold	7	— (b)	—	267	2	45
Interest	8,711	5,125	— (b)	8,190	4,143	— (b)
Securities lending income (net)	11	—	3	8	6	38
Dividends	—	—	92	14	—	31
Variation margin	—	56	—	—	—	—
Other	—	29	—	—	—	—
Prepaid expenses	7	3	1	4	2	2
Unrealized appreciation on forward foreign currency contracts	—	2,050	—	—	—	—

	$1,145,174	$456,729	$171,965	$644,428	$350,693	$371,445

Liabilities:
Due to custodian	1,884	4,661	—	—	—	—
Accounts payable and accrued liabilities:
Investment securities purchased	2,797	3,335	1,292	1,329	—	4,293
Shares of beneficial interest redeemed	884	423	110	84	78	73
Management and advisory fees	393	202	115	322	242	195
Transfer agent fees	7	3	1	4	2	2
Custody fees	14	28	3	11	10	6
Administration fees	18	8	3	10	5	5
Audit and tax fees	6	11	10	11	10	10
Other	29	3	1	4	3	2
Collateral for securities on loan	75,684	—	6,818	48,433	47,767	74,284
Unrealized depreciation on forward foreign currency contracts	—	914	—	—	—	—

	81,716	9,588	8,353	50,208	48,117	78,870

Net assets	$1,063,458	$447,141	$163,612	$594,220	$302,576	$292,575

Net assets consist of:
Shares of beneficial interest, unlimited shares authorized, no par value	$1,016,046	$376,692	$162,638	$520,957	$275,070	$204,163
Undistributed (accumulated) net investment income (loss)	1,909	18,305	1,532	8,326	693	559
Undistributed (accumulated) net realized gain (loss) from investments	6,906	3,159	(27,382)	10,465	3,191	17,191
Net unrealized appreciation (depreciation) on:
Investment securities	38,597	46,900	26,824	54,412	23,649	70,659
Futures contracts	—	719	—	—	—	—
Translation of assets and liabilities denominated in foreign currencies	—	1,366	—	60	(27)	3

Net assets	$1,063,458	$447,141	$163,612	$594,220	$302,576	$292,575

Shares outstanding	100,710	37,005	16,084	53,357	26,796	22,390

Net asset value and offering price per share	$10.56	$12.08	$10.17	$11.14	$11.29	$13.07

Investment securities, at cost	$1,097,429	$389,473	$140,414	$565,271	$291,904	$292,690

Repurchase agreement, at cost	$—	$—	$3,504	$12,109	$15,996	$6,008

Foreign currency, at cost	$—	$3,193	$—	$—	$133	$3

Securities loaned, at value	$74,165	$—	$6,663	$47,443	$46,793	$72,653

The notes to the financial statements are an integral part of this report.

Transamerica Funds	Annual Report 2010

STATEMENTS OF ASSETS AND LIABILITIES (continued)
At October 31, 2010
(all amounts except per share amounts in thousands)

	Transamerica	Transamerica	Transamerica	Transamerica	Transamerica
	Morgan Stanley	Neuberger	Oppenheimer	Oppenheimer	Schroders	Transamerica
	Small Company	Berman	Developing	Small- & Mid-	International	Third Avenue
	Growth(e)	International	Markets	Cap Value	Small Cap	Value

Assets:
Investment securities, at value	$204,240	$603,532	$615,350	$284,337	$584,013	$436,244
Repurchase agreement, at value	6,004	8,585	22,154	18,231	12,912	14,788
Foreign currency, at value	—	13	1,017	—	2,473	—
Receivables:
Investment securities sold	256	2,774	4,819	3,590	2,730	—
Shares of beneficial interest sold	46	99	485	46	75	46
Interest	— (b)	— (b)	— (b)	— (b)	— (b)	— (b)
Securities lending income (net)	61	16	8	2	41	16
Dividends	86	654	551	60	1,190	485
Dividend reclaims	—	677	13	5	380	14
Prepaid expenses	1	4	4	2	3	3

	$210,694	$616,354	$644,401	$306,273	$603,817	$451,596

Liabilities:
Accounts payable and accrued liabilities:
Investment securities purchased	1,027	3,346	6,010	2,776	926	—
Shares of beneficial interest redeemed	— (b)	110	— (b)	148	— (b)	148
Management and advisory fees	145	470	559	228	480	262
Transfer agent fees	1	4	4	2	3	3
Custody fees	3	28	63	4	37	12
Administration fees	3	10	10	5	9	7
Audit and tax fees	10	10	23	17	16	10
Capital gains tax	—	3	242	—	—	—
Other	2	4	4	2	4	3
Collateral for securities on loan	28,043	27,520	27,274	3,866	54,054	68,017

	29,234	31,505	34,189	7,048	55,529	68,462

Net assets	$181,460	$584,849	$610,212	$299,225	$548,288	$383,134

Net assets consist of:
Shares of beneficial interest, unlimited shares authorized, no par value	$161,381	$686,125	$491,717	$276,604	$465,454	$522,529
Undistributed (accumulated) net investment income (loss)	390	5,160	1,724	—	5,112	3,207
Undistributed (accumulated) net realized gain (loss) from investments	(15,580)	(218,266)	(36,824)	(30,575)	2,354	(97,288)
Net unrealized appreciation (depreciation) on:
Investment securities	35,269	111,814	154,036	53,196	75,221	(45,330)
Translation of assets and liabilities denominated in foreign currencies	—	16	(441)	—	147	16

Net assets	$181,460	$584,849	$610,212	$299,225	$548,288	$383,134

Shares outstanding	16,580	65,425	45,759	32,080	56,729	17,767

Net asset value and offering price per share	$10.94	$8.94	$13.34	$9.33	$9.67	$21.56

Investment securities, at cost	$168,971	$491,718	$461,314	$231,141	$508,792	$481,574

Repurchase agreement, at cost	$6,004	$8,585	$22,154	$18,231	$12,912	$14,788

Foreign currency, at cost	$—	$13	$1,037	$—	$2,392	$—

Securities loaned, at value	$27,355	$25,794	$26,318	$3,766	$51,300	$66,315

The notes to the financial statements are an integral part of this report.

Transamerica Funds	Annual Report 2010

STATEMENTS OF ASSETS AND LIABILITIES (continued)
At October 31, 2010
(all amounts except per share amounts in thousands)

	Transamerica
	Thornburg	Transamerica	Transamerica
	International	UBS Large Cap	WMC Emerging
	Value	Value	Markets

Assets:
Investment securities, at value	$805,172	$1,121,240	$418,032
Repurchase agreement, at value	43,235	1,741	13,358
Foreign currency, at value	—	—	3
Receivables:
Investment securities sold	— (b)	11,443	1,907
Shares of beneficial interest sold	192	141	857
Interest	— (b)	— (b)	— (b)
Securities lending income (net)	11	—	7
Dividends	1,002	1,525	318
Dividend reclaims	346	—	1
Prepaid expenses	5	7	2
Unrealized appreciation on forward foreign currency contracts	1,607	—	315

	$851,570	$1,136,097	$434,800

Liabilities:
Accounts payable and accrued liabilities:
Investment securities purchased	13,107	9,587	5,686
Shares of beneficial interest redeemed	155	223	1
Management and advisory fees	628	706	374
Transfer agent fees	5	7	3
Custody fees	31	9	45
Administration fees	13	19	7
Audit and tax fees	11	5	10
Capital gains tax	—	—	946
Other	7	8	7
Collateral for securities on loan	53,238	—	15,983
Unrealized depreciation on forward foreign currency contracts	5,891	—	427

	73,086	10,564	23,489

Net assets	$778,484	$1,125,533	$411,311

Net assets consist of:
Shares of beneficial interest, unlimited shares authorized, no par value	$639,926	$1,347,952	$336,838
Undistributed (accumulated) net investment income (loss)	3,805	10,114	183
Undistributed (accumulated) net realized gain (loss) from investments	7,704	(285,447)	22,085
Net unrealized appreciation (depreciation) on:
Investment securities	131,311	52,914	53,267
Translation of assets and liabilities denominated in foreign currencies	(4,262)	—	(1,062)

Net assets	$778,484	$1,125,533	$411,311

Shares outstanding	70,026	122,574	28,795

Net asset value and offering price per share	$11.12	$9.18	$14.28

Investment securities, at cost	$673,861	$1,068,326	$364,765

Repurchase agreement, at cost	$43,235	$1,741	$13,358

Foreign currency, at cost	$—	$—	$3

Securities loaned, at value	$51,240	$—	$15,611

(a)	Formerly, Transamerica UBS Dynamic Alpha.

(b)	Rounds to less than $1.

(c)	Formerly, Transamerica Van Kampen Emerging Markets Debt.

(d)	Formerly, Transamerica Van Kampen Mid-Cap Growth.

(e)	Formerly, Transamerica Van Kampen Small Company Growth.

The notes to the financial statements are an integral part of this report.

Transamerica Funds	Annual Report 2010

STATEMENTS OF OPERATIONS
At October 31, 2010
(all amounts in thousands)

	Transamerica			Transamerica	Transamerica
	AllianceBernstein	Transamerica	Transamerica	BNY Mellon	Federated	Transamerica
	International	BlackRock	BlackRock Large	Market Neutral	Market	First Quadrant
	Value	Global Allocation	Cap Value	Strategy	Opportunity	Global Macro(a)

Investment income:
Dividend income	$9,553	$6,013	$14,044	$1,230	$819	$13
Withholding taxes on foreign income	(879)	(268)	—	—	(52)	—
Interest income	2	7,345	3	1	647	49
Securities lending income (net)	320	60	8	—	22	— (b)

	8,996	13,150	14,055	1,231	1,436	62

Expenses:
Management and advisory	2,596	3,422	5,401	1,386	720	1,642
Transfer agent	7	12	17	3	3	3
Printing and shareholder reports	2	3	5	1	1	2
Custody	227	440	82	50	61	178
Administration	61	93	138	20	19	24
Legal	10	21	22	3	7	11
Audit and tax	15	40	10	15	17	22
Trustees	6	10	14	2	2	2
Registration	— (b)	— (b)	4	1	— (b)	1
Dividends on securities sold short	—	—	—	1,160	—	—
Broker expense on securities sold short	—	—	—	182	—	—
Other	5	6	9	1	1	1

Total expenses	2,929	4,047	5,702	2,824	831	1,886

Net investment income (loss)	6,067	9,103	8,353	(1,593)	605	(1,824)

Net realized gain (loss) on transactions from:
Investment securities	(19,764)	6,446 (c)	15,844	14,967	2,785	(2,026)
Futures contracts	—	(1,648)	—	—	—	(1,438)
Written option contracts	—	878	—	—	—	1,686
Swap agreements	—	(16)	—	—	—	—
Foreign currency transactions	305	(1,551)	—	—	(104)	3,748
Securities sold short	—	—	—	(13,590)	—	—

	(19,459)	4,109	15,844	1,377	2,681	1,970

Net increase (decrease) in unrealized appreciation (depreciation) on:
Investment securities	20,712	37,272 (d)	28,892	4,583	(4,460)	206
Futures contracts	—	403	—	—	—	1,401
Written option contracts	—	231	—	—	—	178
Swap agreements	—	(231)	—	—	—	—
Translation of assets and liabilities denominated in foreign currencies	62	40	—	—	(420)	(1,248)
Securities sold short	—	—	—	(5,630)	—	—

Change in unrealized appreciation (depreciation):	20,774	37,715	28,892	(1,047)	(4,880)	537

Net realized and unrealized gain (loss)	1,315	41,824	44,736	330	(2,199)	2,507

Net increase (decrease) in net assets resulting from operations	$7,382	$50,927	$53,089	$(1,263)	$(1,594)	$683

The notes to the financial statements are an integral part of this report.

Transamerica Funds	Annual Report 2010

STATEMENTS OF OPERATIONS (continued)
At October 31, 2010
(all amounts in thousands)

		Transamerica			Transamerica	Transamerica
	Transamerica	JPMorgan	Transamerica	Transamerica	Morgan Stanley	Morgan Stanley
	JPMorgan Core	International	JPMorgan Mid	Loomis Sayles	Emerging	Mid-Cap
	Bond	Bond	Cap Value	Bond	Markets Debt(e)	Growth(f)

Investment income:
Dividend income	$—	$—	$3,797	$942	$—	$3,186
Withholding taxes on foreign income	— (b)	(114)	(8)	—	(4)	(93)
Interest income	24,556	16,603	— (b)	37,421	23,395	— (b)
Securities lending income (net)	41	—	35	73	29	421

	24,597	16,489	3,824	38,436	23,420	3,514

Expenses:
Management and advisory	3,357	3,078	1,431	3,978	3,142	2,289
Transfer agent	27	11	4	15	8	7
Printing and shareholder reports	6	4	2	4	4	3
Custody	165	344	37	146	124	78
Administration	153	119	35	124	68	57
Legal	23	21	6	21	18	13
Audit and tax	18	17	14	17	15	14
Trustees	18	12	4	12	7	6
Registration	19	—	— (b)	— (b)	—	— (b)
Other	7	9	2	9	5	3

Total expenses	3,793	3,615	1,535	4,326	3,391	2,470

Net investment income	20,804	12,874	2,289	34,110	20,029	1,044

Net realized gain (loss) on transactions from:
Investment securities	10,933	12,019 (g)	892	32,510	29,294	23,184
Futures contracts	—	2,703	—	—	78	—
Foreign currency transactions	—	8,082	—	85	(259)	(24)

	10,933	22,804	892	32,595	29,113	23,160

Net increase (decrease) in unrealized appreciation (depreciation) on:
Investment securities	37,162	(20,161)	34,397	42,603	4,358	61,594
Futures contracts	—	878	—	—	—	—
Translation of assets and liabilities denominated in foreign currencies	—	1,425	—	(13)	51	3

Change in unrealized appreciation (depreciation):	37,162	(17,858)	34,397	42,590	4,409	61,597

Net realized and unrealized gain	48,095	4,946	35,289	75,185	33,522	84,757

Net increase in net assets resulting from operations	$68,899	$17,820	$37,578	$109,295	$53,551	$85,801

The notes to the financial statements are an integral part of this report.

Transamerica Funds	Annual Report 2010

STATEMENTS OF OPERATIONS (continued)
At October 31, 2010
(all amounts in thousands)

	Transamerica	Transamerica	Transamerica	Transamerica	Transamerica
	Morgan Stanley	Neuberger	Oppenheimer	Oppenheimer	Schroders	Transamerica
	Small Company	Berman	Developing	Small- & Mid-Cap	International	Third Avenue
	Growth(h)	International	Markets	Value	Small Cap	Value

Investment income:
Dividend income	$1,327	$12,190	$9,965	$3,312	$12,098	$8,009
Withholding taxes on foreign income	(9)	(1,008)	(783)	(7)	(1,026)	(388)
Interest income	1	1	2	2	1	50
Securities lending income (net)	254	338	72	43	389	112

	1,573	11,521	9,256	3,350	11,462	7,783

Expenses:
Management and advisory	1,500	4,854	5,794	2,634	5,580	3,374
Transfer agent	4	13	13	7	13	10
Printing and shareholder reports	2	4	4	2	5	3
Custody	43	338	768	46	452	144
Administration	32	101	103	58	107	84
Legal	7	21	18	10	17	14
Audit and tax	14	17	46	22	33	15
Trustees	3	10	10	6	11	9
Registration	—	3	—	—	5	—
Other	2	8	7	3	8	6

Total expenses	1,607	5,369	6,763	2,788	6,231	3,659

Net investment income (loss)	(34)	6,152	2,493	562	5,231	4,124

Net realized gain (loss) on transactions from:
Investment securities	1,234	691 (i)	50,831 (j)	40,962	24,089	11,518
Foreign currency transactions	(14)	(491)	(428)	(7)	(173)	55

	1,220	200	50,403	40,955	23,916	11,573

Net increase (decrease) in unrealized appreciation (depreciation) on:
Investment securities	32,190	83,081 (k)	86,533 (l)	13,072	50,471	51,184
Translation of assets and liabilities denominated in foreign currencies	—	4	101	—	112	15

Change in unrealized appreciation (depreciation):	32,190	83,085	86,634	13,072	50,583	51,199

Net realized and unrealized gain	33,410	83,285	137,037	54,027	74,499	62,772

Net increase in net assets resulting from operations	$33,376	$89,437	$139,530	$54,589	$79,730	$66,896

The notes to the financial statements are an integral part of this report.

Transamerica Funds	Annual Report 2010

STATEMENTS OF OPERATIONS (continued)
At October 31, 2010
(all amounts in thousands)

	Transamerica
	Thornburg	Transamerica	Transamerica
	International	UBS Large Cap	WMC Emerging
	Value	Value	Markets

Investment income:
Dividend income	$13,907	$21,840	$6,335
Withholding taxes on foreign income	(1,195)	—	(601)
Interest income	2	1	1
Securities lending income (net)	75	7	37

	12,789	21,848	5,772

Expenses:
Management and advisory	6,169	7,973	3,025
Transfer agent	17	27	11
Printing and shareholder reports	5	7	3
Custody	373	106	523
Administration	125	213	53
Legal	20	35	9
Audit and tax	16	10	18
Trustees	13	22	5
Registration	5	7	49
Other	9	14	18

Total expenses	6,752	8,414	3,714

Expenses reimbursed	—	—	(10)

Net expenses	6,752	8,414	3,704

Net investment income	6,037	13,434	2,068

Net realized gain (loss) on transactions from:
Investment securities	8,379	(38,588)	21,987 (m)
Foreign currency transactions	77	—	(720)

	8,456	(38,588)	21,267

Net increase (decrease) in unrealized appreciation (depreciation) on:
Investment securities	85,041	126,853	28,650 (n)
Translation of assets and liabilities denominated in foreign currencies	(3,948)	—	(384)

Change in unrealized appreciation (depreciation):	81,093	126,853	28,266

Net realized and unrealized gain	89,549	88,265	49,533

Net increase in net assets resulting from operations	$95,586	$101,699	$51,601

(a)	Formerly, Transamerica UBS Dynamic Alpha.

(b)	Rounds to less than $1.

(c)	Net of foreign capital gains tax of $11.

(d)	Net of foreign capital gains tax of $80.

(e)	Formerly, Transamerica Van Kampen Emerging Markets Debt.

(f)	Formerly, Transamerica Van Kampen Mid-Cap Growth.

(g)	Net of foreign capital gains tax of $188.

(h)	Formerly, Transamerica Van Kampen Small Company Growth.

(i)	Net of foreign capital gains tax of $63.

(j)	Net of foreign capital gains tax of $10.

(k)	Net of foreign capital gains tax of $3.

(l)	Net of foreign capital gains tax of $420.

(m)	Net of foreign capital gains tax of $269.

(n)	Net of foreign capital gains tax of $946.

The notes to the financial statements are an integral part of this report.

Transamerica Funds	Annual Report 2010

STATEMENTS OF CHANGES IN NET ASSETS
For the years ended:
(all amounts in thousands)

	Transamerica AllianceBernstein		Transamerica BlackRock Global		Transamerica BlackRock Large
	International Value		Allocation		Cap Value
	October 31, 2010	October 31, 2009	October 31, 2010	October 31, 2009	October 31, 2010	October 31, 2009

From operations:
Net investment income (loss)	$6,067	$5,931	$9,103	$8,385	$8,353	$8,503
Net realized gain (loss)(a)	(19,459)	(106,037)	4,109	(21,913)	15,844	(118,880)
Change in unrealized appreciation (depreciation)(b)	20,774	155,333	37,715	91,044	28,892	131,940

Net increase in net assets resulting from operations	7,382	55,227	50,927	77,516	53,089	21,563

Distributions to shareholders:
From net investment income	(6,770)	(12,685)	(9,113)	(22,476)	(8,593)	(8,083)
From net realized gains	—	—	—	(20,996)	—	—

Total distributions to shareholders	(6,770)	(12,685)	(9,113)	(43,472)	(8,593)	(8,083)

Capital share transactions:
Proceeds from shares sold	56,394	33,207	32,667	20,209	43,019	175,569
Dividends and distributions reinvested	6,770	12,685	9,113	43,472	8,593	8,083
Cost of shares redeemed	(81,093)	(20,703)	(35,268)	(26,527)	(27,578)	(25,273)

Net increase (decrease) in net assets resulting from capital shares transactions	(17,929)	25,189	6,512	37,154	24,034	158,379

Net increase (decrease) in net assets	(17,317)	67,731	48,326	71,198	68,530	171,859

Net assets:
Beginning of year	316,068	248,337	448,979	377,781	633,675	461,816

End of year	$298,751	$316,068	$497,305	$448,979	$702,205	$633,675

Undistributed (accumulated) net investment income (loss)	$5,051	$5,809	$4,876	$5,644	$6,421	$6,661

Share activity:
Shares issued	7,432	4,629	3,130	2,172	5,351	22,694
Shares issued-reinvested from distributions	856	2,013	893	5,084	1,047	1,107
Shares redeemed	(11,801)	(3,691)	(3,393)	(2,809)	(3,380)	(3,379)

Net increase (decrease) in shares outstanding	(3,513)	2,951	630	4,447	3,018	20,422

	Transamerica BNY Mellon Market		Transamerica Federated Market		Transamerica First Quadrant
	Neutral Strategy		Opportunity		Global Macro(c)
	October 31, 2010	October 31, 2009	October 31, 2010	October 31, 2009	October 31, 2010	October 31, 2009

From operations:
Net investment income (loss)	$(1,593)	$(1,744)	$605	$453	$(1,824)	$333
Net realized gain (loss)(a)	1,377	(9,730)	2,681	(11,402)	1,970	(40,124)
Change in unrealized appreciation (depreciation)(b)	(1,047)	1,363	(4,880)	20,710	537	34,221

Net increase (decrease) in net assets resulting from operations	(1,263)	(10,111)	(1,594)	9,761	683	(5,570)

Distributions to shareholders:
From net investment income	—	—	(722)	(39)	—	(606)
From net realized gains	—	—	—	(4,308)	—	(41,308)
From return of capital	—	(1,349)	—	(1,344)	—	(1,013)

Total distributions to shareholders	—	(1,349)	(722)	(5,691)	—	(42,927)

Capital share transactions:
Proceeds from shares sold	28,414	7,254	21,945	3,527	18,983	7,143
Dividends and distributions reinvested	—	1,349	722	5,691	—	42,927
Cost of shares redeemed	(5,491)	(31,809)	(13,441)	(2,206)	(541)	(60,123)

Net increase (decrease) in net assets resulting from capital shares transactions	22,923	(23,206)	9,226	7,012	18,442	(10,053)

Net increase (decrease) in net assets	21,660	(34,666)	6,910	11,082	19,125	(58,550)

Net assets:
Beginning of year	86,682	121,348	85,562	74,480	107,017	165,567

End of year	$108,342	$86,682	$92,472	$85,562	$126,142	$107,017

Undistributed (accumulated) net investment income (loss)	$—	$—	$403	$—	$—	$—

Share activity:
Shares issued	3,404	849	2,522	395	3,090	1,233
Shares issued-reinvested from distributions	—	145	84	664	—	8,401
Shares redeemed	(658)	(3,481)	(1,535)	(246)	(89)	(11,261)

Net increase (decrease) in shares outstanding	2,746	(2,487)	1,071	813	3,001	(1,627)

The notes to the financial statements are an integral part of this report.

Transamerica Funds	Annual Report 2010

STATEMENTS OF CHANGES IN NET ASSETS (continued)
For the years ended:
(all amounts in thousands)

	Transamerica JPMorgan Core		Transamerica JPMorgan		Transamerica JPMorgan Mid Cap
	Bond		International Bond		Value
		October 31,
	October 31, 2010	2009(d)	October 31, 2010	October 31, 2009	October 31, 2010	October 31, 2009

From operations:
Net investment income (loss)	$20,804	$1,406	$12,874	$16,393	$2,289	$3,099
Net realized gain (loss)(a)	10,933	14	22,804	17,635	892	(25,131)
Change in unrealized appreciation (depreciation)(b)	37,162	1,435	(17,858)	78,753	34,397	43,368

Net increase in net assets resulting from operations	68,899	2,855	17,820	112,781	37,578	21,336

Distributions to shareholders:
From net investment income	(23,223)	(1,127)	(22,408)	(43,396)	(3,125)	(3,382)
From net realized gains	—	—	(7,372)	(6,155)	—	(1,094)

Total distributions to shareholders	(23,223)	(1,127)	(29,780)	(49,551)	(3,125)	(4,476)

Capital share transactions:
Proceeds from shares sold	950,778	218,178	194,597	15,190	—	17,074
Dividends and distributions reinvested	23,223	1,127	29,747	49,551	3,125	4,476
Cost of shares redeemed	(172,035)	(5,217)	(498,207)	(94,085)	(39,804)	(20,344)

Net increase (decrease) in net assets resulting from capital shares transactions	801,966	214,088	(273,863)	(29,344)	(36,679)	1,206

Net increase (decrease) in net assets	847,642	215,816	(285,823)	33,886	(2,226)	18,066

Net assets:
Beginning of year	215,816	—	732,964	699,078	165,838	147,772

End of year	$1,063,458	$215,816	$447,141	$732,964	$163,612	$165,838

Undistributed (accumulated) net investment income (loss)	$1,909	$499	$18,305	$10,160	$1,532	$2,369

Share activity:
Shares issued	93,570	21,821	17,820	1,355	—	2,416
Shares issued-reinvested from distributions	2,258	112	2,640	4,407	356	643
Shares redeemed	(16,532)	(519)	(46,433)	(8,964)	(4,293)	(2,638)

Net increase (decrease) in shares outstanding	79,296	21,414	(25,973)	(3,202)	(3,937)	421

			Transamerica Morgan Stanley		Transamerica Morgan Stanley Mid-
	Transamerica Loomis Sayles Bond		Emerging Markets Debt(e)		Cap Growth(f)
	October 31, 2010	October 31, 2009	October 31, 2010	October 31, 2009	October 31, 2010	October 31, 2009

From operations:
Net investment income (loss)	$34,110	$47,988	$20,029	$23,272	$1,044	$(91)
Net realized gain (loss)(a)	32,595	(22,336)	29,113	(17,390)	23,160	1,465
Change in unrealized appreciation (depreciation)(b)	42,590	230,392	4,409	101,754	61,597	51,429

Net increase in net assets resulting from operations	109,295	256,044	53,551	107,636	85,801	52,803

Distributions to shareholders:
From net investment income	(36,806)	(44,761)	(20,346)	(20,808)	(439)	(121)
From net realized gains	—	(4,085)	—	—	—	—

Total distributions to shareholders	(36,806)	(48,846)	(20,346)	(20,808)	(439)	(121)

Capital share transactions:
Proceeds from shares sold	44,402	35,720	1,861	1,679	21,508	106,246
Dividends and distributions reinvested	36,806	48,845	20,346	20,807	439	121
Cost of shares redeemed	(371,729)	(56,879)	(135,454)	(47,046)	(70,946)	(978)

Net increase (decrease) in net assets resulting from capital shares transactions	(290,521)	27,686	(113,247)	(24,560)	(48,999)	105,389

Net increase (decrease) in net assets	(218,032)	234,884	(80,042)	62,268	36,363	158,071

Net assets:
Beginning of year	812,252	577,368	382,618	320,350	256,212	98,141

End of year	$594,220	$812,252	$302,576	$382,618	$292,575	$256,212

Undistributed (accumulated) net investment income (loss)	$8,326	$5,777	$693	$990	$559	$1

Share activity:
Shares issued	4,240	4,217	173	179	2,023	13,628
Shares issued-reinvested from distributions	3,604	6,195	1,926	2,409	43	18
Shares redeemed	(36,244)	(7,306)	(12,699)	(5,349)	(6,434)	(106)

Net increase (decrease) in shares outstanding	(28,400)	3,106	(10,600)	(2,761)	(4,368)	13,540

The notes to the financial statements are an integral part of this report.

Transamerica Funds	Annual Report 2010

STATEMENTS OF CHANGES IN NET ASSETS (continued)
For the years ended:
(all amounts in thousands)

	Transamerica Morgan Stanley		Transamerica Neuberger Berman		Transamerica Oppenheimer
	Small Company Growth(g)		International		Developing Markets
	October 31, 2010	October 31, 2009	October 31, 2010	October 31, 2009	October 31, 2010	October 31, 2009

From operations:
Net investment income (loss)	$(34)	$(151)	$6,152	$5,275	$2,493	$2,854
Net realized gain (loss)(a)	1,220	(3,627)	200	(99,278)	50,403	(79,355)
Change in unrealized appreciation (depreciation)(b)	32,190	22,009	83,085	179,227	86,634	254,179

Net increase in net assets resulting from operations	33,376	18,231	89,437	85,224	139,530	177,678

Distributions to shareholders:
From net investment income	—	(1,228)	(4,520)	(8,575)	(2,488)	(6,340)
From net realized gains	—	—	—	—	—	(57,434)
From return of capital	—	(126)	—	—	—	—

Total distributions to shareholders	—	(1,354)	(4,520)	(8,575)	(2,488)	(63,774)

Capital share transactions:
Proceeds from shares sold	20,122	65,454	64,435	142,391	126,210	39,328
Dividends and distributions reinvested	—	1,354	4,520	8,575	2,488	63,774
Cost of shares redeemed	(1,927)	(15,010)	(54,826)	(49,793)	(151,164)	(39,343)

Net increase (decrease) in net assets resulting from capital shares transactions	18,195	51,798	14,129	101,173	(22,466)	63,759

Net increase in net assets	51,571	68,675	99,046	177,822	114,576	177,663

Net assets:
Beginning of year	129,889	61,214	485,803	307,981	495,636	317,973

End of year	$181,460	$129,889	$584,849	$485,803	$610,212	$495,636

Undistributed (accumulated) net investment income (loss)	$390	$(25)	$5,160	$4,121	$1,724	$2,441

Share activity:
Shares issued	2,049	8,645	7,825	19,249	10,552	4,766
Shares issued-reinvested from distributions	—	203	575	1,441	226	10,204
Shares redeemed	(194)	(2,401)	(7,177)	(8,229)	(13,996)	(4,790)

Net increase (decrease) in shares outstanding	1,855	6,447	1,223	12,461	(3,218)	10,180

	Transamerica Oppenheimer Small-		Transamerica Schroders
	& Mid-Cap Value		International Small Cap		Transamerica Third Avenue Value
	October 31, 2010	October 31, 2009	October 31, 2010	October 31, 2009	October 31, 2010	October 31, 2009

From operations:
Net investment income (loss)	$562	$977	$5,231	$2,592	$4,124	$3,343
Net realized gain (loss)(a)	40,955	(44,827)	23,916	(13,694)	11,573	(85,958)
Change in unrealized appreciation (depreciation)(b)	13,072	107,779	50,583	92,601	51,199	127,228

Net increase in net assets resulting from operations	54,589	63,929	79,730	81,499	66,896	44,613

Distributions to shareholders:
From net investment income	(1,363)	(701)	(3,075)	(1,875)	(6,092)	—

Total distributions to shareholders	(1,363)	(701)	(3,075)	(1,875)	(6,092)	—

Capital share transactions:
Proceeds from shares sold	9,163	91,818	28,564	374,388	7,367	98,997
Dividends and distributions reinvested	1,363	701	3,075	1,875	6,092	—
Cost of shares redeemed	(33,808)	(14,352)	(103,679)	(20,869)	(114,679)	(56,905)

Net increase (decrease) in net assets resulting from capital shares transactions	(23,282)	78,167	(72,040)	355,394	(101,220)	42,092

Net increase (decrease) in net assets	29,944	141,395	4,615	435,018	(40,416)	86,705

Net assets:
Beginning of year	269,281	127,886	543,673	108,655	423,550	336,845

End of year	$299,225	$269,281	$548,288	$543,673	$383,134	$423,550

Undistributed (accumulated) net investment income (loss)	$—	$789	$5,112	$2,970	$3,207	$3,221

Share activity:
Shares issued	1,018	16,552	3,305	50,555	366	6,775
Shares issued-reinvested from distributions	165	123	368	328	313	—
Shares redeemed	(3,976)	(2,096)	(13,096)	(3,389)	(5,881)	(3,698)

Net increase (decrease) in shares outstanding	(2,793)	14,579	(9,423)	47,494	(5,202)	3,077

The notes to the financial statements are an integral part of this report.

Transamerica Funds	Annual Report 2010

STATEMENTS OF CHANGES IN NET ASSETS (continued)
For the years ended:
(all amounts in thousands)

	Transamerica Thornburg		Transamerica UBS Large Cap		Transamerica WMC Emerging
	International Value		Value		Markets
	October 31, 2010	October 31, 2009	October 31, 2010	October 31, 2009	October 31, 2010	October 31, 2009

From operations:
Net investment income (loss)	$6,037	$2,643	$13,434	$11,964	$2,068	$977
Net realized gain (loss)(a)	8,456	1,663	(38,588)	(205,633)	21,267	4,217
Change in unrealized appreciation (depreciation)(b)	81,093	64,297	126,853	234,116	28,266	44,995

Net increase in net assets resulting from operations	95,586	68,603	101,699	40,447	51,601	50,189

Distributions to shareholders:
From net investment income	(3,505)	—	(12,793)	(16,273)	(956)	—
From net realized gains	(1,787)	(634)	—	—	(3,430)	—

Total distributions to shareholders	(5,292)	(634)	(12,793)	(16,273)	(4,386)	—

Capital share transactions:
Proceeds from shares sold	168,436	480,007	80,736	326,000	232,087	56,923
Dividends and distributions reinvested	5,292	634	12,793	16,273	4,386	—
Cost of shares redeemed	(77,077)	(36,587)	(59,530)	(65,816)	(50,969)	(4,647)

Net increase in net assets resulting from capital shares transactions	96,651	444,054	33,999	276,457	185,504	52,276

Net increase in net assets	186,945	512,023	122,905	300,631	232,719	102,465

Net assets:
Beginning of year	591,539	79,516	1,002,628	701,997	178,592	76,127

End of year	$778,484	$591,539	$1,125,533	$1,002,628	$411,311	$178,592

Undistributed (accumulated) net investment income (loss)	$3,805	$2,364	$10,114	$9,473	$183	$308

Share activity:
Shares issued	16,656	55,369	9,068	38,667	18,069	5,415
Shares issued-reinvested from distributions	532	81	1,438	2,238	346	—
Shares redeemed	(8,200)	(4,377)	(6,760)	(9,307)	(4,430)	(542)

Net increase in shares outstanding	8,988	51,073	3,746	31,598	13,985	4,873

(a)	Net realized gain (loss) includes all items listed in the Statements of Operations

(b)	Change in unrealized appreciation (depreciation) includes all items listed in the Statements of Operations.

(c)	Formerly, Transamerica UBS Dynamic Alpha.

(d)	Commenced operations on July 1, 2009.

(e)	Formerly, Transamerica Van Kampen Emerging Markets Debt.

(f)	Formerly, Transamerica Van Kampen Mid-Cap Growth.

(g)	Formerly, Transamerica Van Kampen Small Company Growth.

The notes to the financial statements are an integral part of this report.

Transamerica Funds	Annual Report 2010

FINANCIAL HIGHLIGHTS
For the years ended:

	Transamerica AllianceBernstein International Value
					October 31,
For a share outstanding throughout each period	October 31, 2010	October 31, 2009	October 31, 2008	October 31, 2007	2006(a)

Net asset value
Beginning of year	$7.79	$6.61	$14.88	$12.35	$10.00

Investment operations
Net investment income(b)	0.15	0.16	0.30	0.25	0.20
Net realized and unrealized gain (loss) on investments	0.29	1.37	(7.43)	2.65	2.16

Total from investment operations	0.44	1.53	(7.13)	2.90	2.36

Distributions
Net investment income	(0.16)	(0.35)	(0.21)	(0.15)	(0.01)
Net realized gains on investments	—	—	(0.93)	(0.22)	—

Total distributions	(0.16)	(0.35)	(1.14)	(0.37)	(0.01)

Net asset value
End of year	$8.07	$7.79	$6.61	$14.88	$12.35

Total return(c)	5.61%	24.32%	(51.72%)	23.99%	23.67	% (d)

Net assets end of year (000’s)	$298,751	$316,068	$248,337	$519,217	$376,531

Ratio and supplemental data
Expenses to average net assets:
After reimbursement/recapture	0.97%	0.97%	0.94%	0.93%	0.99	% (e)
Before reimbursement/recapture	0.97%	0.97%	0.94%	0.93%	0.99	% (e)
Net investment income, to average net assets	2.00%	2.39%	2.71%	1.82%	1.91	% (e)
Portfolio turnover rate	59%	59%	33%	36%	22	% (d)

	Transamerica BlackRock Global Allocation
					October 31,
For a share outstanding throughout each period	October 31, 2010	October 31, 2009	October 31, 2008	October 31, 2007	2006(a)

Net asset value
Beginning of year	$9.99	$9.32	$13.23	$11.23	$10.00

Investment operations
Net investment income(b)	0.20	0.19	0.27	0.24	0.19
Net realized and unrealized gain (loss) on investments	0.93	1.55	(3.25)	2.15	1.06

Total from investment operations	1.13	1.74	(2.98)	2.39	1.25

Distributions
Net investment income	(0.21)	(0.55)	(0.35)	(0.20)	(0.02)
Net realized gains on investments	—	(0.52)	(0.58)	(0.19)	—

Total distributions	(0.21)	(1.07)	(0.93)	(0.39)	(0.02)

Net asset value
End of year	$10.91	$9.99	$9.32	$13.23	$11.23

Total return(c)	11.40%	20.57%	(24.23%)	21.95%	12.45	% (d)

Net assets end of year (000’s)	$497,305	$448,979	$377,781	$520,484	$490,941

Ratio and supplemental data
Expenses to average net assets:
After reimbursement/recapture	0.87%	0.90%	0.88%	0.85%	0.90	% (e)
Before reimbursement/recapture	0.87%	0.90%	0.88%	0.85%	0.90	% (e)
Net investment income, to average net assets	1.96%	2.08%	2.25%	2.04%	2.02	% (e)
Portfolio turnover rate	43%	43%	49%	30%	31	% (d)

The notes to the financial statements are an integral part of this report.

Transamerica Funds	Annual Report 2010

FINANCIAL HIGHLIGHTS (continued)
For the years ended:

	Transamerica BlackRock Large Cap Value
					October 31,
For a share outstanding throughout each period	October 31, 2010	October 31, 2009	October 31, 2008	October 31, 2007	2006(f)

Net asset value
Beginning of year	$7.81	$7.61	$13.08	$12.15	$10.47

Investment operations
Net investment income(b)	0.10	0.13	0.13	0.12	0.07
Net realized and unrealized gain (loss) on investments	0.54	0.20	(4.78)	1.27	1.64

Total from investment operations	0.64	0.33	(4.65)	1.39	1.71

Distributions
Net investment income	(0.11)	(0.13)	(0.09)	(0.09)	(0.03)
Net realized gains on investments	—	—	(0.73)	(0.37)	—

Total distributions	(0.11)	(0.13)	(0.82)	(0.46)	(0.03)

Net asset value
End of year	$8.34	$7.81	$7.61	$13.08	$12.15

Total return(c)	8.16%	4.50%	(37.76%)	11.80%	16.36	% (d)

Net assets end of year (000’s)	$702,205	$633,675	$461,816	$610,135	$506,529

Ratio and supplemental data
Expenses to average net assets:
After reimbursement/recapture	0.83%	0.83%	0.83%	0.84%	0.84	% (e)
Before reimbursement/recapture	0.83%	0.83%	0.83%	0.84%	0.84	% (e)
Net investment income, to average net assets	1.21%	1.87%	1.21%	0.96%	0.62	% (e)
Portfolio turnover rate	124%	130%	71%	69%	56	% (d)

	Transamerica BNY Mellon Market Neutral Strategy
							October 31,
For a share outstanding throughout each period	October 31, 2010		October 31, 2009		October 31, 2008		2007(g)

Net asset value
Beginning of year	$8.43		$9.51		$9.78		$10.00

Investment operations
Net investment income (loss)(b)	(0.13)		(0.17)		0.10		0.23
Net realized and unrealized gain (loss) on investments	0.02		(0.80)		0.20		(0.45)

Total from investment operations	(0.11)		(0.97)		0.30		0.22

Distributions
Net investment income	—		—		(0.57)		—
Return of capital	—		(0.11)		—		—

Total distributions	—		(0.11)		(0.57)		—

Net asset value
End of year	$8.32		$8.43		$9.51		$9.78

Total return(c)	(1.30%)		(10.27%)		3.30%		(2.20	%) (d)

Net assets end of year (000’s)	$108,342		$86,682		$121,348		$112,394

Ratio and supplemental data
Expenses to average net assets:
After reimbursement/recapture	2.85	% (h)	3.61	% (h)	2.79	% (h)	3.05	% (e),(h)
Before reimbursement/recapture	2.85	% (h)	3.61	% (h)	2.79	% (h)	3.05	% (e),(h)
Net investment income (loss), to average net assets	(1.61	%) (h)	(1.87	%) (h)	1.05	% (h)	2.77	% (e),(h)
Portfolio turnover rate	303%		463%		192%		119	% (d)

The notes to the financial statements are an integral part of this report.

Transamerica Funds	Annual Report 2010

FINANCIAL HIGHLIGHTS (continued)
For the years ended:

	Transamerica Federated Market Opportunity
					October 31,
For a share outstanding throughout each period	October 31, 2010	October 31, 2009	October 31, 2008	October 31, 2007	2006(a)

Net asset value
Beginning of year	$8.99	$8.56	$9.33	$9.71	$10.00

Investment operations
Net investment income(b)	0.06	0.05	0.11	0.24	0.27
Net realized and unrealized gain (loss) on investments	(0.25)	1.03	(0.77)	(0.34)	(0.30)

Total from investment operations	(0.19)	1.08	(0.66)	(0.10)	(0.03)

Distributions
Net investment income	(0.07)	(0.01)	(0.11)	(0.28)	(0.26)
Net realized gains on investments	—	(0.49)	—	—	—
Return of capital	—	(0.15)	—	—	—

Total distributions	(0.07)	(0.65)	(0.11)	(0.28)	(0.26)

Net asset value
End of year	$8.73	$8.99	$8.56	$9.33	$9.71

Total return(c)	(2.11%)	13.01%	(7.16%)	(1.03%)	(0.35	%) (d)

Net assets end of year (000’s)	$92,472	$85,562	$74,480	$53,747	$83,188

Ratio and supplemental data
Expenses to average net assets:
After reimbursement/recapture	0.89%	0.89%	0.88%	0.93%	0.88	% (e)
Before reimbursement/recapture	0.89%	0.89%	0.88%	0.93%	0.88	% (e)
Net investment income, to average net assets	0.65%	0.56%	1.13%	2.49%	2.97	% (e)
Portfolio turnover rate	194%	180%	195%	97%	72	% (d)

						Transamerica JPMorgan Core
	Transamerica First Quadrant Global Macro(1)					Bond
				October 31,			October 31,
For a share outstanding throughout each period	October 31, 2010	October 31, 2009	October 31, 2008	2007(g)		October 31, 2010	2009(j)

Net asset value
Beginning of year	$6.08	$8.60	$9.83	$10.00		$10.08	$10.00

Investment operations
Net investment income (loss)(b)	(0.10)	0.02	0.18	0.09		0.28	0.07
Net realized and unrealized gain (loss) on investments	0.14	(0.04)	(1.30)	(0.26)		0.53	0.06

Total from investment operations	0.04	(0.02)	(1.12)	(0.17)		0.81	0.13

Distributions
Net investment income	—	(0.03)	(0.11)	—		(0.33)	(0.05)
Net realized gains on investments	—	(2.40)	—	—		—	—
Return of capital	—	(0.07)	—	—		—	—

Total distributions	—	(2.50)	(0.11)	—		(0.33)	(0.05)

Net asset value
End of year	$6.12	$6.08	$8.60	$9.83		$10.56	$10.08

Total return(c)	0.66%	5.34%	(11.55%)	(1.70	%) (d)	8.16%	1.34	% (d)

Net assets end of year (000’s)	$126,142	$107,017	$165,567	$209,382		$1,063,458	$215,816

Ratio and supplemental data
Expenses to average net assets:
After reimbursement/recapture	1.61%	1.58%	1.51%	1.51	% (e)	0.50%	0.55	% (e)
Before reimbursement/recapture	1.61%	1.58%	1.51%	1.51	% (e)	0.50%	0.55	% (e)
Net investment income (loss), to average net assets	(1.56%)	0.32%	1.81%	1.16	% (e)	2.73%	2.15	% (e)
Portfolio turnover rate	—%	358%	84%	45	% (d)	33%	3	% (d)

The notes to the financial statements are an integral part of this report.

Transamerica Funds	Annual Report 2010

FINANCIAL HIGHLIGHTS (continued)
For the years ended:

	Transamerica JPMorgan International Bond
					October 31,
For a share outstanding throughout each period	October 31, 2010	October 31, 2009	October 31, 2008	October 31, 2007	2006(a)

Net asset value
Beginning of year	$11.64	$10.56	$11.00	$10.51	$10.00

Investment operations
Net investment income(b)	0.24	0.26	0.29	0.28	0.22
Net realized and unrealized gain (loss) on investments	0.71	1.59	(0.29)	0.59	0.49

Total from investment operations	0.95	1.85	— (k)	0.87	0.71

Distributions
Net investment income	(0.39)	(0.68)	(0.44)	(0.38)	(0.20)
Net realized gains on investments	(0.12)	(0.09)	—	—	—

Total distributions	(0.51)	(0.77)	(0.44)	(0.38)	(0.20)

Net asset value
End of year	$12.08	$11.64	$10.56	$11.00	$10.51

Total return(c)	8.54%	17.90%	(0.14%)	8.55%	7.12	% (d)

Net assets end of year (000’s)	$447,141	$732,964	$699,078	$761,827	$682,254

Ratio and supplemental data
Expenses to average net assets:
After reimbursement/recapture	0.61%	0.60%	0.61%	0.61%	0.64	% (e)
Before reimbursement/recapture	0.61%	0.60%	0.61%	0.61%	0.64	% (e)
Net investment income, to average net assets	2.16%	2.38%	2.55%	2.68%	2.34	% (e)
Portfolio turnover rate	61%	53%	74%	86%	145	% (d)

	Transamerica JPMorgan Mid Cap Value
					October 31,
For a share outstanding throughout each period	October 31, 2010	October 31, 2009	October 31, 2008	October 31, 2007	2006(f)

Net asset value
Beginning of year	$8.28	$7.54	$12.32	$11.67	$10.09

Investment operations
Net investment income(b)	0.12	0.15	0.13	0.13	0.11
Net realized and unrealized gain (loss) on investments	1.93	0.82	(4.20)	1.13	1.57

Total from investment operations	2.05	0.97	(4.07)	1.26	1.68

Distributions
Net investment income	(0.16)	(0.17)	(0.10)	(0.11)	(0.05)
Net realized gains on investments	—	(0.06)	(0.61)	(0.50)	(0.05)

Total distributions	(0.16)	(0.23)	(0.71)	(0.61)	(0.10)

Net asset value
End of year	$10.17	$8.28	$7.54	$12.32	$11.67

Total return(c)	25.08%	13.39%	(34.92%)	11.07%	16.71	% (d)

Net assets end of year (000’s)	$163,612	$165,838	$147,772	$270,661	$245,188

Ratio and supplemental data
Expenses to average net assets:
After reimbursement/recapture	0.89%	0.90%	0.87%	0.87%	0.88	% (e)
Before reimbursement/recapture	0.89%	0.90%	0.87%	0.87%	0.88	% (e)
Net investment income, to average net assets	1.33%	2.05%	1.22%	0.98%	1.10	% (e)
Portfolio turnover rate	29%	43%	45%	50%	46	% (d)

The notes to the financial statements are an integral part of this report.

Transamerica Funds	Annual Report 2010

FINANCIAL HIGHLIGHTS (continued)
For the years ended:

	Transamerica Loomis Sayles Bond
				October 31,
For a share outstanding throughout each period	October 31, 2010	October 31, 2009	October 31, 2008	2007(g)

Net asset value
Beginning of year	$9.93	$7.34	$10.19	$10.00

Investment operations
Net investment income(b)	0.57	0.60	0.60	0.45
Net realized and unrealized gain (loss) on investments	1.23	2.61	(2.88)	(0.01)

Total from investment operations	1.80	3.21	(2.28)	0.44

Distributions
Net investment income	(0.59)	(0.57)	(0.57)	(0.25)
Net realized gains on investments	—	(0.05)	—	—

Total distributions	(0.59)	(0.62)	(0.57)	(0.25)

Net asset value
End of year	$11.14	$9.93	$7.34	$10.19

Total return(c)	18.69%	46.27%	(23.56%)	4.50	% (d)

Net assets end of year (000’s)	$594,220	$812,252	$577,368	$513,249

Ratio and supplemental data
Expenses to average net assets:
After reimbursement/recapture	0.70%	0.69%	0.69%	0.73	% (e)
Before reimbursement/recapture	0.70%	0.69%	0.69%	0.73	% (e)
Net investment income, to average net assets	5.49%	7.22%	6.34%	5.42	% (e)
Portfolio turnover rate	79%	42%	24%	18	% (d)

	Transamerica Morgan Stanley Emerging Markets Debt(l)
For a share outstanding throughout each period	October 31, 2010	October 31, 2009	October 31, 2008	October 31, 2007	October 31, 2006

Net asset value
Beginning of year	$10.23	$7.98	$11.23	$10.91	$10.45

Investment operations
Net investment income(b)	0.62	0.60	0.61	0.59	0.55
Net realized and unrealized gain (loss) on investments	1.07	2.18	(2.72)	0.46	0.52

Total from investment operations	1.69	2.78	(2.11)	1.05	1.07

Distributions
Net investment income	(0.63)	(0.53)	(0.79)	(0.63)	(0.54)
Net realized gains on investments	—	—	(0.35)	(0.10)	(0.07)

Total distributions	(0.63)	(0.53)	(1.14)	(0.73)	(0.61)

Net asset value
End of year	$11.29	$10.23	$7.98	$11.23	$10.91

Total return(c)	17.16%	36.29%	(20.81%)	9.94%	10.61%

Net assets end of year (000’s)	$302,576	$382,618	$320,350	$317,328	$425,726

Ratio and supplemental data
Expenses to average net assets:
After reimbursement/recapture	1.00%	0.98%	0.98%	1.03%	1.03%
Before reimbursement/recapture	1.00%	0.98%	0.98%	1.03%	1.03%
Net investment income, to average net assets	5.89%	6.67%	5.92%	5.36%	5.24%
Portfolio turnover rate	100%	118%	81%	79%	79%

The notes to the financial statements are an integral part of this report.

Transamerica Funds	Annual Report 2010

FINANCIAL HIGHLIGHTS (continued)
For the years ended:

	Transamerica Morgan Stanley Mid-Cap Growth(m)
					October 31,
For a share outstanding throughout each period	October 31, 2010	October 31, 2009	October 31, 2008	October 31, 2007	2006(n)

Net asset value
Beginning of year	$9.58	$7.42	$14.16	$10.33	$10.00

Investment operations
Net investment income(b)	0.04	— (k)	0.02	0.04	0.01
Net realized and unrealized gain (loss) on investments	3.47	2.17	(5.90)	3.81	0.32

Total from investment operations	3.51	2.17	(5.88)	3.85	0.33

Distributions
Net investment income	(0.02)	(0.01)	(0.02)	(0.02)	—
Net realized gains on investments	—	—	(0.84)	—	—

Total distributions	(0.02)	(0.01)	(0.86)	(0.02)	—

Net asset value
End of year	$13.07	$9.58	$7.42	$14.16	$10.33

Total return(c)	36.64%	29.29%	(43.99%)	37.32%	3.30	% (d)

Net assets end of year (000’s)	$292,575	$256,212	$98,141	$125,380	$75,092

Ratio and supplemental data
Expenses to average net assets:
After reimbursement/recapture	0.86%	0.88%	0.87%	0.90%	0.92	% (e)
Before reimbursement/recapture	0.86%	0.88%	0.87%	0.90%	0.92	% (e)
Net investment income (loss), to average net assets	0.37%	(0.06%)	0.19%	0.32%	0.11	% (e)
Portfolio turnover rate	50%	38%	40%	74%	50	% (d)

	Transamerica Morgan Stanley Small Company Growth(o)
For a share outstanding throughout each period	October 31, 2010	October 31, 2009	October 31, 2008	October 31, 2007	October 31, 2006

Net asset value
Beginning of year	$8.82	$7.39	$14.14	$12.78	$11.29

Investment operations
Net investment income (loss)(b)	— (k)	(0.02)	0.10	0.02	(0.02)
Net realized and unrealized gain (loss) on investments	2.12	1.62	(5.50)	1.81	1.69

Total from investment operations	2.12	1.60	(5.40)	1.83	1.67

Distributions
Net investment income	—	(0.15)	(0.02)	—	(0.01)
Net realized gains on investments	—	—	(1.33)	(0.47)	(0.17)
Return of capital	—	(0.02)	—	—	—

Total distributions	—	(0.17)	(1.35)	(0.47)	(0.18)

Net asset value
End of year	$10.94	$8.82	$7.39	$14.14	$12.78

Total return(c)	24.04%	22.43%	(41.72%)	14.75%	14.92%

Net assets end of year (000’s)	$181,460	$129,889	$61,214	$188,347	$301,649

Ratio and supplemental data
Expenses to average net assets:
After reimbursement/recapture	1.02%	1.04%	1.02%	1.01%	1.01%
Before reimbursement/recapture	1.02%	1.04%	1.02%	1.01%	1.01%
Net investment income (loss), to average net assets	(0.02%)	(0.19%)	0.89%	0.13%	(0.19%)
Portfolio turnover rate	21%	40%	44%	71%	67%

The notes to the financial statements are an integral part of this report.

Transamerica Funds	Annual Report 2010

FINANCIAL HIGHLIGHTS (continued)
For the years ended:

	Transamerica Neuberger Berman International
					October 31,
For a share outstanding throughout each period	October 31, 2010	October 31, 2009	October 31, 2008	October 31, 2007	2006(a)

Net asset value
Beginning of year	$7.57	$5.95	$13.55	$11.74	$10.00

Investment operations
Net investment income(b)	0.10	0.10	0.19	0.15	0.12
Net realized and unrealized gain (loss) on investments	1.34	1.69	(6.63)	2.37	1.64

Total from investment operations	1.44	1.79	(6.44)	2.52	1.76

Distributions
Net investment income	(0.07)	(0.17)	(0.13)	(0.13)	(0.02)
Net realized gains on investments	—	—	(1.03)	(0.58)	—

Total distributions	(0.07)	(0.17)	(1.16)	(0.71)	(0.02)

Net asset value
End of year	$8.94	$7.57	$5.95	$13.55	$11.74

Total return(c)	19.16%	30.83%	(51.66%)	22.37%	17.61	% (d)

Net assets end of year (000’s)	$584,849	$485,803	$307,981	$596,488	$459,996

Ratio and supplemental data
Expenses to average net assets:
After reimbursement/recapture	1.06%	1.09%	1.06%	1.06%	1.07	% (e)
Before reimbursement/recapture	1.06%	1.09%	1.06%	1.06%	1.07	% (e)
Net investment income, to average net assets	1.22%	1.62%	1.87%	1.21%	1.21	% (e)
Portfolio turnover rate	51%	75%	72%	57%	52	% (d)

		Transamerica Oppenheimer Developing Markets
					October 31,
For a share outstanding throughout each period	October 31, 2010	October 31, 2009	October 31, 2008	October 31, 2007	2006(a)

Net asset value
Beginning of year	$10.12	$8.20	$17.07	$11.41	$10.00

Investment operations
Net investment income(b)	0.05	0.06	0.19	0.12	0.09
Net realized and unrealized gain (loss) on investments	3.22	3.51	(7.65)	5.99	1.37

Total from investment operations	3.27	3.57	(7.46)	6.11	1.46

Distributions
Net investment income	(0.05)	(0.16)	(0.09)	(0.06)	(0.05)
Net realized gains on investments	—	(1.49)	(1.32)	(0.39)	—

Total distributions	(0.05)	(1.65)	(1.41)	(0.45)	(0.05)

Net asset value
End of year	$13.34	$10.12	$8.20	$17.07	$11.41

Total return(c)	32.43%	56.01%	(47.48%)	55.27%	14.64	% (d)

Net assets end of year (000’s)	$610,212	$495,636	$317,973	$674,561	$362,080

Ratio and supplemental data
Expenses to average net assets:
After reimbursement/recapture	1.31%	1.35%	1.32%	1.34%	1.45	% (e)
Before reimbursement/recapture	1.31%	1.35%	1.32%	1.34%	1.45	% (e)
Net investment income, to average net assets	0.48%	0.77%	1.42%	0.87%	0.89	% (e)
Portfolio turnover rate	54%	50%	67%	59%	77	% (d)

The notes to the financial statements are an integral part of this report.

Transamerica Funds	Annual Report 2010

FINANCIAL HIGHLIGHTS (continued)
For the years ended:

		Transamerica Oppenheimer Small- & Mid-Cap Value
						October 31,
For a share outstanding throughout each period	October 31, 2010	October 31, 2009	October 31, 2008	October 31, 2007		2006(p)

Net asset value
Beginning of year	$7.72	$6.30	$13.18	$10.94		$10.00

Investment operations
Net investment income(b)	0.02	0.03	0.04	—		0.02
Net realized and unrealized gain (loss) on investments	1.63	1.41	(5.98)	2.44		0.92

Total from investment operations	1.65	1.44	(5.94)	2.44		0.94

Distributions
Net investment income	(0.04)	(0.02)	— (k)	(0.02)		—
Net realized gains on investments	—	—	(0.94)	(0.18)		—

Total distributions	(0.04)	(0.02)	(0.94)	(0.20)		—

Net asset value
End of year	$9.33	$7.72	$6.30	$13.18		$10.94

Total return(c)	21.44%	22.99%	(48.36%)	22.57%		9.40	% (d)

Net assets end of year (000’s)	$299,225	$269,281	$127,886	$183,126		$91,899

Ratio and supplemental data
Expenses to average net assets:
After reimbursement/recapture	0.96%	0.98%	1.00%	1.03	% (q)	1.15	% (e)
Before reimbursement/recapture	0.96%	0.98%	1.00%	1.03	% (q)	1.22	% (e)
Net investment income, to average net assets	0.19%	0.43%	0.34%	—%		0.74	% (e)
Portfolio turnover rate	81%	110%	102%	118%		33	% (d)

	Transamerica Schroders International Small Cap
			October 31,
For a share outstanding throughout each period	October 31, 2010	October 31, 2009	2008(r)

Net asset value
Beginning of year	$8.22	$5.82	$10.00

Investment operations
Net investment income(b)	0.08	0.08	0.12
Net realized and unrealized gain (loss) on investments	1.42	2.41	(4.30)

Total from investment operations	1.50	2.49	(4.18)

Distributions
Net investment income	(0.05)	(0.09)	—

Total distributions	(0.05)	(0.09)	—

Net asset value
End of year	$9.67	$8.22	$5.82

Total return(c)	18.29%	43.56%	(41.80	%) (d)

Net assets end of year (000’s)	$548,288	$543,673	$108,655

Ratio and supplemental data
Expenses to average net assets:
After reimbursement/recapture	1.16%	1.23%	1.27	% (e)
Before reimbursement/recapture	1.16%	1.21%	1.30	% (e)
Net investment income, to average net assets	0.97%	1.23%	1.96	% (e)
Portfolio turnover rate	54%	46%	14	% (d)

The notes to the financial statements are an integral part of this report.

Transamerica Funds	Annual Report 2010

FINANCIAL HIGHLIGHTS (continued)
For the years ended:

			Transamerica Third Avenue Value
					October 31,
For a share outstanding throughout each period	October 31, 2010		October 31, 2009	October 31, 2008	2007(s)

Net asset value
Beginning of year	$18.44		$16.93	$28.93	$28.01

Investment operations
Net investment income(b)	0.19		0.15	0.24	0.14
Net realized and unrealized gain (loss) on investments	3.20		1.36	(11.45)	0.78

Total from investment operations	3.39		1.51	(11.21)	0.92

Distributions
Net investment income	(0.27)		—	(0.42)	—
Net realized gains on investments	—		—	(0.37)	—

Total distributions	(0.27)		—	(0.79)	—

Net asset value
End of year	$21.56		$18.44	$16.93	$28.93

Total return(c)	18.53%		8.92%	(39.75%)	3.28	% (d)

Net assets end of year (000’s)	$383,134		$423,550	$336,845	$678,578

Ratio and supplemental data
Expenses to average net assets:
After reimbursement/recapture	0.87%		0.87%	0.86%	0.86	% (e)
Before reimbursement/recapture	0.87%		0.87%	0.86%	0.86	% (e)
Net investment income, to average net assets	0.98%		0.91%	1.00%	0.98	% (e)
Portfolio turnover rate	—	% (v)	17%	29%	11	% (d)

	Transamerica Thornburg International Value
			October 31,
For a share outstanding throughout each period	October 31, 2010	October 31, 2009	2008(t)

Net asset value
Beginning of year	$9.69	$7.98	$10.00

Investment operations
Net investment income(b)	0.10	0.10	—	(k)
Net realized and unrealized gain (loss) on investments	1.42	1.66	(2.02)

Total from investment operations	1.52	1.76	(2.02)

Distributions
Net investment income	(0.06)	—	—
Net realized gains on investments	(0.03)	(0.05)	—

Total distributions	(0.09)	(0.05)	—

Net asset value
End of year	$11.12	$9.69	$7.98

Total return(c)	15.75%	22.21%	(20.20	%) (d)

Net assets end of year (000’s)	$778,484	$591,539	$79,516

Ratio and supplemental data
Expenses to average net assets:
After reimbursement/recapture	1.08%	1.17%	1.35	% (e)
Before reimbursement/recapture	1.08%	1.15%	1.76	% (e)
Net investment income (loss), to average net assets	0.97%	1.14%	(0.18	%) (e)
Portfolio turnover rate	36%	39%	5	% (d)

The notes to the financial statements are an integral part of this report.

Transamerica Funds	Annual Report 2010

FINANCIAL HIGHLIGHTS (continued)
For the years ended:

	Transamerica UBS Large Cap Value
For a share outstanding throughout each period	October 31, 2010	October 31, 2009	October 31, 2008	October 31, 2007	October 31, 2006

Net asset value
Beginning of year	$8.44	$8.05	$13.79	$12.73	$10.95

Investment operations
Net investment income(b)	0.11	0.14	0.21	0.19	0.14
Net realized and unrealized gain (loss) on investments	0.74	0.44	(5.64)	1.36	1.92

Total from investment operations	0.85	0.58	(5.43)	1.55	2.06

Distributions
Net investment income	(0.11)	(0.19)	(0.15)	(0.13)	(0.10)
Net realized gains on investments	—	—	(0.16)	(0.36)	(0.18)

Total distributions	(0.11)	(0.19)	(0.31)	(0.49)	(0.28)

Net asset value
End of year	$9.18	$8.44	$8.05	$13.79	$12.73

Total return(c)	10.09%	7.56%	(40.19%)	12.48%	19.19%

Net assets end of year (000’s)	$1,125,533	$1,002,628	$701,997	$880,922	$226,782

Ratio and supplemental data
Expenses to average net assets:
After reimbursement/recapture	0.79%	0.81%	0.80%	0.81%	0.88%
Before reimbursement/recapture	0.79%	0.81%	0.80%	0.81%	0.88%
Net investment income, to average net assets	1.26%	1.80%	1.86%	1.41%	1.21%
Portfolio turnover rate	56%	66%	47%	27%	32%

	Transamerica WMC Emerging Markets
			October 31,
For a share outstanding throughout each period	October 31, 2010	October 31, 2009	2008(u)

Net asset value
Beginning of year	$12.06	$7.66	$10.00

Investment operations
Net investment income(b)	0.10	0.09	—	(k)
Net realized and unrealized gain (loss) on investments	2.41	4.31	(2.34)

Total from investment operations	2.51	4.40	(2.34)

Distributions
Net investment income	(0.06)	—	—
Net realized gains on investments	(0.23)	—	—

Total distributions	(0.29)	—	—

Net asset value
End of year	$14.28	$12.06	$7.66

Total return(c)	21.08%	57.44%	(23.40	%) (d)

Net assets end of year (000’s)	$411,311	$178,592	$76,127

Ratio and supplemental data
Expenses to average net assets:
After reimbursement/recapture	1.40%	1.40%	1.40	% (e)
Before reimbursement/recapture	1.40%	1.43%	2.26	% (e)
Net investment income, to average net assets	0.78%	0.89%	0.15	% (e)
Portfolio turnover rate	147%	141%	10	% (d)

The notes to the financial statements are an integral part of this report.

Transamerica Funds	Annual Report 2010

FINANCIAL HIGHLIGHTS (continued)
For the years ended:

(a)	Commenced operations on December 6, 2005.

(b)	Calculated based on average number of shares outstanding.

(c)	Total return has been calculated for the applicable period without deduction of a sales load, if any, on an initial purchase.

(d)	Not annualized.

(e)	Annualized.

(f)	Commenced operations on November 15, 2005.

(g)	Commenced operations on January 3, 2007.

(h)	Includes dividends and interest on securities sold short (representing 1.35%, 2.09%, 1.30%, and 1.56% of average net assets for 2010, 2009, 2008, and 2007, respectively).

(i)	Formerly, Transamerica UBS Dynamic Alpha.

(j)	Commenced operations on July 1, 2009.

(k)	Rounds to less than $(0.01) or $0.01.

(l)	Formerly, Transamerica Van Kampen Emerging Markets Debt.

(m)	Formerly, Transamerica Van Kampen Mid-Cap Growth.

(n)	Commenced operations on January 3, 2006.

(o)	Formerly, Transamerica Van Kampen Small Company Growth.

(p)	Commenced operations on August 1, 2006.

(q)	Includes recaptured expenses by the investment adviser. The impact of recaptured expenses was 0.01% (see notes to the financial statements for details).

(r)	Commenced operations on March 1, 2008.

(s)	Commenced operations on May 1, 2007.

(t)	Commenced operations on September 15, 2008.

(u)	Commenced operations on September 30, 2008.

(v)	Rounds to less than (1)% or 1%.
Note: Prior to October 31, 2009, all of the financial highlights were audited by another independent registered public accounting firm.

The notes to the financial statements are an integral part of this report.

Transamerica Funds	Annual Report 2010

Transamerica Clarion Global Real Estate Securities
(unaudited)
MARKET ENVIRONMENT
The past twelve months have been a period of positive total returns for global real estate stocks, which have advanced by 25% as improving capital market conditions and economic conditions continue to benefit investors. North American property stocks posted the best performance over the past twelve months, up 43%, followed by the Asia-Pacific and European regions, which were up 17% and 11%, respectively. Mixed macro-economic news continues to remind investors that patience will be required in this recovery. In most Asia-Pacific markets, economic growth will likely meet or exceed its long-term average growth rates, while growth rates in many Western markets will remain challenged as economists are forecasting economic growth in the U.S. and many European markets to fall short of average long-term growth rates. This has led to a bifurcation of central bank policies as policy in the Western economies continues to be accommodative, while central bankers in most Asia-Pacific markets are beginning to show a bias toward tightening.
PERFORMANCE
For the year ended October 31, 2010, Transamerica Clarion Global Real Estate Securities Class I2 returned 21.70%. By comparison, its benchmark, the S&P Developed Property Index (“S&P Developed Property”), returned 24.97%.
STRATEGY REVIEW
Transamerica Clarion Global Real Estate Securities offers a global strategy for real estate securities investors in the U.S. The fund generally owns between 80-110 real estate stocks with the goal of outperforming the S&P Developed Property. The fund seeks to invest in attractively priced stocks that own property in markets with favorable underlying real estate fundamentals. The global universe of public real estate companies is approximately three times the size of the U.S. public company universe, which offers additional choices and diversification opportunities to the manager.
While absolute returns were strong during the period, the fund lagged its benchmark as the result of both country allocation and stock selection decisions. The timing of country allocation decisions has hurt relative performance as an underweight to the outperforming U.S. market during the first half of 2010, combined with an overweight to the underperforming Hong Kong market during the first quarter of 2010; and an underweight to the French market during the second and third quarter of 2010 were the primary drivers of the allocation shortfall. Positive stock selection in the U.S. was more than offset by sub-par stock selection in other regions during the period. In the Asia-Pacific region, stock selection in Hong Kong was a drag on performance as the result of an overweight to Chinese residential developers during the first quarter of 2010. In Europe, positions in French retail companies Klepierre and Unibail-Rodamco were notable detractors to relative performance during the period. The notable bright spot was stock selection in the U.S., which benefited from the strong performance of portfolio holdings such as Macerich Co. and Simon Property Group, Inc. in the mall sector, Host Hotels & Resorts, Inc. and Hyatt Hotels Corp. in the lodging sector, and UDR, Inc. AvalonBay Communities, Inc. and BRE Properties, Inc. in the residential sector.
The fund continues to be positioned with a positive bias to the North American and Asia-Pacific regions and a cautious stance towards property companies in Europe, which we believe will continue to lag despite the outperformance in July. By property type, we remain overweight sectors which stand to benefit from an economic recovery, including the shorter lease length hotel and apartment sectors as well as certain office markets in the Asia-Pacific region. We remain underweight property types which conversely react more slowly to economic recovery including healthcare and most office markets in North America and Europe. Our outlook remains predicated on the assumption of gradual but steady global economic growth.
The rationale for a global listed property strategy remains very much intact including diversification via (historically) low long-term correlation to broad equities and bonds, attractive current yield, reasonable valuations and the continued, gradual spread of the real estate investment trust structure globally. Real estate fundamentals will, as always, reflect improving economic conditions on a lagged basis as a result of the underlying lease structures. We continue to believe listed property companies are well-positioned to grow cash flow per share on a sustained basis in the current economic environment and are trading at reasonable valuations. Through an average 4% dividend yield, fundamentals which are bottoming and access to the capital markets, global property stocks should be well-positioned to deliver modestly attractive total returns over the next several years.
We appreciate your continued faith and confidence in our portfolio management team.
T. Ritson Ferguson, CFA
Joseph P. Smith, CFA
Steven D. Burton, CFA
Co-Portfolio Managers
ING Clarion Real Estate Securities, LLC

Transamerica Funds	Annual Report 2010

Transamerica Clarion Global Real Estate Securities
(unaudited)
Average Annual Total Return for Periods Ended 10/31/2010

		10 Years or
	1 Year	Life of Fund	Inception Date

Class I2 (NAV)	21.70%	4.85%	11/15/2005
S&P Developed Property*	24.97%	3.36%	11/15/2005

NOTES

*	The S&P Developed Property Index (“S&P Developed Property”) is an unmanaged index used as a general measure of market performance. Calculations assume dividends and capital gains are reinvested and do not include any managerial expenses. The 10 Years or Life of Fund calculation is based on the inception date of the fund. You cannot invest directly in an index.
The performance data presented represents past performance; future results may vary. Performance data does not reflect the deduction of taxes that would be paid on fund distributions or the redemption of fund shares. Investment return and principal value will fluctuate so that an investor’s shares, when redeemed, may be worth more or less than their original cost. Current performance may be lower or higher than performance quoted. Please see www.transamericafunds.com for performance data current to the most recent month-end. Net Asset Value (“NAV”) returns include the reinvestment of dividends and capital gains. Fund shares are sold without a sales load.
Performance figures may reflect fee waivers and/or expense reimbursements by the Investment Adviser. Without such waivers and/or reimbursements, the performance would be lower. Future waivers and/or reimbursements are at the discretion of the Investment Adviser.
International investing involves special risks including fluctuations, political instability, and different financial accounting standards. This material must be preceded or accompanied by a current prospectus, which includes specific contents regarding the investment objectives and policies of this fund. This fund is only available in Class I2 shares, which are not available for direct investment by the public.

Transamerica Funds	Annual Report 2010

Transamerica Jennison Growth
(unaudited)
MARKET ENVIRONMENT
U.S. equity market strength at the beginning and end of the fiscal year, aided by continued, albeit slow, economic growth, more than offset declines during the period’s middle months, when expansion appeared to be losing steam. In late 2009, distressed sale prices, low interest rates, increased mortgage credit, and tax credits stimulated housing activity. Manufacturing activity increased, and corporate profits improved largely due to workforce and inventory reductions. Clouds began to gather on the horizon in early 2010, however, as the pace of improvement decelerated. Markets grappled with the effects of reduced stimulus, persistently sub-par job growth, and flagging confidence indicators. In Europe, a sovereign debt crisis in several European Union member states weakened the euro and prompted the European Central Bank to intervene. Attempts in China to cool the domestic property market likewise raised fears that global growth might slow more than anticipated. Domestic markets saw additional volatility linked to turns in Washington policy debates. In March, an overhaul in the US health care system was enacted. In July, the President signed sweeping financial regulatory legislation that expands federal banking and securities regulation, subjecting a wider range of financial companies to government oversight. At the end of the period, housing activity, consumer spending, retail sales, and personal income were rising, as was consumer confidence. However, business production measures were mixed, overall job growth remained anemic, and credit expansion continued to be weak. Given the overall uncertainty, businesses prolonged their pause in investing and hiring.
PERFORMANCE
For the year ended October 31, 2010, Transamerica Jennison Growth Class I2 returned 15.96%. By comparison, its benchmark, the Russell 1000® Growth Index, returned 19.65%.
STRATEGY REVIEW
The portfolio is built from the bottom up, based on the fundamentals of individual companies. Technology positions contributed most to portfolio return, led by Baidu, Inc. (“Baidu”), the world’s dominant Chinese-language Internet search engine, which rose more than 190%. We believe the Chinese search market is still in its early growth stage and like Baidu’s improving execution and exploration of long-term monetization opportunities. Salesforce.com, Inc. climbed more than 100%. Its enterprise cloud computing customer relationship management service and platform permit customers to avoid many of the expenses and complexities of traditional enterprise software development and implementation. VMware, Inc. (“VMware”), and NetApp, Inc. (“NetApp”), climbed almost 100%, as well. Companies use VMware’s software to integrate and manage server, storage, and networking functions, and thereby lower operating costs. NetApp provides data-management solutions that simplify storing, managing, protecting, and archiving enterprise data. We believe it is positioned to benefit from growth in the storage business stemming from increased digital content. In the consumer discretionary sector, Amazon.com, Inc.’s strong earnings reflected market share gains and the ongoing secular shift toward e-commerce.
Cummins, Inc. (“Cummins”) and Union Pacific Corp. (“Union Pacific”) were notable contributors in the industrials sector. Cummins makes diesel and natural gas engines, electric power generation systems, and engine-related component products. Union Pacific is America’s leading rail freight carrier.
Key detractors from performance included financials holdings Charles Schwab Corp. (“Schwab”) and Morgan Stanley. Low interest rates hurt Schwab by reducing yields on margin loans and cash balances. Uncertainty surrounding financial reform weighed on Morgan Stanley.
In health care, Baxter International, Inc. (“Baxter”) fell on weakness in its blood plasma products business. Gilead Sciences, Inc.’s (“Gilead”) decline reflected reduced earnings and revenue guidance stemming from the effects of certain elements of health care reform.
Consumer staples holding CVS Caremark Corp., (“CVS”) declined on significant pharmacy benefits management contract losses; CVS is the second-largest prescription benefits manager in the U.S.
In the information technology sector, weakness in Adobe Systems, Inc. reflected concerns about potential gross margin erosion, heightened competition for the company’s Flash authoring tools, and disappointing earnings guidance.
We eliminated the portfolio’s positions in Cummins, Morgan Stanley, Baxter, Gilead, and CVS.
Michael A. Del Balso
Blair A. Boyer
Spiros Segalas
Co-Portfolio Managers
Jennison Associates LLC

Transamerica Funds	Annual Report 2010

Transamerica Jennison Growth
(unaudited)
Average Annual Total Return for Periods Ended 10/31/2010

		10 Years or
	1 Year	Life of Fund	Inception Date

Class I2 (NAV)	15.96%	1.88%	11/15/2005
Russell 1000® Growth *	19.65%	2.69%	11/15/2005

NOTES

*	The Russell 1000® Growth Index (“Russell 1000® Growth”) is an unmanaged index used as a general measure of market performance. Calculations assume dividends and capital gains are reinvested and do not include any managerial expenses. The 10 Years or Life of Fund calculation is based on the inception date of the fund. You cannot invest directly in an index.
The performance data presented represents past performance; future results may vary. Performance data does not reflect the deduction of taxes that would be paid on fund distributions or the redemption of fund shares. Investment return and principal value will fluctuate so that an investor’s shares, when redeemed, may be worth more or less than their original cost. Current performance may be lower or higher than performance quoted. Please see www.transamericafunds.com for performance data current to the most recent month-end. Net Asset Value (“NAV”) returns include the reinvestment of dividends and capital gains. Fund shares are sold without a sales load.
Performance figures may reflect fee waivers and/or expense reimbursements by the Investment Adviser. Without such waivers and/or reimbursements, the performance would be lower. Future waivers and/or reimbursements are at the discretion of the Investment Adviser.
This material must be preceded or accompanied by a current prospectus, which includes specific contents regarding the investment objectives and policies of this fund. This fund is only available in Class I2 shares, which are not available for direct investment by the public.

Transamerica Funds	Annual Report 2010

Transamerica MFS International Equity
(unaudited)
MARKET ENVIRONMENT
The first half of the reporting period witnessed a continuation of the financial market and macroeconomic rebounds that had begun in early 2009. These recoveries in global activity and asset valuations were generally synchronized around the world, led importantly by emerging Asian economies, but broadening to include most of the global economy to varying degrees. Primary drivers of the recoveries included an unwinding of the inventory destocking that took place earlier, the production of manufacturing and capital goods, as well as massive fiscal and monetary stimulus.
During the second half of the period, heightened risk surrounding the public-debt profiles of several of the peripheral European countries impaired market sentiment. At the same time, the improving trend in global macroeconomic data began to weaken somewhat. These two dynamics caused many asset prices to retrench significantly, as many questioned the durability of the global recovery.
Towards the end of the period, the Federal Reserve Board (“Fed”) led markets to believe that further monetary loosening would be forthcoming if macroeconomic activity did not show signs of improvement. Although policy uncertainty remained very elevated, the prospects for further easing by the Fed improved market sentiment, and drove asset prices well off their recent lows.
PERFORMANCE
For the year ended October 31, 2010, Transamerica MFS International Equity Class I2 returned 15.16%. By comparison, its benchmark, the Morgan Stanley Capital International-Europe, Australasia, Far East Index (“MSCI-EAFE”), returned 8.82%.
STRATEGY REVIEW
A combination of stock selection and an underweighted position in the financial services sector boosted performance relative to the MSCI-EAFE. No individual stocks within this sector were among the portfolio’s top relative contributors for the reporting period.
Security selection and, to a lesser extent, an overweighted position in the retailing sector also contributed to relative returns. The portfolio’s overweighted positions in strong-performing luxury goods companies, LVMH Moët Hennessy Louis Vuitton SA (France), and Cie Financiere Richemont SA (Switzerland), had a positive effect on relative results.
Strong stock selection in the industrial goods and services sector aided relative performance. An overweighted position in electrical distribution equipment manufacturer Schneider Electric SA (France) and industrial robots manufacturer Fanuc Ltd. (Japan) benefited results, as both stocks significantly outperformed the benchmark during the reporting period.
Individual standout contributors in other sectors that bolstered relative performance included: industrial and medical gases producer Linde AG (Germany); railroad company Canadian National Railway Co. (Canada); technology consulting firm Infosys Technologies, Ltd. (India); and flavors and fragrances company Givaudan SA (Switzerland). Not holding poor-performing integrated oil company BP PLC (Switzerland) also helped relative returns.
The portfolio’s cash equivalent position was also a contributor to relative results. The portfolio holds cash equivalent to buy new holdings and to provide liquidity. At times during the reporting period when equity markets declined, as measured by the portfolio’s benchmark, holding cash equivalent helped performance versus the benchmark, which has no cash position.
Stock selection in the health care sector detracted from relative performance. The portfolio’s overweighted position in pharmaceutical and diagnostic company Roche Holding AG (Switzerland) held back relative results.
Securities in other sectors that were among the portfolio’s top relative detractors included oil and gas exploration company INPEX Corp. (Japan), insurance giant AXA SA (France), Hong Kong-headquartered retailer Esprit Holdings, Ltd., energy and environmental services firm GDF Suez (France), stock exchange Deutsche Boerse AG (Germany), and chemical manufacturer Shin-Etsu Chemical Co., Ltd. (Japan). Elsewhere, not holding strong-performing mining operator Rio Tinto, Ltd. (Australia) and voice and data communications services company Vodafone Group PLC, and an underweighted position in mining giant BHP Billiton PLC (United Kingdom), also had a negative impact on relative returns.
During the reporting period, currency exposure was also a detractor from the portfolio’s relative performance. All of MFS’ investment decisions are driven by the fundamentals of each individual opportunity and, as such, it is common for our portfolios to have different currency exposure than the benchmark.
Daniel Ling
Marcus L. Smith
Co-Portfolio Managers
MFS® Investment Management

Transamerica Funds	Annual Report 2010

Transamerica MFS International Equity
(unaudited)
Average Annual Total Return for Periods Ended 10/31/2010

		10 Years or
	1 Year	Life of Fund	Inception Date

Class I2 (NAV)	15.16%	(2.56)%	06/10/2008
MSCI-EAFE*	8.82%	(7.31)%	06/10/2008

NOTES

*	The Morgan Stanley Capital International-Europe, Australasia, Far East Index (“MSCI-EAFE”) is an unmanaged index used as a general measure of market performance. Calculations assume dividends and capital gains are reinvested and do not include any managerial expenses. The 10 Years or Life of Fund calculation is based on the inception date of the fund. You cannot invest directly in an index.
The performance data presented represents past performance; future results may vary. Performance data does not reflect the deduction of taxes that would be paid on fund distributions or the redemption of fund shares. Investment return and principal value will fluctuate so that an investor’s shares, when redeemed, may be worth more or less than their original cost. Current performance may be lower or higher than performance quoted. Please see www.transamericafunds.com for performance data current to the most recent month-end. Net Asset Value (“NAV”) returns include the reinvestment of dividends and capital gains. Fund shares are sold without a sales load.
Performance figures may reflect fee waivers and/or expense reimbursements by the Investment Adviser. Without such waivers and/or reimbursements, the performance would be lower. Future waivers and/or reimbursements are at the discretion of the Investment Adviser.
International investing involves special risks including currency fluctuations, political instability, and different financial accounting standards. This material must be preceded or accompanied by a current prospectus, which includes specific contents regarding the investment objectives and policies of this fund. This fund is only available in Class I2 shares, which are not available for direct investment by the public.

Transamerica Funds	Annual Report 2010

Transamerica PIMCO Real Return TIPS
(unaudited)
MARKET ENVIRONMENT
During the last quarter of 2009, fiscal and monetary initiatives were major factors behind enhanced stability. The U.S. economy expanded in the third quarter and final quarter of 2009 amid a modest recovery in consumer spending and a slower rate of inventory drawdown by businesses. Politics was a major influence on fixed income markets around the world as 2010 began. Policymakers wrestled with how long to sustain stimulus programs designed to mitigate the global recession but which threatened to undermine public finances or stoke inflation. Earlier in first quarter 2010, investors sought the relative safety of U.S. bonds amid concern about sovereign debt risk, especially in Greece and other peripheral Eurozone economies. As the first quarter closed; however, sentiment began to shift amid growing awareness that the U.S. could have sovereign debt challenges of its own over the longer run.
Volatility spiked across global financial markets during the second quarter of 2010. Investors’ confidence was shaken by a range of macroeconomic events, including signs that the U.S. and Chinese economies might be slowing and the ongoing debt crisis in Europe. Yields fell sharply as heightened uncertainty drove a flight to higher quality assets. Investors had plenty to worry about worldwide throughout the fiscal year ended October, 2010. In the U.S., concerns centered on the waning effects of policy stimulus as unemployment remained stubbornly high, consumer confidence appeared to weaken and housing sales fell after the expiration of special tax credits for home buyers. Europe was perhaps the biggest problem as growing budget shortfalls in Greece, Spain and Portugal raised fears that the region might derail the global economy’s recovery from the crisis that began in 2008.
PERFORMANCE
For the year ended October 31, 2010, Transamerica PIMCO Real Return TIPS Class I2 returned 12.40%. By comparison, its benchmark, the Barclays Capital Global Real U.S. Treasury Inflation Protected Securities Index, returned 10.43%.
STRATEGY REVIEW
An overweight to U.S. duration for most of the year, and an overweight to Eurozone duration for the entire period, added to performance as U.S. Treasury and Bonds yields fell over the year. An underweight to TIPS vs. U.S. nominal bonds added to relative returns as inflation expectations declined given the tepid economic recovery. Additionally, an allocation to Brazilian local rates, via zero coupon interest rate swaps, added to performance as local rates fell. A yield curve steepening bias during the year added to performance as the yield curve steepened; furthermore, exposure to Eurodollar futures also added to returns as these instruments rallied during the year. Exposure to bonds of financial companies added to performance as financials outpaced the broader corporate market. A modest allocation senior commercial mortgage-backed securities and senior non-agency mortgages added to returns as these securities outperformed like-duration Treasuries during the year.
Mihir Worah
Portfolio Manager
Pacific Investment Management Company LLC

Transamerica Funds	Annual Report 2010

Transamerica PIMCO Real Return TIPS
(unaudited)
Average Annual Total Return for Periods Ended 10/31/2010

			10 Years or
	1 Year	5 Years	Life of Fund	Inception Date

Class I2 (NAV)	12.40%	6.87%	6.27%	11/08/2004
Barclays Capital Global Real U.S. TIPS*	10.43%	6.32%	5.76%	11/08/2004

NOTES

*	The Barclays Capital Global Real U.S. Treasury Inflation Protected Securities Index (“Barclays Capital Global Real U.S. TIPS”) is an unmanaged index used as a general measure of market performance. Calculations assume dividends and capital gains are reinvested and do not include any managerial expenses. The 10 Years or Life of Fund calculation is based on the inception date of the fund. You cannot invest directly in an index.
The performance data presented represents past performance; future results may vary. Performance data does not reflect the deduction of taxes that would be paid on fund distributions or the redemption of fund shares. Investment return and principal value will fluctuate so that an investor’s shares, when redeemed, may be worth more or less than their original cost. Current performance may be lower or higher than performance quoted. Please see www. transamericafunds.com for performance data current to the most recent month-end. Net Asset Value (“NAV”) returns include the reinvestment of dividends and capital gains. Fund shares are sold without a sales load.
Performance figures may reflect fee waivers and/or expense reimbursement by the Investment Adviser. Without such waivers and/or reimbursements, the performance would be lower. Future waivers and/or reimbursements are at the discretion of the Investment Adviser.
This material must be preceded or accompanied by a current prospectus, which includes specific contents regarding the investment objectives and polices of this fund. This fund is only available in Class I2 shares, which are not available for direct investment by the public.

Transamerica Funds	Annual Report 2010

Transamerica PIMCO Total Return
(unaudited)
MARKET ENVIRONMENT
During the last quarter of 2009, fiscal and monetary initiatives were major factors behind enhanced stability. The U.S. economy expanded in the third quarter and final quarter of 2009 amid a modest recovery in consumer spending and a slower rate of inventory drawdown by businesses. Politics was a major influence on fixed income markets around the world as 2010 began. Policymakers wrestled with how long to sustain stimulus programs designed to mitigate the global recession but which threatened to undermine public finances or stoke inflation. Earlier in first quarter 2010, investors sought the relative safety of U.S. bonds amid concern about sovereign debt risk, especially in Greece and other peripheral Eurozone economies. As the first quarter closed; however, sentiment began to shift amid growing awareness that the U.S. could have sovereign debt challenges of its own over the longer run.
Volatility spiked across global financial markets during the second quarter of 2010. Investors’ confidence was shaken by a range of macroeconomic events, including signs that the U.S. and Chinese economies might be slowing and the ongoing debt crisis in Europe. Yields fell sharply as heightened uncertainty drove a flight to higher quality assets. Investors had plenty to worry about worldwide throughout the fiscal year ended October, 2010. In the U.S., concerns centered on the waning effects of policy stimulus as unemployment remained stubbornly high, consumer confidence appeared to weaken and housing sales fell after the expiration of special tax credits for home buyers. Europe was perhaps the biggest problem as growing budget shortfalls in Greece, Spain and Portugal raised fears that the region might derail the global economy’s recovery from the crisis that began in 2008.
PERFORMANCE
For the year ended October 31, 2010, Transamerica PIMCO Total Return Class I2 returned 10.25%. By comparison, its benchmark, the Barclays Capital U.S. Aggregate Bond Index, returned 8.01%.
STRATEGY REVIEW
Tactical U.S. duration positioning during the year, and an overweight to Eurozone duration for the entire period, added to performance as U.S. Treasury and Bonds yields fell over the year. In addition, an allocation to Brazilian local rates, via zero coupon interest rate swaps, added to performance as local rates fell. A yield curve flattening bias during the year detracted from performance as the yield curve steepened; however, exposure to Eurodollar futures mitigated this negative impact as these instruments rallied during the year. An emphasis on bonds of financial companies added to performance as financials outpaced the broader corporate market. Additionally, a modest allocation to high yield corporate bonds added to performance as these bonds outperformed like-duration Treasuries during the year. An underweight to Agency mortgage-backed securities during the year detracted from performance as the sector outperformed like-duration Treasuries; however, exposure to senior non-agency mortgages mitigated some of the negative impact.
Chris P. Dialynas
Portfolio Manager
Pacific Investment Management Company LLC

Transamerica Funds	Annual Report 2010

Transamerica PIMCO Total Return
(unaudited)
Average Annual Total Return for Periods Ended 10/31/2010

		10 Years or
	1 Year	Life of Fund	Inception Date

Class I2 (NAV)	10.25%	8.02%	11/15/2005
Barclays Capital U.S. Aggregate Bond*	8.01%	6.54%	11/15/2005

NOTES

*	The Barclays Capital U.S. Aggregate Bond Index (“Barclays Capital U.S. Aggregate Bond”) is an unmanaged index used as a general measure of market performance. Calculations assume dividends and capital gains are reinvested and do not include any managerial expenses. The 10 Years or Life of Fund calculation is based on the inception date of the fund. You cannot invest directly in an index.
The performance data presented represents past performance; future results may vary. Performance data does not reflect the deduction of taxes that would be paid on fund distributions or the redemption of fund shares. Investment return and principal value will fluctuate so that an investor’s shares, when redeemed, may be worth more or less than their original cost. Current performance may be lower or higher than performance quoted. Please see www.transamericafunds.com for performance data current to the most recent month-end. Net Asset Value (“NAV”) returns include the reinvestment of dividends and capital gains. Fund shares are sold without a sales load.
Performance figures may reflect fee waivers and/or expenses reimbursements by the Investment Adviser. Without such waivers and/or reimbursements, the performance would be lower. Future waivers and/or reimbursements are at the discretion of the Investment Adviser.
This material must be preceded or accompanied by a current prospectus, which includes specific contents regarding the investment objectives and policies of this fund. This fund is only available in Class I2 shares, which are not available for direct investment by the public.

Transamerica Funds	Annual Report 2010

Understanding Your Funds’ Expenses
(unaudited)
SHAREHOLDER EXPENSES
Fund shareholders may incur two types of costs: (1) transaction costs, including sales charges (loads) on purchases, contingent deferred sales charges on redemptions; and (2) ongoing costs, including management fees, dividend expense on short-sales, and other fund expenses.
The following examples are intended to help you understand your ongoing costs (in dollars and cents) of investing in the funds and to compare these costs with the ongoing costs of investing in other funds.
The examples are based on an investment of $1,000 invested at May 1, 2010 and held for the entire period until October 31, 2010.
ACTUAL EXPENSES
The information in the table under the heading “Actual Expenses” provides information about actual account values and actual expenses. You may use the information in these columns, together with the amount you invested, to estimate the expenses that you paid over the period. Simply divide your account value by $1,000 (for example, an $8,600 account value divided by $1,000 = $8.60), then multiply the result by the number in the appropriate column for your share class titled “Expenses Paid During Period” to estimate the expenses you paid on your account during this period.
HYPOTHETICAL EXAMPLES FOR COMPARISON PURPOSES
The information in the table under the heading “Hypothetical Expenses” provides information about hypothetical account values and hypothetical expenses based on the funds’ actual expense ratios and an assumed rate of return of 5% per year before expenses, which is not the funds’ actual returns. The hypothetical account values and expenses may not be used to estimate the actual ending account balance or expenses you paid for the period. You may use this information to compare the ongoing costs of investing in the funds versus other funds. To do so, compare this 5% hypothetical example with the 5% hypothetical examples that appear in the shareholder reports of the other funds.
Please note that the expenses shown in the table are meant to highlight your ongoing costs only and do not reflect any transactional costs. Therefore, the information under the heading “Hypothetical Expenses” is useful in comparing ongoing costs only, and will not help you determine the relative total costs of owning different funds. In addition, if these transactional costs were included, your costs would have been higher.
Expense ratios may vary period to period because of various factors, such as an increase in expenses that are not a part of the advisory and administrative fees. Examples of such are fees and expenses of the trustees and their counsel, extraordinary expenses and interest expense.

		Actual Expenses		Hypothetical Expenses (b)
	Beginning	Ending Account	Expenses Paid	Ending Account	Expenses Paid	Annualized
Fund Name	Account Value	Value	During Period (a)	Value	During Period (a)	Expense Ratio

Transamerica Clarion Global Real Estate Securities	$1,000.00	$1,085.00	$4.78	$1,020.62	$4.63	0.91%
Transamerica Jennison Growth	1,000.00	1,021.70	4.13	1,021.12	4.13	0.81
Transamerica MFS International Equity	1,000.00	1,084.50	5.25	1,020.16	5.09	1.00
Transamerica PIMCO Real Return TIPS	1,000.00	1,076.80	3.77	1,021.58	3.67	0.72
Transamerica PIMCO Total Return	1,000.00	1,055.40	3.89	1,021.42	3.82	0.75

(a)	Expenses are calculated using the fund’s annualized expense ratio (as disclosed in the table), multiplied by the average account value for the period, multiplied by the number of days in the period (184 days), and divided by the number of days in the year (365 days).

(b)	5% return per year before expenses.

Transamerica Funds	Annual Report 2010

Schedules of Investments Composition
At October 31, 2010
(The following charts summarize the Schedules of Investments of the funds by asset type)
(unaudited)

Transamerica Clarion Global Real Estate Securities
Common Stocks	99.1%
Securities Lending Collateral	8.5
Repurchase Agreement	0.9
Other Assets and Liabilities — Net	(8.5)

Total	100.0%

Transamerica Jennison Growth
Common Stocks	99.1%
Repurchase Agreement	1.0
Securities Lending Collateral	0.0	*
Other Assets and Liabilities — Net	(0.1)

Total	100.0%

Transamerica MFS International Equity
Common Stocks	95.7%
Repurchase Agreement	4.1
Securities Lending Collateral	2.8
Rights	0.0	*
Other Assets and Liabilities — Net	(2.6)

Total	100.0%

Transamerica PIMCO Real Return TIPS

U.S. Government Obligations	97.9%
Corporate Debt Securities	11.5
Foreign Government Obligations	2.6
Mortgage-Backed Securities	2.4
Asset-Backed Securities	0.6
Preferred Corporate Debt Security	0.3
Municipal Government Obligations	0.2
U.S. Government Agency Obligations	0.2
Convertible Preferred Stocks	0.0	*
Other Assets and Liabilities — Net	(15.7	)(a)

Total	100.0%

Transamerica PIMCO Total Return

U.S. Government Agency Obligations	38.9%
U.S. Government Obligations	24.6
Corporate Debt Securities	21.7
Repurchase Agreement	18.1
Mortgage-Backed Securities	6.9
Municipal Government Obligations	5.6
Foreign Government Obligations	4.8
Securities Lending Collateral	2.5
Asset-Backed Securities	1.9
Preferred Corporate Debt Security	1.8
Convertible Preferred Stocks	0.3
Loan Assignment	0.2
Preferred Stocks	0.1
Other Assets and Liabilities — Net	(27.4	)(a)

Total	100.0%

(a)	The Other Assets and Liabilities — Net category may include, but is not limited to, Forward Currencies Contracts, Futures Contracts, Swap Agreements, Written Options and Swaptions, Securities Sold Short, and Reverse Repurchase Agreements.

*	Amount rounds to less than 0.1%.

Transamerica Funds	Annual Report 2010

Transamerica Clarion Global Real Estate Securities
SCHEDULE OF INVESTMENTS
At October 31, 2010
(all amounts except share amounts in thousands)

	Shares	Value

COMMON STOCKS - 99.1%
Australia - 11.0%
CFS Retail Property Trust REIT ^	1,046,000	$1,906
Dexus Property Group REIT	4,574,698	3,719
Goodman Group REIT	6,011,155	3,710
GPT Group REIT	1,425,273	3,895
ING Office Fund REIT ^	4,958,600	2,987
Lend Lease Corp., Ltd.	214,313	1,514
Mirvac Group REIT	774,051	982
Stockland REIT	1,018,740	3,762
Westfield Group REIT	1,033,743	12,536
Canada - 2.9%
Brookfield Properties Corp. ^	153,400	2,668
Calloway REIT	66,600	1,567
Canadian REIT	21,200	666
Primaris Retail REIT	47,700	910
RioCan REIT	152,400	3,445
France - 5.6%
Mercialys SA REIT	58,951	2,347
SILIC REIT	8,730	1,172
Unibail-Rodamco REIT ‡	69,360	14,451
Hong Kong - 13.9%
Cheung Kong Holdings, Ltd.	698,924	10,667
Great Eagle Holdings, Ltd.	217,400	651
Hang Lung Group, Ltd.	398,848	2,650
Hang Lung Properties, Ltd.	535,400	2,611
Hongkong Land Holdings, Ltd. ^	847,600	5,848
Hysan Development Co., Ltd.	218,500	844
Link REIT	792,300	2,448
Sun Hung Kai Properties, Ltd.	965,245	16,475
Wharf Holdings, Ltd.	353,550	2,322
Japan - 11.9%
Daito Trust Construction Co., Ltd.	25,700	1,552
Daiwa House Industry Co., Ltd.	254,900	2,753
Frontier Real Estate Investment Corp. REIT ^	193	1,549
Japan Logistics Fund, Inc. REIT ^	142	1,170
Japan Real Estate Investment Corp. REIT	312	3,005
Japan Retail Fund Investment Corp. REIT ^	688	1,075
Kenedix Realty Investment Corp. REIT ^	163	647
Mitsubishi Estate Co., Ltd.	700,020	12,265
Mitsui Fudosan Co., Ltd.	264,746	5,004
Nippon Accommodations Fund, Inc. REIT	105	626
Nippon Building Fund, Inc. REIT	73	715
Sumitomo Realty & Development Co., Ltd. ^	291,100	6,345
United Urban Investment Corp. - Class A REIT ^	196	1,347
Netherlands - 0.8%
Corio NV REIT	17,620	1,294
Eurocommercial Properties NV REIT	26,853	1,329
Norway - 0.4%
Norwegian Property ASA ‡	664,310	1,248
Singapore - 6.5%
Ascendas REIT ‡	233,139	371
Capitacommercial Trust REIT ‡ ^	2,707,000	3,117
Capitaland, Ltd. ^	2,605,050	7,829
CapitaMall Trust REIT ‡^	1,767,114	2,703
City Developments, Ltd. ^	223,500	2,196
Frasers Centrepoint Trust REIT ‡	468,100	546
Global Logistic Properties, Ltd. ‡	2,152,200	3,858
Sweden - 1.0%
Castellum AB	87,850	1,150
Hufvudstaden AB - Class A	182,110	2,035
Switzerland - 0.8%
Swiss Prime Site AG ‡	35,580	2,554
United Kingdom - 5.5%
British Land Co., PLC REIT	323,958	2,645
Derwent London PLC REIT	116,669	2,842
Grainger PLC	415,900	710
Great Portland Estates PLC REIT	291,460	1,614
Hammerson PLC REIT	194,282	1,305
Land Securities Group PLC REIT	601,785	6,527
Safestore Holdings PLC	478,000	995
Segro PLC REIT	203,855	968
United States - 38.8%
Acadia Realty Trust REIT	49,710	948
Alexandria Real Estate Equities, Inc. REIT ^	47,700	3,505
AMB Property Corp. REIT	38,200	1,077
Apartment Investment & Management Co. - Class A REIT ^	141,100	3,289
AvalonBay Communities, Inc. REIT ^	46,325	4,925
Boston Properties, Inc. REIT	80,900	6,973
BRE Properties, Inc. REIT	74,600	3,203
Developers Diversified Realty Corp. REIT	225,500	2,909
Digital Realty Trust, Inc. REIT ^	25,400	1,517
Equity Residential REIT ^	175,700	8,544
Federal Realty Investment Trust REIT ^	46,300	3,796
HCP, Inc. REIT	44,000	1,584
Highwoods Properties, Inc. REIT	76,100	2,521
Host Hotels & Resorts, Inc. REIT ^	316,477	5,029
Liberty Property Trust REIT	124,300	4,159
Macerich Co. REIT ^	182,707	8,151
Nationwide Health Properties, Inc. REIT	106,100	4,332
Pebblebrook Hotel Trust REIT ‡	49,900	978
ProLogis REIT	312,000	4,259
Public Storage REIT	46,400	4,604
Regency Centers Corp. REIT ^	113,900	4,804
Simon Property Group, Inc. REIT	124,803	11,983
SL Green Realty Corp. REIT ^	57,100	3,753
Starwood Hotels & Resorts Worldwide, Inc.	56,200	3,043
Tanger Factory Outlet Centers REIT ^	26,600	1,275
Taubman Centers, Inc. REIT ^	54,700	2,539
UDR, Inc. REIT ^	175,183	3,938
Ventas, Inc. REIT	108,000	5,784
Vornado Realty Trust REIT	119,237	10,420

Total Common Stocks (cost $251,455)		316,484

SECURITIES LENDING COLLATERAL - 8.5%
State Street Navigator Securities Lending Trust - Prime Portfolio, 0.35%▲	27,123,574	27,124
Total Securities Lending Collateral (cost $27,124)

	Principal	Value
REPURCHASE AGREEMENT - 0.9%
State Street Bank & Trust Co. 0.01% ▲, dated 10/29/2010, to be repurchased at $2,818 on 11/01/2010. Collateralized by a U.S. Government Agency Obligation, 4.00%, due 12/15/2017, and with a value of $2,877.	$2,818	2,818
Total Repurchase Agreement (cost $2,818)

Total Investment Securities (cost $281,397) #		346,426
Other Assets and Liabilities - Net		(27,058)

Net Assets		$319,368

The notes to the financial statements are an integral part of this report.

Transamerica Funds	Annual Report 2010

Transamerica Clarion Global Real Estate Securities
SCHEDULE OF INVESTMENTS (continued)
At October 31, 2010
(all amounts in thousands)

	Percentage of
INVESTMENTS BY INDUSTRY (unaudited):	Total Investments	Value

Real Estate Investment Trusts	62.5%	$216,697
Real Estate Management & Development	28.1	96,744
Hotels, Restaurants & Leisure	0.8	3,043

Investment Securities, at Value	91.4	316,484
Short-Term Investments	8.6	29,942

Total Investments	100.0%	$346,426

NOTES TO SCHEDULE OF INVESTMENTS:

^	All or a portion of this security is on loan. The value of all securities on loan is $25,887.

‡	Non-income producing security.

▲	Rate shown reflects the yield at 10/29/2010.

#	Aggregate cost for federal income tax purposes is $306,283. Aggregate gross unrealized appreciation/depreciation for all securities in which there is an excess of value over tax cost were $45,317 and $5,174, respectively. Net unrealized appreciation for tax purposes is $40,143.
DEFINITION:

REIT	Real Estate Investment Trust (includes domestic REITs and Foreign Real Estate Investment Companies)
VALUATION SUMMARY:

Investment Securities	Level 1	Level 2	Level 3	Total

Common Stocks	$133,098	$183,386	$—	$316,484
Repurchase Agreement	—	2,818	—	2,818
Securities Lending Collateral	27,124	—	—	27,124
Total	$160,222	$186,204	$—	$346,426

The notes to the financial statements are an integral part of this report.

Transamerica Funds	Annual Report 2010

Transamerica Jennison Growth
SCHEDULE OF INVESTMENTS
At October 31, 2010
(all amounts except share amounts in thousands)

	Shares	Value

COMMON STOCKS - 99.1%
Aerospace & Defense - 4.7%
Boeing Co.	154,081	$10,884
Precision Castparts Corp.	99,809	13,632
United Technologies Corp.	138,514	10,357
Air Freight & Logistics - 1.0%
CH Robinson Worldwide, Inc.	49,374	3,480
Expeditors International of Washington, Inc.	76,478	3,775
Beverages - 1.0%
Anheuser-Busch InBev NV ADR	118,735	7,468
Biotechnology - 3.2%
Celgene Corp. ‡	243,979	15,144
Vertex Pharmaceuticals, Inc. ‡	203,221	7,789
Capital Markets - 2.6%
Charles Schwab Corp.	505,205	7,780
Goldman Sachs Group, Inc.	68,441	11,016
Communications Equipment - 5.7%
Cisco Systems, Inc. ‡	609,956	13,925
Juniper Networks, Inc. ‡	495,477	16,048
QUALCOMM, Inc.	253,703	11,450
Computers & Peripherals - 8.0%
Apple, Inc. ‡	113,775	34,230
Hewlett-Packard Co.	153,061	6,438
NetApp, Inc. ‡	327,319	17,430
Construction & Engineering - 0.4%
Quanta Services, Inc. ‡	151,537	2,979
Electronic Equipment & Instruments - 1.5%
Agilent Technologies, Inc. ‡	308,864	10,748
Energy Equipment & Services - 2.8%
Schlumberger, Ltd.	287,879	20,120
Food & Staples Retailing - 2.6%
Costco Wholesale Corp.	160,173	10,054
Whole Foods Market, Inc. ‡	214,245	8,516
Food Products - 3.4%
Kraft Foods, Inc. — Class A	311,245	10,045
Mead Johnson Nutrition Co. — Class A	117,371	6,904
Unilever PLC	274,689	7,918
Health Care Equipment & Supplies - 1.2%
Alcon, Inc.	51,108	8,572
Health Care Providers & Services - 2.9%
Express Scripts, Inc. ‡	245,766	11,924
Medco Health Solutions, Inc. ‡	181,089	9,513
Hotels, Restaurants & Leisure - 4.1%
Marriott International, Inc. — Class A	315,916	11,704
McDonald’s Corp.	105,691	8,220
Starbucks Corp.	351,602	10,014
Internet & Catalog Retail - 4.4%
Amazon.com, Inc. ‡	195,154	32,228
Internet Software & Services - 5.5%
Baidu, Inc. ADR ‡	108,597	11,947
Google, Inc. — Class A ‡	36,433	22,333
Tencent Holdings, Ltd.	245,049	5,618
IT Services - 7.5%
International Business Machines Corp.	151,790	21,797
Mastercard, Inc. — Class A	75,324	18,082
Visa, Inc. — Class A	190,458	14,888
Life Sciences Tools & Services - 1.0%
Illumina, Inc. ‡	139,649	7,584
Machinery - 2.0%
Deere & Co.	72,399	5,560
Ingersoll-Rand PLC	219,171	8,616
Media - 2.7%
Walt Disney Co.	538,468	19,444
Multiline Retail - 2.6%
Dollar General Corp. ‡	287,531	8,105
Target Corp.	212,929	11,060
Oil, Gas & Consumable Fuels - 2.5%
Apache Corp.	72,933	7,368
Occidental Petroleum Corp.	135,930	10,688
Pharmaceuticals - 7.2%
Abbott Laboratories	228,923	11,748
Allergan, Inc.	110,024	7,967
Mylan, Inc. ‡ ^	234,188	4,759
Novartis AG ADR	124,140	7,194
Shire PLC ADR	150,729	10,566
Teva Pharmaceutical Industries, Ltd. ADR	186,909	9,701
Road & Rail - 1.1%
Union Pacific Corp.	87,398	7,663
Semiconductors & Semiconductor Equipment - 3.7%
Altera Corp.	233,724	7,295
Broadcom Corp. — Class A	239,609	9,762
Marvell Technology Group, Ltd. ‡	504,005	9,732
Software - 6.3%
Adobe Systems, Inc. ‡	12,828	361
Oracle Corp.	566,038	16,642
Red Hat, Inc. ‡	120,782	5,104
Salesforce.com, Inc. ‡	103,557	12,020
VMware, Inc. — Class A ‡	156,161	11,940
Specialty Retail - 1.0%
Tiffany & Co.	142,209	7,537
Textiles, Apparel & Luxury Goods - 6.0%
Coach, Inc.	210,822	10,541
Lululemon Athletica, Inc. ‡	13,015	577
Nike, Inc. — Class B	231,772	18,875
Phillips-Van Heusen Corp.	37,691	2,312
Polo Ralph Lauren Corp. — Class A	110,231	10,679
Wireless Telecommunication Services - 0.5%
American Tower Corp. — Class A ‡	64,659	3,337

Total Common Stocks (cost $574,917)		719,707

SECURITIES LENDING COLLATERAL - 0.0%∞
State Street Navigator Securities Lending Trust — Prime Portfolio, 0.35% ▲	602	1
Total Securities Lending Collateral (cost $1)

	Principal	Value

REPURCHASE AGREEMENT - 1.0%
State Street Bank & Trust Co. 0.01% ▲, dated 10/29/2010, to be repurchased at $7,499 on 11/01/2010. Collateralized by a U.S. Government Obligation, 2.50%, due 04/30/2015, and with a value of $7,653.	$7,499	7,499
Total Repurchase Agreement (cost $7,499)

Total Investment Securities (cost $582,417) #		727,207
Other Assets and Liabilities — Net		(475)

Net Assets		$726,732

The notes to the financial statements are an integral part of this report.

Transamerica Funds	Annual Report 2010

Transamerica Jennison Growth
SCHEDULE OF INVESTMENTS (continued)
At October 31, 2010
(all amounts in thousands)

NOTES TO SCHEDULE OF INVESTMENTS:

‡	Non-income producing security.

^	All or a portion of this security is on loan. The value of all securities on loan is $1.

∞	Percentage rounds to less than 0.1%.

▲	Rate shown reflects the yield at 10/29/2010.

#	Aggregate cost for federal income tax purposes is $589,359. Aggregate gross unrealized appreciation/depreciation for all securities in which there is an excess of value over tax cost were $138,774 and $926, respectively. Net unrealized appreciation for tax purposes is $137,848.
DEFINITION:

ADR	American Depositary Receipt
VALUATION SUMMARY:

Investment Securities	Level 1	Level 2	Level 3	Total

Common Stocks	$654,055	$65,652	$—	$719,707
Repurchase Agreement	—	7,499	—	7,499
Securities Lending Collateral	1	—	—	1

Total	$654,056	$73,151	$—	$727,207

The notes to the financial statements are an integral part of this report.

Transamerica Funds	Annual Report 2010

Transamerica MFS International Equity
SCHEDULE OF INVESTMENTS
At October 31, 2010
(all amounts except share amounts in thousands)

	Shares	Value

COMMON STOCKS - 95.7%
Austria - 0.4%
Erste Group Bank AG	45,968	$2,075
Brazil - 0.7%
Banco Santander Brasil SA ADR	242,430	3,491
Canada - 2.5%
Canadian National Railway Co.	209,073	13,544
China - 0.5%
CNOOC, Ltd.	1,417,000	2,929
Czech Republic - 0.8%
Komercni Banka AS	19,395	4,400
France - 14.5%
Air Liquide SA	83,324	10,778
AXA SA	270,244	4,920
Groupe Danone SA	123,826	7,837
Legrand SA	98,945	3,820
LVMH Moet Hennessy Louis Vuitton SA	122,967	19,271
Pernod-Ricard SA ^	89,419	7,929
Schneider Electric SA ^	130,929	18,586
Total SA ^	85,854	4,666
Germany - 10.6%
Bayer AG	93,710	6,993
Beiersdorf AG	140,352	9,144
Deutsche Boerse AG	99,346	6,991
Linde AG	146,245	21,057
Man AG	42,973	4,725
Merck KGaA	43,504	3,624
SAP AG	86,035	4,487
Hong Kong - 2.7%
AIA Group, Ltd. ‡	446,200	1,330
China Unicom, Ltd.	1,554,000	2,209
Esprit Holdings, Ltd.	942,700	5,047
Li & Fung, Ltd.	1,004,000	5,291
India - 3.0%
ICICI Bank, Ltd. ADR	141,420	7,436
Infosys Technologies, Ltd. ADR ^	129,350	8,723
Japan - 10.6%
AEON Credit Service Co., Ltd. ^	143,400	1,650
Canon, Inc.	145,900	6,745
Denso Corp.	119,300	3,714
Fanuc, Ltd.	50,900	7,369
Hirose Electric Co., Ltd.	2,800	282
Hoya Corp. ^	396,200	9,267
INPEX Corp.	1,457	7,577
Konica Minolta Holdings, Inc.	260,500	2,525
Lawson, Inc.	139,700	6,354
Nomura Holdings, Inc. ^	551,400	2,864
Shin-Etsu Chemical Co., Ltd.	167,800	8,497
Korea, Republic of - 1.4%
Samsung Electronics Co., Ltd.	11,133	7,371
Mexico - 0.3%
America Movil SAB de CV — Series L ADR	27,050	1,549
Netherlands - 10.4%
Akzo Nobel NV	154,700	9,185
Heineken NV	307,922	15,608
ING Groep NV ‡	895,912	9,564
Randstad Holding NV ‡	126,270	6,010
TNT NV	248,069	6,595
Wolters Kluwer NV	378,603	8,613
Singapore - 1.1%
Keppel Corp., Ltd.	181,000	1,396
Singapore Telecommunications, Ltd.	1,935,150	4,620
South Africa - 0.9%
MTN Group, Ltd.	268,631	4,832
Spain - 0.9%
Banco Santander SA	230,259	2,958
Red Electrica Corp. SA	34,826	1,750
Sweden - 0.8%
Svenska Cellulosa AB — Class B	277,800	4,309
Switzerland - 13.8%
Cie Financiere Richemont SA	165,707	8,265
Givaudan SA	4,813	4,959
Julius Baer Group, Ltd.	219,950	9,285
Nestle SA	323,163	17,701
Roche Holding AG	90,485	13,287
Sonova Holding AG	20,521	2,377
Swiss Reinsurance Co., Ltd.	55,508	2,668
Synthes, Inc.	77,988	9,305
UBS AG ‡	371,889	6,296
Taiwan - 1.7%
Taiwan Semiconductor Manufacturing Co., Ltd. ADR	816,371	8,907
United Kingdom - 18.1%
Barclays PLC	408,180	1,796
BG Group PLC	213,576	4,160
Burberry Group PLC	76,414	1,248
Diageo PLC	668,327	12,337
Hays PLC	1,430,650	2,533
HSBC Holdings PLC	1,553,387	16,156
Ladbrokes PLC	410,641	867
Reckitt Benckiser Group PLC	325,151	18,187
Royal Dutch Shell PLC — Class A	246,964	8,017
Smiths Group PLC	322,734	6,164
Standard Chartered PLC	338,813	9,802
Tesco PLC	1,126,612	7,706
William Hill PLC	157,567	406
WPP PLC	700,133	8,145

Total Common Stocks (cost $452,180)		513,081

RIGHT - 0.0% ∞
Spain - 0.0% ∞
Banco Santander SA ‡ ^	230,256	38
Total Right (cost $39)

SECURITIES LENDING COLLATERAL - 2.8%
State Street Navigator Securities Lending Trust — Prime Portfolio, 0.35% ▲	15,209,287	15,209
Total Securities Lending Collateral (cost $15,209)

	Principal	Value

REPURCHASE AGREEMENT - 4.1%
State Street Bank & Trust Co. 0.01% ▲, dated 10/29/2010, to be repurchased at $22,040 on 11/01/2010. Collateralized by U.S. Government Agency Obligations, 4.00% - 5.50%, due 12/15/2017 - 12/25/2024, and with a total value of $22,482.	$22,040	22,040
Total Repurchase Agreement (cost $22,040)

Total Investment Securities (cost $489,468) #		550,368
Other Assets and Liabilities — Net		(14,187)

Net Assets		$536,181

The notes to the financial statements are an integral part of this report.

Transamerica Funds	Annual Report 2010

Transamerica MFS International Equity
SCHEDULE OF INVESTMENTS (continued)
At October 31, 2010
(all amounts in thousands)

	Percentage of
INVESTMENTS BY INDUSTRY (unaudited):	Total Investments	Value

Chemicals	9.9%	$54,476
Commercial Banks	8.8	48,152
Beverages	6.4	35,875
Textiles, Apparel & Luxury Goods	5.2	28,784
Oil, Gas & Consumable Fuels	5.0	27,349
Food Products	4.7	25,537
Pharmaceuticals	4.3	23,904
Electrical Equipment	4.1	22,406
Capital Markets	3.3	18,445
Household Products	3.3	18,187
Media	3.1	16,758
Diversified Financial Services	3.0	16,555
Semiconductors & Semiconductor Equipment	2.9	16,278
Food & Staples Retailing	2.6	14,060
Road & Rail	2.5	13,544
Machinery	2.2	12,094
Health Care Equipment & Supplies	2.1	11,682
Electronic Equipment & Instruments	1.7	9,549
Office Electronics	1.7	9,270
Personal Products	1.7	9,144
Insurance	1.6	8,918
IT Services	1.6	8,723
Professional Services	1.5	8,543
Industrial Conglomerates	1.4	7,560
Diversified Telecommunication Services	1.2	6,829
Air Freight & Logistics	1.2	6,595
Wireless Telecommunication Services	1.2	6,381
Distributors	1.0	5,291
Specialty Retail	0.9	5,047
Software	0.8	4,487
Paper & Forest Products	0.8	4,309
Auto Components	0.7	3,714
Electric Utilities	0.3	1,750
Consumer Finance	0.3	1,650
Hotels, Restaurants & Leisure	0.2	1,273

Investment Securities, at Value	93.2	513,119
Short-Term Investments	6.8	37,249

Total Investments	100.0%	$550,368

NOTES TO SCHEDULE OF INVESTMENTS:

‡	Non-income producing security.

^	All or a portion of this security is on loan. The value of all securities on loan is $14,497.

∞	Percentage rounds to less than 0.1%.

▲	Rate shown reflects the yield at 10/29/2010.

#	Aggregate cost for federal income tax purposes is $489,727. Aggregate gross unrealized appreciation/depreciation for all securities in which there is an excess of value over tax cost were $74,052 and $13,411, respectively. Net unrealized appreciation for tax purposes is $60,641.
DEFINITION:

ADR	American Depositary Receipt
VALUATION SUMMARY:

Investment Securities	Level 1	Level 2	Level 3	Total

Common Stocks	$18,584	$494,497	$—	$513,081
Repurchase Agreement	—	22,040	—	22,040
Rights	—	38	—	38
Securities Lending Collateral	15,209	—	—	15,209

Total	$33,793	$516,575	$—	$550,368

The notes to the financial statements are an integral part of this report.

Transamerica Funds	Annual Report 2010

Transamerica PIMCO Real Return TIPS
SCHEDULE OF INVESTMENTS
At October 31, 2010
(all amounts in thousands)

		Principal	Value

U.S. GOVERNMENT OBLIGATIONS - 97.9%
U.S. Treasury Inflation Indexed Bond
1.75%, 01/15/2028		$24,069	$26,628
2.00%, 01/15/2026		33,324	38,090
2.38%, 01/15/2025 •		74,453	88,779
2.38%, 01/15/2027		14,223	17.075
2.50%, 01/15/2029		17,121	21,063
3.38%, 04/15/2032		615	868
3.63%, 04/15/2028		40,490	56,284
3.88%, 04/15/2029		49,050	71,019
U.S. Treasury Inflation Indexed Note
0.63%, 04/15/2013		1,239	1,281
1.25%, 04/15/2014 - 07/15/2020		29,372	31,523
1.38%, 07/15/2018		3,341	3,642
1.38%, 01/15/2020 g		32,402	35,184
1.63%, 01/15/2015 g		46,414	50,265
1.63%, 01/15/2018		16,567	18,301
1.88%, 07/15/2013 - 07/15/2019		80,914	88,495
2.00%, 04/15/2012 - 07/15/2014		93,781	101,235
2.00%, 01/15/2016 g		34,314	38,212
2.13%, 01/15/2019		5,510	6,320
2.38%, 01/15/2017 g ○		71,756	82,227
2.50%, 07/15/2016		11,890	13,687
2.63%, 07/15/2017		6,846	8,031
3.00%, 07/15/2012		14,933	15,878
3.38%, 01/15/2012		11,253	11,782
3.50%, 01/15/2011		1,129	1,137

Total U.S. Government Obligations (cost $765,553)			827,006

U.S. GOVERNMENT AGENCY OBLIGATIONS - 0.2%
Fannie Mae
0.41%, 08/25/2034 *		120	114
1.55%, 10/01/2044 *		48	47
Freddie Mac
0.49%, 02/15/2019 *		1,890	1,890

Total U.S. Government Agency Obligations (cost $2,087)			2,051

FOREIGN GOVERNMENT OBLIGATIONS - 2.6%
Australia Government Bond
2.50%, 09/20/2030	AUD	100	97
3.00%, 09/20/2025	AUD	5,500	5,860
4.00%, 08/20/2015 - 08/20/2020	AUD	3,300	5,365
Canada Housing Trust No. 1	CAD	8,500	8,429
2.45%, 12/15/2015	CAD	8,500	8,429
New South Wales Treasury Corp.	AUD	2,200	2,209
2.75%, 11/20/2025	AUD	2,200	2,209

Total Foreign Government Obligations (cost $20,393)			21,960

MORTGAGE-BACKED SECURITIES - 2.4%
Arkle Master Issuer PLC
Series 2010-1A, Class 2A
1.52%, 05/17/2060 - 144A *		$2,600	2,588
Arran Residential Mortgages Funding PLC
Series 2010-1A, Class A1B
2.20%, 05/16/2047 - 144A *		500	695
Banc of America Commercial Mortgage, Inc.
Series 2007-5, Class A4
5.49%, 02/10/2051		530	563
Banc of America Mortgage Securities, Inc.
Series 2004-1, Class 5A1
6.50%, 09/25/2033		39	41
Bear Stearns Adjustable Rate Mortgage Trust
Series 2005-2, Class A1
2.76%, 03/25/2035 *		763	727
Series 2005-2, Class A2
2.93%, 03/25/2035 *		242	231
Series 2005-5, Class A1
2.34%, 08/25/2035 *		243	232
Series 2005-5, Class A2
2.40%, 08/25/2035 *		416	393
Citigroup Mortgage Loan Trust, Inc.
Series 2005-11, Class A1A
2.82%, 12/25/2035 *		38	34
Series 2005-6, Class A1
2.51%, 08/25/2035 *		295	277
Series 2005-6, Class A2
2.56%, 08/25/2035 *		363	326
Series 2005-6, Class A3
2.21%, 08/25/2035 *		47	44
Citigroup/Deutsche Bank Commercial Mortgage Trust
Series 2007-CD5, Class A4
5.89%, 11/15/2044 *		400	432
Countrywide Home Loan Mortgage Pass-Through Trust
Series 2005-3, Class 1A2
0.55%, 04/25/2035 *		1,112	687
Series 2005-R2, Class 1AF1
0.60%, 06/25/2035 - 144A *		254	219
Granite Master Issuer PLC
Series 2006-3, Class A3
0.30%, 12/20/2054 *		879	817
Series 2006-3, Class A7
0.36%, 12/20/2054 *		229	213
Greenpoint Mortgage Funding Trust
Series 2005-AR1, Class A2
0.48%, 06/25/2045 *		444	290
GSR Mortgage Loan Trust
Series 2005-AR6, Class 2A1
2.89%, 09/25/2035 *		757	727
JPMorgan Chase Commercial Mortgage Securities Corp.
Series 2006-CB17, Class A4
5.43%, 12/12/2043		510	548
LB-UBS Commercial Mortgage Trust
Series 2007-C7, Class A3
5.87%, 09/15/2045 *		200	214
MASTR Alternative Loans Trust
Series 2006-2, Class 2A1
0.66%, 03/25/2036 *		771	305
Merrill Lynch/Countrywide Commercial Mortgage Trust
Series 2007-9, Class A4
5.70%, 09/12/2049		300	315
Morgan Stanley Capital I
Series 2007-IQ15, Class A4
5.88%, 06/11/2049 *		1,200	1,277
Permanent Master Issuer PLC
Series 2006-1, Class 5A
0.40%, 07/15/2033 *		5,500	5,351
Residential Accredit Loans, Inc.
Series 2006-QO6, Class A1
0.44%, 06/25/2046 *		1,177	483
Sequoia Mortgage Trust
Series 5, Class A
0.61%, 10/19/2026 *		128	110

The notes to the financial statements are an integral part of this report.

Transamerica Funds	Annual Report 2010

Transamerica PIMCO Real Return TIPS
SCHEDULE OF INVESTMENTS (continued)
At October 31, 2010
(all amounts in thousands)

		Principal	Value

MORTGAGE-BACKED SECURITIES (continued)
Structured Asset Mortgage Investments, Inc.
Series 2006-AR5, Class 1A1
0.47%, 05/25/2046 *		$1,033	$546
Wachovia Bank Commercial Mortgage Trust
Series 2006-C23, Class A4
5.42%, 01/15/2045 *		720	788
Series 2006-C28, Class A4
5.57%, 10/15/2048		400	424
WaMu Mortgage Pass-Through Certificates
Series 2003-AR9, Class 2A
2.78%, 09/25/2033 *		733	740

Total Mortgage-Backed Securities (cost $20,707)			20,637

ASSET-BACKED SECURITIES - 0.6%
ARES CLO Funds
Series 2006-6RA, Class A1B
0.52%, 03/12/2018 - 144A *		890	845
CSAB Mortgage Backed Trust
Series 2006-1, Class A6A
6.17%, 06/25/2036 *		1,211	785
Equity One, Inc.
Series 2004-1, Class AV2
0.56%, 04/25/2034 *		47	36
Gazprom Via Gaz Capital SA
Series 16
7.34%, 04/11/2013 - 144A		300	325
Magnolia Funding, Ltd.
Series 2010-1A, Class A1
3.00%, 04/20/2017 - 144A		485	677
Morgan Stanley Mortgage Loan Trust
Series 2006-12XS, Class A6A
5.73%, 10/25/2036 *		472	279
SLM Student Loan Trust
Series 2010-B, Class A1
2.18%, 08/15/2016 - 144A *		1,824	1,824
Truman Capital Mortgage Loan Trust
Series 2004-1, Class A1
0.60%, 01/25/2034 - 144A *		2	2
Wood Street CLO BV
Series II-A, Class A1
1.39%, 03/29/2021 - 144A * §		298	384

Total Asset-Backed Securities (cost $5,342)			5,157

MUNICIPAL GOVERNMENT OBLIGATIONS - 0.2%
Buckeye Tobacco Settlement Financing Authority
5.88%, 06/01/2047		500	381
Tobacco Settlement Financing Corp. -Series A
6.00%, 06/01/2023		385	397
7.47%, 06/01/2047		670	522

Total Municipal Government Obligations (cost $1,471)			1,300

PREFERRED CORPORATE DEBT SECURITIES - 0.3%
Commercial Banks - 0.3%
Wells Fargo & Co. — Series K
7.98%, 03/15/2018 * Ž		1,500	1,575
Wells Fargo Capital XIII
7.70%, 03/26/2013 * Ž		800	830

Total Preferred Corporate Debt Securities (cost $2,300)			2,405

CORPORATE DEBT SECURITIES - 11.5%
Capital Markets - 2.0%
BP Capital Markets PLC
0.42%, 04/11/2011 *		200	200
Goldman Sachs Group, Inc.
0.47%, 02/06/2012 *		500	498
0.74%, 03/22/2016 *		5,455	5,089
Morgan Stanley
1.22%, 03/01/2013 *	EUR	1,000	1,325
2.88%, 05/14/2013 *		$8,800	9,010
Morgan Stanley — Series F
0.54%, 01/09/2012 *		200	200
0.74%, 10/18/2016 *		800	712
Commercial Banks - 3.3%
ANZ National International, Ltd.
0.79%, 08/19/2014 - 144A *		2,000	2,014
6.20%, 07/19/2013 - 144A		1,700	1,901
Banco Mercantil del Norte SA
4.38%, 07/19/2015 - 144A		100	101
Bank of Scotland PLC
4.88%, 04/15/2011 - Reg S §		1,100	1,121
Barclays Bank PLC
1.39%, 12/16/2011 *		10,600	10,599
HBOS PLC
6.75%, 05/21/2018 - 144A		1,000	1,025
National Australia Bank, Ltd.
5.35%, 06/12/2013 - 144A		1,400	1,537
Royal Bank of Scotland PLC
2.76%, 08/23/2013 *		7,000	7,168
3.00%, 12/09/2011 - 144A		1,000	1,026
Wachovia Corp.
0.42%, 04/23/2012 *		1,100	1,096
Consumer Finance - 0.0% ∞
SLM Corp.
5.05%, 11/14/2014		300	296
Diversified Financial Services - 3.0%
Ally Financial, Inc.
6.63%, 05/15/2012		4,900	5,090
6.88%, 09/15/2011		500	516
Citigroup, Inc.
2.38%, 08/13/2013 *		1,500	1,512
Countrywide Financial Corp.
5.80%, 06/07/2012		500	528
Ford Motor Credit Co., LLC
7.00%, 10/01/2013		1,000	1,091
7.25%, 10/25/2011		1,950	2,047
7.80%, 06/01/2012		450	485
Green Valley, Ltd.
4.57%, 01/10/2011 - 144A * §	EUR	300	415
International Lease Finance Corp.
6.50%, 09/01/2014 - 144A		$600	648
6.75%, 09/01/2016 - 144A		500	545
7.13%, 09/01/2018 - 144A		1,000	1,100
Merrill Lynch & Co., Inc.
1.63%, 09/27/2012 *	EUR	7,400	9,938
Mystic Re, Ltd.
10.30%, 06/07/2011 - 144A * §		$1,000	1,053
Vita Capital III, Ltd.
1.41%, 01/01/2012 - 144A * §		400	397

The notes to the financial statements are an integral part of this report.

Transamerica Funds	Annual Report 2010

Transamerica PIMCO Real Return TIPS
SCHEDULE OF INVESTMENTS (continued)
At October 31, 2010
(all amounts except share amounts in thousands)

	Principal	Value

Energy Equipment & Services - 0.3%
Transocean, Inc.
4.95%, 11/15/2015	$2,300	$2,437
Food Products - 0.7%
Tyson Foods, Inc.
10.50%, 03/01/2014	5,000	6,013
Household Durables - 0.4%
Black & Decker Corp.
8.95%, 04/15/2014	3,000	3,704
Insurance - 1.7%
American International Group, Inc.
8.18%, 05/15/2058 *	3,650	3,888
8.63%, 05/22/2038 - Reg S * GBP	500	821
Foundation RE II, Ltd. — Series 2006-I
7.12%, 11/26/2010 - 144A * §	$500	501
Marsh & McLennan Cos., Inc.
5.75%, 09/15/2015	6,000	6,685
New York Life Global Funding
4.65%, 05/09/2013 - 144A	1,600	1,735
Pacific Life Global Funding
5.15%, 04/15/2013 - 144A	500	540
Oil, Gas & Consumable Fuels - 0.1%
Petroleos Mexicanos
5.50%, 01/21/2021	800	870

Total Corporate Debt Securities (cost $90,515)		97,477

	Shares	Value

CONVERTIBLE PREFERRED STOCK - 0.0% ∞
Commercial Banks - 0.0% ∞
Wells Fargo & Co. 7.50%	400	400
Total Convertible Preferred Stock (cost $400)

Total Investment Securities (cost $908,768) #		978,393
Other Assets and Liabilities — Net		(132,428)

Net Assets		$845,965

	Principal	Value

REVERSE REPURCHASE AGREEMENTS — (2.8)%
Credit Suisse First Boston Mortgage Securities Corp.
0.24% ▲, dated 10/29/2010, to be repurchased at $(6,571) on 01/28/2011.	$(6,571)	$(6,571)
BNP Paribas
0.23% ▲, dated 10/21/2010, to be repurchased at $(16,993) on 11/16/2010.	(16,993)	(16,993)

Total Reverse Repurchase Agreements (cost $(23,564))		(23,564)

	Notional
	Amount	Value

WRITTEN-OPTIONS - 0.0%∞
Call Options - 0.0%∞
10-Year U.S. Treasury Note Futures	$(68)	(11)
Call Strike $129.00
Expires 11/26/2010
Euro Futures	(65)	(12)
Call Strike $99.50
Expires 12/13/2010
Put Options - 0.0%∞
10-Year U.S. Treasury Note Futures	(13)	(7)
Put Strike $125.00
Expires 11/26/2010
10-Year U.S. Treasury Note Futures	(55)	(15)
Put Strike $124.00
Expires 11/26/2010
Euro Futures	(65)	(1)
Put Strike $99.50
Expires 12/13/2010

Total Written Options (Premiums: $66)		(46)

The notes to the financial statements are an integral part of this report.

Transamerica Funds	Annual Report 2010

Transamerica PIMCO Real Return TIPS
SCHEDULE OF INVESTMENTS (continued)
At October 31, 2010
(all amounts in thousands)

WRITTEN SWAPTIONS:
		Pay/Receive	Exercise		Expiration	Notional	Premiums Paid
Description	Floating Rate Index	Floating Rate	Rate		Date	Amount	(Received)	Value

Call — Interest Rate Swap, European Style §	2-Year OC FVA USD	Receive	0.00	%∞	10/11/2011	$(11,800)	$(131)	$(126)
Call — Interest Rate Swap, European Style §	2-Year OC FVA USD	Receive	0.00	∞	11/14/2011	(13,400)	(146)	(141)
Call — Interest Rate Swap, European Style §	10-Year IRO USD	Receive	0.01		10/11/2011	(5,500)	(28)	(32)
Call — Interest Rate Swap, European Style	Itraxx.OC 0.9 Euro	Receive	0.90		12/15/2010	(1,400)	(7)	(5)
Call — Interest Rate Swap, European Style	5-Year CDX.OC 0.90	Receive	0.90		12/15/2010	(2,300)	(7)	(8)
Call — Interest Rate Swap, European Style	5-Year CDX.OIC 14 UAG	Receive	0.90		12/15/2010	(1,900)	(4)	(9)
Call — Interest Rate Swap, European Style	5-Year Itraxx.O Euro 14 MYC	Receive	0.90		03/16/2011	(2,700)	(8)	(11)
Call — Interest Rate Swap, European Style	3-Month USD LIBOR	Receive	1.25		02/22/2011	(19,900)	(34)	(37)
Call — Interest Rate Swap, European Style	3-Month USD LIBOR	Receive	1.35		12/13/2010	(15,800)	(43)	(39)
Call — Interest Rate Swap, European Style	3-Month USD LIBOR	Receive	1.35		12/13/2010	(24,100)	(57)	(60)
Call — Interest Rate Swap, European Style	5-Year IRO USD	Receive	1.50		12/13/2010	(3,100)	(10)	(17)
Call — Interest Rate Swap, European Style	5-Year IRO USD	Receive	1.50		12/13/2010	(1,000)	(3)	(6)
Call — Interest Rate Swap, European Style	3-Month USD LIBOR	Receive	2.25		12/13/2010	(3,100)	(14)	(3)
Call — Interest Rate Swap, European Style	10-Year IRO USD	Receive	3.25		01/24/2011	(3,400)	(19)	(157)
Put — Interest Rate Swap, European Style	10-Year IRO USD	Pay	0.00	∞	03/10/2020	(1,800)	(14)	(15)
Put — Interest Rate Swap, European Style	10-Year IRO USD	Pay	0.00	∞	03/12/2020	(7,600)	(64)	(68)
Put — Interest Rate Swap, European Style	10-Year IRO USD	Pay	0.00	∞	04/07/2020	(14,200)	(127)	(128)
Put — Interest Rate Swap, European Style	10-Year IRO USD	Pay	0.00	∞	09/29/2020	(1,700)	(22)	(15)
Put — Interest Rate Swap, European Style	5-Year CDX.OP 1.5 UAG	Pay	1.50		12/15/2010	(1,900)	(6)	w
Put — Interest Rate Swap, European Style	5-Year CDX.OP 1.5	Pay	1.50		12/15/2010	(2,300)	(7)	w
Put — Interest Rate Swap, European Style	Itraxx.OP 1.6 Euro	Pay	1.60		12/15/2010	(1,400)	(5)	(1)
Put — Interest Rate Swap, European Style	5-Year Itraxx.O Euro 14 MYC	Pay	1.60		03/16/2011	(2,700)	(21)	(10)
Put — Interest Rate Swap, European Style	3-Month USD LIBOR	Pay	1.70		12/13/2010	(15,800)	(47)	(38)
Put — Interest Rate Swap, European Style	5-Year CDX.0 IG14 MYC	Pay	1.70		03/16/2011	(800)	(4)	(1)
Put — Interest Rate Swap, European Style	3-Month USD LIBOR	Pay	1.80		02/22/2011	(19,900)	(116)	(112)
Put — Interest Rate Swap, European Style	5-Year Itraxx.OC. 0.9 Euro	Pay	1.80		03/16/2011	(800)	(6)	(3)
Put — Interest Rate Swap, European Style	3-Month USD LIBOR	Pay	1.95		12/13/2010	(24,100)	(44)	(16)
Put — Interest Rate Swap, European Style	5-Year IRO USD	Pay	2.10		12/13/2010	(1,000)	(5)	w
Put — Interest Rate Swap, European Style	5-Year IRO USD	Pay	2.10		12/13/2010	(3,100)	(11)	(1)
Put — Interest Rate Swap, European Style	2-Year IRO USD	Pay	2.25		09/24/2012	(3,300)	(23)	(15)
Put — Interest Rate Swap, European Style	2-Year IRO USD	Pay	2.25		09/24/2012	(1,400)	(9)	(6)
Put — Interest Rate Swap, European Style	2-Year IRO USD	Pay	2.25		09/24/2012	(67,100)	(537)	(296)
Put — Interest Rate Swap, European Style	3-Month USD LIBOR	Pay	2.75		12/13/2010	(3,100)	(25)	(41)
Put — Interest Rate Swap, European Style	3-Year IRO USD	Pay	3.00		06/18/2012	(16,600)	(172)	(57)
Put — Interest Rate Swap, European Style	3-Year IRO USD	Pay	3.00		06/18/2012	(8,100)	(90)	(28)
Put — Interest Rate Swap, European Style	3-Year IRO USD	Pay	3.00		06/18/2012	(13,300)	(147)	(46)
Put — Interest Rate Swap, European Style	3-Year IRO USD	Pay	3.00		06/18/2012	(10,600)	(96)	(36)
Put — Interest Rate Swap, European Style	3-Year IRO USD	Pay	3.00		06/18/2012	(7,000)	(78)	(24)
Put — Interest Rate Swap, European Style	10-Year IRO USD	Pay	5.00		01/24/2011	(3,400)	(28)	w
Put — Interest Rate Swap, European Style	10-Year IRO USD	Pay	10.00		07/10/2012	(2,600)	(18)	w
Put — Interest Rate Swap, European Style	10-Year IRO USD	Pay	10.00		07/10/2012	(1,400)	(9)	w

							$(2,242)	$(1,608)

SWAP AGREEMENTS: α
CREDIT DEFAULT SWAPS ON CORPORATE AND SOVEREIGN ISSUES — BUY PROTECTION: (1)

				Implied
				Credit Spread			Premiums	Unrealized
	Fixed Deal			(BP) at	Notional	Market	Paid	Appreciation
Reference Obligation	Pay Rate	Maturity Date	Counterparty	10/31/2010(3)	Amount(4)	Value	(Received)	(Depreciation)

Black and Decker Corp., 8.95%, 04/15/2014	2.20	06/20/2014	CBK	24.24	$3,000	$(207)	$—	$(207)
Marsh & McLennan Cos., Inc., 5.75%, 09/15/2015	0.76	09/20/2015	BRC	111.65	6,000	98	—	98
Tyson Foods, Inc., 6.60%, 03/20/2014	1.00	03/20/2014	BPS	143.37	6,000	88	300	(212)

						$(21)	$300	$(321)

The notes to the financial statements are an integral part of this report.

Transamerica Funds	Annual Report 2010

Transamerica PIMCO Real Return TIPS
SCHEDULE OF INVESTMENTS (continued)
At October 31, 2010
(all amounts in thousands)
CREDIT DEFAULT SWAPS ON CORPORATE AND SOVEREIGN ISSUES — SELL PROTECTION: (2)

				Implied
				Credit Spread			Premiums	Unrealized
	Fixed Deal			(BP) at	Notional	Market	Paid	Appreciation
Reference Obligation	Receive Rate	Maturity Date	Counterparty	10/31/2010(3)	Amount(4)	Value	(Received)	(Depreciation)

20-Year Japan Government Bond, 2.00%, 03/21/2022 §	1.00	12/20/2015	BOA	55.50	$2,900	$66	$66	$—
20-Year Japan Government Bond, 2.00%, 03/21/2022 §	1.00	12/20/2015	RYL	55.50	700	16	16	—
20-Year Japan Government Bond, 2.00%, 03/21/2022 §	1.00	12/20/2015	GST	55.50	500	(12)	10	(22)
20-Year Japan Government Bond, 2.00%, 03/21/2022 §	1.00	12/20/2015	BOA	55.50	500	(12)	10	(22)
American International Group, Inc., 6.25%, 05/01/2036	5.00	12/20/2013	DUB	141.55	6,500	712	(411)	1,123
CDX.EM.14 §	5.00	12/20/2015	DUB	204.40	1,100	154	162	(8)
CDX.EM.14 §	5.00	12/20/2015	BRC	204.40	800	112	113	(1)
CDX.EM.14 §	5.00	12/20/2015	UAG	204.40	1,300	182	180	2
Federative Republic of Brazil, 12.25%, 03/06/2030 §	1.00	06/20/2015	BRC	95.01	1,000	2	(8)	10
Federative Republic of Brazil, 12.25%, 03/06/2030 §	1.00	06/20/2015	HUS	95.01	1,000	2	(13)	15
Federative Republic of Brazil, 12.25%, 03/06/2030 §	1.00	06/20/2015	BRC	95.01	1,000	2	(17)	19
Federative Republic of Brazil, 12.25%, 03/06/2030	1.00	06/20/2020	DUB	126.98	2,500	(55)	(80)	25
France Government Bond, 4.25%, 04/25/2019	0.25	06/20/2015	CBK	65.67	1,300	(23)	(28)	5
France Government Bond, 4.25%, 04/25/2019	0.25	06/20/2015	DUB	65.67	1,300	(23)	(39)	16
France Government Bond, 4.25%, 04/25/2019	0.25	12/20/2015	BOA	69.85	800	(17)	(16)	(1)
France Government Bond, 4.25%, 04/25/2019	0.25	12/20/2015	BOA	69.85	1,200	(25)	(32)	7
France Government Bond, 4.25%, 04/25/2019	0.25	12/20/2015	BRC	69.85	1,100	(24)	(22)	(2)
France Government Bond, 4.25%, 04/25/2019	0.25	12/20/2015	RYL	69.85	900	(19)	(17)	(2)
France Government Bond, 4.25%, 04/25/2019	0.25	12/20/2015	CBK	69.85	600	(13)	(16)	3
Petrobras International Finance Co., 8.38%, 12/10/2018	1.00	09/20/2012	DUB	112.78	300	(1)	(3)	2
Republic of Italy, 6.88%, 09/27/2023 §	1.00	06/20/2011	BOA	95.43	200	w	(2)	2
Republic of Italy, 6.88%, 09/27/2023	1.00	06/20/2015	DUB	167.24	800	(23)	(15)	(8)
United Kingdom Gilt, 4.25%, 06/07/2032 §	1.00	06/20/2015	CBK	49.71	1,600	35	12	23
United Kingdom Gilt, 4.25%, 06/07/2032 §	1.00	06/20/2015	DUB	49.71	2,200	48	17	31
United Kingdom Gilt, 4.25%, 06/07/2032 §	1.00	06/20/2015	DUB	49.71	700	15	3	12
United Kingdom Gilt, 4.25%, 06/07/2032 §	1.00	12/20/2015	DUB	54.00	900	21	21	—

						$1,120	$(109)	$1,229

The notes to the financial statements are an integral part of this report.

Transamerica Funds	Annual Report 2010

Transamerica PIMCO Real Return TIPS
SCHEDULE OF INVESTMENTS (continued)
At October 31, 2010
(all amounts in thousands)
INTEREST RATE SWAP AGREEMENTS — RECEIVABLE:

							Premiums	Unrealized
				Currency	Notional	Market	Paid	Appreciation
Floating Rate Index	Fixed Rate	Maturity Date	Counterparty	Code	Amount	Value	(Received)	(Depreciation)

3-Month USD LIBOR	3.25	11/02/2020	MYC	—	$1,400	$—	$—	$—
3-Month USD LIBOR	3.25	11/02/2020	CBK	—	1,600	—	—	—
3-Month USD LIBOR	3.25	11/02/2020	BOA	—	9,600	—	—	—
BRL-CDI	14.77	01/02/2012	MLC	BRL	1,100	66	1	65
BRL-CDI	14.77	01/02/2012	HUS	BRL	200	12	1	11
BRL-CDI	11.89	01/02/2013	HUS	BRL	4,800	38	5	33
FRC — Excluding Tobacco-Non- Revised CPI	2.04	02/21/2011	BPS	EUR	5,500	249	—	249

						$365	$7	$358

INTEREST RATE SWAP AGREEMENTS — PAYABLE:

							Premiums	Unrealized
				Currency	Notional	Market	Paid	Appreciation
Floating Rate Index	Fixed Rate	Maturity Date	Counterparty	Code	Amount	Value	(Received)	(Depreciation)

BRL-CDI	11.14	01/02/2012	HUS	BRL	$2,600	$31	$7	$24
BRL-CDI	11.36	01/02/2012	HUS	BRL	29,800	313	28	285
BRL-CDI §	11.63	01/02/2012	MYC	BRL	20,100	118	(17)	135
BRL-CDI	10.58	01/02/2012	UAG	BRL	13,000	(91)	(1)	(90)
BRL-CDI	10.12	01/02/2012	MYC	BRL	3,000	(55)	(9)	(46)
BRL-CDI	10.68	01/02/2012	BRC	BRL	14,800	(67)	(45)	(22)
BRL-CDI	11.89	01/02/2013	GLM	BRL	20,100	160	9	151
BRL-CDI	12.07	01/02/2013	UAG	BRL	14,900	152	(43)	195
BRL-CDI	11.98	01/02/2013	MYC	BRL	5,300	47	—	47
FRC — Excluding Tobacco-Non- Revised CPI	2.10	10/15/2011	UAG	EUR	2,800	149	—	149
UK-RPI §	3.44	09/14/2012	RYL	GBP	1,700	2	—	2
UK-RPI §	3.45	09/15/2012	DUB	GBP	500	1	—	1

						$760	$(71)	$831

FUTURES CONTRACTS: g
				Net Unrealized
				Appreciation
Description	Type	Contracts ┌	Expiration Date	(Depreciation)

90-Day Euro	Long	109	03/14/2011	$4
90-Day Euro	Long	226	06/13/2011	23
90-Day Euro	Long	66	03/19/2012	38

				$65

FORWARD FOREIGN CURRENCY CONTRACTS: ☼
			Amount in U.S.	Net Unrealized
		Settlement	Dollars	Appreciation
Currency	Bought (Sold)	Date	Bought (Sold)	(Depreciation)

Australian Dollar	(1,730)	12/03/2010	$(1,696)	$9
Brazilian Real	8,612	12/02/2010	4,799	236
Brazilian Real	350	12/02/2010	200	5
Brazilian Real	(8,962)	12/02/2010	(5,355)	117
Brazilian Real	8,962	03/02/2011	5,255	(104)
Canadian Dollar	(7,440)	11/18/2010	(7,269)	(24)
Chinese Yuan Renminbi	(1,708)	11/17/2010	(257)	1
Chinese Yuan Renminbi	3,456	11/17/2010	521	(3)
Chinese Yuan Renminbi	883	11/17/2010	133	(1)
Chinese Yuan Renminbi	3,516	11/17/2010	530	(3)

The notes to the financial statements are an integral part of this report.

Transamerica Funds	Annual Report 2010

Transamerica PIMCO Real Return TIPS
SCHEDULE OF INVESTMENTS (continued)
At October 31, 2010
(all amounts in thousands)

FORWARD FOREIGN CURRENCY CONTRACTS (continued): ☼
			Amount in U.S.	Net Unrealized
		Settlement	Dollars	Appreciation
Currency	Bought (Sold)	Date	Bought (Sold)	(Depreciation)

Chinese Yuan Renminbi	1,786	11/17/2010	$270	$(2)
Chinese Yuan Renminbi	(4,195)	11/17/2010	(632)	3
Chinese Yuan Renminbi	2,866	11/17/2010	433	(3)
Chinese Yuan Renminbi	(10,270)	11/17/2010	(1,537)	(3)
Chinese Yuan Renminbi	1,793	11/17/2010	271	(2)
Chinese Yuan Renminbi	1,874	11/17/2010	283	(2)
Chinese Yuan Renminbi	896	11/23/2010	135	(1)
Chinese Yuan Renminbi	1,273	11/23/2010	192	(1)
Chinese Yuan Renminbi	4,179	01/10/2011	624	4
Chinese Yuan Renminbi	2,590	01/10/2011	390	(1)
Chinese Yuan Renminbi	6,030	01/10/2011	904	3
Chinese Yuan Renminbi	2,391	01/10/2011	360	(1)
Chinese Yuan Renminbi	1,726	01/10/2011	260	(1)
Chinese Yuan Renminbi	10,270	11/15/2011	1,581	(7)
Chinese Yuan Renminbi	1,708	11/15/2011	266	(4)
Chinese Yuan Renminbi	4,195	11/15/2011	653	(10)
Euro	(447)	11/23/2010	(602)	(20)
Euro	2,437	11/23/2010	3,121	271
Euro	(223)	11/23/2010	(295)	(15)
Euro	369	11/23/2010	514	w
Euro	(299)	01/04/2011	(398)	(18)
Euro	(11,987)	01/25/2011	(16,667)	2
Indian Rupee	(5,000)	11/12/2010	(113)	w
Indian Rupee	(9,560)	11/12/2010	(215)	w
Indian Rupee	(8,700)	11/12/2010	(195)	w
Indian Rupee	23,260	11/12/2010	500	22
Indian Rupee	25,245	03/09/2011	560	(5)
Indian Rupee	5,937	03/09/2011	126	5
Indian Rupee	5,410	03/09/2011	120	(1)
Indian Rupee	9,560	03/09/2011	212	(2)
Indian Rupee	9,440	03/09/2011	210	(2)
Indian Rupee	9,955	03/09/2011	220	(1)
Indian Rupee	41,209	03/09/2011	874	32
Indian Rupee	32,774	03/09/2011	700	21
Indian Rupee	5,000	03/09/2011	111	(1)
Indian Rupee	29,713	03/09/2011	660	(6)
Indian Rupee	9,024	03/09/2011	200	(2)
Indian Rupee	14,873	03/09/2011	330	(3)
Indian Rupee	17,187	03/09/2011	380	(2)
Indian Rupee	4,986	03/09/2011	110	w
Indian Rupee	29,296	03/09/2011	650	(6)
Indian Rupee	10,339	03/09/2011	230	(3)
Indian Rupee	4,759	03/09/2011	105	w
Indian Rupee	8,700	03/09/2011	192	(1)
Indian Rupee	4,744	03/09/2011	105	(1)
Indian Rupee	32,760	03/09/2011	700	21
Indonesian Rupiah	8,815,999	10/31/2011	950	(18)
Japanese Yen	81,363	11/01/2010	1,000	11
Japanese Yen	305,726	11/01/2010	3,748	51
Japanese Yen	(387,089)	11/01/2010	(4,599)	(210)
Japanese Yen	49,735	12/06/2010	610	8
Japanese Yen	61,230	12/06/2010	760	1
Japanese Yen	25,272	12/06/2010	310	4
Japanese Yen	24,461	12/06/2010	300	4
Japanese Yen	(305,726)	12/06/2010	(3,750)	(51)
Japanese Yen	48,750	12/06/2010	600	6
Japanese Yen	97,371	12/06/2010	1,195	15
Philippine Peso	225	11/15/2010	5	w
Philippine Peso	(8,000)	11/15/2010	(186)	w
Philippine Peso	(10,343)	11/15/2010	(239)	(1)
Philippine Peso	(112)	11/15/2010	(2)	w
Philippine Peso	35,216	11/15/2010	800	18
Philippine Peso	(113)	11/15/2010	(2)	w
Philippine Peso	(7,770)	11/15/2010	(180)	(1)
Philippine Peso	17,600	11/15/2010	400	9
Philippine Peso	26,436	11/15/2010	600	14
Philippine Peso	(10,900)	11/15/2010	(251)	(2)
Philippine Peso	(10,625)	11/15/2010	(245)	(2)
Philippine Peso	4,406	11/15/2010	100	2
Philippine Peso	(10,300)	11/15/2010	(237)	(2)
Philippine Peso	5,048	02/07/2011	116	1
Philippine Peso	20,116	02/07/2011	460	4

The notes to the financial statements are an integral part of this report.

Transamerica Funds	Annual Report 2010

Transamerica PIMCO Real Return TIPS
SCHEDULE OF INVESTMENTS (continued)
At October 31, 2010
(all amounts in thousands)

FORWARD FOREIGN CURRENCY CONTRACTS (continued): ☼
			Amount in U.S.	Net Unrealized
		Settlement	Dollars	Appreciation
Currency	Bought (Sold)	Date	Bought (Sold)	(Depreciation)

Philippine Peso	40,057	02/07/2011	$920	$5
Philippine Peso	13,946	02/07/2011	320	2
Philippine Peso	3,310	02/07/2011	76	w
Philippine Peso	17,752	02/07/2011	408	2
Philippine Peso	21,230	06/15/2011	480	7
Philippine Peso	5,302	06/15/2011	120	2
Philippine Peso	10,900	06/15/2011	248	2
Philippine Peso	8,000	06/15/2011	184	(1)
Philippine Peso	10,625	06/15/2011	242	1
Philippine Peso	10,300	06/15/2011	234	2
Philippine Peso	7,770	06/15/2011	178	1
Philippine Peso	10,343	06/15/2011	236	1
Philippine Peso	39,375	06/15/2011	900	3
Pound Sterling	(2,023)	12/20/2010	(3,151)	(89)
Pound Sterling	106	12/20/2010	168	2
Republic of Korea Won	93,555	11/12/2010	80	3
Republic of Korea Won	320,599	11/12/2010	272	13
Republic of Korea Won	235,280	11/12/2010	200	9
Republic of Korea Won	348,570	11/12/2010	300	10
Republic of Korea Won	129,800	11/12/2010	109	7
Republic of Korea Won	(157,300)	11/12/2010	(140)	1
Republic of Korea Won	340,050	11/12/2010	300	2
Republic of Korea Won	368,200	11/12/2010	302	25
Republic of Korea Won	171,142	11/12/2010	146	6
Republic of Korea Won	175,950	11/12/2010	150	6
Republic of Korea Won	381,340	11/12/2010	321	18
Republic of Korea Won	808,510	11/12/2010	672	47
Republic of Korea Won	357,957	11/12/2010	310	8
Republic of Korea Won	348,780	11/12/2010	300	10
Republic of Korea Won	664,535	11/12/2010	580	11
Republic of Korea Won	362,654	11/12/2010	310	12
Republic of Korea Won	173,850	11/12/2010	150	5
Republic of Korea Won	439,292	11/12/2010	356	34
Republic of Korea Won	(548,000)	11/12/2010	(491)	4
Republic of Korea Won	(911,600)	11/12/2010	(800)	(10)
Republic of Korea Won	679,149	11/12/2010	590	14
Republic of Korea Won	(683,600)	11/12/2010	(604)	(4)
Republic of Korea Won	(375,000)	11/12/2010	(336)	2
Republic of Korea Won	(608,500)	11/12/2010	(540)	(1)
Republic of Korea Won	235,640	11/12/2010	200	9
Republic of Korea Won	362,468	11/12/2010	310	12
Republic of Korea Won	361,956	11/12/2010	310	12
Republic of Korea Won	(595,000)	11/12/2010	(528)	(1)
Republic of Korea Won	(1,387,590)	11/12/2010	(1,232)	(2)
Republic of Korea Won	(126,699)	11/12/2010	(112)	(1)
Republic of Korea Won	162,200	11/12/2010	137	7
Republic of Korea Won	88,563	11/12/2010	75	3
Republic of Korea Won	175,170	11/12/2010	150	6
Republic of Korea Won	(2,095,919)	11/12/2010	(1,872)	9
Republic of Korea Won	(296,000)	11/12/2010	(265)	2
Republic of Korea Won	515,835	01/19/2011	450	10
Republic of Korea Won	515,835	01/19/2011	450	10
Republic of Korea Won	559,200	01/19/2011	500	(1)
Republic of Korea Won	500,368	01/19/2011	440	6
Republic of Korea Won	1,036,125	01/19/2011	910	14
Republic of Korea Won	296,000	05/09/2011	264	2
Republic of Korea Won	372,405	05/09/2011	330	4
Republic of Korea Won	227,500	05/09/2011	200	4
Republic of Korea Won	595,000	05/09/2011	526	7
Republic of Korea Won	375,000	05/09/2011	335	1
Republic of Korea Won	113,820	05/09/2011	100	2
Republic of Korea Won	1,387,589	05/09/2011	1,225	19
Republic of Korea Won	157,300	05/09/2011	140	1
Republic of Korea Won	2,095,919	05/09/2011	1,862	17
Republic of Korea Won	608,500	05/09/2011	539	7
Republic of Korea Won	548,000	05/09/2011	489	3
Republic of Korea Won	754,420	05/09/2011	670	6
Republic of Korea Won	126,699	05/09/2011	112	2
Republic of Korea Won	227,300	05/09/2011	200	4
Republic of Korea Won	683,600	05/09/2011	603	10

				$707

The notes to the financial statements are an integral part of this report.

Transamerica Funds	Annual Report 2010

Transamerica PIMCO Real Return TIPS
SCHEDULE OF INVESTMENTS (continued)
At October 31, 2010
(all amounts in thousands)
NOTES TO SCHEDULE OF INVESTMENTS:

*	Floating or variable rate note. Rate is listed as of 10/29/2010.

Ž	The security has a perpetual maturity. The date shown is the next call date.

∞	Percentage rounds to less than 0.1%.

┌	Contract amounts are not in thousands.

§	Illiquid. At 10/31/2010, illiquid investment securities aggregated $3,871, or 0.46%, and illiquid derivatives aggregated to $452, or 0.05%, of the fund’s net assets.

w	Value and/or principal is less than $1.

▲	Rate shown reflects the yield at 10/29/2010.

#	Aggregate cost for federal income tax purposes is $913,393. Aggregate gross unrealized appreciation/depreciation for all securities in which there is an excess of value over tax cost were $67,206 and $2,206, respectively. Net unrealized appreciation for tax purposes is $65,000.

•	All or a portion of this security in the amount of $16,986 have been segregated as collateral to cover the open BNP Paribas reverse repurchase agreement.

o	All or a portion of this security in the amount of $6,575 have been segregated as collateral to cover the open Credit Suisse First Boston Mortgage Securities Corp., reverse repurchase agreement.

(1)	If the fund is a buyer of protection and a credit event occurs, as defined under the terms of that particular swap agreement, the fund will either (i) receive from the seller of protection an amount equal to the notional amount of the swap and deliver the referenced obligation or underlying securities comprising the referenced index or (ii) receive a net settlement amount in the form of cash or securities equal to the notional amount of the swap less the recovery value of the referenced obligation or underlying securities comprising the referenced index.

(2)	If the fund is a seller of protection and a credit event occurs, as defined under the terms of that particular swap agreement, the fund will either (i) pay to the buyer of protection an amount equal to the notional amount of the swap and take delivery of the referenced obligation or underlying securities comprising the referenced index or (ii) pay a net settlement amount in the form of cash or securities equal to the notional amount of the swap less the recovery value of the referenced obligation or underlying securities comprising the referenced index.

(3)	Implied credit spreads, represented in absolute terms, utilized in determining the market value of credit default swap agreements on corporate issues or sovereign issues of an emerging country as of period end serve as an indicator of the current status of the payment/performance risk and represent the likelihood or risk of default for the credit derivative. The implied credit spread of a particular referenced entity reflects the cost of buying/selling protection and may include upfront payments required to be made to enter into the agreement. Wider credit spreads represent a deterioration of the referenced entity’s credit soundness and a greater likelihood or risk of default or other credit event occurring as defined under the terms of the agreement.

(4)	The maximum potential amount the fund could be required to make as a seller of credit protection or receive as a buyer of credit protection if a credit event occurs as defined under the terms of that particular swap agreement.

g	All or a portion of these securities in the amount of $414 and cash in the amount of $6, have been segregated as collateral with the broker to cover margin requirements for open futures contracts.

α	Cash, in the amount of $1,890, and a U.S. Treasury Bill, in the amount of $50, have been pledged as collateral with the custodian to cover open swap contracts.

☼	Cash, in the amount of $1,410, has been pledged as collateral with the custodian to cover open currency contracts.
DEFINITIONS:

144A	144A Securities are registered pursuant to Rule 144A of the Securities Act of 1933. These securities are deemed to be liquid for purposes of compliance limitations on holdings of illiquid securities and may be resold as transactions exempt from registration, normally to qualified institutional buyers. At 10/31/2010, these securities aggregated $22,097, or 2.61%, of the fund’s net assets.

AUD	Australian Dollar

BOA	Bank of America

BP	Basis Point Spread

BPS	BNP Paribas

BRC	Barclays Bank PLC

BRL	Brazilian Real

CAD	Canadian Dollar

CBK	Citibank N.A.

CDI	Credit Default Index

CDX	A series of indices that track North American and emerging market credit derivative indices.

CPI	Consumer Price Index

DUB	Deutsche Bank AG

EUR	Euro

FRC	Fixed Rate Credit

GBP	Pound Sterling

GLM	Goldman Sachs Global Liquidity Management

GST	Goldman Sachs Trust

HUS	HSBC Bank USA

LIBOR	London Interbank Offered Rate

MLC	Merrill Lynch Capital Services

MYC	Morgan Stanley Capital Services

RPI	Retail Price Index

RYL	Royal Bank of Scotland PLC

UAG	UBS AG

The notes to the financial statements are an integral part of this report.

Transamerica Funds	Annual Report 2010

Transamerica PIMCO Real Return TIPS
SCHEDULE OF INVESTMENTS (continued)
At October 31, 2010
(all amounts in thousands)
VALUATION SUMMARY:

Investment Securities	Level 1	Level 2	Level 3	Total
Asset-Backed Securities	$—	$5,157	$—	$5,157
Convertible Preferred Stocks	400	—	—	400
Corporate Debt Securities	—	97,477	—	97,477
Foreign Government Obligations	—	21,960	—	21,960
Mortgage-Backed Securities	—	20,637	—	20,637
Municipal Government Obligations	—	1,300	—	1,300
Preferred Corporate Debt Securities	—	2,405	—	2,405
U.S. Government Agency Obligations	—	2,051	—	2,051
U.S. Government Obligations	—	827,006	—	827,006

Total	$400	$977,993	$—	$978,393

Other Financial Instruments	Level 1	Level 2	Level 3	Total
Written Options	$—	$(46)	$—	$(46)
Written Swaptions	—	(1,608)	—	(1,608)
Reverse Repurchase Agreement	—	(23,564)	—	(23,564)

Total	$—	$(25,218)	$—	$(25,218)

Other Financial Instruments*	Level 1	Level 2	Level 3	Total
Futures Contracts — Appreciation	$65	$—	$—	$65
Interest Rate Swap — Appreciation	—	1,347	—	1,347
Interest Rate Swap — Depreciation	—	(158)	—	(158)
Credit Default Swap — Appreciation	—	1,393	—	1,393
Credit Default Swap — Depreciation	—	(485)	—	(485)
Forward Foreign Currency Contracts — Appreciation	—	1,366	—	1,366
Forward Foreign Currency Contracts — Depreciation	—	(659)	—	(659)

Total	$65	$2,804	$—	$2,869

*	Other financial instruments are derivative instruments including, but not limited to, Futures Contracts, Forward Foreign Currency Contracts, and Swap Contracts that are valued at unrealized appreciation (depreciation) on the instrument.

The notes to the financial statements are an integral part of this report.

Transamerica Funds	Annual Report 2010

Transamerica PIMCO Total Return
SCHEDULE OF INVESTMENTS
At October 31, 2010
(all amounts in thousands)

		Principal	Value

U.S. GOVERNMENT OBLIGATIONS - 24.6%
U.S. Treasury Bond
3.50%, 02/15/2039		$100	$92
3.88%, 08/15/2040 ^		6,800	6,656
4.25%, 05/15/2039		7,800	8,141
4.38%, 02/15/2038 - 05/15/2040		14,000	14,913
6.25%, 08/15/2023		6,400	8,556
7.13%, 02/15/2023		3,600	5,133
7.25%, 08/15/2022		13,500	19,377
7.50%, 11/15/2024		1,400	2,087
7.63%, 02/15/2025		3,000	4,524
7.88%, 02/15/2021		5,600	8,230
8.13%, 05/15/2021		8,000	11,975
8.88%, 02/15/2019 ^		6,600	9,936
U.S. Treasury Inflation Indexed Note
1.25%, 07/15/2020 g α		23,123	24,829
U.S. Treasury Note
2.50%, 04/30/2015 α		14,600	15,555
2.63%, 07/31/2014		750	802
3.13%, 10/31/2016		12,700	13,835
3.25%, 12/31/2016 g		8,700	9,524

Total U.S. Government Obligations (cost $154,294)			164,165

U.S. GOVERNMENT AGENCY OBLIGATIONS - 38.9%
Fannie Mae
0.36%, 01/25/2021 *		439	437
0.61%, 09/25/2042 *		498	498
1.55%, 03/01/2044 - 10/01/2044 *		1,860	1,867
2.41%, 09/01/2035 *		866	899
2.42%, 07/01/2035 *		549	570
2.56%, 01/01/2026 - 01/01/2028 *		54	57
2.57%, 11/01/2033 *		186	194
2.69%, 03/01/2034 *		333	348
4.00%, 07/01/2024 - 10/01/2040		32,037	33,229
4.50%, 08/01/2039 - 07/01/2040		5,664	5,952
5.00%, 06/01/2013 - 01/01/2030		8,879	9,484
5.50%, 07/01/2016 - 03/01/2037		20,799	22,412
6.00%, 01/01/2038 - 09/01/2038		3,850	4,183
6.30%, 10/17/2038		977	1,116
Fannie Mae, IO
6.84%, 07/25/2034 * §		2,180	341
Fannie Mae, TBA
4.00%		76,000	78,354
4.50%		76,000	79,869
5.50%		1,000	1,083
Freddie Mac
1.57%, 10/25/2044 *		484	489
1.77%, 07/25/2044 *		499	501
2.48%, 11/01/2033 *		191	199
2.50%, 03/01/2034 *		188	196
2.60%, 03/01/2034 *		223	232
4.23%, 09/01/2035 *		55	57
4.50%, 06/15/2017 - 09/15/2018		1,519	1,560
4.67%, 09/01/2035 *		842	886
5.00%, 02/15/2020 - 04/15/2030		2,267	2,348
5.11%, 01/01/2036 *		3,268	3,404
5.50%, 03/15/2017		68	70
6.50%, 04/15/2029 - 07/25/2043		31	35
Freddie Mac, TBA
4.00%		5,000	5,129
Ginnie Mae, IO
6.30%, 04/16/2033 - 10/16/2033 * §		1,906	339
6.34%, 08/16/2033 - 09/20/2034 * §		4,258	719
Ginnie Mae
3.38%, 05/20/2024 *		54	56
6.50%, 06/20/2032		32	34
Overseas Private Investment Corp.
Zero Coupon, 12/10/2012		2,600	2,748
Small Business Administration
4.50%, 02/01/2014		60	63

Total U.S. Government Agency Obligations (cost $255,739)			259,958

FOREIGN GOVERNMENT OBLIGATIONS - 4.8%
Australia Government Bond
4.75%, 06/15/2016	AUD	12,900	12,440
6.00%, 02/15/2017	AUD	4,000	4,102
Canadian Government Bond
1.50%, 03/01/2012	CAD	8,100	7,965
Export-Import Bank of Korea
0.51%, 10/04/2011 - 144A *		$2,500	2,502
8.13%, 01/21/2014		3,300	3,880
Korea Expressway Corp.
5.13%, 05/20/2015 - 144A		200	217
Republic of Brazil
10.25%, 01/10/2028 ^	BRL	1,000	637

Total Foreign Government Obligations (cost $29,617)			31,743

MORTGAGE-BACKED SECURITIES - 6.9%
American Home Mortgage Assets
Series 2006-2, Class 2A1
0.45%, 09/25/2046 *		$1,036	547
Series 2006-4, Class 1A12
0.47%, 10/25/2046 *		2,330	1,206
Banc of America Commercial Mortgage, Inc.
Series 2007- 1, Class A4
5.45%, 01/15/2049		200	211
Banc of America Funding Corp.
Series 2005-D, Class A1
2.89%, 05/25/2035 *		1,054	1,028
Series 2006-J, Class 4A1
5.92%, 01/20/2047 *		131	97
Bear Stearns Adjustable Rate Mortgage Trust
Series 2003-5, Class 2A1
2.77%, 08/25/2033 *		865	844
Series 2003-8, Class 2A1
3.53%, 01/25/2034 *		19	19
Series 2003-8, Class 4A1
3.58%, 01/25/2034 *		146	141
Series 2005-2, Class A2
2.93%, 03/25/2035 *		710	680
Series 2005-5, Class A2
2.40%, 08/25/2035 *		305	288
Series 2005-7, Class 22A1
2.99%, 09/25/2035 *		322	246

The notes to the financial statements are an integral part of this report.

Transamerica Funds	Annual Report 2010

Transamerica PIMCO Total Return
SCHEDULE OF INVESTMENTS (continued)
At October 31, 2010
(all amounts in thousands)

	Principal	Value

MORTGAGE-BACKED SECURITIES (continued)
Bear Stearns Adjustable Rate Mortgage Trust (continued)
Series 2006-6, Class 32A1
5.35%, 11/25/2036 *	$372	$232
Bear Stearns Structured Products, Inc.
Series 2007-R6, Class 1A1
4.02%, 01/26/2036 *	325	224
CC Mortgage Funding Corp.
Series 2004-3A, Class A1
0.51%, 08/25/2035 - 144A *	252	155
Citigroup Mortgage Loan Trust, Inc.
Series 2005-6, Class A2
2.56%, 08/25/2035 *	363	326
Series 2007-10, Class 22AA
5.85%, 09/25/2037 *	2,389	1,780
Citigroup/Deutsche Bank Commercial Mortgage Trust
Series 2006-CD3, Class A5
5.62%, 10/15/2048	330	357
Series 2007-CD5, Class A4
5.89%, 11/15/2044 *	200	216
Countrywide Alternative Loan Trust
Series 2003-J1, Class 4A1
6.00%, 10/25/2032	3	3
Series 2005-81, Class A1
0.54%, 02/25/2037 *	688	390
Series 2006-30T1, Class 1A3
6.25%, 11/25/2036	529	362
Series 2006-J8, Class A2
6.00%, 02/25/2037	444	330
Series 2006-OA17, Class 1A1A
0.45%, 12/20/2046 *	2,660	1,299
Series 2007-2CB, Class 1A13
5.75%, 03/25/2037 *	700	493
Series 2007-HY4, Class 1A1
3.83%, 06/25/2037 *	1,189	880
Series 2007-OA6, Class A1B
0.46%, 06/25/2037 *	1,260	696
Countrywide Home Loan Mortgage Pass-Through Trust
Series 2002-30, Class M
3.18%, 10/19/2032 *	16	12
Series 2004-12, Class 12A1
2.95%, 08/25/2034 *	500	416
Series 2004-R1, Class 2A
6.50%, 11/25/2034 - 144A	626	626
Series 2005-R2, Class 1AF1
0.60%, 06/25/2035 - 144A *	1,743	1,499
Credit Suisse First Boston Mortgage Securities Corp.
Series 2002-P1A, Class A
0.93%, 03/25/2032 - 144A *	1	1
Series 2003-AR15, Class 2A1
2.52%, 06/25/2033 *	1,023	993
Deutsche ALT-A Securities, Inc., Alternate Loan Trust
Series 2005-6, Class 2A3
5.50%, 12/25/2035	900	673
First Horizon Alternative Mortgage Securities
Series 2007-FA4, Class 1A8
6.25%, 08/25/2037	448	329
First Horizon Asset Securities, Inc.
Series 2005-AR3, Class 2A1
2.92%, 08/25/2035 *	84	81
GS Mortgage Securities Corp. II
Series 2007-EOP, Class A1
0.34%, 03/06/2020 - 144A *	787	764
GSR Mortgage Loan Trust
Series 2005-AR6, Class 2A1
2.89%, 09/25/2035 *	156	150
Harborview Mortgage Loan Trust
Series 2006-1, Class 2A1A
0.50%, 03/19/2036 *	1,791	1,030
Series 2006-12, Class 2A2A
0.45%, 01/19/2038 *	1,186	764
Series 2006-6, Class 5A1A
5.56%, 08/19/2036 *	719	603
Series 2007-1, Class 2A1A
0.39%, 04/19/2038 *	1,255	747
IndyMac Index Mortgage Loan Trust
Series 2004-AR11, Class 2A
2.76%, 12/25/2034 *	50	38
JPMorgan Mortgage Trust
Series 2005-A1, Class 6T1
5.02%, 02/25/2035 *	237	242
Series 2007-A1, Class 5A5
3.24%, 07/25/2035 *	916	900
LB-UBS Commercial Mortgage Trust
Series 2007-C7, Class A3
5.87%, 09/15/2045 *	1,900	2,035
Luminent Mortgage Trust
Series 2006-6, Class 2A1
0.46%, 10/25/2046 *	723	459
MASTR Alternative Loans Trust
Series 2006-2, Class 2A1
0.66%, 03/25/2036 *	162	64
Mellon Residential Funding Corp.
Series 2000-TBC3, Class A1
0.70%, 12/15/2030 *	405	381
MLCC Mortgage Investors, Inc.
Series 2005-2, Class 3A
1.26%, 10/25/2035 *	44	38
Series 2005-3, Class 4A
0.51%, 11/25/2035 *	46	38
Series 2005-A10, Class A
0.47%, 02/25/2036 *	193	146
Morgan Stanley Capital I
Series 2007-IQ15, Class A4
5.88%, 06/11/2049 *	100	106
Series 2007-XLFA, Class A1
0.32%, 10/15/2020 - 144A *	679	627
Residential Accredit Loans, Inc.
Series 2006-QO3, Class A1
0.47%, 04/25/2046 *	544	222
Series 2006-QO6, Class A1
0.44%, 06/25/2046 *	353	145
Residential Asset Securitization Trust
Series 2006-R1, Class A2
0.66%, 01/25/2046 *	357	160
Residential Funding Mortgage Securities I
Series 2003-S9, Class A1
6.50%, 03/25/2032	3	3
RMAC Securities PLC
Series 2007-NS1X, Class A2B
0.44%, 06/12/2044 *	3,800	2,979

The notes to the financial statements are an integral part of this report.

Transamerica Funds	Annual Report 2010

Transamerica PIMCO Total Return
SCHEDULE OF INVESTMENTS (continued)
At October 31, 2010
(all amounts in thousands)

	Principal	Value

MORTGAGE-BACKED SECURITIES (continued)
Sequoia Mortgage Trust
Series 10, Class 2A1
0.64%, 10/20/2027 *	$51	$46
Series 2007-1, Class 1A1
2.57%, 01/20/2047 *	758	618
Structured Adjustable Rate Mortgage Loan Trust
Series 2004-19, Class 2A1
1.74%, 01/25/2035 *	221	121
Structured Asset Mortgage Investments, Inc.
Series 2002-AR3, Class A1
0.92%, 09/19/2032 *	23	20
Series 2005-AR5, Class A1
0.51%, 07/19/2035 *	40	26
Series 2005-AR5, Class A2
0.51%, 07/19/2035 *	72	62
Series 2005-AR5, Class A3
0.51%, 07/19/2035 *	141	130
Series 2005-AR8, Class A1A
0.54%, 02/25/2036 *	609	372
Series 2006-AR3, Class 12A1
0.48%, 05/25/2036 *	705	395
Series 2006-AR6, Class 2A1
0.45%, 07/25/2046 *	2,519	1,503
Structured Asset Securities Corp.
Series 2003-22A, Class 2A1
2.49%, 06/25/2033 *	1,152	1,082
TBW Mortgage Backed Pass-Through Certificates
Series 2006-6, Class A1
0.37%, 01/25/2037 *	62	61
Thornburg Mortgage Securities Trust
Series 2006-6, Class A1
0.37%, 11/25/2046 *	597	582
Wachovia Bank Commercial Mortgage Trust
Series 2006-WL7A, Class A1
0.35%, 09/15/2021 - 144A *	1,022	947
WaMu Mortgage Pass-Through Certificates, IO
Series 2003-R1, Class X
0.00%, 12/25/2027 - 144A * Ә	821	45
WaMu Mortgage Pass-Through Certificates
Series 2002-AR2, Class A
2.96%, 02/27/2034 *	23	23
Series 2002-AR9, Class 1A
1.75%, 08/25/2042 *	12	10
Series 2003-AR5, Class A7
2.70%, 06/25/2033 *	781	748
Series 2003-AR9, Class 2A
2.78%, 09/25/2033 *	1,446	1,460
Series 2003-R1, Class A1
0.80%, 12/25/2027 *	807	710
Series 2005-AR11, Class A1A
0.58%, 08/25/2045 *	650	546
Series 2006-AR19, Class 1A
1.09%, 01/25/2047 *	1,180	685
Series 2006-AR19, Class 1A1A
1.08%, 01/25/2047 *	1,004	638
Series 2006-AR9, Class 2A
3.21%, 08/25/2046 *	656	477
Series 2007-HY1, Class 4A1
5.13%, 02/25/2037 *	2,399	1,802
Series 2007-OA1, Class A1A
1.05%, 02/25/2047 *	2,519	1,465
Wells Fargo Mortgage Backed Securities Trust
Series 2003-13, Class A5
4.50%, 11/25/2018	300	306
Series 2004-CC, Class A1
4.91%, 01/25/2035 *	302	294
Series 2006-AR4, Class 2A6
5.67%, 04/25/2036 *	281	107
Series 2006-AR8, Class 2A4
2.91%, 04/25/2036 *	768	731

Total Mortgage-Backed Securities (cost $52,180)		46,333

ASSET-BACKED SECURITIES - 1.9%
Accredited Mortgage Loan Trust
Series 2007-1, Class A1
0.31%, 02/25/2037 *	68	68
ACE Securities Corp.
Series 2006-NC3, Class A2A
0.31%, 12/25/2036 *	112	107
Amortizing Residential Collateral Trust
Series 2002-BC4, Class A
0.84%, 07/25/2032 *	4	3
Asset Backed Funding Certificates
Series 2004-OPT5, Class A1
0.61%, 06/25/2034 *	406	328
Series 2006-HE1, Class A2A
0.32%, 01/25/2037 *	89	88
Aurum CLO, Ltd.
Series 2002-1A, Class A1
0.72%, 04/15/2014 - 144A *	351	341
Bear Stearns Asset Backed Securities Trust
Series 2002-2, Class A1
0.92%, 10/25/2032 *	17	16
Series 2006-SD4, Class 1A1
3.23%, 10/25/2036 *	882	666
Series 2007-AQ1, Class A1
0.37%, 11/25/2036 *	936	633
Carrington Mortgage Loan Trust
Series 2006-NC4, Class A1
0.31%, 10/25/2036 *	78	77
Citigroup Mortgage Loan Trust, Inc.
Series 2006-WFH3, Class A2
0.36%, 10/25/2036 *	152	152
Series 2007-AHL1, Class A2A
0.30%, 12/25/2036 *	436	419
Countrywide Asset-Backed Certificates
Series 2006-23, Class 2A1
0.31%, 05/25/2037 *	146	145
Series 2006-26, Class 2A1
0.34%, 06/25/2037 *	116	115
Series 2006-SD1, Class A1
0.42%, 02/25/2036 - 144A *	12	11
Series 2007-1, Class 2A1
0.31%, 07/25/2037 *	520	504
Series 2007-7, Class 2A1
0.34%, 10/25/2047 *	78	76

The notes to the financial statements are an integral part of this report.

Transamerica Funds	Annual Report 2010

Transamerica PIMCO Total Return
SCHEDULE OF INVESTMENTS (continued)
At October 31, 2010
(all amounts in thousands)

	Principal	Value

ASSET-BACKED SECURITIES (continued)
Credit-Based Asset Servicing and Securitization LLC
Series 2007-CB1, Class AF1A
0.33%, 01/25/2037 *	$480	$193
First Franklin Mortgage Loan Asset Backed
Certificates
Series 2005-FF1, Class A2C
0.63%, 12/25/2034 *	15	15
Fremont Home Loan Trust
Series 2006-E, Class 2A1
0.32%, 01/25/2037 *	188	169
Gazprom Via Gaz Capital SA
8.15%, 04/11/2018 - 144A	1,000	1,156
Series 2
8.63%, 04/28/2034	1,500	1,859
Harbourmaster CLO, Ltd.
Series 5A, Class A1
1.14%, 06/15/2020 - 144A *	987	1,268
Home Equity Asset Trust
Series 2002-1, Class A4
0.86%, 11/25/2032 *	1	1
JPMorgan Mortgage Acquisition Corp.
Series 2007-CH3, Class A5
0.52%, 03/25/2037 *	3,500	1,562
Mid-State Trust
Series 4, Class A
8.33%, 04/01/2030	213	220
Morgan Stanley ABS Capital I
Series 2007-NC1, Class A2A
0.31%, 11/25/2036 *	6	6
Morgan Stanley Home Equity Loans
Series 2007-1, Class A1
0.31%, 12/25/2036 *	351	342
Morgan Stanley Mortgage Loan Trust
Series 2007-10XS, Class A1
6.00%, 07/25/2047 *	427	329
Series 2007-3XS, Class 2A1A
0.33%, 01/25/2047 *	298	272
Series 2007-8XS, Class A1
5.75%, 04/25/2037 *	431	332
Nationstar Home Equity Loan Trust
Series 2007-A, Class AV1
0.32%, 03/25/2037 *	32	32
New Century Home Equity Loan Trust
Series 2006-1, Class A2B
0.44%, 05/25/2036 *	191	135
Park Place Securities, Inc.
Series 2005-WCW1, Class A1B
0.52%, 09/25/2035 *	77	70
Residential Asset Securities Corp.
Series 2007-KS2, Class AI1
0.33%, 02/25/2037 *	262	256
SBI Heloc Trust
Series 2006-1A, Class 1A2A
0.43%, 08/25/2036 - 144A *	2	2
Securitized Asset Backed Receivables LLC Trust
Series 2007-HE1, Class A2A
0.32%, 12/25/2036 *	87	34
Small Business Administration Participation Certificates
Series 2003-20I, Class 1
5.13%, 09/01/2023	49	53
Series 2004-20C, Class 1
4.34%, 03/01/2024	316	339
Structured Asset Securities Corp.
Series 2002-HF1, Class A
0.55%, 01/25/2033 *	3	3
Series 2006-BC3, Class A2
0.31%, 10/25/2036 *	61	61
Series 2006-BC6, Class A2
0.34%, 01/25/2037 *	224	218

Total Asset-Backed Securities (cost $12,918)		12,676

MUNICIPAL GOVERNMENT OBLIGATIONS - 5.6%
Buckeye Tobacco Settlement Financing Authority
5.88%, 06/01/2047	600	457
Chicago Board of Education -Class A
5.00%, 12/01/2012	255	276
Chicago Transit Authority -Class B
6.90%, 12/01/2040	2,700	2,811
Chicago Transit Authority -Class A
6.90%, 12/01/2040	4,900	5,102
City of Chicago, IL
4.75%, 01/01/2036	6,930	6,971
Kentucky State Property & Building Commission
5.37%, 11/01/2025	100	100
Los Angeles Unified School District — Class A
4.50%, 01/01/2028	1,200	1,190
New York City Transitional Finance Authority
4.73%, 11/01/2023	100	101
State of California
5.65%, 04/01/2039	5,900	6,360
7.55%, 04/01/2039	700	734
State of California — Build America Bonds
7.50%, 04/01/2034	300	314
State of Illinois
1.82%, 01/01/2011	2,300	2,303
2.77%, 01/01/2012	8,100	8,156
Tobacco Settlement Financing Corp.
5.25%, 06/01/2019	100	103
5.50%, 06/01/2026	200	224
5.88%, 05/15/2039	40	40
Tobacco Settlement Financing Corp. -Series A
7.47%, 06/01/2047	1,140	889
Tobacco Settlement Financing Corp. -Series 1A
5.00%, 06/01/2041	1,400	1,004

Total Municipal Government Obligations (cost $36,069)		37,135

PREFERRED CORPORATE DEBT SECURITIES - 1.8%
Commercial Banks - 1.8%
Barclays Bank PLC
7.43%, 12/15/2017 - 144A * ž	900	914
HSBC Capital Funding, LP
10.18%, 06/30/2030 - 144A * ž	150	197
Lloyds TSB Bank PLC
12.00%, 12/16/2024 - 144A * ž	5,300	5,988

The notes to the financial statements are an integral part of this report.

Transamerica Funds	Annual Report 2010

Transamerica PIMCO Total Return
SCHEDULE OF INVESTMENTS (continued)
At October 31, 2010
(all amounts in thousands)

		Principal	Value

PREFERRED CORPORATE DEBT SECURITIES (continued)
Rabobank Nederland NV
Series U
11.00%, 06/30/2019 - 144A * ž		$378	$505
Royal Bank of Scotland Group PLC
7.64%, 09/29/2017 ž		3,000	2,329
Wells Fargo & Co.
Series K
7.98%, 03/15/2018 * ž		1,800	1,890

Total Preferred Corporate Debt Securities (cost $11,641)			11,823

CORPORATE DEBT SECURITIES - 21.7%
Airlines - 0.3%
Continental Airlines, Inc.
6.75%, 09/15/2015 - 144A		2,200	2,291
Capital Markets - 2.2%
Goldman Sachs Group, Inc.
1.20%, 11/15/2014 *	EUR	500	650
1.35%, 02/04/2013 *	EUR	300	405
6.75%, 10/01/2037		$900	944
Lehman Brothers Holdings, Inc.
2.85%, 12/23/2008 Џ		1,600	340
5.63%, 01/24/2013 Џ		4,100	917
6.88%, 05/02/2018 Џ		500	114
Lehman Brothers Holdings, Inc. — Series H
0.00%, 10/22/2008 Џ*		200	43
Lehman Brothers Holdings, Inc. — Series I
6.75%, 12/28/2017 Џ		1,700	♦
Morgan Stanley
1.38%, 04/13/2016 *	EUR	1,900	2,364
3.45%, 11/02/2015		$4,200	4,223
UBS AG
1.44%, 02/23/2012 *		1,400	1,411
4.88%, 08/04/2020		3,300	3,538
Commercial Banks - 4.3%
ANZ National International, Ltd.
6.20%, 07/19/2013 - 144A		3,700	4,137
Barclays Bank PLC
5.45%, 09/12/2012		2,600	2,818
6.05%, 12/04/2017 - 144A		2,600	2,846
10.18%, 06/12/2021 - 144A		2,240	2,985
Canadian Imperial Bank of Commerce
2.00%, 02/04/2013 - 144A		1,200	1,232
Cie de Financement Foncier
2.50%, 09/16/2015 - 144A		6,000	6,082
Fortis Bank Nederland Holding NV
1.25%, 06/10/2011 *	EUR	1,200	1,668
Lloyds TSB Bank PLC
1.03%, 06/09/2011 *	EUR	1,000	1,393
4.38%, 01/12/2015 - 144A		$4,400	4,613
5.80%, 01/13/2020 - 144A		700	749
Consumer Finance - 0.9%
American Express Co.
6.15%, 08/28/2017		700	807
American Express Credit Corp. — Series C
5.88%, 05/02/2013		4,500	4,953
Diversified Financial Services - 8.2%
Ally Financial, Inc.
6.63%, 05/15/2012		900	926
7.00%, 02/01/2012 ^		1,500	1,543
7.25%, 03/02/2011		300	304
Bank of America Corp.
5.65%, 05/01/2018		3,900	4,105
7.63%, 06/01/2019		4,000	4,683
Bear Stearns Cos., LLC
5.70%, 11/15/2014		1,900	2,165
6.40%, 10/02/2017		900	1,050
6.95%, 08/10/2012		1,200	1,324
7.25%, 02/01/2018		2,100	2,562
Citigroup, Inc.
0.42%, 03/07/2014 *		2,000	1,895
2.38%, 08/13/2013 *		1,200	1,210
5.38%, 08/09/2020		800	842
5.50%, 04/11/2013		1,400	1,516
Daimler Finance North America LLC
7.75%, 01/18/2011		1,000	1,014
Ford Motor Credit Co., LLC
7.00%, 10/01/2013		400	436
7.80%, 06/01/2012		600	647
General Electric Capital Corp.
6.38%, 11/15/2067 *		200	198
6.50%, 09/15/2067 - 144A *	GBP	500	745
International Lease Finance Corp.
7.13%, 09/01/2018 - 144A		$6,600	7,260
JPMorgan Chase & Co.
4.25%, 10/15/2020		1,900	1,914
4.95%, 03/25/2020		900	954
6.30%, 04/23/2019		900	1,050
Merrill Lynch & Co., Inc.
1.30%, 01/31/2014 *	EUR	1,000	1,305
6.88%, 04/25/2018		$3,900	4,377
Merrill Lynch & Co., Inc. — Series C
6.40%, 08/28/2017		400	436
Petroleum Export, Ltd.
5.27%, 06/15/2011 - 144A		47	47
SMFG Preferred Capital, Ltd.
10.23%, 01/25/2029 - Reg S * Ž	GBP	2,900	5,425
TNK-BP Finance SA
7.50%, 03/13/2013 - Reg S		$4,000	4,335
Diversified Telecommunication Services - 0.5%
Deutsche Telekom International Finance BV
8.13%, 05/29/2012	EUR	124	189
KT Corp.
4.88%, 07/15/2015 - 144A		$200	217
Sprint Capital Corp.
7.63%, 01/30/2011		2,400	2,430
Electric Utilities - 0.0% ¥
Energy Gulf States, Inc.
5.70%, 06/01/2015		40	40
PSEG Power LLC
6.95%, 06/01/2012		210	230
Energy Equipment & Services - 0.7%
NGPL Pipeco LLC
7.12%, 12/15/2017 - 144A		1,800	2,030
Pride International, Inc.
6.88%, 08/15/2020		2,500	2,830
Food Products - 1.0%
Wrigley WM Jr., Co.
2.45%, 06/28/2012 - 144A		6,300	6,364

The notes to the financial statements are an integral part of this report. Transamerica Funds	Annual Report 2010

Transamerica PIMCO Total Return
SCHEDULE OF INVESTMENTS (continued)
At October 31, 2010
(all amounts except share amounts in thousands)

	Principal	Value

CORPORATE DEBT SECURITIES (continued)
Health Care Providers & Services - 0.0% ¥
HCA, Inc.
9.25%, 11/15/2016	$200	$217
Household Durables - 0.1%
Urbi Desarrollos Urbanos SAB de CV
9.50%, 01/21/2020 - 144A	400	466
Insurance - 1.1%
American International Group, Inc.
5.60%, 10/18/2016	1,000	1,046
8.25%, 08/15/2018	5,300	6,327
Metals & Mining - 0.0% ¥
CSN Resources SA
6.50%, 07/21/2020 - 144A	300	324
Oil, Gas & Consumable Fuels - 0.6%
Gazprom Via Gaz Capital SA
6.51%, 03/07/2022 - Reg S^	3,500	3,653
Sonat, Inc.
7.63%, 07/15/2011	370	384
Tobacco - 1.8%
Altria Group, Inc.
4.13%, 09/11/2015	6,200	6,696
9.25%, 08/06/2019	2,800	3,844
Reynolds American, Inc.
7.63%, 06/01/2016	200	235
7.75%, 06/01/2018	1,000	1,187
Wireless Telecommunication Services - 0.0% ¥
AT&T Mobility LLC
6.50%, 12/15/2011	180	192

Total Corporate Debt Securities (cost $140,283)		144,692

	Shares	Value

CONVERTIBLE PREFERRED STOCKS - 0.3%
Commercial Banks - 0.3%
Wells Fargo & Co. 7.50%	1,600	1,600
Insurance - 0.0% ¥
American International Group, Inc. 8.50%	26,600	196

Total Convertible Preferred Stocks (cost $3,379)		1,796

PREFERRED STOCKS - 0.1%
Thrifts & Mortgage Finance - 0.1%
DG Funding Trust 2.78% - 144A * §	119	915
U.S. Government Agency Obligation - 0.0% ¥
Fannie Mae 8.25% * §	26,000	14

Total Preferred Stocks (cost $1,916)		929

	Principal	Value

LOAN ASSIGNMENTS - 0.2%
Health Care Providers & Services - 0.1%
HCA, Inc., 1st Lien
2.54%, 11/18/2013 *	$942	921
Paper & Forest Products - 0.1%
Georgia-Pacific LLC, 1st Lien
2.29%, 12/20/2012 *	435	434

Total Loan Assignments (cost $1,369)		1,355

	Shares	Value

SECURITIES LENDING COLLATERAL - 2.5%
State Street Navigator Securities Lending
Trust — Prime Portfolio, 0.35% ▲	16,991,865	$16,992
Total Securities Lending Collateral (cost $16,992)

	Principal	Value

REPURCHASE AGREEMENTS - 18.1%
Barclays Capital, Inc.
0.23% ▲, dated 10/29/2010, to be repurchased at $54,501 on 11/01/2010. Collateralized by a U.S. Government
Obligation, 1.88%, due 06/30/2015, and with a value of $55,407.	$54,500	54,500
Morgan Stanley & Co., Inc.
0.23% ▲, dated 10/29/2010, to be repurchased at $66,401 on 11/01/2010. Collateralized by a U.S. Government
Obligation, 4.38%, due 11/15/2039, and with a value of $66,935.	66,400	66,400

Total Repurchase Agreements (cost $120,900)		120,900

Total Investment Securities (cost $837,297) #		850,497
Other Assets and Liabilities — Net		(182,776)

Net Assets		$667,721

	Principal	Value

SECURITIES SOLD SHORT — (3.4%)
Fannie Mae, TBA f
5.00%	$(5,000)	$(5,314)
5.50%	(16,000)	(17,178)

Total Securities Sold Short (proceeds $22,287)		(22,492)

	Notional
	Amount	Value

WRITTEN-OPTIONS - 0.0% ¥
Call Options - 0.0% ¥
10-Year U.S. Treasury Note Futures	$(33)	(5)
Call Strike $129.00
Expires 11/26/2010
Put Options - 0.0% ¥
10-Year U.S. Treasury Note Futures	(33)	(17)
Put Strike $125.00
Expires 11/26/2010

Total Written Options (Premiums: $19)		(22)

The notes to the financial statements are an integral part of this report. Transamerica Funds	Annual Report 2010

Transamerica PIMCO Total Return
SCHEDULE OF INVESTMENTS (continued)
At October 31, 2010
(all amounts in thousands)
WRITTEN SWAPTIONS:

		Pay/Receive
		Floating	Exercise	Expiration		Premiums Paid
Description	Floating Rate Index	Rate	Rate	Date	Notional Amount	(Received)	Value

Call — Interest Rate Swap, European Style §	2-Year OC FVA USD	Receive	0.00%¥	11/14/2011	$(2,500)	$(27)	$(26)
Call — Interest Rate Swap, European Style	Itraxx.OC 0.9 EUR	Receive	0.90	12/15/2010	(19,600)	(95)	(66)
Call — Interest Rate Swap, European Style	5-Year CDX.0 IG14	Receive	0.90	03/16/2011	(8,300)	(18)	(37)
Call — Interest Rate Swap, European Style	10-Year IRO USD	Receive	3.25	01/24/2011	(5,900)	(35)	(273)
Call — Interest Rate Swap, European Style	10-Year IRO USD	Receive	3.25	01/24/2011	(8,400)	(46)	(389)
Call — Interest Rate Swap, European Style	10-Year IRO USD	Receive	3.25	01/24/2011	(22,800)	(128)	(1,055)
Put — Interest Rate Swap, European Style	5-Year CDX.0 IG14	Pay	1.50	03/16/2011	(8,300)	(46)	(18)
Put — Interest Rate Swap, European Style	Itraxx.OP1.6 EUR	Pay	1.60	12/15/2010	(19,600)	(75)	(8)
Put — Interest Rate Swap, European Style	5-Year Itraxx.OC. 0.9 EUR	Pay	1.80	03/16/2011	(4,300)	(31)	(14)
Put — Interest Rate Swap, European Style	2-Year IRO USD	Pay	2.25	09/24/2012	(29,400)	(234)	(130)
Put — Interest Rate Swap, European Style	2-Year IRO USD	Pay	2.25	09/24/2012	(1,500)	(10)	(7)
Put — Interest Rate Swap, European Style	2-Year IRO USD	Pay	2.25	09/24/2012	(1,600)	(10)	(7)
Put — Interest Rate Swap, European Style	2-Year IRO USD	Pay	2.25	09/24/2012	(2,800)	(15)	(12)
Put — Interest Rate Swap, European Style	3-Year IRO USD	Pay	2.75	06/18/2012	(6,200)	(61)	(28)
Put — Interest Rate Swap, European Style	3-Year IRO USD	Pay	2.75	06/18/2012	(6,500)	(67)	(29)
Put — Interest Rate Swap, European Style	3-Year IRO USD	Pay	3.00	06/18/2012	(8,500)	(96)	(29)
Put — Interest Rate Swap, European Style	3-Year IRO USD	Pay	3.00	06/18/2012	(1,200)	(11)	(4)
Put — Interest Rate Swap, European Style	3-Year IRO USD	Pay	3.00	06/18/2012	(9,800)	(88)	(34)
Put — Interest Rate Swap, European Style	5-Year IRO USD	Pay	4.00	12/01/2010	(16,200)	(96)	♦
Put — Interest Rate Swap, European Style	5-Year IRO USD	Pay	4.00	12/01/2010	(13,000)	(82)	♦
Put — Interest Rate Swap, European Style	10-Year IRO USD	Pay	5.00	01/24/2011	(5,900)	(59)	♦
Put — Interest Rate Swap, European Style	10-Year IRO USD	Pay	5.00	01/24/2011	(8,400)	(68)	♦
Put — Interest Rate Swap, European Style	10-Year IRO USD	Pay	10.00	07/10/2012	(700)	(5)	♦
Put — Interest Rate Swap, European Style	10-Year IRO USD	Pay	10.00	07/10/2012	(7,400)	(45)	♦
Put — Interest Rate Swap, European Style	10-Year IRO USD	Pay	10.00	07/10/2012	(100)	(1)	♦
Put — Interest Rate Swap, European Style	10-Year IRO USD	Pay	10.00	07/10/2012	(400)	(3)	♦

						$(1,452)	$(2,166)

SWAP AGREEMENTS: P
CREDIT DEFAULT SWAPS ON CORPORATE AND SOVEREIGN ISSUES — SELL PROTECTION: (2)

	Fixed Deal			Implied Credit			Premiums	Net Unrealized
	Receive			Spread (BP) at	Notional	Market	Paid	Appreciation
Reference Obligation	Rate	Maturity Date	Counterparty	10/31/2010 (3)	Amount (4)	Value	(Received)	(Depreciation)

Altria Group, Inc., 9.25%, 08/06/2019	1.46%	03/20/2019	DUB	117.59	$5,700	$(131)	$—	$(131)
Goldman Sachs Group, Inc., 6.60%, 01/15/2012	1.00	03/20/2011	DUB	69.67	300	♦	♦	♦
Goldman Sachs Group, Inc., 6.60%, 01/15/2012	1.00	03/20/2012	BRC	88.37	200	♦	(¨)	♦
Time Warner, Inc., 5.88%, 11/15/2016	1.19	03/20/2014	DUB	32.35	20	(1)	—	(1)

						$(132)	$ ♦	$(132)

CREDIT DEFAULT SWAPS ON CREDIT INDICES — BUY PROTECTION: (1)

							Premiums	Net Unrealized
	Fixed Deal			Currency	Notional	Market	Paid	Appreciation
Reference Obligation	Pay Rate	Maturity Date	Counterparty	Code	Amount (4)	Value (5)	(Received)	(Depreciation)

CDX.NA.HY.14 5 Year Index	5.00%	06/20/2015	DUB	USD	$6,600	$(93)	$461	$(554)
CDX.NA.HY.14 5 Year Index	5.00	06/20/2015	CBK	USD	8,000	(112)	595	(707)
Dow Jones CDX.IG.5 7 Year Index	0.14	12/20/2012	MYC	USD	4,500	52	—	52

						$(153)	$1,056	$(1,209)

CREDIT DEFAULT SWAPS ON CREDIT INDICES — SELL PROTECTION: (2)

							Premiums	Net Unrealized
	Fixed Deal			Currency	Notional	Market	Paid	Appreciation
Reference Obligation	Pay Rate	Maturity Date	Counterparty	Code	Amount (4)	Value (5)	(Received)	(Depreciation)

Dow Jones CDX.IG.5 1 Year Index	0.46%	12/20/2015	MYC	USD	$3,200	$(327)	$—	$(327)

The notes to the financial statements are an integral part of this report. Transamerica Funds	Annual Report 2010

Transamerica PIMCO Total Return
SCHEDULE OF INVESTMENTS (continued)
At October 31, 2010
(all amounts in thousands)
INTEREST RATE SWAP AGREEMENTS — RECEIVABLE:

							Premiums	Net Unrealized
				Currency	Notional	Market	Paid	Appreciation
Floating Rate Index	Fixed Rate	Maturity Date	Counterparty	Code	Amount	Value	(Received)	(Depreciation)

3-Month USD LIBOR	1.60%	11/02/2015	RYL	USD	$40,800	$—	$—	$—
3-Month USD LIBOR	1.60	11/02/2015	CBK	USD	6,700	—	—	—

						$—	$—	$—

INTEREST RATE SWAP AGREEMENTS — PAYABLE:

							Premiums	Net Unrealized
				Currency	Notional	Market	Paid	Appreciation
Floating Rate Index	Fixed Rate	Maturity Date	Counterparty	Code	Amount	Value	(Received)	(Depreciation)

6-Month AUD BBR BBSW	5.50%	12/15/2017	DUB	AUD	$2,200	$(19)	$(10)	$(9)
6-Month AUD BBR BBSW	5.50	12/15/2017	BRC	AUD	3,600	(30)	(18)	(12)
BRL-CDI	10.68	01/02/2012	BRC	BRL	1,300	(6)	(4)	(2)
BRL-CDI	11.67	01/02/2012	MYC	BRL	5,200	96	23	73
BRL-CDI	11.91	01/02/2013	BRL	BRL	39,900	292	164	128
BRL-CDI	11.93	01/02/2013	MYC	BRL	2,500	20	(6)	26
BRL-CDI §	12.59	01/02/2013	MYC	BRL	2,800	34	3	31
BRL-CDI §	11.94	01/02/2014	BRL	BRL	9,900	46	27	19
BRL-CDI	12.12	01/02/2014	HUS	BRL	11,600	128	24	104
BRL-CDI	11.99	01/02/2014	GLM	BRL	4,000	35	1	34
BRL-CDI	11.96	01/02/2014	GLM	BRL	37,100	311	(27)	338

						$907	$177	$730

FUTURES CONTRACTS: g

				Net Unrealized
				Appreciation
Description	Type	Contracts Γ	Expiration Date	(Depreciation)

3-Month EURIBOR	Long	132	06/13/2011	$(58)
German Euro Bund	Long	84	12/08/2010	(140)

				$(198)

FORWARD FOREIGN CURRENCY CONTRACTS:

			Amount in U.S.	Net Unrealized
		Settlement	Dollars	Appreciation
Currency	Bought (Sold)	Date	Bought (Sold)	(Depreciation)

Australian Dollar	(17,400)	12/03/2010	$(17,063)	$86
Brazilian Real	(715)	12/02/2010	(427)	9
Brazilian Real	715	12/02/2010	398	19
Brazilian Real	715	03/02/2011	419	(8)
Canadian Dollar	(8,008)	11/18/2010	(7,823)	(26)
Canadian Dollar	1,841	11/18/2010	1,790	14
Canadian Dollar	573	11/18/2010	557	5
Chinese Yuan Renminbi	13,324	11/17/2010	2,009	(11)
Chinese Yuan Renminbi	(3,313)	11/17/2010	(493)	(3)
Chinese Yuan Renminbi	(3,909)	11/17/2010	(582)	(4)
Chinese Yuan Renminbi	(2,751)	11/17/2010	(411)	(2)
Chinese Yuan Renminbi	(3,351)	11/17/2010	(500)	(3)
Chinese Yuan Renminbi	(9,226)	11/23/2010	(1,373)	(10)
Chinese Yuan Renminbi	(11,676)	11/23/2010	(1,743)	(8)
Chinese Yuan Renminbi	(10,106)	11/23/2010	(1,505)	(11)

The notes to the financial statements are an integral part of this report.

Transamerica Funds	Annual Report 2010

Transamerica PIMCO Total Return
SCHEDULE OF INVESTMENTS (continued)
At October 31, 2010
(all amounts in thousands)
FORWARD FOREIGN CURRENCY CONTRACTS: (continued)

			Amount in U.S.	Net Unrealized
		Settlement	Dollars	Appreciation
Currency	Bought (Sold)	Date	Bought (Sold)	(Depreciation)

Chinese Yuan Renminbi	16,862	11/23/2010	$2,537	$(8)
Chinese Yuan Renminbi	16,862	11/23/2010	2,536	(8)
Chinese Yuan Renminbi	(9,584)	11/23/2010	(1,427)	(10)
Chinese Yuan Renminbi	(9,629)	11/23/2010	(1,434)	(10)
Chinese Yuan Renminbi	34,386	11/23/2010	5,172	(15)
Chinese Yuan Renminbi	(7,389)	11/23/2010	(1,099)	(9)
Chinese Yuan Renminbi	(743)	11/23/2010	(112)	1
Chinese Yuan Renminbi	(9,758)	11/23/2010	(1,453)	(11)
Chinese Yuan Renminbi	1,810	01/10/2011	271	1
Chinese Yuan Renminbi	6,353	04/07/2011	958	3
Chinese Yuan Renminbi	3,803	04/28/2011	575	1
Chinese Yuan Renminbi	4,564	04/28/2011	690	1
Chinese Yuan Renminbi	2,324	09/14/2011	350	5
Chinese Yuan Renminbi	1,445	09/14/2011	218	3
Chinese Yuan Renminbi	1,847	09/14/2011	278	4
Chinese Yuan Renminbi	3,461	09/14/2011	522	7
Chinese Yuan Renminbi	645	11/04/2011	101	(2)
Chinese Yuan Renminbi	4,808	11/15/2011	726	11
Chinese Yuan Renminbi	9,703	02/13/2012	1,505	(10)
Chinese Yuan Renminbi	3,176	02/13/2012	493	(4)
Chinese Yuan Renminbi	9,196	02/13/2012	1,427	(10)
Chinese Yuan Renminbi	11,209	02/13/2012	1,743	(16)
Chinese Yuan Renminbi	3,751	02/13/2012	582	(4)
Chinese Yuan Renminbi	2,751	02/13/2012	428	(4)
Chinese Yuan Renminbi	9,360	02/13/2012	1,453	(11)
Chinese Yuan Renminbi	8,849	02/13/2012	1,373	(10)
Chinese Yuan Renminbi	9,245	02/13/2012	1,434	(10)
Chinese Yuan Renminbi	7,389	02/13/2012	1,147	(9)
Chinese Yuan Renminbi	3,351	02/13/2012	521	(5)
Danish Krone	1,190	11/04/2010	209	13
Euro	(358)	11/23/2010	(493)	(5)
Euro	1,175	11/23/2010	1,556	79
Euro	(10,477)	11/23/2010	(13,418)	(1,160)
Euro	(110)	11/23/2010	(146)	(7)
Indian Rupee	21,047	01/12/2011	448	19
Indian Rupee	11,698	01/12/2011	249	11
Indian Rupee	61,489	01/12/2011	1,308	57
Japanese Yen	133,965	11/01/2010	1,643	22
Japanese Yen	(133,965)	11/01/2010	(1,592)	(73)
Japanese Yen	(133,965)	12/06/2010	(1,643)	(22)
Japanese Yen	(61,538)	12/06/2010	(736)	(29)
Malaysian Ringgit	9	02/07/2011	3	♦
Mexican Peso	84	02/22/2011	7	♦
Pound Sterling	(6,862)	12/20/2010	(10,691)	(300)
Republic of Korea Won	(1,325,000)	11/12/2010	(1,175)	(2)
Republic of Korea Won	(1,524,099)	11/12/2010	(1,346)	(9)
Republic of Korea Won	117,640	11/12/2010	100	5
Republic of Korea Won	280,620	11/12/2010	240	9
Republic of Korea Won	(837,000)	11/12/2010	(749)	5
Republic of Korea Won	(1,222,000)	11/12/2010	(1,094)	8
Republic of Korea Won	(350,000)	11/12/2010	(313)	1
Republic of Korea Won	(1,356,400)	11/12/2010	(1,204)	(2)
Republic of Korea Won	(661,000)	11/12/2010	(591)	4
Republic of Korea Won	11,629	11/12/2010	10	♦
Republic of Korea Won	69,810	11/12/2010	60	2
Republic of Korea Won	366,184	11/12/2010	310	15
Republic of Korea Won	70,140	11/12/2010	60	2
Republic of Korea Won	277,128	11/12/2010	240	6
Republic of Korea Won	93,536	11/12/2010	80	3
Republic of Korea Won	278,856	11/12/2010	240	8
Republic of Korea Won	12,782	11/12/2010	11	♦
Republic of Korea Won	117,820	11/12/2010	100	5
Republic of Korea Won	836,050	11/12/2010	704	39
Republic of Korea Won	(525,409)	11/12/2010	(444)	(23)
Republic of Korea Won	267,398	11/12/2010	230	8
Republic of Korea Won	807,240	11/12/2010	663	55
Republic of Korea Won	140,136	11/12/2010	120	5
Republic of Korea Won	963,116	11/12/2010	781	75
Republic of Korea Won	529,506	11/12/2010	460	11
Republic of Korea Won	140,760	11/12/2010	120	5
Republic of Korea Won	292,463	11/12/2010	250	10
Republic of Korea Won	515,588	11/12/2010	450	8
Republic of Korea Won	1,556,946	11/12/2010	1,372	12

The notes to the financial statements are an integral part of this report.

Transamerica Funds	Annual Report 2010

Transamerica PIMCO Total Return
SCHEDULE OF INVESTMENTS (continued)
At October 31, 2010
(all amounts in thousands)
FORWARD FOREIGN CURRENCY CONTRACTS: (continued)

			Amount in U.S.	Net Unrealized
		Settlement	Dollars	Appreciation
Currency	Bought (Sold)	Date	Bought (Sold)	(Depreciation)

Republic of Korea Won	(396,043)	11/12/2010	$(336)	$(16)
Republic of Korea Won	(282,058)	11/12/2010	(249)	(1)
Republic of Korea Won	280,224	11/12/2010	240	9
Republic of Korea Won	1,772,580	11/12/2010	1,473	103
Republic of Korea Won	(537,565)	11/12/2010	(454)	(24)
Republic of Korea Won	(524,680)	11/12/2010	(443)	(23)
Republic of Korea Won	139,080	11/12/2010	120	4
Republic of Korea Won	(395,976)	11/12/2010	(336)	(16)
Republic of Korea Won	329,899	01/19/2011	295	(1)
Republic of Korea Won	2,303,491	01/19/2011	2,060	(5)
Republic of Korea Won	1,953,145	01/19/2011	1,747	(5)
Republic of Korea Won	282,058	05/09/2011	249	4
Republic of Korea Won	1,222,000	05/09/2011	1,089	6
Republic of Korea Won	1,356,400	05/09/2011	1,201	15
Republic of Korea Won	350,000	05/09/2011	312	2
Republic of Korea Won	1,325,000	05/09/2011	1,171	17
Republic of Korea Won	1,524,100	05/09/2011	1,344	22
Republic of Korea Won	837,000	05/09/2011	747	3
Republic of Korea Won	661,000	05/09/2011	589	4
Singapore Dollar	(1,575)	11/12/2010	(1,211)	(7)
Singapore Dollar	(2,850)	11/12/2010	(2,184)	(18)
Singapore Dollar	4,425	11/12/2010	3,359	60
Singapore Dollar	27	03/09/2011	20	1
Singapore Dollar	2,850	06/09/2011	2,185	18
Singapore Dollar	1,575	06/09/2011	1,211	7
Taiwan Dollar	13,911	01/14/2011	450	5
Taiwan Dollar	11,110	01/14/2011	352	12
Taiwan Dollar	4,236	01/14/2011	135	4
Taiwan Dollar	17,102	01/14/2011	544	15
Taiwan Dollar	9,262	01/14/2011	292	11

				$(1,006)

NOTES TO SCHEDULE OF INVESTMENTS:

^	All or a portion of this security is on loan. The value of all securities on loan is $16,654.

*	Floating or variable rate note. Rate is listed as of 10/29/2010.

Ž	The security has a perpetual maturity. The date shown is the next call date.

Џ	In default.

♦	Value and/or principal is less than $1.

¥	Percentage rounds to less than 0.1%.

§	Illiquid. At 10/31/2010, illiquid investment securities aggregated to $2,314, or 0.35%, and illiquid derivatives aggregated to $54, or 0.01%, of the fund’s net assets.

▲	Rate shown reflects the yield at 10/29/2010.

‡	Non-income producing security.

ә	Security fair valued as determined in good faith in accordance with procedures established by the Board of Trustees. This security had a market value of $45, or 0.01%, of the fund’s net assets.

#	Aggregate cost for federal income tax purposes is $837,429. Aggregate gross unrealized appreciation/depreciation for all securities in which there is an excess of value over tax cost were $32,638 and $19,570, respectively. Net unrealized appreciation for tax purposes is $13,068.

Γ	Contract amounts are not in thousands.

(1)	If the fund is a buyer of protection and a credit event occurs, as defined under the terms of that particular swap agreement, the fund will either (i) receive from the seller of protection an amount equal to the notional amount of the swap and deliver the referenced obligation or underlying securities comprising the referenced index or (ii) receive a net settlement amount in the form of cash or securities equal to the notional amount of the swap less the recovery value of the referenced obligation or underlying securities comprising the referenced index.

(2)	If the fund is a seller of protection and a credit event occurs, as defined under the terms of that particular swap agreement, the fund will either (i) pay to the buyer of protection an amount equal to the notional amount of the swap and take delivery of the referenced obligation or underlying securities comprising the referenced index or (ii) pay a net settlement amount in the form of cash or securities equal to the notional amount of the swap less the recovery value of the referenced obligation or underlying securities comprising the referenced index.

(3)	Implied credit spreads, represented in absolute terms, utilized in determining the market value of credit default swap agreements on corporate issues or sovereign issues of an emerging country as of period end serve as an indicator of the current status of the payment/performance risk and represent the likelihood or risk of default for the credit derivative. The implied credit spread of a particular referenced entity reflects the cost of buying/selling protection and may include upfront payments required to be made to enter into the agreement. Wider credit spreads represent a deterioration of the referenced entity’s credit soundness and a greater likelihood or risk of default or other credit event occurring as defined under the terms of the agreement.

(4)	The maximum potential amount the fund could be required to make as a seller of credit protection or receive as a buyer of credit protection if a credit event occurs as defined under the terms of that particular swap agreement.

The notes to the financial statements are an integral part of this report.

Transamerica Funds	Annual Report 2010

Transamerica PIMCO Total Return
SCHEDULE OF INVESTMENTS (continued)
At October 31, 2010
(all amounts in thousands)
NOTES TO SCHEDULE OF INVESTMENTS: (continued)

(5)	The quoted market prices and resulting values for credit default swap agreements on asset-backed securities and credit indices serve as an indicator of the current status of the payment/performance risk and represent the likelihood of an expected liability (or profit) for the credit derivative had the notional amount of the swap agreement been closed/sold as of the period end. Increasing market values, in absolute terms when compared to the notional amount of the swap, represent a deterioration of the referenced entity’s credit soundness and a greater likelihood or risk of default or other credit event occurring as defined under the terms of the agreement.

g	All or a portion of these securities in the amount of $439, and cash in the amount of $9, have been segregated as collateral with the broker to cover margin requirements for open futures contracts.

α	All or a portion of these securities, in the amount of $1,231, have been segregated with the broker to cover open swap contracts.

θ	Cash, in the amount of $730, has been pledged by the broker as collateral with the custodian to cover open short TBA transactions.

π	Cash, in the amount of $540, has been pledged by the broker as collateral with the custodian to cover open swap contracts.

DEFINITIONS:

144A	144A Securities are registered pursuant to Rule 144A of the Securities Act of 1933. These securities are deemed to be liquid for purposes of compliance limitations on holdings of illiquid securities and may be resold as transactions exempt from registration, normally to qualified institutional buyers. At 10/31/2010, these securities aggregated $61,068, or 9.15%, of the fund’s net assets.

AUD	Australian Dollar

BBR-BBSW	The rate for a reset date will be the average mid rate, for Australian Dollar bills of exchange having a tenor of the Designated Maturity.

BP	Basis Point Spread

BRC	Barclays Bank PLC

BRL	Brazilian Real

CAD	Canadian Dollar

CBK	Citibank N.A.

CDI	Credit Default Index

CDX	A series of indices that track North American and emerging market credit derivative indices.

CLO	Collateralized Loan Obligation

DUB	Deutsche Bank AG

EUR	Euro

EURIBOR	Euro InterBank Offered Rate

GBP	Pound Sterling

GLM	Goldman Sachs Global Liquidity Management

HUS	HSBC Bank USA

IO	Interest Only

IRO	Interest Rate Option

LIBOR	London Interbank Offered Rate

MYC	Morgan Stanley Capital Services

RYL	Royal Bank of Scotland PLC

TBA	To Be Announced

TIPS	Treasury Inflation Protected Security

The notes to the financial statements are an integral part of this report. Transamerica Funds	Annual Report 2010

Transamerica PIMCO Total Return
SCHEDULE OF INVESTMENTS (continued)
At October 31, 2010
(all amounts in thousands)
VALUATION SUMMARY:

Investment Securities	Level 1	Level 2	Level 3	Total
Asset-Backed Securities	$—	$12,676	$—	$12,676
Convertible Preferred Stocks	1,796	—	—	1,796
Corporate Debt Securities	—	144,692	—	144,692
Foreign Government Obligations	—	31,743	—	31,743
Loan Assignments	—	1,355	—	1,355
Mortgage-Backed Securities	—	46,288	45	46,333
Municipal Government Obligations	—	37,135	—	37,135
Preferred Corporate Debt Securities	—	11,823	—	11,823
Preferred Stocks	14	915	—	929
Repurchase Agreement	—	120,900	—	120,900
Securities Lending Collateral	16,992	—	—	16,992
U.S. Government Agency Obligations	—	259,958	—	259,958
U.S. Government Obligations	—	164,165	—	164,165

Total	$18,802	$831,650	$45	$850,497

Securities Sold Short	Level 1	Level 2	Level 3	Total
U.S. Government Agency Obligations	$—	$(22,492)	$—	$(22,492)

Other Financial Instruments	Level 1	Level 2	Level 3	Total
Written Options	$—	$(22)	$—	$(22)
Written Swaptions	—	(2,166)	—	(2,166)

Total	$—	$(2,188)	$—	$(2,188)

Other Financial Instruments*	Level 1	Level 2	Level 3	Total
Credit Default Swap — Appreciation	$—	$52	$—	$52
Credit Default Swap — Depreciation	—	(1,720)	—	(1,720)
Interest Rate Swap — Appreciation	—	753	—	753
Interest Rate Swap — Depreciation	—	(23)	—	(23)
Futures Contracts — Depreciation		(198)	—	(198)
Forward Foreign Currency Contracts — Appreciation	—	994	—	994
Forward Foreign Currency Contracts — Depreciation	—	(2,000)	—	(2,000)

Total	$(198)	$(1,944)	$—	$(2,142)

Level 3 Rollforward — Investment Securities

					Change in
	Beginning	Net			Unrealized		Ending
	Balance at	Purchases/	Accrued	Total Realized	Appreciation/	Net Transfers	Balance at
Securities	10/31/2009	(Sales)	Discounts/(Premiums)	Gain/(Loss)	(Depreciation)	In/(Out) of Level 3	10/31/2010
Mortgage-Backed Securities	$—	$—	$—	$—	$—	$45	$45
Asset-Backed Securities	892	(610)	—	4	55	(341)	—

Total	$892	$(610)	$—	$4	$55	$(296)	$45

*	Other financial instruments are derivative instruments including, but not limited to, Futures Contracts, Forward Foreign Currency Contracts, and Swap Contracts that are valued at unrealized appreciation (depreciation) on the instrument.

The notes to the financial statements are an integral part of this report.

Transamerica Funds	Annual Report 2010

STATEMENTS OF ASSETS AND LIABILITIES
At October 31, 2010
(all amounts except per share amounts in thousands)

	Transamerica		Transamerica
	Clarion Global	Transamerica	MFS	Transamerica	Transamerica
	Real Estate	Jennison	International	PIMCO Real	PIMCO Total
	Securities	Growth	Equity	Return TIPS	Return

Assets:
Investment securities, at value	$343,608	$719,708	$528,328	$978,393	$729,597
Repurchase agreement, at value	2,818	7,499	22,040	—	120,900
Cash	—	—	—	387	574
Cash on deposit with broker	—	—	—	6	9
Foreign currency, at value	3	—	—	528	713
Receivables:
Investment securities sold	1,769	4,019	— (a)	12,933	182,048
Shares of beneficial interest sold	4	8	147	4	9
Interest	— (a)	(a)	(a)	4,828	5,923
Securities lending income (net)	10	(a)	7	— (a)	2
Dividends	601	189	1,018	—	42
Dividend reclaims	47	108	614	—	—
Variation margin	—	—	—	7	62
Other	—	—	—	10	—
Prepaid expenses	2	5	3	6	5
Swap agreements, at value	—	—	—	2,891	1,014
Unrealized appreciation on forward foreign currency contracts	—	—	—	1,366	994

	$348,862	$731,536	$552,157	$1,001,359	$1,041,892

Liabilities:
Cash deposit due to custodian	—	—	—	3,300	1,270
Accounts payable and accrued liabilities:
Investment securities purchased	1,965	4,256	242	124,449	327,724
Shares of beneficial interest redeemed	146	44	84	551	260
Management and advisory fees	218	466	391	475	378
Transfer agent fees	2	2	2	5	4
Custody fees	20	8	23	16	16
Administration fees	5	12	9	14	11
Audit and tax fees	12	10	10	12	12
Interest payable	—	—	—	21	96
Other	2	5	6	7	9
Collateral for securities on loan	27,124	1	15,209	—	16,992
Reverse repurchase agreement, at value	—	—	—	23,564	—
Written options and swaptions, at value	—	—	—	1,654	2,188
Swap agreements, at value	—	—	—	667	719
Securities sold short, at value	—	—	—	—	22,492
Unrealized depreciation on forward foreign currency contracts	—	—	—	659	2,000

	29,494	4,804	15,976	155,394	374,171

Net assets	$319,368	$726,732	$536,181	$845,965	$667,721

Net assets consist of:
Shares of beneficial interest, unlimited shares authorized, no par value	$366,382	$616,085	$442,819	$746,226	$638,260
Undistributed (accumulated) net investment income (loss)	(5,052)	210	5,579	1,524	(1,378)
Undistributed (accumulated) net realized gain (loss) from investments	(107,002)	(34,357)	26,790	25,337	20,476
Net unrealized appreciation (depreciation) on:
Investment securities	65,029	144,790	60,900	69,625	13,200
Futures contracts	—	—	—	65	(198)
Written option and swaption contracts	—	—	—	654	(717)
Swap agreements	—	—	—	2,097	(938)
Translation of assets and liabilities denominated in foreign currencies	11	4	93	437	(779)
Securities sold short	—	—	—	—	(205)

Net assets	$319,368	$726,732	$536,181	$845,965	$667,721

Shares outstanding	26,015	61,700	58,854	72,867	61,830

Net asset value and offering price per share	$12.28	$11.78	$9.11	$11.61	$10.80

Investment securities, at cost	$278,579	$574,918	$467,428	$908,768	$716,397

Repurchase agreement, at cost	$2,818	$7,499	$22,040	$—	$120,900

Reverse repurchase agreement, at cost	$—	$—	$—	$(23,564)	$—

Foreign currency, at cost	$3	$—	$—	$522	$715

Securities loaned, at value	$25,887	$1	$14,497	$—	$16,654

Premium received on written option & swaption contracts	$—	$—	$—	$2,308	$1,471

Premium paid (received) on swap assets agreements	$—	$—	$—	$430	$1,024

Premium paid (received) on swap liabilities agreements	$—	$—	$—	$(303)	$209

Proceeds received from securities sold short	$—	$—	$—	$—	$22,287

(a)	Rounds to less than $1.

The notes to the financial statements are an integral part of this report.

Transamerica Funds	Annual Report 2010

STATEMENTS OF OPERATIONS
For the year ended October 31, 2010
(all amounts in thousands)

	Transamerica		Transamerica
	Clarion Global		MFS	Transamerica	Transamerica
	Real Estate	Transamerica	International	PIMCO Real	PIMCO Total
	Securities	Jennison Growth	Equity	Return TIPS	Return

Investment income:
Dividend income	$10,243	$6,854	$11,483	$29	$319
Withholding taxes on foreign income	(413)	(120)	(1,154)	— (a)	(2)
Interest income	2	1	1	26,383	23,477
Securities lending income (net)	121	7	361	3	13

	9,953	6,742	10,691	26,415	23,807

Expenses:
Management and advisory	2,458	5,678	3,875	5,711	3,891
Transfer agent	8	19	12	24	17
Printing and shareholder reports	3	7	5	8	6
Custody	239	97	278	280	279
Administration	62	150	87	174	118
Legal	10	23	15	28	20
Audit and tax	16	18	14	18	18
Trustees	6	16	9	19	13
Registration	3	12	3	1	4
Interest on securities sold short	—	—	—	—	18
Other	5	15	6	11	8

Total expenses	2,810	6,035	4,304	6,274	4,392

Net investment income	7,143	707	6,387	20,141	19,415

Net realized gain (loss) on transactions from:
Investment securities	(6,610)	17,662	28,449	50,369	12,593
Futures contracts	—	—	—	3,219	5,971
Written option and swaption contracts	—	—	—	3,365	2,638
Swap agreements	—	—	—	(1,410)	(696)
Foreign currency transactions	(179)	(1)	(809)	663	1,781
Securities sold short	—	—	—	1,389	—

	(6,789)	17,661	27,640	57,595	22,287

Net increase (decrease) in unrealized appreciation (depreciation) on:
Investment securities	60,765	84,110	24,720	26,376	24,126
Futures contracts	—	—	—	(951)	(2,329)
Written option and swaption contracts	—	—	—	(685)	(1,244)
Swap agreements	—	—	—	1,120	(3,042)
Translation of assets and liabilities denominated in foreign currencies	19	3	43	1	(576)
Securities sold short	—	—	—	—	100

Change in unrealized appreciation (depreciation):	60,784	84,113	24,763	25,861	17,035

Net realized and unrealized gain	53,995	101,774	52,403	83,456	39,322

Net increase in net assets resulting from operations	$61,138	$102,481	$58,790	$103,597	$58,737

(a)	Rounds to less than $1.

The notes to the financial statements are an integral part of this report.

Transamerica Funds	Annual Report 2010

STATEMENTS OF CHANGES IN NET ASSETS
For the years ended:
(all amounts in thousands)

	Transamerica Clarion Global Real				Transamerica MFS International
	Estate Securities		Transamerica Jennison Growth(a)		Equity
	October 31, 2010	October 31, 2009	October 31, 2010	October 31, 2009	October 31, 2010	October 31, 2009

From operations:
Net investment income	$7,143	$7,400	$707	$399	$6,387	$3,342
Net realized gain (loss)(a)	(6,789)	(63,293)	17,661	(19,056)	27,640	9,915
Change in unrealized appreciation (depreciation)(b)	60,784	95,184	84,113	83,220	24,763	53,874

Net increase in net assets resulting from operations	61,138	39,291	102,481	64,563	58,790	67,131

Distributions to shareholders:
From net investment income:
Class A		(30)		—		—
Class B		(10)		—		—
Class C		(17)		—		—
Class I2	(19,485)	(4,922)	(765)	(430)	(3,209)	—

	(19,485)	(4,979)	(765)	(430)	(3,209)	—

From net realized gains:
Class I2	—	—	—	—	(10,017)	—

Total distributions to shareholders	(19,485)	(4,979)	(765)	(430)	(13,226)	—

Capital share transactions:
Proceeds from shares sold:
Class A		1		27		27
Class B		—		3		6
Class I2	16,904	15,388	79,136	451,224	163,943	321,484

	16,904	15,389	79,136	451,254	163,943	321,517

Dividends and distributions reinvested:
Class A		27		—		—
Class B		9		—		—
Class C		16		—		—
Class I2	19,485	4,922	765	430	13,226	—

	19,485	4,974	765	430	13,226	—

Cost of shares redeemed:
Class A		(3,025)		(7,471)		(9,247)
Class B		(962)		(5,295)		(3,533)
Class C		(1,216)		(2,986)		(2,363)
Class I2	(44,176)	(895)	(109,495)	(44,034)	(83,306)	(30,496)

	(44,176)	(6,098)	(109,495)	(59,786)	(83,306)	(45,639)

Automatic conversions:
Class A		126		1,268		2,402
Class B		(126)		(1,268)		(2,402)

		—		—		—

Net increase (decrease) in net assets resulting from capital shares transactions	(7,787)	14,265	(29,594)	391,898	93,863	275,878

Net increase in net assets	33,866	48,577	72,122	456,031	139,427	343,009

Net assets:
Beginning of year	$285,502	$236,925	$654,610	$198,579	$396,754	$53,745

End of year	$319,368	$285,502	$726,732	$654,610	$536,181	$396,754

Undistributed (accumulated) net investment income (loss)	$(5,052)	$3,532	$210	$279	$5,579	$3,132

The notes to the financial statements are an integral part of this report.

Transamerica Funds	Annual Report 2010

STATEMENTS OF CHANGES IN NET ASSETS (continued)
For the years ended:
(all amounts in thousands)

	Transamerica Clarion Global Real				Transamerica MFS International
	Estate Securities		Transamerica Jennison Growth(a)		Equity
	October 31, 2010	October 31, 2009	October 31, 2010	October 31, 2009	October 31, 2010	October 31, 2009

Share activity:
Shares issued:
Class A		—		3		9
Class B		—		—		3
Class I2	1,574	1,667	7,228	47,919	19,478	46,747

	1,574	1,667	7,228	47,922	19,478	46,759

Shares issued-reinvested from distributions:
Class A		3		—		—
Class B		1		—		—
Class C		2		—		—
Class I2	1,785	573	70	56	1,572	—

	1,785	579	70	56	1,572	—

Shares redeemed:
Class A		(299)		(774)		(2,815)
Class B		(95)		(600)		(1,312)
Class C		(118)		(334)		(864)
Class I2	(3,865)	(93)	(9,973)	(5,706)	(10,835)	(4,342)

	(3,865)	(605)	(9,973)	(7,414)	(10,835)	(9,333)

Automatic conversions:
Class A		15		143		895
Class B		(15)		(153)		(1,050)

		—		(10)		(155)

Net increase (decrease) in shares outstanding:
Class A		(281)		(628)		(1,911)
Class B		(109)		(753)		(2,359)
Class C		(116)		(334)		(864)
Class I2	(506)	2,147	(2,675)	42,269	10,215	42,405

	(506)	1,641	(2,675)	40,554	10,215	37,271

The notes to the financial statements are an integral part of this report.

Transamerica Funds	Annual Report 2010

STATEMENTS OF CHANGES IN NET ASSETS (continued)
For the years ended:
(all amounts in thousands)

	Transamerica PIMCO Real Return
	TIPS		Transamerica PIMCO Total Return
	October 31, 2010	October 31, 2009	October 31, 2010	October 31, 2009

From operations:
Net investment income	$20,141	$21,900	$19,415	$26,509
Net realized gain (loss)(a)	57,595	9,781	22,287	24,942
Change in unrealized appreciation (depreciation)(b)	25,861	96,351	17,035	61,021

Net increase in net assets resulting from operations	103,597	128,032	58,737	112,472

Distributions to shareholders:
From net investment income:
Class A		(69)		(273)
Class B		(51)		(248)
Class C		(44)		(185)
Class I2	(30,698)	(22,794)	(18,210)	(35,568)

	(30,698)	(22,958)	(18,210)	(36,274)

From net realized gains:
Class A		(13)		(92)
Class B		(10)		(89)
Class C		(8)		(62)
Class I2		(3,862)	(34,549)	(11,115)

		(3,893)	(34,549)	(11,358)

Total distributions to shareholders	(30,698)	(26,851)	(52,759)	(47,632)

Capital share transactions:
Proceeds from shares sold:
Class A		9		3
Class B		1		7
Class C		7		15
Class I2	237,676	90,261	117,089	14,123

	237,676	90,278	117,089	14,148

Dividends and distributions reinvested:
Class A		69		318
Class B		49		283
Class C		43		195
Class I2	30,698	26,655	52,759	46,683

	30,698	26,816	52,759	47,479

Cost of shares redeemed:
Class A		(2,950)		(5,808)
Class B		(1,787)		(5,045)
Class C		(1,688)		(3,675)
Class I2	(248,031)	(85,752)	(13,434)	(174,373)

	(248,031)	(92,177)	(13,434)	(188,901)

Automatic conversions:
Class A		233		367
Class B		(233)		(367)

		—		—

Net increase (decrease) in net assets resulting from capital shares transactions	20,343	24,917	156,414	(127,274)

Net increase (decrease) in net assets	93,242	126,098	162,392	(62,434)

Net assets:
Beginning of year	$752,723	$626,625	$505,329	$567,763

End of year	$845,965	$752,723	$667,721	$505,329

Undistributed (accumulated) net investment income (loss)	$1,524	$8,924	$(1,378)	$854

The notes to the financial statements are an integral part of this report.

Transamerica Funds	Annual Report 2010

STATEMENTS OF CHANGES IN NET ASSETS (continued)
For the years ended:
(all amounts in thousands)

	Transamerica PIMCO Real Return
	TIPS		Transamerica PIMCO Total Return
	October 31, 2010	October 31, 2009	October 31, 2010	October 31, 2009

Share activity:
Shares issued:
Class A		1		1
Class C		1		2
Class I2	21,982	9,035	11,287	1,332

	21,982	9,037	11,287	1,335

Shares issued-reinvested from distributions:
Class A		7		33
Class B		5		30
Class C		4		20
Class I2	2,849	2,650	5,207	4,858

	2,849	2,666	5,207	4,941

Shares redeemed:
Class A		(285)		(547)
Class B		(173)		(479)
Class C		(165)		(347)
Class I2	(22,176)	(8,878)	(1,250)	(17,605)

	(22,176)	(9,501)	(1,250)	(18,978)

Automatic conversions:
Class A		24		37
Class B		(24)		(37)

		—		—

Net increase (decrease) in shares outstanding:
Class A		(253)		(476)
Class B		(192)		(486)
Class C		(160)		(325)
Class I2	2,655	2,807	15,244	(11,415)

	2,655	2,202	15,244	(12,702)

(a)	Net realized gain (loss) includes all items listed in the Statements of Operations.

(b)	Change in unrealized appreciation (depreciation) includes all items listed in the Statements of Operations.

The notes to the financial statements are an integral part of this report.

Transamerica Funds	Annual Report 2010

FINANCIAL HIGHLIGHTS
For the periods and years ended:

	Transamerica Clarion Global Real Estate Securities
	October 31,	October 31,	October 31,	October 31,	October 31,
For a share outstanding throughout each period	2010	2009	2008	2007	2006(a)

Net asset value
Beginning of year	$10.77	$9.52	$20.48	$20.25	$15.85

Investment operations
Net investment income(b)	0.26	0.29	0.32	0.36	0.21
Net realized and unrealized gain (loss) on investments	1.98	1.15	(8.33)	2.45	5.85

Total from investment operations	2.24	1.44	(8.01)	2.81	6.06

Distributions
Net investment income	(0.73)	(0.19)	(0.90)	(0.80)	(0.28)
Net realized gains on investments	—	—	(2.05)	(1.78)	(1.38)

Total distributions	(0.73)	(0.19)	(2.95)	(2.58)	(1.66)

Net asset value
End of year	12.28	$10.77	$9.52	$20.48	$20.25

Total return(c)	21.70%	15.72%	(44.82%)	15.11%	41.43	% (d)

Net assets end of year (000’s)	$319,368	$285,502	$232,115	$367,750	$331,620

Ratio and supplemental data
Expenses to average net assets	0.91%	0.93%	0.89%	0.88%	0.91	% (e)
Net investment income, to average net assets	2.31%	3.30%	2.29%	1.29%	1.27	% (e)
Portfolio turnover rate	62%	61%	41%	72%	76	% (d)

	Transamerica Jennison Growth
	October 31,	October 31,	October 31,	October 31,	October 31,
For a share outstanding throughout each period	2010	2009	2008	2007	2006(a)

Net asset value
Beginning of year	10.17	$8.37	$13.05	$11.40	$11.43

Investment operations
Net investment income(b)	0.01	0.01	0.02	0.03	—	(f)
Net realized and unrealized gain (loss) on investments	1.61	1.81	(4.68)	2.08	0.18

Total from investment operations	1.62	1.82	(4.66)	2.11	0.18

Distributions
Net investment income	(0.01)	(0.02)	(0.02)	—	—
Net realized gains on investments	—	—	—	(0.46)	(0.21)

Total distributions	(0.01)	(0.02)	(0.02)	(0.46)	(0.21)

Net asset value
End of year	11.78	$10.17	$8.37	$13.05	$11.40

Total return(c)	15.96%	21.79%	(35.77%)	19.14%	1.50	% (d)

Net assets end of year (000’s)	$726,732	$654,610	$184,981	$160,815	$96,273

Ratio and supplemental data
Expenses to average net assets	0.81%	0.85%	0.85%	0.87%	0.89	% (e)
Net investment income (loss), to average net assets	0.09%	0.16%	0.21%	0.22%	(0.02	%) (e)
Portfolio turnover rate	83%	82%	70%	63%	80	% (d)

The notes to the financial statements are an integral part of this report.

Transamerica Funds	Annual Report 2010

FINANCIAL HIGHLIGHTS (continued)
For the periods and years ended:

	Transamerica MFS International Equity
	October 31,	October 31,	October 31,
For a share outstanding throughout each period	2010	2009	2008(g)

Net asset value
Beginning of year	$8.16	$6.58	$10.00

Investment operations
Net investment income(b)	0.12	0.12	0.02
Net realized and unrealized gain (loss) on investments	1.09	1.46	(3.44)

Total from investment operations	1.21	1.58	(3.42)

Distributions
Net investment income	(0.06)	—	—
Net realized gains on investments	(0.20)	—	—

Total distributions	(0.26)	—	—

Net asset value
End of year	$9.11	$8.16	$6.58

Total return(c)	15.16%	24.01%	(34.20	%) (d)

Net assets end of year (000’s)	$536,181	$396,754	$40,997

Ratio and supplemental data
Expenses to average net assets	0.99%	1.09%	1.23	% (e)
Net investment income, to average net assets	1.47%	1.78%	0.71	% (e)
Portfolio turnover rate	35%	24%	37	% (d)

	Transamerica PIMCO Real Return TIPS
	October 31,	October 31,	October 31,	October 31,	October 31,
For a share outstanding throughout each period	2010	2009	2008	2007	2006

Net asset value
Beginning of year	$10.72	$9.21	$10.21	$10.05	$10.25

Investment operations
Net investment income(b)	0.25	0.32	0.47	0.38	0.48
Net realized and unrealized gain (loss) on investments	1.04	1.58	(0.96)	0.16	(0.22)

Total from investment operations	1.29	1.90	(0.49)	0.54	0.26

Distributions
Net investment income	(0.40)	(0.33)	(0.51)	(0.38)	(0.45)
Net realized gains on investments	—	(0.06)	—	—	(0.01)

Total distributions	(0.40)	(0.39)	(0.51)	(0.38)	(0.46)

Net asset value
End of year	$11.61	$10.72	$9.21	$10.21	$10.05

Total return(c)	12.40%	21.00%	(5.29%)	5.54%	2.55%

Net assets end of year (000’s)	$845,965	$752,723	$621,092	$690,942	$603,597

Ratio and supplemental data
Expenses to average net assets	0.72%	0.74%	0.74%	0.73%	0.73%
Net investment income, to average net assets	2.32%	3.23%	4.47%	3.82%	4.79%
Portfolio turnover rate	307%	583%	1,028%	375%	384%

The notes to the financial statements are an integral part of this report.

Transamerica Funds	Annual Report 2010

FINANCIAL HIGHLIGHTS (continued)
For the periods and years ended:

	Transamerica PIMCO Total Return
	October 31,		October 31,	October 31,	October 31,	October 31,
For a share outstanding throughout each period	2010		2009	2008	2007	2006(a)

Net asset value
Beginning of year	$10.85		$9.58	$10.47	$10.28	$10.12

Investment operations
Net investment income(b)	0.35		0.49	0.49	0.46	0.41
Net realized and unrealized gain (loss) on investments	0.67		1.64	(0.88)	0.18	0.12

Total from investment operations	1.02		2.13	(0.39)	0.64	0.53

Distributions
Net investment income	(0.34)		(0.67)	(0.44)	(0.44)	(0.37)
Net realized gains on investments	(0.73)		(0.19)	(0.06)	(0.01)

Total distributions	(1.07)		(0.86)	(0.50)	(0.45)	(0.37)

Net asset value
End of year	10.80		$10.85	$9.58	$10.47	$10.28

Total return(c)	10.25%		23.74%	(4.04%)	6.33%	5.33	% (d)

Net assets end of year (000’s)	$667,721		$505,329	$555,428	$540,310	$268,173

Ratio and supplemental data
Expenses to average net assets	0.74	% (h)	0.74%	0.75%	0.75%	0.80	% (e)
Net investment income, to average net assets	3.30	% (h)	4.95%	4.66%	4.39%	4.18	% (e)
Portfolio turnover rate	222%		841%	751%	756%	544	% (d)

(a)	Commenced operations on November 15, 2005.

(b)	Calculated based on average number of shares outstanding.

(c)	Total return has been calculated for the applicable period without deduction of a sales load, if any, on an initial purchase.

(d)	Not annualized.

(e)	Annualized.

(f)	Rounds to less than $(0.01) or $0.01.

(g)	Commenced operations on June 10, 2008.

(h)	Includes dividends and/or interest on securities sold short representing less than 0.01% of average net assets for 2010.
Note: Prior to October 31,2009, all of the financial highlights were audited by another independent registered public accounting firm.

The notes to the financial statements are an integral part of this report.

Transamerica Funds	Annual Report 2010

Transamerica AQR Managed Futures Strategy
(unaudited)
MARKET ENVIRONMENT
Transamerica AQR Managed Futures Strategy was introduced to the Transamerica Funds lineup on September 30, 2010.
As a managed futures strategy designed to take advantage of the tendency for markets to trend in either the positive or negative direction as prices slowly move to, and sometimes beyond, fair value, the fund invests both long and short to take advantage of these price moves. The fund invests across a portfolio of futures contracts and futures-related instruments, utilizing more than 100 contracts across four major asset classes: commodities, currencies, fixed income and equity markets. The fund pursues a trend-following strategy, and as such, it tends to perform well when there are persistent positive or negative trends in markets and suffers when there is a lack of trends or when trends reverse sharply.
By design, the fund tactically changes its allocation to the amount of risk it takes in pursing trends across the four major asset classes depending on the relative attractiveness of the trend-following opportunities within each asset class. The fund will invest more in an asset class when there are perceived strong trends across many assets within that particular asset class. In addition, the fund also tactically changes the level of risk it targets depending on the strength and correlation of trends across the four asset classes. The target risk level for the fund at the end of October was above the long-term average target level of 10%, driven by strong trends in the equity and commodity markets.
Within each of the asset classes, the fund pursues short-term trend strategies, long-term trend strategies and over-extended trend strategies. Overall, both short-term and long-term trend strategies performed well in October, particularly in equities and commodities. Over-extended trend strategies detracted from performance, most notably in commodities, where the fund’s long exposures were reduced in this period on long-term overextended trend indicators, and suffered as commodity prices continued to rise over the month.
PERFORMANCE
For the period from inception, September 30, 2010 through October 31, 2010, Transamerica AQR Managed Futures Strategy Class I2 returned 1.60%. By comparison, its benchmark, Citigroup 3-Month Treasury Bill + 7% Wrap Fee Index, returned 0.62%.
STRATEGY REVIEW
The fund gained 1.3% in commodities in October. The fund was positioned long most commodity markets on strong short-term and long-term trends going into the month, and benefited from large price increases in the agricultural and soft commodities. In addition, the fund also gained from a long position in precious metals, as gold and silver prices continued to rise throughout the month.
The fund gained 0.6% in equities in October. Following a strong global equity rally in the third quarter of 2010, the fund was positioned long almost all global equity markets going into October, and profited from the continuation of a bullish trend in equities throughout the month.
The fund lost 0.1% in currencies in October. Gains from being long the Australian dollar and the pound were offset by losses from being short the Euro and the New Zealand dollar over the month.
The fund lost 0.2% in fixed income in October. While the fund made slight gains from being long global short-term interest rate futures, which appreciated in value over the month, they were offset by small losses in longer-term bond futures. Following a strong bond market for the majority of the year, the fund was positioned long all developed bond markets going into the month. While 2, 5 and 10 year U.S. treasury markets continued to perform well over the month, the fund declined due to slight reversals of bullish trends in 30-year U.S. bonds, European bonds and Australian bonds.
While one month is a short period of time to evaluate performance, we believe October highlighted the benefits of the fund’s approach in diversifying across various trend indicators and asset classes. We continue to pursue a risk-balanced approach in investing across the major asset classes, and believe that doing so will benefit the fund in the long-run.
Clifford S. Asness
John M. Liew
Brian K. Hurst
Lasse H. Pedersen
Yao Hua Ooi
Co-Portfolio Managers
AQR Capital Management, LLC

Transamerica Funds	Annual Report 2010

Transamerica AQR Managed Futures Strategy
(unaudited)
Average Annual Total Return for Period Ended 10/31/2010

	10 Years or
	Life of Fund		Inception Date

Class I2 (NAV)	1.60	%(a)	09/30/2010
Citigroup 3-Month Treasury Bill*	0.62	%(a)	09/30/2010
NOTES

*	The Citigroup 3-Month Treasury Bill + 7% Wrap Index (“Citigroup 3-Month Treasury Bill”) is an unmanaged index used as a general measure of market performance. Calculations assume dividends and capital gains are reinvested and do not include any managerial expenses. Return calculation starts on 09/30/2010 and does not include the alignment of the fund’s buy-in date of 09/29/2010. You cannot invest directly in an index.
The performance data presented represents past performance; future results may vary. Performance data does not reflect the deduction of taxes that would be paid on fund distributions or the redemption of fund shares. Investment return and principal value will fluctuate so that an investor’s shares, when redeemed, may be worth more or less than their original cost. Current performance may be lower or higher than performance quoted. Please see www.transamericafunds.com for performance data current to the most recent month-end. Net Asset Value (“NAV”) returns include the reinvestment of dividends and capital gains. Fund shares are sold without a sales load.
Performance figures may reflect fee waivers and/or expense reimbursements by the Investment Adviser. Without such waivers and/or expense reimbursements, the performance would be lower. Future waivers and/or reimbursements are at the discretion of the Investment Adviser.
This material must be preceded or accompanied by a current prospectus, which includes specific contents regarding the investment objectives and policies of this fund. This fund is only available in Class I2 shares, which are not available for direct investment by the public.

(a)	Not annualized.

Transamerica Funds	Annual Report 2010

Transamerica Goldman Sachs Commodity Strategy
(formerly, Transamerica BlackRock Natural Resources)
(unaudited)
MARKET ENVIRONMENT
The Dow Jones-UBS Commodity Index (“Dow Jones-UBS Commodity”) returned 4.98% in October, versus a 3.80% return for the Standard & Poor’s 500 Composite Stock Index and a -2.1% return in the U.S. Dollar Index. The anticipation of additional quantitative easing from the Federal Reserve Board supported hard versus fiat currencies, driving Precious Metals prices up by 6.1%. Gold prices reached an all-time high of $1,381/oz during the month. Silver prices continued to rise in October, with a gain of 12.6%. Agriculture and soft commodities also rallied, mainly driven by adverse weather conditions and strong global demand. Leading the gains in Agriculture were Sugar and Cotton, which increased 24.0% and 22.9%, respectively. Energy prices were essentially unchanged over the month as the market transitioned into the winter season. Crude oil prices increased 0.9%, ending the month trading $81 per barrel.
PERFORMANCE
For the year ended October 31, 2010, Transamerica Goldman Sachs Commodity Strategy Class I2 returned 12.61%. By comparison, its primary and former benchmarks, the Dow Jones-UBS Commodity and the Morgan Stanley Capital International Natural Resources Index, returned 11.69% and 13.87%, respectively.
Effective September 30, 2010, Transamerica BlackRock Natural Resources changed its sub-adviser to Goldman Sachs Asset Management, L.P. (“GSAM”) and changed its name to Transamerica Goldman Sachs Commodity Strategy.
STRATEGY REVIEW
GSAM’s strategy seeks to provide full exposure to the Dow Jones-UBS Commodity while enhancing returns through disciplined roll timing strategies and active cash management of a high quality fixed income portfolio. The strategy does not take views on individual commodities, but rather attempts to manage risk relative to that of the benchmark.
Roll management (of the futures contracts) is a primary source of our alpha generation. We implement the roll by deviating slightly from the Dow Jones-UBS Commodity convention, which calls for rolling 20% of the futures each day on business days five through nine on a bi-monthly basis. Instead, we tactically avoid the buying pressure that coincides with the peak roll period, which can create a modest amount of outperformance with small increases in risk.
To the extent the firm believes fundamental or technical developments will impact the futures roll timing decision, it will incorporate those views into the portfolio by electing to roll positions earlier, later, forward, or in different weights versus the index roll. Roll timing strategies employed may include: alternative roll date modifications, which avoid the market impact of plain vanilla index rolls during business days five to nine; forward exposure roll modifications, which avoid the market impact of vanilla index rolls and move exposure out the curve to mitigate the returns impact often associated with persistent contango (an unfavorable term structure in the futures markets); and seasonal roll modifications, which take advantage of seasonal relationships in commodity markets to increase returns. These strategies enable GSAM to generate potential excess returns over the benchmark.
Stephen Lucas
Michael Johnson
John Calvaruso
Co-Portfolio Managers
Goldman Sachs Asset Management, L.P.

Transamerica Funds	Annual Report 2010

Transamerica Goldman Sachs Commodity Strategy
(formerly, Transamerica BlackRock Natural Resources)
(unaudited)
Average Annual Total Return for Periods Ended 10/31/2010

		10 Years or
	1 Year	Life of Fund	Inception Date

Class I2 (NAV)	12.61%	3.75%	01/03/2007
Dow Jones-UBS Commodity *	11.69%	(3.16)%	01/03/2007
MSCI Natural Resources *	13.87%	2.82%	01/03/2007
NOTES

*	The Dow Jones-UBS Commodity Index (“Dow Jones-UBS Commodity”) and the Morgan Stanley Capital International Natural Resources Index (“MSCI Natural Resources”) are unmanaged indices used as a general measure of market performance. Calculations assume dividends and capital gains are reinvested and do not include any managerial expenses. The 10 Years or Life of Fund calculation is based on the inception date of the fund. You cannot invest directly in an index.
The performance data presented represents past performance; future results may vary. Performance data does not reflect the deduction of taxes that would be paid on fund distributions or the redemption of fund shares. Investment return and principal value will fluctuate so that an investor’s shares, when redeemed, may be worth more or less than their original cost. Current performance may be lower or higher than performance quoted. Please see www.transamericafunds.com for performance data current to the most recent month-end. Net Asset Value (“NAV”) returns include the reinvestment of dividends and capital gains. Fund shares are sold without a sales load.
Performance figures may reflect fee waivers and/or expense reimbursements by the Investment Adviser. Without such waivers and/or reimbursements, the performance would be lower. Future waivers and/or reimbursements are at the discretion of the Investment Adviser.
This material must be preceded or accompanied by a current prospectus, which includes specific contents regarding the investment objectives and policies of this fund. This fund is only available in Class I2 shares, which are not available for direct investment by the public.

Transamerica Funds	Annual Report 2010

Understanding Your Funds’ Expenses
(unaudited)
SHAREHOLDER EXPENSES
Fund shareholders may incur two types of costs: (1) transaction costs, including sales charges (loads) on purchases, contingent deferred sales charges on redemptions; and (2) ongoing costs, including management fees, dividend expense on short-sales, and other fund expenses.
The following examples are intended to help you understand your ongoing costs (in dollars and cents) of investing in the funds and to compare these costs with the ongoing costs of investing in other funds.
For Transamerica AQR Managed Futures Strategy, the example is based on an investment of $1,000 invested at September 30, 2010 (commencement of operations) and held for the entire period until October 31, 2010. For Transamerica Goldman Sachs Commodity Strategy, the example is based on an investment of $1,000 invested at May 1, 2010 and held for the entire period until October 31, 2010.
ACTUAL EXPENSES
The information in the table under the heading “Actual Expenses” provides information about actual account values and actual expenses. You may use the information in these columns, together with the amount you invested, to estimate the expenses that you paid over the period. Simply divide your account value by $1,000 (for example, an $8,600 account value divided by $1,000 = $8.60), then multiply the result by the number in the appropriate column for your share class titled “Expenses Paid During Period” to estimate the expenses you paid on your account during this period.
HYPOTHETICAL EXAMPLES FOR COMPARISON PURPOSES
The information in the table under the heading “Hypothetical Expenses” provides information about hypothetical account values and hypothetical expenses based on the funds’ actual expense ratios and an assumed rate of return of 5% per year before expenses, which are not the funds’ actual returns. The hypothetical account values and expenses may not be used to estimate the actual ending account balance or expenses you paid for the period. You may use this information to compare the ongoing costs of investing in the funds versus other funds. To do so, compare this 5% hypothetical example with the 5% hypothetical examples that appear in the shareholder reports of the other funds.
Please note that the expenses shown in the table are meant to highlight your ongoing costs only and do not reflect any transactional costs. Therefore, the information under the heading “Hypothetical Expenses” is useful in comparing ongoing costs only, and will not help you determine the relative total costs of owning different funds. In addition, if these transactional costs were included, your costs would have been higher.
Expense ratios may vary period to period because of various factors, such as an increase in expenses that are not a part of the advisory and administrative fees. Examples of such expenses are fees and expenses of trustees and their counsel, extraordinary expenses and interest expense.

		Actual Expenses			Hypothetical Expenses (c)
	Beginning	Ending Account	Expenses Paid		Ending Account	Expenses Paid		Annualized
Fund Name	Account Value	Value	During Period		Value	During Period		Expense Ratio

Transamerica AQR Managed Futures Strategy	$1,000.00	$1,016.00	$1.18	(a)	$1,003.07	$1.17	(a)	1.38%
Transamerica Goldman Sachs Commodity Strategy	1,000.00	1,029.30	4.35	(b)	1,020.92	4.33	(b)	0.85%

(a)	Expenses are calculated using the fund’s annualized expense ratio (as disclosed in the table), multiplied by the average account value for the period, multiplied by the number of days in the period (31 days), and divided by the number of days in the year (365 days).

(b)	Expenses are calculated using the fund’s annualized expense ratio (as disclosed in the table), multiplied by the average account value for the period, multiplied by the number of days in the period (184 days), and divided by the number of days in the year (365 days).

(c)	5% return per year before expenses.

Transamerica Funds	Annual Report 2010

Consolidated Schedules of Investments Composition
At October 31, 2010
(The following charts summarize the Consolidated Schedules of Investments of the funds by asset type)
(unaudited)

Transamerica AQR Managed Futures Strategy

Investment Company	91.8%
Other Assets and Liabilities — Net	8.2 (a)

Total	100.0%

Transamerica Goldman Sachs Commodity Strategy
(formerly, Transamerica BlackRock Natural Resources)

Short-Term U.S. Government Obligation	76.2%
Repurchase Agreement	17.8
Other Assets and Liabilities — Net	6.0 (a)

Total	100.0%

(a)	The Other Assets and Liabilities — Net category may include, but is not limited to, Forward Currencies Contracts, Futures Contracts, Swap Agreements, Written Options and Swaptions, Securities Sold Short, and Cash Collateral.

Transamerica Funds	Annual Report 2010

Transamerica AQR Managed Futures Strategy
CONSOLIDATED SCHEDULE OF INVESTMENTS
At October 31, 2010
(all amounts except share amounts in thousands)

	Shares	Value

INVESTMENT COMPANIES - 91.8%
Capital Markets - 91.8%
BlackRock Liquidity Funds TempFund Portfolio	94,704,432	$94,705
State Street Institutional Liquid Reserves Fund	71,028,324	71,028
UBS Select Prime Preferred Fund	71,028,324	71,028

Total Investment Companies (cost $236,761) #		236,761
Other Assets and Liabilities — Net		21,126

Net Assets		$257,887

TOTAL RETURN SWAPS ON COMMODITIES: β

		(Pay)/Receive						Net Unrealized
Pay/Receive		Fixed Price	Expiration			Market	Premiums	Appreciation
Fixed Price(a)	Reference Entity	Per Unit	Date	Counterparty	# of Units	Value	Paid/(Received)	(Depreciation)

Receive	CBOT 2-Year U.S. Treasury Note December	109.76 -109.83	11/30/2010	BOA	325	$134	$—	$134
Receive	CBOT Wheat December Futures	6.62 - 7.25	11/26/2010	BRC	50,000	10	—	10
Receive	Cocoa December Futures	2,854	11/5/2010	BRC	20	(1)	—	(1)
Pay	Cocoa December Futures	(2,744) - (2,808)	11/5/2010	BRC	(410)	(3)	—	(3)
Receive	NYBOT Coffee December Futures	1.81 - 2.02	11/12/2010	BRC	787,500	114	—	114
Pay	CBOT Soybeans January Futures	(11.91)	12/23/2010	BRC	(5,000)	(2)	—	(2)
Receive	CBOT Soybeans January Futures	10.71 - 12.48	12/23/2010	BRC	105,000	1	—	1
Pay	CBOT Soybeans November Futures	(11.85)	11/12/2010	BRC	(20,000)	(8)	—	(8)
Receive	CBOT Soybeans November Futures	11.96	11/12/2010	BRC	20,000	28	—	28
Receive	COMEX Gold December Futures	1,318 - 1,345	12/1/2010	BOA	3,900	92	—	92
Pay	COMEX Gold December Futures	(1,373.70)	12/1/2010	BOA	(200)	3	—	3
Receive	COMEX Silver December	23.85	12/29/2010	BOA	15,000	11	—	11
Receive	EUREX Euro SCHATZ December Futures	109.18 - 109.20	12/8/2010	MEI, BOA	26	(13)	—	(13)
Pay	LME Aluminum December Futures	(2,405)	12/13/2010	BOA	(25)	2	—	2
Receive	LME Aluminum December Futures	2,366 - 2,428	12/13/2010	BOA	700	(27)	—	(27)
Receive	LME Copper December Futures	8,136 - 8,444	12/13/2010	BOA	800	9	—	9

						$350	$—	$350

FUTURES CONTRACTS: g

				Net Unrealized
				Appreciation
Description	Type	Contracts ┌	Expiration Date	(Depreciation)

10-Year Australian Treasury Bond	Long	103	12/15/2010	$(159)
10-Year Canada Government Bond	Long	79	12/20/2010	(3)
10-Year Japan Government Bond	Long	18	12/09/2010	(66)
10-Year U.S. Treasury Note	Long	80	12/21/2010	4
2-Year U.S. Treasury Note	Long	222	12/31/2010	91
30-Year U.S. Treasury Bond	Long	38	12/21/2010	(101)
3-Month Aluminum	Long	12	01/21/2011	(1)
3-Month Aluminum	Short	(12)	01/21/2011	10
3-Month Aluminum Hg	Short	(8)	12/15/2010	12
3-Month Aluminum Hg	Long	141	12/15/2010	(141)
3-Month Aluminum Hg	Short	(46)	12/31/2010	41
3-Month Aluminum Hg	Long	46	12/31/2010	(42)
3-Month Aluminum Hg	Short	(6)	01/12/2011	11
3-Month Aluminum Hg	Long	6	01/12/2011	(12)
3-Month Aluminum Hg	Short	(4)	01/14/2011	9
3-Month Aluminum Hg	Long	4	01/14/2011	(11)
3-Month Aluminum Hg	Long	3	01/19/2011	(3)
3-Month Aluminum Hg	Short	(3)	01/19/2011	♦
The notes to the financial statements are an integral part of this report.

Transamerica Funds	Annual Report 2010

Transamerica AQR Managed Futures Strategy
CONSOLIDATED SCHEDULE OF INVESTMENTS (continued)
At October 31, 2010
(all amounts in thousands)
FUTURES CONTRACTS: (continued)

				Net Unrealized
				Appreciation
Description	Type	Contracts ┌	Expiration Date	(Depreciation)

3-Month Aluminum Hg	Long	2	01/28/2011	$ ♦
3-Month Aluminum Hg	Short	(2)	01/28/2011	(1)
3-Month Canadian Bankers’ Acceptance	Long	33	03/14/2011	2
3-Month Canadian Bankers’ Acceptance	Long	60	06/13/2011	4
3-Month EURIBOR	Short	(3)	03/14/2011	♦
3-Month EURIBOR	Long	24	06/13/2011	(16)
3-Month EURIBOR	Long	31	09/19/2011	(25)
3-Month EURIBOR	Long	34	12/19/2011	(31)
3-Month EURIBOR	Long	40	03/19/2012	(38)
3-Month EURIBOR	Long	44	06/18/2012	(44)
3-Month EURIBOR	Long	51	09/17/2012	(51)
3-Month Euroswiss	Long	105	03/14/2011	5
3-Month Euroswiss	Long	104	06/13/2011	7
3-Month LME Copper	Short	(3)	01/12/2011	7
3-Month LME Copper	Long	3	01/12/2011	(8)
3-Month LME Copper	Short	(1)	01/14/2011	6
3-Month LME Copper	Long	1	01/14/2011	(7)
3-Month Nickel	Long	8	12/31/2010	(42)
3-Month Nickel	Short	(8)	12/31/2010	45
3-Month Nickel	Long	2	01/12/2011	(18)
3-Month Nickel	Short	(2)	01/12/2011	17
3-Month Nickel	Long	2	01/28/2011	(1)
3-Month Nickel	Short	(2)	01/28/2011	(1)
3-Month Sterling	Long	215	03/16/2011	(6)
3-Month Sterling	Long	197	06/15/2011	(8)
3-Month Sterling	Long	196	09/21/2011	(7)
3-Month Sterling	Long	193	12/21/2011	(4)
3-Month Sterling	Long	180	03/21/2012	♦
3-Month Sterling	Long	174	06/20/2012	5
3-Month Sterling	Long	161	09/19/2012	10
3-Month Zinc	Short	(11)	12/31/2010	(52)
3-Month Zinc	Long	11	12/31/2010	48
3-Month Zinc	Long	2	01/12/2011	4
3-Month Zinc	Short	(2)	01/12/2011	(5)
3-Month Zinc	Short	(6)	01/14/2011	♦
3-Month Zinc	Long	6	01/14/2011	(1)
3-Year Australian Treasury Bond	Long	56	12/15/2010	(12)
5-Year U.S. Treasury Note	Long	192	12/31/2010	113
90-Day Euro	Long	199	03/14/2011	18
90-Day Euro	Long	180	06/13/2011	30
90-Day Euro	Long	181	09/19/2011	43
90-Day Euro	Long	174	12/19/2011	60
90-Day Euro	Long	163	03/19/2012	72
90-Day Euro	Long	153	06/18/2012	81
90-Day Euro	Long	144	09/17/2012	83
AEX Index	Long	61	11/19/2010	(8)
ASX SPI 200 Index	Long	46	12/16/2010	(38)
Brent Crude Penultimate Financial	Long	15	11/12/2010	(34)
CAC 40 Index	Long	129	11/19/2010	66
Cocoa	Short	(78)	12/15/2010	(30)
Coffee	Long	40	12/20/2010	263
Corn	Long	60	12/14/2010	234
Cotton NO. 2	Short	(1)	12/08/2010	(1)
DAX Index	Long	33	12/17/2010	311
DJIA Mini Index	Long	211	12/17/2010	240
The notes to the financial statements are an integral part of this report.

Transamerica Funds	Annual Report 2010

Transamerica AQR Managed Futures Strategy
CONSOLIDATED SCHEDULE OF INVESTMENTS (continued)
At October 31, 2010
(all amounts in thousands)
FUTURES CONTRACTS: (continued)

				Net Unrealized
				Appreciation
Description	Type	Contracts ┌	Expiration Date	(Depreciation)

FTSE 100 Index	Long	80	12/17/2010	$88
FTSE MIB Index	Long	22	12/17/2010	87
German Euro BOBL	Long	94	12/08/2010	(152)
German Euro BUND	Long	56	12/08/2010	(187)
German Euro BUXL	Long	22	12/08/2010	(105)
German Euro SCHATZ	Long	92	12/08/2010	(47)
Gold 100 Oz	Long	25	12/29/2010	33
Hang Seng Index	Long	30	11/29/2010	(121)
Henry Hub Natural Gas Swap	Short	(298)	11/24/2010	(22)
IBEX 35 Index	Long	11	11/19/2010	11
Lean Hogs	Short	(133)	12/14/2010	104
LME Copper	Long	15	12/15/2010	(13)
LME Copper	Long	1	01/19/2011	(3)
LME Copper	Short	(1)	01/19/2011	(1)
NASDAQ 100 E-Mini Index	Long	164	12/17/2010	354
Nickel	Long	21	12/15/2010	(172)
Nickel	Short	(2)	12/15/2010	1
Nickel	Short	(1)	01/19/2011	9
Nickel	Long	1	01/19/2011	(10)
NYMEX Heating Oil Pent	Long	2	11/29/2010	(4)
RBOB Gasoline Financial	Long	3	11/29/2010	(8)
Russell 2000 Mini Index	Long	124	12/17/2010	248
S&P 500 E-Mini Index	Long	179	12/17/2010	251
S&P Midcap 400 E-Mini Index	Long	120	12/17/2010	247
S&P TSE 60 Index	Long	74	12/16/2010	134
Silver	Long	10	12/29/2010	95
Soybean	Long	132	01/14/2011	477
Soybean Meal	Long	112	12/14/2010	317
Soybean Oil	Long	155	12/14/2010	401
Sugar #11	Long	89	02/28/2011	136
Topix Index	Short	(21)	12/10/2010	33
United Kingdom Long Gilt Bond	Long	49	12/29/2010	(74)
Wheat	Long	44	12/14/2010	91
WTI Bullet Swap Financial	Short	(32)	11/18/2010	15
Zinc	Long	38	12/15/2010	111
Zinc	Long	5	01/19/2011	9
Zinc	Short	(5)	01/19/2011	(17)

				$3,240

FORWARD FOREIGN CURRENCY CONTRACTS:

			Amount in U.S.	Net Unrealized
		Settlement	Dollars Bought	Appreciation
Currency	Bought (Sold)	Date	(Sold)	(Depreciation)

Australian Dollar	21,698	12/15/2010	$20,790	$357
Australian Dollar	6,070	12/15/2010	5,951	(35)
Australian Dollar	(4,206)	12/15/2010	(4,072)	(27)
Australian Dollar	32,785	12/15/2010	31,426	528
Australian Dollar	6,211	12/15/2010	6,098	(45)
Australian Dollar	(6,697)	12/15/2010	(6,598)	70
Australian Dollar	639	12/15/2010	622	1
Australian Dollar	714	12/15/2010	687	9
Australian Dollar	(100)	12/15/2010	(99)	1
Canadian Dollar	(18,640)	12/15/2010	(18,068)	(209)
Canadian Dollar	13,573	12/15/2010	13,300	9
Canadian Dollar	517	12/15/2010	507	♦
Canadian Dollar	6,097	12/15/2010	6,027	(48)
Canadian Dollar	(14,447)	12/15/2010	(14,069)	(97)
The notes to the financial statements are an integral part of this report.

Transamerica Funds	Annual Report 2010

Transamerica AQR Managed Futures Strategy
CONSOLIDATED SCHEDULE OF INVESTMENTS (continued)
At October 31, 2010
(all amounts in thousands)
FORWARD FOREIGN CURRENCY CONTRACTS: (continued)

			Amount in U.S.	Net Unrealized
		Settlement	Dollars Bought	Appreciation
Currency	Bought (Sold)	Date	(Sold)	(Depreciation)

Canadian Dollar	14,715	12/15/2010	$14,451	$(22)
Canadian Dollar	10,867	12/15/2010	10,537	119
Canadian Dollar	890	12/15/2010	871	2
Euro	(2,399)	12/15/2010	(3,315)	(16)
Euro	1,405	12/15/2010	1,936	15
Euro	5,965	12/15/2010	8,316	(33)
Euro	(8,729)	12/15/2010	(12,173)	51
Euro	10,570	12/15/2010	14,580	98
Euro	1,337	12/15/2010	1,854	2
Euro	(18,585)	12/15/2010	(25,400)	(409)
Euro	(5,500)	12/15/2010	(7,652)	14
Euro	1,121	12/15/2010	1,550	7
Euro	(17,062)	12/15/2010	(23,510)	(185)
Japanese Yen	329,262	12/15/2010	4,050	42
Japanese Yen	30,239	12/15/2010	368	8
Japanese Yen	403,962	12/15/2010	4,932	89
Japanese Yen	536,725	12/15/2010	6,578	93
Japanese Yen	742,437	12/15/2010	9,130	98
Japanese Yen	64,825	12/15/2010	777	29
Japanese Yen	79,866	12/15/2010	956	37
Japanese Yen	175,058	12/15/2010	2,154	22
Japanese Yen	174,182	12/15/2010	2,157	8
New Zealand Dollar	(318)	12/15/2010	(240)	(2)
New Zealand Dollar	(4,963)	12/15/2010	(3,734)	(37)
New Zealand Dollar	(10,419)	12/15/2010	(7,613)	(304)
New Zealand Dollar	(1,732)	12/15/2010	(1,282)	(34)
New Zealand Dollar	5,053	12/15/2010	3,789	50
New Zealand Dollar	605	12/15/2010	452	8
New Zealand Dollar	(1,282)	12/15/2010	(960)	(14)
New Zealand Dollar	(18,280)	12/15/2010	(13,566)	(324)
Norwegian Krone	44,784	12/15/2010	7,623	(22)
Norwegian Krone	66,089	12/15/2010	11,259	(42)
Norwegian Krone	2,854	12/15/2010	484	1
Norwegian Krone	(12,821)	12/15/2010	(2,184)	9
Norwegian Krone	5,511	12/15/2010	949	(13)
Norwegian Krone	16,362	12/15/2010	2,817	(40)
Norwegian Krone	(15,128)	12/15/2010	(2,571)	4
Norwegian Krone	(14,937)	12/15/2010	(2,514)	(21)
Pound Sterling	8,576	12/15/2010	13,517	218
Pound Sterling	(426)	12/15/2010	(676)	(6)
Pound Sterling	(12,433)	12/15/2010	(19,673)	(240)
Pound Sterling	9,813	12/15/2010	15,566	150
Pound Sterling	4,096	12/15/2010	6,465	95
Pound Sterling	8,101	12/15/2010	12,905	69
Pound Sterling	(2,903)	12/15/2010	(4,595)	(54)
Pound Sterling	(4,785)	12/15/2010	(7,521)	(142)
Swedish Krona	(6,543)	12/15/2010	(977)	3
Swedish Krona	(2,496)	12/15/2010	(376)	5
Swedish Krona	75,356	12/15/2010	11,238	(17)
Swedish Krona	(6,360)	12/15/2010	(948)	1
Swedish Krona	(22,092)	12/15/2010	(3,297)	8
Swedish Krona	105,094	12/15/2010	15,607	41
Swedish Krona	(17,106)	12/15/2010	(2,577)	30
Swedish Krona	1,876	12/15/2010	277	2
Swiss Franc	(4,619)	12/15/2010	(4,711)	21
Swiss Franc	276	12/15/2010	280	♦
Swiss Franc	(379)	12/15/2010	(391)	6
Swiss Franc	(10,456)	12/15/2010	(10,804)	186
Swiss Franc	12,509	12/15/2010	12,993	(291)
Swiss Franc	(6,747)	12/15/2010	(6,970)	119
Swiss Franc	(3,968)	12/15/2010	(4,135)	106
Swiss Franc	3,267	12/15/2010	3,400	(83)
Swiss Franc	(2,734)	12/15/2010	(2,811)	35

				$64

The notes to the financial statements are an integral part of this report.

Transamerica Funds	Annual Report 2010

Transamerica AQR Managed Futures Strategy
CONSOLIDATED SCHEDULE OF INVESTMENTS (continued)
At October 31, 2010
(all amounts in thousands)
NOTES TO SCHEDULE OF INVESTMENTS:
┌	Contract amounts are not in thousands.

g	Cash, in the amount of $16,059, has been segregated as collateral with the broker to cover margin requirements for open futures contracts.

β	Cash, in the amount of $1,720, has been segregated by the custodian for the benefit of the broker to cover margin requirements for open swaps contracts.

(a)	At the maturity date, a net cash flow is exchanged where the total return is equivalent to the return of the reference index less a financing rate, if any. As a receiver, the fund would receive payments based on any positive total return and would owe payments in the event of a negative total return. As the payer, the fund would owe payments on any net positive total return, and would receive payment in the event of a negative total return.

#	Aggregate cost for federal income tax purposes is $239,856. Net and gross unrealized depreciation for tax purposes is $3,095.
DEFINITIONS:
AEX	Amsterdam Exchange

ASX	Australian Securities Exchange

BOA	Bank of America

BRC	Barclays Bank PLC

CBOT	Chicago Board of Trade

COMEX	A division of New York Mercantile Exchange. Formerly known as the Commodity Exchange.

DAX	Deutscher Aktien

DJIA	Dow Jones Industrial Average

EURIBOR	Euro InterBank Offered Rate

FTSE	Financial Times Stock Exchange

LME	London Metal Exchange

MEI	Merrill Lynch International

NYBOT	New York Board of Trade

NYMEX	New York Mercantile Exchange

RBOB	Reformulated Blendstock for Oxygenate Blending

S&P	Standard & Poor’s

WTI	West Texas Intermediate
VALUATION SUMMARY:

Investment Securities	Level 1	Level 2	Level 3	Total

Investment Companies	$236,761	$—	$—	$236,761

Other Financial Instruments*	Level 1	Level 2	Level 3	Total

Total Return Swap — Appreciation	$—	$404	$—	$404
Total Return Swap — Depreciation	—	(54)	—	(54)
Futures Contracts — Appreciation	5,204	—	—	5,204
Futures Contracts — Depreciation	(1,964)	—	—	(1,964)
Forward Foreign Currency Contracts — Appreciation	—	2,876	—	2,876
Forward Foreign Currency Contracts — Depreciation	—	(2,812)	—	(2,812)
Total	$3,240	$414	$—	$3,654

*	Other financial instruments are derivative instruments including, but not limited to, Futures Contracts, Forward Foreign Currency Contracts, and Swap Contracts that are valued at unrealized appreciation (depreciation) on the instrument.
The notes to the financial statements are an integral part of this report.

Transamerica Funds	Annual Report 2010

Transamerica Goldman Sachs Commodity Strategy
(formerly, Transamerica BlackRock Natural Resources)
CONSOLIDATED SCHEDULE OF INVESTMENTS
At October 31, 2010
(all amounts in thousands)

	Principal	Value

SHORT-TERM U.S. GOVERNMENT OBLIGATION - 76.2%
U.S. Treasury Bill
0.17%, 04/28/2011▲	$112,000	$111,908
Total Short-Term U.S. Government Obligation (cost $111,906)

REPURCHASE AGREEMENT - 17.8%
State Street Bank & Trust Co. 0.01% ▲, dated 10/29/2010, to be repurchased at $26,202 on 11/01/2010. Collateralized by U.S. Government Agency Obligations, 4.00%, due 12/15/2017, and with a total value of $26,730.	26,202	26,202
Total Repurchase Agreement (cost $26,202)

Total Investment Securities (cost $138,108) #		138,110
Other Assets and Liabilities — Net		8,866

Net Assets		$146,976

TOTAL RETURN SWAPS ON INDICES: α

Pay/Receive
on								Upfront	Unrealized
Reference		# of Shares/	Financing	Notional	Expiration	Counter	Market	Premiums	Appreciation
Index (a)	Index	Units	Rate (BP)	Amount	Date	party	Value	Paid/(Received)	(Depreciation)

	DJ-UBS Commodity Index 3-Month
Receive	Forward Excess Return	$239	0.35	$72,636	10/12/2011	UAG	$72,636	$72,636	$—
							(72,636)	(72,636)	—
	DJ-UBS Commodity Index 3-Month
Receive	Forward Excess Return	85	0.35	25,991	03/31/2011	BOA	25,991	25,991	—
							(25,991)	(25,991)	—
	Merrill Lynch Commodity Index eXtra
Receive	GA6 Excess Return	15	0.42	2,653	03/31/2011	BOA	2,653	2,653	—
							(2,653)	(2,653)	—
	Merrill Lynch Commodity Index eXtra
Receive	GA6 Excess Return	252	0.42	45,328	03/31/2011	BOA	45,328	45,328	—
							(45,328)	(45,328)	—

							$—	$—	$—

NOTES TO SCHEDULE OF INVESTMENTS:

▲	Rate shown reflects the yield at 10/29/2010.

α	Cash, in the amount of $1,050, has been segregated and pledged by the custodian for the benefit of the broker to cover margin requirements for open swap contracts.

(a)	At the maturity date, a net cash flow is exchanged where the total return is equivalent to the return of the reference index less a financing rate, if any. As a receiver, the fund would receive payments based on any positive total return and would owe payments in the event of a negative total return. As the payer, the fund would owe payments on any net positive total return, and would receive payment in the event of a negative total return.

#	Aggregate cost for federal income tax purposes is $146,535. Net and gross unrealized appreciation for tax purposes is $3.

The notes to the financial statements are an integral part of this report.

Transamerica Funds	Annual Report 2010

Transamerica Goldman Sachs Commodity Strategy
(formerly, Transamerica BlackRock Natural Resources)
CONSOLIDATED SCHEDULE OF INVESTMENTS (continued)
At October 31, 2010
(all amounts in thousands)
DEFINITIONS:

BOA	Bank of America

BP	Basis Points

UAG	UBS AG
VALUATION SUMMARY:

Investment Securities	Level 1	Level 2	Level 3	Total
Repurchase Agreement	$—	$26,202	$—	$26,202
Short-Term U.S. Government Obligations	—	111,908	—	111,908
Total	$—	$138,110	$—	$138,110

Other Financial Instruments*	Level 1	Level 2	Level 3	Total
Total Return Swap - Appreciation/(Depreciation)	$—	$—	$—	$—

*	Other financial instruments are derivative instruments including, but not limited to, Futures Contracts, Forward Foreign Currency Contracts, and Swap Contracts that are valued at unrealized appreciation (depreciation) on the instrument.

The notes to the financial statements are an integral part of this report.

Transamerica Funds	Annual Report 2010

CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES
At October 31, 2010
(all amounts except per share amounts in thousands)

	Transamerica	Transamerica
	AQR Managed	Goldman Sachs
	Futures	Commodity
	Strategy	Strategy(a)

Assets:
Investment securities, at value	$236,761	$111,908
Repurchase agreement, at value	—	26,202
Cash on deposit with custodian	1,720	2,800
Cash on deposit with broker	16,059	—
Foreign currency, at value	—	14
Receivables:
Investment securities sold	57	293,726
Shares of beneficial interest sold	—	1
Interest	24	— (b)
Dividend reclaims	—	6
Variation margin	3,241	—
Prepaid expenses	—	1
Swap agreements, at value	404	146,608
Unrealized appreciation on forward foreign currency contracts	2,876	—

	$261,142	$581,266

Liabilities:
Due to custodian	77	—
Cash deposit due to custodian	—	1,750
Accounts payable and accrued liabilities:
Investment securities purchased	57	285,800
Management and advisory fees	211	75
Transfer agent fees	1	1
Custody fees	10	2
Administration fees	4	3
Audit and tax fees	17	5
Interest payable	—	41
Other	12	5
Swap agreements, at value	54	146,608
Unrealized depreciation on forward foreign currency contracts	2,812	—

	3,255	434,290

Net assets	$257,887	$146,976

Net assets consist of:
Shares of beneficial interest, unlimited shares authorized, no par value	$253,160	$133,149
Undistributed net investment income	1,010	7,529
Undistributed (accumulated) net realized gain (loss) from investments	61	6,296
Net unrealized appreciation (depreciation) on:
Investment securities	—	2
Futures contracts	3,240	—
Swap agreements	350	—
Translation of assets and liabilities denominated in foreign currencies	66	—

Net assets	$257,887	$146,976

Shares outstanding	25,388	13,082

Net asset value and offering price per share	$10.16	$11.24

Investment securities, at cost	$236,761	$111,906

Repurchase agreement, at cost	$—	$26,202

Foreign currency, at cost	$—	$14

Premium paid (received) on swap assets agreements	$—	$146,608

Premium paid (received) on swap liabilities agreements	$—	$(146,608)

(a)	Formerly, Transamerica BlackRock Natural Resources.

(b)	Rounds to less than $1.

The notes to the financial statements are an integral part of this report.

Transamerica Funds	Annual Report 2010

CONSOLIDATED STATEMENTS OF OPERATIONS
For the year ended October 31, 2010
(all amounts in thousands)

	Transamerica	Transamerica
	AQR Managed	Goldman Sachs
	Futures	Commodity
	Strategy(c)	Strategy(a)

Investment income:
Dividend income	$—	$1,761
Withholding taxes on foreign income	—	(65)
Interest income	24	5
Securities lending income (net)	—	32

	24	1,733

Expenses:
Management and advisory	211	1,090
Transfer agent	1	4
Printing and shareholder reports	— (b)	2
Custody	12	32
Administration	4	28
Legal	8	13
Audit and tax	21	13
Trustees	—	3
Registration	7	— (b)
Other	2	13

Total expenses	266	1,198

Net investment income (loss)	(242)	535

Net realized gain (loss) on transactions from:
Investment securities	—	9,813
Futures contracts	1,311	—
Swap agreements	—	7,378
Foreign currency transactions	2	(196)

	1,313	16,995

Net increase (decrease) in unrealized appreciation (depreciation) on:
Investment securities	—	(1,676)
Futures contracts	3,240	—
Swap agreements	350	—
Translation of assets and liabilities denominated in foreign currencies	66	(4)

Change in unrealized appreciation (depreciation):	3,656	(1,680)

Net realized and unrealized gain	4,969	15,315

Net increase in net assets resulting from operations	$4,727	$15,850

(a)	Formerly, Transamerica BlackRock Natural Resources.

(b)	Rounds to less than $1.

(c)	Commenced operations September 30, 2010.

The notes to the financial statements are an integral part of this report.

Transamerica Funds	Annual Report 2010

CONSOLIDATED STATEMENTS OF CHANGES IN NET ASSETS
For the period and years ended
(all amounts in thousands)

	Transamerica
	AQR Managed
	Futures Strategy	Transamerica Goldman Sachs
	October 31,	Commodity Strategy(a)
	2010(b)	October 31, 2010	October 31, 2009

From operations:
Net investment income (loss)	$(242)	$535	$569
Net realized gain (loss)(c)	1,313	16,995	(3,508)
Change in unrealized appreciation (depreciation)(d)	3,656	(1,680)	23,821

Net increase in net assets resulting from operations	4,727	15,850	20,882

Distributions to shareholders:
From net investment income	—	(634)	(413)
From net realized gains	—	—	(50)

Total distributions to shareholders	—	(634)	(463)

Capital share transactions:
Proceeds from shares sold	253,160	40,919	18,094
Dividends and distributions reinvested	—	634	463
Cost of shares redeemed	—	(31,135)	(4,886)

Net increase in net assets resulting from capital shares transactions	253,160	10,418	13,671

Net increase in net assets	257,887	25,634	34,090

Net assets:
Beginning of year	—	121,342	87,252

End of year	$257,887	$146,976	$121,342

Undistrubuted (accumulated) net investment income (loss)	$1,010	$7,529	$433

Share activity:
Shares issued	25,388	3,820	1,992
Shares issued-reinvested from distributions	—	61	63
Shares redeemed	—	(2,893)	(714)

Net increase in shares outstanding	25,388	988	1,341

(a)	Formerly, Transamerica BlackRock Natural Resources.

(b)	Commenced operations on September 30, 2010.

(c)	Net realized gain (loss) includes all items listed in the Statements of Operations.

(d)	Change in unrealized appreciation (depreciation) includes all items listed in the Statements of Operations.

The notes to the financial statements are an integral part of this report.

Transamerica Funds	Annual Report 2010

FINANCIAL HIGHLIGHTS
For the periods and years ended:
(all amounts in thousands)

	Transamerica
	AQR Managed
	Futures Strategy		Transamerica Goldman Sachs Commodity Strategy(a)
	October 31,						October 31,
For a share outstanding throughout each period	2010(b)		October 31, 2010		October 31, 2009	October 31, 2008	2007(c)

Net asset value
Beginning of year	$10.00		$10.03		$8.11	$14.11	$10.00

Investment operations
Net investment income (loss)(d)	(0.01)		0.04		0.05	0.03	0.04
Net realized and unrealized gain (loss) on investments	0.17		1.22		1.91	(5.85)	4.07

Total from investment operations	0.16		1.26		1.96	(5.82)	4.11

Distributions
Net investment income	—		(0.05)		(0.04)	(0.03)	—
Net realized gains on investments	—		—		— (e)	(0.15)	—

Total distributions	—		(0.05)		(0.04)	(0.18)	—

Net asset value
End of year	$10.16		$11.24		$10.03	$8.11	$14.11

Total return(f)	1.60	% (g)	12.61%		24.41%	(41.77%)	41.10	% (g)

Net assets end of year (000’s)	$257,887		$146,976		$121,342	$87,252	$156,779

Ratio and supplemental data
Expenses to average net assets:
After reimbursement/recapture	1.38	% (h)	0.86%		0.89%	0.86%	0.89	% (h)
Before reimbursement/recapture	1.38	% (h)	0.86%		0.89%	0.86%	0.89	% (h)
Net investment income (loss), to average net assets	(1.22	%) (h)	0.38%		0.63%	0.21%	0.39	% (h)
Portfolio turnover rate	—	% (g)	112	% (i)	5%	4%	7	% (g)

(a)	Formerly, Transamerica BlackRock Natural Resources.

(b)	Commenced operations on September 30, 2010.

(c)	Commenced operations on January 3, 2007.

(d)	Calculated based on average number of shares outstanding.

(e)	Rounds to less than $(0.01) or $0.01.

(f)	Total return has been calculated for the applicable period without deduction of a sales load, if any, on an initial purchase.

(g)	Not annualized.

(h)	Annualized.

(i)	Increase in portfolio turnover was triggered by a change in the fund’s objectives
Note: Prior to October 31,2009, all of the financial highlights were audited by another independent registered public accounting firm.

The notes to the financial statements are an integral part of this report.

Transamerica Funds	Annual Report 2010

NOTES TO FINANCIAL STATEMENTS
At October 31, 2010
(all amounts in thousands)
NOTE 1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES
Transamerica Funds (the “Trust”) is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”). Effective November 1, 2009, Transamerica UBS Dynamic Alpha changed its name to Transamerica First Quadrant Global Macro. Effective June 1, 2010, Transamerica Van Kampen Emerging Markets Debt changed its name to Transamerica Morgan Stanley Emerging Markets Debt, Transamerica Van Kampen Small Company Growth changed its name to Transamerica Morgan Stanley Small Company Growth, and Transamerica Van Kampen Mid-Cap Growth changed its name to Transamerica Morgan Stanley Mid-Cap Growth. Transamerica AQR Managed Futures Strategy commenced operations on September 30, 2010. Effective September 30, 2010, Transamerica BlackRock Natural Resources changed its name to Transamerica Goldman Sachs Commodity Strategy. Transamerica AllianceBernstein International Value, Transamerica BlackRock Global Allocation, Transamerica BlackRock Large Cap Value, Transamerica BNY Mellon Market Neutral Strategy, Transamerica Federated Market Opportunity, Transamerica First Quadrant Global Macro, Transamerica JPMorgan Core Bond, Transamerica JPMorgan International Bond, Transamerica JPMorgan Mid Cap Value, Transamerica Loomis Sayles Bond, Transamerica Morgan Stanley Emerging Markets Debt, Transamerica Morgan Stanley Mid-Cap Growth, Transamerica Morgan Stanley Small Company Growth, Transamerica Neuberger Berman International, Transamerica Oppenheimer Developing Markets, Transamerica Oppenheimer Small- & Mid-Cap Value, Transamerica Schroders International Small Cap, Transamerica Third Avenue Value, Transamerica Thornburg International Value, Transamerica UBS Large Cap Value, Transamerica WMC Emerging Markets, Transamerica Clarion Global Real Estate Securities, Transamerica Jennison Growth, Transamerica MFS International Equity, Transamerica PIMCO Real Return TIPS, Transamerica PIMCO Total Return, Transamerica AQR Managed Futures Strategy and Transamerica Goldman Sachs Commodity Strategy (each a “Fund”; collectively, the “Funds”) are part of Transamerica Funds.
Effective November 30, 2009, all Class I shares were re-designated as Class I2 shares.
Transamerica AQR Managed Futures Strategy, Transamerica Clarion Global Real Estates Securities, Transamerica First Quadrant Global Macro, Transamerica Goldman Sachs Commodity Strategy, Transamerica JPMorgan International Bond, Transamerica Morgan Stanley Emerging Markets Debt, Transamerica PIMCO Real Return TIPS, and Transamerica Third Avenue Value are “non-diversified” under the 1940 Act.
This report should be read in conjunction with the Funds’ current prospectuses, which contains more complete information about the Funds, including investment objectives and strategies.
In the normal course of business, the Funds enter into contracts that contain a variety of representations that provide general indemnifications. The Funds’ maximum exposure under these arrangements is unknown, as this would involve future claims that may be made against the Funds and/or their affiliates that have not yet occurred. However, based on experience, the Funds expect the risk of loss to be remote.
In preparing the Funds’ financial statements in accordance with accounting principles generally accepted in the United States of America (“GAAP”), estimates or assumptions (which could differ from actual results) may be used that affect reported amounts and disclosures. The following is a summary of significant accounting policies followed by the Funds.
Repurchase agreements: Securities purchased subject to repurchase agreements are held at the Funds’ custodian and pursuant to the terms of the repurchase agreements, must be collateralized by securities with an aggregate market value greater than or equal to 100% of the resale price. The Funds will bear the risk of value fluctuations until the securities can be sold and may encounter delays and incur costs in liquidating the securities. In the event of bankruptcy or insolvency of the seller, delays and costs may be incurred.
Foreign currency denominated investments: The accounting records of the Funds are maintained in U.S. dollars. Securities and other assets and liabilities denominated in foreign currencies are translated into U.S. dollars at the closing exchange rate each day. The cost of foreign securities are translated at the exchange rates in effect when the investment was acquired. Each Fund combines fluctuations from currency exchange rates and fluctuations in value when computing net realized and unrealized gains or losses from investments.
Net foreign currency gains and losses resulting from changes in exchange rates include: 1) foreign currency fluctuations between trade date and settlement date of investment security transactions; 2) gains and losses on forward foreign currency contracts; and 3) the difference between the receivable amounts of interest and dividends recorded in the accounting records in U.S. dollars and the amounts actually received.
Foreign currency denominated assets may involve risks not typically associated with domestic transactions. These risks include revaluation of currencies, adverse fluctuations in foreign currency values and possible adverse political, social and economic developments, including those particular to a specific industry, country or region.
Foreign capital gains taxes: The Funds may be subject to taxes imposed by countries in which they invest, with respect to their investments in issuers existing or operating in such countries. Such taxes are generally based on income earned or repatriated and capital gains realized on the sale of such investments. The Funds accrue such taxes when the related income or capital gains are earned. Some countries require governmental approval for the repatriation of investment income, capital or the proceeds of sales earned by foreign investors. In addition, if there is deterioration in a country’s balance of payments or for other reasons, a country may impose temporary restrictions on foreign capital remittances abroad.

Transamerica Funds	Annual Report 2010

NOTES TO FINANCIAL STATEMENTS (continued)
At October 31, 2010
(all amounts in thousands)
Note 1. (continued)
Forward foreign currency contracts: The Funds are subject to foreign currency exchange rate risk exposure in the normal course of pursuing their investment objectives. The Funds enter into forward foreign currency contracts to hedge against exchange rate risk arising from investments in securities denominated in foreign currencies. Forward foreign currency contracts are marked to market daily, with the change in value recorded as an unrealized gain or loss. When the contracts are settled, a realized gain or loss is incurred. Risks may arise from changes in market value of the underlying currencies and from the possible inability of counterparties to meet the terms of their contracts.
Open forward foreign currency contracts at October 31, 2010 are listed in the Schedules of Investments.
Option and swaption contracts: The Funds are subject to equity price risk, interest rate risk, and foreign currency exchange rate risk in the normal course of pursuing their investment objectives. The Funds enter into option contracts to manage exposure to various market fluctuations. Options are valued at the average of the bid and ask (“Mean Quote”) established each day at the close of the board of trade or exchange on which they are traded. The primary risks associated with options are an imperfect correlation between the change in value of the securities held and the prices of the option contracts; the possibility of an illiquid market and an inability of the counterparty to meet the contract terms.
The Funds write call and put options on futures, swaps (“swaptions”), securities or currencies they own or in which they may invest. When a Fund writes a covered call or put option/swaption, an amount equal to the premium received by a Fund is included in the Fund’s Statement of Assets and Liabilities as an asset and as an equivalent liability. Premiums received from writing options/swaptions which expire are treated as realized gains. Premiums received from writing options/swaptions which are exercised or closed are added to the proceeds or offset against amounts paid on the underlying future, swap, security or currency transaction to determine the realized gain or loss. Options are marked-to-market daily to reflect the current value of the option/swaption written.
Funds purchase put and call options on foreign or U.S. securities, indices, futures, swaps (“swaptions”), and commodities. Purchasing call options tends to increase exposure to the underlying instrument. Purchasing put options tends to decrease exposure to the underlying instrument. The Funds pay premiums, which are included in the Statements of Assets and Liabilities as an investment and subsequently marked-to-market to reflect the current value of the option. Premiums paid for purchasing options which expire are treated as realized losses. The risk associated with purchasing put and call options is limited to the premium paid. Premiums paid for purchasing options which are exercised or closed are added to the amounts paid or offset against the proceeds on the underlying futures, swaps, security, commodity, or currency transaction to determine the realized gain or loss. Realized gains or losses are reflected in the realized gains or losses of investment securities on the Statements of Operations.
The underlying face amounts of open option and swaption contracts at October 31, 2010 are listed in the Schedules of Investments.
Transactions in written options were as follows:

		Notional
Transamerica BlackRock Global Allocation	Premium	Amount

Balance at October 31, 2009	$613	$189
Sales	908	335
Closing Buys	(563)	(196)
Expirations	(302)	(90)
Exercised	(301)	(91)

Balance at October 31, 2010	$355	$147

		Notional
Transamerica First Quadrant Global Macro	Premium	Amount

Balance at October 31, 2009	$—	$—
Sales	10,294	823
Closing Buys	(9,563)	(733)
Expirations	(304)	(53)
Exercised	—	—

Balance at October 31, 2010	$427	$37

		Notional
Transamerica PIMCO Real Return TIPS	Premium	Amount

Balance at October 31, 2009	$—	$—
Sales	310	1,040
Closing Buys	—	—
Expirations	(244)	(774)
Exercised	—	—

Balance at October 31, 2010	$66	$266

		Notional
Transamerica PIMCO Total Return	Premium	Amount

Balance at October 31, 2009	$—	$—
Sales	499	1,785
Closing Buys	(87)	(231)
Expirations	(393)	(1,488)
Exercised	—	—

Balance at October 31, 2010	$19	$66

Transamerica Funds	Annual Report 2010

NOTES TO FINANCIAL STATEMENTS (continued)
At October 31, 2010
(all amounts in thousands)
NOTE 1. (continued)
Transactions in written swaptions were as follows:

		Notional
Transamerica PIMCO Real Return TIPS	Premium	Amount

Balance at October 31, 2009	$1,437	$144,200
Sales	4,642	762,900
Closing Buys	(218)	(56,200)
Expirations	(3,619)	(504,500)
Exercised	—	—

Balance at October 31, 2010	$2,242	$346,400

		Notional
Transamerica PIMCO Total Return	Premium	Amount

Balance at October 31, 2009	$678	$93,800
Sales	3,334	547,300
Closing Buys	(22)	(3,700)
Expirations	(2,538)	(418,100)
Exercised	—	—

Balance at October 31, 2010	$1,452	$219,300
Futures contracts: The Funds are subject to equity price risk, interest rate risk, foreign currency exchange rate risk, and commodity risk in the normal course of pursuing their investment objectives. Funds use futures contracts to gain exposure or to hedge against changes in the value of equities, interest rates or foreign currencies. A futures contract represents a commitment for the future purchase or sale of an asset at a specified price on a specified date. Upon entering into such contracts, the Funds are required to deposit with the broker either in cash or securities an initial margin in an amount equal to a certain percentage of the contract amount.
Subsequent payments (variation margin) are paid or received by the Funds each day, depending on the daily fluctuations in the value of the contracts, and are recorded for financial statement purposes as unrealized gains or losses by the Funds. Upon entering into such contracts, the Funds bear the risk of interest or exchange rates or security prices moving unexpectedly, in which case, the Funds may not achieve the anticipated benefits of the futures contracts and may realize losses. With futures, there is minimal counterparty credit risk to the Funds since futures are exchange traded and the exchange’s clearinghouse, as counterparty to all exchange traded futures, guarantees the futures against default.
The open futures contracts at October 31, 2010 are listed in the Schedules of Investments. The variation margin receivable or payable, as applicable, is included in the Statements of Assets and Liabilities.
Swap agreements: Swap agreements are privately negotiated agreements between the Funds and a counterparty to exchange or swap investments, cash flows, assets, foreign currencies or market-linked returns at specified, future intervals. Certain Funds enter into credit default, cross-currency, interest rate, total return, variance and other forms of swap agreements to manage exposure to credit, currency interest rate risk, and commodity risk. In connection with these agreements, securities may be identified as collateral in accordance with the terms of the respective swap agreements to provide assets of value and recourse in the event of default or bankruptcy/insolvency. Swaps are marked to market daily based upon values from third party vendors or quotations from market makers to the extent available and the change in value, if any, is recorded as an unrealized gain or loss on the Statements of Assets and Liabilities. Payments received or made at the beginning of the measurement period are reflected as such on the Statements of Assets and Liabilities and represent payments made or received upon entering into the swap agreement to compensate for differences between the stated terms of the swap agreement and prevailing market conditions (credit spreads, currency exchange rates, interest rates, and other relevant factors). These upfront payments are recorded as realized gains or losses on the Statements of Operations upon termination or maturity of the swap. A liquidation payment received or made at the termination of the swap is recorded as realized gain or loss on the Statements of Operations. Net periodic payments received or paid by a Fund are included as part of realized gains or losses on the Statements of Operations. Specific risks and accounting related to each type of swap agreement are identified and described in the following paragraphs:
Credit default swap agreements: The Funds are subject to credit risk in the normal course of pursuing their investment objectives. The Funds enter into credit default swaps to manage their exposure to the market or certain sectors of the market, to reduce their risk exposure to defaults of corporate and sovereign issuers, or to create exposure to corporate or sovereign issuers to which they are not otherwise exposed. Credit default swaps involve the exchange of a fixed rate premium for protection against the loss in value of an underlying security in the event of a defined credit event, such as payment default or bankruptcy (buy protection).
Under a credit default swap, one party acts as a guarantor by receiving the fixed periodic payment in exchange for the commitment to purchase the underlying security at par if the defined credit event occurs (sell protection). The Funds’ maximum risk of loss from counterparty risk, either as the protection seller or as the protection buyer, is the notional amount of the contract. This risk is mitigated by having a master netting arrangement between the Funds and the counterparty and by the posting of collateral by the counterparty to the Funds to cover the Funds’ exposure to the counterparty.

Transamerica Funds	Annual Report 2010

NOTES TO FINANCIAL STATEMENTS (continued)
At October 31, 2010
(all amounts in thousands)
NOTE 1. (continued)
Certain Funds sell credit default swaps which expose them to risk of loss from credit risk related events specified in the contracts. Although contract-specific, credit events are generally defined as bankruptcy, failure to pay, restructuring, obligation acceleration, obligation default, or repudiation/moratorium. The aggregate fair value of the credit default swaps are disclosed in the Schedules of Investments. The aggregate fair value of assets posted as collateral, net of assets received as collateral, for these swaps is included in the footnotes to the Schedules of Investments. If a defined credit event had occurred during the period, the swaps’ credit-risk-related contingent features would have been triggered and the Funds would have been required to pay the notional amounts for the credit default swaps with a sell protection less the value of the contracts’ related reference obligations.
Interest rate swap agreements: The Funds are subject to interest rate risk exposure in the normal course of pursuing their investment objectives. To help hedge against this risk, the Funds enter into interest rate swap contracts. Interest rate swaps are agreements between two parties to exchange cash flows based on a notional principal amount. The Funds with interest rate swap agreements can elect to pay a fixed rate and receive a floating rate, or, receive a fixed rate and pay a floating rate on a notional principal amount. The risks of interest rate swaps include changes in market conditions which will affect the value of the contract or the cash flows and the possible inability of the counterparty to fulfill its obligations under the agreement. The Funds’ maximum risk of loss from counterparty credit risk is the discounted net value of the cash flows to be received from/paid to the counterparties over the contracts’ remaining lives, to the extent that that amount is positive. This risk is mitigated by having a master netting arrangement between the Funds and the counterparty and by the posting of collateral by the counterparty to the Funds to cover the Funds’ exposure to the counterparty.
Total return swap agreements: The Funds are subject to commodity, equity, and other risks related to the underlying investments of the swap agreement in the normal course of pursuing their investment objectives. The value of commodity-linked investments held by a Fund can be affected by a variety of factors, including, but not limited to, overall market movements and other factors affecting the value of particular industries or commodities, such as weather, disease, embargoes, acts of war or terrorism, or political and regulatory developments. Commodity-linked derivatives are available from a relatively small number of issuers which subjects a Fund’s investments in commodity-linked derivatives to counterparty risk, which is the risk that the issuer of the commodity-linked derivative will not fulfill its contractual obligations. Total return swap agreements on commodities involve commitments where by cash flows are exchanged based on the price of a commodity and in exchange for either a fixed or floating price or rate. One party would receive payments based on the market value of the commodity involved and pay a fixed amount. Total return swap agreements on indices involve commitments to pay interest in exchange for a market-linked return. One counterparty pays out the total return of a specific reference asset, which may be an equity, index, commodity, or bond, and in return receives a regular stream of payments.
Reverse repurchase agreements: The Funds enter into reverse repurchase agreements in which the Funds sell portfolio securities and agree to repurchase them from the buyer at a specified date and price. Pursuant to the terms of the reverse repurchase agreements, the Funds’ custodian must segregate assets with an aggregate market value greater than or equal to 100% of the resale price. Securities sold under reverse repurchase agreements are shown in the Schedules of Investments and reflected as a liability on the Statements of Assets and Liabilities.
Transamerica PIMCO Real Return TIPS did not enter into reverse repurchase agreements until the last two months ending October 31, 2010. The average reverse repurchase agreement for the time noted above was approximately $10,809, with an average interest rate of 0.24%.
Short sales: A short sale is a transaction in which a Fund sells securities it does not own, but has borrowed, in anticipation of a decline in the market price of the securities. The Funds are obligated to replace the borrowed securities at the market price at the time of replacement. The Funds’ obligation to replace the securities borrowed in connection with a short sale is fully secured by collateral deposited with the custodian. In addition, the Funds consider the short sale to be a borrowing by the Funds that is subject to the asset coverage requirements of the 1940 Act. The Funds incur a profit or a loss, depending upon whether the market price of the securities decrease or increase between the date of the short sale and the date on which the Funds must replace the borrowed securities. Short sales represent an aggressive trading practice with a high risk/return potential, and short sales involve special considerations. Risks of short sales include that possible losses from short sales may be unlimited (e.g., if the price of stocks sold short rises), whereas losses from direct purchases of securities are limited to the total amount invested, and the Funds may be unable to replace borrowed securities sold short.
The Funds investing in short sales are liable for any dividends payable on securities while those securities are in a short position and also bear other costs, such as charges for the prime brokerage accounts, in connection with its short positions. These costs are reported as broker expense on securities sold short in the Statements of Operations.
Loan participations/assignments: Participations/assignments in commercial loans may be secured or unsecured. These investments may include standby financing commitments, including revolving credit facilities that obligate the Funds to supply additional cash to the borrowers on demand. Loan participations/assignments involve risks of insolvency of the lending banks or other financial intermediaries. As such, the Funds assume the credit risks associated with the corporate borrowers and may assume the credit risks associated with the interposed banks or other financial intermediaries.
The Funds may be contractually obligated to receive approval from the agent banks and/or borrowers prior to the sale of these investments. Loan participations typically represent direct participation in loans to corporate borrowers, and generally are offered by banks or other financial institutions or lending syndicates. The Funds that participate in such syndications, or can buy a portion of the loans, become part lenders. Loans are often administered by agent banks acting as agents for all holders.

Transamerica Funds	Annual Report 2010

NOTES TO FINANCIAL STATEMENTS (continued)
At October 31, 2010
(all amounts in thousands)
Note 1. (continued)
The agent banks administer the terms of the loans, as specified in the loan agreements. In addition, the agent banks are normally responsible for the collection of principal and interest payments from the corporate borrowers and the apportionment of these payments to the credit of all institutions that are parties to the loan agreements. Unless, under the terms of the loans or other indebtedness, the portfolios have direct recourse against the corporate borrowers, the Funds may have to rely on the agent banks or other financial intermediaries to apply appropriate credit remedies against corporate borrowers.
The Funds held no unsecured loan participations at October 31, 2010.
Structured notes: Certain Funds invest in structured notes. A structured debt instrument is a hybrid debt security that has an embedded derivative. This type of instrument is used to manage cash flows from the debt security. All structured notes are listed within the Schedules of Investments.
To be announced (“TBA”) purchase commitments: TBA purchase commitments are entered into to purchase securities for a fixed price at a future date, typically not to exceed 45 days. They are considered securities in themselves, and involve a risk of loss if the value of the security to be purchased declines prior to settlement date, in addition to the risk of decline in the value of the Funds’ other assets. Unsettled TBA purchase commitments are valued at the current value of the underlying securities, according to the procedures described under Security Valuations.
Treasury inflation-protected securities (“TIPS”): Certain Funds invest in TIPS, specially structured bonds in which the principal amount is adjusted daily to keep pace with inflation as measured by the U.S. Consumer Price Index. The adjustments to principal due to inflation/deflation are reflected as increases/decreases to interest income with a corresponding adjustment to cost.
Restricted and illiquid securities: Restricted and illiquid securities are subject to legal or contractual restrictions on resale or are illiquid. Restricted securities generally may be resold in transactions exempt from registration. A security may be considered illiquid if it lacks a readily available market or if its valuation has not changed for a certain period of time. Disposal of these securities may involve time-consuming negotiations and expense, and prompt sale at the current valuation may be difficult.
The restricted and illiquid securities at October 31, 2010 are listed in the Schedules of Investments.
Securities lending: Securities are lent to qualified financial institutions and brokers. The lending of the Funds’ securities exposes the Funds to risks such as the following: (i) the borrowers may fail to return the loaned securities; (ii) the borrowers may not be able to provide additional collateral; (iii) the Funds may experience delays in recovery of the loaned securities or delays in access to collateral; or (iv) the Funds may experience losses related to the investment collateral. To minimize certain risks, loan counterparties pledge cash collateral equal to at least the market value of the securities loaned. Cash collateral received is invested in the State Street Navigator Securities Lending Trust-Prime Portfolio, a money market mutual fund registered under the 1940 Act. By lending such securities, the Funds seek to increase their net investment income through the receipt of interest (after rebates and fees).
Such income is reflected separately on the Statements of Operations. The value of loaned securities and related collateral outstanding at October 31, 2010 are shown in the Schedules of Investments and Statements of Assets and Liabilities.
Income from loaned securities on the Statements of Operations is net of fees earned by the lending agent for its services.
Cash overdraft: Throughout the year, the Funds may have cash overdraft balances. A fee is incurred on these overdrafts at a rate based on the federal funds rate.
Commission recapture: The sub-advisers of certain Funds, to the extent consistent with the best execution and usual commission rate policies and practices, have elected to place security transactions of the Funds with broker/dealers with which Transamerica Funds has established a Commission Recapture Program. A Commission Recapture Program is any arrangement under which a broker/dealer applies a portion of the commissions received by such broker/dealer on the security transactions to the Funds. In no event will commissions paid by the Funds be used to pay expenses that would otherwise be borne by any other funds within Transamerica Funds, or by any other party.
Commissions recaptured for the year ended October 31, 2010, are included in net realized gain (loss) in the Statements of Operations and are summarized as follows:

Fund	Commissions

Transamerica AllianceBernstein International Value	$1
Transamerica Federated Market Opportunity	33
Transamerica First Quadrant Global Macro	—	(a)
Transamerica JPMorgan Mid Cap Value	4
Transamerica Morgan Stanley Mid-Cap Growth	49
Transamerica Morgan Stanley Small Company Growth	22
Transamerica Neuberger Berman International	9
Transamerica Third Avenue Value	4
Transamerica Thornburg International Value	7
Transamerica UBS Large Cap Value	137
Transamerica WMC Emerging Markets	6
Transamerica Clarion Global Real Estate Securities	34
Transamerica Jennison Growth	137

(a)	Rounds to less than $1.

Transamerica Funds	Annual Report 2010

NOTES TO FINANCIAL STATEMENTS (continued)
At October 31, 2010
(all amounts in thousands)
NOTE 1. (continued)
Security transactions and investment income: Security transactions are recorded on the trade date. Security gains and losses are calculated on the specific identification basis. Dividend income, if any, is recorded on the ex-dividend dates or, in the case of foreign securities, as soon as the Funds are informed of the ex-dividend dates. Interest income, including accretion of discounts and amortization of premiums, is recorded on the accrual basis commencing on the settlement date.
Dividend income related to Real Estate Investment Trusts (“REITs”) is recorded at management’s estimate of the income included in distributions from the REIT investments. Distributions received in excess of the estimated amount are recorded as a reduction of the cost of investments. The actual amounts of income, return of capital and capital gains are only determined by each REIT after the fiscal year end and may differ from the estimated amounts.
Dividend distributions: Distributions to shareholders are recorded on the ex-dividend dates and are determined in accordance with federal income tax regulations which may differ from GAAP.
Market and credit risk: On September 6, 2008, the Federal Housing Finance Agency (“FHFA”) placed Federal National Mortgage Association (“FNMA” or “Fannie Mae”) and Federal Home Loan Mortgage Corporation (“FHLMC” or “Freddie Mac”) into conservatorship. As the conservator, FHFA succeeded to all rights, titles, powers and privileges of FNMA and FHLMC and of any stockholder, officer or director of FNMA and FHLMC with respect to FNMA and FHLMC and the assets of FNMA and FHLMC. On September 7, 2008, the U.S. Treasury announced additional steps taken by it in connection with the conservatorship. The U.S. Treasury entered into a Senior Preferred Stock Purchase Agreement with each of FNMA and FHLMC pursuant to which the U.S. Treasury will purchase up to an aggregate of $100 billion of each of FNMA and FHLMC to maintain a positive net worth in each enterprise. Second, the U.S. Treasury announced the creation of a new secured lending facility which is available to each of FNMA and FHLMC as a liquidity backstop. Third, the U.S. Treasury announced the creation of a temporary program to purchase mortgage-backed securities issued by each of FNMA and FHLMC. On February 18, 2009, the U.S. Treasury announced that it was doubling the size of its commitment to each enterprise under the Senior Preferred Stock Program to $200 billion. Both the liquidity backstop and the mortgage-backed securities purchase program expired December 31, 2009. FNMA and FHLMC are continuing to operate as going concerns while in conservatorship and each remains liable for all of its obligations, including its guaranty obligations, associated with its mortgage-backed securities. The Senior Preferred Stock Purchase Agreement is intended to enhance each of FNMA’s and FHLMC’s ability to meet its obligations. The FHFA has indicated that the conservatorship of each enterprise will end when the FHFA determines that the FHFA’s plan to restore the enterprise to a safe and solvent condition has been completed.
Foreign taxes: The Funds may be subject to foreign taxes on income, gains on investments or currency repatriation, a portion of which may be recoverable. The Funds accrue such taxes and recoveries as applicable, based upon the current interpretation of tax rules and regulations that exist in the markets in which the Funds invest.
NOTE 2. SECURITY VALUATIONS
All investments in securities are recorded at their estimated fair value. The Funds value their investments at the close of the New York Stock Exchange (“NYSE”), normally 4 p.m. ET, each day the NYSE is open for business. The Funds utilize various methods to measure the fair value of their investments on a recurring basis. GAAP establishes a hierarchy that prioritizes inputs to valuation methods. The three Levels of inputs are:
Level 1—Unadjusted quoted prices in active markets for identical securities.
Level 2—Inputs, other than quoted prices included in Level 1, that are observable, either directly or indirectly. These inputs may include quoted prices for the identical instrument on an inactive market, prices for similar instruments, interest rates, prepayment speeds, credit risk, yield curves, default rates and similar data.
Level 3—Unobservable inputs, to the extent that relevant observable inputs are not available, representing the Funds’ own assumptions about the assumptions a market participant would use in valuing the investment, based on the best information available.
The availability of observable inputs can vary from security to security and is affected by a wide variety of factors, including, but not limited to, the type of security, whether the security is new and not yet established in the marketplace, the liquidity of markets, and other characteristics particular to the security. To the extent that valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. Accordingly, the degree of judgment exercised in determining fair value is generally greatest for instruments categorized in Level 3.
The inputs used to measure fair value may fall into different Levels of the fair value hierarchy. In such cases, for disclosure purposes, the Level in the fair value hierarchy that is assigned to the fair value measurement of a security is determined based on the lowest Level input that is significant to the fair value measurement in its entirety.

Transamerica Funds	Annual Report 2010

NOTES TO FINANCIAL STATEMENTS (continued)
At October 31, 2010
(all amounts in thousands)
NOTE 2. (continued)
Fair value measurements: Descriptions of the valuation techniques applied to the Funds’ major categories of assets and liabilities measured at fair value on a recurring basis are as follows:
Equity securities (common and preferred stock): Securities are stated at the last reported sales price or closing price on the day of valuation taken from the primary exchange where the security is principally traded. To the extent these securities are actively traded and valuation adjustments are not applied, they are categorized in Level 1 of the fair value hierarchy.
Foreign securities, in which their primary trading market closes at the same time or after the NYSE, are valued based on quotations from the primary market in which they are traded and are categorized in Level 1. Because many foreign securities markets and exchanges close prior to the close of the NYSE, closing prices for foreign securities in those markets or on those exchanges do not reflect the events that occur after that close. Certain foreign securities may be fair valued using a pricing service that considers the correlation of the trading patterns of the foreign security to the intraday trading in the U.S. markets for investments such as American Depositary Receipts (“ADR”), financial futures, Exchange Traded Funds (“ETF”), and the movement of the certain indices of securities based on a statistical analysis of their historical relationship. Such valuations generally are categorized in Level 2.
Preferred stock, repurchase agreements, and other equities traded on inactive markets or valued by reference to similar instruments are also generally categorized in Level 2.
Investment company securities: Securities are valued at the net asset value of the underlying portfolio. These securities are actively traded and no valuation adjustments are applied. They are categorized in Level 1 of the fair value hierarchy.
Securities lending collateral: Securities lending collateral is a money market fund which is valued at the net assets of the underlying portfolios and no valuation adjustments are applied. They are categorized in Level 1 of the fair value hierarchy.
Corporate bonds: The fair value of corporate bonds is estimated using various techniques, which consider recently executed transactions in securities of the issuer or comparable issuers, market price quotations (where observable), bond spreads, fundamental data relating to the issuer, and credit default swap spreads adjusted for any basis difference between cash and derivative instruments. While most corporate bonds are categorized in Level 2 of the fair value hierarchy, in instances where lower relative weight is placed on transaction prices, quotations, or similar observable inputs, they are categorized in Level 3.
Asset backed securities: The fair value of asset backed securities is estimated based on models that consider the estimated cash flows of each tranche of the entity, establish a benchmark yield, and develop an estimated tranche specific spread to the benchmark yield based on the unique attributes of the tranche. To the extent the inputs are observable and timely, the values would generally be categorized in Level 2 of the fair value hierarchy; otherwise they would be categorized as Level 3.
Short-term notes: Short-term notes are valued using amortized cost, which approximates fair value. To the extent the inputs are observable and timely, the values would be generally categorized in Level 2 of the fair value hierarchy.
Government securities: Government securities are normally valued using a model that incorporates market observable data such as reported sales of similar securities, broker quotes, yields, bids, offers, and reference data. Certain securities are valued by principally using dealer quotations. Government securities generally are categorized in Level 2 of the fair value hierarchy.
U.S. government agency securities: U.S. government agency securities are comprised of two main categories consisting of agency issued debt and mortgage pass-throughs. Generally, agency issued debt securities are valued in a manner similar to U. S. government securities. Mortgage pass-throughs include TBA securities and mortgage pass-through certificates. Generally, TBA securities and mortgage pass-throughs are valued using dealer quotations. Depending on market activity levels and whether quotations or other observable data are used, these securities are typically categorized in Level 2 of the fair value hierarchy.
Restricted securities (equity and debt): Restricted securities for which quotations are not readily available are valued at fair value as determined in good faith by Transamerica Asset Management, Inc.’s (“TAM”) Valuation Committee under the supervision of the Funds’ Board of Trustees. Restricted securities issued by publicly traded companies are generally valued at a discount to similar publicly traded securities. Restricted securities issued by nonpublic entities may be valued by reference to comparable public entities and/or fundamental data relating to the issuer. Depending on the relative significance of valuation inputs, these instruments may be classified in either Level 2 or Level 3 of the fair value hierarchy.
Derivative instruments: Listed derivatives that are actively traded are valued based on quoted prices from the exchange and are categorized in Level 1 of the fair value hierarchy. Over the counter (“OTC”) derivative contracts include forward, swap, and option contracts related to interest rates, foreign currencies, credit standing of reference entities, equity prices, or commodity prices. Depending on the product and the terms of the transaction, the fair value of the OTC derivative products can be modeled taking into account the counterparties’ creditworthiness and using a series of techniques, including simulation models. Many pricing models do not entail material subjectivity because the methodologies employed do not necessitate significant judgments and the pricing inputs are observed from actively quoted markets, as is the case of interest rate swap and option contracts. A substantial majority of OTC derivative products valued by the Funds using pricing models fall into this category and are categorized within Level 2 of the fair value hierarchy.

Transamerica Funds	Annual Report 2010

NOTES TO FINANCIAL STATEMENTS (continued)
At October 31, 2010
(all amounts in thousands)
NOTE 2. (continued)
Other: Securities for which quotations are not readily available or whose values have been determined to be unreliable are valued at fair market value as determined in good faith by TAM’s Valuation Committee under the supervision of the Funds’ Board of Trustees.
The hierarchy classification of inputs used to value the Funds’ investments at October 31, 2010, significant transfers between Level 1 and Level 2, as well as a reconciliation of assets for which significant unobservable inputs (Level 3) were used in determining value, are disclosed at the end of the Funds’ Schedules of Investments.
NOTE 3. RELATED PARTY TRANSACTIONS
TAM, the Funds’ investment adviser, is directly owned by Western Reserve Life Assurance Co. of Ohio and AUSA Holding Company (“AUSA”), both of which are indirect, wholly owned subsidiaries of AEGON NV. AUSA is wholly owned by AEGON USA, LLC (“AEGON USA”), a financial services holding company whose primary emphasis is on life and health insurance, and annuity and investment products. AEGON USA is owned by AEGON US Holding Corporation, which is owned by Transamerica Corporation (DE). Transamerica Corporation (DE) is owned by The AEGON Trust, which is owned by AEGON International B.V., which is owned by AEGON NV, a Netherlands corporation, and a publicly traded international insurance group.
Transamerica Fund Services, Inc. (“TFS”) is the Funds’ administrator and transfer agent. Transamerica Capital, Inc. (“TCI”) is the Funds’ distributor/principal underwriter. TAM, TFS, and TCI are affiliates of AEGON NV.
Certain officers and trustees of the Funds are also officers and/or directors of TAM, TFS, and TCI.
At the commencement of the operations, TAM invested in the Funds. As of October 31, 2010, TAM had remaining investments in Transamerica AQR Managed Futures Strategy with a market value of less than $1 and less than 0.01% of the Fund’s net assets.
The following schedule reflects the percentage of the Funds’ assets owned by affiliated investment companies at October 31, 2010:

		% of Net
Transamerica AllianceBernstein International Value	Market Value	Assets

Transamerica Asset Allocation-Conservative Portfolio	$4,367	1.46%
Transamerica Asset Allocation-Growth Portfolio	33,433	11.19
Transamerica Asset Allocation-Moderate Portfolio	16,276	5.45
Transamerica Asset Allocation-Moderate Growth Portfolio	47,769	15.99
Transamerica Multi-Manager International Portfolio	30,268	10.13
Transamerica Asset Allocation-Conservative VP	3,097	1.04
Transamerica Asset Allocation-Growth VP	13,791	4.62
Transamerica Asset Allocation-Moderate Growth VP	50,418	16.88
Transamerica Asset Allocation-Moderate VP	30,814	10.31
Transamerica International Moderate Growth VP	65,790	22.02

Total	$296,023	99.09%

		% of Net
Transamerica BlackRock Global Allocation	Market Value	Assets

Transamerica Asset Allocation-Conservative Portfolio	$21,587	4.34%
Transamerica Asset Allocation-Growth Portfolio	47,752	9.60
Transamerica Asset Allocation-Moderate Portfolio	44,374	8.92
Transamerica Asset Allocation-Moderate Growth Portfolio	80,852	16.26
Transamerica Multi-Manager Alternative Strategies Portfolio	29,603	5.95
Transamerica Multi-Manager International Portfolio	18,908	3.80
Transamerica Asset Allocation-Conservative VP	16,735	3.37
Transamerica Asset Allocation-Growth VP	32,212	6.48
Transamerica Asset Allocation-Moderate Growth VP	138,642	27.88
Transamerica Asset Allocation-Moderate VP	54,764	11.01

Total	$485,429	97.61%

		% of Net
Transamerica BlackRock Large Cap Value	Market Value	Assets

Transamerica Asset Allocation-Conservative Portfolio	$63,661	9.07%
Transamerica Asset Allocation-Growth Portfolio	210,942	30.04
Transamerica Asset Allocation-Moderate Portfolio	135,698	19.32
Transamerica Asset Allocation-Moderate Growth Portfolio	280,101	39.89

Total	$690,402	98.32%

		% of Net
Transamerica BNY Mellon Market Neutral Strategy	Market Value	Assets

Transamerica Asset Allocation-Conservative Portfolio	$10,447	9.64%
Transamerica Asset Allocation-Growth Portfolio	9,595	8.86
Transamerica Asset Allocation-Moderate Portfolio	17,039	15.73
Transamerica Asset Allocation-Moderate Growth Portfolio	25,091	23.16
Transamerica Multi-Manager Alternative Strategies Portfolio	39,692	36.64
Transamerica Asset Allocation-Growth VP	6,387	5.89

Total	$108,251	99.92%

		% of Net
Transamerica Federated Market Opportunity	Market Value	Assets

Transamerica Asset Allocation-Conservative Portfolio	$11,027	11.93%
Transamerica Asset Allocation-Growth Portfolio	11,965	12.94
Transamerica Asset Allocation-Moderate Portfolio	18,535	20.04
Transamerica Asset Allocation-Moderate Growth Portfolio	13,340	14.43
Transamerica Multi-Manager Alternative Strategies Portfolio	36,223	39.17

Total	$91,090	98.51%

		% of Net
Transamerica First Quadrant Global Macro	Market Value	Assets

Transamerica Asset Allocation-Conservative Portfolio	$10,864	8.61%
Transamerica Asset Allocation-Growth Portfolio	14,549	11.54
Transamerica Asset Allocation-Moderate Portfolio	17,659	14.00
Transamerica Asset Allocation-Moderate Growth Portfolio	33,885	26.86
Transamerica Multi-Manager Alternative Strategies Portfolio	38,737	30.71
Transamerica Asset Allocation-Growth VP	10,283	8.15

Total	$125,977	99.87%

		% of Net
Transamerica JPMorgan Core Bond	Market Value	Assets

Transamerica Asset Allocation-Conservative Portfolio	$82,035	7.71%
Transamerica Asset Allocation-Moderate Portfolio	55,130	5.18
Transamerica Asset Allocation-Moderate Growth Portfolio	44,593	4.19
Transamerica Asset Allocation-Conservative VP	237,622	22.35
Transamerica Asset Allocation-Moderate Growth VP	299,952	28.21
Transamerica Asset Allocation-Moderate VP	311,540	29.30
Transamerica International Moderate Growth VP	25,228	2.37

Total	$1,056,100	99.31%

Transamerica Funds	Annual Report 2010

NOTES TO FINANCIAL STATEMENTS (continued)
At October 31, 2010
(all amounts in thousands)
NOTE 3. (continued)

		% of Net
Transamerica JPMorgan International Bond	Market Value	Assets

Transamerica Asset Allocation-Conservative Portfolio	$16,249	3.63%
Transamerica Asset Allocation-Moderate Portfolio	44,966	10.06
Transamerica Asset Allocation-Moderate Growth Portfolio	114,224	25.55
Transamerica Asset Allocation-Conservative VP	22,799	5.10
Transamerica Asset Allocation-Moderate Growth VP	183,895	41.13
Transamerica Asset Allocation-Moderate VP	63,830	14.27

Total	$445,963	99.74%

		% of Net
Transamerica JPMorgan Mid Cap Value	Market Value	Assets

Transamerica Asset Allocation-Conservative Portfolio	$10,919	6.67%
Transamerica Asset Allocation-Growth Portfolio	37,574	22.97
Transamerica Asset Allocation-Moderate Portfolio	39,848	24.36
Transamerica Asset Allocation-Moderate Growth Portfolio	75,233	45.98

Total	$163,574	99.98%

		% of Net
Transamerica Loomis Sayles Bond	Market Value	Assets

Transamerica Asset Allocation-Conservative Portfolio	$95,187	16.02%
Transamerica Asset Allocation-Moderate Portfolio	153,614	25.85
Transamerica Asset Allocation-Moderate Growth Portfolio	85,141	14.33
Transamerica Multi-Manager Alternative Strategies Portfolio	37,925	6.38
Transamerica Asset Allocation-Conservative VP	30,585	5.15
Transamerica Asset Allocation-Moderate Growth VP	50,856	8.56
Transamerica Asset Allocation-Moderate VP	84,783	14.27
Transamerica International Moderate Growth VP	21,823	3.67

Total	$559,914	94.23%

		% of Net
Transamerica Morgan Stanley Emerging Markets Debt	Market Value	Assets

Transamerica Asset Allocation-Conservative Portfolio	$33,790	11.17%
Transamerica Asset Allocation-Moderate Portfolio	49,040	16.21
Transamerica Asset Allocation-Moderate Growth Portfolio	50,892	16.82
Transamerica Asset Allocation-Conservative VP	30,791	10.17
Transamerica Asset Allocation-Moderate Growth VP	72,641	24.01
Transamerica Asset Allocation-Moderate VP	62,831	20.76

Total	$299,985	99.14%

		% of Net
Transamerica Morgan Stanley Mid-Cap Growth	Market Value	Assets

Transamerica Asset Allocation-Conservative Portfolio	$11,448	3.91%
Transamerica Asset Allocation-Growth Portfolio	40,100	13.71
Transamerica Asset Allocation-Moderate Portfolio	30,935	10.57
Transamerica Asset Allocation-Moderate Growth Portfolio	57,066	19.51
Transamerica Asset Allocation-Conservative VP	4,578	1.56
Transamerica Asset Allocation-Growth VP	20,281	6.93
Transamerica Asset Allocation-Moderate Growth VP	100,088	34.21
Transamerica Asset Allocation-Moderate VP	26,845	9.18

Total	$291,341	99.58%

		% of Net
Transamerica Morgan Stanley Small Company Growth	Market Value	Assets

Transamerica Asset Allocation-Conservative Portfolio	$8,097	4.46%
Transamerica Asset Allocation-Growth Portfolio	24,828	13.68
Transamerica Asset Allocation-Moderate Portfolio	15,283	8.42
Transamerica Asset Allocation-Moderate Growth Portfolio	24,887	13.72
Transamerica Asset Allocation-Conservative VP	11,029	6.08
Transamerica Asset Allocation-Growth VP	14,823	8.17
Transamerica Asset Allocation-Moderate Growth VP	51,286	28.26
Transamerica Asset Allocation-Moderate VP	29,527	16.27

Total	$179,760	99.06%

		% of Net
Transamerica Neuberger Berman International	Market Value	Assets

Transamerica Asset Allocation-Conservative Portfolio	$11,221	1.92%
Transamerica Asset Allocation-Growth Portfolio	72,780	12.44
Transamerica Asset Allocation-Moderate Portfolio	33,167	5.67
Transamerica Asset Allocation-Moderate Growth Portfolio	110,275	18.86
Transamerica Multi-Manager International Portfolio	32,757	5.60
Transamerica Asset Allocation-Conservative VP	20,593	3.52
Transamerica Asset Allocation-Growth VP	43,543	7.45
Transamerica Asset Allocation-Moderate Growth VP	137,626	23.53
Transamerica Asset Allocation-Moderate VP	57,915	9.90
Transamerica International Moderate Growth VP	62,051	10.61

Total	$581,928	99.50%

		% of Net
Transamerica Oppenheimer Developing Markets	Market Value	Assets

Transamerica Asset Allocation-Conservative Portfolio	$11,518	1.89%
Transamerica Asset Allocation-Growth Portfolio	85,059	13.94
Transamerica Asset Allocation-Moderate Portfolio	32,996	5.41
Transamerica Asset Allocation-Moderate Growth Portfolio	118,368	19.40
Transamerica Multi-Manager Alternative Strategies Portfolio	4,144	0.68
Transamerica Multi-Manager International Portfolio	44,648	7.32
Transamerica Asset Allocation-Conservative VP	16,916	2.77
Transamerica Asset Allocation-Growth VP	53,419	8.75
Transamerica Asset Allocation-Moderate Growth VP	172,217	28.22
Transamerica Asset Allocation-Moderate VP	67,793	11.11

Total	$607,078	99.49%

		% of Net
Transamerica Oppenheimer Small- & Mid-Cap Value	Market Value	Assets

Transamerica Asset Allocation-Conservative Portfolio	$10,299	3.44%
Transamerica Asset Allocation-Growth Portfolio	36,896	12.33
Transamerica Asset Allocation-Moderate Portfolio	31,379	10.49
Transamerica Asset Allocation-Moderate Growth Portfolio	57,621	19.26
Transamerica Asset Allocation-Conservative VP	11,362	3.80
Transamerica Asset Allocation-Growth VP	23,898	7.98
Transamerica Asset Allocation-Moderate Growth VP	90,007	30.08
Transamerica Asset Allocation-Moderate VP	36,627	12.24

Total	$298,089	99.62%

		% of Net
Transamerica Schroders International Small Cap	Market Value	Assets

Transamerica Asset Allocation-Conservative Portfolio	$16,613	3.03%
Transamerica Asset Allocation-Growth Portfolio	68,279	12.45
Transamerica Asset Allocation-Moderate Portfolio	45,128	8.23
Transamerica Asset Allocation-Moderate Growth Portfolio	79,925	14.58
Transamerica Multi-Manager Alternative Strategies Portfolio	10,875	1.98
Transamerica Multi-Manager International Portfolio	39,284	7.16
Transamerica Asset Allocation-Conservative VP	17,881	3.26
Transamerica Asset Allocation-Growth VP	43,073	7.86
Transamerica Asset Allocation-Moderate Growth VP	137,322	25.05
Transamerica Asset Allocation-Moderate VP	48,690	8.88
Transamerica International Moderate Growth VP	37,833	6.90

Total	$544,903	99.38%

		% of Net
Transamerica Third Avenue Value	Market Value	Assets

Transamerica Asset Allocation-Conservative Portfolio	$19,746	5.15%
Transamerica Asset Allocation-Growth Portfolio	53,894	14.07
Transamerica Asset Allocation-Moderate Portfolio	42,011	10.97
Transamerica Asset Allocation-Moderate Growth Portfolio	86,527	22.58
Transamerica Multi-Manager Alternative Strategies Portfolio	363	0.10
Transamerica Asset Allocation-Conservative VP	13,412	3.50
Transamerica Asset Allocation-Growth VP	35,829	9.35
Transamerica Asset Allocation-Moderate Growth VP	93,855	24.50
Transamerica Asset Allocation-Moderate VP	35,112	9.16

Total	$380,749	99.38%

Transamerica Funds	Annual Report 2010

NOTES TO FINANCIAL STATEMENTS (continued)
At October 31, 2010
(all amounts in thousands)
NOTE 3. (continued)

		% of Net
Transamerica Thornburg International Value	Market Value	Assets

Transamerica Asset Allocation-Conservative Portfolio	$17,834	2.29%
Transamerica Asset Allocation-Growth Portfolio	55,936	7.19
Transamerica Asset Allocation-Moderate Portfolio	39,088	5.02
Transamerica Asset Allocation-Moderate Growth Portfolio	85,766	11.02
Transamerica Multi-Manager International Portfolio	60,750	7.80
Transamerica Asset Allocation-Conservative VP	30,839	3.96
Transamerica Asset Allocation-Growth VP	38,770	4.98
Transamerica Asset Allocation-Moderate Growth VP	244,632	31.42
Transamerica Asset Allocation-Moderate VP	116,307	14.94
Transamerica International Moderate Growth VP	83,763	10.76

Total	$773,685	99.38%

		% of Net
Transamerica UBS Large Cap Value	Market Value	Assets

Transamerica Asset Allocation-Conservative Portfolio	$43,816	3.89%
Transamerica Asset Allocation-Growth Portfolio	194,844	17.31
Transamerica Asset Allocation-Moderate Portfolio	126,443	11.24
Transamerica Asset Allocation-Moderate Growth Portfolio	292,951	26.03
Transamerica Asset Allocation-Conservative VP	61,596	5.47
Transamerica Asset Allocation-Growth VP	64,104	5.70
Transamerica Asset Allocation-Moderate Growth VP	215,790	19.17
Transamerica Asset Allocation-Moderate VP	116,376	10.34

Total	$1,115,920	99.15%

		% of Net
Transamerica WMC Emerging Markets	Market Value	Assets

Transamerica Asset Allocation-Conservative Portfolio	$4,948	1.20%
Transamerica Asset Allocation-Growth Portfolio	7,987	1.94
Transamerica Asset Allocation-Moderate Portfolio	18,520	4.50
Transamerica Asset Allocation-Moderate Growth Portfolio	39,011	9.48
Transamerica Multi-Manager International Portfolio	33,447	8.13
Transamerica Asset Allocation-Conservative VP	13,279	3.23
Transamerica Asset Allocation-Growth VP	13,232	3.22
Transamerica Asset Allocation-Moderate Growth VP	78,585	19.11
Transamerica Asset Allocation-Moderate VP	41,933	10.20

Total	$250,942	61.01%

		% of Net
Transamerica Clarion Global Real Estate Securities	Market Value	Assets

Transamerica Asset Allocation-Conservative Portfolio	$14,764	4.62%
Transamerica Asset Allocation-Growth Portfolio	84,234	26.37
Transamerica Asset Allocation-Moderate Portfolio	54,767	17.15
Transamerica Asset Allocation-Moderate Growth Portfolio	117,455	36.78
Transamerica Multi-Manager Alternative Strategies Portfolio	23,048	7.22
Transamerica Multi-Manager International Portfolio	15,032	4.71

Total	$309,300	96.85%

		% of Net
Transamerica Jennison Growth	Market Value	Assets

Transamerica Asset Allocation-Conservative Portfolio	$64,054	8.81%
Transamerica Asset Allocation-Growth Portfolio	238,225	32.78
Transamerica Asset Allocation-Moderate Portfolio	151,296	20.82
Transamerica Asset Allocation-Moderate Growth Portfolio	257,226	35.39
Transamerica Asset Allocation-Conservative VP	84	0.01
Transamerica Asset Allocation-Growth VP	4,918	0.68
Transamerica Asset Allocation-Moderate Growth VP	198	0.03
Transamerica Asset Allocation-Moderate VP	137	0.02

Total	$716,138	98.54%

		% of Net
Transamerica MFS International Equity	Market Value	Assets

Transamerica Asset Allocation-Conservative Portfolio	$13,080	2.44%
Transamerica Asset Allocation-Growth Portfolio	31,501	5.88
Transamerica Asset Allocation-Moderate Portfolio	37,504	6.99
Transamerica Asset Allocation-Moderate Growth Portfolio	47,735	8.90
Transamerica Multi-Manager International Portfolio	51,931	9.69
Transamerica Asset Allocation-Conservative VP	28,165	5.25
Transamerica Asset Allocation-Growth VP	22,230	4.15
Transamerica Asset Allocation-Moderate Growth VP	114,462	21.35
Transamerica Asset Allocation-Moderate VP	97,005	18.09
Transamerica International Moderate Growth VP	88,219	16.45

Total	$531,832	99.19%

		% of Net
Transamerica PIMCO Real Return TIPS	Market Value	Assets

Transamerica Asset Allocation-Conservative Portfolio	$96,295	11.38%
Transamerica Asset Allocation-Moderate Portfolio	131,867	15.59
Transamerica Asset Allocation-Moderate Growth Portfolio	77,423	9.15
Transamerica Multi-Manager Alternative Strategies Portfolio	5,304	0.63
Transamerica Asset Allocation-Conservative VP	124,820	14.75
Transamerica Asset Allocation-Moderate Growth VP	155,112	18.34
Transamerica Asset Allocation-Moderate VP	221,938	26.23
Transamerica International Moderate Growth VP	23,308	2.76

Total	$836,067	98.83%

		% of Net
Transamerica PIMCO Total Return	Market Value	Assets

Transamerica Asset Allocation-Conservative Portfolio	$190,155	28.48%
Transamerica Asset Allocation-Moderate Portfolio	259,130	38.81
Transamerica Asset Allocation-Moderate Growth Portfolio	203,193	30.43

Total	$652,478	97.72%

		% of Net
Transamerica AQR Managed Futures Strategy	Market Value	Assets

Transamerica Asset Allocation-Conservative Portfolio	$27,338	10.60%
Transamerica Asset Allocation-Growth Portfolio	39,920	15.48
Transamerica Asset Allocation-Moderate Portfolio	66,668	25.85
Transamerica Asset Allocation-Moderate Growth Portfolio	95,814	37.15
Transamerica Multi-Manager Alternative Strategies Portfolio	26,675	10.35

Total	$256,415	99.43%

		% of Net
Transamerica Goldman Sachs Commodity Strategy	Market Value	Assets

Transamerica Asset Allocation-Conservative Portfolio	$12,832	8.73%
Transamerica Asset Allocation-Growth Portfolio	633	0.43
Transamerica Asset Allocation-Moderate Portfolio	34,029	23.15
Transamerica Asset Allocation-Moderate Growth Portfolio	67,041	45.61
Transamerica Multi-Manager Alternative Strategies Portfolio	18,659	12.70
Transamerica Asset Allocation-Growth VP	11,858	8.07

Total	$145,052	98.69%

Transamerica Funds	Annual Report 2010

NOTES TO FINANCIAL STATEMENTS (continued)
At October 31, 2010
(all amounts in thousands)
NOTE 3. (continued)
Investment advisory fees: The Funds pay management fees to TAM based on average daily net assets (“ANA”) at the following breakpoints:

Transamerica AllianceBernstein International Value
First $200 million	0.88%
Over $200 million up to $500 million	0.81%
Over $500 million	0.77%
Transamerica BlackRock Global Allocation
First $100 million	0.80%
Over $100 million	0.72%
Transamerica BlackRock Large Cap Value
First $250 million	0.80%
Over $250 million up to $750 million	0.775%
Over $750 million	0.75%
Transamerica BNY Mellon Market Neutral Strategy
ANA	1.40%
Transamerica Federated Market Opportunity
First $30 million	0.85%
Over $30 million up to $50 million	0.80%
Over $50 million up to $500 million	0.70%
Over $500 million up to $750 million	0.675%
Over $750 million	0.65%
Transamerica First Quadrant Global Macro
First $150 million	1.40%
Over $150 million up to $300 million	1.30%
Over $300 million	1.20%
Transamerica JPMorgan Core Bond
First $750 million	0.45%
Over $750 million up to $1 billion	0.40%
Over $1 billion	0.375%
Transamerica JPMorgan International Bond
First $100 million	0.55%
Over $100 million up to $250 million	0.52%
Over $250 million up to $500 million	0.51%
Over $500 million up to $1 billion	0.50%
Over $1 billion	0.47%
Transamerica JPMorgan Mid Cap Value
First $100 million	0.85%
Over $100 million	0.80%
Transamerica Loomis Sayles Bond
First $200 million	0.675%
Over $200 million up to $750 million	0.625%
Over $750 million	0.60%
Transamerica Morgan Stanley Emerging Markets Debt
First $250 million	0.95%
Over $250 million up to $500 million	0.85%
Over $500 million	0.80%
Transamerica Morgan Stanley Mid-Cap Growth
First $1 billion	0.80%
Over $1 billion	0.775%
Transamerica Morgan Stanley Small Company Growth
First $500 million	0.95%
Over $500 million	0.85%
Transamerica Neuberger Berman International
First $100 million	1.00%
Over $100 million	0.95%
Transamerica Oppenheimer Developing Markets
First $50 million	1.20%
Over $50 million up to $200 million	1.15%
Over $200 million up to $500 million	1.10%
Over $500 million	1.05%
Transamerica Oppenheimer Small- & Mid-Cap Value
First $100 million	0.95%
Over $100 million up to $250 million	0.90%
Over $250 million up to $500 million	0.85%
Over $500 million	0.825%
Transamerica Schroders International Small Cap
First $300 million	1.07%
Over $300 million	1.00%
Transamerica Third Avenue Value
ANA	0.80%
Transamerica Thornburg International Value
First $100 million	1.10%
Over $100 million up to $300 million	1.00%
Over $300 million	0.95%
Transamerica UBS Large Cap Value
First $200 million	0.82%
Over $200 million up to $400 million	0.76%
Over $400 million up to $750 million	0.74%
Over $750 billion up to $1 billion	0.71%
Over $1 billion up to $1.5 billion	0.67%
Over $1.5 billion	0.62%
Transamerica WMC Emerging Markets
First $300 million	1.15%
Over $300 million	1.10%
Transamerica Clarion Global Real Estate Securities
First $250 million	0.80%
Over $250 million up to $500 million	0.775%
Over $500 million up to $1 billion	0.70%
Over $1 billion	0.65%
Transamerica Jennison Growth
First $250 million	0.80%
Over $250 million up to $500 million	0.775%
Over $500 million up to $1 billion	0.70%
Over $1 billion up to $1.5 billion	0.675%
Over $1.5 billion	0.65%
Transamerica MFS International Equity
First $250 million	0.90%
Over $250 million up to $500 million	0.875%
Over $500 million up to $1 billion	0.85%
Over $1 billion	0.80%
Transamerica PIMCO Real Return TIPS
First $250 million	0.70%
Over $250 million up to $750 million	0.65%
Over $750 million up to $1 billion	0.60%
Over $1 billion	0.55%
Transamerica PIMCO Total Return
First $250 million	0.675%
Over $250 million up to $750 million	0.65%
Over $750 million	0.60%
Transamerica AQR Managed Futures Strategy
First $500 million	1.10%
Over $500 million	1.05%
Transamerica Goldman Sachs Commodity Strategy (Effective September 30, 2010)
First $200 million	0.61%
Over $200 million up to $1 billion	0.59%
Over $1 billion	0.56%
Transamerica Goldman Sachs Commodity Strategy (Prior to September 30, 2010)
First $250 million	0.80%
Over $250 million up to $500 million	0.775%
Over $500 million	0.75%

Transamerica Funds	Annual Report 2010

NOTES TO FINANCIAL STATEMENTS (continued)
At October 31, 2010
(all amounts in thousands)
NOTE 3. (continued)
TAM has contractually agreed to waive its advisory fee and will reimburse each Fund to the extent that operating expenses, excluding distribution and service fees and extraordinary expenses, exceed the following stated annual limit:

Fund	Expense Limit

Transamerica AllianceBernstein International Value *	1.13%
Transamerica BlackRock Global Allocation *	1.00
Transamerica BlackRock Large Cap Value	1.00
Transamerica BNY Mellon Market Neutral Strategy**	1.65
Transamerica Federated Market Opportunity *	1.05
Transamerica First Quadrant Global Macro	1.65
Transamerica JPMorgan Core Bond	0.70
Transamerica JPMorgan International Bond *	0.75
Transamerica JPMorgan Mid Cap Value	1.05
Transamerica Loomis Sayles Bond	0.88
Transamerica Morgan Stanley Emerging Markets Debt	1.15
Transamerica Morgan Stanley Mid-Cap Growth *	1.00
Transamerica Morgan Stanley Small Company Growth	1.15
Transamerica Neuberger Berman International *	1.25
Transamerica Oppenheimer Developing Markets *	1.45
Transamerica Oppenheimer Small- & Mid-Cap Value	1.15
Transamerica Schroders International Small Cap	1.27
Transamerica Third Avenue Value	1.00
Transamerica Thornburg International Value	1.35
Transamerica UBS Large Cap Value	1.02
Transamerica WMC Emerging Markets	1.40
Transamerica AQR Managed Futures Strategy	1.45
Transamerica Goldman Sachs Commodity Strategy	1.00

*	The Fund may not recapture any fees waived and/or reimbursed prior to March 1, 2008.

**	Exclusive of dividends and interest on securities sold short.
Funds not listed in the above table did not have an expense limit.
If total Fund expenses, excluding certain extraordinary expenses, fall below the annual expense limitation agreement agreed to by the adviser within the succeeding three years, the Funds may be required to pay the adviser a portion or all of the reimbursed expenses.
There were no amounts recaptured during the year ended October 31, 2010.
The following amounts were available for recapture as of October 31, 2010:

Transamerica WMC Emerging	Reimbursement of	Available for Recapture
Markets	Fund Expenses	Through

Fiscal Year 2008:	$56	10/31/2011
Fiscal Year 2009:	$34	10/31/2012
Fiscal Year 2010:	$10	10/31/2013
Administrative services: The Funds have entered into an agreement with TFS for financial and legal fund administration services. The Funds pay TFS an annual fee of 0.02% of ANA. The Legal fees on the Statements of Operations are fees paid to external legal counsel.

Transamerica Funds	Annual Report 2010

NOTES TO FINANCIAL STATEMENTS (continued)
At October 31, 2010
(all amounts in thousands)
NOTE 3. (continued)
Transfer agent fees: Pursuant to a Transfer Agency Agreement, as amended, the Funds pay TFS a fee for providing transfer agency services. Fees paid and the amounts due to TFS for the year ended October 31, 2010 are as follows:

Fund	Fees Paid to TFS	Due to TFS

Transamerica AllianceBernstein International Value	$5	$2
Transamerica BlackRock Global Allocation	9	3
Transamerica BlackRock Large Cap Value	13	4
Transamerica BNY Mellon Market Neutral Strategy	2	1
Transamerica Federated Market Opportunity	2	1
Transamerica First Quadrant Global Macro	3	1
Transamerica JPMorgan Core Bond	21	7
Transamerica JPMorgan International Bond	8	3
Transamerica JPMorgan Mid Cap Value	3	1
Transamerica Loomis Sayles Bond	11	4
Transamerica Morgan Stanley Emerging Markets Debt	6	2
Transamerica Morgan Stanley Mid-Cap Growth	6	2
Transamerica Morgan Stanley Small Company Growth	3	1
Transamerica Neuberger Berman International	10	4
Transamerica Oppenheimer Developing Markets	9	4
Transamerica Oppenheimer Small- & Mid-Cap Value	6	2
Transamerica Schroders International Small Cap	9	3
Transamerica Third Avenue Value	7	2
Transamerica Thornburg International Value	12	5
Transamerica UBS Large Cap Value	20	7
Transamerica WMC Emerging Markets	8	2
Transamerica Clarion Global Real Estate Securities	6	2
Transamerica Jennison Growth	15	5
Transamerica MFS International Equity	8	3
Transamerica PIMCO Real Return TIPS	19	5
Transamerica PIMCO Total Return	13	4
Transamerica AQR Managed Futures Strategy	—	1
Transamerica Goldman Sachs Commodity Strategy	3	1
Deferred compensation plan: Under a non-qualified deferred compensation plan effective January 1, 1996, as amended and restated January 1, 2010 (the “Deferred Compensation Plan”), available to the Trustees, compensation may be deferred that would otherwise be payable by the Trust to an Independent Trustee on a current basis for services rendered as Trustee. Deferred compensation amounts will accumulate based on the value of Class A (or comparable) shares of a series of Transamerica Funds (without imposition of sales charge), or investment options under Transamerica Partners Institutional Funds and Transamerica Institutional Asset Allocation Funds, as elected by the Trustee.
Brokerage commissions: Brokerage commissions incurred on security transactions placed with affiliates of the adviser or sub-advisers for the year ended October 31, 2010 were as follows:

Brokerage
Fund	Commissions

Transamerica Third Avenue Value	$51
Transamerica Morgan Stanley Mid-Cap Growth	—	(a)
Transamerica UBS Large Cap Value	—	(a)

(a)	Rounds to less than $1.

Transamerica Funds	Annual Report 2010

NOTES TO FINANCIAL STATEMENTS (continued)
At October 31, 2010
(all amounts in thousands)
NOTE 4. INVESTMENT TRANSACTIONS
The cost of securities purchased and proceeds from securities sold (excluding short-term securities) for the year ended October 31, 2010 were as follows:

			Proceeds from maturities and sales of
	Purchases of securities:		securities:
Fund	Long-term	U.S. Government	Long-term	U.S. Government
Transamerica AllianceBernstein International Value	$171,936	$—	$189,643	$—
Transamerica BlackRock Global Allocation	129,922	51,875	219,536	46,607
Transamerica BlackRock Large Cap Value	871,247	—	846,500	—
Transamerica BNY Mellon Market Neutral Strategy	265,961	—	266,541	—
Transamerica Federated Market Opportunity	69,162	32,997	134,532	17,214
Transamerica First Quadrant Global Macro	—	—	6,201	—
Transamerica JPMorgan Core Bond	594,227	502,327	13,612	222,359
Transamerica JPMorgan International Bond	342,937	—	608,888	—
Transamerica JPMorgan Mid Cap Value	49,090	—	88,461	—
Transamerica Loomis Sayles Bond	455,667	—	733,265	—
Transamerica Morgan Stanley Emerging Markets Debt	311,092	—	403,951	—
Transamerica Morgan Stanley Mid-Cap Growth	138,737	—	166,035	—
Transamerica Morgan Stanley Small Company Growth	51,868	—	32,000	—
Transamerica Neuberger Berman International	271,742	—	252,436	—
Transamerica Oppenheimer Developing Markets	270,204	—	307,955	—
Transamerica Oppenheimer Small- & Mid-Cap Value	221,974	—	260,977	—
Transamerica Schroders International Small Cap	279,206	—	345,086	—
Transamerica Third Avenue Value	—	—	91,802	—
Transamerica Thornburg International Value	303,766	—	220,822	—
Transamerica UBS Large Cap Value	625,671	—	583,703	—
Transamerica WMC Emerging Markets	568,737	—	391,534	—
Transamerica Clarion Global Real Estate Securities	188,122	—	200,406	—
Transamerica Jennison Growth	600,339	—	631,067	—
Transamerica MFS International Equity	221,620	—	151,451	—
Transamerica PIMCO Real Return TIPS	1,000,702	2,014,846	1,080,929	3,007,313
Transamerica PIMCO Total Return	437,960	830,023	3,050,949	772,099
Transamerica Goldman Sachs Commodity Strategy	126,485	—	131,526	—
NOTE 5. DERIVATIVE FINANCIAL INSTRUMENTS
Transamerica AllianceBernstein International Value:
The Fund is subject to various risks in the normal course of pursuing its investment objective. The volume of forward foreign currency contracts held during the year increased from zero contracts at the beginning of the year to one contract at year end. The tables below highlight the types of risks and the derivative instruments used to mitigate the risks:
Fair Values of Derivative Instruments on the Statement of Assets and Liabilities as of October 31, 2010
Derivatives not accounted for as hedging instruments

Foreign exchange
Location	contracts
Asset derivatives
Unrealized appreciation on forward foreign currency contracts	$21
Effect of Derivative Instruments on the Statement of Operations for the year ended October 31, 2010
Derivatives not accounted for as hedging instruments

Foreign exchange
Location	contracts
Realized Gain / (Loss) on derivatives recognized in income
Net realized gain on foreign currency transactions	$438
Change in Unrealized Appreciation / (Depreciation) on derivatives recognized in income
Net increase (decrease) in unrealized appreciation (depreciation) on translation of assets and liabilities denominated in foreign currencies	21

Total	$459

For non-exchange traded derivatives (swaps and forward foreign currency contracts), under standard derivatives agreements, the Fund may be required to post collateral on derivatives if the Fund is in a net liability position with the counterparty exceeding certain amounts. Additionally, counterparties may immediately terminate derivatives contracts if the Fund fails to maintain sufficient asset coverage for its contracts or its net assets decline by stated percentages.

Transamerica Funds	Annual Report 2010

NOTES TO FINANCIAL STATEMENTS (continued)
At October 31, 2010
(all amounts in thousands)
NOTE 5. (continued)
Transamerica BlackRock Global Allocation:
The Fund is subject to various risks in the normal course of pursuing its investment objective. The volume of futures contracts and written options contracts held at year end is indicative of the volume held throughout the year. The volume of purchased options and forward foreign currency contracts held throughout the year increased beginning at zero and 29 contracts, respectively, and ending at five and 29 contracts, respectively. The tables below highlight the types of risks and the derivative instruments used to mitigate the risks:
Fair Values of Derivative Instruments on the Statement of Assets and Liabilities as of October 31, 2010
Derivatives not accounted for as hedging instruments

	Foreign exchange	Equity
Location	contracts	Contracts		Total
Asset derivatives
Investment securities, at value	$—	$304		$304
Unrealized appreciation on forward foreign currency contracts	101	—		101
Unrealized appreciation on futures contracts	—	257	*	257
Liability derivatives
Unrealized depreciation on forward foreign currency contracts	(189)	—		(189)
Written options, at value	—	(662)		(662)
Unrealized depreciation on futures contracts	—	(17)	*	(17)

Total	$(88)	$(118)		$(206)

*	Includes cumulative appreciation/depreciation of futures contracts as reported in the Schedule of Investments. Only current day’s variation margin is reported within the Statement of Assets and Liabilities.
Effect of Derivative Instruments on the Statement of Operations for the year ended October 31, 2010

	Foreign exchange	Equity
Location	contracts	contracts	Total
Realized Gain / (Loss) on derivatives recognized in income
Net realized (loss) on investment securities	$(27)	$(761)	$(788)
Net realized gain on written option contracts		878	878
Net realized (loss) on swap agreements		(16)	(16)
Net realized (loss) on futures contracts		(1,648)	(1,648)
Net realized (loss) on foreign currency transactions	(1,485)		(1,485)
Change in Unrealized Appreciation / (Depreciation) on derivatives recognized in income
Net increase (decrease) in unrealized appreciation (depreciation) on investment securities		401	401
Net increase (decrease) in unrealized appreciation (depreciation) on written option contracts		231	231
Net increase (decrease) in unrealized appreciation (depreciation) on swap agreements		(231)	(231)
Net increase (decrease) in unrealized appreciation (depreciation) on futures contracts		403	403
Net increase (decrease) in unrealized appreciation (depreciation) on translation of assets and liabilities denominated in foreign currencies	71		71

Total	$(1,441)	$(743)	$(2,184)

For non-exchange traded derivatives (swaps and forward foreign currency contracts), under standard derivatives agreements, the Fund may be required to post collateral on derivatives if the Fund is in a net liability position with the counterparty exceeding certain amounts. Additionally, counterparties may immediately terminate derivatives contracts if the Fund fails to maintain sufficient asset coverage for its contracts or its net assets decline by stated percentages.
Transamerica Federated Market Opportunity:
The Fund is subject to various risks in the normal course of pursuing its investment objective. The volume of purchased options and forward foreign currency contracts held throughout the year increased, beginning at five and 32 contracts, respectively, and ending at 11 and 92 contracts, respectively. The volume of written options held throughout the year was consistent until April, when all of the contracts were sold off. The tables below highlight the types of risks and the derivative instruments used to mitigate the risks:
Fair Values of Derivative Instruments on the Statement of Assets and Liabilities as of October 31, 2010
Derivatives not accounted for as hedging instruments

	Foreign exchange	Equity
Location	contracts	Contracts	Total
Asset derivatives
Investment securities, at value	$—	$3,267	$3,267
Unrealized appreciation on forward currency contracts	2,376	—	2,376
Liability derivatives
Unrealized depreciation on forward foreign currency contracts	(3,089)	—	(3,089)

Total	$(713)	$3,267	$2,554

Transamerica Funds	Annual Report 2010

NOTES TO FINANCIAL STATEMENTS (continued)
At October 31, 2010
(all amounts in thousands)
NOTE 5. (continued)
Effect of Derivative Instruments on the Statement of Operations for the year ended October 31, 2010

	Foreign exchange	Equity
Location	contracts	contracts	Total
Realized Gain / (Loss) on derivatives recognized in income
Net realized (loss) on investment securities	$—	$(5,723)	$(5,723)
Net realized (loss) on foreign currency transactions	(58)	—	(58)
Change in Unrealized Appreciation / (Depreciation) on derivatives recognized in income
Net increase (decrease) in unrealized appreciation (depreciation) on investment securities	—	(2,484)	(2,484)
Net increase (decrease) in unrealized appreciation (depreciation) on translation of assets and liabilities denominated in foreign currencies	(420)	—	(420)

Total	$(478)	$(8,207)	$(8,685)

For non-exchange traded derivatives (swaps and forward foreign currency contracts), under standard derivatives agreements, the Fund may be required to post collateral on derivatives if the Fund is in a net liability position with the counterparty exceeding certain amounts. Additionally, counterparties may immediately terminate derivatives contracts if the Fund fails to maintain sufficient asset coverage for its contracts or its net assets decline by stated percentages.
Transamerica First Quadrant Global Macro:
The Fund is subject to various risks in the normal course of pursuing its investment objective. The volume of futures contracts and written options contracts held at year end is indicative of the volume held throughout the year. The volume of purchased options and forward currency contracts held throughout the year increased beginning at zero and eight contracts, respectively, and ending at four and 143 contracts, respectively. The tables below highlight the types of risks and the derivative instruments used to mitigate the risks:
Fair Values of Derivative Instruments on the Statement of Assets and Liabilities as of October 31, 2010
Derivatives not accounted for as hedging instruments

	Interest rates	Foreign exchange	Equity
Location	contracts	contracts	contracts	Total
Asset derivatives
Investment securities, at value	$—	$—	$39	$39
Unrealized appreciation on futures contracts	1,344	—	597	1,941	*
Unrealized appreciation on forward foreign currency contracts	—	6,314	—	6,314
Liability derivatives
Unrealized depreciation on futures contracts	(460)	—	(80)	(540)	*
Written options, at value	—	—	(249)	(249)
Unrealized depreciation on forward foreign currency contracts	—	(7,362)	—	(7,362)

Total	$884	$(1,048)	$307	$143

*	Includes cumulative appreciation/depreciation of futures contracts as reported in the Schedule of Investments. Only current day’s variation margin is reported within the Statement of Assets and Liabilities
Effect of Derivative Instruments on the Statement of Operations for the year ended October 31, 2010
Derivatives not accounted for as hedging instruments

	Interest rates	Foreign exchange	Equity
Location	contracts	contracts	contracts	Total
Realized Gain / (Loss) on derivatives recognized in income
Net realized (loss) on investment securities	$—	$—	$(1,764)	$(1,764)
Net realized (loss) on futures contracts	(505)	—	(933)	(1,438)
Net realized gain on written option contracts	—	—	1,686	1,686
Net realized gain on foreign currency transactions	—	3,724	—	3,724
Change in Unrealized Appreciation / (Depreciation) on derivatives recognized in income
Net increase (decrease) in unrealized appreciation (depreciation) on investment securities	—	—	(58)	(58)
Net increase (decrease) in unrealized appreciation (depreciation) on futures contracts	884	—	517	1,401
Net increase (decrease) in unrealized appreciation (depreciation) on written option contracts	—	—	178	178
Net increase (decrease) in unrealized appreciation (depreciation) on translation of assets and liabilities denominated in foreign currencies	—	(1,231)	—	(1,231)

Total	$379	$2,493	$(374)	$2,498

Transamerica Funds	Annual Report 2010

NOTES TO FINANCIAL STATEMENTS (continued)
At October 31, 2010
(all amounts in thousands)
NOTE 5. (continued)
For non-exchange traded derivatives (swaps and forward foreign currency contracts), under standard derivatives agreements, the Fund may be required to post collateral on derivatives if the Fund is in a net liability position with the counterparty exceeding certain amounts. Additionally, counterparties may immediately terminate derivatives contracts if the Fund fails to maintain sufficient asset coverage for its contracts or its net assets decline by stated percentages.
Transamerica JPMorgan International Bond:
The Fund is subject to various risks in the normal course of pursuing its investment objective. The volume of futures contracts held at year end is indicative of the volume held throughout the period. The volume of forward foreign currency contracts held increased throughout the year, starting with 23 contracts at the beginning of the year and ending at 51 contracts. The tables below highlight the types of risks and the derivative instruments used to mitigate the risks:
Fair Values of Derivative Instruments on the Statement of Assets and Liabilities as of October 31, 2010
Derivatives not accounted for as hedging instruments

	Interest rates	Foreign exchange
Location	contracts	contracts	Total
Asset derivatives
Unrealized appreciation on futures contracts	$987	$—	$987	*
Unrealized appreciation on forward foreign currency contracts	—	2,050	2,050
Liability derivatives
Unrealized depreciation on futures contracts	(268)	—	(268	)*
Unrealized depreciation on forward foreign currency contracts	—	(914)	(914)

Total	$719	$1,136	$1,855

*	Includes cumulative appreciation/depreciation of futures contracts as reported in the Schedule of Investments. Only current day’s variation margin is reported within the Statement of Assets and Liabilities
Effect of Derivative Instruments on the Statement of Operations for the year ended October 31, 2010
Derivatives not accounted for as hedging instruments

	Interest rates	Foreign exchange
Location	contracts	contracts	Total
Realized Gain / (Loss) on derivatives recognized in income
Net realized gain on futures contracts	$2,703	$—	$2,703
Net realized gain on foreign currency transactions	—	9,091	9,091
Change in Unrealized Appreciation / (Depreciation) on derivatives recognized in income
Net increase (decrease) in unrealized appreciation (depreciation) on futures contracts	878	—	878
Net increase (decrease) in unrealized appreciation (depreciation) on translation of assets and liabilities denominated in foreign currencies	—	1,731	1,731

Total	$3,581	$10,822	$14,403

For non-exchange traded derivatives (swaps and forward foreign currency contracts), under standard derivatives agreements, the Fund may be required to post collateral on derivatives if the Fund is in a net liability position with the counterparty exceeding certain amounts. Additionally, counterparties may immediately terminate derivatives contracts if the Fund fails to maintain sufficient asset coverage for its contracts or its net assets decline by stated percentages.
Transamerica Morgan Stanley Emerging Markets Debt:
The Fund is subject to various risks in the normal course of pursuing its investment objective. One future contract was held and sold during the fourth quarter of the year. The table below highlight the types of risks and the derivative instruments used to mitigate the risks:
Effect of Derivative Instruments on the Statement of Operations for the year ended October 31, 2010
Derivatives not accounted for as hedging instruments

Interest rates
Location	contracts
Realized Gain / (Loss) on derivatives recognized in income
Net realized gain on futures contracts	$78

Transamerica Funds	Annual Report 2010

NOTES TO FINANCIAL STATEMENTS (continued)
At October 31, 2010
(all amounts in thousands)
Note 5. (continued)
Transamerica Thornburg International Value:
The Fund is subject to various risks in the normal course of pursuing its investment objective. The volume of Forward Currency Contracts held increased during the year, starting at five contracts and ending at nine contracts. The tables below highlight the types of risks and the derivative instruments used to mitigate the risks:
Fair Values of Derivative Instruments on the Statement of Assets and Liabilities as of October 31, 2010
Derivatives not accounted for as hedging instruments

Location	Foreign exchange contracts
Asset derivatives
Unrealized appreciation on forward currency contracts	$1,607
Liability derivatives
Unrealized depreciation on forward currency contracts	(5,891)

Total	$(4,284)

Effect of Derivative Instruments on the Statement of Operations for the year ended October 31, 2010
Derivatives not accounted for as hedging instruments

Location	Foreign exchange contracts
Realized Gain / (Loss) on derivatives recognized in income
Net realized gain on foreign currency transactions	$876
Change in Unrealized Appreciation / (Depreciation) on derivatives recognized in income
Net increase (decrease) in unrealized appreciation (depreciation) on translation of assets and liabilities denominated in foreign currencies	(3,958)

Total	$(3,082)

Transamerica WMC Emerging Markets:
The Fund is subject to various risks in the normal course of pursuing its investment objective. The volume of Forward Foreign Currency Contracts held throughout the year decreased, starting with 10 contracts and decreasing to seven contracts by year end. The tables below highlight the types of risks and the derivative instruments used to mitigate the risks:
Fair Values of Derivative Instruments on the Statement of Assets and Liabilities as of October 31, 2010
Derivatives not accounted for as hedging instruments

Location	Foreign exchange contracts
Asset derivatives
Unrealized appreciation on forward foreign currency contracts	$315
Liability derivatives
Unrealized depreciation on forward foreign currency contracts	(427)

Total	$(112)

Effect of Derivative Instruments on the Statement of Operations for the year ended October 31, 2010
Derivatives not accounted for as hedging instruments

Location	Foreign exchange contracts
Realized Gain / (Loss) on derivatives recognized in income
Net realized (loss) on foreign currency transactions	$(365)
Change in Unrealized Appreciation / (Depreciation) on derivatives recognized in income
Net increase (decrease) in unrealized appreciation (depreciation) on translation of assets and liabilities denominated in foreign currencies	236

Total	$(129)

For non-exchange traded derivatives (swaps and forward foreign currency contracts), under standard derivatives agreements, the Fund may be required to post collateral on derivatives if the Fund is in a net liability position with the counterparty exceeding certain amounts. Additionally, counterparties may immediately terminate derivatives contracts if the Fund fails to maintain sufficient asset coverage for its contracts or its net assets decline by stated percentages.

Transamerica Funds	Annual Report 2010

NOTES TO FINANCIAL STATEMENTS (continued)
At October 31, 2010
(all amounts in thousands)
Note 5. (continued)
Transamerica PIMCO Real Return TIPS:
The Fund is subject to various risks in the normal course of pursuing its investment objective. The volume of swap contracts, written options/swaption contracts and forward foreign currency contracts held throughout the year increased steadily, starting at 27, 14 and 58 contracts, respectively and ending at 48, 46 and 152 contracts, respectively at year end. Futures contracts decreased during the year from seven contracts to three contracts. The tables below highlight the types of risks and the derivative instruments used to mitigate the risks:
Fair Values of Derivative Instruments on the Statement of Assets and Liabilities as of October 31, 2010
Derivatives not accounted for as hedging instruments

	Interest rates	Foreign exchange	Credit
Location	contracts	contracts	contracts	Total
Asset derivatives
Swap agreements, at value	$1,338	$—	$1,553	$2,891
Unrealized appreciation on futures contracts	65	—	—	65 *
Unrealized appreciation on forward foreign currency contracts	—	1,366	—	1,366
Liability derivatives
Written options and swaptions, at value	(1,654)	—	—	(1,654)
Swap agreements, at value	(212)	—	(455)	(667)
Unrealized depreciation on forward foreign currency contracts	—	(659)	—	(659)

Total	$(463)	$707	$1,098	$1,342

*	Includes cumulative appreciation/depreciation of futures contracts as reported in the Schedule of Investments. Only current day’s variation margin is reported within the Statement of Assets and Liabilities
Effect of Derivative Instruments on the Statement of Operations for the Year Ended October 31, 2010
Derivatives not accounted for as hedging instruments

	Interest rates	Foreign exchange	Credit
Location	contracts	contracts	Contracts	Equity Contract	Total
Realized Gain / (Loss) on derivatives recognized in income
Net realized gain on written options and swaptions	$3,289	$76	$—	$—	$3,365
Net realized gain (loss) on swap agreements	(522)	—	(1,518)	630	(1,410)
Net realized gain on futures contracts	3,219	—	—	—	3,219
Net realized gain on foreign currency transactions	—	680	—	—	680
Change in Unrealized Appreciation / (Depreciation) on derivatives recognized in income
Net increase (decrease) in unrealized appreciation (depreciation) on written options and swaptions	(685)	—	—	—	(685)
Net increase (decrease) in unrealized appreciation (depreciation) on swap agreements	(382)	—	1,502	—	1,120
Net increase (decrease) in unrealized appreciation (depreciation) on futures contracts	(951)	—	—	—	(951)
Net increase (decrease) in unrealized appreciation (depreciation) on translation of assets and liabilities denominated in foreign currencies	—	354	—	—	354

Total	$3,968	$1,110	$(16)	$630	$5,692

For non-exchange traded derivatives (swaps and forward foreign currency contracts), under standard derivatives agreements, the Fund may be required to post collateral on derivatives if the Fund is in a net liability position with the counterparty exceeding certain amounts. Additionally, counterparties may immediately terminate derivatives contracts if the Fund fails to maintain sufficient asset coverage for its contracts or its net assets decline by stated percentages.
Transamerica PIMCO Total Return:
The Fund is subject to various risks in the normal course of pursuing its investment objective. The volume of swap contracts held at year end is indicative of the volume held throughout the year. The volume of written option/swaption contracts and forward foreign currency contracts held throughout the period increased steadily, starting at 11 and 46 contracts, respectively, and ending at 28 and 118 contracts, respectively at year end. Futures contracts decreased during the year from nine contracts to two contracts. The tables below highlight the types of risks and the derivative instruments used to mitigate the risks:

Transamerica Funds	Annual Report 2010

NOTES TO FINANCIAL STATEMENTS (continued)
At October 31, 2010
(all amounts in thousands)
Note 5. (continued)
Fair Values of Derivative Instruments on the Statement of Assets and Liabilities as of October 31, 2010
Derivatives not accounted for as hedging instruments

	Interest rates	Foreign exchange
Location	contracts	contracts	Credit contracts	Total
Asset derivatives
Swap agreements, at value	$961	$—	$53	$1,014
Unrealized appreciation on forward foreign currency contracts	—	994	—	994
Liability derivatives
Written options and swaptions, at value	(2,188)	—	—	(2,188)
Swap agreements, at value	(55)	—	(664)	(719)
Unrealized depreciation on futures contracts	(198)	—	—	(198)*
Unrealized depreciation on forward foreign currency contracts	—	(2,000)	—	(2,000)

Total	$(1,480)	$(1,006)	$(611)	$(3,097)

*	Includes cumulative appreciation/depreciation of futures contracts as reported in the Schedule of Investments. Only current day’s variation margin is reported within the Statement of Assets and Liabilities
Effect of Derivative Instruments on the Statement of Operations for the Year Ended October 31, 2010
Derivatives not accounted for as hedging instruments

	Interest rates	Foreign exchange	Credit
Location	contracts	contracts	Contracts	Total
Realized Gain / (Loss) on derivatives recognized in income
Net realized gain on written options and swaptions	$2,638	$—	$—	$2,638
Net realized gain (loss) on swap agreements	(699)	—	3	(696)
Net realized gain on futures contracts	5,971	—	—	5,971
Net realized gain on foreign currency transactions	—	2,473	—	2,473
Change in Unrealized Appreciation / (Depreciation) on derivatives recognized in income
Net increase (decrease) in unrealized appreciation (depreciation) on written options and swaptions	(1,244)	—	—	(1,244)
Net increase (decrease) in unrealized appreciation (depreciation) on swap agreements	(743)	—	(2,299)	(3,042)
Net increase (decrease) in unrealized appreciation (depreciation) on futures contracts	(2,329)	—	—	(2,329)
Net increase (decrease) in unrealized appreciation (depreciation) on translation of assets and liabilities denominated in foreign currencies	—	(1,062)	—	(1,062)

Total	$3,594	$1,411	$(2,296)	$2,709

For non-exchange traded derivatives (swaps and forward foreign currency contracts), under standard derivatives agreements, the Fund may be required to post collateral on derivatives if the Fund is in a net liability position with the counterparty exceeding certain amounts. Additionally, counterparties may immediately terminate derivatives contracts if the Fund fails to maintain sufficient asset coverage for its contracts or its net assets decline by stated percentages.
Transamerica AQR Managed Futures Strategy
The Fund is subject to various risks in the normal course of pursuing its investment objective. The volume of swap contracts, futures contracts and forward foreign currency contracts held from commencement of the fund to year end was 16, 110 and 77, respectively. The tables below highlight the types of risks and the derivative instruments used to mitigate the risks:
Fair Values of Derivative Instruments on the Statement of Assets and Liabilities as of October 31, 2010
Derivatives not accounted for as hedging instruments

	Interest rates	Foreign exchange		Commodity
Location	contracts	contracts	Equity contracts	Contracts	Total
Asset derivatives
Swap agreements, at value	$134	$—	$—	$270	$404
Unrealized appreciation on futures contracts	627	—	2,070	2,507	5,204	*
Unrealized appreciation on forward foreign currency contracts	—	2,876	—	—	2,876
Liability derivatives
Swap agreements, at value	(13)	—	—	(41)	(54)
Unrealized depreciation on futures contracts	(1,137)	—	(167)	(660)	(1,964	)*
Unrealized depreciation on forward foreign currency contracts	—	(2,812)	—	—	(2,812)

Total	$(389)	$64	$1,903	$2,076	$3,654

*	Includes cumulative appreciation/depreciation of futures contracts as reported in the Schedule of Investments. Only current day’s variation margin is reported within the Statement of Assets and Liabilities

Transamerica Funds	Annual Report 2010

NOTES TO FINANCIAL STATEMENTS (continued)
At October 31, 2010
(all amounts in thousands)
NOTE 5. (continued)
Effect of Derivative Instruments on the Statement of Operations for the year ended October 31, 2010
Derivatives not accounted for as hedging instruments

	Interest rates	Foreign exchange	Equity	Commodity
Location	contracts	contracts	Contracts	Contracts	Total
Realized Gain / (Loss) on derivatives recognized in income
Net realized gain (loss) on futures contracts	$(229)	$—	$294	$1,246	$1,311
Change in Unrealized Appreciation / (Depreciation) on derivatives recognized in income
Net increase (decrease) in unrealized appreciation on swap agreements	120	—	—	230	350
Net increase (decrease) in unrealized appreciation (depreciation) on futures contracts	(507)	—	1,903	1,844	3,240
Net increase (decrease) in unrealized appreciation (depreciation) on translation of assets and liabilities denominated in foreign currencies	—	64	—	—	64

Total	$(616)	$64	$2,197	$3,320	$4,965

For non-exchange traded derivatives (swaps and forward foreign currency contracts), under standard derivatives agreements, the Fund may be required to post collateral on derivatives if the Fund is in a net liability position with the counterparty exceeding certain amounts. Additionally, counterparties may immediately terminate derivatives contracts if the Fund fails to maintain sufficient asset coverage for its contracts or its net assets decline by stated percentages.
Transamerica Goldman Sachs Commodity Strategy:
The Fund is subject to various risks in the normal course of pursuing its investment objective. The volume of swap contracts held throughout the period increased during the last two months of the year to 4 contracts. The table below highlights the types of risks and the derivative instruments used to mitigate the risks:
Unrealized appreciation (depreciation) on swap agreements net to zero for the Fund.
     Effect of Derivative Instruments on the Statement of Operations for the year ended October 31, 2010
     Derivatives not accounted for as hedging instruments

Commodity
Location	Contracts
Realized Gain / (Loss) on derivatives recognized in income
Net realized gain on swap agreements	$7,378
For non-exchange traded derivatives (swaps and forward foreign currency contracts), under standard derivatives agreements, the Fund may be required to post collateral on derivatives if the Fund is in a net liability position with the counterparty exceeding certain amounts. Additionally, counterparties may immediately terminate derivatives contracts if the Fund fails to maintain sufficient asset coverage for its contracts or its net assets decline by stated percentages.
NOTE 6. FEDERAL INCOME TAX MATTERS
The Funds have not made any provision for federal income or excise taxes due to their policy to distribute all of their taxable income and capital gains to their shareholders and otherwise qualify as regulated investment companies under Subchapter M of the Internal Revenue Code. The Funds recognize the tax benefits of uncertain tax positions only where the position is “more likely than not” to be sustained assuming examination by tax authorities. Management has evaluated the Funds’ tax positions taken for all open tax years (2007 – 2009), or expected to be taken in the Funds’ 2010 tax returns, and has concluded that no provision for income tax is required in the Funds’ financial statements. If applicable, the funds recognize interest accrued related to unrecognized tax benefits in interest and penalties expense in Other on the Statements of Operations. The Funds identify their major tax jurisdictions as U.S. Federal, the state of Florida, and foreign jurisdictions where the Funds make significant investments; however, the Funds are not aware of any tax positions for which it is reasonably possible that the total amounts of unrecognized tax benefits will change materially in the next twelve months. Income and capital gain distributions are determined in accordance with income tax regulations, which may differ from GAAP. These differences are primarily due to different treatment for items including, but not limited to wash sales, structured notes, foreign bonds, swaps, net operating losses, distribution reclasses for REITs, passive foreign investment companies, foreign currency transactions, capital loss carryforwards, and post-October loss deferrals.
Therefore, distributions determined in accordance with tax regulations may differ significantly in amount or character from net investment income and realized gains for financial reporting purposes. Financial reporting records are adjusted for permanent book/tax differences to reflect tax character. Financial records are not adjusted for temporary differences. As applicable, these reclassifications are as follows:

Transamerica Funds	Annual Report 2010

NOTES TO FINANCIAL STATEMENTS (continued)
At October 31, 2010
(all amounts in thousands)
Note 6. (continued)

			Undistributed
	Shares of beneficial	Undistributed	(accumulated) net
	interest, unlimited shares	(accumulated) net	realized gain (loss) from
Fund	authorized	investment income (loss)	investment securities
Transamerica AllianceBernstein International Value	$1	$(55)	$54
Transamerica BlackRock Global Allocation	—	(758)	758
Transamerica BNY Mellon Market Neutral Strategy	(1,601)	1,593	8
Transamerica Federated Market Opportunity	10	520	(530)
Transamerica First Quadrant Global Macro	(1,217)	1,824	(607)
Transamerica JPMorgan Core Bond	(8)	3,829	(3,821)
Transamerica JPMorgan International Bond	(2)	17,679	(17,677)
Transamerica JPMorgan Mid Cap Value	(1)	(1)	2
Transamerica Loomis Sayles Bond	(1)	5,245	(5,244)
Transamerica Morgan Stanley Emerging Markets Debt	(3)	20	(17)
Transamerica Morgan Stanley Mid-Cap Growth	(1)	(47)	48
Transamerica Morgan Stanley Small Company Growth	(486)	449	37
Transamerica Neuberger Berman International	(1)	(593)	594
Transamerica Oppenheimer Developing Markets	(1)	(722)	723
Transamerica Oppenheimer Small- & Mid-Cap Value	(19)	12	7
Transamerica Schroders International Small Cap	(10)	(14)	24
Transamerica Third Avenue Value	—	1,954	(1,954)
Transamerica Thornburg International Value	—	(1,091)	1,091
Transamerica WMC Emerging Markets	—	(1,237)	1,237
Transamerica Clarion Global Real Estate Securities	(1)	3,758	(3,757)
Transamerica Jennison Growth	—	(11)	11
Transamerica MFS International Equity	—	(731)	731
Transamerica PIMCO Real Return TIPS	—	3,157	(3,157)
Transamerica PIMCO Total Return	3	(3,437)	3,434
Transamerica AQR Managed Futures Strategy	—	1,252	(1,252)
Transamerica Goldman Sachs Commodity Strategy	—	7,195	(7,195)
The capital loss carryforwards are available to offset future realized capital gains through the periods listed below. Funds not listed in the table below do not have capital loss carryforwards.

Fund	Capital Loss Carryforwards	Available Through
Transamerica AllianceBernstein International Value	$38,050	October 31, 2016
	106,355	October 31, 2017
	19,187	October 31, 2018
Transamerica BlackRock Global Allocation	16,544	October 31, 2017
Transamerica BlackRock Large Cap Value	37,766	October 31, 2016
	112,660	October 31, 2017
Transamerica BNY Mellon Market Neutral Strategy	1,569	October 31, 2015
	8,524	October 31, 2017
	2,466	October 31, 2018
Transamerica Federated Market Opportunity	10,161	October 31, 2017
Transamerica First Quadrant Global Macro	67,965	October 31, 2017
Transamerica JPMorgan Mid Cap Value	24,781	October 31, 2017
Transamerica Morgan Stanley Small Company Growth	11,857	October 31, 2016
Transamerica Neuberger Berman International	110,404	October 31, 2016
	103,155	October 31, 2017
	869	October 31, 2018
Transamerica Oppenheimer Developing Markets	26,464	October 31, 2017
Transamerica Oppenheimer Small- & Mid-Cap Value	25,444	October 31, 2017
Transamerica Third Avenue Value	11,447	October 31, 2016
	85,805	October 31, 2017
Transamerica UBS Large Cap Value	27,348	October 31, 2016
	205,443	October 31, 2017
	47,451	October 31, 2018
Transamerica Clarion Global Real Estate Securities	26,287	October 31, 2016
	60,884	October 31, 2017
	12,873	October 31, 2018
Transamerica Jennison Growth	13,603	October 31, 2016
	13,812	October 31, 2017

Transamerica Funds	Annual Report 2010

NOTES TO FINANCIAL STATEMENTS (continued)
At October 31, 2010
(all amounts in thousands)
Note 6. (continued)
The capital loss carryforwards utilized or expired during the year ended October 31, 2010 were as follows:

Capital Loss Carryforwards
Utilized/Expired During the
Portfolio Name	Year Ended October 31, 2010
Transamerica BlackRock Global Allocation	$5,057
Transamerica BlackRock Large Cap Value	11,565
Transamerica Federated Market Opportunity	1,866
Transamerica First Quadrant Macro	935
Transamerica JPMorgan Core Bond	206
Transamerica JPMorgan Mid Cap Value	413
Transamerica Loomis Sayles Bond	16,693
Transamerica Morgan Stanley Emerging Markets Debt	12,672
Transamerica Morgan Stanley Mid-Cap Growth	5,517
Transamerica Morgan Stanley Small Company Growth	209
Transamerica Oppenheimer Developing Markets	43,554
Transamerica Oppenheimer Small- & Mid-Cap Value	37,120
Transamerica Schroders International Small Cap	19,415
Transamerica Third Avenue Value	9,600
Transamerica Jennison Growth	14,037
Transamerica PIMCO Real Return TIPS	15,770
Transamerica Goldman Sachs Commodity Strategy	4,088
Funds not listed in the table above do not have capital loss carryforwards utilized or expired.
The tax character of distributions paid may differ from the character of distributions shown in the Statements of Changes in Net Assets due to the short-term gains being treated as ordinary income for tax purposes. The tax character of distributions paid during 2010 and 2009 was as follows:

	2010 Distributions Paid From		2009 Distributions Paid From
	Ordinary	Long-term		Long-term
	income	Capital Gain	Ordinary income	Capital Gain	Return of Capital
Transamerica AllianceBernstein International Value	$6,770	$—	$12,685	$—	$—
Transamerica BlackRock Global Allocation	9,113	—	24,110	19,362	—
Transamerica BlackRock Large Cap Value	8,593	—	8,083	—	—
Transamerica BNY Mellon Market Neutral Strategy	—	—	—	—	1,349
Transamerica Federated Market Opportunity	722	—	1,595	2,752	1,344
Transamerica First Quadrant Global Macro	—	—	11,145	29,757	1,013
Transamerica JPMorgan Core Bond	23,223	—	1,127	—	—
Transamerica JPMorgan International Bond	23,884	5,896	35,346	14,205	—
Transamerica JPMorgan Mid Cap Value	3,125	—	3,462	1,014	—
Transamerica Loomis Sayles Bond	36,806	—	47,564	1,282	—
Transamerica Morgan Stanley Emerging Markets Debt	20,346	—	20,808	—	—
Transamerica Morgan Stanley Mid-Cap Growth	439	—	121	—	—
Transamerica Morgan Stanley Small Company Growth	—	—	1,229	—	125
Transamerica Neuberger Berman International	4,520	—	8,575	—	—
Transamerica Oppenheimer Developing Markets	2,488	—	6,583	57,191	—
Transamerica Oppenheimer Small- & Mid-Cap Value	1,363	—	701	—	—
Transamerica Schroders International Small Cap	3,075	—	1,875	—	—
Transamerica Third Avenue Value	6,092	—	—	—	—
Transamerica Thornburg International Value	5,292	—	14	620	—
Transamerica UBS Large Cap Value	12,793	—	16,273	—	—
Transamerica WMC Emerging Markets	3,355	1,031	—	—	—
Transamerica Clarion Global Real Estate Securities	19,485	—	4,979	—	—
Transamerica Jennison Growth	765	—	430	—	—
Transamerica MFS International Equity	13,036	190	—	—	—
Transamerica PIMCO Real Return TIPS	30,698	—	22,958	3,893	—
Transamerica PIMCO Total Return	52,759	—	47,632	—	—
Transamerica Goldman Sachs Commodity Strategy	634	—	463	—	—

Transamerica Funds	Annual Report 2010

NOTES TO FINANCIAL STATEMENTS (continued)
At October 31, 2010
(all amounts in thousands)
Note 6. (continued)
The tax basis components of distributable earnings as of October 31, 2010 were as follows:

		Undistributed		Other	Net Unrealized
	Undistributed	Long-term	Capital Loss	Temporary	Appreciation
Fund	Ordinary income	Capital Gain	Carryforward	Differences	(Depreciation)*
Transamerica AllianceBernstein International Value	$6,582	$—	$(163,592)	$—	$(10,650)
Transamerica BlackRock Global Allocation	6,084	—	(16,544)	(845)	43,055
Transamerica BlackRock Large Cap Value	6,421	—	(150,426)	—	31,493
Transamerica BNY Mellon Market Neutral Strategy	—	—	(12,559)	—	1,839
Transamerica Federated Market Opportunity	412	—	(10,161)	—	(36)
Transamerica First Quadrant Global Macro	—	—	(67,965)	—	477
Transamerica JPMorgan Core Bond	8,815	—	—	—	38,597
Transamerica JPMorgan International Bond	25,254	2,936	—	(5,531)	47,790
Transamerica JPMorgan Mid Cap Value	1,532	—	(24,781)	—	24,223
Transamerica Loomis Sayles Bond	10,073	10,200	—	(1,482)	54,472
Transamerica Morgan Stanley Emerging Markets Debt	806	6,903	—	(113)	19,910
Transamerica Morgan Stanley Mid-Cap Growth	559	17,544	—	—	70,309
Transamerica Morgan Stanley Small Company Growth	—	—	(11,857)	—	31,936
Transamerica Neuberger Berman International	6,849	—	(214,428)	—	106,303
Transamerica Oppenheimer Developing Markets	1,724	—	(26,464)	—	143,235
Transamerica Oppenheimer Small- & Mid-Cap Value	—	—	(25,444)	—	48,065
Transamerica Schroders International Small Cap	5,757	3,093	—	—	73,984
Transamerica Third Avenue Value	6,852	—	(97,252)	—	(48,995)
Transamerica Thornburg International Value	3,805	4,994	—	—	129,759
Transamerica UBS Large Cap Value	10,114	—	(280,242)	—	47,709
Transamerica WMC Emerging Markets	8,436	15,357	—	—	50,680
Transamerica Clarion Global Real Estate Securities	12,876	—	(100,044)	—	40,154
Transamerica Jennison Growth	210	—	(27,415)	—	137,852
Transamerica MFS International Equity	10,561	22,067	—	—	60,734
Transamerica PIMCO Real Return TIPS	8,131	24,373	—	(339)	67,574
Transamerica PIMCO Total Return	9,467	9,767	—	(1,372)	11,602
Transamerica AQR Managed Futures Strategy	3,621	950	—	(15)	171
Transamerica Goldman Sachs Commodity Strategy	7,529	6,295	—	—	3

*	Amounts include unrealized gain/loss from wash sales, foreign currency, securities sold short and derivative instruments, if applicable.
NOTE 7. BASIS FOR CONSOLIDATION
Transamerica Cayman AQR Managed Futures Strategy, Ltd. and Transamerica Cayman Goldman Sachs Commodity Strategy, Ltd. (each, a “Subsidiary”, collectively, the “Subsidiaries”) are organized under the laws of the Cayman Islands as wholly-owned subsidiaries which act as investment vehicles for Transamerica AQR Managed Futures Strategy and Transamerica Goldman Sachs Commodity Strategy, respectively. The principal purpose of investment of the Subsidiaries is to allow the Funds noted above to gain exposure to the commodity markets within the limitations of the federal tax law requirements applicable to regulated investment companies.
The following schedule reflects the net assets of the Subsidiaries as a percentage of the Funds’ total assets at October 31, 2010:

		% of Net
Transamerica AQR Managed Futures Strategy	Market Value	Assets
Transamerica Cayman AQR Managed Futures Strategy, Ltd.	$59,060	22.90%

		% of Net
Transamerica Goldman Sachs Commodity Strategy	Market Value	Assets
Transamerica Cayman Goldman Sachs Commodity Strategy, Ltd.	$29,427	20.02%
NOTE 8. SUBSEQUENT EVENTS
Transamerica AllianceBernstein International Value will change its name to Transamerica Hansberger International Value and its sub-adviser from AllianceBernstein L.P. to Hansberger Global Investors, Inc. on December 15, 2010.
Transamerica BNY Mellon Market Neutral Strategy will change its name to Transamerica JPMorgan Long/Short Strategy and its sub-adviser from Mellon Capital Management Corporation to J.P. Morgan Investment Management Inc. on or about January 5, 2011. A change in the Fund’s objective will also become effective on or about the same date.

Transamerica Funds	Annual Report 2010

Change of Independent Registered Certified Public Accounting Firm
PricewaterhouseCoopers LLP (“PwC”) served as independent registered certified public accounting firm through April 7, 2010. On April 8, 2010, upon recommendation by the Transamerica Funds’ Audit Committee, the Transamerica Funds’ Board selected Ernst & Young LLP to replace PwC as the independent public accountant for the fiscal year ending October 31, 2010.
The reports of PwC on the financial statements for the past two fiscal years contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.
During the two most recent fiscal years and through April 7, 2010, there have been no disagreements with PwC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of PwC would have caused them to make reference thereto in their reports on the financial statements for such years.
During the two most recent fiscal years and through April 7, 2010, there have been no reportable events (as defined in Item 304(a)(1)(v) of Regulation S-K).
Transamerica Funds requested and PwC furnished a letter addressed to the Securities and Exchange Commission stating whether or not it agreed with the above statements. A copy of such letter was filed as Exhibit 77 to Form N-SAR for the period.

Transamerica Funds	Annual Report 2010

Report of Independent Registered Public Accounting Firm
To the Board of Trustees & Shareholders of Transamerica Funds:
We have audited the accompanying statements of assets and liabilities of Transamerica AllianceBernstein International Value, Transamerica BlackRock Global Allocation, Transamerica BlackRock Large Cap Value, Transamerica BNY Mellon Market Neutral Strategy, Transamerica Federated Market Opportunity, Transamerica First Quadrant Global Macro, Transamerica JPMorgan Core Bond, Transamerica JPMorgan International Bond, Transamerica JPMorgan Mid Cap Value, Transamerica Loomis Sayles Bond, Transamerica Morgan Stanley Emerging Markets Debt, Transamerica Morgan Stanley Mid-Cap Growth, Transamerica Morgan Stanley Small Company Growth, Transamerica Neuberger Berman International, Transamerica Oppenheimer Developing Markets, Transamerica Oppenheimer Small- & Mid-Cap Value, Transamerica Schroders International Small Cap, Transamerica Third Avenue Value, Transamerica Thornburg International Value, Transamerica UBS Large Cap Value, Transamerica WMC Emerging Markets, Transamerica Clarion Global Real Estate Securities, Transamerica Jennison Growth, Transamerica MFS International Equity, Transamerica PIMCO Real Return TIPS, and Transamerica PIMCO Total Return, including the schedules of investments, as of October 31, 2010, and the related statements of operations and changes in net assets, and the financial highlights for the period then ended. We have also audited the accompanying consolidated statements of assets and liabilities, including the consolidated schedules of investments as of October 31, 2010 and the related consolidated statements of operations and changes in net assets, and the financial highlights for the year then ended for Transamerica Goldman Sachs Commodity Strategy and for the period from September 30, 2010 (commencement of operations) to October 31, 2010 for Transamerica AQR Managed Futures Strategy. The aforementioned twenty-eight funds of the Transamerica Funds are hereafter referred to as the “Funds.” These financial statements and consolidated financial statements and financial highlights and consolidated financial highlights are the responsibility of the Funds’ management. Our responsibility is to express an opinion on these financial statements and consolidated financial statements and financial highlights and consolidated financial highlights based on our audits. The statements of changes in net assets for the year ended October 31, 2009 and the financial highlights for periods ended prior to November 1, 2009 were audited by another independent registered public accounting firm whose report, dated December 21, 2009, expressed an unqualified opinion on those statements of changes in net assets and those financial highlights.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. We were not engaged to perform an audit of the Funds’ internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Funds’ internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements and financial highlights, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our procedures included confirmation of securities owned as of October 31, 2010, by correspondence with the custodian and brokers or by other appropriate auditing procedures where replies from brokers were not received. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements and consolidated financial statements and financial highlights and consolidated financial highlights referred to above present fairly, in all material respects, the financial position of the aforementioned twenty-eight Funds of the Transamerica Funds at October 31, 2010, the results of their operations and consolidated operations, the changes in their net assets and consolidated changes in their net assets, and the financial highlights and consolidated financial highlights for the period ended October 31, 2010, in conformity with U.S. generally accepted accounting principles.
Boston, Massachusetts
December 23, 2010

Transamerica Funds	Annual Report 2010

TRANSAMERICA ALLIANCEBERNSTEIN INTERNATIONAL VALUE
INVESTMENT ADVISORY AND SUB-ADVISORY AGREEMENTS — CONTRACT RENEWAL
(unaudited)
At a meeting of the Board of Trustees of Transamerica Funds (the “Board”) held on June 9-10, 2010, the Board reviewed and considered the renewal of the investment advisory agreement (the “Investment Advisory Agreement”) between Transamerica AllianceBernstein International Value (the “Fund”) and Transamerica Asset Management, Inc. (“TAM”), as well as the renewal of the investment sub-advisory agreement (the “Sub-Advisory Agreement”) of the Fund between TAM and AllianceBernstein, L.P. (the “Sub-Adviser”), to determine whether the agreements should be renewed.
Following their review and consideration, the Trustees determined that the renewal of the Investment Advisory Agreement and the Sub-Advisory Agreement and the compensation to be received by TAM and the Sub-Adviser under the agreements is consistent with TAM’s fiduciary duty under applicable law. The Board, including the independent members of the Board, unanimously approved the renewal of the Investment Advisory Agreement and Sub-Advisory Agreement through June 30, 2011. In reaching their decision, the Trustees requested and received from TAM and the Sub-Adviser such information as they deemed reasonably necessary to evaluate the agreements, including information about standard fees and performance of comparable accounts managed by the Sub-Adviser. The Trustees also considered information they had previously received from TAM and the Sub-Adviser as part of their regular oversight of the Fund, as well as comparative fee, expense, and performance information prepared by Lipper Inc. (“Lipper”), an independent provider of mutual fund performance information, and fee and expense information and profitability data prepared by management. In considering the proposed continuation of the Investment Advisory and Sub-Advisory Agreements, the Trustees evaluated a number of considerations that they believed, in light of the legal advice furnished to them by independent legal counsel and their own business judgment, to be relevant. They based their decisions on the following considerations, among others, although they did not identify any consideration or particular information that was controlling of their decisions:
The nature, extent and quality of the advisory services to be provided. The Board considered the nature, extent and quality of the services provided by TAM and the Sub-Adviser to the Fund in the past, as well as the services anticipated to be provided in the future. The Trustees also considered the Sub-Adviser’s investment approach for the Fund. The Trustees noted that they receive, on a quarterly basis, an execution analysis from Capital Institutional Services, Inc. (CAPIS), an independent provider of trade analyses, for the Sub-Adviser and a comparison of trading results against a peer universe of managers. The Board also considered the experience, capability and integrity of TAM’s senior management, the financial resources of TAM and the Sub-Adviser, TAM’s management oversight process and the professional qualifications of the portfolio management team of the Sub-Adviser. The Trustees determined that TAM and the Sub-Adviser can provide investment and related services that are appropriate in scope and extent in light of the Fund’s operations, the competitive landscape of the investment company business and investor needs.
The investment performance of the Fund. The Board considered the short and longer-term performance of the Fund in light of its investment objective, policies and strategies, including relative performance against a peer universe of comparable mutual funds as prepared by Lipper for various trailing periods ended December 31, 2009. The Board noted that the Fund’s performance was in line with the median for its peer universe for the past 1-year period and below the median for the past 3-year period. On the basis of the Board’s assessment of the nature, extent and quality of advisory services to be provided or procured by TAM and the Sub-Adviser, the Board concluded that TAM and the Sub-Adviser are capable of generating a level of investment performance that is appropriate in light of the Fund’s investment objectives, policies and strategies and competitive with other investment companies.
The cost of advisory services provided and the level of profitability. The Board reviewed profitability information of TAM’s cost of procuring fund management services, as well as the costs of provision of administration, fund accounting and other services, to the Fund and to Transamerica Funds as a whole by TAM and its affiliates. The Board reviewed the management and sub-advisory fees for the Fund. The Trustees noted that the Fund’s contractual management fee and total expenses were below the medians for its peer group and peer universe. The Trustees noted the anticipated profitability of the relationship between the Fund, TAM and its affiliates, and the Sub-Adviser, as applicable, and determined that the management and sub-advisory fees to be received by TAM and the Sub-Adviser under the agreements are consistent with TAM’s fiduciary duty under applicable law. In making these observations and determinations, the Board reviewed, among other information, comparative information provided by Lipper and management.
Whether fee levels reflect economies of scale and the extent to which economies of scale would be realized as the Fund grows. The Trustees considered the economies of scale with respect to the management of the Fund, whether the Fund had appropriately benefited from any economies of scale, and whether there was potential for realization of any further economies of scale. In evaluating the extent to which the management fees payable under the Investment Advisory and Sub-Advisory Agreements reflect economies of scale or will permit economies of scale to be realized in the future, the Board noted that TAM and the Sub-Adviser offer breakpoints which benefit investors by passing on economies of scale in the form of lower management fees as the level of assets grows. The Trustees also concluded that they will have the opportunity to periodically reexamine whether the Fund has achieved economies of scale, and the appropriateness of management fees payable to TAM and fees paid to the Sub-Adviser, in the future.
Benefits to TAM, its affiliates, or the Sub-Adviser from their relationship with the Fund. The Board noted that management believes that other benefits anticipated to be derived by TAM, its affiliates, and the Sub-Adviser from their relationships with the Fund are expected to be consistent with industry practice and the best interests of the Fund and its shareholders. The Trustees also noted that TAM would not realize soft dollar benefits from its relationship with the Fund. The Board also noted that the Sub-Adviser is participating in a brokerage program pursuant to which a portion of brokerage commissions paid by the Fund is recaptured for the benefit of the Fund and its shareholders, thus limiting the amount of soft dollar arrangements the Sub-Adviser may engage in with respect to the Fund’s brokerage transactions.
Other considerations. The Board determined that TAM has made a substantial commitment to the recruitment and retention of high quality personnel, and maintains the financial, compliance and operational resources reasonably necessary to manage the Fund in a professional manner that is consistent with the best interests of the Fund and its shareholders. In this regard, the Trustees favorably considered the procedures and policies in place by TAM to enforce compliance with applicable laws and regulations and oversee the portfolio management activities of the Sub-Adviser. The Trustees also determined that TAM has made a significant entrepreneurial commitment to the management and success of the Fund, reflected by TAM’s expense limitation and fee waiver arrangements with the Fund, which may result in TAM waiving fees for the benefit of shareholders.
Conclusion. After consideration of the factors described above as well as other factors, the Trustees, including all of the independent members of the Board, concluded that the renewal of the Investment Advisory Agreement and the Sub-Advisory Agreement and the compensation to be received by TAM and the Sub-Adviser is consistent with TAM’s fiduciary duty under applicable law and voted to approve the renewal of the Investment Advisory Agreement and the Sub-Advisory Agreement.

Transamerica Funds	Annual Report 2010

TRANSAMERICA BLACKROCK GLOBAL ALLOCATION
INVESTMENT ADVISORY AND SUB-ADVISORY AGREEMENTS — CONTRACT RENEWAL
(unaudited)
At a meeting of the Board of Trustees of Transamerica Funds (the “Board”) held on June 9-10, 2010, the Board reviewed and considered the renewal of the investment advisory agreement (the “Investment Advisory Agreement”) between Transamerica BlackRock Global Allocation (the “Fund”) and Transamerica Asset Management, Inc. (“TAM”), as well as the renewal of the investment sub-advisory agreement (the “Sub-Advisory Agreement”) of the Fund between TAM and BlackRock Investment Management, LLC (the “Sub-Adviser”), to determine whether the agreements should be renewed.
Following their review and consideration, the Trustees determined that the renewal of the Investment Advisory Agreement and the Sub-Advisory Agreement and the compensation to be received by TAM and the Sub-Adviser under the agreements is consistent with TAM’s fiduciary duty under applicable law. The Board, including the independent members of the Board, unanimously approved the renewal of the Investment Advisory Agreement and Sub-Advisory Agreement through June 30, 2011. In reaching their decision, the Trustees requested and received from TAM and the Sub-Adviser such information as they deemed reasonably necessary to evaluate the agreements, including information about fees of comparable accounts managed by the Sub-Adviser. The Trustees also considered information they had previously received from TAM and the Sub-Adviser as part of their regular oversight of the Fund, as well as comparative fee, expense, and performance information prepared by Lipper Inc. (“Lipper”), an independent provider of mutual fund performance information, and fee and expense information and profitability data prepared by management. In considering the proposed continuation of the Investment Advisory and Sub-Advisory Agreements, the Trustees evaluated a number of considerations that they believed, in light of the legal advice furnished to them by independent legal counsel and their own business judgment, to be relevant. They based their decisions on the following considerations, among others, although they did not identify any consideration or particular information that was controlling of their decisions:
The nature, extent and quality of the advisory services to be provided. The Board considered the nature, extent and quality of the services provided by TAM and the Sub-Adviser to the Fund in the past, as well as the services anticipated to be provided in the future. The Trustees also considered the Sub-Adviser’s investment approach for the Fund. The Trustees noted that they receive, on a quarterly basis, an execution analysis from Capital Institutional Services, Inc. (CAPIS), an independent provider of trade analyses, for the Sub-Adviser and a comparison of trading results against a peer universe of managers. The Board also considered the experience, capability and integrity of TAM’s senior management, the financial resources of TAM and the Sub-Adviser, TAM’s management oversight process and the professional qualifications of the portfolio management team of the Sub-Adviser. The Trustees determined that TAM and the Sub-Adviser can provide investment and related services that are appropriate in scope and extent in light of the Fund’s operations, the competitive landscape of the investment company business and investor needs.
The investment performance of the Fund. The Board considered the short and longer-term performance of the Fund in light of its investment objective, policies and strategies, including relative performance against a peer universe of comparable mutual funds as prepared by Lipper for various trailing periods ended December 31, 2009. The Board noted that the Fund’s performance was in line with the median for its peer universe for the past 1-year period and above the median for the past 3-year period. On the basis of the Board’s assessment of the nature, extent and quality of advisory services to be provided or procured by TAM and the Sub-Adviser, the Board concluded that TAM and the Sub-Adviser are capable of generating a level of investment performance that is appropriate in light of the Fund’s investment objectives, policies and strategies and competitive with other investment companies.
The cost of advisory services provided and the level of profitability. The Board reviewed profitability information of TAM’s cost of procuring fund management services, as well as the costs of provision of administration, fund accounting and other services, to the Fund and to Transamerica Funds as a whole by TAM and its affiliates. The Board reviewed the management and sub-advisory fees for the Fund. The Trustees noted that the Fund’s contractual management fee and total expenses were below the medians for its peer group and peer universe. The Trustees noted the anticipated profitability of the relationship between the Fund, TAM and its affiliates, and the Sub-Adviser, as applicable, and determined that the management and sub-advisory fees to be received by TAM and the Sub-Adviser under the agreements are consistent with TAM’s fiduciary duty under applicable law. In making these observations and determinations, the Board reviewed, among other information, comparative information provided by Lipper and management.
Whether fee levels reflect economies of scale and the extent to which economies of scale would be realized as the Fund grows. The Trustees considered the economies of scale with respect to the management of the Fund, whether the Fund had appropriately benefited from any economies of scale, and whether there was potential for realization of any further economies of scale. In evaluating the extent to which the management fees payable under the Investment Advisory and Sub-Advisory Agreements reflect economies of scale or will permit economies of scale to be realized in the future, the Board noted that TAM and the Sub-Adviser offer breakpoints which benefit investors by passing on economies of scale in the form of lower management fees as the level of assets grows. The Trustees also concluded that they will have the opportunity to periodically reexamine whether the Fund has achieved economies of scale, and the appropriateness of management fees payable to TAM and fees paid to the Sub-Adviser, in the future.
Benefits to TAM, its affiliates, or the Sub-Adviser from their relationship with the Fund. The Board noted that management believes that other benefits anticipated to be derived by TAM, its affiliates, and the Sub-Adviser from their relationships with the Fund are expected to be consistent with industry practice and the best interests of the Fund and its shareholders. The Trustees also noted that TAM would not realize soft dollar benefits from its relationship with the Fund.
Other considerations. The Board determined that TAM has made a substantial commitment to the recruitment and retention of high quality personnel, and maintains the financial, compliance and operational resources reasonably necessary to manage the Fund in a professional manner that is consistent with the best interests of the Fund and its shareholders. In this regard, the Trustees favorably considered the procedures and policies in place by TAM to enforce compliance with applicable laws and regulations and oversee the portfolio management activities of the Sub-Adviser. The Trustees also determined that TAM has made a significant entrepreneurial commitment to the management and success of the Fund, reflected by TAM’s expense limitation and fee waiver arrangements with the Fund, which may result in TAM waiving fees for the benefit of shareholders.
Conclusion. After consideration of the factors described above as well as other factors, the Trustees, including all of the independent members of the Board, concluded that the renewal of the Investment Advisory Agreement and the Sub-Advisory Agreement and the compensation to be received by TAM and the Sub-Adviser is consistent with TAM’s fiduciary duty under applicable law and voted to approve the renewal of the Investment Advisory Agreement and the Sub-Advisory Agreement.

Transamerica Funds	Annual Report 2010

TRANSAMERICA BLACKROCK LARGE CAP VALUE
INVESTMENT ADVISORY AND SUB-ADVISORY AGREEMENTS — CONTRACT RENEWAL
(unaudited)
At a meeting of the Board of Trustees of Transamerica Funds (the “Board”) held on June 9-10, 2010, the Board reviewed and considered the renewal of the investment advisory agreement (the “Investment Advisory Agreement”) between Transamerica BlackRock Large Cap Value (the “Fund”) and Transamerica Asset Management, Inc. (“TAM”), as well as the renewal of the investment sub-advisory agreement (the “Sub-Advisory Agreement”) of the Fund between TAM and BlackRock Investment Management, LLC (the “Sub-Adviser”), to determine whether the agreements should be renewed.
Following their review and consideration, the Trustees determined that the renewal of the Investment Advisory Agreement and the Sub-Advisory Agreement and the compensation to be received by TAM and the Sub-Adviser under the agreements is consistent with TAM’s fiduciary duty under applicable law. The Board, including the independent members of the Board, unanimously approved the renewal of the Investment Advisory Agreement and Sub-Advisory Agreement through June 30, 2011. In reaching their decision, the Trustees requested and received from TAM and the Sub-Adviser such information as they deemed reasonably necessary to evaluate the agreements, including information about fees and performance of comparable accounts managed by the Sub-Adviser. The Trustees also considered information they had previously received from TAM and the Sub-Adviser as part of their regular oversight of the Fund, as well as comparative fee, expense, and performance information prepared by Lipper Inc. (“Lipper”), an independent provider of mutual fund performance information, and fee and expense information and profitability data prepared by management. In considering the proposed continuation of the Investment Advisory and Sub-Advisory Agreements, the Trustees evaluated a number of considerations that they believed, in light of the legal advice furnished to them by independent legal counsel and their own business judgment, to be relevant. They based their decisions on the following considerations, among others, although they did not identify any consideration or particular information that was controlling of their decisions:
The nature, extent and quality of the advisory services to be provided. The Board considered the nature, extent and quality of the services provided by TAM and the Sub-Adviser to the Fund in the past, as well as the services anticipated to be provided in the future. The Trustees also considered the Sub-Adviser’s investment approach for the Fund. The Trustees noted that they receive, on a quarterly basis, an execution analysis from Capital Institutional Services, Inc. (CAPIS), an independent provider of trade analyses, for the Sub-Adviser and a comparison of trading results against a peer universe of managers. The Board also considered the experience, capability and integrity of TAM’s senior management, the financial resources of TAM and the Sub-Adviser, TAM’s management oversight process and the professional qualifications of the portfolio management team of the Sub-Adviser. The Trustees determined that TAM and the Sub-Adviser can provide investment and related services that are appropriate in scope and extent in light of the Fund’s operations, the competitive landscape of the investment company business and investor needs.
The investment performance of the Fund. The Board considered the short and longer-term performance of the Fund in light of its investment objective, policies and strategies, including relative performance against a peer universe of comparable mutual funds as prepared by Lipper for various trailing periods ended December 31, 2009. The Board noted that the Fund’s performance was below the median for its peer universe for the past 1- and 3-year periods. The Trustees discussed the reasons for the underperformance with TAM, and agreed to continue to monitor the performance of the Fund. On the basis of the Board’s assessment of the nature, extent and quality of advisory services to be provided or procured by TAM and the Sub-Adviser, the Board concluded that TAM and the Sub-Adviser are capable of generating a level of investment performance that is appropriate in light of the Fund’s investment objectives, policies and strategies and competitive with other investment companies.
The cost of advisory services provided and the level of profitability. The Board reviewed profitability information of TAM’s cost of procuring fund management services, as well as the costs of provision of administration, fund accounting and other services, to the Fund and to Transamerica Funds as a whole by TAM and its affiliates. The Board reviewed the management and sub-advisory fees for the Fund. The Trustees noted that the Fund’s contractual management fee was above the medians for its peer group and peer universe and that the total expenses of the Fund were below the medians for its peer group and peer universe. The Trustees noted the anticipated profitability of the relationship between the Fund, TAM and its affiliates, and the Sub-Adviser, as applicable, and determined that the management and sub-advisory fees to be received by TAM and the Sub-Adviser under the agreements are consistent with TAM’s fiduciary duty under applicable law. In making these observations and determinations, the Board reviewed, among other information, comparative information provided by Lipper and management.
Whether fee levels reflect economies of scale and the extent to which economies of scale would be realized as the Fund grows. The Trustees considered the economies of scale with respect to the management of the Fund, whether the Fund had appropriately benefited from any economies of scale, and whether there was potential for realization of any further economies of scale. In evaluating the extent to which the management fees payable under the Investment Advisory and Sub-Advisory Agreements reflect economies of scale or will permit economies of scale to be realized in the future, the Board noted that TAM and the Sub-Adviser offer breakpoints which benefit investors by passing on economies of scale in the form of lower management fees as the level of assets grows. The Trustees also concluded that they will have the opportunity to periodically reexamine whether the Fund has achieved economies of scale, and the appropriateness of management fees payable to TAM and fees paid to the Sub-Adviser, in the future.
Benefits to TAM, its affiliates, or the Sub-Adviser from their relationship with the Fund. The Board noted that management believes that other benefits anticipated to be derived by TAM, its affiliates, and the Sub-Adviser from their relationships with the Fund are expected to be consistent with industry practice and the best interests of the Fund and its shareholders. The Trustees also noted that TAM would not realize soft dollar benefits from its relationship with the Fund.
Other considerations. The Board determined that TAM has made a substantial commitment to the recruitment and retention of high quality personnel, and maintains the financial, compliance and operational resources reasonably necessary to manage the Fund in a professional manner that is consistent with the best interests of the Fund and its shareholders. In this regard, the Trustees favorably considered the procedures and policies in place by TAM to enforce compliance with applicable laws and regulations and oversee the portfolio management activities of the Sub-Adviser. The Trustees also determined that TAM has made a significant entrepreneurial commitment to the management and success of the Fund, reflected by TAM’s expense limitation and fee waiver arrangements with the Fund, which may result in TAM waiving fees for the benefit of shareholders.
Conclusion. After consideration of the factors described above as well as other factors, the Trustees, including all of the independent members of the Board, concluded that the renewal of the Investment Advisory Agreement and the Sub-Advisory Agreement and the compensation to be received by TAM and the Sub-Adviser is consistent with TAM’s fiduciary duty under applicable law and voted to approve the renewal of the Investment Advisory Agreement and the Sub-Advisory Agreement.

Transamerica Funds	Annual Report 2010

TRANSAMERICA BNY MELLON MARKET NEUTRAL STRATEGY
INVESTMENT ADVISORY AND SUB-ADVISORY AGREEMENTS — CONTRACT RENEWAL
(unaudited)
At a meeting of the Board of Trustees of Transamerica Funds (the “Board”) held on June 9-10, 2010, the Board reviewed and considered the renewal of the investment advisory agreement (the “Investment Advisory Agreement”) between Transamerica BNY Mellon Market Neutral Strategy (the “Fund”) and Transamerica Asset Management, Inc. (“TAM”), as well as the renewal of the investment sub-advisory agreement (the “Sub-Advisory Agreement”) of the Fund between TAM and Mellon Capital Management Corporation (the “Sub-Adviser”), to determine whether the agreements should be renewed.
Following their review and consideration, the Trustees determined that the renewal of the Investment Advisory Agreement and the Sub-Advisory Agreement and the compensation to be received by TAM and the Sub-Adviser under the agreements is consistent with TAM’s fiduciary duty under applicable law. The Board, including the independent members of the Board, unanimously approved the renewal of the Investment Advisory Agreement and Sub-Advisory Agreement through June 30, 2011. In reaching their decision, the Trustees requested and received from TAM and the Sub-Adviser such information as they deemed reasonably necessary to evaluate the agreements. The Trustees also considered information they had previously received from TAM and the Sub-Adviser as part of their regular oversight of the Fund, as well as comparative fee, expense, and performance information prepared by Lipper Inc. (“Lipper”), an independent provider of mutual fund performance information, and fee and expense information and profitability data prepared by management. In considering the proposed continuation of the Investment Advisory and Sub-Advisory Agreements, the Trustees evaluated a number of considerations that they believed, in light of the legal advice furnished to them by independent legal counsel and their own business judgment, to be relevant. They based their decisions on the following considerations, among others, although they did not identify any consideration or particular information that was controlling of their decisions:
The nature, extent and quality of the advisory services to be provided. The Board considered the nature, extent and quality of the services provided by TAM and the Sub-Adviser to the Fund in the past, as well as the services anticipated to be provided in the future. The Trustees also considered the Sub-Adviser’s investment approach for the Fund. The Trustees noted that they receive, on a quarterly basis, an execution analysis from Capital Institutional Services, Inc. (CAPIS), an independent provider of trade analyses, for the Sub-Adviser and a comparison of trading results against a peer universe of managers. The Board also considered the experience, capability and integrity of TAM’s senior management, the financial resources of TAM and the Sub-Adviser, TAM’s management oversight process and the professional qualifications of the portfolio management team of the Sub-Adviser. The Trustees determined that TAM and the Sub-Adviser can provide investment and related services that are appropriate in scope and extent in light of the Fund’s operations, the competitive landscape of the investment company business and investor needs.
The investment performance of the Fund. The Board considered the short and longer-term performance of the Fund in light of its investment objective, policies and strategies, including relative performance against a peer universe of comparable mutual funds as prepared by Lipper for various trailing periods ended December 31, 2009, noting that the Fund’s inception date was January 3, 2007. The Board noted that the Fund’s performance was below the median for its peer universe for the past 1-year period. The Trustees discussed the reasons for the underperformance with TAM, and agreed to continue to monitor the performance of the Fund. On the basis of the Board’s assessment of the nature, extent and quality of advisory services to be provided or procured by TAM and the Sub-Adviser, the Board concluded that TAM and the Sub-Adviser are capable of generating a level of investment performance that is appropriate in light of the Fund’s investment objectives, policies and strategies and competitive with other investment companies.
The cost of advisory services provided and the level of profitability. The Board reviewed profitability information of TAM’s cost of procuring fund management services, as well as the costs of provision of administration, fund accounting and other services, to the Fund and to Transamerica Funds as a whole by TAM and its affiliates. The Board reviewed the management and sub-advisory fees for the Fund. The Trustees noted that the Fund’s contractual management fee was above the medians for its peer group and peer universe and that the total expenses of the Fund were below the medians for its peer group and peer universe. The Trustees noted the anticipated profitability of the relationship between the Fund, TAM and its affiliates, and the Sub-Adviser, as applicable, and determined that the management and sub-advisory fees to be received by TAM and the Sub-Adviser under the agreements are consistent with TAM’s fiduciary duty under applicable law. In making these observations and determinations, the Board reviewed, among other information, comparative information provided by Lipper and management.
Whether fee levels reflect economies of scale and the extent to which economies of scale would be realized as the Fund grows. The Trustees considered the economies of scale with respect to the management of the Fund, whether the Fund had appropriately benefited from any economies of scale, and whether there was potential for realization of any further economies of scale. The Trustees considered the management fee schedule and the existence of breakpoints, if any. The Trustees also concluded that they will have the opportunity to periodically reexamine whether the Fund has achieved economies of scale, and the appropriateness of management fees payable to TAM and fees paid to the Sub-Adviser, in the future.
Benefits to TAM, its affiliates, or the Sub-Adviser from their relationship with the Fund. The Board noted that management believes that other benefits anticipated to be derived by TAM, its affiliates, and the Sub-Adviser from their relationships with the Fund are expected to be consistent with industry practice and the best interests of the Fund and its shareholders. The Trustees also noted that TAM would not realize soft dollar benefits from its relationship with the Fund.
Other considerations. The Board determined that TAM has made a substantial commitment to the recruitment and retention of high quality personnel, and maintains the financial, compliance and operational resources reasonably necessary to manage the Fund in a professional manner that is consistent with the best interests of the Fund and its shareholders. In this regard, the Trustees favorably considered the procedures and policies in place by TAM to enforce compliance with applicable laws and regulations and oversee the portfolio management activities of the Sub-Adviser. The Trustees also determined that TAM has made a significant entrepreneurial commitment to the management and success of the Fund, reflected by TAM’s expense limitation and fee waiver arrangements with the Fund, which may result in TAM waiving fees for the benefit of shareholders.
Conclusion. After consideration of the factors described above as well as other factors, the Trustees, including all of the independent members of the Board, concluded that the renewal of the Investment Advisory Agreement and the Sub-Advisory Agreement and the compensation to be received by TAM and the Sub-Adviser is consistent with TAM’s fiduciary duty under applicable law and voted to approve the renewal of the Investment Advisory Agreement and the Sub-Advisory Agreement.

Transamerica Funds	Annual Report 2010

TRANSAMERICA FEDERATED MARKET OPPORTUNITY
INVESTMENT ADVISORY AND SUB-ADVISORY AGREEMENTS — CONTRACT RENEWAL
(unaudited)
At a meeting of the Board of Trustees of Transamerica Funds (the “Board”) held on June 9-10, 2010, the Board reviewed and considered the renewal of the investment advisory agreement (the “Investment Advisory Agreement”) between Transamerica Federated Market Opportunity (the “Fund”) and Transamerica Asset Management, Inc. (“TAM”), as well as the renewal of the investment sub-advisory agreement (the “Sub-Advisory Agreement”) of the Fund between TAM and Federated Equity Management Co. of Pennsylvania (the “Sub-Adviser”), to determine whether the agreements should be renewed.
Following their review and consideration, the Trustees determined that the renewal of the Investment Advisory Agreement and the Sub-Advisory Agreement and the compensation to be received by TAM and the Sub-Adviser under the agreements is consistent with TAM’s fiduciary duty under applicable law. The Board, including the independent members of the Board, unanimously approved the renewal of the Investment Advisory Agreement and Sub-Advisory Agreement through June 30, 2011. In reaching their decision, the Trustees requested and received from TAM and the Sub-Adviser such information as they deemed reasonably necessary to evaluate the agreements, including information about fees and performance of comparable funds managed by the Sub-Adviser. The Trustees also considered information they had previously received from TAM and the Sub-Adviser as part of their regular oversight of the Fund, as well as comparative fee, expense, and performance information prepared by Lipper Inc. (“Lipper”), an independent provider of mutual fund performance information, and fee and expense information and profitability data prepared by management. In considering the proposed continuation of the Investment Advisory and Sub-Advisory Agreements, the Trustees evaluated a number of considerations that they believed, in light of the legal advice furnished to them by independent legal counsel and their own business judgment, to be relevant. They based their decisions on the following considerations, among others, although they did not identify any consideration or particular information that was controlling of their decisions:
The nature, extent and quality of the advisory services to be provided. The Board considered the nature, extent and quality of the services provided by TAM and the Sub-Adviser to the Fund in the past, as well as the services anticipated to be provided in the future. The Trustees also considered the Sub-Adviser’s investment approach for the Fund. The Trustees noted that they receive, on a quarterly basis, an execution analysis from Capital Institutional Services, Inc. (CAPIS), an independent provider of trade analyses, for the Sub-Adviser and a comparison of trading results against a peer universe of managers. The Board also considered the experience, capability and integrity of TAM’s senior management, the financial resources of TAM and the Sub-Adviser, TAM’s management oversight process and the professional qualifications of the portfolio management team of the Sub-Adviser. The Trustees determined that TAM and the Sub-Adviser can provide investment and related services that are appropriate in scope and extent in light of the Fund’s operations, the competitive landscape of the investment company business and investor needs.
The investment performance of the Fund. The Board considered the short and longer-term performance of the Fund in light of its investment objective, policies and strategies, including relative performance against a peer universe of comparable mutual funds as prepared by Lipper for various trailing periods ended December 31, 2009, noting that the Fund’s inception date was December 6, 2005. The Board noted that the Fund’s performance was below the median for its peer universe for the past 1-year period and in line with the median for the past 3-year period. The Trustees discussed the reasons for the underperformance with TAM, and agreed to continue to monitor the performance of the Fund. On the basis of the Board’s assessment of the nature, extent and quality of advisory services to be provided or procured by TAM and the Sub-Adviser, the Board concluded that TAM and the Sub-Adviser are capable of generating a level of investment performance that is appropriate in light of the Fund’s investment objectives, policies and strategies and competitive with other investment companies.
The cost of advisory services provided and the level of profitability. The Board reviewed profitability information of TAM’s cost of procuring fund management services, as well as the costs of provision of administration, fund accounting and other services, to the Fund and to Transamerica Funds as a whole by TAM and its affiliates. The Board reviewed the management and sub-advisory fees for the Fund. The Trustees noted that the Fund’s contractual management fee and total expenses were below the medians for its peer group and peer universe. The Trustees noted the anticipated profitability of the relationship between the Fund, TAM and its affiliates, and the Sub-Adviser, as applicable, and determined that the management and sub-advisory fees to be received by TAM and the Sub-Adviser under the agreements are consistent with TAM’s fiduciary duty under applicable law. In making these observations and determinations, the Board reviewed, among other information, comparative information provided by Lipper and management.
Whether fee levels reflect economies of scale and the extent to which economies of scale would be realized as the Fund grows. The Trustees considered the economies of scale with respect to the management of the Fund, whether the Fund had appropriately benefited from any economies of scale, and whether there was potential for realization of any further economies of scale. In evaluating the extent to which the management fees payable under the Investment Advisory and Sub-Advisory Agreements reflect economies of scale or will permit economies of scale to be realized in the future, the Board noted that TAM and the Sub-Adviser offer breakpoints which benefit investors by passing on economies of scale in the form of lower management fees as the level of assets grows. The Trustees also concluded that they will have the opportunity to periodically reexamine whether the Fund has achieved economies of scale, and the appropriateness of management fees payable to TAM and fees paid to the Sub-Adviser, in the future.
Benefits to TAM, its affiliates, or the Sub-Adviser from their relationship with the Fund. The Board noted that management believes that other benefits anticipated to be derived by TAM, its affiliates, and the Sub-Adviser from their relationships with the Fund are expected to be consistent with industry practice and the best interests of the Fund and its shareholders. The Trustees also noted that TAM would not realize soft dollar benefits from its relationship with the Fund. The Board also noted that the Sub-Adviser is participating in a brokerage program pursuant to which a portion of brokerage commissions paid by the Fund is recaptured for the benefit of the Fund and its shareholders, thus limiting the amount of soft dollar arrangements the Sub-Adviser may engage in with respect to the Fund’s brokerage transactions.
Other considerations. The Board determined that TAM has made a substantial commitment to the recruitment and retention of high quality personnel, and maintains the financial, compliance and operational resources reasonably necessary to manage the Fund in a professional manner that is consistent with the best interests of the Fund and its shareholders. In this regard, the Trustees favorably considered the procedures and policies in place by TAM to enforce compliance with applicable laws and regulations and oversee the portfolio management activities of the Sub-Adviser. The Trustees also determined that TAM has made a significant entrepreneurial commitment to the management and success of the Fund, reflected by TAM’s expense limitation and fee waiver arrangements with the Fund, which may result in TAM waiving fees for the benefit of shareholders.
Conclusion. After consideration of the factors described above as well as other factors, the Trustees, including all of the independent members of the Board, concluded that the renewal of the Investment Advisory Agreement and the Sub-Advisory Agreement and the compensation to be received by TAM and the Sub-Adviser is consistent with TAM’s fiduciary duty under applicable law and voted to approve the renewal of the Investment Advisory Agreement and the Sub-Advisory Agreement.

Transamerica Funds	Annual Report 2010

TRANSAMERICA FIRST QUADRANT GLOBAL MACRO
(FORMERLY TRANSAMERICA UBS DYNAMIC ALPHA)
INVESTMENT ADVISORY AGREEMENT — CONTRACT RENEWAL
(unaudited)
At a meeting of the Board of Trustees of Transamerica Funds (the “Board”) held on June 9-10, 2010, the Board reviewed and considered the renewal of the investment advisory agreement (the “Investment Advisory Agreement”) between Transamerica First Quadrant Global Macro (the “Fund”) and Transamerica Asset Management, Inc. (“TAM”), to determine whether the agreement should be renewed.
Following their review and consideration, the Trustees determined that the renewal of the Investment Advisory Agreement and the compensation to be received by TAM under the agreements is consistent with TAM’s fiduciary duty under applicable law. The Board, including the independent members of the Board, unanimously approved the renewal of the Investment Advisory Agreement through June 30, 2011. In reaching their decision, the Trustees requested and received from TAM such information as they deemed reasonably necessary to evaluate the agreement. The Trustees also considered information they had previously received from TAM as part of their regular oversight of the Fund, as well as comparative fee, expense, and performance information prepared by Lipper Inc. (“Lipper”), an independent provider of mutual fund performance information, and fee and expense information and profitability data prepared by management. In considering the proposed continuation of the Investment Advisory Agreement, the Trustees evaluated a number of considerations that they believed, in light of the legal advice furnished to them by independent legal counsel and their own business judgment, to be relevant. They based their decision on the following considerations, among others, although they did not identify any consideration or particular information that was controlling of their decision:
The nature, extent and quality of the advisory services to be provided. The Board considered the nature, extent and quality of the services provided by TAM to the Fund in the past, as well as the services anticipated to be provided in the future. The Trustees also considered TAM’s investment approach for the Fund. The Board also considered the experience, capability and integrity of TAM’s senior management, the financial resources of TAM, and the professional qualifications of the portfolio management team of TAM. The Trustees determined that TAM can provide investment and related services that are appropriate in scope and extent in light of the Fund’s operations, the competitive landscape of the investment company business and investor needs.
The investment performance of the Fund. The Board considered the short and longer-term performance of the Fund in light of its investment objective, policies and strategies, including relative performance against a peer universe of comparable funds as prepared by Lipper for various trailing periods ended December 31, 2009. The Board noted that the Fund’s performance was below the median for its peer universe for the past 1-year period. On the basis of the Board’s assessment of the nature, extent and quality of advisory services to be provided or procured by TAM, the Board concluded that TAM is capable of generating a level of investment performance that is appropriate in light of the Fund’s investment objectives, policies and strategies and competitive with other investment companies.
The cost of advisory services provided and the level of profitability. The Board reviewed profitability information of TAM’s cost of procuring fund management services, as well as the costs of provision of administration, fund accounting and other services, to the Fund and to Transamerica Funds as a whole by TAM and its affiliates. The Board reviewed the management fee for the Fund. The Trustees noted that the Fund’s contractual management fee and total expenses were above the medians for its peer group and peer universe. The Trustees noted the anticipated profitability of the relationship between the Fund, TAM and its affiliates, as applicable, and determined that the management fees to be received by TAM under the agreements are consistent with TAM’s fiduciary duty under applicable law. In making these observations and determinations, the Board reviewed, among other information, comparative information provided by Lipper and management.
Whether fee levels reflect economies of scale and the extent to which economies of scale would be realized as the Fund grows. The Trustees considered the economies of scale with respect to the management of the Fund, whether the Fund had appropriately benefited from any economies of scale, and whether there was potential for realization of any further economies of scale. In evaluating the extent to which the management fee payable under the Investment Advisory Agreement reflects economies of scale or will permit economies of scale to be realized in the future, the Board noted that TAM offers breakpoints which benefit investors by passing on economies of scale in the form of lower management fees as the level of assets grows. The Trustees also concluded that they will have the opportunity to periodically reexamine whether the Fund has achieved economies of scale, and the appropriateness of management fees payable to TAM, in the future.
Benefits to TAM and its affiliates from their relationship with the Fund. The Board noted that management believes that other benefits anticipated to be derived by TAM and its affiliates from their relationships with the Fund are expected to be consistent with industry practice and the best interests of the Fund and its shareholders. The Trustees also noted that TAM would not realize soft dollar benefits from its relationship with the Fund.
Other considerations. The Board determined that TAM has made a substantial commitment to the recruitment and retention of high quality personnel, and maintains the financial, compliance and operational resources reasonably necessary to manage the Fund in a professional manner that is consistent with the best interests of the Fund and its shareholders. In this regard, the Trustees favorably considered the procedures and policies in place by TAM to enforce compliance with applicable laws and regulations. The Trustees also determined that TAM has made a significant entrepreneurial commitment to the management and success of the Fund, reflected by TAM’s expense limitation and fee waiver arrangements with the Fund, which may result in TAM waiving fees for the benefit of shareholders.
Conclusion. After consideration of the factors described above as well as other factors, the Trustees, including all of the independent members of the Board, concluded that the renewal of the Investment Advisory Agreement and the compensation to be received by TAM is consistent with TAM’s fiduciary duty under applicable law and voted to approve the renewal of the Investment Advisory Agreement.

Transamerica Funds	Annual Report 2010

TRANSAMERICA JPMORGAN INTERNATIONAL BOND
INVESTMENT ADVISORY AND SUB-ADVISORY AGREEMENTS — CONTRACT RENEWAL
(unaudited)
At a meeting of the Board of Trustees of Transamerica Funds (the “Board”) held on June 9-10, 2010, the Board reviewed and considered the renewal of the investment advisory agreement (the “Investment Advisory Agreement”) between Transamerica JPMorgan International Bond (the “Fund”) and Transamerica Asset Management, Inc. (“TAM”), as well as the renewal of the investment sub-advisory agreement (the “Sub-Advisory Agreement”) of the Fund between TAM and J.P. Morgan Investment Management Inc. (the “Sub-Adviser”), to determine whether the agreements should be renewed.
Following their review and consideration, the Trustees determined that the renewal of the Investment Advisory Agreement and the Sub-Advisory Agreement and the compensation to be received by TAM and the Sub-Adviser under the agreements is consistent with TAM’s fiduciary duty under applicable law. The Board, including the independent members of the Board, unanimously approved the renewal of the Investment Advisory Agreement and Sub-Advisory Agreement through June 30, 2011. In reaching their decision, the Trustees requested and received from TAM and the Sub-Adviser such information as they deemed reasonably necessary to evaluate the agreements. The Trustees also considered information they had previously received from TAM and the Sub-Adviser as part of their regular oversight of the Fund, as well as comparative fee, expense, and performance information prepared by Lipper Inc. (“Lipper”), an independent provider of mutual fund performance information, and fee and expense information and profitability data prepared by management. In considering the proposed continuation of the Investment Advisory and Sub-Advisory Agreements, the Trustees evaluated a number of considerations that they believed, in light of the legal advice furnished to them by independent legal counsel and their own business judgment, to be relevant. They based their decisions on the following considerations, among others, although they did not identify any consideration or particular information that was controlling of their decisions:
The nature, extent and quality of the advisory services to be provided. The Board considered the nature, extent and quality of the services provided by TAM and the Sub-Adviser to the Fund in the past, as well as the services anticipated to be provided in the future. The Trustees also considered the Sub-Adviser’s investment approach for the Fund. The Board also considered the experience, capability and integrity of TAM’s senior management, the financial resources of TAM and the Sub-Adviser, TAM’s management oversight process and the professional qualifications of the portfolio management team of the Sub-Adviser. The Trustees determined that TAM and the Sub-Adviser can provide investment and related services that are appropriate in scope and extent in light of the Fund’s operations, the competitive landscape of the investment company business and investor needs.
The investment performance of the Fund. The Board considered the short and longer-term performance of the Fund in light of its investment objective, policies and strategies, including relative performance against a peer universe of comparable mutual funds as prepared by Lipper for various trailing periods ended December 31, 2009, noting that the Fund’s inception date was December 6, 2005. The Board noted that the Fund’s performance was below the median for its peer universe for the past 1-year period and above the median for the past 3-year period. On the basis of the Board’s assessment of the nature, extent and quality of advisory services to be provided or procured by TAM and the Sub-Adviser, the Board concluded that TAM and the Sub-Adviser are capable of generating a level of investment performance that is appropriate in light of the Fund’s investment objectives, policies and strategies and competitive with other investment companies.
The cost of advisory services provided and the level of profitability. The Board reviewed profitability information of TAM’s cost of procuring fund management services, as well as the costs of provision of administration, fund accounting and other services, to the Fund and to Transamerica Funds as a whole by TAM and its affiliates. The Board reviewed the management and sub-advisory fees for the Fund. The Trustees noted that the Fund’s contractual management fee and total expenses were below the medians for its peer group and peer universe. The Trustees noted the anticipated profitability of the relationship between the Fund, TAM and its affiliates, and the Sub-Adviser, as applicable, and determined that the management and sub-advisory fees to be received by TAM and the Sub-Adviser under the agreements are consistent with TAM’s fiduciary duty under applicable law. In making these observations and determinations, the Board reviewed, among other information, comparative information provided by Lipper and management.
Whether fee levels reflect economies of scale and the extent to which economies of scale would be realized as the Fund grows. The Trustees considered the economies of scale with respect to the management of the Fund, whether the Fund had appropriately benefited from any economies of scale, and whether there was potential for realization of any further economies of scale. In evaluating the extent to which the management fees payable under the Investment Advisory and Sub-Advisory Agreements reflect economies of scale or will permit economies of scale to be realized in the future, the Board noted that TAM and the Sub-Adviser offer breakpoints which benefit investors by passing on economies of scale in the form of lower management fees as the level of assets grows. The Trustees also concluded that they will have the opportunity to periodically reexamine whether the Fund has achieved economies of scale, and the appropriateness of management fees payable to TAM and fees paid to the Sub-Adviser, in the future.
Benefits to TAM, its affiliates, or the Sub-Adviser from their relationship with the Fund. The Board noted that management believes that other benefits anticipated to be derived by TAM, its affiliates, and the Sub-Adviser from their relationships with the Fund are expected to be consistent with industry practice and the best interests of the Fund and its shareholders. The Trustees also noted that TAM would not realize soft dollar benefits from its relationship with the Fund.
Other considerations. The Board determined that TAM has made a substantial commitment to the recruitment and retention of high quality personnel, and maintains the financial, compliance and operational resources reasonably necessary to manage the Fund in a professional manner that is consistent with the best interests of the Fund and its shareholders. In this regard, the Trustees favorably considered the procedures and policies in place by TAM to enforce compliance with applicable laws and regulations and oversee the portfolio management activities of the Sub-Adviser. The Trustees also determined that TAM has made a significant entrepreneurial commitment to the management and success of the Fund, reflected by TAM’s expense limitation and fee waiver arrangements with the Fund, which may result in TAM waiving fees for the benefit of shareholders.
Conclusion. After consideration of the factors described above as well as other factors, the Trustees, including all of the independent members of the Board, concluded that the renewal of the Investment Advisory Agreement and the Sub-Advisory Agreement and the compensation to be received by TAM and the Sub-Adviser is consistent with TAM’s fiduciary duty under applicable law and voted to approve the renewal of the Investment Advisory Agreement and the Sub-Advisory Agreement.

Transamerica Funds	Annual Report 2010

TRANSAMERICA JPMORGAN MID CAP VALUE
INVESTMENT ADVISORY AND SUB-ADVISORY AGREEMENTS — CONTRACT RENEWAL
(unaudited)
At a meeting of the Board of Trustees of Transamerica Funds (the “Board”) held on June 9-10, 2010, the Board reviewed and considered the renewal of the investment advisory agreement (the “Investment Advisory Agreement”) between Transamerica JPMorgan Mid Cap Value (the “Fund”) and Transamerica Asset Management, Inc. (“TAM”), as well as the renewal of the investment sub-advisory agreement (the “Sub-Advisory Agreement”) of the Fund between TAM and J.P. Morgan Investment Management Inc. (the “Sub-Adviser”), to determine whether the agreements should be renewed.
Following their review and consideration, the Trustees determined that the renewal of the Investment Advisory Agreement and the Sub-Advisory Agreement and the compensation to be received by TAM and the Sub-Adviser under the agreements is consistent with TAM’s fiduciary duty under applicable law. The Board, including the independent members of the Board, unanimously approved the renewal of the Investment Advisory Agreement and Sub-Advisory Agreement through June 30, 2011. In reaching their decision, the Trustees requested and received from TAM and the Sub-Adviser such information as they deemed reasonably necessary to evaluate the agreements, including information about fees and performance of comparable funds and accounts managed by the Sub-Adviser. The Trustees also considered information they had previously received from TAM and the Sub-Adviser as part of their regular oversight of the Fund, as well as comparative fee, expense, and performance information prepared by Lipper Inc. (“Lipper”), an independent provider of mutual fund performance information, and fee and expense information and profitability data prepared by management. In considering the proposed continuation of the Investment Advisory and Sub-Advisory Agreements, the Trustees evaluated a number of considerations that they believed, in light of the legal advice furnished to them by independent legal counsel and their own business judgment, to be relevant. They based their decisions on the following considerations, among others, although they did not identify any consideration or particular information that was controlling of their decisions:
The nature, extent and quality of the advisory services to be provided. The Board considered the nature, extent and quality of the services provided by TAM and the Sub-Adviser to the Fund in the past, as well as the services anticipated to be provided in the future. The Trustees also considered the Sub-Adviser’s investment approach for the Fund. The Trustees noted that they receive, on a quarterly basis, an execution analysis from Capital Institutional Services, Inc. (CAPIS), an independent provider of trade analyses, for the Sub-Adviser and a comparison of trading results against a peer universe of managers. The Board also considered the experience, capability and integrity of TAM’s senior management, the financial resources of TAM and the Sub-Adviser, TAM’s management oversight process and the professional qualifications of the portfolio management team of the Sub-Adviser. The Trustees determined that TAM and the Sub-Adviser can provide investment and related services that are appropriate in scope and extent in light of the Fund’s operations, the competitive landscape of the investment company business and investor needs.
The investment performance of the Fund. The Board considered the short and longer-term performance of the Fund in light of its investment objective, policies and strategies, including relative performance against a peer universe of comparable mutual funds as prepared by Lipper for various trailing periods ended December 31, 2009. The Board noted that the Fund’s performance was below the median for its peer universe for the past 1-year period and above the median for the past 3-year period. On the basis of the Board’s assessment of the nature, extent and quality of advisory services to be provided or procured by TAM and the Sub-Adviser, the Board concluded that TAM and the Sub-Adviser are capable of generating a level of investment performance that is appropriate in light of the Fund’s investment objectives, policies and strategies and competitive with other investment companies.
The cost of advisory services provided and the level of profitability. The Board reviewed profitability information of TAM’s cost of procuring fund management services, as well as the costs of provision of administration, fund accounting and other services, to the Fund and to Transamerica Funds as a whole by TAM and its affiliates. The Board reviewed the management and sub-advisory fees for the Fund. The Trustees noted that the Fund’s contractual management fee was below the median for its peer group and in line with the median for its peer universe and that the total expenses of the Fund were below the medians for its peer group and peer universe. The Trustees noted the anticipated profitability of the relationship between the Fund, TAM and its affiliates, and the Sub-Adviser, as applicable, and determined that the management and sub-advisory fees to be received by TAM and the Sub-Adviser under the agreements are consistent with TAM’s fiduciary duty under applicable law. In making these observations and determinations, the Board reviewed, among other information, comparative information provided by Lipper and management.
Whether fee levels reflect economies of scale and the extent to which economies of scale would be realized as the Fund grows. The Trustees considered the economies of scale with respect to the management of the Fund, whether the Fund had appropriately benefited from any economies of scale, and whether there was potential for realization of any further economies of scale. In evaluating the extent to which the management fees payable under the Investment Advisory and Sub-Advisory Agreements reflect economies of scale or will permit economies of scale to be realized in the future, the Board noted that TAM offers breakpoints which benefit investors by passing on economies of scale in the form of lower management fees as the level of assets grows. The Trustees also concluded that they will have the opportunity to periodically reexamine whether the Fund has achieved economies of scale, and the appropriateness of management fees payable to TAM and fees paid to the Sub-Adviser, in the future.
Benefits to TAM, its affiliates, or the Sub-Adviser from their relationship with the Fund. The Board noted that management believes that other benefits anticipated to be derived by TAM, its affiliates, and the Sub-Adviser from their relationships with the Fund are expected to be consistent with industry practice and the best interests of the Fund and its shareholders. The Trustees also noted that TAM would not realize soft dollar benefits from its relationship with the Fund. The Board also noted that the Sub-Adviser is participating in a brokerage program pursuant to which a portion of brokerage commissions paid by the Fund is recaptured for the benefit of the Fund and its shareholders, thus limiting the amount of soft dollar arrangements the Sub-Adviser may engage in with respect to the Fund’s brokerage transactions.
Other considerations. The Board determined that TAM has made a substantial commitment to the recruitment and retention of high quality personnel, and maintains the financial, compliance and operational resources reasonably necessary to manage the Fund in a professional manner that is consistent with the best interests of the Fund and its shareholders. In this regard, the Trustees favorably considered the procedures and policies in place by TAM to enforce compliance with applicable laws and regulations and oversee the portfolio management activities of the Sub-Adviser. The Trustees also determined that TAM has made a significant entrepreneurial commitment to the management and success of the Fund, reflected by TAM’s expense limitation and fee waiver arrangements with the Fund, which may result in TAM waiving fees for the benefit of shareholders.
Conclusion. After consideration of the factors described above as well as other factors, the Trustees, including all of the independent members of the Board, concluded that the renewal of the Investment Advisory Agreement and the Sub-Advisory Agreement and the compensation to be received by TAM and the Sub-Adviser is consistent with TAM’s fiduciary duty under applicable law and voted to approve the renewal of the Investment Advisory Agreement and the Sub-Advisory Agreement.

Transamerica Funds	Annual Report 2010

TRANSAMERICA LOOMIS SAYLES BOND
INVESTMENT ADVISORY AND SUB-ADVISORY AGREEMENTS — CONTRACT RENEWAL
(unaudited)
At a meeting of the Board of Trustees of Transamerica Funds (the “Board”) held on June 9-10, 2010, the Board reviewed and considered the renewal of the investment advisory agreement (the “Investment Advisory Agreement”) between Transamerica Loomis Sayles Bond (the “Fund”) and Transamerica Asset Management, Inc. (“TAM”), as well as the renewal of the investment sub-advisory agreement (the “Sub-Advisory Agreement”) of the Fund between TAM and Loomis, Sayles & Company, L.P. (the “Sub-Adviser”), to determine whether the agreements should be renewed.
Following their review and consideration, the Trustees determined that the renewal of the Investment Advisory Agreement and the Sub-Advisory Agreement and the compensation to be received by TAM and the Sub-Adviser under the agreements is consistent with TAM’s fiduciary duty under applicable law. The Board, including the independent members of the Board, unanimously approved the renewal of the Investment Advisory Agreement and Sub-Advisory Agreement through June 30, 2011. In reaching their decision, the Trustees requested and received from TAM and the Sub-Adviser such information as they deemed reasonably necessary to evaluate the agreements, including information about fees and performance of comparable funds and accounts managed by the Sub-Adviser and composite performance and standard fee information provided by the Sub-Adviser. The Trustees also considered information they had previously received from TAM and the Sub-Adviser as part of their regular oversight of the Fund, as well as comparative fee, expense, and performance information prepared by Lipper Inc. (“Lipper”), an independent provider of mutual fund performance information, and fee and expense information and profitability data prepared by management. In considering the proposed continuation of the Investment Advisory and Sub-Advisory Agreements, the Trustees evaluated a number of considerations that they believed, in light of the legal advice furnished to them by independent legal counsel and their own business judgment, to be relevant. They based their decisions on the following considerations, among others, although they did not identify any consideration or particular information that was controlling of their decisions:
The nature, extent and quality of the advisory services to be provided. The Board considered the nature, extent and quality of the services provided by TAM and the Sub-Adviser to the Fund in the past, as well as the services anticipated to be provided in the future. The Trustees also considered the Sub-Adviser’s investment approach for the Fund. The Board also considered the experience, capability and integrity of TAM’s senior management, the financial resources of TAM and the Sub-Adviser, TAM’s management oversight process and the professional qualifications of the portfolio management team of the Sub-Adviser. The Trustees determined that TAM and the Sub-Adviser can provide investment and related services that are appropriate in scope and extent in light of the Fund’s operations, the competitive landscape of the investment company business and investor needs.
The investment performance of the Fund. The Board considered the short and longer-term performance of the Fund in light of its investment objective, policies and strategies, including relative performance against a peer universe of comparable mutual funds as prepared by Lipper for various trailing periods ended December 31, 2009, noting that the Fund’s inception date was January 3, 2007. The Board noted that the Fund’s performance was above the median for its peer universe for the past 1-year period. On the basis of the Board’s assessment of the nature, extent and quality of advisory services to be provided or procured by TAM and the Sub-Adviser, the Board concluded that TAM and the Sub-Adviser are capable of generating a level of investment performance that is appropriate in light of the Fund’s investment objectives, policies and strategies and competitive with other investment companies.
The cost of advisory services provided and the level of profitability. The Board reviewed profitability information of TAM’s cost of procuring fund management services, as well as the costs of provision of administration, fund accounting and other services, to the Fund and to Transamerica Funds as a whole by TAM and its affiliates. The Board reviewed the management and sub-advisory fees for the Fund. The Trustees noted that the Fund’s contractual management fee was above the medians for its peer group and peer universe and that the total expenses of the Fund were below the medians for its peer group and peer universe. The Trustees noted the anticipated profitability of the relationship between the Fund, TAM and its affiliates, and the Sub-Adviser, as applicable, and determined that the management and sub-advisory fees to be received by TAM and the Sub-Adviser under the agreements are consistent with TAM’s fiduciary duty under applicable law. In making these observations and determinations, the Board reviewed, among other information, comparative information provided by Lipper and management.
Whether fee levels reflect economies of scale and the extent to which economies of scale would be realized as the Fund grows. The Trustees considered the economies of scale with respect to the management of the Fund, whether the Fund had appropriately benefited from any economies of scale, and whether there was potential for realization of any further economies of scale. In evaluating the extent to which the management fees payable under the Investment Advisory and Sub-Advisory Agreements reflect economies of scale or will permit economies of scale to be realized in the future, the Board noted that TAM and the Sub-Adviser offer breakpoints which benefit investors by passing on economies of scale in the form of lower management fees as the level of assets grows. The Trustees also concluded that they will have the opportunity to periodically reexamine whether the Fund has achieved economies of scale, and the appropriateness of management fees payable to TAM and fees paid to the Sub-Adviser, in the future.
Benefits to TAM, its affiliates, or the Sub-Adviser from their relationship with the Fund. The Board noted that management believes that other benefits anticipated to be derived by TAM, its affiliates, and the Sub-Adviser from their relationships with the Fund are expected to be consistent with industry practice and the best interests of the Fund and its shareholders. The Trustees also noted that TAM would not realize soft dollar benefits from its relationship with the Fund.
Other considerations. The Board determined that TAM has made a substantial commitment to the recruitment and retention of high quality personnel, and maintains the financial, compliance and operational resources reasonably necessary to manage the Fund in a professional manner that is consistent with the best interests of the Fund and its shareholders. In this regard, the Trustees favorably considered the procedures and policies in place by TAM to enforce compliance with applicable laws and regulations and oversee the portfolio management activities of the Sub-Adviser. The Trustees also determined that TAM has made a significant entrepreneurial commitment to the management and success of the Fund, reflected by TAM’s expense limitation and fee waiver arrangements with the Fund, which may result in TAM waiving fees for the benefit of shareholders.
Conclusion. After consideration of the factors described above as well as other factors, the Trustees, including all of the independent members of the Board, concluded that the renewal of the Investment Advisory Agreement and the Sub-Advisory Agreement and the compensation to be received by TAM and the Sub-Adviser is consistent with TAM’s fiduciary duty under applicable law and voted to approve the renewal of the Investment Advisory Agreement and the Sub-Advisory Agreement.

Transamerica Funds	Annual Report 2010

TRANSAMERICA MORGAN STANLEY EMERGING MARKETS DEBT
(FORMERLY TRANSAMERICA VAN KAMPEN EMERGING MARKETS DEBT)
INVESTMENT ADVISORY AND SUB-ADVISORY AGREEMENTS — CONTRACT RENEWAL
(unaudited)
At a meeting of the Board of Trustees of Transamerica Funds (the “Board”) held on June 9-10, 2010, the Board reviewed and considered the renewal of the investment advisory agreement (the “Investment Advisory Agreement”) between Transamerica Morgan Stanley Emerging Markets Debt (the “Fund”) and Transamerica Asset Management, Inc. (“TAM”), as well as the renewal of the investment sub-advisory agreement (the “Sub-Advisory Agreement”) of the Fund between TAM and Morgan Stanley Investment Management Inc. (the “Sub-Adviser”), to determine whether the agreements should be renewed.
Following their review and consideration, the Trustees determined that the renewal of the Investment Advisory Agreement and the Sub-Advisory Agreement and the compensation to be received by TAM and the Sub-Adviser under the agreements is consistent with TAM’s fiduciary duty under applicable law. The Board, including the independent members of the Board, unanimously approved the renewal of the Investment Advisory Agreement and Sub-Advisory Agreement through June 30, 2011. In reaching their decision, the Trustees requested and received from TAM and the Sub-Adviser such information as they deemed reasonably necessary to evaluate the agreements, including composite performance information provided by the Sub-Adviser. The Trustees also considered information they had previously received from TAM and the Sub-Adviser as part of their regular oversight of the Fund, as well as comparative fee, expense, and performance information prepared by Lipper Inc. (“Lipper”), an independent provider of mutual fund performance information, and fee and expense information and profitability data prepared by management. In considering the proposed continuation of the Investment Advisory and Sub-Advisory Agreements, the Trustees evaluated a number of considerations that they believed, in light of the legal advice furnished to them by independent legal counsel and their own business judgment, to be relevant. They based their decisions on the following considerations, among others, although they did not identify any consideration or particular information that was controlling of their decisions:
The nature, extent and quality of the advisory services to be provided. The Board considered the nature, extent and quality of the services provided by TAM and the Sub-Adviser to the Fund in the past, as well as the services anticipated to be provided in the future. The Trustees also considered the Sub-Adviser’s investment approach for the Fund. The Board also considered the experience, capability and integrity of TAM’s senior management, the financial resources of TAM and the Sub-Adviser, TAM’s management oversight process and the professional qualifications of the portfolio management team of the Sub-Adviser. The Trustees determined that TAM and the Sub-Adviser can provide investment and related services that are appropriate in scope and extent in light of the Fund’s operations, the competitive landscape of the investment company business and investor needs.
The investment performance of the Fund. The Board considered the short and longer-term performance of the Fund in light of its investment objective, policies and strategies, including relative performance against a peer universe of comparable mutual funds as prepared by Lipper for various trailing periods ended December 31, 2009. The Board noted that the Fund’s performance was below the median for its peer universe for the past 1-year period, above the median for the past 3-year period, and in line with the median for the past 5-year period. The Trustees also noted that the Sub-Adviser had recently named new lead portfolio managers for the Fund. The Trustees agreed that they would monitor the portfolio manager transition and performance going forward. On the basis of the Board’s assessment of the nature, extent and quality of advisory services to be provided or procured by TAM and the Sub-Adviser, the Board concluded that TAM and the Sub-Adviser are capable of generating a level of investment performance that is appropriate in light of the Fund’s investment objectives, policies and strategies and competitive with other investment companies.
The cost of advisory services provided and the level of profitability. The Board reviewed profitability information of TAM’s cost of procuring fund management services, as well as the costs of provision of administration, fund accounting and other services, to the Fund and to Transamerica Funds as a whole by TAM and its affiliates. The Board reviewed the management and sub-advisory fees for the Fund. The Trustees noted that the Fund’s contractual management fee was above the medians for its peer group and peer universe and that the total expenses of the Fund were below the medians for its peer group and peer universe. The Trustees noted the anticipated profitability of the relationship between the Fund, TAM and its affiliates, and the Sub-Adviser, as applicable, and determined that the management and sub-advisory fees to be received by TAM and the Sub-Adviser under the agreements are consistent with TAM’s fiduciary duty under applicable law. In making these observations and determinations, the Board reviewed, among other information, comparative information provided by Lipper and management.
Whether fee levels reflect economies of scale and the extent to which economies of scale would be realized as the Fund grows. The Trustees considered the economies of scale with respect to the management of the Fund, whether the Fund had appropriately benefited from any economies of scale, and whether there was potential for realization of any further economies of scale. In evaluating the extent to which the management fees payable under the Investment Advisory and Sub-Advisory Agreements reflect economies of scale or will permit economies of scale to be realized in the future, the Board noted that TAM and the Sub-Adviser offer breakpoints which benefit investors by passing on economies of scale in the form of lower management fees as the level of assets grows. The Trustees also concluded that they will have the opportunity to periodically reexamine whether the Fund has achieved economies of scale, and the appropriateness of management fees payable to TAM and fees paid to the Sub-Adviser, in the future.
Benefits to TAM, its affiliates, or the Sub-Adviser from their relationship with the Fund. The Board noted that management believes that other benefits anticipated to be derived by TAM, its affiliates, and the Sub-Adviser from their relationships with the Fund are expected to be consistent with industry practice and the best interests of the Fund and its shareholders. The Trustees also noted that TAM would not realize soft dollar benefits from its relationship with the Fund.
Other considerations. The Board determined that TAM has made a substantial commitment to the recruitment and retention of high quality personnel, and maintains the financial, compliance and operational resources reasonably necessary to manage the Fund in a professional manner that is consistent with the best interests of the Fund and its shareholders. In this regard, the Trustees favorably considered the procedures and policies in place by TAM to enforce compliance with applicable laws and regulations and oversee the portfolio management activities of the Sub-Adviser. The Trustees also determined that TAM has made a significant entrepreneurial commitment to the management and success of the Fund, reflected by TAM’s expense limitation and fee waiver arrangements with the Fund, which may result in TAM waiving fees for the benefit of shareholders.
Conclusion. After consideration of the factors described above as well as other factors, the Trustees, including all of the independent members of the Board, concluded that the renewal of the Investment Advisory Agreement and the Sub-Advisory Agreement and the compensation to be received by TAM and the Sub-Adviser is consistent with TAM’s fiduciary duty under applicable law and voted to approve the renewal of the Investment Advisory Agreement and the Sub-Advisory Agreement.

Transamerica Funds	Annual Report 2010

TRANSAMERICA MORGAN STANLEY MID-CAP GROWTH
(FORMERLY TRANSAMERICA VAN KAMPEN MID-CAP GROWTH)
INVESTMENT ADVISORY AND SUB-ADVISORY AGREEMENTS — CONTRACT RENEWAL
(unaudited)
At a meeting of the Board of Trustees of Transamerica Funds (the “Board”) held on June 9-10, 2010, the Board reviewed and considered the renewal of the investment advisory agreement (the “Investment Advisory Agreement”) between Transamerica Morgan Stanley Mid-Cap Growth (the “Fund”) and Transamerica Asset Management, Inc. (“TAM”), as well as the renewal of the investment sub-advisory agreement (the “Sub-Advisory Agreement”) of the Fund between TAM and Morgan Stanley Investment Management Inc. (the “Sub-Adviser”), to determine whether the agreements should be renewed.
Following their review and consideration, the Trustees determined that the renewal of the Investment Advisory Agreement and the Sub-Advisory Agreement and the compensation to be received by TAM and the Sub-Adviser under the agreements is consistent with TAM’s fiduciary duty under applicable law. The Board, including the independent members of the Board, unanimously approved the renewal of the Investment Advisory Agreement and Sub-Advisory Agreement through June 30, 2011. In reaching their decision, the Trustees requested and received from TAM and the Sub-Adviser such information as they deemed reasonably necessary to evaluate the agreements, including composite performance information provided by the Sub-Adviser. The Trustees also considered information they had previously received from TAM and the Sub-Adviser as part of their regular oversight of the Fund, as well as comparative fee, expense, and performance information prepared by Lipper Inc. (“Lipper”), an independent provider of mutual fund performance information, and fee and expense information and profitability data prepared by management. In considering the proposed continuation of the Investment Advisory and Sub-Advisory Agreements, the Trustees evaluated a number of considerations that they believed, in light of the legal advice furnished to them by independent legal counsel and their own business judgment, to be relevant. They based their decisions on the following considerations, among others, although they did not identify any consideration or particular information that was controlling of their decisions:
The nature, extent and quality of the advisory services to be provided. The Board considered the nature, extent and quality of the services provided by TAM and the Sub-Adviser to the Fund in the past, as well as the services anticipated to be provided in the future. The Trustees also considered the Sub-Adviser’s investment approach for the Fund. The Trustees noted that they receive, on a quarterly basis, an execution analysis from Capital Institutional Services, Inc. (CAPIS), an independent provider of trade analyses, for the Sub-Adviser and a comparison of trading results against a peer universe of managers. The Board also considered the experience, capability and integrity of TAM’s senior management, the financial resources of TAM and the Sub-Adviser, TAM’s management oversight process and the professional qualifications of the portfolio management team of the Sub-Adviser. The Trustees determined that TAM and the Sub-Adviser can provide investment and related services that are appropriate in scope and extent in light of the Fund’s operations, the competitive landscape of the investment company business and investor needs.
The investment performance of the Fund. The Board considered the short and longer-term performance of the Fund in light of its investment objective, policies and strategies, including relative performance against a peer universe of comparable mutual funds as prepared by Lipper for various trailing periods ended December 31, 2009. The Board noted that the Fund’s performance was above the median for the past 1– and 3-year periods. On the basis of the Board’s assessment of the nature, extent and quality of advisory services to be provided or procured by TAM and the Sub-Adviser, the Board concluded that TAM and the Sub-Adviser are capable of generating a level of investment performance that is appropriate in light of the Fund’s investment objectives, policies and strategies and competitive with other investment companies.
The cost of advisory services provided and the level of profitability. The Board reviewed profitability information of TAM’s cost of procuring fund management services, as well as the costs of provision of administration, fund accounting and other services, to the Fund and to Transamerica Funds as a whole by TAM and its affiliates. The Board reviewed the management and sub-advisory fees for the Fund. The Trustees noted that the Fund’s contractual management fee was in line with the medians for its peer group and peer universe and that the total expenses of the Fund were below the medians for its peer group and peer universe. The Trustees noted the anticipated profitability of the relationship between the Fund, TAM and its affiliates, and the Sub-Adviser, as applicable, and determined that the management and sub-advisory fees to be received by TAM and the Sub-Adviser under the agreements are consistent with TAM’s fiduciary duty under applicable law. In making these observations and determinations, the Board reviewed, among other information, comparative information provided by Lipper and management.
Whether fee levels reflect economies of scale and the extent to which economies of scale would be realized as the Fund grows. The Trustees considered the economies of scale with respect to the management of the Fund, whether the Fund had appropriately benefited from any economies of scale, and whether there was potential for realization of any further economies of scale. In evaluating the extent to which the management fees payable under the Investment Advisory and Sub-Advisory Agreements reflect economies of scale or will permit economies of scale to be realized in the future, the Board noted that TAM and the Sub-Adviser offer breakpoints which benefit investors by passing on economies of scale in the form of lower management fees as the level of assets grows. The Trustees also concluded that they will have the opportunity to periodically reexamine whether the Fund has achieved economies of scale, and the appropriateness of management fees payable to TAM and fees paid to the Sub-Adviser, in the future.
Benefits to TAM, its affiliates, or the Sub-Adviser from their relationship with the Fund. The Board noted that management believes that other benefits anticipated to be derived by TAM, its affiliates, and the Sub-Adviser from their relationships with the Fund are expected to be consistent with industry practice and the best interests of the Fund and its shareholders. The Trustees also noted that TAM would not realize soft dollar benefits from its relationship with the Fund.
Other considerations. The Board determined that TAM has made a substantial commitment to the recruitment and retention of high quality personnel, and maintains the financial, compliance and operational resources reasonably necessary to manage the Fund in a professional manner that is consistent with the best interests of the Fund and its shareholders. In this regard, the Trustees favorably considered the procedures and policies in place by TAM to enforce compliance with applicable laws and regulations and oversee the portfolio management activities of the Sub-Adviser. The Trustees also determined that TAM has made a significant entrepreneurial commitment to the management and success of the Fund, reflected by TAM’s expense limitation and fee waiver arrangements with the Fund, which may result in TAM waiving fees for the benefit of shareholders.
Conclusion. After consideration of the factors described above as well as other factors, the Trustees, including all of the independent members of the Board, concluded that the renewal of the Investment Advisory Agreement and the Sub-Advisory Agreement and the compensation to be received by TAM and the Sub-Adviser is consistent with TAM’s fiduciary duty under applicable law and voted to approve the renewal of the Investment Advisory Agreement and the Sub-Advisory Agreement.

Transamerica Funds	Annual Report 2010

TRANSAMERICA MORGAN STANLEY SMALL COMPANY GROWTH
(FORMERLY TRANSAMERICA VAN KAMPEN SMALL COMPANY GROWTH)
INVESTMENT ADVISORY AND SUB-ADVISORY AGREEMENTS — CONTRACT RENEWAL
(unaudited)
At a meeting of the Board of Trustees of Transamerica Funds (the “Board”) held on June 9-10, 2010, the Board reviewed and considered the renewal of the investment advisory agreement (the “Investment Advisory Agreement”) between Transamerica Morgan Stanley Small Company Growth (the “Fund”) and Transamerica Asset Management, Inc. (“TAM”), as well as the renewal of the investment sub-advisory agreement (the “Sub-Advisory Agreement”) of the Fund between TAM and Morgan Stanley Investment Management Inc. (the “Sub-Adviser”), to determine whether the agreements should be renewed.
Following their review and consideration, the Trustees determined that the renewal of the Investment Advisory Agreement and the Sub-Advisory Agreement and the compensation to be received by TAM and the Sub-Adviser under the agreements is consistent with TAM’s fiduciary duty under applicable law. The Board, including the independent members of the Board, unanimously approved the renewal of the Investment Advisory Agreement and Sub-Advisory Agreement through June 30, 2011. In reaching their decision, the Trustees requested and received from TAM and the Sub-Adviser such information as they deemed reasonably necessary to evaluate the agreements, including information about performance of comparable funds managed by the Sub-Adviser and composite performance information provided by the Sub-Adviser. The Trustees also considered information they had previously received from TAM and the Sub-Adviser as part of their regular oversight of the Fund, as well as comparative fee, expense, and performance information prepared by Lipper Inc. (“Lipper”), an independent provider of mutual fund performance information, and fee and expense information and profitability data prepared by management. In considering the proposed continuation of the Investment Advisory and Sub-Advisory Agreements, the Trustees evaluated a number of considerations that they believed, in light of the legal advice furnished to them by independent legal counsel and their own business judgment, to be relevant. They based their decisions on the following considerations, among others, although they did not identify any consideration or particular information that was controlling of their decisions:
The nature, extent and quality of the advisory services to be provided. The Board considered the nature, extent and quality of the services provided by TAM and the Sub-Adviser to the Fund in the past, as well as the services anticipated to be provided in the future. The Trustees also considered the Sub-Adviser’s investment approach for the Fund. The Trustees noted that they receive, on a quarterly basis, an execution analysis from Capital Institutional Services, Inc. (CAPIS), an independent provider of trade analyses, for the Sub-Adviser and a comparison of trading results against a peer universe of managers. The Board also considered the experience, capability and integrity of TAM’s senior management, the financial resources of TAM and the Sub-Adviser, TAM’s management oversight process and the professional qualifications of the portfolio management team of the Sub-Adviser. The Trustees determined that TAM and the Sub-Adviser can provide investment and related services that are appropriate in scope and extent in light of the Fund’s operations, the competitive landscape of the investment company business and investor needs.
The investment performance of the Fund. The Board considered the short and longer-term performance of the Fund in light of its investment objective, policies and strategies, including relative performance against a peer universe of comparable mutual funds as prepared by Lipper for various trailing periods ended December 31, 2009. The Board noted that the Fund’s performance was above the median for its peer universe for the past 1- and 5-year periods and in line with the median for the past 3-year period. On the basis of the Board’s assessment of the nature, extent and quality of advisory services to be provided or procured by TAM and the Sub-Adviser, the Board concluded that TAM and the Sub-Adviser are capable of generating a level of investment performance that is appropriate in light of the Fund’s investment objectives, policies and strategies and competitive with other investment companies.
The cost of advisory services provided and the level of profitability. The Board reviewed profitability information of TAM’s cost of procuring fund management services, as well as the costs of provision of administration, fund accounting and other services, to the Fund and to Transamerica Funds as a whole by TAM and its affiliates. The Board reviewed the management and sub-advisory fees for the Fund. The Trustees noted that the Fund’s contractual management fee was in line with the medians for its peer group and peer universe and that the total expenses of the Fund were below the medians for its peer group and peer universe. The Trustees noted the anticipated profitability of the relationship between the Fund, TAM and its affiliates, and the Sub-Adviser, as applicable, and determined that the management and sub-advisory fees to be received by TAM and the Sub-Adviser under the agreements are consistent with TAM’s fiduciary duty under applicable law. In making these observations and determinations, the Board reviewed, among other information, comparative information provided by Lipper and management.
Whether fee levels reflect economies of scale and the extent to which economies of scale would be realized as the Fund grows. The Trustees considered the economies of scale with respect to the management of the Fund, whether the Fund had appropriately benefited from any economies of scale, and whether there was potential for realization of any further economies of scale. In evaluating the extent to which the management fees payable under the Investment Advisory and Sub-Advisory Agreements reflect economies of scale or will permit economies of scale to be realized in the future, the Board noted that TAM and the Sub-Adviser offer breakpoints which benefit investors by passing on economies of scale in the form of lower management fees as the level of assets grows. The Trustees also concluded that they will have the opportunity to periodically reexamine whether the Fund has achieved economies of scale, and the appropriateness of management fees payable to TAM and fees paid to the Sub-Adviser, in the future.
Benefits to TAM, its affiliates, or the Sub-Adviser from their relationship with the Fund. The Board noted that management believes that other benefits anticipated to be derived by TAM, its affiliates, and the Sub-Adviser from their relationships with the Fund are expected to be consistent with industry practice and the best interests of the Fund and its shareholders. The Trustees also noted that TAM would not realize soft dollar benefits from its relationship with the Fund. The Board also noted that the Sub-Adviser is participating in a brokerage program pursuant to which a portion of brokerage commissions paid by the Fund is recaptured for the benefit of the Fund and its shareholders, thus limiting the amount of soft dollar arrangements the Sub-Adviser may engage in with respect to the Fund’s brokerage transactions.
Other considerations. The Board determined that TAM has made a substantial commitment to the recruitment and retention of high quality personnel, and maintains the financial, compliance and operational resources reasonably necessary to manage the Fund in a professional manner that is consistent with the best interests of the Fund and its shareholders. In this regard, the Trustees favorably considered the procedures and policies in place by TAM to enforce compliance with applicable laws and regulations and oversee the portfolio management activities of the Sub-Adviser. The Trustees also determined that TAM has made a significant entrepreneurial commitment to the management and success of the Fund, reflected by TAM’s expense limitation and fee waiver arrangements with the Fund, which may result in TAM waiving fees for the benefit of shareholders.
Conclusion. After consideration of the factors described above as well as other factors, the Trustees, including all of the independent members of the Board, concluded that the renewal of the Investment Advisory Agreement and the Sub-Advisory Agreement and the compensation to be received by TAM and the Sub-Adviser is consistent with TAM’s fiduciary duty under applicable law and voted to approve the renewal of the Investment Advisory Agreement and the Sub-Advisory Agreement.

Transamerica Funds	Annual Report 2010

TRANSAMERICA NEUBERGER BERMAN INTERNATIONAL
INVESTMENT ADVISORY AND SUB-ADVISORY AGREEMENTS — CONTRACT RENEWAL
(unaudited)
At a meeting of the Board of Trustees of Transamerica Funds (the “Board”) held on June 9-10, 2010, the Board reviewed and considered the renewal of the investment advisory agreement (the “Investment Advisory Agreement”) between Transamerica Neuberger Berman International (the “Fund”) and Transamerica Asset Management, Inc. (“TAM”), as well as the renewal of the investment sub-advisory agreement (the “Sub-Advisory Agreement”) of the Fund between TAM and Neuberger Berman Management, LLC (the “Sub-Adviser”), to determine whether the agreements should be renewed.
Following their review and consideration, the Trustees determined that the renewal of the Investment Advisory Agreement and the Sub-Advisory Agreement and the compensation to be received by TAM and the Sub-Adviser under the agreements is consistent with TAM’s fiduciary duty under applicable law. The Board, including the independent members of the Board, unanimously approved the renewal of the Investment Advisory Agreement and Sub-Advisory Agreement through June 30, 2011. In reaching their decision, the Trustees requested and received from TAM and the Sub-Adviser such information as they deemed reasonably necessary to evaluate the agreements, including information about fees and performance of comparable funds managed by the Sub-Adviser. The Trustees also considered information they had previously received from TAM and the Sub-Adviser as part of their regular oversight of the Fund, as well as comparative fee, expense, and performance information prepared by Lipper Inc. (“Lipper”), an independent provider of mutual fund performance information, and fee and expense information and profitability data prepared by management. In considering the proposed continuation of the Investment Advisory and Sub-Advisory Agreements, the Trustees evaluated a number of considerations that they believed, in light of the legal advice furnished to them by independent legal counsel and their own business judgment, to be relevant. They based their decisions on the following considerations, among others, although they did not identify any consideration or particular information that was controlling of their decisions:
The nature, extent and quality of the advisory services to be provided. The Board considered the nature, extent and quality of the services provided by TAM and the Sub-Adviser to the Fund in the past, as well as the services anticipated to be provided in the future. The Trustees also considered the Sub-Adviser’s investment approach for the Fund. The Trustees noted that they receive, on a quarterly basis, an execution analysis from Capital Institutional Services, Inc. (CAPIS), an independent provider of trade analyses, for the Sub-Adviser and a comparison of trading results against a peer universe of managers. The Board also considered the experience, capability and integrity of TAM’s senior management, the financial resources of TAM and the Sub-Adviser, TAM’s management oversight process and the professional qualifications of the portfolio management team of the Sub-Adviser. The Trustees determined that TAM and the Sub-Adviser can provide investment and related services that are appropriate in scope and extent in light of the Fund’s operations, the competitive landscape of the investment company business and investor needs.
The investment performance of the Fund. The Board considered the short and longer-term performance of the Fund in light of its investment objective, policies and strategies, including relative performance against a peer universe of comparable mutual funds as prepared by Lipper for various trailing periods ended December 31, 2009. The Board noted that the Fund’s performance was below the median for its peer universe for the past 1- and 3-year periods. The Trustees discussed the reasons for the underperformance with TAM, and agreed to continue to monitor the performance of the Fund. On the basis of the Board’s assessment of the nature, extent and quality of advisory services to be provided or procured by TAM and the Sub-Adviser, the Board concluded that TAM and the Sub-Adviser are capable of generating a level of investment performance that is appropriate in light of the Fund’s investment objectives, policies and strategies and competitive with other investment companies.
The cost of advisory services provided and the level of profitability. The Board reviewed profitability information of TAM’s cost of procuring fund management services, as well as the costs of provision of administration, fund accounting and other services, to the Fund and to Transamerica Funds as a whole by TAM and its affiliates. The Board reviewed the management and sub-advisory fees for the Fund. The Trustees noted that the Fund’s contractual management fee was in line with the medians for its peer group and peer universe and that the total expenses of the Fund were below the medians for its peer group and peer universe. The Trustees noted the anticipated profitability of the relationship between the Fund, TAM and its affiliates, and the Sub-Adviser, as applicable, and determined that the management and sub-advisory fees to be received by TAM and the Sub-Adviser under the agreements are consistent with TAM’s fiduciary duty under applicable law. In making these observations and determinations, the Board reviewed, among other information, comparative information provided by Lipper and management.
Whether fee levels reflect economies of scale and the extent to which economies of scale would be realized as the Fund grows. The Trustees considered the economies of scale with respect to the management of the Fund, whether the Fund had appropriately benefited from any economies of scale, and whether there was potential for realization of any further economies of scale. In evaluating the extent to which the management fees payable under the Investment Advisory and Sub-Advisory Agreements reflect economies of scale or will permit economies of scale to be realized in the future, the Board noted that TAM and the Sub-Adviser offer breakpoints which benefit investors by passing on economies of scale in the form of lower management fees as the level of assets grows. The Trustees also concluded that they will have the opportunity to periodically reexamine whether the Fund has achieved economies of scale, and the appropriateness of management fees payable to TAM and fees paid to the Sub-Adviser, in the future.
Benefits to TAM, its affiliates, or the Sub-Adviser from their relationship with the Fund. The Board noted that management believes that other benefits anticipated to be derived by TAM, its affiliates, and the Sub-Adviser from their relationships with the Fund are expected to be consistent with industry practice and the best interests of the Fund and its shareholders. The Trustees also noted that TAM would not realize soft dollar benefits from its relationship with the Fund. The Board also noted that the Sub-Adviser is participating in a brokerage program pursuant to which a portion of brokerage commissions paid by the Fund is recaptured for the benefit of the Fund and its shareholders, thus limiting the amount of soft dollar arrangements the Sub-Adviser may engage in with respect to the Fund’s brokerage transactions.
Other considerations. The Board determined that TAM has made a substantial commitment to the recruitment and retention of high quality personnel, and maintains the financial, compliance and operational resources reasonably necessary to manage the Fund in a professional manner that is consistent with the best interests of the Fund and its shareholders. In this regard, the Trustees favorably considered the procedures and policies in place by TAM to enforce compliance with applicable laws and regulations and oversee the portfolio management activities of the Sub-Adviser. The Trustees also determined that TAM has made a significant entrepreneurial commitment to the management and success of the Fund, reflected by TAM’s expense limitation and fee waiver arrangements with the Fund, which may result in TAM waiving fees for the benefit of shareholders.
Conclusion. After consideration of the factors described above as well as other factors, the Trustees, including all of the independent members of the Board, concluded that the renewal of the Investment Advisory Agreement and the Sub-Advisory Agreement and the compensation to be received by TAM and the Sub-Adviser is consistent with TAM’s fiduciary duty under applicable law and voted to approve the renewal of the Investment Advisory Agreement and the Sub-Advisory Agreement.

Transamerica Funds	Annual Report 2010

TRANSAMERICA OPPENHEIMER DEVELOPING MARKETS
INVESTMENT ADVISORY AND SUB-ADVISORY AGREEMENTS — CONTRACT RENEWAL
(unaudited)
At a meeting of the Board of Trustees of Transamerica Funds (the “Board”) held on June 9-10, 2010, the Board reviewed and considered the renewal of the investment advisory agreement (the “Investment Advisory Agreement”) between Transamerica Oppenheimer Developing Markets (the “Fund”) and Transamerica Asset Management, Inc. (“TAM”), as well as the renewal of the investment sub-advisory agreement (the “Sub-Advisory Agreement”) of the Fund between TAM and OppenheimerFunds, Inc. (the “Sub-Adviser”), to determine whether the agreements should be renewed.
Following their review and consideration, the Trustees determined that the renewal of the Investment Advisory Agreement and the Sub-Advisory Agreement and the compensation to be received by TAM and the Sub-Adviser under the agreements is consistent with TAM’s fiduciary duty under applicable law. The Board, including the independent members of the Board, unanimously approved the renewal of the Investment Advisory Agreement and Sub-Advisory Agreement through June 30, 2011. In reaching their decision, the Trustees requested and received from TAM and the Sub-Adviser such information as they deemed reasonably necessary to evaluate the agreements, including information about fees and performance of comparable funds managed by the Sub-Adviser. The Trustees also considered information they had previously received from TAM and the Sub-Adviser as part of their regular oversight of the Fund, as well as comparative fee, expense, and performance information prepared by Lipper Inc. (“Lipper”), an independent provider of mutual fund performance information, and fee and expense information and profitability data prepared by management. In considering the proposed continuation of the Investment Advisory and Sub-Advisory Agreements, the Trustees evaluated a number of considerations that they believed, in light of the legal advice furnished to them by independent legal counsel and their own business judgment, to be relevant. They based their decisions on the following considerations, among others, although they did not identify any consideration or particular information that was controlling of their decisions:
The nature, extent and quality of the advisory services to be provided. The Board considered the nature, extent and quality of the services provided by TAM and the Sub-Adviser to the Fund in the past, as well as the services anticipated to be provided in the future. The Trustees also considered the Sub-Adviser’s investment approach for the Fund. The Board discussed the replacement of the Fund’s research analyst. The Trustees noted that they receive, on a quarterly basis, an execution analysis from Capital Institutional Services, Inc. (CAPIS), an independent provider of trade analyses, for the Sub-Adviser and a comparison of trading results against a peer universe of managers. The Board also considered the experience, capability and integrity of TAM’s senior management, the financial resources of TAM and the Sub-Adviser, TAM’s management oversight process and the professional qualifications of the portfolio management team of the Sub-Adviser. The Trustees determined that TAM and the Sub-Adviser can provide investment and related services that are appropriate in scope and extent in light of the Fund’s operations, the competitive landscape of the investment company business and investor needs.
The investment performance of the Fund. The Board considered the short and longer-term performance of the Fund in light of its investment objective, policies and strategies, including relative performance against a peer universe of comparable mutual funds as prepared by Lipper for various trailing periods ended December 31, 2009. The Board noted that the Fund’s performance was above the median for its peer universe for the past 1– and 3-year periods. On the basis of the Board’s assessment of the nature, extent and quality of advisory services to be provided or procured by TAM and the Sub-Adviser, the Board concluded that TAM and the Sub-Adviser are capable of generating a level of investment performance that is appropriate in light of the Fund’s investment objectives, policies and strategies and competitive with other investment companies.
The cost of advisory services provided and the level of profitability. The Board reviewed profitability information of TAM’s cost of procuring fund management services, as well as the costs of provision of administration, fund accounting and other services, to the Fund and to Transamerica Funds as a whole by TAM and its affiliates. The Board reviewed the management and sub-advisory fees for the Fund. The Trustees noted that the Fund’s contractual management fee was in line with the median for its peer group and above the median for its peer universe and that the total expenses of the Fund were below the medians for its peer group and peer universe. The Trustees noted the anticipated profitability of the relationship between the Fund, TAM and its affiliates, and the Sub-Adviser, as applicable, and determined that the management and sub-advisory fees to be received by TAM and the Sub-Adviser under the agreements are consistent with TAM’s fiduciary duty under applicable law. In making these observations and determinations, the Board reviewed, among other information, comparative information provided by Lipper and management.
Whether fee levels reflect economies of scale and the extent to which economies of scale would be realized as the Fund grows. The Trustees considered the economies of scale with respect to the management of the Fund, whether the Fund had appropriately benefited from any economies of scale, and whether there was potential for realization of any further economies of scale. In evaluating the extent to which the management fees payable under the Investment Advisory and Sub-Advisory Agreements reflect economies of scale or will permit economies of scale to be realized in the future, the Board noted that TAM and the Sub-Adviser offer breakpoints which benefit investors by passing on economies of scale in the form of lower management fees as the level of assets grows. The Trustees also concluded that they will have the opportunity to periodically reexamine whether the Fund has achieved economies of scale, and the appropriateness of management fees payable to TAM and fees paid to the Sub-Adviser, in the future.
Benefits to TAM, its affiliates, or the Sub-Adviser from their relationship with the Fund. The Board noted that management believes that other benefits anticipated to be derived by TAM, its affiliates, and the Sub-Adviser from their relationships with the Fund are expected to be consistent with industry practice and the best interests of the Fund and its shareholders. The Trustees also noted that TAM would not realize soft dollar benefits from its relationship with the Fund.
Other considerations. The Board determined that TAM has made a substantial commitment to the recruitment and retention of high quality personnel, and maintains the financial, compliance and operational resources reasonably necessary to manage the Fund in a professional manner that is consistent with the best interests of the Fund and its shareholders. In this regard, the Trustees favorably considered the procedures and policies in place by TAM to enforce compliance with applicable laws and regulations and oversee the portfolio management activities of the Sub-Adviser. The Trustees also determined that TAM has made a significant entrepreneurial commitment to the management and success of the Fund, reflected by TAM’s expense limitation and fee waiver arrangements with the Fund, which may result in TAM waiving fees for the benefit of shareholders.
Conclusion. After consideration of the factors described above as well as other factors, the Trustees, including all of the independent members of the Board, concluded that the renewal of the Investment Advisory Agreement and the Sub-Advisory Agreement and the compensation to be received by TAM and the Sub-Adviser is consistent with TAM’s fiduciary duty under applicable law and voted to approve the renewal of the Investment Advisory Agreement and the Sub-Advisory Agreement.

Transamerica Funds	Annual Report 2010

TRANSAMERICA OPPENHEIMER SMALL- & MID-CAP VALUE
INVESTMENT ADVISORY AND SUB-ADVISORY AGREEMENTS — CONTRACT RENEWAL
(unaudited)
At a meeting of the Board of Trustees of Transamerica Funds (the “Board”) held on June 9-10, 2010, the Board reviewed and considered the renewal of the investment advisory agreement (the “Investment Advisory Agreement”) between Transamerica Oppenheimer Small- & Mid-Cap Value (the “Fund”) and Transamerica Asset Management, Inc. (“TAM”), as well as the renewal of the investment sub-advisory agreement (the “Sub-Advisory Agreement”) of the Fund between TAM and OppenheimerFunds, Inc. (the “Sub-Adviser”), to determine whether the agreements should be renewed.
Following their review and consideration, the Trustees determined that the renewal of the Investment Advisory Agreement and the Sub-Advisory Agreement and the compensation to be received by TAM and the Sub-Adviser under the agreements is consistent with TAM’s fiduciary duty under applicable law. The Board, including the independent members of the Board, unanimously approved the renewal of the Investment Advisory Agreement and Sub-Advisory Agreement through June 30, 2011. In reaching their decision, the Trustees requested and received from TAM and the Sub-Adviser such information as they deemed reasonably necessary to evaluate the agreements, including information about fees and performance of comparable funds managed by the Sub-Adviser. The Trustees also considered information they had previously received from TAM and the Sub-Adviser as part of their regular oversight of the Fund, as well as comparative fee, expense, and performance information prepared by Lipper Inc. (“Lipper”), an independent provider of mutual fund performance information, and fee and expense information and profitability data prepared by management. In considering the proposed continuation of the Investment Advisory and Sub-Advisory Agreements, the Trustees evaluated a number of considerations that they believed, in light of the legal advice furnished to them by independent legal counsel and their own business judgment, to be relevant. They based their decisions on the following considerations, among others, although they did not identify any consideration or particular information that was controlling of their decisions:
The nature, extent and quality of the advisory services to be provided. The Board considered the nature, extent and quality of the services provided by TAM and the Sub-Adviser to the Fund in the past, as well as the services anticipated to be provided in the future. The Trustees also considered the Sub-Adviser’s investment approach for the Fund. The Trustees noted that they receive, on a quarterly basis, an execution analysis from Capital Institutional Services, Inc. (CAPIS), an independent provider of trade analyses, for the Sub-Adviser and a comparison of trading results against a peer universe of managers. The Board also considered the experience, capability and integrity of TAM’s senior management, the financial resources of TAM and the Sub-Adviser, TAM’s management oversight process and the professional qualifications of the portfolio management team of the Sub-Adviser. The Trustees determined that TAM and the Sub-Adviser can provide investment and related services that are appropriate in scope and extent in light of the Fund’s operations, the competitive landscape of the investment company business and investor needs.
The investment performance of the Fund. The Board considered the short and longer-term performance of the Fund in light of its investment objective, policies and strategies, including relative performance against a peer universe of comparable mutual funds as prepared by Lipper for various trailing periods ended December 31, 2009. The Board noted that the Fund’s performance was above the median for its peer universe for the past 1-year period and below the median for the past 3-year period. On the basis of the Board’s assessment of the nature, extent and quality of advisory services to be provided or procured by TAM and the Sub-Adviser, the Board concluded that TAM and the Sub-Adviser are capable of generating a level of investment performance that is appropriate in light of the Fund’s investment objectives, policies and strategies and competitive with other investment companies.
The cost of advisory services provided and the level of profitability. The Board reviewed profitability information of TAM’s cost of procuring fund management services, as well as the costs of provision of administration, fund accounting and other services, to the Fund and to Transamerica Funds as a whole by TAM and its affiliates. The Board reviewed the management and sub-advisory fees for the Fund. The Trustees noted that the Fund’s contractual management fee was in line with the median for its peer group and above the median for its peer universe and that the total expenses of the Fund were below the medians for its peer group and peer universe. The Trustees noted the anticipated profitability of the relationship between the Fund, TAM and its affiliates, and the Sub-Adviser, as applicable, and determined that the management and sub-advisory fees to be received by TAM and the Sub-Adviser under the agreements are consistent with TAM’s fiduciary duty under applicable law. In making these observations and determinations, the Board reviewed, among other information, comparative information provided by Lipper and management.
Whether fee levels reflect economies of scale and the extent to which economies of scale would be realized as the Fund grows. The Trustees considered the economies of scale with respect to the management of the Fund, whether the Fund had appropriately benefited from any economies of scale, and whether there was potential for realization of any further economies of scale. In evaluating the extent to which the management fees payable under the Investment Advisory and Sub-Advisory Agreements reflect economies of scale or will permit economies of scale to be realized in the future, the Board noted that TAM and the Sub-Adviser offer breakpoints which benefit investors by passing on economies of scale in the form of lower management fees as the level of assets grows. The Trustees also concluded that they will have the opportunity to periodically reexamine whether the Fund has achieved economies of scale, and the appropriateness of management fees payable to TAM and fees paid to the Sub-Adviser, in the future.
Benefits to TAM, its affiliates, or the Sub-Adviser from their relationship with the Fund. The Board noted that management believes that other benefits anticipated to be derived by TAM, its affiliates, and the Sub-Adviser from their relationships with the Fund are expected to be consistent with industry practice and the best interests of the Fund and its shareholders. The Trustees also noted that TAM would not realize soft dollar benefits from its relationship with the Fund.
Other considerations. The Board determined that TAM has made a substantial commitment to the recruitment and retention of high quality personnel, and maintains the financial, compliance and operational resources reasonably necessary to manage the Fund in a professional manner that is consistent with the best interests of the Fund and its shareholders. In this regard, the Trustees favorably considered the procedures and policies in place by TAM to enforce compliance with applicable laws and regulations and oversee the portfolio management activities of the Sub-Adviser. The Trustees also determined that TAM has made a significant entrepreneurial commitment to the management and success of the Fund, reflected by TAM’s expense limitation and fee waiver arrangements with the Fund, which may result in TAM waiving fees for the benefit of shareholders.
Conclusion. After consideration of the factors described above as well as other factors, the Trustees, including all of the independent members of the Board, concluded that the renewal of the Investment Advisory Agreement and the Sub-Advisory Agreement and the compensation to be received by TAM and the Sub-Adviser is consistent with TAM’s fiduciary duty under applicable law and voted to approve the renewal of the Investment Advisory Agreement and the Sub-Advisory Agreement.

Transamerica Funds	Annual Report 2010

TRANSAMERICA SCHRODERS INTERNATIONAL SMALL CAP
INVESTMENT ADVISORY AND SUB-ADVISORY AGREEMENTS — CONTRACT RENEWAL
(unaudited)
At a meeting of the Board of Trustees of Transamerica Funds (the “Board”) held on June 9-10, 2010, the Board reviewed and considered the renewal of the investment advisory agreement (the “Investment Advisory Agreement”) between Transamerica Schroders International Small Cap (the “Fund”) and Transamerica Asset Management, Inc. (“TAM”), as well as the renewal of the investment sub-advisory agreement (the “Sub-Advisory Agreement”) of the Fund between TAM and Schroder Investment Management North America Inc. (the “Sub-Adviser”), to determine whether the agreements should be renewed.
Following their review and consideration, the Trustees determined that the renewal of the Investment Advisory Agreement and the Sub-Advisory Agreement and the compensation to be received by TAM and the Sub-Adviser under the agreements is consistent with TAM’s fiduciary duty under applicable law. The Board, including the independent members of the Board, unanimously approved the renewal of the Investment Advisory Agreement and Sub-Advisory Agreement through June 30, 2011. In reaching their decision, the Trustees requested and received from TAM and the Sub-Adviser such information as they deemed reasonably necessary to evaluate the agreements, including information about fees and performance of comparable accounts managed by the Sub-Adviser and composite performance information provided by the Sub-Adviser. The Trustees also considered information they had previously received from TAM and the Sub-Adviser as part of their regular oversight of the Fund, as well as comparative fee, expense, and performance information prepared by Lipper Inc. (“Lipper”), an independent provider of mutual fund performance information, and fee and expense information and profitability data prepared by management. In considering the proposed continuation of the Investment Advisory and Sub-Advisory Agreements, the Trustees evaluated a number of considerations that they believed, in light of the legal advice furnished to them by independent legal counsel and their own business judgment, to be relevant. They based their decisions on the following considerations, among others, although they did not identify any consideration or particular information that was controlling of their decisions:
The nature, extent and quality of the advisory services to be provided. The Board considered the nature, extent and quality of the services provided by TAM and the Sub-Adviser to the Fund in the past, as well as the services anticipated to be provided in the future. The Trustees also considered the Sub-Adviser’s investment approach for the Fund. The Trustees noted that they receive, on a quarterly basis, an execution analysis from Capital Institutional Services, Inc. (CAPIS), an independent provider of trade analyses, for the Sub-Adviser and a comparison of trading results against a peer universe of managers. The Board also considered the experience, capability and integrity of TAM’s senior management, the financial resources of TAM and the Sub-Adviser, TAM’s management oversight process and the professional qualifications of the portfolio management team of the Sub-Adviser. The Trustees determined that TAM and the Sub-Adviser can provide investment and related services that are appropriate in scope and extent in light of the Fund’s operations, the competitive landscape of the investment company business and investor needs.
The investment performance of the Fund. The Board considered the short and longer-term performance of the Fund in light of its investment objective, policies and strategies, including relative performance against a peer universe of comparable mutual funds as prepared by Lipper for the period ended December 31, 2009, noting that the Fund’s inception date was March 1, 2008. The Board noted that the Fund’s performance was above the median for its peer universe for the past 1-year period. On the basis of the Board’s assessment of the nature, extent and quality of advisory services to be provided or procured by TAM and the Sub-Adviser, the Board concluded that TAM and the Sub-Adviser are capable of generating a level of investment performance that is appropriate in light of the Fund’s investment objectives, policies and strategies and competitive with other investment companies.
The cost of advisory services provided and the level of profitability. The Board reviewed profitability information of TAM’s cost of procuring fund management services, as well as the costs of provision of administration, fund accounting and other services, to the Fund and to Transamerica Funds as a whole by TAM and its affiliates. The Board reviewed the management and sub-advisory fees for the Fund. The Trustees noted that the Fund’s contractual management fee was below the median for its peer group and in line with the median for its peer universe and that the total expenses of the Fund were below the medians for its peer group and peer universe. The Trustees noted the anticipated profitability of the relationship between the Fund, TAM and its affiliates, and the Sub-Adviser, as applicable, and determined that the management and sub-advisory fees to be received by TAM and the Sub-Adviser under the agreements are consistent with TAM’s fiduciary duty under applicable law. In making these observations and determinations, the Board reviewed, among other information, comparative information provided by Lipper and management.
Whether fee levels reflect economies of scale and the extent to which economies of scale would be realized as the Fund grows. The Trustees considered the economies of scale with respect to the management of the Fund, whether the Fund had appropriately benefited from any economies of scale, and whether there was potential for realization of any further economies of scale. In evaluating the extent to which the management fees payable under the Investment Advisory and Sub-Advisory Agreements reflect economies of scale or will permit economies of scale to be realized in the future, the Board noted that TAM and the Sub-Adviser offer breakpoints which benefit investors by passing on economies of scale in the form of lower management fees as the level of assets grows. The Trustees also concluded that they will have the opportunity to periodically reexamine whether the Fund has achieved economies of scale, and the appropriateness of management fees payable to TAM and fees paid to the Sub-Adviser, in the future.
Benefits to TAM, its affiliates, or the Sub-Adviser from their relationship with the Fund. The Board noted that management believes that other benefits anticipated to be derived by TAM, its affiliates, and the Sub-Adviser from their relationships with the Fund are expected to be consistent with industry practice and the best interests of the Fund and its shareholders. The Trustees also noted that TAM would not realize soft dollar benefits from its relationship with the Fund.
Other considerations. The Board determined that TAM has made a substantial commitment to the recruitment and retention of high quality personnel, and maintains the financial, compliance and operational resources reasonably necessary to manage the Fund in a professional manner that is consistent with the best interests of the Fund and its shareholders. In this regard, the Trustees favorably considered the procedures and policies in place by TAM to enforce compliance with applicable laws and regulations and oversee the portfolio management activities of the Sub-Adviser. The Trustees also determined that TAM has made a significant entrepreneurial commitment to the management and success of the Fund, reflected by TAM’s expense limitation and fee waiver arrangements with the Fund, which may result in TAM waiving fees for the benefit of shareholders.
Conclusion. After consideration of the factors described above as well as other factors, the Trustees, including all of the independent members of the Board, concluded that the renewal of the Investment Advisory Agreement and the Sub-Advisory Agreement and the compensation to be received by TAM and the Sub-Adviser is consistent with TAM’s fiduciary duty under applicable law and voted to approve the renewal of the Investment Advisory Agreement and the Sub-Advisory Agreement.

Transamerica Funds	Annual Report 2010

TRANSAMERICA THIRD AVENUE VALUE
INVESTMENT ADVISORY AND SUB-ADVISORY AGREEMENTS — CONTRACT RENEWAL
(unaudited)
At a meeting of the Board of Trustees of Transamerica Funds (the “Board”) held on June 9-10, 2010, the Board reviewed and considered the renewal of the investment advisory agreement (the “Investment Advisory Agreement”) between Transamerica Third Avenue Value (the “Fund”) and Transamerica Asset Management, Inc. (“TAM”), as well as the renewal of the investment sub-advisory agreement (the “Sub-Advisory Agreement”) of the Fund between TAM and Third Avenue Management LLC (the “Sub-Adviser”), to determine whether the agreements should be renewed.
Following their review and consideration, the Trustees determined that the renewal of the Investment Advisory Agreement and the Sub-Advisory Agreement and the compensation to be received by TAM and the Sub-Adviser under the agreements is consistent with TAM’s fiduciary duty under applicable law. The Board, including the independent members of the Board, unanimously approved the renewal of the Investment Advisory Agreement and Sub-Advisory Agreement through June 30, 2011. In reaching their decision, the Trustees requested and received from TAM and the Sub-Adviser such information as they deemed reasonably necessary to evaluate the agreements, including information about fees and performance of comparable funds managed by the Sub-Adviser. The Trustees also considered information they had previously received from TAM and the Sub-Adviser as part of their regular oversight of the Fund, as well as comparative fee, expense, and performance information prepared by Lipper Inc. (“Lipper”), an independent provider of mutual fund performance information, and fee and expense information and profitability data prepared by management. In considering the proposed continuation of the Investment Advisory and Sub-Advisory Agreements, the Trustees evaluated a number of considerations that they believed, in light of the legal advice furnished to them by independent legal counsel and their own business judgment, to be relevant. They based their decisions on the following considerations, among others, although they did not identify any consideration or particular information that was controlling of their decisions:
The nature, extent and quality of the advisory services to be provided. The Board considered the nature, extent and quality of the services provided by TAM and the Sub-Adviser to the Fund in the past, as well as the services anticipated to be provided in the future. The Trustees also considered the Sub-Adviser’s investment approach for the Fund. The Trustees noted that they receive, on a quarterly basis, an execution analysis from Capital Institutional Services, Inc. (CAPIS), an independent provider of trade analyses, for the Sub-Adviser and a comparison of trading results against a peer universe of managers. The Board also considered the experience, capability and integrity of TAM’s senior management, the financial resources of TAM and the Sub-Adviser, TAM’s management oversight process and the professional qualifications of the portfolio management team of the Sub-Adviser. The Trustees determined that TAM and the Sub-Adviser can provide investment and related services that are appropriate in scope and extent in light of the Fund’s operations, the competitive landscape of the investment company business and investor needs.
The investment performance of the Fund. The Board considered the short and longer-term performance of the Fund in light of its investment objective, policies and strategies, including relative performance against a peer universe of comparable mutual funds as prepared by Lipper for various trailing periods ended December 31, 2009, noting that the Fund’s Class I2 Shares have an inception date of May 1, 2007. The Board noted that the Fund’s performance was in line with the median for its peer universe for the past 1-year period. On the basis of the Board’s assessment of the nature, extent and quality of advisory services to be provided or procured by TAM and the Sub-Adviser, the Board concluded that TAM and the Sub-Adviser are capable of generating a level of investment performance that is appropriate in light of the Fund’s investment objectives, policies and strategies and competitive with other investment companies.
The cost of advisory services provided and the level of profitability. The Board reviewed profitability information of TAM’s cost of procuring fund management services, as well as the costs of provision of administration, fund accounting and other services, to the Fund and to Transamerica Funds as a whole by TAM and its affiliates. The Board reviewed the management and sub-advisory fees for the Fund. The Trustees noted that the Fund’s contractual management fee was above the median for its peer group and in line with the median for its peer universe and that the total expenses of the Fund were below the medians for its peer group and peer universe. The Trustees noted the anticipated profitability of the relationship between the Fund, TAM and its affiliates, and the Sub-Adviser, as applicable, and determined that the management and sub-advisory fees to be received by TAM and the Sub-Adviser under the agreements are consistent with TAM’s fiduciary duty under applicable law. In making these observations and determinations, the Board reviewed, among other information, comparative information provided by Lipper and management.
Whether fee levels reflect economies of scale and the extent to which economies of scale would be realized as the Fund grows. The Trustees considered the economies of scale with respect to the management of the Fund, whether the Fund had appropriately benefited from any economies of scale, and whether there was potential for realization of any further economies of scale. The Trustees considered the management fee schedule and the existence of breakpoints, if any. The Trustees also concluded that they will have the opportunity to periodically reexamine whether the Fund has achieved economies of scale, and the appropriateness of management fees payable to TAM and fees paid to the Sub-Adviser, in the future.
Benefits to TAM, its affiliates, or the Sub-Adviser from their relationship with the Fund. The Board noted that management believes that other benefits anticipated to be derived by TAM, its affiliates, and the Sub-Adviser from their relationships with the Fund are expected to be consistent with industry practice and the best interests of the Fund and its shareholders. The Trustees also noted that TAM would not realize soft dollar benefits from its relationship with the Fund. The Board also noted that the Sub-Adviser is participating in a brokerage program pursuant to which a portion of brokerage commissions paid by the Fund is recaptured for the benefit of the Fund and its shareholders, thus limiting the amount of soft dollar arrangements the Sub-Adviser may engage in with respect to the Fund’s brokerage transactions.
Other considerations. The Board determined that TAM has made a substantial commitment to the recruitment and retention of high quality personnel, and maintains the financial, compliance and operational resources reasonably necessary to manage the Fund in a professional manner that is consistent with the best interests of the Fund and its shareholders. In this regard, the Trustees favorably considered the procedures and policies in place by TAM to enforce compliance with applicable laws and regulations and oversee the portfolio management activities of the Sub-Adviser. The Trustees also determined that TAM has made a significant entrepreneurial commitment to the management and success of the Fund, reflected by TAM’s expense limitation and fee waiver arrangements with the Fund, which may result in TAM waiving fees for the benefit of shareholders.
Conclusion. After consideration of the factors described above as well as other factors, the Trustees, including all of the independent members of the Board, concluded that the renewal of the Investment Advisory Agreement and the Sub-Advisory Agreement and the compensation to be received by TAM and the Sub-Adviser is consistent with TAM’s fiduciary duty under applicable law and voted to approve the renewal of the Investment Advisory Agreement and the Sub-Advisory Agreement.

Transamerica Funds	Annual Report 2010

TRANSAMERICA THORNBURG INTERNATIONAL VALUE
INVESTMENT ADVISORY AND SUB-ADVISORY AGREEMENTS — CONTRACT RENEWAL
(unaudited)
At a meeting of the Board of Trustees of Transamerica Funds (the “Board”) held on June 9-10, 2010, the Board reviewed and considered the renewal of the investment advisory agreement (the “Investment Advisory Agreement”) between Transamerica Thornburg International Value (the “Fund”) and Transamerica Asset Management, Inc. (“TAM”), as well as the renewal of the investment sub-advisory agreement (the “Sub-Advisory Agreement”) of the Fund between TAM and Thornburg Investment Management, Inc. (the “Sub-Adviser”), to determine whether the agreements should be renewed.
Following their review and consideration, the Trustees determined that the renewal of the Investment Advisory Agreement and the Sub-Advisory Agreement and the compensation to be received by TAM and the Sub-Adviser under the agreements is consistent with TAM’s fiduciary duty under applicable law. The Board, including the independent members of the Board, unanimously approved the renewal of the Investment Advisory Agreement and Sub-Advisory Agreement through June 30, 2011. In reaching their decision, the Trustees requested and received from TAM and the Sub-Adviser such information as they deemed reasonably necessary to evaluate the agreements, including information about fees and performance of comparable funds and accounts managed by the Sub-Adviser. The Trustees also considered information they had previously received from TAM and the Sub-Adviser as part of their regular oversight of the Fund, as well as comparative fee, expense, and performance information prepared by Lipper Inc. (“Lipper”), an independent provider of mutual fund performance information, and fee and expense information and profitability data prepared by management. In considering the proposed continuation of the Investment Advisory and Sub-Advisory Agreements, the Trustees evaluated a number of considerations that they believed, in light of the legal advice furnished to them by independent legal counsel and their own business judgment, to be relevant. They based their decisions on the following considerations, among others, although they did not identify any consideration or particular information that was controlling of their decisions:
The nature, extent and quality of the advisory services to be provided. The Board considered the nature, extent and quality of the services provided by TAM and the Sub-Adviser to the Fund in the past, as well as the services anticipated to be provided in the future. The Trustees also considered the Sub-Adviser’s investment approach for the Fund. The Trustees noted that they receive, on a quarterly basis, an execution analysis from Capital Institutional Services, Inc. (CAPIS), an independent provider of trade analyses, for the Sub-Adviser and a comparison of trading results against a peer universe of managers. The Board also considered the experience, capability and integrity of TAM’s senior management, the financial resources of TAM and the Sub-Adviser, TAM’s management oversight process and the professional qualifications of the portfolio management team of the Sub-Adviser. The Trustees determined that TAM and the Sub-Adviser can provide investment and related services that are appropriate in scope and extent in light of the Fund’s operations, the competitive landscape of the investment company business and investor needs.
The investment performance of the Fund. The Board considered the short and longer-term performance of the Fund in light of its investment objective, policies and strategies, including relative performance against a peer universe of comparable mutual funds as prepared by Lipper for the period ended December 31, 2009, noting that the Fund has an inception date of September 15, 2008. The Board noted that the Fund’s performance was in line with the median for its peer universe for the past 1-year period. On the basis of the Board’s assessment of the nature, extent and quality of advisory services to be provided or procured by TAM and the Sub-Adviser, the Board concluded that TAM and the Sub-Adviser are capable of generating a level of investment performance that is appropriate in light of the Fund’s investment objectives, policies and strategies and competitive with other investment companies.
The cost of advisory services provided and the level of profitability. The Board reviewed profitability information of TAM’s cost of procuring fund management services, as well as the costs of provision of administration, fund accounting and other services, to the Fund and to Transamerica Funds as a whole by TAM and its affiliates. The Board reviewed the management and sub-advisory fees for the Fund. The Trustees noted that the Fund’s contractual management fee was in line with the median for its peer group and above the median for its peer universe and that the total expenses of the Fund were below the medians for its peer group and peer universe. The Trustees noted the anticipated profitability of the relationship between the Fund, TAM and its affiliates, and the Sub-Adviser, as applicable, and determined that the management and sub-advisory fees to be received by TAM and the Sub-Adviser under the agreements are consistent with TAM’s fiduciary duty under applicable law. In making these observations and determinations, the Board reviewed, among other information, comparative information provided by Lipper and management.
Whether fee levels reflect economies of scale and the extent to which economies of scale would be realized as the Fund grows. The Trustees considered the economies of scale with respect to the management of the Fund, whether the Fund had appropriately benefited from any economies of scale, and whether there was potential for realization of any further economies of scale. In evaluating the extent to which the management fees payable under the Investment Advisory and Sub-Advisory Agreements reflect economies of scale or will permit economies of scale to be realized in the future, the Board noted that TAM and the Sub-Adviser offer breakpoints which benefit investors by passing on economies of scale in the form of lower management fees as the level of assets grows. The Trustees also concluded that they will have the opportunity to periodically reexamine whether the Fund has achieved economies of scale, and the appropriateness of management fees payable to TAM and fees paid to the Sub-Adviser, in the future.
Benefits to TAM, its affiliates, or the Sub-Adviser from their relationship with the Fund. The Board noted that management believes that other benefits anticipated to be derived by TAM, its affiliates, and the Sub-Adviser from their relationships with the Fund are expected to be consistent with industry practice and the best interests of the Fund and its shareholders. The Trustees also noted that TAM would not realize soft dollar benefits from its relationship with the Fund. The Board also noted that the Sub-Adviser is participating in a brokerage program pursuant to which a portion of brokerage commissions paid by the Fund is recaptured for the benefit of the Fund and its shareholders, thus limiting the amount of soft dollar arrangements the Sub-Adviser may engage in with respect to the Fund’s brokerage transactions.
Other considerations. The Board determined that TAM has made a substantial commitment to the recruitment and retention of high quality personnel, and maintains the financial, compliance and operational resources reasonably necessary to manage the Fund in a professional manner that is consistent with the best interests of the Fund and its shareholders. In this regard, the Trustees favorably considered the procedures and policies in place by TAM to enforce compliance with applicable laws and regulations and oversee the portfolio management activities of the Sub-Adviser. The Trustees also determined that TAM has made a significant entrepreneurial commitment to the management and success of the Fund, reflected by TAM’s expense limitation and fee waiver arrangements with the Fund, which may result in TAM waiving fees for the benefit of shareholders.
Conclusion. After consideration of the factors described above as well as other factors, the Trustees, including all of the independent members of the Board, concluded that the renewal of the Investment Advisory Agreement and the Sub-Advisory Agreement and the compensation to be received by TAM and the Sub-Adviser is consistent with TAM’s fiduciary duty under applicable law and voted to approve the renewal of the Investment Advisory Agreement and the Sub-Advisory Agreement.

Transamerica Funds	Annual Report 2010

TRANSAMERICA UBS LARGE CAP VALUE
INVESTMENT ADVISORY AND SUB-ADVISORY AGREEMENTS — CONTRACT RENEWAL
(unaudited)
At a meeting of the Board of Trustees of Transamerica Funds (the “Board”) held on June 9-10, 2010, the Board reviewed and considered the renewal of the investment advisory agreement (the “Investment Advisory Agreement”) between Transamerica UBS Large Cap Value (the “Fund”) and Transamerica Asset Management, Inc. (“TAM”), as well as the renewal of the investment sub-advisory agreement (the “Sub-Advisory Agreement”) of the Fund between TAM and UBS Global Asset Management (Americas) Inc. (the “Sub-Adviser”), to determine whether the agreements should be renewed.
Following their review and consideration, the Trustees determined that the renewal of the Investment Advisory Agreement and the Sub-Advisory Agreement and the compensation to be received by TAM and the Sub-Adviser under the agreements is consistent with TAM’s fiduciary duty under applicable law. The Board, including the independent members of the Board, unanimously approved the renewal of the Investment Advisory Agreement and Sub-Advisory Agreement through June 30, 2011. In reaching their decision, the Trustees requested and received from TAM and the Sub-Adviser such information as they deemed reasonably necessary to evaluate the agreements, including information about fees and performance of comparable funds managed by the Sub-Adviser and composite performance and standard fee information provided by the Sub-Adviser. The Trustees also considered information they had previously received from TAM and the Sub-Adviser as part of their regular oversight of the Fund, as well as comparative fee, expense, and performance information prepared by Lipper Inc. (“Lipper”), an independent provider of mutual fund performance information, and fee and expense information and profitability data prepared by management. In considering the proposed continuation of the Investment Advisory and Sub-Advisory Agreements, the Trustees evaluated a number of considerations that they believed, in light of the legal advice furnished to them by independent legal counsel and their own business judgment, to be relevant. They based their decisions on the following considerations, among others, although they did not identify any consideration or particular information that was controlling of their decisions:
The nature, extent and quality of the advisory services to be provided. The Board considered the nature, extent and quality of the services provided by TAM and the Sub-Adviser to the Fund in the past, as well as the services anticipated to be provided in the future. The Trustees also considered the Sub-Adviser’s investment approach for the Fund. The Trustees noted that they receive, on a quarterly basis, an execution analysis from Capital Institutional Services, Inc. (CAPIS), an independent provider of trade analyses, for the Sub-Adviser and a comparison of trading results against a peer universe of managers. The Board also considered the experience, capability and integrity of TAM’s senior management, the financial resources of TAM and the Sub-Adviser, TAM’s management oversight process and the professional qualifications of the portfolio management team of the Sub-Adviser. The Trustees determined that TAM and the Sub-Adviser can provide investment and related services that are appropriate in scope and extent in light of the Fund’s operations, the competitive landscape of the investment company business and investor needs.
The investment performance of the Fund. The Board considered the short and longer-term performance of the Fund in light of its investment objective, policies and strategies, including relative performance against a peer universe of comparable mutual funds as prepared by Lipper for various trailing periods ended December 31, 2009. The Board noted that the Fund’s performance was in line with the median for its peer universe for the past 1-year period and below the median for the past 3-year period. On the basis of the Board’s assessment of the nature, extent and quality of advisory services to be provided or procured by TAM and the Sub-Adviser, the Board concluded that TAM and the Sub-Adviser are capable of generating a level of investment performance that is appropriate in light of the Fund’s investment objectives, policies and strategies and competitive with other investment companies.
The cost of advisory services provided and the level of profitability. The Board reviewed profitability information of TAM’s cost of procuring fund management services, as well as the costs of provision of administration, fund accounting and other services, to the Fund and to Transamerica Funds as a whole by TAM and its affiliates. The Board reviewed the management and sub-advisory fees for the Fund. The Trustees noted that the Fund’s contractual management fee was in line with the medians for its peer group and peer universe and that the total expenses of the Fund were below the medians for its peer group and peer universe. The Trustees noted the anticipated profitability of the relationship between the Fund, TAM and its affiliates, and the Sub-Adviser, as applicable, and determined that the management and sub-advisory fees to be received by TAM and the Sub-Adviser under the agreements are consistent with TAM’s fiduciary duty under applicable law. In making these observations and determinations, the Board reviewed, among other information, comparative information provided by Lipper and management.
Whether fee levels reflect economies of scale and the extent to which economies of scale would be realized as the Fund grows. The Trustees considered the economies of scale with respect to the management of the Fund, whether the Fund had appropriately benefited from any economies of scale, and whether there was potential for realization of any further economies of scale. In evaluating the extent to which the management fees payable under the Investment Advisory and Sub-Advisory Agreements reflect economies of scale or will permit economies of scale to be realized in the future, the Board noted that TAM and the Sub-Adviser offer breakpoints which benefit investors by passing on economies of scale in the form of lower management fees as the level of assets grows. The Trustees also concluded that they will have the opportunity to periodically reexamine whether the Fund has achieved economies of scale, and the appropriateness of management fees payable to TAM and fees paid to the Sub-Adviser, in the future.
Benefits to TAM, its affiliates, or the Sub-Adviser from their relationship with the Fund. The Board noted that management believes that other benefits anticipated to be derived by TAM, its affiliates, and the Sub-Adviser from their relationships with the Fund are expected to be consistent with industry practice and the best interests of the Fund and its shareholders. The Trustees also noted that TAM would not realize soft dollar benefits from its relationship with the Fund. The Board also noted that the Sub-Adviser is participating in a brokerage program pursuant to which a portion of brokerage commissions paid by the Fund is recaptured for the benefit of the Fund and its shareholders, thus limiting the amount of soft dollar arrangements the Sub-Adviser may engage in with respect to the Fund’s brokerage transactions.
Other considerations. The Board determined that TAM has made a substantial commitment to the recruitment and retention of high quality personnel, and maintains the financial, compliance and operational resources reasonably necessary to manage the Fund in a professional manner that is consistent with the best interests of the Fund and its shareholders. In this regard, the Trustees favorably considered the procedures and policies in place by TAM to enforce compliance with applicable laws and regulations and oversee the portfolio management activities of the Sub-Adviser. The Trustees also determined that TAM has made a significant entrepreneurial commitment to the management and success of the Fund, reflected by TAM’s expense limitation and fee waiver arrangements with the Fund, which may result in TAM waiving fees for the benefit of shareholders.
Conclusion. After consideration of the factors described above as well as other factors, the Trustees, including all of the independent members of the Board, concluded that the renewal of the Investment Advisory Agreement and the Sub-Advisory Agreement and the compensation to be received by TAM and the Sub-Adviser is consistent with TAM’s fiduciary duty under applicable law and voted to approve the renewal of the Investment Advisory Agreement and the Sub-Advisory Agreement.

Transamerica Funds	Annual Report 2010

TRANSAMERICA WMC EMERGING MARKETS
INVESTMENT ADVISORY AND SUB-ADVISORY AGREEMENTS — CONTRACT RENEWAL
(unaudited)
At a meeting of the Board of Trustees of Transamerica Funds (the “Board”) held on June 9-10, 2010, the Board reviewed and considered the renewal of the investment advisory agreement (the “Investment Advisory Agreement”) between Transamerica WMC Emerging Markets (the “Fund”) and Transamerica Asset Management, Inc. (“TAM”), as well as the renewal of the investment sub-advisory agreement (the “Sub-Advisory Agreement”) of the Fund between TAM and Wellington Management Company, LLP (the “Sub-Adviser”), to determine whether the agreements should be renewed.
Following their review and consideration, the Trustees determined that the renewal of the Investment Advisory Agreement and the Sub-Advisory Agreement and the compensation to be received by TAM and the Sub-Adviser under the agreements is consistent with TAM’s fiduciary duty under applicable law. The Board, including the independent members of the Board, unanimously approved the renewal of the Investment Advisory Agreement and Sub-Advisory Agreement through June 30, 2011. In reaching their decision, the Trustees requested and received from TAM and the Sub-Adviser such information as they deemed reasonably necessary to evaluate the agreements, including composite performance and standard fee information provided by the Sub-Adviser. The Trustees also considered information they had previously received from TAM and the Sub-Adviser as part of their regular oversight of the Fund, as well as comparative fee, expense, and performance information prepared by Lipper Inc. (“Lipper”), an independent provider of mutual fund performance information, and fee and expense information and profitability data prepared by management. In considering the proposed continuation of the Investment Advisory and Sub-Advisory Agreements, the Trustees evaluated a number of considerations that they believed, in light of the legal advice furnished to them by independent legal counsel and their own business judgment, to be relevant. They based their decisions on the following considerations, among others, although they did not identify any consideration or particular information that was controlling of their decisions:
The nature, extent and quality of the advisory services to be provided. The Board considered the nature, extent and quality of the services provided by TAM and the Sub-Adviser to the Fund in the past, as well as the services anticipated to be provided in the future. The Trustees also considered the Sub-Adviser’s investment approach for the Fund. The Trustees noted that they receive, on a quarterly basis, an execution analysis from Capital Institutional Services, Inc. (CAPIS), an independent provider of trade analyses, for the Sub-Adviser and a comparison of trading results against a peer universe of managers. The Board also considered the experience, capability and integrity of TAM’s senior management, the financial resources of TAM and the Sub-Adviser, TAM’s management oversight process and the professional qualifications of the portfolio management team of the Sub-Adviser. The Trustees determined that TAM and the Sub-Adviser can provide investment and related services that are appropriate in scope and extent in light of the Fund’s operations, the competitive landscape of the investment company business and investor needs.
The investment performance of the Fund. The Board considered the short and longer-term performance of the Fund in light of its investment objective, policies and strategies, including relative performance against a peer universe of comparable mutual funds as prepared by Lipper for the period ended December 31, 2009, noting that the Fund’s inception date is September 30, 2008. The Board noted that the Fund’s performance was below the median for its peer universe for the past 1-year period. On the basis of the Board’s assessment of the nature, extent and quality of advisory services to be provided or procured by TAM and the Sub-Adviser, the Board concluded that TAM and the Sub-Adviser are capable of generating a level of investment performance that is appropriate in light of the Fund’s investment objectives, policies and strategies and competitive with other investment companies.
The cost of advisory services provided and the level of profitability. The Board reviewed profitability information of TAM’s cost of procuring fund management services, as well as the costs of provision of administration, fund accounting and other services, to the Fund and to Transamerica Funds as a whole by TAM and its affiliates. The Board reviewed the management and sub-advisory fees for the Fund. The Trustees noted that the Fund’s contractual management fee was in line with the median for its peer group and above the median for its peer universe and that the total expenses of the Fund were below the medians for its peer group and peer universe. The Trustees noted the anticipated profitability of the relationship between the Fund, TAM and its affiliates, and the Sub-Adviser, as applicable, and determined that the management and sub-advisory fees to be received by TAM and the Sub-Adviser under the agreements are consistent with TAM’s fiduciary duty under applicable law. In making these observations and determinations, the Board reviewed, among other information, comparative information provided by Lipper and management.
Whether fee levels reflect economies of scale and the extent to which economies of scale would be realized as the Fund grows. The Trustees considered the economies of scale with respect to the management of the Fund, whether the Fund had appropriately benefited from any economies of scale, and whether there was potential for realization of any further economies of scale. The Trustees considered the absence of breakpoints in the management fee schedule, and concluded the absence of breakpoints was acceptable under the circumstances. The Trustees also concluded that they will have the opportunity to periodically reexamine whether the Fund has achieved economies of scale, and the appropriateness of management fees payable to TAM and fees paid to the Sub-Adviser, in the future.
Benefits to TAM, its affiliates, or the Sub-Adviser from their relationship with the Fund. The Board noted that management believes that other benefits anticipated to be derived by TAM, its affiliates, and the Sub-Adviser from their relationships with the Fund are expected to be consistent with industry practice and the best interests of the Fund and its shareholders. The Trustees also noted that TAM would not realize soft dollar benefits from its relationship with the Fund. The Board also noted that the Sub-Adviser is participating in a brokerage program pursuant to which a portion of brokerage commissions paid by the Fund is recaptured for the benefit of the Fund and its shareholders, thus limiting the amount of soft dollar arrangements the Sub-Adviser may engage in with respect to the Fund’s brokerage transactions.
Other considerations. The Board determined that TAM has made a substantial commitment to the recruitment and retention of high quality personnel, and maintains the financial, compliance and operational resources reasonably necessary to manage the Fund in a professional manner that is consistent with the best interests of the Fund and its shareholders. In this regard, the Trustees favorably considered the procedures and policies in place by TAM to enforce compliance with applicable laws and regulations and oversee the portfolio management activities of the Sub-Adviser. The Trustees also determined that TAM has made a significant entrepreneurial commitment to the management and success of the Fund, reflected by TAM’s expense limitation and fee waiver arrangements with the Fund, which may result in TAM waiving fees for the benefit of shareholders.

Transamerica Funds	Annual Report 2010

TRANSAMERICA CLARION GLOBAL REAL ESTATE SECURITIES
INVESTMENT ADVISORY AND SUB-ADVISORY AGREEMENTS — CONTRACT RENEWAL
(unaudited)
At a meeting of the Board of Trustees of Transamerica Funds (the “Board”) held on June 9-10, 2010, the Board reviewed and considered the renewal of the investment advisory agreement (the “Investment Advisory Agreement”) between Transamerica Clarion Global Real Estate Securities (the “Fund”) and Transamerica Asset Management, Inc. (“TAM”), as well as the renewal of the investment sub-advisory agreement (the “Sub-Advisory Agreement”) of the Fund between TAM and ING Clarion Real Estate Securities LP (the “Sub-Adviser”), to determine whether the agreements should be renewed.
Following their review and consideration, the Trustees determined that the renewal of the Investment Advisory Agreement and the Sub-Advisory Agreement and the compensation to be received by TAM and the Sub-Adviser under the agreements is consistent with TAM’s fiduciary duty under applicable law. The Board, including the independent members of the Board, unanimously approved the renewal of the Investment Advisory Agreement and Sub-Advisory Agreement through June 30, 2011. In reaching their decision, the Trustees requested and received from TAM and the Sub-Adviser such information as they deemed reasonably necessary to evaluate the agreements, including information about fees and performance of comparable funds managed by the Sub-Adviser. The Trustees also considered information they had previously received from TAM and the Sub-Adviser as part of their regular oversight of the Fund, as well as comparative fee, expense, and performance information prepared by Lipper Inc. (“Lipper”), an independent provider of mutual fund performance information, and fee and expense information and profitability data prepared by management. In considering the proposed continuation of the Investment Advisory and Sub-Advisory Agreements, the Trustees evaluated a number of considerations that they believed, in light of the legal advice furnished to them by independent legal counsel and their own business judgment, to be relevant. They based their decisions on the following considerations, among others, although they did not identify any consideration or particular information that was controlling of their decisions:
The nature, extent and quality of the advisory services to be provided. The Board considered the nature, extent and quality of the services provided by TAM and the Sub-Adviser to the Fund in the past, as well as the services anticipated to be provided in the future. The Trustees also considered the Sub-Adviser’s investment approach for the Fund. The Trustees noted that they receive, on a quarterly basis, an execution analysis from Capital Institutional Services, Inc. (CAPIS), an independent provider of trade analyses, for the Sub-Adviser and a comparison of trading results against a peer universe of managers. The Board also considered the experience, capability and integrity of TAM’s senior management, the financial resources of TAM and the Sub-Adviser, TAM’s management oversight process and the professional qualifications of the portfolio management team of the Sub-Adviser. The Trustees determined that TAM and the Sub-Adviser can provide investment and related services that are appropriate in scope and extent in light of the Fund’s operations, the competitive landscape of the investment company business and investor needs.
The investment performance of the Fund. The Board considered the short and longer-term performance of the Fund in light of its investment objective, policies and strategies, including relative performance against a peer universe of comparable mutual funds as prepared by Lipper for various trailing periods ended December 31, 2009. The Board noted that the Fund’s performance was below the median for its peer universe for the past 1-year period and above the median for the past 3-year period. On the basis of the Board’s assessment of the nature, extent and quality of advisory services to be provided or procured by TAM and the Sub-Adviser, the Board concluded that TAM and the Sub-Adviser are capable of generating a level of investment performance that is appropriate in light of the Fund’s investment objectives, policies and strategies and competitive with other investment companies.
The cost of advisory services provided and the level of profitability. The Board reviewed profitability information of TAM’s cost of procuring fund management services, as well as the costs of provision of administration, fund accounting and other services, to the Fund and to Transamerica Funds as a whole by TAM and its affiliates. The Board reviewed the management and sub-advisory fees for the Fund. The Trustees noted that the Fund’s contractual management fee and total expenses were below the medians for its peer group and peer universe. The Trustees noted the anticipated profitability of the relationship between the Fund, TAM and its affiliates, and the Sub-Adviser, as applicable, and determined that the management and sub-advisory fees to be received by TAM and the Sub-Adviser under the agreements are consistent with TAM’s fiduciary duty under applicable law. In making these observations and determinations, the Board reviewed, among other information, comparative information provided by Lipper and management.
Whether fee levels reflect economies of scale and the extent to which economies of scale would be realized as the Fund grows. The Trustees considered the economies of scale with respect to the management of the Fund, whether the Fund had appropriately benefited from any economies of scale, and whether there was potential for realization of any further economies of scale. In evaluating the extent to which the management fees payable under the Investment Advisory and Sub-Advisory Agreements reflect economies of scale or will permit economies of scale to be realized in the future, the Board noted that TAM and the Sub-Adviser offer breakpoints which benefit investors by passing on economies of scale in the form of lower management fees as the level of assets grows. The Trustees also concluded that they will have the opportunity to periodically reexamine whether the Fund has achieved economies of scale, and the appropriateness of management fees payable to TAM and fees paid to the Sub-Adviser, in the future.
Benefits to TAM, its affiliates, or the Sub-Adviser from their relationship with the Fund. The Board noted that management believes that other benefits anticipated to be derived by TAM, its affiliates, and the Sub-Adviser from their relationships with the Fund are expected to be consistent with industry practice and the best interests of the Fund and its shareholders. The Trustees also noted that TAM would not realize soft dollar benefits from its relationship with the Fund. The Board also noted that the Sub-Adviser is participating in a brokerage program pursuant to which a portion of brokerage commissions paid by the Fund is recaptured for the benefit of the Fund and its shareholders, thus limiting the amount of soft dollar arrangements the Sub-Adviser may engage in with respect to the Fund’s brokerage transactions.
Other considerations. The Board determined that TAM has made a substantial commitment to the recruitment and retention of high quality personnel, and maintains the financial, compliance and operational resources reasonably necessary to manage the Fund in a professional manner that is consistent with the best interests of the Fund and its shareholders. In this regard, the Trustees favorably considered the procedures and policies in place by TAM to enforce compliance with applicable laws and regulations and oversee the portfolio management activities of the Sub-Adviser. The Trustees also determined that TAM has made a significant entrepreneurial commitment to the management and success of the Fund.
Conclusion. After consideration of the factors described above as well as other factors, the Trustees, including all of the independent members of the Board, concluded that the renewal of the Investment Advisory Agreement and the Sub-Advisory Agreement and the compensation to be received by TAM and the Sub-Adviser is consistent with TAM’s fiduciary duty under applicable law and voted to approve the renewal of the Investment Advisory Agreement and the Sub-Advisory Agreement.

Transamerica Funds	Annual Report 2010

TRANSAMERICA JENNISON GROWTH
INVESTMENT ADVISORY AND SUB-ADVISORY AGREEMENTS — CONTRACT RENEWAL
(unaudited)
At a meeting of the Board of Trustees of Transamerica Funds (the “Board”) held on June 9-10, 2010, the Board reviewed and considered the renewal of the investment advisory agreement (the “Investment Advisory Agreement”) between Transamerica Jennison Growth (the “Fund”) and Transamerica Asset Management, Inc. (“TAM”), as well as the renewal of the investment sub-advisory agreement (the “Sub-Advisory Agreement”) of the Fund between TAM and Jennison Associates LLC (the “Sub-Adviser”), to determine whether the agreements should be renewed.
Following their review and consideration, the Trustees determined that the renewal of the Investment Advisory Agreement and the Sub-Advisory Agreement and the compensation to be received by TAM and the Sub-Adviser under the agreements is consistent with TAM’s fiduciary duty under applicable law. The Board, including the independent members of the Board, unanimously approved the renewal of the Investment Advisory Agreement and Sub-Advisory Agreement through June 30, 2011. In reaching their decision, the Trustees requested and received from TAM and the Sub-Adviser such information as they deemed reasonably necessary to evaluate the agreements, including information about fees and performance of comparable funds managed by the Sub-Adviser and composite performance information provided by the Sub-Adviser. The Trustees also considered information they had previously received from TAM and the Sub-Adviser as part of their regular oversight of the Fund, as well as comparative fee, expense, and performance information prepared by Lipper Inc. (“Lipper”), an independent provider of mutual fund performance information, and fee and expense information and profitability data prepared by management. In considering the proposed continuation of the Investment Advisory and Sub-Advisory Agreements, the Trustees evaluated a number of considerations that they believed, in light of the legal advice furnished to them by independent legal counsel and their own business judgment, to be relevant. They based their decisions on the following considerations, among others, although they did not identify any consideration or particular information that was controlling of their decisions:
The nature, extent and quality of the advisory services to be provided. The Board considered the nature, extent and quality of the services provided by TAM and the Sub-Adviser to the Fund in the past, as well as the services anticipated to be provided in the future. The Trustees also considered the Sub-Adviser’s investment approach for the Fund. The Trustees noted that they receive, on a quarterly basis, an execution analysis from Capital Institutional Services, Inc. (CAPIS), an independent provider of trade analyses, for the Sub-Adviser and a comparison of trading results against a peer universe of managers. The Board also considered the experience, capability and integrity of TAM’s senior management, the financial resources of TAM and the Sub-Adviser, TAM’s management oversight process and the professional qualifications of the portfolio management team of the Sub-Adviser. The Trustees determined that TAM and the Sub-Adviser can provide investment and related services that are appropriate in scope and extent in light of the Fund’s operations, the competitive landscape of the investment company business and investor needs.
The investment performance of the Fund. The Board considered the short and longer-term performance of the Fund in light of its investment objective, policies and strategies, including relative performance against a peer universe of comparable mutual funds as prepared by Lipper for various trailing periods ended December 31, 2009. The Board noted that the Fund’s performance was above the median for its peer universe for the past 1– and 3-year periods. On the basis of the Board’s assessment of the nature, extent and quality of advisory services to be provided or procured by TAM and the Sub-Adviser, the Board concluded that TAM and the Sub-Adviser are capable of generating a level of investment performance that is appropriate in light of the Fund’s investment objectives, policies and strategies and competitive with other investment companies.
The cost of advisory services provided and the level of profitability. The Board reviewed profitability information of TAM’s cost of procuring fund management services, as well as the costs of provision of administration, fund accounting and other services, to the Fund and to Transamerica Funds as a whole by TAM and its affiliates. The Board reviewed the management and sub-advisory fees for the Fund. The Trustees noted that the Fund’s contractual management fee was in line with the median for its peer group and above the median for its peer universe and that the total expenses of the Fund were below the medians for its peer group and peer universe. The Trustees noted the anticipated profitability of the relationship between the Fund, TAM and its affiliates, and the Sub-Adviser, as applicable, and determined that the management and sub-advisory fees to be received by TAM and the Sub-Adviser under the agreements are consistent with TAM’s fiduciary duty under applicable law. In making these observations and determinations, the Board reviewed, among other information, comparative information provided by Lipper and management.
Whether fee levels reflect economies of scale and the extent to which economies of scale would be realized as the Fund grows. The Trustees considered the economies of scale with respect to the management of the Fund, whether the Fund had appropriately benefited from any economies of scale, and whether there was potential for realization of any further economies of scale. In evaluating the extent to which the management fees payable under the Investment Advisory and Sub-Advisory Agreements reflect economies of scale or will permit economies of scale to be realized in the future, the Board noted that TAM and the Sub-Adviser offer breakpoints which benefit investors by passing on economies of scale in the form of lower management fees as the level of assets grows. The Trustees also concluded that they will have the opportunity to periodically reexamine whether the Fund has achieved economies of scale, and the appropriateness of management fees payable to TAM and fees paid to the Sub-Adviser, in the future.
Benefits to TAM, its affiliates, or the Sub-Adviser from their relationship with the Fund. The Board noted that management believes that other benefits anticipated to be derived by TAM, its affiliates, and the Sub-Adviser from their relationships with the Fund are expected to be consistent with industry practice and the best interests of the Fund and its shareholders. The Trustees also noted that TAM would not realize soft dollar benefits from its relationship with the Fund. The Board also noted that the Sub-Adviser is participating in a brokerage program pursuant to which a portion of brokerage commissions paid by the Fund is recaptured for the benefit of the Fund and its shareholders, thus limiting the amount of soft dollar arrangements the Sub-Adviser may engage in with respect to the Fund’s brokerage transactions.
Other considerations. The Board determined that TAM has made a substantial commitment to the recruitment and retention of high quality personnel, and maintains the financial, compliance and operational resources reasonably necessary to manage the Fund in a professional manner that is consistent with the best interests of the Fund and its shareholders. In this regard, the Trustees favorably considered the procedures and policies in place by TAM to enforce compliance with applicable laws and regulations and oversee the portfolio management activities of the Sub-Adviser. The Trustees also determined that TAM has made a significant entrepreneurial commitment to the management and success of the Fund.
Conclusion. After consideration of the factors described above as well as other factors, the Trustees, including all of the independent members of the Board, concluded that the renewal of the Investment Advisory Agreement and the Sub-Advisory Agreement and the compensation to be received by TAM and the Sub-Adviser is consistent with TAM’s fiduciary duty under applicable law and voted to approve the renewal of the Investment Advisory Agreement and the Sub-Advisory Agreement.

Transamerica Funds	Annual Report 2010

TRANSAMERICA MFS INTERNATIONAL EQUITY
INVESTMENT ADVISORY AND SUB-ADVISORY AGREEMENTS — CONTRACT RENEWAL
(unaudited)
At a meeting of the Board of Trustees of Transamerica Funds (the “Board”) held on June 9-10, 2010, the Board reviewed and considered the renewal of the investment advisory agreement (the “Investment Advisory Agreement”) between Transamerica MFS International Equity (the “Fund”) and Transamerica Asset Management, Inc. (“TAM”), as well as the renewal of the investment sub-advisory agreement (the “Sub-Advisory Agreement”) of the Fund between TAM and MFS Investment Management (the “Sub-Adviser”), to determine whether the agreements should be renewed.
Following their review and consideration, the Trustees determined that the renewal of the Investment Advisory Agreement and the Sub-Advisory Agreement and the compensation to be received by TAM and the Sub-Adviser under the agreements is consistent with TAM’s fiduciary duty under applicable law. The Board, including the independent members of the Board, unanimously approved the renewal of the Investment Advisory Agreement and Sub-Advisory Agreement through June 30, 2011. In reaching their decision, the Trustees requested and received from TAM and the Sub-Adviser such information as they deemed reasonably necessary to evaluate the agreements, including information about fees and performance of comparable funds managed by the Sub-Adviser and fee information with respect to comparable accounts provided by the Sub-Adviser. The Trustees also considered information they had previously received from TAM and the Sub-Adviser as part of their regular oversight of the Fund, as well as comparative fee, expense, and performance information prepared by Lipper Inc. (“Lipper”), an independent provider of mutual fund performance information, and fee and expense information and profitability data prepared by management. In considering the proposed continuation of the Investment Advisory and Sub-Advisory Agreements, the Trustees evaluated a number of considerations that they believed, in light of the legal advice furnished to them by independent legal counsel and their own business judgment, to be relevant. They based their decisions on the following considerations, among others, although they did not identify any consideration or particular information that was controlling of their decisions:
The nature, extent and quality of the advisory services to be provided. The Board considered the nature, extent and quality of the services provided by TAM and the Sub-Adviser to the Fund in the past, as well as the services anticipated to be provided in the future. The Trustees also considered the Sub-Adviser’s investment approach for the Fund. The Trustees noted that they receive, on a quarterly basis, an execution analysis from Capital Institutional Services, Inc. (CAPIS), an independent provider of trade analyses, for the Sub-Adviser and a comparison of trading results against a peer universe of managers. The Board also considered the experience, capability and integrity of TAM’s senior management, the financial resources of TAM and the Sub-Adviser, TAM’s management oversight process and the professional qualifications of the portfolio management team of the Sub-Adviser. The Trustees determined that TAM and the Sub-Adviser can provide investment and related services that are appropriate in scope and extent in light of the Fund’s operations, the competitive landscape of the investment company business and investor needs.
The investment performance of the Fund. The Board considered the short and longer-term performance of the Fund in light of its investment objective, policies and strategies, including relative performance against a peer universe of comparable mutual funds as prepared by Lipper for the period ended December 31, 2009. The Board noted that the Fund’s performance was below the median for its peer universe for the past 1-year period. On the basis of the Board’s assessment of the nature, extent and quality of advisory services to be provided or procured by TAM and the Sub-Adviser, the Board concluded that TAM and the Sub-Adviser are capable of generating a level of investment performance that is appropriate in light of the Fund’s investment objectives, policies and strategies and competitive with other investment companies.
The cost of advisory services provided and the level of profitability. The Board reviewed profitability information of TAM’s cost of procuring fund management services, as well as the costs of provision of administration, fund accounting and other services, to the Fund and to Transamerica Funds as a whole by TAM and its affiliates. The Board reviewed the management and sub-advisory fees for the Fund. The Trustees noted that the Fund’s contractual management fee was in line with the medians for its peer group and peer universe and that the total expenses of the Fund were below the medians for its peer group and peer universe. The Trustees noted the anticipated profitability of the relationship between the Fund, TAM and its affiliates, and the Sub-Adviser, as applicable, and determined that the management and sub-advisory fees to be received by TAM and the Sub-Adviser under the agreements are consistent with TAM’s fiduciary duty under applicable law. In making these observations and determinations, the Board reviewed, among other information, comparative information provided by Lipper and management.
Whether fee levels reflect economies of scale and the extent to which economies of scale would be realized as the Fund grows. The Trustees considered the economies of scale with respect to the management of the Fund, whether the Fund had appropriately benefited from any economies of scale, and whether there was potential for realization of any further economies of scale. In evaluating the extent to which the management fees payable under the Investment Advisory and Sub-Advisory Agreements reflect economies of scale or will permit economies of scale to be realized in the future, the Board noted that TAM and the Sub-Adviser offer breakpoints which benefit investors by passing on economies of scale in the form of lower management fees as the level of assets grows. The Trustees also concluded that they will have the opportunity to periodically reexamine whether the Fund has achieved economies of scale, and the appropriateness of management fees payable to TAM and fees paid to the Sub-Adviser, in the future.
Benefits to TAM, its affiliates, or the Sub-Adviser from their relationship with the Fund. The Board noted that management believes that other benefits anticipated to be derived by TAM, its affiliates, and the Sub-Adviser from their relationships with the Fund are expected to be consistent with industry practice and the best interests of the Fund and its shareholders. The Trustees also noted that TAM would not realize soft dollar benefits from its relationship with the Fund.
Other considerations. The Board determined that TAM has made a substantial commitment to the recruitment and retention of high quality personnel, and maintains the financial, compliance and operational resources reasonably necessary to manage the Fund in a professional manner that is consistent with the best interests of the Fund and its shareholders. In this regard, the Trustees favorably considered the procedures and policies in place by TAM to enforce compliance with applicable laws and regulations and oversee the portfolio management activities of the Sub-Adviser. The Trustees also determined that TAM has made a significant entrepreneurial commitment to the management and success of the Fund.
Conclusion. After consideration of the factors described above as well as other factors, the Trustees, including all of the independent members of the Board, concluded that the renewal of the Investment Advisory Agreement and the Sub-Advisory Agreement and the compensation to be received by TAM and the Sub-Adviser is consistent with TAM’s fiduciary duty under applicable law and voted to approve the renewal of the Investment Advisory Agreement and the Sub-Advisory Agreement.

Transamerica Funds	Annual Report 2010

TRANSAMERICA PIMCO REAL RETURN TIPS
INVESTMENT ADVISORY AND SUB-ADVISORY AGREEMENTS — CONTRACT RENEWAL
(unaudited)
At a meeting of the Board of Trustees of Transamerica Funds (the “Board”) held on June 9-10, 2010, the Board reviewed and considered the renewal of the investment advisory agreement (the “Investment Advisory Agreement”) between Transamerica PIMCO Real Return TIPS (the “Fund”) and Transamerica Asset Management, Inc. (“TAM”), as well as the renewal of the investment sub-advisory agreement (the “Sub-Advisory Agreement”) of the Fund between TAM and Pacific Investment Management Company LLC (the “Sub-Adviser”), to determine whether the agreements should be renewed.
Following their review and consideration, the Trustees determined that the renewal of the Investment Advisory Agreement and the Sub-Advisory Agreement and the compensation to be received by TAM and the Sub-Adviser under the agreements is consistent with TAM’s fiduciary duty under applicable law. The Board, including the independent members of the Board, unanimously approved the renewal of the Investment Advisory Agreement and Sub-Advisory Agreement through June 30, 2011. In reaching their decision, the Trustees requested and received from TAM and the Sub-Adviser such information as they deemed reasonably necessary to evaluate the agreements, including standard fees charged to sub-advised funds and separate accounts, as well as composite and comparable fund performance information provided by the Sub-Adviser. The Trustees also considered information they had previously received from TAM and the Sub-Adviser as part of their regular oversight of the Fund, as well as comparative fee, expense, and performance information prepared by Lipper Inc. (“Lipper”), an independent provider of mutual fund performance information, and fee and expense information and profitability data prepared by management. In considering the proposed continuation of the Investment Advisory and Sub-Advisory Agreements, the Trustees evaluated a number of considerations that they believed, in light of the legal advice furnished to them by independent legal counsel and their own business judgment, to be relevant. They based their decisions on the following considerations, among others, although they did not identify any consideration or particular information that was controlling of their decisions:
The nature, extent and quality of the advisory services to be provided. The Board considered the nature, extent and quality of the services provided by TAM and the Sub-Adviser to the Fund in the past, as well as the services anticipated to be provided in the future. The Trustees also considered the Sub-Adviser’s investment approach for the Fund. The Board also considered the experience, capability and integrity of TAM’s senior management, the financial resources of TAM and the Sub-Adviser, TAM’s management oversight process and the professional qualifications of the portfolio management team of the Sub-Adviser. The Trustees determined that TAM and the Sub-Adviser can provide investment and related services that are appropriate in scope and extent in light of the Fund’s operations, the competitive landscape of the investment company business and investor needs.
The investment performance of the Fund. The Board considered the short and longer-term performance of the Fund in light of its investment objective, policies and strategies, including relative performance against a peer universe of comparable mutual funds as prepared by Lipper for various trailing periods ended December 31, 2009. The Board noted that the Fund’s performance was above the median for its peer universe for the past 1-, 3- and 5-year periods. On the basis of the Board’s assessment of the nature, extent and quality of advisory services to be provided or procured by TAM and the Sub-Adviser, the Board concluded that TAM and the Sub-Adviser are capable of generating a level of investment performance that is appropriate in light of the Fund’s investment objectives, policies and strategies and competitive with other investment companies.
The cost of advisory services provided and the level of profitability. The Board reviewed profitability information of TAM’s cost of procuring fund management services, as well as the costs of provision of administration, fund accounting and other services, to the Fund and to Transamerica Funds as a whole by TAM and its affiliates. The Board reviewed the management and sub-advisory fees for the Fund. The Trustees noted that the Fund’s contractual management fee and total expenses were above the medians for its peer group and peer universe. The Trustees noted the anticipated profitability of the relationship between the Fund, TAM and its affiliates, and the Sub-Adviser, as applicable, and determined that the management and sub-advisory fees to be received by TAM and the Sub-Adviser under the agreements are consistent with TAM’s fiduciary duty under applicable law. In making these observations and determinations, the Board reviewed, among other information, comparative information provided by Lipper and management.
Whether fee levels reflect economies of scale and the extent to which economies of scale would be realized as the Fund grows. The Trustees considered the economies of scale with respect to the management of the Fund, whether the Fund had appropriately benefited from any economies of scale, and whether there was potential for realization of any further economies of scale. In evaluating the extent to which the management fees payable under the Investment Advisory and Sub-Advisory Agreements reflect economies of scale or will permit economies of scale to be realized in the future, the Board noted that TAM and the Sub-Adviser offer or will offer breakpoints which benefit investors by passing on economies of scale in the form of lower management fees as the level of assets grows. The Trustees also concluded that they will have the opportunity to periodically reexamine whether the Fund has achieved economies of scale, and the appropriateness of management fees payable to TAM and fees paid to the Sub-Adviser, in the future.
Benefits to TAM, its affiliates, or the Sub-Adviser from their relationship with the Fund. The Board noted that management believes that other benefits anticipated to be derived by TAM, its affiliates, and the Sub-Adviser from their relationships with the Fund are expected to be consistent with industry practice and the best interests of the Fund and its shareholders. The Trustees also noted that TAM would not realize soft dollar benefits from its relationship with the Fund.
Other considerations. The Board determined that TAM has made a substantial commitment to the recruitment and retention of high quality personnel, and maintains the financial, compliance and operational resources reasonably necessary to manage the Fund in a professional manner that is consistent with the best interests of the Fund and its shareholders. In this regard, the Trustees favorably considered the procedures and policies in place by TAM to enforce compliance with applicable laws and regulations and oversee the portfolio management activities of the Sub-Adviser. The Trustees also determined that TAM has made a significant entrepreneurial commitment to the management and success of the Fund.
Conclusion. After consideration of the factors described above as well as other factors, the Trustees, including all of the independent members of the Board, concluded that the renewal of the Investment Advisory Agreement and the Sub-Advisory Agreement and the compensation to be received by TAM and the Sub-Adviser is consistent with TAM’s fiduciary duty under applicable law and voted to approve the renewal of the Investment Advisory Agreement and the Sub-Advisory Agreement.

Transamerica Funds	Annual Report 2010

TRANSAMERICA PIMCO TOTAL RETURN
INVESTMENT ADVISORY AND SUB-ADVISORY AGREEMENTS — CONTRACT RENEWAL
(unaudited)
At a meeting of the Board of Trustees of Transamerica Funds (the “Board”) held on June 9-10, 2010, the Board reviewed and considered the renewal of the investment advisory agreement (the “Investment Advisory Agreement”) between Transamerica PIMCO Total Return (the “Fund”) and Transamerica Asset Management, Inc. (“TAM”), as well as the renewal of the investment sub-advisory agreement (the “Sub-Advisory Agreement”) of the Fund between TAM and Pacific Investment Management Company LLC (the “Sub-Adviser”), to determine whether the agreements should be renewed.
Following their review and consideration, the Trustees determined that the renewal of the Investment Advisory Agreement and the Sub-Advisory Agreement and the compensation to be received by TAM and the Sub-Adviser under the agreements is consistent with TAM’s fiduciary duty under applicable law. The Board, including the independent members of the Board, unanimously approved the renewal of the Investment Advisory Agreement and Sub-Advisory Agreement through June 30, 2011. In reaching their decision, the Trustees requested and received from TAM and the Sub-Adviser such information as they deemed reasonably necessary to evaluate the agreements, including standard fees charged to sub-advised funds and separate accounts, as well as composite and comparable fund performance information provided by the Sub-Adviser. The Trustees also considered information they had previously received from TAM and the Sub-Adviser as part of their regular oversight of the Fund, as well as comparative fee, expense, and performance information prepared by Lipper Inc. (“Lipper”), an independent provider of mutual fund performance information, and fee and expense information and profitability data prepared by management. In considering the proposed continuation of the Investment Advisory and Sub-Advisory Agreements, the Trustees evaluated a number of considerations that they believed, in light of the legal advice furnished to them by independent legal counsel and their own business judgment, to be relevant. They based their decisions on the following considerations, among others, although they did not identify any consideration or particular information that was controlling of their decisions:
The nature, extent and quality of the advisory services to be provided. The Board considered the nature, extent and quality of the services provided by TAM and the Sub-Adviser to the Fund in the past, as well as the services anticipated to be provided in the future. The Trustees also considered the Sub-Adviser’s investment approach for the Fund. The Board also considered the experience, capability and integrity of TAM’s senior management, the financial resources of TAM and the Sub-Adviser, TAM’s management oversight process and the professional qualifications of the portfolio management team of the Sub-Adviser. The Trustees determined that TAM and the Sub-Adviser can provide investment and related services that are appropriate in scope and extent in light of the Fund’s operations, the competitive landscape of the investment company business and investor needs.
The investment performance of the Fund. The Board considered the short and longer-term performance of the Fund in light of its investment objective, policies and strategies, including relative performance against a peer universe of comparable mutual funds as prepared by Lipper for various trailing periods ended December 31, 2009. The Board noted that the Fund’s performance was above the median for its peer universe for the past 1– and 3-year periods. On the basis of the Board’s assessment of the nature, extent and quality of advisory services to be provided or procured by TAM and the Sub-Adviser, the Board concluded that TAM and the Sub-Adviser are capable of generating a level of investment performance that is appropriate in light of the Fund’s investment objectives, policies and strategies and competitive with other investment companies.
The cost of advisory services provided and the level of profitability. The Board reviewed profitability information of TAM’s cost of procuring fund management services, as well as the costs of provision of administration, fund accounting and other services, to the Fund and to Transamerica Funds as a whole by TAM and its affiliates. The Board reviewed the management and sub-advisory fees for the Fund. The Trustees noted that the Fund’s contractual management fee and total expenses were above the medians for its peer group and peer universe. The Trustees noted the management fee was reduced in 2007. The Trustees noted the anticipated profitability of the relationship between the Fund, TAM and its affiliates, and the Sub-Adviser, as applicable, and determined that the management and sub-advisory fees to be received by TAM and the Sub-Adviser under the agreements are consistent with TAM’s fiduciary duty under applicable law. In making these observations and determinations, the Board reviewed, among other information, comparative information provided by Lipper and management.
Whether fee levels reflect economies of scale and the extent to which economies of scale would be realized as the Fund grows. The Trustees considered the economies of scale with respect to the management of the Fund, whether the Fund had appropriately benefited from any economies of scale, and whether there was potential for realization of any further economies of scale. In evaluating the extent to which the management fees payable under the Investment Advisory and Sub-Advisory Agreements reflect economies of scale or will permit economies of scale to be realized in the future, the Board noted that TAM and the Sub-Adviser offer or will offer breakpoints which benefit investors by passing on economies of scale in the form of lower management fees as the level of assets grows. The Trustees also concluded that they will have the opportunity to periodically reexamine whether the Fund has achieved economies of scale, and the appropriateness of management fees payable to TAM and fees paid to the Sub-Adviser, in the future.
Benefits to TAM, its affiliates, or the Sub-Adviser from their relationship with the Fund. The Board noted that management believes that other benefits anticipated to be derived by TAM, its affiliates, and the Sub-Adviser from their relationships with the Fund are expected to be consistent with industry practice and the best interests of the Fund and its shareholders. The Trustees also noted that TAM would not realize soft dollar benefits from its relationship with the Fund.
Other considerations. The Board determined that TAM has made a substantial commitment to the recruitment and retention of high quality personnel, and maintains the financial, compliance and operational resources reasonably necessary to manage the Fund in a professional manner that is consistent with the best interests of the Fund and its shareholders. In this regard, the Trustees favorably considered the procedures and policies in place by TAM to enforce compliance with applicable laws and regulations and oversee the portfolio management activities of the Sub-Adviser. The Trustees also determined that TAM has made a significant entrepreneurial commitment to the management and success of the Fund.
Conclusion. After consideration of the factors described above as well as other factors, the Trustees, including all of the independent members of the Board, concluded that the renewal of the Investment Advisory Agreement and the Sub-Advisory Agreement and the compensation to be received by TAM and the Sub-Adviser is consistent with TAM’s fiduciary duty under applicable law and voted to approve the renewal of the Investment Advisory Agreement and the Sub-Advisory Agreement.

Transamerica Funds	Annual Report 2010

TRANSAMERICA AQR MANAGED FUTURES STRATEGY
APPROVAL OF NEW INVESTMENT ADVISORY AND INVESTMENT SUB-ADVISORY AGREEMENT
(unaudited)
At a meeting of the Board of Trustees of Transamerica Funds (the “Board”) held on April 8, 2010, the Board considered a proposal from Transamerica Asset Management, Inc. (“TAM” or “Management”) regarding approval of a new mandate, Transamerica AQR Managed Futures Strategy (the “New Series”). In connection with the approval of the New Series, the Board Members reviewed and considered the proposed investment advisory agreement (the “Investment Advisory Agreement”) between Transamerica Funds and Transamerica AQR Managed Futures Strategy and TAM, as well as the proposed investment sub-advisory agreement (the Investment Sub-Advisory Agreement”) of the New Series between TAM and AQR Capital Management, LLC (“AQR” or the “Sub-Adviser”), to determine whether the agreements should be approved for an initial two-year period.
Following their review and consideration, the Board Members determined that the proposed Investment Advisory Agreement and proposed Investment Sub-Advisory Agreement should enable the New Series to obtain high quality services at a cost that is appropriate, fair and in the best interests of its shareholders. The Board Members, including the Independent Board Members, unanimously approved the proposed Investment Advisory Agreement and the proposed AQR Investment Sub-Advisory Agreement.
Board Considerations. In reaching their decision, the Board Members requested and obtained from TAM and AQR such information as they deemed reasonably necessary to evaluate the proposed agreements, including, when applicable, information about fees and performance of comparable funds managed by the Sub-Adviser. In considering the proposed approval of the Investment Advisory and Investment Sub-Advisory Agreements, the Board Members evaluated a number of considerations that they believed, in light of the legal advice furnished to them by independent legal counsel and their own business judgment, to be relevant. They based their decisions on the following considerations, among others, although they did not identify any consideration or particular information that was controlling of their decisions, and each Board Member may have attributed different weights to the various factors:
The nature, extent and quality of the advisory services to be provided. The Board considered the nature and quality of the services expected to be provided by TAM and the Sub-Adviser. They concluded that TAM and the Sub-Adviser are capable of providing high quality services to the New Series, as indicated by the nature and quality of services provided in the past by TAM for other series within the fund complex and the Sub-Adviser’s management capabilities demonstrated with respect to other funds they manage and the experience, capability and integrity of TAM’s senior management, the financial resources of TAM and the sub-adviser, TAM’s management oversight process and the professional qualifications and experience of the sub-adviser’s portfolio management team (the Board reviewed carefully the qualifications of the prospective managers for the New Series). The Board Members determined that TAM and the Sub-Adviser can provide investment and related services that are appropriate in scope and extent in light of the New Series’ operations, the competitive landscape of the investment company business and investor needs.
The investment performance of the New Series. The New Series is not yet in existence and therefore had no historical performance for the Board to review. On the basis of the Board Members’ assessment of the nature, extent and quality of advisory services to be provided or procured by TAM and the Sub-Adviser, the Board Members concluded that TAM and the Sub-Adviser are capable of generating a level of investment performance that is appropriate in light of the New Series’ proposed investment objectives, policies and strategies and competitive with other investment companies
The cost of advisory services provided and the level of profitability. The New Series was not yet in existence and therefore no revenue, cost or profitability data was available for the Board Members to review. However, the Board Members reviewed projected profitability information regarding TAM’s costs of procuring portfolio management services as well as the costs of providing administration, transfer agency, fund accounting and other services to the New Series. Based on such information and the proposed management and sub-advisory fees for the New Series, the Board Members determined that the proposed fees of the New Series generally are consistent with industry averages and bear a reasonable relationship to the services to be provided under the agreements and fall within the range of what would have been negotiated at arm’s length between the parties under similar circumstances and the anticipated profitability of the relationship between the New Series, TAM and its affiliates, and the Sub-Adviser. In making these observations and determinations, the Board Members reviewed comparative information provided by Lipper, Inc.
Whether fee levels reflect economies of scale and the extent to which economies of scale would be realized as the New Series grows. In evaluating the extent to which the management fees payable under the new investment advisory and sub-advisory agreements reflect economies of scale or will permit economies of scale to be realized in the future, the Board took note of TAM’s pricing strategy and the proposed advisory fee breakpoints, as detailed in the materials provided, and noted each fee breakpoint with respect to the various asset levels to be achieved by the New Series. The Board concluded that the proposed fees, and breakpoints should appropriately benefit investors by permitting economies of scale in the form of lower management fees as the level of assets grows for the New Series. The Board also concluded that the New Series’ management fees appropriately reflect the New Series’ anticipated size, the current economic environment for TAM, the competitive nature of the investment company market, and TAM’s pricing strategy. The Board also noted that, in the future, it would have the opportunity to periodically re-examine whether the New Series has achieved economies of scale and the appropriateness of management fees payable to TAM and fees payable by TAM to the Sub-Adviser.
Benefits to TAM, its affiliates, or the sub-adviser from their relationship with the New Series. The Board concluded that other benefits anticipated to be derived by TAM, its affiliates, and the Sub-Adviser from their relationships with the New Series are expected to be consistent with industry practice and the best interests of the New Series and its shareholders. The Board Members noted that TAM would not realize soft dollar benefits from its relationship with the New Series.
Other considerations. The Board considered the investment objective of the New Series and its investment strategy and determined that the New Series would enhance the investment options for the asset allocation funds. The Board determined that TAM has made a substantial commitment to the recruitment and retention of high quality personnel, and maintains the financial, compliance and operational resources reasonably necessary to manage the New Series in a professional manner that is consistent with the best interests of the New Series and its shareholders. In this regard, the Board Members favorably considered the procedures and policies in place by TAM to enforce compliance with applicable laws and regulations and oversee the portfolio management activities of the Sub-Adviser. The Board Members also determined that TAM has made a significant entrepreneurial commitment to the management and success of the New Series, reflected by TAM’s expense limitation and fee waiver arrangements with the New Series that may result in TAM waiving fees for the benefit of shareholders. In approving the New Series, the Board also considered the high quality of the Sub-Adviser’s portfolio management personnel who will manage the New Series under the Investment Sub-Advisory Agreement, and their overall portfolio management capabilities. The Board determined that they, too, have made substantial commitments to the recruitment and retention of high quality personnel, and maintain the financial and operational resources reasonably necessary to manage the New Series.

Transamerica Funds	Annual Report 2010

TRANSAMERICA GOLDMAN SACHS COMMODITY STRATEGY
(FORMERLY TRANSAMERICA BLACKROCK NATURAL RESOURCES)
INVESTMENT ADVISORY AND SUB-ADVISORY AGREEMENTS — CONTRACT RENEWAL
(unaudited)
At a meeting of the Board of Trustees of Transamerica Funds (the “Board”) held on June 9-10, 2010, the Board reviewed and considered the renewal of the investment advisory agreement (the “Investment Advisory Agreement”) between Transamerica BlackRock Natural Resources (the “Fund”) and Transamerica Asset Management, Inc. (“TAM”), as well as the renewal of the investment sub-advisory agreement (the “Sub-Advisory Agreement”) of the Fund between TAM and BlackRock Investment Management, LLC (the “Sub-Adviser”), to determine whether the agreements should be renewed.
Following their review and consideration, the Trustees determined that the renewal of the Investment Advisory Agreement and the Sub-Advisory Agreement and the compensation to be received by TAM and the Sub-Adviser under the agreements is consistent with TAM’s fiduciary duty under applicable law. The Board, including the independent members of the Board, unanimously approved the renewal of the Investment Advisory Agreement and Sub-Advisory Agreement through June 30, 2011. In reaching their decision, the Trustees requested and received from TAM and the Sub-Adviser such information as they deemed reasonably necessary to evaluate the agreements, including information about fees and performance of comparable accounts managed by the Sub-Adviser. The Trustees also considered information they had previously received from TAM and the Sub-Adviser as part of their regular oversight of the Fund, as well as comparative fee, expense, and performance information prepared by Lipper Inc. (“Lipper”), an independent provider of mutual fund performance information, and fee and expense information and profitability data prepared by management. In considering the proposed continuation of the Investment Advisory and Sub-Advisory Agreements, the Trustees evaluated a number of considerations that they believed, in light of the legal advice furnished to them by independent legal counsel and their own business judgment, to be relevant. They based their decisions on the following considerations, among others, although they did not identify any consideration or particular information that was controlling of their decisions:
The nature, extent and quality of the advisory services to be provided. The Board considered the nature, extent and quality of the services provided by TAM and the Sub-Adviser to the Fund in the past, as well as the services anticipated to be provided in the future. The Trustees also considered the Sub-Adviser’s investment approach for the Fund. The Trustees noted that they receive, on a quarterly basis, an execution analysis from Capital Institutional Services, Inc. (CAPIS), an independent provider of trade analyses, for the Sub-Adviser and a comparison of trading results against a peer universe of managers. The Board also considered the experience, capability and integrity of TAM’s senior management, the financial resources of TAM and the Sub-Adviser, TAM’s management oversight process and the professional qualifications of the portfolio management team of the Sub-Adviser. The Trustees determined that TAM and the Sub-Adviser can provide investment and related services that are appropriate in scope and extent in light of the Fund’s operations, the competitive landscape of the investment company business and investor needs. In making this determination, the Trustees considered that they had previously approved the replacement of the Sub-Adviser, with such replacement to take effect in the third quarter of 2010. Accordingly, the Trustees noted that the Sub-Adviser would only be providing services under the Sub-Advisory Agreement for a limited period of time.
The investment performance of the Fund. The Board considered the short and longer-term performance of the Fund in light of its investment objective, policies and strategies, including relative performance against a peer universe of comparable mutual funds as prepared by Lipper for various trailing periods ended December 31, 2009, noting that the Fund’s inception date was January 3, 2007. The Board noted that the Fund’s performance was in line with the median for its peer universe for the past 1-year period. On the basis of the Board’s assessment of the nature, extent and quality of advisory services to be provided or procured by TAM and the Sub-Adviser, the Board concluded that TAM and the Sub-Adviser are capable of generating a level of investment performance that is appropriate in light of the Fund’s investment objectives, policies and strategies and competitive with other investment companies.
The cost of advisory services provided and the level of profitability. The Board reviewed profitability information of TAM’s cost of procuring fund management services, as well as the costs of provision of administration, fund accounting and other services, to the Fund and to Transamerica Funds as a whole by TAM and its affiliates. The Board reviewed the management and sub-advisory fees for the Fund. The Trustees noted that the Fund’s contractual management fee was below the median for its peer group and in line with the median for its peer universe and that the total expenses of the Fund were below the medians for its peer group and peer universe. The Trustees noted the anticipated profitability of the relationship between the Fund, TAM and its affiliates, and the Sub-Adviser, as applicable, and determined that the management and sub-advisory fees to be received by TAM and the Sub-Adviser under the agreements are consistent with TAM’s fiduciary duty under applicable law. In making these observations and determinations, the Board reviewed, among other information, comparative information provided by Lipper and management.
Whether fee levels reflect economies of scale and the extent to which economies of scale would be realized as the Fund grows. The Trustees considered the economies of scale with respect to the management of the Fund, whether the Fund had appropriately benefited from any economies of scale, and whether there was potential for realization of any further economies of scale. In evaluating the extent to which the management fees payable under the Investment Advisory and Sub-Advisory Agreements reflect economies of scale or will permit economies of scale to be realized in the future, the Board noted that TAM and the Sub-Adviser offer breakpoints which benefit investors by passing on economies of scale in the form of lower management fees as the level of assets grows. The Trustees also concluded that they will have the opportunity to periodically reexamine whether the Fund has achieved economies of scale, and the appropriateness of management fees payable to TAM and fees paid to the Sub-Adviser, in the future.
Benefits to TAM, its affiliates, or the Sub-Adviser from their relationship with the Fund. The Board noted that management believes that other benefits anticipated to be derived by TAM, its affiliates, and the Sub-Adviser from their relationships with the Fund are expected to be consistent with industry practice and the best interests of the Fund and its shareholders. The Trustees also noted that TAM would not realize soft dollar benefits from its relationship with the Fund.
Other considerations. The Board determined that TAM has made a substantial commitment to the recruitment and retention of high quality personnel, and maintains the financial, compliance and operational resources reasonably necessary to manage the Fund in a professional manner that is consistent with the best interests of the Fund and its shareholders. In this regard, the Trustees favorably considered the procedures and policies in place by TAM to enforce compliance with applicable laws and regulations and oversee the portfolio management activities of the Sub-Adviser. The Trustees also determined that TAM has made a significant entrepreneurial commitment to the management and success of the Fund, reflected by TAM’s expense limitation and fee waiver arrangements with the Fund, which may result in TAM waiving fees for the benefit of shareholders.
Conclusion. After consideration of the factors described above as well as other factors, the Trustees, including all of the independent members of the Board, concluded that the renewal of the Investment Advisory Agreement and the Sub-Advisory Agreement and the compensation to be received by TAM and the Sub-Adviser is consistent with TAM’s fiduciary duty under applicable law and voted to approve the renewal of the Investment Advisory Agreement and the Sub-Advisory Agreement.

Transamerica Funds	Annual Report 2010

TRANSAMERICA GOLDMAN SACHS COMMODITY STRATEGY
(FORMERLY KNOWN AS TRANSAMERICA BLACKROCK NATURAL RESOURCES)
APPROVAL OF NEW INVESTMENT SUB-ADVISORY AGREEMENT
(unaudited)
At a meeting of the Board of Trustees of Transamerica Funds (the “Board”) held on April 8, 2010, the Board considered a proposal from Transamerica Asset Management, Inc. (“TAM”) to replace BlackRock Investment Management, LLC with Goldman Sachs Asset Management, LP (“GSAM” or the “Sub Adviser”) as sub-adviser to Transamerica Goldman Sachs Commodity Strategy (formerly known as Transamerica BlackRock Natural Resources) (the “Fund”). In connection with the sub-adviser change, the Board Members reviewed and considered a new investment sub-advisory agreement with GSAM (the “GSAM Sub-Advisory Agreement”) to determine whether the agreement should be approved for an initial two-year period.
Following their review and consideration, the Board Members, including the Independent Board Members, unanimously approved the proposed GSAM Sub-Advisory Agreement. Discussed below are some of the material factors considered by the Board.
Board Considerations. In reaching their decision, the Board Members requested and obtained from TAM and GSAM such information as they deemed reasonably necessary to evaluate the proposed agreement, including, when applicable, information about fees and performance of comparable funds managed by the Sub-Adviser. In considering the proposed approval of the GSAM Sub-Advisory Agreement, the Board Members evaluated a number of considerations that they believed, in light of the legal advice furnished to them by independent legal counsel and their own business judgment, to be relevant. They based their decisions on the following considerations, among others, although they did not identify any consideration or particular information that was controlling of their decisions, and each Board Member may have attributed different weights to the various factors:
Among other matters, the Board Members considered:
(a) that TAM has advised the Board Members that the appointment of the Sub-Adviser is not expected to result in any diminution in the nature, quality and extent of services provided to the Fund and its shareholders, including compliance services;
(b) that the Sub-Adviser is an experienced and respected asset management firm and has the capabilities, resources and personnel necessary to provide advisory services to the Fund;
(c) the proposed responsibilities of the Sub-Adviser for the Fund and the services expected to be provided by it;
(d) the fact that the sub-advisory fee payable to the Sub-Adviser would be paid by TAM and not the Fund;
(e) that the management and sub-advisory fees will be reduced; and that the sub-advisory fee paid by TAM to the Sub-Adviser represents reasonable compensation to the Sub-Adviser in light of the services expected to be provided; and
(f) that TAM recommended to the Board that GSAM be appointed as Sub-Adviser to the Fund based on its desire to engage an established commodities strategy sub-adviser with experience managing a mutual fund product, and with a proven performance record for that strategy.
Certain of these considerations are discussed in more detail below.
The Board Members, including a majority of the Independent Board Members, concluded that the GSAM Sub-Advisory Agreement should be approved and that the fees payable bear a reasonable relationship to the services provided under the agreement and fall within the range of what would have been negotiated at arm’s length between the parties under similar circumstances.
Nature, Quality and Extent of Services Provided. In evaluating the nature, quality and extent of the services to be provided by the Sub-Adviser under the GSAM Sub-Advisory Agreement, the Board Members considered, among other things, information and assurances provided by TAM and the Sub-Adviser as to the operations, facilities, organization and personnel of the Sub-Adviser, the anticipated ability of the Sub-Adviser to perform its duties under the GSAM Sub-Advisory Agreement, and the anticipated changes to the current investment program and other practices of the Fund The Board Members considered the proposed change to the Fund’s investment objective and principal investment strategies and risks, as well as the change to the Fund’s name. The Board Members considered that TAM has advised the Board Members that the appointment of the Sub-Adviser is not expected to result in any diminution in the nature, quality and extent of services provided to the Fund and its shareholders, including compliance services. The Board Members considered that the Sub-Adviser is an experienced and respected asset management firm and that TAM believes that the Sub-Adviser has the capabilities, resources and personnel necessary to provide advisory services to the Fund.
Based on their review of the materials provided and the assurances they had received from TAM, the Board Members determined that the Sub-Adviser can provide sub-advisory services that are appropriate in scope and extent in light of the proposed investment program for the Fund and that the Sub-Adviser’s appointment is not expected to adversely affect the nature, quality and extent of services provided to the Fund.
Fees and Costs of Services Provided. The Board Members considered the sub-advisory fee rate under the GSAM Sub-Advisory Agreement as well as the overall management fee structure of the Fund and noted that the advisory fee payable by the Fund and sub-advisory fee payable by TAM would be reduced if the GSAM Sub-Advisory Agreement is implemented, which would benefit the Fund and its shareholders. The Board Members noted that the Fund does not pay the sub-advisory fee. The Board Members also determined that the sub-advisory fees paid by TAM to the Sub-Adviser bear a reasonable relationship to the services provided under the agreement and fall within the range of what would have been negotiated at arm’s length between the parties under similar circumstances, and that it would review the Fund’s investment advisory fees payable during an upcoming meeting.
Economies of Scale. The Board Members noted that the advisory fee payable under the advisory fee schedule of the Fund would be reduced, and determined that the advisory fee schedule, which contains breakpoints, permits certain economies of scale for the benefit of shareholders as the Fund grows. The Board Members noted that they would review these breakpoints at an upcoming meeting. The Board Members noted that TAM believes that the appointment of GSAM as sub-adviser has the potential to attract additional assets.
Fall-Out Benefits. The Board Members noted that TAM would not realize soft dollar benefits from its relationship with the Sub-Adviser, and that the Sub-Adviser may engage in soft dollar arrangements consistent with applicable law and “best execution” requirements. It was noted, however, that given the nature of the proposed investment objectives and strategies of the Fund, significant soft dollar arrangements would be unlikely.
Investment Performance. The Board Members reviewed the returns and risk comparison of Transamerica BlackRock Natural Resources versus a composite of accounts managed by the Sub-Adviser utilizing the enhanced index strategy. The Board Members noted that the performance of the Fund was stronger than that of the composite performance for the GSAM enhanced index strategy funds for the past 1- and 2-year (annualized) periods ended December 30, 2009. The Board Members further noted, however, that TAM believes that the appointment of GSAM could benefit shareholders by offering them the potential for superior performance, but that the Board Members were unable to predict what effect execution of the GSAM Sub-Advisory Agreement would actually have on the future performance of the Fund. Based on this information, the Board Members determined that the Sub-Adviser is capable of generating a level of investment performance that is appropriate in light of the Fund’s investment objectives, policies and strategies.

Transamerica Funds	Annual Report 2010

SUPPLEMENTAL INFORMATION (unaudited)
TAX INFORMATION
For dividends paid during the year ended October 31, 2010, the Funds designated the following as qualified dividend income:

Qualified Dividend
Fund	Income

Transamerica AllianceBernstein International Value	$6,345
Transamerica BlackRock Global Allocation	4,697
Transamerica BlackRock Large Cap Value	8,503
Transamerica Federated Market Opportunity	519
Transamerica JPMorgan Mid Cap Value	2,941
Transamerica Loomis Sayles Bond	863
Transamerica Neuberger Berman International	4,517
Transamerica Oppenheimer Small- & Mid-Cap Value	947
Transamerica Schroders International Small Cap	2,984
Transamerica Third Avenue Value	4,212
Transamerica Thornburg International Value	3,931
Transamerica UBS Large Cap Value	11,964
Transamerica WMC Emerging Markets	1,255
Transamerica Clarion Global Real Estate Securities	606
Transamerica Jennison Growth	361
Transamerica MFS International Equity	5,683
Transamerica PIMCO Real Return TIPS	30
Transamerica PIMCO Total Return	319
Transamerica Goldman Sachs Commodity Strategy (formerly, Transamerica BlackRock Natural Resources)	562
For corporate shareholders, investment income (dividend income plus short-term gains, if any) qualifies for the dividends received deductions as follows:

Dividend Received
Fund	Deduction Percentage

Transamerica BlackRock Global Allocation	31.00%
Transamerica BlackRock Large Cap Value	100.00
Transamerica Federated Market Opportunity	0.88
Transamerica JPMorgan Mid Cap Value	100.00
Transamerica Loomis Sayles Bond	2.55
Transamerica Oppenheimer Small- & Mid-Cap Value	100.00
Transamerica Third Avenue Value	27.77
Transamerica UBS Large Cap Value	100.00
Transamerica Jennison Growth	100.00
Transamerica PIMCO Real Return TIPS	0.09
Transamerica PIMCO Total Return	0.81
Transamerica Goldman Sachs Commodity Strategy (formerly, Transamerica BlackRock Natural Resources)	100.00
For tax purposes, the Long-Term Capital Gain Designations for the year ended October 31, 2010 were as follows:

Long-Term Capital Gain
Fund	Designation

Transamerica JPMorgan International Bond	$5,896
Transamerica WMC Emerging Markets	1,031
Transamerica MFS International Equity	190
The information and distributions reported herein may differ from the information and distributions taxable to the shareholders for the calendar year ending December 31, 2010. Complete information will be computed and reported in conjunction with your 2010 Form 1099-DIV.

Transamerica Funds	Annual Report 2010

TRANSAMERICA FUNDS
Management of the Funds
(unaudited)
The Board Members and executive officers of the Trust are listed below. The Board governs each fund and is responsible for protecting the interests of the shareholders. The Board Members are experienced executives who meet periodically throughout the year to oversee the business affairs of each fund and the operation of the Trust by its officers. The Board also reviews the management of each fund’s assets by the investment adviser and its respective sub-adviser. The funds are among the funds advised and sponsored by Transamerica Asset Management, Inc. (“TAM”) (collectively, “Transamerica Asset Management Group”). Transamerica Asset Management Group (“TAMG”) consists of Transamerica Funds, Transamerica Series Trust (“TST”), Transamerica Income Shares, Inc. (“TIS”), Transamerica Partners Funds Group (“TPFG”), Transamerica Partners Funds Group II (“TPFG II”), Transamerica Partners Portfolios (“TPP”), and Transamerica Asset Allocation Variable Funds (“TAAVF”) and consists of 152 funds as of the date of this report.
The mailing address of each Board Member is c/o Secretary, 570 Carillon Parkway, St. Petersburg, Florida 33716. The Board Members, their ages, their positions with the Trust, and their principal occupations for the past five years (their titles may have varied during that period), the number of funds in TAMG the Board oversees, and other board memberships they hold are set forth in the table below.

Number of
Funds in
		Term of		Complex
		Office and		Overseen
	Position(s) Held	Length of	Principal Occupation(s) During	by Board	Other
Name and Age	with Trust	Time Served*	Past 5 Years	Member	Directorships
INTERESTED BOARD MEMBER**

John K. Carter (1961)	Chairman, Board Member, President, and Chief Executive Officer	Since 1999	Chairman and Board Member (2008 — 2010), President (2007 — 2010), Chief Executive Officer (2006 — 2010), Vice President, Secretary and Chief Compliance Officer (2003 — 2006), Transamerica Investors, Inc. (“TII”);	152	N/A

Chairman, Board Member, President and Chief Executive Officer, TPP, TPFG, TPFG II and TAAVF (2007 — present);

Chairman (2007 — present), Board Member (2006 — present), President and Chief Executive Officer
(2006 — present), Senior Vice President (1999 — 2006), Chief Compliance Officer, General Counsel and Secretary (1999 — 2006), Transamerica Funds and TST;

Chairman (2007 — present), Board Member (2006 — present), President and Chief Executive Officer
(2006 — present), Senior Vice President (2002 — 2006), General Counsel, Secretary and Chief Compliance Officer (2002 — 2006), TIS;

Chairman, President and Chief Executive Officer (2006 — present), Director (2002 — present), Senior Vice President (1999 — 2006), General Counsel and Secretary
(2000 — 2006), Chief Compliance Officer (2004 — 2006), TAM;

Chairman, President and Chief Executive Officer (2006 — present), Senior Vice President (1999 — 2006), Director (2002 — present), General Counsel and Secretary
(2001 — 2006), Transamerica Fund Services, Inc. (“TFS”);

Transamerica Funds	Annual Report 2010

				Number of
				Funds in
		Term of		Complex
		Office and		Overseen
	Position(s) Held	Length of	Principal Occupation(s) During	by Board	Other
Name and Age	with Trust	Time Served*	Past 5 Years	Member	Directorships
			Vice President, AFSG Securities Corporation (2001 — present);

			Senior Vice President, General Counsel and Secretary, Transamerica Index Funds, Inc. (“TIF”) (2002 — 2004); and

			Director, (2008 — present), Vice President, Transamerica Investment Services, Inc. (“TISI”) (2003 — 2005) and Transamerica Investment Management, LLC (“TIM”) (2001 — 2005).

INDEPENDENT BOARD MEMBERS***

Sandra N. Bane (1952)	Board Member	Since 2008	Retired (1999 — present);	152	Big 5 Sporting Goods (2002 — present); AGL Resources, Inc. (energy services holding company) (2008 — present)
			Partner, KPMG (1975 — 1999);

			Board Member, TII (2003 — 2010); and

			Board Member, Transamerica Funds, TST, TIS, TPP, TPFG, TPFG II and TAAVF (2008 — present).

Leo J. Hill (1956)	Lead Independent Board Member	Since 2002	Principal, Advisor Network Solutions, LLC (business consulting) (2006 — present);	152	N/A

			Board Member, TST (2001 — present);

			Board Member, Transamerica Funds and TIS (2002 — present);

			Board Member, TPP, TPFG, TPFG II and TAAVF (2007 — present);

			Board Member, TII (2008 — 2010);

			President, L. J. Hill & Company (a holding company for privately-held assets) (1999 — present);

			Market President, Nations Bank of Sun Coast Florida (1998 — 1999);

			Chairman, President and Chief Executive Officer, Barnett Banks of Treasure Coast Florida (1994 — 1998);

			Executive Vice President and Senior Credit Officer, Barnett Banks of Jacksonville, Florida (1991 — 1994); and

			Senior Vice President and Senior Loan Administration Officer, Wachovia Bank of Georgia (1976 — 1991).

Transamerica Funds	Annual Report 2010

				Number of
				Funds in
		Term of		Complex
		Office and		Overseen
	Position(s) Held	Length of	Principal Occupation(s) During	by Board	Other
Name and Age	with Trust	Time Served*	Past 5 Years	Member	Directorships
David W. Jennings (1946)	Board Member	Since 2009	Board Member, Transamerica Funds, TST, TIS, TPP, TPFG, TPFG II and TAAVF (2009 — present);	152	N/A

			Board Member, TII (2009 — 2010);

			Principal, Maxam Capital Management, LLC (2006 — 2008); and

			Principal, Cobble Creek Management LP (2004 — 2006).

Russell A. Kimball, Jr. (1944)	Board Member	1986 — 1990 and Since 2002	General Manager, Sheraton Sand Key Resort (1975 — present);	152	N/A

			Board Member, TST (1986 — present);

			Board Member, Transamerica Funds, (1986 — 1990), (2002 — present);

			Board Member, TIS (2002 — present);

			Board Member, TPP, TPFG, TPFG II and TAAVF (2007 — present); and

			Board Member, TII (2008 — 2010).

Eugene M. Mannella (1954)	Board Member	Since 2007	Chief Executive Officer, HedgeServ Corporation (hedge fund administration) (2008 — present);	152	N/A

			Self-employed consultant (2006 — present);

			President, ARAPAHO Partners LLC (limited purpose broker-dealer) (1998 — 2008);

			Board Member, TPP, TPFG, TPFG II and TAAVF (1993 — present);

			Board Member, Transamerica Funds, TST and TIS (2007 — present);

			Board Member, TII (2008 — 2010); and

			President, International Fund Services (alternative asset administration) (1993 — 2005).

Transamerica Funds	Annual Report 2010

				Number of
				Funds in
		Term of		Complex
		Office and		Overseen
	Position(s) Held	Length of	Principal Occupation(s) During	by Board	Other
Name and Age	with Trust	Time Served*	Past 5 Years	Member	Directorships
Norman R. Nielsen, Ph.D.	Board Member	Since 2006	Retired (2005 — present);	152	Buena Vista University Board of Trustees (2004 — present)
(1939)
			Board Member, Transamerica Funds, TST and TIS (2006 — present);

			Board Member, TPP, TPFG, TPFG II and TAAVF (2007 — present);

			Board Member, TII (2008 — 2010);

			Director, Iowa Student Loan Service Corporation (2006 — present);

			Director, League for Innovation in the Community Colleges (1985 — 2005);

			Director, Iowa Health Systems (1994 — 2003);

			Director, U.S. Bank (1985 — 2006); and

			President, Kirkwood Community College (1985 — 2005).

Joyce G. Norden (1939)	Board Member	Since 2007	Retired (2004 — present);	152	Board of Governors, Reconstruction -ist Rabbinical College (2007 — present)
			Board Member, TPFG, TPFG II and TAAVF (1993 — present);

			Board Member, TPP (2002 — present);

			Board Member, Transamerica Funds, TST and TIS (2007 — present);

			Board Member, TII (2008 — 2010); and

			Vice President, Institutional Advancement, Reconstructionist Rabbinical College (1996 — 2004).

Patricia L. Sawyer (1950)	Board Member	Since 2007	Retired (2007 — present);	152	Honorary Trustee, Bryant University (1996 — present)
			President/Founder, Smith & Sawyer LLC (management consulting) (1989 — 2007);

			Board Member, Transamerica Funds, TST and TIS (2007 — present);

			Board Member, TII (2008 — 2010);

			Board Member, TPP, TPFG, TPFG II and TAAVF (1993 — present);

			Trustee, Chair of Finance Committee and Chair of Nominating Committee (1987 — 1996), Bryant University;

			Vice President, American Express (1987 — 1989);

			Vice President, The Equitable (1986 — 1987); and

			Strategy Consultant, Booz, Allen & Hamilton (1982 — 1986).

Transamerica Funds	Annual Report 2010

Number of
Funds in
		Term of		Complex
		Office and		Overseen
	Position(s) Held	Length of	Principal Occupation(s) During	by Board	Other
Name and Age	with Trust	Time Served*	Past 5 Years	Member	Directorships
John W. Waechter (1952)	Board Member	Since 2005	Attorney, Englander & Fischer, P.A. (2008 — present);	152	Operation PAR, Inc. (2008 — present); West Central Florida Council — Boy Scouts of America (2008 — present)

Retired (2004 — 2008);

Board Member, TST and TIS (2004 — present);

Board Member, Transamerica Funds (2005 — present);

Board Member, TPP, TPFG, TPFG II and TAAVF (2007 — present);

Board Member, TII (2008 — 2010);

Employee, RBC Dain Rauscher (securities dealer) (2004);

Executive Vice President, Chief Financial Officer and Chief Compliance Officer, William R. Hough & Co. (securities dealer) (1979 — 2004); and

Treasurer, The Hough Group of Funds (1993 — 2004).

*	Each Board Member shall hold office until: 1) his or her successor is elected and qualified or 2) he or she resigns, retires or his or her term as a Board Member is terminated in accordance with the Trust’s Declaration of Trust.

**	May be deemed an “interested person” (as that term is defined in the 1940 Act) of the Trust because of his employment with TAM or an affiliate of TAM.

***	Independent Board Member means a Board Member who is not an “interested person” (as defined under the 1940 Act) of the Trust.

Transamerica Funds	Annual Report 2010

OFFICERS
The mailing address of each officer is c/o Secretary, 570 Carillon Parkway, St. Petersburg, Florida 33716. The following table shows information about the officers, including their ages, their positions held with the Trust and their principal occupations during the past five years (their titles may have varied during that period). Each officer will hold office until his or her successor has been duly elected or appointed or until his or her earlier death, resignation or removal.

		Term of Office and Length of	Principal Occupation(s) or
Name and Age	Position	Time Served*	Employment During Past 5 Years
John K. Carter (1961)	Chairman, Board Member, President, and Chief Executive Officer	Since 1999	See the table above.

Dennis P. Gallagher (1970)	Vice President, General Counsel and Secretary	Since 2006	Vice President, General Counsel and Secretary, Transamerica Funds, TST and TIS (2006 — present);

Vice President, General Counsel and Secretary, TII, (2006 — 2010);

Vice President, General Counsel and Secretary, TPP, TPFG, TPFG II and TAAVF (2007 — present);

Director, Senior Vice President, General Counsel, Operations, and Secretary, TAM and TFS (2006 — present);

Assistant Vice President, TCI (2007 — present);

Director, Deutsche Asset Management (1998 — 2006); and

Corporate Associate, Ropes & Gray LLP (1995 — 1998).

Robert A. DeVault, Jr. (1965)	Vice President, Treasurer and Principal Financial Officer	Since 2009	Vice President, Treasurer and Principal Financial Officer, (March 2010 — present), Assistant Treasurer, (2009 — 2010), Transamerica Funds, TST, TIS, TPP, TPFG, TPFG II and TAAVF;

Vice President (March 2010 — present), Assistant Vice President (2007 — 2010) and Manager, Fund Administration, (2002 — 2007), TFS; and

Vice President (March 2010 — present), TAM.

Christopher A. Staples (1970)	Vice President and Chief Investment Officer	Since 2005	Vice President and Chief Investment Officer (2007 — 2010); Vice President — Investment Administration (2005 — 2007), TII;

Vice President and Chief Investment Officer
(2007 — present), Senior Vice President — Investment Management (2006 — 2007), Vice President - Investment Management (2005 — 2006), Transamerica Funds, TST and TIS;

Vice President and Chief Investment Officer, TPP, TPFG, TPFG II and TAAVF (2007 — present);

Director (2005 — present), Senior Vice President — Investment Management (2006 — present) and Chief Investment Officer (2007 — present), TAM;

Director, TFS (2005 — present); and

Assistant Vice President, Raymond James & Associates (1999 — 2004).

Transamerica Funds	Annual Report 2010

		Term of Office and Length of	Principal Occupation(s) or
Name and Age	Position	Time Served*	Employment During Past 5 Years
Robert S. Lamont, Jr. (1973)	Vice President, Chief Compliance Officer and Conflicts of Interest Officer	Since 2010	Vice President, Chief Compliance Officer and Conflicts of Interest Officer, Transamerica Funds, TST, TIS, TPP, TPFG, TPFG II and TAAVF (February 2010 — present);

Vice President and Senior Counsel, TAM and TFS (2007 — present);

Senior Counsel, United States Securities and Exchange Commission (2004 — 2007); and

Associate, Dechert, LLP (1999 — 2004).

Bradley O. Ackerman (1966)	Anti-Money Laundering Officer	Since 2007	Anti-Money Laundering Officer, TPP, TPFG, TPFG II and TAAVF (2009 — present);

Anti-Money Laundering Officer, Transamerica Funds (2007 — present);

Senior Compliance Officer, TAM (2007 — present); and

Director, Institutional Services, Rydex Investments (2002 — 2007).

Sarah L. Bertrand (1967)	Assistant Secretary	Since 2009	Assistant Secretary, Transamerica Funds, TST, TIS, TPP, TPFG, TPFG II and TAAVF (2009 — present);

Assistant Secretary, TII (2009 — 2010);

Assistant Vice President and Director, Legal Administration, TAM and TFS (2007 — present);

Assistant Secretary and Chief Compliance Officer, 40|86 Series Trust and 40|86 Strategic Income Fund (2000 — 2007); and

Second Vice President and Assistant Secretary, Legal and Compliance, 40|86 Capital Management, Inc. (1994 — 2007).

Timothy J. Bresnahan (1968)	Assistant Secretary	Since 2009	Assistant Secretary, Transamerica Funds, TST, TIS, TPP, TPFG, TPFG II and TAAVF (2009 — present);

Assistant Secretary, TII (2009 — 2010);

Counsel, TAM (2008 — present);

Counsel (contract), Massachusetts Financial Services, Inc. (2007);

Assistant Counsel, BISYS Fund Services Ohio, Inc. (2005 — 2007); and

Associate, Greenberg Traurig, P.A. (2004 — 2005).

Transamerica Funds	Annual Report 2010

		Term of Office and Length of	Principal Occupation(s) or
Name and Age	Position	Time Served*	Employment During Past 5 Years
Margaret A. Cullem-Fiore (1957)	Assistant Secretary	Since 2010	Assistant Secretary, Transamerica Funds, TST, TIS, TPP, TPFG, TPFG II and TAAVF (April 2010 — present);

Assistant Vice President, TCI (2009 — present);

Vice President and Senior Counsel, TAM and TFS (2006 — present);

Vice President and Senior Counsel, Transamerica Financial Advisors, Inc. (2004 — 2007); and

Vice President and Senior Counsel, Western Reserve Life Assurance Co. of Ohio (2006).

Richard E. Shield, Jr. (1974)	Tax Officer	Since 2008	Tax Officer, Transamerica Funds, TST, TIS, TPP, TPFG, TPFG II and TAAVF (2008 — present);

Tax Officer, TII (2008 — 2010);

Tax Manager, Jeffrey P. McClanathan, CPA (2006 — 2007) and Gregory, Sharer & Stuart (2005 — 2006);

Tax Senior, Kirkland, Russ, Murphy & Tapp, P.A. (2003 — 2005); and

Certified Public Accountant, Schultz, Chaipel & Co., LLP (1998 — 2003).

Elizabeth Strouse (1974)	Assistant Treasurer	Since 2010	Assistant Treasurer, Transamerica Funds, TST, TIS, TPP, TPFG, TPFG II and TAAVF (April 2010 — present);

Director, Fund Financial Services (2009 — present), TFS;

Director, Fund Administration, TIAA-CREF (2007 — 2009); and

Manager (2006 — 2007) and Senior (2003 — 2006) Accounting and Assurance, PricewaterhouseCoopers, LLC.

*	Elected and serves at the pleasure of the Board of the Trust.
If an officer has held offices for different funds for different periods of time, the earliest applicable date is shown. No officer of the Trust, except for the Chief Compliance Officer, receives any compensation from the Trust.
Additional information about the Funds’ Board Members can be found in the Statement of Additional Information, available, without charge, upon request, by calling toll free 1-888-233-4339 or on the Trust’s website at www.transamericafunds.com.

Transamerica Funds	Annual Report 2010

PROXY VOTING POLICIES AND PROCEDURES AND QUARTERLY PORTFOLIO HOLDINGS
(unaudited)
A description of the Transamerica Funds’ proxy voting policies and procedures is available in the Statement of Additional Information of the Funds, available without charge upon request by calling 1-888-233-4339 (toll free) or on the Securities and Exchange Commission’s (“SEC”) website at http://www.sec.gov.
In addition, the Funds are required to file Form N-PX, with their complete proxy voting records for the 12 months ended June 30th, no later than August 31st of each year. The Form is available without charge: (1) from the Funds, upon request by calling 1-888-233-4339; and (2) on the SEC’s website at http://www.sec.gov.
The Funds file their complete schedule of portfolio holdings with the SEC for the first and third quarter of each fiscal year on Form N-Q, which is available on the SEC’s website at http://www.sec.gov. The Funds’ Form N-Q may be reviewed and copied at the SEC’s Public Reference Room in Washington, D.C. Information on the operation of the Public Reference Room may be obtained by calling 1-800-SEC-0330.
You may also visit the Trust’s website at www.transamericafunds.com for this and other information about the Portfolios and the Trust.
Important Notice Regarding Delivery of Shareholder Documents
Every year we send shareholders informative materials such as the Transamerica Funds Annual Report, the Transamerica Funds Prospectus, and other required documents that keep you informed regarding your Funds. Transamerica Funds will only send one piece per mailing address, a method that saves your Funds’ money by reducing mailing and printing costs. We will continue to do this unless you tell us not to. To elect to receive individual mailings, simply call a Transamerica Customer Service Representative toll free at 1-888-233-4339, 8 a.m. to 7 p.m. Eastern Time, Monday—Friday. Your request will take effect within 30 days.

Transamerica Funds	Annual Report 2010

TRANSAMERICA FUNDS — PRIVACY POLICY
NOTICE OF PRIVACY POLICY
(unaudited)
Protecting your privacy is very important to us. We want you to understand what information we collect and how we use it. We collect and use “nonpublic personal information” in connection with providing our customers with a broad range of financial products and services as effectively and conveniently as possible. We treat nonpublic personal information in accordance with our Privacy Policy.
What Information We Collect and From Whom We Collect It
We may collect nonpublic personal information about you from the following sources:
•	Information we receive from you on applications or other forms, such as your name, address, and account number;

•	Information about your transactions with us, our affiliates, or others, such as your account balance and purchase/redemption history; and

•	Information we receive from non-affiliated third parties, including consumer reporting agencies.
What Information We Disclose and To Whom We Disclose It
We do not disclose any nonpublic personal information about current or former customers to anyone without their express consent, except as permitted by law. We may disclose the nonpublic personal information we collect, as described above, to persons or companies that perform services on our behalf and to other financial institutions with which we have joint marketing agreements. We will require these companies to protect the confidentiality of your nonpublic personal information and to use it only to perform the services for which we have hired them.
Our Security Procedures
We restrict access to your nonpublic personal information and only allow disclosures to persons and companies as permitted by law to assist in providing products or services to you. We maintain physical, electronic, and procedural safeguards to protect your nonpublic personal information and to safeguard the disposal of certain consumer information.
If you have any questions about our Privacy Policy, please call 1-888-233-4339 on any business day between 8 a.m. and 7 p.m. Eastern Time.
Note: This Privacy Policy applies only to customers that have a direct relationship with us or our affiliates. If you own shares of our funds in the name of a third party such as a bank or broker-dealer, its privacy policy may apply to you instead of ours.

Transamerica Funds	Annual Report 2010

P.O. Box 9012
Clearwater, FL 33758-9012
Customer Service 1-888-233-4339
P.O. Box 9012 • Clearwater, FL 33758-9012
Distributor: Transamerica Capital, Inc.